FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-227784-02

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

This preliminary prospectus, dated December 10, 2018, may be amended or completed prior to time of sale.

$574,556,000 (Approximate)

UBS Commercial Mortgage Trust 2018-C15
(Central Index Key Number 0001760337)

as Issuing Entity

UBS Commercial Mortgage Securitization Corp.
(Central Index Key Number 0001532799)

as Depositor

UBS AG
(Central Index Key Number 0001685185)

Société Générale

(Central Index Key Number 0001238163)

German American Capital Corporation

(Central Index Key Number 0001541294)

Natixis Real Estate Capital LLC

(Central Index Key Number 0001542256)

CIBC Inc.
(Central Index Key Number 0001548567)

Rialto Mortgage Finance, LLC
(Central Index Key Number 0001592182)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2018-C15

UBS Commercial Mortgage Securitization Corp. is offering certain classes of the Commercial Mortgage Pass-Through Certificates, Series 2018-C15 consisting of the certificate classes identified in the table below. The certificates being offered by this prospectus (and the non-offered Class X-D, Class D, Class D-RR, Class E-RR, Class F-RR, Class G-RR, Class NR-RR, Class Z and Class R certificates) represent the beneficial ownership interests in the issuing entity, which will be a New York common law trust named UBS Commercial Mortgage Trust 2018-C15. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th day is not a business day, the next business day), commencing in January 2019. The rated final distribution date for the certificates is December 2051.

Class	Approximate Initial Certificate Balance or Notional Amount(1)	Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)
Class A-1	$20,496,000%		(5)	November 2023
Class A-2	$62,148,000%		(5)	December 2023
Class A-SB	$34,111,000%		(5)	July 2028
Class A-3	(6)%		(5)	(6)
Class A-4	(6)%		(5)	(6)
Class X-A	$452,534,000	(7)%	Variable(8)	NAP
Class X-B	$122,022,000	(9)%	Variable(10)	NAP
Class A-S	$63,839,000%		(5)	December 2028
Class B	$30,708,000%		(5)	December 2028
Class C	$27,475,000%		(5)	December 2028

(Footnotes to this table begin on page 3)

You should carefully consider the risk factors beginning on page 62 of this prospectus.

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. UBS Commercial Mortgage Securitization Corp. will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, UBS Securities LLC, Deutsche Bank Securities Inc., Natixis Securities Americas LLC, SG Americas Securities, LLC, CIBC World Markets Corp., Drexel Hamilton, LLC and Academy Securities, Inc. will purchase the offered certificates from UBS Commercial Mortgage Securitization Corp. and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. UBS Securities LLC is acting as a co-lead manager and joint bookrunner with respect to 64.3% of each class of offered certificates. SG Americas Securities, LLC is acting as a co-lead manager and joint bookrunner with respect to 15.2% of each class of offered certificates. Deutsche Bank Securities Inc. is acting as a co-lead manager and joint bookrunner with respect to 15.1% of each class of offered certificates. Natixis Securities Americas LLC is acting as a co-lead manager and joint bookrunner with respect to 5.4% of each class of offered certificates. CIBC World Markets Corp., Drexel Hamilton, LLC and Academy Securities, Inc. are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about December 28, 2018. UBS Commercial Mortgage Securitization Corp. expects to receive from this offering approximately        % of the aggregate certificate balance of the offered certificates, plus accrued interest from and including December 1, 2018, before deducting expenses payable by the depositor.

UBS Securities LLC	Deutsche Bank Securities	Natixis	Société Générale
Co-Lead Managers and Joint Bookrunners

CIBC World Markets	Drexel Hamilton	Academy Securities
Co-Managers

December       , 2018

UBS 2018-C15

Commercial Mortgage Pass-Through Certificates, Series 2018-C15
Geographic Overview of Mortgage Pool

Kansas
2 properties
$5,240,521
0.8% of total
Nebraska
3 properties
$13,598,984
2.1% of total
Missouri
10 properties
$50,078,676
7.7% of total
Iowa
2 properties
$1,499,175
0.2% of total
Minnesota
2 properties
$1,122,129
0.2% of total
Wisconsin
6 properties
$4,387,527
0.7% of total
Illinois
31 properties
$25,729,396
4.0% of total
Indiana
17 properties
$15,424,116
2.4% of total
Pennsylvania
3 properties
$228,839
0.0% of total
New York
4 properties
$17,187,892
2.7% of total
Washington
2 properties
$19,000,000
2.9% of total
Michigan
5 properties
$20,795,072
3.2% of total
New Hampshire
1 property
$104,405
0.0% of total
Utah
1 property
$6,597,518
1.0% of total
Ohio
25 properties
$31,338,531
4.8% of total
Connecticut
3 properties
$15,538,858
2.4% of total
New Jersey
1 property
$24,000,000
3.7% of total
Nevada
2 properties
$9,213,775
1.4% of total
Delaware
1 property
$10,000,000
1.5% of total
California
4 properties
$68,675,000
10.6% of total
Virginia
6 properties
$13,780,558
2.1% of total
Maryland
5 properties
$35,687,329
5.5% of total
South Carolina
19 properties
$10,362,678
1.6% of total
North Carolina
3 properties
$11,654,610
1.8% of total
Arizona
3 properties
$784,919
0.1% of total
Georgia
18 properties
$27,401,454
4.2% of total
Colorado
3 properties
$2,475,611
0.4% of total
New Mexico
2 properties
$346,391
0.1% of total
Louisiana
1 property
$1,211,348
0.2% of total
Alabama
4 properties
$17,749,672
2.7% of total
Kentucky
4 properties
$1,095,130
0.2% of total
Florida
45 properties
$48,590,652
7.5% of total
Oklahoma
5 properties
$1,371,816
0.2% of total
Texas
55 properties
$125,975,068
19.5% of total
Arkansaas
2 properties
$650,955
0.1% of total
Mississippi
3 properties
$2,929,350
0.5% of total
Tennessee
14 properties
$4,649,391
0.7% of total
% of Cut-Off Date Balance
< 1.0%
1.0% – 5.0%
5.1% – 10.0%
10.1 – 19.5%

Summary of Certificates

Class	Approx. Initial Certificate Balance or Notional Amount(1)		Approx. Initial Credit Support(2)	Approx. Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)	Weighted Average Life (Years)(4)	Expected Principal Window(4)
Offered Certificates
Class A-1	$20,496,000		30.000%	%	(5)	November 2023	2.64	1/19 – 11/23
Class A-2	$62,148,000		30.000%	%	(5)	December 2023	4.96	11/23 – 12/23
Class A-SB	$34,111,000		30.000%	%	(5)	July 2028	7.40	12/23 – 7/28
Class A-3	(6)		30.000%	%	(5)	(6)	(6)	(6)
Class A-4	(6)		30.000%	%	(5)	(6)	(6)	(6)
Class X-A	$452,534,000	(7)	N/A	%	Variable(8)	NAP	N/A	NAP
Class X-B	$122,022,000	(9)	N/A	%	Variable(10)	NAP	N/A	NAP
Class A-S	$63,839,000		20.125%	%	(5)	December 2028	9.96	12/28 – 12/28
Class B	$30,708,000		15.375%	%	(5)	December 2028	9.96	12/28 – 12/28
Class C	$27,475,000		11.125%	%	(5)	December 2028	9.96	12/28 – 12/28
Non-Offered Certificates
Class X-D	$8,385,000	(11)(12)	NAP	%	Variable(13)	NAP	NAP	NAP
Class D	$8,385,000	(11)	9.828%	%	(5)	December 2028	9.96	12/28 – 12/28
Class D-RR	$21,515,000	(11)	6.500%	%	(5)	December 2028	9.96	12/28 – 12/28
Class E-RR	$7,273,000		5.375%	%	(5)	December 2028	9.96	12/28 – 12/28
Class F-RR	$6,464,000		4.375%	%	(5)	December 2028	9.96	12/28 – 12/28
Class G-RR	$6,465,000		3.375%	%	(5)	December 2028	9.96	12/28 – 12/28
Class NR-RR	$21,819,345		0.000%	%	(5)	January 2029	10.00	12/28 – 1/29
Class Z(14)	NAP		NAP	NAP	NAP	NAP	NAP	NAP
Class R(15)	NAP		NAP	NAP	NAP	NAP	NAP	NAP

(1)	Approximate, subject to a permitted variance of plus or minus 5% and further subject to footnote 6 and footnote 11 below. In addition, the notional amount of each class of Class X certificates may vary depending upon the final pricing of the classes of certificates whose certificate balances comprise such notional amount and, if as a result of such pricing the pass-through rate of such class of Class X certificates would be equal to zero, such class of Class X certificates may not be issued on the closing date of this securitization.

(2)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, are represented in the aggregate.

(3)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(4)	The weighted average life and expected principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates having a certificate balance are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates or anticipated repayment dates of the mortgage loans.

(5)	The pass-through rates for the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C, Class D, Class D-RR, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates will, in each case, be one of the following: (i) a fixed rate per annum, (ii) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, (iii) a variable rate per annum equal to the lesser of (a) a fixed rate and (b) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date or (iv) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date minus a specified percentage. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(6)	The exact initial certificate balances of the Class A-3 and Class A-4 certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the respective initial certificate balances, final distribution dates, weighted average lives and principal windows of the Class A-3 and Class A-4 certificates are expected to be within the applicable ranges reflected in the following chart. The aggregate initial certificate balance of the Class A-3 and Class A-4 certificates is expected to be approximately $335,779,000, subject to a variance of plus or minus 5%.

Class of Certificates	Expected Range of Approximate Initial Certificate Balance	Expected Range of Assumed Final Distribution Date	Expected Range of Weighted Average Life (Years)	Expected Range of Principal Window
Class A-3	$125,000,000 - $175,000,000	November 2028 / November 2028	9.77 / 9.80	7/28 – 11/28 / 7/28 – 11/28
Class A-4	$160,779,000 - $210,779,000	December 2028 / December 2028	9.89 / 9.89	11/28 – 12/28 / 11/28 – 12/28

(7)	The Class X-A certificates are notional amount certificates. The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates outstanding from time to time. The Class X-A certificates will not be entitled to distributions of principal.

(8)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-SB,

Class A-3 and Class A-4 certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(9)	The Class X-B certificates are notional amount certificates. The notional amount of the Class X-B certificates will be equal to the aggregate certificate balance of the Class A-S, Class B and Class C certificates outstanding from time to time. The Class X-B certificates will not be entitled to distributions of principal.

(10)	The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-S, Class B and Class C certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(11)	The approximate initial certificate balances of the Class D and Class D-RR certificates are estimated based in part on the estimated ranges of certificate balances and estimated fair values described in “Credit Risk Retention”. The (a) Class D certificate balances are expected to fall within a range of $7,047,000 and $9,536,000, and (b) Class D-RR certificate balances are expected to fall within a range of $20,364,000 and $22,853,000, with the ultimate certificate balance determined such that the aggregate fair value of the Class D-RR, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates will equal at least 5% of the estimated fair value of all of the classes of certificates (other than the Class R certificates) issued by the issuing entity. Any variation in the initial certificate balances of the Class D certificates and the Class D-RR certificates would affect the credit support and yield statistics of the Class D certificates and the Class D-RR certificates, respectively, and the initial notional amount of the Class X-D certificates.

(12)	The Class X-D certificates are notional amount certificates. The notional amount of the Class X-D certificates will be equal to the certificate balance of the Class D certificates outstanding from time to time. The Class X-D certificates will not be entitled to distributions of principal.

(13)	The pass-through rate for the Class X-D certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class D certificates for the related distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(14)	The Class Z certificates will not have a certificate balance, notional amount, credit support, pass through rate, assumed final distribution date, rated final distribution date or rating. The Class Z certificates will only be entitled to distributions of excess interest accrued on the mortgage loans with an anticipated repayment date. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans”.

(15)	The Class R certificates will not have a certificate balance, notional amount, credit support, pass-through rate, assumed final distribution date, rated final distribution date or rating. The Class R certificates represent the residual interest in each Trust REMIC as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

The Class X-D, Class D, Class D-RR, Class E-RR, Class F-RR, Class G-RR, Class NR-RR, Class Z and Class R certificates are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates is presented solely to enhance your understanding of the offered certificates.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	16
Important Notice About Information Presented in this Prospectus	17
Summary of Terms	24
Risk Factors	62
The Certificates May Not Be a Suitable Investment for You	62
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	62
Risks Related to Market Conditions and Other External Factors	62
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Adversely Affected the Value of CMBS and Similar Factors May in the Future Adversely Affect the Value of CMBS	62
Other Events May Affect the Value and Liquidity of Your Investment	63
Risks Relating to the Mortgage Loans	63
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	63
Risks of Commercial and Multifamily Lending Generally	64
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	65
General	65
A Tenant Concentration May Result in Increased Losses	66
Mortgaged Properties Leased to Multiple Tenants Also Have Risks	67
Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks	67
Tenant Bankruptcy Could Result in a Rejection of the Related Lease	68
Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure	68
Early Lease Termination Options May Reduce Cash Flow	69
Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks	70
Retail Properties Have Special Risks	70
Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers	71
The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector	71
Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants	72
Office Properties Have Special Risks	73
Hotel Properties Have Special Risks	74
Industrial Properties Have Special Risks	75
Cold Storage Properties Have Special Risks	77
Self Storage Properties Have Special Risks	78
Multifamily Properties Have Special Risks	79
Mixed Use Properties Have Special Risks	81
Leased Fee Properties Have Special Risks	81
Risks Relating to Affiliation with a Franchise or Hotel Management Company	82
Condominium Ownership May Limit Use and Improvements	82
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	84

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	85
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	86
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	87
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	88
Risks Related to Zoning Non-Compliance and Use Restrictions	91
Risks Relating to Inspections of Properties	92
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	92
Insurance May Not Be Available or Adequate	93
Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates	94
Terrorism Insurance May Not Be Available for All Mortgaged Properties	94
Risks Associated with Blanket Insurance Policies or Self-Insurance	96
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	96
Limited Information Causes Uncertainty	96
Historical Information	96
Ongoing Information	97
Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions	97
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	98
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	99
Static Pool Data Would Not Be Indicative of the Performance of this Pool	100
Appraisals May Not Reflect Current or Future Market Value of Each Property	100
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	102
The Borrower’s Form of Entity May Cause Special Risks	102
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	105
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	105
Other Financings or Ability to Incur Other Indebtedness Entails Risk	106
Tenancies-in-Common May Hinder Recovery	108
Risks Relating to Enforceability of Cross-Collateralization	108
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	109
Risks Associated with One Action Rules	109
State Law Limitations on Assignments of Leases and Rents May Entail Risks	110
Various Other Laws Could Affect the Exercise of Lender’s Rights	110
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates	111
Risks of Anticipated Repayment Date Loans	111
Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	111
Risks Related to Ground Leases and Other Leasehold Interests	113
Increases in Real Estate Taxes May Reduce Available Funds	115

Risks Relating to Tax Credits	115
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds	116
Delaware Statutory Trusts	116
Risks Related to Conflicts of Interest	116
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	116
The Servicing of the Servicing Shift Whole Loan Will Shift to Other Servicers	118
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	119
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	120
Potential Conflicts of Interest of the Operating Advisor	122
Potential Conflicts of Interest of the Asset Representations Reviewer	123
Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders	124
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	126
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan	128
Other Potential Conflicts of Interest May Affect Your Investment	128
Other Risks Relating to the Certificates	128
The Certificates Are Limited Obligations	128
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	129
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates	129
EU Risk Retention and Due Diligence Requirements	131
Bail-In Rules May Affect the Liabilities of Certain Sponsors, Including their Obligations to Repurchase Mortgage Loans	132
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	132
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	134
General	134
The Timing of Prepayments and Repurchases May Change Your Anticipated Yield	135
Your Yield May be Adversely Affected By Prepayments Resulting From Earnout Reserves	137
Losses and Shortfalls May Change Your Anticipated Yield	138
Risk of Early Termination	138
Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates	139
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	139
You Have Limited Voting Rights	139
The Rights of the Directing Certificateholder and the Operating Advisor Could Adversely Affect Your Investment	140

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer	142
The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment	143
Risks Relating to Modifications of the Mortgage Loans	145
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	146
Risks Relating to Interest on Advances and Special Servicing Compensation	147
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	147
The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	148
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	149
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	150
Tax Considerations Relating to Foreclosure	150
REMIC Status	150
Material Federal Tax Considerations Regarding Original Issue Discount	151
Description of the Mortgage Pool	151
General	151
Certain Calculations and Definitions	152
Definitions	153
Mortgage Pool Characteristics	165
Overview	165
Property Types	167
Retail Properties	167
Office Properties	168
Hotel Properties	168
Industrial Properties	170
Self Storage Properties	171
Multifamily Properties	171
Mixed Use Properties	171
Specialty Use Concentrations	172
Mortgage Loan Concentrations	173
Top Fifteen Mortgage Loans	173
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	174
Geographic Concentrations	175
Mortgaged Properties With Limited Prior Operating History	176
Tenancies-in-Common or Diversified Ownership	176
Delaware Statutory Trusts	176
Condominium Interests	176
Fee & Leasehold Estates; Ground Leases	177
Environmental Considerations	179
Redevelopment, Renovation and Expansion	181
Assessment of Property Value and Condition	181
Condemnations	182
Litigation and Other Considerations	182
Loan Purpose	183
Modified and Refinanced Loans	184

Default History, Bankruptcy Issues and Other Proceedings	184
Tenant Issues	186
Tenant Concentrations	186
Lease Expirations and Terminations	187
Expirations	187
Terminations	194
Other	196
Purchase Options and Rights of First Refusal	197
Affiliated Leases	199
Insurance Considerations	199
Use Restrictions	201
Appraised Value	201
Non-Recourse Carveout Limitations	202
Real Estate and Other Tax Considerations	204
Delinquency Information	204
Certain Terms of the Mortgage Loans	205
Amortization of Principal	205
Due Dates; Mortgage Rates; Calculations of Interest	205
ARD Loans	206
Single Purpose Entity Covenants	207
Prepayment Protections and Certain Involuntary Prepayments	207
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	209
Defeasance	210
Releases; Partial Releases	211
Escrows	219
Mortgaged Property Accounts	220
Exceptions to Underwriting Guidelines	222
Additional Indebtedness	222
General	222
Whole Loans	223
Mezzanine Indebtedness	223
Other Secured Indebtedness	226
Preferred Equity	226
Other Unsecured Indebtedness	226
The Whole Loans	227
General	227
The Serviced Pari Passu Whole Loans	234
Intercreditor Agreement	234
Control Rights with respect to Serviced Pari Passu Whole Loans Other Than The Servicing Shift Whole Loan	235
Control Rights with respect to The Servicing Shift Whole Loan	235
Certain Rights of each Non-Controlling Holder	235
Sale of Defaulted Mortgage Loan	236
The Non-Serviced Pari Passu Whole Loans	237
Intercreditor Agreement	237
Control Rights	238
Certain Rights of each Non-Controlling Holder	238
Custody of the Mortgage File	239
Sale of Defaulted Mortgage Loan	240
The Non-Serviced AB Whole Loan	240
The Christiana Mall Whole Loan	240
Additional Information	245
Transaction Parties	246

The Sponsors and Mortgage Loan Sellers	246
UBS AG, New York Branch	246
General	246
UBS AG, New York Branch's Securitization Program	246
Review of the UBS AG, New York Branch Mortgage Loans	247
UBS AG, New York Branch's Underwriting Standards	249
Exceptions	252
Compliance with Rule 15Ga-1 under the Exchange Act	252
Retained Interests in This Securitization	252
Société Générale	252
General	252
Société Générale’s Commercial Mortgage Securitization Program	252
Société Générale’s Underwriting Standards	253
Review of the Mortgage Loans for Which Société Générale is the Sponsor	257
Compliance with Rule 15Ga-1 under the Exchange Act	259
Retained Interests in This Securitization	259
German American Capital Corporation	260
General	260
GACC’s Securitization Program	261
Review of GACC Mortgage Loans	262
DBNY’s Underwriting Guidelines and Processes	263
Compliance with Rule 15Ga-1 under the Exchange Act	269
Retained Interests in This Securitization	269
Rialto Mortgage Finance, LLC	269
General	269
Rialto Mortgage’s Securitization Program	269
Rialto Mortgage’s Underwriting Standards and Loan Analysis	270
Review of Mortgage Loans for Which Rialto Mortgage is the Sponsor	274
Compliance with Rule 15Ga-1 under the Exchange Act	276
Retained Interests in This Securitization	276
Natixis Real Estate Capital LLC	276
General	276
NREC’s Commercial Real Estate Securitization Program	277
Review of NREC Mortgage Loans	277
NREC’s Underwriting Standards	279
Compliance with Rule 15Ga-1 under the Exchange Act	283
Retained Interests in This Securitization	285
CIBC Inc.	285
General	285
CIBC’s Commercial Mortgage Securitization Program	285
CIBC’s Underwriting Guidelines and Processes	286
Exceptions to CIBC’s Disclosed Underwriting Guidelines	291
Review of CIBC Mortgage Loans	292
Repurchases and Replacements	294
Retained Interests in This Securitization	296
The Depositor	296
The Issuing Entity	297
The Trustee and the Certificate Administrator	297
The Master Servicer and the Special Servicer	299
The Operating Advisor and Asset Representations Reviewer	303
Credit Risk Retention	305
General	305
Qualifying CRE Loans; Required Credit Risk Retention Percentage	306

Material Terms of the Yield-Priced Principal Balance Certificates	306
Material Terms of the Eligible Horizontal Residual Interest	307
The Third Party Purchaser	308
Determination of Amount of Required Credit Risk Retention	309
General	309
Swap-Priced Principal Balance Certificates	309
Swap Yield Curve	309
Credit Spread Determination	310
Discount Yield Determination	310
Determination of Class Sizes	311
Target Price Determination	311
Determination of Assumed Certificate Coupon	312
Determination of Swap-Priced Expected Price	312
Interest-Only Certificates	313
Treasury Yield Curve	313
Credit Spread Determination	314
Discount Yield Determination	314
Determination of Scheduled Certificate Interest Payments	314
Determination of Interest–Only Expected Price	314
Yield-Priced Principal Balance Certificates	315
Determination of Class Size	315
Determination of Yield-Priced Expected Price	315
Calculation of Estimated Fair Value of All Certificates	315
Hedging, Transfer and Financing Restrictions	316
Operating Advisor	317
Representations and Warranties	318
Description of the Certificates	319
General	319
Distributions	322
Method, Timing and Amount	322
Available Funds	322
Priority of Distributions	324
Pass-Through Rates	328
Interest Distribution Amount	330
Principal Distribution Amount	331
Certain Calculations with Respect to Individual Mortgage Loans	332
Excess Interest	334
Application Priority of Mortgage Loan Collections or Whole Loan Collections	334
Allocation of Yield Maintenance Charges and Prepayment Premiums	337
Assumed Final Distribution Date; Rated Final Distribution Date	339
Prepayment Interest Shortfalls	339
Subordination; Allocation of Realized Losses	341
Reports to Certificateholders; Certain Available Information	343
Certificate Administrator Reports	343
Information Available Electronically	350
Voting Rights	355
Delivery, Form, Transfer and Denomination	356
Book-Entry Registration	356
Definitive Certificates	359
Certificateholder Communication	359
Access to Certificateholders’ Names and Addresses	359
Requests to Communicate	360
List of Certificateholders	360

Description of the Mortgage Loan Purchase Agreements	361
General	361
Dispute Resolution Provisions	371
Asset Review Obligations	371
Pooling and Servicing Agreement	371
General	371
Assignment of the Mortgage Loans	372
Servicing Standard	373
Subservicing	374
Advances	375
P&I Advances	375
Servicing Advances	376
Nonrecoverable Advances	377
Recovery of Advances	378
Accounts	380
Withdrawals from the Collection Account	382
Servicing and Other Compensation and Payment of Expenses	385
General	385
Master Servicing Compensation	390
Special Servicing Compensation	393
Disclosable Special Servicer Fees	397
Certificate Administrator and Trustee Compensation	398
Operating Advisor Compensation	398
Asset Representations Reviewer Compensation	399
CREFC® Intellectual Property Royalty License Fee	400
Appraisal Reduction Amounts	400
Maintenance of Insurance	408
Modifications, Waivers and Amendments	411
Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions	415
Inspections	417
Collection of Operating Information	418
Special Servicing Transfer Event	419
Asset Status Report	421
Realization Upon Mortgage Loans	424
Sale of Defaulted Loans and REO Properties	427
The Directing Certificateholder	430
General	430
Major Decisions	432
Asset Status Report	436
Replacement of the Special Servicer	436
Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event	437
Servicing Override	440
Rights of the Directing Certificateholder appointed by the Controlling Class with Respect to Non-Serviced Mortgage Loans or the Servicing Shift Whole Loans	440
Rights of the Holders of Serviced Pari Passu Companion Loans	441
Limitation on Liability of Directing Certificateholder	441
The Operating Advisor	442
General	442
Duties of Operating Advisor at All Times	442
Annual Report	444

Additional Duties of Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing	445
Recommendation of the Replacement of the Special Servicer	446
Eligibility of Operating Advisor	446
Other Obligations of Operating Advisor	447
Delegation of Operating Advisor’s Duties	448
Termination of the Operating Advisor With Cause	448
Rights Upon Operating Advisor Termination Event	449
Waiver of Operating Advisor Termination Event	449
Termination of the Operating Advisor Without Cause	450
Resignation of the Operating Advisor	450
Operating Advisor Compensation	450
The Asset Representations Reviewer	451
Asset Review	451
Asset Review Trigger	451
Asset Review Vote	452
Review Materials	453
Asset Review	454
Eligibility of Asset Representations Reviewer	456
Other Obligations of Asset Representations Reviewer	457
Delegation of Asset Representations Reviewer’s Duties	457
Asset Representations Reviewer Termination Events	457
Rights Upon Asset Representations Reviewer Termination Event	458
Termination of the Asset Representations Reviewer Without Cause	459
Resignation of Asset Representations Reviewer	459
Asset Representations Reviewer Compensation	460
Replacement of the Special Servicer Without Cause	460
Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote	462
Termination of the Master Servicer or Special Servicer for Cause	463
Servicer Termination Events	463
Rights Upon Servicer Termination Event	465
Waiver of Servicer Termination Event	466
Resignation of the Master Servicer or Special Servicer	467
Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation	467
Limitation on Liability; Indemnification	468
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	471
Dispute Resolution Provisions	472
Certificateholder’s Rights When a Repurchase Request Is Initially Delivered by a Certificateholder	472
Repurchase Request Delivered by a Party to the PSA	472
Resolution of a Repurchase Request	473
Mediation and Arbitration Provisions	476
Servicing of the Non-Serviced Mortgage Loans	477
General	478
Servicing of the Christiana Mall Mortgage Loan	481
Rating Agency Confirmations	484
Evidence as to Compliance	486
Limitation on Rights of Certificateholders to Institute a Proceeding	487
Termination; Retirement of Certificates	488
Amendment	489

Resignation and Removal of the Trustee and the Certificate Administrator	491
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	493
Certain Legal Aspects of Mortgage Loans	493
Texas	493
California	494
General	495
Types of Mortgage Instruments	495
Leases and Rents	495
Personalty	496
Foreclosure	496
General	496
Foreclosure Procedures Vary from State to State	496
Judicial Foreclosure	497
Equitable and Other Limitations on Enforceability of Certain Provisions	497
Nonjudicial Foreclosure/Power of Sale	497
Public Sale	498
Rights of Redemption	499
Anti-Deficiency Legislation	499
Leasehold Considerations	500
Cooperative Shares	500
Bankruptcy Laws	501
Environmental Considerations	507
General	507
Superlien Laws	507
CERCLA	507
Certain Other Federal and State Laws	508
Additional Considerations	509
Due-on-Sale and Due-on-Encumbrance Provisions	509
Subordinate Financing	509
Default Interest and Limitations on Prepayments	510
Applicability of Usury Laws	510
Americans with Disabilities Act	510
Servicemembers Civil Relief Act	511
Anti-Money Laundering, Economic Sanctions and Bribery	511
Potential Forfeiture of Assets	511
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	512
Pending Legal Proceedings Involving Transaction Parties	514
Use of Proceeds	514
Yield and Maturity Considerations	514
Yield Considerations	514
General	514
Rate and Timing of Principal Payments	514
Losses and Shortfalls	516
Certain Relevant Factors Affecting Loan Payments and Defaults	516
Delay in Payment of Distributions	517
Yield on the Certificates with Notional Amounts	518
Weighted Average Life	518
Pre-Tax Yield to Maturity Tables	525
Material Federal Income Tax Considerations	527
General	527
Qualification as a REMIC	528
Status of Offered Certificates	530

Taxation of Regular Interests	530
General	530
Original Issue Discount	531
Acquisition Premium	533
Market Discount	533
Premium	534
Election To Treat All Interest Under the Constant Yield Method	535
Treatment of Losses	535
Yield Maintenance Charges and Prepayment Premiums	536
Sale or Exchange of Regular Interests	536
Taxes That May Be Imposed on a REMIC	538
Prohibited Transactions	538
Contributions to a REMIC After the Startup Day	538
Net Income from Foreclosure Property	538
Bipartisan Budget Act of 2015	539
Taxation of Certain Foreign Investors	539
FATCA	540
Backup Withholding	540
Information Reporting	541
3.8% Medicare Tax on “Net Investment Income”	541
Reporting Requirements	541
Certain State and Local Tax Considerations	542
Method of Distribution (Underwriter)	543
Incorporation of Certain Information by Reference	546
Where You Can Find More Information	547
Financial Information	547
Certain ERISA Considerations	547
General	547
Plan Asset Regulations	548
Administrative Exemptions	549
Insurance Company General Accounts	551
Legal Investment	552
Legal Matters	553
Ratings	553
Index of Defined Terms	556

Annex A-1:	Certain Characteristics of the Mortgage Loans and Mortgaged Properties	A-1-1

Annex A-2:	Mortgage Pool Information (Tables)	A-2-1

Annex A-3:	Summaries of the Fifteen Largest Mortgage Loans	A-3-1

Annex B:	Form of Distribution Date Statement	B-1

Annex C:	Form of Operating Advisor Annual Report	C-1

Annex D-1:	Mortgage Loan Representations and Warranties	D-1-1

Annex D-2:	GACC Mortgage Loan Representations and Warranties	D-2-1

Annex D-3:	Exceptions to Mortgage Loan Representations and Warranties	D-3-1

Annex E:	Class A-SB Planned Principal Balance Schedule	E-1

Annex F:	Saint Louis Galleria Amortization Schedule	F-1

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE INSPECTED AND COPIED AT PRESCRIBED RATES AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SEC AT ITS PUBLIC REFERENCE ROOM, 100 F STREET, N.E., WASHINGTON, D.C. 20549. YOU MAY OBTAIN INFORMATION ON THE OPERATION OF THE PUBLIC REFERENCE ROOM BY CALLING THE SEC AT 1-800-SEC-0330. COPIES OF THESE MATERIALS CAN ALSO BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE INFORMATION IN THIS PROSPECTUS IS PRELIMINARY AND MAY BE SUPPLEMENTED OR AMENDED PRIOR TO THE TIME OF SALE. IN ADDITION, THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS, AND THE ASSET POOL BACKING THEM, ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING THE POSSIBILITY THAT ONE OR MORE CLASSES OF OFFERED CERTIFICATES MAY BE SPLIT, COMBINED OR ELIMINATED) AT ANY TIME PRIOR TO ISSUANCE, AND ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR AND MAY BE SUPERSEDED BY INFORMATION DELIVERED TO SUCH PROSPECTIVE INVESTOR PRIOR TO THE TIME OF SALE.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING CERTIFICATEHOLDER, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—Other Risks Relating to the Certificates—

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

Important Notice About Information Presented in this Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	Summary of Certificates, commencing on page 3 of this prospectus, which sets forth important statistical information relating to the certificates;

●	Summary of Terms, commencing on page 24 of this prospectus, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

●	Risk Factors, commencing on page 62 of this prospectus, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms”, commencing on page 556 of this prospectus.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to UBS Commercial Mortgage Securitization Corp.;

●	references to any specified mortgage loan should be construed to refer to the mortgage loan secured by the mortgaged property (or portfolio of mortgaged properties) with the same name identified on Annex A-1, representing the approximate percentage of the initial pool balance set forth on Annex A-1;

●	references to a “pooling and servicing agreement” (other than the UBS 2018-C15 pooling and servicing agreement) governing the servicing of any mortgage loan should be construed to refer to any relevant pooling and servicing agreement, trust and servicing agreement or other primary transaction agreement governing the servicing of such mortgage loan; and

●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

Until ninety days after the date of this prospectus, all dealers that buy, sell or trade the offered certificates, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

NOTICE TO RESIDENTS WITHIN EUROPEAN ECONOMIC AREA

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE PROSPECTUS DIRECTIVE (AS DEFINED BELOW).

THE CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO ANY RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (THE “EEA”). FOR THESE PURPOSES, A RETAIL INVESTOR MEANS A PERSON WHO IS ONE (OR MORE) OF: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE 2002/92/EC, WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN THE DIRECTIVE 2003/71/EC (AS AMENDED, THE “PROSPECTUS DIRECTIVE”). CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (THE “PRIIPS REGULATION” ) FOR OFFERING OR SELLING THE CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE PRIIPS REGULATION.

FURTHERMORE, THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN THE EEA WILL ONLY BE MADE TO A LEGAL ENTITY WHICH IS A QUALIFIED INVESTOR UNDER THE PROSPECTUS DIRECTIVE. ACCORDINGLY, ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THE EEA OF THE CERTIFICATES MAY ONLY DO SO WITH RESPECT TO QUALIFIED INVESTORS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR, OR THE UNDERWRITERS HAS AUTHORIZED, NOR DOES ANY OF THEM AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES OTHER THAN TO QUALIFIED INVESTORS.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Offered Certificates to any retail investor in the European Economic Area. For the purposes of this provision:

(i) the expression “retail investor” means a person who is one (or more) of the following:

(A) a retail client as defined in point (11) of Article 4(1) of MIFID II; or

(B) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(C) not a qualified investor as defined in THE PROSPECTUS Directive; and

(ii) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Offered Certificates to be offered so as to enable an investor to decide to purchase or subscribe the Offered Certificates.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (AND ANY SUPPLEMENT HERETO) (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005, AS AMENDED (THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE FINANCIAL PROMOTION ORDER OR (IV) ARE ANY OTHER PERSONS TO WHOM IT MAY OTHERWISE LAWFULLY BE MADE UNDER THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) ARE PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH CHAPTER 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS (AND ANY SUPPLEMENT HERETO) MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS (AND ANY SUPPLEMENT HERETO) RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS (AND ANY SUPPLEMENT HERETO).

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL

NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(A) IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (“FSMA”)) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY OR THE DEPOSITOR; AND

(B) IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

EACH UNDERWRITER HAS REPRESENTED, WARRANTED AND AGREED THAT: (1) IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY OFFERED CERTIFICATES (EXCEPT FOR CERTIFICATES WHICH ARE A

“STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571) (THE “SFO”) OF HONG KONG) OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO; OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32) (THE “C(WUMP)O”) OF HONG KONG OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE C(WUMP)O; AND (2) IT HAS NOT ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES MADE UNDER THE SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. ANY PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT. THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA, (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA OR (III) OTHERWISE PURSUANT TO, AND IN ACCORDANCE WITH THE CONDITIONS OF, ANY OTHER APPLICABLE PROVISION OF THE SFA.

WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS: (A) A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA)) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR (B) A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR,

SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR 6 MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT: (1) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR TO ANY PERSON PURSUANT TO AN OFFER THAT IS MADE ON TERMS THAT SUCH SHARES, DEBENTURES AND UNITS OF SHARES AND DEBENTURES OF THAT CORPORATION OR SUCH RIGHTS OR INTEREST IN THAT TRUST ARE ACQUIRED AT A CONSIDERATION OF NOT LESS THAN 200,000 SINGAPORE DOLLARS (OR ITS EQUIVALENT IN A FOREIGN CURRENCY) FOR EACH TRANSACTION, WHETHER SUCH AMOUNT IS TO BE PAID FOR IN CASH OR BY EXCHANGE OF SECURITIES OR OTHER ASSETS, AND FURTHER FOR CORPORATIONS, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275(1A) OF THE SFA; (2) WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; (3) WHERE THE TRANSFER IS BY OPERATION OF LAW; OR (4) AS SPECIFIED IN SECTION 276(7) OF THE SFA.

SOUTH KOREA

THESE CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF SOUTH KOREA FOR A PUBLIC OFFERING IN SOUTH KOREA. THE UNDERWRITERS HAVE THEREFORE REPRESENTED AND AGREED THAT THE CERTIFICATES HAVE NOT BEEN AND WILL NOT BE OFFERED, SOLD OR DELIVERED DIRECTLY OR INDIRECTLY, OR OFFERED, SOLD OR DELIVERED TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY, IN SOUTH KOREA OR TO ANY RESIDENT OF SOUTH KOREA, EXCEPT AS OTHERWISE PERMITTED UNDER APPLICABLE KOREAN LAWS AND REGULATIONS, INCLUDING THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE FOREIGN EXCHANGE TRANSACTIONS LAW AND THE DECREES AND REGULATIONS THEREUNDER.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS

OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Title of Certificates	Commercial Mortgage Pass-Through Certificates, Series 2018-C15.

Depositor	UBS Commercial Mortgage Securitization Corp., a Delaware corporation. All the shares of capital stock of the depositor, are held by UBS Americas, Inc., a subsidiary of UBS AG. The depositor’s address is 1285 Avenue of the Americas, New York, New York 10019 and its telephone number is (212) 713-2000. See “Transaction Parties—The Depositor”.

Issuing Entity	UBS Commercial Mortgage Trust 2018-C15, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. For more detailed information, see “Transaction Parties—The Issuing Entity”.

Sponsors and Originators	The sponsors of this transaction are:

●	UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (referred to herein as “UBS AG, New York Branch”), an Office of the Comptroller of the Currency regulated branch of a foreign bank

●	Société Générale, a société anonyme organized under the laws of France

●	German American Capital Corporation, a Maryland corporation

●	CIBC Inc., a Delaware corporation

●	Rialto Mortgage Finance, LLC, a Delaware limited liability company

●	Natixis Real Estate Capital LLC, a Delaware limited liability company

These entities are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

The sponsors originated, co-originated or acquired and will transfer to the depositor the mortgage loans set forth in the following chart:

Sellers of the Mortgage Loans

Mortgage Loan Seller	Originator	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
UBS AG, New York Branch	UBS AG, New York Branch	18	$ 309,268,780	47.8%
Société Générale	Société Générale(1)	7	98,395,000	15.2
German American Capital Corporation	(2)	4	97,905,000	15.1
CIBC Inc.	CIBC Inc.	5	55,575,000	8.6
Rialto Mortgage Finance, LLC	Rialto Mortgage Finance, LLC	5	50,333,565	7.8
Natixis Real Estate Capital LLC	Natixis Real Estate Capital LLC	2	35,000,000	5.4
Total		41	$ 646,477,345	100.0%

(1)	The Saint Louis Galleria mortgage loan (7.0%), is part of a whole loan that was co-originated by Société Générale Financial Corporation and Deutsche Bank AG, acting through its New York Branch. The Christiana Mall mortgage loan (1.5%), is part of a whole loan that was co-originated by Société Générale, Barclays Bank PLC and Deutsche Bank AG, acting through its New York Branch. The Liberty Square mortgage loan (1.0%) was originated by Société Générale Financial Corporation. Such mortgage loans were underwritten pursuant to Société Générale’s underwriting guidelines.

(2)	One (1) mortgage loan, Marina Gardens (1.7%), was originated by German American Capital Corporation. Three (3) mortgage loans, Staples Strategic Industrial, CBBC Industrial Portfolio and Woodbury & Cyrene (collectively, 13.5%) were each originated by an affiliate of German American Corporation, Deutsche Bank AG, acting through its New York Branch, and will be transferred to German American Capital Corporation on or prior to the closing date.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Master Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, is expected to act as the master servicer. The master servicer will be responsible for the master servicing and administration of the mortgage loans and any related companion loan pursuant to the pooling and servicing agreement (other than any mortgage loan or companion loan that is part of a whole loan and serviced under the related trust and servicing agreement or pooling and servicing agreement related to the transaction indicated in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below). The principal servicing office of the master servicer is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210, and its telephone number is (913) 253-9000. See “Transaction Parties—The Master Servicer and the Special Servicer” and “Pooling and Servicing Agreement”.

Prior to the related servicing shift securitization date, each servicing shift whole loan will be serviced by the master servicer under the pooling and servicing agreement. From and after the related servicing shift securitization date, a servicing shift whole loan will be serviced under, and by the master servicer designated in, the servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Each non-serviced mortgage loan will be serviced by the master servicer set forth in the table below under the heading “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Special Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, is expected to act as the special servicer with respect to the mortgage loans (other than any excluded special servicer loans) and any related companion loan other than with respect to the non-serviced mortgage loans and related companion loan(s) set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and related companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) generally, reviewing, evaluating and processing and/or providing or withholding consent as to certain major decisions and all special servicer non-major decisions relating to such mortgage loans and any related companion loan for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. Midland Loan Services, a Division of PNC Bank, National Association was selected to be the special servicer by KKR Real Estate Credit Opportunity Partners Aggregator I L.P., or its affiliate, which, on the closing date, is expected to be appointed as the initial directing certificateholder (other than with respect to any non-serviced mortgage loan). See “Pooling and Servicing Agreement—The Directing Certificateholder”. The primary servicing office of the special servicer is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210, and its telephone number is (913) 253-9000. See “Transaction Parties—The Master

Servicer and the Special Servicer” and “Pooling and Servicing Agreement”.

If the special servicer obtains knowledge that it has become a borrower party with respect to any mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan (such mortgage loan or serviced whole loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer of that excluded special servicer loan. Prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the directing certificateholder or the controlling class certificateholder on its behalf will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. After the occurrence and during the continuance of a control termination event, if at any time the applicable excluded special servicer loan is also an excluded loan or if the directing certificateholder is entitled to appoint the excluded special servicer but does not so appoint within 30 days of notice of resignation, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “—Directing Certificateholder” below and “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan.

Prior to the related servicing shift securitization date, each servicing shift whole loan, if necessary, will be specially serviced by the special servicer under the pooling and servicing agreement. From and after the related servicing shift securitization date, a servicing shift whole loan will be specially serviced, if necessary, under, and by the special servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The special servicer of each non-serviced mortgage loan is set forth in the table below titled “Non-Serviced Whole

Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Trustee	Wells Fargo Bank, National Association, a national banking association, is expected to act as trustee. The corporate trust office of the trustee is located at 9062 Old Annapolis Road, Columbia, Maryland 21045. Following the transfer of the mortgage loans, and subject to the discussion in the next paragraph, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each mortgage loan (other than a non-serviced mortgage loan) and any related companion loan. See “Transaction Parties—The Trustee and the Certificate Administrator” and “Pooling and Servicing Agreement”.

The trustee under the pooling and servicing agreement will become the mortgagee of record with respect to each servicing shift mortgage loan if the related whole loan becomes a specially serviced loan prior to the related servicing shift securitization date. From and after the related servicing shift securitization date, a mortgagee of record with respect to the servicing shift mortgage loan will be the trustee designated in the servicing shift pooling and servicing agreement.

With respect to each non-serviced mortgage loan, the entity set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below, in its capacity as trustee under the pooling and servicing agreement for the indicated transaction, is the mortgagee of record for that non-serviced mortgage loan and any related companion loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certificate Administrator	Wells Fargo Bank, National Association, a national banking association, is expected to act as the certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider and authenticating agent. The corporate trust offices of Wells Fargo Bank, National Association are located at 9062 Old Annapolis Road, Columbia, Maryland 21045, and for certificate transfer purposes are located at 600 South 4th Street, 7th Floor, MAC N9300 070, Minneapolis, Minnesota 55479. See “Transaction Parties—The Trustee and the Certificate Administrator” and “Pooling and Servicing Agreement”.

The custodian with respect to each servicing shift mortgage loan will initially be the certificate administrator, in its capacity as custodian under the pooling and servicing agreement. From and after the related servicing shift securitization date, the custodian of the mortgage file for a servicing shift mortgage loan (other than the promissory note evidencing such servicing shift mortgage loan) will be the custodian under the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The custodian with respect to each non-serviced mortgage loan will be the entity set forth in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”, as custodian under the trust and servicing agreement or pooling and servicing agreement for the indicated transaction. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor	Pentalpha Surveillance LLC, a Delaware limited liability company, is expected to act as the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer, and in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or (other than in limited circumstances) consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to a non-serviced mortgage loan or servicing shift whole loan (after the related servicing shift securitization date) or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations

Reviewer	Pentalpha Surveillance LLC, a Delaware limited liability company, is also expected to act as asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and the required percentage of certificateholders vote to direct a review of such delinquent mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Certificateholder	Subject to the rights of the related controlling pari passu companion loan holder with respect to each servicing shift whole loan prior to the servicing shift securitization date, the directing certificateholder will have certain consent and consultation rights in certain circumstances with respect to the mortgage loans (other than any excluded loans as described in the next paragraph), as further described in this prospectus. The directing certificateholder will generally be the controlling class certificateholder (or its representative) selected by more than a specified percentage of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement).

An “excluded loan” is a mortgage loan or whole loan with respect to which the directing certificateholder or the holder of the majority of the controlling class certificates (by certificate principal balance) is, except in the case of the servicing shift mortgage loan or the servicing shift whole loan, a borrower party. A “borrower party” means a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure the related mezzanine loan, or certain affiliates thereof. However, in certain circumstances (such as when no directing certificateholder has been appointed and no one holder owns the largest aggregate certificate balance of the controlling class) there may be no directing certificateholder even if there is a controlling class. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

The controlling class will be the most subordinate class of the Class D-RR, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates then outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class; provided, however, that if at any time the certificate balances of the certificates other than the control eligible certificates have been reduced to zero as a result of principal payments on the mortgage loans, then the controlling class will be the most subordinate class of control eligible certificates that has a certificate balance greater than zero without regard to any cumulative appraisal reduction amounts. Notwithstanding the preceding sentence, during such time as the Class D-RR certificates would be the controlling class, the holders of such certificates will have the right to irrevocably waive their right to appoint a directing certificateholder or to exercise any of the rights of the controlling class certificateholder. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing certificateholder.

It is anticipated that on the closing date KKR Real Estate Credit Opportunity Partners Aggregator I L.P. will purchase the Class D-RR, Class E-RR, Class F-RR, Class G-RR, Class NR-RR and Class Z certificates, and that KKR Real Estate Credit Opportunity Partners Aggregator I L.P., or its affiliate will be appointed as the initial directing certificateholder with respect to each mortgage loan (other than (i) any non-serviced mortgage loan, and (ii) any excluded loan).

With respect to a servicing shift whole loan, the holder of the related companion loan identified in the related intercreditor agreement as the controlling note will be the controlling noteholder with respect to such servicing shift whole loan, and will be entitled to certain consent and consultation rights with respect to such servicing shift whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization. From and after the related servicing shift securitization date, the rights of the controlling noteholder of such servicing shift whole loan are expected to exercisable by the directing certificateholder (or the equivalent) under the related servicing shift pooling and servicing agreement. The directing certificateholder under the pooling and servicing agreement for this securitization will generally only have limited consultation rights with respect to certain servicing matters or mortgage loan modifications affecting the servicing shift mortgage loans. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans”.

Each entity identified in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below is the initial directing certificateholder (or the equivalent) under the trust and servicing agreement or pooling and servicing agreement for the indicated transaction and will have certain consent and consultation rights with respect to the related non-serviced whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certain Affiliations

and Relationships	The originators, the sponsors, the underwriters, and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Significant Obligor	There are no significant obligors related to the issuing entity.

Relevant Dates And Periods

Cut-off Date	The mortgage loans will be considered part of the trust fund as of their respective cut-off dates. The cut-off date with respect to each mortgage loan is the respective due date for the monthly debt service payment that is due in December 2018 (or, in the case of any mortgage loan that has its first due date after December 2018, the date that would have been its due date in December 2018 under the terms of that mortgage loan if a monthly debt service payment were scheduled to be due in that month).

Closing Date	On or about December 28, 2018.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in January 2019.

Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the business day immediately following such 11th day.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.

Business Day	Under the pooling and servicing agreement, a business day will be any day other than a Saturday, a Sunday or a day on which banking institutions in California, Maryland, New York, North Carolina, Kansas, Pennsylvania, or any of the jurisdictions in which the respective primary servicing offices of the master servicer or the special servicer or the corporate trust offices of either the certificate administrator or the trustee are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.

Interest Accrual Period	The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately preceding the month in which that distribution date occurs. Interest on the offered certificates will be calculated assuming that each month has 30 days and each year has 360 days.

Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the collection period will be the period beginning with the day after the determination date in the month preceding the month in which such distribution date occurs (or, in the case of the first distribution date, commencing immediately following the cut-off date) and ending with the determination date occurring in the month in which such distribution date occurs.

Assumed Final

Distribution Date; Rated

Final Distribution Date	The assumed final distribution dates set forth below for each class of offered certificates have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class	Assumed Final Distribution Date
Class A-1	November 2023
Class A-2	December 2023
Class A-SB	July 2028
Class A-3	November 2028 – November 2028 (1)
Class A-4	December 2028 – December 2028 (2)
Class X-A	NAP
Class X-B	NAP
Class A-S	December 2028
Class B	December 2028
Class C	December 2028

(1)	The range of Assumed Final Distribution Dates is based on the initial certificate balance of the Class A-3 certificates ranging from $125,000,000 to $175,000,000.

(2)	The range of Assumed Final Distribution Dates is based on the initial certificate balance of the Class A-4 certificates ranging from $160,779,000 to $210,779,000.

The rated final distribution date for the offered certificates will be the distribution date in December 2051.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed by a pooling and servicing agreement to be entered into among the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2018-C15:

●	Class A-1

●	Class A-2

●	Class A-SB

●	Class A-3

●	Class A-4

●	Class X-A

●	Class X-B

●	Class A-S

●	Class B

●	Class C

The certificates of this Series will consist of the above classes and the following classes that are not being offered by this prospectus: Class X-D, Class D, Class D-RR, Class E-RR, Class F-RR, Class G-RR, Class NR-RR, Class Z and Class R.

Certificate Balances and

Notional Amounts	Your certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

Class	Approx. Initial Aggregate Certificate Balance or Notional Amount(1)	Approx. % of Initial Pool Balance	Approx. Initial Credit Support(2)
Class A-1	$ 20,496,000	3.170%	30.000%
Class A-2	$ 62,148,000	9.613%	30.000%
Class A-SB	$ 34,111,000	5.276%	30.000%
Class A-3	$125,000,000 - $175,000,000(2)	(2)	30.000%
Class A-4	$160,779,000 - $210,779,000(2)	(2)	30.000%
Class X-A	$ 452,534,000	NAP	NAP
Class X-B	$ 122,022,000	NAP	NAP
Class A-S	$ 63,839,000	9.875%	20.125%
Class B	$ 30,708,000	4.750%	15.375%
Class C	$ 27,475,000	4.250%	11.125%

(1)	The approximate initial credit support with respect to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates represents the approximate credit enhancement for the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates in the aggregate.

(2)	The exact initial certificate balances of the Class A-3 and Class A-4 certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the respective initial certificate balances of the Class A-3 and Class A-4 certificates are expected to be within the applicable ranges reflected in the above chart. The aggregate initial certificate balance of the Class A-3 and Class A-4 certificates is expected to be approximately $335,779,000, subject to a variance of plus or minus 5%.

Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class of offered certificates:

Class	Approx. Initial Pass-Through Rate(1)
Class A-1%
Class A-2%
Class A-SB	%
Class A-3%
Class A-4%
Class X-A	%
Class X-B	%
Class A-S	%
Class B	%
Class C	%

(1)	The pass-through rates for the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B and Class C certificates will be a per annum rate equal to one of the following: (i) a fixed rate, (ii) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, (iii) a variable rate equal to the lesser of (a) a fixed rate and (b) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date or (iv) a variable rate equal to the weighted average of the net mortgage interest rates for the related distribution date minus a specified percentage. The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-S, Class B and Class C certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

B. Interest Rate

Calculation Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on the Class X-A and Class X-B certificates and any other class of offered certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage interest rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C. Servicing and

Administration Fees	Each of the master servicer and the special servicer is entitled to a servicing fee or special servicing fee, as the case may be, from the interest payments on each mortgage loan (other than any non-serviced mortgage loan with respect to the special servicing fee only), any related serviced companion loan and any related REO loans and, with respect to the special servicing fees, if the related mortgage loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans.

The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the outstanding principal amount of each mortgage loan (including any non-serviced mortgage loan) and any related serviced companion loan at the servicing fee rate equal to a per annum rate ranging from 0.00250% to 0.05125%.

The special servicing fee for each distribution date is calculated based on the outstanding principal amount of each mortgage loan (other than any non-serviced mortgage loan) and any related serviced companion loan as to which a special servicing transfer event has occurred (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to the greater of a per annum rate of 0.25000% and the per annum rate that would result in a special servicing fee of $3,500 for the related month. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

Any primary servicing fees or sub-servicing fees with respect to each serviced mortgage loan and any related serviced companion loan will be paid out of the servicing fees and special servicing fees, as applicable, described above.

The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments, liquidation fees and workout fees. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan and REO loan (including any non-serviced mortgage loan, but not any companion loan) at a per annum rate equal to 0.01130%. The trustee fee is payable by the certificate administrator from the certificate administrator fee.

The operating advisor will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and any REO loan (excluding any related companion loan) at a per annum rate equal to 0.00217%. The operating advisor will also be entitled under certain circumstances to a consulting fee.

The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date. As compensation for the performance of its routine duties, the asset representations reviewer will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (excluding any related companion loan) at a per annum rate equal to 0.00030%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council® as a license fee for use of its name and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the table below, the master servicer under the related trust and servicing agreement or pooling and servicing agreement governing the servicing of that mortgage loan will be entitled to a primary servicing fee at a rate equal to a per annum rate set forth in the table below, and the special servicer under the related trust and servicing agreement or pooling and servicing agreement will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan will be entitled to receive other fees and reimbursements with respect to such non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to such non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from such non-serviced whole loan and to the extent allocable to such non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

NON-SERVICED MORTGAGE LOANS(1)

Non-Serviced Mortgage Loan	Primary Servicing Fee Rate(2)	Special Servicing Fee Rate
Saint Louis Galleria(3)	0.00250%	0.25000%
Heartland Dental Medical Office Portfolio(3)	0.00125%	0.25000%
Staples Strategic Industrial	0.00250%	0.25000%
Pier 1 Imports Headquarters	0.00125%	0.25000%
Christiana Mall	0.00125%	0.12500%
Regency Properties Portfolio	0.00125%	0.25000%
Nebraska Crossing	0.00125%	0.25000%
Clevelander South Beach	0.00125%	0.25000%
Ellsworth Place	0.00125%	(4)

(1)	Does not reflect the Great Value Storage Portfolio or the ExchangeRight Net Leased Portfolio 24 mortgage loans, each of which is part of a split loan structure comprised of the related mortgage loan and one or more pari passu companion loans that may be included in one or more future securitizations. After the securitization of the related controlling pari passu companion loan, the related mortgage loan will also be a non-serviced mortgage loan, and the related servicing shift master servicer and related servicing shift special servicer will be entitled to a primary servicing fee and special servicing fee, respectively, as will be set forth in the related servicing shift pooling and servicing agreement.

(2)	Included as part of the servicing fee rate.

(3)	After the securitization of the related controlling pari passu companion loan, the related whole loan will be serviced under the related pooing and servicing agreement for that securitization transaction (and by the service provider parties thereto).

(4)	The special servicing fee rate is the greater of (i) 0.2500% per annum or (ii) the rate that would result in a special servicing fee of $3,500 per month.

Distributions

A. Amount and Order of

Distributions	On each distribution date, funds available for distribution from the mortgage loans, net of (i) specified expenses of the issuing entity, including fees payable to, and costs and expenses reimbursable to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer, (ii) any yield maintenance charges and prepayment premiums and (iii) any excess interest accrued on the mortgage loans with an anticipated repayment date will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B and Class X-D certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates as follows: (i) to the extent of funds allocated to principal and available for distribution: (a) first, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates is reduced to the planned principal balance for the related distribution date set forth on Annex E, (b) second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero, (c) third, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero, (d) fourth, to principal on the Class A-3 certificates, until the certificate balance of the Class A-3 certificates has been reduced to zero, (e) fifth, to principal on the Class A-4 certificates, until the certificate balance of the Class A-4 certificates has been reduced to zero and (f) sixth, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero, or (ii) if the certificate balance of each class of certificates other than the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates has been reduced to zero as a result of the allocation of mortgage loan losses to those certificates, funds available for distributions of principal will be distributed to the Class A-1, Class A-2,

Class A-SB, Class A-3 and Class A-4 certificates, pro rata, without regard to the distribution priorities described above or the planned principal balance of the Class A-SB certificates;

Third, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, to reimburse the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, pro rata, based upon the aggregate unreimbursed losses previously allocated to each such class, for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes, together with interest on that amount at the pass-through rate for such classes;

Fourth, to the Class A-S certificates as follows: (a) to interest on the Class A-S certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-S certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Fifth, to the Class B certificates as follows: (a) to interest on the Class B certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Sixth, to the Class C certificates as follows: (a) to interest on the Class C certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Seventh, to the non-offered certificates (other than the Class X-D, Class Z and Class R certificates) in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Eighth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

B. Interest and Principal

Entitlements	A description of the interest entitlement of each class of certificates (other than the Class Z and Class R certificates) can be found in “Description of the Certificates—Distributions—Interest Distribution Amount”. As described in that section, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates entitled to principal on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount”.

C. Yield Maintenance

  Charges, Prepayment

Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

D. Subordination,

  Allocation of Losses

and Certain Expenses	The chart below describes the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates. The chart shows the entitlement to receive principal and/or interest of certain classes of certificates (other than excess interest that accrues on each mortgage loan that has an anticipated repayment date) on any distribution date in descending order. It also shows the manner in which mortgage loan losses are allocated to certain classes of the certificates in ascending order (beginning with the non-offered certificates, other than the Class X-D, Class Z and Class R certificates) to reduce the certificate balance of each such class to zero; provided that no principal payments or mortgage loan losses will be allocated to the Class X-A, Class X-B, Class X-D, Class Z or Class R certificates, although principal payments and mortgage loan losses may reduce the notional amounts of the Class X-A, Class X-B and Class X-D certificates and, therefore, the amount of interest they accrue.

(1)	The Class X-A, Class X-B and Class X-D certificates are interest-only certificates.

(2)	Other than the Class X-D, Class Z and Class R certificates.

Other than the subordination of certain classes of certificates, as described above, no other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

Principal losses and principal payments, if any, on mortgage loans that are allocated to a class of certificates (other than the Class X-A, Class X-B, Class X-D, Class Z or Class R certificates) will reduce the certificate balance of that class of certificates.

The notional amount of the Class X-A certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates. The notional amount of the Class X-B certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-S, Class B and Class C certificates. The notional amount of the Class X-D certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class D certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

E. Shortfalls in Available

Funds	The following types of shortfalls in available funds will reduce distributions to the classes of certificates with the lowest payment priorities. Shortfalls may occur as a result of:

●	the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

●	interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

●	the application of appraisal reduction amounts to reduce interest advances;

●	extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

●	a modification of a mortgage loan’s interest rate or principal balance; and

●	other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated among the classes of certificates (other than the Class Z certificates) entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Prepayment Interest Shortfalls”.

F. Excess Interest	On each distribution date, any excess interest in respect of the increase in the interest rate on any mortgage loan with an anticipated repayment date after the related anticipated repayment date to the extent actually collected and applied as interest during a collection period will be distributed to the holders of the Class Z certificates on the related distribution date as set forth in “Description of the Certificates—Distributions—Excess Interest”. This excess interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the pooling and servicing agreement.

Advances

A. P&I Advances	The master servicer is required to advance a delinquent periodic payment on each mortgage loan (including any non-serviced mortgage loan) or any REO loan (other than any portion of an REO loan related to a companion loan), unless in each case, the master servicer or the special servicer determines that the advance would be non-recoverable. Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity or on an anticipated repayment date (as applicable) in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be non-recoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the monthly fees payable to the certificate administrator, the trustee, the operating advisor and the asset representations reviewer and the CREFC® license fee.

None of the master servicer, the special servicer or the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan.

See “Pooling and Servicing Agreement—Advances”.

B. Property Protection

Advances	The master servicer may be required to make advances with respect to the mortgage loans (other than any non-serviced mortgage loan) and any related companion loan to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

●	maintain the lien on the related mortgaged property; and/or

●	enforce the related mortgage loan documents.

The special servicer will have no obligation to make any property protection advances (although it may elect to make them in an emergency circumstance in its sole discretion). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (unless the master servicer determines that the advance would be non-recoverable, in which case the advance will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be non-recoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to any non-serviced mortgage loan, the master servicer (and the trustee, as applicable) under the trust and servicing agreement or pooling and servicing agreement governing the servicing of that non-serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “prime rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed and any grace period for late payments applicable to the mortgage loan has expired. See “Pooling and Servicing Agreement—Advances”.

With respect to any non-serviced mortgage loan, the applicable makers of advances under the related trust and servicing agreement or pooling and servicing agreement governing the servicing of the non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced whole loan and to the extent allocable to such non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be forty-one (41) fixed rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee and/or leasehold estate of the related borrower in three-hundred seventeen (317) commercial and/or multifamily properties. See “Description of the Mortgage Pool—General”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $646,477,345.

In this prospectus, unless otherwise specified, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (ii) references to a mortgage loan, whole loan or companion loan by name refer to such mortgage loan, whole loan or companion loan, as applicable, secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a mortgaged property name (or portfolio of mortgaged properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization, and

(iv) any parenthetical with a percent next to a reference to a mortgage loan or a group of mortgage loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the forty-one (41) commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each mortgage loan in the table below is part of a larger whole loan, which is comprised of the related mortgage loan and one or more loans that are pari passu in right of payment to the related mortgage loan and evidenced by separate promissory notes (each referred to in this prospectus as a “pari passu companion loan”) and/or, in certain cases, one or more loans that are subordinate in right of payment to the related mortgage loan (each referred to in this prospectus as a “subordinate companion loan”, and any pari passu companion loan or subordinate companion loan may also be referred to herein as a “companion loan”). The companion loans, together with their related mortgage loan, are referred to in this prospectus as a “whole loan”.

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(1)(2)	Whole Loan Cut-off Date LTV Ratio(2)(3)	Mortgage Loan Underwritten NCF DSCR(1)(4)	Whole Loan Underwritten NCF DSCR(3)(4)
Great Value Storage Portfolio	$55,000,000	8.5%	$55,000,000	N/A	29.3%	29.3%	4.69x	4.69x
Heartland Dental Medical Office Portfolio	$54,942,030	8.5%	$125,367,722	N/A	55.4%	55.4%	1.59x	1.59x
Saint Louis Galleria	$45,000,000	7.0%	$195,000,000	N/A	51.5%	51.5%	1.67x	1.67x
Staples Strategic Industrial	$35,000,000	5.4%	$91,100,000	N/A	62.6%	62.6%	1.72x	1.72x
CBBC Industrial Portfolio	$33,030,000	5.1%	$20,000,000	N/A	61.7%	61.7%	1.77x	1.77x
Pier 1 Imports Headquarters	$27,000,000	4.2%	$28,000,000	N/A	64.0%	64.0%	1.38x	1.38x
16300 Roscoe Blvd	$18,000,000	2.8%	$8,250,000	N/A	75.0%	75.0%	1.55x	1.55x
Regency Properties Portfolio	$15,250,000	2.4%	$20,000,000	N/A	74.5%	74.5%	1.39x	1.39x
Nebraska Crossing.	$13,000,000	2.0%	$58,500,000	N/A	47.7%	47.7%	1.82x	1.82x
Clevelander South Beach	$10,000,000	1.5%	$32,500,000	N/A	63.9%	63.9%	2.00x	2.00x
Christiana Mall	$10,000,000	1.5%	$328,000,000	$212,000,000	32.5%	52.9%	3.15x	1.93x
Ellsworth Place	$10,000,000	1.5%	$59,000,000	N/A	71.9%	71.9%	1.46x	1.46x
ExchangeRight Net Leased Portfolio 24	$4,165,000	0.6%	$50,000,000	N/A	62.0%	62.0%	2.04x	2.04x

(1)	Calculated including any related pari passu companion loans but excluding any related subordinate companion loan and any mezzanine debt.

(2)	With respect to those mortgage loans identified under “Description of the Mortgage Pool—Appraised Value”, the indicated loan-to-value ratio has been based on an other than “as-is” appraised value.

(3)	Calculated including any related pari passu companion loans and any related subordinate companion loan but excluding any mezzanine debt.

(4)	The Saint Louis Galleria mortgage loan (7.0%) accrues interest and amortizes based on the assumed principal and interest payment schedule set forth on Annex F, the underwritten net cash flow debt service coverage ratios are calculated using the sum of the first 12 principal and interest payments after the expiration of the interest-only period (period 61 to 72) based on the assumed principal and interest payment schedule set forth in Annex F.

Each of the CBBC Industrial Portfolio, ExchangeRight Net Leased Portfolio 24 whole loan and the 16300 Roscoe Blvd whole loan will be serviced by Midland Loan Services, a Division of PNC Bank, National Association, as master servicer and as special servicer, pursuant to the pooling and servicing agreement for this transaction and is referred to in this prospectus as a “serviced whole loan”, and each related companion loan is referred to in this prospectus as a “serviced companion loan”.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”.

The Great Value Storage Portfolio whole loan and the ExchangeRight Net Leased Portfolio 24 whole loan (collectively, the “servicing shift whole loans” and the related mortgage loans, the “servicing shift mortgage loans”) will initially be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction. From and after the date on which the related controlling companion loan is securitized (the “servicing shift securitization date”), it is anticipated that each servicing shift whole loan will be serviced under, and by the master servicer (a “servicing shift master servicer”) and the special servicer (a “servicing shift special servicer”) designated in, the related pooling and servicing agreement entered into in connection with such securitization (a “servicing shift pooling and servicing agreement”). In each case, prior to the related servicing shift securitization date, the servicing shift whole loans will be “serviced whole loans”, the related mortgage loans will be “serviced mortgage loans” and the related companion loans will be “serviced companion loans”. In each case, on and after the related servicing shift securitization date, the servicing shift whole loans will be “non-serviced whole loans”, the related mortgage loans will be “non-serviced mortgage loans” and the related companion loans will be “non-serviced companion loans”.

Each whole loan identified in the table below will not be serviced under the pooling and servicing agreement for this transaction and instead will be serviced under a separate pooling and servicing agreement or trust and servicing agreement identified below entered into in connection with the securitization of one or more related companion loan(s) and is referred to in this prospectus as a “non-serviced whole loan”. The related mortgage loan is referred to as a “non-serviced mortgage loan”

and the related companion loans are each referred to in this prospectus as a “non-serviced companion loan” or collectively, as the “non-serviced companion loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans(1)(2)

Loan Name	Transaction/Trust Agreement	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee
Heartland Dental Medical Office Portfolio(3)	UBS 2018-C14	8.5%	Midland Loan Services, a Division of PNC Bank, National Association	Rialto Capital Advisors, LLC	Wells Fargo Bank, National Association

Saint Louis Galleria(4)	Benchmark 2018-B8	7.0%	Midland Loan Services, a Division of PNC Bank, National Association	CWCapital Asset Management LLC	Wells Fargo Bank, National Association

Staples Strategic Industrial	Benchmark 2018-B8	5.4%	Midland Loan Services, a Division of PNC Bank, National Association	CWCapital Asset Management LLC	Wells Fargo Bank, National Association

Pier 1 Imports Headquarters	UBS 2018-C13	4.2%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association

Regency Properties Portfolio	UBS 2018-C14	2.4%	Midland Loan Services, a Division of PNC Bank, National Association	Rialto Capital Advisors, LLC	Wells Fargo Bank, National Association

Nebraska Crossing	UBS 2018-C14	2.0%	Midland Loan Services, a Division of PNC Bank, National Association	Rialto Capital Advisors, LLC	Wells Fargo Bank, National Association

Clevelander South Beach	UBS 2018-C14	1.5%	Midland Loan Services, a Division of PNC Bank, National Association	Rialto Capital Advisors, LLC	Wells Fargo Bank, National Association

Christiana Mall	BBCMS 2018-CHRS	1.5%	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Wilmington Trust, National Association

Ellsworth Place	WFCM 2018-C47	1.5%	Wells Fargo Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wilmington Trust, National Association

Loan Name	Certificate Administrator	Custodian	Operating Advisor	Initial Directing Certificateholder
Heartland Dental Medical Office Portfolio(3)	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	RREF III-D UB 2018-C14, LLC

Saint Louis Galleria(4)	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Barings LLC

Staples Strategic Industrial	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Barings LLC

Pier 1 Imports Headquarters	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.

Regency Properties Portfolio	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	RREF III-D UB 2018-C14, LLC

Nebraska Crossing	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	RREF III-D UB 2018-C14, LLC

Clevelander South Beach	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	RREF III-D UB 2018-C14, LLC

Christiana Mall	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	N/A	(5)

Ellsworth Place	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.

(1)	Information in this table is presented as of the closing date of the related securitization or, if such securitization has not yet closed, reflects information regarding the expected parties to such securitization.

(2)	This table does not include information related to the servicing shift whole loans.

(3)	After the securitization of the related controlling pari passu companion loan, the related whole loan will be serviced under (and by the service provider parties thereto) and the initial directing certificateholder will be the initial directing certificateholder under the related pooling and servicing agreement for that securitization transaction. Deutsche Bank AG, acting through its New York Branch, as holder of the controlling pari passu companion loan, is currently the directing certificateholder for the Saint Louis Galleria whole loan.

(4)	After the securitization of the related controlling pari passu companion loan, the related whole loan will be serviced under (and by the service provider parties thereto) and the initial directing certificateholder will be the initial directing certificateholder under the related pooling and servicing agreement for that securitization transaction. UBS AG, New York Branch, as holder of the controlling pari passu companion loan, is currently the directing certificateholder for the Heartland Medical Office Portfolio whole loan.

(5)	No directing certificateholder had been appointed as of the closing date of the related securitization.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loans, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics

The following tables set forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room, unit or beds, as applicable) with respect to any mortgage loan with a pari passu companion loan or subordinate companion loan is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding the principal balance and debt service payment of the related subordinate companion loan (or any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity). Unless specifically indicated, no subordinate companion loans are included in the presentation of numerical and statistical information with respect to the composition of the mortgage pool contained in this prospectus (including any tables, charts and information set forth on Annex A-1 and Annex A-2).

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes (or, in the case of each mortgage loan with a cut-off date prior to the date of this prospectus, reflects) the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date.

Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated on Annex A-1.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$646,477,345
Number of mortgage loans	41
Number of mortgaged properties	317
Range of Cut-off Date Balances	$3,000,000 to $55,000,000
Average Cut-off Date Balance	$15,767,740
Range of Mortgage Rates	4.1398% to 5.9700%
Weighted average Mortgage Rate	5.1334%
Range of original terms to maturity or ARD(2)	60 months to 121 months
Weighted average original term to maturity or ARD(2)	114 months
Range of remaining terms to maturity or ARD(2)	60 months to 121 months
Weighted average remaining term to maturity or ARD(2)	114 months
Range of original amortization terms(3)	300 months to 360 months
Weighted average original amortization term(3)	353 months
Range of remaining amortization terms(3)	299 months to 360 months
Weighted average remaining amortization term(3)	353 months
Range of Cut-off Date LTV Ratios(4)(5)	29.3% to 75.0%
Weighted average Cut-off Date LTV Ratio(4)(5)	57.1%
Range of LTV Ratios as of the maturity date or ARD(2)(4)(5)	29.3% to 65.1%
Weighted average LTV Ratio as of the maturity date or ARD(2)(4)(5)	51.5%
Range of U/W NCF DSCRs(4)(6)(7)	1.30x to 4.69x
Weighted average U/W NCF DSCR(4)(6)(7)	2.03x
Range of U/W NOI Debt Yields(4)	7.8% to 20.1%
Weighted average U/W NOI Debt Yield(4)	12.4%
Percentage of Initial Pool Balance consisting of:
Full IO, ARD	38.6%
Amortizing	38.3%
Partial IO	23.1%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	With respect to any mortgage loan with an anticipated repayment date, calculated through or as of, as applicable, such anticipated repayment date.

(3)	Excludes twelve (12) mortgage loans, Great Value Storage Portfolio, Staples Strategic Industrial, CBBC Industrial Portfolio, 435 Tasso Street, Princeton Marriott at Forrestal, McCreless Market, Woodbury & Cyrene, Christiana Mall, 2246-2260 Jerome Avenue, Nacogdoches Self Storage, ExchangeRight Net Leased Portfolio 24, and Sheets Self Storage (collectively, 38.6%), that are interest only for the entire term or until the anticipated repayment date, as applicable. Includes the Saint Louis Galleria mortgage loan (7.0%), which accrues interest and will amortize based on the assumed principal and interest payment schedule set forth on Annex F for which the assumed amortization term is 360 months.

(4)	In the case of thirteen (13) mortgage loans (collectively, 51.1%) identified in the chart titled “Whole Loan Summary” in “Summary of Terms”, each of which has one or more pari passu companion loans and/or subordinate companion loans that are not included in the issuing entity, the debt service coverage ratio, loan-to-value ratio and debt yield have been calculated including the related pari passu companion loan(s) but excluding any related subordinate companion loan. With respect to the Christiana Mall mortgage loan (1.5%), the related loan-to-value ratio as of the cut-off date and underwritten net cash flow debt service coverage ratio calculated including the related subordinate companion loan are 52.9% and 1.93x, respectively.

(5)	Unless otherwise indicated under “Description of the Mortgage Pool—Appraised Value”, the cut-off date loan-to-value ratio and maturity date or anticipated repayment date loan-to-value ratio, as applicable, have been calculated using the “as-is” appraised value.

(6)	Debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date, provided that (i) in the case of a mortgage loan that provides for interest-only payments through maturity or its anticipated repayment date, as applicable, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (ii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to maturity or its anticipated repayment date, as applicable, and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable for the 12 payment periods immediately following the expiration of the interest-only period.

(7)	With respect to the Saint Louis Galleria mortgage loan (7.0%), underwritten net cash flow debt service coverage ratios are calculated using the sum of the first 12 principal and interest payments after the expiration of the interest-only period (period 61 to 72) based on the assumed principal and interest payment schedule set forth in Annex F.

All of the mortgage loans accrue interest on an actual/360 basis.

For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced

Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency or were refinancings of loans in default at the time of refinancing and/or otherwise involved discounted pay-offs in connection with the origination of such mortgage loans.

See “Description of the Mortgage Pool—Modified and Refinanced Loans” and “—Default History, Bankruptcy Issues and Other Proceedings”.

Mortgaged Properties
with Limited

Operating History	One-hundred twelve (112) of the mortgaged properties securing thirteen (13) mortgage loans (collectively, 33.1%) (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has no or limited prior operating history, (ii) have a borrower or an affiliate under the related mortgage loan that acquired the related mortgaged property within 12 calendar months prior to the related cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information (or provided limited historical financial information) for such acquired mortgaged property or (iii) are single-tenant properties subject to triple-net leases with a related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from

Underwriting Standards	Each sponsor maintains its own set of underwriting guidelines, which typically relate to credit and collateral analysis, loan approval, debt service coverage ratio and loan-to-value ratio analysis, assessment of property condition, escrow requirements and requirements regarding title insurance policy and property insurance. Certain of the mortgage loans may vary from the related mortgage loan seller’s underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

With respect to one (1) mortgage loan (5.4%), there was an exception to the applicable mortgage loan seller’s underwriting guidelines with respect to satisfaction of certain underwriting criteria (e.g., the mortgage loan term).

See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”; and “Transaction Parties—The Sponsors and Mortgage Loan Sellers—UBS AG, New York Branch—UBS AG, New York Branch’s Underwriting Standards”; “—Société Générale—Société Générale’s Underwriting Standards”; “—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes”; “—CIBC Inc.—CIBC’s Underwriting

Guidelines and Processes”; “—Rialto Mortgage Finance, LLC—Rialto Mortgage’s Underwriting Standards and Loan Analysis” and “—Natixis Real Estate Capital LLC—NREC’s Underwriting Standards”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance

and Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention	For a discussion of the manner in which the U.S. credit risk retention requirements will be satisfied by UBS AG, New York Branch, as retaining sponsor, see “Credit Risk Retention”.

This transaction is being structured with a “third party purchaser” that will acquire an “eligible horizontal residual interest”, which will be comprised of the Class D-RR, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates. KKR Real Estate Credit Opportunity Partners Aggregator I L.P. (in satisfaction of the retention obligations of UBS AG, New York Branch in its capacity as the retaining sponsor) will be contractually obligated to retain these classes of certificates for a minimum of five years after the closing date, subject to certain permitted exceptions provided for under the credit risk retention rules. During this time, KKR Real Estate Credit Opportunity Partners Aggregator I L.P. will agree to comply with hedging, transfer and financing restrictions that are applicable to third party purchasers under the credit risk retention rules. For additional information, see “Credit Risk Retention”.

None of the sponsors, the depositor, this issuing entity or any other party to the transaction intends to retain a material net economic interest in the securitization constituted by the issue of the offered certificates in accordance with the EU risk retention and due diligence requirements or to take any other action which may be required by EEA-regulated investors for the purposes of compliance with the EU risk retention and due diligence requirements or similar requirements. See “Risk Factors—Other Risks Relating to the Certificates—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates”.

Information Available to

Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record, initially expected to be Cede & Co., a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:

●	Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., Interactive Data Corporation, CMBS.com, Inc., Markit Group Limited, Moody’s Analytics, RealINSIGHT and Thomson Reuters Corporation;

●	the certificate administrator’s website initially located at www.ctslink.com; and

●	the master servicer’s website initially located at www.pnc.com/midland.

Optional Termination	On any distribution date on which the then aggregate principal balance of the pool of mortgage loans is less than 1.0% of the aggregate principal balance of the mortgage loans as of the cut-off date, certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.

The issuing entity may also be terminated in connection with a voluntary exchange of all of the then-outstanding certificates (other than the Class Z and Class R certificates) for the mortgage loans then held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C and Class D certificates are no longer outstanding, (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class Z and Class R certificates) and (iii) the master servicer consents to the exchange.

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or

Substitutions of Mortgage

Loans; Loss of Value

Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of an uncured document defect or an uncured breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the related mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “Description of the Mortgage Loan Purchase Agreements—General”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, under certain circumstances the special servicer is required to use reasonable efforts to solicit offers for defaulted serviced mortgage loans (or a defaulted serviced whole loan and/or related REO properties) and, in the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the pooling and servicing agreement, may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted whole loan) or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard (and subject to the requirements of any related intercreditor agreement), that rejection of such offer would be in the best interests of the certificateholders and any related companion loan holder (as a collective whole as if such certificateholders and such companion loan holder constituted a single lender).

With respect to any non-serviced mortgage loan, if a related pari passu companion loan becomes a defaulted mortgage loan under the trust and servicing agreement or pooling and servicing agreement for the related pari passu companion loan and the special servicer under the related trust and servicing agreement or pooling and servicing agreement for the related pari passu companion loan(s) determines to sell such pari passu companion loan(s), then that special servicer will be required to sell such non-serviced mortgage loan together with the related pari passu companion loan(s) and any related subordinate companion loan(s) in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans”.

With respect to any mortgage loan as to which equity interests in the related borrower directly or indirectly secure mezzanine debt, the mezzanine lender will generally have the option to purchase such mortgage loan under certain default scenarios.

Pursuant to the related co-lender agreement with respect to the Christiana Mall mortgage loan, the holder of the related subordinate companion loan has the right to purchase the related mortgage loan under certain default scenarios as described in “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loan—The Christiana Mall Whole Loan”.

Tax Status	Elections will be made to treat designated portions of the issuing entity (exclusive of interest that is deferred after the anticipated repayment date of any mortgage loan with an anticipated repayment date and the excess interest distribution account) as two separate REMICs – the lower-tier REMIC and the upper-tier REMIC – for federal income tax purposes. In addition, the portion of the issuing entity consisting of the excess interest accrued on each mortgage loan with an anticipated repayment date, beneficial ownership of which is represented by the Class Z certificates, will be treated as a grantor trust for federal income tax purposes.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates using the accrual method of accounting.

●	It is anticipated that the Class certificates will be issued with original issue discount and that the Class certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA

Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction was due, in part, to their initial subordination levels for the various classes of the certificates and may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Adversely Affected the Value of CMBS and Similar Factors May in the Future Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs on a non-recourse loan, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity or on an anticipated repayment date is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of all or a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness. In addition, certain mortgage loans may provide for recourse to a guarantor for all or a portion of the indebtedness or for any loss or costs that may be incurred by the borrower or the lender with respect to certain borrower obligations under the related mortgage loan documents. In such cases, we cannot assure you any recovery from such guarantor will be made or that such guarantor will have assets sufficient to pay any otherwise recoverable claim under a guaranty.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income-producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties;

●	the characteristics and desirability of the area where the property is located;

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	the dependence upon a single tenant or concentration of tenants in a particular business or industry;

●	a decline in the businesses operated by tenants or in their financial condition;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns, oil and/or gas drilling facility slowdowns or closings and unemployment rates;

●	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;

●	demographic factors;

●	consumer confidence;

●	consumer tastes and preferences;

●	political factors;

●	environmental factors;

●	seismic activity risk;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;

●	location of certain mortgaged properties in less densely populated or less affluent areas; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

●	the quality and creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur; and

●	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. Tenants under certain leases included in the underwritten net cash flow, underwritten net operating income or occupancy may nonetheless be in financial distress. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, certain tenants may be part of a chain that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

A Tenant Concentration May Result in Increased Losses

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliate could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including treatment of the mortgage loan as an unsecured obligation, a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to recognize a successor owner, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the borrower for the applicable mortgaged property allows uses at the mortgaged property in violation of use restrictions in current tenant leases,

●	if the borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions,

●	if the related borrower fails to provide a designated number of parking spaces,

●	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease,

●	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time,

●	if a tenant’s use is not permitted by zoning or applicable law,

●	if the tenant is unable to exercise an expansion right,

●	if the landlord defaults on its obligations under the lease,

●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor,

●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

●	if significant tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied,

●	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations,

●	in the case of government sponsored tenants, at any time or for lack of appropriations, or

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Retail Properties Have Special Risks

Some of the mortgage loans are secured by retail properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties.” The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as well as changes in shopping methods and choices. Some of the risks related to these matters are further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, and “—Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers”, “—The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector” and “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. We cannot assure you that the rate of occupancy at the stores will remain at the levels described in this prospectus or that the net operating income contributed by the mortgaged properties will remain at the level specified in this prospectus or remain consistent with past levels. In addition, some or all of the rental payments from tenants may be tied to that tenant’s gross sales. To the extent that a tenant changes the manner in which its gross sales are reported it could result in lower rent paid by that tenant. For example, if a tenant takes into account customer returns of merchandise purchased online and reduces the gross sales, this could result in lower gross sales relative to gross sales previously reported at that location even if the actual performance of the store remained unchanged.

Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues. See also “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

In addition to competition from online shopping, retail properties face competition from sources outside a specific geographical real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

We cannot assure you that these developments in the retail sector will not adversely affect the performance of retail properties securing the mortgage loans.

The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important to the performance of a retail property because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Retail properties may also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property, and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, anchor tenants and non-anchor tenants at anchored or shadow anchored retail centers may have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor or shadow anchor tenant or another major tenant goes dark, if the mortgaged property does not meet certain minimum occupancy levels or if the subject store is not meeting the minimum sales requirement under its lease. Even if non-anchor tenants do not have termination or rent abatement rights, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants. This, in turn, may adversely impact the borrower’s ability to meet its obligations under the related mortgage loan. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy may be to terminate that lease after the anchor tenant has been dark for a specified amount of time.

Certain anchor tenants may have the right to demolish and rebuild, or substantially alter, their premises. Exercise of such rights may result in disruptions at the mortgaged property or reduce traffic to the mortgaged property, may trigger co-tenancy clauses if such activities result in the anchor tenants being dark for the period specified in any co-tenancy clause, and may result in reduced value of the structure or in loss of the structure if the tenant fails to rebuild.

If anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, we cannot assure you that the related borrower’s ability to repay its mortgage loan would not be materially and adversely affected.

Certain anchor tenant and tenant estoppels will have been obtained in connection with the origination of the mortgage loans. These estoppels may identify disputes between the related borrower and the applicable anchor tenant or tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and/or operating agreement (each, an “REA”). Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or REA by the anchor tenant or tenant or to the tenant withholding some or all of its rental payments or to litigation against the related borrower. We cannot assure you that the anchor tenant or tenant estoppels obtained identify all potential disputes that may arise with respect to the retail mortgaged properties, or that anchor tenant or tenant disputes will not have a material adverse effect on the ability of borrowers to repay their mortgage loans.

Certain retail properties have specialty use tenants. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties” and “—Mortgage Pool Characteristics—Specialty Use Concentrations”.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

●	the adaptability of the building to changes in the technological needs of the tenants;

●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space); and

●	in the case of a medical office property, (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property.

Certain office tenants at the mortgaged properties may use their leased space to create shared workspaces that they lease to other businesses. Shared workspaces are rented by customers on a short term basis. Short term space users may be more impacted by economic fluctuations compared to traditional long term office leases, which has the potential to impact operating profitability of the office tenant offering the shared space and, in turn, its ability to maintain its lease payments. This may subject the related mortgage loan to increased risk of default and loss.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Hotel Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hotel properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

●	ability to convert to alternative uses which may not be readily made;

●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hotel property;

●	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors;

●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions; and

●	competition.

Because hotel rooms are generally rented for short periods of time, the financial performance of hotel properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hotel properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hotel property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hotel properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hotel property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property.

Some of the hotel properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hotel property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hotel property could have an adverse impact on the revenue from the related mortgaged property or on the hotel property’s occupancy rate.

In addition, hotel properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower. See “Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”.

In addition, there may be risks associated with hotel properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hotel properties often enter into these types of agreements in order to align the hotel property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hotel properties that lack such benefits will be able to operate successfully on an independent basis.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases”, other factors may adversely affect the financial performance and value of industrial properties, including:

●	reduced demand for industrial space because of a decline in a particular industry segment;

●	the property becoming functionally obsolete;

●	building design and adaptability;

●	unavailability of labor sources;

●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

●	changes in proximity of supply sources;

●	the expenses of converting a previously adapted space to general use; and

●	the location of the property.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenants conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile that for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Cold Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties that operate as refrigerated distribution/warehouse facilities, which we refer to as “cold storage properties”.

Cold storage properties are part of the supply chain linking producers, distributors and retailers of refrigerated, frozen and perishable food products. These temperature-controlled warehouses are generally production facilities, distribution centers, “public” or port warehouses. Production warehouses typically serve one or a small number of tenants and customers and are generally used by food processors located nearby. The production warehouse tenants and customers store large quantities of ingredients or partially processed or finished products in the warehouses until they are shipped to the next stage of production or distributed to end-markets. Distribution center warehouses primarily store a wide variety of tenants’ and customers’ finished products until future shipment to end-users. Each distribution center is typically located in a key distribution hub that services the surrounding regional market. Distribution centers also include “retail” warehouses, which generally store finished products specifically for distribution to one or a small number of local or regional retailers. Public warehouses generally serve the needs of local and regional warehouse tenants and customers. Food manufacturers, processors and retailers use these warehouses to store capacity overflow from their production warehouses or to facilitate cost-effective distribution. Port warehouses primarily store goods that are being imported and exported.

Significant factors determining the value of cold storage properties include the quality and mix of customers, the location of the property, availability of labor sources, the age, design and construction quality of the facilities, energy costs, proximity to customers and accessibility of rail lines, major roadways and other distribution channels. Site characteristics which are valuable to such a property include high ceiling clear heights, wide column spacing, a large number of bays and large bay depths, divisibility, large minimum truck turning radii and overall functionality and accessibility. Warehousing sales can be seasonal, depending on the timing and availability of livestock, seafood and crops grown for frozen food production and the seasonal build-up of certain products for holiday consumption, and this seasonality can be expected to cause periodic fluctuations in a cold storage property’s revenues and operating expenses.

The food industry may be affected by outbreaks of diseases among crops or livestock that could have a negative effect on the supply of the affected products. Livestock diseases such as Asian bird flu may adversely affect consumer demand for related products. Declines in domestic consumption or foreign exports of various foods could lead to a reduced demand for cold storage facilities and negatively impact the related mortgaged properties.

The operator of the cold storage facilities has different arrangements with different customers, many of which do not require the customers to utilize any fixed amount of space at any particular time. However, certain customers agree to utilize a certain amount of space even if it is not fully used during a particular period. All of these agreements tend to be rolling arrangements with their consistent customer base. Although there can be no assurances that customers will continue to enter into their cold storage arrangements from one period to the next, in many cases a customer’s current cold storage provider has a competitive advantage due to the proximity to customer processing plants and familiarity with the logistical requirements for storing and transporting the customer’s products.

An interruption or reduction in demand for a customer’s products or a decline in a particular industry segment could result in a decrease of sales and overall profitability at a cold storage facility. A facility that suited the needs of its original customer may be difficult to relet to another customer, or may become functionally obsolete relative to newer properties. In addition, in certain locations, customers depend upon shipping products in pooled shipments with products of other customers going to the same markets. In these cases, the mix of customers in a cold storage property can significantly influence the cost of delivering products to markets.

Cold storage properties, in particular production facilities dedicated to a single customer, may not be easily convertible to an alternate use and if not used as a cold storage facility, the actual market value of such properties may be substantially lower than its current appraised value.

Cold storage properties are also subject to certain risks specific to industrial and logistics properties. See “—Industrial Properties Have Special Risks”.

Self Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self storage properties, including:

●	decreased demand;

●	lack of proximity to apartment complexes or commercial users;

●	apartment tenants moving to single family homes;

●	decline in services rendered, including security;

●	dependence on business activity ancillary to renting units;

●	security concerns;

●	age of improvements; or

●	competition or other factors.

Self storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self storage properties becomes unprofitable, the liquidation value of that self storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self storage mortgaged property were readily adaptable to other uses. In addition, storage units are typically engaged for shorter time frames than traditional commercial leases for office or retail space.

Tenants at self storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self storage unit. No environmental assessment of a self storage mortgaged property included an inspection of the contents of the self storage units at that mortgaged property, and there is no assurance that all of the units included in the self storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self storage properties may derive a material portion of revenue from business activities ancillary to self storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals and/or from leasing a portion of the subject property for office or retail purposes. See Annex A-1 and the footnotes related thereto.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Self Storage Properties”.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities that the property provides;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the generally short terms of residential leases and the need for continued reletting;

●	rent concessions and month-to-month leases, which may impact cash flow at the property;

●	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base or oil and/or gas drilling industries;

●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units and new competitive student housing properties, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, rental payments that may depend on financial aid, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

●	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

●	restrictions on the age or income of tenants who may reside at the property;

●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

●	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship between an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, in some states, there are provisions that limit the basis on which a landlord may terminate a tenancy or increase a tenant’s rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured currently or in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expenses; and

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

Moreover, legislative or judicial actions concerning the status of rent stabilized properties may adversely affect existing market rent units and a borrower’s ability to convert rent stabilized units to market rent units in the future.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged properties are subject to the risks relating to the property types described in “—Retail Properties Have Special Risks”. See Annex A-1 for the 5 largest tenants (by net rentable area leased) at each mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Leased Fee Properties Have Special Risks

Land subject to a ground lease presents special risks. In such cases, where the borrower owns the fee interest but not the related improvements, such borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain tenants or subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interest if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property type of the ground lessee’s use of the premises because that use is a source of revenue for the payment of ground rent. See representation and warranty no. 34 on Annex D-1 and no. 35 on Annex D-2 and the exceptions thereto, if any, on Annex D-3 (subject to the limitations and qualifications set forth in the preamble to Annex D-1 and Annex D-2).

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hotel property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;

●	the public perception of the franchise or hotel chain service mark; and

●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement, license agreement or management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise, license or hotel management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination or that such replacement franchise affiliation would be of equal quality to the terminated franchise affiliation. In addition, a replacement franchise, license and/or hotel property manager may require significantly higher fees as well as the investment of capital to bring the hotel property into compliance with the requirements of the replacement franchisor, licensor and/or hotel property manager. Any provision in a franchise agreement, license agreement or management agreement providing for termination because of a bankruptcy of a franchisor, licensor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and property management agreements may be restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure or real estate owned property.

In some cases where a hotel property is subject to a license, franchise or management agreement, the licensor, franchisor or manager has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the licensor, franchisor or manager. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hotel property losing its license or franchise or in the termination of the management agreement. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hotel property. In addition, in some cases, those reserves will be maintained by the franchisor, licensor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. For example, the New York Condominium Act provides for a withdrawal of the property from a condominium structure by vote of 80% of unit owners. If the condominium is terminated, the building will be subject to an action for partition by any unit owner or lienor as if owned in common. This could cause an early and unanticipated prepayment of the mortgage loan. We cannot assure you that the proceeds from partition would be sufficient to satisfy borrower’s obligations under the mortgage loan. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

A condominium regime can also be established with respect to land only, as an alternative to land subdivision in those jurisdictions where it is so permitted. In such circumstances, the condominium board’s responsibilities are typically limited to matters such as landscaping and maintenance of common areas, including private roadways, while individual unit owners have responsibility for the buildings constructed on their respective land units. Likewise, in land condominium regimes, individual unit owners would typically have responsibility for property insurance, although the condominium board might maintain liability insurance for the common areas. Accordingly, while some attributes of a building condominium form are shared by a land condominium, the latter would have a more limited scope of board responsibilities and shared costs.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure;

●	operating the property and providing building services;

●	managing operating expenses; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining certificateholders may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the tables titled “Remaining Term to Maturity/ARD in Months” on Annex A-2 for a stratification of the remaining terms to maturity or anticipated repayment date, as applicable, of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es) have been paid in full, classes that have a lower sequential priority are more likely to face these types of risks of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are retail, office, hospitality, industrial, self storage, and multifamily. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties. As a result, areas affected by such events may experience disruptions in travel, transportation and tourism, loss of jobs, an overall decrease in consumer activity, or a decline in real estate-related investments. We cannot assure you that the economies in such impacted areas will recover sufficiently to support income-producing real estate at pre-event levels or that the costs of the related clean-up will not have a material adverse effect on the local or national economy. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”. We cannot assure you that any hurricane damage would be covered by insurance.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in

Texas, California, Missouri, Florida and Maryland. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks, such as:

●	if a borrower that owns or controls several properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one such property, it could defer maintenance at a mortgaged property or debt service payments on the related mortgage loan in order to satisfy current expenses with respect to the first property or, alternatively, it could direct leasing activity in ways that are adverse to a mortgaged property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members, thereby increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan (or, in certain limited cases, after origination) including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

●	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee or the special servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty no. 40 on Annex D-1 and no. 41 on Annex D-2 and the exceptions thereto, if any, on Annex D-3 (subject to the limitations and qualifications set forth in the preamble to Annex D-1 or Annex D-2, as applicable).

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—UBS AG, New York Branch—UBS AG, New York Branch’s Underwriting Standards”; “—Société Générale—Société Générale’s Underwriting Standards”; “—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes”; “—CIBC Inc.—CIBC’s Underwriting Guidelines and Processes”; “—Rialto Mortgage Finance, LLC—Rialto Mortgage’s Underwriting Standards and Loan Analysis” and “—Natixis Real Estate Capital LLC—NREC’s Underwriting Standards”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to undertake future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hotel properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans. In some circumstances, these renovations or property improvement plans may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hotel property. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel property, which may cause disruptions or otherwise decrease the attractiveness of the related hotel property to potential guests. These property improvement plans may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the properties securing the mortgage loans may currently be undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 15 largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);

●	the reputation, safety, convenience and attractiveness of the property to users;

●	management’s ability to control membership growth and attrition;

●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail, mixed use or office properties may be partially comprised of a parking garage, or certain properties may be entirely comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

In instances where a parking garage does not have a long-term leasing arrangement with a parking lessee, but rather relies on individual short-term (i.e., daily or weekly) parking tenants for parking revenues, variations in any or all of the foregoing factors can result in increased volatility in the net operating income for such parking garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

Mortgaged properties may have other specialty use tenants, such as retail banks, medical and dental offices, lab space, gas stations, data centers, urgent care facilities, schools, daycare centers and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit ratings, lease defaults and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Retail bank branches are specialty use tenants that are often outfitted with vaults, teller counters and other customary installations and equipment that may have required significant capital expenditures to install. The ability to lease these types of properties may be difficult due to the added cost and time to retrofitting the property to allow for other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including use, density, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements, including, within the policy’s limitations, demolition costs, increased costs of construction due to code compliance and loss of value to undamaged improvements resulting from the application of zoning laws. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, you should not assume that the resulting loss in income will be covered by law and ordinance insurance. Zoning protection insurance, if obtained, will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”, thus constituting a zoning violation. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. See representation and warranty no. 24 on Annex D-1 and no. 25 on Annex D-2 and the exceptions thereto, if any, on Annex D-3 (subject to the limitations and qualifications set forth in the preamble to Annex D-1 or Annex D-2, as applicable). Further, current uses may not in all instances have all necessary licenses and permits, which may subject the borrower or tenant to penalties or disruption of the related use. See representation and warranty no. 25 on Annex D-1 and no. 26 on Annex D-2 and the exceptions thereto, if any, on Annex D-3 (subject to the limitations and qualifications set forth in the preamble to Annex D-1 or Annex D-2, as applicable).

The limited availability of zoning information and/or extent of zoning diligence may also present risks. Zoning information contained in appraisals may be based on limited investigation, and zoning comfort letters obtained from jurisdictions, while based on available records, do not customarily involve any contemporaneous site inspection. The extent of zoning diligence will also be determined based on perceived risk and the cost and benefit of obtaining additional information. Even if law and ordinance insurance is required to mitigate rebuilding-related risks, we cannot assure you that other risks related to material zoning violations will have been identified under such circumstances, and that appropriate borrower covenants or other structural mitigants will have been required as a result.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, regulatory agreements, ground leases, restrictive covenants, environmental restrictions, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—

Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Certain of the mortgaged properties may be located in areas that are considered a high earthquake risk (seismic zones 3 or 4). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

The National Flood Insurance Program is scheduled to expire December 21, 2018. We cannot assure you if or when the National Flood Insurance Program will be reauthorized by Congress. If the National Flood Insurance Program is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to repair or rebuild after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty no. 16 on Annex D-1 and no. 17 on Annex D-2 and the exceptions thereto, if any, on Annex D-3 (subject to the limitations and qualifications set forth in the preamble to Annex D-1 or Annex D-2, as applicable).

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that with respect to any mortgage loan:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	the title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 82% in 2018 (subject to annual 1% decreases thereafter until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $160 million in 2018 (subject to annual $20 million increases thereafter until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See Annex A-3 for a summary of the terrorism insurance requirements under each of the 15 largest mortgage loans. See representation and warranty no. 29 on Annex D-1 and no. 30 on Annex D-2 and the exceptions thereto, if any, on Annex D-3 (subject to the limitations and qualifications set forth in the preamble to Annex D-1 or Annex D-2, as applicable).

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Tenant Issues—Insurance Considerations”. We cannot assure you that any insurance obtained by a sole or significant tenant will be adequate or that such sole or significant tenant will comply with any requirements to maintain adequate insurance. Additionally, to the extent that insurance coverage relies on self-insurance, there is a risk that the “insurer” will not be willing or have the financial ability to satisfy a claim if a loss occurs. See also representation and warranty no. 16 on Annex D-1 and no. 17 on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1 and Annex D-2).

Additionally, the risks related to blanket or self-insurance may be aggravated if the mortgage loans that allow such coverage are part of a group of mortgage loans with related borrowers, and some or all of the related mortgaged properties are covered under the same self-insurance or blanket insurance policy, which may also cover other properties owned by affiliates of such borrowers.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates.

Limited Information Causes Uncertainty

Historical Information

Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple-net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent), which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three (3) calendar years, to the extent available.

Ongoing Information

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions

As described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (but have in some instances signed letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy of all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Certain Calculations and Definitions”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the trust fund.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and each sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—UBS AG, New York Branch—UBS AG, New York Branch’s Underwriting Standards”; “—Société Générale—Société Générale’s Underwriting Standards”; “—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes”; “—CIBC Inc.—CIBC’s Underwriting Guidelines and Processes”; “—Rialto Mortgage Finance, LLC—Rialto Mortgage’s Underwriting Standards and Loan Analysis” and “—Natixis Real Estate Capital LLC—NREC’s Underwriting Standards”. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—UBS AG, New York Branch—UBS AG, New York Branch’s Underwriting Standards”; “—Société Générale—Société Générale’s Underwriting Standards”; “—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes”; “—CIBC Inc.—CIBC’s Underwriting Guidelines and Processes”; “—Rialto Mortgage Finance, LLC—Rialto Mortgage’s Underwriting Standards and Loan Analysis” and “—Natixis Real Estate Capital LLC—NREC’s Underwriting Standards”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of the other originators or, accordingly, that each originator would have made the same decision to originate every mortgage loan included in the issuing entity or, if they did decide to originate an unrelated mortgage loan, that they would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the related mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans. In addition, in certain cases where a mortgage loan is funding the acquisition of the related mortgaged property or portfolio of mortgaged properties, the purchase price may be less than the related appraised value set forth herein.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect “as-is” values or values other than “as-is”. However, the appraised value reflected in this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and/or “—Appraised Value”, reflects only the “as-is” value (or, in certain cases, may reflect the other than “as-is” values as a result of the satisfaction of the related conditions or assumptions or the establishment of reserves estimated to complete the renovations) unless otherwise specified, which values may be based on certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool—Appraised Value”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” values or values other than “as-is”, we cannot assure you that any such values will be the value of the related mortgaged property at the indicated stabilization date (if applicable) or at maturity or the anticipated repayment date (if any). Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—UBS AG, New York Branch—UBS AG, New York Branch’s Underwriting Standards”; “—Société Générale—Société Générale’s Underwriting Standards”; “—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes”; “—CIBC Inc.—CIBC’s Underwriting Guidelines and Processes”; “—Rialto Mortgage Finance, LLC—Rialto Mortgage’s Underwriting Standards and Loan Analysis” and “—Natixis Real Estate Capital LLC—NREC’s Underwriting Standards” for additional information regarding the appraisals. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake.

The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, or in the future will comply, with such requirements. Additionally, in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan their organizational documents were amended. Such borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage loan. Certain of the mortgage loans have been made to single purpose limited partnerships that have a general partner or general partners that are not themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. A payment guaranty for a portion of the indebtedness under the mortgage loan that is greater than 10% presents a risk for consolidation of the assets of a borrower and the guarantor. In addition, certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain real estate investment trusts, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Single Purpose Entity Covenants” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” and “—Delaware Statutory Trusts” below. See also “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership”.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan or otherwise impair the borrower’s ability to operate the related mortgaged property. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—

Tenancies in Common or Diversified Ownership”. See “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”, “—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment” and “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property”.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability To Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors, the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors, managers for the mortgaged properties or their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or may have been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that such borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. Accordingly, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

●	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

●	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although no companion loan related to a whole loan will be an asset of the issuing entity, the related borrower is still obligated to make interest and principal payments on such companion loan. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity or on the related anticipated repayment date.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the sponsor of the borrower. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership”.

Risks Relating to Enforceability of Cross-Collateralization

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for a description of any mortgage loans that are cross-collateralized and cross-defaulted with each other or that are secured by multiple properties owned by multiple borrowers.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi-property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders.

For example, Florida statutes render unenforceable provisions that allow for acceleration and other unilateral modifications solely as a result of a property owner entering into an agreement for a property-assessed clean energy (“PACE”) financing. Consequently, given that certain remedies in connection therewith are not enforceable in Florida, we cannot assure you that any borrower owning assets in Florida will not obtain PACE financing notwithstanding any prohibition on such financing set forth in the related mortgage loan documents. See “Certain Legal Aspects of Mortgage Loans”.

In addition, Section 55-2 of the Virginia Code (also known as the “Statute of Conveyances”), which applies to leases, provides in relevant part that “[n]o estate of inheritance or freehold or for a term of more than five years in lands shall be conveyed unless by deed or will.” At common law, a “deed” was required to contain a wax-imprinted seal or a scroll. However, the Virginia legislature has expressly provided for several acceptable substitutes for a formal seal, all as set forth in Section 11-3 of the Virginia Code. Utilizing any one of these substitutes in drafting a lease will cause it to be a “deed”: (1) a

“scroll by way of a seal”; (2) an imprint or stamp of a “corporate or an official seal”; (3) the use in the body of the document of the words “this deed” or “this indenture,” or other words importing a sealed instrument or recognizing a seal; and (4) a proper acknowledgement “by an officer authorized to take acknowledgments of deeds.” The Virginia Supreme Court recently decided a case, Game Place, L.L.C. v. Fredericksburg 35, LLC, 813 S.E.2d 312 (Va. 2018), concerning a retail tenant that vacated its premises and attempted to terminate its lease prior to the expiration of a 15-year term. In this case, the court determined that the lease in question did not contain a formal seal or any of the acceptable seal substitutes described in Section 11-3. Accordingly, the Virginia Supreme Court found that the lease was not a “deed,” and as a result, either party was entitled to repudiate the lease at any time. To the extent any Mortgaged Properties located in Virginia are subject to leases with terms greater than 5 years, if such leases are not in the form required by the Statute of Conveyance or one of the acceptable substitutes permitted by Section 11-3 of the Virginia Code, such leases may potentially be subject to repudiation by either party.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

Certain of the mortgage loans may not require the related borrower to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Risks of Anticipated Repayment Date Loans

Certain of the mortgage loans provide that, if after a certain date (referred to as the anticipated repayment date) the related borrower has not prepaid the mortgage loan in full, any principal outstanding after that anticipated repayment date will accrue interest at an increased interest rate rather than the stated mortgage loan rate. Generally, from and after the anticipated repayment date, cash flow in excess of that required for debt service, the funding of reserves and certain approved operating expenses with respect to the related mortgaged property will be applied toward the payment of principal (without payment of a yield maintenance charge) of the related mortgage loan until its principal balance has been reduced to zero. Although these provisions may create an incentive for the borrower to repay the mortgage loan in full on its anticipated repayment date, a substantial payment would be required and the borrower has no obligation to do so. While interest at the initial mortgage rate continues to accrue and be payable on a current basis on the mortgage loan after its anticipated repayment date, the payment of excess interest will be deferred and will be required to be paid only after the outstanding principal balance of the related mortgage loan has been paid in full, at which time the excess interest that has been deferred, to the extent actually collected, will be paid to the holders of the Class Z certificates, which are not offered by this prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans”.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date or on the related anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an

“actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity or on the related anticipated repayment date.

Most of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity or anticipated repayment date, as applicable, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date or on the related anticipated repayment date, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity or to repay the outstanding principal amount at the anticipated repayment date and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity or anticipated repayment date if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks” above);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of any related companion loan.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by the master servicer or special servicer pursuant to the trust and servicing agreement or pooling and servicing agreement governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See also representation and warranty no. 34 on Annex D-1 and no. 35 on Annex D-2 and the exceptions thereto, if any, on Annex D-3 (subject to the limitations and qualifications set forth in the preamble to Annex D-1 or Annex D-2, as applicable).

Except as noted in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See also “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

Risks Relating to Tax Credits

With respect to certain mortgage loans secured by multifamily properties, the related property owners may be entitled to receive low-income housing tax credits pursuant to Section 42 of the Internal Revenue Code of 1986, as amended, which provides a tax credit from the state tax credit allocating agency to owners of multifamily rental properties meeting the definition of low-income housing. The total amount of tax credits to which a property owner is entitled is generally based upon the percentage of total units made available to qualified tenants. The owners of the mortgaged properties subject to the tax credit provisions may use the tax credits to offset income tax that they may otherwise owe, and the tax credits may be shared among the equity owners of the project. In general, the tax credits on the applicable mortgage loans will be allocated to equity investors in the borrower.

The tax credit provisions limit the gross rent for each low-income unit. Under the tax credit provisions, a property owner must comply with the tenant income restrictions and rental restrictions over a minimum 15-year compliance period, although the property owner may take the tax credits on an accelerated basis over a 10-year period. In the event a multifamily rental property does not maintain compliance with the tax credit restrictions on tenant income or rental rates or otherwise satisfy the tax credit provisions of the Internal Revenue Code of 1986, as amended, the property owner may suffer a reduction in the amount of available tax credits and/or face the recapture of all or part of the tax credits related to the period of noncompliance and face the partial recapture of previously taken tax credits. The loss of tax credits, and the possibility of recapture of tax credits already taken, may provide significant incentive for the property owner to keep the related multifamily rental property in compliance with these tax credit restrictions, which may limit the income derived from the related property.

If the issuing entity were to foreclose on such a property it would be unable to take advantage of the tax credits, but could sell the property with the right to the remaining credits to a tax paying investor. Any subsequent property owner would continue to be subject to rent limitations unless an election was made to terminate the tax credits, in which case the property could be operated as a market rate property after the expiration of three years. The limitations on rent and on the ability of potential buyers to take advantage of the tax credits may limit the issuing entity’s recovery on that property.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Delaware Statutory Trusts

Certain of the mortgage loans included in the issuing entity have borrowers that each own the related mortgaged properties as a Delaware statutory trust. A Delaware statutory trust is restricted in its ability to actively operate a property. Accordingly, the related borrower has master leased the property to a newly formed, single-purpose entity that is wholly owned by the same entity that owns the signatory trustee or manager for the related borrower. Such master leases are further generally collaterally assigned to the lender and subordinated to the related mortgage loan documents. In the case of a mortgaged property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property.

See “Description of the Mortgage Pool—Delaware Statutory Trusts”.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of UBS AG, New York Branch, one of the sponsors and originators, and of UBS Securities LLC, one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators, the sponsors or their affiliates are the holders of the mezzanine loans, subordinate loans, unsecured loans and/or companion loans related to their mortgage loans. The originators, the sponsors and/or their respective affiliates may retain existing mezzanine loans, subordinate loans, unsecured loans and/or companion loans or originate future permitted mezzanine indebtedness, subordinate indebtedness or unsecured indebtedness with respect to the mortgage loans. These transactions may cause the originators, the sponsors and their affiliates or their clients or counterparties who purchase the mezzanine loans, subordinate loans, unsecured loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, subordinate loans and/or unsecured loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization, and they may have other financing arrangements with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, including, without limitation, making loans or having other financing arrangements secured by indirect ownership interests in the mortgage loan borrowers not otherwise prohibited by the terms of the mortgage loan documents. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

Each of these relationships may create a conflict of interest.

For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

The Servicing of the Servicing Shift Whole Loan Will Shift to Other Servicers

The servicing of (i) the Great Value Storage Portfolio whole loan and the ExchangeRight Net Leased Portfolio 24, each a servicing shift whole loan, is expected to be governed by the pooling and servicing agreement for this securitization, (ii) the Heartland Dental Medical Office Portfolio whole loan will be governed by the UBS 2018-C14 pooling and servicing agreement and (iii) the Saint Louis Galleria whole loan will be governed by the Benchmark 2018-B8 pooling and servicing agreement, respectively, only temporarily, until the securitization of the related controlling companion loan. At that time, the servicing and administration of the related whole loan will shift to the master servicer and the special servicer under the pooling and servicing agreement that governs the securitization of the related controlling companion loan and will be governed exclusively by such pooling and servicing agreement and the related intercreditor agreement. Neither the closing date of such securitization nor the identity of such master servicer or special servicer has been determined. In addition, the provisions of the pooling and servicing agreement that governs the securitization of the related controlling companion loan have not yet been determined. Prospective investors should be aware that they will not have any control over the identity of the master servicer or special servicer under the pooling and servicing agreement that governs the securitization of the related controlling companion loan, nor will they have any assurance as to the particular terms of such pooling and servicing agreement except to the extent of compliance with any requirements set forth in the related intercreditor agreement. Moreover, the directing certificateholder for this securitization will not have any consent or consultation rights with respect to the servicing of the servicing shift whole loans other than those limited consent and consultation rights as are provided in the related intercreditor agreement, and the holder of the related controlling pari passu companion loan or the controlling party in the related securitization of such controlling pari passu companion loan or such other party specified in the related intercreditor agreement is expected to have rights substantially similar to, but not necessarily identical to, those granted to the directing certificateholder in this transaction. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) may not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Underwriter Entities hold or may hold companion loans and/or mezzanine loans related to a mortgage loan in this securitization. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. See “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” and “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard that is substantially similar in all material respect but not necessary identical to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, each sub-servicer and the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, each master servicer, sub-servicer, special servicer or any of their respective affiliates under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if such master servicer, sub-servicer, special servicer or affiliate holds certificates or companion loan securities, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

Furthermore, nothing in the pooling and servicing agreement or otherwise will prohibit the master servicer or special servicer or an affiliate thereof from soliciting the refinancing of any of the mortgage loans. In the event that the master servicer or special servicer or an affiliate thereof refinances any of the mortgage loans included in the mortgage pool, an earlier than expected payoff of any such mortgage loan could occur, which would result in a prepayment, which such prepayment could have an adverse effect on the yield of the certificates. See “—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer is a borrower party with respect to an excluded special servicer loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan and, prior to the occurrence of a control termination event under the pooling and servicing agreement, the directing certificateholder will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. After the occurrence and during the continuance of a control termination event, if at any time the applicable excluded special servicer loan is also an excluded loan or if the directing certificateholder is entitled to appoint the excluded special servicer but does not so appoint within 30 days of notice of resignation, the resigning special servicer will be required to select the related excluded special servicer. See “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the UBS 2018-C15 non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

The master servicer and the special servicer service and are expected to continue to service, in the ordinary course of their respective businesses, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or the special servicer under the pooling and servicing agreement including, among other things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or special servicer.

The special servicer may enter into one or more arrangements with the directing certificateholder, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below. Midland Loan Services, a Division of PNC Bank, National Association, which is expected to act as the master servicer and the special servicer under the pooling and servicing agreement, assisted KKR Real Estate Credit Opportunity Partners Aggregator I L.P. (or its affiliate) with its due diligence of the mortgage loans prior to the closing date.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Pentalpha Surveillance LLC, a Delaware limited liability company, has been appointed as the initial operating advisor with respect to all of the mortgage loans other than any non-serviced mortgage loan. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In acting as operating advisor, the operating advisor is required to act solely on behalf of the issuing entity, in the best interest of, and for the benefit of, the certificateholders (as a collective whole) and will have no fiduciary duty to any party.

In the normal course of conducting its business, Pentalpha Surveillance LLC and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing certificateholder, a companion loan holder, the holder of the majority of the controlling class, collateral property owners and their respective vendors or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to Pentalpha Surveillance LLC’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which Pentalpha Surveillance LLC performs its duties under the pooling and servicing agreement.

In addition, Pentalpha Surveillance LLC and its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans that will be included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. Consequently, personnel of Pentalpha Surveillance LLC may perform services on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity, at the same time as they are performing services on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts of interest for Pentalpha Surveillance LLC. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard but, rather, by the operating advisor standard.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of the certificateholders if the operating advisor or any of its affiliates holds certificates, or has financial interests in or financial dealings with any of the parties to this transaction, borrowers or a parent of a borrower. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Asset Representations Reviewer

Pentalpha Surveillance LLC, a Delaware limited liability company, has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In the normal course of conducting its business, Pentalpha Surveillance LLC and its affiliates may have rendered services to, performed surveillance of, provided valuation services to and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, a directing certificateholder, a companion loan holder, the holder of the majority of the controlling class, collateral property owners or affiliates of any of those parties. Each of these relationships may continue in the future, and may involve a conflict of interest with respect to Pentalpha Surveillance LLC’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which Pentalpha Surveillance LLC performs its duties under the pooling and servicing agreement.

In addition, Pentalpha Surveillance LLC and its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans that will be included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. Consequently, personnel of Pentalpha Surveillance LLC may perform services on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity, at the same time as they are performing services on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts of interest for Pentalpha Surveillance LLC.

In addition, the asset representations reviewer and its affiliates may have interests that are in conflict with those of the certificateholders if the asset representations reviewer or any of its affiliates holds certificates, or has financial interests in or financial dealings with any of the parties to this transaction, borrowers or a parent of a borrower. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders

It is expected that KKR Real Estate Credit Opportunity Partners Aggregator I L.P., or its affiliate will be appointed as the initial directing certificateholder. The special servicer may (i) at the direction of the directing certificateholder (for so long as a control termination event does not exist and is not continuing and, at all times, other than with respect to certain excluded loans) and (ii) in the case of a servicing shift mortgage loan, at the direction of the related controlling noteholder, prior to the applicable servicing shift securitization date, take actions with respect to the specially serviced loans under the pooling and servicing agreement that could adversely affect the holders of some or all of the classes of certificates. The directing certificateholder will be controlled by the controlling class certificateholders.

The controlling class certificateholders and the holder of any companion loan or securities backed by such companion loan may have interests in conflict with those of the other certificateholders. As a result, it is possible (i) that the directing certificateholder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and, at all times, other than with respect to any applicable excluded loan or non-serviced whole loans), (ii) the controlling noteholder of a servicing shift whole loans or (iii) the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan, may direct the special servicer or the special servicer under the trust and servicing agreement or pooling and servicing agreement relating to the applicable other securitization transaction, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates.

The table titled “Non-Serviced Directing Certificateholders” in “Description of the Mortgage Pool—The Whole Loans” provides the identity of the initial directing certificateholder (or equivalent entity) for each non-serviced whole loan, the securitization trust or other entity holding the controlling note in such non-serviced whole loan and the trust and servicing agreement or pooling and servicing agreement under which it is being serviced.

The controlling noteholder or directing certificateholder indicated in the table titled “Non-Serviced Directing Certificateholders” in “Description of the Mortgage Pool—The Whole Loans” has certain consent and/or consultation rights with respect to the related non-serviced whole loan under the trust and servicing agreement or pooling and servicing agreement governing the servicing of that non-serviced whole loan. Such controlling noteholder or directing certificateholder does not have any duties to the holders of any class of certificates and may have similar conflicts of interest with the holders of other certificates backed by the companion loans. As a result, it is possible that a non-serviced companion loan holder (solely with respect to the related non-serviced whole loan) may advise a non-serviced special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, such non-serviced special servicer is not permitted to take actions that are prohibited by law or that violate its servicing standard or the terms of the related mortgage loan documents. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”. In addition, except as limited by certain conditions described under “Description of the Mortgage Pool—The Whole Loans”, a non-serviced special servicer may be replaced by the related directing certificateholder or controlling noteholder with or without cause at any time, for so long as a control termination event (or its equivalent) does not exist (or, in the case of a servicing shift mortgage loan, prior to the applicable servicing shift securitization date, by the holder of the controlling companion loan at any time, for cause or without cause). See “Pooling and Servicing Agreement —Servicing of the Non-Serviced Mortgage Loans”, “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loan”.

With respect to a servicing shift whole loan, prior to the related servicing shift securitization date, the related controlling companion loan holder will have certain consent and/or consultation rights, and the related non-controlling companion loan holders will have non-binding consultation rights, in each case with respect to such servicing shift whole loan under the pooling and servicing agreement. Such companion loan holder does not have any duties to the holders of any class of certificates and may have similar conflicts of interest with the holders of other certificates backed by the companion loans, if any. As a result, it is possible that such controlling companion loan holder (solely with respect to the related servicing shift whole loan and prior to the applicable servicing shift securitization date) may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. Accordingly, prior to the applicable servicing shift securitization date, the applicable special servicer may take actions with respect to the related servicing shift whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. However, the special servicer is not permitted to take actions that are prohibited by law or that violate its servicing standard or the terms of the related mortgage loan documents. On and after the related servicing shift securitization date, the related servicing shift whole loan will become a non-serviced whole loan and, thereafter, be subject to the conflicts described herein applicable to non-serviced mortgage loans. See “Pooling and Servicing Agreement —Servicing of the Non-Serviced Mortgage Loans”.

With respect to serviced pari passu whole loans other than any servicing shift whole loan, the special servicer, upon strictly non-binding consultation with a serviced companion loan holder or its representative, may take actions with respect to the related serviced pari passu whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with a pari passu whole loan serviced under the pooling and servicing agreement for this securitization, a serviced companion loan holder does not have any duties to the holders of any class of certificates, and it may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder with respect to a serviced pari passu whole loan other than any servicing shift whole loan (solely with respect to the related serviced pari passu whole loan) may, on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not required to follow such recommendations and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents and is otherwise under no obligation to take direction from a serviced companion loan holder. In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing certificateholder for cause at any time and without cause (for so long as a control termination event does not exist and other than in respect of any excluded loan). See “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events”. Notwithstanding the foregoing, with respect to a servicing shift whole loan, prior to the related servicing shift securitization date, the special servicer may be replaced by the holder of the related controlling companion loan at any time, for cause or without cause.

The directing certificateholder, any controlling noteholder or their respective affiliates (and the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan and any of its respective affiliates) (or, after a servicing shift securitization date, the securitization trust and directing certificateholder thereunder for the related controlling companion loan) may have interests that are in conflict with those of certain certificateholders, especially if the applicable directing certificateholder, controlling noteholder or any of their respective affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing certificateholder or the holder of the majority of the controlling class (any such mortgage loan referred to herein as an “excluded loan”), the directing certificateholder will not have consent or consultation rights solely with respect to such excluded loan (however, the directing certificateholder will be provided certain notices and certain information relating to any such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing certificateholder or a controlling class certificateholder, as applicable, the directing certificateholder or such controlling class certificateholder, as applicable, will not be given access to any “excluded information” solely relating to any such mortgage loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, there can be no assurance that the directing certificateholder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the special servicer in the event an excluded loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. Each of these relationships may create a conflict of interest.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class D-RR, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates, which is referred to in this prospectus as the “third party purchaser” (see “Pooling and Servicing Agreement—The Directing Certificateholder—General”), was required under the credit risk retention rules to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity. See “Credit Risk Retention—General”. In addition, the third party purchaser was given the opportunity to request the removal, re-sizing or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the b-piece buyer received or may have received price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the third party purchaser or that the final pool as influenced by the third party purchaser’s feedback will not adversely affect the performance of your certificates and benefit the performance of the third party purchaser’s certificates. Because of the differing subordination levels, the third party purchaser has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the third party purchaser but that does not benefit other investors. In addition, while the third party purchaser is prohibited under the credit risk retention rules to enter into hedging arrangements and certain other transactions, it may nonetheless otherwise have business objectives that could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The third party purchaser performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The third party purchaser is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the third party purchaser’s acceptance of a mortgage loan. The third party purchaser’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The third party purchaser will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

The third party purchaser is expected to appoint KKR Real Estate Credit Opportunity Partners Aggregator I L.P., or its affiliate as the initial directing certificateholder. The directing certificateholder will have certain rights to direct and consult with the master servicer and the special servicer. In addition, the directing certificateholder will generally have certain consultation rights with regard to the non-serviced mortgage loans under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of such non-serviced whole loan and the related intercreditor agreement, and with regard to a servicing shift whole loan following the applicable servicing shift securitization date, under the related pooling and servicing agreement governing the servicing of such servicing shift whole loan. See “Pooling and Servicing Agreement—The Directing Certificateholder” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—Certain Rights of each Non-Controlling Holder” and “—The Non-Serviced AB Whole Loan—The Christiana Mall Whole Loan—Consultation and Control”.

Because the incentives and actions of the third party purchaser may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to any whole loan, the directing certificateholder exercising control rights over that whole loan (or, (i) with respect to any mortgage loan with one or more subordinate companion loans, prior to the occurrence and continuance of a “control appraisal period” or “control termination event” with respect to the related subordinate companion loan, the holder of the related subordinate companion loan and (ii) with respect to any servicing shift whole loan, prior to the applicable servicing shift securitization date, the holder of the related controlling companion loan) will be entitled, under certain circumstances, to remove the special servicer under the applicable pooling and servicing agreement or trust and servicing agreement governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing certificateholder or, with respect to a servicing shift whole loan, the holder of the related controlling companion loan, under the pooling and servicing agreement for this securitization or under the pooling and servicing agreement or trust and servicing agreement governing the servicing of a non-serviced whole loan, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and

●	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets including the CMBS market and may have adverse effects on the liquidity, market value and regulatory characteristics of the certificates. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets. In particular, new capital regulations were issued by the U.S. banking regulators in July 2013; these regulations implement the increased capital requirements established under the Basel Accord and are being phased in over time. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●	Section 619 of the Dodd Frank Act (such statutory provision, together with the implementing regulations, the “Volcker Rule”) generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. Accordingly, the issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other bank affiliate, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities”.

●	In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect a borrower’s ability to refinance the related mortgage loan or sell the related mortgaged property on such mortgage loan’s maturity date. We cannot assure you that a borrower will be able to generate sufficient cash from the sale or refinancing of the related mortgaged property to make the balloon payment on such mortgage loan.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effect on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

EU Risk Retention and Due Diligence Requirements

Investors should be aware of the risk retention and due diligence requirements in Europe (the “EU Risk Retention and Due Diligence Requirements”) which currently apply, or are expected to apply in the future, in respect of various types of EU regulated investors including credit institutions, authorized alternative investment fund managers, investment firms, insurance and reinsurance undertakings, management companies and funds regulated pursuant to the Undertakings for Collective Investments in Transferable Securities (UCITS) Directive and institutions for occupational retirement provision. Among other things, such requirements restrict an investor who is subject to the EU Risk Retention and Due Diligence Requirements from investing in securitizations unless: (i) the originator, sponsor or original lender in respect of the relevant securitization has explicitly disclosed that it will retain, on an on-going basis, a net economic interest of not less than five percent in respect of certain specified credit risk tranches or securitized exposures; and (ii) such investor is able to demonstrate that they have undertaken certain due diligence in respect of various matters including but not limited to its note position, the underlying assets and (in the case of certain types of investors) the relevant sponsor or originator. Failure to comply with one or more of the requirements may result in various penalties including, in the case of those investors subject to regulatory capital requirements, the imposition of a punitive capital charge on the offered certificates acquired by the relevant investor.

None of the sponsors, the depositor, the issuing entity or any other party to the transaction intends to retain a material net economic interest in the securitization constituted by the issue of the offered certificates in accordance with the EU Risk Retention and Due Diligence Requirements or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the EU Risk Retention and Due Diligence Requirements or similar requirements. Consequently, the offered certificates may not be a suitable investment for EEA-credit institutions, investment firms or the other types of EEA regulated investors mentioned above. As a result, the price and liquidity of the offered certificates in the secondary market may be adversely affected. EEA-regulated investors are encouraged to consult with their own investment and legal advisors regarding the suitability of the offered certificates for investment. None of the issuing entity, the depositor, the underwriters and any other party to the transaction makes any representation to any prospective investor or purchaser of the offered certificates regarding the regulatory treatment of their investment in the offered certificates on the closing date or at any time in the future.

Bail-In Rules May Affect the Liabilities of Certain Sponsors, Including their Obligations to Repurchase Mortgage Loans

Société Générale, a sponsor, may be subject to the “bail-in” powers of national authorities in EU member states (each a “Resolution Authority”) and such sponsor’s liabilities, including the obligation to repurchase certain defective mortgage loans could, among other things, be reduced, converted or extinguished in full. Alternatively the EU Bank Recovery and Resolution Directive (2014/59/EU), collectively with secondary and implementing EU rules, and national implementing legislation (the “BRRD”) gives the power to a Resolution Authority to transfer the assets of certain relevant institutions to a third party entity.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the mortgage loans. Actual losses may, however, exceed the assumed levels. If actual losses on the mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor, the loan sellers or affiliates thereof had initial discussions with and submitted certain materials to three nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected those three nationally recognized statistical rating organizations to rate certain classes of the certificates. If the depositor had selected other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization engaged by the depositor, the depositor only requested ratings for certain classes of offered certificates, due in part to the final subordination levels provided by such nationally recognized statistical rating organization for such classes of certificates. If the depositor had selected such nationally recognized statistical rating organization to rate those classes of offered certificates not rated by it, such ratings on those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations hired by the depositor. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

In August 2011, S&P Global Ratings downgraded the U.S. Government’s credit rating from “AAA” to “AA+”. In the event that S&P Global Ratings is engaged by the depositor and thereafter elects pursuant to the transaction documents not to review, declines to review, or otherwise waives its review of one or more proposed defeasances of mortgage loans included in the trust and for which defeasance is permitted under the related loan documents, the transaction documents would then permit the related borrower to defease any such mortgage loan without actually obtaining a rating agency confirmation from S&P Global Ratings. Subsequent to any such defeasance(s), there can be no assurance that S&P Global Ratings would not thereafter decrease the ratings, if any, which it has assigned to the certificates.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation (including full repayment of the loan without yield maintenance following partial casualty and the lender’s application of available proceeds to the debt), defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a certificate at a premium or any of the Class X-A or Class X-B certificates, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium or any of the Class X-A or Class X-B certificates might not fully recover their initial investment. Conversely, if you buy a certificate at a discount (other than any of the Class X-A or Class X-B certificates) and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield

The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the imposition of applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of credit for commercial real estate;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the special servicer forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity or have substantial principal balances outstanding on the related anticipated repayment date and there is a risk that a number of those mortgage loans may default at maturity or otherwise not be repaid on the related anticipated repayment date, or that the special servicer may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity, or to otherwise repay a mortgage loan on any related anticipated repayment date. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments” and “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A and Class X-B certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the table below is based upon the outstanding certificate balances of the related class of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates.

Interest-Only Class of Certificates	Underlying Classes
Class X-A	Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates
Class X-B	Class A-S, Class B and Class C certificates

In particular, the Class X-A certificates (and to a lesser extent, the Class X-B certificates) will be sensitive to prepayments on the mortgage loans because the prepayments will have the effect of reducing the notional amount of the Class X-A certificates first. A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A and/or Class X-B certificates. Investors in the Class X-A or Class X-B certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

In addition, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3 and Class A-4 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3 and Class A-4 certificates were outstanding.

Your Yield May be Adversely Affected By Prepayments Resulting From Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be, or may be required to be, applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans exceed the aggregate certificate balance of the classes of certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or the master servicer, special servicer, trustee or other party to a trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal ultimately available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of certificates. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the certificates, on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates with notional amounts and the Class R certificates) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans, first the Class NR-RR certificates, then the Class G-RR certificates, then the Class F-RR certificates, then the Class E-RR certificates, then the Class D-RR certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then, pro rata, the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-SB, Class A-3 or Class A-4 certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates and a reduction of the certificate balance of the Class A-S, Class B or Class C certificates will result in a corresponding reduction of the notional amount of the Class X-B certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination

The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates

As described in this prospectus, the rights of the holders of Class A-S, Class B and Class C certificates to receive payments of principal and interest otherwise payable on the certificates they hold will be subordinated to such rights of the holders of the more senior certificates having an earlier alphabetical or alphanumeric class designation. If you acquire any Class A-S, Class B or Class C certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans will generally be subordinated to those of the holders of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B and Class X-D certificates and, if your certificates are Class B or Class C certificates, to those of the holders of the Class A-S certificates and, if your certificates are Class C certificates, to those of the holders of the Class B certificates. See “Description of the Certificates”. As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of such other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights

Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than any mortgage loan that will be serviced under a separate trust and servicing agreement or pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing certificateholder under the pooling and servicing agreement for this transaction and the rights of the holders of any related companion loan and mezzanine debt under the related intercreditor agreement. With respect to a non-serviced mortgage loan, you will generally not have any right to vote or make decisions with respect a non-serviced mortgage loan, and those decisions will generally be made by the master servicer or the special servicer under the trust and servicing agreement or pooling and servicing agreement governing the servicing of such non-serviced mortgage loan and the related companion loan, subject to the rights of the directing certificateholder appointed under such trust and servicing agreement or pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. In addition, in all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by appraisal reduction amounts, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”.

You will have no rights to vote on any servicing matters related to the mortgage loan that will be serviced under trust and servicing agreement or the pooling and servicing agreement governing the servicing of a non-serviced whole loan.

In general, a certificate beneficially owned by any borrower affiliate, any property manager, the master servicer, the special servicer, the trustee, the certificate administrator, the depositor, any mortgage loan seller or respective affiliates or agents will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

For the avoidance of doubt, the Class Z certificates will not have any voting rights.

The Rights of the Directing Certificateholder and the Operating Advisor Could Adversely Affect Your Investment

The directing certificateholder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than any applicable excluded loans and, with respect to any non-serviced mortgage loan and any servicing shift mortgage loan, will have certain limited consultation rights) and the right to replace the special servicer (other than with respect to a non-serviced mortgage loan and a servicing shift mortgage loan) with or without cause, except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of appraisal reduction amounts and realized losses, is less than 25% of its initial certificate balance) occurs and is continuing (other than with respect to a servicing shift mortgage loan, with respect to which the holder of the related controlling companion loan prior to the applicable servicing shift securitization date will have the rights and powers of the directing certificateholder under the pooling and servicing agreement), the directing certificateholder will lose the consent rights and the right to replace the special servicer, and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) occurs and is continuing, then the directing certificateholder will no longer have any consultation rights with respect to any mortgage loans. The holder of the controlling companion loan for the servicing shift whole loan will, prior to the related servicing shift securitization date, be entitled to replace the special servicer with or without cause (solely as to such servicing shift whole loan), regardless of whether a control termination event exists. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

These actions and decisions with respect to which the directing certificateholder has consent or consultation rights include, among others, certain modifications to the mortgage loans or any serviced whole loan (other than a servicing shift whole loan), including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing certificateholder, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to any non-serviced mortgage loan, the master servicer or the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan may, at the direction or upon the advice of the directing certificateholder (or equivalent) of the related securitization trust holding the controlling note for a non-serviced whole loan, take actions with respect to such non-serviced mortgage loan and related companion loans that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. Similarly, with respect to any servicing shift whole loan, prior to the related servicing shift securitization date, the special servicer or the master servicer may, at the direction or upon the advice of the holder of the related controlling companion loan, take actions with respect to such whole loan that could adversely affect such whole loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of a non-controlling note) will have limited consultation rights with respect to major decisions and the implementation of any recommended actions outlined in an asset status report relating to a non-serviced whole loan (and a servicing shift whole loan) and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing certificateholder for this transaction so long as no consultation termination event has occurred and is continuing and by the operating advisor if a consultation termination event has occurred and is continuing. Additionally, with respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or the equivalent) of the related securitization trust or other controlling noteholder will have the right to replace the special servicer of such non-serviced whole loan with or without cause, and without the consent of the issuing entity. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the master servicer and the special servicer under the pooling and servicing agreement and the master servicer and the special servicer for a non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or trust and servicing agreement or the terms of the related mortgage loan documents, it is possible that the directing certificateholder (or the equivalent) under the applicable pooling and servicing agreement or trust and servicing agreement may direct or advise, as applicable, the special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing certificateholder, the controlling companion loan holder with respect to any servicing shift whole loan or AB whole loan and the directing certificateholder (or the equivalent) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan:

(i)   may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)  may act solely in the interests of the holders of the related controlling class or, in the case of any servicing shift whole loan or AB whole loan, the related controlling companion loan holder may act solely in its own best interests;

(iii) does not have any duties to the holders of any class of certificates other than the related controlling class or, in the case of any servicing shift whole loan or AB whole loan, the related controlling companion loan holder does not have any duties to any other person;

(iv) may take actions that favor the interests of the holders of the related controlling class over the interests of the holders of one or more other classes of certificates, or in the case of any servicing shift whole loan or AB whole loan, the related controlling companion loan holder may take actions that favor only its own interests; and

(v)  will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the related directing certificateholder (or the equivalent), or the controlling companion loan holder of any servicing shift whole loan or AB whole loan, or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if the certificate balances of the Class D-RR, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates in the aggregate (taking into account the application of any cumulative appraisal reduction amounts to notionally reduce the certificate balances of such classes) is 25% or less of the initial certificate balances of such classes in the aggregate, (such event being referred to in this prospectus as an “operating advisor consultation event”), then so long as an operating advisor consultation event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than any non-serviced mortgage loan or servicing shift mortgage loan after the related servicing shift securitization date). Further, the operating advisor will have the right to recommend a replacement of the special servicer at any time, as and to the extent described under “Pooling and Servicing Agreement—The Operating Advisor” and “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan (other than a servicing shift whole loan), for the benefit of any holder of a related companion loan (as a collective whole as if the certificateholders and the companion loan holder constituted a single lender). We cannot assure you that any actions taken by the master servicer or the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in one or more classes of certificates. With respect to any non-serviced mortgage loan, the operating advisor, if any, appointed under the related trust and servicing agreement or pooling and servicing agreement governing the servicing of such non-serviced mortgage loan will have similar rights and duties under such trust and servicing agreement or pooling and servicing agreement. Further, the operating advisor will generally have no obligations or (other than in limited circumstances) consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan, servicing shift mortgage loan or any related REO Property. There is no operating advisor under the trust and servicing agreement with respect to the Christiana Mall whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer

In general, the directing certificateholder will have the right to terminate and replace the special servicer with or without cause so long as no control termination event has occurred and is continuing and other than in respect of any applicable excluded loans or any servicing shift whole loan as described in this prospectus. After the occurrence and during the continuance of a control termination event under the pooling and servicing agreement, the special servicer (other than with respect to a servicing shift whole loan) may also be removed in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) and (y) upon receipt of approval by certificateholders holding at least 66-2/3% of a quorum of the certificateholders (which quorum consists of the holders of certificates evidencing at least 50% of the aggregate voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances)). See “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”.

In addition, if at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the pooling and servicing agreement or is otherwise not acting in accordance with the servicing standard, and (2) the replacement of the special servicer would be in the best interest of the certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “Pooling and Servicing Agreement—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”.

The certificateholders will generally have no right to replace and terminate the master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. With respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or the equivalent) and the certificateholders of the securitization trust related to such other trust and servicing agreement or pooling and servicing agreement will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. The certificateholders in this transaction generally will have no right to replace the master servicer or the special servicer of a trust and servicing agreement or pooling and servicing agreement relating to any non-serviced mortgage loan, though under certain circumstances the certificateholders may have a limited right to replace the master servicer or special servicer for cause solely with respect to such non-serviced whole loan under such trust and servicing agreement or pooling and servicing agreement, as applicable. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loan”. We cannot assure that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment

The holders of a serviced pari passu companion loan relating to a serviced pari passu mortgage loan (including, in the case of a servicing shift mortgage loan, the holder of a related non-controlling serviced pari passu companion loan) will have certain consultation rights (on a non-binding basis) with respect to major decisions and implementation of any recommended actions outlined in an asset status report relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer may not be required to consult with the companion loan holder unless required to do so under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to any mortgage loan with one or more related subordinate companion loans, the holders of such companion loan(s) will have the right under certain limited circumstances to (i) cure certain defaults with respect to the related mortgage loan and to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) prior to the occurrence and continuance of a “control appraisal period” or a “control termination event” with respect to such subordinate companion loan, approve certain modifications and consent to certain actions to be taken with respect to the related whole loan and replace the special servicer with respect to the related whole loan. The rights of the holder of such subordinate companion loan could adversely affect your ability to protect your interests with respect to matters relating to the related mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loan”.

With respect to mortgage loans that have mezzanine debt or permit mezzanine debt in the future, the related mezzanine lender generally will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

In addition, with respect to any non-serviced mortgage loan or servicing shift mortgage loan, you will generally not have any right to vote or consent with respect to any matters relating to the servicing and administration of such non-serviced mortgage loan or servicing shift mortgage loan, however, the directing certificateholder (or equivalent) of the related securitization trust holding the controlling note for the related non-serviced whole loan (or the holder of the related controlling companion loan in the case of a servicing shift whole loan), will have the right to vote or consent with respect to certain specified matters relating to the servicing and administration of such non-serviced mortgage loan or servicing shift mortgage loan, as applicable. The interests of the securitization trust holding the controlling note (or the holder or the related controlling companion loan in the case of a servicing shift whole loan) may conflict with those of the holders of some or all of the classes of certificates, and accordingly the directing certificateholder (or the equivalent) of such securitization trust (or the holder of the related controlling companion loan in the case of the servicing shift whole loan) may direct or advise the special servicer for the related securitization trust (or with respect to a servicing shift whole loan prior to the related servicing shift securitization date, the special servicer under the pooling and servicing agreement for this securitization) to take actions that conflict with the interests of the holders of certain classes of the certificates. See

“Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that any companion loan holder:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	do not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the special servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer in order to maximize ultimate proceeds of such mortgage loans to the issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received in respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount of cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications,

operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by the special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (other than UBS AG, New York Branch, a sponsor, in respect of the mortgage loans it will contribute to this securitization) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. We cannot assure you that the sponsors, notwithstanding the existence of any payment guarantee, will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made by the related mortgage loan seller to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In particular, in the case of a non-serviced whole loan that is serviced under the related non-serviced trust and servicing agreement or pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer under that pooling and servicing agreement or trust and servicing agreement, if any, may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as a REMIC or cause the issuing entity to incur a tax.

Each sponsor has only limited assets with which to fulfill any obligations on its part that may arise as a result of a material document defect or a material breach of any of the sponsor’s representations or warranties. We cannot assure you that a sponsor or any related payment guarantor has or will have sufficient assets with which to fulfill any obligations on its part that may arise, or that any such entity will maintain its existence.

Additionally, one of the sponsors, Société Générale, may be subject to the “bail-in” powers of a Resolution Authority and such sponsor’s liabilities, including the obligation to repurchase certain defective mortgage loans could, among other things, be reduced, converted or extinguished in full. Alternatively the BRRD gives the power to a Resolution Authority to transfer the assets of certain relevant institutions to a third party entity. See “—The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans”.

See “Description of the Mortgage Loan Purchase Agreements”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “prime rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If the master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by the master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the federal bankruptcy code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the related mortgage loans or the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If the master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the related mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the FDIC, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then-acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the

FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

Société Générale, a sponsor, a mortgage loan seller and an originator, is a French limited liability company (“société anonyme”) authorized as a bank and is subject to the provisions of French insolvency laws. Pursuant to French insolvency laws, certain transactions entered into by a French registered company may be subsequently challenged if entered into during the “hardening period” (“periode suspecte”). In the event the challenge was successful, the transfer of mortgage loans by Société Générale may be declared null and void by the insolvency judge. The hardening period is the period between the date on which the company became insolvent and the date of the order of the court commencing an insolvency proceeding. The date of insolvency (“état decessation des paiements”) is deemed to be the date of the court order commencing the proceeding, unless the court sets an earlier date which may be no earlier than 18 months before the date of such court order. In the event a French insolvency proceeding is open against Société Générale and if the transfer of mortgage loans occurred during such 18-month period before the opening of the proceeding, it is possible that a court appointed officer, the court or the public prosecutor would try to claim that Société Générale was already insolvent at the time of the transfer and try to challenge the validity of such transfer under French insolvency rules. Even if a challenge were not successful, resolution of such a matter could cause significant delay which may impact on payments under the certificates. In addition, Société Générale’s obligation to repurchase mortgage loans or to cure certain breaches or defects with respect to mortgage loans could be subject to the “bail-in” powers of a Resolution Authority and such sponsor’s liabilities, including the obligation to repurchase certain defective mortgage loans could, among other things, be reduced, converted or extinguished in full. Alternatively, the BRRD gives the power to a Resolution Authority to transfer the assets of certain relevant institutions to a third party entity. See “—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates”.

If Société Générale were acting through its New York branch, and were to become the subject of an insolvency proceeding under the laws of France and a proceeding were initiated under Chapter 15 of the federal bankruptcy code or the New York Superintendent of Financial Services were to take possession of the New York branch, it is possible that the New York Superintendent of Financial Services, a creditor or trustee in bankruptcy of Société Générale may argue that the sale of its interest in the mortgage loans by Société Générale was a pledge of the receivables rather than a sale. The New York Superintendent of Financial Services, a creditor, a bankruptcy trustee or another interested party could still attempt to assert that the transfer of Société Générale’s interest in the mortgage loans was not a sale. If such party’s challenge is successful, payments on the certificates would be reduced or delayed. Even if the challenge is not successful, payments on the certificates could be delayed while a court resolves the claim.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one prepared assuming a forced liquidation or other distress situation. In addition, because a

FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reduction amounts, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other restrictions, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. Generally, any (i) net income from such operation (other than qualifying “rents from real property”) (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the corporate tax rate (which, as of January 1, 2018, is 21%). No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates and any related companion loan holders, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders.

When foreclosing on a real estate mortgage, a REMIC is generally limited to taking only the collateral that will qualify as “foreclosure property” within the meaning of the REMIC provisions. Foreclosure property includes only the real property (ordinarily the land and structures) securing the real estate mortgage and personal property incident to such real property.

REMIC Status

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the United States Internal Revenue Code of 1986, as amended, during any taxable year, the United States Internal Revenue Code of 1986, as amended, provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the relevant entity would likely be treated as an association taxable as a corporation under the United States Internal Revenue Code of 1986, as amended. If designated portions of the issuing entity are so treated, the offered certificates may be treated as stock interests in an association and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount

One or more classes of offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, an investor may be required to treat such uncollectible amount as a capital loss under Section 166 of the United States Internal Revenue Code of 1986, as amended.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of forty-one (41) fixed rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $646,477,345 (the “Initial Pool Balance”). The “Cut-off Date” means the respective due dates for such Mortgage Loans in December 2018 (or, in the case of any Mortgage Loan that has its first due date after December 2018, the date that would have been its due date in December 2018 under the terms of that Mortgage Loan if a monthly debt service payment were scheduled to be due in that month).

Thirteen (13) of the Mortgage Loans (collectively, 51.1%), Great Value Storage Portfolio, Heartland Dental Medical Office Portfolio, Saint Louis Galleria, Staples Strategic Industrial, CBBC Industrial Portfolio, Pier 1 Imports Headquarters, 16300 Roscoe Blvd, Regency Properties Portfolio, Nebraska Crossing, Clevelander South Beach, Christiana Mall, Ellsworth Place and ExchangeRight Net Leased Portfolio 24, are each part of a larger whole loan, each of which is comprised of the related Mortgage Loan and one or more loans that are pari passu in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Pari Passu Companion Loans”) and/or are subordinate in right of payment to the related Mortgage Loan (referred to in this prospectus as a “Subordinate Companion Loan”). The Pari Passu Companion Loans and the Subordinate Companion Loans are collectively referred to as the “Companion Loans”, and each Mortgage Loan and the related Companion Loans are collectively referred to as a “Whole Loan”. Each Companion Loan is secured by the same mortgage and the same single assignment of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of any Companion Loan.

The Mortgage Loans were selected for this transaction from mortgage loans specifically originated for securitizations of this type by the mortgage loan sellers and their respective affiliates, or originated by others and acquired by the mortgage loan sellers specifically for a securitization of this type, in either case, taking into account, among other factors, rating agency criteria and anticipated feedback from investors in the most subordinate certificates, property type and geographic location.

The Mortgage Loans were originated, co-originated or acquired by the mortgage loan sellers set forth in the chart titled “Sellers of the Mortgage Loans” in “Summary of Terms” and such entities will sell their respective Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans to the issuing entity.

Each Mortgage Loan is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, is secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments (each, a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in one or more commercial and/or multifamily properties (each, a “Mortgaged Property”).

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property or Mortgaged Properties and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented on Annex A-2 or Annex A-3 may not equal the indicated total due to rounding. The information on Annex A-1 with respect to the Mortgage Loans (or Whole Loans, if applicable) and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on December 28, 2018 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics on Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balances and/or the allocated loan amount allocated to such Mortgaged Properties as of the Cut-off Date.

All information presented in this prospectus with respect to each Mortgage Loan with one or more Pari Passu Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), unless otherwise indicated. All information presented in this prospectus with respect to the Mortgage Loans with a related Subordinate Companion Loan is calculated without regard to any such Subordinate Companion Loan, unless otherwise indicated.

Definitions

For purposes of this prospectus, including the information presented in the Annexes, the indicated terms have the following meanings:

“ADR” means, for any hotel property, average daily rate.

“Annual Debt Service” generally means, for any Mortgage Loan, 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date; provided that:

●	in the case of a Mortgage Loan that provides for interest-only payments through maturity or the Anticipated Repayment Date, as applicable, such term means the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter for such Mortgage Loan; and

●	in the case of a Mortgage Loan that provides for an initial interest-only period and provides for scheduled amortization payments after the expiration of such interest-only period prior to the maturity date or the Anticipated Repayment Date, as applicable, 12 times the monthly payment of principal and interest payable during the amortization period.

●	The Saint Louis Galleria Mortgage Loan (7.0%) accrues interest and amortizes based on the assumed principal and interest payment schedule set forth in Annex F. Debt service coverage ratios are calculated using the sum of the first 12 principal and interest payments after the expiration of the mortgage loan interest only period based on the assumed principal and interest payment schedule set forth in Annex F.

Monthly debt service and the debt service coverage ratios are also calculated using the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, subject to the proviso to the prior sentence. In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan including any related Companion Loan(s) (other than any related Subordinate Companion Loan). Annual Debt Service is calculated with regard to the related Mortgage Loan included in the issuing entity only, unless otherwise indicated.

“Appraised Value” means, for any Mortgaged Property, the appraiser’s adjusted value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the related mortgage loan seller as set forth under “Appraised Value” on Annex A-1. The Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes. In certain cases, the appraisals state values other than “as-is” as well as the “as-is” value for the related Mortgaged Property that assume that certain events will occur with respect to the re-tenanting, construction, renovation or repairs at such Mortgaged Property. In most such cases, the related mortgage loan seller has taken reserves sufficient to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale. In the case of certain Mortgage Loans as described under “—Appraised Value”, the Cut-off Date Loan-to-Value Ratio and/or the LTV Ratio at Maturity or ARD for such Mortgage Loans has been calculated based on an other than “as-is” Appraised Value of a related Mortgaged Property.

“Balloon Balance” means, with respect to any Mortgage Loan, the principal amount that will be due at maturity (or, in the case of any ARD Loan, outstanding at the related Anticipated Repayment Date) for such Mortgage Loan, assuming no payment defaults or principal prepayments.

“Cash Flow Analysis” is, with respect to one or more of the Mortgaged Properties securing a Mortgage Loan among the 15 largest Mortgage Loans, a summary presentation of certain adjusted historical financial information provided by the related borrower, and a calculation of the Underwritten Net Cash Flow expressed as (a) “Effective Gross Income” minus (b) “Total Operating Expenses” and underwritten replacement reserves and (if applicable) tenant improvements and leasing commissions. For this purpose:

●	“Effective Gross Income” means, with respect to any Mortgaged Property, the revenue derived from the use and operation of that property, less allowances for vacancies, concessions and credit losses. The “revenue” component of such calculation was generally determined on the basis of the information described with respect to the “revenue” component described under “Underwritten Net Cash Flow” below. In general, any non-recurring revenue items and non-property related revenue are eliminated from the calculation of Effective Gross Income.

●	“Total Operating Expenses” means, with respect to any Mortgaged Property, all operating expenses associated with that property, including, but not limited to, utilities, administrative expenses, repairs and maintenance, management fees, advertising costs, insurance premiums, real estate taxes and (if applicable) ground rent. Such expenses were generally determined on the basis of the same information as the “expense” component described under “Underwritten Net Cash Flow” below.

To the extent available, selected historical income, expenses and net income associated with the operation of the related Mortgaged Property securing each Mortgage Loan appear in each cash flow summary contained on Annex A-3. Such information is one of the sources (but not the only source) of information on which calculations of Underwritten Net Cash Flow are based. The historical information presented is derived from audited and/or unaudited financial statements provided by the borrowers. The historical information in the cash flow summaries reflects adjustments made by the mortgage loan seller to exclude certain items contained in the related financial statements that were not considered in calculating Underwritten Net Cash Flow and is presented in a different format from the financial statements to show a comparison to the Underwritten Net Cash Flow. In general, solely for purposes of the presentation of historical financial information, the amount set forth under the caption “gross income” consists of the “total revenues” set forth in the applicable financial statements (including (as and to the extent stated) rental revenues, tenant reimbursements and recovery income (and, in the case of hospitality properties and certain other property types, parking income, telephone income, food and beverage income, laundry income and other income), with adjustments to exclude amounts recognized on the financial statements under a straight-line method of recognizing rental income (including increases in minimum rents and rent abatements) from operating leases over their lives and items indicated as extraordinary or one-time revenue collections or considered nonrecurring in property operations. The amount set forth under the caption “expenses” in the historical financial information consists of the total expenses set forth in the applicable financial statements, with adjustments to exclude allocated parent company expenses, restructuring charges and charges associated with employee severance and termination benefits, interest expenses paid to company affiliates or unrelated third parties, charges for depreciation and amortization and items indicated as extraordinary or one-time losses or considered nonrecurring in property operations.

The selected historical information presented in the cash flow summaries is derived from audited and/or unaudited financial statements furnished by the respective borrowers which have not been verified by the depositor, any underwriters, the mortgage loan sellers or any other person. Audits or other verification of such financial statements could result in changes thereto, which could in turn result in the historical net income presented herein being overstated or understated.

“Cut-off Date Balance” of any Mortgage Loan, will be the unpaid principal balance of that Mortgage Loan, as of the Cut-off Date for such Mortgage Loan, after application of all payments due on or before that date, whether or not received.

An “LTV Ratio” for any Mortgage Loan, as of any date of determination, is a fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of the Mortgage Loan as of that date (assuming no defaults or prepayments on the Mortgage Loan prior to that date), and the denominator of which is the “as-is” (or, in the case of Mortgage Loans identified under “—Appraised Value” below, other than “as-is”) Appraised Value as determined by an appraisal of the Mortgaged Property obtained at or about the time of the origination of the related Mortgage Loan.

The LTV Ratio as of the related maturity date or, if applicable, the Anticipated Repayment Date, set forth on Annex A-2 was calculated based on the principal balance of the related Mortgage Loan on the related maturity date or Anticipated Repayment Date, as the case may be, assuming all principal payments required to be made on or prior to the related maturity date or, if applicable, the Anticipated Repayment Date (in either case, not including the Maturity Date Balloon or ARD Payment) are made. In addition, because it is based on the value of a Mortgaged Property determined as of loan origination, the information set forth on Annex A-1 and on Annex A-2 is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property could have decreased from the appraised value determined at origination and the current actual LTV Ratio of a Mortgage Loan and the LTV Ratio at maturity or Anticipated Repayment Date may be higher than its LTV Ratio at origination even after taking into account amortization since origination. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

In the case of a Mortgage Loan that is part of a Whole Loan unless otherwise indicated, LTV Ratios were calculated with respect to such Mortgage Loan including any related Companion Loan(s) (except, in the case of a Mortgage Loan with a Subordinate Companion Loan, LTV Ratios were calculated without regard to any related Subordinate Companion Loan).

The characteristics described above and on Annex A-2, along with certain additional characteristics of the Mortgage Loans presented on a loan-by-loan basis, are set forth on Annex A-1.

“Cut-off Date Loan-to-Value Ratio” or “Cut-off Date LTV Ratio” generally means the ratio, expressed as a percentage, of the Cut-off Date Balance of a Mortgage Loan to the Appraised Value of the related Mortgaged Property or Mortgaged Properties determined as described under “—Appraised Value”. See also the footnotes to Annex A-1. Because the Appraised Values of the Mortgaged Properties were determined prior to origination, the information set forth in this prospectus, including the Annexes hereto, is not necessarily a reliable measure of property value or the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property may have decreased from the appraised value determined at origination and the current actual cut-off date loan-to-value ratio of a Mortgage Loan may be higher than the Cut-off Date LTV Ratio that we present in this prospectus, even after taking into account any amortization since origination. No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale of that property. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”. In the case of a Mortgage Loan that is part of a Whole Loan, the Cut-off Date LTV Ratio was calculated based on the aggregate principal balance of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s) (but excluding any related Subordinate Companion Loan) as of the Cut-off Date.

“Debt Service Coverage Ratio”, “DSCR”, “Underwritten Debt Service Coverage Ratio”, “U/W NCF DSCR” or “U/W DSCR” generally means the ratio of the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties to the Annual Debt Service as shown on Annex A-1.

In the case of a Mortgage Loan that is part of a Whole Loan, such debt service coverage ratio was calculated based on the aggregate Annual Debt Service of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s) (but excluding any related Subordinate Companion Loan).

In general, debt service coverage ratios are used by income property lenders to measure the ratio of (a) cash currently generated by a property or expected to be generated by a property based upon executed leases that is available for debt service to (b) required debt service payments. However, debt service coverage ratios only measure the current, or recent, ability of a property to service mortgage debt. If a property does not possess a stable operating expectancy (for instance, if it is subject to material leases that are scheduled to expire during the loan term and that provide for above-market rents and/or that may be difficult to replace), a debt service coverage ratio may not be a reliable indicator of a property’s ability to service the mortgage debt over the entire remaining loan term. See the definition of “Underwritten Net Cash Flow” below.

The Underwritten Debt Service Coverage Ratios presented in this prospectus appear for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property or Mortgaged Properties to generate sufficient cash flow to repay the related Mortgage Loan. No representation is made that the Underwritten Debt Service Coverage Ratios presented in this prospectus accurately reflect that ability.

“GLA” means gross leasable area.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding) generally on a daily basis.

“Loan Per Unit” means the principal balance per unit of measure (as applicable) as of the Cut-off Date. With respect to any Mortgage Loan that is part of a Whole Loan structure, the Loan Per Unit is calculated with regard to both the related Pari Passu Companion Loan(s) and the related Mortgage Loan included in the issuing entity, but without regard to any related Subordinate Companion Loan, unless otherwise indicated.

“LTV Ratio at Maturity or ARD”, “LTV Ratio at Maturity or Anticipated Repayment Date” and “Balloon LTV Ratio” generally means the ratio, expressed as a percentage, of (a) the principal balance of a balloon Mortgage Loan scheduled to be outstanding on the stated maturity date (or, in the case of an ARD Loan, scheduled to be outstanding on the Anticipated Repayment Date), assuming (among other things) no prepayments or defaults, to (b) the Appraised Value of the related Mortgaged Property or Mortgaged Properties determined as described under “—Appraised Value”. Each Mortgage Loan requires that a regular monthly debt service payment be made on the stated maturity date or Anticipated Repayment Date, as applicable, and accordingly the principal balance referenced in clause (a) of the immediately preceding sentence will be net of the principal portion, if any, of the monthly debt service payment due on such date. Because the Appraised Values of the Mortgaged Properties were determined prior to origination, the information set forth in this prospectus, including the Annexes hereto, is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property may have decreased from the appraised value determined at origination and the actual loan-to-value ratio at maturity or the Anticipated Repayment Date of a Mortgage Loan may be higher than the LTV Ratio at Maturity or ARD that we present in this prospectus. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”. In the case of each Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such loan-to-value ratio was calculated based on the aggregate principal balance that will be due at maturity (or, in the case of an ARD Loan, scheduled to be outstanding on the Anticipated Repayment Date) with respect to such Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s). In the case of a Mortgage Loan with one or more related Subordinate Companion Loans, LTV Ratios at Maturity or ARD were calculated without regard to any related Subordinate Companion Loan.

“Maturity Date Balloon or ARD Payment” or “Balloon or ARD Payment” means, for any balloon Mortgage Loan or ARD Loan, the payment of principal due upon its stated maturity date or, in the case of an ARD Loan, the principal balance scheduled to be outstanding at the related Anticipated Repayment Date. Each Mortgage Loan requires that a regular monthly debt service payment be made on the stated maturity date or Anticipated Repayment Date, as applicable, and accordingly the payment of principal or principal balance, as applicable, referenced in the immediately preceding sentence will be net of the principal portion, if any, of the monthly debt service payment due on such date.

“Net Operating Income” generally means, for any given period (ending on the “NOI Date”), the total operating revenues derived from a Mortgaged Property during that period, minus the total operating expenses incurred in respect of that Mortgaged Property during that period other than:

●	non-cash items such as depreciation and amortization,

●	capital expenditures, and

●	debt service on the related Mortgage Loan or on any other loans that are secured by that Mortgaged Property.

“NRA” means net rentable area.

“Occupancy Rate” means (i) in the case of multifamily rental properties and manufactured housing community properties, the percentage of rental units or pads, as applicable, that are rented (generally without regard to the length of the lease or rental period) as of the date of determination; (ii) in the case of office, retail and industrial/warehouse properties, the percentage of the net rentable square footage rented as of the date of determination (subject to, in the case of certain Mortgage Loans, one or more of the additional lease-up assumptions); (iii) in the case of hospitality properties, the percentage of available rooms occupied for the trailing 12-month period ending on the date of determination; and (iv) in the case of self storage facilities, either the percentage of the net rentable square footage rented or the percentage of units rented as of the date of determination, depending on borrower reporting. In the case of some of the Mortgage Loans, the calculation of Occupancy Rate for one or more related properties was based on assumptions regarding occupancy, such as: the assumption that a particular tenant at the subject Mortgaged Property that has executed a lease (or, in some cases, a letter of intent to execute a lease), but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within 12 months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the subject Mortgaged Property; and certain additional lease-up assumptions as may be described in the footnotes to Annex A-1. For information regarding the determination of the occupancy rates with respect to the 15 largest Mortgage Loans and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions on Annex A-3.

“Occupancy As Of Date” means the date of determination of the Occupancy Rate of a Mortgaged Property.

“Prepayment Provisions” denotes a general summary of the provisions of a Mortgage Loan that restrict the ability of the related borrower to voluntarily prepay the Mortgage Loan. In each case, some exceptions may apply that are not described in the general summary, such as provisions that permit a voluntary partial prepayment in connection with the release of a portion of a Mortgaged Property, or require the application of tenant holdback reserves to a partial prepayment, in each case notwithstanding any lockout period or yield maintenance charge that may otherwise apply. In describing Prepayment Provisions, we use the following symbols with the indicated meanings:

●	“DEF(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited, but the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property.

●	“LO(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited and defeasance is not permitted.

●	“O(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted without the payment of any Prepayment Premium or Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.

●	“YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of a Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.

●	“DEF/@(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of a Prepayment Premium (equal to @% of the prepaid amount).

●	“DEF/YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of a Yield Maintenance Charge.

●	“DEF/YM@(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of the greater of a Yield Maintenance Charge and a Prepayment Premium (equal to @% of the prepaid amount).

●	“YM@(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of the greater of a Yield Maintenance Charge and a Prepayment Premium (equal to @% of the prepaid amount) and the lender is not entitled to require a defeasance in lieu of prepayment.

“Remaining Term to Maturity or ARD” means, with respect to any Mortgage Loan, the number of months from the Cut-off Date to the related stated maturity date or Anticipated Repayment Date.

“RevPAR” means, with respect to any hotel property, revenue per available room.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, industrial/warehouse facility, any combination of the foregoing or other single purpose property, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date, as applicable. Annex A-1 indicates which Mortgage Loans are ARD Loans.

“Underwritten Expenses” or “U/W Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) estimated fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the related Mortgage Loan seller and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of each Mortgage Loan seller as described under the definition of “Underwritten Net Operating Income” in this prospectus.

“Underwritten Net Cash Flow”, “Underwritten NCF” or “U/W NCF” means an amount based on assumptions relating to cash flow available for debt service. In general, it is the Underwritten Net Operating Income less all reserves for capital expenditures, including tenant improvement costs and leasing commissions. Underwritten Net Cash Flow generally does not reflect interest expenses, non-cash items such as depreciation and amortization and other non-reoccurring expenses.

In determining the “revenue” component of Underwritten Net Cash Flow for each Mortgaged Property, the related mortgage loan seller generally relied on a rent roll and/or other known, signed tenant leases, executed extension options, property financial statements, estimates in the related appraisal, or other indications of anticipated income (generally supported by market considerations, cash reserves or letters of credit) supplied by the related borrower and, where the actual vacancy shown thereon and, if available, the market vacancy was less than 5%, assumed a minimum 5% vacancy in determining revenue from rents (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income), except that in the case of certain non-multifamily and non-manufactured housing community properties, space occupied by such anchor or single tenants or other large creditworthy tenants may have been disregarded (or a rate of less than 5% has been assumed) in performing the vacancy adjustment due to the length of the related leases or creditworthiness of such tenants. Where the actual or market vacancy was greater than 5%, the mortgage loan seller determined revenue from rents (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income) by generally relying on a rent roll and/or other known, signed leases, executed lease extension options, property financial statements, estimates in the related appraisal, or other indications of anticipated income (generally supported by market considerations, cash reserves or letters of credit) supplied and generally (but not in all cases) the greatest of (a) actual current vacancy at the related Mortgaged Property or a vacancy otherwise based on performance of the related Mortgaged Property (e.g., an economic vacancy based on actual collections for a specified trailing period), (b) if available, current vacancy according to third-party-provided market information or at comparable properties in the same or similar market as the related Mortgaged Property, subject to adjustment to address special considerations (such as where market vacancy may have been ignored with respect to space covered by long-term leases or because it was deemed inapplicable by reason of, among other things, below market rents at or unique characteristics of the subject Mortgaged Property) and/or to reflect the appraiser’s conclusion of a supportable or stabilized occupancy rate, and (c) subject to the discussion above, 5%. In some cases involving a multi-property Mortgage Loan, the foregoing vacancy assumptions may be applied to the portfolio of the related Mortgaged Properties in the entirety, but may not apply to each related Mortgaged Property. In addition, for some Mortgaged Properties, the actual vacancy may reflect the average vacancy over the course of a year (or trailing 12-month period). In determining revenue for multifamily, manufactured housing community and self storage properties, the mortgage loan sellers generally reviewed rental revenue shown on the rolling one-to-twelve month (or some combination thereof) operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or operating statements with respect to the prior one-to-twelve-month periods. In the case of hospitality properties, gross receipts were generally determined based upon the average occupancy not to exceed 80% and daily rates based on third-party-provided market information or average daily rates achieved during the prior one-to-three year annual reporting period.

In determining the “expense” component of Underwritten Net Cash Flow for each Mortgaged Property, the related mortgage loan seller generally relied on, to the extent available, historical operating statements, full-year or year-to-date financial statements, rolling 12-month operating statements, year-to-date financial statements and/or budgets supplied by the related borrower, as well as estimates in the related appraisal, except that:

(i) if tax or insurance expense information more current than that reflected in the financial statements was available and verified, the newer information was generally used; (ii) property management fees were generally assumed to be 1% to 6% (depending on the property type) of effective gross revenue (or, in the case of a hospitality property, gross receipts); (iii) in general, depending on the property type, assumptions were made with respect to the average amount of reserves for leasing commissions, tenant improvement expenses and capital expenditures; (iv) expenses were assumed to include annual replacement reserves; and (v) recent changes in circumstances at the Mortgaged Properties were taken into account (for example, physical changes that would be expected to reduce utilities costs). Annual replacement reserves were generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or minimum requirements by property type designated by the mortgage loan seller, and are: (a) in the case of retail, office, self storage and industrial/warehouse properties, generally not more than $0.40 per square foot of net rentable commercial area (and may be zero); (b) in the case of multifamily rental apartments, generally not more than approximately $400 per residential unit per year, depending on the condition of the property (and may be zero); (c) in the case of manufactured housing community properties, generally not more than approximately $80 per pad per year, depending on the condition of the property (and may be zero); and (d) in the case of hospitality properties, generally 4% to 5%, inclusive, of gross revenues (and may be zero). In addition, in some cases, the mortgage loan seller recharacterized as capital expenditures items that are reported by borrowers as operating expenses (thus increasing the “net cash flow”).

Historical operating results may not be available for Mortgaged Properties with newly constructed improvements, Mortgaged Properties with triple-net leases, Mortgaged Properties that have recently undergone substantial renovations and newly acquired Mortgaged Properties. In such cases, items of revenue and expense used in calculating Underwritten Net Cash Flow were generally derived from rent rolls, estimates set forth in the related appraisal, leases with tenants, other third-party-provided market information or from other borrower-supplied information. We cannot assure you with respect to the accuracy of the information provided by any borrowers, or the adequacy of the procedures used by the related mortgage loan seller in determining the presented operating information.

For purposes of calculating Underwritten Net Cash Flow for Mortgage Loans where leases have been executed by one or more affiliates of the borrower, the rents under some, but not all, of such leases, if applicable, have been adjusted downward to reflect market rents for similar properties if the rent actually paid under the lease was significantly higher than the market rent for similar properties.

The amounts described as revenue and expense above are often highly subjective values. In the case of some of the Mortgage Loans, the calculation of Underwritten Net Cash Flow for the related Mortgaged Properties was based on assumptions regarding projected rental income, expenses and/or occupancy, including, without limitation, one or more of the following: (i) the assumption that a particular tenant at a Mortgaged Property that has executed a lease or letter of intent, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy and commence paying rent on a future date generally expected to occur within 12 months of the Cut-off Date; (ii) the assumption that certain rental income that is to be payable commencing on a future date under a signed lease, but where the subject tenant is in an initial rent abatement or free rent period, will be paid commencing on such future date; (iii) assumptions regarding the probability of renewal or extension of particular leases and/or the re-leasing of certain space at a Mortgaged Property and the anticipated effect on capital and re-leasing expenditures; (iv) assumptions regarding the costs and expenses, including leasing commissions and tenant improvements, associated with leasing vacant space or releasing occupied space at a future date; and (v) assumptions regarding future increases or decreases in expenses, or whether certain expenses are capital expenses or should be treated as expenses which are not recurring. In addition, in the case of some commercial properties, the underwritten revenues were adjusted upward to account for a portion or average of the additional rents provided for under any rent step-ups scheduled to occur over the terms of the executed leases. We cannot assure you that the assumptions made with respect to any Mortgage Loan will, in fact, be consistent with actual property performance. Actual annual net cash flow for a Mortgaged Property may be less than the Underwritten Net Cash Flow presented with respect to that property in this prospectus. In addition, the underwriting analysis of any particular Mortgage Loan as described herein by a particular Mortgage Loan seller may not conform to an analysis of the same property by other persons or entities.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions”. See also Annex A-1 and the footnotes thereto for disclosure regarding any variances in the calculation of Underwritten Net Cash Flow.

The “Underwritten Net Cash Flow Debt Service Coverage Ratio” or “U/W NCF DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, is the ratio of Underwritten Net Cash Flow calculated for the related Mortgaged Property to the amount of total Annual Debt Service on such Mortgage Loan except that the Underwritten Net Cash Flow Debt Service Coverage Ratios for all partial interest-only loans, if any, was calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan. However, in the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt service coverage ratio was calculated based on the aggregate Annual Debt Service of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date (and, for the avoidance of doubt, without regard to any related Subordinate Companion Loan). The Underwritten Net Cash Flow Debt Service Coverage Ratio for all interest-only loans were calculated based on the sum of the first 12 interest payments following the Cut-off Date.

“Underwritten NCF Debt Yield” or “U/W NCF Debt Yield” generally means, with respect to any Mortgage Loan, the related Underwritten NCF divided by the Cut-off Date Balance of that Mortgage Loan. However, in the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt yield was calculated based on the aggregate principal balance of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s) (and, for the avoidance of doubt, without regard to any related Subordinate Companion Loan) as of the Cut-off Date.

No Mortgage Loan included in the Trust has an Underwritten NCF Debt Yield calculated based on the related Cut-off Date Balance less a related earnout or holdback reserve.

“Underwritten Net Operating Income”, “Underwritten NOI” or “U/W NOI” means an amount based on assumptions of the cash flow available for debt service before deductions for capital expenditures, including replacement reserves, tenant improvement costs and leasing commissions. In general, Underwritten Net Operating Income is the assumed revenue derived from the use and operation of a Mortgaged Property, consisting primarily of rental income, less the sum of (a) assumed operating expenses (such as utilities, administrative expenses, repairs and maintenance, management fees and advertising) and (b) fixed expenses, such as insurance, real estate taxes and, if applicable, ground lease payments. Underwritten Net Operating Income is generally estimated in the same manner as Underwritten Net Cash Flow, except that no deduction is made for capital expenditures, including replacement reserves, tenant improvement costs and leasing commissions. See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions”.

“Underwritten Net Operating Income Debt Service Coverage Ratio” or “U/W NOI DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, is the ratio of Underwritten NOI calculated for the related Mortgaged Property to the amount of total Annual Debt Service on such Mortgage Loan except that the Underwritten Net Operating Income Debt Service Coverage Ratio for all partial interest-only loans, if any, was calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan. However, in the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt service coverage ratio was calculated based on the aggregate Annual Debt Service of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s) (and, for the avoidance of doubt, without regard to any related Subordinate Companion Loan) as of the Cut-off Date. The Underwritten Net Operating Income Debt Service Coverage Ratios for all interest-only Mortgage Loans were calculated based on the sum of the first 12 interest payments following the Cut-off Date.

“Underwritten NOI Debt Yield” or “U/W NOI Debt Yield” means, with respect to any Mortgage Loan, the related Underwritten NOI divided by the Cut-off Date Balance of that Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt yield was calculated based on the aggregate principal balance of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s) (and, for the avoidance of doubt, without regard to any related Subordinate Companion Loan) as of the Cut-off Date.

“Underwritten Revenues” or “U/W Revenues” with respect to any Mortgage Loan means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income), subject to the assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income” above.

“Units”, “Rooms”, “Beds” , “Pads” means (a) in the case of a Mortgaged Property operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hotel property, the number of guest rooms, (c) in the case of a Mortgaged Property operated as a manufactured housing community property, the number of pads for manufactured homes, (d) in the case of a Mortgaged Property operating as student housing, the number of beds, or (e) in the case of a Mortgaged Property operated as a self storage property, the number of individual storage units.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

You should review the footnotes to Annex A-1 for information regarding certain other loan-specific adjustments regarding the calculation of debt service coverage ratio information, loan-to-value ratio information, debt yield information and/or loan per net rentable square foot or unit with respect to certain of the Mortgage Loans.

Except as otherwise specifically stated, the Cut-off Date LTV Ratio, Underwritten Debt Service Coverage Ratio, LTV Ratio at Maturity or ARD, Underwritten NCF Debt Yield, Underwritten NOI Debt Yield and loan per net rentable square foot or unit statistics with respect to each Mortgage Loan are calculated and presented without regard to any indebtedness other than the Mortgage Loan, whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise, that currently exists or that may be incurred by the related borrower or its owners in the future.

References to “Weighted Averages” of the Mortgage Loans in the Mortgage Pool or any particular sub-group of the Mortgage Loans are references to averages weighted on the basis of the Cut-off Date Balances of the subject Mortgage Loans.

If we present a debt rating for some tenants and not others in the tables, you should assume that the other tenants are not rated and/or have below-investment grade ratings. If a tenant has a rated parent or affiliate, we present the rating of that parent or affiliate, notwithstanding that the parent or affiliate may itself have no obligations under the lease. Presentation of a rating opposite a tenant should not be construed as a statement that the relevant tenant will perform or be able to perform its obligations.

The sum in any column of any of the tables on Annex A-2 may not equal the indicated total due to rounding.

Historical information presented in this prospectus, including information on Annex A-1 and Annex A-3, is derived from audited and/or unaudited financial statements provided by the borrowers. In each case, the historical information is taken from the same source with respect to a Mortgage Loan and subject to the same adjustments and considerations as described above with respect to the 15 largest Mortgage Loans under the definition of “Cash Flow Analysis”.

Mortgage Pool Characteristics

Overview

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$646,477,345
Number of Mortgage Loans	41
Number of Mortgaged Properties	317
Range of Cut-off Date Balances	$3,000,000 to $55,000,000
Average Cut-off Date Balance	$15,767,740
Range of Mortgage Rates	4.1398% to 5.9700%
Weighted average Mortgage Rate	5.1334%
Range of original terms to maturity or ARD(2)	60 months to 121 months
Weighted average original term to maturity or ARD(2)	114 months
Range of remaining terms to maturity or ARD(2)	60 months to 121 months
Weighted average remaining term to maturity or ARD(2)	114 months
Range of original amortization terms(3)	300 months to 360 months
Weighted average original amortization term(3)	353 months
Range of remaining amortization terms(3)	299 months to 360 months
Weighted average remaining amortization term(3)	353 months
Range of Cut-off Date LTV Ratios(4)(5)	29.3% to 75.0%
Weighted average Cut-off Date LTV Ratio(4)(5)	57.1%
Range of LTV Ratios as of the maturity date or ARD(2)(4)(5)	29.3% to 65.1%
Weighted average LTV Ratio as of the maturity date or ARD(2)(4)(5)	51.5%
Range of U/W NCF DSCRs(4)(6)(7)	1.30x to 4.69x
Weighted average U/W NCF DSCR(4)(6)(7)	2.03x
Range of U/W NOI Debt Yields(4)	7.8% to 20.1%
Weighted average U/W NOI Debt Yield(4)	12.4%
Percentage of Initial Pool Balance consisting of:
Full IO, ARD	38.6%
Amortizing	38.3%
Partial IO	23.1%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	With respect to any Mortgage Loan with an Anticipated Repayment Date, calculated through or as of the related Anticipated Repayment Date.

(3)	Excludes twelve (12) Mortgage Loans, Great Value Storage Portfolio, Staples Strategic Industrial, CBBC Industrial Portfolio, 435 Tasso Street, Princeton Marriott at Forrestal, McCreless Market, Woodbury & Cyrene, Christiana Mall, 2246-2260 Jerome Avenue, Nacogdoches Self Storage, ExchangeRight Net Leased Portfolio 24, and Sheets Self Storage (collectively, 38.6%) that are interest only for the entire term or until the Anticipated Repayment Date, as applicable. Includes the Saint Louis Galleria Mortgage Loan (7.0%), which accrues interest and will amortize based on the assumed principal and interest payment schedule set forth on Annex F for which the assumed amortization term is 360 months.

(4)	In the case of thirteen (13) Mortgage Loans (collectively, 51.1%) identified in the chart titled “Whole Loan Summary” in “Summary of Terms,” each of which has one or more Pari Passu Companion Loans and/or Subordinate Companion Loans that are not included in the issuing entity, the DSCR, LTV Ratio and debt yield have been calculated including the related Pari Passu Companion Loan(s) but excluding any related Subordinate Companion Loan. With respect to the Christiana Mall Mortgage Loan (1.5%), the related LTV Ratio as of the Cut-off Date and U/W NCF DSCR calculated including the related Subordinate Companion Loan are 52.9% and 1.93x, respectively.

(5)	Unless otherwise indicated under “Description of the Mortgage Pool—Appraised Value”, the Cut-off Date LTV Ratio and LTV Ratio as of the maturity date or Anticipated Repayment Date or have been calculated using the “as-is” appraised value.

(6)	Debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the Mortgage Loan following the Cut-off Date, provided that (i) in the case of a Mortgage Loan that provides for interest-only payments through maturity or its Anticipated Repayment Date, as applicable, such items are calculated based on the interest payments scheduled to be due on the first due date following the Cut-off Date and the 11 due dates thereafter for such Mortgage Loan and (ii) in the case of a Mortgage Loan that provides for an initial interest-only period that ends prior to maturity or its Anticipated Repayment Date, as applicable, and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable for the 12 payment periods immediately following the expiration of the interest-only period.

(7)	With respect to the Saint Louis Galleria Mortgage Loan (7.0%), U/W NCF DSCR are calculated using the sum of the first 12 principal and interest payments after the expiration of the interest-only period (period 61 to 72) based on the assumed principal and interest payment schedule set forth in Annex F.

The issuing entity will include six (6) Mortgage Loans, representing approximately 19.4% of the Initial Pool Balance, that represent the obligations of multiple borrowers that are liable (other than by reason of cross-collateralization with another Mortgage Loan and/or tenancies-in-common borrower structures) on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loans.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance
Retail	45	$191,109,648	29.6%
Anchored	18	99,067,128	15.3
Super Regional Mall	2	55,000,000	8.5
Single Tenant	22	15,244,648	2.4
Outlet Center	1	13,000,000	2.0
Shadow Anchored	2	8,797,872	1.4
Office	155	$142,866,727	22.1%
CBD	3	68,300,000	10.6
Medical	151	56,566,727	8.7
Suburban	1	18,000,000	2.8
Hospitality	9	$101,800,316	15.7%
Full Service	3	43,200,000	6.7
Limited Service	4	35,316,750	5.5
Extended Stay	1	15,083,565	2.3
Select Service	1	8,200,000	1.3
Industrial	14	$84,530,000	13.1%
Warehouse/Distribution	8	35,000,000	5.4
Cold Storage/Distribution	4	33,030,000	5.1
Flex	1	13,500,000	2.1
Warehouse	1	3,000,000	0.5
Self Storage	66	$65,750,000	10.2%
Multifamily	4	$42,625,000	6.6%
Garden	3	29,875,000	4.6
Student Housing	1	12,750,000	2.0
Mixed Use	23	$9,795,656	1.5%
Medical/Retail	23	9,795,656	1.5
Other	1	$8,000,000	1.2%
Total/Weighted Average	317	$646,477,345	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth on Annex A-1.

Retail Properties

In the case of the retail properties and mixed use properties with retail components set forth in the above chart, we note the following:

●	With respect to the Saint Louis Galleria Mortgage Loan (7.0%), the borrower sponsor currently owns a retail property within a 5-mile radius of the Mortgaged Property that partially competes with the Mortgaged Property. No anti-poaching agreement is in place between the Mortgaged Property and the partially competitive retail property.

●	With respect to the Christiana Mall Mortgage Loan (1.5%), the largest tenant, Target, occupies a portion of the Mortgaged Property (the “Target Parcel”) as ground lessee pursuant to a ground lease with the borrower, as ground lessor. Under the related ground lease, Target has the unilateral right to require the borrower to purchase the related improvements (the “Target Improvements”) from Target for an amount equal to the lesser of (i) the then-current fair market value of the Target Parcel and (ii) the unappreciated or unamortized original cost of the Target Parcel and Target Improvements and attached trade fixtures, related replacements and later improvements made (but excluding any unattached trade fixtures and personal property). For additional information, see “—Certain Terms of the Mortgage Loans—Releases; Partial Releases” below.

With respect to certain retail properties, some or all of the related tenants may not be required to continue to operate (i.e., such tenants may “go dark”) at such properties. With respect to any such tenant that has a right to go dark, if such tenant elects to go dark, such election may trigger co-tenancy clauses in other tenants’ leases.

See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”, and “—Specialty Use Concentrations” below.

Office Properties

In the case of the office properties and mixed use properties with office components set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks”.

Hotel Properties

In the case of the hotel properties set forth in the above chart, we note the following:

●	Hotel properties may be particularly affected by seasonality. Each of the Princeton Marriott at Forrestal, Best Western Premier Tides Hotel - Orange Beach and Best Western Plus Lake Lanier Hotel & Suites Mortgage Loans (collectively, 7.2%) require seasonality reserves to be funded at origination and/or on an ongoing basis to the extent of available excess cash flow (and/or from a monthly deposit by the borrower during specified months) in an amount specified in the related loan documents.

●	With respect to the Princeton Marriott at Forrestal Mortgage Loan (3.7%), in lieu of a seasonality reserve, the Mortgage Loan documents permit the borrower to post a letter of credit in the event of insufficient net cash flow at the Mortgaged Property to pay debt service, in such amount as calculated from the 12-month period commencing on the first day of April of the calendar year immediately preceding the calendar year in which such determination is made, in accordance with the Mortgage Loan documents. The seasonality reserve will be waived provided that the borrower satisfies certain conditions set forth in the Mortgage Loan documents.

●	With respect to the Best Western Premier Tides Hotel – Orange Beach and Homewood Suites Columbia/Laurel Mortgage Loans (collectively, 5.0%), the related appraisal identified as directly competitive one or more hotel properties that (i) have recently opened or are expected to open in 2019 and (ii) are within six (6) miles of the related Mortgaged Property.

●	With respect to the Princeton Marriott at Forrestal Mortgage Loan (3.7%), approximately 38.2% of the underwritten revenues are food and beverage revenues.

●	With respect to the Best Western Premier Tides Hotel - Orange Beach and the Best Western Plus Lake Lanier Hotel & Suites Mortgage Loans (collectively, 3.4%), the related Mortgaged Property is subject to a membership agreement (the “Membership

Agreement”) between the borrower and Best Western International, Inc. (“Best Western”). A proposed conversion of the Best Western membership organization into a franchise-based system (the “Proposed BW Conversion”) is pending before the current Best Western membership.  The Mortgage Loan documents require the borrower, as a member of the Best Western membership organization, to (i) vote in favor of the Proposed BW Conversion unless, prior to the date of any applicable vote, the lender delivers notice to the borrower that any proposed franchise agreement (the “Proposed Franchise Agreement”) and/or comfort letter (the “Proposed Comfort Letter”) are not in a form and substance reasonably satisfactory to the lender and (ii) in the event of the Best Western membership’s approval of the Proposed BW Conversion and the lender’s approval of the Proposed Franchise Agreement and Proposed Comfort Letter, execute and deliver the Proposed Franchise Agreement to Best Western by any applicable deadline.  In the event of a termination or expiration of the Membership Agreement following, among other things, the lender’s notice to the borrower that it does not approve the Proposed Franchise Agreement and/or Proposed Comfort Letter (a “BW Termination Event”), the borrower is required to execute an acceptable replacement franchise agreement within ninety days of such BW Termination Event.   The Mortgage Loan documents provide recourse to the guarantor and borrower in the event, among other things, Best Western does not offer the borrower the right to enter into a Proposed Franchise Agreement due to a failure of the borrower to be in “good standing” in the Best Western System (provided such failure is not due to insufficient cash flow at the Mortgaged Property).

●	With respect to the Clevelander South Beach Mortgage Loan (1.5%), in lieu of a seasonality reserve, the Mortgage Loan documents provide recourse to the guarantor and borrower in the event of insufficient net cash flow at the Mortgaged Property to pay debt service during the months of July, August, September and October (which months may be reasonably adjusted by the lender in accordance with the Mortgage Loan documents, provided that such months may in no event exceed a total of four calendar months during any calendar year).

●	With respect to the hotel properties set forth in the above chart, we note that all such properties are flagged hotel properties that are affiliated with a franchise or a hotel management company through a franchise or management agreement, except for the Clevelander South Beach Mortgaged Property (1.5%), which is unflagged.

●	With respect to the Clevelander South Beach Mortgage Loan (1.5%), approximately 75.8% of the underwritten revenues are revenues from certain bar and restaurant spaces pursuant to a master lease (the “Operating Lease”) between the related borrowers, Clevelander Holdings, LP, as fee owner (the “Fee Borrower”), and Clevelander Ocean, LP as operating lessee (the “OP Borrower”) (collectively, the “Clevelander Borrower”). The Mortgage Loan documents provide that the lender may not unreasonably withhold its consent to a termination of the Operating Lease (and the release of the OP Borrower from its obligations under the Mortgage Loan documents); provided that, among other conditions: (i) the Clevelander Borrower determines in its commercially reasonable discretion that the Operating Lease is no longer financially beneficial; (ii) the OP Borrower transfers to the Fee Borrower all property and any other assets owned by the OP Borrower (including, without limitation, the trademark and the liquor license); and (iii) satisfaction of customary REMIC requirements.

For a description of scheduled PIPs with respect to certain Mortgaged Properties, see "—Redevelopment, Renovation and Expansion”.

The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license agreement, franchise agreement, operating agreement or management agreement.

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance(1)	Percentage (%) of the Initial Pool Balance by Allocated Loan Amount	Expiration/Termination of Related License / Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date of the Related Mortgage Loan
Princeton Marriott at Forrestal	$24,000,000	3.7%	12/31/2026	12/6/2028
Warren Hospitality Portfolio - Holiday Inn & Suites - Warren	$9,200,000	1.4%	3/31/2028	12/6/2028
Warren Hospitality Portfolio - Holiday Inn Express - Warren	$8,100,000	1.3%	1/12/2030	12/6/2028
Best Western Premier Tides Hotel -Orange Beach(2)	$16,982,075	2.6%	11/30/2020	11/6/2028
Homewood Suites Columbia/Laurel	$15,083,565	2.3%	4/30/2030	11/6/2028
Hilton Garden Inn - Killeen, TX	$8,200,000	1.3%	11/30/2033	12/1/2028
Best Western Plus Lake Lanier Hotel & Suites	$5,242,014	0.8%	11/30/2018	11/6/2028
Hampton Inn - Derby	$4,992,661	0.8%	3/31/2030	11/6/2028

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth on Annex A-1.

(2)	A proposed conversion of the Best Western membership organization to a franchise-based system is pending before the related Best Western membership. See “—Hotel Properties” for additional information.

See “Risk Factors—Risks Relating to the Mortgage Loans—Hotel Properties Have Special Risks”, “—Risks Relating to Affiliation with a Franchise or Hotel Management Company”, “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” as well as “—Specialty Use Concentrations”.

Industrial Properties

In the case of the industrial properties set forth in the above chart, we note the following:

●	With respect to the Staples Strategic Industrial – Staples – Dayville, CT Mortgaged Property (0.4%) and the Staples – Putnam, CT Mortgaged Property (0.1%), the related borrower and borrower sponsor currently own properties within a 5-mile radius that compete with the related Mortgaged Property.

●	With respect to the CBBC Industrial Portfolio Mortgage Loan (5.1%), the four related Mortgaged Properties are leased to CBBC OpCo, LLC (“CBBC”) an affiliate of the Colorado Boxed Beef Company. The CBBC lease prohibits each Mortgaged Property from being transferred to a “Tenant Competitor,” which is defined as any person or entity (x) which operates a business where a material portion of the business of such person and its affiliates competes with that of CBBC, or (y) that CBBC has been notified that the landlord is engaged in material litigation with CBBC or its affiliate at the time of the landlord’s proposed transfer of the Mortgaged Property. Pursuant to subordination, non-disturbance and attornment agreements, CBBC has agreed that such provision does not apply in connection with any exercise of remedies pursuant to the related mortgage, including: (i) a purchase of a Mortgaged Property (or any portion thereof) at a foreclosure sale or (ii) a transfer of a Mortgaged Property (or any portion thereof) to the lender or its designee pursuant to a deed-in-lieu of foreclosure.

●	The CBBC Industrial Portfolio – Lakeland, FL Mortgaged Property (1.1%) is subject to a deed restriction in favor of US Foods, Inc. prohibiting sale to a competitor of US Foods, Inc. for a five year period which commenced May 6, 2016. The deed containing such restriction provides that if the Mortgaged Property secures debt of the property owner to an unaffiliated lender or a lender that is a financial institution, the restrictive covenant will not restrict the transfer of the Mortgaged Property to the lender or a buyer taking through a foreclosure sale and the covenant will terminate upon such foreclosure.

See “Risk Factors—Risks Relating to the Mortgage Loans—Industrial Properties Have Special Risks”.

Self Storage Properties

In the case of the self storage properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Self Storage Properties Have Special Risks”.

Multifamily Properties

In the case of the multifamily properties set forth in the above chart, we note the following:

●	With respect to the Woodbury & Cyrene Mortgage Loan (2.9%), the Woodbury Crossing Mortgaged Property is phase I of a larger development. The non-recourse carveout guarantors are developing an additional 128 units as phase II of such development, which will be directly competitive with the Woodbury Crossing Mortgaged Property. The loan agreement provides that with respect to any multi-family apartment project constructed by the non-recourse carveout guarantors or their affiliates within any past or future phase of the Woodbury Crossing development ("Affiliate Property"), neither borrower, guarantor nor their affiliates may (i) solicit any tenant to lease space at any Affiliate Property if such leasing of space would result in such tenant vacating its space at the Woodbury Crossing Mortgaged Property, or (ii) offer any units at any Affiliate Property at lower rental rates or with greater concessions than are offered for comparable units at the Woodbury Crossing Mortgaged Property. Amenities with respect to the Woodbury Crossing Mortgaged Property are expected to be located in the additional phase of the related development, and easements are in place for the use of such future amenities by the Woodbury Crossing Property.

●	With respect to the 345 Flats Mortgage Loan (2.0%), the related Mortgaged Property is used entirely for student housing.

●	With respect to the Marina Gardens Mortgage Loan (1.7%), as of the origination date, 38 out of the 40 leases in place at the related multifamily Mortgaged Property were on a month-to-month basis.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”.

Mixed Use Properties

In the case of the mixed use properties set forth in the above chart, we note the following:

●      Each such mixed use Mortgaged Property has one or more retail components. See “—Retail Properties Have Special Risks”.

●	With respect to the Heartland Dental Medical Office Portfolio Mortgage Loan (8.5%), approximately 85.8% and 14.2% of the NRA in the portfolio is office space and mixed use space, respectively.

Certain of the mixed use Mortgaged Properties may have specialty uses. See “—Specialty Use Concentrations” below. See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Specialty Use Concentrations

Certain Mortgaged Properties have one of the 5 largest tenants by NRA identified on Annex A-1 that operates (or has a sub-tenant that operates) its space in whole or in part as a specialty use that may not allow the space to be readily converted to be suitable for another type of tenant, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance by Allocated Loan Amount
Theater/entertainment facility(1)	3	11.7%
Medical/laboratory(2)	175	10.8%
Grocery store(3)	12	7.5%
Restaurant(4)	20	7.3%
Cold storage facility(5)	4	5.1%
Gym, fitness center or a health club(6)	4	3.1%
Bank Branch(7)	5	2.4%
School or educational facility(8)	1	1.2%

(1)	Includes Saint Louis Galleria, McCreless Market and Christiana Mall.

(2)	Includes Heartland Dental Medical Office Portfolio, Food Lion Portfolio - Tyler Square, Palm Coast Medical Center, ExchangeRight Net Leased Portfolio 24 - BioLife Plasma Services L.P. - West Des Moines, IA, ExchangeRight Net Leased Portfolio 24 - BioLife Plasma Services L.P. - Mt. Juliet, TN, ExchangeRight Net Leased Portfolio 24 - Fresenius Medical Care - Brownsville, TX and Bradenton Health Park East.

(3)	Includes Regency Properties Portfolio - Monticello Marketplace, Regency Properties Portfolio - Columbia Square, Regency Properties Portfolio - Raceway Mall, Food Lion Portfolio, Stop & Shop Manchester, Feather River Crossing, Skyland Towne Center and ExchangeRight Net Leased Portfolio 24 – Pick 'n Save - Wisconsin Rapids, WI.

(4)	Includes Heartland Dental Medical Office Portfolio - 9150 North East Barry Road, Heartland Dental Medical Office Portfolio - 1647 County Road 220, Heartland Dental Medical Office Portfolio - 1751 Pleasant Road, Heartland Dental Medical Office Portfolio - 782 Belle Terre Parkway, Heartland Dental Medical Office Portfolio - 7551 Osceola Polk Line Road, Heartland Dental Medical Office Portfolio - 4608 South West College Road, Heartland Dental Medical Office Portfolio - 1315 Bell Road, Heartland Dental Medical Office Portfolio - 840 Nissan Drive, Heartland Dental Medical Office Portfolio - 2620 East Highway 50, Heartland Dental Medical Office Portfolio - 2301 Old Canoe Creek Road, Regency Properties Portfolio - Monticello Marketplace, Regency Properties Portfolio - Tarpon Heights, Food Lion Portfolio - Crowfield Plaza, Food Lion Portfolio-Tyler Square, Food Lion Portfolio - Hollins Plantation Plaza, Food Lion Portfolio-Dorchester Crossing, Food Lion Portfolio - Wildwood Plaza, Ellsworth Place, Spanish Springs Shopping Center and Skyland Towne Center.

(5)	Includes CBBC Industrial Portfolio.

(6)	Includes Regency Properties Portfolio - Monticello Marketplace, Regency Properties Portfolio - Wabash Crossings East, Feather River Crossing and Liberty Square.

(7)	Includes Heartland Dental Medical Office Portfolio – 2707 Sycamore Road, Heartland Dental Medical Office Portfolio – 1828 IN-44, Heartland Dental Medical Office Portfolio – 3012 Anchor Drive, Spanish Springs Shopping Center and Liberty Square.

(8)	Includes 2246-2260 Jerome Avenue.

The Regency Properties Portfolio - Monticello Marketplace, Regency Properties Portfolio - Columbia Square, McCreless Market and Spanish Springs Shopping Center Mortgaged Properties (collectively, 4.9%) include one or more tenants that operate all or a portion of its space as an on-site gas station and/or an automobile repair and servicing company. See

“Risk Factors—Risks Relating to the Mortgage Loans—Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses”.

Mortgage Loan Concentrations

Top Fifteen Mortgage Loans

The following table shows certain information regarding the 15 largest Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan Per Unit(1)	U/W NCF DSCR(1)(2)	Cut-off Date LTV Ratio(1)	Property Type
Great Value Storage Portfolio	$55,000,000	8.5%	$27	4.69x	29.3%	Self Storage
Heartland Dental Medical Office Portfolio	$54,942,030	8.5%	$187	1.59x	55.4%	Various
Saint Louis Galleria	$45,000,000	7.0%	$515	1.67x	51.5%	Retail
Staples Strategic Industrial	$35,000,000	5.4%	$31	1.72x	62.6%	Industrial
CBBC Industrial Portfolio	$33,030,000	5.1%	$56	1.77x	61.7%	Industrial
435 Tasso Street	$30,000,000	4.6%	$934	2.57x	44.2%	Office
Pier 1 Imports Headquarters	$27,000,000	4.2%	$134	1.38x	64.0%	Office
Princeton Marriott at Forrestal	$24,000,000	3.7%	$79,470	2.30x	63.3%	Hospitality
McCreless Market	$20,475,000	3.2%	$119	2.56x	56.9%	Retail
Woodbury & Cyrene	$19,000,000	2.9%	$231,707	1.45x	64.2%	Multifamily
16300 Roscoe Blvd	$18,000,000	2.8%	$170	1.55x	75.0%	Office
Warren Hospitality Portfolio	$17,300,000	2.7%	$69,200	1.84x	60.3%	Hospitality
Best Western Premier Tides Hotel - Orange Beach	$16,982,075	2.6%	$197,466	1.66x	66.3%	Hospitality
Regency Properties Portfolio	$15,250,000	2.4%	$58	1.39x	74.5%	Retail
Homewood Suites Columbia/Laurel	$15,083,565	2.3%	$132,312	1.65x	65.3%	Hospitality
Total/Weighted Average
Top 3 Total / Weighted Average	$154,942,030	24.0%		2.71x	45.0%
Top 5 Total / Weighted Average	$222,972,030	34.5%		2.42x	50.2%
Top 15 Total / Weighted Average	$426,062,670	65.9%		2.17x	55.9%

(1)	In the case of each of the Mortgage Loans that is part of a Whole Loan, the calculation of the Loan Per Unit, U/W NCF DSCR and Cut-off Date LTV Ratio for each such Mortgage Loan is calculated based on the principal balance, debt service payment and Underwritten Net Cash Flow for the Mortgage Loan included in the issuing entity and the related Pari Passu Companion Loan in the aggregate, but unless otherwise expressly stated, excludes any Subordinate Companion Loan.

(2)	With respect to the Saint Louis Galleria Mortgage Loan (7.0%), U/W NCF DSCR is calculated using the sum of the first 12 principal and interest payments after the expiration of the interest-only period based on the assumed principal and interest payment schedule set forth in Annex F.

See “—Assessment of Property Value and Condition”.

For more information regarding the 15 largest Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions on Annex A-3. Other than with respect to the top 15 Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 2.3% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

The Mortgage Loans set forth in the table below are each secured by two or more properties. In some cases, however, the amount of the mortgage lien encumbering a particular property or portfolio of properties may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or allocated loan amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan(s).

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans(1)

Mortgage Loan/Property Portfolio Names	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Great Value Storage Portfolio	$55,000,000	8.5%
Heartland Dental Medical Office Portfolio	54,942,030	8.5
Staples Strategic Industrial	35,000,000	5.4
CBBC Industrial Portfolio	33,030,000	5.1
Woodbury & Cyrene	19,000,000	2.9
Warren Hospitality Portfolio	17,300,000	2.7
Regency Properties Portfolio	15,250,000	2.4
Food Lion Portfolio	15,000,000	2.3
ExchangeRight Net Leased Portfolio 24	4,165,000	0.6
Total	$248,687,030	38.5%

(1)	Total may not equal the sum of such amounts listed due to rounding.

In some cases, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous and/or may be owned by separate borrowers.

Two (2) groups of Mortgage Loans (11.8%) are not cross-collateralized but have borrower sponsors related to each other, but no group of Mortgage Loans having borrower sponsors that are related to each other represents more than approximately 8.5% of the Initial Pool Balance.

The following table shows each group of Mortgage Loans having borrowers that are related to each other. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations

Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

Related Borrower Loans(1)

Mortgage Loan Names	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1:
Saint Louis Galleria	1	$45,000,000	7.0%
Christiana Mall	1	10,000,000	1.5
Total for Group 1:	2	$55,000,000	8.5%
Group 2:
Food Lion Portfolio	5	$15,000,000	2.3%
Skyland Towne Center	1	6,250,000	1.0
Total for Group 2:	6	$21,250,000	3.3%

(1)	Totals may not equal the sum of such amounts listed due to rounding.

Mortgage Loans with related borrowers are identified under “Related Principal” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

Geographic Concentrations

The table below shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
Texas	55	$125,975,068	19.5%
California	4	68,675,000	10.6
Missouri	10	50,078,676	7.7
Florida	45	48,590,652	7.5
Maryland	5	35,687,329	5.5

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an allocated loan amount as stated on Annex A-1.

The remaining Mortgaged Properties are located throughout thirty-two (32) other states with no more than 4.8% of the Initial Pool Balance by allocated loan amount secured by Mortgaged Properties located in any such jurisdiction.

In addition, with respect to the Mortgaged Properties in the Mortgage Pool, we note the following in respect of their geographic concentration:

●	Nine (9) Mortgaged Properties (collectively, 14.9%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4), and seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 26.0%.

●	Certain of the Mortgaged Properties are located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina,

which areas are more susceptible to hurricanes. See representation and warranty no. 16 on Annex D-1 and no. 17 on Annex D-2 and the exceptions thereto, if any, on Annex D-3 (subject to the limitations and qualifications set forth in the preamble to Annex D-1, or Annex D-2, as applicable).

Mortgaged Properties With Limited Prior Operating History

One-hundred twelve (112) of the Mortgaged Properties or the portfolio of Mortgaged Properties securing thirteen (13) Mortgage Loans (collectively, 33.1%) (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the Cut-off Date and, therefore, the related Mortgaged Property has no or limited prior operating history, (ii) have a borrower or an affiliate under the related Mortgage Loan that acquired the related Mortgaged Property within 12 calendar months prior to the Cut-off Date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information (or provided limited historical financial information) for such acquired Mortgaged Property, or (iii) are single-tenant properties subject to triple net leases with the related tenant where a related borrower did not provide the related mortgage loan seller with historical financial information for the related Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

Tenancies-in-Common or Diversified Ownership

The two (2) Mortgage Loans (collectively, 3.9%) have one or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

With respect to the Marion Plaza Mortgage Loan (0.7%), the related borrower is a Virginia limited liability company that is directly 65% owned by 28 members (none of whom own more than a 3.3% interest). The sponsor is required to maintain at least 20% ownership of all legal, beneficial and economic interests in the borrower.

Delaware Statutory Trusts

With respect to each of the 345 Flats and ExchangeRight Net Leased Portfolio 24 Mortgage Loans (collectively, 2.6%), the related borrower is a Delaware statutory trust.

See “Risk Factors—Risks Relating to the Mortgage Loans—Delaware Statutory Trusts”.

Condominium Interests

Each of the Heartland Dental Medical Office Portfolio, Ellsworth Place and Bradenton Health Park East Mortgage Loans (collectively, 10.7%), is secured, in whole or in part, by the related borrower’s interest in one or more units in a condominium. Other than as described below, the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent.

With respect to the Heartland Dental Medical Office Portfolio - 1381 Citrus Tower Boulevard, Heartland Dental Medical Office Portfolio - 3415 Livernois Road, Heartland Dental Medical Office Portfolio - 22329 Greenview Parkway, Heartland Dental Medical Office Portfolio

- 24940 South Tamiami Trail, Heartland Dental Medical Office Portfolio - 6190 LBJ Freeway, Heartland Dental Medical Office Portfolio - 1010 West U.S. Route 6, Heartland Dental Medical Office Portfolio - 935 West Exchange Parkway, Heartland Dental Medical Office Portfolio - 12260 Tamiami Trail East, Heartland Dental Medical Office Portfolio - 3106 Professional Plaza, Heartland Dental Medical Office Portfolio - 2116 Vista Oeste North West, Unit 202, and Heartland Dental Medical Office Portfolio - 50 South Kyrene Road, Suite 5 Mortgaged Properties (collectively, 0.4%), each such Mortgaged Property is subject to commercial condominium regimes. The related borrower does not hold a controlling voting interest in any of the related condominium associations, and does not exercise control over any of the related condominium boards. However, in certain instances the borrower may veto certain actions of the related condominium board and/or other unit owners, including, among other things, (i) electing not to restore any portion of the condominium, for which such condominium maintains insurance, following a casualty thereto, (ii) terminating such condominium, and (iii) amending the related condominium declaration. With respect to each such Mortgaged Property, in most cases, the consent of the borrower (and/or lender) is required for certain amendments to the condominium documents which regulate, among other things, (i) voting rights, (ii) hazard or fidelity insurance requirements, and (iii) reallocating interests in the common elements. In addition, the Mortgage Loan documents provide recourse to the guarantor and borrower for losses to the lender upon the occurrence of any condominium association or unit owner taking any action which results in (i) an event of default under the Mortgage Loan documents or (ii) a material tenant terminating its lease with respect to such Mortgaged Property. See also “—Releases; Partial Release” below.

With respect to the Ellsworth Place Mortgage Loan (1.5%), the related Mortgaged Property consists of two condominium units: an existing retail unit (the “Retail Unit”) and an air rights unit in which is vested the right to commence future construction of a nine story office building totaling 210,000 square feet of office space in the air rights above the Retail Unit (the “AR Unit”). The borrower (i) has the right to build an office building in the AR Unit; (ii) pays nominal taxes on the AR Unit based on an assessment of the air rights, which were approved when the Retail Unit was originally built in 1988; and (iii) owns 100% of the condominium units. The Mortgage Loan documents prohibit the sale or other transfer of the AR Unit and the development of the AR Unit office space during the term of the Mortgage Loan.

With respect to the Bradenton Health Park East Mortgage Loan (0.6%), the Mortgaged Property is subject to a condominium regime that consists of 9 land condominium units, 1 of which is owned by the borrower. The borrower owns a 22.91% interest in the related association. The common elements under the condominium regime consist of utility, drainage, cross-access and maintenance easements that are used in connection with the operation and maintenance of the Mortgaged Property and other units. The borrower does not control the condominium board. However, changes to the condominium documents, including changes to the annual assessment, require unanimous consent. The borrower's current annual assessment based on its percentage interest in the condominium is $215.00.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”.

Fee & Leasehold Estates; Ground Leases

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Underlying Estate Distribution(1)

Underlying Estate	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee Simple(2)	316	$636,477,345	98.5%
Fee Simple / Leasehold	1	10,000,000	1.5
Total	317	$646,477,345	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth on Annex A-1.

(2)	An encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

In general, except as noted in the exceptions, if any, to representation and warranty no. 34 on Annex D-1 and no. 35 on Annex D-2 indicated on Annex D-3 or otherwise discussed below, and unless the related fee interest is also encumbered by the related Mortgage, each of the ground leases: (i) has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (taking into account all freely exercisable extension options); and (ii) contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to the Christiana Mall Mortgage Loan (1.5%), the Mortgage Loan is secured in part by the borrower’s leasehold interest in a portion of the Mortgaged Property improved by a surface parking lot and in part by its fee simple interest in the remaining Mortgaged Property. The term of the related ground lease between the borrower, as ground lessee, and Macy’s, as ground lessor, expires on December 31, 2028 (which is less than twenty years beyond the stated maturity date of the related Mortgage Loan), provided, however, that Macy’s may terminate the ground lease at any time with at least 12 months’ prior written notice. There is no annual rent due under the ground lease. The related ground lease does not contain customary mortgagee protection provisions, such as the right to enter into a new lease in the event the ground lease is rejected or terminated. For additional information, see Annex D-3.

With respect to the Hampton Inn – Derby Mortgage Loan (0.8%), the Mortgage Loan is secured by both the fee and leasehold interests in the related Mortgaged Property. In order to capture the benefits of certain tax abatements, the borrower transferred its fee simple interest in the related Mortgaged Property to the City of Derby (the “City”) and the City leased to the borrower the leasehold interest in the Mortgaged Property pursuant to a ground lease. The term of the related ground lease between the borrower, as ground lessee, and the City, as ground lessor, expires on December 31, 2024, provided, however, that the borrower may purchase the City’s fee interest and terminate the ground lease upon redemption and retirement of that certain industrial revenue bond issued by the City in connection with the borrower’s acquisition and development of the Mortgaged Property. There is no annual rent due under the ground lease. The Mortgage Loan documents require the borrower to exercise the purchase option no later than December 31, 2019, and provide recourse to the guarantors and borrower for the borrower’s failure to effectuate transfer of the City’s fee interest as and when required under the Mortgage Loan documents. The City has pledged and assigned its fee interest in the Mortgaged Property to the lender and, pursuant to a subjection of fee interest and subordination agreement, the lender’s mortgage has priority over the City’s fee interest in the Mortgaged Property. See also “—Real Estate and Other Tax Considerations” below.

Mortgage loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests” and “—Leased Fee Properties Have Special Risks”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than ten (10) months prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the ASTM International (“ASTM”) standard for a Phase I environmental site assessment (the “Phase I ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as warranted pursuant to ASTM standards, supplemental Phase II site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and laboratory analysis.

See “Risk Factors—Risks Relating to the Mortgage Loans—Adverse Environmental Conditions at or Near Mortgaged Properties May Result In Losses”. See also “—Non-Recourse Carveout Limitations” for disclosure regarding Mortgage Loans as to which there is no third-party environmental indemnitor. See also representation and warranty no. 40 on Annex D-1 and no. 41 on Annex D-2 and the exceptions thereto, if any, on Annex D-3 (subject to the limitations and qualifications set forth in the preamble to Annex D-1 or Annex D-2, as applicable).

Described below is certain additional information regarding environmental issues at the Mortgaged Properties securing the Mortgage Loans:

●	With respect to the Heartland Dental Medical Office Portfolio Mortgage Loan (8.5%), the related Phase I ESAs identified recognized environmental conditions at each of (i) 2222 Highway 540A East Mortgaged Property, related to the prior use of the Mortgaged Property as a scrap yard and dumping site for which there is a lack of regulatory records, (ii) the 1980 U.S. Highway 1 South Mortgaged Property, related to vapor migration and intrusion risks from an offsite dry cleaning facility currently enrolled in the state Dry Cleaners Solvent Cleanup Program with a reported release of chlorinated solvents, and (iii) the 1012 Mill Pond Lane Mortgaged Property, related to soil and groundwater impacts from the prior use of the Mortgaged Property as a lumber mill for which there is a lack of regulatory records. At origination, the borrower obtained an environmental insurance policy from Great American Insurance Company with a combined aggregate policy limit of $4,000,000, a deductible of $50,000 and a term expiring on November 27, 2028.

●	With respect to the Staples Strategic Industrial Mortgage Loan (5.4%), the related Phase I ESA for the Staples – Dayville, CT Mortgaged Property identified a REC in connection with suspected groundwater and soil pollution and recommended further sampling in accordance with the Connecticut Property Transfer Act’s assessment requirements to determine if long-term monitoring or remediation is necessary. The first round of sampling was completed in April 2018 and results indicated that additional delineation and characterization was needed at five of the areas of concern at the related Mortgaged Property. On July 31, 2018 and August 1, 2018 a second round of investigation was conducted including 16 soil borings and the installation of two additional monitoring wells. The results of the second round of sampling concluded that additional delineation was still required for three remaining areas of concern at the related Mortgaged Property. At origination, the borrower obtained a Lender Environmental Collateral Protection and Liability Insurance Policy from Steadfast Insurance Company, with a term of 13 years. The borrower is required, on or prior to the ARD date, to obtain a new secured lender’s policy (on terms and with limits substantially similar to the policy in place at origination) with a term of no less than eight years unless, prior to the ARD date, the borrower delivers (i) a “no further action” letter from the applicable governmental authority indicating that no additional monitoring or remediation is required and (ii) a clean Phase I. The related tenant, Staples Inc., also purchased a premises pollution liability policy that named the lender as an additional insured.

●	With respect to the Food Lion Portfolio - Dorchester Crossing Mortgage Loan (0.4%), the Phase I ESA identified a REC related to the former operation of a dry cleaner from approximately 1985 until 1990 at the Mortgaged Property. At origination, the borrower obtained an environmental impairment liability insurance policy from Beazley (Lloyd’s of London Syndicates 623-2623) (rated “A+” by S&P and “AXV” by A.M. Best Company) with a combined single limit of $2,000,000, a deductible of $50,000 and a term that extends through the maturity date. The lender is an additional named insured (with its successors, assigns and/or affiliates). Policy premiums have been paid in full. The policy also has an optional extended reporting period of 36 months, and the borrower escrowed with the lender an amount sufficient to purchase an additional three (3) years of coverage in the event of a maturity default.

●	With respect to the Liberty Square Mortgage Loan (1.0%), the Phase I ESA identified a REC in connection with the ongoing operations of a dry cleaning facility at the Mortgaged Property using chlorinated solvents, including tetrachloroethylene (PCE), in its cleaning process. According to the Phase I ESA, soil and groundwater sampling have identified subsurface impacts that may present vapor intrusion risks at the Mortgaged Property. At origination, in lieu of performing a limited Phase II investigation, the borrower obtained an environmental insurance policy from Great American E&S Insurance Company, with policy limits of $1,000,000 per the occurrence and in the aggregate, a $50,000 deductible and a 13-year term.

●

With respect to the 820 Industrial Road Mortgage Loan (0.5%), the Phase I ESA identified three RECs arising from: (i) a lack of documentation regarding the cleanup of previously documented historical staining and spills in the vicinity of a former railroad spur; (ii) a lack of closure documentation relating to the 1987 removal of six underground storage tanks; and (iii) the past detection on the Mortgaged Property of trichloroethylene in groundwater above residential standards. Phase II and vapor intrusion investigations were performed in September 2018, and a baseline environmental assessment was submitted to the Michigan Department of Environmental Quality on September 27, 2018 by the borrower, as new owner of the Mortgaged Property. The September 2018 investigations found no vapor intrusion condition or underground storage tank-related anomalies. As a result, no further action was recommended.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo material redevelopment, renovation or expansion, including with respect to hotel properties, pursuant to property improvement plans (“PIPs”) required by the franchisors. For example:

●	With respect to the Warren Hospitality Portfolio - Holiday Inn Express - Warren Mortgaged Property (1.3%), the borrower is currently performing a PIP that includes, among other things, upgrades to the lobby and breakfast area. At origination, the borrower reserved $2,229,862, representing approximately 115% of the estimated cost remaining to complete such PIPs.

●	With respect to the Hilton Garden Inn - Killeen, TX Mortgaged Property (1.3%), the borrower is required to perform a franchisor-mandated change-of-ownership PIP at the related Mortgaged Property including, among other things, making upgrades to the guestrooms and commons areas. At origination, the borrower reserved $700,000, representing approximately 100% of the estimated cost to complete such PIP.

We cannot assure you that any of these redevelopments, renovations or expansions will be completed, that any amounts reserved in connection therewith will be sufficient to complete any such redevelopment, renovation or expansion or that the failure to do so will not have a material adverse impact on the related Mortgaged Properties. Additionally, other Mortgaged Properties may, and likely do, have property improvement or renovation plans in various stages of completion or planning.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessment of Property Value and Condition

In connection with the origination or acquisition of each Mortgage Loan or otherwise in connection with this offering, an appraisal was conducted in respect of the related Mortgaged Property by an independent appraiser that was state certified and/or a member of the Appraisal Institute or an update of an existing appraisal was obtained. In each case, the appraisal complied, or the appraiser certified that it complied, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under FIRREA. In general, those appraisals represent the analysis and opinion of the person performing the appraisal and are not guarantees of, and may not be indicative of, present or future value. We cannot assure you that another person would not have arrived at a different valuation, even if such person used the same general approach to and same method of valuing the property or that different valuations would not have been reached separately by the mortgage loan sellers based on their internal review of such appraisals. The appraisals obtained as described above sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a Mortgaged Property under a distress or liquidation sale.

In addition, in general, a licensed engineer, architect or consultant inspected the related Mortgaged Property, in connection with the origination or acquisition of each of the Mortgage

Loans or otherwise in connection with this offering, to assess the condition of the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. Engineering reports by licensed engineers, architects or consultants generally were prepared, except for newly constructed properties, certain manufactured housing community properties and properties for which the borrower’s interest consists of a fee interest solely on the land and not any improvements, for the Mortgaged Properties in connection with the origination of the related Mortgage Loan or in connection with this offering. None of these engineering reports is more than eight (8) months old as of the Cut-off Date. In certain cases where material deficiencies were noted in such reports, the related borrower was required to establish reserves for replacement or repair or remediate the deficiency.

See Annex A-1 and the footnotes related thereto and the definition of “LTV Ratio” for additional information.

Condemnations

There may be Mortgaged Properties as to which there have been or are currently condemnations, takings and/or grant of easements affecting portions of such Mortgaged Properties, or property adjacent to such Mortgaged Properties, which, in general, would not and do not materially affect the use, value or operation of such Mortgaged Property.

Litigation and Other Considerations

There may be material pending or threatened legal proceedings against, or other past or present material criminal or material adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. In addition, the Mortgaged Properties may be subject to ongoing litigation. For example:

●	With respect to the Woodbury & Cyrene Mortgage Loan (2.9%), Ronald D. Newman, one of the two non-recourse carveout guarantors, was subject to a cease and desist order by the Securities Administrator of the State of Washington (the “Administrator”) on November 18, 2013 (the “Order”). The Order stated that the Administrator had reason to believe that Mr. Newman, three funds of which Mr. Newman was principal or manager, and a former employee of such funds, Jeffrey S. Hollingsworth, violated the Securities Act of the State of Washington by failing to disclose material information relating to the offering of such funds, including failing to disclose risks relating to the fact that the actual capital raised in such offerings fell far short of the amount proposed to be raised and used in financial projections regarding such funds (and the consequent risks of undercapitalization), failed to disclose the basis for financial projections provided to investors, and failed to disclose the basis for claims about the safety and quality of investments in such funds, failed to disclose to at least one investor that Mr. Newman had previously filed for bankruptcy and failed to disclose to certain investors that Mr. Hollingsworth had failed to comply with an arbitration award, had been suspended by FINRA and had had his insurance license revoked. The Order also stated that Mr. Newman, and an affiliated company, were not registered to sell securities in the State of Washington and had violated the provisions of Regulation D prohibiting general solicitation. A consent order was entered into by Mr. Newman, an affiliated company and the funds in which they agreed with The Securities Division, Department of Financial Institutions, State of Washington to cease violating certain State of Washington statutes, pay costs of $8,000 and pay a fine of $9,000.

●	With respect to the Homewood Suites Columbia/Laurel Mortgaged Property (2.3%), Star Development Group, LLC (“SDG”), a guarantor-owned entity which developed the Mortgaged Property, is involved in a dispute with a general contractor, Constructure Management, Inc. (“Constructure”) regarding the construction of the Mortgaged Property. SDG filed a claim seeking damages for delays and Constructure filed a claim seeking the unpaid contract balance plus the cost of change orders. The claims were submitted to arbitration which resulted in a judgment against SDG in the amount of approximately $1.85 million plus interest at 10% per annum until paid, which currently amounts to approximately $2.1 million. SDG has filed an appeal which remains pending. Neither the related borrower nor the guarantors were named as defendants in Constructure’s action; however, prior to commencement of the action, Constructure filed a mechanic’s lien action against the Mortgaged Property in which a consent order established a maximum lien in the amount of $1 million. The lien was bonded over and as security for the bond, the related borrower posted a letter of credit from People’s Bank collateralized by a $1 million deposit account of SDG held by People’s Bank. The lender’s title policy does not include an exception for such lien and the Mortgage Loan is recourse to the related guarantors for any losses arising from the mechanic’s lien, the letter of credit or the pending litigation.

●	With respect to the Spanish Springs Shopping Center Mortgage Loan (1.2%), the State of California Employment Development Department (the “EDD”) holds 15 state tax liens (the “EDD Tax Liens”) against HNM Properties, Inc. (the “Sole Member” of the borrower) in the approximate original aggregate amount of $927,000 (exclusive of any current interest and penalties) for the Sole Member’s alleged failure to make payment of employment and payroll taxes. The EDD Tax Liens remained open and unsatisfied as of the date of origination of the Mortgage Loan. As such, the borrower reserved $1,000,000 in a reserve account with the lender at origination, and such reserve will be disbursed upon satisfaction of the following conditions: (i) the lender has not commenced an enforcement action against the Mortgaged Property or accelerated the payment in full of the Mortgage Loan, and (ii) the borrower has delivered to the lender a final, non-appealable, unconditional release of the EDD Tax Liens executed by the EDD or other evidence acceptable to the Lender with respect to the satisfactory resolution and disposition of any and all EDD Tax Liens. Any EDD Tax Liens reserve funds remaining after the payment in full of the EDD Liens or the Mortgage Loan will be returned to the borrower subject to the terms and conditions set forth in the Mortgage Loan documents. Upon the commencement of an enforcement action, the lender may apply the EDD Tax Lien reserve funds to the payment of the Mortgage Loan in any order, priority and proportion as the lender may determine.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”. See also “Description of the Mortgage Pool—Loan Purpose”; “—Default History, Bankruptcy Issues and Other Proceedings” below and representation and warranty no. 13 on Annex D-1 and no. 14 on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1 or Annex D-2, as applicable).

Loan Purpose

●	Twenty-five (25) of the Mortgage Loans (collectively, 62.5%) were originated in connection with the borrower’s refinancing of a previous mortgage loan.

●	Thirteen (13) of the Mortgage Loans (collectively, 32.2%) were originated in connection with the borrower’s acquisition of the related Mortgaged Property.

●	Three (3) of the Mortgage Loans (collectively, 5.3%) were originated in connection with the borrower’s recapitalization of the related Mortgaged Property.

Modified and Refinanced Loans

As of the Cut-off Date, none of the Mortgage Loans were modified due to a delinquency or were refinancings of loans in default at the time of refinancing and/or otherwise involved discounted pay-offs in connection with the origination of such Mortgage Loans.

Default History, Bankruptcy Issues and Other Proceedings

Certain of the borrowers, principals of the borrowers and other entities under the control of such principals or single tenants at the related Mortgaged Properties or in certain cases a Mortgaged Property that secures a Mortgage Loan are, or previously have been, parties to bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts resulting from mortgage loan defaults, which in some cases involved a Mortgaged Property that secures a Mortgage Loan to be included in the Trust. For example:

●	With respect to thirteen (13) Mortgage Loans, Saint Louis Galleria, Princeton Marriott at Forrestal, Woodbury & Cyrene, 16300 Roscoe Blvd, Warren Hospitality Portfolio, Homewood Suites Columbia/Laurel, Food Lion Portfolio, Main Street Commons, Christiana Mall, Feather River Crossing, Liberty Square, Palm Coast Medical Center and Skyland Towne Center (collectively, 31.7%), (a) within approximately the last 10 years, related borrowers, sponsors and/or key principals (or affiliates thereof) have previously (i) sponsored, been a key principal with respect to, or been a payment or non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties referenced above in this sentence) that became the subject of foreclosure proceedings or a deed-in-lieu of foreclosure or bankruptcy proceedings or directly or indirectly secured a real estate loan or a real estate related mezzanine loan that was the subject of a discounted payoff, short sale or modification, or (ii) been the subject of personal bankruptcy proceedings, (b) the related Mortgage Loan refinanced a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the Mortgaged Property, which prior loan was the subject of a maturity default, a maturity extension or a discounted payoff, short sale or other restructuring, (c) the Mortgaged Property was acquired by the related borrower or an affiliate thereof from a foreclosing lender or through a foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership, or (d) the Mortgaged Property has been or currently is involved in a borrower, principal or tenant bankruptcy.

In particular, with respect to the 15 largest Mortgage Loans we note the following:

●

With respect to each of the Saint Louis Galleria Mortgage Loan (7.0%) and the Christiana Mall Mortgage Loan (1.5%), General Growth Properties, Inc. (“GGP, Inc.”) was historically one of the related borrower sponsors. In August 2018, Brookfield Property Partners completed an acquisition of GGP Inc. and created a new public security, Brookfield Property REIT, Inc. to succeed to the interests of GGP Inc. GGP Inc., a developer of regional malls, and certain of its subsidiaries, including, but not limited to, the borrowers and guarantors (or their predecessors-

in-interest), previously commenced chapter 11 bankruptcy proceedings in April 2009 due to its inability to raise capital or renegotiate outstanding debt with creditors during the last 10 years. GGP, Inc. emerged from bankruptcy on November 9, 2010.

●	With respect to the Princeton Marriott at Forrestal Mortgage Loan (3.7%), the borrower sponsor has sponsored one other real estate project securing a loan that entered into special servicing in 2008. The loan was taken out of special servicing in 2012.

●	With respect to the Woodbury & Cyrene Mortgage Loan (2.9%), one of the two non-recourse carveout guarantors, Ronald D. Newman, filed for Chapter 7 bankruptcy in October 2010. A construction loan to Mr. Newman or an affiliated entity came due in April 2010, and after discussions, the lender informed Mr. Newman that it planned to pursue foreclosure and his personal guarantee. Two judgments from cases filed by the lender against Mr. Newman and two affiliated companies for $400,000 and $97,948, respectively, were entered in 2010. Mr. Newman’s personal liability for those judgments was discharged in bankruptcy and the affiliated entities were closed. There was an additional foreclosure filed by a lender against Mr. Newman and his then spouse against a residential property (originally used by them as a residence, and subsequently as a rental property), and that property was also included in, and the personal liability was discharged in, the Chapter 7 bankruptcy.

●	With respect to the 16300 Roscoe Blvd Mortgage Loan (2.8%), the Mortgaged Property previously secured a loan that was the subject of a default/receiver action in 2011, pending then-ongoing litigation between the borrower’s affiliated tenant, MGA Entertainment (“MGA”), and Mattel. The prior lender permitted a payoff of the approximate then-outstanding balance of the prior loan of $21.9 million to be paid off at a discounted sum of $16.0 million. The MGA lawsuit was ultimately resolved in MGA’s favor.

●	With respect to the Warren Hospitality Portfolio Mortgage Loan (2.7%), the related Mortgaged Properties secured a prior loan that went into default (the “Prior Loan”) and was subject to a forbearance and loan modification agreement in June 2009 (the “Loan Modification Agreement”). Pursuant to the Loan Modification Agreement, as amended in December 2009, the prior lender (a) reduced the outstanding balance of the Prior Loan from $8,738,000 to $3.0 million assuming no further defaults, (b) required a one-time payment of $750,000 and (c) converted the Prior Loan from a non-recourse to a recourse loan. The Mortgaged Properties were refinanced with another lender in 2015, with no further defaults. The Mortgage Loan is recourse to the borrower and guarantor for any losses to the lender in connection with the Prior Loan.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

●	One hundred forty-four (144) of the Mortgaged Properties (collectively, 21.3%), are each leased entirely (or substantially in its entirety) to a single tenant. See Annex A-1.

●	Sixty-two (62) Mortgaged Properties, Heartland Dental Medical Office Portfolio - 11925 Jones Bridge Road, Heartland Dental Medical Office Portfolio - 1760 West Virginia Street, Heartland Dental Medical Office Portfolio - 1647 County Road 220, Heartland Dental Medical Office Portfolio - 561 East Lincoln Highway, Heartland Dental Medical Office Portfolio - 13816 Narcoossee Road, Heartland Dental Medical Office Portfolio - 4355 Suwanee Dam Road, Heartland Dental Medical Office Portfolio - 299A Indian Lake Boulevard, Heartland Dental Medical Office Portfolio - 2455 East Main Street, Heartland Dental Medical Office Portfolio - 630 East Markey Parkway, Heartland Dental Medical Office Portfolio - 782 Belle Terre Parkway, Heartland Dental Medical Office Portfolio - 7551 Osceola Polk Line Road, Heartland Dental Medical Office Portfolio - 8624 Lee Vista Boulevard, Heartland Dental Medical Office Portfolio - 4608 South West College Road, Heartland Dental Medical Office Portfolio - 1315 Bell Road, Heartland Dental Medical Office Portfolio - 3152 South Broadway, Heartland Dental Medical Office Portfolio - 8701 South Garnett Road, Heartland Dental Medical Office Portfolio - 840 Nissan Drive, Heartland Dental Medical Office Portfolio - 5309 Buffalo Gap Road, Heartland Dental Medical Office Portfolio - 2620 East Highway 50, Heartland Dental Medical Office Portfolio - 2301 Old Canoe Creek Road, Heartland Dental Medical Office Portfolio - 242 Southwoods Center, Heartland Dental Medical Office Portfolio - 13794 Beach Boulevard, Heartland Dental Medical Office Portfolio - 2707 Sycamore Road, Heartland Dental Medical Office Portfolio - 2014 Lime Kiln Road, Heartland Dental Medical Office Portfolio - 103 Farabee Drive North, Heartland Dental Medical Office Portfolio - 1828 IN-44, Heartland Dental Medical Office Portfolio - 2950 South Rutherford Boulevard, Heartland Dental Medical Office Portfolio - 17810 Pierce Plaza, Heartland Dental Medical Office Portfolio - 780 East-West Connector South West, Heartland Dental Medical Office Portfolio - 1402 U.S. Route 12, Heartland Dental Medical Office Portfolio - 3012 Anchor Drive, Heartland Dental Medical Office Portfolio - 1715 West Main Street, Heartland Dental Medical Office Portfolio - 2751 Fountain Place, Heartland Dental Medical Office Portfolio - 6005 Watson Boulevard, Heartland Dental Medical Office Portfolio - 2222 Highway 540A East, Heartland Dental Medical Office Portfolio - 1429 Chester Boulevard, Heartland Dental Medical Office Portfolio - 1339 North Sumter Boulevard, Heartland Dental Medical Office Portfolio - 13328 Metcalf Avenue, Heartland Dental Medical Office Portfolio - 826 West Lincoln Avenue, Heartland Dental Medical Office Portfolio - 1012 Mill Pond Lane, Heartland Dental Medical Office Portfolio - 621 Chatham Avenue, Heartland Dental Medical Office Portfolio - 1490 North Green Mount Road, Heartland Dental Medical Office Portfolio - 2362 West Boulevard Street, Heartland Dental Medical Office Portfolio - 2812 East Main Street, Heartland Dental Medical Office Portfolio - 1202 South Broad Street, Heartland Dental Medical Office Portfolio - 4405 Highway 17, Heartland Dental Medical Office Portfolio - 1405 South 25th Street, Heartland Dental Medical Office Portfolio - 122 Stone Trace Drive, Heartland Dental Medical Office Portfolio - 3420 Bayside Lakes Boulevard Southeast, Heartland Dental Medical Office Portfolio - 135 East Broadway Street, Heartland Dental Medical

Office Portfolio - 5 Jannell Court, Pier 1 Imports Headquarters, 16300 Roscoe Blvd, Regency Properties Portfolio - Monticello Marketplace, Regency Properties Portfolio - Granville Corners, Regency Properties Portfolio - Raceway Mall, Food Lion Portfolio-Crowfield Plaza, Food Lion Portfolio-Tyler Square, Food Lion Portfolio-Hollins Plantation Plaza, Food Lion Portfolio-Dorchester Crossing, Food Lion Portfolio-Wildwood Plaza and Skyland Towne Center (collectively, 13.6%), are leased to multiple tenants; however, one such tenant occupies 50% or more of the NRA of each such Mortgaged Property.

See “—Lease Expirations and Terminations” below, “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”. See also “—Affiliated Leases” below.

Lease Expirations and Terminations

Expirations

Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top 15 Mortgage Loans, see the related summaries attached as Annex A-3. In addition, see Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on NRA leased) at each retail, office, mixed use and industrial Mortgaged Property. Whether or not any of the 5 largest tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly following, the maturity of the related Mortgage Loan. In addition, certain other Mortgaged Properties may have a significant portion of the leases that expire or can be terminated in a particular year, or portion thereof, at the related Mortgaged Property. Prospective investors are encouraged to review the tables entitled “Tenant Summary” and “Lease Rollover Schedule” for the 15 largest Mortgage Loans presented on Annex A-3, in particular those related to the Heartland Dental Medical Office Portfolio, 16300 Roscoe Blvd and McCreless Market.

With respect to the Mortgage Loans secured, in whole or in part, by the Mortgaged Properties identified in the table below, each such Mortgaged Property is occupied by a single tenant under a lease that expires prior to, or within 12 months after, the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Owner Occupied	Lease Expiration Date	Maturity Date or Anticipated Repayment Date
Heartland Dental Medical Office Portfolio - 1200 Network Centre Drive	0.4%	No	5/31/2028	11/6/2028
Heartland Dental Medical Office Portfolio - 117 St. Patrick's Drive	0.1%	No	9/30/2021	11/6/2028

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Owner Occupied	Lease Expiration Date	Maturity Date or Anticipated Repayment Date
Heartland Dental Medical Office Portfolio - 3500 East Highway 377	0.1%	No	3/31/2022	11/6/2028
Heartland Dental Medical Office Portfolio - 2202 Althoff Drive	0.1%	No	4/30/2026	11/6/2028
Heartland Dental Medical Office Portfolio - 3820 Wabash Avenue	0.1%	No	12/31/2028	11/6/2028
Heartland Dental Medical Office Portfolio - 508 South 52nd Street	0.1%	No	4/30/2024	11/6/2028
Heartland Dental Medical Office Portfolio - 9625 Lake Nona Village Place	0.1%	No	8/31/2023	11/6/2028
Heartland Dental Medical Office Portfolio - 615 Saint James Avenue	0.1%	No	4/30/2028	11/6/2028
Heartland Dental Medical Office Portfolio - 1695 Wells Road	0.1%	No	12/31/2022	11/6/2028
Heartland Dental Medical Office Portfolio - 1613 East Pflugerville Parkway	0.1%	No	8/31/2026	11/6/2028
Heartland Dental Medical Office Portfolio - 149 Tuscan Way	0.1%	No	10/31/2024	11/6/2028
Heartland Dental Medical Office Portfolio - 2740 Prairie Crossing Drive	0.1%	No	9/30/2026	11/6/2028
Heartland Dental Medical Office Portfolio - 2066 Bruce B. Downs Boulevard	0.1%	No	7/31/2024	11/6/2028
Heartland Dental Medical Office Portfolio - 209 Latitude Lane	0.1%	No	12/31/2026	11/6/2028
Heartland Dental Medical Office Portfolio - 4237 U.S. Highway 1 South	0.1%	No	12/31/2028	11/6/2028
Heartland Dental Medical Office Portfolio - 1521 East Debbie Lane	0.1%	No	10/31/2023	11/6/2028
Heartland Dental Medical Office Portfolio - 450 South Weber Road	0.1%	No	8/31/2027	11/6/2028
Heartland Dental Medical Office Portfolio - 12222 Route 47	0.1%	No	6/30/2026	11/6/2028
Heartland Dental Medical Office Portfolio - 3415 Livernois Road	0.1%	No	8/31/2026	11/6/2028
Heartland Dental Medical Office Portfolio - 10670 Southwest Tradition Square	0.1%	No	7/31/2027	11/6/2028
Heartland Dental Medical Office Portfolio - 4939 Courthouse Street	0.1%	No	1/31/2028	11/6/2028

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Owner Occupied	Lease Expiration Date	Maturity Date or Anticipated Repayment Date
Heartland Dental Medical Office Portfolio - 3016 Columbia Avenue	0.1%	No	1/31/2024	11/6/2028
Heartland Dental Medical Office Portfolio - 4120 North 197th Avenue	0.1%	No	7/31/2028	11/6/2028
Heartland Dental Medical Office Portfolio - 3037 Southwest Port St. Lucie Boulevard	0.1%	No	12/31/2028	11/6/2028
Heartland Dental Medical Office Portfolio - 42 Market Square Road	0.1%	No	3/31/2021	11/6/2028
Heartland Dental Medical Office Portfolio - 4999 North Tanner Road	0.1%	No	11/30/2026	11/6/2028
Heartland Dental Medical Office Portfolio - 674 Lake Joy Road	0.1%	No	12/31/2027	11/6/2028
Heartland Dental Medical Office Portfolio - 545 East Hunt Highway	0.1%	No	1/31/2027	11/6/2028
Heartland Dental Medical Office Portfolio - 5445 South Williamson Boulevard	0.1%	No	12/31/2027	11/6/2028
Heartland Dental Medical Office Portfolio - 16620 West 159th Street	0.1%	No	6/30/2026	11/6/2028
Heartland Dental Medical Office Portfolio - 13851 North US Highway 441	0.1%	No	8/31/2023	11/6/2028
Heartland Dental Medical Office Portfolio - 2000 Veterans Memorial Parkway South	0.1%	No	12/31/2026	11/6/2028
Heartland Dental Medical Office Portfolio - 1776 Blanding Boulevard	0.1%	No	11/30/2024	11/6/2028
Heartland Dental Medical Office Portfolio - 10389 Big Bend Road	0.1%	No	12/1/2024	11/6/2028
Heartland Dental Medical Office Portfolio - 7103 Whitestown Parkway	0.1%	No	10/31/2027	11/6/2028
Heartland Dental Medical Office Portfolio - 2030 Crossing Circle	<0.1%	No	5/31/2025	11/6/2028
Heartland Dental Medical Office Portfolio - 13101 East 96th Street North	<0.1%	No	8/31/2024	11/6/2028
Heartland Dental Medical Office Portfolio - 3237 Sixes Road	<0.1%	No	4/30/2024	11/6/2028
Heartland Dental Medical Office Portfolio - 4030 Winder Highway	<0.1%	No	8/31/2026	11/6/2028

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Owner Occupied	Lease Expiration Date	Maturity Date or Anticipated Repayment Date
Heartland Dental Medical Office Portfolio - 8605 East State Road 70	<0.1%	No	4/30/2023	11/6/2028
Heartland Dental Medical Office Portfolio - 540 West Walnut Street	<0.1%	No	9/30/2024	11/6/2028
Heartland Dental Medical Office Portfolio - 10505 Lima Road	<0.1%	No	8/31/2024	11/6/2028
Heartland Dental Medical Office Portfolio - 7485 Vanderbilt Beach Boulevard	<0.1%	No	7/31/2023	11/6/2028
Heartland Dental Medical Office Portfolio - 2701 South Koke Mill Road	<0.1%	No	1/31/2022	11/6/2028
Heartland Dental Medical Office Portfolio - 22329 Greenview Parkway	<0.1%	No	9/30/2021	11/6/2028
Heartland Dental Medical Office Portfolio - 25000 Bernwood Drive	<0.1%	No	11/30/2019	11/6/2028
Heartland Dental Medical Office Portfolio - 3500 Clemson Boulevard	<0.1%	No	6/30/2024	11/6/2028
Heartland Dental Medical Office Portfolio - 1055 Pine Log Road	<0.1%	No	4/30/2024	11/6/2028
Heartland Dental Medical Office Portfolio - 4315 North Holland Sylvania Road	<0.1%	No	4/30/2027	11/6/2028
Heartland Dental Medical Office Portfolio - 21300 Town Commons Drive	<0.1%	No	1/31/2023	11/6/2028
Heartland Dental Medical Office Portfolio - 1905 Convenience Place	<0.1%	No	5/31/2028	11/6/2028
Heartland Dental Medical Office Portfolio - 3308 Platt Springs Road	<0.1%	No	9/30/2024	11/6/2028
Heartland Dental Medical Office Portfolio - 132 Milestone Way	<0.1%	No	3/31/2027	11/6/2028
Heartland Dental Medical Office Portfolio - 1536 Farm to Market 359 Road	<0.1%	No	3/31/2028	11/6/2028
Heartland Dental Medical Office Portfolio - 3585 North 168th Court	<0.1%	No	1/31/2025	11/6/2028
Heartland Dental Medical Office Portfolio - 1980 U.S. Highway 1 South	<0.1%	No	8/31/2022	11/6/2028
Heartland Dental Medical Office Portfolio - 1515 West 45th Avenue	<0.1%	No	9/30/2021	11/6/2028
Heartland Dental Medical Office Portfolio - 24940 South Tamiami Trail	<0.1%	No	10/31/2027	11/6/2028

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Owner Occupied	Lease Expiration Date	Maturity Date or Anticipated Repayment Date
Heartland Dental Medical Office Portfolio - 609 Front Street	<0.1%	No	6/30/2021	11/6/2028
Heartland Dental Medical Office Portfolio - 6190 LBJ Freeway	<0.1%	No	11/30/2020	11/6/2028
Heartland Dental Medical Office Portfolio - 3417 Schofield Avenue	<0.1%	No	3/31/2022	11/6/2028
Heartland Dental Medical Office Portfolio - 330 Park Place	<0.1%	No	1/31/2027	11/6/2028
Heartland Dental Medical Office Portfolio - 213 Main Street	<0.1%	No	7/31/2023	11/6/2028
Heartland Dental Medical Office Portfolio - 11119 Hearth Road	<0.1%	No	6/30/2025	11/6/2028
Heartland Dental Medical Office Portfolio - 8790 Walnut Grove Road	<0.1%	No	2/28/2028	11/6/2028
Heartland Dental Medical Office Portfolio - 10708 East State Road 64	<0.1%	No	1/31/2023	11/6/2028
Heartland Dental Medical Office Portfolio - 2184 FM 3009	<0.1%	No	4/30/2023	11/6/2028
Heartland Dental Medical Office Portfolio - 2210 Boiling Springs Road	<0.1%	No	10/31/2022	11/6/2028
Heartland Dental Medical Office Portfolio - 3105 Kirby Whitten Road	<0.1%	No	5/31/2024	11/6/2028
Heartland Dental Medical Office Portfolio - 716 32nd Street South	<0.1%	No	5/31/2026	11/6/2028
Heartland Dental Medical Office Portfolio - 1010 West U.S. Route 6	<0.1%	No	10/31/2024	11/6/2028
Heartland Dental Medical Office Portfolio - 935 West Exchange Parkway	<0.1%	No	5/31/2021	11/6/2028
Heartland Dental Medical Office Portfolio - 998 Williford Court	<0.1%	No	5/31/2028	11/6/2028
Heartland Dental Medical Office Portfolio - 3003 Twin Rivers Drive	<0.1%	No	12/31/2025	11/6/2028
Heartland Dental Medical Office Portfolio - 12260 Tamiami Trail East	<0.1%	No	5/31/2022	11/6/2028
Heartland Dental Medical Office Portfolio - 12605 Troxler Avenue	<0.1%	No	11/30/2022	11/6/2028
Heartland Dental Medical Office Portfolio - 4455 Florida National Drive	<0.1%	No	8/31/2025	11/6/2028
Heartland Dental Medical Office Portfolio - 3645 North Council Road	<0.1%	No	1/31/2027	11/6/2028

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Owner Occupied	Lease Expiration Date	Maturity Date or Anticipated Repayment Date
Heartland Dental Medical Office Portfolio - 9305 Market Square Drive	<0.1%	No	6/30/2028	11/6/2028
Heartland Dental Medical Office Portfolio - 309 West Ogden Avenue	<0.1%	No	3/31/2028	11/6/2028
Heartland Dental Medical Office Portfolio - 456 University Boulevard North	<0.1%	No	3/31/2026	11/6/2028
Heartland Dental Medical Office Portfolio - 1316 McMillan Street	<0.1%	No	3/31/2025	11/6/2028
Heartland Dental Medical Office Portfolio - 6233 Veterans Parkway	<0.1%	No	10/31/2026	11/6/2028
Heartland Dental Medical Office Portfolio - 116 Calumet Center Road	<0.1%	No	1/31/2027	11/6/2028
Heartland Dental Medical Office Portfolio - 828 South Main Street	<0.1%	No	8/31/2024	11/6/2028
Heartland Dental Medical Office Portfolio - 7200 Red Hawk Court	<0.1%	No	10/31/2026	11/6/2028
Heartland Dental Medical Office Portfolio - 303 Ashby Park Lane	<0.1%	No	4/30/2028	11/6/2028
Heartland Dental Medical Office Portfolio - 3106 Professional Plaza	<0.1%	No	10/31/2024	11/6/2028
Heartland Dental Medical Office Portfolio - 1950 Chesley Drive	<0.1%	No	7/31/2028	11/6/2028
Heartland Dental Medical Office Portfolio - 104 South Houston Road	<0.1%	No	5/31/2024	11/6/2028
Heartland Dental Medical Office Portfolio - 103 East Tatum Avenue	<0.1%	No	6/30/2025	11/6/2028
Heartland Dental Medical Office Portfolio - 165 Juniper Circle	<0.1%	No	9/30/2026	11/6/2028
Heartland Dental Medical Office Portfolio - 9360 Two Notch Road	<0.1%	No	3/31/2025	11/6/2028
Heartland Dental Medical Office Portfolio - 12988 Georgia Highway 9	<0.1%	No	2/28/2024	11/6/2028
Heartland Dental Medical Office Portfolio - 1617 East Main Street	<0.1%	No	1/31/2026	11/6/2028
Heartland Dental Medical Office Portfolio - 2116 Vista Oeste North West, Unit 202	<0.1%	No	4/30/2025	11/6/2028

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Owner Occupied	Lease Expiration Date	Maturity Date or Anticipated Repayment Date
Heartland Dental Medical Office Portfolio - 50 South Kyrene Road, Suite 5	<0.1%	No	11/30/2024	11/6/2028
Heartland Dental Medical Office Portfolio - 101 Rice Bent Way Suite 4	<0.1%	No	10/31/2027	11/6/2028
Stop & Shop Manchester	1.9%	No	7/8/2028	1/1/2029
Five Points Plaza	1.7%	No	3/19/2023	12/1/2028
ExchangeRight Net Leased Portfolio 24 - Pick n Save - Wisconsin Rapids, WI	<0.1%	No	11/30/2028	11/1/2028
ExchangeRight Net Leased Portfolio 24 - Walgreens - Waco, TX	<0.1%	No	10/31/2029	11/1/2028
ExchangeRight Net Leased Portfolio 24 - Walgreens - Austin, TX	<0.1%	No	12/31/2023	11/1/2028
ExchangeRight Net Leased Portfolio 24 – Walgreens - Flower Mound, TX	<0.1%	No	8/31/2028	11/1/2028
ExchangeRight Net Leased Portfolio 24 - Fresenius Medical Care - Brownsville, TX	<0.1%	No	10/31/2027	11/1/2028
ExchangeRight Net Leased Portfolio 24 - CVS Pharmacy - Peoria Heights, IL	<0.1%	No	1/31/2029	11/1/2028
ExchangeRight Net Leased Portfolio 24 - Advance Auto Parts - Grayslake, IL	<0.1%	No	8/31/2027	11/1/2028
ExchangeRight Net Leased Portfolio 24 - Sherwin Williams - Painesville, OH	<0.1%	No	5/31/2028	11/1/2028
ExchangeRight Net Leased Portfolio 24 - Dollar General - Tallahassee, FL	<0.1%	No	8/31/2028	11/1/2028
ExchangeRight Net Leased Portfolio 24 - Advance Auto Parts - McDonough, GA	<0.1%	No	12/31/2028	11/1/2028
ExchangeRight Net Leased Portfolio 24 - Dollar Tree - Cleveland, OH	<0.1%	No	1/31/2028	11/1/2028
820 Industrial Road	0.5%	No	9/30/2023	12/1/2028

If a Mortgaged Property loses its sole tenant, whether upon expiration of the related lease or otherwise, the “dark value” of such property may be materially below the “as-is” value of such property or even the unpaid principal balance of the related Mortgage Loan because of the difficulties of finding a new tenant that will lease the space on comparable terms as the old tenant. Such difficulties may arise from an oversupply of comparable space, high vacancy rates, low rental rates or the Mortgaged Property’s lack of suitability for most potential replacement tenants.

In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material (greater than 25%) portion (but less than 100%) of the

NRA footage of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.

See Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on NRA leased) at each retail, office, hospitality, industrial, self storage, multifamily, mixed use and/or other Mortgaged Property.

Terminations

In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to unilaterally terminate its lease at any time. For example, with respect to the largest 15 Mortgage Loans and the largest 5 tenants at each related Mortgaged Property or portfolio of Mortgaged Properties, as applicable:

●	With respect to the Heartland Dental Medical Office Portfolio Mortgage Loan (8.5%), (i) the largest tenant at the Heartland Dental Medical Office Portfolio - 200 Brevco Plaza Mortgaged Property, Mercy Clinic East Communities Endo, leasing approximately 31.2% of the NRA at such Mortgaged Property, may terminate its lease beginning December 1, 2019 with 180 days’ notice and payment of a termination fee equal to unamortized tenant improvements, rent abatement and leasing commissions; (ii) the third largest tenant at the Heartland Dental Medical Office Portfolio - 200 Brevco Plaza Mortgaged Property, Total Renal Care, Inc., leasing approximately 16.4% of the NRA at such Mortgaged Property, may terminate its lease at any time with notice and payment of a termination fee equal to half of its monthly base rental obligations for the remaining portion of the then current term; (iii) the fourth largest tenant at the Heartland Dental Medical Office Portfolio - 200 Brevco Plaza Mortgaged Property, Mercy Clinic East Communities Digestive, leasing approximately 14.3% of the NRA at such Mortgaged Property, may terminate its lease at any time beginning December 1, 2019 with 180 days’ notice and payment of a termination fee equal to the cost of unamortized tenant improvements, rent abatement and leasing commissions; (iv) the second largest tenant at the Heartland Dental Medical Office Portfolio - 2751 Fountain Place Mortgaged Property, Wildwood Vision Specialists, LLC, leasing approximately 39.7% of the NRA at such Mortgaged Property, may terminate its lease at any time, provided that, the tenant is not in default, with 180 days’ notice and payment of a termination fee in the amount of $37,500; (v) the largest tenant at the Heartland Dental Medical Office Portfolio - 692 Essington Road Mortgaged Property, Hanger Prosthetics and Orthotics East, Inc., leasing approximately 41.5% of the NRA at such Mortgaged Property, may terminate its lease at any time, provided that, the tenant has not been in default on more than three occasions in a lease year and has satisfied all rent payments for five years, with nine months’ notice and payment of a termination fee equal to the unamortized portion of the remaining balance of its tenant improvement allowance; (vi) the second largest tenant at the Heartland Dental Medical Office Portfolio - 122 Stone Trace Drive Mortgaged Property, Edward Jones - Mt. Sterling, KY, leasing approximately 28.8% of the NRA at such Mortgaged Property, may terminate its lease at any time after March 31, 2021 with 30 days’ notice and payment of a termination fee equal to two months base rent plus any unamortized tenant improvements and leasing commissions paid on the initial term; (vii) the fourth largest tenant at the Heartland Dental Medical Office Portfolio - 100 Piper Hill Drive Mortgaged Property,

Edward Jones - St. Peter’s, MO, leasing approximately 14.1% of the NRA at such Mortgaged Property, may terminate its lease after each of March 31, 2021 and March 31, 2023 with 90 days’ notice and payment of a termination fee equal to six months base rent plus any unamortized tenant improvements and leasing commissions paid on initial term; (viii) the fourth largest tenant at the Heartland Dental Medical Office Portfolio - 507 North Hershey Road Mortgaged Property, Edward Jones - Bloomington, IL, leasing approximately 17.2% of the NRA at such Mortgaged Property, may terminate its lease at any time after February 28, 2021 with 30 days’ notice and payment of a termination fee equal to six months base rent; (ix) the second largest tenant at the Heartland Dental Medical Office Portfolio - 2222 Highway 540A East Mortgaged Property, Edward Jones - Lakeland, FL, leasing approximately 26.1% of the NRA at such Mortgaged Property, may terminate its lease at any time with 60 days’ notice and payment of a termination fee equal to two months base rent plus any unamortized leasing commissions paid on the initial term of the lease (the total amount of unamortized tenant improvements and leasing commissions will not exceed $5,000); (x) the second largest tenant at the Heartland Dental Medical Office Portfolio - 4355 Suwanee Dam Road Mortgaged Property, Edward Jones - Suwanee, leasing approximately 8.4% of the NRA at such Mortgaged Property, may terminate its lease at any time with 90 days’ written notice and payment of a termination fee equal to six months base rent; and (xi) the second largest tenant at the Heartland Dental Medical Office Portfolio - 2812 East Main Street Mortgaged Property, Edward Jones - Merrill, WI, leasing approximately 20.5% of the NRA at such Mortgaged Property, may terminate its lease at any time with 90 days’ notice and payment of a termination fee equal to three months base rent plus any unamortized tenant improvements and leasing commissions paid on the initial term of the lease.

●	With respect to the Regency Properties Portfolio Mortgage Loan (2.4%), the fourth largest tenant at the Wabash Crossings East Mortgaged Property, BMV, leasing approximately 9.9% of the NRA at the Mortgaged Property, has the right to terminate its lease at any time with 60 days’ prior written notice and payment of a termination fee equal to the cost of any unamortized tenant improvements.

Set forth below are certain leases to government sponsored tenants that individually are among the top 5 tenants at the related Mortgaged Property and have termination options associated with appropriation rights.

Mortgaged Property Name	Percent of Initial Pool Balance	Tenant	Percent of Net Rentable Area	Percent of Underwritten Base Rent
Five Points Plaza	1.7%	GSA-HUD	100%	100%
2246-2260 Jerome Avenue	1.2%	The New York City School Construction Authority	100%	100%
Regency Properties Portfolio - Wabash Crossings East	0.2%	BMV	9.9%	9.7%

For more information related to tenant termination options held by the 5 largest tenants (by NRA leased), see Annex A-1 and the accompanying footnotes, as well as the charts titled “Tenant Summary” and “Lease Rollover Schedule” for certain tenants at the 15 largest Mortgage Loans presented on Annex A-3, in particular those related to Heartland Dental Medical Office Portfolio.

Other

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy Rate may not be in physical occupancy, may not have begun paying rent or may be in negotiation. In particular, certain of the Mortgaged Properties have, among the 5 largest tenants at such Mortgaged Property (by net rentable area leased), tenants that have renewed leases or have taken possession of the space demised under the related lease with the related borrower, but have not yet commenced payments of rent or are in a rent abatement period under the related lease, or have tenants that have executed leases, but have not taken possession or commenced payment of rent, have tenants that are in a buildout phase and have not taken occupancy, have tenants that are expanding their space but have not commenced payment of the additional rent, have tenants that renewed leases that provide free rent and have not commenced payment of rent, have tenants that are entitled to free rent periods or rent abatement in the future, or have subleases in place that can increase vacancy risks. In certain circumstances, an escrow reserve related to free rent periods and tenant improvement costs and leasing commissions due in connection with such leases was funded at closing. Generally such tenants were underwritten as if they were in occupancy and paying full contractual rent. In addition, certain tenants’ rent may have been underwritten on a straight-lined basis. See Annex A-1 and the accompanying footnotes for additional information and Annex A-3 regarding additional information for the 15 largest Mortgage Loans.

For example, with respect to single tenant properties or tenants that are one of the top 5 tenants (by net rentable area leased) for the 15 largest Mortgage Loans, certain of such tenants have not taken possession or commenced paying rent or have rent underwritten on a straight-lined basis as set forth below:

●	With respect to the 435 Tasso Street Mortgage Loan (4.6%), the second largest tenant, Danhua Capital, is expected to take full occupancy and will begin paying rent on January 15, 2019.

●	With respect to the Pier 1 Imports Headquarters Mortgaged Property (4.2%), the largest tenant, Pier 1 Imports (U.S.), Inc. (“Pier 1 Imports”), is currently dark on a portion of its space including, the entire 17th floor and portions of the 18th and 20th floors totaling approximately 40,895 square feet and approximately 10% of the net rentable area at the Mortgaged Property. Such tenant also currently subleases (i) approximately 22,414 square feet on the 19th floor to Burns & McDonnell Engineering Company, Inc. under a sublease that expires in August 2022, (ii) approximately 10,773 square feet on the 20th floor to CQuentia NGS, LLC under a sublease that expires in June 2027, (iii) approximately 10,183 square feet on the 20th floor to Cotten Schmidt & Abbott, L.L.P. under a sublease that expires in December 2023, and (iv) approximately 10,000 square feet on the 18th floor to Ulrich Barn Builders under a sublease that expires in June 2027. Under its sublease, Ulrich Barn Builders is required to expand its 18th Floor sublease to approximately 16,000 square feet in August 2019 and to the entire 18th floor totaling approximately 22,930 square feet in August 2020. Under its sublease, Cotten Schmidt & Abbott, L.L.P. may terminate its sublease with prior written notice and payment of a termination fee effective on December 31, 2021.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions”. See Annex A-3 for more information on other tenant matters relating to the largest 15 Mortgage Loans.

Purchase Options and Rights of First Refusal

Below are certain purchase options and rights of first refusal to purchase all or a portion of the Mortgaged Property with respect to certain of the Mortgage Loans.

●	With respect to one hundred ninety-eight (198) of the Mortgaged Properties, Great Value Storage Portfolio - 10013 FM 620, Heartland Dental Medical Office Portfolio, Staples Strategic Industrial - Hagerstown, MD, Staples Strategic Industrial - Montgomery, NY, Staples Strategic Industrial - Terre Haute, IN, Staples Strategic Industrial - London, OH, Staples Strategic Industrial - Beloit, WI, Staples Strategic Industrial - Dayville, CT, Staples Strategic Industrial - Arden Hills, MN, Staples Strategic Industrial - Putnam, CT, CBBC Industrial Portfolio - Dallas, TX, CBBC Industrial Portfolio - Winter Haven, FL, CBBC Industrial Portfolio - Lakeland, FL, CBBC Industrial Portfolio - Houston, TX, Princeton Marriott at Forrestal, Regency Properties Portfolio - Vernal Towne Center, Stop & Shop Manchester, Christiana Mall, ExchangeRight Net Leased Portfolio 24 - BioLife Plasma Services L.P. - West Des Moines, IA, ExchangeRight Net Leased Portfolio 24 - BioLife Plasma Services L.P. - Mt. Juliet, TN, ExchangeRight Net Leased Portfolio 24 - Walgreens - Romeoville, IL, ExchangeRight Net Leased Portfolio 24 - Walgreens - Lawrenceville, GA, ExchangeRight Net Leased Portfolio 24 - Tractor Supply - Albuquerque, NM, ExchangeRight Net Leased Portfolio 24 - Walgreens - Oswego, IL, ExchangeRight Net Leased Portfolio 24 - Walgreens - Sheboygan, WI, ExchangeRight Net Leased Portfolio 24 - Walgreens - Waco, TX, ExchangeRight Net Leased Portfolio 24 - Tractor Supply - Antioch, IL, ExchangeRight Net Leased Portfolio 24 - Walgreens - Austin, TX, ExchangeRight Net Leased Portfolio 24 - Walgreens - Flower Mound, TX and ExchangeRight Net Leased Portfolio 24 - Tractor Supply - Columbia Station, OH, (collectively, 27.7%), each such Mortgaged Property is subject to a purchase option, right of first refusal or right of first offer to purchase such Mortgaged Property, a portion thereof or a related pad site; such rights are held by either a tenant at the related property, a prior owner of the related property, a tenant at a neighboring property, a ground lessor, a hotel franchisor, a licensee, a homeowner’s association, another unit owner of the related condominium, a neighboring property owner, a lender, or another third party. See “Yield and Maturity Considerations”. See also representation and warranty nos. 5 and 6 on Annex D-1 and nos. 6 and 7 on Annex D-2 and the exceptions thereto, if any, on Annex D-3 (subject to the limitations and qualifications set forth in the preamble to Annex D-1 or Annex D-2, as applicable).

In addition, with respect to the 15 largest Mortgage Loans presented on Annex A-3, we note the following:

●	With respect to the Great Value Storage Portfolio Mortgage Loan (8.5%), a tenant at the GVS - 10013 FM 620 Mortgaged Property, Adventures Outback, has a right of first refusal to purchase the related Mortgaged Property in the event of a proposed sale of such Mortgaged Property to any third party. The right of first refusal does not apply to (a) the grant of a fee mortgage, (b) any transfer by exercise of remedies under such a fee mortgage, or (c) any subsequent transfer(s) by anyone whose title derives directly or indirectly from any transfer in clause “(b)”.

●

With respect to the Heartland Dental Medical Office Portfolio Mortgage Loan (8.5%), a tenant at each of the Heartland Dental Medical Office Portfolio - 1025 Ashley Street, Heartland Dental Medical Office Portfolio - 7310 North Villa Drive, Heartland Dental Medical Office Portfolio - 507 North Hershey Road, Heartland Dental Medical Office Portfolio - 242 Southwoods Center, Heartland Dental Medical

Office Portfolio - 103 Farabee Drive North, Heartland Dental Medical Office Portfolio - 692 Essington Road, Heartland Dental Medical Office Portfolio - 1429 Chester Boulevard, Heartland Dental Medical Office Portfolio - 826 West Lincoln Avenue, Heartland Dental Medical Office Portfolio - 2362 West Boulevard Street, and Heartland Dental Medical Office Portfolio - 3608 Jeffco Boulevard Mortgaged Properties, Heartland Dental, LLC, has a right of first refusal to purchase the related Mortgaged Property in the event of a proposed sale of such Mortgaged Property to any third party. Pursuant to a subordination, non-disturbance and attornment agreement with respect to each of the related Heartland Dental, LLC leases, Heartland Dental, LLC subordinated to the Heartland Dental Medical Office Portfolio Mortgage Loan all purchase option rights and waived all such purchase options with respect to the lender and any successor in interest to the lender. See also “—Affiliated Leases” below.

●	With respect to the Staples Strategic Industrial Mortgage Loan (5.4%), each of the two tenants at the Mortgaged Properties has a right of first offer to purchase any individual Mortgaged Property in the event of a proposed sale of any individual Mortgaged Property to a third party. Pursuant to the related lease as well as separately executed subordination, non-disturbance and attornment agreements, each tenant has agreed to subordinate its right of first offer to the related Mortgage and the right of first offer does not apply to a transfer of the Mortgaged Property in connection with a foreclosure or deed-in-lieu of foreclosure, or to the first transfer from any lender if such lender succeeds to borrower’s interest.

●	With respect to the CBBC Industrial Portfolio Mortgage Loan (5.1%), CBBC, the sole tenant at the Mortgaged Properties, has a right of first offer to purchase the Mortgaged Properties. Pursuant to subordination, non-disturbance and attornment agreements, the tenant has agreed that such right of first offer will not be exercisable in connection with any exercise of remedies pursuant to the Mortgage Loan, including a purchase of a Mortgaged Property at a foreclosure sale, a transfer of a Mortgaged Property to the lender or its designee pursuant to a deed-in-lieu of foreclosure or to any subsequent sale by the lender or its designee.

●	With respect to the Princeton Marriott at Forrestal Mortgage Loan (3.7%), pursuant to a Declaration of Easements, Covenants, Conditions and Restrictions and Right of First Refusal (the “Princeton Marriott Agreement”) made by the Trustees of Princeton University (the “University”), the University has a right of first offer to purchase the Mortgaged Property in the event of a proposed sale to a third party. The right of first refusal is subordinate to the Mortgage Loan and not applicable in connection with the lender’s exercise of remedies under the Mortgage Loan documents. In addition, the franchisor has a right of first refusal in the event of a proposed sale to a third party. The right of first refusal is subordinate to the Mortgage Loan and not applicable with the lender’s exercise of remedies under the Mortgage Loan documents.

●	With respect to the Regency Properties Portfolio Mortgage Loan (2.4%), the fifth largest tenant at the Vernal Towne Center Mortgaged Property, Petco, has a right of first refusal to purchase the related Mortgaged Property in the event of a proposed sale of such Mortgaged Property to any third party. The related borrower delivered to the lender a subordination, non-disturbance and attornment agreement with respect to the related Petco lease which includes, among other things, a waiver of Petco’s right of first refusal in connection with a transfer of the Mortgaged Property pursuant to a foreclosure or deed-in-lieu of foreclosure.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”. See also representation and warranty no. 6 on Annex D-1 and no. 7 on Annex D-2 and the exceptions thereto, if any, on Annex D-3 (subject to the limitations and qualifications set forth in the preamble to Annex D-1 and Annex D-2).

Affiliated Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties at which at least 20% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the NRA at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower:

●	With respect to the Heartland Dental Medical Office Portfolio Mortgage Loan (8.5%), the largest tenant in the portfolio, Heartland Dental (together with its affiliates), leasing approximately 82.7% of the NRA in the portfolio to operate dental offices, is an affiliate of the borrower sponsor.

●	With respect to the 16300 Roscoe Blvd Mortgage Loan (2.8%), the largest tenant at the Mortgaged Property, MGA, leasing approximately 61.3% of the NRA of the Mortgaged Property to operate its corporate headquarters, is an affiliate of the borrower sponsor.

●	With respect to the Feather River Crossing Mortgage Loan (1.5%), the second largest tenant at the Mortgaged Property, Fit Republic, leasing approximately 30.9% of the NRA of the Mortgaged Property to operate a health club, is an affiliate of the borrower sponsor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged

Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. Nine (9) of the Mortgaged Properties (collectively, 14.9%) are located in areas that are considered a high earthquake risk (seismic zones 3 and 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a probable maximum loss greater than 26.0%.

With respect to the Marina Gardens Mortgage Loan (1.7%), which has a PML of 26%, earthquake insurance has not been underwritten. The premium for earthquake insurance for the first year of the loan term was paid at loan origination. The borrower is required to complete specified seismic retrofit work within 12 months of the origination date. In the event that the borrower completes all seismic retrofit work required to bring the SEL below 20% and delivers a seismic report to the lender confirming that the SEL is below such threshold, the borrower is not required to maintain earthquake insurance for the remainder of the loan term. In the event such seismic retrofit work does not bring the SEL below 20%, earthquake insurance is required to continue to be maintained in accordance with the terms of the Mortgage Loan documents. Including the earthquake insurance premium of $34,032, the underwritten net cash flow of the Mortgage Loan would be $907,825, resulting in an underwritten net cash flow debt service coverage ratio of 1.25x and an underwritten net cash flow debt yield of 8.3%.

With respect to certain of the Mortgaged Properties, the related borrowers (or, in some cases, tenants which are permitted to maintain insurance in lieu of the related borrowers) maintain insurance under blanket policies.

Certain of the Mortgaged Properties may be insured by, or subject to self-insurance on the part of, a sole or significant tenant or the property manager as described below.

In particular, with respect to the 15 largest Mortgage Loans we note the following:

●	With respect to the Staples Strategic Industrial Mortgage Loan and CBBC Industrial Portfolio Mortgage Loan (collectively, 10.5%), the related Mortgage Loan documents permit the borrower to rely on the insurance provided by the sole tenant at each of the related Mortgaged Properties or (in the case of the Staples Strategic Industrial Mortgage Loan) such tenant’s self-insurance, provided that the sole tenant is required to maintain insurance policies or is required to maintain ratings that meet the requirements of the Mortgage Loan documents, the borrower provides evidence that the tenant does maintain such policies and has paid all insurance premiums and the tenant's lease is in full force and effect.

Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. In some cases involving major tenants, the application of insurance proceeds and condemnation awards to repair or restore a Mortgaged Property may be subject to the related lease. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”. See also representation and warranty nos. 16 and 29 on Annex D-1 and nos. 17 and 30 on Annex D-2 and the exceptions thereto, if any, on Annex D-3 (subject to the limitations and qualifications set forth in the preamble to Annex D-1 or Annex D-2, as applicable).

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property.

In the case of Mortgage Loans subject to such restrictions, the related borrower is generally required pursuant to the related Mortgage Loan documents to maintain law or ordinance insurance coverage if any of the improvements or the use of a Mortgaged Property constitutes a legal non-conforming structure or use, which provides coverage for loss to the undamaged portion of such property, demolition costs and the increased cost of construction. However, such law and ordinance insurance coverage does not provide any coverage for lost future rents or other damages from the inability to restore the property to its prior use or structure or for any loss of value to the related property.

With respect to the Princeton Marriott at Forrestal Mortgage Loan (3.7%), pursuant to the Princeton Marriott Agreement, use of the Mortgaged Property is limited to use as a (i) a hotel and/or conference center, or (ii) office or research facility, and additionally limits number of hotel sleeping guest rooms to 300. There are currently 302 rooms at the Property. Title insurance coverage with respect to no violation of the Princeton Marriott Agreement was obtained at origination.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and representation and warranty nos. 6 and 24 on Annex D-1 and nos. 7 and 25 on Annex D-2 and the exceptions thereto, if any, on Annex D-3 (subject to the limitations and qualifications set forth in the preamble to Annex D-1 or Annex D-2, as applicable).

In addition, certain of the Mortgaged Properties are subject to "historic" or "landmark" designations, which results in restrictions and in some cases prohibitions on modification of certain aspects of the related Mortgaged Property.

For example, with respect to the Clevelander South Beach Mortgage Loan (1.5%), the related Mortgaged Property is designated as a “historic site” by the City of Miami Beach’s Design Review/Historic Preservation Board and the City of Miami Planning Board (collectively, the “Boards”) and is listed in the National Register of Historic Places (the “National Register”). Certain types of alterations to the Mortgaged Property are subject to prior approval from the Boards. The Mortgage Loan documents provide recourse to the guarantor and borrower for any losses to the lender due to failure to comply with the laws of the Boards and the National Register, except to the extent there is insufficient cash flow from the operation of the Mortgaged Property to prevent such failure.

Additionally, some Mortgaged Properties are subject to use restrictions arising out of environmental issues. See “—Environmental Considerations” above.

Appraised Value

In certain cases, appraisals may reflect “as-is” values and values other than “as-is”. However, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects only the “as-is” value unless otherwise specified in this prospectus, Annex A-1 and/or the related footnotes. The values other than “as-is” may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. The table below shows the LTV ratio and appraised value using values other than “as-is”, as well as the corresponding LTV ratio and appraised value using “as-is” values.

Mortgaged Property	% of Initial Pool Balance	Cut-off Date LTV Ratio (Other Than “As-Is”)	Maturity Date or ARD LTV Ratio (Other than “As-Is”)	Appraised Value (Other Than “As-Is”)	Cut-off Date LTV Ratio (“As-Is”)	Maturity Date or ARD LTV Ratio (“As-Is”)	Appraised Value (“As-Is”)
Great Value Storage Portfolio(1)	8.5%	29.3%	29.3%	$376,000,000	33.7%	33.7%	$326,000,000
Warren Hospitality Portfolio(2)	2.7%	60.3%	46.1%	$28,700,000	63.6%	48.7%	$27,200,000
Marina Gardens(3)	1.7%	75.0%	62.3%	$14,500,000	78.2%	65.0%	$13,900,000
Hilton Garden Inn – Killeen, TX(4)	1.3%	70.7%	54.6%	$11,600,000	74.5%	57.6%	$11,000,000
Hampton Inn – Derby(5)	0.8%	69.8%	53.9%	$7,150,000	71.3%	55.1%	$7,000,000
Bradenton Health Park East(6)	0.6%	63.5%	58.8%	$6,300,000	70.2%	65.0%	$5,700,000

(1)	The appraised value is based on a portfolio basis, and not on an aggregate stand-alone as-is basis.

(2)	The Appraised Value is based on the “as complete” value, which assumes that the estimated $1,939,010 PIP is completed. The borrower reserved $2,229,862 (an amount equal to 115% of the estimated cost to complete the PIP) at origination.

(3)	The Appraised Value is based on the “as complete” value, which assumes that $560,100 in deferred maintenance is completed. The borrower reserved $668,841 (an amount equal to 115% of the estimated cost of $581,600 for deferred maintenance) at origination.

(4)	The Appraised Value is based on the “as complete” value, which assumes the completion of an estimated $700,000 PIP (the cost of which the lender reserved at origination).

(5)	The Appraised Value is based on the “as complete” value, which assumes that the estimated $150,000 in planned capital improvements is completed. The borrower reserved $150,000 (an amount equal to 100% of the estimated costs to complete the planned capital improvements) at origination.

(6)	The Appraised Value is based on the “as stabilized’ value, which assumes that certain construction is completed and each of Synergy Medical, Mederi Caretenders and Blue Wave Dental Group is in occupancy and paying rent.

In addition, while the Mortgaged Property may have been underwritten based on an “as-is” Appraised Value as noted in the related appraisal, we cannot assure you that such Mortgaged Property will be sold at a price that is equal to or greater than such Appraised Value.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters, certain of the Mortgage Loans may not contain such carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts or may not have a separate non-recourse carveout guarantor or environmental indemnitor. See representation and warranty no. 26 on Annex D-1 and no. 27 on Annex D-2 and the exceptions thereto, if any, on Annex D-

3 (subject to the limitations and qualifications set forth in the preamble to Annex D-1 or Annex D-2, as applicable). For example:

●	A substantial portion of the Mortgage Loans, including several of the 15 largest Mortgage Loans, provide, with respect to liability for breaches of the environmental covenants in the Mortgage Loan documents, that the recourse obligations for environmental indemnification may terminate immediately (or in some cases, following a specified period, such as two or three years) after payment or defeasance in full of such Mortgage Loans (or in some cases, after a permitted transfer of the Mortgaged Property) if certain conditions more fully set forth in the related Mortgage Loan documents are satisfied, such as that the holder of the Mortgage Loan must have received an environmental inspection report for the related Mortgaged Property meeting criteria set forth in such Mortgage Loan documents, or that the holder must have received comprehensive record searches evidencing that there are no “Recognized Environmental Conditions” at the Mortgaged Property.

●	With respect to certain of the Mortgage Loans the related guaranty and/or environmental indemnity contains provisions to the effect that, provided that certain conditions are satisfied, the recourse liability of the guarantor will not apply to any action, event or condition arising after the foreclosure, delivery of a deed in lieu of foreclosure, or appointment of a receiver, of the Mortgaged Property, pursuant to such Mortgage Loan and/or after the foreclosure, acceptance of a transfer in lieu of foreclosure or appointment of a receiver by a mezzanine lender under any related mezzanine loan.

●	The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

●	With respect to the CBBC Industrial Portfolio Mortgage Loan (5.1%), the liability of the non-recourse carve-out guarantor and the borrower under the environmental indemnity is capped at 110% of the original principal balance of such Mortgage Loan.

●	With respect to the 435 Tasso Street Mortgage Loan (4.6%), the Mortgage Loan documents do not provide recourse to a guarantor distinct from the borrower for any of the recourse obligations under the related Mortgage Loan documents, nor is there a distinct environmental indemnitor.

●	With respect to the Christiana Mall Mortgage Loan (1.5%), the Mortgage Loan documents do not provide full recourse for transfers of either the Mortgaged Property or equity interests in the borrower made in violation of the Mortgage Loan documents; however, they do provide recourse for losses to the lender in connection with such transfers. In addition, the guarantors’ liability for any guaranteed obligations for which the Mortgage Loan documents provide full recourse is limited to an amount equal to 20% of the outstanding principal balance of the Mortgage Loan as of the date of occurrence of any full recourse trigger event.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”.

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties.

●	With respect to the Pier 1 Imports Headquarters Mortgaged Property (4.2%), the related Mortgaged Property is subject to an Economic Development Program Agreement (“EDP Agreement”) whereby the largest tenant, Pier 1 Imports receives an annual tax abatement through 2025. The prior owner of the Mortgaged Property partially assigned the EDP Agreement to the borrower, but such assignment is not recognized by the City of Fort Worth, which still looks to Pier 1 Imports for performance under the EDP Agreement. There are no payments required to be made by the borrower to the City of Fort Worth. Pursuant to a direction letter from Pier 1 Imports, the related borrower receives the tax abatement from the City of Fort Worth and disburses the same to Pier 1 Imports. In event that Pier 1 Imports Headquarters ceases to be tenant, the borrower and Pier 1 Imports will be required to modify or assign the EDP Agreement to provide that the program grants are paid directly to the borrower.

●	With respect to the 345 Flats Mortgage Loan (2.0%), the Mortgaged Property is subject to an annual real estate tax abatement in connection with the City of Kent, Ohio’s Community Reinvestment Area program, not to exceed 75% of the assessed value of all qualified improvements, from 2017 through 2026. Real estate taxes were underwritten by the lender to the average over the 10-year Mortgage Loan term.

●	With respect to the Hampton Inn – Derby Mortgaged Property (0.8%), the acquisition and development of the Mortgaged Property was financed with taxable industrial development bonds (the “Bond”) issued by the City, and the related borrower received a property tax exemption through December 2019. The Mortgage Loan documents provide that the borrower is required to satisfy certain conditions, including redemption and retirement of the Bond, which are reasonably required by the lender to effectuate a transfer of the fee interest from the City to the borrower by December 31, 2019. The Mortgage Loan is recourse to the borrower and the guarantors if the borrower, among other things, fails to effectuate the fee transfer by December 31, 2019. See “—Ground Leases” above.

See “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Twelve (12) Mortgage Loans (collectively, 38.6%) provide for interest only payments for the entire term to stated maturity or ARD, with no scheduled amortization prior to that date.

Twenty (20) Mortgage Loans (collectively, 38.3%) require monthly payments of interest and principal based on amortization schedules significantly longer than the remaining term to stated maturity or Anticipated Repayment Date.

Nine (9) Mortgage Loans (collectively, 23.1%) provide for an initial interest-only period that expires between twelve (12) and sixty (60) months following the related origination date and thereafter require monthly payments of principal and interest based on amortization schedules significantly longer than the remaining term to stated maturity or Anticipated Repayment Date.

Amortization Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Full IO, ARD	12	$249,420,000	38.6%
Amortizing	20	247,497,345	38.3
Partial IO	9	149,560,000	23.1
Total	41	$646,477,345	100.0%

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table:

Overview of Due Dates

Due Date	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
1	12	$153,970,000	23.8%
5	2	35,000,000	5.4
6	27	457,507,345	70.8
Total	41	$646,477,345	100.0%

The Mortgage Loans have grace periods as set forth in the following table:

Overview of Grace Periods

Grace Period (Days)	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
0	31	$504,872,345	78.1%
5	3	31,030,000	4.8
7	5	55,575,000	8.6
0, 1 grace period of 1 day once every 12 month period	2	55,000,000	8.5
Total	41	$646,477,345	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on, or security interests in fee simple, leasehold or a similar interest in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

ARD Loans

The Staples Strategic Industrial Mortgage Loan (5.4%), (the “ARD Loan”) provides that, after a certain date (an “Anticipated Repayment Date” or “ARD”), if the related borrower has not prepaid the ARD Loan in full, any principal outstanding on that date will accrue interest at an increased interest rate (a “Revised Rate”) rather than the original stated Mortgage Rate (an “Initial Rate”). See Annex A-1 for the Anticipated Repayment Date and the Revised Rate for the ARD Loan.

The ARD Loan is interest-only for its term; consequently, the repayment of the ARD Loan in full on its Anticipated Repayment Date would require a substantial payment of principal on that date (except to the extent that the ARD Loan is repaid prior thereto). The ARD provisions described above, to the extent applicable, may result in an incentive for the related borrower to repay the ARD Loan on or before its Anticipated Repayment Date but the related borrower will have no obligation to do so. We make no statement regarding the likelihood that the ARD Loan will be repaid on its Anticipated Repayment Date.

After its Anticipated Repayment Date, the ARD Loan further requires that all cash flow available from the related Mortgaged Property after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents and all escrows and property expenses required under the related Mortgage Loan documents be used to accelerate amortization of principal (without payment of any yield maintenance premium or prepayment charge) on the ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on the ARD Loan after its Anticipated Repayment Date, the payment of Excess Interest will be deferred until, and such Excess Interest will be required to be paid only after, the outstanding principal balance of the ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of the Class Z certificates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans”.

“Excess Interest” with respect to the ARD Loan is the interest accrued on the related outstanding principal balance at the Revised Rate in respect of the ARD Loan in excess of the interest accrued at the Initial Rate, plus any related interest accrued on such amounts, to the extent permitted by applicable law and the related Mortgage Loan documents.

Single Purpose Entity Covenants

In some cases, borrowers under the subject Mortgage Loans may have previously owned non-collateral real property.

See representation and warranty no. 31 on Annex D-1 and no. 32 on Annex D-2 and the exceptions thereto, if any, on Annex D-3 (subject to the limitations and qualifications set forth in the preamble to Annex D-1 or Annex D-2, as applicable).

See “—Additional Indebtedness” below. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of defeasance or prepayment lockout provisions and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally require the payment of a Yield Maintenance Charge or a Prepayment Premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 2 to 7 payments) up to and including the stated maturity date or Anticipated Repayment Date, as applicable. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid or defeased in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Releases; Partial Releases” below.

Generally, no Yield Maintenance Charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in the prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan or the remaining allocated loan amount of the related Mortgaged Property (in each case, after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio or debt yield levels and/or satisfying leasing conditions; and

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and Annex A-3 for more information on reserves relating to the largest 15 Mortgage Loans.

Voluntary Prepayments

As of origination, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

●	Thirty-two (32) of the Mortgage Loans (collectively, 70.6%) each prohibit voluntary principal prepayments during a specified period of time (each, a “Lock-out Period”) but permit the related borrower (after an initial period of at least two years following the date of initial issuance of the Offered Certificates) for a specified period to defease the related Mortgage Loan by pledging non-callable United States Treasury obligations and other non-callable government securities within the meaning of Section 2(a)(16) of the Investment Company Act, as amended (“Government Securities”) that provide for payment on or prior to each Due Date through and including the maturity date or ARD (or, in some cases, such earlier Due Date on which the Mortgage Loan becomes freely prepayable), of amounts at least equal to the amounts that would have been payable or outstanding, as applicable, on those dates under the terms of the subject Mortgage Loan and obtaining the release of the related Mortgaged Property from the lien of the related mortgage, and thereafter such Mortgage Loan is freely prepayable.

●	Seven (7) of the Mortgage Loans (collectively, 20.1%) each prohibit voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, permit the related borrower to make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or a Prepayment Premium for a specified period of time, and thereafter such Mortgage Loan is freely prepayable.

●	One (1) of the Mortgage Loans (collectively, 5.1%) prohibits voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, for a specified period of time, permits the borrower to make voluntary principal prepayments upon the payment of a Yield Maintenance Charge for a specified period, and thereafter for a specified period, permits the borrower to either (a) make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or a Prepayment Premium or (b) defease such Mortgage Loan by pledging Government Securities (or, in some cases, other securities, subject to certain REMIC and rating conditions) that provide for payment on or prior to each Due Date through and including the maturity date (or, in some cases, such earlier Due Date on which the Mortgage Loan becomes freely prepayable), of amounts at least equal to the amounts that would have been payable on those dates under the terms of the subject Mortgage Loan and obtaining the release of the related Mortgaged Property from the lien of the related mortgage, and thereafter such Mortgage Loan is freely prepayable.

●	One (1) of the Mortgage Loans (collectively, 4.2%) prohibits voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, permits the borrower to either (a) make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or a Prepayment Premium or (b) defease such Mortgage Loan by pledging Government Securities (or, in some cases, other securities, subject to certain REMIC and rating conditions) that provide for payment on or prior to each Due Date through and including the maturity date (or, in some cases, such earlier Due Date on which the Mortgage Loan becomes freely prepayable), of amounts at least equal to the amounts that would have been payable on those dates under the terms of the subject Mortgage Loan and obtaining the release of the related Mortgaged Property from the lien of the related mortgage, and thereafter such Mortgage Loan is freely prepayable.

The Mortgage Loans generally permit voluntary prepayment without payment of a Yield Maintenance Charge or any Prepayment Premium during a limited “open period” immediately prior to and including the stated maturity date or Anticipated Repayment Date, as applicable, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	% of Initial Pool Balance
2	3	6.3%
3	2	3.1
4	21	37.6
5	6	24.8
7	9	28.3
Total	41	100.0%

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interests in a public company, the transfer or pledge of less than, or other than, a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons specified in or satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

●	a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) or other permitted pledge of equity in a borrower will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance

The terms of thirty-four (34) of the Mortgage Loans (collectively, 79.9%) (the “Defeasance Loans”) permit the applicable borrower at any time (provided that no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock-Out Period ends at least two years after the Closing Date.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other Mortgage Loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or Anticipated Repayment Date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Mortgage Loan with a balloon payment due at maturity or anticipated to be paid on the related Anticipated Repayment Date, the related balloon payment, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect. See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”.

For additional information on Mortgage Loans that permit partial defeasance, see “—Releases; Partial Releases” below.

In general, if consistent with the related Mortgage Loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related Mortgage Loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Releases; Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment or a partial substitution, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

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With respect to the Great Value Storage Portfolio Mortgage Loan (8.5%), the borrower is permitted to obtain the release of any individual Mortgaged Property after the expiration of the related lockout period, provided that, among other conditions: (i) the sale of such Mortgaged Property is pursuant to an arm’s-length agreement with an unaffiliated third party; (ii) the borrower partially defeases the related whole loan in the principal amount equal to 110% of the allocated loan amount for the Mortgaged Property to be released; (iii) after giving effect to such release, (a) the debt service coverage ratio for the remaining Mortgaged Properties will not be less than the greater of (x) the debt service coverage ratio immediately preceding such release and (y) the debt service coverage ratio of all of the Mortgaged Properties (including the individual Mortgaged Property to be released) as of the date of origination; (b) the debt yield for the remaining Mortgaged Properties will not be less than the greater of (x) the debt yield immediately preceding such release and (y) the debt yield of all of the Mortgaged Properties (including the individual Mortgaged Property to be released) as of the date of origination, and (c) the loan-to-value ratio for the remaining Mortgaged Properties will be no greater than the lesser of (x) the loan-to-value ratio (based on the appraisals obtained by the lender in connection with the origination of the Mortgage Loan) for all of the Mortgaged Properties as of the date of origination and

(y) the loan-to-value ratio for all of the Mortgaged Properties (including the individual Mortgaged Property to be released) immediately prior to release; (iv) either (x) after giving effect to such release, the loan-to-value ratio for the remaining Mortgaged Properties is not less than 125% or (y) the borrower pays down the Mortgage Loan by no less than an amount equal to an amount such that the loan-to-value ratio does not increase after such release; (v) after giving effect to such release, (x) the aggregate net operating income of the remaining Mortgaged Properties located in the Houston, Texas metropolitan area will not be greater than 20% of the aggregate net operating income of the all of the remaining Mortgaged Properties and (y) the aggregate net operating income of the remaining Mortgaged Properties located in the Dallas, Texas metropolitan area will not be greater than 40% of the aggregate net operating income of the all of the remaining Mortgaged Properties; (vi) if a mezzanine loan is outstanding, the applicable related mezzanine borrower makes a prepayment of principal or partially defeases such mezzanine loan in an amount equal to the applicable mezzanine adjusted release amount for the Mortgaged Property to be released in accordance with the applicable mezzanine loan documents; and (vii) satisfaction of customary REMIC requirements.

●	With respect to the Heartland Dental Medical Office Portfolio Mortgaged Properties (8.5%), the related borrower is permitted to obtain the release on or after December 6, 2019 of any individual Mortgaged Property, provided that, among other conditions: (i) the sale of such Mortgaged Property is pursuant to an arm’s-length agreement with an unaffiliated third party; (ii) the borrower provides at least 30 days’ prior written notice (or a shorter period of time if permitted by the lender in its sole discretion); (iii) the borrower prepays the Mortgage Loan in an amount equal to 120% of the allocated loan amount, along with any applicable yield maintenance premium; (iv) after giving effect to such release, the debt service coverage ratio for the remaining Mortgaged Property will not be less than the greater of (x) the debt service coverage ratio immediately preceding such release and (y) the debt service coverage ratio of all of the Mortgaged Properties (including the individual Mortgaged Property to be released) as of the date of origination; (v) either (x) after giving effect to such release, the loan-to-value ratio for the remaining Mortgaged Property is not greater than 125% or (y) the borrower pays down the Mortgage Loan by no less than an amount equal to the least of (1) the net proceeds of the sale of the Mortgaged Property, (2) the fair market value of the Mortgaged Property at the time of release or (3) an amount such that the loan-to-value ratio does not increase after such release; and (vi) satisfaction of customary REMIC requirements.

●

With respect to the Heartland Dental Medical Office Portfolio Mortgaged Properties (8.5%), the borrower is permitted to obtain the release on or after December 6, 2019 of specific individual Mortgaged Properties in connection with a transfer of such Mortgaged Property to the guarantor or an affiliate of the borrower or guarantor solely upon the occurrence of specified events of default or other specified recourse events under the Mortgage Loan documents solely related to specific Mortgaged Properties, provided that, among other conditions: (i) the borrower prepays the Mortgage Loan in an amount equal to 130% of the allocated loan amount with respect to such Mortgaged Property, along with any applicable yield maintenance premium; (ii) the borrower provides notice within five business days’ of the lender’s notice of default that borrower intends to release such Mortgaged Property and such Mortgaged Property is released within 30 days of such default notice; (iii) after giving effect to such release, the debt service coverage ratio for the remaining Mortgaged Properties is not less than the debt service coverage ratio for the Mortgaged Properties (including the released Mortgaged Property) preceding the release; (iv) the release of such Mortgaged Property will not have a material adverse effect on (a) the use, operation or value of the remaining Mortgaged Properties or (b) the borrower or guarantor’s ability to perform its obligations under the Mortgage Loan documents; (v) either (x) after giving effect to such release, the loan-to-value ratio for the remaining Mortgaged Property is not greater than 125% or (y) the borrower pays down the Mortgage Loan by no less than an amount equal to the least of (1) the net proceeds of the sale of the Mortgaged Property, (2) the fair market value of the Mortgaged Property at the time of release or (3) an amount such that the loan-to-value ratio does not increase after such release and (vi) satisfaction of customary REMIC requirements.

●	With respect to the Saint Louis Galleria Mortgage Loan (7.0%), in connection with the expansion or other development of the Mortgaged Property, the borrower is permitted to acquire one or more parcels, together with any improvements located thereon, that constitute an integral part of, adjoins to, or is proximately located near the shopping center in which the Mortgaged Property is located (an “Expansion Parcel”), provided that, among other conditions, (i) no event of default has occurred or is continuing, (ii) the borrower acquires the fee or leasehold interest, (iii) the borrower executes substitute loan documents, (iv) the borrower delivers or causes to be delivered to lender a copy of the deed or ground lease conveying such right, title and fee or leasehold interest, as applicable to such Expansion Parcel and (v) the borrower delivers a Phase I ESA reasonably acceptable to lender. The borrower is permitted to obtain the release of an Expansion Parcel without the payment of a release price premium subject to the satisfaction of certain conditions, including, but not limited to: (i) no event of default has occurred or is continuing and (ii) the loan-to-value ratio immediately following the release is less than or equal to 125%.

●

Also with respect to the Saint Louis Galleria Mortgage Loan (7.0%),the borrower is permitted to obtain the release of one or more portions of the Mortgaged Property (an “Exchange Parcel”) without the payment of a release price in connection with the substitution of such portion of the Mortgaged Property with real property reasonably equivalent in value to the Exchange Parcel located at or adjacent to the shopping center which the Mortgaged Property is located, provided that, among other conditions, (i) no event of default has occurred or is continuing (ii) the Exchange Parcel is vacant, non-income-producing and unimproved (unless these requirements are waived by lender) or improved only by landscaping, utility facilities that are readily relocatable or surface parking areas and the Exchange Parcel is not be necessary for the Mortgaged Property to comply with any zoning, building, land use or parking or other applicable legal requirements, (iii) simultaneously with the substitution, borrower acquires the fee simple or leasehold interest to a parcel of real property (the “Acquired Parcel”) reasonably equivalent in value to the Exchange Parcel at or adjacent to the shopping center of which the Exchange Parcel is a part, (iv) the borrower delivers or causes to be delivered to lender a copy of the deed or ground lease conveying to borrower all right, title and fee or leasehold interest, as applicable, in and to the Acquired Parcel, (v) the borrower delivers an opinion of counsel stating that the substitution would not constitute a “significant modification” of the Mortgage Loan under Treasury Regulations Section 1.860G-2(b) of the Code or otherwise cause a tax to be imposed on a “prohibited transaction” by any REMIC trust and (vi) the LTV ratio immediately after the substitution is less than or equal to 125%.

●	With respect to the CBBC Industrial Portfolio Mortgage Loan (5.1%), the borrower is permitted to obtain the release of any individual Mortgaged Property after the expiration of the related defeasance lockout period, except that a release of a Defaulted Individual Property (as defined below) as to which prepayment, not defeasance, is made may occur at any time, even if prior to the expiration of the defeasance lockout period, provided that, among other conditions: (i) the sale of such Mortgaged Property is pursuant to an arm's-length agreement with an unaffiliated third party, except in the case of a Defaulted Individual Property or a sale related to a default by the sole tenant of the Mortgaged Properties, which may be made to a borrower affiliate; (ii) the related borrower (a) defeases or (b) prepays, together with, if prior to the open period, a prepayment fee equal to the greater of 1.00% of the amount prepaid and a yield maintenance premium, an amount of the Mortgage Loan equal to the greater of (x) 110% of the allocated loan amount of the released Mortgaged Property and (y) 90% of the net sale proceeds of the released Mortgaged Property; (iii) after giving effect to such release, (a) the debt service coverage ratio for the remaining Mortgaged Properties will not be less than the greater of (x) the debt service coverage ratio immediately preceding such release and (y) 1.367x; and (b) the loan-to-value ratio for the remaining Mortgaged Properties will be no greater than the lesser of (x) the loan-to-value ratio for the Mortgaged Properties immediately preceding the release and (y) 61.75%; (iv) after giving effect to such release, the ratio of the unpaid principal balance of the Mortgage Loan to the value of the remaining Mortgaged Properties (such value to be determined by the lender in its reasonable discretion based on a commercially reasonable valuation method permitted to a REMIC trust and which shall exclude the value of personal property or going concern value, if any) is not more than 125%, (v) the sole tenant's lease is amended to remove the released Mortgaged Property, and (vi) after giving effect to the release, the portion of the Mortgaged Properties in which the tenant has gone dark does not represent more than 10% of the total rent of the Mortgaged Properties. A "Defaulted Individual Property" means a Mortgaged Property as to which (i) an event of default is continuing relating solely to such individual Mortgaged Property, (ii) the lender has delivered notice of such event of default or commenced exercising remedies, (iii) the borrower has demonstrated to the lender's reasonable satisfaction that it has promptly and diligently pursued a cure of such event of default but has been unable to effect such cure, (iv) after giving effect to a partial prepayment or defeasance with respect to such Mortgaged Property, no event of default or material default will be continuing and (v) the borrower will not be subject to any material contingent liabilities relating to such Mortgaged Property after its release (other than to the lender under the environmental indemnity).

●

With respect to the CBBC Industrial Portfolio Mortgage Loan (5.1%), the borrower may obtain a one-time release of any one Mortgaged Property (the “Release Property”) by providing a substitute property (the “Substitute Property”), provided that among other things, (i) no event of default is continuing, (ii) the lender is satisfied the Substitute Property is of like kind and quality as the Release Property, including with respect to age and location, (iii) the borrower will own the fee simple interest in the Substitute Property, (iv) the sale of the Release Property is either (A) pursuant to an arm’s length agreement to a third party not affiliated with the borrower or guarantor or (B) to an affiliate of the borrower or guarantor (other than any borrower or required special purpose entity owner of a borrower)

pursuant to terms and conditions that would be set forth in a bona fide arm’s length third party transaction, (v) lender receives an appraisal showing a fair market value of the Substitute Property that is no less than the fair market value of the Release Property, (vi) the underwritten net cash flow of the Substitute Property is no less than that of the Release Property as of the origination date and immediately preceding substitution, whichever is greater, (vii) the loan-to-value ratio for the Mortgaged Properties, including the Substitute Property, is no more than the lesser of (i) the loan-to-value ratio immediately preceding such substitution and (ii) 61.75%, (viii) the debt service coverage ratio for the Mortgaged Properties, including the Substitute Property, is no less than the greater of (i) the debt service coverage ratio immediately preceding such substitution and (ii) 1.367x, (ix) after giving effect to the substitution, the loan-to-value ratio (with value to be determined by the lender in its reasonable discretion based on a commercially reasonable valuation method permitted to a REMIC trust and will exclude the value of personal property or going concern value, if any) is not more than 125%, (x) the sole tenant’s lease is amended to remove the Release Property and add the Substitute Property (with the same terms and conditions, including remaining term and expiration date, except for adjustment of rent in accordance with the following clause), (xi) rent under the lease at the Substitute Property is not materially greater than rent for comparable space in the market in which it is located, and (xii) rating agency confirmation, and other documents reasonably acceptable to a prudent lender, are provided with respect to the substitution.

In addition, with respect to the CBBC Industrial Portfolio Mortgage Loan (5.1%), the four related Mortgaged Properties are leased to CBBC pursuant to a single lease (the “CBBC Lease”), but at separate specified rental rates for each Mortgaged Property. The CBBC Lease provides that the tenant has the right to require the borrower to substitute up to one property under the CBBC Lease during the initial ten years of the lease term (which ends on October 31, 2028, prior to the Mortgage Loan maturity date of November 6, 2028), and up to two properties under the CBBC Lease during the subsequent ten years, provided that certain conditions are satisfied. If such conditions are satisfied, the borrower is required to sell the Release Property to CBBC or a third party designated by it and purchase the Substitute Property from CBBC or a third party designated by it, and the CBBC Lease is deemed to be automatically amended to add the Substitute Property and terminate the Release Property. The conditions to such substitution include, among others, (i) that the Substitute Property has a fair market value equal to or greater than the Release Property, as determined by the final conclusions of value set forth in fee simple appraisals based upon similar criteria and prepared by an independent appraiser who is an MAI professional appraiser and reasonably acceptable to the borrower and CBBC, (ii) the Substitute Property has a remaining useful life and allocable rent under the CBBC Lease not less than that of the Release Property, (iii) CBBC must prepare all real estate documents necessary to transfer the Substitute Property and customary third party reports and diligence matters (and if any material deficiencies exist, including environmental deficiencies, the borrower may reject the Substitute Property), (iv) the Substitute Property is open for business and not subject to casualty or condemnation and (v) any customary and commercially reasonable requirements of the borrower’s mortgagee are satisfied in all respects. Under the CBBC Industrial Portfolio Mortgage Loan, a property substitution is permitted as described above. However, the conditions to substitution in the CBBC Lease do not include all of the conditions to substitution in the Mortgage Loan documents. Therefore, it is possible a dispute could arise if the lender were to determine that the requirements of the Mortgage

Loan for substitution were not satisfied, but the tenant were to claim the lender’s requirements were not commercially reasonable and customary. The CBBC Lease provides that if the Substitute Property is owned by CBBC or an affiliate, the purchase price agreed to by the borrower and CBBC will be credited, so that only the positive “net” purchase price will be payable by the applicable party. However, such provision would not apply if CBBC designates a third party to sell the Release Property. The CBBC Lease does not specify a method for determining the purchase prices of the Substitute Property and the Release Property.

●	With respect to the McCreless Market Mortgage Loan (3.2%), the borrower may obtain the release of any of six pad site parcels and two vacant land parcels from the lien of the related Mortgage Loan, subject to prepayment lockout and yield maintenance provisions, by prepaying a portion of the Mortgage Loan equal to the greater of (x) 110% of the allocated loan amount of the parcel to be released, or (y) 100% of the net sales proceeds of such release parcel, and subject to terms and conditions set forth in the related Mortgage Loan documents, including but not limited to: (i) the debt service coverage ratio of the remaining Mortgaged Property after giving effect to such release is at least the greater of (x) 1.96x and (y) the aggregate debt service coverage ratio for all of the Mortgaged Property immediately prior to such sale; (ii) the loan-to-value ratio of the remaining Mortgaged Property after giving effect to such release is no more than the lesser of (x) 56.88% and (y) the aggregate loan-to-value ratio for all of the Mortgaged Property immediately prior to such release; (iii) delivery of a Rating Agency Confirmation; (iv) delivery of a REMIC opinion; and (v) no event of default under the Mortgage Loan is continuing.

●	With respect to the Warren Hospitality Portfolio Mortgaged Properties (2.7%), the related borrower is permitted to obtain the release of any individual Mortgaged Property after the expiration of the related lockout period, provided that, among other conditions: (i) the sale of such Mortgaged Property is pursuant to an arm’s-length agreement with an unaffiliated third party; (ii) the borrower provides at least 30 days’ prior written notice (or a shorter period of time if permitted by the lender in its sole discretion); (iii) the borrower partially defeases the Mortgage Loan in the principal amount equal to 125% of the allocated loan amount; (iv) after giving effect to such release, the debt service coverage ratio (based upon the trailing 12-month period immediately preceding the date of such determination) for the remaining Mortgaged Property will not be less than the greater of (x) the debt service coverage ratio immediately preceding such release and (y) the debt service coverage ratio of all of the Mortgaged Properties (including the individual Mortgaged Property to be released) as of the date of origination; (v) after giving effect to such release, the debt yield for the remaining Mortgaged Property will not be less than the greater of (x) the debt yield immediately preceding such release and (y) the debt yield of all of the Mortgaged Properties (including the individual Mortgaged Property to be released) as of the date of origination; (vi) after giving effect to such release, the loan-to-value ratio for the remaining Mortgaged Property is not greater than the lesser of (x) the loan-to-value ratio immediately preceding such release and (y) the loan-to-value ratio of all of the Mortgaged Properties (including the individual Mortgaged Property to be released) as of the date of origination; and (vii) satisfaction of customary REMIC requirements.

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With respect to the Regency Properties Portfolio Mortgage Loan (2.4%), the borrower is permitted to obtain the release of any individual Mortgaged Property after the expiration of the related lockout period, provided that, among other conditions: (i) the sale of such Mortgaged Property is pursuant to an arm’s-length agreement with an unaffiliated third party; (ii) the related borrower makes a prepayment of principal in an amount equal to 120% of the allocated loan amount for the Mortgaged Property to be released; (iii) after giving effect to such release, (a) the debt service coverage ratio for the remaining Mortgaged Property will not be less than the greater of (x) the debt service coverage ratio immediately preceding such release and (y) the debt service coverage ratio of all of the Mortgaged Properties (including the individual Mortgaged Property to be released) as of the date of origination; (b) the debt yield for the remaining Mortgaged Property will not be less than the greater of (x) the debt yield immediately preceding such release and (y) the debt yield of all of the Mortgaged Properties (including the individual Mortgaged Property to be released) as of the date of origination, and (c) the loan-to-value ratio for the remaining Mortgaged Properties will be no greater than the lesser of (x) the loan-to-value ratio for all of the Mortgaged Properties as of the date of origination and (y) the loan-to-value ratio for all of the Mortgaged Properties (including the individual Mortgaged Property to be released) immediately prior to release; (iv) either (x) after giving effect to such release, the loan-to-value ratio for the remaining Mortgaged Properties is not less than 125% or (y) the borrower pays down the Mortgage Loan by no less than an amount equal to the least of (1) the net proceeds of the sale of the Mortgaged Property, (2) the fair market value of the Mortgaged Property at the time of release or (3) an amount such that the loan-to-value ratio does not increase after such release; and (v) satisfaction of customary REMIC requirements.

●	With respect to the Food Lion Portfolio Mortgage Loan (2.3%), the borrower may obtain the release of an individual property, after November 29, 2020 and before September 6, 2028, provided that, among other conditions, (i) the borrower makes a payment equal to 115% of the allocated loan amount for such individual property together with the applicable yield maintenance premium, all accrued and unpaid interest and all other sums due under the Mortgage Loan documents as determined by lender; (ii) following a release, (a) the debt service coverage ratio for the remaining individual properties is not less than the greater of (1) 1.40x and (2) the debt service coverage ratio as of the date immediately preceding such release, (b) the loan-to-value ratio is not greater than the lesser of (1) 67.4% and (2) the loan-to-value ratio as of the date immediately preceding such release; (iii) the REMIC release requirements are satisfied and (iv) the lender receives a rating agency confirmation with respect to such release.

●

With respect to the Christiana Mall Mortgage Loan (1.5%), the borrower may obtain the release of certain portions of the Mortgaged Property including, (i) in connection with the expansion or development of the Mortgaged Property, one or more parcels of land, including “air rights” parcels (each, a “Release Parcel”), (ii) certain outparcels occupied by either Cabela’s or Cinemark (each, an “Outlot Parcel”), and (iii) in the event Target exercises its purchase option under the related lease, the Target Parcel (each a “Permitted Release”). The borrower may obtain a Permitted Release provided that, among other conditions, (1) with respect to any Release Parcel, (a) the borrower delivers at least 10 days’ prior written notice, (b) any such Release Parcel is vacant, non-income producing and unimproved land or improved only by landscaping, utility facilities that are readily relocatable or surface parking areas, provided, however, that such condition will not apply to any expansion parcel acquired in accordance with the terms and conditions in the Mortgage Loan documents after the origination of the Mortgage Loan (an “Acquired Expansion Parcel”), (c) the borrower delivers to the lender satisfactory evidence that the

Release Parcel is (x) not necessary for the borrower’s operation or use of the Mortgaged Property for its then-current use and (y) may be readily separated from the Mortgaged Property without a material diminution in the value of the Mortgaged Property, (d) after giving effect to such release, the loan-to-value ratio immediately after such release is less than or equal to 125%, and, if necessary, the borrower prepays the “qualified amount” necessary in order to satisfy such ratio, (e) the borrower pays to the lender a fee in the amount of $10,000, along with any related out-of-pocket expenses, and (f) the borrower delivers a Rating Agency Confirmation from each applicable rating agency for any such release, provided, however, that such condition will not apply to an Acquired Expansion Parcel, (2) with respect to any Outlot Parcel, (a) the borrower complies with the requirements in clauses (i)(a),(d) and (f), above, (b) the borrower prepays the Mortgage Loan by an amount equal to the greatest of (x) (A) 125% of the allocated loan amount of the Out Parcel being released, (B) with respect to the parcel occupied by Cabela’s, $8,400,000 and (C) with respect to the parcel occupied by Cinemark, $6,600,000, (y) 100% of the net sales proceeds for the related Outlot Parcel, and (z) any “qualified amount” necessary to comply with applicable REMIC requirements, in each instance along with payment of any applicable yield maintenance premium (provided that the borrower may deliver to the lender cash or a letter of credit in lieu of such prepayment (exclusive of any applicable yield maintenance premium)) and (c) the borrower pays to the lender a fee in the amount of $25,000, along with any reasonable out-of-pocket expenses, and (3) with respect to the Target Parcel, (i) the borrower complies with the requirements in clauses (i) (a), (d) and (e) above, and (ii) the borrower may not obtain a release (or exercise the related purchase option) in the event that (x) the borrower or its affiliate acquires Target’s interest in the Target Parcel and (y) such option was not exercised prior to such acquisition.

●	Also with respect to the Christiana Mall Mortgage Loan (1.5%), the borrower may substitute the fee or leasehold interest to a parcel of real property at or adjacent to the related shopping center (each, an “Acquired Parcel”) in connection with the release of one or more parcels of the Mortgaged Property (each, an “Exchange Parcel”), provided that, among other conditions (i) the borrower provides at least 20 days’ prior written notice, (ii) the Acquired Parcel is reasonably equivalent in value to the Exchange Parcel, (iii) the Exchange Parcel must be vacant, non-income producing and unimproved or improved only by landscaping facilities that are readily relocatable or surface parking areas, (iv) the borrower pays the lender a fee in the amount of $10,000, along with any reasonable out-of-pocket expenses, (v) the borrower delivers a satisfactory environmental report, unless the Acquired Parcel is covered by the Phase I ESA received by lender in connection with the origination of the Mortgage Loan and (vi) after giving effect to such substitution, the loan-to-value ratio is less than or equal to 125%, provided that the borrower may prepay the “qualified amount” in order to meet such loan-to-value ratio. In addition, the borrower may, in its sole discretion, obtain an Acquired Expansion Parcel provided that, among other conditions, (i) the borrower satisfies the requirements in clauses (i), (iv) and (v) above. Notwithstanding anything to the contrary in the foregoing, the borrower may acquire fee simple title to the Target Improvements in the event that Target exercises its put option pursuant to the terms of the related lease, provided that (i) the borrower uses commercially reasonable efforts to comply with certain terms and conditions in the Mortgage Loan documents related to an Acquired Expansion Parcel, provided that the borrower will not be required to deliver a new environmental report related to the Target Improvements and (ii) the borrower executes any documents reasonably necessary in order to subject to Target Improvements to the lien of the Mortgage Loan documents.

Furthermore, some of the Mortgage Loans permit the release or substitution of specified parcels of real estate or improvements that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property, or permit the general right to release as yet unidentified parcels if they are non-income producing so long as such release does not materially adversely affect the use or value of the remaining property, among other things. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied. We cannot assure you that the development of a release parcel, even if approved by the special servicer as having no material adverse effect to the remaining property, may not for some period of time either disrupt operations or lessen the value of the remaining property.

For example, with respect to the Staples Strategic Industrial Mortgage Loan (5.4%), the borrower is permitted to obtain the free release of a 0.97 acre strip of vacant land located on the edge of the Mortgaged Property in Montgomery, New York, provided that REMIC, separate tax parcel and legal subdivision conditions are satisfied, and the release does not adversely affect the use or operation of, or access to, the related Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

Thirty-three (33) of the Mortgage Loans (collectively, 73.1%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Thirty-two (32) of the Mortgage Loans (collectively, 70.9%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Thirty-two (32) of the Mortgage Loans (collectively, 70.0%) provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

Seventeen (17) of the Mortgage Loans (collectively, 57.5%) are secured in whole or in part by office, retail, industrial and mixed use properties, provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail, industrial and mixed use properties only.

Sixteen (16) of the Mortgage Loans (collectively, 35.8%) provide for monthly or upfront escrows to cover planned capital expenditures, deferred maintenance or franchise mandated property improvement plans.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit or guaranty in lieu of maintaining cash reserves. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged

Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See the footnotes to Annex A-1 for more information regarding escrows under the Mortgage Loan documents.

Mortgaged Property Accounts

Cash Management. The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the account mechanics prescribed for the Mortgage Loans:

Cash Management Types

Type of Lockbox	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Springing	19	$226,628,240	35.1%
Hard/Springing	20	357,849,105	55.4
Hard/In Place	2	62,000,000	9.6
Total:	41	$646,477,345	100.0%

The following is a description of the types of cash management provisions to which the borrowers under the Mortgage Loans are subject:

●	Hard/In Place Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the issuing entity and then applied by the applicable servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Generally, excess funds may then be remitted to the related borrower.

●	Hard/Springing Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or are otherwise made available to the related borrower. From and after the occurrence of such a “trigger” event, only the portion of such funds remaining after the payment of current debt service, the funding of reserves and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower or, in some cases, maintained in an account controlled by the servicer as additional collateral for the loan until the “trigger” event ends or terminates in accordance with the loan documentation.

●	Soft/In Place Cash Management. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors (including any third party property managers) to the related borrower or the property manager. The related borrower or property manager, as applicable, then forwards such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the issuing entity and applied by the servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Generally, excess funds may then be remitted to the related borrower.

●	Soft/Springing Cash Management. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors (including any third party property managers) to the related borrower or the property manager. The related borrower or property manager, as applicable, then forwards such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or are otherwise made available to the related borrower. In some cases, upon the occurrence of such a “trigger” event, the Mortgage Loan documents will require the related borrower to instruct tenants and/or other payors to pay directly into an account controlled by the applicable servicer on behalf of the issuing entity. All funds held in such lockbox account controlled by the applicable servicer following such “trigger” event will be applied by the applicable servicer in accordance with the related Mortgage Loan documents. From and after the occurrence of such a trigger event, only the portion of such funds remaining after the payment of current debt service and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower.

●	Springing. A lockbox account is established at origination or upon the occurrence of certain “trigger” events. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors to the related borrower or property manager. The Mortgage Loan documents provide that, upon the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, the related borrower would be required to instruct tenants to pay directly into such lockbox account or, if tenants are directed to pay to the related borrower or the property manager, the related borrower or property manager, as applicable, would then forward such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the servicer on behalf of the issuing entity and applied by the servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Excess funds may then be remitted to the related borrower.

●	None. Revenue from the related Mortgaged Property is paid to the related borrower and is not subject to a lockbox account as of the Closing Date, and no lockbox account is required to be established during the term of the related Mortgage Loan.

Notwithstanding the foregoing, in connection with any hard lockbox cash management, income deposited directly into the related lockbox account may not include amounts paid in cash and/or checks that are paid directly to the related property manager, notwithstanding requirements to the contrary. Furthermore, with respect to certain multifamily and hospitality properties considered to have a hard lockbox, cash, checks and “over-the-counter” receipts may be deposited into the lockbox account by the property manager and, in some cases, such deposit may be net of fees payable to and reserves maintained by the property manager, as well as certain other operating expenses. Mortgage Loans whose terms call for the establishment of a lockbox account require that the amounts paid to the property manager will be deposited into the applicable lockbox account on a regular basis. Lockbox accounts will not be assets of the issuing entity. See the footnotes to Annex A-1 for more information regarding lockbox provisions for the Mortgage Loans.

Exceptions to Underwriting Guidelines

None of the Mortgage Loans, except as described below, were originated with material exceptions to the related mortgage loan seller’s underwriting guidelines.

With respect to the Staples Strategic Industrial Mortgage Loan (5.4%), the Mortgage Loan is structured with a 10-year ARD and an approximately 15-year final maturity date, which is longer than the maximum term of 10 years generally required by GACC’s underwriting guidelines. GACC’s decision to include the Mortgage Loan in the transaction was based on several factors, including (i) the loan-to-value ratio of the Mortgage Loan is 62.6% in comparison to the loan-to-value ratio of 75.0% that is provided for in GACC’s underwriting guidelines for industrial properties, (ii) the net cash flow debt service coverage ratio of the Mortgage Loan is 1.72x, in comparison to a net cash flow debt service coverage ratio of 1.25x that is provided for in GACC’s underwriting guidelines for industrial properties and (iii) the financial strength of the borrower sponsors. The borrower sponsors for the Staples Strategic Industrial Loan are Edward V. LaPuma and Bryan York Colwell, the co-founders and managing partners of LCN Capital Partners (“LCN”). LCN is a private equity firm that specializes in sale-leaseback, built-to-suit and select net lease investments that range from $20 million to $200 million across North America and Europe and has over $1.2 billion in discretionary equity capital committed and owns over $2 billion in real estate assets.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—UBS AG, New York Branch—UBS AG, New York Branch’s Underwriting Standards”; “—Société Générale—Société Générale’s Underwriting Standards”; “—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes”; “—CIBC Inc.—CIBC’s Underwriting Guidelines and Processes”; “—Rialto Mortgage Finance, LLC—Rialto Mortgage’s Underwriting Standards and Loan Analysis” and “—Natixis Real Estate Capital LLC—NREC’s Underwriting Standards”.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●	any borrower that is not required pursuant to the terms of the related Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of a related Companion Loan holder, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of less than a controlling portion of the equity interests in a borrower or the pledge of limited partnership or non-managing membership equity interests in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Percentage of Initial Pool Balance	Mezzanine Debt Cut-off Date Balance	Subordinate Debt Cut-off Date Balance	Pari Passu Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)	Mortgage Loan Cut-off Date LTV Ratio(2)	Total Debt Cut-off Date LTV Ratio(1)	Mortgage Loan Underwritten NCF DSCR(2)(3)	Total Debt Underwritten NCF DSCR(1)(3)
Great Value Storage Portfolio	$55,000,000	8.5%	$166,000,000(4)	N/A	$55,000,000	$276,000,000	5.5000%	29.3%	73.4%	4.69x	1.41x
Saint Louis Galleria	$45,000,000	7.0%	$24,688,302	N/A	$195,000,000	$264,688,302	5.1150%	51.5%	56.8%	1.67x	1.55x

(1)	Calculated including the mezzanine debt and any related Companion Loan.

(2)	Calculated including any related Pari Passu Companion Loans but excluding any mezzanine debt.

(3)	With respect to Saint Louis Galleria Mortgage Loan (7.0%), Mortgage Loan Underwritten NCF DSCR and Total Debt Underwritten NCF DSCR are calculated using the sum of the first 12 principal and interest payments after the expiration of the interest only period (period 61 to 72) based on the assumed principal and interest payment schedule set forth in Annex F.

(4)	Comprised of a $103,000,000 senior mezzanine loan and a $63,000,000 junior mezzanine loan.

In each case, the mezzanine indebtedness is coterminous with the related Mortgage Loan.

The mezzanine loans related to the Great Value Storage Portfolio and Saint Louis Galleria Mortgage Loans (collectively, 15.5%) identified in the table above are each subject to an intercreditor agreement between the holder of the related mezzanine loan and the lender under the related Mortgage Loan that sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan. Each related intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan are subordinate after receipt by the related mezzanine lender of notice of an event of default under the related Mortgage Loan (taking into account the cure rights of the related mezzanine lender) to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the related Mortgaged Property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees), (b) so long as there is no event of default under the related Mortgage Loan (taking into account the cure rights of the related mezzanine lender), the related mezzanine lender may accept payments on and, in certain cases, permitted prepayments or cure payments of the related mezzanine loan prior to the payment in full of the Mortgage Loan, (c) the related mezzanine lender will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the related Mortgage Loan lender, and the Mortgage Loan lender must obtain the mezzanine lender’s consent to amend or modify the related Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender may foreclose upon the membership interests in the related Mortgage Loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower and a change in the management of the related Mortgaged Property, and (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if the related Mortgage Loan borrower becomes a debtor in a bankruptcy or if an event of default occurs under the Mortgage Loan documents and the Mortgage Loan lender notifies the Mortgage Loan borrower of its intention to exercise (or, in some cases, actually exercises) its remedies against the real property collateral for the related Mortgage Loan the related mezzanine lender has the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued and unpaid interest and other amounts due thereon, plus any unreimbursed servicing advances made by the related Mortgage Loan lender or its servicer and any interest thereon, and interest on any principal and interest advances made by the Mortgage Loan lender or its servicer, plus, subject to certain limitations, any Liquidation Fees and Special Servicing Fees payable under the PSA (net of certain amounts and subject to certain other limitations, each as specified in the related intercreditor agreement), and generally excluding any late charges, default interest, exit fees, spread maintenance charges payable in connection with a prepayment or yield maintenance charges and prepayment premiums.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Maximum Principal Amount Permitted (If Specified)(1)	Combined Maximum LTV Ratio(2)	Combined Minimum DSCR(2)	Combined Minimum Debt Yield(2)	Intercreditor Agreement Required	Mortgage Lender Allowed to Require Rating Agency Confirmation(3)
Great Value Storage Portfolio	$55,000,000	$19,000,000(4)	79.0%	1.20x	7.30%	Yes	Yes(5)
Homewood Suites Columbia/Laurel	$15,083,565	N/A	65.4%	1.65x	N/A	Yes	Yes
Christiana Mall	$10,000,000	(6)	(6)	(6)	N/A	Yes	Yes
Feather River Crossing	$9,800,000	N/A	62.4%	1.40x	9.6%	Yes	Yes

(1)	Indicates the maximum aggregate principal amount of the Mortgage Loan and the related mezzanine loan (if any) that is specifically stated in the Mortgage Loan documents and does not take account of any restrictions that may be imposed at any time by operation of any debt yield, debt service coverage ratio or loan-to-value ratio conditions.

(2)	Debt service coverage ratios, loan-to-value ratios and debt yields are to be calculated in accordance with definitions set forth in the related Mortgage Loan documents. Except as otherwise noted in connection with a Mortgage Loan, the determination of the loan-to-value ratio must be, or may be required by the lender to be, based on a recent appraisal.

(3)	Indicates whether the conditions to the financing include (a) delivery of, or the lender’s ability to request delivery of, Rating Agency Confirmation that the proposed financing will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates and/or (b) acceptability of any related intercreditor or mezzanine loan documents to the Rating Agencies.

(4)	The current holder of the Great Value Storage Portfolio junior mezzanine loan intends to provide the financing for the contemplated future permitted mezzanine debt, provided that such additional mezzanine financing may be effected through an amendment to the existing Great Value Storage Portfolio junior mezzanine loan documents in lieu of a new, separate mezzanine loan.

(5)	The lender is allowed to require Rating Agency Confirmation unless (i) Teachers Insurance and Annuity Association of America is the future mezzanine lender and (ii) the existing mezzanine intercreditor agreement is not materially modified.

(6)	The principal amount of such permitted mezzanine debt cannot be greater than an amount equal to the amount which will yield an aggregate forward looking debt service coverage ratio (after giving effect to such permitted mezzanine debt) that is not less than 105.0% of the debt service coverage ratio at origination and an aggregate LTV Ratio (after giving effect to such permitted mezzanine debt) that does not exceed 95.0% of the closing date LTV Ratio.

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement and may include cure rights and a default-related purchase option. The intercreditor agreement required to be entered into in connection with any future mezzanine loan will either be substantially in the form attached to the related loan agreement or be subject to receipt of a Rating Agency Confirmation or to the related lender’s approval. The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due-on-sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Other Secured Indebtedness

Some of the Mortgage Loans permit certain affiliates of the related borrower to pledge their indirect ownership interests in the borrower including, but not limited to, pledges to an institutional lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. In connection with those pledges, the Mortgage Loan documents for such Mortgage Loans may: (i) contain limitations on the amounts that such collateral may secure and prohibit foreclosure of such pledges unless such foreclosure would represent a transfer otherwise permitted under the Mortgage Loan documents but do not prohibit a change in control in the event of a permitted foreclosure; or (ii) require that such financing be secured by all or substantially all of the pledgor’s assets or by at least a certain number of assets other than such ownership interests in the related borrower.

Preferred Equity

Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

Other Unsecured Indebtedness

The Mortgage Loans generally permit a pledge of the same direct and indirect ownership interests in any borrower as may be transferred without the lender’s consent. See “—Certain Terms of the Mortgage Loans—“Due-on-Sale” and “Due-on-Encumbrance” Provisions” above.

In addition, the borrowers under some of the Mortgage Loans have incurred or are permitted to incur unsecured subordinate debt (in addition to trade payables, equipment financing and other debt incurred in the ordinary course) subject to the terms of the related Mortgage Loan documents.

Prospective investors should assume that all or substantially all of the Mortgage Loans permit their borrowers to incur a limited amount (generally in an amount not more than 5% of the original Mortgage Loan balance or an amount otherwise normal and reasonable under the circumstances) of trade payables, equipment financing and/or other unsecured indebtedness in the ordinary course of business or an unsecured credit line to be used for working capital purposes. In addition, certain of the Mortgage Loans allow the related borrower to receive unsecured loans from equity owners, provided that such loans are subject to and subordinate to the applicable Mortgage Loan.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

The Great Value Storage Portfolio, Heartland Dental Medical Office Portfolio, Saint Louis Galleria, Staples Strategic Industrial, CBBC Industrial Portfolio, Pier 1 Imports Headquarters, 16300 Roscoe Blvd, Regency Properties Portfolio, Nebraska Crossing, Clevelander South Beach, Christiana Mall, Ellsworth Place and ExchangeRight Net Leased Portfolio 24 Mortgage Loans are each part of a Whole Loan consisting of such Mortgage Loan and the related Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder(s) of the related Companion Loan(s) (the “Companion Holder” or “Companion Holders”) are generally governed by an intercreditor agreement or a co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and the related Companion Loan(s) are cross-collateralized and cross-defaulted.

The following terms are used in reference to the Whole Loans:

“AB Whole Loan” means the Non-Serviced AB Whole Loan.

“BBCMS 2018-CHRS TSA” means the trust and servicing agreement governing the servicing of the Christiana Mall Whole Loan.

“Benchmark 2018-B8 PSA” means the pooling and servicing agreement that is expected to govern the servicing of (i) the Staples Strategic Industrial Whole Loan and (ii) the Saint Louis Galleria Whole Loan prior to the securitization of the related controlling Pari Passu Companion Loan.

“Companion Loan Rating Agency” means any NRSRO rating any serviced pari passu companion loan securities.

“Control Appraisal Period” means with respect to the Christiana Mall Whole Loan, a BBCMS 2018-CHRS Subordinate Control Period.

“Controlling Companion Loan” means, with respect to each of the Great Value Storage Portfolio Whole Loan and the ExchangeRight Net Leased Portfolio 24 Whole Loan, the related Pari Passu Companion Loan related to which, upon the securitization of such Pari Passu Companion Loan, servicing is expected to shift to the related Servicing Shift PSA entered into in connection with such securitization. UBS AG, New York Branch or an affiliate thereof is currently the holder of the “Controlling Companion Loan” with respect to the Great Value Storage Portfolio Whole Loan.

“Control Note” means, with respect to any Whole Loan, the “Controlling Note” or other similar term or concept specified in the related Intercreditor Agreement. As of the Closing Date, the Control Note with respect to each Whole Loan will be the promissory note(s) listed as the “Control Note” in the column “Control Note/Non-Control Note” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”

“Controlling Holder” means, with respect to any Whole Loan, the holder of the related Control Note. As of the Closing Date, the Controlling Holder with respect to each Whole Loan will be the holder listed next to the related Control Note in the column “Note Holder” in the table below titled “Whole Loan Control Notes and Non-Control Notes”.

“ExchangeRight Net Leased Portfolio 24 PSA” means the pooling and servicing agreement governing the servicing of the ExchangeRight Net Leased Portfolio 24 Whole Loan following the related Servicing Shift Securitization Date.

“Great Value Storage Portfolio PSA” means the pooling and servicing agreement governing the servicing of the Great Value Storage Portfolio Whole Loan following the related Servicing Shift Securitization Date.

“Non-Control Note” means, with respect to any Whole Loan, any “Non-Controlling Note” or other similar term or concept specified in the related Intercreditor Agreement. As of the Closing Date, the Non-Control Notes with respect to each Whole Loan will be the promissory notes listed as the “Non-Control Notes” in the column “Control Note/Non-Control Note” in the table below titled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Controlling Holder” means, with respect to any Whole Loan, the holder(s) of a Non-Control Note. As of the Closing Date, the Non-Controlling Holders with respect to each Whole Loan will be the holders listed next to the related Non-Control Notes in the column “Note Holder” in the table below titled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Serviced AB Whole Loan” means any Non-Serviced Whole Loan that partially consists of one or more Subordinate Companion Loans.

“Non-Serviced Certificate Administrator” means with respect to any Non-Serviced Whole Loan, the certificate administrator under the related Non-Serviced PSA.

“Non-Serviced Companion Loan” means each of the Non-Serviced Pari Passu Companion Loans and the Non-Serviced Subordinate Companion Loans.

“Non-Serviced Custodian” means with respect to any Non-Serviced Whole Loan, the custodian (or its equivalent) under the related Non-Serviced PSA.

“Non-Serviced Directing Certificateholder” means with respect to any Non-Serviced Whole Loan, the directing certificateholder (or its equivalent) under the related Non-Serviced PSA.

“Non-Serviced Master Servicer” means with respect to any Non-Serviced Whole Loan, the master servicer under the related Non-Serviced PSA.

“Non-Serviced Mortgage Loan” means each of the Mortgage Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and, after the related Servicing Shift Securitization Date, a Servicing Shift Mortgage Loan.

“Non-Serviced Pari Passu Companion Loan” means each of the Companion Loans identified as “Non-Serviced” (or “Servicing Shift” after the related Servicing Shift Securitization Date) under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced Pari Passu Mortgage Loan” means each Mortgage Loan that is part of a Non-Serviced Whole Loan with no related Subordinate Companion Loans.

“Non-Serviced Pari Passu Whole Loan” means each of the Whole Loans identified as “Non-Serviced” under the column titled “Mortgage Loan Type” with one or more Non-Serviced Pari

Passu Companion Loans in the table titled “Whole Loan Control Notes and Non-Control Notes” below and, after the related Servicing Shift Securitization Date, a Servicing Shift Whole Loan.

“Non-Serviced PSA” means each of the pooling and servicing agreements or trust and servicing agreements identified under the column titled “Non-Serviced PSA or TSA” in the table titled “Non-Serviced Directing Certificateholders” below.

“Non-Serviced Securitization Trust” means a securitization trust that is created and governed by a Non-Serviced PSA.

“Non-Serviced Special Servicer” means with respect to any Non-Serviced Whole Loan, the special servicer under the related Non-Serviced PSA.

“Non-Serviced Subordinate Companion Loan” means the Christiana Mall Subordinate Companion Loans.

“Non-Serviced Trustee” means with respect to any Non-Serviced Whole Loan, the trustee under the related Non-Serviced PSA.

“Non-Serviced Whole Loan” means each of the Non-Serviced Pari Passu Whole Loans and, after the related Servicing Shift Securitization Date, a Servicing Shift Whole Loan.

“Other Master Servicer” means with respect to each Serviced Whole Loan, the master servicer appointed under the related Other PSA.

“Other PSA” means with respect to each Serviced Whole Loan, any pooling and servicing agreement, trust and servicing agreement or other servicing agreement governing the securitization of a related Serviced Companion Loan.

“Other Special Servicer” means with respect to each Serviced Whole Loan, the special servicer appointed under the related Other PSA.

“Pari Passu Mortgage Loan” means any of the Serviced Pari Passu Mortgage Loans or the Non-Serviced Pari Passu Mortgage Loans.

“Serviced Companion Loan” means each of the Serviced Pari Passu Companion Loans.

“Serviced Mortgage Loan” means each of the Mortgage Loans identified as “Serviced” under the column titled “Mortgage Loan Type” in the table titled “Whole Loan Control Notes and Non-Control Notes” below and, prior to the related Servicing Shift Securitization Date, a Servicing Shift Mortgage Loan.

“Serviced Pari Passu Companion Loan” means each of the Companion Loans identified as “Serviced” (or “Servicing Shift” prior to the related Servicing Shift Securitization Date) under the column titled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table titled “Whole Loan Control Notes and Non-Control Notes” below.

“Serviced Pari Passu Mortgage Loan” means each Mortgage Loan that is part of a Serviced Whole Loan with no related Subordinate Companion Loans and, prior to the related Servicing Shift Securitization Date, a Servicing Shift Mortgage Loan.

“Serviced Pari Passu Whole Loan” means each of the Whole Loans identified as “Serviced” under the column titled “Mortgage Loan Type” with one or more Serviced Pari Passu Companion Loans in the table titled “Whole Loan Control Notes and Non-Control Notes” below and, prior to the related Servicing Shift Securitization Date, a Servicing Shift Whole Loan.

“Serviced Whole Loan” means each of the Whole Loans identified as “Serviced” under the column titled under the column entitled “Mortgage Loan Type” in the table titled “Whole Loan Control Notes and Non-Control Notes” below and, prior to the related Servicing Shift Securitization Date, a Servicing Shift Whole Loan.

“Servicing Shift Mortgage Loan” means each of the Great Value Storage Portfolio Mortgage Loan and the ExchangeRight Net Leased Portfolio 24 Mortgage Loan.

“Servicing Shift PSA” means each of the Great Value Storage Portfolio PSA and the ExchangeRight Net Leased Portfolio 24 PSA.

“Servicing Shift Securitization Date” means, with respect to each Servicing Shift Whole Loan, the closing date of the securitization of the related Controlling Companion Loan.

“Servicing Shift Whole Loan” means any Whole Loan serviced under the PSA as of the Closing Date, which includes each Servicing Shift Mortgage Loan included in the issuing entity and one or more Pari Passu Companion Loans not included in the issuing entity, but the servicing of which is expected to shift to the related Servicing Shift PSA entered into in connection with the securitization of the related Controlling Companion Loan on and after the related Servicing Shift Securitization Date.

“Subordinate Companion Loan” means each of the Non-Serviced Subordinate Companion Loans.

“UBS 2018-C13 PSA” means the pooling and servicing agreement governing the servicing of the Pier 1 Imports Headquarters Whole Loan.

“UBS 2018-C14 PSA” means the pooling and servicing agreement governing the servicing of (i) the Regency Properties Portfolio Whole Loan, Nebraska Crossing Whole Loan and Clevelander South Beach Whole Loan and (ii) the Heartland Dental Medical Office Portfolio Whole Loan prior to the securitization of the related controlling Pari Passu Companion Loan.

“WFCM 2018-C47 PSA” means the pooling and servicing agreement governing the servicing of the Ellsworth Place Whole Loan.

The tables titled “Whole Loan Summary” and “Non-Serviced Whole Loans” in “Summary of Terms” provides certain information with respect to Mortgage Loans that have corresponding Companion Loans.

Set forth below is the identity of the initial Non-Serviced Directing Certificateholder (or equivalent entity) for each Non-Serviced Whole Loan, the securitization trust or other entity holding the Control Note in such Non-Serviced Whole Loan and the related Non-Serviced PSA under which it is being serviced.

Non-Serviced Directing Certificateholders

Whole Loan(1)	Non-Serviced PSA or TSA	Controlling Noteholder	Initial Directing Certificateholder(2)
Heartland Dental Medical Office Portfolio(3)	UBS 2018-C14	Deutsche Bank AG	RREF III-D UB 2018-C14, LLC
Saint Louis Galleria(4)	Benchmark 2018-B8	Benchmark 2018-B8	Barings LLC
Staples Strategic Industrial	Benchmark 2018-B8	Benchmark 2018-B8	Barings LLC
Pier 1 Imports Headquarters	UBS 2018-C13	UBS 2018-C13	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.
Regency Properties Portfolio	UBS 2018-C14	Deutsche Bank AG	RREF III-D UB 2018-C14, LLC
Nebraska Crossing	UBS 2018-C14	Deutsche Bank AG	RREF III-D UB 2018-C14, LLC
Christiana Mall	BBCMS 2018-CHRS	BBCMS 2018-CHRS	N/A
Ellsworth Place	WFCM 2018-C47	WFCM 2018-C47	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.

(1)	Does not include the Great Value Storage Portfolio Whole Loan or the ExchangeRight Net Leased Portfolio 24 Whole Loan, for which servicing will be transferred on the related Servicing Shift Securitization Date. The initial controlling noteholder for the Great Value Storage Portfolio Whole Loan will be UBS AG, New York Branch or an affiliate thereof, as holder of the related Controlling Companion Loan. The initial controlling noteholder for the ExchangeRight Net Leased Portfolio 24 Whole Loan will be Société Générale or an affiliate thereof, as holder of the related Controlling Companion Loan. With respect to such Whole Loan, on and after the related Servicing Shift Securitization Date, the controlling noteholder of such Whole Loan will be the securitization trust into which the related Controlling Companion Loan is deposited. The initial directing certificateholder on and after each such Servicing Shift Securitization Date is expected to be the controlling class representative or other directing certificateholder under the securitization into which the related Controlling Companion Loan was deposited.

(2)	As of the closing date of the related securitization.

(3)	After the securitization of the related controlling Pari Passu Companion Loan, the related whole loan will be serviced under (and by the service provider parties thereto) and the initial directing certificateholder will be the initial directing certificateholder under the related pooling and servicing agreement for that securitization transaction. UBS AG, New York Branch, as holder of the controlling Pari Passu Companion Loan, is currently the Directing Certificateholder for the Heartland Dental Medical Office Portfolio whole loan.

(4)	After the securitization of the related controlling Pari Passu Companion Loan, the related whole loan will be serviced under (and by the service provider parties thereto) and the initial directing certificateholder will be the initial directing certificateholder under the related pooling and servicing agreement for that securitization transaction. Deutsche Bank AG, acting through its New York Branch, as holder of the controlling Pari Passu Companion Loan, is currently the Directing Certificateholder for the Saint Louis Galleria whole loan.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders”.

Whole Loan Control Notes and Non-Control Notes

Mortgage Loan	Mortgage Loan Type	Note Name	Control Note/ Non-Control Note	Note Cut-off Date Balance(1)	Note Holder(1)
Great Value Storage Portfolio	Servicing Shift	Note A-1 Note A-2 Note A-3 Note A-4 Note A-5 Note A-6	Non-Control Note Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note	$35,000,000 $35,000,000 $20,000,000 $10,000,000 $5,000,000 $5,000,000	UBS 2018-C15 UBS AG, New York Branch UBS 2018-C15 UBS AG, New York Branch UBS AG, New York Branch UBS AG, New York Branch
Heartland Dental Medical Office Portfolio	Non-Serviced	Note A-1 Note A-2 Note A-3 Note A-4 Note A-5 Note A-6 Note A-7 Note A-8 Note A-9 Note A-10	Non-Control Note Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note	$39,957,840 $29,968,380 $19,978,920 $19,978,920 $19,978,920 $14,984,190 $14,984,190 $9,989,460 $6,493,149 $3,995,784	UBS 2018-C14(3) UBS AG, New York Branch UBS AG, New York Branch UBS 2018-C15 UBS 2018-C15 UBS 2018-C15 UBS AG, New York Branch UBS AG, New York Branch UBS AG, New York Branch UBS 2018-C14(3)
Saint Louis Galleria	Non-Serviced	Note A-1-A1 Note A-1-A2 Note A-1-A3 Note A-1-A4 Note A-1-A5 Note A-2-A1 Note A-2-A2 Note A-2-A3 Note A-2-A4 Note A-2-A5	Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note	$60,000,000 $55,000,000 $20,000,000 $20,000,000 $6,479,245 $30,000,000 $20,000,000 $15,000,000 $10,000,000 $3,520,755

Deutsche Bank AG, acting through its New York Branch

Benchmark 2018-B8(2)

Deutsche Bank AG, acting through its New York Branch

Deutsche Bank AG, acting through its New York Branch

Deutsche Bank AG, acting through its New York Branch

UBS 2018-C15

Société Générale Financial Corporation

UBS 2018-C15

Société Générale Financial Corporation

Société Générale Financial Corporation

Staples Strategic Industrial	Non-Serviced	Note A-1-1 Note A-1-2 Note A-2-1 Note A-2-2 Note A-2-3 Note A-3 Note A-4	Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note	$30,000,000 $20,000,000 $30,000,000 $5,000,000 $5,000,000 $26,100,000 $10,000,000

Benchmark 2018-B8(4)

Deutsche Bank AG, acting through its New York Branch

UBS 2018-C15

UBS 2018-C15

Deutsche Bank AG, acting through its New York Branch

Benchmark 2018-B8(4)

Deutsche Bank AG, acting through its New York Branch

CBBC Industrial Portfolio	Serviced	Note A-1 Note A-2	Control Note Non-Control Note	$33,030,000 $20,000,000	UBS 2018-C15 Deutsche Bank AG, acting through its New York Branch
Pier 1 Imports Headquarters	Non-Serviced	Note A-1 Note A-2 Note A-3 Note A-4 Note A-5 Note A-6	Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note	$20,000,000 $12,000,000 $8,000,000 $5,000,000 $5,000,000 $5,000,000	UBS 2018-C13 UBS 2018-C15 UBS 2018-C13 UBS 2018-C15 UBS 2018-C15 UBS 2018-C15
16300 Roscoe Blvd	Serviced	Note A-1 Note A-2	Control Note Non-Control Note	$18,000,000 $8,250,000	UBS 2018-C15 UBS AG, New York Branch
Regency Properties Portfolio	Non-Serviced	Note A-1 Note A-2	Control Note Non-Control Note	$20,000,000 $15,250,000	UBS 2018-C14(6) UBS 2018-C15

Mortgage Loan	Mortgage Loan Type	Note Name	Control Note/ Non-Control Note	Note Cut-off Date Balance(1)	Note Holder(1)
Nebraska Crossing	Non-Serviced	Note A-1 Note A-2 Note A-3 Note A-4	Control Note Non-Control Note Non-Control Note Non-Control Note	$35,000,000 $15,000,000 $13,000,000 $8,500,000	UBS 2018-C14(7) Société Générale UBS 2018-C15 Société Générale
Clevelander South Beach	Non-Serviced	Note A-1 Note A-2 Note A-3	Control Note Non-Control Note Non-Control Note	$25,000,000 $10,000,000 $7,500,000	UBS 2018-C14(8) UBS 2018-C15 UBS 2018-C14(8)
Christiana Mall	Non-Serviced	Note A-1-A Note A-1-B Note A-1-C Note A-1-D Note A-1-E Note A-2-A Note A-2-B Note A-2-C Note A-2-D Note A-2-E Note A-3-A Note A-3-B Note A-3-C Note B-1 Note B-2 Note B-3

Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

$36,160,000 $50,000,000 $40,000,000 $28,000,000 $14,840,000 $21,696,000 $30,000,000 $30,000,000 $10,000,000 $9,704,000 $14,464,000 $30,000,000 $23,136,000 $106,000,000 $63,600,000 $42,400,000

BBCMS 2018-CHRS

WFCM 2018-C47

Barclays Bank PLC

Barclays Bank PLC

Barclays Bank PLC

BBCMS 2018-CHRS

UBS 2018-C13

UBS 2018-C14(5)

UBS 2018-C15

Société Générale

BBCMS 2018-CHRS

DBGS 2018-C1

DBGS 2018-C1

BBCMS 2018-CHRS

BBCMS 2018-CHRS

BBCMS 2018-CHRS

Ellsworth Place	Non-Serviced	Note A-1 Note A-2 Note A-3 Note A-4 Note A-5	Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note	$24,000,000 $20,000,000 $15,000,000 $5,000,000 $5,000,000	WFCM 2018-C47 UBS 2018-C13 UBS 2018-C14(9) UBS 2018-C15 UBS 2018-C15
ExchangeRight Net Leased Portfolio 24	Servicing Shift	Note A-1 Note A-2 Note A-3 Note A-4	Control Note Non-Control Note Non-Control Note Non-Control Note	$25,000,000 $4,165,000 $15,000,000 $10,000,000	Société Générale UBS 2018–C15 Société Générale Société Générale

(1)	The lender provides no assurances that any non-securitized notes will not be split further and/or reissued with reallocated balances.

(2)	Note A-1-A2 is currently held by Société Générale. The Benchmark 2018-B8 securitization transaction is scheduled to close on or about December 27, 2018.

(3)	Note A-1 and Note A-10 are currently held by UBS AG, New York Branch. The UBS 2018-C14 securitization transaction is scheduled to close on or about December 12, 2018.

(4)	Note A-1-1 and Note A-3 are currently held by Deutsche Bank AG, acting through its New York Branch. The Benchmark 2018-B8 securitization transaction is scheduled to close on or about December 27, 2018.

(5)	Note A-2-C is currently held by Société Générale. The UBS 2018-C14 securitization transaction is scheduled to close on or about December 12, 2018.

(6)	Note A-1 is currently being held by UBS AG, New York Branch. The UBS 2018-C14 securitization transaction is scheduled to close on or about December 12, 2018.

(7)	Note A-1 is currently held by Société Générale. The UBS 2018-C14 securitization transaction is scheduled to close on or about December 12, 2018.

(8)	Notes A-1 and Note A-3 are currently held by UBS AG, New York Branch. The UBS 2018-C14 securitization transaction is scheduled to close on or about December 12, 2018.

(9)	Note A-3 is currently held by Rialto Mortgage Finance, LLC. The UBS 2018-C14 securitization transaction is scheduled to close on or about December 12, 2018.

The Serviced Pari Passu Whole Loans

The Serviced Pari Passu Whole Loans will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Intercreditor Agreement. None of the master servicer, the special servicer or the trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the master servicer or the trustee, as applicable, will be required to (and the special servicer, at its option in emergency situations, may) make Servicing Advances on the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the special servicer) determines that such a Servicing Advance would be a Nonrecoverable Advance.

Each Servicing Shift Whole Loan will be serviced pursuant to the PSA (and, accordingly, will be a Serviced Pari Passu Whole Loan) prior to the related Servicing Shift Securitization Date, after which such Whole Loan will be serviced pursuant to the related Non-Serviced PSA (and, accordingly, will be a Non-Serviced Pari Passu Whole Loan). With respect to each Servicing Shift Whole Loan, the discussion under this section only applies to the period prior to the related Servicing Shift Securitization Date.

Intercreditor Agreement

The Intercreditor Agreement related to each Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Serviced Pari Passu Whole Loan (and consequently, the related Serviced Mortgage Loan and each related Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the PSA, in accordance with the terms of the PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Serviced Pari Passu Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Serviced Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the PSA (or, in certain cases, to any sale by a securitization trust).

With respect to each Serviced Pari Passu Whole Loan, certain fees, costs and expenses (such as a pro rata share of a Servicing Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Trust’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan.

Control Rights with respect to Serviced Pari Passu Whole Loans Other Than The Servicing Shift Whole Loan

With respect to any Serviced Pari Passu Whole Loan (other than a Servicing Shift Whole Loan), the related Control Note will be included in the Trust, and the Directing Certificateholder appointed by the Controlling Class will have certain consent rights (prior to the occurrence and continuance of a Control Termination Event) and consultation rights (after the occurrence of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event) with respect to such Whole Loan as described under “Pooling and Servicing Agreement—The Directing Certificateholder”.

Control Rights with respect to The Servicing Shift Whole Loan

With respect to a Servicing Shift Whole Loan prior to the applicable Servicing Shift Securitization Date, the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table titled “Whole Loan Control Notes and Non-Control Notes” above under “—General”. The related Controlling Holder will be entitled (i) to direct the servicing of such Whole Loan in a manner that is substantially similar to the rights of the Directing Certificateholder appointed by the Controlling Class pursuant to the PSA, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided that with respect to a Servicing Shift Whole Loan, in general, neither the related borrower nor an affiliate thereof will be entitled to exercise the rights of such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder

With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder (or equivalent party) with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consultation rights described below; provided that, in general, neither the related borrower nor an affiliate thereof will be entitled to exercise the rights of a Non-Controlling Holder under the related Intercreditor Agreement with respect to such Non-Control Note. With respect to a Servicing Shift Whole Loan, one or more related Non-Control Notes will be included in the Trust, and, prior to the related Servicing Shift Securitization Date, pursuant to the PSA the Directing Certificateholder appointed by the Controlling Class, prior to the occurrence and continuance of a Consultation Termination Event, or the operating advisor (consistent with the Operating Advisor Standard), following the occurrence and during the continuance of a Consultation Termination Event, will be entitled to exercise the consultation rights, if any, of the Non-Controlling Holder under the related Intercreditor Agreement.

The special servicer will be required (i) to provide to each Non-Controlling Holder or its representative copies of any notice, information and report that it is required to provide to the Directing Certificateholder with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced

Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the Directing Certificateholder due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) to use reasonable efforts to consult each Non-Controlling Holder or its representative on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions outlined in an Asset Status Report by the special servicer or any proposed action to be taken by the special servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision, and consider on a non-binding basis alternative actions recommended by such Non-Controlling Holder.

Such consultation right will expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto) (unless the special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the special servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative). In addition, if the special servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Serviced Pari Passu Whole Loan, it may take, in accordance with the Servicing Standard, any action constituting a Major Decision with respect to such Serviced Pari Passu Whole Loan or any action set forth in any applicable Asset Status Report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the special servicer that affects a Non-Controlling Holder, such holder will have the right to direct the trustee to terminate the special servicer under the PSA solely with respect to the related Serviced Pari Passu Whole Loan, other than with respect to any rights such special servicer may have as a Certificateholder, entitlements to amounts payable to such special servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Sale of Defaulted Mortgage Loan

If any Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the special servicer decides to sell the related Serviced Pari Passu Mortgage Loan, such special servicer will be required to sell such Serviced Pari Passu Mortgage Loan and each related Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, such special servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by such special servicer in connection with any such proposed sale, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the master servicer or special servicer in connection with the proposed sale.

The Non-Serviced Pari Passu Whole Loans

Each Non-Serviced Pari Passu Whole Loan will be serviced pursuant to the related Non-Serviced PSA in accordance with the terms of such Non-Serviced PSA and the related Intercreditor Agreement. No Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee will be required to make monthly payment advances on a Non-Serviced Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to (and the Non-Serviced Special Servicer, at its option in certain cases, may) make servicing advances on the related Non-Serviced Pari Passu Whole Loan in accordance with the terms of the related Non-Serviced PSA unless such advancing party (or, in certain cases, the related Non-Serviced Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. Monthly payment advances on each Non-Serviced Mortgage Loan will be made by the master servicer or the trustee, as applicable, to the extent provided under the PSA. None of the master servicer, the special servicer or the trustee will be obligated to make servicing advances with respect to a Non-Serviced Pari Passu Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” for a description of the servicing terms of the Non-Serviced PSAs.

With respect to a Servicing Shift Whole Loan, the discussion under this “—The Non-Serviced Pari Passu Whole Loans” section only applies to the period on or after the applicable Servicing Shift Securitization Date.

Intercreditor Agreement

The Intercreditor Agreement related to each Non-Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Non-Serviced Pari Passu Whole Loan (and consequently, the related Non-Serviced Mortgage Loan and each related Non-Serviced Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Non-Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Non-Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Non-Serviced PSA, in accordance with the terms of the related Non-Serviced PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Non-Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Non-Serviced Pari Passu Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Non-Serviced Mortgage Loan together with the related Non-Serviced Companion Loans in accordance with the terms of the related Non-Serviced PSA (or, in certain cases, to any sale by a securitization trust).

Any losses, liabilities, claims, fees, costs and expenses incurred in connection with a Non-Serviced Pari Passu Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Non-Serviced Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

Control Rights

With respect to each Non-Serviced Pari Passu Whole Loan (other than a Servicing Shift Whole Loan on or after the applicable Servicing Shift Securitization Date), the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table titled “Whole Loan Control Notes and Non-Control Notes” above under “—General”. The related Controlling Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan in a manner that is substantially similar to the rights of the directing certificateholder (or equivalent party) under the related Non-Serviced PSA, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided that with respect to each Non-Serviced Pari Passu Whole Loan, in general, neither the related borrower nor an affiliate thereof will be entitled to exercise the rights of the “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder

With respect to any Non-Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization (or other designated party under the related pooling and servicing agreement)) will be entitled to certain consent and consultation rights described below; provided that, in general, neither the related borrower nor an affiliate thereof will be entitled to exercise the rights of a Non-Controlling Holder with respect to such Non-Control Note under the related Intercreditor Agreement. With respect to each Non-Serviced Pari Passu Whole Loan (including a Servicing Shift Whole Loan on and after the applicable Servicing Shift Securitization Date), one or more related Non-Control Notes will be included in the Trust, and pursuant to the PSA the Directing Certificateholder, prior to the occurrence and continuance of a Consultation Termination Event, or the operating advisor (consistent with the Operating Advisor Standard), following the occurrence and during the continuance of a Consultation Termination Event, will be entitled to exercise the consent (solely in the case of the Directing Certificateholder so long as no Control Termination Event has occurred and is continuing) or consultation (in the case of the Directing Certificateholder or the operating advisor, as applicable) rights, if any, of the Non-Controlling Holder under the related Intercreditor Agreement.

With respect to any Non-Serviced Pari Passu Whole Loan, the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable pursuant to the related Intercreditor Agreement, will be required (i) to provide to each Non-Controlling Holder or its representative copies of any notice, information and report that it is required to provide to the related Non-Serviced Directing Certificateholder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Non-Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a major decision under the related Non-Serviced PSA with respect to such Non-Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Certificateholder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Non-Serviced PSA) and (ii) to consult (or to use reasonable efforts to consult) each Non-Controlling Holder or its representative on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions outlined in an asset status report by such Non-Serviced Special Servicer or any proposed action to be taken by such Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, in respect of the applicable major decision.

Such consultation right will generally expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Holder has responded within such period (unless the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

If the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Non-Serviced Pari Passu Whole Loan, it may take, in accordance with the servicing standard under the Non-Serviced PSA, any action constituting a major decision with respect to such Non-Serviced Pari Passu Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned typical ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the related Non-Serviced Pari Passu Whole Loan are discussed.

If a special servicer termination event under the related Non-Serviced PSA has occurred that affects a Non-Controlling Holder, such holder will have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the related Non-Serviced Pari Passu Whole Loan, other than with respect to any rights such Non-Serviced Special Servicer may have as a certificateholder under such Non-Serviced PSA, entitlements to amounts payable to such Non-Serviced Special Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Custody of the Mortgage File

The Non-Serviced Custodian is the custodian of the mortgage file related to the related Non-Serviced Pari Passu Whole Loan (other than any promissory notes not contributed to the related Non-Serviced Securitization Trust).

Sale of Defaulted Mortgage Loan

If any Non-Serviced Pari Passu Whole Loan becomes a defaulted mortgage loan, and if the related Non-Serviced Special Servicer decides to sell the related Control Note contributed to the Non-Serviced Securitization Trust, such Non-Serviced Special Servicer will be required to sell the related Non-Serviced Mortgage Loan and each Non-Serviced Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell a Non-Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Non-Serviced Pari Passu Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the related Non-Serviced Special Servicer in connection with any such proposed sale, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Certificateholder under the related Non-Serviced PSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

The Non-Serviced AB Whole Loan

The Christiana Mall Whole Loan

General

The Christiana Mall Mortgage Loan (1.5%), is part of the Christiana Mall Whole Loan (as defined below) comprised of 16 promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The rights of the holders of the promissory notes evidencing the Christiana Mall Whole Loan (the “Christiana Mall Noteholders”) are subject to an Intercreditor agreement (the “Christiana Mall Intercreditor Agreement”). The following summaries describe certain provisions of the Christiana Mall Intercreditor Agreement and the BBCMS 2018-CHRS TSA (as defined below).

The Christiana Mall Mortgage Loan is evidenced by one senior pari passu promissory note, Note A-2-D, with a Cut-off Date Balance of $10,000,000. The related Pari Passu Companion Loans (the “Christiana Mall Pari Passu Companion Loans” and, together with the Christiana Mall Mortgage Loan, the “Christiana Mall Senior Loans”), have an original principal balance of $328,000,000 and are evidenced by 12 senior pari passu promissory notes. The Christiana Mall Mortgage Loan and the Christiana Mall Pari Passu Companion Loans are pari passu with each other in terms of priority. There are also three Subordinate Companion Loans (the “Christiana Mall Subordinate Companion Loans”), evidenced by the subordinate promissory Note B-1 with an original principal balance of $106,000,000, Note B-2 with an original principal balance of $63,600,000 and Note B-3 with an original principal balance of $42,400,000. Neither the Christiana Mall Subordinate Companion Loans nor the Christiana Mall Pari Passu Companion Loans will be included in the issuing entity. The Christiana Mall Subordinate Companion Loans, together with the Christiana Mall Pari Passu Companion Loans, are referred to in this prospectus as the “Christiana Mall Companion Loans” and the Christiana Mall Mortgage Loan, together with the Christiana Mall Companion Loans, are referred to in this prospectus as the “Christiana Mall Whole Loan.” For further information regarding the notes see “Description of the Mortgage Pool—The Whole Loans—General—Whole Loan Control Notes and Non-Control Notes”.

Servicing

The Christiana Mall Whole Loan will be serviced by Wells Fargo Bank, National Association, as servicer (in such capacity, the “BBCMS 2018-CHRS Master Servicer”) and as special servicer (in such capacity, the “BBCMS 2018-CHRS Special Servicer”) pursuant to the terms of the BBCMS 2018-CHRS TSA between Barclays Commercial Mortgage Securities LLC, as depositor, the BBCMS 2018-CHRS Master Servicer, the BBCMS 2018-CHRS Special Servicer, Wells Fargo Bank, National Association, as certificate administrator and Wilmington Trust, National Association, as trustee, in connection with the BBCMS 2018-CHRS Mortgage Trust, into which some of the Christiana Mall Pari Passu Companion Loans and each of the Christiana Mall Subordinate Companion Loans have been deposited (the “BBCMS 2018-CHRS Mortgage Trust”), and, subject to the terms of the Christiana Mall Intercreditor Agreement, all decisions, consents, waivers, approvals and other actions on the part of any Christiana Mall Noteholder will be effected in accordance with the BBCMS 2018-CHRS TSA and the Christiana Mall Intercreditor Agreement.

The Christiana Mall Directing Holder (as defined below) will have the right to approve certain modifications and consent to certain actions to be taken with respect to the Christiana Mall Whole Loan, as more fully described below.

Application of Payments

The Christiana Mall Intercreditor Agreement sets forth the respective rights of the holders of the Christiana Mall Mortgage Loan and the Christiana Mall Companion Loans with respect to distributions of funds received in respect of the Christiana Mall Whole Loan, and provides, in general, that:

●	the Christiana Mall Mortgage Loan and Christiana Mall Pari Passu Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of any other or security therefor;

●	the Christiana Mall Subordinate Companion Loans are, generally, at all times, junior, subject and subordinate to the Christiana Mall Mortgage Loan and Christiana Mall Pari Passu Companion Loans, and the rights of the holders of the Christiana Mall Subordinate Companion Loans to receive payments with respect to the Christiana Mall Whole Loan are, at all times, junior, subject and subordinate to the rights of the holders of the Christiana Mall Mortgage Loan and Christiana Mall Pari Passu Companion Loans to receive payments with respect to the Christiana Mall Whole Loan;

●	all expenses and losses relating to the Christiana Mall Whole Loan will, to the extent not paid by the related borrower, be allocated first to the holders of the Christiana Mall Subordinate Companion Loans and second to the issuing entity, as holder of the Christiana Mall Mortgage Loan, and the holders of the Christiana Mall Pari Passu Companion Loans on a pro rata and pari passu basis;

●	all amounts tendered by the borrower or otherwise available for payment on the Christiana Mall Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

First, on a pro rata and pari passu basis, to pay accrued and unpaid interest on the Christiana Mall Mortgage Loan and Christiana Mall Pari Passu Companion Loans (other than default interest) to the holders of the Christiana Mall Mortgage Loan and Christiana Mall Pari Passu Companion Loans in an amount equal to the accrued and unpaid interest on the applicable note principal balances at a per annum rate equal the applicable net note rate;

Second, on a pro rata and pari passu basis, to the holders of each of the Christiana Mall Mortgage Loan and Christiana Mall Pari Passu Companion Loans, an amount equal to their respective percentage interests of all principal payments received, if any, with respect to the related monthly payment date, until their respective note principal balances have been reduced to zero;

Third, to pay accrued and unpaid interest on the Christiana Mall Subordinate Companion Loans (other than default interest) to each holder of a Christiana Mall Subordinate Companion Loan (together, the “Christiana Mall Subordinate Companion Loan Holders”) on a pro rata and pari passu basis in an amount equal to the accrued and unpaid interest on the outstanding note principal balance at the applicable net note rate;

Fourth, on a pro rata and pari passu basis, to each Christiana Mall Subordinate Companion Loan Holder, an amount equal to its percentage interest of all principal payments received, if any, with respect to the related monthly payment date, until its respective note principal balance has been reduced to zero;

Fifth, to pay any yield maintenance premium then due and payable on the Christiana Mall Mortgage Loan and Christiana Mall Pari Passu Companion Loans, on a pro rata and pari passu basis, then the Christiana Mall Subordinate Companion Loans, on a pro rata and pari passu basis;

Sixth, to pay default interest and late payment charges then due and owing under the Christiana Mall Whole Loan, all of which will be applied in accordance with the BBCMS 2018-CHRS TSA; and

Seventh, if any excess amount is available to be distributed in respect of the Christiana Mall Whole Loan, and not otherwise required to be applied in accordance with the foregoing clauses first through sixth, any remaining amount will be paid pro rata to each holder of the Christiana Mall Mortgage Loan, the Christiana Mall Pari Passu Companion Loans and the Christiana Mall Subordinate Companion Loans based on their respective initial note principal balances.

Consultation and Control

Pursuant to the Christiana Mall Intercreditor Agreement and the BBCMS 2018-CHRS TSA, the controlling note holder with respect to the Christiana Mall Whole Loan, as of any date of determination, is expected to be the BBCMS 2018-CHRS Mortgage Trust, so long as the Note A-1-A is included in the BBCMS 2018-CHRS Mortgage Trust. During a BBCMS 2018-CHRS Subordinate Control Period or a BBCMS 2018-CHRS Subordinate Consultation Period (each as defined below), a majority of the BBCMS 2018-CHRS Mortgage Trust Class E certificates (the “BBCMS 2018-CHRS Controlling Class”) will have the right at any time to appoint a representative (the “BBCMS 2018-CHRS Directing Certificateholder” or the “BBCMS Directing Holder”) which will be entitled to exercise consent and/or consultation rights under the Christiana Mall Intercreditor Agreement and the BBCMS 2018-CHRS TSA with respect to the Christiana Mall Whole Loan. The BBCMS 2018-CHRS Mortgage Trust closed on August 9,

2018, at which point there was no BBCMS 2018-CHRS Directing Certificateholder in place under the BBCMS 2018-CHRS TSA.

The BBCMS 2018-CHRS Master Servicer and the BBCMS 2018-CHRS Special Servicer will be required to notify the Christiana Mall Directing Holder (or its designee) of certain major decisions (the “Christiana Mall Major Decisions”). The Christiana Mall Directing Holder will be entitled to advise (1) the BBCMS 2018-CHRS Special Servicer with respect to all Christiana Mall Major Decisions related to the Christiana Mall Whole Loan during a special servicing loan event (as defined in the BBCMS 2018-CHRS TSA) and (2) the BBCMS 2018-CHRS Special Servicer with respect to all Christiana Mall Major Decisions for which the BBCMS 2018-CHRS Master Servicer must obtain the consent or deemed consent of the BBCMS 2018-CHRS Special Servicer. Except as otherwise described in the Christiana Mall Intercreditor Agreement, (i) the BBCMS 2018-CHRS Master Servicer will not be permitted to implement any Christiana Mall Major Decision unless it has obtained the prior consent of the BBCMS 2018-CHRS Special Servicer and (ii) during a BBCMS 2018-CHRS Subordinate Control Period, the BBCMS 2018-CHRS Special Servicer will not be permitted to consent to the BBCMS 2018-CHRS Master Servicer’s implementing any Christiana Mall Major Decision nor will the BBCMS 2018-CHRS Special Servicer itself be permitted to implement any Christiana Mall Major Decision as to which the Christiana Mall Directing Holder has objected in writing within 10 business days after receipt of the written analysis and such additional information requested by the Christiana Mall Directing Holder as may be necessary in the reasonable judgment of the Christiana Mall Directing Holder in order to make a judgment with respect to such Christiana Mall Major Decision. The Christiana Mall Directing Holder may also direct the BBCMS 2018-CHRS Special Servicer to take, or to refrain from taking, such other actions with respect to the Christiana Mall Whole Loan as the Christiana Mall Directing Holder may deem advisable.

Neither the BBCMS 2018-CHRS Master Servicer nor the BBCMS 2018-CHRS Special Servicer will be required to follow any advice or consultation provided by the Christiana Mall Directing Holder (or its representative) that would require or cause the BBCMS 2018-CHRS Master Servicer or BBCMS 2018-CHRS Special Servicer, as applicable, to violate any applicable law, including the REMIC provisions, be inconsistent with the applicable servicing standard, require or cause the BBCMS 2018-CHRS Master Servicer or BBCMS 2018-CHRS Special Servicer, as applicable, to violate provisions of the Christiana Mall Intercreditor Agreement or the BBCMS 2018-CHRS TSA, require or cause the BBCMS 2018-CHRS Master Servicer or BBCMS 2018-CHRS Special Servicer, as applicable, to violate the terms of the Christiana Mall Whole Loan, or materially expand the scope of any of responsibilities of the BBCMS 2018-CHRS Master Servicer or BBCMS 2018-CHRS Special Servicer, as applicable, under the Christiana Mall Intercreditor Agreement or the BBCMS 2018-CHRS TSA.

In addition, for as long as the BBCMS 2018-CHRS Mortgage Trust securitization has not been terminated, pursuant to the terms of the Christiana Mall Intercreditor Agreement, after the termination of a subordinate consultation period (as described in the Christiana Mall Intercreditor Agreement, a “Christiana Mall Subordinate Consultation Period”) and for so long as such termination remains in effect), (1) the BBCMS 2018-CHRS Mortgage Trust (or the BBCMS 2018-CHRS Special Servicer acting on its behalf) will be required to provide to the holder of the Christiana Mall Mortgage Loan (i) notice, information and reports with respect to any Christiana Mall Major Decisions (similar to such notice, information and reports it is required to deliver to the Christiana Mall Directing Holder pursuant to the BBCMS 2018-CHRS TSA had the Christiana Mall Subordinate Consultation Period not been terminated) and (ii) a summary of the asset status report relating to the Christiana Mall Whole Loan (at the same time as it would have been required to deliver such summary to the Christiana Mall Directing Holder pursuant to the BBCMS 2018-CHRS TSA had the Christiana Mall Subordinate Consultation Period not been terminated) and (2) the BBCMS 2018-CHRS Mortgage Trust (or the BBCMS 2018-CHRS Special Servicer acting on its behalf) will be required to consult with the holder of the Christiana Mall Mortgage Loan (or its representative) on a strictly non-binding basis with respect to any Christiana Mall Major Decision or the implementation of any recommended actions in the summary of the asset status report relating to the Christiana Mall Whole Loan, and consider alternative actions recommended by the holder of the Christiana Mall Mortgage Loan (or its representative); provided that after the expiration of a period of 10 business days from the delivery by the BBCMS 2018-CHRS Mortgage Trust to the holder of the Christiana Mall Mortgage Loan (or its representative) by written notice of a proposed action, together with copies of the notice, information and report required to be provided, the BBCMS 2018-CHRS Mortgage Trust (or the BBCMS 2018-CHRS Special Servicer acting on its behalf) will no longer be obligated to consult with such holder of the Christiana Mall Mortgage Loan (or its representative), whether or not such holder of the Christiana Mall Mortgage Loan (or its representative) has responded within such 10 business day period (unless, the BBCMS 2018-CHRS Mortgage Trust (or the BBCMS 2018-CHRS Special Servicer acting on its behalf) proposes a new course of action that is materially different from the action previously proposed, in which case such 10 business day consultation period will be deemed to begin anew from the date of such proposal and delivery of all information relating to such proposal). Notwithstanding the consultation rights of the holder of the Christiana Mall Mortgage Loan (or its representative) described above, the BBCMS 2018-CHRS Mortgage Trust (or the BBCMS 2018-CHRS Special Servicer acting on its behalf) may make any Christiana Mall Major Decision or take any action set forth in the asset status report before the expiration of the 10 business day consultation period if the BBCMS 2018-CHRS Mortgage Trust (or the BBCMS 2018-CHRS Special Servicer acting on its behalf) determines that immediate action with respect thereto is necessary to protect the interests of the holders of the Christiana Mall Whole Loan. The BBCMS 2018-CHRS Mortgage Trust (or the BBCMS 2018-CHRS Special Servicer acting on its behalf) will not be obligated at any time to follow or take any alternative actions recommended by the holder of the Christiana Mall Mortgage Loan (or its representative).

A “BBCMS 2018-CHRS Subordinate Control Period” means with respect to the BBCMS 2018-CHRS Mortgage Trust Class E certificates and any date of determination, any period when the certificate balance of the BBCMS 2018-CHRS Mortgage Trust Class E certificates on such date (taking into account the application of appraisal reduction amounts to notionally reduce the certificate balance of such class of certificates) is at least 25% of the initial certificate balance of such class of certificates.

A “BBCMS 2018-CHRS Subordinate Consultation Period” means any period when (i) BBCMS 2018-CHRS Subordinate Control Period is no longer in effect and (ii) the certificate balance of the BBCMS 2018-CHRS Mortgage Trust Class E certificates is not less than 25% of the initial certificate balance of such class of certificates, without regard to the application of any appraisal reduction amounts allocated to such class of certificates.

When the certificate balance of the BBCMS 2018-CHRS Mortgage Trust Class E certificates (without regard to the application of appraisal reduction amounts to notionally reduce the certificate balance of such class of certificates) is less than 25% of the initial certificate balance of such class of certificates, the BBCMS 2018-CHRS Directing Certificateholder will have no consent or consultation rights under the BBCMS 2018-CHRS TSA except for such rights available to it as a certificateholder and such other rights that are available to it in accordance with the BBCMS 2018-CHRS TSA.

Sale of Defaulted Whole Loan

Pursuant to the terms of the Christiana Mall Intercreditor Agreement and the BBCMS 2018-CHRS TSA, if an event of default has occurred and is continuing, and if the BBCMS 2018-

CHRS Mortgage Trust (or the BBCMS 2018-CHRS Special Servicer acting on its behalf) determines to sell the Christiana Mall Mortgage Loan and the Christiana Mall Companion Loans, then the BBCMS 2018-CHRS Special Servicer will have the right and obligation, subject to any rights of the Christiana Mall Directing Holder under the BBCMS 2018-CHRS TSA, to sell the Christiana Mall Mortgage Loan together with the Christiana Mall Companion Loans as notes evidencing one whole loan in accordance with the terms of the Christiana Mall Intercreditor Agreement and the BBCMS 2018-CHRS TSA. In connection with any such sale, the BBCMS 2018-CHRS Special Servicer will be required to follow the procedures set forth in the Christiana Mall Intercreditor Agreement and the BBCMS 2018-CHRS TSA, including the provision that requires 15 business days’ prior written notice to the holders of the Christiana Mall Companion Loans and the Christiana Mall Subordinate Companion Loans of the BBCMS 2018-CHRS Special Servicer’s intention to sell the Christiana Mall Whole Loan.

Special Servicer Appointment Rights

Pursuant to the Christiana Mall Intercreditor Agreement and the BBCMS 2018-CHRS TSA, during the BBCMS 2018-CHRS Subordinate Control Period, the Christiana Mall Directing Holder (or its representative) will have the right, at any time and from time to time, with or without cause, to replace the BBCMS 2018-CHRS Special Servicer then acting with respect to the Christiana Mall Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the holders of the Christiana Mall Mortgage Loan, the Christiana Mall Pari Passu Companion Loans or the Christiana Mall Subordinate Companion Loans (or their representatives).

Additional Information

Each of the tables presented on Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the largest 15 Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, Annex A-2 and Annex A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Form ABS-EE with the information required by Item 1125 of Regulation AB (17 CFR 2219.1125), Schedule AL – Asset-Level Information will be filed or caused to be filed by the depositor with respect to the issuing entity on or prior to the date of the filing of this prospectus and will provide such information for a reporting period commencing on the day after a hypothetical Determination Date in November 2018 and ending on a hypothetical Determination Date in December 2018. In addition, a Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

UBS AG, New York Branch, Société Générale (and with respect to the Saint Louis Galleria Mortgage Loan, Société Générale Financial Corporation and Deutsche Bank AG, acting through its New York Branch, and with respect to the Christiana Mall Mortgage Loan, Barclays Bank PLC and Deutsche Bank AG, acting through its New York Branch, and with respect to the Liberty Square Mortgage Loan, Société Générale Financial Corporation), German American Capital Corporation, (and, with respect to the Staples Strategic Industrial, CBBC Industrial Portfolio and Woodbury & Cyrene Mortgage Loan, Deutsche Bank AG, acting through its New York Branch), CIBC Inc., Rialto Mortgage Finance, LLC and Natixis Real Estate Capital LLC, are referred to in this prospectus as the “originators”. The depositor will acquire the Mortgage Loans from UBS AG, New York Branch, Société Générale, German American Capital Corporation, Rialto Mortgage Finance, LLC, Natixis Real Estate Capital LLC and CIBC Inc. on or about December 28, 2018 (the “Closing Date”). Each mortgage loan seller is a “sponsor” of the securitization transaction described in this prospectus. The depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the trustee pursuant to the PSA.

UBS AG, New York Branch

General

UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York, an Office of the Comptroller of the Currency regulated branch of a foreign bank (“UBS AG, New York Branch”), a sponsor and a mortgage loan seller, is an affiliate of UBS Securities LLC, an underwriter. UBS AG, New York Branch originated or acquired certain Mortgage Loans sold to the depositor by it. UBS AG, New York Branch is a branch of UBS AG and the branch’s executive offices are located at 1285 Avenue of the Americas, 8th Floor, New York, New York 10019.

UBS AG provides financial advice and solutions to private, institutional and corporate clients worldwide, as well as private clients in Switzerland. The operational structure of the group is comprised of Corporate Center and five business divisions: Wealth Management, Wealth Management Americas, Personal & Corporate Banking, Asset Management and the Investment Bank.

UBS AG, New York Branch's Securitization Program

UBS AG, New York Branch commenced originating commercial mortgage loans primarily for securitization or resale in 2016. UBS AG, New York Branch recently became engaged in mortgage securitizations and other structured financing arrangements. Prior to the time that UBS AG, New York Branch commenced these activities, UBS Real Estate Securities Inc. (“UBSRES”), an affiliate of UBS AG, had been engaged in the securitization of a variety of assets since 1983. UBSRES engaged in its first securitization of commercial mortgage loans in December 2006, and had securitized an aggregate of approximately $22,011,130,119 of multifamily and commercial mortgage loans through August 25, 2016. UBS AG, New York Branch's has previously securitized an aggregate of approximately $4,048,672,543 of multifamily and commercial mortgage loans. UBS AG, New York Branch is a branch of UBS AG and its executive offices are located at 1285 Avenue of the Americas, 8th Floor, New York, New York 10019.

UBS AG, New York Branch originates multifamily and commercial mortgage loans throughout the United States. The multifamily and commercial mortgage loans originated or acquired and to be securitized by UBS AG, New York Branch include both small balance and large balance fixed rate loans. The commercial mortgage loans that will be sold by UBS AG, New York Branch into a commercial loan securitization sponsored by UBS AG, New York Branch will have been or will be, as applicable, originated or acquired by it.

In connection with commercial mortgage securitization transactions, UBS AG, New York Branch or an affiliate will generally transfer the mortgage loans to a depositor, who will then transfer those mortgage loans to the issuing entity for the related securitization. In return for the transfer of the mortgage loans by the applicable depositor to the issuing entity, the issuing entity will issue commercial mortgage pass-through certificates backed by, and supported by the cash flows generated by, those mortgage loans. In coordination with underwriters or initial purchasers, UBS AG, New York Branch works with rating agencies, other loan sellers, servicers and investors and participates in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria.

Pursuant to an MLPA, UBS AG, New York Branch will make certain representations and warranties, subject to certain exceptions set forth therein (and attached to this prospectus on Annex D-3), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans (the “UBS AG, New York Branch Mortgage Loans”) for which it acts as mortgage loan seller. In connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject UBS AG, New York Branch Mortgage Loan or such other standard as is described in the MLPA, UBS AG, New York Branch may have an obligation to repurchase such Mortgage Loan from the depositor, cure the subject defect or breach, substitute a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. See "Description of the Mortgage Loan Purchase Agreements".

Neither UBS AG, New York Branch nor any of its affiliates acts as a servicer of the commercial mortgage loans it securitizes. Instead, UBS AG, New York Branch sells the right to be appointed servicer of its securitized loans to third party servicers.

Review of the UBS AG, New York Branch Mortgage Loans

Overview. UBS AG, New York Branch, in its capacity as the sponsor of the UBS AG, New York Branch Mortgage Loans, has conducted a review of the UBS AG, New York Branch Mortgage Loans in connection with the securitization described in this prospectus. The review of the UBS AG, New York Branch Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of UBS AG, New York Branch's affiliates and certain third party consultants engaged by UBS AG, New York Branch (the “UBS AG, New York Branch Deal Team”). The review procedures described below were employed with respect to all of the UBS AG, New York Branch Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the UBS AG, New York Branch Deal Team created a database of loan level and property level information relating to each UBS AG, New York Branch Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third party reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by UBS AG, New York Branch during the underwriting process. After origination of each UBS AG, New York Branch Mortgage Loan, the

UBS AG, New York Branch Deal Team updated the information in the database with respect to the UBS AG, New York Branch Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the UBS AG, New York Branch Deal Team, to the extent such updates were provided to, and deemed material by, the UBS AG, New York Branch Deal Team.

A data tape (the “UBS AG, New York Branch Data Tape”) containing detailed information regarding each UBS AG, New York Branch Mortgage Loan was created from the information in the database referred to in the prior paragraph. The UBS AG, New York Branch Data Tape was used by the UBS AG, New York Branch Deal Team to provide the numerical information regarding the UBS AG, New York Branch Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The depositor, on behalf of UBS AG, New York Branch, engaged a third party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by UBS AG, New York Branch, relating to information in this prospectus regarding the UBS AG, New York Branch Mortgage Loans. These procedures included:

●	comparing the information in the UBS AG, New York Branch Data Tape against various source documents provided by UBS AG, New York Branch;

●	comparing numerical information regarding the UBS AG, New York Branch Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the UBS AG, New York Branch Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the UBS AG, New York Branch Mortgage Loans disclosed in this prospectus.

Legal Review. UBS AG, New York Branch engaged various law firms to conduct certain legal reviews of the UBS AG, New York Branch Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each UBS AG, New York Branch Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from UBS AG, New York Branch's standard form loan documents. In addition, origination counsel for each UBS AG, New York Branch Mortgage Loan reviewed UBS AG, New York Branch's representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the UBS AG, New York Branch Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain UBS AG, New York Branch Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the UBS AG, New York Branch Mortgage Loans prepared by origination counsel, and (iii) assisting the UBS AG, New York Branch Deal Team in compiling responses to a due diligence questionnaire. Securitization counsel also reviewed the property release provisions, if any, for each UBS AG, New York Branch Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions.

Origination counsel also assisted in the preparation of the UBS AG, New York Branch Mortgage Loan summaries set forth on Annex A-3, based on their respective reviews of pertinent sections of the related mortgage loan documents.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any UBS AG, New York Branch Mortgage Loan, UBS AG, New York Branch

requested updates from the related borrower, origination counsel and/or borrower's litigation counsel. UBS AG, New York Branch conducted a search with respect to each borrower under a UBS AG, New York Branch Mortgage Loan to determine whether it filed for bankruptcy after origination of the UBS AG, New York Branch Mortgage Loan. If UBS AG, New York Branch became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a UBS AG, New York Branch Mortgage Loan, UBS AG, New York Branch obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The UBS AG, New York Branch Deal Team also consulted with UBS AG, New York Branch to confirm that the UBS AG, New York Branch Mortgage Loans were originated or re-underwritten in compliance with the origination and underwriting criteria described below under "—UBS AG, New York Branch's Underwriting Standards", as well as to identify any material deviations from those origination and underwriting criteria.

Findings and Conclusions. Based on the foregoing review procedures, UBS AG, New York Branch determined that the disclosure regarding the UBS AG, New York Branch Mortgage Loans in this prospectus is accurate in all material respects. UBS AG, New York Branch also determined that the UBS AG, New York Branch Mortgage Loans were originated and in accordance with UBS AG, New York Branch's origination procedures and underwriting criteria. UBS AG, New York Branch attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. UBS AG, New York Branch will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. UBS AG, New York Branch and, if appropriate, its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it satisfies each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (collectively, the “UBS Qualification Criteria”). UBS AG, New York Branch will engage a third party accounting firm to compare the UBS Qualification Criteria against the underlying source documentation to verify the accuracy of the review by UBS AG, New York Branch and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by UBS AG, New York Branch to render any tax opinion required in connection with the substitution.

UBS AG, New York Branch's Underwriting Standards

Set forth below is a discussion of certain general underwriting guidelines of UBS AG, New York Branch with respect to multifamily and commercial mortgage loans originated or acquired by UBS AG, New York Branch.

Notwithstanding the discussion below, given the unique nature of commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, there can be no assurance that the underwriting of any particular commercial or multifamily mortgage loan will conform to the general guidelines described below.

Loan Analysis. UBS AG, New York Branch generally performs both a credit analysis and a collateral analysis with respect to each multifamily and commercial mortgage loan. The credit analysis of the borrower generally includes a review of third party credit reports or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes an analysis, in each case to the extent available and applicable, of the historical property operating statements, rent rolls and a review of certain significant tenant leases. UBS AG, New York Branch's credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, building condition reports and seismic reports, if applicable. Generally, a member of the mortgage loan underwriting team also conducts a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. UBS AG, New York Branch assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends.

Loan Approval. Prior to commitment or closing, all multifamily and commercial mortgage loans to be originated by UBS AG, New York Branch must be approved by a loan committee which includes senior personnel from UBS AG, New York Branch or its affiliates. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. UBS AG, New York Branch's underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio in connection with the origination of a loan.

The debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the property in question as determined by UBS AG, New York Branch and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, UBS AG, New York Branch may utilize annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy. There is no assurance that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. In addition, with respect to certain mortgage loans originated by UBS AG, New York Branch, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans may have a lower debt service coverage ratio and/or a higher loan-to-value ratio if such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal.

Additional Debt. Certain mortgage loans may have or permit in the future certain additional subordinate debt, whether secured or unsecured. It is possible that UBS AG, New York Branch may be the lender on that additional debt.

The debt service coverage ratios described above may be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above may be higher based on the inclusion of the amount of any such additional debt.

Assessments of Property Condition. As part of the underwriting process, UBS AG, New York Branch will obtain the property assessments and reports described below:

Appraisals. UBS AG, New York Branch will generally require independent appraisals or an update of an independent appraisal in connection with the origination of each mortgage loan that meet the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, UBS AG, New York Branch may establish the value of the subject real property collateral based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

Environmental Assessment. UBS AG, New York Branch will, in most cases, require a Phase I environmental assessment with respect to the real property collateral for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, UBS AG, New York Branch may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, UBS AG, New York Branch might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily uncover all potential environmental issues. For example, an analysis for radon, lead based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when UBS AG, New York Branch or an environmental consultant believes that such an analysis is warranted under the circumstances.

Depending on the findings of the initial environmental assessment, UBS AG, New York Branch may require additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral, an environmental insurance policy or a guaranty with respect to environmental matters.

Engineering Assessment. In connection with the origination process, UBS AG, New York Branch will, in most cases, require that an engineering firm inspect the real property collateral for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, UBS AG, New York Branch will determine the appropriate response to any recommended repairs, corrections or replacements and any identified deferred maintenance.

Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, UBS AG, New York Branch will generally examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering, zoning or consulting reports and/or representations by the related borrower.

Escrow Requirements. Based on its analysis of the real property collateral, the borrower and the principals of the borrower, UBS AG, New York Branch may require a borrower under a multifamily or commercial mortgage loan to fund various escrows for taxes and/or insurance, capital expenses, replacement reserves and/or environmental remediation. UBS AG, New York Branch conducts a case by case analysis to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every multifamily and commercial mortgage loan originated by UBS AG, New York Branch. Furthermore, UBS AG, New York Branch may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed.

Exceptions

One or more of the mortgage loans originated by UBS AG, New York Branch may vary from the specific UBS AG, New York Branch underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the mortgage loans originated by UBS AG, New York Branch, UBS AG, New York Branch may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of the UBS AG, New York Branch Mortgage Loans was originated with any material exceptions from UBS AG, New York Branch's underwriting guidelines described above.

Compliance with Rule 15Ga-1 under the Exchange Act

UBS AG, New York Branch most recently filed a Form ABS-15G on February 13, 2018. UBS AG, New York Branch’s Central Index Key is 0001685185. With respect to the period from and including October 13, 2016 (the date of the first securitization into which UBS AG, New York Branch sold mortgage loans pursuant to which the underlying transaction documents provide a covenant to repurchase an underlying asset for breach of representation or warranty) to and including October 11, 2018, UBS AG, New York Branch has no demand, repurchase or replacement history to report as required by Rule 15Ga-1.

Retained Interests in This Securitization

Neither UBS AG, New York Branch nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, UBS AG, New York Branch or its affiliates may retain or own in the future certain classes of certificates. Any such party will have the right to dispose of such certificates at any time.

The information set forth under "—UBS AG, New York Branch" has been provided by UBS AG, New York Branch.

Société Générale

General

Société Générale, a French limited liability company (société anonyme) authorized as a bank, acting through its New York Branch (“Société Générale”), is a sponsor and mortgage loan seller in this transaction. The principal offices of Société Générale in the United States are located at 245 Park Avenue, New York, New York 10167, and its telephone number is (212) 278 6461. Société Générale is an affiliate of SG Americas Securities, LLC, one of the underwriters.

Société Générale’s Commercial Mortgage Securitization Program

Société Générale has been engaged in commercial mortgage securitization in the United States since January 2015, although it was also engaged in mortgage securitization businesses prior to 2009. The vast majority of mortgage loans originated by Société Générale’s commercial real estate securitization business line are intended to be either sold through securitization transactions in which Société Générale acts as a sponsor or sold to third parties in individual loan sale transactions. Other business lines within Société Générale may from time to time engage in the business of making commercial real estate loans that are not originated for the purposes of securitization and that may in fact be held by Société Générale through maturity. The following is a general description of the types of mortgage loans related to commercial real estate that Société Générale’s commercial real estate securitization team originates for securitization purposes:

●	Fixed rate mortgage loans generally having maturities between five and ten years and generally secured by commercial real estate such as office, retail, hospitality, multifamily, residential, healthcare, self storage and industrial properties. These loans are Société Générale’s commercial real estate securitization team’s principal loan product and are primarily originated for the purpose of securitization.

●	Floating rate loans generally having shorter maturities and secured by stabilized and non-stabilized commercial real estate properties. These loans are primarily originated for securitization, though in certain cases only a senior interest in the loan is intended to be securitized.

●	Subordinate mortgage loans and mezzanine loans. These loans are generally not originated for securitization by Société Générale and are sold in individual loan sale transactions.

In general, Société Générale does not hold the loans that its commercial real estate securitization team originates until maturity.

Société Générale originates mortgage loans and initiates a securitization transaction by selecting the portfolio of mortgage loans to be securitized and transferring those mortgage loans to a securitization depositor who in turn transfers those mortgage loans to the issuing trust fund. In selecting a portfolio to be securitized, consideration is given to geographic concentration, property type concentration and rating agency models and criteria, such that the overall value and capital structure is maximized for the benefit of Société Générale.

Société Générale’s role may also include engaging third-party service providers such as the master servicer, the special servicer, the trustee and the certificate administrator, and engaging the rating agencies. In coordination with the underwriters for the related offering, Société Générale works with rating agencies, investors, mortgage loan sellers and servicers in structuring the securitization transaction.

Neither Société Générale nor any of its affiliates act as servicer of the mortgage loans in its securitization transactions it participates in. Instead, other entities will be contracted to service the mortgage loans in such securitization transactions.

Société Générale sold mortgage loans into securitizations until 2009 and resumed this activity with the WFCM 2015-SG1 transaction. For the period beginning in January 2015 through September 30, 2018, Société Générale has securitized 176 fixed rate commercial mortgage loans with an aggregate original principal balance of approximately $4.5 billion.

Société Générale’s Underwriting Standards

Each of the Mortgage Loans originated by Société Générale (“Société Générale Mortgage Loans”) was generally originated or co-originated in accordance with the underwriting criteria described below. Each lending situation is unique, however, and the facts and circumstances surrounding a particular mortgage loan, such as the quality and location of the real estate collateral, the sponsorship of the borrower and the tenancy of the collateral, will impact the extent to which the general guidelines below are applied to that specific loan. These underwriting criteria are general, and Société Générale cannot assure you that every loan will comply in all respects with the guidelines. Société Générale’s commercial real estate securitization business line originates mortgage loans principally for securitization. Commercial real estate loans originated by other business lines within Société Générale for purposes other than securitization are not required to be originated in accordance with the underwriting criteria described below.

General. Société Générale originates mortgage loans for securitization from its U.S. headquarters in New York, New York. Bankers within the origination group focus on sourcing, structuring, underwriting and performing due diligence on their loans. Bankers within the structured finance group work closely with the loans’ originators to ensure that the loans are suitable for securitization and satisfy rating agency criteria. All mortgage loans must be approved by at least one or more members of Société Générale’s credit committee, depending on the size of the mortgage loan.

Loan Analysis. Generally, Société Générale performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure a mortgage loan. In general, the analysis of a borrower includes a review of money laundering and background checks and the analysis of its sponsor includes a review of money laundering and background checks, third-party credit reports, bankruptcy and lien searches, general banking references and commercial mortgage related references. In general, the analysis of the collateral includes a site visit and a review of the property’s historical operating statements (if available), independent market research, an appraisal with an emphasis on rental and sales comparables, engineering and environmental reports, the property’s historic and current occupancy, financial strengths of tenants, the duration and terms of tenant leases and the use of the property. Each report is reviewed for acceptability by a real estate finance officer of Société Générale. The borrower’s and property manager’s experience and presence in the subject market are also reviewed. Consideration is also given to anticipated changes in cash flow that may result from changes in lease terms or market considerations.

Borrowers are generally required to be single purpose entities although they are generally not required to be structured to limit the possibility of becoming insolvent or bankrupt unless the loan has a principal balance of greater than $30 million, in which case additional limitations including the requirement that the borrower have at least one independent director are required.

Loan Approval. All mortgage loans originated by Société Générale must be approved by at least one real estate finance credit officer and the head of commercial real estate securitization. Prior to closing loans, a credit memorandum is produced and delivered to the credit committee. If deemed appropriate a member of the real estate credit department will visit the subject property. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Property Analysis. Prior to origination of a loan, Société Générale typically performs, or causes to be performed, site inspections at each property. Depending on the property type, such inspections generally include an evaluation of one or more of the following: functionality, design, attractiveness, visibility and accessibility of the property as well as proximity to major thoroughfares, transportation centers, employment sources, retail areas, educational facilities and recreational areas. Such inspections generally assess the submarket in which the property is located, which may include evaluating competitive or comparable properties.

Appraisal and Loan-to-value Ratio. Société Générale typically obtains an appraisal that complies, or is certified by the appraiser to comply, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Uniform Standards of Professional Appraisal Practices as amended from time to time. The loan-to-value ratio of the mortgage loan is generally based on the “as-is” value set forth in the appraisal. In certain cases, the loan-to-value ratio of the mortgage loan is based on the “as-complete” or “as-stabilized” value set forth in the appraisal. In certain cases, an updated appraisal is obtained.

Debt Service Coverage Ratio and Loan-to-value Ratio. Société Générale’s underwriting standards generally mandate minimum debt service coverage ratios and maximum loan-to-value ratios. A loan-to-value ratio generally based upon the appraiser’s determination of value as well as the value derived using a stressed capitalization rate is considered. The debt service coverage ratio is based upon the underwritten net cash flow and is given particular importance. However, notwithstanding such guidelines, in certain circumstances the actual debt service coverage ratios, loan-to-value ratios and amortization periods for the mortgage loans originated by Société Générale may vary from these guidelines.

Escrow Requirements. Generally, Société Générale requires most borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. In the case of certain hotel loans, FF&E reserves may be held by the franchisor or manager rather than the lender. Generally, the required escrows for mortgage loans originated by Société Générale are as follows (see Annex A-1 for instances in which reserves were not taken):

●	Taxes—Typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the lender with sufficient funds to satisfy all taxes and assessments. Société Générale may waive this escrow requirement under appropriate circumstances including, but not limited to, (i) where a tenant is required to pay the taxes directly, (ii) where there is institutional sponsorship or a high net worth individual, or (iii) where there is a low loan-to-value ratio (i.e., less than 60%).

●	Insurance—If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide the lender with sufficient funds to pay all insurance premiums. Société Générale may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a property is covered by a blanket insurance policy maintained by the borrower or sponsor, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where an investment grade tenant is responsible for paying all insurance premiums, or (iv) where there is a low loan-to-value ratio (i.e., less than 60%).

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan plus two years. Société Générale relies on information provided by an independent engineer to make this determination. Société Générale may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where an investment grade tenant is responsible for replacements under the terms of its lease, (ii) where there is institutional sponsorship or a high net worth individual, or (iii) where there is a low loan-to-value ratio (i.e., less than 60%).

●	Completion Repair/Environmental Remediation—Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the related mortgage loan,

Société Générale generally requires that at least 115%-125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the related mortgage loan. Société Générale may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a secured creditor insurance policy or borrower insurance policy is in place, or (ii) where an investment grade party has agreed to take responsibility, and pay, for any required repair or remediation.

●	Tenant Improvement/Lease Commissions—In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re leasing the space occupied by such tenants. Société Générale may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where there is institutional sponsorship or a high net worth individual, (ii) where tenant improvement costs are the responsibility of investment grade tenants who do not have termination rights under their leases, (iii) where rents at the mortgaged property are considered to be significantly below market, (iv) where no material leases expire within the mortgage loan term, or (v) where there is a low loan-to-value ratio (i.e., less than 60%).

Environmental Report. Société Générale generally obtains a Phase I ESA or an update of a previously obtained Phase I ESA for each mortgaged property prepared by an approved environmental consulting firm. Société Générale or its designated agent typically reviews the Phase I ESA to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I ESA identifies any such conditions and no third party is identified as responsible for such condition, or the condition has not otherwise been satisfactorily mitigated, Société Générale generally requires the borrower to conduct remediation activities, or to establish an operations and maintenance plan or to place funds in escrow to be used to address any required remediation. In cases in which the Phase I ESA recommends that a Phase II ESA be obtained, Société Générale generally requires such Phase II ESA to be obtained.

Physical Condition Report. Société Générale generally obtains a current Physical Condition Report (“PCR”) for each mortgaged property prepared by an approved structural engineering firm. Société Générale, or an agent, typically reviews the PCR to determine the physical condition of the property, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, Société Générale often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves.

Title Insurance Policy. The borrower is required to provide, and Société Générale or its counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (a) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (b) in an amount at least equal to the original principal balance of the mortgage loan, (c) protection and benefits run to the mortgagee and its successors and assigns, (d) written on an American Land Title Association (“ALTA”) form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (e) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Property Insurance. Société Générale typically requires the borrower to provide one or more of the following insurance policies: (1) commercial general liability insurance for bodily injury or death and property damage; (2) an “All Risk of Physical Loss” policy; (3) if applicable, boiler and machinery coverage; and (4) if the mortgaged property is located in a special flood hazard area where mandatory flood insurance purchase requirements apply, flood insurance. In some cases, a sole tenant is responsible for maintaining insurance and, subject to the satisfaction of rating conditions or net worth criteria, is allowed to self-insure against the risks.

Other Factors. Other factors that are considered by Société Générale in the origination of a commercial mortgage loan include current operations, occupancy and tenant base.

Exceptions. Notwithstanding the discussion under “—Société Générale’s Underwriting Standards” above, one or more of the Société Générale Mortgage Loans may vary from, or do not comply with, Société Générale’s underwriting guidelines described above. In addition, in the case of one or more of the Société Générale Mortgage Loans, Société Générale may not have strictly applied the underwriting guidelines described above as the result of a case by case permitted exception based upon other compensating factors. None of the Société Générale Mortgage Loans were originated with any material exceptions to Société Générale’s underwriting policies.

Review of the Mortgage Loans for Which Société Générale is the Sponsor

Overview. In connection with the securitization described in this prospectus, Société Générale, as a sponsor of this offering, has conducted a review of the Société Générale Mortgage Loans it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to such Société Générale Mortgage Loans is accurate in all material respects. Société Générale determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the Société Générale Mortgage Loans was conducted as described below with respect to each of those Société Générale Mortgage Loans. The review of the Société Générale Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees and contractors of Société Générale or its affiliates (collectively, the “Société Générale Deal Team”) with the assistance of certain third parties. Société Générale has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review of the Société Générale Mortgage Loans and the review’s findings and conclusions. The review procedures described below were employed with respect to all of the Société Générale Mortgage Loans (rather than relying on sampling procedures), except that certain review procedures were only relevant to the large loan disclosures in this prospectus, as further described below.

Database. To prepare for securitization, members of Société Générale Deal Team created a database of loan level and property level information, and prepared an asset summary report, regarding each of the Société Générale Mortgage Loans. The database and the respective asset summary reports were compiled from, among other sources, the related mortgage loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance review summaries, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by Société Générale during the underwriting process. After origination of each of the Société Générale Mortgage Loans, Société Générale Deal Team may have updated the information in the database and the related asset summary report with respect to the Société Générale Mortgage Loans based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of Société Générale Deal

Team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Société Générale Mortgage Loan.

A data tape (the “Société Générale Data Tape”) containing detailed information regarding each of the Société Générale Mortgage Loans was created from the information in the database referred to in the prior paragraph. The Société Générale Data Tape was used by the Société Générale Deal Team to provide the numerical information regarding the Société Générale Mortgage Loans in this prospectus.

Data Comparisons and Recalculation. The depositor, on behalf of Société Générale, engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed or provided by Société Générale, relating to information in this prospectus regarding the Société Générale Mortgage Loans. These procedures included:

●	comparing the information in the Société Générale Data Tape against various source documents provided by Société Générale;

●	comparing numerical information regarding the Société Générale Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the Société Générale Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Société Générale Mortgage Loans disclosed in this prospectus.

Legal Review. Société Générale engaged various law firms to conduct certain legal reviews of the Société Générale Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of the Société Générale Mortgage Loans, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from Société Générale’s standard form loan documents. In addition, origination counsel for each Société Générale Mortgage Loan reviewed Société Générale’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Loan seller’s counsel was also engaged to assist in the review of the Société Générale Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the Mortgage Loan documents that deviate materially from Société Générale’s standard form documents, as identified by Société Générale and origination counsel, (ii) a review of the asset summary reports and the loan summaries prepared by Société Générale relating to the Société Générale Mortgage Loans, and (iii) a review of a due diligence questionnaire completed by the origination counsel.

Société Générale prepared, and both originating counsel and loan seller’s counsel reviewed, the loan summaries for the Société Générale Mortgage Loans included in the 15 largest Mortgage Loans in the Mortgage Pool, and the abbreviated loan summaries for the Société Générale Mortgage Loans included in the next 5 largest Mortgage Loans in the Mortgage Pool, which loan summaries and abbreviated loan summaries are incorporated in “Summaries of the Fifteen Largest Mortgage Loans” in the attached Annex A-3.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any of the Société Générale Mortgage Loans, Société Générale requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each Société Générale Mortgage Loan, Société Générale, together with origination counsel, conducted a search with respect to each borrower under the related Société Générale Mortgage Loan to determine whether it filed for bankruptcy. If

Société Générale became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing one of the Société Générale Mortgage Loans, Société Générale obtained information on the status of the Mortgaged Property from the related borrower to confirm that there was no material damage to the Mortgaged Property.

Additionally, with respect to each Société Générale Mortgage Loan, the Société Générale Deal Team also consulted with the applicable Société Générale mortgage loan origination team to confirm that each of the Société Générale Mortgage Loans was originated in compliance with the origination and underwriting criteria described above under “—Société Générale’s Underwriting Standards”, as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Review Procedures in the Event of a Mortgage Loan Substitution. Société Générale will perform a review of any Société Générale Mortgage Loan that it elects to substitute for a Société Générale Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Société Générale, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related MLPA and the PSA (the “Qualification Criteria”). Société Générale may engage a third party to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Société Générale and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Société Générale to render any tax opinion required in connection with the substitution.

Findings and Conclusions. Société Générale found and concluded with reasonable assurance that the disclosure regarding the Société Générale Mortgage Loans in this prospectus is accurate in all material respects. Société Générale also found and concluded with reasonable assurance that the Société Générale Mortgage Loans were originated in accordance with Société Générale’s origination procedures and underwriting criteria.

Compliance with Rule 15Ga-1 under the Exchange Act

Société Générale most recently filed a Form ABS-15G with the SEC pursuant to Rule 15Ga-1 on February 13, 2018. Société Générale’s Central Index Key number is 0001238163. With respect to the period from and including January 1, 2012 to and including September 30, 2018, Société Générale does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither Société Générale nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, Société Générale or its affiliates may retain or own in the future certain classes of certificates. Any such party will have the right to dispose of such certificates at any time.

The information set forth under “—Société Générale” has been provided by Société Générale.

German American Capital Corporation

General

German American Capital Corporation, a Maryland corporation (“GACC”), is a sponsor and a mortgage loan seller in this securitization transaction (in such capacity, “Sponsor” or “Mortgage Loan Seller”). Except with respect to the Marina Gardens Mortgage Loan, which was originated by GACC, Deutsche Bank AG, acting through its New York Branch (“DBNY”) (an affiliate of GACC) originated (either directly or, in some cases, through table funding arrangements) all of the GACC Mortgage Loans (as defined below) in this transaction.

GACC is a wholly owned subsidiary of Deutsche Bank Americas Holding Corp., which in turn is a wholly owned subsidiary of Deutsche Bank AG, a German corporation, and GACC is an affiliate of DBNY, an originator, and Deutsche Bank Securities Inc., an underwriter. The principal offices of GACC are located at 60 Wall Street, New York, New York 10005. In addition, it is expected that DBNY will, as of the date of the initial issuance of the certificates, hold certain of the Saint Louis Galleria Companion Loans, the Staples Strategic Industrial Companion Loans and the CBBC Industrial Portfolio Companion Loan.

GACC is engaged in the origination and acquisition of commercial mortgage loans with the primary intent to sell the loans within a short period of time subsequent to origination or acquisition into a primary issuance of CMBS or through a sale of whole loan interests to third party investors. GACC originates loans primarily for securitization; however, GACC also originates subordinate mortgage loans or subordinate participation interests in mortgage loans, and mezzanine loans (loans secured by equity interests in entities that own commercial real estate), for sale to third party investors.

Deutsche Bank AG (together with certain affiliates, “Deutsche Bank”) filed a Form 6-K with the SEC on December 23, 2016. The Form 6-K states that Deutsche Bank “has reached a settlement in principle with the Department of Justice in the United States (“DOJ”) regarding civil claims that the DOJ considered in connection with the bank’s issuance and underwriting of residential mortgage-backed securities (“RMBS”) and related securitization activities between 2005 and 2007. Under the terms of the settlement agreement, Deutsche Bank agreed to pay a civil monetary penalty of US dollar 3.1 billion and to provide US dollar 4.1 billion in consumer relief in the United States. The consumer relief is expected to be primarily in the form of loan modifications and other assistance to homeowners and borrowers, and other similar initiatives to be determined, and delivered over a period of at least five years.” On January 17, 2017, the DOJ issued a press release officially announcing a $7.2 billion settlement with Deutsche Bank “resolving federal civil claims that Deutsche Bank misled investors in the packaging, securitization, marketing, sale and issuance of residential mortgage-backed securities (RMBS) between 2006 and 2007. . . The settlement requires Deutsche Bank to pay a $3.1 billion civil penalty under the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA). Under the settlement, Deutsche Bank will also provide $4.1 billion in relief to underwater homeowners, distressed borrowers and affected communities.”

Pursuant to certain interim servicing agreements between GACC and/or certain of its affiliates, on the one hand, and Wells Fargo Bank, on the other hand, Wells Fargo Bank acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, two (2) of the Mortgage Loans (collectively, 7.1%) to be contributed to this securitization by GACC.

Pursuant to certain interim servicing agreements between GACC and/or certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, one (1) of the Mortgage Loans (1.4%) to be contributed to this securitization by GACC.

GACC’s Securitization Program

GACC has been engaged as an originator and seller/contributor of loans into CMBS securitizations for more than ten years.

GACC has been a seller of loans into securitization programs including (i) the “COMM” program, in which its affiliate Deutsche Mortgage & Asset Receiving Corporation (“DMARC”) is the depositor, (ii) the “CD” program in which DMARC is the depositor on a rotating basis with Citigroup Commercial Mortgage Securities Inc., (iii) the “Benchmark” program in which DMARC is the depositor on a rotating basis with J.P. Morgan Chase Commercial Mortgage Securities Corp. and Citigroup Commercial Mortgage Securities Inc. and (iv) programs where third party entities, including affiliates of General Electric Capital Corporation, Capmark Finance Inc. (formerly GMAC Commercial Mortgage Corporation) and others, have acted as depositors.

Under the COMM name, GACC has had two primary securitization programs, the “COMM FL” program, into which large floating rate commercial mortgage loans were securitized, and the “COMM Conduit/Fusion” program, into which both fixed rate conduit loans and large loans were securitized.

GACC originates both fixed rate and floating rate commercial mortgage loans backed by a range of commercial real estate properties including office buildings, apartments, shopping malls, hotels, and industrial/warehouse properties. The total amount of loans securitized by GACC from October 1, 2010 through September 30, 2018 is approximately $69.37 billion.

GACC has purchased loans for securitization in the past and it may elect to purchase loans for securitization in the future. In the event GACC purchases loans for securitization, GACC will either reunderwrite the mortgage loans it purchases, or perform other procedures to ascertain the quality of such loans, which procedures will be subject to approval by credit risk management officers.

In coordination with Deutsche Bank Securities Inc. and other underwriters or initial purchasers, GACC works with NRSROs, other loan sellers, servicers and investors in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and NRSRO criteria.

For the most part, GACC relies on independent rated third parties to service loans held pending sale or securitization. It maintains interim servicing agreements with large, institutional commercial mortgage loan servicers who are highly rated by the NRSROs. Periodic financial review and analysis, including monitoring of ratings, of each of the servicers with which GACC has servicing arrangements is conducted under the purview of loan underwriting personnel.

Pursuant to an MLPA, GACC will make certain representations and warranties, subject to certain exceptions set forth therein (and in Annex D-3 to this prospectus), to the Depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the Depositor (the “GACC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject GACC Mortgage Loans or such other standard as is described in the related MLPA, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, replace the subject Mortgage Loan with a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. The Depositor will assign certain of its rights under each MLPA to the issuing entity. In addition, GACC has agreed to indemnify the Depositor, the underwriters and certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the certificates. See “Pooling and Servicing Agreement—Assignment of the Mortgage Loans”.

Review of GACC Mortgage Loans

Overview. GACC, in its capacity as the Sponsor of the GACC Mortgage Loans, has conducted a review of the GACC Mortgage Loans in connection with the securitization described in this prospectus. GACC determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the GACC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GACC’s affiliates (the “GACC Deal Team”). The review procedures described below were employed with respect to all of the GACC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape. To prepare for securitization, members of the GACC Deal Team created a data tape (the “GACC Data Tape”) containing detailed loan-level and property-level information regarding each GACC Mortgage Loan. The GACC Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the DBNY during the underwriting process. After origination of each GACC Mortgage Loan, the GACC Deal Team updated the information in the GACC Data Tape with respect to the GACC Mortgage Loan based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GACC Deal Team. The GACC Data Tape was used by the GACC Deal Team to provide the numerical information regarding the GACC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The Depositor, on behalf of GACC, engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GACC relating to information in this prospectus regarding the GACC Mortgage Loans. These procedures included:

•    comparing the information in the GACC Data Tape against various source documents provided by GACC that are described above under “—Data Tape”;

•    comparing numerical information regarding the GACC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GACC Data Tape; and

•    recalculating certain percentages, ratios and other formulae relating to the GACC Mortgage Loans disclosed in this prospectus.

Legal Review. GACC engaged various law firms to conduct certain legal reviews of the GACC Mortgage Loans for disclosure in this prospectus. In anticipation of securitization of each GACC Mortgage Loan originated by DBNY, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from GACC’s standard form loan documents. In addition, origination counsel for each GACC Mortgage Loan reviewed GACC’s representations and warranties set forth on Annex D-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties set forth on Annex D-3.

Securitization counsel was also engaged to assist in the review of the GACC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan documents with respect to certain of the GACC Mortgage Loans that deviate materially from GACC’s standard form document, (ii) a review of the loan summaries referred to above relating to the GACC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the origination counsel. Securitization counsel also reviewed the property release provisions (other than the partial defeasance provisions), if any, for each GACC Mortgage Loan with multiple Mortgaged Properties or, to the extent identified by origination counsel, for each GACC Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions of the Code.

GACC prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the GACC Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the GACC Mortgage Loans included in the next 5 largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-3.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GACC Mortgage Loan, GACC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each GACC Mortgage Loan, GACC, together with origination counsel, conducted a search with respect to each borrower under the related GACC Mortgage Loan to determine whether it filed for bankruptcy. If GACC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GACC Mortgage Loan, GACC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the GACC Mortgage Loans originated by DBNY, the GACC Deal Team also consulted with the applicable GACC Mortgage Loan origination team to confirm that the GACC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—DBNY’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, GACC determined that the disclosure regarding the GACC Mortgage Loans in this prospectus is accurate in all material respects. GACC also determined that the GACC Mortgage Loans were originated (or acquired and re-underwritten) in accordance with DBNY’s origination procedures and underwriting criteria, except as described below under “—Exceptions”. GACC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

DBNY’s Underwriting Guidelines and Processes

General. DBNY is an originator and is affiliated with GACC, Deutsche Bank Securities Inc., one of the underwriters, and the Depositor. DBNY originates loans located in the United States that are secured by retail, multifamily, office, hotel and industrial/warehouse properties. All of the mortgage loans originated by DBNY generally are originated in accordance with the underwriting criteria described below. However, each lending situation is unique, and the facts and circumstance surrounding the mortgage loan, such as the quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the general guidelines below are applied to a specific loan. This underwriting criteria is general, and there is no assurance that every mortgage loan will conform in all respects with the guidelines.

Loan Analysis. In connection with the origination of mortgage loans, DBNY conducts an extensive review of the related mortgaged property, including an analysis of the appraisal, environmental report, property operating statements, financial data, rent rolls, sales where applicable and related information or statements of occupancy rates provided by the borrower and, with respect to the mortgage loans secured by retail and office properties, certain major tenant leases and the tenant’s credit. Generally, borrowers are required to be single purpose entities which do not have a credit history; therefore, the financial strength and character of certain of the borrower’s key principals are examined prior to approval of the mortgage loan through a review of available financial statements and public records searches. A member of DBNY underwriting or due diligence team, or a consultant or other designee, visits the mortgaged property for a site inspection to confirm the occupancy rates of the mortgaged property, and analyzes the mortgaged property’s sub-market and the utility of the mortgaged property within the sub-market. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and there can be no assurance that such financial, occupancy and other information remains accurate.

Cash Flow Analysis. DBNY reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information” in this prospectus.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by DBNY and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool” and Annex A-1 and Annex A-3 to this prospectus. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal obtained in accordance with the guidelines described under “—Appraisal and Loan-to-Value Ratio” below. In addition, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and Loan-to-Value Ratio. For each Mortgaged Property, DBNY obtains (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBNY relies upon) a current (within 6 months of the origination date of the mortgage loan) comprehensive narrative appraisal conforming to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) and Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisal is based on the “as-is” market value of the Mortgaged Property as of the date of value in its then-current condition, and in accordance with the Mortgaged Property’s highest and best use as determined within the appraisal. In certain cases, DBNY may also obtain prospective or hypothetical values on an “as-stabilized”, “as complete” and/or “hypothetical as is” basis, reflecting stipulated assumptions including, but not limited to, leasing, occupancy, income normalization, construction, renovation, restoration and/or repairs at the Mortgaged Property. DBNY then determines the loan-to-value ratio of the mortgage loan for origination or, if applicable, in connection with its acquisition of the mortgage loan, in each case based on the value and effective value dates set forth in the appraisal. In connection with DBNY’s acquisition and reunderwriting of a mortgage loan, DBNY relies upon the appraisal(s) obtained by the related originator. Such appraisal(s) may reflect a value for a particular Mortgaged Property that varies from a DBNY opinion of value. The information in this prospectus regarding such acquired mortgage loans, including, but not limited to, appraised values and loan-to-value ratios, reflects the information contained in such originator’s appraisal. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios of such acquired mortgage loans would not be different if DBNY had originated such mortgage loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus.

Evaluation of Borrower. DBNY evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. DBNY evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, DBNY either (i) obtains or updates (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and DBNY relies upon) an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBNY relies upon) an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, DBNY reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, DBNY either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Insurance Considerations”.

Physical Assessment Report. Prior to origination, DBNY obtains (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBNY relies upon) a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. DBNY reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, DBNY generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, DBNY may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and DBNY reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and DBNY reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as DBNY may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. DBNY may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, DBNY may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by DBNY. The typical required escrows for mortgage loans originated by DBNY are as follows:

•    Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide DBNY with sufficient funds to satisfy all taxes and assessments. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or DBNY may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

•    Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide DBNY with sufficient funds to pay all insurance premiums. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

•    Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

•    Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

•    Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

•    Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

DBNY may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) DBNY’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) DBNY has structured springing escrows that arise for identified risks, (v) DBNY has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) DBNY believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—DBNY’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by GACC may vary from, or may not comply with, DBNY’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by GACC, DBNY may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions. Except as set forth above under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”, the GACC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act

GACC most recently filed a Form ABS-15G with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 15Ga-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 13, 2018. GACC’s “Central Index Key” number is 0001541294. With respect to the period from and including October 1, 2015 to and including September 30, 2018, GACC did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither GACC nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, GACC and/or its affiliates may retain or own in the future certain classes of certificates. Any such party will have the right to dispose of such certificates at any time.

The information set forth under “—German American Capital Corporation” has been provided by GACC.

Rialto Mortgage Finance, LLC

General

Rialto Mortgage Finance, LLC, a Delaware limited liability company formed in April 2013 (“Rialto Mortgage”), is wholly-owned by Lennar Corporation (“Lennar”). The executive offices of Rialto Mortgage are located at 600 Madison Avenue, 12th Floor, New York, New York 10022.

In addition, Wells Fargo Bank, National Association is (or, as of the Closing Date, is expected to be) the interim custodian with respect to the loan files for all of the Rialto Mortgage Loans.

Rialto Mortgage’s Securitization Program

As a sponsor and mortgage loan seller, Rialto Mortgage originates and acquires commercial real estate mortgage loans with a general focus on stabilized income-producing properties. All of the Mortgage Loans being sold to the depositor by Rialto Mortgage (the “Rialto Mortgage Loans”) were originated or co-originated by Rialto Mortgage. This is the sixty-first (61st) commercial real estate debt investment securitization to which Rialto Mortgage is contributing commercial real estate debt investments. The commercial real estate debt investments originated and acquired by Rialto Mortgage may include mortgage loans, mezzanine loans, B notes, participation interests, rake bonds, subordinate mortgage loans and preferred equity investments. Rialto Mortgage securitized approximately $712 million, $1.49 billion, $2.41 billion, $1.93 billion and $1.66 billion of multifamily and commercial mortgage loans in public and private offerings during the calendar years 2013, 2014, 2015, 2016 and 2017 respectively.

Neither Rialto Mortgage nor any of its affiliates will insure or guarantee distributions on the Certificates. The Certificateholders will have no rights or remedies against Rialto Mortgage for any losses or other claims in connection with the Certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of representations and warranties made by Rialto Mortgage in the applicable MLPA as described under “Description of the Mortgage Loan Purchase Agreements”.

Rialto Mortgage’s Underwriting Standards and Loan Analysis

Each of the Mortgage Loans originated by Rialto Mortgage was generally originated in accordance with the underwriting criteria described below. Each lending situation is unique, however, and the facts and circumstances surrounding a particular mortgage loan, such as the quality and location of the real estate collateral, the sponsorship of the borrower and the tenancy of the collateral, will impact the extent to which the general guidelines below are applied to that specific loan. These underwriting criteria are general, and we cannot assure you that every loan will comply in all respects with the guidelines.

Loan Analysis. Generally, Rialto Mortgage performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure a mortgage loan. In general, the analysis of a borrower includes a review of money laundering and background checks and the analysis of its sponsor includes a review of money laundering and background checks, third-party credit reports, bankruptcy and lien searches, general banking references and commercial mortgage related references. In general, the analysis of the collateral includes a site visit and a review of the property’s historical operating statements (if available), independent market research, an appraisal with an emphasis on rental and sales comparables, engineering and environmental reports, the property’s historic and current occupancy, financial strengths of tenants, the duration and terms of tenant leases and the use of the property. Each report is reviewed for acceptability by a real estate finance credit officer of Rialto Mortgage. The borrower’s and property manager’s experience and presence in the subject market are also reviewed. Consideration is also given to anticipated changes in cash flow that may result from changes in lease terms or market considerations.

Borrowers are generally required to be single-purpose entities although they are generally not required to be structured to limit the possibility of becoming insolvent or bankrupt unless the loan has a principal balance of greater than $30 million, in which case additional limitations including the requirement that the borrower have at least one independent director are required.

Loan Approval. All mortgage loans must be approved by a credit committee that includes two officers of Rialto Mortgage and one officer of Lennar Corporation. If deemed appropriate, a member of the real estate team will visit the subject property. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Property Analysis. Prior to origination of a loan, Rialto Mortgage typically performs, or causes to be performed, site inspections at each property. Depending on the property type, such inspections generally include an evaluation of one or more of the following: functionality, design, attractiveness, visibility and accessibility of the property as well as proximity to major thoroughfares, transportation centers, employment sources, retail areas, educational facilities and recreational areas. Such inspections generally assess the submarket in which the property is located, which may include evaluating competitive or comparable properties.

Appraisal and Loan-to-Value Ratio. Rialto Mortgage typically obtains an appraisal that complies, or is certified by the appraiser to comply, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. The loan-to-value ratio of the mortgage loan is generally based on the “as-is” value set forth in the appraisal. In certain cases, an updated appraisal is obtained.

Debt Service Coverage Ratio. In connection with the origination of an asset, Rialto Mortgage will analyze whether cash flow expected to be derived from the related real property will be sufficient to make the required payments under that transaction over its expected term, taking into account, among other things, revenues and expenses for, and other debt currently secured directly or indirectly by, or that in the future may be secured directly or indirectly by, the related real property. The debt service coverage ratio is an important measure of the likelihood of default on a particular asset. In general, the debt service coverage ratio at any given time is the ratio of—

●	the amount of income, net of expenses and required reserves, derived or expected to be derived from the related real property for a given period, to

●	the scheduled payments of principal and interest during that given period on the subject asset and any other loans that are secured by liens of senior or equal priority on, or otherwise have a senior or equal entitlement to be repaid from the income generated by, the related real property.

However, the amount described in the first bullet of the preceding sentence is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property. Accordingly, based on such subjective assumptions and analysis, we cannot assure you that the underwriting analysis of any particular asset will conform to the foregoing in every respect or to any similar analysis which may be performed by other persons or entities. For example, when calculating the debt service coverage ratio for a particular asset, Rialto Mortgage may utilize net cash flow that was calculated based on assumptions regarding projected rental income, expenses and/or occupancy. There is no assurance that such assumptions made with respect to any asset or the related real property will, in fact, be consistent with actual property performance.

Generally, the debt service coverage ratio for assets originated by Rialto Mortgage, calculated as described above, will be subject to a minimum standard at origination (generally equal to or greater than 1.20x); however, exceptions may be made when consideration is given to circumstances particular to the asset, the related real property, the associated loan-to-value ratio (as described below), reserves or other factors. For example, Rialto Mortgage may originate an asset with a debt service coverage ratio below the minimum standard at origination based on, among other things, the amortization features of the overall debt structure, the type of tenants and leases at the related real property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, the profile of the borrower and its owners, Rialto Mortgage’s judgment of improved property and/or market performance in the future and/or other relevant factors.

Loan-to-Value Ratio. Rialto Mortgage also looks at the loan-to-value ratio of a prospective investment related to multi-family or commercial real estate as one of the factors it takes into consideration in evaluating the likelihood of recovery if a property is liquidated following a default. In general, the loan-to-value ratio of an asset related to multi-family or commercial real estate at any given time is the ratio, expressed as a percentage, of:

●	the then-outstanding principal balance of the asset and any other loans that are secured (directly or indirectly) by liens of senior or equal priority on the related real property, to

●	the estimated value of the related real property based on an appraisal, a cash flow analysis, a recent sales price or another method or benchmark of valuation.

Generally, the loan-to-value ratio for assets originated by Rialto Mortgage, calculated as described above, will be subject to a maximum standard at origination (generally less than or equal to 80%); however, exceptions may be made when consideration is given to circumstances particular to the asset, the related real property, debt service coverage, reserves or other factors. For example, Rialto Mortgage may originate a multifamily or commercial real estate loan with a loan-to-value ratio above the maximum standard at origination based on, among other things, the amortization features of the overall debt structure, the type of tenants and leases at the related real property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, the profile of the borrower and its owners, Rialto Mortgage’s judgment of improved property and/or market performance in the future and/or other relevant factors.

Additional Debt. When underwriting an asset, Rialto Mortgage will take into account whether the related real property and/or direct or indirect interest in a related borrower are encumbered by additional debt and will analyze the likely effect of that additional debt on repayment of the subject asset. It is possible that Rialto Mortgage or an affiliate will be the lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it for investment or future sale.

The debt service coverage ratios at origination described above under “—Debt Service Coverage Ratio” and the loan-to-value ratios at origination described above under “—Loan-to-Value Ratio” may be significantly below the minimum standard and/or significantly above the maximum standard, respectively, when calculated taking into account the existence of additional debt secured directly or indirectly by equity interests in the related borrower.

Assessments of Property Condition. As part of the origination and underwriting process, Rialto Mortgage will analyze the condition of the real property for a prospective asset. To aid in that analysis, Rialto Mortgage may, subject to certain exceptions, inspect or retain a third party to inspect the property and will in most cases obtain the property reports described below.

Appraisal Report. Rialto Mortgage will in most cases obtain an appraisal or an update of an existing appraisal from an independent appraiser that is state-certified, belonging to the Appraisal Institute, a membership association of professional real estate appraisers, or an otherwise qualified appraiser. The appraisal reports are conducted in accordance with the Uniform Standards of Professional Appraisal Practices and the appraisal report (or a separate letter accompanying the report) will include a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, were followed in preparing the appraisal report.

Environmental Report. Rialto Mortgage requires that an environmental consultant prepare a Phase I environmental report or that an update of a prior environmental report, a transaction screen or a desktop review is prepared with respect to the real property related to the asset. Alternatively, Rialto Mortgage may forego an environmental report in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Depending on the findings of the initial environmental report, Rialto Mortgage may require additional record searches or environmental testing, such as a Phase II environmental report with respect to the subject real property. In certain cases where an environmental report discloses the existence of, or potential for, adverse environmental conditions, including as a result of the activities of identified tenants, adjacent property owners or previous owners of the subject real property, the related borrower may be required to establish operations and maintenance plans, monitor the real property, abate or remediate the condition and/or provide additional security such as letters of credit, reserves or environmental insurance policies.

Engineering Report. Rialto Mortgage generally requires that an engineering firm inspect the real property related to the asset to assess and prepare a report regarding the structure,

exterior walls, roofing, interior structure, mechanical systems and/or electrical systems. In some cases, engineering reports are based on, and limited to, information available through visual inspection. Rialto Mortgage will consider the engineering report in connection with determining whether to address any recommended repairs, corrections or replacements in connection with origination and whether any identified deferred maintenance should be addressed in connection with origination. In some cases, Rialto Mortgage uses conclusions in the engineering reports in connection with making a determination about the necessity for escrows related to repairs and the continued maintenance of the real property.

Seismic Report. If the real property related to an asset consists of improvements located in seismic zones 3 or 4, Rialto Mortgage generally requires a seismic report from an engineering firm to establish the probable maximum or bounded loss for the improvements at the property as a result of an earthquake. Generally, if a seismic report concludes that the related real property is estimated to have a probably maximum loss or scenario expected loss in excess of 20%, Rialto Mortgage may require retrofitting of the improvements or that the borrower obtain earthquake insurance if available at a commercially reasonable price.

Zoning and Building Code Compliance. In connection with the origination of an asset related to multifamily or commercial real estate, Rialto Mortgage will generally obtain one or more of the following to consider whether the use and occupancy of the related real property is in material compliance with zoning, land use, building rules, regulations and orders then applicable to that property: zoning reports, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower. In cases where the real property constitutes a legal nonconforming use or structure, Rialto Mortgage may require an endorsement to the title insurance policy and/or the acquisition of law and ordinance insurance with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild, (ii) the real property, if permitted to be repaired or restored in conformity with current law, would in Rialto Mortgage’s judgment constitute adequate security, (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring, (iv) a variance or other similar change in applicable zoning restrictions is potentially available, or the applicable governing entity is unlikely to enforce the related limitations, (v) casualty insurance proceeds together with the value of any additional collateral are expected to be available in an amount estimated by Rialto Mortgage to be sufficient to pay off all relevant indebtedness in full, and/or (vi) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.

Escrow Requirements. Based on its analysis of the related real property, the borrower and the principals of the borrower, Rialto Mortgage may require a borrower to fund various escrows for taxes, insurance, capital expenses, replacement reserves, re-tenanting reserves, environmental remediation and/or other matters. Rialto Mortgage conducts a case-by-case analysis to determine the need for a particular escrow or reserve. Consequently, the underlying documents for some assets do not contain provisions requiring the establishment of escrows and reserves, or only require the establishment of escrows and reserves in limited amounts and/or circumstances. Furthermore, where escrows or reserves are required, Rialto Mortgage may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, Rialto Mortgage may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and Rialto Mortgage’s evaluation of the ability of the real property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

Notwithstanding the foregoing discussion, Rialto Mortgage may originate or acquire, and may have originated or acquired, real estate related loans and other investments that vary from, or do not comply with, Rialto Mortgage’s underwriting guidelines as described herein and/or such underwriting guidelines may not have been in place or may have been in place in a modified version at the time Rialto Mortgage or its affiliates originated or acquired certain assets. In addition, in some cases, Rialto Mortgage may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating factors.

Exceptions. Notwithstanding the discussion under “—Rialto Mortgage’s Underwriting Standards and Loan Analysis” above, one or more of the Rialto Mortgage Loans may vary from, or not comply with, Rialto Mortgage’s underwriting policies and guidelines described above. In addition, in the case of one or more of the Rialto Mortgage Loans, Rialto Mortgage or another originator may not have strictly applied the underwriting policies and guidelines described above as the result of a case-by-case permitted exception based upon other compensating factors. None of the Rialto Mortgage Loans were originated with any material exceptions to Rialto Mortgage’s underwriting policies, guidelines and procedures described above.

Review of Mortgage Loans for Which Rialto Mortgage is the Sponsor

Overview. Rialto Mortgage has conducted a review of each of the Rialto Mortgage Loans. This review was performed by a team comprised of real estate and securitization professionals who are employees of Rialto Mortgage or one or more of its affiliates (the “Rialto Mortgage Review Team”). The review procedures described below were employed with respect to the Rialto Mortgage Loans. No sampling procedures were used in the review process. Rialto Mortgage is the mortgage loan seller with respect to five (5) Mortgage Loans.

Set forth below is a discussion of certain current general guidelines of Rialto Mortgage generally applicable with respect to Rialto Mortgage’s underwriting analysis of multi-family and commercial real estate properties which serve as the direct or indirect source of repayment for commercial real estate debt originated by Rialto Mortgage. All or a portion of the underwriting guidelines described below may not be applied exactly as described below at the time a particular asset is originated by Rialto Mortgage.

Database. To prepare for securitization, members of the Rialto Mortgage Review Team reviewed a database of loan-level and property-level information relating to the Rialto Mortgage Loans. The database was compiled from, among other sources, the related mortgage loan documents, appraisals, environmental assessment reports, property condition reports, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Rialto Mortgage Review Team during the underwriting process. Prior to securitization of the Rialto Mortgage Loans, the Rialto Mortgage Review Team may have updated the information in the database with respect to the Rialto Mortgage Loans based on updates provided by the related servicer which may include information relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Rialto Mortgage Review Team, to the extent such updates were provided to, and deemed material by, the Rialto Mortgage Review Team. Such updates, if any, were not intended to be, and do not serve as, a re-underwriting of the Rialto Mortgage Loans. A data tape (the “Rialto Mortgage Data Tape”) containing detailed information regarding the Rialto Mortgage Loans was created from the information in the database referred to above. The Rialto Mortgage Data Tape was used to provide the numerical information regarding the Rialto Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The depositor, on behalf of Rialto Mortgage, engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by Rialto Mortgage and relating to information in this prospectus regarding the Rialto Mortgage Loans. These procedures included:

●	comparing the information in the Rialto Mortgage Data Tape against various source documents provided by Rialto Mortgage;

●	comparing numerical information regarding the Rialto Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the Rialto Mortgage Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Rialto Mortgage Loans disclosed in this prospectus.

Legal Review. Rialto Mortgage engaged legal counsel to conduct certain legal reviews of the Rialto Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization described in this prospectus, Rialto Mortgage’s origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties. Rialto Mortgage’s origination and underwriting staff also performed a review of the representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the Rialto Mortgage Loans. Such assistance included, among other things, (i) a review of certain of Rialto Mortgage’s asset summary reports, (ii) the review of the representations and warranties and exception reports referred to above relating to the Rialto Mortgage Loans prepared by origination counsel, (iii) the review of, and assistance in the completion by the Rialto Mortgage Review Team of, a due diligence questionnaire relating to the Rialto Mortgage Loans and (iv) the review of certain provisions in loan documents with respect to the Rialto Mortgage Loans.

Other Review Procedures. The Rialto Mortgage Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed each Rialto Mortgage Loan to determine whether it materially deviated from the underwriting guidelines set forth under “—Rialto Mortgage’s Underwriting Standards and Loan Analysis” above.

Findings and Conclusions. Based on the foregoing review procedures, Rialto Mortgage determined that the disclosure regarding the Rialto Mortgage Loans in this prospectus is accurate in all material respects. Rialto Mortgage also determined that the Rialto Mortgage Loans were not originated with any material exceptions from Rialto Mortgage’s underwriting guidelines and procedures, except as described above under “—Rialto Mortgage’s Underwriting Standards and Loan Analysis—Exceptions” above. Rialto Mortgage attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. Rialto Mortgage will perform a review of any Rialto Mortgage Loan that it elects to substitute for a Rialto Mortgage Loan in the pool in connection with material breach of a representation or warranty or a material document defect. Rialto Mortgage, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related MLPA and the PSA (the “Rialto Qualification Criteria”). Rialto Mortgage will engage a third party accounting firm to compare the Rialto Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Rialto Mortgage and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Rialto Mortgage to render any tax opinion required in connection with the substitution.

Compliance with Rule 15Ga-1 under the Exchange Act

Rialto Mortgage most recently filed a Form ABS-15G on February 2, 2018. Rialto Mortgage’s Central Index Key number is 0001592182. With respect to the period from and including October 1, 2015 to and including September 30, 2018, Rialto Mortgage does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither Rialto Mortgage nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, Rialto Mortgage or its affiliates may retain or own in the future certain classes of certificates. Any such party will have the right to dispose of such certificates at any time.

The information set forth under “—Rialto Mortgage Finance, LLC” has been provided by Rialto Mortgage.

Natixis Real Estate Capital LLC

General

Natixis Real Estate Capital LLC, a Delaware limited liability company (“NREC”), a sponsor, a mortgage loan seller, is an affiliate of Natixis Securities Americas LLC, one of the Underwriter Entities. NREC is a wholly-owned indirect subsidiary of Natixis North America LLC, which is itself a wholly-owned indirect subsidiary of Natixis S.A. a société anonyme à conseil d’administration (a limited liability company with a board of directors) organized under the laws of France and a credit institution licensed as a bank in France (“Natixis”). The executive offices of NREC are located at 1251 Avenue of the Americas, New York, New York 10020.

Natixis S.A. is the international corporate, investment and financial services arm of Groupe BPCE, a French mutual banking group, which is one of the largest banking groups in France. Groupe BPCE includes BPCE, as its central institution, two French retail banking networks (the Banque Populaire and the Caisse d’Epargne networks), as well as a number of entities that are subsidiaries and affiliates of BPCE. Natixis S.A. is a publicly listed French bank on Euronext Paris. Its majority shareholder is BPCE. Natixis S.A. has three core business lines: Corporate & Investment Banking (which includes strategic advisory services, structured financing, capital markets, portfolio management, global transaction banking and research); Investment Solutions & Insurance (which includes asset management, insurance, private banking and private equity); and Specialized Financial Services (which includes factoring, leasing, consumer finance, employee savings schemes, sureties and financial guarantees, payments and securities services, distributed mainly through the two retail banking networks of the Groupe BPCE. Natixis S.A. also holds interests in certain non-core businesses referred to as “Financial Investments.” Natixis S.A. is based in France and does business internationally.

NREC is a full-service commercial real estate lender that has been principally engaged in originating, purchasing and securitizing commercial mortgage loans. NREC also provides warehouse and repurchase financing to mortgage lenders and purchases closed, first- and subordinate-lien commercial mortgage loans for securitization or resale, or for its own investment.

NREC’s Commercial Real Estate Securitization Program

One of NREC’s primary businesses is the underwriting and origination of mortgage loans secured by commercial or multifamily properties for NREC’s securitization program. NREC, together with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans for securitization in 1999 and securitizing commercial mortgage loans in the same year. As of December 6, 2018, the total amount of commercial mortgage loans originated by NREC and its predecessors is in excess of $50.90 billion and the total amount of these loans that were securitized is in excess of $25.5 billion.

The commercial mortgage loans originated by NREC include both fixed- and floating-rate loans. NREC primarily originates loans secured by retail, office, multifamily, hospitality, industrial and self-storage properties, but also originates loans secured by manufactured housing communities, theaters, land subject to a ground lease and mixed use properties. NREC originates loans throughout the United States.

NREC originates or acquires, including from its own affiliates, mortgage loans and, together with other sponsors or loan sellers, participates in the securitization of those loans by transferring them to a depositor, which in turn transfers them to the issuing entity for the securitization. In coordination with Natixis Securities Americas LLC, and with other underwriters, NREC works with rating agencies, investors, loan sellers and servicers in structuring the securitization transaction. NREC currently acts as sponsor and mortgage loan seller in transactions in which other entities act as sponsors, loan sellers and/or depositors. Neither NREC nor any of its affiliates currently act as servicer of the mortgage loans in its securitizations.

Pursuant to an MLPA, NREC will make certain representations and warranties, subject to certain exceptions set forth therein (and attached as Annex D-3), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the depositor (the “NREC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject NREC Mortgage Loan or such other standard as is described in the related MLPA, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, substitute another mortgage loan or make a Loss of Value Payment, as the case may be. The depositor will assign its rights under each MLPA to the issuing entity. In addition, NREC has agreed to indemnify the depositor, the Underwriter Entities and certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the certificates.

Review of NREC Mortgage Loans

Overview. NREC, in its capacity as the sponsor of the NREC Mortgage Loans, has conducted a review of the NREC Mortgage Loans in connection with the securitization described in this prospectus. The review of the NREC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of NREC’s affiliates (the “NREC Deal Team”). The review procedures described below were employed with respect to all of the NREC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the NREC Deal Team created a database of loan-level and property-level information relating to each NREC Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, third party reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the NREC originators during the underwriting process. After origination of each NREC Mortgage Loan, the NREC Deal Team updated the information in the database with respect to the NREC Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the NREC Deal Team.

A data tape (the “NREC Data Tape”) containing detailed information regarding each NREC Mortgage Loan was created from the information in the database referred to in the prior paragraph. The NREC Data Tape was used by the NREC Deal Team to provide certain numerical information regarding the NREC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The depositor, on behalf of NREC, engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by NREC, relating to information in this prospectus regarding the NREC Mortgage Loans. These procedures included:

●	comparing certain information in the NREC Data Tape against various source documents provided by NREC that are described above under “—Database”;

●	comparing numerical information regarding the NREC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the NREC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the NREC Mortgage Loans disclosed in this prospectus.

Legal Review. NREC engaged various law firms to conduct certain legal reviews of the NREC Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each NREC Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from NREC’s standard form loan documents. In addition, origination counsel for each NREC Mortgage Loan reviewed NREC’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the NREC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain NREC Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the NREC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the NREC Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each NREC Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions. In addition, for each NREC Mortgage Loan originated by NREC or its affiliates, NREC prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any NREC Mortgage Loan, NREC requested updates from the related borrower,

origination counsel and/or borrower’s litigation counsel. NREC conducted a search with respect to each borrower under a NREC Mortgage Loan to determine whether it filed for bankruptcy after origination of the NREC Mortgage Loan. If NREC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a NREC Mortgage Loan, NREC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The NREC Deal Team also consulted with the NREC originators to confirm that the NREC Mortgage Loans were originated in compliance with the origination and underwriting criteria, as well as to identify any material deviations from those origination and underwriting criteria, described under “—NREC’s Underwriting Standards—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, NREC determined that the disclosure regarding the NREC Mortgage Loans in this prospectus is accurate in all material respects. NREC also determined that the NREC Mortgage Loans were originated in accordance with NREC’s origination procedures and underwriting criteria. NREC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

NREC’s Underwriting Standards

General. Mortgage Loans originated by NREC generally are originated in accordance with the underwriting guidelines described below. Each lending situation is unique, however, and the facts and circumstances that surround a mortgage loan, such as the type, quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the guidelines below are applied to a specific loan. The underwriting criteria are general and, in many cases, exceptions to one or more of the guidelines may be approved. For example, if a mortgage loan exhibits any one of the following characteristics, variances from the general guidelines described below may be considered acceptable under the circumstances: (i) low loan-to-value ratio; (ii) high debt service coverage ratio; (iii) experienced sponsor(s)/guarantor(s) with financial wherewithal; (iv) additional springing reserves; (v) cash flow sweeps; and (vi) elements of recourse included in the mortgage loan. Accordingly, no representation is made that every mortgage loan will comply in all respects with the guidelines described below.

Loan Analysis. The NREC credit underwriting team for each mortgage loan is required to conduct a review of the related mortgaged property, generally including an analysis of the historical property operating statements, rent rolls, current and historical real estate taxes, and a review of tenant leases. The credit of the borrower and certain key principals of the borrower are examined for financial strength and character. This analysis generally includes a review of historical financial statements, which are generally unaudited, historical income tax returns of the borrower and its principals, third-party credit reports, and judgment, lien, bankruptcy and pending litigation searches. Depending on the type of real property involved and other relevant circumstances, the credit of key tenants also may be examined as part of the underwriting process. Generally, a member of the NREC underwriting team visits the property for a site inspection to ascertain the overall quality and competitiveness of the property, including its physical attributes, neighborhood and market, accessibility, visibility and other demand generators.

Loan Approval. Prior to commitment, all mortgage loans to be originated by NREC must be approved by a loan committee comprised of senior real estate professionals from NREC and its affiliates. The loan committee may either approve a mortgage loan as recommended, request additional due diligence, modify the terms of a mortgage loan, or reject a mortgage loan.

Debt Service Coverage Ratio and Loan-to-Value Ratio. NREC’s underwriting guidelines generally require a debt service coverage ratio that is not less than 1.20x and a loan-to-value ratio that does not exceed 80%. However, exceptions to these guidelines may be approved based on the characteristics of the mortgage loan in question. For example, NREC may originate a mortgage loan with a lower debt service coverage ratio or a higher loan-to-value ratio based on the types of tenants and leases at the subject real property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, NREC’s judgment of improved property performance in the future and/or other relevant factors. With respect to certain mortgage loans originated by NREC, there may exist subordinate debt secured by the related mortgaged property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower. Such mortgage loans may have a lower debt service coverage ratio, and a higher loan-to-value ratio, if such subordinate or mezzanine debt is taken into account.

The debt service coverage ratio guidelines set forth above are calculated based on underwritten net cash flow at origination. Therefore, the debt service coverage ratio for each Mortgage Loan as reported in this prospectus, and on Annex A-1, Annex A-2 and Annex A-3, may differ from the amount calculated at the time of origination. In addition, NREC’s underwriting guidelines generally permit a maximum amortization period of 30 years. However, certain mortgage loans originated by NREC may provide for interest-only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan. See “Description of the Mortgage Pool”.

Escrow Requirements. NREC often requires a borrower to fund various escrows for taxes and insurance, and may also require reserves for deferred maintenance, re-tenanting expenses and capital expenses, in some cases only during periods when certain debt service coverage ratio tests are not satisfied. In some cases, NREC may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and NREC’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve. In some cases, the borrower is permitted to post a letter of credit or guaranty, or provide periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed, in lieu of funding a given reserve or escrow. NREC conducts a case-by-case analysis to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every multifamily and commercial mortgage loan originated by NREC.

Generally, NREC requires escrows as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly, or (iii) in the case of a hospitality property, the franchisor or a third-party property manager is maintaining such an escrow.

●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, (iii) if and to the extent that another third party unrelated to the applicable borrower (such as a condominium board, if applicable) is obligated to maintain the insurance, or (iv) in the case of a hospitality property, the franchisor or a third-party property manager is maintaining such an escrow.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan and may be required to be funded either at loan origination and/or during the related mortgage loan term and/or after the occurrence and during the continuance of a specified trigger event. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to,(i) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements or (ii) in the case of a hospitality property, the franchisor or a third-party property manager is maintaining such an escrow.

●	Tenant Improvement/Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement/leasing commission reserve may be required to be funded either at loan origination or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, if (i) the tenant’s lease extends beyond the loan term, (ii) the rent for the space in question is considered below market, or (iii) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee agreeing to take responsibility and pay for the related costs and expenses.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value, or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.

●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place, or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the NREC Mortgage Loans, please see Annex A-1.

Third Party Reports. In addition to, or as part of applicable origination guidelines or reviews described above, in the course of originating the NREC Mortgage Loans, NREC generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

●	Appraisals—NREC’s underwriting guidelines generally require an independent appraisal of the subject property in connection with the origination of a mortgage loan, and that such appraisal be performed by a certified appraiser who is certified within the state in which the property is located. In addition, the guidelines require that those appraisals comply with the requirements of the Federal Institutions Reform, Recovery and Enforcement Act of 1989.

●	Environmental Assessments—NREC may require a Phase I environmental assessment with respect to the real property for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, NREC may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, NREC might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Furthermore, an environmental assessment conducted at any particular real property will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint and lead in drinking water may be conducted only at multifamily rental properties and only when NREC or the environmental consultant believes that special circumstances warrant such an analysis. Depending on the findings of the initial environmental assessment, NREC may require additional record searches or environmental testing, such as a Phase II environmental assessment with respect to the subject real property.

●	Engineering Assessment—In connection with the origination process, NREC may require that an engineering firm inspect the real property for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, NREC will determine the appropriate response, if any, to any recommended repairs, corrections or replacements and any identified deferred maintenance.

●	Seismic Report—Generally, a seismic report is required for all mortgaged properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination process, NREC generally examines whether the use and operation of the subject properties are in material compliance with zoning and land-use related ordinances, rules, regulations and orders applicable to the use of the mortgaged property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, and/or representations by the related borrower.

Where a mortgaged property as currently operated is a permitted non-conforming use and/or the structure and the improvements may not be rebuilt to the same dimensions or used in the same manner in the event of a major casualty, NREC will consider whether—

●	any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring;

●	casualty insurance proceeds together with the value of any additional collateral would be available in an amount estimated by NREC to be sufficient to pay off the related mortgage loan in full;

●	the real property collateral, if permitted to be repaired or restored in conformity with current law, would in NREC’s judgment constitute adequate security for the related mortgage loan;

●	whether a variance or other similar change in applicable zoning restrictions is potentially available, or whether the applicable governing entity is likely to enforce the related limitations; and/or

●	to require the related borrower to obtain law and ordinance insurance.

Exceptions. Except as set forth above under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”, the NREC Mortgage Loans were originated in accordance with the underwriting guidelines set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act

NREC most recently filed a Form ABS-15G with the SEC pursuant to Rule 15Ga-1 under the SEC on February 13, 2018. NREC’s Central Index Key number is 0001542256. The following table provides information regarding the demand, repurchase and replacement activity with respect to the mortgage loans securitized by NREC (or a predecessor), which activity occurred during the period from July 1, 2015 to September 30, 2018.

Name of Issuing Entity	Check if Registered	Name of Originator	Total Assets in ABS by Originator(1)			Assets That Were Subject of Demand(2)			Assets That Were Repurchased or Replaced(2)			Assets Pending Repurchase or Replacement (within cure period)(2)(3)			Demand in Dispute(2)(3)			Demand Withdrawn(2)			Demand Rejected(2)
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)

Asset Class Commercial Mortgages

Wells Fargo Commercial Mortgage Trust 2015-NXS2, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS2	X	Natixis Real Estate Capital LLC(4)	39 loans & 42 mortgaged properties	503,900,454	55.1% of pool	1 loan (#8 in the pool)	23,000,000	2.5% of pool	0.00	0	0.00	0	0.00	0.00	0	0.00		1 loan (#8 in the pool)	23,000,000	2.5% of pool	0	0.00	0.00

(1)	Reflects the number of loans, outstanding principal balance and percentage of principal balance as of the date of the closing of the related securitization. (For columns d–f)

(2)	Reflects the number of loans, outstanding principal balance and approximate percentage of principal balance as of March 31, 2018. (For columns g-x)

(3)	Includes assets that are subject to a demand and within the cure period, but where (i) no decision has yet been made to accept or contest the demand or (ii) the demand request is in dispute. (For columns m-r)

(4)	The special servicer withdrew its demand on August 15, 2017.

Retained Interests in This Securitization

Neither NREC nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, NREC or its affiliates may retain or own in the future certain classes of certificates. Any such party will have the right to dispose of such certificates at any time.

The information set forth under “—Natixis Real Estate Capital LLC” has been provided by NREC.

CIBC Inc.

General

CIBC Inc. (“CIBC”), a Delaware corporation whose principal office is located in New York, New York, is a sponsor and mortgage loan seller in this transaction. CIBC is an affiliate of CIBC World Markets Corp., an underwriter for the offering of the offered certificates. CIBC is a wholly owned subsidiary of Canadian Imperial Holdings Inc. Canadian Imperial Holdings Inc. is a wholly-owned subsidiary of CIBC Bancorp USA Inc., also a Delaware corporation, which is a majority owned subsidiary of Canadian Imperial Bank of Commerce. Canadian Imperial Bank of Commerce is a bank chartered under the Bank Act of Canada, having its head office in the City of Toronto, in the Province of Ontario, Canada. It is licensed to do business in the United States through its agency located in New York, New York.

CIBC’s Commercial Mortgage Securitization Program

CIBC underwrites and originates mortgage loans secured by commercial or multifamily properties for its securitization program. As sponsor, CIBC sells the mortgage loans it originates through commercial mortgage-backed securitizations. CIBC began originating commercial and multifamily mortgage loans for securitization in 1997 and began securitizing commercial and multifamily mortgage loans in 1998. In 2010, CIBC formed a joint venture with BSSF Commercial Mortgage Member L.L.C. (“BSSF”) to originate and/or acquire and securitize fixed rate commercial and multifamily mortgage loans and invest in certain classes of the securities issued in those securitizations. The joint venture is CIBX Commercial Mortgage, LLC (“CIBX”), a Delaware limited liability company, and CIBC managed the origination and securitization process of CIBX. As of September 30, 2018, the total amount (by principal balance at the cut-off of the related securitization) of commercial mortgage loans originated and securitized by CIBC (exclusive of its services on behalf of CIBX) is in excess of $21.8 billion. In the calendar year ended December 31, 2017, CIBC originated approximately $388,365,000 of commercial mortgage loans and securitized approximately $317,934,608 of commercial mortgage loans.

The commercial mortgage loans originated or acquired by CIBC are fixed rate loans and include both smaller “conduit” loans and large loans. CIBC primarily originates mortgage loans secured by retail, office, multifamily, hospitality, industrial and self-storage properties, but also can originate mortgage loans secured by manufactured housing communities, theaters, land subject to a ground lease and mixed use properties. CIBC originates loans in the United States and the Commonwealth of Puerto Rico.

As a sponsor, CIBC originates or acquires mortgage loans and, either by itself or together with other sponsors or mortgage loan sellers, intends to initiate their securitization by transferring the mortgage loans to a depositor, which in turn transfers them to the trust for the related securitization. In coordination with its affiliate, CIBC World Markets Corp., and other underwriters, CIBC works with rating agencies, investors, mortgage loan sellers and servicers in structuring the securitization transactions. CIBC acts as sponsor, originator or mortgage loan seller in transactions in which other entities act as sponsor and/or mortgage loan seller. Some of these mortgage loan sellers may be affiliated with underwriters on the transactions.

Neither CIBC nor any of its affiliates acts as master servicer of the commercial mortgage loans in its securitizations. Instead, CIBC sells the right to be appointed master servicer of its securitized mortgage loans to rating-agency approved master servicers.

For a description of certain affiliations, relationships and related transactions between CIBC, as sponsor, and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

CIBC’s Underwriting Guidelines and Processes

Overview. Each of the CIBC mortgage loans was originated by CIBC. Set forth below is a discussion of certain general underwriting guidelines and processes with respect to the mortgage loans originated by CIBC for securitization.

However, given the unique nature of income-producing real properties, variations from these procedures and guidelines may be implemented as a result of various conditions, including a CIBC mortgage loan’s specific terms, the quality or location of the underlying real estate, the mortgaged property’s tenancy profile, the background or financial strength of the borrower or sponsor and any other pertinent information deemed material by CIBC. Therefore, this general description of CIBC’s origination procedures and underwriting guidelines is not intended as a representation that every commercial mortgage loan originated or purchased by it (or on its behalf) complies entirely with all guidelines set forth below. For important information about the circumstances that have affected the underwriting of particular CIBC mortgage loans, see “—Exceptions to CIBC’s Disclosed Underwriting Guidelines” below.

Loan Analysis. Generally both a credit analysis and a collateral analysis are conducted with respect to each mortgage loan. The credit analysis of the borrower generally includes a review of third party credit reports and/or judgment, lien, bankruptcy and pending litigation searches, prior experience as an owner and operator of commercial real estate properties and the borrower’s financial capacity. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained. Generally, the originator also conducts or causes a third party to conduct a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate competitive or comparable properties as well as market trends.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of debt service coverage ratio and loan-to-value ratio in connection with the origination of each mortgage loan. CIBC’s underwriting guidelines generally require, without regard to any other debt, a debt service coverage ratio (calculated for this purpose using a 30-year amortization term) of not less than 1.25x and a loan-to-value ratio of not more than 75%; however, these thresholds are guidelines, and exceptions may be made based on the merits of each individual mortgage loan, such as the types of tenants, reserves, letters of credit, guarantees and CIBC’s assessment of the mortgaged property’s future performance.

The debt service coverage ratio guidelines set forth above are calculated based on underwritten net cash flow at origination. The debt service coverage ratio for each mortgage loan as reported in this prospectus and Annex A-1 hereto may differ from the amount calculated at the time of origination because updates to the information used to calculate such amounts may have become available during the period between origination and the date of this prospectus.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by CIBC and payments on the loan based on actual (or, in some cases, assumed) principal and/or interest due on the mortgage loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. There is no assurance that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. As described above, for the purpose of determining whether a mortgage loan’s debt service coverage ratio meets CIBC’s underwriting criteria, the debt service coverage ratio is calculated based on a debt service payment using a 30-year amortization term, however if a loan’s debt service coverage ratio is less than 1.25x because its debt service payment is calculated on an amortization schedule less than 30 years but its debt service coverage ratio calculated using a 30-year amortization term is equal to or greater than 1.25x, that loan meets CIBC’s underwriting criteria for debt service coverage ratio. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal. In addition, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Additional Debt. Certain mortgage loans may have or permit in the future certain additional subordinate debt, whether secured or unsecured, and/or mezzanine debt.

The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such additional subordinate debt and/or mezzanine debt.

Mortgage Loan Terms. CIBC’s underwriting guidelines generally require that the term of a mortgage loan be not less than five years and not more than ten years.

Escrow Requirements. CIBC may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, CIBC may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by CIBC. The typical required escrows for mortgage loans originated by CIBC are as follows:

●	Taxes. An initial deposit and monthly escrow deposits equal to approximately 1/12 of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide CIBC with sufficient funds to satisfy all taxes and assessments. CIBC may not require this escrow in certain circumstances, including, but not limited to, situations where: (i) the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or CIBC may not require the escrow for a portion of the mortgaged property which is leased to a tenant that pays taxes for its portion of the mortgaged property directly); or (ii) any Escrow/Reserve Mitigating Circumstances exist.

●	Insurance. An initial deposit and monthly escrow deposits equal to approximately 1/12 of the estimated annual property insurance premium are required to provide CIBC with sufficient funds to pay all insurance premiums. CIBC may not require this escrow in certain circumstances, including, but not limited to, situations where: (i) the borrower maintains a blanket insurance policy; (ii) the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may not require the escrow for a portion of the mortgaged property which is leased to a tenant that maintains property insurance for its portion of the mortgaged property or self-insures); (iii) the borrower agrees to escrow and maintain a “static” reserve in the amount equal to the aggregate amount of a fixed number of monthly escrow deposit amounts; or (iv) any Escrow/Reserve Mitigating Circumstances exist.

●	Replacement Reserves. Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. CIBC may not require this escrow in certain circumstances, including, but not limited to, situations where: (i) the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant or another third party is responsible for the repairs and maintenance of the mortgaged property (or may not require the escrow for a portion of the mortgaged property which is leased to a tenant that repairs and maintains its portion of the mortgaged property); or (ii) any Escrow/Reserve Mitigating Circumstances exist.

●	Tenant Improvement/Lease Commissions. A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. CIBC may not require this escrow in certain circumstances, including, but not limited to, situations where: (i) the mortgaged property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; (ii) the rent for the space in question is considered below market; or (iii) any Escrow/Reserve Mitigating Circumstances exist.

●	Deferred Maintenance. A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. CIBC may not require this escrow in certain circumstances, including, but not limited to, situations where: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) a tenant (which may include a ground lease tenant) at the related mortgaged property or other third party is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances exist.

●	Environmental Remediation. An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. CIBC may not require this escrow in certain circumstances, including, but not limited to, situations where: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; (iii) a third party unrelated to the borrower is identified as the responsible party; or (iv) any Escrow/Reserve Mitigating Circumstances exist.

CIBC may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) the ability of the mortgaged property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the mortgaged property maintaining a specified debt service coverage ratio, (iv) CIBC has structured springing escrows that arise for identified risks, (v) CIBC has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed, (vi) CIBC believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the mortgaged property that would offset the need for the escrow or reserve, (vi) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association or (vii) a tenant or other third party has agreed to pay the subject cost or expense for which the escrow or reserve would otherwise have been established.

For a description of the escrows collected with respect to the CIBC mortgage loans, please see Annex A-1.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that real property collateral. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In those cases, CIBC may require an endorsement to the title insurance policy or the acquisition of law and ordinance insurance with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the mortgaged property would be acceptable; (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (iv) a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

If a material violation exists with respect to a mortgaged property, CIBC may require the borrower to remediate that violation and, subject to the discussion under “—CIBC’s Underwriting Guidelines and Processes—Escrow Requirements” above, to establish a reserve to cover the cost of such remediation, unless a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

Title Insurance Policy. The borrower is required to provide, and CIBC reviews, a title insurance policy for each mortgaged property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the mortgaged property is located; and (e) the legal description of the mortgaged property in the title policy must conform to that shown on the survey of the mortgaged property, where a survey has been required.

Property Insurance. Except in certain instances where sole or significant tenants (which may include ground lease tenants) are required to obtain insurance or may self-insure, the borrower is required to provide, and CIBC’s insurance consultant reviews, certificates of required insurance with respect to the mortgaged property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the mortgaged property is located in a flood hazard area, flood insurance; and (5) such other coverage as CIBC may require based on the specific characteristics of the mortgaged property.

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the CIBC mortgage loans, CIBC generally considered the results of third party reports as described below. New reports are generally ordered, although existing reports dated no more than twelve (12) months prior to closing may be used (subject, in certain cases, to updates).

●	Appraisals. Independent appraisals or an update of an independent appraisal will generally be required in connection with the origination of each mortgage loan. Each appraisal must meet the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. The appraisal is based on the current use of the mortgaged property and must include an estimate of the then-current market value of the property “as-is” in its then-current condition although in certain cases, CIBC may also obtain a value on an “as-stabilized” basis reflecting leases that have been executed but tenants have not commenced paying rent or on an “as-completed” basis reflecting completion of capital improvements that are being undertaken at the mortgaged property. In some cases, however, the value of the subject real property collateral may be established based on a cash flow analysis, a recent sales price or another method or benchmark of valuation. CIBC then determines the loan-to-value ratio of the mortgage loan in each case based on the value set forth in the appraisal.

●	Environmental Assessment. In most cases, a Phase I ESA will be required with respect to the real property collateral for each mortgage loan. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Furthermore, an Phase I

ESA conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the originator or an environmental consultant believes that such an analysis is warranted under the circumstances. Depending on the findings of the initial Phase I ESA, additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral may be required. In cases in which the Phase I ESA identifies conditions that would require cleanup, remedial action or any other response, CIBC either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the mortgaged property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

●	Certain of the mortgage loans may also have environmental insurance policies. See “Risk Factors—Risks Relating to the Mortgage Loans—Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses” above.

●	Engineering Assessment. In connection with the origination process, in most cases, it will be required that an engineering firm inspect the real property collateral for any prospective mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, the appropriate response will be determined to any recommended repairs, corrections or replacements and any identified deferred maintenance. In cases in which the engineering assessment identifies material repairs or replacements needed immediately, CIBC generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, CIBC may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

●	Seismic Report. Generally, a seismic report is required for all properties located in seismic zone 3 or 4.

Notwithstanding the foregoing, engineering inspections and seismic reports may not be required or obtained by the originator in connection with the origination process in the case of mortgage loans secured by real properties that are subject to a ground lease, triple-net lease or other long term lease, or in the case of mortgage loans that are not collateralized by any material improvements on the real property collateral.

Exceptions to CIBC’s Disclosed Underwriting Guidelines

One or more of the mortgage loans originated by CIBC may vary from the specific CIBC underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of CIBC’s mortgage loans,

CIBC or another originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of the CIBC mortgage loans was originated with any material exceptions from CIBC’s underwriting guidelines and procedures.

Review of CIBC Mortgage Loans

General. In connection with the preparation of this prospectus, CIBC conducted a review of the mortgage loans that it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to the CIBC mortgage loans is accurate in all material respects. The review of the CIBC mortgage loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of CIBC's affiliates (including CIBC), or, in certain circumstances, are consultants engaged by CIBC (the “CIBC Deal Team”). CIBC determined the nature, extent and timing of the review and the level of assistance provided by any third party. CIBC has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review and the findings and conclusions of the review of the mortgage loans that it is selling to the depositor. The review procedures described below were employed with respect to all of the CIBC mortgage loans, except that certain review procedures were only relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the CIBC Deal Team updated CIBC’s internal origination database of loan-level and property-level information relating to each CIBC mortgage loan. The database was compiled from, among other sources, the related mortgage loan documents, third party appraisals (as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by CIBC during the underwriting process. After origination or acquisition of each CIBC mortgage loan, the CIBC Deal Team updated the information in the database with respect to such CIBC mortgage loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the CIBC Deal Team.

CIBC created a data file (the “CIBC Data File”) containing detailed information regarding each CIBC mortgage loan from the information in the database referred to in the prior paragraph. The CIBC Data File was used by the CIBC Deal Team to provide the numerical information regarding the CIBC mortgage loans in this prospectus.

Data Comparison and Recalculation. The depositor, on behalf of CIBC, engaged a third party accounting firm to perform certain data comparison and recalculation procedures, which were designed by CIBC, relating to CIBC mortgage loan information in this prospectus. These procedures included:

●	comparing the information in the CIBC Data File against various source documents provided by CIBC that are described above under “—Database”;

●	comparing numerical information regarding the CIBC mortgage loans and the related mortgaged properties disclosed in this prospectus against the information contained in the CIBC Data File; and

●	recalculating certain percentages, ratios and other formulae relating to the CIBC mortgage loans disclosed in this prospectus.

Legal Review. CIBC engaged various law firms to conduct certain legal reviews of the CIBC mortgage loans for disclosure in this prospectus. In anticipation of the securitization of each CIBC mortgage loan, origination counsel assisted in completion of certain due diligence questionnaires designed to identify certain material deviations from mortgage loan disclosures in this prospectus. In addition, origination counsel for each CIBC mortgage loan reviewed CIBC’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the CIBC mortgage loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain CIBC mortgage loans marked against the standard form document, and (ii) a review of due diligence questionnaires completed by the CIBC Deal Team and origination counsel. Securitization counsel also reviewed the property release provisions, if any, for each CIBC mortgage loan with multiple mortgaged properties for compliance with the REMIC provisions.

Origination counsel and securitization counsel also assisted in the preparation of the risk factors and mortgage loan summaries set forth on Annex A-3, based on their respective reviews of pertinent sections of the related mortgage loan documents.

Certain Updates. On a case-by-case basis as deemed necessary by CIBC, with respect to any pending litigation that existed at the origination of any CIBC mortgage loan that is material and not covered by insurance, CIBC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. CIBC confirmed with the related servicer that there has not been recent material casualty to any improvements located on real property that serves as collateral for CIBC mortgage loans. In addition, if CIBC became aware of a significant natural disaster in the immediate vicinity of any mortgaged property securing a CIBC mortgage loan, CIBC obtained information on the status of the mortgaged property from the related borrower to confirm no material damage to the mortgaged property.

Underwriting Standards. The CIBC Deal Team also consulted with CIBC personnel responsible for the origination of the CIBC mortgage loans to confirm that the CIBC mortgage loans were originated or acquired in compliance with the origination and underwriting criteria described above under “—CIBC’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions to CIBC’s Disclosed Underwriting Guidelines” above.

Findings and Conclusions. CIBC found and concluded with reasonable assurance that the disclosure regarding the CIBC mortgage loans in this prospectus is accurate in all material respects. CIBC also found and concluded with reasonable assurance that the CIBC mortgage loans were originated in accordance with CIBC’s origination procedures and underwriting standards, except to the extent described above under “—Exceptions to CIBC's Disclosed Underwriting Guidelines.”

Repurchases and Replacements

CIBC filed its most recent Form ABS-15G pursuant to Rule 15Ga-1 with the SEC on November 2, 2018, which covers the period from and including July 1, 2018 to and including September 30, 2018. CIBC’s CIK number is 0001548567. With respect to the period from and including October 1, 2015 to and including September 30, 2018, the following table provides information required by Rule 15Ga-1 regarding repurchase or replacement requests in connection with breaches of representations and warranties made by CIBC as a sponsor of commercial mortgage securitizations.

Repurchases and Replacements Asset Class: Commercial Mortgages
Name of Issuing Entity	Check if Registered	Name of Originator	Total Assets in ABS by Originator			Assets That Were Subject of Demand[1]			Assets That Were Repurchased or Replaced[1]			Assets Pending Repurchase or Replacement (within cure period)[1]			Demand in Dispute[1]			Demand Withdrawn[1]			Demand Rejected[1]
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)
J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-C3 (CIK # 0001209655)	X	CIBC Inc.	26	55,720,442	100	1	10,718,582	4.47	1	10,718,582	4.47	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00[2,3]

1.	The repurchase activity included herein as assets subject to demand (columns g/h/i) includes new demands received during the reporting period, if any, and demands received in prior reporting periods. Each asset included as an asset subject to demand (columns g/h/i) is also categorized and included as an asset pending repurchase or replacement within the cure period (columns m/n/o) or as a demand in dispute (columns p/q/r), as applicable, until the earlier of the reporting of (i) the repurchase or replacement of such asset (columns j/k/l), (ii) the withdrawal of such demand (columns s/t/u) or (iii) the rejection of such demand (columns v/w/x), as applicable.

The repurchase activity reported herein is described in terms of a particular loan’s status as of the end of the reporting period (for columns g-x). The principal balances presented and used for calculations of percentages presented are principal balances as reported on trustee’s reports and servicer’s reports. The principal balances on those reports may reflect reductions based on the principal portion of any servicer advances that may have been made with respect to the related loan(s).

2.	The asset subject to the repurchase request was liquidated during, or prior to, the reporting period. For each asset that was paid off or liquidated during, or prior to, the reporting period, the outstanding principal balance is calculated as of the time of payoff or liquidation, and the percentage of principal balance is calculated by dividing the outstanding principal balance by the total CIBC pool balance as of the immediately preceding trustee’s report.

3.	At the conclusion of the trial based on the claim for repurchase, the Circuit Court of Cook County, Illinois (the “Circuit Court”) entered a judgment in favor of Wells Fargo Bank Minnesota, NA, as trustee for the registered holders of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-C3 holding that CIBC Inc. breached the representation in question. Because the asset subject to the repurchase request had already been liquidated, no repurchase was required, and damages were awarded in an amount equal to the repurchase price under the contract. The parties appealed, and on February 25, 2015, the Appellate Court of Illinois First Judicial District affirmed the Circuit Court’s judgment in its entirety. On July 21, 2015, CIBC Inc. made a payment to Wells Fargo Bank Minnesota, NA in satisfaction of such judgment, excluding post-judgment legal costs incurred by Wells Fargo Bank Minnesota, NA and owed by CIBC Inc., payment for which Wells Fargo Bank Minnesota, NA must petition. CIBC Inc., Wells Fargo Bank Minnesota, NA and the Official Unsecured Creditors Committee appointed in the Chapter 11 bankruptcy case of the related mortgagor filed a Plan of Liquidation with the United States Bankruptcy Court for the District of Colorado on December 1, 2017, which was approved on May 1, 2018 and extinguished any claim that Wells Fargo Bank Minnesota, NA had against CIBC Inc. in connection with the claim for repurchase, including any post-judgment legal costs.

Retained Interests in This Securitization

Neither CIBC nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, CIBC or its affiliates may retain or own in the future certain classes of certificates. Any such party will have the right to dispose of such certificates at any time.

The information set forth under "—CIBC Inc." has been provided by CIBC.

The Depositor

UBS Commercial Mortgage Securitization Corp. is a special purpose corporation incorporated in the State of Delaware on October 12, 2011 for the purpose of engaging in the business, among other things, of acquiring and depositing mortgage loans in trust in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates. The principal executive offices of the depositor are located at 1285 Avenue of the Americas, 8th Floor, New York, New York 10019. The depositor’s telephone number is (212) 713-2000. The depositor’s capitalization is nominal. All of the shares of capital stock of the depositor are held by UBS Americas, Inc., a subsidiary of UBS AG.

The depositor will have minimal ongoing duties with respect to the certificates and the Mortgage Loans. These duties will include, without limitation, (i) appointing a successor trustee or custodian in the event of the resignation or removal of the trustee or custodian, as applicable, (ii) providing information in its possession with respect to the certificates to the certificate administrator to the extent necessary to perform REMIC tax administration and preparing disclosure required under the Exchange Act, (iii) indemnifying the trustee, the custodian, the certificate administrator and the issuing entity for any liability, assessment or costs arising from the depositor’s willful misconduct, bad faith or negligence in providing such information, (iv) indemnifying the trustee, the custodian and the certificate administrator against certain securities laws liabilities and (v) signing any distribution report on Form 10-D, current report on Form 8-K or annual report on Form 10-K, including the required certification therein under the Sarbanes-Oxley Act, required to be filed by the issuing entity and reviewing filings pursuant to the Exchange Act prepared by the certificate administrator on behalf of the issuing entity. The depositor is also required under the Underwriting Agreement to indemnify the underwriters for, or to contribute to losses in respect of, certain securities law liabilities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders. The depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The depositor will not have any business operations other than securitizing mortgage loans and related activities.

The depositor remains responsible under the PSA for providing the master servicer, special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, UBS Commercial Mortgage Trust 2018-C15 (the “Trust”), will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of defaulted mortgage loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be nonrecoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the Mortgage Loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth under “Transaction Parties—The Trustee and the Certificate Administrator” and “—The Master Servicer and the Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the Mortgage Loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer, the asset representations reviewer and the operating advisor. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the Mortgage Loans to the issuing entity. The depositor will be purchasing the Mortgage Loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements”.

The Trustee and the Certificate Administrator

Wells Fargo Bank, National Association, (“Wells Fargo Bank”) will act as the trustee, the certificate administrator, the custodian and the 17g-5 Information Provider under the PSA. Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $1.9 trillion in assets and approximately 265,000 employees as of June 30, 2018, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The transaction parties may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations) and its office for certificate transfer services is located at 600 South 4th Street, 7th Floor MAC: N9300-070, Minneapolis, Minnesota 55479.

Wells Fargo Bank has provided corporate trust services since 1934. Wells Fargo Bank acts as a trustee for a variety of transactions and asset types, including corporate and municipal bonds, mortgage backed and asset-backed securities and collateralized debt obligations. As of June 30, 2018, Wells Fargo Bank was acting as trustee on approximately 359 series of commercial mortgage-backed securities with an aggregate principal balance of approximately $136 billion.

In its capacity as trustee on commercial mortgage securitizations, Wells Fargo Bank is generally required to make an advance if the related master servicer or special servicer fails to make a required advance. In the past three years, Wells Fargo Bank has not been required to make an advance on a commercial mortgage-backed securities transaction.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC and grantor trust tax returns on behalf of the issuing entity and to the extent required under the PSA, the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the issuing entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of June 30, 2018, Wells Fargo Bank was acting as securities administrator with respect to more than $459 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian of the mortgage loan files pursuant to the PSA. In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the Trustee and the Certificateholders. Wells Fargo Bank maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of June 30, 2018, Wells Fargo Bank was acting as custodian of more than 260,000 commercial mortgage loan files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by the sponsors or an affiliate of the sponsors and one or more of those mortgage loans may be included in the Trust. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

For three CMBS transactions in its portfolio, Wells Fargo Bank disclosed material noncompliance on its related 2017 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB to the required recipients for such transactions. For one CMBS transaction, an administrative error caused an underpayment to certain classes and a correlating overpayment to certain classes on one distribution date in 2017. The affected distributions were revised to correct the error before the next distribution date. For the second CMBS transaction, an administrative error resulted in certain holders of definitive certificates not receiving a distribution on one distribution date in 2017. The error was corrected when the required distributions were made the next day. For the third CMBS transaction, required distributions for one distribution date in 2017 were made eight days late as a result of an inadvertent payment systems error.

Since June 18, 2014, a group of institutional investors have filed civil complaints in the Supreme Court of the State of New York, New York County, and later the U.S. District Court for the Southern District of New York against Wells Fargo Bank in its capacity as trustee for certain residential mortgage backed securities (“RMBS”) trusts. The complaints against Wells Fargo Bank alleged that the trustee caused losses to investors and asserted causes of action based upon, among other things, the trustee's alleged failure to: (i) notify and enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default, and (iii) abide by appropriate standards of care following alleged events of default. Relief sought included money damages in an unspecified amount, reimbursement of expenses, and equitable relief. Wells Fargo Bank has reached an agreement, in which it denies any wrongdoing, to resolve these claims on a classwide basis for the 271 RMBS trusts currently at issue. The settlement agreement is subject to court approval. Separate lawsuits against Wells Fargo Bank making similar allegations filed by certain other institutional investors concerning 58 RMBS trusts in New York federal and state court are not covered by the agreement. In September 2017, Royal Park Investments SA/NV (“Royal Park”), one of the plaintiffs with respect to two trusts in the remaining cases, filed a putative class action complaint seeking declaratory and injunctive relief and money damages based on Wells Fargo Bank’s indemnification from trust funds for legal fees and expenses Wells Fargo Bank incurs or has incurred in defending the case filed by Royal Park. With respect to the foregoing litigations, Wells Fargo Bank believes plaintiffs' claims are without merit and intends to contest the claims vigorously, but there can be no assurances as to the outcome of the litigations or the possible impact of the litigations on Wells Fargo Bank or the RMBS trusts.

Neither Wells Fargo Bank nor any of its affiliates intends to retain any economic interest in this securitization, including without limitation any certificates issued by the issuing entity. However, each of Wells Fargo Bank and its affiliates will be entitled at their discretion to acquire certificates issued by the issuing entity, and in each such case will have the right to dispose of any such certificates at any time.

The foregoing information regarding Wells Fargo Bank set forth under this heading “—The Trustee and the Certificate Administrator” has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between the certificate administrator and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The trustee and the certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee and the certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the trustee and certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”.

The Master Servicer and the Special Servicer

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland”), is expected to be the master servicer and in this capacity will initially be responsible for the master servicing and administration of the Mortgage Loans and any

Serviced Companion Loans pursuant to the PSA. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the mortgage loans for the mortgage loan seller. Midland is also expected to be appointed to act as an initial special servicer under the PSA and in this capacity is expected to be responsible for the servicing and administration of the applicable Specially Serviced Loans and any associated REO Properties, and generally, will review, evaluate and provide or withhold consent as to certain Major Decisions and all Special Servicer Non-Major Decisions. Generally, Midland will process Major Decisions and Special Servicer Non-Major Decisions, and will perform certain enforcement actions relating to the Mortgage Loans (other than any Excluded Special Servicer Loan or Non-Serviced Mortgage Loan) and Serviced Companion Loans that are non-Specially Serviced Loans, pursuant to the PSA. Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a real estate financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial and multifamily mortgage-backed securities (“CMMBS”) by S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, Moody’s Investors Service, Inc., Fitch Ratings, Inc., Morningstar Credit Ratings, LLC, DBRS, Inc. and Kroll Bond Rating Agency, Inc. Midland has received the highest rankings as a master and primary servicer of real estate assets under U.S. CMMBS transactions from S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, Fitch Ratings, Inc. and Morningstar Credit Ratings, LLC and the highest rankings as a special servicer of real estate assets under U.S. CMMBS transactions from S&P Global Ratings, a Standard & Poor’s Financial Services LLC business and Morningstar Credit Ratings, LLC. For each category, S&P Global Ratings, a Standard & Poor’s Financial Services LLC business ranks Midland as “Strong” and Morningstar Credit Ratings, LLC ranks Midland as “CS1”. Fitch Ratings, Inc. rates Midland as “CMS1” for master servicer, “CPS1” for primary servicer, and “CSS2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland’s disaster recovery plan is reviewed annually.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans or the Serviced Companion Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default or servicer termination event as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time to time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight® through Midland’s website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight®.

As of September 30, 2018, Midland was master and/or primary servicing approximately 34,779 commercial and multifamily mortgage loans with a principal balance of approximately $466 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 9,498 of such loans, with a total principal balance of approximately $176 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income producing properties.

Midland has been servicing commercial and multifamily loans and leases in CMMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2015 to 2017.

Portfolio Size – Master/Primary	Calendar Year End (Approximate amounts in billions)
	2015	2016	2017
CMBS	$149	$149	$162
Other	$255	$294	$323
Total	$404	$444	$486

As of September 30, 2018, Midland was named the special servicer in approximately 322 commercial mortgage backed securities transactions with an aggregate outstanding principal balance of approximately $156 billion. With respect to such transactions as of such date, Midland was administering approximately 88 assets with an outstanding principal balance of approximately $800 million.

Midland has acted as a special servicer for commercial and multifamily loans and leases in CMMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMMBS and other servicing transactions from 2015 to 2017.

Portfolio Size – Special Servicing	Calendar Year End (Approximate amounts in billions)
	2015	2016	2017
Total	$110	$121	$145

PNC Bank, National Association and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity. In some cases, fee rates, amounts or discounts may be offered to PNC

Bank, National Association and its affiliates by a third party vendor which differ from those offered to the issuing entity as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank, National Association or its affiliates other than the Midland division.

From time to time, Midland and/or its affiliates may purchase or sell securities, including CMBS certificates. Midland and/or its affiliates may review this prospectus and purchase or sell certificates issued in this offering, including in the secondary market.

Midland may enter into one or more arrangements with the Directing Certificateholder, a Controlling Class Certificateholder, any directing holder, any Companion Loan holder, the other Certificateholders (or an affiliate or a third-party representative of one or more of the preceding) or any other person with the right to appoint or remove and replace the special servicer to provide for a discount, waiver and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, Midland’s appointment (or continuance) as special servicer under the PSA and the related Intercreditor Agreement and limitations on the right of such person to replace the special servicer. See “Risk Factors—Risks Related to Conflicts of Interest—Other Potential Conflicts of Interest May Affect Your Investment”.

Midland is also (a) expected to be the master servicer under the UBS 2018-C14 PSA, which is expected to govern the servicing and administration of the Heartland Dental Medical Office Portfolio whole loan (until the securitization of the related controlling Pari Passu Companion Loan), the Nebraska Crossing whole loan, Regency Properties Portfolio whole loan and the Clevelander South Beach whole loan, (b) expected to be the master servicer under the BMARK 2018-B8 PSA, which is expected to govern the servicing and administration of the Saint Louis Galleria whole loan (until the securitization of the related controlling Pari Passu Companion Loan), the Staples Strategic Industrial whole loan, (c) the master servicer and the special servicer under the UBS 2018-C13 PSA, which governs the servicing and administration of the Pier 1 Imports Headquarters whole loan and (d) the special servicer under the WFCM 2018-C47 PSA, which governs the servicing and administration of the Ellsworth Place Whole Loan.

Pursuant to certain interim servicing agreements between UBS AG, New York Branch or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain UBS AG, New York Branch Mortgage Loans prior to their inclusion in the issuing entity.

Pursuant to certain interim servicing agreements between NREC or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain NREC Mortgage Loans prior to their inclusion in the issuing entity.

Pursuant to certain interim servicing agreements between GACC or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain GACC Mortgage Loans prior to their inclusion in the issuing entity.

Midland will acquire the right to act as master servicer and/or primary servicer (and the related right to receive and retain the excess servicing strip) with respect to the Mortgage Loans sold to the issuing entity by the sponsor pursuant to one or more servicing rights appointment agreements entered into on the Closing Date. The “excess servicing strip” means a portion of the Servicing Fee payable to Midland that accrues at a per annum rate initially equal to the Servicing Fee Rate minus 0.00125%, but which may be reduced under certain circumstances as provided in the PSA.

KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or one of its affiliates is expected to serve as the initial Directing Certificateholder, and has engaged Midland as an independent contractor to conduct due diligence with respect to certain Mortgage Loans.

The foregoing information regarding Midland under this section titled “—The Master Servicer and the Special Servicer” has been provided by Midland. None of the depositor, the underwriters, the master servicer, the operating advisor, the asset representations reviewer, the trustee, the certificate administrator or any of their affiliates takes any responsibility for this information or makes any representation or warranty as to its accuracy or completeness.

For a description of any material affiliations, relationships and related transactions between Midland, in its capacity as master servicer and special servicer, and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Midland will have various duties under the PSA. Certain duties and obligations of Midland are described under “Pooling and Servicing Agreement—General” and “—Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions”. The ability of a master servicer to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than a Non-Serviced Mortgage Loan), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”. The master servicer’s obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the master servicer’s recovery of those advances, are described under “Pooling and Servicing Agreement—Advances”.

Midland, in its capacity as master servicer and special servicer, will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the master servicer’s or the special servicer’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waiver of Servicer Termination Event”. The master servicer’s and the special servicer’s rights and obligations with respect to indemnification, and certain limitations on the master servicer’s and the special servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Operating Advisor and Asset Representations Reviewer

Pentalpha Surveillance LLC (“Pentalpha Surveillance”), a Delaware limited liability company, will act as operating advisor and asset representations reviewer under the PSA with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan). The operating advisor will have certain review and consultation duties with respect to activities of the special servicer, including the right to recommend the replacement of the special servicer at any time. The asset representations reviewer will be required to review certain delinquent Mortgage Loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of voting rights have voted to direct a review of such delinquent Mortgage Loans.

The principal office of Pentalpha Surveillance is located in Greenwich, Connecticut. Pentalpha Surveillance is privately held (founded in 2005) and is primarily dedicated to providing independent oversight of loan securitization trusts’ ongoing operations.

Pentalpha Surveillance maintains proprietary compliance checking software and a team of industry operations veterans focused on independently investigating and resolving loan origination and servicing flaws. This includes, but is not limited to, collections optimization, representation and warranty settlements, derivative contract errors and transaction party disputes. Loans collateralized by commercial and residential real estate debt represent the majority of its focus. More than $500 billion of residential, commercial and other income producing loans have been boarded to the Pentalpha Surveillance system in connection with the services provided by the Pentalpha group of companies.

Pentalpha Surveillance and its affiliates have been engaged by individual securitization trusts, financial institutions, institutional investors as well as agencies of the U.S. Government. As of September 30, 2018, Pentalpha Surveillance was acting as operating advisor or trust advisor for 153 commercial mortgage-backed securitizations with an approximate aggregate initial principal balance of approximately $148 billion. As of September 30, 2018, Pentalpha Surveillance was acting as asset representations reviewer for 48 commercial mortgage-backed securitizations with an approximate aggregate initial principal balance of approximately $44 billion. Pentalpha Surveillance has not been operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the operating advisor as the sole or a material factor in such rating action.

Pentalpha Surveillance also has been engaged as an independent representation and warranty reviewer on numerous residential mortgage-backed securitizations across multiple issuer platforms. In that role, Pentalpha Surveillance has been integrally involved in the design and development of specific operational protocols and testing methodologies in connection with the breach review process related to representations and warranties. In addition, Pentalpha Surveillance has been a leader in the concept, design and implementation of the asset representations reviewer role in commercial mortgage-backed securitizations both during its consideration and after its adoption by the SEC in September 2014.

Pentalpha Surveillance is not an affiliate of the issuing entity, the depositor, the sponsor, the mortgage loan seller, the trustee, the certificate administrator, the master servicer, either special servicer, the directing holder, any “originators” (within the meaning of Item 1110 of Regulation AB) or any “significant obligor” (within the meaning of Item 1112 of Regulation AB) with respect to the trust.

Pentalpha Surveillance does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as operating advisor and asset representations reviewer (to the extent it also acts as the asset representations reviewer).

From time to time, Pentalpha Surveillance may be a party to lawsuits and other legal proceedings arising in the ordinary course of business. However, there are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against Pentalpha Surveillance or of which any of its property is the subject, that would have a material adverse effect on Pentalpha Surveillance’s business or its ability to serve as operating advisor or asset representations reviewer pursuant to the PSA or that is material to the holders of the certificates.

As a result of the foregoing information with respect to Pentalpha Surveillance’s experience and independence, the representations and warranties being given by Pentalpha Surveillance under the PSA, and satisfaction that no payments have been paid by any special servicer to Pentalpha Surveillance of any fees, compensation or other remuneration (x) in respect of its obligations under the PSA, or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer, Pentalpha Surveillance qualifies as an Eligible Operating Advisor under the PSA.

As of the Closing Date, neither Pentalpha Surveillance nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization.

The foregoing information under this heading “—The Operating Advisor and Asset Representations Reviewer” has been provided by Pentalpha Surveillance LLC.

For a description of any material affiliations, relationships and related transactions between the operating advisor, the asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The operating advisor and the asset representations reviewer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA, and no implied duties or obligations may be asserted against the operating advisor or the asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and the asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s or asset representations reviewer’s, as the case may be, removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Operating Advisor” and “—The Asset Representations Reviewer”.

Credit Risk Retention

General

This transaction is required to comply with the credit risk retention regulations promulgated pursuant to Section 15G of the Exchange Act, as such regulations relate to commercial mortgage-backed securities (the “Credit Risk Retention Rules”). UBS AG, New York Branch has been designated by the sponsors to act as the risk-retaining sponsor (in such capacity, the “Retaining Sponsor”) under the Credit Risk Retention Rules and UBS AG, New York Branch will elect to satisfy its risk retention requirements through the purchase by a “third-party purchaser” of an “eligible horizontal residual interest” (each as defined in the Credit Risk Retention Rules). It is expected that KKR Real Estate Credit Opportunity Partners Aggregator I L.P., a Delaware limited partnership (the “Third Party Purchaser”), will act as the “third-party purchaser” by purchasing the Yield-Priced Principal Balance Certificates set forth in the table below under “—Material Terms of the Yield-Priced Principal Balance Certificates”, and will agree to hedging, transfer, financing and other restrictions applicable to a “third-party purchaser” (and its affiliates) under the Credit Risk Retention Rules.

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, the Retaining Sponsor, the Third Party Purchaser and other risk retention related matters, in the event the Credit Risk Retention Rules (or any relevant portion thereof) are modified, repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the Retaining Sponsor, the Third Party Purchaser or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules (or such relevant portion thereof).

Qualifying CRE Loans; Required Credit Risk Retention Percentage

The Retaining Sponsor has determined that for purposes of this transaction 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of Mortgage Loans that are “qualifying CRE loans” as such term is described in the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.0%. The Required Credit Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5.0%; subject to a minimum Required Credit Risk Retention Percentage of no less than 2.50% if the issuing entity includes any non-qualifying CRE loans.

Material Terms of the Yield-Priced Principal Balance Certificates

CMBS such as the Yield-Priced Principal Balance Certificates are typically priced based relative to either the swap yield curve or to a targeted yield. The method of pricing used is primarily a function of the rating, but can also be determined by prevailing market conditions or investor preference. For this transaction, the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C and Class D certificates (the “Swap-Priced Principal Balance Certificates”) are anticipated to be priced based on the swap yield curve, and the Class D-RR, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates (the “Yield-Priced Principal Balance Certificates”) are anticipated to be priced based on a targeted yield. The Retaining Sponsor calculated the expected scheduled principal payments (the “Scheduled Certificate Principal Payments”) on each class of Swap-Priced Principal Balance Certificates and each class of Yield-Priced Principal Balance Certificates as described below. CMBS such as the Class X-A, Class X-B and Class X-D certificates (the “Interest-Only Certificates”) are typically priced relative to the treasury yield curve. The Retaining Sponsor made its determination of the fair value of the Swap-Priced Principal Balance Certificates and the Interest-Only Certificates based on a number of inputs and assumptions consistent with these typical pricing methodologies in the manner described below for the applicable class of certificates. It should be noted in reviewing the fair value discussion below, that certain of the inputs and assumptions, such as yields, credit spreads, prices and coupons, are not directionally correlated. Variations from the base case in the direction of the high or low estimates will not necessarily occur in the same manner, in the same direction or to the same degree for each applicable input or assumption at any given point in time or as a result of any particular market condition. For example, with respect to any particular class of certificates, swap yields may widen in the direction of the high estimate provided, while credit spreads and/or prices move in the direction of the low estimate provided. The Third Party Purchaser is expected to purchase the Yield–Priced Principal Balance Certificates identified in the table below that collectively comprise the eligible horizontal residual interest for cash on the Closing Date.

Eligible Horizontal Residual Interest

Class of Certificates	Expected Initial Certificate Balance(1)	Estimated Range of Fair Values of Retained Certificates (in % and $)(2)(3)	Expected Purchase Price(4)
Class D-RR	$ 21,515,000	1.63% / 1.77% / $ 11,247,752(5)	52.27865%
Class E-RR	$ 7,273,000	0.56% / 0.58% / $3,802,226	52.27865%
Class F-RR	$ 6,464,000	0.50% / 0.52% / $3,379,292	52.27865%
Class G-RR	$ 6,465,000	0.50% / 0.52% / $3,379,815	52.27865%
Class NR-RR	$ 21,819,345	1.69% / 1.75% / $11,389,245	52.19792%

(1)	The approximate initial Certificate Balance of the Class D-RR certificates are estimated based in part on the estimated ranges of Certificate Balances and estimated fair values described herein under “Credit Risk Retention”. The Class D-RR Certificate Balance is expected to fall within a range of $20,364,000 and $22,853,000.

(2)	The estimated fair value of the applicable Certificate Balance of the indicated class of certificates expressed as a percentage of the estimated fair value of all of the Classes of Regular Certificates issued by the issuing entity and as a dollar amount. For a description of the manner in which the Retaining Sponsor determined the estimated fair value of the certificates, see “—Determination of Amount of Required Credit Risk Retention” below.

(3)	The fair value dollar amount of the Yield-Priced Principal Balance Certificates is not subject to a range, but is based on a targeted discount yield, and has been determined as described under “Determination of Amount of Required Credit Risk Retention—Yield-Priced Principal Balance Certificates” and “—Calculation of Estimated Fair Value of all Certificates”. The fair value of the other Regular Certificates is unknown and has been determined by the Retaining Sponsor as described under “—Swap-Priced Principal Balance Certificates—Determination of Swap-Priced Expected Price” below.

(4)	Expressed as a percentage of the expected initial Certificate Balance of each class of Yield-Priced Principal Balance Certificates, excluding accrued interest. The aggregate purchase price expected to be paid for the Yield-Priced Principal Balance Certificates to be acquired by the Third Party Purchaser is approximately $33,198,330, excluding accrued interest.

(5)	The Class D-RR Certificates are expected to have an estimated fair value that falls within a range of $10,646,021 and $11,947,236.

The aggregate estimated fair value of the Yield-Priced Principal Balance Certificates in the above table is equal to at least 5% of the estimated fair value of all of the classes of Regular Certificates issued by the issuing entity.

Material Terms of the Eligible Horizontal Residual Interest

On any Distribution Date, the aggregate amount available for distributions from the Mortgage Loans, net of specified servicing and administrative costs and expenses, will be distributed to the Certificates in sequential order in accordance with their respective principal and interest entitlements (beginning with the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B and Class X-D Certificates), in each case as set forth under “Description of the Certificates—Distributions—Priority of Distributions”. On any Distribution Date, Realized Losses on the Mortgage Loans will be allocated first, to the Yield-Priced Principal Balance Certificates (in reverse sequential order), second, to the Class D Certificates, third, to the Class C Certificates, fourth, to the Class B Certificates, fifth, to the Class A-S Certificates and sixth, to the Senior Certificates (other than the Class X Certificates), in each case until the Certificate Balance of that Class has been reduced to zero. See “Description of the Certificates—Distributions—Priority of Distributions”.

For a description of other material terms of the Classes of Yield-Priced Principal Balance Certificates identified in the table above in this “—Material Terms of the Yield-Priced Principal Balance Certificates” section, see “Description of the Certificates” and “Pooling and Servicing Agreement”.

The Third Party Purchaser

It is anticipated that KKR Real Estate Credit Opportunity Partners Aggregator I L.P. (the “Third Party Purchaser”), will act as the “third-party purchaser” by purchasing the Yield-Priced Principal Balance Certificates set forth in the table above under “—Qualifying CRE Loans; Required Credit Risk Retention Percentage”, and will agree to the hedging, transfer, financing and other restrictions applicable to a “third-party purchaser” (and its affiliates) under the Credit Risk Retention Rules.

KKR Real Estate Credit Opportunity Partners Aggregator I L.P. (“KKR Opportunity Partners”), a Delaware limited partnership, is expected, on the Closing Date, to (i) act as the initial Third Party Purchaser and (ii) retain the Class D-RR, Class E-RR, Class F-RR, Class G-RR, Class NR-RR and Class Z Certificates. KKR Opportunity Partners was formed primarily to invest in junior tranches of commercial mortgaged-backed securities (“CMBS B-Piece Securities”). As of September 30, 2018, KKR Opportunity Partners has purchased sixteen offerings of CMBS B-Piece Securities subsequent to the implementation of the Credit Risk Retention Rules. KKR Opportunity Partners is advised by Kohlberg Kravis Roberts & Co. L.P. (“KKR”). KKR is an experienced commercial real estate debt investor. Certain senior members of KKR’s real estate credit team have over 22 years of CMBS experience as of September 30, 2018. Funds advised by KKR have made investments in floating-rate whole loans on transitional properties, subordinate debt, preferred equity and CMBS B-Piece Securities. As of September 30, 2018, funds advised by KKR own 28 separate real estate credit investments. As of September 30, 2018, KKR is responsible for approximately $195 billion in client or limited partner assets under management. KKR is registered as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended.

The Third Party Purchaser has represented to the depositor that solely for its own purposes and benefit, it has completed an independent review of the credit risk of each mortgage loan. The review consisted of a review of the sponsors’ underwriting standards as provided by the sponsors, the collateral securing each mortgage loan and expected cash flows related to the mortgage loans. Such review was based on the mortgage loan files and information regarding the mortgage loans provided by or on behalf of the sponsors and was not independently verified by the Third Party Purchaser. The Third Party Purchaser performed its due diligence solely for its own benefit. The Third Party Purchaser has no liability to any person or entity for the manner in which it conducted its due diligence or the extent of such due diligence. Third Party Purchaser’s review and conclusions may not be relied upon by anyone else and may not be construed as an approval or endorsement of the sponsors’ underwriting standards or of any mortgage loan or any loan level disclosure in this prospectus. The Third Party Purchaser makes no representations or warranties with respect to any such underwriting standards, information or disclosure and has not independently verified the truth or accuracy of any representations and warranties made by the sponsors or any other party to the transaction or any related documents.

The Third Party Purchaser is not required to take into account the interests of any other investor in the certificates or any other party in conducting its due diligence or in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors and other third parties are not entitled to rely on in any way the Third Party Purchaser’s due diligence or acceptance of a mortgage loan. The Third Party Purchaser’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement or approval of any such mortgage loan, the underwriting for such mortgage loan or of the originator of such mortgage loan.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”.

Determination of Amount of Required Credit Risk Retention

General

A number of inputs, including, but not limited to, anticipated treasury yields, rating agency feedback, observed market pricing of similar certificates and the Structuring Assumptions, factored into the Retaining Sponsor’s determination of the range of estimated fair values of the classes of certificates presented above. The Retaining Sponsor computed the range of estimated fair values for the Swap-Priced Principal Balance Certificates and the Interest-Only Certificates and the fair value of the Yield-Priced Principal Balance Certificates in the manner described below for the applicable class of certificates.

Swap-Priced Principal Balance Certificates

Based on the Structuring Assumptions and assuming a 0% CPR prepayment rate, the Retaining Sponsor calculated what the Scheduled Certificate Principal Payments on each Class of Swap-Priced Principal Balance Certificates would be over the course of this securitization transaction based on when principal payments were required to be made under the terms of the underlying mortgage loan documents during each Collection Period and which classes of Swap-Priced Principal Balance Certificates would be entitled to receive principal payments based on the certificate payment priorities described in “Description of the Certificates—Distributions—Priority of Distributions”. On the basis of the Scheduled Certificate Principal Payments, the Retaining Sponsor calculated the weighted average life for each class of Swap-Priced Principal Balance Certificates.

Swap Yield Curve

The Retaining Sponsor utilized the assumed swap yield curve in the table below in determining the range of estimated fair values of the Swap-Priced Principal Balance Certificates. The actual swap yield curve that will be used as a basis for determining the price of the Swap-Priced Principal Balance Certificates is not known at this time and differences in the swap yield curve will ultimately result in higher or lower fair value calculations. For an expected range of values at specified points along the swap yield curve, see the table below titled “Range of Swap Yields for the Swap-Priced Principal Balance Certificates”. The Retaining Sponsor identified the range presented in the table below at each maturity on the swap yield curve, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the swap yield at that maturity reasonably expected to occur prior to pricing of the Swap-Priced Principal Balance Certificates, based on 10 business day rolling periods over the past 6 months.

Range of Swap Yields for the Swap-Priced Principal Balance Certificates

Tenor	Low Estimate of Swap Yield	Base Case Swap Yield	High Estimate of Swap Yield
2YR	2.7460%	2.9175%	3.0890%
3YR	2.6936%	2.8956%	3.0976%
4YR	2.6770%	2.8806%	3.0842%
5YR	2.6736%	2.8737%	3.0738%
6YR	2.6865%	2.8805%	3.0745%
7YR	2.7054%	2.8940%	3.0826%
8YR	2.7256%	2.9114%	3.0972%
9YR	2.7458%	2.9315%	3.1172%
10YR	2.7696%	2.9528%	3.1360%

Based on the swap yield curve, the Retaining Sponsor will determine for each class of Swap-Priced Principal Balance Certificates the swap yield reflected on the swap yield curve (the “Interpolated Yield”) that corresponds to that class’s weighted average life, by using a linear interpolation using the swap yield curve with 2, 3, 4, 5, 6, 7, 8, 9 and 10 year maturities if the weighted average life does not correspond to a specified maturity on the swap yield curve.

Credit Spread Determination

The Retaining Sponsor determined the credit spread for each class of Swap-Priced Principal Balance Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of the related class of Swap-Priced Principal Balance Certificates as of the date of this prospectus. The actual credit spread for a particular class of Swap-Priced Principal Balance Certificates at the time of pricing is not known at this time and differences in the then-current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values. The Retaining Sponsor identified the range presented in the table below from the base case credit spread percentage, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the Swap-Priced Principal Balance Certificates based on the Retaining Sponsor’s observation and experience in the placement of CMBS with similar characteristics.

Range of Credit Spreads for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class A-1	0.30%	0.35%	0.40%
Class A-2	0.50%	0.55%	0.60%
Class A-SB	0.82%	0.87%	0.92%
Class A-3	0.96%	1.01%	1.06%
Class A-4	0.98%	1.03%	1.08%
Class A-S	1.25%	1.35%	1.45%
Class B(1)	1.60%	1.75%	1.90%
Class C(1)	2.20%	2.50%	2.80%
Class D(1)	3.00%	3.50%	4.00%

(1)	Class B, Class C and Class D may accrue interest at the WAC Rate or a variable rate per annum equal to the WAC Rate minus a specified percentage.

Discount Yield Determination

The discount yield (the “Discount Yield”) for each class of Swap-Priced Principal Balance Certificates is the sum of the Interpolated Yield for such class and the related credit spread established at pricing. For an expected range of estimated values for each class of Swap-Priced Principal Balance Certificates, see the table titled “Range of Discount Yields for the Swap-Priced Principal Balance Certificates” below. The Retaining Sponsor identified the range presented in the table below for each such class of Swap-Priced Principal Balance Certificates as the range from (i) the sum of the lowest estimated Interpolated Yield for that class and the lowest estimated credit spread to (ii) the sum of the highest estimated Interpolated Yield for that class and the highest estimated credit spread.

Range of Discount Yields for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class A-1	3.0123%	3.2534%	3.4945%
Class A-2	3.1737%	3.4239%	3.6742%
Class A-SB	3.5334%	3.7709%	4.0084%
Class A-3	3.7245%	3.9582%	4.1920%
Class A-4	3.7470%	3.9805%	4.2139%
Class A-S	4.0187%	4.3020%	4.5853%
Class B	4.3687%	4.7020%	5.0353%
Class C	4.9687%	5.4520%	5.9353%
Class D	5.7687%	6.4520%	7.1353%

Determination of Class Sizes

The depositor and sponsors were provided credit support levels for each class of Swap-Priced Principal Balance Certificates by each Rating Agency. A credit support level for a particular class of Swap-Priced Principal Balance Certificates reflects the Rating Agency’s assessment of the aggregate principal balance of Swap-Priced Principal Balance Certificates that would be required to be subordinate to that class of Swap-Priced Principal Balance Certificates in order to satisfy that Rating Agency’s internal ratings criteria to permit it to issue a particular credit rating. Based on the individual credit support levels (expressed as a percentage) provided by the Rating Agencies, the depositor and the sponsors determined the highest required credit support level of the Rating Agencies selected to rate a particular class of Swap-Priced Principal Balance Certificates (the “Constraining Level”). In certain circumstances the depositor, the sponsors or affiliates thereof may have elected not to engage an NRSRO for particular Classes of Yield-Priced Principal Balance Certificates, based in part on the credit support levels provided by that NRSRO. See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”. The Certificate Balances of the Senior Certificates were also based in part on anticipated investor demand for such classes. The Certificate Balance for the class of Swap-Priced Principal Balance Certificates with the highest credit rating was determined by multiplying the Initial Pool Balance by a percentage equal to 1.0 minus that class’s Constraining Level. For each other subordinate class of Swap-Priced Principal Balance Certificates, that class’s Certificate Balance was determined by multiplying the Initial Pool Balance by a percentage equal to the difference of the Constraining Level for the immediately senior class of Swap-Priced Principal Balance Certificates minus such subordinate class’s Constraining Level.

Target Price Determination

The Retaining Sponsor determined a target price (the “Target Price”) for each class of Swap-Priced Principal Balance Certificates on the basis of the price (expressed as a percentage of the certificate balance of that class) that similar CMBS with similar credit ratings and similar average lives have priced at in recent securitization transactions. The Target Price was utilized for each class of Swap-Priced Principal Balance Certificates is set forth in the table below. The Target Prices utilized by the Retaining Sponsor have not changed materially during the prior year.

Class of Certificates(1)	Target Price
Class A-1	100.00%
Class A-2	103.00%
Class A-SB	103.00%
Class A-3	101.00%
Class A-4	103.00%
Class A-S	103.00%
Class B	103.00%

(1)	The Target Price may not be realized with respect to Class B if such class accrues interest at the WAC Rate or a variable rate per annum equal to the WAC Rate minus a specified percentage.

Determination of Assumed Certificate Coupon

Based on the Target Price, the Discount Yield and the Scheduled Certificate Principal Payments for each class of Swap-Priced Principal Balance Certificates, the Retaining Sponsor determined the assumed certificate coupon (the “Assumed Certificate Coupon”) by calculating what coupon would be required to be used based on the Scheduled Certificate Principal Payments for such class of Swap-Priced Principal Balance Certificates in order to achieve the related Target Price for that class of Swap-Priced Principal Balance Certificates when utilizing the related Discount Yield in determining that Target Price. The Assumed Certificate Coupon for each class of Swap-Priced Principal Balance Certificates and range of Assumed Certificate Coupons generated as a result of the estimated range of Discount Yields as of the Closing Date is set forth in the table below.

Range of Assumed Certificate Coupons for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Assumed Certificate Coupon		Base Case Assumed Certificate Coupon		High Estimate of Assumed Certificate Coupon
Class A-1	3.0406%		3.2826%		3.5244%
Class A-2	3.8391%		4.0923%		4.3452%
Class A-SB	3.9943%		4.2339%		4.4733%
Class A-3	3.8360%		4.0687%		4.3012%
Class A-4	4.1003%		4.3353%		4.5702%
Class A-S	4.3715%		4.6564%		4.9410%
Class B	4.7234%		5.0582%		5.1136%	(1)
Class C	5.1136%	(1)	5.1136%	(1)	5.1136%	(1)
Class D	3.0000%		3.0000%		3.0000%

(1)	Based on the WAC Rate.

Determination of Swap-Priced Expected Price

Based on the Assumed Certificate Coupons, the Discount Yield and the Scheduled Certificate Principal Payments for each class of Swap-Priced Principal Balance Certificates, the Retaining Sponsor determined the price (the “Swap-Priced Expected Price”) expressed as a percent of the certificate balance of that class by determining the net present value of the Scheduled Certificate Principal Payments accruing at the related Assumed Certificate Coupon discounted at the related Discount Yield. However, if the Assumed Certificate Coupon for any class of Swap-Priced Principal Balance Certificates is greater than or equal to the WAC Rate, then the WAC Rate was used for the foregoing calculation. The Retaining Sponsor determined the range of Swap-Priced Expected Prices for each class of Swap-Priced Principal Balance Certificates based on the low estimate of the Assumed Certificate Coupons and the high estimate of the Assumed Certificate Coupons. The lower the Assumed Certificate Coupon, the higher the corresponding Swap-Priced Expected Price for a class of Swap-Priced Principal Balance Certificates will be. Therefore, the low range of estimated fair values for the Swap-Priced Principal Balance Certificates will correspond to the high range of the estimate of potential Assumed Certificate Coupons and correspondingly, the high range of estimated fair values for the Swap-Priced Principal Balance Certificates will correspond to the low range of the estimate of potential Assumed Certificate Coupons.

Interest-Only Certificates

Based on the Structuring Assumptions and assuming a 100% CPY prepayment rate, the Retaining Sponsor calculated what the expected scheduled interest payments on each class of Interest-Only Certificates would be over the course of the transaction (for each class of certificates, the “Scheduled Certificate Interest Payments”) based on what the Notional Amount of the related class of Interest-Only Certificates would be during each Collection Period as a result of the application of the expected principal payments during such Collection Period under the terms of the underlying Mortgage Loan documents assuming a 100% CPY prepayment rate and the classes of certificates that would be entitled to those principal payments based on the payment priorities described in “Description of Certificates—Distributions—Priority of Distributions”. On the basis of the periodic reduction in the Notional Amount of each class of Interest-Only Certificates, the Retaining Sponsor calculated the weighted average life for each such class of Interest-Only Certificates.

Treasury Yield Curve

The Retaining Sponsor utilized the assumed treasury yield curve in the table below in determining the range of estimated fair value for the Interest-Only Certificates. The actual treasury yield curve that will be used as a basis for determining the price of the Interest-Only Certificates is not known at this time and differences in the treasury yield curve will ultimately result in higher or lower fair value calculations. For an expected range of values at specified points along the treasury yield curve, see the table below titled “Range of Treasury Yield Curve Values”. The Retaining Sponsor identified the range presented in the table below at each maturity on the treasury yield curve, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the treasury yield at that maturity reasonably expected to occur prior to pricing of the Interest-Only Certificates, based on 10 business day rolling periods over the past 6 months.

Range of Treasury Yield Curve Values

Tenor	Low Estimate of Treasury Yield	Base Case Treasury Yield	High Estimate of Treasury Yield
7YR	2.605%	2.809%	3.013%
10YR	2.699%	2.889%	3.079%

Based on the treasury yield curve, the Retaining Sponsor will determine for each class of Interest-Only Certificates the yield reflected on the treasury yield curve (the “Interpolated Yield”) that corresponds to that class’s weighted average life, by using a linear interpolation using treasury yield curves with 7 and 10 year maturity if the weighted average life does not correspond to a specified maturity on the treasury yield curve.

Credit Spread Determination

The Retaining Sponsor determined the credit spread for each class of Interest-Only Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of such class of Interest-Only Certificates as of the date of this prospectus. The actual credit spread for a particular class of Interest-Only Certificates at the time of pricing is not known at this time and differences in the then-current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values. The Retaining Sponsor identified the range presented in the table below from the base case credit spread percentage, which is the Retaining Sponsor’s estimate of the largest percentage increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the Certificates.

Range of Credit Spreads for the Interest-Only Certificates

Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class X-A	1.60%	1.75%	1.90%
Class X-B	1.40%	1.65%	1.90%
Class X-D	2.25%	3.00%	3.75%

Discount Yield Determination

Discount Yield for each class of Interest-Only Certificates is the sum of the Interpolated Yield for such class and the related credit spread. For an expected range of values for each class of Interest-Only Certificates, see the table titled “Range of Discount Yields for the Interest-Only Certificates” below. The Retaining Sponsor identified the range presented in the table below for each such class of certificates as the range from (i) the sum of the lowest estimated Interpolated Yield for that class and the lowest estimated credit spread to (ii) the sum of the highest estimated Interpolated Yield for that class and the highest estimated credit spread.

Range of Discount Yields for the Interest-Only Certificates

Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class X-A	4.2469%	4.5946%	4.9424%
Class X-B	4.0887%	4.5302%	4.9717%
Class X-D	4.9400%	5.8814%	6.8227%

Determination of Scheduled Certificate Interest Payments

Based on the range of Assumed Certificate Coupons determined for the Principal Balance Certificates, the Retaining Sponsor determined the range of Scheduled Certificate Interest Payments for each scenario for each class of Interest-Only Certificates based on the difference between the WAC Rate in effect from time to time, over the weighted average of the Pass-Through Rate(s) of the underlying Class(es) of Principal Balance Certificates upon which the Notional Amount of such class of Interest-Only Certificates is based.

Determination of Interest–Only Expected Price

Based on the Discount Yield and the Scheduled Certificate Interest Payments for each class of Interest-Only Certificates, the Retaining Sponsor determined the price (the “Interest-Only Expected Price”) expressed as a percent of the Notional Amount of that class by determining the net present value of the Scheduled Certificate Interest Payments discounted at the related Discount Yield. The Retaining Sponsor determined the Interest-Only Expected Price for each class of Interest-Only Certificates based on the low estimate and high estimate of Assumed Certificate Coupons. The lower the Assumed Certificate Coupon for the Principal Balance Certificates, the higher the corresponding Interest-Only Expected Price for a class of certificates will be, therefore, the low range of estimated fair values of the Interest-Only Certificates will correspond to the high range of the estimate of Assumed Certificate Coupons for the Principal Balance Certificates and correspondingly, the high range of estimated fair values of the Interest-Only Certificates will correspond to the low range of the estimate of Assumed Certificate Coupons for the Principal Balance Certificates.

Yield-Priced Principal Balance Certificates

On the basis of the Scheduled Certificate Principal Payments, the Retaining Sponsor calculated the weighted average life for each such class of Yield-Priced Principal Balance Certificates. The Yield-Priced Principal Balance Certificates are anticipated to be acquired by the Third Party Purchaser based on a targeted discount yield to maturity of 14.5422% (inclusive of agreed upon price adjustments) for each class of Yield-Priced Principal Balance Certificates, an Assumed Certificate Coupon equal to the WAC Rate for each class of Yield-Priced Principal Balance Certificates, the Structuring Assumptions and 0% CPY, each as agreed to among the Retaining Sponsor and the Third Party Purchaser.

Determination of Class Size

The Retaining Sponsor determined the Certificate Balance of each class of Yield-Priced Principal Balance Certificates in the same manner described above under “—Determination of Amount of Required Credit Risk Retention—Swap-Priced Principal Balance Certificates—Determination of Class Sizes”.

Determination of Yield-Priced Expected Price

Based on the Assumed Certificate Coupons, the targeted discount yield and the Scheduled Certificate Principal Payments for each class of Yield-Priced Principal Balance Certificates, the Retaining Sponsor determined the price (the “Yield-Priced Expected Price”) expressed as a percent of the Certificate Balance of that class by determining the net present value of the Scheduled Certificate Principal Payments accruing at the related Assumed Certificate Coupon discounted at the related Discount Yield.

Calculation of Estimated Fair Value of All Certificates

Based on the Swap-Priced Expected Prices, the Interest-Only Expected Prices and the Yield-Priced Expected Prices, as applicable, the Retaining Sponsor determined the estimated fair value of each class of certificates by multiplying the range of the Swap-Priced Expected Prices, the Interest-Only Expected Prices and the Yield-Priced Expected Prices, as applicable, by the related Certificate Balance or Notional Amount. The Retaining Sponsor determined the range of estimated fair values for each class of certificates based on the low estimate and high estimate of such expected prices.

The Retaining Sponsor has determined that the Class Z certificates have a fair value of zero based on the fact that no Excess Interest is expected to be received and, accordingly there is no market for the Class Z certificates.

Range of Estimated Fair Values for the Regular Certificates

Class of Certificates	Low Estimate of Fair Value	Base Case Estimate of Fair Value	High Estimate of Fair Value
Class A-1	$20,495,991	$20,495,984	$20,495,980
Class A-2	$64,012,201	$64,012,327	$64,012,219
Class A-SB	$35,134,258	$35,134,208	$35,134,127
Class A-3(1)	$151,499,690	$151,499,498	$151,499,160
Class A-4(1)	$191,352,268	$191,351,400	$191,351,627
Class X-A	$23,971,192	$31,585,923	$39,421,779
Class X-B	$1,378,773	$3,222,288	$5,550,955
Class X-D(2)	$1,500,911	$1,374,823	$1,204,663
Class A-S	$65,753,866	$65,754,059	$65,754,012
Class B	$31,212,704	$31,629,115	$31,629,064
Class C	$26,083,792	$27,054,060	$28,069,158
Class D(2)	$6,776,353	$6,296,230	$5,594,619
Class D-RR(3)	$10,646,024	$11,247,752	$11,947,240
Class E-RR	$3,802,226	$3,802,226	$3,802,226
Class F-RR	$3,379,292	$3,379,292	$3,379,292
Class G-RR	$3,379,815	$3,379,815	$3,379,815
Class NR-RR	$11,389,245	$11,389,245	$11,389,245
Total:	$651,768,602	$662,608,245	$673,615,180

(1)	The approximate initial Certificate Balances of the Class A-3 and Class A-4 Certificates are unknown and will be determined based on the final pricing of those Classes of Certificates. However, the respective initial Certificate Balances of the Class A-3 Certificates are expected to be within a range of $125,000,000 and $175,000,000, and the respective initial Certificate Balances of the Class A-4 Certificates are expected to be within a range of $160,779,000 and $210,779,000. The aggregate initial Certificate Balance of the Class A-3 and Class A-4 Certificates is expected to be approximately $335,779,000, subject to a variance of plus or minus 5%. For purposes of providing the range of estimated fair values for the certificates in the table above, the Certificate Balance of the Class A-3 Certificates is assumed to be $150,000,000 and the Certificate Balance of the Class A-4 Certificates is assumed to be $185,779,000.

(2)	The approximate initial Certificate Balance of the Class D Certificates are estimated based in part on the estimated ranges of Certificate Balances and estimated fair values described under this “Credit Risk Retention” section. The Class D Certificate Balance is expected to fall within a range of $7,047,000 and $9,536,000, with the ultimate Certificate Balance determined such that the aggregate fair value of the Yield-Priced Principal Balance Certificates will equal at least 5% of the estimated fair value of all of the Classes of Regular Certificates issued by the issuing entity. Any variation in the initial certificate balance of the Class D certificates would affect the initial Notional Amount of the Class X-D certificates.

(3)	The approximate initial Certificate Balance of the Class D-RR Certificates are estimated based in part on the estimated ranges of Certificate Balances and estimated fair values described under this “Credit Risk Retention” section. The Class D-RR Certificate Balance is expected to fall within a range of $20,364,000 and $22,853,000, with the ultimate Certificate Balance determined such that the aggregate fair value of the Yield-Priced Principal Balance Certificates will equal at least 5% of the estimated fair value of all of the Classes of Regular Certificates issued by the issuing entity.

The estimated range of fair value for all the Certificates is approximately $651,768,602 to $673,615,180.

Hedging, Transfer and Financing Restrictions

The Third Party Purchaser will agree to hedging, transfer and financing restrictions related to its ownership of the Yield-Priced Principal Balance Certificates consistent with all applicable hedging, transfer and financing restrictions that apply to “third party purchasers” under the Credit Risk Retention Rules.

These restrictions will include an agreement by the Third Party Purchaser not to transfer the Yield-Priced Principal Balance Certificates (which, in the aggregate, are an “eligible horizontal residual interest” for this securitization) until December 28, 2023, except that the Third Party Purchaser will be permitted to transfer the Yield-Priced Principal Balance Certificates to a “majority-owned affiliate” as such term is defined in the Credit Risk Retention Rules, at any time, subject to the satisfaction of certain conditions and the approval of the Retaining Sponsor or as otherwise permitted hereafter. On and after that date, the Third

Party Purchaser may transfer the eligible horizontal residual interest to a successor third-party purchaser as long as the Third Party Purchaser satisfies all applicable provisions of the Credit Risk Retention Rules, including providing the sponsors with complete identifying information for the successor third-party purchaser and the successor third-party purchaser agreeing to comply with the hedging, transfer, financing and other restrictions applicable to subsequent third-party purchasers (and its affiliates) under the Credit Risk Retention Rules.

The restrictions on hedging and transfer under the Credit Risk Retention Rules as in effect on the Closing Date of this transaction will expire on and after the date that is the latest of (i) the date on which the aggregate principal balance of the Mortgage Loans has been reduced to 33% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date; (ii) the date on which the total unpaid principal obligations under the certificates has been reduced to 33% of the aggregate total unpaid principal obligations under the certificates as of the Closing Date; or (iii) two years after the Closing Date. However, in the event that any or all restrictions and/or limitations under the Credit Risk Retention Rules applicable to the Third Party Purchaser (including those restrictions and limitations described in this prospectus) are withdrawn, repealed or modified to be less restrictive, the parties to the underlying risk retention agreement have agreed to modify any corresponding terms of such agreement to reflect any such withdrawal, repeal or modification.

Operating Advisor

The operating advisor for the transaction is Pentalpha Surveillance LLC, a Delaware limited liability corporation. As described under “Pooling and Servicing Agreement—The Operating Advisor”, the operating advisor will, in general and under certain circumstances described in this prospectus, have the following responsibilities with respect to the Mortgage Loans:

●	review the actions of the special servicer with respect to any Specially Serviced Loan to the extent set forth in the PSA;

●	review reports provided by the special servicer to the extent set forth in the PSA;

●	review for accuracy certain calculations made by the special servicer; and

●	issue an annual report generally setting forth whether the operating advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA with respect to Specially Serviced Loans.

In addition, if the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the Servicing Standard and (2) a replacement of the special servicer would be in the best interest of the Certificateholders (as a collective whole), the operating advisor will have the right at any time to recommend the replacement of the special servicer with respect to the Mortgage Loans. See “Pooling and Servicing Agreement—The Operating Advisor—Recommendation of the Replacement of the Special Servicer” and “—Termination of the Master Servicer or Special Servicer for Cause”.

Further, after the occurrence and during the continuance of an Operating Advisor Consultation Event, the operating advisor will be required to consult on a non-binding basis with the special servicer with respect to Asset Status Reports prepared for each Specially Serviced Loan and with respect to Major Decisions in respect of the Mortgage Loans for which the operating advisor has received a Major Decision Reporting Package. The operating advisor will generally have no obligations or (other than in limited circumstances) consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced

Mortgage Loan, any Servicing Shift Mortgage Loan (after the related Servicing Shift Securitization Date) or any related REO Property; provided, however, that the operating advisor may have limited consultation rights with a Non-Serviced Special Servicer pursuant to the Non-Serviced Pooling and Servicing Agreement. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

An “Operating Advisor Consultation Event” will occur when the Certificate Balances of the Class D-RR, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates in the aggregate (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of such classes) is 25% or less of the initial Certificate Balances of such classes in the aggregate.

The operating advisor will be entitled to compensation in the form of the Operating Advisor Fee, the Operating Advisor Consulting Fee and reimbursement of any Operating Advisor Expenses.  For additional information, see “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Operating Advisor Compensation”.

The operating advisor is required to be an Eligible Operating Advisor at all times that it is acting as operating advisor under the PSA. As a result of the experience and independence of Pentalpha Surveillance LLC as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”, the representations and warranties being given by Pentalpha Surveillance LLC under the PSA and satisfaction that no payments have been made by any special servicer to Pentalpha Surveillance LLC of any fees, compensation or other remuneration (x) in respect of its obligations under the PSA, or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer, Pentalpha Surveillance LLC qualifies as an Eligible Operating Advisor under the PSA.

For additional information regarding the operating advisor, a description of how the operating advisor satisfies the requirements of an Eligible Operating Advisor, a description of the material terms of the PSA with respect to the operating advisor’s obligations under the PSA and any material conflicts of interest or material potential conflicts of interest between the operating advisor and another party to this securitization transaction, see “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Operating Advisor”, “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

The disclosures set forth in this prospectus under the headings referenced in the preceding paragraphs are hereby incorporated by reference in this “Credit Risk Retention—Operating Advisor” section.

Representations and Warranties

Each of UBS AG, New York Branch, Société Générale, Rialto Mortgage, NREC and CIBC will make the representations and warranties identified on Annex D-1 and GACC will make the representations and warranties identified on Annex D-2 with respect to their respective Mortgage Loans, subject in each case to the exceptions to these representations and warranties set forth on Annex D-3 (the “Exception Schedules”).

At the time of its decision to include its Mortgage Loans in this transaction, each mortgage loan seller determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-3 (with respect to the Mortgage Loans contributed by such mortgage loan seller) were not material or were mitigated by one or more compensating factors, including without limitation: (i) affirmative borrower covenants to effect curative requirements, including the imposition of personal liability to the borrower and guarantor on a losses-only or full-recourse basis if risk-related events are triggered, or the requirement to obtain rating agency confirmation prior to taking an action related to such exception; (ii) opinions of legal counsel, or other expert evaluations as to the materiality of related risks and remediation, as appropriate; (iii) cash or letter of credit funded reserves or the collateral assignments of similar security, or the imposition of cash management controls; (iv) insurance benefitting the loan, including title insurance, property and liability insurance, environmental insurance or lease-related insurance, among other things; (v) positive loan underwriting metrics (such as comparatively low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors); or (vi) other loan underwriting-related facts and circumstances reducing the related risk of default or loss, such as strong sponsorship, a desirable property type, favorable sub-market conditions, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by such mortgage loan seller that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by such mortgage loan seller that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which such mortgage loan seller based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given.

Additional information regarding the applicable Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

Description of the Certificates

General

The certificates will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; and (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor.

The Commercial Mortgage Pass-Through Certificates, Series 2018-C15 will consist of the following classes: the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates (collectively, with the Class A-S certificates, the “Class A Certificates”), the Class X-A,

Class X-B and Class X-D certificates (collectively, the “Class X Certificates”), and the Class A-S, Class B, Class C, Class D, Class D-RR, Class E-RR, Class F-RR, Class G-RR, Class NR-RR, Class Z and Class R certificates.

The Class A Certificates (other than the Class A-S certificates) and the Class X Certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-S, Class B, Class C, Class D, Class D-RR, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Class R certificates are sometimes referred to in this prospectus as the “Residual Certificates”. The Senior Certificates and the Subordinate Certificates are collectively referred to in this prospectus as the “Regular Certificates”. The Senior Certificates (other than the Class X Certificates) and the Subordinate Certificates are collectively referred to in this prospectus as the “Principal Balance Certificates”. The Class A Certificates, the Class X Certificates (other than the Class X-D certificates) and the Class B and Class C certificates are also referred to in this prospectus as the “Offered Certificates”.

Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances, and the Class X Certificates will have the respective Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5% and further subject to the discussion in the footnotes below):

Class	Approx. Initial Certificate Balance or Notional Amount
Offered Certificates
A-1	$20,496,000
A-2	$62,148,000
A-SB	$34,111,000
A-3	$ 125,000,000 - $ 175,000,000(1)
A-4	$ 160,779,000 - $ 210,779,000(1)
X-A	$452,534,000
X-B	$122,022,000
A-S	$63,839,000
B	$30,708,000
C	$27,475,000

Non-Offered Certificates
X-D	$ 8,385,000(2)
D	$ 8,385,000(2)
D-RR	$ 21,515,000(2)
E-RR	$7,273,000
F-RR	$6,464,000
G-RR	$6,465,000
NR-RR	$21,819,345
Z	NAP
R	NAP

(1)	The approximate initial Certificate Balances of the Class A-3 and Class A-4 Certificates are unknown and will be determined based on the final pricing of those Classes of Certificates. However, the respective initial Certificate Balances of the Class A-3 Certificates are expected to be within a range of $125,000,000 and $175,000,000, and the respective initial Certificate Balances of the Class A-4 Certificates are expected to be within a range of $160,779,000 and

$210,779,000. The aggregate initial Certificate Balance of the Class A-3 and Class A-4 Certificates is expected to be approximately $335,779,000, subject to a variance of plus or minus 5%.

(2)	The approximate initial Certificate Balances of the Class D and Class D-RR Certificates are estimated based in part on the estimated ranges of Certificate Balances and estimated fair values described in “Credit Risk Retention”. The (a) Certificate Balance of the Class D Certificates are expected to fall within a range of $7,047,000 and $9,536,000, and (b) the Certificate Balance of the Class D-RR Certificates are expected to fall within a range of $20,364,000 and $22,853,000, with, in each case, the ultimate Certificate Balance determined such that the aggregate fair value of the Yield-Priced Principal Balance Certificates will equal at least 5% of the estimated fair value of all of the classes of Regular Certificates issued by the issuing entity. Any variation in the initial certificate balance of the Class D certificates would affect the initial notional amount of the Class X-D certificates.

The “Certificate Balance” of any class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, that class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses previously allocated to a class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates outstanding from time to time. The initial Notional Amount of the Class X-A certificates will be approximately $452,534,000. The Notional Amount of the Class X-B certificates will equal the aggregate of the Certificate Balances of the Class A-S, Class B and Class C certificates outstanding from time to time. The initial Notional Amount of the Class X-B certificates will be approximately $122,022,000. The Notional Amount of the Class X-D certificates will equal the Certificate Balance of the Class D certificates outstanding from time to time. The initial Notional Amount of the Class X-D certificates will be approximately $8,385,000.

The Class Z certificates will not have a Certificate Balance nor will they entitle their holders to distributions of principal, but the Class Z certificates will represent the right to receive Excess Interest received on the ARD Loan allocated as described under “—Available Funds” and “Excess Interest” below.

The Mortgage Loans (exclusive of Excess Interest) will be held by the lower-tier REMIC (the “Lower-Tier REMIC”). The certificates (other than the Class Z certificates) will be issued by the upper-tier REMIC (the “Upper-Tier REMIC”) (collectively with the Lower-Tier REMIC, the “Trust REMICs”). The Excess Interest will be held in a grantor trust (the “Grantor Trust”), beneficial ownership of which will be represented by the Class Z certificates.

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the 11th day of each calendar month (or, if the 11th calendar day of that month is not a business day, then the next business day) commencing in January 2019.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month immediately preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than 5 business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by any certificate (other than a Class Z or Class R certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related class.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account and any Companion Distribution Account maintained by it, in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. The certificate administrator (if such certificate administrator is not Wells Fargo Bank) is authorized but not required to direct the investment of funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account and the Gain-on-Sale Reserve Account in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates on each Distribution Date (the “Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)  the aggregate amount of all cash received on the Mortgage Loans (in the case of each Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA and/or Intercreditor Agreement) and any REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the close of business on the related P&I Advance Date (inclusive of any amounts transferred to the Distribution Account on or before such P&I Advance Date), exclusive of (without duplication):

●	all scheduled payments of principal and/or interest and any balloon payments paid by the borrowers of a Mortgage Loan or Companion Loan (such amounts other than any Excess Interest, the “Periodic Payments”), that are due on a Due Date after the end of the related Collection Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;

●	all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, insurance proceeds and condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

●	with respect to each Actual/360 Loan and any Distribution Date occurring in each February or in any January occurring in a year that is not a leap year (in each case, unless such Distribution Date is the final Distribution Date), an amount equal to the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

●	all Excess Interest allocable to the Mortgage Loans (which is separately distributed to the Class Z certificates);

●	all Yield Maintenance Charges and Prepayment Premiums;

●	all amounts deposited in the Collection Account in error; and

●	any amounts actually collected on a Mortgage Loan that represent late payment charges, demand charges or default interest, other than Prepayment Premiums, Yield Maintenance Charges or Excess Interest;

(b)  if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Account allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c)  all Compensating Interest Payments made by the master servicer with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d)  with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA; and

(e)  the Gain-on-Sale Remittance Amount for such Distribution Date.

The “Collection Period” for each Distribution Date and any Mortgage Loan (including any Companion Loan) will be the period beginning with the day after the Determination Date in the month preceding the month in which such Distribution Date occurs (or, in the case of the first Distribution Date, commencing immediately following the Cut-off Date) and ending with the Determination Date occurring in the month in which such Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period is not a business day, any Periodic Payments received with respect to Mortgage Loans (including any periodic payments for any Companion Loan) relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Due Date” means with respect to (i) any Mortgage Loan or Companion Loan, as applicable, on or prior to its maturity date, the day of the month set forth in the related mortgage note on which each Periodic Payment is scheduled to be first due, (ii) any Mortgage Loan or Companion Loan, as applicable, after its maturity date, the day of the month set forth in the related mortgage note on which each Periodic Payment on such Mortgage Loan or Companion Loan, as applicable, had been scheduled to be first due, and (iii) any REO Loan, the day of the month set forth in the related mortgage note on which each Periodic Payment on the related Mortgage Loan or Companion Loan, as applicable, had been scheduled to be first due.

The “Gain-on-Sale Entitlement Amount” for each Distribution Date will be equal to the aggregate amount of (i) the sum of (a) the aggregate portion of the Interest Distribution Amount for each Class of Regular Certificates that would remain unpaid as of the close of business on the related Distribution Date, and (b) the amount by which the Principal Distribution Amount exceeds the aggregate amount that would actually be distributed on the related Distribution Date in respect of such Principal Distribution Amount, and (ii) any Realized Losses outstanding immediately after such Distribution Date, to the extent such amounts would occur on such Distribution Date or would be outstanding immediately after such Distribution Date, as applicable, without the inclusion of the Gain-on-Sale Remittance Amount as part of the definition of Available Funds. The “Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Gain-on-Sale Entitlement Amount.

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B and Class X-D certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for such classes;

Second, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, in reduction of the Certificate Balances of those classes, in the following priority:

(i)       prior to the Cross-Over Date:

(a)  to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to the Class A-SB Planned Principal Balance for such Distribution Date;

(b)  to the Class A-1 certificates, in an amount up to the Principal Distribution Amount (or the portion of it remaining after any distributions specified in clause (a) above have been made on such Distribution Date), until the outstanding Certificate Balance of the Class A-1 certificates are reduced to zero;

(c)  to the Class A-2 certificates, in an amount up to the Principal Distribution Amount (or the portion of it remaining after any distributions specified in clauses (a) and (b) above have been made on such Distribution Date), until the outstanding Certificate Balance of the Class A-2 certificates is reduced to zero;

(d)  to the Class A-3 certificates, in an amount up to the Principal Distribution Amount (or the portion of it remaining after any distributions specified in clauses (a), (b) and (c) above have been made on such Distribution Date), until the outstanding Certificate Balance of the Class A-3 certificates is reduced to zero;

(e)  to the Class A-4 certificates, in an amount up to the Principal Distribution Amount (or the portion of it remaining after any distributions specified in clauses (a), (b), (c) and (d) above have been made on such Distribution Date), until the outstanding Certificate Balance of the Class A-4 certificates is reduced to zero; and

(f)   to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d) and (e) above have been made on such Distribution Date), until the Certificate Balance of the Class A-SB certificates is reduced to zero;

(ii)       on or after the Cross-Over Date, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, pro rata (based upon their respective Certificate Balances), up to an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balances of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates are reduced to zero;

Third, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, first (i) up to an amount equal to, and pro rata based upon, the aggregate unreimbursed Realized Losses previously allocated to each such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Fourth, to the Class A-S certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates have been reduced to zero, to the Class A-S certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Sixth, to the Class A-S certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eighth, after the Certificate Balances of the Class A Certificates have been reduced to zero, to the Class B certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Ninth, to the Class B certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eleventh, after the Certificate Balances of the Class A Certificates and the Class B certificates have been reduced to zero, to the Class C certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twelfth, to the Class C certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fourteenth, after the Certificate Balances of the Class A Certificates, the Class B certificates and the Class C certificates have been reduced to zero, to the Class D certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Fifteenth, to the Class D certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Sixteenth, to the Class D-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Seventeenth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates and the Class D certificates have been reduced to zero, to the Class D-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Eighteenth, to the Class D-RR certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Nineteenth, to the Class E-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twentieth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates and the Class D-RR certificates have been reduced to zero, to the Class E-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-first, to the Class E-RR certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Twenty-second, to the Class F-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-third, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class D-RR certificates and the Class E-RR certificates have been reduced to zero, to the Class F-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-fourth, to the Class F-RR certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Twenty-fifth, to the Class G-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-sixth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class D-RR certificates Class E-RR certificates and the Class F-RR certificates have been reduced to zero, to the Class G-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-seventh, to the Class G-RR certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Twenty-eighth, to the Class NR-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-ninth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class D-RR certificates, the Class E-RR certificates, the Class F-RR certificates and the Class G-RR certificates have been reduced to zero, to the Class NR-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Thirtieth, to the Class NR-RR certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed; and

Thirty-first, to the Class R certificates, any remaining amounts.

The “Cross-Over Date” means the Distribution Date on which the Certificate Balances of the Subordinate Certificates have all previously been reduced to zero as a result of the allocation of Realized Losses to those certificates.

Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of certificates (other than the Class R certificates) for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate on the Class A-1 certificates will be a per annum rate equal to      %.

The Pass-Through Rate on the Class A-2 certificates will be a per annum rate equal to      %.

The Pass-Through Rate on the Class A-SB certificates will be a per annum rate equal to    %.

The Pass-Through Rate on the Class A-3 certificates will be a per annum rate equal to       %.

The Pass-Through Rate on the Class A-4 certificates will be a per annum rate equal to        %.

The Pass-Through Rate on the Class A-S certificates will be a per annum rate equal to        %.

The Pass-Through Rate on the Class B certificates will be a per annum rate equal to          %.

The Pass-Through Rate on the Class C certificates will be a per annum rate equal to       %.

The Pass-Through Rate on the Class D certificates will be a per annum rate equal to      %.

The Pass-Through Rate on the Class D-RR certificates will be a per annum rate equal to      %.

The Pass-Through Rate on the Class E-RR certificates will be a per annum rate equal to      %.

The Pass-Through Rate on the Class F-RR certificates will be a per annum rate equal to      %.

The Pass-Through Rate on the Class G-RR certificates will be a per annum rate equal to       %.

The Pass-Through Rate on the Class NR-RR certificates will be a per annum rate equal to       %.

The Pass-Through Rate for the Class X-A certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-B certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-S, Class B and Class C certificates for the related Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-D certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class D certificates for the related Distribution Date.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including any Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances immediately following the preceding Distribution Date (or, in the case of the initial Distribution Date, as of the Closing Date).

The “Net Mortgage Rate” for each Mortgage Loan (including any Non-Serviced Mortgage Loan) and any REO Loan (other than the portion of the REO Loan related to any Companion Loan) is equal to the related Mortgage Rate then in effect (without regard to any increase in the interest rate of any ARD Loan after the related Anticipated Repayment Date), minus the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer, a Non-Serviced Master Servicer or a Non-Serviced Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 Basis, then, solely for purposes of calculating the Pass-Through Rates and the WAC Rate, the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable. With respect to any REO Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Regular Certificates will be equal to the interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on a 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Regular Certificates will be equal to the sum of (a) the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) other than in the case of certificates with a Notional Amount, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class for the current Distribution Date and (ii) in the case of the certificates with a Notional Amount, one-month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs. Interest on the offered certificates will be calculated assuming that each month has 30 days and each year has 360 days.

Principal Distribution Amount

The “Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)  the Principal Shortfall for that Distribution Date,

(b)  the Scheduled Principal Distribution Amount for that Distribution Date, and

(c)  the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A) Nonrecoverable Advances (including any servicing advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, and

(B) Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the P&I Advance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the P&I Advance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related Collection Period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan, as the case may be (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification of such Mortgage Loan in connection with a default or a bankruptcy (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of interest at the applicable rate at which the Servicing Fee is calculated).

The “Principal Shortfall” for any Distribution Date after the initial Distribution Date with respect to the Mortgage Loans means the amount, if any, by which (1) the related Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth on Annex E. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth on Annex E. We cannot assure you, however, that the mortgage loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will be an amount equal to its unpaid principal balance as of the Cut-off Date or, in the case of a replacement Mortgage Loan, as of the date it is added to the trust, after application of all payments of principal due during or prior to the month of substitution, whether or not those payments have been received, minus the sum of:

(i)   the principal portion of each Periodic Payment due on such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, due after the Due Date in the related month of substitution), to the extent received from the borrower or advanced by the master servicer;

(ii)  all principal prepayments received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution);

(iii)  the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on such Mortgage Loan) and Liquidation Proceeds received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution); and

(iv)  any reduction in the outstanding principal balance of such Mortgage Loan resulting from a valuation by a court in a bankruptcy proceeding that is less than the then outstanding principal amount of such Mortgage Loan or a modification of such Mortgage Loan pursuant to the terms and provisions of the PSA that occurred prior to the end of the Collection Period for the most recent Distribution Date.

The Stated Principal Balance of any REO Loan that is a successor to a Mortgage Loan, as of any date of determination, will be an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the related REO Property was acquired for U.S. federal tax purposes, minus (y) the sum of:

(i)   the principal portion of any P&I Advance made with respect to such REO Loan; and

(ii)  the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on the related Mortgage Loan), Liquidation Proceeds and all income rents and profits received with respect to such REO Loan.

See “Certain Legal Aspects of Mortgage Loans” below.

With respect to any Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. On any date of determination, the Stated Principal Balance of any Whole Loan will equal the sum of the Stated Principal Balances of the related Mortgage Loan and the related Companion Loan(s), as applicable, on such date.

With respect to any REO Loan that is a successor to a Companion Loan as of any date of determination, the Stated Principal Balance will equal (x) the Stated Principal Balance of the predecessor Companion Loan as of the date of the related REO acquisition, minus (y) the principal portion of any amounts allocable to the related Companion Loan in accordance with the related Intercreditor Agreement.

If any Mortgage Loan or REO Loan is paid in full or the Mortgage Loan or REO Loan (or any REO Property) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or REO Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Realized Losses, as well as for purposes of calculating the Servicing Fee, Certificate Administrator/Trustee Fee, Operating Advisor Fee and Asset Representations Reviewer Fee payable each month, each REO Property (including any REO Property with respect to a Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (or Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (or Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer or special servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to any Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute any Excess Interest received with respect to the ARD Loan on or prior to the related Determination Date to the holders of the Class Z certificates. Excess Interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to any Serviced Whole Loan, the related Intercreditor Agreement) or to the extent otherwise agreed to by the related borrower in connection with a workout of a Mortgage Loan, all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, Insurance and Condemnation Proceeds (excluding, if applicable, in the case of any Serviced Whole Loan, any amounts payable to the holder of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be applied in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any, unless otherwise permitted under the applicable REMIC rules as evidenced by an opinion of counsel provided to the trustee) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan) in the manner required by such REMIC provisions.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of any Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s), as applicable, pursuant to the related Intercreditor Agreement) will be applied in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related

P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

If any Yield Maintenance Charge or Prepayment Premium is collected during any particular Collection Period with respect to any Mortgage Loan, then on the Distribution Date corresponding to that Collection Period, the certificate administrator will pay that Yield Maintenance Charge or Prepayment Premium (net of any Liquidation Fees or Workout Fees payable therefrom) in the following manner: (1) to each of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C and Class D certificates, the product of (a) such Yield Maintenance Charge or Prepayment Premium, (b) the related Base Interest Fraction for such class, and (c) a fraction, the numerator of which is equal to the amount of principal distributed to such class for that Distribution Date, and the denominator of which is the total amount of principal distributed to such Classes of Principal Balance Certificates for that Distribution Date, (2) to the Class X-A certificates, the excess, if any, of (a) the product of (i) such Yield Maintenance Charge or Prepayment Premium and (ii) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C and Class D certificates for that Distribution Date, over (b) the amount of such Yield Maintenance Charge or Prepayment Premium distributed to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates as described above, and (3) to the Class X-B certificates, any remaining portion of such Yield Maintenance Charge or Prepayment Premium not distributed as described above.

“Base Interest Fraction” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium, and with respect to any class of Principal Balance Certificates, a fraction (A) the numerator of which is the greater of (x) zero and (y) the difference between (i) the pass-through rate on that class, and (ii) the applicable Discount Rate and (B) the denominator of which is the difference between (i) the mortgage interest rate on the related Mortgage Loan and (ii) the applicable Discount Rate; provided, however, that:

●	under no circumstances will the Base Interest Fraction be greater than one;

●	if the applicable Discount Rate is greater than or equal to the mortgage interest rate on the related Mortgage Loan and is greater than or equal to the pass-through rate on that class, then the Base Interest Fraction will equal zero; and

●	if the applicable Discount Rate is greater than or equal to the mortgage interest rate on the related Mortgage Loan and is less than the pass-through rate on that class, then the Base Interest Fraction will be equal to 1.0.

“Discount Rate” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium—

●	if a discount rate was used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan or REO Loan, that Discount Rate, converted (if necessary) to a monthly equivalent yield, or

●	if a discount rate was not used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan or REO Loan, the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 (519)—Selected Interest Rates under the heading “U.S. government securities/Treasury constant maturities” for the week ending prior to the date of the relevant prepayment (or deemed prepayment), of U.S. Treasury constant maturities with a maturity date, one longer and one shorter, most nearly approximating the maturity date or Anticipated Repayment Date, as applicable, of that Mortgage Loan or REO Loan, such interpolated treasury yield converted to a monthly equivalent yield.

For purposes of the immediately preceding bullet, the certificate administrator will select a comparable publication as the source of the applicable yields of U.S. Treasury constant maturities if Federal Reserve Statistical Release H.15 is no longer published.

“Prepayment Premium” means, with respect to any Mortgage Loan, any premium, fee or other additional amount (other than a Yield Maintenance Charge) paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, that Mortgage Loan or any successor REO Loan with respect thereto (including any payoff of a Mortgage Loan by a mezzanine lender on behalf of the subject borrower if and as set forth in the related intercreditor agreement).

“Yield Maintenance Charge” means, with respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

No Prepayment Premiums or Yield Maintenance Charges will be distributed to the holders of the Class X-D, Class D-RR, Class E-RR, Class F-RR, Class G-RR, Class NR-RR, Class Z or Class R certificates.

For a description of Yield Maintenance Charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the Certificate Balance or Notional Amount of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class	Assumed Final Distribution Date
Class A-1	November 2023
Class A-2	December 2023
Class A-SB	July 2028
Class A-3	November 2028 - November 2028 (1)
Class A-4	December 2028 – December 2028 (2)
Class X-A	NAP
Class X-B	NAP
Class A-S	December 2028
Class B	December 2028
Class C	December 2028

(1)       The range of Assumed Final Distribution Dates is based on the initial Certificate Balance of the Class A-3 Certificates ranging from $125,000,000 to $175,000,000.

(2)       The range of Assumed Final Distribution Dates is based on the initial Certificate Balance of the Class A-4 Certificates ranging from $160,779,000 to $210,779,000.

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR prepayment rate and the Structuring Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in December 2051. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees and any Excess Interest that would have accrued) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any Prepayment Premium or

Yield Maintenance Charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Intercreditor Agreement) in whole or in part after the Determination Date (or, with respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Pari Passu Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any Excess Interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls or required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan, will be retained by the master servicer as additional servicing compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Pari Passu Companion Loan) on the P&I Advance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an aggregate amount, equal to the lesser of:

(i)   the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)   the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.00125% per annum, (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on voluntary principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the applicable Mortgage Loans (other than a Non-Serviced Mortgage Loan) or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (v) any Non-Serviced Mortgage Loan, (w) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y)(i) at the request or with the consent of the special servicer or, (ii) for so long as no Control Termination Event has occurred or is continuing and, other than with respect to an Excluded Loan, at the request or with the consent of the Directing Certificateholder or (z) in connection with the payment of any insurance proceeds or condemnation awards, unless the master servicer did not apply the proceeds thereof in accordance with the terms of the related Mortgage Loan documents and such failure causes the shortfall), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

Compensating Interest Payments with respect to any Serviced Whole Loan will be allocated among the related Mortgage Loan and the related Serviced Pari Passu Companion Loan in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan to the related Other Master Servicer.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for any Distribution Date that are not covered by the master servicer’s Compensating Interest Payments for the related Distribution Date and the portion of the compensating interest payments allocable to each Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer (the aggregate of the covered, as to the related Distribution Date, the “Excess Prepayment Interest Shortfall”) will be allocated on that Distribution Date among each class of Regular Certificates, pro rata, in accordance with their respective Interest Accrual Amounts for that Distribution Date.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates. In particular, the rights of the holders of the Class A-S, Class B, Class C, Class D, Class D-RR, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class D-RR, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates. The Class B certificates will likewise be protected by the subordination of the Class C, Class D, Class D-RR, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates. The Class C certificates will likewise be protected by the subordination of the Class D, Class D-RR, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to them prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Cross-Over Date, allocation of principal allocable to the certificates on any Distribution Date will be made as described under “—Distributions—Priority of Distributions” above. On or after the Cross-Over Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates that are still outstanding, pro rata (based upon their respective Certificate Balances), without regard to the Class A-SB Planned

Principal Balance, until their Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, the percentage interest in the issuing entity evidenced by the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates by the Subordinate Certificates.

Following retirement of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class D-RR certificates, the Class E-RR certificates, the Class F-RR certificates, the Class G-RR certificates and the Class NR-RR certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to the Class NR-RR certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator is required to calculate the amount, if any, by which (i) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer, the special servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Loans (but in each case, excluding any Companion Loan) expected to be outstanding immediately following that Distribution Date is less than (ii) the then-aggregate Certificate Balance of the Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date (any such deficit, a “Realized Loss”).

The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class NR-RR certificates;

second, to the Class G-RR certificates;

third, to the Class F-RR certificates;

fourth, to the Class E-RR certificates;

fifth, to the Class D-RR certificates;

sixth, to the Class D certificates;

seventh, to the Class C certificates;

eighth, to the Class B certificates; and

ninth, to the Class A-S certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Senior Certificates (other than the applicable Class X Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class Z or Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the related classes of Principal Balance Certificates are reduced by such Realized Losses.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee and the Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

Losses on each Whole Loan will be allocated, pro rata, between the related Mortgage Loan and the related Pari Passu Companion Loan(s), based upon their respective principal balances. With respect to the AB Whole Loans, losses will be allocated first to each related Subordinate Companion Loan until each such Subordinate Companion Loan is reduced to zero and then to the related Mortgage Loan and the related Pari Passu Companion Loans (if any), pro rata, based upon their respective principal balances.

A class of Regular Certificates will be considered outstanding until its Certificate Balance or Notional Amount, as the case may be, is reduced to zero. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses are required thereafter to be made to a class of Principal Balance Certificates in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” above.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, based in part on information delivered to it by the master servicer or special servicer, as applicable, the certificate administrator will be required to prepare and make available to each Certificateholder of record a Distribution Date Statement providing the information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the certificate administrator will include (to the extent it receives such information) (i) with respect to any Mortgage Loan that permits additional debt or mezzanine debt (A) the amount of any additional debt incurred during the related Collection Period, (B) the total DSCR calculated on the basis of the mortgage loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the mortgage loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement with (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates and (ii) the Interest Distribution Amount, the Interest Accrual Amount and the amount of any Interest Shortfall, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable (substantially in the form provided in the PSA, in the case of the Distribution Date Statement, which form is subject to change, and as required in the PSA in the case of the CREFC® Reports) and including substantially the following information:

(1)      a report as of the close of business on the immediately preceding Determination Date, containing the information provided for on Annex B (the “Distribution Date Statement”);

(2)      a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)      a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)      a CREFC® advance recovery report;

(5)      a CREFC® total loan report;

(6)      a CREFC® operating statement analysis report;

(7)      a CREFC® comparative financial status report;

(8)      a CREFC® net operating income adjustment worksheet;

(9)      a CREFC® real estate owned status report;

(10)    a CREFC® servicer watch list;

(11)    a CREFC® loan level reserve and letter of credit report;

(12)    a CREFC® property file;

(13)    a CREFC® financial file;

(14)    a CREFC® loan setup file (to the extent delivery is required under the PSA); and

(15)    a CREFC® loan periodic update file.

The master servicer or the special servicer, as applicable, may omit any information from these reports that the master servicer or the special servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible, absent manifest error, for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under any Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

Before each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;

●	a CREFC® financial file;

●	a CREFC® loan setup file (to the extent delivery is required under the PSA)

●	a CREFC® loan periodic update file; and

●	a CREFC® Appraisal Reduction Amount template (if provided for such Distribution Date).

No later than two (2) calendar days following each Distribution Date (provided that if the second calendar day is not a business day, then the immediately succeeding business day), the master servicer will deliver to the certificate administrator by electronic means a CREFC® Schedule AL File.

In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or a Non-Serviced Mortgage Loan) or special servicer (with respect to Specially Serviced Loans that are not, and REO Properties that do not relate to, Non-Serviced Mortgage Loans), as applicable, is also required to prepare the following for each Mortgaged Property securing a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and REO Property:

●	Within 45 days after receipt of a quarterly operating statement, if any, commencing within 45 days of receipt of such quarterly operating statement for the quarter ending March 31, 2019, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then-current applicable CREFC® guidelines (it being understood that as of the Closing Date, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property or REO Property unless such Mortgaged Property or REO Property is analyzed on a trailing 12 month basis, or if the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) is on the CREFC® Servicer Watch List).

●	Within 45 days after receipt of any annual operating statements or rent rolls (if and to the extent any such information is in the form of normalized year-end financial statements that has been based on a minimum number of months of operating results as recommended by CREFC® in the instructions to the CREFC® guidelines) commencing within 45 days of receipt of such annual operating statement for the calendar year ending December 31, 2018, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to prepare the CREFC® comparative financial status report.

Certificate Owners and any holder of a Serviced Pari Passu Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA. Otherwise, until the time Definitive Certificates are issued to evidence the certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any Non-Serviced Master Servicer, any Non-Serviced Special Servicer, any Other Master Servicer, any Other Special Servicer and any person (including the Directing Certificateholder) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers an NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is the special servicer) be entitled to receive (i) if such party is the Directing Certificateholder or any Controlling Class Certificateholder (each such party, as applicable, an “Excluded Controlling Class Holder”), any Excluded Information via the certificate administrator’s website unless a loan-by-loan segregation is later performed by the certificate administrator, in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loans, and (ii) if such party is not the Directing Certificateholder or any Controlling Class Certificateholder, any information other than the Distribution Date Statement; provided, however, that, if the special servicer obtains knowledge that it is a Borrower Party, the special servicer may not directly or indirectly provide any information solely related to any related Excluded Special Servicer Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related

Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, that the special servicer will at all times be a Privileged Person, despite such restriction on information; provided, further, however, that any Excluded Controlling Class Holder will be permitted to reasonably request and obtain from the master servicer or the special servicer, in accordance with terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website). Notwithstanding any provision to the contrary herein, neither the master servicer nor the certificate administrator will have any obligation to restrict access by the special servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan.

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the certificate administrator may rely on a certification by the master servicer, the special servicer, a mortgage loan seller or the operating advisor, as the case may be.

“Accelerated Mezzanine Loan Lender” means a mezzanine lender under a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure such mezzanine loan.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, an Accelerated Mezzanine Loan Lender, or any Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or an Accelerated Mezzanine Loan Lender, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable, or (b) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable. For purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or any Controlling Class Certificateholder is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), inspection reports related to Specially Serviced Loans conducted by the special servicer or any Excluded Special Servicer and which may include any operating advisor report regarding the special servicer’s net present value determination or any Appraisal Reduction Amount calculations, and any officer’s certificates supporting any determination that an Advance was (or, if made, would be) a Nonrecoverable Advance, or such other information as may be specified in the PSA specifically pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, other than such information with respect to such Excluded Controlling Class Loan(s) that is aggregated with information of other Mortgage Loans at a pool level.

“Excluded Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or the holder of the majority of the Controlling Class, except in the case of a Servicing Shift Mortgage Loan or a Servicing Shift Whole Loan, is a Borrower Party.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification contained on the certificate administrator’s website (which may be a click-through confirmation), representing (i) that such person executing the certificate is a Certificateholder, the Directing Certificateholder (to the extent such person is not a Certificateholder), a beneficial owner of a Certificate, a Companion Holder or a prospective purchaser of a Certificate (or any investment advisor, manager or other representative of the foregoing), (ii) that either (a) such person is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Certificateholder or a Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Certificateholder or a Controlling Class Certificateholder, such person will only receive access to the Distribution Date Statements prepared by the certificate administrator, (iii) (other than with respect to a Companion Holder) that such person has received a copy of the final prospectus and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to obtain from the master servicer or the special servicer, in accordance with terms of PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website) and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan.

A “Certificateholder” is the person in whose name a certificate is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate registered in the name of or beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a Borrower Party, or any affiliate of any of such persons will be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; and provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA, waive a Servicer Termination Event or trigger an Asset Review (with respect to an Asset Review and any mortgage loan seller, solely with respect to any related Mortgage Loan subject to the Asset Review); provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or special servicer, as applicable, the master servicer and special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 Information Provider’s website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Under the PSA, the master servicer or the special servicer, as applicable, is required to provide or make available to the holders of any Companion Loan (or their designee including the related Other Master Servicer or Other Special Servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Intercreditor Agreement.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management Inc., Interactive Data Corporation, CMBS.com, Inc., Markit Group Limited, Moody’s Analytics, RealINSIGHT and Thomson Reuters Corporation, pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification to the master servicer or special servicer, as applicable, the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans), as applicable, may provide (or make available electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer or special servicer, as the case may be; provided that in connection with such request, the master servicer or special servicer, as applicable, may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer or special servicer, as applicable, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Upon the request of any Privileged Person (other than the NRSROs) to receive copies of annual operating statements, budgets and rent rolls either collected by the master servicer or special servicer or caused to be prepared by the special servicer in respect of each REO Property, the master servicer or the special servicer, as the case may be, will be required to deliver copies of such items to the certificate administrator to be posted on the certificate administrator’s website. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website initially located at www.ctslink.com (and will make available to the general public this prospectus, Distribution Date Statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

●	the following “deal documents”:

○	this prospectus;

○	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the Closing Date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

○	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

●	the following “SEC EDGAR filings”:

○	any reports on Forms 10-D, ABS-EE, 10-K and 8-K that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system; and

○	any notice delivered to the certificate administrator by the depositor relating to the filing of a Form 8-K/A;

●	the following documents, which will be made available under a tab or heading designated “periodic reports”:

○	the Distribution Date Statements;

○	the CREFC® bond level files;

○	the CREFC® collateral summary files; and

○	the CREFC® Reports, other than the CREFC® loan setup file and the special servicer loan file (provided that they are received by the certificate administrator);

●	the following documents, which will be made available under a tab or heading designated “additional documents”:

○	the summary of any Final Asset Status Report as provided by the special servicer;

○	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format;

○	any appraisals delivered in connection with any Asset Status Report;

○	a detailed worksheet showing the calculation of each Appraisal Reduction Amount, Collateral Deficiency Amount, and Cumulative Appraisal Reduction

Amount on a current and cumulative basis (provided that it is received by the certificate administrator);

○	any CREFC® appraisal reduction template received by the certificate administrator; and

○	the annual reports as provided by the operating advisor;

●	the following documents, which will be made available under a tab or heading designated “special notices”:

○	notice of any release based on an environmental release under the PSA;

○	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

○	notice of final payment on the certificates;

○	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders of the termination of the master servicer or the special servicer;

○	any notice of resignation or termination of the master servicer or special servicer;

○	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

○	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

○	any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

○	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

○	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

○	any notice of termination of a sub-servicer by a successor master servicer or trustee;

○	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

○	any notice of the termination of the issuing entity;

○	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred or is terminated;

○	any notice that an Operating Advisor Consultation Event has occurred or is terminated;

○	any notice of the occurrence of an Operating Advisor Termination Event;

○	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

○	any Proposed Course of Action Notice;

○	any assessment of compliance delivered to the certificate administrator;

○	any Attestation Reports delivered to the certificate administrator;

○	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below; and

○	any notice or documents provided to the certificate administrator by the depositor or the master servicer directing the certificate administrator to post to the “special notices” tab;

●	the “Investor Q&A Forum”;

●	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and

●	the “Risk Retention Special Notices” tab, which will contain any notices relating to ongoing compliance by the Retaining Sponsor with the Credit Risk Retention Rules and the certificate administrator will, in addition to posting the applicable notices on the “Risk Retention Special Notices” tab, provide email notification to any Privileged Person (other than market data providers) that has registered to receive access to the certificate administrator’s website that a notice has been posted to the “Risk Retention Special Notices” tab;

provided that with respect to a Control Termination Event or a Consultation Termination Event that is deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to provide notice of the occurrence and continuance of such event if it has been notified of or has knowledge of the existence of such Excluded Loan.

In the event that UBS AG, New York Branch in its capacity as the retaining sponsor determines that the Third Party Purchaser no longer complies with certain specified provisions of the Credit Risk Retention Rules, it will be required to send a notice in writing of such non-compliance to the certificate administrator who will post such notice on its website under the “Risk Retention Special Notices” tab. Notwithstanding the description set forth above, for purposes of obtaining information or access to the certificate administrator’s website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraph.

Notwithstanding the foregoing, if the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is an Excluded Controlling Class Holder, such Excluded Controlling Class Holder is required to promptly notify the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide an Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Certificateholder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Certificateholder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Certificateholder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available via the certificate administrator’s website on account of it constituting Excluded Information, such Directing Certificateholder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to reasonably request and obtain such information in accordance with terms of the PSA, and each of the master servicer and the special servicer may require and rely on such certifications and other reasonable information prior to releasing any such information.

Any reports on Form 10-D filed by the certificate administrator will (i) contain the information required by Rule 15Ga-1(a) concerning all Mortgage Loans held by the issuing entity that were the subject of a demand to repurchase or replace due to a breach or alleged breach of one or more representations and warranties made by the related mortgage loan seller, (ii) contain a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer, (iii) contain certain account balances to the extent available to the certificate administrator, and (iv) incorporate the most recent Form ABS-EE filing by reference (which such Form ABS-EE will be filed prior to the filing of the applicable report on Form 10-D).

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website or its filing of such information pursuant to the PSA, including, but not limited to, filing via EDGAR, and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it or filed by it, as applicable, for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance with the PSA.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date Statements, (b) the master servicer or the special servicer relating to servicing reports prepared by that party, the Mortgage Loans (excluding each Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines in its respective sole discretion that (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception), (vi) that answering the inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or the disclosure of attorney work product, or (vii) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Certificateholder as part of its responses to any inquiries. In the case of an inquiry relating to a Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum will not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer, the depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s website will initially be located at www.ctslink.com. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and may be submitted electronically via the certificate administrator’s website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date Statement and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will permit the master servicer and the special servicer, at their respective sole cost and expense, to make available by electronic media, bulletin board service or website any reports or other information the master servicer or the special servicer, as applicable, is required or permitted to provide to any party to the PSA, the Rating Agencies or any Certificateholder or any prospective Certificateholder that has provided the master servicer or the special servicer, as applicable, with an Investor Certification or has executed a “click-through” confidentiality agreement in accordance with the PSA to the extent such action does not conflict with the terms of the PSA (including, without limitation, any requirements to keep Privileged Information confidential), the terms of the Mortgage Loans or applicable law. However, the availability of such information or reports on the internet or similar electronic media will not be deemed to satisfy any specific delivery requirements in the PSA except as set forth therein.

Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)      2% in the case of the Class X Certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2)      in the case of any Principal Balance Certificates, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer or the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Cumulative Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer or the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Cumulative Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates, each determined as of the prior Distribution Date.

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests.

Neither the Class Z nor the Class R certificates will be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A and Class X-B Certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial Certificate Balance, and in multiples of $1 in excess of $10,000. The Class X-A and Class X-B Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “―Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositories (collectively, the

“Depositories”), which in turn will hold such positions in customers’ securities accounts in the Depositories’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depository; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depository to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositories.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee or the certificate administrator to obtain possession of the certificates of such class.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the trustee or the certificate administrator (a “Certifying Certificateholder”), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any written request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group - UBS 2018-C15

With a copy to:
trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) a current list of Certificateholders. In addition, upon written request to the certificate administrator of any Certificateholder or certificate owner (if applicable) that has provided an Investor Certification, the certificate administrator is required to promptly notify such Certificateholder or certificate owner of the identity of the then-current Directing Certificateholder.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, an “MLPA”), between the related mortgage loan seller and the depositor.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, among other things, generally the following documents (except that the documents with respect to any Non-Serviced Whole Loans (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)       the original Mortgage Note, endorsed on its face or by allonge to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the related mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)       the original or a copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case, with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)      an original assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(iv)      the original or a copy of any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)       an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(vi)      the original assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)     originals or copies of all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)     the original or a copy of the policy or certificate of lender’s title insurance issued in connection with the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)     any filed copies (bearing evidence of filing) or evidence of filing of any Uniform Commercial Code financing statements, related amendments and continuation statements in the possession of the related mortgage loan seller;

(x)      an original assignment in favor of the trustee of any financing statement executed and filed in favor of the related mortgage loan seller in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(xi)      the original or a copy of any intercreditor agreement relating to existing debt of the borrower, including any Intercreditor Agreement relating to a Serviced Whole Loan;

(xii)     the original or copies of any loan agreement, escrow agreement, security agreement or letter of credit (with any necessary transfer documentation) relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)    the original or a copy of any ground lease, ground lessor estoppel, environmental indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)    the original or a copy of any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)     with regard to any related Mortgaged Properties that are hotel properties subject to any franchise agreements, comfort letters or similar agreements, the original or a copy of any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and/or request for the issuance of a new comfort letter in favor of the trustee, in each case, as applicable;

(xvi)    the original or a copy of any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvii)   the original or a copy of any related mezzanine intercreditor agreement;

(xviii)  a copy of all related environmental insurance policies; and

(xix)   a list related to such Mortgage Loan indicating the related Mortgage Loan documents included in the related Mortgage File as of the Closing Date.

With respect to (A) any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date and (B) any Servicing Shift Mortgage Loan, the foregoing documents will be delivered to the custodian on or prior to the Closing Date and such documents (other than the documents described in clause (i) above) will be transferred to the custodian related to the securitization that includes the related Controlling Companion Loan on or about the applicable Servicing Shift Securitization Date.

In addition, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, generally the following documents in electronic format:

(a)        A copy of each of the following documents:

(i)          the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)         the Mortgage, together with a copy of any intervening assignments of the Mortgage, in each case, with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iii)         any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), in each case, with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iv)         all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(v)          the policy or certificate of lender’s title insurance issued in connection with the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)         any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(vii)        any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan, and any related mezzanine intercreditor agreement;

(viii)       any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(ix)        any ground lease, related ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(x)         any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xi)        any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan;

(xii)        any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)       all related environmental reports; and

(xiv)       all related environmental insurance policies;

(b)        a copy of any engineering reports or property condition reports;

(c)        other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)        for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)        a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)         a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)        a copy of the appraisal for the related Mortgaged Property(ies);

(h)        for any Mortgage Loan that the related Mortgaged Property(ies) is leased to a single tenant, a copy of the lease;

(i)         a copy of the applicable mortgage loan seller’s asset summary;

(j)         a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)        a copy of all zoning reports;

(l)         a copy of financial statements of the related mortgagor;

(m)       a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)        a copy of all UCC searches;

(o)        a copy of all litigation searches;

(p)        a copy of all bankruptcy searches;

(q)        a copy of any origination settlement statement;

(r)         a copy of the insurance summary report;

(s)        a copy of organizational documents of the related mortgagor and any guarantor;

(t)         unless already included in the origination settlement statement, a copy of all escrow statements related to the escrow account balances as of the Mortgage Loan origination date;

(u)        a copy of all related environmental reports that were received by the applicable mortgage loan seller;

(v)         unless already included in the environmental reports, a copy of any closure letter (environmental); and

(w)        a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties;

in each case, to the extent that the originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of a Mortgage Loan of that structure or type), the Diligence File will be required to include a statement to that effect. No information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications or credit underwriting analysis will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of Diligence File, and the Diligence File will be required to include a statement to that effect. The mortgage loan seller may, without any obligation to do so, include such other documents as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties are set forth on Annex D-1 or Annex D-2, as applicable, and will be made as of the date set forth in the related MLPA, subject to certain exceptions to such representations and warranties as set forth on Annex D-3.

If any of the documents required to be included in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and, in either case, such omission, defect or breach materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a “qualified mortgage” (a “Material Defect”), the applicable mortgage loan seller will be required to, no later than 90 days following:

(i)       such mortgage loan seller’s receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”) or, if earlier, such mortgage loan seller’s discovery of a Material Defect, except in the case of the following clause (ii); or

(ii) in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, the earlier of

(x) discovery by the related mortgage loan seller or any party to the PSA of such Material Defect, or

(y) receipt of a Breach Notice by the mortgage loan seller,

(A) cure such Material Defect in all material respects, at its own expense,

(B) repurchase the affected Mortgage Loan or REO Loan at the Purchase Price, or

(C) substitute a Qualified Substitute Mortgage Loan (other than with respect to any Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan or REO Loan, and pay a shortfall amount in connection with such substitution;

provided that no such substitution may occur on or after the second anniversary of the Closing Date; provided, however, that the applicable mortgage loan seller will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan or REO Loan or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to any related Whole Loan, for which no substitution will be permitted), if it is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period; provided that if any such Material

Defect is not cured after the initial cure period and any such extended cure period solely due to the failure of the mortgage loan seller to have received the recorded document, then the mortgage loan seller will be entitled to continue to defer its cure, repurchase and/or substitution obligations in respect of such Material Defect until eighteen (18) months after the closing date so long as the mortgage loan seller certifies to the trustee, the master servicer, the special servicer and the certificate administrator no less than every ninety (90) days thereafter that the Material Defect is still in effect solely because of its failure to have received the recorded document and that the mortgage loan seller is diligently pursuing the cure of such Material Defect (specifying the actions being taken). Notwithstanding the foregoing, there will be no such 90-day extension if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

A delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller of its obligation to cure, repurchase or substitute for (or make a Loss of Value Payment with respect to) the related Mortgage Loan if (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide a notice of such Material Defect as required by the terms of the MLPA or the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report or possession of the Mortgage File), (iii) such delay precludes the mortgage loan seller from curing such Material Defect and (iv) such Material Defect does not relate to the applicable mortgage loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release in lieu of repurchase would not (A) cause any Trust REMIC to fail to qualify as a REMIC or the Grantor Trust as a grantor trust or (B) result in the imposition of a tax upon any Trust REMIC, the Grantor Trust or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the special servicer (for so long as no Control Termination Event has occurred and is continuing and in respect of any Mortgage Loan that is not an Excluded Loan, with the consent of the Directing Certificateholder) are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. The special servicer will determine the amount of any applicable Loss of Value Payment (with the consent of the Directing

Certificateholder in respect of any Mortgage Loan that is not an Excluded Loan and for so long as no Control Termination Event has occurred and is continuing) and, in the case of any PSA Party Repurchase Request with respect to non-Specially Serviced Loans prior to the occurrence of a Resolution Failure, will communicate such amount to the master servicer for its enforcement action with the mortgage loan seller. In connection with any such determination with respect to any non-Specially Serviced Loan, the master servicer will promptly provide the special servicer, but in any event within the time frame and in the manner provided in the PSA, with the servicing file and all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, any related Serviced Companion Loan, either in the master servicer’s possession or otherwise reasonably available to the master servicer without undue burden or expense, and reasonably requested by the special servicer to the extent set forth in the PSA in order to permit the special servicer to calculate the Loss of Value Payment as set forth in the PSA. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

With respect to any Mortgage Loan (or any related REO Loan), the “Purchase Price” is equal to the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan (including for such purpose, to the extent required pursuant to the succeeding paragraph, the related Companion Loan, if applicable)), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan (including for such purpose, to the extent required pursuant to the succeeding paragraph, the related Companion Loan, if applicable)) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest or Excess Interest on an ARD Loan), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan or related REO Loan (including for such purpose, to the extent required pursuant to the succeeding paragraph, the related Companion Loan, if any), (4) solely in the case of a repurchase or substitution by a mortgage loan seller, all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or related REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Affirmative Asset Review Vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions”, (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan or related REO Loan (including for such purpose, to the extent required pursuant to the succeeding paragraph, the related Companion Loan, if any) (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased prior to the expiration of the additional 90-day period immediately following the initial 90-day period) and (6) solely in the case of a repurchase or substitution by the related mortgage loan seller, any Asset Representations Reviewer Asset Review Fee for such Mortgage Loan, to the extent not previously paid by the related mortgage loan seller.

Solely with respect to any Serviced Whole Loan to be sold as a Defaulted Loan, “Purchase Price” will mean the amount calculated in accordance with the preceding paragraph in respect of the related Whole Loan, including, for such purposes, the Mortgage Loan and the related Companion Loan, as applicable. With respect to any REO Property to be sold by the special servicer for the Purchase Price in accordance with the PSA, “Purchase Price” will mean the amount calculated in accordance with the preceding paragraph in respect of the related REO Loan (including any related Companion Loan). With respect to any sale to any related Companion Holder or mezzanine lender, the “Purchase Price” will be allocated between the related Mortgage Loan and Companion Loan, as applicable, in accordance with the provisions of the related Intercreditor Agreement. Notwithstanding the foregoing, with respect to any repurchase pursuant to the related Mortgage Loan Purchase Agreement and the termination of the Trust, the “Purchase Price” will not include any amounts payable in respect of any related Companion Loan.

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to any Whole Loan, for which no substitution will be permitted) replacing a removed Mortgage Loan that must, on the date of substitution:

(a)  have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)  have a fixed Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)  have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)  accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months);

(e)  have a remaining term to stated maturity not greater than, and not more than five years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)  have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g)  comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)  have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Mortgage File;

(i)   have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)   constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the related mortgage loan seller’s expense);

(k)  not have a maturity date or an amortization period that extends to a date that is after the date five years prior to the Rated Final Distribution Date;

(l)   have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m)        not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the related mortgage loan seller);

(n)  have been approved, so long as no Control Termination Event has occurred and is continuing and the affected Mortgage Loan is not an Excluded Loan, by the Directing Certificateholder;

(o)  prohibit defeasance within two years of the Closing Date;

(p)  not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the grantor trust status of the Grantor Trust or the imposition of tax on the Trust, Grantor Trust or any Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of the PSA, as determined by an opinion of counsel at the cost of the related mortgage loan seller;

(q)  have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)  be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee the certificate administrator and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder.

The foregoing repurchase or substitution obligation or, if the applicable mortgage loan seller elects to make a Loss of Value Payment, the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller may cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for (i) the reasonable amount of any such costs and expenses incurred by the master servicer, the special servicer, the certificate administrator, the trustee or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and (ii) the amount of any fees of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the applicable mortgage loan seller will have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The applicable mortgage loan seller will remit the amount of these costs and expenses and upon its making such remittance, the applicable mortgage loan seller (or other applicable party) will be deemed to have cured the breach in all respects. The applicable mortgage loan seller will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and none of its affiliates and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the related MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of the Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Serviced Companion Loan and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and any related Intercreditor Agreement.

Each Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loans and any related REO Properties (including the issuing entity’s interest in REO Property acquired with respect to a Non-Serviced Whole Loan) will be serviced by the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be deemed to include the servicing and administration of the related Serviced Companion Loans but not to include any Non-Serviced Mortgage Loan, any Non-Serviced Companion Loan and any related REO Property.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (excluding each Non-Serviced Mortgage Loan), any related Companion Loan and any related REO Properties. In the case of any Serviced Whole Loan, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

Certain provisions of each Non-Serviced PSA relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loans, the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loan” and “—Servicing of the Non-Serviced Mortgage Loans” below.

As to particular servicing matters, the discussion under this heading “Pooling and Servicing Agreement” is applicable to each Servicing Shift Whole Loan only while the PSA governs the servicing of the related Servicing Shift Whole Loan. As described in “Risk Factors—Risks Related to Conflicts of Interest—The Servicing of the Servicing Shift Whole Loan Will Shift to Other Servicers”, on and after the applicable Servicing Shift Securitization Date, the related Servicing Shift Whole Loan will be serviced pursuant to the related Servicing Shift PSA, and the provisions of such Servicing Shift PSA may be different than the terms of the PSA, although such Servicing Shift Whole Loan will still need to be serviced in compliance with the requirements of the related Intercreditor Agreement, as described in “Description of the Mortgage Pool—The Whole Loans”.

The PSA does not include an obligation for any party of the PSA to advise a Certificateholder with respect to its rights and protections relative to the trust.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA, the Directing Certificateholder (for so long as no Consultation Termination Event has occurred and is continuing and other than in respect of an Excluded Loan) and the related mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver the Diligence File for each of its Mortgage Loans to the depositor by uploading such Diligence File to the designated website within 60 days following the Closing Date, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will be required to diligently service and administer the Mortgage Loans (excluding each Non-Serviced Mortgage Loan), any related Serviced Companion Loan and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan) for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care: (1) the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and (2) the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or special servicer, as the case may be, with a view to: (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or any Serviced Whole Loan or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Companion Loan, and the best interests of the issuing entity and the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder of the related Companion Loan (as a collective whole as if such Certificateholders and the holder or holders of the related Companion Loan constituted a single lender), taking into account the subordinate or pari passu nature of the related Companion Loan), as determined by the master servicer or special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A) any relationship that the master servicer or special servicer, as the case may be, or any of their respective affiliates, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B) the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C) the obligation, if any, of the master servicer to make advances;

(D) the right of the master servicer or special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)  the ownership, servicing or management for others of (i) a Non-Serviced Mortgage Loan and a Non-Serviced Companion Loan or (ii) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)  any debt that the master servicer or special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G) any option to purchase any Mortgage Loan or the related Companion Loan the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H) any obligation of the master servicer or the special servicer, or any of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or the special servicer or any of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Serviced Companion Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Companion Loan or sale by the special servicer of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower on similar non-defaulted debt of such borrower as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of each Non-Serviced Mortgage Loan, the master servicer and the special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of its respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any Serviced Pari Passu Companion Loan for which it is responsible to one or more third-party sub-servicers, provided that the master servicer and the special servicer, as applicable, will remain obligated under the PSA. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement that provides for the performance by third parties of any or all of its obligations under the PSA without, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, the consent of the Directing

Certificateholder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may, except with respect to certain initial Sub-Servicing Agreements, assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer, the certificate administrator or the depositor pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement to which the depositor is a party. The master servicer or special servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it pursuant to the terms of the related Sub-Servicing Agreement. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable. The master servicer’s consent may also be required for certain other servicing decisions as provided in the related Sub-Servicing Agreement.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, only to the same extent the master servicer is reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “P&I Advance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be nonrecoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)      all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees) that were due on the Mortgage Loans (including any Non-Serviced Mortgage Loan) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and not received as of the business day preceding the P&I Advance Date; and

(2)      in the case of each Mortgage Loan that is delinquent in respect of its balloon payment as of the P&I Advance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of an REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been determined with respect to any Mortgage Loan (or, in the case of a Non-Serviced Whole Loan, an appraisal reduction has been made in accordance with the related Non-Serviced PSA and the master servicer has notice of such appraisal reduction amount) and such Mortgage Loan experiences subsequent delinquencies, then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, Yield Maintenance Charges or Prepayment Premiums, Excess Interest or with respect to any Companion Loan.

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Companion Loan, as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any Mortgaged Property securing such Mortgage Loan (other than a Non-Serviced Mortgage Loan) or REO Property (other than REO Property related to a Non-Serviced Mortgage Loan), in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, none of the master servicer, the special servicer or the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Companion Loan under the related Intercreditor Agreement or the PSA.

The special servicer will have no obligation to make any Servicing Advances. However, in an urgent or emergency situation requiring the making of a Servicing Advance, the special servicer may make such Servicing Advance, and the master servicer will be required to reimburse the special servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the PSA, unless such Advance is determined to be nonrecoverable by the master servicer in its reasonable judgment (in which case it will be reimbursed out of the Collection Account). Once the special servicer is reimbursed, the master servicer will be deemed to have made the special servicer’s Servicing Advance as of the date made by the special servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the PSA.

No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for any Non-Serviced Whole Loans under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

The master servicer will also be obligated to make Servicing Advances with respect to any Serviced Whole Loan. With respect to a Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make property protection advances with respect to such Non-Serviced Whole Loan. See “—Servicing of the Non-Serviced Mortgage Loans”, “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loan”.

Nonrecoverable Advances

Notwithstanding the foregoing, none of the master servicer, the special servicer or the trustee will be obligated to make any Advance that the master servicer or the special servicer, in accordance with the Servicing Standard, or the trustee, in its good faith business judgment, determines would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Mortgage Loan, to the master servicer or special servicer under the pooling and servicing agreement governing any securitization trust into which any related Serviced Companion Loan is deposited, and, with respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer and Non-Serviced Special Servicer), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination will be conclusive and binding on the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is non-recoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is non-recoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is non-recoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) (i) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, and (ii) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (b) estimated future expenses, (c) estimated timing of recoveries, and (d) the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer or the trustee because there is insufficient principal available for such recovery, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination that an Advance is non-recoverable) at any time and may obtain at the expense of the issuing entity any reasonably required analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders, and may be conclusively relied upon by, but (other than a non-recoverability determination by the special servicer) is not binding upon, the master servicer and the trustee. The master servicer and the trustee will be entitled to rely conclusively on and will be bound by any non-recoverability determination of the special servicer. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

With respect to a Non-Serviced Whole Loan, if any servicer under the related Non-Serviced PSA determines that a principal and interest advance with respect to the related Non-Serviced Companion Loan, if made, would be non-recoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to such Non-Serviced Mortgage Loan; provided, however, that the master servicer and the trustee may rely on the non-recoverability determination of the related Non-Serviced Master Servicer or Non-Serviced Trustee under the related Non-Serviced PSA. Similarly, with respect to a Non-Serviced Mortgage Loan, if the master servicer, the special servicer or the trustee, as applicable, determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be non-recoverable, such determination will not be binding on the related Non-Serviced Master Servicer, related Non-Serviced Special Servicer and related Non-Serviced Trustee as such determination relates to any proposed P&I Advance with respect to the related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise).

Recovery of Advances

The master servicer, the special servicer and the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of the Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan or Mortgaged Property (“Related Proceeds”). Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of any Serviced Pari Passu Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. If a Servicing Advance by the master servicer or the special servicer (or trustee, as applicable) on a Serviced Whole Loan becomes a Nonrecoverable Advance and the master servicer, the special servicer or the trustee, as applicable, is unable to recover such amounts from related proceeds or the related Companion Loan, as applicable, the master servicer, the special servicer or the trustee (as applicable) will be permitted to recover such Nonrecoverable Advance (including interest thereon) out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that, with respect to any Mortgage Loan other than an Excluded Loan, any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Certificateholder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the Collection Period for any Distribution Date, the master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such Collection Period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a Collection Period will exceed the full amount of the principal portion of general collections on or relating to the Mortgage Loans deposited in the Collection Account for such Distribution Date, then the master servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, which means (1) that party determines in its sole discretion that waiting 15 days after such a notice could jeopardize its ability to recover such Nonrecoverable Advance, (2) changed circumstances or new or different information becomes known to that party that could affect or cause a determination or whether any Advance is a Nonrecoverable Advance or whether to deter reimbursement of a Nonrecoverable Advance or the determination in clause (1) above, or (3) in the case of the master servicer, it has not timely received from the trustee information required by the master servicer to consider in determining whether to defer reimbursement of a Nonrecoverable Advance. If any of the circumstances described in clause (1), clause (2) or clause (3) above apply, the master servicer or trustee, as applicable, must give the 17g-5 Information Provider notice (in accordance with the procedures regarding Rule 17g-5 set forth in the PSA) of the anticipated reimbursement as soon as reasonably practicable. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement or right to obtain reimbursement.

The master servicer, the special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances if the related Periodic Payment is received on or before the related Due Date and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the P&I Advance Date. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York City edition.

See “—Servicing of the Non-Serviced Mortgage Loans” for reimbursements of servicing advances made in respect of a Non-Serviced Whole Loan under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account on a daily basis (and in no event later than the 2nd business day following receipt in available and properly identified funds) all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, the special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loan or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on any Whole Loan will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (each, a “Companion Distribution Account”) with respect to any Serviced Companion Loan, which may be a sub-account of the Collection Account, and deposit amounts collected in respect of such Serviced Companion Loan in such Companion Distribution Account. The issuing entity will only be entitled to amounts on deposit in any Companion Distribution Account to the extent these funds are not otherwise payable to the holder of a Serviced

Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in a Companion Distribution Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account, to the extent of funds on deposit in the Collection Account, on or before the related P&I Advance Date, the Available Funds for such Distribution Date and any Yield Maintenance Charges or Prepayment Premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account” and an “Upper-Tier REMIC Distribution Account”, both of which may be sub-accounts of a single account, (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account, plus, among other things, any P&I Advances less amounts, if any, distributable to the Class R certificates) as set forth in the PSA generally to make distributions of interest and principal from Available Funds to the holders of the Regular Certificates, as described under “Description of the Certificates—Distributions”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the P&I Advance Date occurring each February and on any P&I Advance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the P&I Advance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the P&I Advance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator will also be required to establish and maintain an account (the “Excess Interest Distribution Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. On the P&I Advance Date immediately preceding the applicable Distribution Date, the master servicer is required to remit to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to any Excess Interest received by the master servicer during the related Collection Period.

The certificate administrator may be required to establish and maintain an account (the “Gain-on-Sale Reserve Account”), which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be deposited into the Gain-on-Sale Reserve Account and will be applied on the applicable Distribution Date as part of Available Funds to all amounts due and payable on the Regular Certificates including to reimburse for Realized Losses previously allocated to such certificates and to the extent not so applied, such gains will be held and applied to all amounts due and payable on the Regular Certificates and to offset future Realized Losses, if any (as determined by the special servicer). Any remaining amounts will be distributed on the Class R certificates on the final Distribution Date.

The special servicer will also be required to establish one or more segregated custodial accounts (each, an “REO Account”) for collections from REO Properties. Each REO Account will be maintained by the special servicer in either its own name or in the name of the limited liability company wholly owned by the Trust and which is managed by the special servicer formed to hold title to the foreclosure property on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Distribution Accounts, the Interest Reserve Account, the Companion Distribution Account, Gain-on-Sale Reserve Account, the Excess Interest Distribution Account and the REO Account are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer will be payable to each of them as additional compensation, and each of them will be required to bear any losses resulting from its investment of such funds.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the applicable Companion Distribution Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to any Serviced Whole Loan, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)   to remit on or before each P&I Advance Date (A) to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Available Funds and any Prepayment Premiums or Yield Maintenance Charges attributable to the Mortgage Loans on the related Distribution Date and (B) to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received by the master servicer in the applicable one month period ending on the related Determination Date, if any;

(ii)   to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to any Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)   to pay to the master servicer and special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)   to pay to the operating advisor the Operating Advisor Consulting Fee (but, with respect to the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates, only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(v)   to pay to the asset representations reviewer the Asset Representations Reviewer Fee and any unpaid Asset Representations Reviewer Asset Review Fee (but only to the extent such Asset Representations Reviewer Asset Review Fee is to be paid by the issuing entity);

(vi)   to reimburse the trustee, the special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(vii)   to reimburse the master servicer, the special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(viii)   to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the related mortgage loan seller’s obligations under the applicable section of the related MLPA;

(ix)   to pay for any unpaid costs and expenses incurred by the issuing entity;

(x)   to pay itself and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the Companion Distribution Account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date) and (B) certain penalty charges and default interest;

(xi)   to recoup any amounts deposited in the Collection Account in error;

(xii)   to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA;

(xiii)   to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xiv)   to pay any applicable federal, state or local taxes imposed on any Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xv)   to pay the CREFC® Intellectual Property Royalty License Fee;

(xvi)   to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xvii)   to pay the related mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement;

(xviii)   to remit to the certificate administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to the PSA;

(xix)   to remit to the companion paying agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to the PSA; and

(xx)   to clear and terminate its Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

No amounts payable or reimbursable to parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to a Mortgage Loan that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of the related Companion Loan. If the master servicer makes, with respect to any related Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Pari Passu Companion Loan’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or a Non-Serviced Mortgage Loan) or the special servicer (with respect to Specially Serviced Loans and REO Properties) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Pari Passu Companion Loan or, if and to the extent permitted under the related Intercreditor Agreement, from the holder of the related Serviced Pari Passu Companion Loan.

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Intercreditor

Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans”.

If a P&I Advance is made with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Companion Loan. Likewise, the Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Fee that accrue with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The parties to the PSA other than the depositor will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the parties to the PSA from amounts that the issuing entity is entitled to receive. In addition, CREFC® will be entitled to a license fee for use of its names and trademarks, including the CREFC® Investor Reporting Package. Certain additional fees and costs payable by the related borrowers are allocable to the parties to the PSA other than the depositor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees
Master Servicing Fee / Master Servicer	With respect to the Mortgage Loans and any related Serviced Companion Loan and any REO Loan, the product of the monthly portion of the related annual Servicing Fee Rate calculated on the Stated Principal Balance of such Mortgage Loan and Serviced Companion Loan.	Out of recoveries of interest with respect to the related Mortgage Loan (and any related Serviced Companion Loan) or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Special Servicing Fee / Special Servicer	With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are Specially Serviced Loans (including REO Properties), the product of the monthly portion of the related annual Special Servicing Fee Rate calculated on the Stated Principal Balance of such Specially Serviced Loan.	First, from liquidation proceeds, insurance and condemnation proceeds, and collections in respect of the related Mortgage Loan (and any related Serviced Companion Loan), and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Workout Fee / Special Servicer(2)	With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are Corrected Loans, the Workout Fee Rate multiplied by all payments of interest and principal received on such Mortgage Loan and the related Serviced Pari Passu Companion Loan for so long as they remain a Corrected Loan.	Out of each collection of interest, principal, and prepayment consideration received on the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time
Liquidation Fee / Special Servicer(2)	With respect to (i) each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are Specially Serviced Loans for which the special servicer obtains a full, partial or discounted payoff or any liquidation proceeds, insurance proceeds and condemnation proceeds, an amount calculated by application of a Liquidation Fee Rate to the related payment or proceeds and (ii) in certain circumstances, each Mortgage Loan repurchased by a mortgage loan seller (or as to which a Loss of Value Payment is made), an amount calculated by application of the Liquidation Fee Rate to the related payment or proceeds (exclusive of default interest).	From any liquidation proceeds, insurance proceeds, condemnation proceeds and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Additional Servicing Compensation / Master Servicer and/or Special Servicer(3)	All modification fees, assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest, review fees and other similar fees actually collected on the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan.	Related payments made by borrowers with respect to the related Mortgage Loans and any related Serviced Companion Loan.	Time to time
Certificate Administrator/Trustee Fee/Certificate Administrator	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Certificate Administrator/Trustee Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly
Certificate Administrator/Trustee Fee/Trustee	With respect to each Distribution Date, a portion of the monthly portion of the annual Certificate Administrator/Trustee Fee.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly
Operating Advisor Fee / Operating Advisor	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Operating Advisor Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan and REO Loan (excluding any related Companion Loan).	First, out of recoveries of interest with respect to the related Mortgage Loan and then, if the related Mortgage Loan has been liquidated, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Operating Advisor Consulting Fee / Operating Advisor	$10,000 for each Major Decision made with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan after the related Servicing Shift Securitization Date) or Serviced Whole Loan (or such lesser amount as the master servicer or special servicer, as applicable, collects from the related borrower with respect to such Mortgage Loan or Serviced Whole Loan).	Payable by the related borrower when incurred during the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates; and when incurred subsequent to such period, out of general collections on deposit in the Collection Account.	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Asset Representations Reviewer Fee / Asset Representations Reviewer	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Asset Representations Reviewer Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (excluding any Companion Loan).	Out of general collections on deposit in the Collection Account.	Monthly
Asset Representations Reviewer Upfront Fee	A fee of $5,000 on the Closing Date.	Payable by the mortgage loan sellers.	At closing
Asset Representations Reviewer Asset Review Fee	For each Delinquent Loan, the sum of: (i) $15,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance less than $20,000,000, (ii) $20,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance greater than or equal to $20,000,000, but less than $40,000,000 or (iii) $25,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance greater than or equal to $40,000,000.	Payable by the related mortgage loan seller; provided, however, that if (i) the related mortgage loan seller is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the application of Realized Losses to such certificates and the related mortgage loan seller fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust out of general collections on deposit in the Collection Account.	In connection with each Asset Review with respect to a Delinquent Loan.
Servicing Advances / Master Servicer, Special Servicer or Trustee	To the extent of funds available, the amount of any Servicing Advances.	First, from funds collected with respect to the related Mortgage Loan (and any related Serviced Companion Loan), and with respect to any Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, then out of general collections with respect to Mortgage Loans on deposit in the Collection Account, subject to certain limitations.	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Interest on Servicing Advances / Master Servicer, Special Servicer or Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of late payment charges and default interest on the related Mortgage Loan (and any related Serviced Companion Loan), and then, after or at the same time such Servicing Advance is reimbursed, out of any other amounts then on deposit in the Collection Account, subject to certain limitations.	Time to time
P&I Advances / Master Servicer and Trustee	To the extent of funds available, the amount of any P&I Advances.	First, from funds collected with respect to the related Mortgage Loan and then, with respect to a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections on deposit in the Collection Account.	Time to time
Interest on P&I Advances / Master Servicer and Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of default interest and late payment charges on the related Mortgage Loan and then, after or at the same time such P&I Advance is reimbursed, out of general collections then on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Indemnification Expenses /
Trustee, Certificate Administrator, Depositor, Master Servicer, Special Servicer, Operating Advisor or Asset Representations Reviewer and any director, officer, employee or agent of any of the foregoing parties	Amount to which such party is entitled for indemnification under the PSA.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account (and, under certain circumstances, from collections on any Serviced Companion Loan).	Time to time
CREFC® Intellectual Property Royalty License Fee / CREFC®	With respect to each Distribution Date, an amount equal to the product of the CREFC® Intellectual Property Royalty License Fee Rate multiplied by the outstanding principal amount of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Expenses of the issuing entity not advanced (which may include reimbursable expenses incurred by the operating advisor or asset representations reviewer, expenses relating to environmental remediation or appraisals, expenses of operating REO Property and expenses incurred by any independent contractor hired to operate REO Property)	Based on third party charges.	First from collections on the related Mortgage Loan (income on the related REO Property), if applicable, and then from general collections with respect to Mortgage Loans in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.	Time to time

(1)	With respect to any Mortgage Loan and any related Serviced Companion Loan (or any Specially Serviced Loan) in respect of which an REO Property was acquired, all references to Mortgage Loan, Companion Loan, Specially Serviced Loan in this table will be deemed to also be references to or to also include any REO Loans.

With respect to each Non-Serviced Mortgage Loan, the related master servicer, special servicer, certificate administrator, trustee, operating advisor, if any, and/or asset representations reviewer, if any, under the related Non-Serviced PSA will be entitled to receive similar fees and reimbursements with respect to that Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to each Non-Serviced Whole Loan), such amounts may be reimbursable from general collections on the other Mortgage Loans to the extent not recoverable from the related Non-Serviced Whole Loan.

In connection with the servicing and administration of any Serviced Whole Loan pursuant to the terms of the PSA and the related Intercreditor Agreement, the master servicer and special servicer will be entitled to servicing compensation, without duplication, with respect to the related Serviced Companion Loan as well as the related Mortgage Loan to the extent consistent with the PSA and not prohibited by the related Intercreditor Agreement.

(2)	Subject to certain offsets as described below. Circumstances as to when a Liquidation Fee or a Workout Fee is not payable are set forth in this “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” section.

(3)	Allocable between the master servicer and the special servicer as provided in the PSA.

Master Servicing Compensation

The fee of the master servicer including the fee of any primary or other sub-servicer (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each Mortgage Loan, Serviced Companion Loan (to the extent not prohibited under the related Intercreditor Agreement) and REO Loan (other than the portion of any REO Loan related to any Non-Serviced Companion Loan) (including Specially Serviced Loans and any Non-Serviced Mortgage Loan constituting a “specially serviced loan” under any related Non-Serviced PSA) and will accrue at a rate (the “Servicing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan, Serviced Companion Loan or REO Loan, equal to a per annum rate ranging from 0.00250% to 0.05125% The Servicing Fee payable to the master servicer with respect to any related Serviced Companion Loan will be payable, subject to the terms of the related Intercreditor Agreement, from amounts payable in respect of the related Companion Loan.

The master servicer and the special servicer will be entitled to retain, as additional servicing compensation (other than with respect to a Non-Serviced Mortgage Loan), certain amounts to the extent collected from borrowers as presented in the table below.

Additional Servicing Compensation

Fee	Master Servicer	Special Servicer
Excess Modification Fees	Non-Specially Serviced Loans: 100%(1)	Specially Serviced Loans: 100% Non-Specially Serviced Loans: 50%(1)
Defeasance Fees	All Mortgage Loans: 100%(2)	N/A
Assumption Application Fees	Underlying Assumption Processed by the Master Servicer: 100%	Underlying Assumption Processed by the Special Servicer: 100%
Assumption, Waiver, Consent, Earnout and Similar Fees	Non-Specially Serviced Loans: 100%(1)	Specially Serviced Loans: 100% Non-Specially Serviced Loans: 50%(1)
Major Decision Fees	Non-Specially Serviced Loans: 50%	Non-Specially Serviced Loans: 50% Specially Serviced Loans: 100%(3)
Special Servicer Non-Major Decision Fees	Non-Specially Serviced Loans: 50%	Non-Specially Serviced Loans: 50% Specially Serviced Loans: 100%

(1)	The master servicer and the special servicer will each receive 50% of such fees for non-Specially Serviced Loans involving Major Decisions and/or Special Servicer Non-Major Decisions.

(2)	For the avoidance of doubt, any such defeasance fees will not include any Modification Fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA.

(3)	The master servicer and the special servicer will each receive 50% of such fees related to clause (xviii) of the definition of “Major Decisions”.

In addition, the master servicer will also be entitled to late payment charges, demand charges and default interest paid by borrowers (that were accrued while the related Mortgage Loans (other than a Non-Serviced Mortgage Loan) or any related Serviced Companion Loan (to the extent not prohibited by the related Intercreditor Agreement) were not Specially Serviced Loans), but only to the extent such late payment charges, demand charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses incurred with respect to the related Mortgage Loan or, if provided under the related Intercreditor Agreement, any related Serviced Companion Loan since the Closing Date.

Furthermore, the master servicer will also be entitled to charges collected by the master servicer for checks returned for insufficient funds with respect to accounts held by the master servicer.

Notwithstanding anything to the contrary, the master servicer and the special servicer will each be entitled to charge and retain reasonable review fees in connection with any borrower request to the extent such fees are not prohibited under the related Mortgage Loan documents and are actually paid by or on behalf of the related borrower.

With respect to any of the preceding fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof, the master servicer and the special servicer will each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the master servicer decides not to charge any fee, the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee and the master servicer will not be entitled to any of such fee charged by the special servicer. Similarly, if the special servicer decides not to charge any fee, the master servicer will nevertheless be entitled to charge its portion of the related fee to which the master servicer would have been entitled if the special servicer had charged a fee and the special servicer will not be entitled to any portion of such fee charged by the master servicer.

In addition, the master servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account and Companion Distribution Account in Permitted Investments, and the master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA. The master servicer also is entitled to retain any interest earned on any servicing escrow account maintained by the master servicer, to the extent the interest is not required to be paid to the related borrowers.

See “—Modifications, Waivers and Amendments”.

“Excess Modification Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan or Serviced Whole Loan, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the issuing entity with respect to the related Mortgage Loan or Serviced Whole Loan, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower or otherwise.

“Modification Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such Mortgage Loan documents and/or related Serviced Companion Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to the master servicer and the special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such person from the related borrower within the prior 12 months of the collection of the current Excess Modification Fees) will be subject to a cap equal to the greater of (i) 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan after giving effect to such modification, extension, waiver or amendment and (ii) $25,000.

The Servicing Fee is calculated on the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan and any successor REO Loan) and any related Serviced Companion Loan in the same manner as interest is calculated on such Mortgage Loan and Serviced Companion Loan. The Servicing Fee for each Mortgage Loan and any successor REO Loan is included in the Administrative Cost Rate listed for that Mortgage Loan on Annex A-1. Any Servicing Fee Rate calculated on an Actual/360 Basis will be recomputed on the basis of twelve 30-day months, assuming a 360-day year (“30/360 Basis”) for purposes of calculating the Net Mortgage Rate.

Pursuant to the terms of the PSA, Midland will be entitled to retain a portion of the Servicing Fee with respect to each Mortgage Loan and any successor REO Loan (other than a Non-Serviced Mortgage Loan) and, to the extent provided for in the related Intercreditor Agreement, each related Serviced Pari Passu Companion Loan, notwithstanding any termination or resignation of such party as master servicer; provided that Midland may not retain any portion of the Servicing Fee to the extent that portion of the Servicing Fee is required to appoint a successor master servicer. In addition, Midland will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

The master servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The master servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. The master servicer will be responsible for all fees payable to any sub-servicers. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

With respect to a Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer (or primary servicer) will be entitled to a primary servicing fee shown in the table titled “Non-Serviced Mortgage Loans” in “Summary of Terms”.

Special Servicing Compensation

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and each REO Loan (other than a Non-Serviced Mortgage Loan) on a loan-by-loan basis at a rate equal to the greater of a per annum rate of 0.25000% and the per annum rate that would result in a special servicing fee of $3,500 for the related month (the “Special Servicing Fee Rate”), calculated on the basis of the Stated Principal Balance of the related Mortgage Loan (including any REO Loan) and Companion Loan, as applicable, and in the same manner as interest is calculated on the Specially Serviced Loans or REO Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or Specially Serviced Loan and then from general collections on all the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any REO Properties. Each Non-Serviced Whole Loan will be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loan”.

The “Workout Fee” will generally be payable with respect to each Corrected Loan and will be calculated by application of a “Workout Fee Rate” of 1.00% to each collection (other than penalty charges and Excess Interest) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, balloon payments, and payments at the maturity date or at the Anticipated Repayment Date) received on the Corrected Loan for so long as it remains a Corrected Loan; provided, however, that after receipt by the special servicer of Workout Fees with respect to such Corrected Loan in an amount equal to $25,000, any Workout Fees in excess of such amount will be reduced by the Excess Modification Fee Amount received by the special servicer; provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at the Workout Fee Rate is less than $25,000, then the special servicer will be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in total Workout Fees payable to the special servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) equal to $25,000. The “Excess Modification Fee Amount” with respect to the master servicer or special servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, is an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including the related Serviced Companion Loan, if applicable, unless prohibited under the related Intercreditor Agreement) and received and retained by the master servicer or the special servicer, as applicable, as compensation within the prior 12 months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. The Non-Serviced Whole Loan will be subject to a similar workout fee pursuant to the related Non-Serviced PSA. For further details, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The Workout Fee with respect to any Corrected Loan will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Mortgage Loan (including a Serviced Companion Loan) again becomes a Corrected Loan. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to a related Mortgage Loan or REO Loan and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

The special servicer will not be entitled to any Workout Fee with respect to a Non-Serviced Mortgage Loan or if a Mortgage Loan or the Serviced Whole Loan becomes a Specially Serviced Loan solely because of an event described in clause (1) of the definition of “Specially Serviced Loan” under the heading “Pooling and Servicing Agreement—Special Servicing Transfer Event” and such payoff thereafter timely occurs within the specified timeframe.

If the special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a Mortgage Loan or Serviced Companion Loan that became a Corrected Loan during the period that it acted as special servicer and remained a Corrected Loan at the time of that termination or resignation, except that such Workout Fees will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan. The successor special servicer will not be entitled to any portion of those Workout Fees. If the special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the special servicer and evidenced by a signed writing, but which had not as of the time the special servicer resigned or was terminated become a Corrected Loan solely because the borrower had not made 3 consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such 3 consecutive timely Periodic Payments.

A “Liquidation Fee” will be payable to the special servicer with respect to (a) each Specially Serviced Loan or REO Property (except with respect to any Non-Serviced Mortgage Loan) as to which the special servicer receives (i) a full, partial or discounted payoff from the related borrower or (ii) any Liquidation Proceeds or Insurance and Condemnation Proceeds (including with respect to the related Companion Loan, if applicable) (in any case, other than amounts for which a Workout Fee has been paid, or will be payable) or (b) any Loss of Value Payment or Purchase Price paid by a mortgage loan seller with respect to any Mortgage Loan. The Liquidation Fee for each Specially Serviced Loan and REO Property will be payable from, and will be calculated by application of a “Liquidation Fee Rate” of 1.00% to the related payment or proceeds (or, if such rate would result in an aggregate liquidation fee less than $25,000, then the Liquidation Fee Rate will be equal to such rate as would result in an aggregate liquidation fee equal to $25,000); provided that the Liquidation Fee with respect to any Specially Serviced Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including a Serviced Companion Loan) or REO Property and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds or a Loss of Value Payment received in connection with:

(i)   (A) the repurchase of, or substitution for, any Mortgage Loan or Serviced Companion Loan by a mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation within the time period (or extension of such time period, if applicable) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of such time period (or extension of such time period, if applicable), or (B) the payment of a Loss of Value Payment in connection with any such breach or document defect if the applicable mortgage loan seller makes such Loss of Value Payment within the 90-day initial cure period or, if applicable, within the subsequent 90-day extended cure period,

(ii)   the purchase of any Specially Serviced Loan or an REO Property that is subject to mezzanine indebtedness by the holder of the related mezzanine loan, in each case, within 90 days of such holder’s purchase option first becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan,

(iii)   the purchase of all of the Mortgage Loans and REO Properties in connection with any termination of the issuing entity,

(iv)   with respect to a Serviced Companion Loan, (A) a repurchase of such Serviced Companion Loan by the related mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation under the pooling and servicing agreement for the securitization trust that owns such Serviced Pari Passu Companion Loan within the time period (or extension of such time period) provided for such repurchase if such repurchase occurs prior to the termination of such extended period provided in such pooling and servicing agreement or (B) a purchase of such Serviced Companion Loan (if any) by an applicable party to a pooling and servicing agreement pursuant to a clean-up call or similar liquidation of another securitization entity,

(v)   the purchase of any Specially Serviced Loan by the special servicer or its affiliate (except if such affiliate purchaser is the Directing Certificateholder or its affiliate; provided, however, that if no Control Termination Event has occurred and is continuing, and such affiliated Directing Certificateholder or its affiliate purchases any Specially Serviced Loan within 90 days after the special servicer delivers to the Directing Certificateholder for approval the initial asset status report with respect to such Specially Serviced Loan, the special servicer will not be entitled to a liquidation fee in connection with such purchase by the Directing Certificateholder or its affiliates), or

(vi)   if a Mortgage Loan or the Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Specially Serviced Loan” under the heading “Pooling and Servicing Agreement—Special Servicing Transfer Event” and the related Liquidation Proceeds are received within 120 days following the related maturity date as a result of the related Mortgage Loan or the Serviced Whole Loan being refinanced or otherwise repaid in full, provided that such Specially Serviced Loan only became a Specially Serviced Loan on or after its maturity date.

Notwithstanding the foregoing, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (vi) above, the special servicer may still collect and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related Mortgage Loan documents. Each Non-Serviced Whole Loan will be subject to a similar liquidation fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loan”.

The special servicer will also be entitled to additional servicing compensation as presented in the table titled “Additional Servicing Compensation” in “—Master Servicing Compensation”.

In addition, the special servicer will also be entitled to late payment charges, demand charges and default interest paid by the borrowers and accrued while the related Mortgage Loans (including the related Companion Loan, if applicable) were Specially Serviced Loans and that are not needed to pay interest on Advances or certain additional trust fund expenses with respect to the related Mortgage Loan (including the related Companion Loan, if applicable) since the Closing Date.

Furthermore, the special servicer will also be entitled to charges collected by the special servicer for checks returned for insufficient funds with respect to accounts held by the special servicer.

The special servicer also is authorized but not required to invest or direct the investment of funds held in the REO Account and the Loss of Value Payment reserve account in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

With respect to any of the preceding fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof, the master servicer and the special servicer will each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the master servicer decides not to charge any fee, the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee and the master servicer will not be entitled to any of such fee charged by the special servicer. Similarly if the special servicer decides not to charge any fee, the master servicer will nevertheless be entitled to charge its portion of the related fee to which the master servicer would have been entitled if the special servicer had charged a fee and the special servicer will not be entitled to any portion of such fee charged by the master servicer.

Each Non-Serviced Mortgage Loan is serviced under the related Non-Serviced PSA (including on those occasions under such Non-Serviced PSA when the servicing of such Non-Serviced Mortgage Loan has been transferred from the related Non-Serviced Master Servicer to the related Non-Serviced Special Servicer). Accordingly, in its capacity as the special servicer under the PSA, the special servicer will not be entitled to receive any special servicing compensation for any Non-Serviced Mortgage Loan. Only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any such Non-Serviced Mortgage Loan and only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any related Non-Serviced Whole Loan. The related Non-Serviced Special Servicer will be entitled to special servicing compensation shown in the table titled “Non-Serviced Mortgage Loans” in “Summary of Terms”.

Disclosable Special Servicer Fees

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any Disclosable Special Servicer Fees in connection with the disposition, workout or foreclosure of any Mortgage Loan and Serviced Pari Passu Companion Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA. The PSA will also provide that, with respect to each Distribution Date, the special servicer must deliver or cause to be delivered to the master servicer within two business days following the Determination Date, and the master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the P&I Advance Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates with respect to such Distribution Date, provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and related Serviced Companion Loan (including any related REO Property), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any mortgagor, any manager, any guarantor or indemnitor in respect of such Mortgage Loan or Serviced Companion Loan and any purchaser of such Mortgage Loan or Serviced Companion Loan or

REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan or related Serviced Companion Loan, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which the special servicer is entitled pursuant to the PSA or any Non-Serviced PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title agency fees, insurance commissions or fees and appraisal fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and Serviced Companion Loan (including any related REO Property) in accordance with the PSA.

The special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The special servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”); provided that the Certificate Administrator/Trustee Fee includes the trustee fee. The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.01130% per annum (the “Certificate Administrator/Trustee Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans or REO Loans.

Operating Advisor Compensation

The fee of the operating advisor (the “Operating Advisor Fee”) will be payable monthly from amounts received in respect of each Mortgage Loan and REO Loan (excluding any related Companion Loan), and will be equal to the product of 0.00217% per annum (the “Operating Advisor Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans (excluding any related Companion Loan) and will be calculated in the same manner as interest is calculated on such Mortgage Loans and REO Loans.

An “Operating Advisor Consulting Fee” will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation obligations and performed its duties with respect to that Major Decision. The Operating Advisor Consulting Fee will be a fee for each such Major Decision equal to $10,000 (or such lesser amount as the master servicer or special servicer, as applicable, collects from the related borrower) with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan after the related Servicing Shift Securitization Date) or Serviced Whole Loan; provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision; provided, further, however, that to the extent such fee is incurred after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such certificates, such fee will be payable in full to the operating advisor as a trust fund expense.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”, but with respect to the Operating Advisor Consulting Fee, only as and to the extent that such fee is actually received from the related borrower (other than as described above). If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or the special servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision that are consistent with the efforts in accordance with the Servicing Standard that the master servicer or special servicer, as applicable, would use to collect any fee owed to it by a borrower, but only to the extent not prohibited by the related Mortgage Loan documents, and in no event will the master servicer or the special servicer take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard; provided that the master servicer or special servicer, as applicable, will be required to consult, on a non-binding basis, with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Asset Representations Reviewer Compensation

The asset representations reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date. As compensation for the performance of its routine duties, the asset representations reviewer will be paid a fee (the “Asset Representations Reviewer Fee”). The Asset Representations Reviewer Fee will be payable monthly from amounts received in respect of each Mortgage Loan and REO Loan (excluding any related Companion Loan), will be equal to the product of a rate equal to 0.00030% per annum (the “Asset Representations Reviewer Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans. In connection with each Asset Review with respect to each Delinquent Loan (in such case, a “Subject Loan”), the asset representations reviewer will be required to be paid a fee equal to (i) $15,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance less than $20,000,000, (ii) $20,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance greater than or equal to $20,000,000, but less than $40,000,000 or (iii) $25,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance greater than or equal to $40,000,000 (any such fee, the “Asset Representations Reviewer Asset Review Fee”).

The Asset Representations Reviewer Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the related mortgage loan seller; provided, however, that if (i) the related mortgage loan seller is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the application of Realized Losses to such certificates and the related mortgage loan seller fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer of such insolvency or failure to pay such amount (which evidence may be an officer’s certificate of the asset representations reviewer); provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the Enforcing Servicer will be required, in accordance with the Servicing Standard, to pursue remedies against such mortgage loan seller to recover any such amounts to the extent paid by the issuing entity. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller, and such portion of the Purchase Price received will be used to reimburse the trust for any such fees paid to the asset representations reviewer pursuant to the terms of the PSA.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan and REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan and REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(1)      120 days after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the Mortgage Loan, a related Companion Loan or a Serviced Whole Loan, as applicable;

(2)      the date on which a reduction in the amount of Periodic Payments on the Mortgage Loan or Companion Loan, as applicable, or a change in any other material economic term of the Mortgage Loan or Companion Loan, as applicable (other than an extension of its maturity), becomes effective as a result of a modification of the related Mortgage Loan or Companion Loan, as applicable, by the special servicer;

(3)      30 days after the date on which a receiver has been appointed for the Mortgaged Property;

(4)      30 days after the date on which a borrower or the tenant at a single tenant property declares bankruptcy (and the bankruptcy petition is not otherwise dismissed within such time);

(5)      60 days after the date on which an involuntary petition of bankruptcy is filed with respect to the borrower if not dismissed within such time;

(6)      90 days after an uncured delinquency occurs in respect of a balloon payment with respect to such Mortgage Loan or Companion Loan, except where a refinancing is anticipated within 120 days after the maturity date of the Mortgage Loan and related Companion Loan in which case 120 days after such uncured delinquency; and

(7)      immediately after a Mortgage Loan or related Companion Loan becomes an REO Loan;

provided, however, that the 30-day period referenced in clauses (3) and (4) above will not apply if the related Mortgage Loan is a Specially Serviced Loan.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Mortgage Loan (other than any Non-Serviced Mortgage Loan), Serviced Companion Loan or Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the special servicer (and, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence and continuance of a Consultation Termination Event, in consultation with the Directing Certificateholder and, after the occurrence and during the continuance of a Control Termination Event, in consultation with the Directing Certificateholder (except with respect to any such Excluded Loan) and the operating advisor and, after the occurrence and during the continuance of a Consultation Termination Event, in consultation with the operating advisor), as of the first Determination Date that is at least 10 business days following the later of (i) the date on which the special servicer receives an appraisal (together with information requested by the special servicer from the master servicer in accordance with the PSA reasonably necessary to calculate the Appraisal Reduction Amount) or conducts a valuation described below and (ii) the occurrence of such Appraisal Reduction Event, equal to the excess of

(a)          the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)          the excess of

1.    the sum of

a)	90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as an Advance), or (B) by an internal valuation performed by the special servicer (or at the special servicer’s election, by one or more MAI appraisals obtained by the special servicer) with respect to any Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance less than $2,000,000, minus with respect to any MAI appraisals such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant; and

b)	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; over

2.    the sum as of the Due Date occurring in the month of the date of determination of

a)	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate,

b)	all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan, and

c)	all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan or Serviced Whole Loan (which taxes, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer, the special servicer or the trustee, as applicable).

Each Serviced Whole Loan will be treated as a single mortgage loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loans, as applicable, that comprise such Serviced Whole Loan. In the absence of any allocation specified in the related Intercreditor Agreement, any Appraisal Reduction Amount in respect of a Serviced Whole Loan will be allocated, pro rata, to the related Mortgage Loan and any related Serviced Pari Passu Companion Loans based upon their respective outstanding principal balances.

The special servicer will be required to use reasonable efforts to order an appraisal or conduct a valuation promptly upon the occurrence of an Appraisal Reduction Event (other than with respect to a Non-Serviced Whole Loan). On the first Determination Date occurring on or after the tenth business day following the later of (a) receipt of the MAI appraisal (together with the information requested by the special servicer from the master servicer, reasonably necessary to calculate the Appraisal Reduction Amount) or the completion of the valuation and (b) the occurrence of such Appraisal Reduction Event, the special servicer will be required to calculate and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence and continuance of any Consultation Termination Event, the Directing Certificateholder, the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation and receipt of information requested by the special servicer from the master servicer reasonably necessary to calculate the Appraisal Reduction Amount.

Following the master servicer’s receipt from the special servicer of the calculation of the Appraisal Reduction Amounts, the master servicer will be required to provide such information to the certificate administrator in the form of the CREFC® loan periodic update file.

Each such report of the Appraisal Reduction Amount will also be forwarded by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan), to the extent the related Serviced Pari Passu Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Pari Passu Companion Loan has been sold, or to the holder of any related Serviced Pari Passu Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan).

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event (or, in the case of an appraisal in connection with an Appraisal Reduction Event described in clauses (1) and (6) of the definition of Appraisal Reduction Event above, within 120 days (in the case of clause (1)) or 90 or 120 days (in the case of clause (6)), respectively, after the initial delinquency for the related Appraisal Reduction Event), the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal or valuation is received (together with information requested by the special servicer from the master servicer in accordance with the PSA) or performed by the special servicer and the Appraisal Reduction Amount is calculated by the special servicer as of the first Determination Date that is at least 10 business days after the later of (a) the special servicer’s receipt of such MAI appraisal or the completion of the valuation and (b) the occurrence of such Appraisal Reduction Event. The master servicer will provide (via electronic delivery) the special servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount pursuant to its definition using reasonable efforts to deliver such information within four business days of the special servicer’s reasonable request; provided that the special servicer’s failure to timely make such a request will not relieve the master servicer of its obligation to use reasonable efforts to provide such information to the special servicer within 4 business days following the special servicer’s reasonable request. The master servicer will not calculate Appraisal Reduction Amounts.

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan or Serviced Whole Loan has remained current for 3 consecutive Periodic Payments, and with respect to which no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan during the preceding 3 months (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Pari Passu Companion Loan or Serviced Whole Loan)), the special servicer is required (i) within 30 days of each anniversary of the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to notify the master servicer of the occurrence of such anniversary or determination and to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the special servicer from the master servicer necessary to calculate the Appraisal Reduction Amount, the special servicer is required to determine or redetermine, as applicable, and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence and continuance of a Consultation Termination Event and other than with respect to an Excluded Loan, to the Directing Certificateholder, the amount and calculation or recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount with respect to the Mortgage Loan, Companion Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded to the holder of any related Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan). Prior to the occurrence and continuance of a Consultation Termination Event (and unless the related Mortgage Loan is an Excluded Loan), the special servicer will consult with the Directing Certificateholder with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 12-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the special servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan; provided that the special servicer is not aware of any material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above. The existence of an appraisal reduction under a Non-Serviced PSA in respect of the related Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on the related Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to such Non-Serviced PSA, the related Non-Serviced Mortgage Loan will be treated, together with each related Non-Serviced Companion Loan, as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise a Non-Serviced Whole Loan. Any appraisal reduction calculated with respect to a Non-Serviced Whole Loan will generally be allocated to the related Non-Serviced Mortgage Loan and the related Non-Serviced Companion Loan, on a pro rata basis based upon their respective Stated Principal Balances. Any appraisal reduction amount determined under such Non-Serviced PSA and allocable to such Non-Serviced Mortgage Loan pursuant to the related intercreditor agreement will constitute an “Appraisal Reduction Amount” under the terms of the PSA with respect to the Non-Serviced Mortgage Loan.

If any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount becomes a Corrected Loan, and no other Appraisal Reduction Event has occurred and is continuing with respect to such Mortgage Loan or Serviced Whole Loan, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the allocable amount of interest available to the most subordinate class of certificates then-outstanding (i.e., first, to the Class NR-RR certificates, second, to the Class G-RR certificates, third, to the Class F-RR certificates, fourth, to the Class E-RR certificates, fifth, to the Class D-RR certificates, sixth, to the Class D certificates, seventh, to the Class C certificates, eighth, to the Class B certificates, ninth, to the Class A-S certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). See “—Advances”.

As of the first Determination Date following a Mortgage Loan (other than a Non-Serviced Mortgage Loan) becoming an AB Modified Loan, the special servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. The master servicer will be required to provide (via electronic delivery) the special servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Collateral Deficiency Amount for any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any Serviced Pari Passu Companion Loan using reasonable efforts to deliver such information within 4 business days of the special servicer’s reasonable request. Upon obtaining knowledge or receipt of notice by the master servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the master servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information in its possession relevant to a Collateral Deficiency Amount determination. Upon obtaining actual knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the master servicer thereof. None of the master servicer (with respect to Mortgage Loans other than any Non-Serviced Mortgage Loan), the special servicer (with respect to Non-Serviced Mortgage Loans), the trustee, the operating advisor or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination for any Mortgage Loan, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The master servicer and the certificate administrator will be entitled to conclusively rely on the special servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan). With respect to a Non-Serviced Mortgage Loan, the special servicer and the certificate administrator will be entitled to conclusively rely on the applicable Non-Serviced Special Servicer’s calculation of any Appraisal Reduction Amount with respect to such Mortgage Loan and on the master servicer’s calculation or determination of any Collateral Deficiency Amount with respect to such Mortgage Loan.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan

(taking into account the related junior note(s) and any pari passu notes included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent appraised value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such appraised value (or in the calculation of any related Appraisal Reduction Amount) and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related thereto) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided that in the case of an Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y) and solely to the extent not reflected or taken into account in the calculation of any related Appraisal Reduction Amount) held by the lender in respect of such AB Modified Loan as of the date of such determination, which such excess, for the avoidance of doubt, will be determined separately from and exclude any related Appraisal Reduction Amounts. The master servicer and the certificate administrator will be entitled to conclusively rely on the special servicer’s calculation or determination of any Collateral Deficiency Amount (other than with respect to a Non-Serviced Mortgage Loan). The certificate administrator, the special servicer and the operating advisor will be entitled to conclusively rely on the master servicer's calculation of any Collateral Deficiency Amount with respect to a Non-Serviced Mortgage Loan.

For purposes of determining the Controlling Class, the occurrence and continuance of a Control Termination Event and the occurrence and continuance of an Operating Advisor Consultation Event, Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated to each class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class NR-RR certificates, second, to the Class G-RR certificates, third, to the Class F-RR certificates, fourth, to the Class E-RR certificates, fifth, to the Class D-RR certificates, sixth, to the Class D certificates, seventh, to the Class C certificates, eighth, to the Class B certificates and finally, to the Class A-S certificates). In addition, for purposes of determining the Controlling Class and whether a Control Termination Event has occurred and is continuing or an Operating Advisor Consultation Event has occurred and is continuing, Collateral Deficiency Amounts allocated to a related AB Modified Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class NR-RR certificates, second, to the Class G-RR certificates, third, to the Class F-RR certificates, fourth, to the Class E-RR certificates, fifth, to the Class D-RR certificates). For the avoidance of doubt, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event or Operating Advisor Consultation Event, any Class of Control Eligible Certificates will be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which will constitute the applicable “Cumulative Appraisal Reduction Amount”), as described in this paragraph.

With respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The special servicer (in the case of a Mortgage Loan other than a Non-Serviced Mortgage Loan) or the master servicer (in the case of a Non-Serviced Mortgage Loan) will be required to promptly notify the master servicer or the special servicer, as the case may be, and the master servicer will be required to notify the certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. Any Appraised-Out Class will no longer be the Controlling Class; provided, however, that if at any time, the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans, then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to any Cumulative Appraisal Reduction Amounts. The holder of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at its sole expense, to require the special servicer to order (or, with respect to a Non-Serviced Mortgage Loan, require the master servicer to request from the applicable Non-Serviced Special Servicer) a second appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The special servicer will use its reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an MAI appraiser. With respect to any such Non-Serviced Mortgage Loan, the master servicer will be required to use commercially reasonable efforts to obtain such second appraisal from the applicable Non-Serviced Special Servicer and to forward such second appraisal to the special servicer. Upon receipt of such supplemental appraisal, the master servicer (for Collateral Deficiency Amounts on Non-Serviced Mortgage Loans), the Non-Serviced Special Servicer (for Appraisal Reduction Amounts on Non-Serviced Mortgage Loans to extent provided for in the applicable Non-Serviced PSA and applicable Intercreditor Agreement) and the special servicer (for any Mortgage Loan other than any Non-Serviced Mortgage Loan) will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, is warranted and, if so warranted, such person will be required to recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and (in the case of the special servicer) any information received from the master servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable. The certificate administrator, the operating advisor and the special servicer will be entitled to conclusively rely on the master servicer's calculation or determination of any Collateral Deficiency Amount with respect to Non-Serviced Mortgage Loans.

Any Appraised-Out Class may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class; the rights of the Controlling Class will be exercised by the next most senior class of Control Eligible Certificates that is not an Appraised-Out Class, if any, during such period.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will or is expected to be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Maintenance of Insurance

To the extent permitted by the related Mortgage Loan and required by the Servicing Standard, the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan, but excluding any Non-Serviced Mortgage Loan) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan and subject to the conditions set forth in the following sentence) will maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related Mortgage Loan documents; provided, however, that the master servicer (with respect to Mortgage Loans and any related Serviced Companion Loan) will not be required to cause the borrower to maintain and the special servicer (with respect to REO Properties) will not be required to maintain terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default (as defined below) or if the trustee does not have an insurable interest. Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related Mortgage Loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the requirements, set forth in the related Mortgage Loan documents. If the borrower does not maintain such coverage, the master servicer (with respect to such Mortgage Loans and any related Serviced Companion Loan other than a Non-Serviced Mortgage Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan), as the case may be, will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined by the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan), as applicable, in accordance with the Servicing Standard; provided that if any Mortgage Loan documents permit the holder thereof to dictate to the borrower the insurance coverage to be maintained on such Mortgaged Property, the master servicer or, with respect to REO Property, the special servicer will impose or maintain such insurance requirements as are consistent with the Servicing Standard taking into account the insurance in place at the origination of the Mortgage Loan; provided, further, that with respect to the immediately preceding proviso the master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an Acceptable Insurance Default as determined by the master servicer with the consent of the Directing Certificateholder (unless a Control Termination Event has occurred and is continuing and other than with respect to any Excluded Loan). See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Notwithstanding any contrary provision above, the master servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless (other than with respect to a Mortgaged Property securing a Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related Mortgage Loan, the trustee has an insurable interest and such insurance is currently available at commercially reasonable rates. In addition, the master servicer and special servicer will be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. After the master servicer determines that a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan) is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), the master servicer will be required to use efforts consistent with the Servicing Standard (1) to cause the borrower to maintain (to the extent required by the related Mortgage Loan documents), and (2) if the borrower does not so maintain, to itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and such insurance is available at commercially reasonable rates (as determined by the master servicer in accordance with the Servicing Standard but only to the extent that the related Mortgage Loan permits the lender to require the coverage) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related Mortgage Loan (and any related Serviced Companion Loan) and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard.

Notwithstanding the foregoing, with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan and any related Serviced Companion Loan reasonably requires from time to time in order to protect its interests, the master servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001 (“Additional Exclusions”) (provided that the master servicer and the special servicer will be entitled to conclusively rely upon certificates of insurance in determining whether such policies contain Additional Exclusions), (B) request the borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) if the related Mortgage Loan is a Specially Serviced Loan, notify the special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by the master servicer pursuant to clause (B) above. If the master servicer determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the master servicer will be required to notify the special servicer and the master servicer will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained. If the master servicer determines that such failure is an Acceptable Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s website for those Mortgage Loans that (i) have one of the ten (10) highest outstanding principal balances of the Mortgage Loans then included in the issuing entity or (ii) comprise more than 5% of the outstanding principal balance of the Mortgage Loans then included in the issuing entity.

“Acceptable Insurance Default” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the master servicer and the special servicer may forbear taking any enforcement action; provided that, subject to the consent or consultation rights of the Directing Certificateholder or the holder of any Companion Loan as described under “—The Directing Certificateholder—Major Decisions” and “—Modifications, Waivers and Amendments”, the master servicer has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate.

During the period that the master servicer is evaluating the availability of such insurance, or waiting for a response from the Directing Certificateholder, neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain (or its failure to maintain) such insurance and neither will be in default of its obligations as a result of such failure.

The special servicer will be required to maintain (or cause to be maintained) fire and hazard insurance on each REO Property (other than any REO Property with respect to a Non-Serviced Mortgage Loan) to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the outstanding principal balance owing on the related Mortgage Loan and any related Serviced Pari Passu Companion Loan or REO Loan, as applicable, and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates as determined by the special servicer (prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan)) in accordance with the Servicing Standard), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood insurance with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard.

The PSA provides that the master servicer may satisfy its obligation to cause each borrower to maintain a hazard insurance policy and the master servicer or special servicer may satisfy its obligation to maintain hazard insurance by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the Mortgage Loans and related Serviced Companion Loan and REO Properties (other than a Mortgaged Property securing a Non-Serviced Whole Loan), as applicable. Any losses incurred with respect to Mortgage Loans (and any related Serviced Pari Passu Companion Loan) or REO Properties due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders. Any cost incurred by the master servicer or special servicer in maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, will be advanced by the master servicer as a Servicing Advance and will be charged to the related borrower. Generally, no borrower is required by the Mortgage Loan documents to maintain earthquake insurance on any Mortgaged Property and the special servicer will not be required to maintain earthquake insurance on any REO Properties. Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the special servicer will be paid out of the REO Account or advanced by the master servicer as a Servicing Advance.

The costs of the insurance may be recovered by the master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Servicing Advance as set forth in the PSA. All costs and expenses incurred by the special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the master servicer to the special servicer as a Servicing Advance to the extent that such Servicing Advance is not determined to be a Nonrecoverable Advance.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans, nor will any Mortgage Loan be subject to FHA insurance.

Modifications, Waivers and Amendments

Subject to the immediately succeeding paragraph, (i) the special servicer will be responsible for processing waivers, modifications, amendments and consents with respect to (a) any Specially Serviced Loan and (b) any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan with respect to which the matter involves a Special Servicer Non-Major Decision (other than the items listed in clauses (i), (ii)(A), (ii)(B) and (iv) of “Special Servicer Non-Major Decision”, which the master servicer will process with respect to non-Specially Serviced Loans, subject to special servicer consent or deemed consent as provided in the PSA) or a Special Servicer Major Decision, and (ii) the master servicer will be responsible for processing waivers, modifications, amendments and consents with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan that is not a Specially Serviced Loan and does not involve a Special Servicer Major Decision or Special Servicer Non-Major Decision (other than the items listed in clauses (i), (ii)(A), (ii)(B) and (iv) of “Special Servicer Non-Major Decision”, which the master servicer will process, subject to special servicer consent or deemed consent as provided in the PSA); provided that, except as otherwise set forth in this paragraph, neither the special servicer nor the master servicer may waive, modify or amend (or consent to waive, modify or amend) any provision of a Mortgage Loan and/or Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the PSA, and (2) any waiver, modification or amendment more than three months after the Closing Date that would not be a “significant modification” of the Mortgage Loan and/or Serviced Companion Loan within the meaning of Treasury regulations Section 1.860G-2(b) or otherwise cause any Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust, or the Trust, the Grantor Trust or any Trust REMIC to be subject to tax. Subject to the immediately succeeding paragraph, the master servicer will not be permitted under the PSA to agree to any modifications, waivers and amendments that constitute Special Servicer Major Decisions without the consent of the special servicer (which consent may be deemed received by the master servicer if the special servicer does not respond within 10 business days of delivery to the special servicer of the analysis and all information in the master servicer’s possession that is reasonably requested by the special servicer in order to grant or withhold such consent, plus, if applicable, any time provided to the Directing Certificateholder or other relevant party under the PSA and, if applicable, any time period provided to a holder of a Companion Loan under a related Intercreditor Agreement), except certain non-material consents and waivers described in the PSA and as permitted under the Mortgage Loan documents.

With respect to non-Specially Serviced Loans, the master servicer, prior to taking any action with respect to any Special Servicer Major Decision (or making a determination not to take action with respect to a Special Servicer Major Decision) and prior to taking any action with respect to any Special Servicer Non-Major Decision (other than the items listed in clauses (i), (ii)(A), (ii)(B) and (iv) of “Special Servicer Non-Major Decision”) (or making a determination not to take action with respect to the Special Servicer Non-Major Decision (other than the items listed in clauses (i), (ii)(A), (ii)(B) and (iv) of “Special Servicer Non-Major Decision”)), will be required to refer any request with respect to such Special Servicer Major Decision or Special Servicer Non-Major Decision to the special servicer, which will process the request directly, or if mutually agreed to by the special servicer and the master servicer, the master servicer will be required to process such request, and if the master servicer processes such request and is recommending approval of such request, the master servicer will be required to prepare and submit its written analysis and recommendation to the special servicer with all information in the possession of the master servicer that the special servicer may reasonably request in order to withhold or grant its consent, and in all cases the special servicer will be entitled (subject to the discussion under “—The Directing Certificateholder” below) to approve or disapprove any modification, waiver, amendment or other action that constitutes a Special Servicer Major Decision or a Special Servicer Non-Major Decision. In addition, the master servicer will be required to provide the special servicer with any notice that it receives relating to a default by the borrower under a ground lease where all or any portion of the collateral for the Mortgage Loan is the ground lease, and the special servicer will determine (subject to the discussion under “—The Directing Certificateholder” below) in accordance with the Servicing Standard whether the Special Servicer, on behalf of the issuing entity as lender, should cure any borrower defaults relating to ground leases. Any costs relating to any such cure of a borrower default relating to a ground lease will be paid by the master servicer as a Servicing Advance.

If the special servicer determines that a modification, waiver or amendment (including the forgiveness or deferral of interest or principal or the substitution or release of collateral or the pledge of additional collateral) of the terms of a Specially Serviced Loan with respect to which a payment default or other material default has occurred or a payment default or other material default is, in the special servicer’s judgment, reasonably foreseeable, is reasonably likely to produce a greater (or equivalent) recovery on a net present value basis (the relevant discounting to be performed at the related Mortgage Rate) to the issuing entity and, if applicable, the holders of any applicable Companion Loan, than liquidation of such Specially Serviced Loan, then the special servicer may, but is not required to, agree to a modification, waiver or amendment of the Specially Serviced Loan, subject to (x) the restrictions and limitations described below, (y) with respect to any Major Decision, other than with respect to any Excluded Loan, the approval of the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event or after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event, upon consultation with the Directing Certificateholder) as provided in the PSA and (z) with respect to a Serviced Whole Loan, the rights of the holder of the related Companion Loan, as applicable, to advise or consult with the special servicer with respect to, or consent to, such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement and, with respect to a Mortgage Loan that has mezzanine debt, the rights of the mezzanine lender to consent to such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement.

In connection with (i) the release of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of such a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than a

Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of such a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will, unless then permitted by the REMIC provisions, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

The special servicer is required to use its reasonable efforts to the extent reasonably possible to fully amortize a modified Mortgage Loan prior to the Rated Final Distribution Date. The special servicer may not agree to a modification, waiver or amendment of any term of any Specially Serviced Loan if that modification, waiver or amendment would:

(1)      extend the maturity date of the Specially Serviced Loan to a date occurring later than the earlier of (A) 5 years prior to the Rated Final Distribution Date and (B) if the Specially Serviced Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring 20 years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and, other than with respect to an Excluded Loan prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder, 10 years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or

(2)      provide for the deferral of interest unless interest accrues on the Mortgage Loan or any Serviced Whole Loan, generally, at the related Mortgage Rate.

If the special servicer agrees to any modification, waiver or amendment of any term of any Mortgage Loan (other than a Non-Serviced Whole Loan) or related Companion Loan, the special servicer will be required to notify the master servicer, the holder of any related Serviced Companion Loan (or, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization transaction), the related mortgage loan seller (so long as such mortgage loan seller is not the master servicer or sub-servicer of such Mortgage Loan or the Directing Certificateholder), the operating advisor (after the occurrence and during the continuance of an Operating Advisor Consultation Event), the certificate administrator, the trustee, the Directing Certificateholder (other than with respect to any Excluded Loan, and unless a Consultation Termination Event has occurred and is continuing) and the 17g-5 Information Provider, who will thereafter post any such notice to the 17g-5 Information Provider’s website. If the master servicer agrees to any modification, waiver or amendment of any term of any such Mortgage Loan or related Companion Loan, the master servicer will be required to notify the certificate administrator, the trustee, the special servicer (and the special servicer will forward such notice to the Directing Certificateholder (other than with respect to an Excluded Loan, and unless a Consultation Termination Event has occurred and is continuing)), the related mortgage loan seller (so long as such mortgage loan seller is not the master servicer or sub-servicer of such Mortgage Loan or the Directing Certificateholder), the holder of any related Serviced Companion Loan (or, to the extent the related Serviced Companion Loan has been included in a securitization transaction, the master servicer of such securitization transaction) and the 17g-5 Information Provider, who will be required to thereafter post any such notice to the 17g-5 Information Provider’s website. The party providing notice will be required to deliver to the custodian for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver or amendment, promptly following the execution of that agreement, and if required, a copy to the master servicer and to the holder of any related Serviced Companion Loan, all as set forth in the PSA. Copies of each agreement whereby the modification, waiver or amendment of any term of any Mortgage Loan is effected are required to be available for review during normal business hours at the offices of the custodian. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

The modification, waiver or amendment of a Serviced Whole Loan or a Mortgage Loan that has a related mezzanine loan will be subject to certain limitations set forth in the related intercreditor agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

“Special Servicer Non-Major Decision” means each of the following to the extent such actions do not constitute Major Decisions:

(i)   approving any waiver regarding the receipt of financial statements (other than immaterial timing waivers);

(ii)   agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (A) a waiver of a mortgage loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interests in the borrower or the existing collateral or material modifications of the existing collateral), (B) a modification of the type of defeasance collateral required under the related Mortgage Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States of America would be permitted, or (C) a modification that would permit a principal prepayment instead of defeasance if the related Mortgage Loan documents do not otherwise permit such principal prepayment; provided that the foregoing is not otherwise a Major Decision or another Special Servicer Non-Major Decision;

(iii)   any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit held, as "performance", "earn-out", "holdback" or similar escrows or reserves with respect to any Mortgage Loan or Serviced Whole Loan, but excluding (subject to clause (vi) below) as to Mortgage Loans or Serviced Whole Loan which are non-Specially Serviced Loans, (A) any routine and/or customary escrow and reserve fundings or disbursements for which the satisfaction of performance-related criteria or lender discretion is not required or permitted pursuant to the terms of the related loan documents, (B) any request with respect to a Mortgage Loan or Serviced Whole Loan that is a non-Specially Serviced Loan for the funding or disbursement of ordinary course impounds, repair and replacement reserves, lender approved budget and operating expenses, and tenant improvements pursuant to an approved lease, each in accordance with the loan documents or (C) any other funding or disbursement as mutually agreed upon by the master servicer and special servicer;

(iv)   any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit in the case of certain Mortgage Loans whose escrows, reserves, holdbacks and related letters of credit exceed, in the aggregate (but excluding tax and insurance escrows), at the related origination date, 10% of the initial principal balance of such Mortgage Loan (which Mortgage Loans are identified on a schedule to the PSA), except for the routine funding of tax payments and insurance premiums when due and payable (provided the

Mortgage Loan is not a Specially Serviced Loan; provided that the foregoing is not otherwise a Major Decision);

(v)   in circumstances where no lender discretion is permitted other than confirming that the conditions in the related Mortgage Loan documents have been satisfied (including determining whether any applicable terms or tests are satisfied), any request to incur additional debt in accordance with the terms of the related Mortgage Loan documents; and

(vi)   in circumstances where no lender discretion is required other than confirming the satisfaction of the applicable terms of the Mortgage Loan documents (including determining whether any applicable terms or tests are satisfied), processing requests for any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan or Serviced Whole Loan; provided that, in any case, Special Servicer Non-Major Decisions will not include (i) the release, substitution or addition of collateral securing any Mortgage Loan or Serviced Whole Loan in connection with a defeasance of such collateral; or (ii) requests that are related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property; provided that such release or substitution or addition of collateral is not otherwise a Major Decision;

provided, however, that with respect to clauses (i), (ii)(A), (ii)(B) and (iv) of this definition, the master servicer will be required to process such request with respect to non-Specially Serviced Loans and obtain the consent or deemed consent of the special servicer as provided in the PSA.

Notwithstanding the foregoing, the master servicer and the special servicer may mutually agree as contemplated in the PSA that the master servicer will process any of the foregoing matters with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan that is a non-Specially Serviced Loan in accordance with the terms and conditions reasonably agreed to by the master servicer and the special servicer, including the special servicer’s consent. If the master servicer and special servicer mutually agree that the master servicer will process a Special Servicer Non-Major Decision with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan that is a non-Specially Serviced Loan, the master servicer will be required to obtain the special servicer’s prior consent (or deemed consent) to the Special Servicer Non-Major Decision.

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions

The special servicer will be required to determine (with respect to any Specially Serviced Loan or, to the extent such action is a Special Servicer Major Decision or Special Servicer Non-Major Decision (other than the items listed in clauses (i), (ii)(A), (ii)(B) and (iv) of “Special Servicer Non-Major Decision”), with respect to any non-Specially Serviced Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan) and the master servicer will be required to determine (with respect to any non-Specially Serviced Loan (other than any Non-Serviced Mortgage Loan), to the extent such action is not a Special Servicer Major Decision or Special Servicer Non-Major Decision (other than the items listed in clauses (i), (ii)(A), (ii)(B) and (iv) of “Special Servicer Non-Major Decision” which items the master servicer will be required to determine)), in each case, in a manner consistent with the Servicing Standard, whether to (a) exercise any right it may have with respect to such Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on such Mortgage Loan or Companion Loan, as applicable, or (2) to grant or withhold its consent to any sale or transfer, consistent with the Servicing Standard or to (b) waive its right to exercise such rights;

provided, however, that (i) with respect to such consent or waiver of rights that is a Major Decision, (x) prior to the occurrence and continuance of any Control Termination Event and other than with respect to an applicable Excluded Loan, the master servicer or the special servicer, as applicable, has obtained the prior written consent (or deemed consent) of the Directing Certificateholder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event and other than with respect to an applicable Excluded Loan, upon consultation with the Directing Certificateholder), which consent or consultation will be deemed given 10 business days after receipt of the master servicer’s or the special servicer’s written recommendation and analysis with respect to such waiver or exercise of such rights together with such other information reasonably required by the Directing Certificateholder (unless earlier objected to by the Directing Certificateholder), and (y) after the occurrence and during the continuance of an Operating Advisor Consultation Event, the special servicer has consulted with the operating advisor and (ii) with respect to any Mortgage Loan that (A) represents at least 5.0% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding and has a Stated Principal Balance of at least $10,000,000, (B) represents one of the 10 largest Mortgage Loans based on Stated Principal Balance and has a Stated Principal Balance of at least $10,000,000, (C) has a Stated Principal Balance that is more than $35,000,000, or (D) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the 10 largest mortgage loans in the related other securitization (provided that the master servicer or special servicer, as applicable, will be entitled to reasonably rely upon the written notification provided by the master servicer, special servicer, trustee or certificate administrator of such other securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such other securitization, or if no timely response is received, permitted to rely upon the most recent CREFC® Reports from such other securitization), a Rating Agency Confirmation is received by the master servicer or the special servicer, as the case may be, from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any).

The special servicer will be required to determine (with respect to a Specially Serviced Loan or, to the extent such action is a Special Servicer Major Decision or Special Servicer Non-Major Decision (other than the items listed in clauses (i), (ii)(A), (ii)(B) and (iv) of “Special Servicer Non-Major Decision”), with respect to any non-Specially Serviced Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan with a “due-on-encumbrance” clause) and the master servicer will be required to determine (with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan), to the extent such action is not a Special Servicer Major Decision or Special Servicer Non-Major Decision (other than the items listed in clauses (i), (ii)(A), (ii)(B) and (iv) of “Special Servicer Non-Major Decision” which items the master servicer will be required to determine)), in each case, in a manner consistent with the Servicing Standard, whether to (a) exercise any right it may have with respect to such Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to grant or withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or to (b) waive its right to exercise such rights, provided, however, that (i) with respect to such consent or waiver of rights that is a Major Decision, (x) prior to the occurrence and continuance of any Control Termination Event and other than with respect to an applicable Excluded Loan, the master servicer or the special servicer, as applicable, has obtained the prior written consent (or deemed consent) of the Directing Certificateholder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event and other than with respect to an applicable Excluded Loan, upon consultation with the Directing Certificateholder), which consent or consultation will be deemed given 10 Business Days after receipt of the master servicer’s or the special servicer’s written recommendation and analysis with respect to such waiver or exercise of such rights together with such other information reasonably required by the Directing Certificateholder (unless earlier objected to by the Directing Certificateholder), and (y) after the occurrence and during the continuance of an Operating Advisor Consultation Event, the special servicer will consult with the operating advisor pursuant to the PSA, and (ii) with respect to any Mortgage Loan that (A) represents at least 2.0% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding and has a Stated Principal Balance of at least $10,000,000, (B) represents one of the 10 largest Mortgage Loans based on Stated Principal Balance and has a Stated Principal Balance of at least $10,000,000, (C) has a Stated Principal Balance that is more than $20,000,000, (D) has a loan-to-value ratio that is equal to or greater than 85% (including any existing and proposed debt) and has a Stated Principal Balance of at least $10,000,000, (E) has a debt service coverage ratio that is less than 1.20x (in each case, determined based upon the aggregate of the principal balance of the Mortgage Loan (or Serviced Whole Loan, if applicable) and the principal amount of the proposed additional lien) and has a Stated Principal Balance of at least $10,000,000, or (F) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the 10 largest mortgage loans in the related other securitization (provided that the master servicer or special servicer, as applicable, will be entitled to reasonably rely upon the written notification provided by the master servicer, special servicer, trustee or certificate administrator of such other securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such other securitization, or if no timely response is received, permitted to rely upon the most recent CREFC® Reports from such other securitization), a Rating Agency Confirmation is received by the master servicer or the special servicer, as the case may be, from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any).

With respect to any matter described in the preceding two paragraphs, with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) as to which such action is a Special Servicer Major Decision or Special Servicer Non-Major Decision, the special servicer and the master servicer may mutually agree that the master servicer will process such action in accordance with the terms and conditions reasonably agreed to by the master servicer and the special servicer, including the special servicer’s consent and subject to the rights of the Directing Certificateholder discussed under “—The Directing Certificateholder”; provided, however, that with respect to clauses (i), (ii)(A), (ii)(B) and (iv) of this definition, the master servicer will be required to process such request with respect to non-Specially Serviced Loans (other than Non-Serviced Mortgage Loans) and obtain the consent or deemed consent of the special servicer as provided in the PSA.

It is expected that any modification, extension, waiver or amendment of the payment terms of a Non-Serviced Whole Loan will be required to be structured so as to be consistent with the servicing standard under the related Non-Serviced PSA and the allocation and payment priorities in the related Mortgage Loan documents and the related Intercreditor Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of the related Non-Serviced Companion Loan gains a priority over the other holder that is not reflected in the related Mortgage Loan documents and the related Intercreditor Agreement.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense) physical inspections of each Mortgaged Property relating to a

Mortgage Loan (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months and (B) less than $2,000,000 at least once every 24 months, in each case commencing in the calendar year 2019 unless a physical inspection has been performed by the special servicer within the previous 12 months; provided, further, however, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement. The special servicer or master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies at the Mortgaged Property of which the preparer of such report has knowledge and the master servicer or special servicer, as applicable, deems material, of any sale, transfer or abandonment of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the master servicer or special servicer, as applicable, deems material, or of any material waste committed on the Mortgaged Property of which the preparer of such report has knowledge or to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan), the special servicer or the master servicer, as applicable, will be required to use reasonable efforts to collect and review quarterly and annual operating statements, financial statements, budgets and rent rolls of the related Mortgaged Property commencing with the calendar quarter ending on March 31, 2019 and the calendar year ending on December 31, 2019. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan. In addition, the special servicer will be required to cause quarterly and annual operating statements, budgets and rent rolls to be regularly prepared in respect of each REO Property and to collect all such items promptly following their preparation.

Special Servicing Transfer Event

The Mortgage Loans (other than a Non-Serviced Mortgage Loan), any related Companion Loan and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Companion Loan (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer its servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) for which the master servicer is responsible for servicing if:

(1)  as to which a payment default has occurred at its original maturity date, or, if the original maturity date has been extended, at its extended maturity date; and in the case of a balloon payment, if the balloon payment is delinquent and the related borrower has not provided the master servicer (and the master servicer will promptly forward a copy of such document to the special servicer), within 60 days after the related maturity date, with a written and fully executed (subject only to customary final closing conditions) commitment, letter of intent, or otherwise binding application for refinancing or similar document that is, in each case, binding upon an acceptable lender or signed purchase agreement reasonably satisfactory in form and substance to the master servicer (and the master servicer will promptly forward a copy of such document to the special servicer, if it is not evident that a copy has been delivered to such other party), which provides that such refinancing or purchase will occur within 120 days of such related maturity date, provided that such Mortgage Loan and any related Companion Loan will become a Specially Serviced Loan immediately if the related borrower fails to diligently pursue such financing or to pay any Assumed Scheduled Payment on the related due date (subject to any applicable grace period) at any time before the refinancing or, if such refinancing does not occur, such Mortgage Loan and any related Companion Loan at the end of such 120-day period (or for such shorter period beyond the date on which the related balloon payment was due within which the refinancing is scheduled to occur pursuant to the commitment for refinancing or on which such commitment terminates);

(2)  as to which any Periodic Payment is more than 60 days delinquent;

(3)  as to which (i) the borrower has entered into or consented to bankruptcy, appointment of a receiver or conservator or a similar insolvency proceeding, (ii) the borrower has become the subject of a decree or order for that proceeding and it has not been stayed or discharged or dismissed within 60 days (or a shorter period if the master servicer or the special servicer (and, in the case of the special servicer, with the consent of the Directing Certificateholder, unless a Control Termination Event has occurred and is continuing) determines in accordance with the Servicing Standard that the circumstances warrant that the related Mortgage Loan or Serviced Whole Loan (or REO Loan) be transferred to special servicing), or (iii) the related borrower has admitted in writing its inability to pay its debts generally as they become due, makes an assignment for the benefit of its creditors or voluntarily suspends payment of its obligations;

(4)  as to which the master servicer or special servicer has received notice of the commencement of foreclosure or foreclosure or proposed foreclosure or similar proceedings of any lien other than the Mortgage on the Mortgaged Property;

(5)  as to which, in the judgment of the master servicer, a payment default is imminent or reasonably foreseeable and is not likely to be cured by the borrower within 30 days;

(6)  as to which a default that the master servicer or special servicer has notice (other than a failure by the related borrower to pay principal or interest) and which the master servicer determines, in its good faith reasonable judgment, may materially and adversely affect the interests of the Certificateholders (and, with respect to any Whole Loan, the holders of any related Companion Loan, as a collective whole (taking into account the subordinate or pari passu or subordinate nature of any Companion Loan, as applicable)), has occurred and remains unremediated for the applicable grace period specified in the Mortgage Loan or related Companion Loan documents, other than in certain circumstances the failure to maintain terrorism insurance (or if no grace period is specified for events of default that are capable of cure, 30 days); or

(7)  as to which the master servicer determines that (i) a default (other than as described in clause (5) above) under the Mortgage Loan or related Companion Loan is imminent or reasonably foreseeable, (ii) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or related Companion Loan or otherwise materially adversely affect the interests of Certificateholders (and, with respect to a Whole Loan, the holders of any related Companion Loan as a collective whole (taking into account the pari passu or subordinate nature of any Companion Loans)), and (iii) the default will continue unremedied for the applicable cure period under the terms of the Mortgage Loan or related Companion Loan, or, if no cure period is specified and the default is capable of being cured, for 30 days (provided that such 30-day grace period does not apply to a default that gives rise to immediate acceleration without application of a grace period under the terms of the Mortgage Loan or related Serviced Companion Loan, as applicable; provided that, any determination that a special servicing transfer event has occurred under this clause (7) with respect to any Mortgage Loan or related Companion Loan solely by reason of the failure (or imminent failure) of the related borrower to maintain or cause to be maintained insurance coverage against damages or losses arising from acts of terrorism may only be made by the master servicer (and with respect to any Mortgage Loan other than an applicable Excluded Loan, prior to the occurrence and continuance of any Control Termination Event, with the consent of the Directing Certificateholder)) as described under “—Maintenance of Insurance” above.

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan) (including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate. Prior to a Consultation Termination Event, promptly upon a determination by the master servicer pursuant to clauses (5), (6) or (7) above, the master servicer will notify the Directing Certificateholder of such determination.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will continue to be responsible for its operation and management. If any Serviced Pari Passu Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Companion Loan will also become a Specially Serviced Loan. Neither the master servicer nor the special servicer will have any responsibility for the performance by such other party of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage

Loan) that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

If any Specially Serviced Loan, in accordance with its original terms or as modified in accordance with the PSA, becomes performing for at least 3 consecutive Periodic Payments (provided that no additional event of default is foreseeable in the reasonable judgment of the special servicer and no other event or circumstance exists that causes such Mortgage Loan or related Companion Loan to otherwise constitute a Specially Serviced Loan), the special servicer will be required to transfer servicing of such Specially Serviced Loan (a “Corrected Loan”) to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan not later than 60 days after the servicing of such Mortgage Loan is transferred to the special servicer (the “Initial Delivery Date”) and will be required to amend, update or create a new Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Loan material changes in the circumstances and strategy reflected in any current Final Asset Status Report are necessary to reflect the then-current circumstances and recommendation as to how the Specially Serviced Loan might be returned to performing status or otherwise liquidated in accordance with the Servicing Standard (each such report a “Subsequent Asset Status Report”). Each Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Certificateholder (but only prior to the occurrence and continuance of a Consultation Termination Event and with respect to any Mortgage Loan other than an Excluded Loan);

●	with respect to any related Serviced Pari Passu Companion Loan, the holder of the related Serviced Pari Passu Companion Loan or, to the extent the related Serviced Pari Passu Companion Loan has been included in a securitization transaction, the master servicer of such securitization into which the related Serviced Pari Passu Companion Loan has been sold;

●	the operating advisor (but, other than with respect to an Excluded Loan, only after the occurrence and during the continuance of an Operating Advisor Consultation Event);

●	the master servicer; and

●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Final Asset Status Report will be provided to the certificate administrator and the certificate administrator will be required to post the summary of the Final Asset Status Report to the certificate administrator’s website.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	a summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

●	the most current rent roll and income or operating statement available for the related Mortgaged Property;

●	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

●	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

●	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

●	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

●	the appraised value of the related Mortgaged Property (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an Excluded Loan, if no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days after receipt of the Asset Status Report. If the Directing Certificateholder does not disapprove an Asset Status Report within 10 business days or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Certificateholder (communicated to the special servicer within 10 business days) is not in the best interest of all the Certificateholders and the holder of any related Companion Loan, as a collective whole, the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the

Directing Certificateholder disapproves the Asset Status Report within the 10 business day period and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Certificateholder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders and the holder of any related Companion Loan, as a collective whole; provided that, if the Directing Certificateholder or the Controlling Holder, as applicable, has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer may act upon the most recently submitted form of Asset Status Report, if consistent with the Servicing Standard; provided, however, that if the direction of the Directing Certificateholder or the Controlling Holder, as applicable, would cause the special servicer to violate the Servicing Standard, the special servicer may act upon the most recently submitted form of Asset Status Report. The procedures described in this paragraph are collectively referred to as the “Directing Holder Approval Process”.

A “Final Asset Status Report” means, with respect to any Specially Serviced Loan, the initial Asset Status Report (together with such other data or supporting information provided by the special servicer to the Directing Certificateholder or the Controlling Holder with respect to an AB Whole Loan that does not include any communication (other than the related Asset Status Report) between the special servicer and the Directing Certificateholder or between the special servicer and the Controlling Holder with respect to an AB Whole Loan with respect to such Specially Serviced Loan) required to be delivered by the special servicer by the Initial Delivery Date and any Subsequent Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Certificateholder pursuant to the Directing Holder Approval Process or following completion of the ASR Consultation Process, as applicable, or by the Controlling Holder with respect to an AB Whole Loan (to the extent required by the terms of the related Intercreditor Agreement). For the avoidance of doubt, the special servicer may issue more than one Final Asset Status Report with respect to any Specially Serviced Loan in accordance with the procedures described above.

Prior to an Operating Advisor Consultation Event, the special servicer will be required to deliver each Final Asset Status Report to the operating advisor following completion of the Directing Holder Approval Process. See “—The Directing Certificateholder—Major Decisions—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” below for a discussion of the operating advisor’s ability to ask the special servicer reasonable questions with respect to such Final Asset Status Report.

If an Operating Advisor Consultation Event has occurred and is continuing, the special servicer will be required to deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor and, other than with respect to any Excluded Loan and for so long as no Consultation Termination Event has occurred, the Directing Certificateholder. The operating advisor will be required to provide comments to the special servicer in respect of each Asset Status Report, if any, within 10 business days following the later of receipt of (i) such Asset Status Report or (ii) such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole. The special servicer will be obligated to consider such alternative courses of action and any other feedback provided by the operating advisor (and the Directing Certificateholder (if no Consultation Termination Event has occurred and is continuing and other than with respect to an Excluded Loan)) in connection with the special servicer’s preparation of any Asset Status Report. The special servicer may revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor and the Directing Certificateholder (if no Consultation Termination Event has occurred and is continuing and other than with respect to an Excluded Loan), to the extent the special servicer determines that the operating advisor’s and/or Directing Certificateholder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of such Companion Loan)). Upon determining whether or not to revise any Asset Status Report to take into account any input and/or comments from the operating advisor or the Directing Certificateholder, the special servicer will be required to revise the Asset Status Report, if applicable, and deliver to the operating advisor and the Directing Certificateholder the revised Asset Status Report (until a Final Asset Status Report is issued). The procedures described in this paragraph are collectively referred to as the “ASR Consultation Process”. For additional information, see “—The Operating Advisor—Additional Duties of Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing”.

The special servicer will not be required to take or to refrain from taking any action because of an objection or comment by the operating advisor or a recommendation of the operating advisor.

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder (other than with respect to an Excluded Loan) will be entitled to consult with the special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence and during the continuance of a Consultation Termination Event, the Directing Certificateholder will not have any right to consult with the special servicer with respect to Asset Status Reports and the special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above.

The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Certificateholder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Certificateholder.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will or is expected to have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to the related Non-Serviced Whole Loan under the related Non-Serviced PSA that are substantially similar, but not identical, to the approval and consultation rights of the Directing Certificateholder with respect to the Mortgage Loans and the Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”; “—The Non-Serviced AB Whole Loan” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Mortgage Loan (other than a Non-Serviced Mortgage Loan) has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed-in-lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. Neither the master servicer nor the special servicer is permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)  such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders and, if applicable, Companion Holders constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)  there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders and, if applicable, Companion Holders constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) a qualifying extension of time to sell the Mortgaged Property or (2) the special servicer obtains for the certificate administrator and the trustee an opinion of independent counsel to the effect that the holding of the Mortgaged Property by the Lower-Tier REMIC longer than the above-referenced 3 year period will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to ensure that any Mortgaged Property acquired by the issuing entity is administered so that it constitutes “foreclosure property” within the meaning of Code

Section 860G(a)(8) at all times, and that the sale of the Mortgaged Property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If any Lower-Tier REMIC acquires title to any Mortgaged Property, the special servicer, on behalf of such Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, no Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property. In addition, it is possible that none of the income with respect to a Mortgaged Property would qualify if a separate charge is not stated for non-customary services provided to tenants or if such services are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hotel property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to a REMIC at the federal corporate rate (which, as of January 1, 2018, is 21%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and with respect to a Serviced Whole Loan, the related Companion Holder, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent that amounts on deposit in the REO Account relate to such REO Property. To the extent that amounts in the REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On the later of the date that is (x) on or prior to each Determination Date or (y) two (2) business days after such amounts are received and properly identified, the special servicer is required to withdraw from the REO Account and remit to the master servicer, which will deposit all amounts received in respect of each REO Property during the most recently ended Collection Period, net of any amounts withdrawn to make any permitted disbursements, into the Collection Account; provided that the special servicer may retain in the REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that no satisfactory arrangements (including by way of discounted payoff) can be made for collection of delinquent payments thereon and such sale would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan, Certificateholders and any holder of the related Serviced Pari Passu Companion Loan (as a collective whole as if such Certificateholders and Companion Holder constituted a single lender) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Companion Loan in such manner as will be reasonably likely to realize a fair price. To the extent that a Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the related Non-Serviced Special Servicer, the special servicer will, under certain limited circumstances specified in the related Intercreditor Agreement, be entitled to sell (with respect to any Mortgage Loan other than an Excluded Loan, with the consent of the Directing Certificateholder if no Control Termination Event has occurred and is continuing) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders. In the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the PSA (a “Par Purchase Price”), the special servicer may purchase the Defaulted Loan for the Par Purchase Price or may accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is generally required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any applicable Excluded Loan) the Directing Certificateholder 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments (other than a balloon payment) or delinquent in respect of its balloon payment, if any; provided that in respect of a balloon payment, such period will be 120 days if the related borrower has provided the special servicer with a written and fully executed commitment for refinancing of the related Mortgage Loan from an acceptable lender reasonably satisfactory in form and substance to the special servicer; and, in either case, such delinquency is to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage

Note or (ii) as to which the special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price unless (i) the offer is equal to or greater than the applicable Par Purchase Price and (ii) the offer is the highest offer received. Absent an offer at least equal to the Par Purchase Price, no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance by the master servicer.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee will be required to (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by, the Interested Person, and to the extent not collected from such Interested Person within 30 days of request therefor, by the master servicer as a Servicing Advance; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Companion Holder(s) (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines, in consultation with the Directing Certificateholder (unless a Consultation Termination Event has occurred and is continuing and other than with respect to an Excluded Loan) and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s)), in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender, and taking into account the subordinate or pari passu nature of any Companion Loan). In addition, the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in accordance with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender, and taking into account the subordinate or pari passu nature of any Companion Loan). The special servicer will be required to use reasonable efforts to sell all Defaulted Loans prior to the Rated Final Distribution Date.

An “Interested Person”, as of the date of any determination, is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the Directing Certificateholder, any sponsor, any Borrower Party, any independent contractor engaged by the special servicer or any known affiliate of any of the preceding entities. With respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by the special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to any Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell the related Companion Loan together with such Mortgage Loan as one whole loan and will be required to require that all offers be submitted to the special servicer in writing. The special servicer will not be permitted to sell the related Mortgage Loan together with the related Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the consent of the holder of the related Companion Loan, unless the special servicer complies with certain notice and delivery requirements set forth in the PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted loan under the related Non-Serviced PSA, the related Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Companion Loan(s) as notes evidencing one whole loan. The issuing entity, as the holder of such Non-Serviced Mortgage Loan, will have the right to consent to such sale, provided that such Non-Serviced Special Servicer may sell the related Non-Serviced Whole Loan without such consent if the required notices and information regarding such sale are provided to the issuing entity in accordance with the related Intercreditor Agreement. The Directing Certificateholder will be entitled to exercise such consent right so long as no Control Termination Event has occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the special servicer will be entitled to exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loan”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing

Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Certificateholder

General

Subject to the rights of the holder of any related Companion Loan under the related Intercreditor Agreements as described in the second succeeding paragraph and under “—Rights of the Directing Certificateholder Appointed by the Controlling Class with respect to Non-Serviced Mortgage Loans or the Servicing Shift Whole Loans” below, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will be entitled to advise (1) the special servicer, with respect to Specially Serviced Loans (other than any Excluded Loan), and will have the right to replace the special servicer with or without cause and have certain other rights under the PSA, each as described below, (2) the special servicer, with respect to all non-Specially Serviced Loans (other than any Excluded Loan), as to all Special Servicer Major Decisions and (3) the master servicer, with respect to the applicable non-Specially Serviced Loans other than any applicable Excluded Loan, as to all Master Servicer Major Decisions. With respect to any Mortgage Loan other than an Excluded Loan, upon the occurrence and continuance of a Control Termination Event, the Directing Certificateholder will have certain consultation rights only, and upon the occurrence and during the continuance of a Consultation Termination Event, the Directing Certificateholders will not have any consent or consultation rights, as further described below.

With respect to any matter for which the consent of the Directing Certificateholder is required, to the extent no specific time period for deemed consent is expressly stated, in the event no response from the Directing Certificateholder is received within ten (10) business days following written request for consent and its receipt of all reasonably requested information on any required consent, the Directing Certificateholder will be deemed to have consented to or approved the specific matter; provided that the failure of the Directing Certificateholder to respond will not affect any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan.

The “Directing Certificateholder” will be (i) with respect to a Servicing Shift Mortgage Loan, the related Loan-Specific Directing Certificateholder, and (ii) with respect to each Mortgage Loan (other than a Servicing Shift Mortgage Loan), the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that (for the purposes of clause (ii) above in this definition)

(1)      absent that selection, or

(2)      until a Directing Certificateholder is so selected, or

(3)      upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Certificateholder;

provided, however, that (i) in the case of this clause (3), in the event no one holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of the PSA, and (ii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class (as confirmed by the certificate registrar), or the resignation of the then-current Directing Certificateholder.

The initial Directing Certificateholder is expected to be KKR Real Estate Credit Opportunity Partners Aggregator I L.P., or its affiliate.

In no event will the master servicer or the special servicer be required to consult with or obtain the consent of the holder of a Subordinate Companion Loan unless the holder of such Subordinate Companion Loan has delivered notice of its identity and contact information in accordance with the terms of the applicable Intercreditor Agreement (upon which notice the master servicer and the special servicer will be conclusively entitled to rely). The identity of and contact information for the holder of each Subordinate Companion Loan, as of the Closing Date, will be set forth in an exhibit to the PSA (each, an “Initial Subordinate Companion Loan Holder”). The master servicer and the special servicer will be required to consult with or obtain the consent of the applicable Initial Subordinate Companion Loan Holder, in accordance with the terms of the PSA and the applicable Intercreditor Agreement, and will be entitled to assume that the identity of the holder of the applicable Subordinate Companion Loan has not changed until written notice of the transfer of such Subordinate Companion Loan, including the identity of and contact information for the new holder thereof, is provided in accordance with the terms of the applicable Intercreditor Agreement.

“Loan-Specific Directing Certificateholder” means, with respect to a Servicing Shift Whole Loan, the “controlling holder”, the “directing certificateholder”, the “directing holder”, the “directing lender” or any analogous concept under the related Intercreditor Agreement. Prior to the related Servicing Shift Securitization Date, the Loan-Specific Directing Certificateholder with respect to a Servicing Shift Whole Loan will be the holder of the related Controlling Companion Loan, which, in the case of the Great Value Storage Portfolio Whole Loan is currently UBS AG, New York Branch or an affiliate thereof, and, in the case of the ExchangeRight Net Leased Portfolio 24 Whole Loan, is Société Générale or an affiliate thereof. On and after the related Servicing Shift Securitization Date, there will be no Loan-Specific Directing Certificateholder under the PSA with respect to such Servicing Shift Whole Loan.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any time of determination, the most subordinate class of Control Eligible Certificates then-outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class; provided, however, that if at any time the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans, then the Controlling Class will be the most subordinate class of Control Eligible

Certificates that has a Certificate Balance greater than zero without regard to any Cumulative Appraisal Reduction Amounts. The Controlling Class as of the Closing Date will be the Class NR-RR certificates.

The “Control Eligible Certificates” will be either of the Class D-RR, Class E-RR, Class F-RR, Class G-RR or Class NR-RR certificates.

The “Control Event Certificates” will be the Class D-RR certificates.

The master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee or any certificateholder may request that the certificate registrar determine which class of certificates is the then-current Controlling Class and the certificate registrar must thereafter provide such information to the requesting party. The depositor, the trustee, the master servicer, the special servicer, the operating advisor and, for so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder, may request that the certificate administrator provide, and the certificate administrator must so provide, a list of the holders (or Certificate Owners, if applicable) of the Controlling Class at the expense of the issuing entity. The trustee, the certificate administrator, the master servicer, the special servicer and the operating advisor may each rely on any such list so provided.

In the event that no Directing Certificateholder has been appointed or identified to the master servicer or the special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or special servicer, as applicable, then until such time as the new Directing Certificateholder is identified to the master servicer and special servicer, the master servicer or special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder, as the case may be.

The Control Event Certificates certificateholders that are the Controlling Class Certificateholders may waive their rights as the Controlling Class Certificateholders as described in “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” below.

Major Decisions

Except as otherwise described under “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” and “—Servicing Override” below and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of the Directing Certificateholder appointed by the Controlling Class with Respect to Non-Serviced Mortgage Loans or the Servicing Shift Whole Loan” below, prior to the occurrence and continuance of a Control Termination Event, neither the master servicer nor the special servicer will be permitted to take any of the following actions, as to which the Directing Certificateholder has objected in writing within ten business days (or thirty (30) days with respect to clause (xviii) of the definition of “Major Decision” below) after receipt of the related Major Decision Reporting Package (provided that if such written objection has not been received by the master servicer or the special servicer, as applicable, within such ten-business-day (or 30-day) period, the Directing Certificateholder will be deemed to have approved such action) (each of the following, a “Major Decision”):

(i)      any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing such of the Mortgage Loans and/or Serviced Whole Loan as come into and continue in default;

(ii)      any modification, consent to a modification or waiver of any monetary term (other than penalty charges (which the master servicer or special servicer, as applicable, is permitted to waive pursuant to the PSA)) or material non-monetary term (including, without limitation the timing of payments and acceptance of discounted pay-offs, but excluding the waiver of penalty charges) of a Mortgage Loan or Serviced Whole Loan or any extension of the maturity date of such Mortgage Loan or Serviced Whole Loan;

(iii)     any sale of a Defaulted Loan or REO Property (other than in connection with the termination of the issuing entity as described under “—Termination; Retirement of Certificates”) for less than the applicable Purchase Price;

(iv)     any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(v)      any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan or Serviced Whole Loan or any consent to either of the foregoing, other than immaterial condemnation actions and other similar takings, or if otherwise required pursuant to the specific terms of the related Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(vi)     any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan or Serviced Whole Loan, if lender consent is required, any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement or related to an immaterial easement, right of way or similar agreement;

(vii)    releases of amounts from any escrow accounts, reserve accounts or letters of credit held as performance or “earn-out” escrows or reserves, other than those required pursuant to the specific terms of the related Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(viii)   any acceptance of an assumption agreement or any other agreement permitting transfers of interests in a borrower or guarantor or releasing a borrower or guarantor from liability under a Mortgage Loan or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(ix)     following a default or an event of default with respect to a Mortgage Loan or Serviced Whole Loan, any acceleration of the Mortgage Loan or Serviced Whole Loan, as the case may be, or initiation of judicial, bankruptcy or similar proceedings or other exercise of remedies under the related Mortgage Loan documents or with respect to the related borrower or Mortgaged Property;

(x)     approving leases, lease modifications or amendments or any requests for subordination non-disturbance and attornment agreements or other similar agreements with respect to any lease that (a) involves a ground lease or lease of an outparcel or affects an area greater than or equal to the lesser of (1) 20,000 square feet or (2) 20% of the net rentable area of the related Mortgaged Property, (b) involves a tenant or space specifically identified by name or space location in the related Mortgage Loan documents as requiring the consent of the lender for the associated activity or (c) such transaction is not a routine leasing matter for a customary lease of space for parking office retail, warehouse, industrial and/or manufacturing purposes;

(xi)     the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of a borrower;

(xii)    any consent to incurrence of mezzanine debt by a direct or indirect parent of a borrower;

(xiii)   determining whether to cure any default by a borrower under a ground lease or permit any ground lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease;

(xiv)   other than in the case of any non-Specially Serviced Loan, approval of any waiver regarding the receipt of financial statements (other than immaterial timing waivers including late financial statements which in no event relieve any borrower of the obligation to provide financial statements on at least a quarterly basis) following three consecutive late deliveries of financial statements;

(xv)    any approval of or consent to a grant of an easement or right of way that materially affects the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan or subordination of the lien of the Mortgage Loan to such easement or right of way;

(xvi)   any property management company changes or franchise changes (to the extent the lender is required to consent or approve under the Mortgage Loan documents);

(xvii)  any modification, waiver or amendment of a material term of an Intercreditor Agreement or similar agreement with any mezzanine lender or subordinate debt holder or holder of a Pari Passu Companion Loan related to a Mortgage Loan or Serviced Whole Loan, or an action to enforce rights with respect thereto;

(xviii)  any determination of an Acceptable Insurance Default;

(xix)   any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower;

(xx)   any approval of any casualty insurance settlements or condemnation settlements, and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Mortgaged Property, in each case, to the extent the lender has discretion under the related Mortgage Loan documents; and

(xxi)  approving annual budgets for the related Mortgaged Property with increases (in excess of 10%) in operating expenses or payments to entities actually known by the master servicer to be affiliates of the related borrower (excluding affiliated managers paid at fee rates agreed to at the origination of the related Mortgage Loan or Serviced Whole Loan).

Subject to the terms and conditions of this section, (a) the special servicer will process all requests for any matter that constitutes a Major Decision with respect to any Specially Serviced Loan (except for clause (xviii) of the definition of “Major Decision” which will be processed by the master servicer), (b) the special servicer will process all requests for any matter that constitutes a Special Servicer Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) unless the master servicer and the special servicer have mutually agreed to have the master servicer process such request in accordance with the terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer's consent, (c) the master servicer will process all requests for any matter that constitutes a Master Servicer Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) and with respect to Specially Serviced Loans solely with respect to clause (xviii) of the definition of “Major Decision” and (d) the master servicer will process all requests for any matter that constitutes a Special Servicer Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) if the master servicer and the special servicer have mutually agreed to have the master servicer process such request in accordance with the terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer’s consent. For the avoidance of doubt, the master servicer and the special servicer have mutually agreed that the master servicer will process the items listed in clauses (i), (ii)(A), (ii)(B) and (iv) of “Special Servicer Non-Major Decision” with respect to non-Specially Serviced Loans, subject to special servicer consent or deemed consent as provided in the PSA.

Upon receiving a request for any matter that constitutes a Special Servicer Major Decision, the master servicer will be required to forward such request to the special servicer and, unless the master servicer and the special servicer mutually agree that the master servicer will process such request in accordance with the terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer's consent, the special servicer will be required to process such request and the master servicer will have no further obligation with respect to such request or the related Special Servicer Major Decision.

With respect to any borrower request or other action on non-Specially Serviced Loans that is not a Special Servicer Non-Major Decision or a Major Decision, the master servicer will not be required to obtain the consent of or consult with the special servicer, any Directing Certificateholder or the operating advisor.

Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the master servicer or the special servicer, as applicable, will be required to provide each Major Decision Reporting Package to the operating advisor promptly after the master servicer or the special servicer, as applicable, receives the Directing Certificateholder’s approval or deemed approval of such Major Decision Reporting Package; provided, however, that with respect to any non-Specially Serviced Loan no Major Decision Reporting Package will be required to be delivered prior to the occurrence and continuance of an Operating Advisor Consultation Event. After the occurrence and during the continuance of an Operating Advisor Consultation Event (whether or not a Control Termination Event is continuing), the master servicer or the special servicer, as applicable, will be required to provide each Major Decision Reporting Package to the operating advisor simultaneously with the master servicer’s or the special servicer’s written request, as applicable, for the operating advisor’s input regarding the related Major Decision (which written request and Major Decision Reporting Package may be delivered in one notice), as set forth under “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” below. With respect to any particular Major

Decision and/or related Major Decision Reporting Package or any Asset Status Report required to be delivered by the master servicer or special servicer to the operating advisor, the master servicer or the special servicer, as applicable, will be required to make available to the operating advisor a servicing officer with the relevant knowledge regarding the applicable Mortgage Loan and such Major Decision and/or Asset Status Report in order to address reasonable questions that the operating advisor may have relating to, among other things, such Major Decision and/or Asset Status Report.

“Major Decision Reporting Package” means, with respect to any Major Decision for which it is processing, a written report by the master servicer or the special servicer, as applicable, describing in reasonable detail (i) the background and circumstances requiring action of the master servicer or the special servicer, as applicable, and (ii) the proposed course of action recommended.

“Master Servicer Major Decision” means any Major Decision under clauses (xvi) through (xxi) of the definition of “Major Decision”.

“Special Servicer Major Decision” means any Major Decision under clauses (i) through (xv) of the definition of “Major Decision”.

Notwithstanding anything to the contrary contained herein, after the occurrence and during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder will remain entitled to receive any notices, reports or information to which it is entitled, and the special servicer and any other applicable party will consult (on a non-binding basis) (other than with respect to any Excluded Loan) with the Directing Certificateholder in connection with any Major Decision in accordance with the PSA. After the occurrence and continuance of a Consultation Termination Event (and at any time with respect to any Excluded Loan), the Directing Certificateholder will have no direction, consultation or consent rights in connection with any Major Decision and no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder.

Asset Status Report

So long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan (other than with respect to an Excluded Loan. If a Consultation Termination Event has occurred and is continuing, the Directing Certificateholder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “Pooling and Servicing Agreement—Asset Status Report” above.

Replacement of the Special Servicer

With respect to any Mortgage Loan other than (i) a Non-Serviced Mortgage Loan or (ii) an Excluded Loan and for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to replace the special servicer with or without cause as described under “—Replacement of the Special Servicer Without Cause” and “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event

With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or an Excluded Loan) or Serviced Whole Loan and subject to the rights of any Companion Holder under an Intercreditor Agreement, if a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred and is continuing, the special servicer will not be required to obtain the consent of the Directing Certificateholder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Certificateholder in connection with any Major Decision or Asset Status Report (or any other matter for which the consent of the Directing Certificateholder would have been required or for which the Directing Certificateholder would have the right to direct the special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Certificateholder, in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the special servicer. In the event the special servicer receives no response from the Directing Certificateholder within 10 business days following its written request for input on any required consultation, the special servicer will not be obligated to consult with the Directing Certificateholder on the specific matter; provided, however, that the failure of the Directing Certificateholder to respond will not relieve the special servicer from consulting with the Directing Certificateholder on any future matters with respect to the related Mortgage Loan (other than a Non-Serviced Mortgage Loan or any Excluded Loan) or Serviced Whole Loan. With respect to any Excluded Special Servicer Loan (that is not also an Excluded Loan), if any, the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event, if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan or if the Directing Certificateholder is entitled to appoint the Excluded Special Servicer but does not so appoint within 30 days of notice of such resignation, the resigning special servicer will be required to select the related Excluded Special Servicer. The resigning special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer. The special servicer will be required to provide each Major Decision Reporting Package to the operating advisor (a) prior to the occurrence of an Operating Advisor Consultation Event, promptly after the special servicer receives the Directing Certificateholder’s approval or deemed approval with respect to such Major Decision or (b) following the occurrence and during the continuance of an Operating Advisor Consultation Event, simultaneously upon providing such Major Decision Reporting Package to the Directing Certificateholder; provided, however, that with respect to any non-Specially Serviced Loan no Major Decision Reporting Package will be required to be delivered prior to the occurrence and continuance of an Operating Advisor Consultation Event. With respect to any particular Major Decision and/or related Major Decision Reporting Package or any Asset Status Report required to be delivered by the special servicer to the operating advisor, the special servicer will be required to make available to the operating advisor a servicing officer with the relevant knowledge regarding any Mortgage Loan and such Major Decision and/or Asset Status Report in order to address reasonable questions that the operating advisor may have relating to, among other things, such Major Decision and/or Asset Status Report and potential conflicts of interest with respect to such Major Decision and/or Asset Status Report.

In addition, if an Operating Advisor Consultation Event has occurred and is continuing, the special servicer will also be required to consult with the operating advisor in connection with any Major Decision processed by the special servicer and for which it has delivered to the operating advisor a Major Decision Reporting Package (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from the operating advisor within 10 business days following the later of (i) its written request for input (which initial request is required to include the related Major Decision Reporting Package) on any required consultation and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the special servicer will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the special servicer from consulting with the operating advisor on any future matters with respect to the related Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any applicable Excluded Loan (regardless of whether an Operating Advisor Consultation Event has occurred and is continuing), the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions that it is processing and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event has occurred and is continuing, no class of certificates will act as the Controlling Class, and the Directing Certificateholder will not have any consultation or consent rights under the PSA or any right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder under the PSA. The special servicer will nonetheless be required to consult with only the operating advisor in connection with Major Decisions, Asset Status Reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to Asset Status Reports or material special servicer actions.

A “Control Termination Event” will occur when (i) the Control Event Certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class; provided that no Control Termination Event may occur with respect to the Loan-Specific Directing Certificateholder and the term “Control Termination Event” will not be applicable to the Loan-Specific Directing Certificateholder, or (ii) a holder of the Control Event Certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder as described below; provided that a Control Termination Event will not be deemed continuing in the event that the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans.

A “Consultation Termination Event” will occur when (i) there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts; or (ii) a holder of the Control Event Certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder pursuant to the terms of the PSA; provided that no Consultation Termination Event may occur with respect to the Loan-Specific Directing Certificateholder and the term “Consultation Termination Event” will not be applicable to the Loan-Specific Directing Certificateholder and no Consultation Termination Event resulting solely from the operation of clause (ii) will be deemed to have existed or be in continuance with respect to a successor holder of the Control Event Certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder; provided, however, that a Consultation Termination Event will not be deemed continuing in the event that the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans.

The Directing Certificateholder will not have any consent or consultation rights with respect to any Mortgage Loan determined to be an Excluded Loan. Notwithstanding the proviso to each of the definitions of “Control Termination Event” and “Consultation Termination Event”, in respect of the servicing of any such Excluded Loan, a Control Termination Event will be deemed to have occurred and be continuing and Consultation Termination Event will be deemed to have occurred with respect to such Excluded Loan.

At any time that the Controlling Class Certificateholder is the holder of a majority of the Control Event Certificates and the Control Event Certificates are the Controlling Class, it may waive its right (a) to appoint the Directing Certificateholder and (b) to exercise any of the Directing Certificateholder’s rights set forth in the PSA by irrevocable written notice delivered to the depositor, certificate administrator, master servicer, special servicer and operating advisor. During such time, the special servicer will be required to consult with only the operating advisor in connection with asset status reports and material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to replace the special servicer or approve or be consulted with respect to asset status reports or material special servicer actions. Any such waiver will remain effective until such time as the majority Controlling Class Certificateholder sells or transfers all or a portion of its interest in the certificates to an unaffiliated third party if such unaffiliated third party then holds the majority of the Controlling Class after giving effect to such transfer. Following any such sale or transfer of Control Event Certificates, the successor Control Event Certificates certificateholder that is the majority Controlling Class Certificateholder will be reinstated as, and will again have the rights of, the Controlling Class Certificateholder without regard to any prior waiver by the predecessor certificateholder that was the majority Controlling Class Certificateholder. The successor Control Event Certificates certificateholder that is the Controlling Class Certificateholder will also have the right to irrevocably waive its right to appoint the Directing Certificateholder and to exercise any of the rights of the Controlling Class Certificateholder. In the event of any transfer of the Control Event Certificates by a Controlling Class Certificateholder that had irrevocably waived its rights as described in this paragraph, the successor Controlling Class Certificateholder that purchased such Control Event Certificates, even if it does not waive its rights as described in the preceding sentence, will not have any consent rights with respect to any Mortgage Loan that became a Specially Serviced Loan prior to such successor Controlling Class Certificateholder’s purchase of such Control Event Certificates and had not become a Corrected Loan prior to such purchase until such Mortgage Loan becomes a Corrected Loan.

An "Operating Advisor Consultation Event" will occur when the Certificate Balances of the Class D-RR, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates in the aggregate (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of such classes) is 25% or less of the initial Certificate Balances of such classes in the aggregate. The certificate administrator will be required to notify the trustee, the operating advisor, the asset representations reviewer, the master servicer and the special servicer of the commencement or cessation of any Operating Advisor Consultation Event.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision (or any other matter requiring consent of the Directing Certificateholder with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence and continuance of a Control Termination Event in the PSA (or any matter requiring consultation with the Directing Certificateholder or the operating advisor)) is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of any related Serviced Pari Passu Companion Loan), as a collective whole (taking into account the pari passu nature of any Companion Loan), the master servicer or special servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s response (or without waiting to consult with the Directing Certificateholder or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable, provides the Directing Certificateholder (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Certificateholder, or (ii) may follow any advice or consultation provided by the Directing Certificateholder or the holder of a Serviced Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or special servicer, as applicable, under the PSA or (4) cause the master servicer or special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or special servicer, as applicable, is not in the best interests of the Certificateholders.

Rights of the Directing Certificateholder appointed by the Controlling Class with Respect to Non-Serviced Mortgage Loans or the Servicing Shift Whole Loans

With respect to any Non-Serviced Whole Loan or Servicing Shift Whole Loan, the Directing Certificateholder appointed by the Controlling Class will not be entitled to exercise the rights described above, but such rights, or rights substantially similar to those rights, will be exercisable by the related Non-Serviced Directing Certificateholder or Loan-Specific Directing Certificateholder, as applicable. The issuing entity, as the holder of a Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan, has consultation rights with respect to certain major decisions relating to the related Non-Serviced Whole Loan and, other than in respect of an Excluded Loan, so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder appointed by the Controlling Class will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, other than in respect of an applicable Excluded Loan, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder appointed by the Controlling Class may have certain consent rights in connection with a sale of a Non-Serviced Whole Loan or Servicing Shift Whole Loan that has become a defaulted loan under the related Non-Serviced PSA. See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loan” and “—Servicing of the Non-Serviced Mortgage Loans”.

Rights of the Holders of Serviced Pari Passu Companion Loans

With respect to a Serviced Pari Passu Mortgage Loan that has a related Pari Passu Companion Loan, the holder of the related Pari Passu Companion Loan has consultation rights with respect to certain Major Decisions and notice and information rights in connection with the sale of the related Serviced Whole Loan if it has become a Defaulted Loan to the extent described in “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—Sale of Defaulted Loans and REO Properties”.

Limitation on Liability of Directing Certificateholder

The Directing Certificateholder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Directing Certificateholder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Directing Certificateholder appointed by the Controlling Class:

(a)  may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)  may act solely in the interests of the holders of the Controlling Class;

(c)  does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d)  may take actions that favor the interests of the holders of one or more classes including the Controlling Class over the interests of the holders of one or more other classes of certificates; and

(e)  will have no liability whatsoever for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal of the Directing Certificateholder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Certificateholder, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or special servicer.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the holders of a Non-Serviced Companion Loan or a Companion Loan that is part of a Servicing Shift Whole Loan or their respective designees (e.g., the related Non-Serviced Directing Certificateholder) will have limitations on liability with respect to actions taken in connection with the related Mortgage Loan similar to the limitations of the Directing Certificateholder described above pursuant to the terms of the related Intercreditor Agreement and the related Non-Serviced PSA. See “Description of the Mortgage Pool—The

Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loan”.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent set forth in the PSA, and in accordance with the Operating Advisor Standard, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder. The operating advisor is not the special servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be a variety of activities or decisions made with respect to, or multiple strategies to resolve any Specially Serviced Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or (other than in limited circumstances) consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Whole Loan (which will be serviced pursuant to the related Non-Serviced PSA), Servicing Shift Whole Loan after the related Servicing Shift Securitization Date or any related REO Properties. Furthermore, the operating advisor will have no obligation or responsibility at any time to review or assess the actions of the master servicer for compliance with the Servicing Standard, and the operating advisor will not be required to consider such master servicer actions in connection with any Operating Advisor Annual Report.

Duties of Operating Advisor at All Times

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan after the related Servicing Shift Securitization Date) or Serviced Whole Loan, the operating advisor’s obligations will generally consist of the following:

(a)  reviewing the actions of the special servicer with respect to any Specially Serviced Loan to the extent described in this prospectus and required under the PSA;

(b)  reviewing (i) all reports by the special servicer made available to Privileged Persons that are posted on the certificate administrator’s website and (ii) each Asset Status Report (after the occurrence and during the continuance of an Operating Advisor Consultation Event) and Final Asset Status Report;

(c)  recalculating and reviewing for accuracy and consistency with the PSA the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with Appraisal Reduction Amounts, Collateral Deficiency Amounts and net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan, as described below; and

(d)  preparing an annual report (if any Mortgage Loan (other than a Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan) or Serviced Whole Loan (other than a Servicing Shift Whole Loan) was a Specially Serviced Loan at any time during the prior calendar year or if the operating advisor was entitled to consult with the special servicer with respect to any Major Decision during the prior calendar year) generally in the form attached as Annex C, to be provided to the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website), as described below under “—Annual Report”; below.

In connection with the performance of the duties described in clause (c) above:

(i)      after the calculation has been finalized (and, if an Operating Advisor Consultation Event has occurred and is continuing, prior to the utilization by the special servicer), the special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(ii)     if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and the special servicer will be required to consult with each other in order to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(iii)     if the operating advisor and the special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply.

Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the operating advisor’s review will be limited to an after-the-action review of the reports, calculations and materials described above (together with any additional information and material reviewed by the operating advisor), and, therefore, it will have no involvement with respect to the determination and execution of Major Decisions and other similar actions that the special servicer may perform under the PSA and will have no obligations at any time with respect to any Non-Serviced Mortgage Loan. In addition, with respect to the operating advisor’s review of net present value calculations, Appraisal Reduction Amounts or Collateral Deficiency Amounts as described above, the operating advisor’s recalculation will not take into account the reasonableness of special servicer’s property and borrower performance assumptions or other similar discretionary portions of the net present value calculation.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan for the benefit of the holders of the related Companion Loan (as a collective whole as if such Certificateholders and

Companion Holders constituted a single lender), and not to holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, property managers, any sponsor, any mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Certificateholder, any Certificateholder or any of their affiliates. The operating advisor will perform all of its duties under the PSA in accordance with the Operating Advisor Standard.

Annual Report

Based on the operating advisor’s review of (i) any assessment of compliance report, any Attestation Report and other information delivered to the operating advisor by the special servicer or made available to Privileged Persons that are posted on the certificate administrator’s website during the prior calendar year, (ii) prior to the occurrence and continuance of an Operating Advisor Consultation Event, with respect to any Specially Serviced Loan, any related Final Asset Status Report or any approved or deemed approved Major Decision Reporting Package provided to the operating advisor with respect to any Mortgage Loan and (iii) after the occurrence and continuance of an Operating Advisor Consultation Event, any Asset Status Report and any Major Decision Reporting Package provided to the operating advisor, the operating advisor will ((i) if any Mortgage Loans (other than a Servicing Shift Mortgage Loan) were Specially Serviced Loans at any time during the prior calendar year or (ii) if the operating advisor was entitled to consult with the special servicer with respect to any Major Decision) prepare an annual report generally in the form attached as Annex C (the “Operating Advisor Annual Report”) to be provided to the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year that (a) sets forth whether the operating advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA with respect to Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans) during the prior calendar year on a “platform-level basis” and (b) identifies (1) which, if any, standards the operating advisor believes, in its sole discretion exercised in good faith, the special servicer has failed to comply and (2) any material deviations from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of any Specially Serviced Loan or REO Property (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan); provided, however, that in the event the special servicer is replaced, the Operating Advisor Annual Report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report. In preparing any Operating Advisor Annual Report, the operating advisor will not be required to (i) report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the PSA that the operating advisor determines, in its sole discretion exercised in good faith, to be immaterial or (ii) provide or obtain a legal opinion, legal review or legal conclusion.

Only as used in connection with the Operating Advisor Annual Report, the term “platform-level basis” refers to the special servicer’s performance of its duties with respect to the resolution or liquidation of Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans) under the PSA, taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any assessment of compliance report, Attestation Report, Major Decision Reporting Package, Asset Status Report (after the occurrence and during the continuance of an Operating Advisor Consultation Event), Final Asset Status Report and any other information delivered to the operating advisor by the special servicer (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) pursuant to the PSA.

The special servicer must be given an opportunity to review any annual report produced by the operating advisor at least 5 business days prior to its delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such annual report that are provided by the special servicer.

In each Operating Advisor Annual Report, the operating advisor will identify any material deviations (i) from the Servicing Standard and (ii) from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of Specially Serviced Loans or REO Properties that the special servicer is responsible for servicing under the PSA (other than with respect to any REO Property related to a Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan) based on the limited review required in the PSA. Each Operating Advisor Annual Report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in this prospectus and as provided in the PSA regarding Privileged Information.

The ability to perform the duties of the operating advisor and the quality and the depth of any Operating Advisor Annual Report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any Operating Advisor Annual Report will describe any resulting limitations, and the operating advisor will not be subject to any liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance thereunder.

Additional Duties of Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing

With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, after the operating advisor has received notice that an Operating Advisor Consultation Event has occurred and is continuing, in addition to the duties described above, the operating advisor will be required to perform the following additional duties:

●	to consult (on a non-binding basis) with the special servicer (in person or remotely via electronic, telephonic or other mutually agreeable communication) in respect of the Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—Asset Status Report”; and

●	to consult (on a non-binding basis) with the special servicer to the extent it has received a Major Decision Reporting Package (in person or remotely via electronic, telephonic or other mutually agreeable communication) in accordance with the

Operating Advisor Standard with respect to Major Decisions processed by the special servicer as described under “—The Directing Certificateholder—Major Decisions”.

Recommendation of the Replacement of the Special Servicer

If at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, and (2) the replacement of the special servicer would be in the best interest of the Certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an entity:

(i)       that is a special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been a special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with the operating advisor in its capacity as the special servicer or operating advisor, as applicable, as the sole or a material factor in such rating action;

(ii)      that can and will make the representations and warranties of the operating advisor set forth in the PSA;

(iii)     that is not (and is not, as defined under the Credit Risk Retention Rules, “Affiliated” with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, a Borrower Party, the Directing Certificateholder, the Third Party Purchaser or a depositor, a trustee, a certificate administrator, the master servicer or the special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates;

(iv)    that has not been paid by the special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer;

(v)     that (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and

(vi)     that does not directly or indirectly, through one or more affiliates or otherwise, own or have derivative exposure in any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as operating advisor and asset representations reviewer (to the extent it also acts as the asset representations reviewer).

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled “Privileged Information” received from the special servicer or the Directing Certificateholder in connection with the Directing Certificateholder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means any (i) correspondence between the Directing Certificateholder and the special servicer related to any Specially Serviced Loan (other than with respect to an Excluded Loan) or the exercise of the Directing Certificateholder’s consent or consultation rights under the PSA, (ii) strategically sensitive information (including any such information contained within an Asset Status Report) that the special servicer has reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party and that is labeled or otherwise identified as Privileged Information by the special servicer and (iii) information subject to attorney-client privilege.

The operating advisor is required to keep all such labeled Privileged Information confidential and may not disclose such labeled Privileged Information to any person (including Certificateholders other than the Directing Certificateholder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information (2) pursuant to a Privileged Information Exception, or (3) where necessary to support specific findings or conclusions concerning allegations of deviations from the Servicing Standard (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the operating advisor to replace the special servicer. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Control Termination Event has occurred, the Directing Certificateholder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and other than any applicable Excluded Loan) other than pursuant to a Privileged Information Exception. In addition and for the avoidance of doubt, while the operating advisor may serve in a similar capacity with respect to other securitizations that involve the same parties or borrowers involved in this securitization, the knowledge of the operating advisor gained from such other securitizations will not be imputed to the operating advisor in its role in this securitization.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator and the trustee, as evidenced by evidence as set forth in the PSA (which will be an additional expense of the issuing entity) delivered to each of the master servicer, the special servicer, the Directing Certificateholder, the operating advisor, the asset representations reviewer, the certificate administrator and the trustee) required by law, rule, regulation, order, judgment or decree to disclose such information.

Neither the operating advisor nor any of its affiliates may make any investment in any class of certificates.

Delegation of Operating Advisor’s Duties

The operating advisor may delegate its duties to agents or subcontractors in accordance with the PSA to the extent such agents or subcontractors satisfy clauses (iii), (iv) and (vi) of the definition of “Eligible Operating Advisor”; however, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)  any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure which is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)  any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(c)  any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(d)  a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, was entered against the operating advisor, and such decree or order remained in force undischarged or unstayed for a period of 60 days;

(e)  the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)  the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, the trustee may, and upon the written direction of Certificateholders representing at least 25% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the classes of certificates), the trustee will, promptly terminate the operating advisor for cause and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the trustee is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Certificateholder (for any Mortgage Loan other than an Excluded Loan and only for so long as no Consultation Termination Event has occurred), any Companion Loan holder, the Certificateholders and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event may waive such Operating Advisor Termination Event within 20 days of the receipt of notice from the trustee of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

After the occurrence and during the continuance of a Consultation Termination Event, the operating advisor may be removed upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (taking into account the application of Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Cumulative Appraisal Reduction Amounts are allocable) requesting a vote to replace the operating advisor with a replacement operating advisor that is an Eligible Operating Advisor selected by such Certificateholders, (ii) payment by such requesting holders to the certificate administrator of all reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote and (iii) receipt by the trustee of the Rating Agency Confirmation with respect to such removal.

The certificate administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its website, and by mail, and conduct the solicitation of votes of all certificates in such regard.

Upon the vote or written direction of holders of at least 75% of the Voting Rights (taking into account the application of Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Cumulative Appraisal Reduction Amounts are allocable), the trustee will immediately replace the operating advisor with the replacement operating advisor.

Resignation of the Operating Advisor

The operating advisor may resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer, the Directing Certificateholder if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor and receipt by the trustee of a Rating Agency Confirmation from each Rating Agency. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. No such resignation will become effective until the replacement operating advisor has assumed the resigning operating advisor’s responsibilities and obligations. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and reimbursement of Operating Advisor Expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® delinquent loan status report and/or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide notice to the asset representations reviewer and to provide notice to all Certificateholders by posting a notice of its determination on its website and by mailing such notice to the Certificateholders’ addresses appearing in the certificate register. On each Distribution Date after providing such notice to the Certificateholders, the certificate administrator, based on information provided to it by the master servicer or the special servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver such information in a written notice (which may be via email) within 2 business days to the master servicer, the special servicer, the operating advisor and the asset representations reviewer.

An “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any successor REO Loans (or a portion of any REO Loan corresponding to the predecessor Mortgage Loan, in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2)(A) prior to and including the second (2nd) anniversary of the Closing Date, at least ten (10) Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any successor REO Loans (or a portion of any REO Loan corresponding to the predecessor Mortgage Loan, in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period, or (B) after the second (2nd) anniversary of the Closing Date, at least fifteen (15) Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any successor REO Loans (or a portion of any REO Loan corresponding to the predecessor Mortgage Loan, in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to the forty-three (43) prior pools of commercial mortgage loans for which UBS AG, New York Branch (or its predecessors and affiliates) was a sponsor in a public offering of CMBS with a securitization closing date on or after October 1, 2008, the highest percentage of loans that were delinquent at least sixty (60) days at the end of any reporting period between October 1, 2013 and September 30, 2018 was approximately 17.74%; however, the average of the delinquency percentages based on the number of mortgage loans in the reviewed transactions was 0.48%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the three (3) largest Mortgage Loans in the Mortgage Pool represent approximately 24.0% of the Initial Pool Balance. Given this Mortgage Pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the three (3) largest Mortgage Loans, in the case of this Mortgage Pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. On the other hand, a significant number of delinquent Mortgage Loans by loan count could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if Mortgage Loans representing a specified percentage of the Mortgage Loans (by loan count) are Delinquent Loans, assuming those mortgage loans still meet a minimum principal balance threshold. However, given the nature of commercial mortgage loans and the inherent risks of a delinquency based solely on market conditions, a static trigger based on the number of delinquent loans would reflect a lower relative risk of an Asset Review Trigger being triggered earlier in the transaction’s lifecycle for delinquencies that are based on issues unrelated to breaches or representations and warranties and would reflect a higher relative risk later in the transaction’s lifecycle. To address this, we believe the specified percentage should increase during the life of the transaction, as provided for in clause (2) of the definition of “Asset Review Trigger”. CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties. While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against those mortgage loan sellers based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5.0% of the Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will be required to promptly provide written notice of such direction to all Certificateholders (with a copy to the asset representations reviewer), and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review by Certificateholders evidencing at least (i) a majority of those Certificateholders who cast votes and (ii) a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Directing Certificateholder and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until, as applicable, (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the certificate administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5.0% of the aggregate Voting Rights represented by all certificates that have Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v) for all Mortgage Loans), the master servicer (with respect to clause (vi) for non-Specially Serviced Loans) and the special servicer (with respect to clause (vi) for Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than within 10 business days, provide the following materials in electronic format to the extent in their possession to the asset representations reviewer (collectively, with the Diligence Files posted to the secure data room by the certificate administrator, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)      a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)     a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)    a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)    a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)     a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review; and

(vi)    any other related documents that were entered into or delivered in connection with the origination of such Mortgage Loan that the asset representations reviewer has determined are necessary in connection with its completion of any Asset Review and that are requested by the asset representations reviewer, in the time frames and as otherwise described in the following paragraph.

In the event that, as part of an Asset Review of a Mortgage Loan, the asset representations reviewer determines that it is missing any document that is required to be part of the Review Materials for such Mortgage Loan and that is necessary in connection with its completion of the Asset Review, the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials, notify the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing document(s), and request the master servicer or special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of notification from the asset representations reviewer, deliver to the asset representations reviewer such missing document(s) to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10 business day period, the asset representations reviewer will be required to request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent such documents are in the possession of such party but in any event excluding any documents that contain information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence Files posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the applicable mortgage loan seller with respect to such Delinquent Loan; provided, however, that the asset representations reviewer may, but is under no obligation to, modify any Test and/or associated Review Materials if, and only to the extent, the asset representations reviewer determines pursuant to the Asset Review Standard that it is necessary to modify such Test and/or such associated Review Materials in order to facilitate its Asset Review in accordance with the Asset Review Standard. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

The asset representations reviewer must prepare a preliminary report with respect to each Delinquent Loan within 56 days after the date on which access to the secure data room is provided by the certificate administrator. In the event that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), to the extent in the master servicer’s or the special servicer’s possession, or from the related mortgage loan seller within 10 business days following the request by the asset representations reviewer to the master servicer, the special servicer or the related mortgage loan seller, as the case may be, as described above, the asset representations reviewer will list such missing documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will be required to provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to all Mortgage Loans), and the related mortgage loan seller. The special servicer may review such preliminary report and determine whether any information contained in such preliminary report will be labeled as “Privileged Information” and thus be excluded from the Asset Review Report and Asset Review Report Summary. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents or explanations to support the related mortgage loan seller’s claim that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be sent by the related mortgage loan seller to the asset representations reviewer. For the avoidance of doubt, the asset representations reviewer will not be required to prepare a preliminary report in the event the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan.

The asset representations reviewer will be required, within 60 days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator or within 10 days after the expiration of the Cure/Contest Period (whichever is later), to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA, the related mortgage loan seller for each Delinquent Loan and the Directing Certificateholder, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee and certificate administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the related mortgage loan seller, which, in each such case, will be the responsibility of the Enforcing Servicer. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) or the related mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which the Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than two business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Certificateholder of such disqualification and immediately resign under the PSA as described under the “—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an institution that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Inc., Fitch, KBRA, Moody’s, Morningstar Credit Ratings, LLC or S&P and that has not been the special servicer, operating advisor or asset representations reviewer on a transaction for which DBRS, Inc., Fitch, KBRA, Moody’s, Morningstar Credit Ratings, LLC or S&P has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, operating advisor or asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated with) any sponsor, any mortgage loan seller, any originator, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Directing Certificateholder, the Third Party Purchaser or any of their respective affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA, the Directing Certificateholder or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives such Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)   any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates having greater than 25% of the Voting Rights; provided that with respect to any such failure that is not curable within such 30-day period, the asset representations reviewer will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(ii)     any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)    any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)     a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)     the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)     the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders (which is required to be simultaneously delivered to the asset representations reviewer) electronically by posting such notice on its website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum (without regard to the application of any Cumulative Appraisal Reduction Amounts), the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates evidencing at least 75% of a Certificateholder Quorum (without regard to the application of any Cumulative Appraisal Reduction Amounts) elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA and the Rating Agencies. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be, an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor will be required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Replacement of the Special Servicer Without Cause

Except as limited by certain conditions described in this prospectus and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time and without cause, by the Directing Certificateholder so long as, among other things, the Directing Certificateholder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and confirmation from the applicable rating agencies that such replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees and out-of-pocket expenses of any such termination incurred by the Directing Certificateholder (other than a Loan-Specific Directing Certificateholder) without cause (including the costs of obtaining a Rating Agency Confirmation) will be paid by the holders of the Controlling Class.

After the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote) and confirmation from the applicable rating agencies that the contemplated appointment or replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities, the certificate administrator will be required to post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all certificates in such regard, which requisite affirmative votes must be received within 180 days of the posting of such notice. Upon the written direction of holders of Principal Balance Certificates evidencing at least 66-2/3% of a Certificateholder Quorum, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination. The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

A “Certificateholder Quorum” means, the holders of certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of Realized Losses and,

other than with respect to the termination of the asset representations reviewer, the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the certificates) of all Principal Balance Certificates on an aggregate basis.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it has become a Borrower Party with respect to any Mortgage Loan or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan. Prior to the occurrence and continuance of a Control Termination Event, if the applicable Excluded Special Servicer Loan is not also an Excluded Loan, the Directing Certificateholder will be required to select a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the related Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event, if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan or if the Directing Certificateholder is entitled to appoint the Excluded Special Servicer but does not so appoint within 30 days of notice of such resignation, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer so long as, on the date of the appointment, the selected Excluded Special Servicer is a Qualified Replacement Special Servicer. It will be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then-current ratings of the certificates and the equivalent from each NRSRO hired to provide ratings with respect to any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan, (ii) the applicable Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the applicable Excluded Special Servicer delivers to the depositor and the certificate administrator and any applicable depositor and certificate administrator of any other securitization, if applicable, that contains a Serviced Pari Passu Companion Loan, the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If at any time the special servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Loan (including, without limitation, as a result of the related Mortgaged Property becoming REO Property), (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan or Serviced Whole Loan will no longer be an Excluded Special Servicer Loan, (3) the special servicer will become the special servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the special servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan.

The applicable Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to the special servicer in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer (and, if appointed by the Directing Certificateholder or with the approval of the requisite vote of certificateholders following the operating advisor’s recommendation to replace the special servicer as described in “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote” below, is not the originally replaced special servicer or its affiliate), (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) currently has a special servicer rating of at least “CSS3” from Fitch, (vii) is currently acting as a special servicer in a CMBS transaction rated by Moody’s (as to which CMBS transaction there are outstanding CMBS rated by Moody’s), and (viii) is not a special servicer that has been cited by Moody’s or KBRA as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote

If the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (2) the replacement of the special servicer would be in the best interest of the certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written report detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder of the recommendation and post the related report on the certificate administrator’s website, and to conduct the solicitation of votes with respect to such recommendation. Approval by the Certificateholders of such Qualified Replacement Special Servicer will not preclude the Directing Certificateholder from appointing a replacement, so long as such replacement is a Qualified Replacement Special Servicer and is not the originally replaced special servicer or its affiliate.

The operating advisor’s recommendation to replace the special servicer must be confirmed within 180 days of the report being posted to the certificate administrator’s website by an affirmative vote of holders of Certificates evidencing at least a majority of a quorum of Certificateholders (which, for this purpose, is the holders of Certificates that (i) evidence at least 20% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates on an aggregate basis, and (ii) consist of at least three Certificateholders or Certificate Owners that are not affiliated with each other). In the event the holders of Principal Balance Certificates evidencing at least a majority of a quorum of Certificateholders elect to remove and replace the special servicer (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator’s website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies at that time, and confirmation from the applicable rating agencies that such replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by the holders of Certificates evidencing at least a majority of a quorum of Certificateholders; provided that such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

No appointment of the special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

Notwithstanding the foregoing, the Certificateholders’ direction to replace the special servicer as described under “—Replacement of the Special Servicer Without Cause” above or this “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote” will not apply to a Servicing Shift Whole Loan.

With respect to any Non-Serviced Whole Loans, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related Non-Serviced Directing Certificateholder (and not by the Directing Certificateholder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loan” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Termination of the Master Servicer or Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)  (i) any failure by the master servicer to make any deposit required to be made by the master servicer to the Collection Account or remit to the companion paying agent for deposit into the Companion Distribution Account on the day and by the time such deposit or remittance is first required to be made, which failure is not remedied within one business day, or (ii) any failure by the master servicer to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

(b)  any failure by the special servicer to deposit into the REO Account within one business day after the day such deposit is required to be made, or to remit to the master servicer for deposit in the Collection Account, or any other account required under the PSA, any amount required to be so deposited or remitted by the special servicer pursuant to, and at the time specified by, the PSA;

(c)  any failure on the part of the master servicer or special servicer, as the case may be, duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or (i) with respect to any year that a report on Form 10-K is required to be filed, 5 business days in the case of the master servicer’s or special servicer’s obligations, as the case may be, under the PSA in respect of Exchange Act reporting items (after any applicable grace periods), (ii) 15 days in the case of the master servicer’s failure to make a Servicing Advance or (iii) 15 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the PSA) after written notice of the failure has been given (A) to the master servicer or special servicer, as the case may be, by any other party to the PSA, or (B) to the master servicer or special servicer, as the case may be, with a copy to each other party to the related PSA, by Certificateholders evidencing not less than 25% of all Voting Rights or, with respect to a Serviced Whole Loan if affected by that failure, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that failure is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, such period will be extended an additional 30 days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d)  any breach on the part of the master servicer or special servicer, as the case may be, of any representation or warranty in the PSA that materially and adversely affects the interests of any class of Certificateholders or holders of any Serviced Pari Passu Companion Loan and that continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to the master servicer or special servicer, as the case may be, by the depositor, the certificate administrator or the trustee, or to the master servicer, the special servicer, the depositor, the certificate administrator and the trustee by the Certificateholders evidencing not less than 25% of Voting Rights or, with respect to a Serviced Whole Loan affected by such breach, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that breach is capable of being cured and the master servicer or special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)  certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or special servicer, and certain actions by or on behalf of the master servicer or special servicer indicating its insolvency or inability to pay its obligations;

(f)  either Moody’s or KBRA (or, in the case of a Serviced Pari Passu Companion Loan, any Companion Loan Rating Agency) (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates (or Serviced Pari Passu Companion Loan Securities, as applicable), or (ii) has placed one or more classes of certificates (or Serviced Pari Passu Companion Loan Securities, as applicable) on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (i) or (ii), such action has not been withdrawn by Moody’s, KBRA or such Companion Loan Rating Agency within 60 days of such rating action) and, in the case of either of clauses (i) or (ii), such Rating Agency publicly cited servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such rating action; or

(g)  the master servicer or the special servicer, as the case may be, is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting.

“Serviced Pari Passu Companion Loan Securities” means, for so long as the related Mortgage Loan or any successor REO Loan is part of the Mortgage Pool, any class of securities issued by another securitization and backed by a Serviced Pari Passu Companion Loan.

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to the master servicer or the special servicer under the PSA, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized, and at the written direction of Certificateholders entitled to more than 25% of the Voting Rights or, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder (solely with respect to the special servicer and other than with respect to an Excluded Loan), the trustee will be required to terminate all of the rights and obligations of the defaulting party as master servicer or special servicer, as the case may be (other than certain rights in respect of indemnification and certain items of servicing compensation), under the PSA. The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may (or, at the written request of Certificateholders entitled to a majority of the Voting Rights, or if it is not approved as a servicer by the applicable rating agencies or, for so long as no Control Termination Event has occurred and is continuing and other than in respect of an applicable Excluded Loan, the Directing Certificateholder, it will be required to) appoint, or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and confirmation from the applicable rating agencies that such appointment (or replacement) will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities and, with respect to a successor special servicer, for so long as no Control Termination Event has occurred and is continuing and other than with respect to an Excluded Loan, that has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld. In addition, none of the asset representations reviewer, the operating advisor and their respective affiliates may be appointed as a successor master servicer or special servicer.

Notwithstanding anything to the contrary contained in the section above, if a Servicer Termination Event on the part of the special servicer remains unremedied and affects the holder of a Serviced Companion Loan, and the special servicer has not otherwise been terminated, the holder of such Serviced Companion Loan (or, if applicable, the related trustee, acting at the direction of the related directing certificateholder (or similar entity)) will be entitled to direct the trustee to terminate the special servicer solely with respect to the related Serviced Whole Loan. The appointment (or replacement) of the special servicer with respect to a Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency and confirmation from the applicable rating agencies that such appointment (or replacement) will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities. A replacement special servicer will be selected by the trustee or, prior to the occurrence and continuance of a Consultation Termination Event, by the Directing

Certificateholder; provided, however, that any successor special servicer appointed to replace the special servicer with respect to a Serviced Mortgage Loan cannot at any time be the person (or an affiliate of such person) that was terminated at the direction of the holder of the related Serviced Companion Loan, without the prior written consent of such holder of the related Serviced Companion Loan.

Notwithstanding anything to the contrary contained in the section above, if a servicer termination event on the part of a Non-Serviced Special Servicer remains unremedied and affects the issuing entity, and such Non-Serviced Special Servicer has not otherwise been terminated, the trustee, acting at the direction of the Directing Certificateholder, will generally be entitled to direct the related Non-Serviced Trustee to terminate such Non-Serviced Special Servicer, as applicable, solely with respect to the related Non-Serviced Whole Loan(s), and a successor will be appointed in accordance with the related Non-Serviced PSA.

In addition, notwithstanding anything to the contrary contained in the section described above, if the master servicer receives notice of termination solely due to a Servicer Termination Event described in clause (f) or (g) under “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” above, and prior to being replaced as described in the third preceding paragraph, the master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of the master servicer under the PSA.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the master servicer affects a Serviced Companion Loan, the related holder of a Serviced Pari Passu Companion Loan or the rating on any class of securities backed, wholly or partially, by any Serviced Companion Loan (“Serviced Companion Loan Securities”), and if the master servicer is not otherwise terminated, or (2) if any Servicer Termination Event on the part of the master servicer affects only a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any Serviced Companion Loan Securities, then the master servicer may not be terminated by or at the direction of the related holder of such Serviced Companion Loan or the holders of any Serviced Companion Loan Securities, but upon the written direction of the related holder of such Serviced Companion Loan, the master servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

Further, if replaced as a result of a Servicer Termination Event, the master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

Waiver of Servicer Termination Event

The Certificateholders representing at least 66-2/3% of the Voting Rights allocated to certificates affected by any Servicer Termination Event may waive such Servicer Termination Event; provided, however, that a Servicer Termination Event under clause (a), (b) or (f) of the definition of “Servicer Termination Event” may be waived only with the consent of all of the Certificateholders of the affected classes and a Servicer Termination Event under clause (c) of the definition of “Servicer Termination Event” relating to Exchange Act reporting may be waived only with the consent of the depositor. Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of a Servicer Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement actions taken with respect to such Servicer Termination Event prior to such waiver from the issuing entity.

Resignation of the Master Servicer or Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor (which may be appointed by the resigning master servicer or special servicer, as applicable) and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as no Control Termination Event has occurred and is continuing, the approval of such successor by the Directing Certificateholder, which approval will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a mortgage loan servicing institution, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus) and, with respect to a successor special servicer, for so long as no Control Termination Event has occurred and is continuing, which has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all reasonable out-of-pocket costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if the master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or special servicer.

Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation

Under the Credit Risk Retention Rules, any Third-Party Purchaser is prohibited from being Risk Retention Affiliated with, among other persons, the master servicer, the trustee, the certificate administrator, the operating advisor or the asset representations reviewer. As long as the prohibition exists, upon the occurrence of (i) a servicing officer of the master servicer or a responsible officer of the certificate administrator or the trustee, as applicable, obtaining actual knowledge that the master servicer, the certificate administrator or the trustee, as applicable, is or has become Risk Retention Affiliated with or a Risk Retention Affiliate of the Third Party Purchaser (in such case, an “Impermissible TPP Affiliate”), (ii) the master servicer, the certificate administrator or the trustee receiving written notice by any other party to the PSA, the Third Party Purchaser, the sponsors or any underwriter or initial purchaser that the master servicer, the certificate administrator or the trustee, as applicable, is or has become an Impermissible TPP Affiliate, or (iii) the operating advisor or the asset representations reviewer becoming Risk Retention Affiliated with or a Risk Retention Affiliate of the Third Party Purchaser or any other party to the PSA (other than the operating advisor and asset representations reviewer) (such operating advisor or asset representations reviewer together with an Impermissible TPP Affiliate, an “Impermissible Risk Retention Affiliate”), then, in each case, such Impermissible Risk Retention Affiliate is required to promptly notify the Retaining Sponsor and the other parties to the PSA and resign in accordance with the terms of the PSA. The resigning Impermissible Risk Retention Affiliate will be required to bear all reasonable out-of-pocket costs and expenses of each other party to the PSA, the issuing entity and each Rating Agency in connection with such resignation as and to the extent required under the PSA, provided, however, that if the affiliation causing an Impermissible Risk Retention Affiliate is the result of the Third Party Purchaser acquiring an interest in such Impermissible Risk Retention Affiliate or an affiliate of such Impermissible Risk Retention Affiliate, then such costs and expenses will be an expense of the issuing entity.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in any capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in any capacity as the paying agent for any Serviced Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. For the purposes of indemnification of the master servicer or the special servicer and limitation of liability, the master servicer or special servicer will be deemed not to have engaged in willful misconduct or committed bad faith or negligence in the performance of its respective obligations and duties under the PSA or acted in negligent disregard of such obligations and duties if the master servicer or special servicer, as applicable, fails to follow the terms of the Mortgage Loan documents because the master servicer or special servicer, as applicable, in accordance with the Servicing Standard, determines that compliance with any Mortgage Loan documents would or potentially would cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust or cause a tax to be imposed on the trust or any Trust REMIC or the Grantor Trust under the relevant provisions of the Code (for which determination, the master servicer and special servicer will be entitled to rely on advice of counsel, the cost of which will be reimbursed as an additional trust fund expense). The PSA will also provide that the master servicer (including in any capacity as the paying agent for any Serviced Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with any actual or threatened legal or administrative action or claim that relates to the PSA, the Mortgage Loans, any related Serviced Companion Loan, the issuing entity or the certificates (including any costs of enforcement of its indemnity); provided, however, that the indemnification will not extend to any loss, liability or expense specifically required to be borne by such party pursuant to the terms the PSA, incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

The PSA will also provide that any master servicer, depositor, special servicer, operating advisor (or the equivalent), asset representations reviewer, paying agent or trustee under any Non-Serviced PSA with respect to a Non-Serviced Mortgage Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them, will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share (subject to the applicable Intercreditor Agreement) of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related Mortgaged Property (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other mortgage loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of such Non-Serviced PSA).

In addition, the PSA will provide that none of the master servicer (including in any capacity as the paying agent for any Companion Loan), the special servicer, the depositor, operating advisor or asset representations reviewer will be under any obligation to appear in, prosecute or defend any legal or administrative action, proceeding, hearing or examination that is not incidental to its respective duties under the PSA or that in its opinion may involve it in any expense or liability not recoverable from the issuing entity. However, each of the master servicer, the special servicer, the depositor, the operating advisor and the asset representations reviewer will be permitted, in the exercise of its discretion, to undertake any action, proceeding, hearing or examination that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Companion Loan (as a collective whole), taking into account the subordinate or pari passu nature of such Serviced Pari Passu Companion Loan) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan or Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, proceeding, hearing or examination and any liability resulting therefrom, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent with a qualified insurer that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and special servicer will be allowed to self-insure with respect to an errors and omissions policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, or asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA, subject to certain conditions set forth in the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by the depositor of any of the certificates issued to it or of the proceeds of such certificates, or for the use or application of any funds paid to the depositor in respect of the assignment of the Mortgage Loans to the issuing entity, or any funds deposited in or withdrawn from the Collection Account or any other account by or on behalf of the depositor, either the master servicer, the special servicer or, in the case of the trustee, the certificate administrator. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or if each class is an affected class of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including without limitation, costs and expenses of litigation, and of investigation, counsel fees, damages, judgements and amounts paid in settlement, and expenses incurred in becoming the successor to the master servicer or the special servicer, to the extent not otherwise paid under the PSA) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

For the avoidance of doubt, with respect to any indemnification provisions in the PSA providing that the issuing entity or a party to the PSA is required to indemnify another party to the PSA for costs, fees and expenses, such costs, fees and expenses are intended to include costs (including, but not limited to, reasonable attorney’s fees and expenses) of the enforcement of such indemnity.

The rights and protections afforded to the trustee and the certificate administrator as set forth above and under the PSA will also apply to the custodian.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event any party to the PSA receives a request or demand from a Requesting Certificateholder to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if such party to the PSA determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer and special servicer, and the master servicer or special servicer, as applicable, will be required to promptly forward it to the related mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in accordance with the Servicing Standard.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) will be required to determine whether at that time, based on the Servicing Standard, there exists a Material Defect with respect to such Mortgage Loan. If the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) determines that a Material Defect exists, the master servicer or the special servicer, as applicable, will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer or the special servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Certificateholder. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request Is Initially Delivered by a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward it to the applicable mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Certificateholder Repurchase Request.

The “Enforcing Servicer” will be (a) with respect to a Specially Serviced Loan, the special servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, the master servicer, and (ii) in the case of a Repurchase Request made by any person other than the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, (A) prior to the Resolution Failure relating to such non-Specially Serviced Loan, the master servicer, and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the special servicer.

An “Enforcing Party” is the person obligated to or that elects pursuant to the terms of the PSA to enforce the rights of the issuing entity against the related mortgage loan seller with respect to a Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor (solely in its capacity as operating advisor) or the Directing Certificateholder (other than any Loan-Specific Directing Certificateholder) identifies a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to each other party to the PSA and the applicable mortgage loan seller, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”). The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to the

PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to the PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below under “—Resolution of a Repurchase Request” will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related mortgage loan seller. A Resolved Repurchase Request will not preclude the master servicer (in the case of non-Specially Serviced Loans) or the special servicer (in the case of Specially Serviced Loans) from exercising any of their respective rights related to a Material Defect in the manner and timing otherwise set forth in the PSA, in the related MLPA or as provided by law. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller has made a Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Within 2 business days after a Resolution Failure occurs with respect to a Repurchase Request made by any person other than the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder relating to a non-Specially Serviced Loan, the master servicer will be required to send a written notice (a “Master Servicer Proposed Course of Action Notice”) to the special servicer, indicating the master servicer’s analysis and recommended course of action with respect to such Repurchase Request, along with the servicing file and all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Companion Loan, either in the master servicer’s possession or otherwise reasonably available to the master servicer without undue burden or expense, and reasonably requested by the special servicer to the extent set forth in the PSA for such non-Specially Serviced Loan. Upon receipt of such Master Servicer Proposed Course of Action Notice and such servicing file, the special servicer will become the Enforcing Servicer with respect to such Repurchase Request.

Resolution of a Repurchase Request

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder, a party to the PSA or the Directing Certificateholder), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the certificate administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (a “Proposed Course of Action”). If the master servicer is the Enforcing Servicer, the master servicer may (but will not be obligated to) consult with the special servicer and (for so long as no Consultation Termination Event has occurred and is continuing) the Directing Certificateholder regarding any Proposed Course of Action. Such notice will be required to include (a) a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days of the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration, (b) a statement that if any responding Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer will be compelled to follow (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) the course of action agreed to and/or proposed by the majority of responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, in accordance with the procedures relating to the delivery of Preliminary Dispute Resolution Election Notices and Final Dispute Resolution Election Notices described in this prospectus, (c) a statement that responding Certificateholders will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for responding Certificateholders to send their responses to the Enforcing Servicer and the certificate administrator. The certificate administrator will within three (3) business days after the expiration of the 30-day response period, tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received that clearly indicate agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer questions from Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating Certificateholder responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator's tabulation of the responses of the responding Certificateholders. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the related mortgage loan seller with respect to the Repurchase Request and the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the related mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration. In the event that (a) the Enforcing Servicer’s initial Proposed Course of Action indicated a recommendation to undertake mediation or arbitration, (b) any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice and (c) the Enforcing Servicer also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such additional responses from other Certificateholders or Certificate Owners will also be considered Preliminary Dispute Resolution Election Notices supporting such Proposed Course of Action for purposes of determining the course of action that involves referring the matter to mediation or arbitration, as the case may be, that is approved by the majority of Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner entitled to do so delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner otherwise entitled to do so will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party entitled to determine a course of action, including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Certificateholder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems in good faith to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including, but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there are more than one Requesting Certificateholder that timely deliver a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party at the time when the Proposed Course of Action Notice was posted on the certificate administrator’s website and (iii) if the Proposed Course of Action Notice had

indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller as further described below. For the avoidance of doubt, the depositor, any mortgage loan seller with respect to the subject mortgage loan and any of their respective affiliates will not be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder, to act as a Certificateholder for purposes of delivering any Preliminary Dispute Resolution Election Notice or Final Dispute Resolution Election Notice or otherwise to vote Certificates owned by it or such affiliate(s) with respect to a course of action proposed or undertaken pursuant to the procedures described under this “—Dispute Resolution Provisions” heading.

The Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder may not elect to then utilize the alternative method in the event that the initial method is unsuccessful.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and, if possible, commercial real estate finance or commercial mortgage-backed securitization matters.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Certificateholder (provided that no Consultation Termination Event has occurred and is continuing), and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the Enforcing Servicer or the trustee, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, that the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the master servicer or the special servicer to perform its obligations with respect to a Mortgage Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed-in-lieu of foreclosure, or bankruptcy or other litigation) or the exercise of any rights of a Directing Certificateholder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in mediation or arbitration or related responsibilities under the PSA will be reimbursable as additional trust fund expenses.

Servicing of the Non-Serviced Mortgage Loans

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

General

Each Non-Serviced Mortgage Loan will be serviced pursuant to the related Non-Serviced PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loan”.

The servicing terms of each such Non-Serviced PSA (other than the BBCMS 2018-CHRS TSA, which is described below) as it relates to the servicing of the related Non-Serviced Pari Passu Whole Loans will or are expected to be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects. For example:

●	Each Non-Serviced Master Servicer and Non-Serviced Special Servicer will be required to service the related Non-Serviced Mortgage Loan pursuant to a servicing standard set forth in the related Non-Serviced PSA that is substantially similar to, but may not be identical to, the Servicing Standard.

●	Any party to the related Non-Serviced PSA that makes a property protection advance with respect to the related Non-Serviced Mortgage Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner substantially similar to the reimbursement of Servicing Advances under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such advance reimbursement amounts (including out of general collections on the UBS 2018-C15 mortgage pool, if necessary).

●	Pursuant to the related Non-Serviced PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the related Non-Serviced Mortgage Loan are similar to the corresponding fees payable under the PSA, except that caps, floors and offsets may differ or not apply.

●	The extent to which modification fees or other fee items with respect to the related Whole Loan may be applied to offset interest on advances, servicer expenses and servicing compensation may, in certain circumstances, be less than is the case under the PSA.

●	Items with respect to the related Non-Serviced Whole Loan that are the equivalent of assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and/or modification fees and that constitute additional servicing compensation under the related Non-Serviced PSA will not be payable to the master servicer or special servicer under the PSA and one or more of such items will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in proportions that may be different than the allocation of similar fees under the PSA between the master servicer and special servicer for this transaction.

●	The Non-Serviced Directing Certificateholder under the related Non-Serviced PSA will have or is expected to have rights substantially similar to the Directing Certificateholder under the PSA with respect to the servicing and administration of the related Non-Serviced Whole Loan, including consenting to the substantial equivalent of Major Decisions under such Non-Serviced PSA proposed by the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the related Non-Serviced Whole Loan. However, “Major

Decisions” under the related Non-Serviced PSA may differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Certificateholder will be permitted to consent may correspondingly differ. The related Non-Serviced PSA also provides or is expected to provide for the removal of the applicable Non-Serviced Special Servicer by the related Non-Serviced Directing Certificateholder under such Non-Serviced PSA under certain conditions that are similar to the conditions under which the Directing Certificateholder is permitted to replace the special servicer under the PSA.

●	The termination events that will result in the termination of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer are or are expected to be substantially similar to, but not necessarily identical to, the Servicer Termination Events under the PSA applicable to the master servicer and special servicer, as applicable.

●	Servicing transfer events under the related Non-Serviced PSA that would cause the related Non-Serviced Whole Loan to become specially serviced will be or are expected to be substantially similar to, but not necessarily identical to, the corresponding provisions under the PSA.

●	The servicing decisions which the related Non-Serviced Master Servicer will perform, and in certain cases for which the related Non-Serviced Master Servicer must obtain the related Non-Serviced Directing Certificateholder’s or Non-Serviced Special Servicer’s consent, may differ in certain respects from those decisions that constitute Master Servicer Major Decisions under the PSA.

●	The related Non-Serviced Special Servicer will be required to take actions with respect to the related Non-Serviced Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are or are expected to be substantially similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties”.

●	Appraisal reduction amounts in respect of the related Non-Serviced Mortgage Loan will be calculated by the related Non-Serviced Special Servicer under the related Non-Serviced PSA in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the special servicer under the PSA in respect of Serviced Mortgage Loans.

●	The requirement of the related Non-Serviced Master Servicer to make compensating interest payments in respect of the related Non-Serviced Mortgage Loan is similar, but not necessarily identical, to the requirement of the master servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the PSA (although the portion of the servicing fee to be applied to make such payments may be less).

●	The servicing provisions under the related Non-Serviced PSA relating to performing inspections and collecting operating information are or are expected to be substantially similar, but not necessarily identical, to those of the PSA.

●	While the special servicer under the PSA and the Non-Serviced Special Servicer under the related Non-Serviced PSA must each resign as special servicer with respect to a mortgage loan if it obtains knowledge that it has (or, in certain cases, if it has) become affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, may differ as between the PSA and the related Non-Serviced PSA.

●	The parties to the related Non-Serviced PSA (and their related directors, officers and other agents) will be entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the servicing of the related Non-Serviced Whole Loan under such Non-Serviced PSA to the same extent that parties to the PSA performing similar functions (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with their obligations under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such indemnification amounts (including out of general collections on the UBS 2018-C15 mortgage pool, if necessary).

●	The matters as to which notice or rating agency confirmation with respect to the rating agencies under the related Non-Serviced PSA are required are or are expected to be similar, but not necessarily identical to, similar matters with respect to the Rating Agencies under the PSA (and such agreements may differ as to whether it is notice or rating agency confirmation that is required and whether a notice to, or a confirmation from, the rating agencies under the related Non-Serviced PSA in connection with an action involving the subject Non-Serviced Whole Loan would also be required to be made to or obtained from the Rating Agencies under the PSA).

●	With respect to non-specially serviced mortgage loans, the related Non-Serviced PSA may differ with respect to whether the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer will be responsible for conducting or managing certain litigation related to such mortgage loans.

●	Each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will be liable in accordance with the related Non-Serviced PSA only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the related Non-Serviced PSA or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Non-Serviced PSA or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Non-Serviced PSA.

●	With respect to each Non-Serviced Mortgage Loan as to which the related lead securitization that includes the controlling Pari Passu Companion Loan involves the issuance of “eligible vertical interests” (as defined in the Credit Risk Retention Rules), the related Non-Serviced PSA may provide for one or more “risk retention consultation parties” with certain consultation rights.

●	The provisions of the related Non-Serviced PSA may also vary from the PSA with respect to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

Prospective investors are encouraged to review the full provisions of each of the Non-Serviced PSAs, which are available online at www.sec.gov or by requesting copies from the underwriters.

Notwithstanding the foregoing, the servicing of a Servicing Shift Whole Loan is expected to be governed by the PSA only temporarily, until the securitization of the related Controlling Companion Loan. Thereafter, such Servicing Shift Whole Loan will be serviced by the related master servicer and, if and to the extent necessary, the related special servicer under and pursuant to the terms of the related Servicing Shift PSA governing such future securitization. Although, in the case of each Servicing Shift Whole Loan, the related Intercreditor Agreement imposes some requirements regarding the terms of the related Servicing Shift PSA governing such future securitization, the securitization to which the related Controlling Companion Loan is to be contributed has not been determined, and accordingly, the servicing terms of such future Servicing Shift PSA are unknown and may not be consistent with the description of Non-Serviced PSAs above.

Servicing of the Christiana Mall Mortgage Loan

The Christiana Mall Whole Loan, and any related REO Property, are serviced under the BBCMS 2018-CHRS TSA. The servicing arrangements under the BBCMS 2018-CHRS TSA are generally similar to, but may differ in certain respects from, the servicing arrangements under the PSA. The BBCMS 2018-CHRS TSA contains terms and conditions that are customary for securitization transactions involving assets similar to the Christiana Mall Mortgage Loan and that are otherwise (i) required by the Code relating to the tax elections of the Trust and the trust funds for the Christiana Mall Companion Loans, (ii) required by law or changes in any law, rule or regulation or (iii) generally required by the rating agencies in connection with the issuance of ratings in securitizations similar to this securitization as well as the securitizations related to Christiana Mall Companion Loans. Such terms include, without limitation:

●	The BBCMS 2018-CHRS Master Servicer earns a primary servicing fee with respect to the Christiana Mall Mortgage Loan and the Christiana Mall Pari Passu Companion Loans that are not included in the BBCMS 2018-CHRS Mortgage Trust that is to be calculated at 0.00125% per annum and a primary servicing fee for the Christiana Mall Companion Loans that are included in the BBCMS 2018-CHRS Mortgage Trust at a per annum rate of 0.0025%.

●	Upon the Christiana Mall Whole Loan becoming a specially serviced loan under the BBCMS 2018-CHRS TSA, the BBCMS 2018-CHRS Special Servicer will earn a special servicing fee payable monthly with respect to the Christiana Mall Mortgage Loan accruing at a rate equal to 0.125% per annum, until such time as Christiana Mall Whole Loan is no longer specially serviced.

●	Pursuant to the BBCMS 2018-CHRS TSA, the liquidation fee and the workout fee with respect to the Christiana Mall Mortgage Loan are similar, but not necessarily identical, to the corresponding fees payable under the PSA. The BBCMS 2018-CHRS Master Servicer or trustee under the BBCMS 2018-CHRS TSA (the “BBCMS 2018-CHRS Trustee”), as applicable, is required to make advances of principal and interest and advances of certain administrative expenses with respect to the Christiana Mall Companion Loans that are included in the BBCMS 2018-CHRS Mortgage Trust (but not with respect to any Christiana Mall Companion Loans not included in the BBCMS 2018-CHRS Mortgage Trust), unless the BBCMS 2018-CHRS

Master Servicer or BBCMS 2018-CHRS Trustee, as applicable, has determined that any such advance and interest thereon would not be recoverable from collections on the Christiana Mall Companion Loans included in the BBCMS 2018-CHRS Mortgage Trust. Reimbursement of such amounts and interest thereon are payable only from proceeds of the Christiana Mall Whole Loan.

●	The BBCMS 2018-CHRS Master Servicer or BBCMS 2018-CHRS Trustee, as applicable, is obligated to make property protection advances and advances of certain administrative expenses with respect to Christiana Mall Whole Loan, unless a determination is made by the BBCMS 2018-CHRS Master Servicer or BBCMS 2018-CHRS Trustee, as applicable, that any such advance and interest thereon would not be recoverable from collections on the Christiana Mall Whole Loan. If the BBCMS 2018-CHRS Master Servicer or BBCMS 2018-CHRS Trustee determines that any such advance made with respect to the Christiana Mall Whole Loan or the related Mortgaged Property is nonrecoverable, such advance will be reimbursed in full from any collections on the Christiana Mall Whole Loan before any allocation or distribution is made in respect of the principal and interest payments on the Christiana Mall Whole Loan. In the event that collections received after the final liquidation of the Christiana Mall Whole Loan or the related Mortgaged Property are not sufficient to reimburse such property protection advances in full or pay other fees and trust fund expenses in full, the issuing entity will be required to pay its pro rata share of such fees and expenses.

●	Amounts payable with respect to the Christiana Mall Whole Loan that are the equivalent of ancillary fees, penalty charges, assumption fees and/or modification fees and that are allocated as additional servicing compensation under the BBCMS 2018-CHRS TSA may be allocated between the BBCMS 2018-CHRS Master Servicer and BBCMS 2018-CHRS Special Servicer in proportions that are different from the proportions of similar fees allocated between the master servicer and the special servicer with respect to Serviced Mortgage Loans.

●	The BBCMS 2018-CHRS Special Servicer will be required to take actions with respect to the Christiana Mall Whole Loan if it becomes a defaulted loan, which actions are similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties”.

●	With respect to Christiana Mall Whole Loan, the servicing provisions relating to performing inspections are similar, but not necessarily identical, to those of the PSA. The servicing provisions do not include specific provisions relating to the collection of operating information.

●	The BBCMS 2018-CHRS Master Servicer and the BBCMS 2018-CHRS Special Servicer (a) have rights related to resignation similar to those of the master servicer and the special servicer under the PSA and (b) are subject to servicer termination events similar, but not necessarily identical, to those in the PSA.

●	The servicing transfer events under the BBCMS 2018-CHRS TSA that would cause the Christiana Mall Whole Loan to become specially serviced are similar, but not necessarily identical, to those of the PSA. Examples of differences include, without limitation, that under the BBCMS 2018-CHRS TSA, a payment default will not cause a loan to become specially serviced unless there have been two consecutive monthly payment defaults.

●	The liability of the parties to the BBCMS 2018-CHRS TSA will be limited in a manner similar, but not necessarily identical, to the liability of the parties to the PSA.

●	Collections on the Christiana Mall Mortgage Loan are required, within two (2) business days following receipt of properly identified funds by the BBCMS 2018-CHRS Master Servicer to be deposited and maintained in a separate account in the name of the BBCMS 2018-CHRS Master Servicer for the benefit of the holders of the Christiana Mall Whole Loan until transferred (after payment of certain amounts under the BBCMS 2018-CHRS TSA) on a monthly basis prior to the Distribution Date to the Collection Account by the BBCMS 2018-CHRS Master Servicer for distribution in accordance with the PSA.

●	The BBCMS 2018-CHRS TSA may differ from the PSA in certain respects relating to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds, servicer and special servicer termination events and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

●	There is no operating advisor or equivalent party (and therefore no operating advisor fee) with respect to the BBCMS 2018-CHRS Mortgage Trust.

●	The BBCMS 2018-CHRS TSA does not provide for any asset representations review procedures or for any dispute resolution procedures similar to those described under “—Dispute Resolution Provisions”. There is no asset representations reviewer (or equivalent party) with respect to the BBCMS 2018-CHRS Mortgage Trust.

●	Some of the rating agencies rating the securities issued under the BBCMS 2018-CHRS TSA vary from the rating agencies rating the certificates, which may cause servicing arrangements (including, but not limited to, servicer termination events and eligibility requirements for service providers) to be different under the BBCMS 2018-CHRS TSA than under the PSA.

The BBCMS 2018-CHRS Special Servicer may be removed as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loan—The Christiana Mall Whole Loan—Special Servicer Appointment Rights”.

The BBCMS 2018-CHRS Mortgage Trust depositor, BBCMS 2018-CHRS Master Servicer, BBCMS 2018-CHRS Special Servicer, BBCMS 2018-CHRS Mortgage Trust certificate administrator, BBCMS 2018-CHRS Trustee and various related persons and entities will be entitled to be indemnified by the issuing entity (as and to the same extent the BBCMS 2018-CHRS Mortgage Trust is required to indemnify such parties pursuant to the terms of the BBCMS 2018-CHRS TSA) for certain losses and liabilities incurred by any such party in accordance with the terms and conditions of the Christiana Mall Intercreditor Agreement and the BBCMS 2018-CHRS TSA. To the extent funds on collections from the Christiana Mall Whole Loan are insufficient to satisfy such indemnification obligations, the issuing entity will be required to reimburse the applicable indemnified parties for its pro rata share of the insufficiency, including from general collections on deposit in the Collection Account. See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loan—The Christiana Mall Whole Loan”. Prospective investors are encouraged to review the full provisions of the BBCMS 2018-CHRS TSA, which is available by requesting a copy from the underwriters.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again. The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) the applicable replacement master servicer or special servicer has been appointed and currently serves as a master servicer or special servicer, as applicable, on a transaction-level basis on a transaction currently rated by Moody’s that currently has securities outstanding and for which Moody’s has not cited servicing concerns with respect to the applicable replacement master servicer or special servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a CMBS transaction serviced by the applicable replacement master servicer or special servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency or (iii) KBRA has not publicly cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by such master servicer or special servicer prior to the time of determination, if KBRA is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above as to which a Rating Agency Confirmation is required, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean Fitch Ratings, Inc. (“Fitch”), Kroll Bond Rating Agency, Inc. (“KBRA”) and Moody’s Investors Service, Inc. (“Moody’s”).

Any Rating Agency Confirmation requests made by the master servicer, the special servicer, the certificate administrator, or the trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent a rating agency confirmation is required under the PSA in connection with any servicing action involving a Mortgage Loan that is part of the Serviced Whole Loan, a rating agency confirmation will generally be required from the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any affected Serviced Pari Passu Companion Loan Securities, provided that such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Evidence as to Compliance

The master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish), to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (but only if an advance was made by the trustee in the calendar year), the custodian, the certificate administrator and the operating advisor, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to each Non-Serviced Whole Loan, each of the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Trustee and the Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless (except in the case of a default by the trustee) the holders of certificates of any class evidencing not less than 25% of the aggregate Percentage Interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee indemnity reasonably satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities that may be incurred as a result.

Each Certificateholder will be deemed under the PSA to have expressly covenanted with every other Certificateholder and the trustee, that no one or more Certificateholders will have any right in any manner whatsoever by virtue of any provision of the PSA or the certificates to affect, disturb or prejudice the rights of the holders of any other certificates, or to obtain or seek to obtain priority over or preference to any other Certificateholder, or to enforce any right under the PSA or the certificates, except in the manner provided in the PSA or the certificates and for the equal, ratable and common benefit of all Certificateholders.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding certificates (other than the Class Z and Class R certificates) for the Mortgage Loans and REO Properties remaining in the issuing entity (provided, however, that (A) the aggregate certificate balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C and Class D certificates is reduced to zero, (B) there is only one holder (or multiple holders acting unanimously) of the then-outstanding certificates (other than the Class Z and Class R certificates) and (C) the master servicer consents to the exchange) or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder, each holder of a Serviced Companion Loan and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

The holders of the Controlling Class, the special servicer, the master servicer and the holders of the Class R certificates (in that order) will have the right to purchase all of the assets of the issuing entity. This purchase of all the Mortgage Loans and other assets in the issuing entity is required to be made at a price equal to (a) the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) then included in the issuing entity, (2) the appraised value of the issuing entity’s portion of all REO Properties then included in the issuing entity (which fair market value for any REO Property may be less than the Purchase Price for the corresponding REO Loan), as determined by an appraiser selected by the special servicer and approved by the master servicer and the Controlling Class, (3) the reasonable out-of-pocket expenses of the master servicer and the special servicer with respect to such termination, unless the master servicer or the special servicer, as applicable, is the purchaser of such Mortgage Loans and (4) if the Mortgaged Property secures a Non-Serviced Mortgage Loan and is an REO Property under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related property, as determined by the related Non-Serviced Master Servicer in accordance with clause (2) above, less (b) solely in the case where the master servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances, together with any interest accrued and payable to the master servicer in respect of such Advances in accordance with the PSA and unpaid Servicing Fees remaining outstanding and payable solely to the master servicer (which items will be deemed to have been paid or reimbursed to the master servicer in connection with such purchase). This purchase will effect early retirement of the then-outstanding certificates, but the rights of the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates to effect the termination is subject to the requirements that the then aggregate Stated Principal Balance of the pool of Mortgage Loans be less than 1.0% of the Initial Pool Balance. The voluntary exchange of certificates (other than the Class Z and Class R certificates), for the remaining Mortgage Loans is not subject to the above described percentage limits but is limited to each such class of outstanding certificates being held by one Certificateholder (or group of Certificateholders acting unanimously) who must voluntarily participate.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates or holders of any Companion Loan:

(a)  to correct any defect or ambiguity in the PSA in order to address any manifest error in any provision of the PSA;

(b)  to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in the prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)  to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the P&I Advance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)  to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity, any Trust REMIC or the Grantor Trust; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any holder of the certificates or holder of a Companion Loan;

(e)  to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee;

(f)  to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)  to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)  to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, with respect to any Mortgage Loan other than an Excluded Loan and for so long as no Control Termination Event has occurred and is continuing and with respect to the Mortgage Loans other than any Excluded Loan, the Directing Certificateholder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(i)   to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website;

(j)   in the event the Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal; or

(k)  to modify, eliminate or add to any of its provisions to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv).

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate Percentage Interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Whole Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA or change any rights of any mortgage loan seller as third party beneficiary under the PSA without the consent of the related mortgage loan seller, or (5) amend the Servicing Standard without the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations or rights of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller. In addition, no amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by the related Intercreditor Agreement or that otherwise materially and adversely affects the holder of a Companion Loan without the consent of the holder of the related Companion Loan.

Also, notwithstanding the foregoing, no party to the PSA will be permitted to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment is permitted under the PSA, that any conditions precedent thereto have been satisfied and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or special servicer (except during any period when the trustee is acting as, or has become successor to, the master servicer or special servicer, as the case may be), (ii) an institution insured by the FDIC, (iii) an institution whose long-term senior unsecured debt is rated at least “A2” by Moody’s, “A-” by Fitch and, if rated by KBRA, “A” by KBRA; provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it maintains a long-term unsecured debt rating of no less than “Baa2” by Moody’s and “A-” by Fitch, (b) its short-term debt obligations have a short-term rating of not less than “P-2” from Moody’s and “F1” by Fitch and (c) the master servicer maintains a rating of at least “A2” by Moody’s and “A+” by Fitch, or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation, and (iv) an entity that is not a prohibited party under the PSA.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator acceptable to the master servicer and, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of 5 days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicer. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of removal, the removed trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

In addition, holders of the certificates entitled to at least 75% of the Voting Rights may upon 30 days prior written notice, with or without cause, remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 75% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally, each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

Texas

Commercial mortgage loans in Texas are generally secured by deeds of trust on the related real estate.  Foreclosure of a deed of trust in Texas may be accomplished by either a non-judicial trustee’s sale under a specific power-of-sale provision set forth in the deed of trust or by judicial foreclosure.  Due to the relatively short period of time involved in a non-judicial foreclosure, the judicial foreclosure process is rarely used in Texas.  A judicial foreclosure action must be initiated, and a non-judicial foreclosure must be completed, within four years from the date the cause of action accrues.  The cause of action for the unpaid balance of the indebtedness accrues upon the maturity of the indebtedness (by acceleration or otherwise).

Unless expressly waived in the deed of trust, the lender must provide the debtor with a written demand for payment, a notice of intent to accelerate the indebtedness, and a notice of acceleration prior to commencing any foreclosure action.  It is customary practice in Texas for the demand for payment to be combined with the notice of intent to accelerate the indebtedness.  In addition, with respect to a non-judicial foreclosure sale and notwithstanding any waiver by debtor to the contrary, the lender is statutorily required to (i) provide each debtor obligated to pay the indebtedness a notice of foreclosure sale via certified mail, postage prepaid and addressed to each debtor at such debtor's last known address at least 21 days before the date of the foreclosure sale; (ii) post a notice of foreclosure sale at the courthouse of each county in which the property is located; and (iii) file a notice of foreclosure sale with the county clerk of each county in which the property is located.  Such 21 day period includes the entire calendar day on which the notice is deposited with the United States mail and excludes the entire calendar day of the foreclosure sale.  The statutory foreclosure notice may be combined with the notice of acceleration of the indebtedness and must contain the location of the foreclosure sale and a statement of the earliest time at which the foreclosure sale will begin.  To the extent the note or deed of trust contains additional notice requirements, the lender must comply with such requirements in addition to the statutory requirements set forth above.

The trustee’s sale must be performed pursuant to the terms of the deed of trust and statutory law and must take place between the hours of 10 a.m. and 4 p.m. on the first Tuesday of the month, in the area designated for such sales by the county commissioners’ court of the county in which the property is located, and must begin at the time set forth in the notice of foreclosure sale or not later than three hours after that time.  If the property is located in multiple counties, the sale may occur in any county in which a portion of the property is located.  Under Texas law applicable to the subject property, the debtor does not have the right to redeem the property after foreclosure.  Any action for deficiency must be brought within two years of the foreclosure sale.  If the foreclosure sale price is less than the fair market value of the property, the debtor or any obligor (including any guarantor) may be entitled to an offset against the deficiency in the amount by which the fair market value of the property, less the amount of any claim, indebtedness, or obligation of any kind that is secured by a lien or encumbrance on the real property that was not extinguished by the foreclosure, exceeds the foreclosure sale price.

California

Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and in accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor-in-interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

On the other hand, under certain circumstances, California law permits separate and even contemporaneous actions against both the borrower (as to the enforcement of the interests in the collateral securing the loan) and any guarantors. California statutory provisions regarding assignments of rents and leases require that a lender whose loan is secured by such an assignment must exercise a remedy with respect to rents as authorized by statute in order to establish its right to receive the rents after an event of default. Among the remedies authorized by statute is the lender’s right to have a receiver appointed under certain circumstances.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hotel properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every 5 years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hotel properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hotel properties, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

See also “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with One Action Rules”.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the deed of trust and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property.

Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are non-recourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal Bankruptcy Code in Title 11 of the United States Code, as amended from time to time (“Bankruptcy Code”) and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the Bankruptcy Code.

Under the Bankruptcy Code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then-current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided that no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of a mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the Bankruptcy Code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of security interests in pre-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the Bankruptcy Code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The Bankruptcy Code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the Bankruptcy Code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed 3 years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates”.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien”.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed-in-lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator”, however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption”.

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed-in-lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hotel properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of the master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws, regardless of state law. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

UBS AG, New York Branch and its affiliates are playing several roles in this transaction. UBS Commercial Mortgage Securitization Corp. is the depositor and a wholly-owned subsidiary of UBS Americas, Inc., a subsidiary of UBS AG. UBS AG, New York Branch and the other mortgage loan sellers originated, co-originated or acquired the Mortgage Loans and will be selling them to the depositor. UBS AG, New York Branch is also an affiliate of UBS Securities LLC, one of the underwriters.

In addition, UBS AG, New York Branch currently holds one or more of the Great Value Storage Portfolio Pari Passu Companion Loans, the Heartland Dental Medical Office Portfolio Pari Passu Companion Loans and the 16300 Roscoe Blvd Pari Passu Companion Loans. However, UBS AG, New York Branch intends (but is under no obligation) to sell such Pari Passu Companion Loans in connection with a future securitization.

SG Americas Securities, LLC, one of the underwriters, is an affiliate of Société Générale, a sponsor, an originator, a mortgage loan seller and the holder of certain of the Nebraska Crossing Pari Passu Companion Loans, Christiana Mall Pari Passu Companion Loan and ExchangeRight Net Leased Portfolio 24 Pari Passu Companion Loans.

GACC and its affiliates are playing several roles in this transaction. Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of GACC, a sponsor, an originator, a mortgage loan seller and DBNY, an affiliate of GACC, is the holder of certain of the Saint Louis Galleria Pari Passu Companion Loans, Staples Strategic Industrial Pari Passu Companion Loans and the CBBC Industrial Portfolio Pari Passu Companion Loan.

CIBC, a mortgage loan seller, a sponsor and an originator, is an affiliate of CIBC World Markets Corp., one of the underwriters.

CIBC is a party to a custodial agreement with Wells Fargo Bank, pursuant to which Wells Fargo Bank acts as an interim custodian with respect to the Mortgage Loan files for all of the CIBC mortgage loans.

Pursuant to certain interim servicing agreements between NREC or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain NREC Mortgage Loans prior to their inclusion in the issuing entity.

Pursuant to certain interim servicing agreements between UBS AG, New York Branch or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain UBS AG, New York Branch Mortgage Loans prior to their inclusion in the issuing entity.

Pursuant to certain interim servicing agreements between GACC or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain GACC Mortgage Loans prior to their inclusion in the issuing entity.

Natixis Real Estate Capital LLC, an originator and mortgage loan seller, is an affiliate of Natixis Securities Americas LLC, one of the underwriters.

Wells Fargo Bank, the trustee, certificate administrator, the REMIC administrator, the custodian and the certificate registrar under this securitization is also (i) the trustee, the certificate administrator and the custodian under the UBS 2018-C14 PSA with respect to the Heartland Dental Medical Office Portfolio Whole Loan, the Regency Properties Portfolio Whole Loan, the Nebraska Crossing Whole Loan, and the Clevelander South Beach Whole Loan, (ii) expected to be the trustee, the certificate administrator and the custodian under the BMARK 2018-B8 PSA with respect to the Saint Louis Galleria Whole Loan and the Staples Strategic Industrial Whole Loan, (iii) the trustee, the certificate administrator and the custodian under the UBS 2018-C13 PSA with respect to the Pier 1 Imports Headquarters Whole Loan, (iv) the servicer, the special servicer, the certificate administrator and the custodian under the BBCMS 2018-CHRS TSA with respect to the Christiana Mall Whole Loan, and (v) the master servicer, the certificate administrator and the custodian under the WFCM 2018-C47 PSA with respect to the Ellsworth Place Whole Loan.

Midland is also (a) expected to be the master servicer under the UBS 2018-C14 PSA, which is expected to govern the servicing and administration of the Heartland Dental Medical Office Portfolio whole loan (until the securitization of the related controlling Pari Passu Companion Loan), the Nebraska Crossing whole loan, Regency Properties Portfolio whole loan and the Clevelander South Beach whole loan, (b) expected to be the master servicer under the BMARK 2018-B8 PSA, which is expected to govern the servicing and administration of the Saint Louis Galleria whole loan (until the securitization of the related controlling Pari Passu Companion Loan), the Staples Strategic Industrial whole loan, (c) the master servicer and the special servicer under the UBS 2018-C13 PSA, which governs the servicing and administration of the Pier 1 Imports Headquarters whole loan and (d) the special servicer under the WFCM 2018-C47 PSA, which governs the servicing and administration of the Ellsworth Place Whole Loan.

Pentalpha Surveillance is also (a) expected to be the operating advisor and asset representations reviewer under the BMARK 2018-B8 PSA, which is expected to govern the servicing and administration of the Saint Louis Galleria whole loan (until the securitization of the related controlling Pari Passu Companion Loan), and the Staples Strategic Industrial whole loan, and (b) the operating advisor and asset representations reviewer under the UBS 2018-C13 PSA, which governs the servicing and administration of the Pier 1 Imports Headquarters whole loan.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which Yield Maintenance Charges and Prepayment Premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay Yield Maintenance Charges or Prepayment Premiums in connection with principal payments, the dates on which balloon payments are due, incentives for a borrower to repay an ARD Loan by the related Anticipated Repayment Date, property release provisions, provisions relating to the application of earnout reserve funds, and any extensions of maturity dates by the master servicer or special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation (including full repayment of the loan without yield maintenance following partial casualty and the lender’s application of available proceeds to the debt). In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements” or purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, and the exercise of purchase options by the holder of a mezzanine loan, if any. To the extent a Mortgage Loan requires payment of a Yield Maintenance Charge or Prepayment Premium in connection with a voluntary prepayment, any such Yield Maintenance Charge or Prepayment Premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. In addition, although the borrower under an ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that the borrower will be able to prepay such ARD Loan on its related Anticipated Repayment Date. The failure of the borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the PSA, neither the master servicer nor the special servicer will be permitted to take any enforcement action with respect to the borrower’s failure to pay Excess Interest until the scheduled maturity of such ARD Loan; provided that the master servicer or special servicer, as the case may be, may take action to enforce the issuing entity’s right to apply excess cash flow to principal in accordance with the terms of the respective ARD Loan documents. With respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3 and Class A-4 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3 and Class A-4 certificates were outstanding.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X-A or Class X-B certificates with a Notional Amount, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if Mortgage Loans with higher Mortgage Rates prepay faster than Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balances of the classes of certificates indicated in the table below as a result of the application of Realized Losses will also reduce the Notional Amount of the related certificates.

Interest-Only Class of Certificates	Underlying Classes
Class X-A	Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates
Class X-B	Class A-S, Class B and Class C certificates

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (e.g., due-on-sale clauses, lockout periods or Yield Maintenance Charges, release of property provisions, provisions relating to the application of earnout reserve funds, amortization terms that require balloon payments and incentives for a borrower to repay an ARD Loan by its Anticipated Repayment Date), the exercise of a purchase option by the holder of a Subordinate Companion Loan or mezzanine loan, the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a Yield Maintenance Charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a Yield Maintenance Charge or Prepayment Premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the allocated loan amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Releases; Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with a Notional Amount will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above.

Interest-Only Class of Certificates	Underlying Classes
Class X-A	Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates
Class X-B	Class A-S, Class B and Class C certificates

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with a Notional Amount because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with a Notional Amount should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar to be applied in reduction of the aggregate certificate balance of those certificates is paid to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the Mortgage Loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

Prepayments on Mortgage Loans may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. The “CPY” model represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period. The depositor also may utilize the “CPP” model, which represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted, any applicable yield maintenance period and after any fixed penalty period. The model used in this prospectus is the CPP model. As used in each of the following tables, the column headed “0% CPP” assumes that none of the Mortgage Loans is prepaid before its maturity date or Anticipated Repayment Date, as the case may be. The columns headed “25% CPP”, “50% CPP”, “75% CPP” and “100% CPP” assume that prepayments on the Mortgage Loans are made at those levels of CPP. We cannot assure you, however, that prepayments of the Mortgage

Loans will conform to any level of CPP, and we make no representation that the Mortgage Loans will prepay at the levels of CPP shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates that are also Principal Balance Certificates that would be outstanding after each of the dates shown at various CPPs and the corresponding weighted average life of each such class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Structuring Assumptions”), among others:

●	except as otherwise set forth below, the Mortgage Loans have the characteristics set forth on Annex A-1 and the aggregate Cut-off Date Balance of the Mortgage Loans is as described in this prospectus;

●	the initial aggregate certificate balance or notional amount, as the case may be, of each interest-bearing class of certificates is as described in this prospectus;

●	the pass-through rate for each interest-bearing class of certificates is as described in this prospectus;

●	no delinquencies, defaults or losses occur with respect to any of the Mortgage Loans;

●	no additional trust fund expenses (including Operating Advisor Expenses) arise, no Servicing Advances are made under the PSA and the only expenses of the issuing entity consist of the Certificate Administrator/Trustee Fees, the Servicing Fees, the CREFC® Intellectual Property Royalty License Fees, the Asset Representations Reviewer Fees and the Operating Advisor fees, each as set forth on Annex A-1;

●	there are no modifications, extensions, waivers or amendments affecting the monthly debt service payments by borrowers on the Mortgage Loans;

●	each of the Mortgage Loans provides for monthly debt service payments to be due on the first day of each month, regardless of the actual day of the month on which those payments are otherwise due and regardless of whether the subject date is a business day or not;

●	all monthly debt service or balloon payments on the Mortgage Loans are timely received by the master servicer on behalf of the issuing entity on the day on which they are assumed to be due or paid as described in the immediately preceding bullet;

●	each ARD Loan, if any, in the trust fund is paid in full on its Anticipated Repayment Date;

●	no involuntary prepayments are received as to any Mortgage Loan at any time (including, without limitation, as a result of any application of escrows, reserve or holdback amounts if performance criteria are not satisfied);

●	except as described in the next two succeeding bullets, no voluntary prepayments are received as to any Mortgage Loan during that Mortgage Loan’s prepayment lockout period, any period when defeasance is permitted, or during any period when principal prepayments on that Mortgage Loan are required to be accompanied by a Prepayment Premium or Yield Maintenance Charge;

●	except as otherwise assumed in the immediately preceding two bullets, prepayments are made on each of the Mortgage Loans at the indicated CPPs set forth in the subject tables or other relevant part of this prospectus, without regard to any limitations in those Mortgage Loans on partial voluntary principal prepayments;

●	all prepayments on the Mortgage Loans are assumed to be accompanied by a full month’s interest and no Prepayment Interest Shortfalls occur;

●	no Yield Maintenance Charges or Prepayment Premiums are collected;

●	no person or entity entitled thereto exercises its right of optional termination as described in this prospectus;

●	no Mortgage Loan is required to be repurchased, and none of the holders of the Controlling Class (or any other Certificateholder), the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any Subordinate Companion Loan, mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;

●	distributions on the Offered Certificates are made on the 15th day of each month, commencing in January 2019;

●	the Offered Certificates are settled with investors on December 28, 2018; and

●	with respect to the Saint Louis Galleria Mortgage Loan (7.0%), such Mortgage Loan amortizes based on the assumed principal payment schedule attached to this prospectus as Annex F.

To the extent that the Mortgage Loans have characteristics that differ from those assumed in preparing the tables set forth below, a class of the Offered Certificates that are also Principal Balance Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans were to equal any of the specified CPP percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPPs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2019	83%	83%	83%	83%	83%
December 2020	65%	65%	65%	65%	65%
December 2021	44%	44%	44%	44%	44%
December 2022	22%	22%	22%	22%	22%
December 2023 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	2.64	2.62	2.62	2.62	2.62

Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	4.96	4.94	4.89	4.83	4.52

Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	80%	80%	80%	80%	80%
December 2025	60%	60%	60%	60%	60%
December 2026	38%	38%	38%	38%	38%
December 2027	14%	14%	14%	14%	14%
December 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	7.40	7.40	7.40	7.40	7.40

Percent of the Maximum Initial Certificate Balance ($175,000,000)(1)
of the Class A-3 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026	100%	100%	100%	100%	100%
December 2027	100%	100%	100%	100%	100%
December 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.80	9.75	9.69	9.62	9.42

(1)	The exact initial Certificate Balance of the Class A-3 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the maximum potential initial Certificate Balance of the Class A-3 Certificates, however, the actual Certificate Balance may be less than the maximum shown, in which case the Weighted Average Lives may be different than those shown above.

Percent of the Minimum Initial Certificate Balance ($125,000,000)(1)
of the Class A-3 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026	100%	100%	100%	100%	100%
December 2027	100%	100%	100%	100%	100%
December 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.77	9.70	9.64	9.57	9.40

(1)	The exact initial Certificate Balance of the Class A-3 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the minimum potential initial Certificate Balance of the Class A-3 Certificates, however, the actual Certificate Balance may be greater than the minimum shown, in which case the Weighted Average Lives may be different than those shown above.

Percent of the Maximum Initial Certificate Balance ($210,779,000)(1)
of the Class A-4 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026	100%	100%	100%	100%	100%
December 2027	100%	100%	100%	100%	100%
December 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.89	9.88	9.86	9.82	9.54

(1)	The exact initial Certificate Balance of the Class A-4 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the maximum potential initial Certificate Balance of the Class A-4 Certificates, however, the actual Certificate Balance may be less than the maximum shown, in which case the Weighted Average Lives may be different than those shown above.

Percent of the Minimum Initial Certificate Balance ($160,779,000)(1)
of the Class A-4 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026	100%	100%	100%	100%	100%
December 2027	100%	100%	100%	100%	100%
December 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.89	9.88	9.88	9.85	9.56

(1)	The exact initial Certificate Balance of the Class A-4 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the minimum potential initial Certificate Balance of the Class A-4 Certificates, however, the actual Certificate Balance may be greater than the minimum shown, in which case the Weighted Average Lives may be different than those shown above.

Percent of the Initial Certificate Balance
of the Class A-S Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026	100%	100%	100%	100%	100%
December 2027	100%	100%	100%	100%	100%
December 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.96	9.96	9.94	9.90	9.63

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026	100%	100%	100%	100%	100%
December 2027	100%	100%	100%	100%	100%
December 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.96	9.96	9.96	9.96	9.71

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPPs
Set Forth Below

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026	100%	100%	100%	100%	100%
December 2027	100%	100%	100%	100%	100%
December 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.96	9.96	9.96	9.96	9.71

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPPs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from and including December 1, 2018 to and excluding the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class plus accrued interest, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans will prepay in accordance with the above assumptions at any of the specified CPPs until maturity or that all the Mortgage Loans will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans are presented in terms of the CPP model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-1 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-SB certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class A-4 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-4 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-A certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class X-B Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-B certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class A-S Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-S certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans (excluding Excess Interest) and certain other assets and will issue (i) certain classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class C, Class D, Class D-RR, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates (the “Regular Interests”), each representing a regular interest in the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and any Intercreditor Agreement, (iii) compliance with the provisions of any Non-Serviced PSA and any amendments thereto and the continued qualification of the REMICs formed under any Non-Serviced PSA and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date and thereafter, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

In addition, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, the Excess Interest and the Excess Interest Distribution Account will be treated as a grantor trust (the “Grantor Trust”) for federal income tax purposes under subpart E, part I of subchapter J of the Code. Accordingly, the Class Z certificates will represent undivided beneficial interests in the Grantor Trust.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of its regular interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a 3 month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans or split-note interests in such mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property security that is in parity with the Mortgage Loan) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the Mortgage Loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in such an association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . .. . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, four (4) Mortgaged Properties (collectively, 6.6%) are multifamily properties. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Notwithstanding the following, under new legislation enacted on December 22, 2017 (the “Tax Cuts and Jobs Act”), for tax years beginning after December 31, 2017 Regular Interestholders may be required to accrue amounts of Yield Maintenance Charges and other amounts no later than the year they included such amounts as revenue on their applicable financial statements. In addition, income from a debt instrument having original issue discount will be subject to this rule for tax years beginning after December 31, 2018. Prospective investors are urged to consult their tax counsel regarding the potential application of the Tax Cuts and Jobs Act to their particular situation.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based upon the anticipated issue price of each such class and a stated redemption price equal to the par amount of each such class (plus such excess interest accrued thereon), it is anticipated that

the Class               certificates will be issued with original issue discount for federal income tax purposes.

It is anticipated that the certificate administrator will treat the Class X-A and Class X-B certificates as having no qualified stated interest. Accordingly, such classes will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X-A or Class X-B certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity or anticipated repayment date of the Regular Interest and the denominator of which is the stated redemption price at maturity of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., 0% CPR; provided that it is assumed that any ARD Loan prepays on its anticipated repayment date (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life” above. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below. Based on the foregoing, it is anticipated that the Class certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X-A or Class X-B certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only certificates, the preceding sentence may not apply in the case of the Class X-A or Class X-B certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interestholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. It is anticipated that the Class certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of Class X Certificates. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interestholders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the certificate balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Premiums

Yield Maintenance Charges and Prepayment Premiums actually collected on the Mortgage Loans will be distributed as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of Yield Maintenance Charges and Prepayment Premiums so allocated should be taxed to the holders of such classes of certificates, but it is not expected, for federal income tax reporting purposes, that Yield Maintenance Charges and Prepayment Premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of Yield Maintenance Charges and Prepayment Premiums. Yield Maintenance Charges and Prepayment Premiums, if any, may be treated as paid upon the retirement or partial retirement of such classes of certificates. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of Yield Maintenance Charges and Prepayment Premiums.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount, market discount or other amounts previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by either Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within 3 months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after the Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the 3 months following the Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

The Bipartisan Budget Act of 2015 (the “2015 Budget Act”), which was enacted on November 2, 2015, includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules will also apply to REMICs, the holders of their residual interests and the trustees authorized to represent REMICs in IRS audits and related procedures (“tax matters persons” or “TMPs”).

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders more so than a tax matters person’s actions under the rules that were in place for taxable years before 2018 and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The certificate administrator will have the authority to utilize, and will be directed to utilize, any exceptions available under the new provisions (including any changes) and IRS regulations so that holders of the Class R certificates, to the fullest extent possible, rather than either Trust REMIC itself, will be liable for any taxes arising from audit adjustments to either Trust REMIC’s taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions. Investors should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after 3 full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

A “U.S. Person” is a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). The term “Non-U.S. Person” means a person other than a U.S. Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest and, beginning on January 1, 2019, gross proceeds from the disposition of debt obligations that give rise to U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

In addition, the Grantor Trust may be subject to Treasury regulations providing specific reporting rules for “widely-held fixed investment trusts”. Under these regulations, the certificate administrator will be required to file IRS Form 1099 (or any successor form) with the IRS with respect to holders of Class Z certificates who are not “exempt recipients” (a term that includes corporations, trusts, securities dealers, middlemen and certain other non-individuals) and do not hold such certificates through a middleman, to report the issuing entity’s gross income and, in certain circumstances, unless the certificate administrator reports under the safe harbor as described in the last sentence of this paragraph, if any assets of the issuing entity were disposed of or certificates are sold in secondary market sales, the portion of the gross proceeds relating to the assets of the issuing entity that are attributable to such holder. The same requirements would be imposed on middlemen holding such certificates on behalf of the related holders. Under certain circumstances, the certificate administrator may report under the safe harbor for widely-held mortgage trusts, as such term is defined under Treasury regulations Section 1.671-5.

These regulations also require that the certificate administrator make available information regarding interest income and information necessary to compute any original issue discount to (i) exempt recipients (including middlemen) and non-calendar year taxpayers, upon request, in accordance with the requirements of the regulations and (ii) Certificateholders who do not hold their certificates through a middleman. The information must be provided to parties specified in clause (i) on or before the later of the 30th day after the close of the calendar year to which the request relates and 14 days after the receipt of the request. The information must be provided to parties specified in clause (ii) on or before March 15 of the calendar year for which the statement is being furnished.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the Offered Certificates.

Method of Distribution (Underwriter)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5% (the sum of any column of the below table may not equal the indicated total due to rounding).

Underwriter	Class A-1	Class A-2	Class A-SB	Class A-3
UBS Securities LLC	$	$	$	$
Deutsche Bank Securities Inc.
SG Americas Securities, LLC
Natixis Securities Americas LLC.
CIBC World Markets Corp.
Drexel Hamilton, LLC
Academy Securities, Inc.
Total	$	$	$	$
Underwriter	Class A-4	Class X-A	Class X-B	Class A-S
UBS Securities LLC	$	$	$	$
Deutsche Bank Securities Inc.
SG Americas Securities, LLC
Natixis Securities Americas LLC.
CIBC World Markets Corp.
Drexel Hamilton, LLC
Academy Securities, Inc.
Total	$	$	$	$
Underwriter	Class B	Class C
UBS Securities LLC	$	$
Deutsche Bank Securities Inc.
SG Americas Securities, LLC
Natixis Securities Americas LLC.
CIBC World Markets Corp.
Drexel Hamilton, LLC
Academy Securities, Inc.
Total	$	$

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

Additionally, the parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed, if required, to contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately        % of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from December 1, 2018, before deducting expenses payable by the depositor (estimated at $         , excluding underwriting discounts and commissions). The underwriters may affect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates offered by this prospectus, the underwriters may be deemed to have received compensation from the depositor in the form of underwriting discounts.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two (2) business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Offered Certificates in the secondary market prior to such delivery should specify a longer settlement cycle, or should refrain from specifying a shorter settlement cycle, to the extent that failing to do so would result in a settlement date that is earlier than the date of delivery of such Offered Certificates.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

UBS Securities LLC, one of the underwriters, is an affiliate of UBS Commercial Mortgage Securitization Corp., which is the depositor, and UBS AG, New York Branch, which is a sponsor, an originator, a mortgage loan seller and the holder of certain of the Great Value Storage Portfolio Pari Passu Companion Loans, the Heartland Dental Medical Office Portfolio Pari Passu Companion Loans and the 16300 Roscoe Blvd Pari Passu Companion Loans. SG Americas Securities, LLC, one of the underwriters, is an affiliate of Société Générale, which is a sponsor, an originator, a mortgage loan seller and the holder of certain of the Nebraska Crossing Pari Passu Companion Loans, Christiana Mall Pari Passu Companion Loan and ExchangeRight Net Leased Portfolio 24 Pari Passu Companion Loans. Natixis Securities Americas LLC, one of the underwriters, is an affiliate of Natixis Real Estate Capital LLC, which is a sponsor, an originator and a mortgage loan seller. CIBC World Markets Corp., one of the underwriters, is an affiliate of CIBC Inc., which is a sponsor, an originator and a mortgage loan seller. Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of GACC, which is a sponsor, an originator, a mortgage loan seller and DBNY, an affiliate of GACC, is the holder of certain of the Saint Louis Galleria Pari Passu Companion Loans, Staples Strategic Industrial Pari Passu Companion Loans and CBBC Industrial Portfolio Pari Passu Companion Loan.

A portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to one or more affiliates of UBS Securities LLC, which is one of the underwriters, a co-lead manager and joint bookrunner for this offering, affiliates of Deutsche Bank Securities Inc., which is one of the underwriters and a co-lead manager and joint bookrunner for this offering, one or more affiliates of SG Americas Securities, LLC, which is one of the underwriters and a co-lead manager and joint bookrunner for this offering, affiliates of Natixis Securities Americas LLC, which is one of the underwriters and a co-lead manager and joint bookrunner for this offering, and one or more affiliates of CIBC World Markets Corp., which is one of the underwriters and a co-manager for this offering. That direction will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of UBS Securities LLC, of the purchase price for the Offered Certificates and the following payments:

(1)	the payment by the depositor to UBS AG, New York Branch, an affiliate of UBS Securities LLC, in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Mortgage Loans to be sold to the depositor by UBS AG, New York Branch;

(2)	the payment by the depositor to NREC, an affiliate of Natixis Securities Americas LLC, in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Mortgage Loans to be sold to the depositor by NREC;

(3)	the payment by the depositor to Société Générale, an affiliate of SG Americas Securities, LLC, in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Mortgage Loans to be sold to the depositor by Société Générale;

(4)	the payment by the depositor to CIBC, an affiliate of CIBC World Markets Corp., in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Mortgage Loans to be sold to the depositor by CIBC; and

(5)	the payment by the depositor to GACC, an affiliate of Deutsche Bank Securities Inc., in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Mortgage Loans to be sold to the depositor by GACC.

As a result of the circumstances described above in this paragraph and the prior paragraph, each of UBS Securities LLC, Deutsche Bank Securities Inc., SG Americas Securities, LLC, Natixis Securities Americas LLC and CIBC World Markets Corp. have a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Each underwriter has represented and agreed that:

(a)	it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Offered Certificates to any retail investor in the European Economic Area. For the purposes of this provision:

(i)	the expression “retail investor” means a person who is one (or more) of the following:

(A)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II” ); or

(B)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(C)	not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”); and

(ii)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Offered Certificates to be offered so as to enable an investor to decide to purchase or subscribe the Offered Certificates;

(b)	in the United Kingdom, it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the Offered Certificates in circumstances in which Section 21(1) of the FSMA does not apply to the issuing entity or the depositor; and

(c)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Offered Certificates in, from or otherwise involving the United Kingdom.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

In addition, the following disclosures filed by the depositor on or prior to the date of the filing of this prospectus are hereby incorporated by reference into this prospectus:  the disclosures with respect to the mortgage loans filed as exhibits to Form ABS-EE in accordance with Items 601(b)(102) and Item 601(b)(103) of Regulation S-K (17 C.F.R. §§601(b)(102) and 601(b)(103)).

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 1285 Avenue of the Americas, New York, New York 10019, Attention: President, or by telephone at (212) 713-2000.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-227784) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, Form ABS-EE and any amendments to these reports may be read and copied at the Public Reference Section of the SEC, 100 F Street N.W., Washington, D.C. 20549, on official business days between the hours of 10:00 a.m. and 3:00 p.m. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engaged in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or to Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as the master servicer, the special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemptions

The U.S. Department of Labor has issued to the predecessor of UBS Securities LLC, Prohibited Transaction Exemption (“PTE”) 91-22, 56 Fed. Reg. 15933 (April 18, 1991) and to Deutsche Bank Securities Inc., as Department Final Authorization Number 97-03E (December 9, 1996), each as amended by PTE 2013-08, 78 Fed. Reg. 41090 (July 9, 2013) (collectively, the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Code Sections 4975(a) and (b), certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by UBS Securities LLC or Deutsche Bank Securities Inc., provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth 5 general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

In addition, each purchaser of Offered Certificates that is a Plan or is acting on behalf of a Plan will be deemed to have represented and warranted that (i) none of the depositor, the underwriters, the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, the master servicer, the servicer, the special servicer or any of their respective affiliated entities, has provided any investment advice within the meaning of Section 3(21) of ERISA (and applicable regulations) to the Plan or the fiduciary making the investment decision for the Plan in connection with the Plan’s acquisition of Offered Certificates, and (ii) the Plan fiduciary making the decision to acquire the Offered Certificates is exercising its own independent judgment in evaluating the investment in the Offered Certificates.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

With respect to the Christiana Mall Mortgage Loan (1.5%), persons who have an ongoing relationship with the California Public Employees’ Retirement System (“CalPERS”), which is a governmental plan, should note that such plan owns a 99% interest in Institutional Mall Investors, LLC (“IMI”), which is expected to purchase a 24.995% equity interest in the borrower after the closing date of the mortgage loan. Such persons should consult with counsel regarding whether this relationship would affect their ability to purchase or hold the certificates.

In addition, prospective investors in the Offered Certificates should note that equity interests in the borrowers with respect to certain Mortgage Loans may be directly or indirectly owned by one or more governmental plans.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one NRSRO and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties.

We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any rating of a class of certificates below an “investment grade” rating (i.e., lower than the top four rating categories) by a Rating Agency or another NRSRO, whether initially or as a result of a ratings downgrade, may adversely affect the ability of an investor to purchase or retain, or otherwise impact the liquidity, market value, and regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, should consult with their own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the depositor by Cadwalader, Wickersham & Taft LLP, New York, New York, and certain other legal matters will be passed upon for the underwriters by Sidley Austin LLP, New York, New York.

Ratings

It is a condition to their issuance that the Offered Certificates (other than the Class X-B, Class B and Class C certificates) receive investment grade credit ratings from the three (3) Rating Agencies engaged by the depositor to rate the Offered Certificates, and it is a condition to their issuance that the Class X-B, Class B and Class C certificates receive investment grade credit ratings from the two (2) Rating Agencies engaged by the depositor to rate such Offered Certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the related Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each Distribution Date and the ultimate payment in full of the Certificate Balance of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the Distribution Date in December 2051. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of Yield Maintenance Charges, prepayment charges, Prepayment Premiums, prepayment fees or penalties, default interest or Excess Interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, (i) Excess Interest or (ii) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any Realized Losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Any of the three (3) NRSROs that we hired may issue unsolicited credit ratings on one or more classes of certificates that we did not hire it to rate. Additionally, other NRSROs that we have not engaged to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more classes of Offered Certificates relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the Offered Certificates, the depositor had initial discussions with and submitted certain materials to three (3) NRSROs. Based on final feedback from those three (3) NRSROs at that time, the depositor hired the Rating Agencies to rate the Offered Certificates. Had the depositor selected such other NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the Offered Certificates. In the case of one NRSRO hired by the depositor, the depositor only requested ratings for certain classes of rated Offered Certificates, due in part to the final subordination levels provided by that NRSRO for the classes of Offered Certificates. If the depositor had selected that NRSRO to rate those other classes of certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other two NRSROs hired by the depositor. Although unsolicited ratings may be issued by any other NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

Index of Defined Terms

1
17g-5 Information Provider	355
1986 Act	530
1996 Act	508
2
2015 Budget Act	539
3
30/360 Basis	393
4
401(c) Regulations	551
A
AB Modified Loan	405
AB Whole Loan	227
Accelerated Mezzanine Loan Lender	347
Acceptable Insurance Default	409
Acquired Expansion Parcel	217
Acquired Parcel	213, 218
Acting General Counsel’s Letter	148
Actual/360 Basis	206
Actual/360 Loans	381
ADA	510
Additional Exclusions	409
Administrative Cost Rate	330
Administrator	182
ADR	153
Advances	376
Affiliate Property	171
Affirmative Asset Review Vote	452
ALTA	256
Annual Debt Service	153
Anticipated Repayment Date	206
Appraisal Reduction Amount	401
Appraisal Reduction Event	400
Appraised Value	153
Appraised-Out Class	407
AR Unit	177
ARD	206
ARD Loan	206
ASR Consultation Process	424
Assessment of Compliance	486
Asset Representations Reviewer Asset Review Fee	399
Asset Representations Reviewer Fee	399
Asset Representations Reviewer Fee Rate	399
Asset Representations Reviewer Termination Event	457
Asset Representations Reviewer Upfront Fee	399
Asset Review	454
Asset Review Notice	453
Asset Review Quorum	453
Asset Review Report	455
Asset Review Report Summary	455
Asset Review Standard	454
Asset Review Trigger	451
Asset Review Vote Election	452
Asset Status Report	421
Assumed Certificate Coupon	312
Assumed Final Distribution Date	339
Assumed Scheduled Payment	332
ASTM	179
Attestation Report	487
Available Funds	322
B
Balloon Balance	154
Balloon LTV Ratio	157
Balloon or ARD Payment	157
Bankruptcy Code	501
Base Interest Fraction	337
BBCMS 2018-CHRS Controlling Class	242
BBCMS 2018-CHRS Directing Certificateholder	242
BBCMS 2018-CHRS Master Servicer	241
BBCMS 2018-CHRS Mortgage Trust	241
BBCMS 2018-CHRS Special Servicer	241
BBCMS 2018-CHRS Subordinate Consultation Period	244
BBCMS 2018-CHRS Subordinate Control Period	244
BBCMS 2018-CHRS Trustee	481

BBCMS 2018-CHRS TSA	227
BBCMS Directing Holder	242
Beds	163
Benchmark 2018-B8 PSA	227
Best Western	169
Boards	201
Bond	204
Borrower Party	347
Borrower Party Affiliate	347
Breach Notice	366
BRRD	132
BSSF	285
BW Termination Event	169
C
C(WUMP)O	21
CalPERS	552
Cash Flow Analysis	154
CBBC	170
CBBC Lease	215
CERCLA	507
Certificate Administrator/Trustee Fee	398
Certificate Administrator/Trustee Fee Rate	398
Certificate Balance	321
Certificate Owners	357
Certificateholder	348
Certificateholder Quorum	460
Certificateholder Repurchase Request	472
Certifying Certificateholder	359
Christiana Mall Companion Loans	240
Christiana Mall Intercreditor Agreement	240
Christiana Mall Major Decisions	243
Christiana Mall Noteholders	240
Christiana Mall Pari Passu Companion Loans	240
Christiana Mall Senior Loans	240
Christiana Mall Subordinate Companion Loan Holders	242
Christiana Mall Subordinate Companion Loans	240
Christiana Mall Subordinate Consultation Period	243
CIBC	285
CIBC Data File	292
CIBC Deal Team	292
CIBX	285
Circuit Court	295
Class A Certificates	320
Class A-SB Planned Principal Balance	332
Class X Certificates	320
Clearstream	356
Clearstream Participants	358
Clevelander Borrower	169
Closing Date	152, 246
CMBS	62
CMBS B-Piece Securities	308
CMMBS	300
Code	527
Collateral Deficiency Amount	405
Collection Account	380
Collection Period	324
Communication Request	360
Companion Distribution Account	380
Companion Holder	227
Companion Holders	227
Companion Loan Rating Agency	227
Companion Loans	151
Compensating Interest Payment	340
Constant Prepayment Rate	518
Constraining Level	311
Constructure	183
Consultation Termination Event	438
Control Appraisal Period	227
Control Eligible Certificates	432
Control Event Certificates	432
Control Note	227
Control Termination Event	438
Controlling Class	431
Controlling Class Certificateholder	431
Controlling Companion Loan	227
Controlling Holder	227
Corrected Loan	421
CPP	518
CPR	518
CPY	518
Credit Risk Retention Rules	305
CREFC®	344
CREFC® Intellectual Property Royalty License Fee	400
CREFC® Intellectual Property Royalty License Fee Rate	400
CREFC® Reports	344
Cross-Over Date	328
Cumulative Appraisal Reduction Amount	405, 406
Cure/Contest Period	455
Cut-off Date	151
Cut-off Date Balance	155
Cut-off Date Loan-to-Value Ratio	155
Cut-off Date LTV Ratio	155

D
DBNY	260
Debt Service Coverage Ratio	156
DEF(#)	158
DEF/@(#)	158
DEF/YM(#)	159
DEF/YM@(#)	159
Defaulted Loan	427
Defeasance Deposit	210
Defeasance Loans	210
Defeasance Lock-Out Period	210
Defeasance Option	210
Definitive Certificate	356
Delinquent Loan	452
Depositories	357
Determination Date	322
Deutsche Bank	260
Diligence File	363
Directing Certificateholder	430
Directing Holder Approval Process	423
Disclosable Special Servicer Fees	397
Discount Rate	338
Discount Yield	310
Dispute Resolution Consultation	475
Dispute Resolution Cut-off Date	474
Distribution Accounts	381
Distribution Date	322
Distribution Date Statement	344
DMARC	261
Dodd-Frank Act	130
DOJ	260
DOL	548
DSCR	156
DTC	356
DTC Participants	357
DTC Rules	358
Due Date	205, 324
E
EDD	183
EDD Tax Liens	183
EDGAR	547
EDP Agreement	204
EEA	18
Effective Gross Income	154
Eligible Asset Representations Reviewer	456
Eligible Operating Advisor	446
Enforcing Party	472
Enforcing Servicer	472
ESA	265
Escrow/Reserve Mitigating Circumstances	268, 289
EU Risk Retention and Due Diligence Requirements	131
Euroclear	356
Euroclear Operator	359
Euroclear Participants	358
Exception Schedules	318
Excess Interest	207
Excess Interest Distribution Account	381
Excess Modification Fee Amount	394
Excess Modification Fees	392
Excess Prepayment Interest Shortfall	341
Exchange Act	245, 269
Exchange Parcel	213, 218
ExchangeRight Net Leased Portfolio 24 PSA	228
Excluded Controlling Class Holder	346
Excluded Controlling Class Loan	347
Excluded Information	347
Excluded Loan	348
Excluded Plan	550
Excluded Special Servicer	461
Excluded Special Servicer Loan	461
Exemption	549
Exemption Rating Agency	549
Expansion Parcel	213
F
FATCA	540
FDIA	147
FDIC	148
Fee Borrower	169
FIEL	22
Final Asset Status Report	423
Final Dispute Resolution Election Notice	475
Financial Promotion Order	19
FIRREA	149
Fitch	485
FPO Persons	19
FSMA	20, 546
G
GACC	260
GACC Data Tape	262
GACC Deal Team	262
GACC Mortgage Loans	261
Gain-on-Sale Entitlement Amount	324

Gain-on-Sale Remittance Amount	324
Gain-on-Sale Reserve Account	381
Garn Act	509
GGP, Inc.	184
GLA	156
Government Securities	208
Grantor Trust	321, 528
Great Value Storage Portfolio PSA	228
H
High Net Worth Companies, Unincorporated Associations, Etc.	19
I
IMI	552
Impermissible Risk Retention Affiliate	468
Impermissible TPP Affiliate	468
Indirect Participants	357
Initial Delivery Date	421
Initial Pool Balance	151
Initial Rate	206
Initial Requesting Certificateholder	472
Initial Subordinate Companion Loan Holder	431
In-Place Cash Management	156
Insurance and Condemnation Proceeds	380
Intercreditor Agreement	227
Interest Accrual Amount	330
Interest Accrual Period	330
Interest Distribution Amount	330
Interest Reserve Account	381
Interest Shortfall	330
Interested Person	429
Interest-Only Certificates	306
Interest-Only Expected Price	314
Interpolated Yield	310, 313
Investor Certification	348
K
KBRA	485
KKR	308
KKR Opportunity Partners	308
L
LCN	222
Liquidation Fee	395
Liquidation Fee Rate	395
Liquidation Proceeds	380
LO(#)	158
Loan Modification Agreement	185
Loan Per Unit	156
Loan-Specific Directing Certificateholder	431
Lock-out Period	208
Loss of Value Payment	367
Lower-Tier Regular Interests	527
Lower-Tier REMIC	321, 527
LTV Ratio	155
LTV Ratio at Maturity or Anticipated Repayment Date	157
LTV Ratio at Maturity or ARD	157
M
MAI	369
Major Decision	432
Major Decision Reporting Package	436
MAS	21
Master Servicer Major Decision	436
Master Servicer Proposed Course of Action Notice	473
Material Defect	366
Maturity Date Balloon or ARD Payment	157
Membership Agreement	169
MGA	185
Midland	299
MiFID II	18, 546
MLPA	361
Modification Fees	392
Moody’s	485
Mortgage	152
Mortgage File	361
Mortgage Loans	151
Mortgage Note	152
Mortgage Pool	151
Mortgage Rate	330
Mortgaged Property	152
N
National Register	201
Natixis	276
Net Mortgage Rate	329
Net Operating Income	157
NI 33-105	23
NOI Date	157
Non-Control Note	228
Non-Controlling Holder	228
Nonrecoverable Advance	377

Non-Serviced AB Whole Loan	228
Non-Serviced Certificate Administrator	228
Non-Serviced Companion Loan	228
Non-Serviced Custodian	228
Non-Serviced Directing Certificateholder	228
Non-Serviced Master Servicer	228
Non-Serviced Mortgage Loan	228
Non-Serviced Pari Passu Companion Loan	228
Non-Serviced Pari Passu Mortgage Loan	228
Non-Serviced Pari Passu Whole Loan	228
Non-Serviced PSA	229
Non-Serviced Securitization Trust	229
Non-Serviced Special Servicer	229
Non-Serviced Subordinate Companion Loan	229
Non-Serviced Trustee	229
Non-Serviced Whole Loan	229
Non-U.S. Person	540
Notional Amount	321
NRA	157
NREC	276
NREC Data Tape	278
NREC Deal Team	277
NREC Mortgage Loans	277
NRSRO	346
NRSRO Certification	349
O
O(#)	158
Occupancy As Of Date	158
Occupancy Rate	157
Offered Certificates	320
OID Regulations	531
OLA	148
OP Borrower	169
Operating Advisor Annual Report	444
Operating Advisor Consultation Event	318, 439
Operating Advisor Consulting Fee	398
Operating Advisor Expenses	399
Operating Advisor Fee	398
Operating Advisor Fee Rate	398
Operating Advisor Standard	443
Operating Advisor Termination Event	448
Operating Lease	169
Order	182
Other Master Servicer	229
Other PSA	229
Other Special Servicer	229
Outlot Parcel	217
P
P&I Advance	375
P&I Advance Date	375
PACE	110
Pads	163
PAR	266
Par Purchase Price	427
Pari Passu Companion Loans	151
Pari Passu Mortgage Loan	229
Participants	356
Parties in Interest	548
Pass-Through Rate	328
Patriot Act	511
PCIS Persons	19
PCR	256
Pentalpha Surveillance	303
Percentage Interest	322
Periodic Payments	323
Permitted Investments	322, 382
Permitted Release	217
Permitted Special Servicer/Affiliate Fees	398
Phase I ESA	179
Pier 1 Imports	196
PIPs	181
Plans	547
PRC	20
Preliminary Dispute Resolution Election Notice	474
Prepayment Assumption	532
Prepayment Interest Excess	340
Prepayment Interest Shortfall	340
Prepayment Premium	338
Prepayment Provisions	158
PRIIPS REGULATION	18
Prime Rate	380
Princeton Marriott Agreement	198
Principal Balance Certificates	320
Principal Distribution Amount	331
Principal Shortfall	332
Prior Loan	185
Privileged Information	447
Privileged Information Exception	447
Privileged Person	346
Professional Investors	21
Prohibited Prepayment	340

PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER	19
Proposed BW Conversion	169
Proposed Comfort Letter	169
Proposed Course of Action	473
Proposed Course of Action Notice	473
Proposed Franchise Agreement	169
Prospectus Directive	18, 546
PSA	319
PSA Party Repurchase Request	472
PTCE	551
PTE	549
Purchase Price	368
Q
Qualification Criteria	259
Qualified Replacement Special Servicer	461
Qualified Substitute Mortgage Loan	369
Qualifying CRE Loan Percentage	306
R
RAC No-Response Scenario	484
Rated Final Distribution Date	339
Rating Agencies	485
Rating Agency Confirmation	485
REA	72
Realized Loss	342
REC	179
Record Date	322
Registration Statement	547
Regular Certificates	320
Regular Interestholder	530
Regular Interests	527
Regulation AB	487
Reimbursement Rate	380
Related Proceeds	378
Release Date	210
Release Parcel	217
Release Property	214
Relevant Persons	19
Relief Act	511
Remaining Term to Maturity or ARD	159
REMIC	527
REMIC Regulations	527
REO Account	382
REO Loan	334
REO Property	420
Repurchase Request	472
Requesting Certificateholder	475
Requesting Holders	407
Requesting Investor	360
Requesting Party	484
Required Credit Risk Retention Percentage	306
Requirements	511
Residual Certificates	320
Resolution Authority	132
Resolution Failure	473
Resolved	473
Restricted Group	549
Restricted Party	447
Retail Unit	177
Retaining Sponsor	305
Review Materials	453
Revised Rate	206
RevPAR	159
Rialto Mortgage	269
Rialto Mortgage Data Tape	274
Rialto Mortgage Loans	269
Rialto Mortgage Review Team	274
Rialto Qualification Criteria	275
RMBS	260
Rooms	163
Rule 17g-5	349
S
Scheduled Certificate Interest Payments	313
Scheduled Certificate Principal Payments	306
Scheduled Principal Distribution Amount	331
SDG	183
SEC	245, 269
Securities Act	486
Securitization Accounts	319, 382
Senior Certificates	320
Serviced Companion Loan	229
Serviced Companion Loan Securities	466
Serviced Mortgage Loan	229
Serviced Pari Passu Companion Loan	229
Serviced Pari Passu Companion Loan Securities	465
Serviced Pari Passu Mortgage Loan	229
Serviced Pari Passu Whole Loan	229
Serviced Whole Loan	230

Servicer Termination Event	463
Servicing Advances	376
Servicing Fee	390
Servicing Fee Rate	390
Servicing Shift Mortgage Loan	230
Servicing Shift PSA	230
Servicing Shift Securitization Date	230
Servicing Shift Whole Loan	230
Servicing Standard	374
SF	159
SFA	21
SFO	21
Similar Law	547
SMMEA	552
Société Générale	252
Société Générale Data Tape	258
Société Générale Deal Team	257
Société Générale Mortgage Loans	253
Sole Member	183
Spaces	163
Special Servicer Major Decision	436
Special Servicer Non-Major Decision	414
Special Servicing Fee	393
Special Servicing Fee Rate	393
Specially Serviced Loans	419
Sq. Ft.	159
Square Feet	159
Startup Day	528
Stated Principal Balance	332
Structured Product	21
Structuring Assumptions	519
Subject Loan	399
Subordinate Certificates	320
Subordinate Companion Loan	151, 230
Subsequent Asset Status Report	421
Sub-Servicing Agreement	375
Substitute Property	214
Swap-Priced Expected Price	312
Swap-Priced Principal Balance Certificates	306
T
T-12	159
Target Improvements	168
Target Parcel	167
Target Price	311
Tax Cuts and Jobs Act	530
tax matters persons	539
Tenant Competitor	170
Term to Maturity	159
Terms and Conditions	359
Tests	454
Third Party Purchaser	305, 308
Title V	510
TMPs	539
Total Operating Expenses	154
TRIPRA	94
Trust	297
Trust REMICs	321, 527
TTM	159
U
U.S. Person	540
U/W DSCR	156
U/W Expenses	159
U/W NCF	159
U/W NCF Debt Yield	162
U/W NCF DSCR	156, 162
U/W NOI	162
U/W NOI Debt Yield	163
U/W NOI DSCR	163
U/W Revenues	163
UBS 2018-C12 PSA	230
UBS 2018-C13 PSA	230
UBS AG, New York Branch	246
UBS AG, New York Branch Data Tape	248
UBS AG, New York Branch Deal Team	247
UBS AG, New York Branch Mortgage Loans	247
UBS Qualification Criteria	249
UBSRES	246
UCC	496
Underwriter Entities	119
Underwriting Agreement	543
Underwritten Debt Service Coverage Ratio	156
Underwritten Expenses	159
Underwritten NCF	159
Underwritten NCF Debt Yield	162
Underwritten Net Cash Flow	159
Underwritten Net Cash Flow Debt Service Coverage Ratio	162
Underwritten Net Operating Income	162
Underwritten Net Operating Income Debt Service Coverage Ratio	163
Underwritten NOI	162
Underwritten NOI Debt Yield	163
Underwritten Revenues	163
Units	163

University	198
Unscheduled Principal Distribution Amount	332
Unsolicited Information	454
Upper-Tier REMIC	321, 527
V
Volcker Rule	130
Voting Rights	355
W
WAC Rate	329
Weighted Average Mortgage Rate	163
Weighted Averages	164
Whole Loan	151
Withheld Amounts	381
Workout Fee	394
Workout Fee Rate	394
Workout-Delayed Reimbursement Amount	380
Y
Yield Maintenance Charge	338
Yield-Priced Expected Price	315
Yield-Priced Principal Balance Certificates	306
YM(#)	158
YM@(#)	159

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Mortgage Loan Seller(1)	Cross-Collateralized and Cross-Defaulted	Address	City	County	State	Zip Code	General Property Type	Specific Property Type	Number of Properties	Year Built	Year Renovated
1	Loan	Great Value Storage Portfolio	UBS AG	No	Various	Various	Various	Various	Various	Self Storage	Self Storage	64	Various	Various
1.01	Property	GVS - 6250 Westward Lane	UBS AG	No	6250 Westward Lane	Houston	Harris	TX	77081	Self Storage	Self Storage	1	1979	N/A
1.02	Property	GVS - 9530 Skillman Street	UBS AG	No	9530 Skillman Street	Dallas	Dallas	TX	75243	Self Storage	Self Storage	1	1973	N/A
1.03	Property	GVS - 10640 Hempstead Road	UBS AG	No	10640 Hempstead Road	Houston	Harris	TX	77092	Self Storage	Self Storage	1	1968	N/A
1.04	Property	GVS - 2202 North Market Street	UBS AG	No	2202 North Market Street	Champaign	Champaign	IL	61822	Self Storage	Self Storage	1	2001	2005
1.05	Property	GVS - 4311 Samuell Boulevard	UBS AG	No	4311 Samuell Boulevard	Dallas	Dallas	TX	75228	Self Storage	Self Storage	1	1974	N/A
1.06	Property	GVS - 3380 North Post Road	UBS AG	No	3380 North Post Road	Indianapolis	Marion	IN	46226	Self Storage	Self Storage	1	1985	N/A
1.07	Property	GVS - 1223, 1235, 1431, 1441, 1451, 1491, 1527, 1543 & 1559 North Nellis Boulevard	UBS AG	No	1223, 1235, 1431, 1441, 1451, 1491, 1527, 1543 & 1559 North Nellis Boulevard	Las Vegas	Clark	NV	89110	Self Storage	Self Storage	1	1954; 1982	N/A
1.08	Property	GVS - 4901 South Freeway	UBS AG	No	4901 South Freeway	Fort Worth	Tarrant	TX	76115	Self Storage	Self Storage	1	1974	N/A
1.09	Property	GVS - 15300 Kuykendahl Road	UBS AG	No	15300 Kuykendahl Road	Houston	Harris	TX	77090	Self Storage	Self Storage	1	1979	N/A
1.10	Property	GVS - 111 North Layfair Drive	UBS AG	No	111 North Layfair Drive	Flowood	Rankin	MS	39232	Self Storage	Self Storage	1	1992	N/A
1.11	Property	GVS - 1710 North Cunningham Avenue	UBS AG	No	1710 North Cunningham Avenue	Urbana	Champaign	IL	61802	Self Storage	Self Storage	1	2001	2003
1.12	Property	GVS - 9984 South Old State Road	UBS AG	No	9984 South Old State Road	Lewis Center	Delaware	OH	43035	Self Storage	Self Storage	1	1981	N/A
1.13	Property	GVS - 5550 Antoine Drive	UBS AG	No	5550 Antoine Drive	Houston	Harris	TX	77091	Self Storage	Self Storage	1	1984	N/A
1.14	Property	GVS - 11702 Beechnut Street	UBS AG	No	11702 Beechnut Street	Houston	Harris	TX	77072	Self Storage	Self Storage	1	1977	N/A
1.15	Property	GVS - 435 Congress Park Drive	UBS AG	No	435 Congress Park Drive	Dayton	Montgomery	OH	45459	Self Storage	Self Storage	1	1978	N/A
1.16	Property	GVS - 7200 Tussing Road	UBS AG	No	7200 Tussing Road	Reynoldsburg	Fairfield	OH	43068	Self Storage	Self Storage	1	2000	N/A
1.17	Property	GVS - 9951 Harwin Road	UBS AG	No	9951 Harwin Road	Houston	Harris	TX	77036	Self Storage	Self Storage	1	1979	1992
1.18	Property	GVS - 1330 Georgesville Road	UBS AG	No	1330 Georgesville Road	Columbus	Franklin	OH	43228	Self Storage	Self Storage	1	1997	N/A
1.19	Property	GVS - 2033 Oak Grove Road	UBS AG	No	2033 Oak Grove Road	Hattiesburg	Lamar	MS	39402	Self Storage	Self Storage	1	1994	N/A
1.20	Property	GVS - 920 Highway 80 East	UBS AG	No	920 Highway 80 East	Mesquite	Dallas	TX	75149	Self Storage	Self Storage	1	1985	N/A
1.21	Property	GVS - 1661 and 1670 West Government Street	UBS AG	No	1661 and 1670 West Government Street	Brandon	Rankin	MS	39042	Self Storage	Self Storage	1	1978; 2003	N/A
1.22	Property	GVS - 123 South Meridian Road	UBS AG	No	123 South Meridian Road	Youngstown	Mahoning	OH	44509	Self Storage	Self Storage	1	1980	N/A
1.23	Property	GVS - 613 North Freeway	UBS AG	No	613 North Freeway	Fort Worth	Tarrant	TX	76102	Self Storage	Self Storage	1	1973	N/A
1.24	Property	GVS - 5199 Westerville Road	UBS AG	No	5199 Westerville Road	Columbus	Franklin	OH	43231	Self Storage	Self Storage	1	1997	N/A
1.25	Property	GVS - 14318 Highway 249	UBS AG	No	14318 Highway 249	Houston	Harris	TX	77086	Self Storage	Self Storage	1	1984	N/A
1.26	Property	GVS - 410 Gulf Freeway	UBS AG	No	410 Gulf Freeway	Texas City	Galveston	TX	77591	Self Storage	Self Storage	1	2002; 2003	N/A
1.27	Property	GVS - 7986 Southern Boulevard	UBS AG	No	7986 Southern Boulevard	Boardman	Mahoning	OH	44512	Self Storage	Self Storage	1	1980	1990
1.28	Property	GVS - 8450 Cook Road	UBS AG	No	8450 Cook Road	Houston	Harris	TX	77072	Self Storage	Self Storage	1	1985	N/A
1.29	Property	GVS - 765 South Street	UBS AG	No	765 South Street	Newburgh	Orange	NY	12550	Self Storage	Self Storage	1	1960	N/A
1.30	Property	GVS - 9600 Marion Ridge	UBS AG	No	9600 Marion Ridge	Kansas City	Jackson	MO	64137	Self Storage	Self Storage	1	1997	N/A
1.31	Property	GVS - 580 East Dublin Granville Road	UBS AG	No	580 East Dublin Granville Road	Worthington	Franklin	OH	43085	Self Storage	Self Storage	1	1959	N/A
1.32	Property	GVS - 3951 Highway 78	UBS AG	No	3951 Highway 78	Memphis	Shelby	TN	38118	Self Storage	Self Storage	1	1973	N/A
1.33	Property	GVS - 10013 FM 620	UBS AG	No	10013 FM 620	Austin	Travis	TX	78726	Self Storage	Self Storage	1	1972	1998
1.34	Property	GVS - 9010 Emmett F Lowry Expressway	UBS AG	No	9010 Emmett F Lowry Expressway	Texas City	Galveston	TX	77591	Self Storage	Self Storage	1	1998; 2001	N/A
1.35	Property	GVS - 5301 Tamarack Circle East	UBS AG	No	5301 Tamarack Circle East	Columbus	Franklin	OH	43229	Self Storage	Self Storage	1	1997	N/A
1.36	Property	GVS - 7821 Taylor Road	UBS AG	No	7821 Taylor Road	Reynoldsburg	Licking	OH	43068	Self Storage	Self Storage	1	1996	N/A
1.37	Property	GVS - 10601 West Fairmont Parkway	UBS AG	No	10601 West Fairmont Parkway	La Porte	Harris	TX	77571	Self Storage	Self Storage	1	1984	N/A
1.38	Property	GVS - 1910 25th Avenue North	UBS AG	No	1910 25th Avenue North	Texas City	Galveston	TX	77590	Self Storage	Self Storage	1	1982	N/A
1.39	Property	GVS - 8501 North Springboro Pike	UBS AG	No	8501 North Springboro Pike	Miamisburg	Montgomery	OH	45342	Self Storage	Self Storage	1	1976	N/A
1.40	Property	GVS - 443 Laredo Street	UBS AG	No	443 Laredo Street	Aurora	Arapahoe	CO	80011	Self Storage	Self Storage	1	1984	N/A
1.41	Property	GVS - 13825 FM 306	UBS AG	No	13825 FM 306	Canyon Lake	Comal	TX	78133	Self Storage	Self Storage	1	1994	N/A
1.42	Property	GVS - 2502 Bay Street	UBS AG	No	2502 Bay Street	Texas City	Galveston	TX	77590	Self Storage	Self Storage	1	1987	N/A
1.43	Property	GVS - 1151 East Expressway 83	UBS AG	No	1151 East Expressway 83	San Benito	Cameron	TX	78586	Self Storage	Self Storage	1	1978	N/A
1.44	Property	GVS - 3785 Shiloh Springs Road	UBS AG	No	3785 Shiloh Springs Road	Dayton	Montgomery	OH	45426	Self Storage	Self Storage	1	1989	N/A
1.45	Property	GVS - 1585 Lexington Avenue	UBS AG	No	1585 Lexington Avenue	Mansfield	Richland	OH	44907	Self Storage	Self Storage	1	1983	N/A
1.46	Property	GVS - 8801 Boone Road	UBS AG	No	8801 Boone Road	Houston	Harris	TX	77099	Self Storage	Self Storage	1	1983	N/A
1.47	Property	GVS - 2150 Wirt Road	UBS AG	No	2150 Wirt Road	Houston	Harris	TX	77055	Self Storage	Self Storage	1	1973	N/A
1.48	Property	GVS - 426 North Smithville Road	UBS AG	No	426 North Smithville Road	Dayton	Montgomery	OH	45431	Self Storage	Self Storage	1	1978	N/A
1.49	Property	GVS - 3412 Garth Road	UBS AG	No	3412 Garth Road	Baytown	Harris	TX	77521	Self Storage	Self Storage	1	1981	2000
1.50	Property	GVS - 8320 Alabonson Road	UBS AG	No	8320 Alabonson Road	Houston	Harris	TX	77088	Self Storage	Self Storage	1	1984	N/A
1.51	Property	GVS - 2407 South U.S. Highway 183	UBS AG	No	2407 South U.S. Highway 183	Leander	Williamson	TX	78641	Self Storage	Self Storage	1	1984	1995
1.52	Property	GVS - 7273 Kearney Street and 6345 East 78th Avenue	UBS AG	No	7273 Kearney Street and 6345 East 78th Avenue	Commerce City	Adams	CO	80022	Self Storage	Self Storage	1	1984; 1996	N/A
1.53	Property	GVS - 4145 State Route 741	UBS AG	No	4145 State Route 741	Mason	Warren	OH	45040	Self Storage	Self Storage	1	1989	1992
1.54	Property	GVS - 1961 Covington Pike	UBS AG	No	1961 Covington Pike	Memphis	Shelby	TN	38128	Self Storage	Self Storage	1	1984	N/A
1.55	Property	GVS - 941 Fairmont Parkway	UBS AG	No	941 Fairmont Parkway	Pasadena	Harris	TX	77504	Self Storage	Self Storage	1	1985	N/A
1.56	Property	GVS - 60 Westpark Road	UBS AG	No	60 Westpark Road	Dayton	Montgomery	OH	45459	Self Storage	Self Storage	1	1975	N/A
1.57	Property	GVS - 16530 West Hardy Road	UBS AG	No	16530 West Hardy Road	Houston	Harris	TX	77060	Self Storage	Self Storage	1	1984	N/A
1.58	Property	GVS - 1594 Route 9G	UBS AG	No	1594 Route 9G	Hyde Park	Dutchess	NY	12538	Self Storage	Self Storage	1	1971	N/A
1.59	Property	GVS - 5811 North Houston Rosslyn Road	UBS AG	No	5811 North Houston Rosslyn Road	Houston	Harris	TX	77097	Self Storage	Self Storage	1	1973	N/A
1.60	Property	GVS - 632 Timkin Road	UBS AG	No	632 Timkin Road	Tomball	Harris	TX	77375	Self Storage	Self Storage	1	1986	N/A
1.61	Property	GVS - 4806 Marie Lane	UBS AG	No	4806 Marie Lane	Deer Park	Harris	TX	77536	Self Storage	Self Storage	1	1985	N/A
1.62	Property	GVS - 16905 Indian Chief Drive	UBS AG	No	16905 Indian Chief Drive	Cedar Park	Travis	TX	78613	Self Storage	Self Storage	1	1984	1996
1.63	Property	GVS - 7116 South IH-35 Frontage Road	UBS AG	No	7116 South IH-35 Frontage Road	Austin	Travis	TX	78745	Self Storage	Self Storage	1	1983	N/A
1.64	Property	GVS - 4641 Production Drive	UBS AG	No	4641 Production Drive	Dallas	Dallas	TX	75235	Self Storage	Self Storage	1	1974	N/A
2	Loan	Heartland Dental Medical Office Portfolio	UBS AG	No	Various	Various	Various	Various	Various	Various	Various	169	Various	Various
2.001	Property	Heartland Dental Medical Office Portfolio - 1200 Network Centre Drive	UBS AG	No	1200 Network Centre Drive	Effingham	Effingham	IL	62401	Office	Medical	1	1995	2013
2.002	Property	Heartland Dental Medical Office Portfolio - 9150 North East Barry Road	UBS AG	No	9150 North East Barry Road	Kansas City	Clay	MO	64157	Mixed Use	Medical/Retail	1	2011	N/A
2.003	Property	Heartland Dental Medical Office Portfolio - 11925 Jones Bridge Road	UBS AG	No	11925 Jones Bridge Road	Johns Creek	Fulton	GA	30005	Mixed Use	Medical/Retail	1	2004	N/A
2.004	Property	Heartland Dental Medical Office Portfolio - 200 Brevco Plaza	UBS AG	No	200 Brevco Plaza	Lake St. Louis	St. Charles	MO	63367	Office	Medical	1	2000	N/A
2.005	Property	Heartland Dental Medical Office Portfolio - 1760 West Virginia Street	UBS AG	No	1760 West Virginia Street	McKinney	Collin	TX	75069	Office	Medical	1	2010	N/A
2.006	Property	Heartland Dental Medical Office Portfolio - 117 St. Patrick’s Drive	UBS AG	No	117 St. Patrick’s Drive	Waldorf	Charles	MD	20603	Office	Medical	1	2005	N/A
2.007	Property	Heartland Dental Medical Office Portfolio - 1647 County Road 220	UBS AG	No	1647 County Road 220	Fleming Island	Clay	FL	32003	Office	Medical	1	2012	N/A
2.008	Property	Heartland Dental Medical Office Portfolio - 3500 East Highway 377	UBS AG	No	3500 East Highway 377	Granbury	Hood	TX	76049	Office	Medical	1	2011	N/A
2.009	Property	Heartland Dental Medical Office Portfolio - 4112 North Belt Highway	UBS AG	No	4112 North Belt Highway	St. Joseph	Buchanan	MO	64506	Mixed Use	Medical/Retail	1	2013	N/A
2.010	Property	Heartland Dental Medical Office Portfolio - 3009 Winghaven Boulevard	UBS AG	No	3009 Winghaven Boulevard	O’Fallon	St. Charles	MO	63368	Mixed Use	Medical/Retail	1	2006	N/A
2.011	Property	Heartland Dental Medical Office Portfolio - 2202 Althoff Drive	UBS AG	No	2202 Althoff Drive	Effingham	Effingham	IL	62401	Office	Medical	1	1999	2014
2.012	Property	Heartland Dental Medical Office Portfolio - 3820 Wabash Avenue	UBS AG	No	3820 Wabash Avenue	Springfield	Sangamon	IL	62711	Office	Medical	1	2018	N/A
2.013	Property	Heartland Dental Medical Office Portfolio - 561 East Lincoln Highway	UBS AG	No	561 East Lincoln Highway	New Lenox	Will	IL	60451	Mixed Use	Medical/Retail	1	2015	N/A
2.014	Property	Heartland Dental Medical Office Portfolio - 508 South 52nd Street	UBS AG	No	508 South 52nd Street	Rogers	Benton	AR	72758	Office	Medical	1	2007	N/A
2.015	Property	Heartland Dental Medical Office Portfolio - 1025 Ashley Street	UBS AG	No	1025 Ashley Street	Bowling Green	Warren	KY	42103	Office	Medical	1	2002	N/A
2.016	Property	Heartland Dental Medical Office Portfolio - 440 Erie Parkway	UBS AG	No	440 Erie Parkway	Erie	Weld	CO	80516	Office	Medical	1	2017	N/A
2.017	Property	Heartland Dental Medical Office Portfolio - 1381 Citrus Tower Boulevard	UBS AG	No	1381 Citrus Tower Boulevard	Clermont	Lake	FL	34711	Office	Medical	1	2006	N/A
2.018	Property	Heartland Dental Medical Office Portfolio - 1751 Pleasant Road	UBS AG	No	1751 Pleasant Road	Fort Mill	York	SC	29708	Mixed Use	Medical/Retail	1	2014	N/A
2.019	Property	Heartland Dental Medical Office Portfolio - 9625 Lake Nona Village Place	UBS AG	No	9625 Lake Nona Village Place	Orlando	Orange	FL	32827	Office	Medical	1	2013	N/A
2.020	Property	Heartland Dental Medical Office Portfolio - 615 Saint James Avenue	UBS AG	No	615 Saint James Avenue	Goose Creek	Berkeley	SC	29445	Office	Medical	1	2016	N/A
2.021	Property	Heartland Dental Medical Office Portfolio - 13816 Narcoossee Road	UBS AG	No	13816 Narcoossee Road	Orlando	Orange	FL	32832	Office	Medical	1	2013	N/A
2.022	Property	Heartland Dental Medical Office Portfolio - 1695 Wells Road	UBS AG	No	1695 Wells Road	Orange Park	Clay	FL	32073	Office	Medical	1	1993	2005
2.023	Property	Heartland Dental Medical Office Portfolio - 4355 Suwanee Dam Road	UBS AG	No	4355 Suwanee Dam Road	Suwanee	Gwinnett	GA	30024	Office	Medical	1	2000	N/A
2.024	Property	Heartland Dental Medical Office Portfolio - 7310 North Villa Drive	UBS AG	No	7310 North Villa Drive	Peoria	Peoria	IL	61614	Office	Medical	1	2003	N/A
2.025	Property	Heartland Dental Medical Office Portfolio - 299A Indian Lake Boulevard	UBS AG	No	299A Indian Lake Boulevard	Hendersonville	Sumner	TN	37075	Mixed Use	Medical/Retail	1	2014	N/A
2.026	Property	Heartland Dental Medical Office Portfolio - 2455 East Main Street	UBS AG	No	2455 East Main Street	Plainfield	Hendricks	IN	46168	Office	Medical	1	2016	N/A
2.027	Property	Heartland Dental Medical Office Portfolio - 630 East Markey Parkway	UBS AG	No	630 East Markey Parkway	Belton	Cass	MO	64012	Mixed Use	Medical/Retail	1	2015	N/A
2.028	Property	Heartland Dental Medical Office Portfolio - 1613 East Pflugerville Parkway	UBS AG	No	1613 East Pflugerville Parkway	Pflugerville	Travis	TX	78660	Office	Medical	1	2016	N/A
2.029	Property	Heartland Dental Medical Office Portfolio - 782 Belle Terre Parkway	UBS AG	No	782 Belle Terre Parkway	Palm Coast	Flagler	FL	32164	Mixed Use	Medical/Retail	1	2016	N/A
2.030	Property	Heartland Dental Medical Office Portfolio - 11890 Highway 707	UBS AG	No	11890 Highway 707	Murrells Inlet	Horry	SC	29576	Office	Medical	1	2017	N/A
2.031	Property	Heartland Dental Medical Office Portfolio - 7551 Osceola Polk Line Road	UBS AG	No	7551 Osceola Polk Line Road	Davenport	Osceola	FL	33896	Office	Medical	1	2015	N/A
2.032	Property	Heartland Dental Medical Office Portfolio - 100 Piper Hill Drive	UBS AG	No	100 Piper Hill Drive	St. Peters	St. Charles	MO	63376	Office	Medical	1	1998	N/A
2.033	Property	Heartland Dental Medical Office Portfolio - 8624 Lee Vista Boulevard	UBS AG	No	8624 Lee Vista Boulevard	Orlando	Orange	FL	32829	Office	Medical	1	2004	N/A
2.034	Property	Heartland Dental Medical Office Portfolio - 149 Tuscan Way	UBS AG	No	149 Tuscan Way	Saint Augustine	Saint Johns	FL	32092	Office	Medical	1	2014	N/A
2.035	Property	Heartland Dental Medical Office Portfolio - 2740 Prairie Crossing Drive	UBS AG	No	2740 Prairie Crossing Drive	Springfield	Sangamon	IL	62711	Office	Medical	1	2016	N/A
2.036	Property	Heartland Dental Medical Office Portfolio - 2066 Bruce B. Downs Boulevard	UBS AG	No	2066 Bruce B. Downs Boulevard	Wesley Chapel	Pasco	FL	33543	Mixed Use	Medical/Retail	1	2014	N/A
2.037	Property	Heartland Dental Medical Office Portfolio - 209 Latitude Lane	UBS AG	No	209 Latitude Lane	Clover	York	SC	29710	Office	Medical	1	2017	N/A
2.038	Property	Heartland Dental Medical Office Portfolio - 4608 South West College Road	UBS AG	No	4608 South West College Road	Ocala	Marion	FL	34474	Mixed Use	Medical/Retail	1	2015	N/A
2.039	Property	Heartland Dental Medical Office Portfolio - 1315 Bell Road	UBS AG	No	1315 Bell Road	Antioch	Davidson	TN	37013	Mixed Use	Medical/Retail	1	2009	N/A
2.040	Property	Heartland Dental Medical Office Portfolio - 4237 U.S. Highway 1 South	UBS AG	No	4237 U.S. Highway 1 South	Saint Augustine	Saint Johns	FL	32095	Office	Medical	1	2018	N/A
2.041	Property	Heartland Dental Medical Office Portfolio - 1521 East Debbie Lane	UBS AG	No	1521 East Debbie Lane	Mansfield	Tarrant	TX	76063	Office	Medical	1	2013	N/A
2.042	Property	Heartland Dental Medical Office Portfolio - 3152 South Broadway	UBS AG	No	3152 South Broadway	Edmond	Oklahoma	OK	73013	Office	Medical	1	2014	N/A
2.043	Property	Heartland Dental Medical Office Portfolio - 8701 South Garnett Road	UBS AG	No	8701 South Garnett Road	Broken Arrow	Tulsa	OK	74012	Office	Medical	1	2003	N/A
2.044	Property	Heartland Dental Medical Office Portfolio - 450 South Weber Road	UBS AG	No	450 South Weber Road	Romeoville	Will	IL	60446	Office	Medical	1	2017	N/A
2.045	Property	Heartland Dental Medical Office Portfolio - 840 Nissan Drive	UBS AG	No	840 Nissan Drive	Smyrna	Rutherford	TN	37167	Mixed Use	Medical/Retail	1	2015	N/A

A-1-1

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Mortgage Loan Seller(1)	Cross-Collateralized and Cross-Defaulted	Address	City	County	State	Zip Code	General Property Type	Specific Property Type	Number of Properties	Year Built	Year Renovated
2.046	Property	Heartland Dental Medical Office Portfolio - 12222 Route 47	UBS AG	No	12222 Route 47	Huntley	Kane	IL	60142	Office	Medical	1	2016	N/A
2.047	Property	Heartland Dental Medical Office Portfolio - 3415 Livernois Road	UBS AG	No	3415 Livernois Road	Troy	Oakland	MI	48083	Office	Medical	1	2008	N/A
2.048	Property	Heartland Dental Medical Office Portfolio - 5309 Buffalo Gap Road	UBS AG	No	5309 Buffalo Gap Road	Abilene	Taylor	TX	79606	Office	Medical	1	1993	N/A
2.049	Property	Heartland Dental Medical Office Portfolio - 8190 Windfall Lane	UBS AG	No	8190 Windfall Lane	Camby	Hendricks	IN	46113	Office	Medical	1	2003	N/A
2.050	Property	Heartland Dental Medical Office Portfolio - 2620 East Highway 50	UBS AG	No	2620 East Highway 50	Clermont	Lake	FL	34711	Office	Medical	1	2016	N/A
2.051	Property	Heartland Dental Medical Office Portfolio - 10670 Southwest Tradition Square	UBS AG	No	10670 Southwest Tradition Square	Port St. Lucie	Saint Lucie	FL	34987	Office	Medical	1	2017	N/A
2.052	Property	Heartland Dental Medical Office Portfolio - 4939 Courthouse Street	UBS AG	No	4939 Courthouse Street	Williamsburg	James City	VA	23188	Office	Medical	1	2007	N/A
2.053	Property	Heartland Dental Medical Office Portfolio - 2301 Old Canoe Creek Road	UBS AG	No	2301 Old Canoe Creek Road	St. Cloud	Osceola	FL	34772	Office	Medical	1	2015	N/A
2.054	Property	Heartland Dental Medical Office Portfolio - 507 North Hershey Road	UBS AG	No	507 North Hershey Road	Bloomington	McLean	IL	61704	Office	Medical	1	2000	N/A
2.055	Property	Heartland Dental Medical Office Portfolio - 242 Southwoods Center	UBS AG	No	242 Southwoods Center	Columbia	Monroe	IL	62236	Office	Medical	1	2003	N/A
2.056	Property	Heartland Dental Medical Office Portfolio - 3016 Columbia Avenue	UBS AG	No	3016 Columbia Avenue	Franklin	Williamson	TN	37064	Mixed Use	Medical/Retail	1	2014	N/A
2.057	Property	Heartland Dental Medical Office Portfolio - 4120 North 197th Avenue	UBS AG	No	4120 North 197th Avenue	Litchfield Park	Maricopa	AZ	85340	Office	Medical	1	2018	N/A
2.058	Property	Heartland Dental Medical Office Portfolio - 13794 Beach Boulevard	UBS AG	No	13794 Beach Boulevard	Jacksonville	Duval	FL	32224	Mixed Use	Medical/Retail	1	2013	N/A
2.059	Property	Heartland Dental Medical Office Portfolio - 3037 Southwest Port St. Lucie Boulevard	UBS AG	No	3037 Southwest Port St. Lucie Boulevard	Port St. Lucie	St. Lucie	FL	34953	Office	Medical	1	2017	N/A
2.060	Property	Heartland Dental Medical Office Portfolio - 1840 Dekalb Avenue	UBS AG	No	1840 Dekalb Avenue	Sycamore	DeKalb	IL	60178	Mixed Use	Medical/Retail	1	2007	N/A
2.061	Property	Heartland Dental Medical Office Portfolio - 9100 Highway 119	UBS AG	No	9100 Highway 119	Alabaster	Shelby	AL	35007	Office	Medical	1	2017	N/A
2.062	Property	Heartland Dental Medical Office Portfolio - 42 Market Square Road	UBS AG	No	42 Market Square Road	Newnan	Coweta	GA	30265	Office	Medical	1	2002	N/A
2.063	Property	Heartland Dental Medical Office Portfolio - 2707 Sycamore Road	UBS AG	No	2707 Sycamore Road	DeKalb	DeKalb	IL	60115	Office	Medical	1	1996	N/A
2.064	Property	Heartland Dental Medical Office Portfolio - 2014 Lime Kiln Road	UBS AG	No	2014 Lime Kiln Road	Bellevue	Brown	WI	54311	Mixed Use	Medical/Retail	1	2015	N/A
2.065	Property	Heartland Dental Medical Office Portfolio - 103 Farabee Drive North	UBS AG	No	103 Farabee Drive North	Lafayette	Tippecanoe	IN	47905	Office	Medical	1	1991	2012
2.066	Property	Heartland Dental Medical Office Portfolio - 4999 North Tanner Road	UBS AG	No	4999 North Tanner Road	Orlando	Orange	FL	32826	Office	Medical	1	2007	2015
2.067	Property	Heartland Dental Medical Office Portfolio - 674 Lake Joy Road	UBS AG	No	674 Lake Joy Road	Warner Robins	Houston	GA	31047	Office	Medical	1	2017	N/A
2.068	Property	Heartland Dental Medical Office Portfolio - 1828 IN-44	UBS AG	No	1828 IN-44	Shelbyville	Shelby	IN	46176	Office	Medical	1	2015	N/A
2.069	Property	Heartland Dental Medical Office Portfolio - 2950 South Rutherford Boulevard	UBS AG	No	2950 South Rutherford Boulevard	Murfreesboro	Rutherford	TN	37130	Mixed Use	Medical/Retail	1	2012	N/A
2.070	Property	Heartland Dental Medical Office Portfolio - 545 East Hunt Highway	UBS AG	No	545 East Hunt Highway	San Tan Valley	Maricopa	AZ	85143	Office	Medical	1	2016	N/A
2.071	Property	Heartland Dental Medical Office Portfolio - 17810 Pierce Plaza	UBS AG	No	17810 Pierce Plaza	Omaha	Douglas	NE	68130	Office	Medical	1	2017	N/A
2.072	Property	Heartland Dental Medical Office Portfolio - 5445 South Williamson Boulevard	UBS AG	No	5445 South Williamson Boulevard	Port Orange	Volusia	FL	32128	Office	Medical	1	2015	N/A
2.073	Property	Heartland Dental Medical Office Portfolio - 780 East-West Connector South West	UBS AG	No	780 East-West Connector South West	Austell	Cobb	GA	30106	Mixed Use	Medical/Retail	1	2016	N/A
2.074	Property	Heartland Dental Medical Office Portfolio - 16620 West 159th Street	UBS AG	No	16620 West 159th Street	Lockport	Will	IL	60441	Office	Medical	1	2016	N/A
2.075	Property	Heartland Dental Medical Office Portfolio - 13851 North US Highway 441	UBS AG	No	13851 North US Highway 441	Lady Lake	Sumter	FL	32159	Office	Medical	1	1997	2013
2.076	Property	Heartland Dental Medical Office Portfolio - 3120 Mahan Drive	UBS AG	No	3120 Mahan Drive	Tallahassee	Leon	FL	32308	Mixed Use	Medical/Retail	1	2017	N/A
2.077	Property	Heartland Dental Medical Office Portfolio - 2000 Veterans Memorial Parkway South	UBS AG	No	2000 Veterans Memorial Parkway South	Lafayette	Tippecanoe	IN	47909	Office	Medical	1	2016	N/A
2.078	Property	Heartland Dental Medical Office Portfolio - 1402 U.S. Route 12	UBS AG	No	1402 U.S. Route 12	Fox Lake	Lake	IL	60020	Office	Medical	1	2004	2018
2.079	Property	Heartland Dental Medical Office Portfolio - 1776 Blanding Boulevard	UBS AG	No	1776 Blanding Boulevard	Middleburg	Clay	FL	32068	Office	Medical	1	2014	N/A
2.080	Property	Heartland Dental Medical Office Portfolio - 3012 Anchor Drive	UBS AG	No	3012 Anchor Drive	Hamilton	Butler	OH	45011	Office	Medical	1	2016	N/A
2.081	Property	Heartland Dental Medical Office Portfolio - 1715 West Main Street	UBS AG	No	1715 West Main Street	Lebanon	Wilson	TN	37087	Mixed Use	Medical/Retail	1	2014	N/A
2.082	Property	Heartland Dental Medical Office Portfolio - 10389 Big Bend Road	UBS AG	No	10389 Big Bend Road	Riverview	Hillsborough	FL	33568	Mixed Use	Medical/Retail	1	2014	N/A
2.083	Property	Heartland Dental Medical Office Portfolio - 7103 Whitestown Parkway	UBS AG	No	7103 Whitestown Parkway	Zionsville	Boone	IN	46077	Office	Medical	1	2017	N/A
2.084	Property	Heartland Dental Medical Office Portfolio - 2751 Fountain Place	UBS AG	No	2751 Fountain Place	Wildwood	St. Louis	MO	63040	Office	Medical	1	2010	N/A
2.085	Property	Heartland Dental Medical Office Portfolio - 2030 Crossing Circle	UBS AG	No	2030 Crossing Circle	Spring Hill	Maury	TN	37174	Office	Medical	1	2015	N/A
2.086	Property	Heartland Dental Medical Office Portfolio - 13101 East 96th Street North	UBS AG	No	13101 East 96th Street North	Owasso	Tulsa	OK	74055	Office	Medical	1	2014	N/A
2.087	Property	Heartland Dental Medical Office Portfolio - 692 Essington Road	UBS AG	No	692 Essington Road	Joliet	Will	IL	60435	Office	Medical	1	2001	N/A
2.088	Property	Heartland Dental Medical Office Portfolio - 240 Blossom Park Drive	UBS AG	No	240 Blossom Park Drive	Georgetown	Scott	KY	40324	Office	Medical	1	2003	N/A
2.089	Property	Heartland Dental Medical Office Portfolio - 6005 Watson Boulevard	UBS AG	No	6005 Watson Boulevard	Byron	Houston	GA	31008	Office	Medical	1	2015	N/A
2.090	Property	Heartland Dental Medical Office Portfolio - 3237 Sixes Road	UBS AG	No	3237 Sixes Road	Canton	Cherokee	GA	30114	Office	Medical	1	2014	N/A
2.091	Property	Heartland Dental Medical Office Portfolio - 4030 Winder Highway	UBS AG	No	4030 Winder Highway	Flowery Branch	Hall	GA	30542	Office	Medical	1	2016	N/A
2.092	Property	Heartland Dental Medical Office Portfolio - 8605 East State Road 70	UBS AG	No	8605 East State Road 70	Bradenton	Manatee	FL	34202	Office	Medical	1	2013	N/A
2.093	Property	Heartland Dental Medical Office Portfolio - 540 West Walnut Street	UBS AG	No	540 West Walnut Street	Oglesby	LaSalle	IL	61348	Office	Medical	1	2012	N/A
2.094	Property	Heartland Dental Medical Office Portfolio - 5630 Plank Road	UBS AG	No	5630 Plank Road	Fredericksburg	Spotstlvania	VA	22407	Office	Medical	1	2008	N/A
2.095	Property	Heartland Dental Medical Office Portfolio - 10505 Lima Road	UBS AG	No	10505 Lima Road	Fort Wayne	Allen	IN	46818	Office	Medical	1	2014	N/A
2.096	Property	Heartland Dental Medical Office Portfolio - 7485 Vanderbilt Beach Boulevard	UBS AG	No	7485 Vanderbilt Beach Boulevard	Naples	Collier	FL	34119	Office	Medical	1	2006	N/A
2.097	Property	Heartland Dental Medical Office Portfolio - 2701 South Koke Mill Road	UBS AG	No	2701 South Koke Mill Road	Springfield	Sangamon	IL	62704	Office	Medical	1	2011	N/A
2.098	Property	Heartland Dental Medical Office Portfolio - 22329 Greenview Parkway	UBS AG	No	22329 Greenview Parkway	Great Mills	St. Mary’s	MD	20634	Office	Medical	1	2004	N/A
2.099	Property	Heartland Dental Medical Office Portfolio - 25000 Bernwood Drive	UBS AG	No	25000 Bernwood Drive	Bonita Springs	Lee	FL	34135	Office	Medical	1	2006	N/A
2.100	Property	Heartland Dental Medical Office Portfolio - 3500 Clemson Boulevard	UBS AG	No	3500 Clemson Boulevard	Anderson	Anderson	SC	29621	Office	Medical	1	2014	N/A
2.101	Property	Heartland Dental Medical Office Portfolio - 2222 Highway 540A East	UBS AG	No	2222 Highway 540A East	Lakeland	Polk	FL	33813	Office	Medical	1	2006	N/A
2.102	Property	Heartland Dental Medical Office Portfolio - 1055 Pine Log Road	UBS AG	No	1055 Pine Log Road	Aiken	Aiken	SC	29803	Office	Medical	1	1987	2014
2.103	Property	Heartland Dental Medical Office Portfolio - 4315 North Holland Sylvania Road	UBS AG	No	4315 North Holland Sylvania Road	Sylvania	Lucas	OH	43623	Office	Medical	1	2005	2015
2.104	Property	Heartland Dental Medical Office Portfolio - 21300 Town Commons Drive	UBS AG	No	21300 Town Commons Drive	Estero	Lee	FL	33928	Office	Medical	1	2007	N/A
2.105	Property	Heartland Dental Medical Office Portfolio - 1905 Convenience Place	UBS AG	No	1905 Convenience Place	Champaign	Champaign	IL	61820	Office	Medical	1	1984	2003
2.106	Property	Heartland Dental Medical Office Portfolio - 3308 Platt Springs Road	UBS AG	No	3308 Platt Springs Road	West Columbia	Lexington	SC	29170	Office	Medical	1	1985	2014
2.107	Property	Heartland Dental Medical Office Portfolio - 132 Milestone Way	UBS AG	No	132 Milestone Way	Greenville	Greenville	SC	29615	Office	Medical	1	2001	N/A
2.108	Property	Heartland Dental Medical Office Portfolio - 1429 Chester Boulevard	UBS AG	No	1429 Chester Boulevard	Richmond	Wayne	IN	47374	Office	Medical	1	2002	N/A
2.109	Property	Heartland Dental Medical Office Portfolio - 1339 North Sumter Boulevard	UBS AG	No	1339 North Sumter Boulevard	North Port	Sarasota	FL	34286	Office	Medical	1	2006	2013
2.110	Property	Heartland Dental Medical Office Portfolio - 1536 Farm to Market 359 Road	UBS AG	No	1536 Farm to Market 359 Road	Richmond	Fort Bend	TX	77406	Office	Medical	1	1997	2008
2.111	Property	Heartland Dental Medical Office Portfolio - 3585 North 168th Court	UBS AG	No	3585 North 168th Court	Omaha	Douglas	NE	68116	Office	Medical	1	2014	N/A
2.112	Property	Heartland Dental Medical Office Portfolio - 1980 U.S. Highway 1 South	UBS AG	No	1980 U.S. Highway 1 South	St. Augustine	Saint Johns	FL	32095	Office	Medical	1	1988	N/A
2.113	Property	Heartland Dental Medical Office Portfolio - 13328 Metcalf Avenue	UBS AG	No	13328 Metcalf Avenue	Overland Park	Johnson	KS	66213	Mixed Use	Medical/Retail	1	2004	N/A
2.114	Property	Heartland Dental Medical Office Portfolio - 826 West Lincoln Avenue	UBS AG	No	826 West Lincoln Avenue	Charleston	Coles	IL	61920	Office	Medical	1	2001	N/A
2.115	Property	Heartland Dental Medical Office Portfolio - 1515 West 45th Avenue	UBS AG	No	1515 West 45th Avenue	Griffith	Lake	IN	46319	Office	Medical	1	2006	N/A
2.116	Property	Heartland Dental Medical Office Portfolio - 1012 Mill Pond Lane	UBS AG	No	1012 Mill Pond Lane	Greencastle	Putnam	IN	46135	Office	Medical	1	2015	N/A
2.117	Property	Heartland Dental Medical Office Portfolio - 621 Chatham Avenue	UBS AG	No	621 Chatham Avenue	Columbia	Richland	SC	29205	Office	Medical	1	1988	N/A
2.118	Property	Heartland Dental Medical Office Portfolio - 24940 South Tamiami Trail	UBS AG	No	24940 South Tamiami Trail	Bonita Springs	Lee	FL	34134	Office	Medical	1	1998	N/A
2.119	Property	Heartland Dental Medical Office Portfolio - 609 Front Street	UBS AG	No	609 Front Street	Celebration	Osceola	FL	34747	Office	Medical	1	2000	N/A
2.120	Property	Heartland Dental Medical Office Portfolio - 6190 LBJ Freeway	UBS AG	No	6190 LBJ Freeway	Dallas	Dallas	TX	75240	Office	Medical	1	2004	N/A
2.121	Property	Heartland Dental Medical Office Portfolio - 3417 Schofield Avenue	UBS AG	No	3417 Schofield Avenue	Weston	St. Clair	WI	54476	Office	Medical	1	1994	N/A
2.122	Property	Heartland Dental Medical Office Portfolio - 330 Park Place	UBS AG	No	330 Park Place	Mishawaka	St. Joseph	IN	46545	Office	Medical	1	2003	N/A
2.123	Property	Heartland Dental Medical Office Portfolio - 1490 North Green Mount Road	UBS AG	No	1490 North Green Mount Road	O’Fallon	St. Clair	IL	62269	Office	Medical	1	2003	N/A
2.124	Property	Heartland Dental Medical Office Portfolio - 213 Main Street	UBS AG	No	213 Main Street	Blythewood	Richland	SC	29016	Office	Medical	1	2004	N/A
2.125	Property	Heartland Dental Medical Office Portfolio - 11119 Hearth Road	UBS AG	No	11119 Hearth Road	Spring Hill	Hernando	FL	34608	Office	Medical	1	1990	N/A
2.126	Property	Heartland Dental Medical Office Portfolio - 2362 West Boulevard Street	UBS AG	No	2362 West Boulevard Street	Kokomo	Howard	IN	46902	Office	Medical	1	2002	N/A
2.127	Property	Heartland Dental Medical Office Portfolio - 2812 East Main Street	UBS AG	No	2812 East Main Street	Merrill	Lincoln	WI	54452	Office	Medical	1	2005	N/A
2.128	Property	Heartland Dental Medical Office Portfolio - 1202 South Broad Street	UBS AG	No	1202 South Broad Street	Scottsboro	Jackson	AL	35768	Office	Medical	1	1997	N/A
2.129	Property	Heartland Dental Medical Office Portfolio - 8790 Walnut Grove Road	UBS AG	No	8790 Walnut Grove Road	Cordova	Shelby	TN	38018	Office	Medical	1	2001	N/A
2.130	Property	Heartland Dental Medical Office Portfolio - 10708 East State Road 64	UBS AG	No	10708 East State Road 64	Bradenton	Manatee	FL	34212	Office	Medical	1	2006	2013
2.131	Property	Heartland Dental Medical Office Portfolio - 2184 FM 3009	UBS AG	No	2184 FM 3009	Schertz	Guadalupe	TX	78154	Office	Medical	1	2013	N/A
2.132	Property	Heartland Dental Medical Office Portfolio - 2210 Boiling Springs Road	UBS AG	No	2210 Boiling Springs Road	Boiling Springs	Spartanburg	SC	29316	Office	Medical	1	1996	2012
2.133	Property	Heartland Dental Medical Office Portfolio - 3105 Kirby Whitten Road	UBS AG	No	3105 Kirby Whitten Road	Bartlett	Shelby	TN	38134	Office	Medical	1	1997	N/A
2.134	Property	Heartland Dental Medical Office Portfolio - 716 32nd Street South	UBS AG	No	716 32nd Street South	Birmingham	Jefferson	AL	35233	Office	Medical	1	1985	N/A
2.135	Property	Heartland Dental Medical Office Portfolio - 1010 West U.S. Route 6	UBS AG	No	1010 West U.S. Route 6	Morris	Grundy	IL	60450	Office	Medical	1	2010	N/A
2.136	Property	Heartland Dental Medical Office Portfolio - 935 West Exchange Parkway	UBS AG	No	935 West Exchange Parkway	Allen	Collin	TX	75013	Office	Medical	1	2008	N/A
2.137	Property	Heartland Dental Medical Office Portfolio - 3608 Jeffco Boulevard	UBS AG	No	3608 Jeffco Boulevard	Arnold	Jefferson	MO	63010	Office	Medical	1	2005	N/A
2.138	Property	Heartland Dental Medical Office Portfolio - 998 Williford Court	UBS AG	No	998 Williford Court	Spring Hill	Williamson	TN	37174	Office	Medical	1	2008	N/A
2.139	Property	Heartland Dental Medical Office Portfolio - 4405 Highway 17	UBS AG	No	4405 Highway 17	Murrells Inlet	Georgetown	SC	29576	Office	Medical	1	1997	2018
2.140	Property	Heartland Dental Medical Office Portfolio - 3003 Twin Rivers Drive	UBS AG	No	3003 Twin Rivers Drive	Arkadelphia	Clark	AR	71923	Office	Medical	1	2003	N/A
2.141	Property	Heartland Dental Medical Office Portfolio - 12260 Tamiami Trail East	UBS AG	No	12260 Tamiami Trail East	Naples	Collier	FL	34113	Office	Medical	1	2004	N/A
2.142	Property	Heartland Dental Medical Office Portfolio - 1405 South 25th Street	UBS AG	No	1405 South 25th Street	Fort Pierce	St. Lucie	FL	34947	Office	Medical	1	1998	N/A
2.143	Property	Heartland Dental Medical Office Portfolio - 12605 Troxler Avenue	UBS AG	No	12605 Troxler Avenue	Highland	Madison	IL	62249	Office	Medical	1	2013	N/A
2.144	Property	Heartland Dental Medical Office Portfolio - 122 Stone Trace Drive	UBS AG	No	122 Stone Trace Drive	Mount Sterling	Montgomery	KY	40353	Office	Medical	1	2008	N/A
2.145	Property	Heartland Dental Medical Office Portfolio - 4455 Florida National Drive	UBS AG	No	4455 Florida National Drive	Lakeland	Polk	FL	33813	Office	Medical	1	2000	N/A
2.146	Property	Heartland Dental Medical Office Portfolio - 3645 North Council Road	UBS AG	No	3645 North Council Road	Bethany	Oklahoma	OK	73008	Office	Medical	1	1996	N/A
2.147	Property	Heartland Dental Medical Office Portfolio - 9305 Market Square Drive	UBS AG	No	9305 Market Square Drive	Streetsboro	Portage	OH	44241	Office	Medical	1	2003	N/A
2.148	Property	Heartland Dental Medical Office Portfolio - 3420 Bayside Lakes Boulevard Southeast	UBS AG	No	3420 Bayside Lakes Boulevard Southeast	Palm Bay	Brevard	FL	32909	Office	Medical	1	2007	N/A
2.149	Property	Heartland Dental Medical Office Portfolio - 309 West Ogden Avenue	UBS AG	No	309 West Ogden Avenue	Naperville	DuPage	IL	60563	Office	Medical	1	2009	N/A
2.150	Property	Heartland Dental Medical Office Portfolio - 456 University Boulevard North	UBS AG	No	456 University Boulevard North	Jacksonville	Duval	FL	32211	Office	Medical	1	1968	2016
2.151	Property	Heartland Dental Medical Office Portfolio - 1316 McMillan Street	UBS AG	No	1316 McMillan Street	Worthington	Nobles	MN	56187	Office	Medical	1	2000	N/A
2.152	Property	Heartland Dental Medical Office Portfolio - 6233 Veterans Parkway	UBS AG	No	6233 Veterans Parkway	Columbus	Muscogee	GA	31909	Office	Medical	1	1983	N/A
2.153	Property	Heartland Dental Medical Office Portfolio - 116 Calumet Center Road	UBS AG	No	116 Calumet Center Road	LaGrange	Troup	GA	30241	Office	Medical	1	2000	N/A
2.154	Property	Heartland Dental Medical Office Portfolio - 828 South Main Street	UBS AG	No	828 South Main Street	London	Laurel	KY	40741	Office	Medical	1	1986	N/A
2.155	Property	Heartland Dental Medical Office Portfolio - 7200 Red Hawk Court	UBS AG	No	7200 Red Hawk Court	Fort Worth	Tarrant	TX	76132	Office	Medical	1	1997	N/A
2.156	Property	Heartland Dental Medical Office Portfolio - 303 Ashby Park Lane	UBS AG	No	303 Ashby Park Lane	Greenville	Greenville	SC	29607	Office	Medical	1	2006	N/A
2.157	Property	Heartland Dental Medical Office Portfolio - 3106 Professional Plaza	UBS AG	No	3106 Professional Plaza	Germantown	Shelby	TN	38138	Office	Medical	1	1999	N/A
2.158	Property	Heartland Dental Medical Office Portfolio - 1950 Chesley Drive	UBS AG	No	1950 Chesley Drive	Sterling Heights	Macomb	MI	48310	Office	Medical	1	1999	N/A
2.159	Property	Heartland Dental Medical Office Portfolio - 104 South Houston Road	UBS AG	No	104 South Houston Road	Warner Robins	Houston	GA	31088	Office	Medical	1	1976	N/A

A-1-2

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Mortgage Loan Seller(1)	Cross-Collateralized and Cross-Defaulted	Address	City	County	State	Zip Code	General Property Type	Specific Property Type	Number of Properties	Year Built	Year Renovated
2.160	Property	Heartland Dental Medical Office Portfolio - 103 East Tatum Avenue	UBS AG	No	103 East Tatum Avenue	McColl	Malboro	SC	29570	Office	Medical	1	1995	2015
2.161	Property	Heartland Dental Medical Office Portfolio - 165 Juniper Circle	UBS AG	No	165 Juniper Circle	Brunswick	Glynn	GA	31520	Office	Medical	1	2008	N/A
2.162	Property	Heartland Dental Medical Office Portfolio - 135 East Broadway Street	UBS AG	No	135 East Broadway Street	Sand Springs	Tulsa	OK	74063	Office	Medical	1	1947	N/A
2.163	Property	Heartland Dental Medical Office Portfolio - 9360 Two Notch Road	UBS AG	No	9360 Two Notch Road	Columbia	Richland	SC	29223	Office	Medical	1	1979	N/A
2.164	Property	Heartland Dental Medical Office Portfolio - 12988 Georgia Highway 9	UBS AG	No	12988 Georgia Highway 9	Milton	Fulton	GA	30004	Office	Medical	1	2015	N/A
2.165	Property	Heartland Dental Medical Office Portfolio - 5 Jannell Court	UBS AG	No	5 Jannell Court	Epping	Rockingham	NH	03042	Office	Medical	1	2006	N/A
2.166	Property	Heartland Dental Medical Office Portfolio - 1617 East Main Street	UBS AG	No	1617 East Main Street	Easley	Pickens	SC	29640	Office	Medical	1	1977	N/A
2.167	Property	Heartland Dental Medical Office Portfolio - 2116 Vista Oeste North West, Unit 202	UBS AG	No	2116 Vista Oeste North West, Unit 202	Albuquerque	Bernalillo	NM	87120	Office	Medical	1	2008	N/A
2.168	Property	Heartland Dental Medical Office Portfolio - 50 South Kyrene Road, Suite 5	UBS AG	No	50 South Kyrene Road, Suite 5	Chandler	Maricopa	AZ	85226	Office	Medical	1	2007	N/A
2.169	Property	Heartland Dental Medical Office Portfolio - 101 Rice Bent Way Suite 4	UBS AG	No	101 Rice Bent Way Suite 4	Columbia	Richland	SC	29205	Office	Medical	1	2006	N/A
3	Loan	Saint Louis Galleria	SG	No	1155 Saint Louis Galleria	St. Louis	St. Louis	MO	63117	Retail	Super Regional Mall	1	1986	2011
4	Loan	Staples Strategic Industrial	GACC	No	Various	Various	Various	Various	Various	Industrial	Warehouse/Distribution	8	Various	Various
4.01	Property	Staples - Hagerstown, MD	GACC	No	11540 Hopewell Road	Hagerstown	Washington	MD	21740	Industrial	Warehouse/Distribution	1	1996	2005
4.02	Property	Staples - Montgomery, NY	GACC	No	100 Hadden Drive	Montgomery	Orange	NY	12549	Industrial	Warehouse/Distribution	1	1985	2001
4.03	Property	Staples - Terre Haute, IN	GACC	No	700 East Industrial Drive	Terre Haute	Vigo	IN	47802	Industrial	Warehouse/Distribution	1	2000	2006
4.04	Property	Staples - London, OH	GACC	No	500 East High Street	London	Madison	OH	43140	Industrial	Warehouse/Distribution	1	2001	N/A
4.05	Property	Staples - Beloit, WI	GACC	No	3140 Colley Road	Beloit	Rock	WI	53511	Industrial	Warehouse/Distribution	1	2006	N/A
4.06	Property	Staples - Dayville, CT	GACC	No	155 Tracy Road	Killingly	Windham	CT	06241	Industrial	Warehouse/Distribution	1	1997	N/A
4.07	Property	Staples - Arden Hills, MN	GACC	No	1233 County Road East West	Arden Hills	Ramsey	MN	55112	Industrial	Warehouse/Distribution	1	1969	N/A
4.08	Property	Staples - Putnam, CT	GACC	No	15 Ridge Road	Putnam	Windham	CT	06260	Industrial	Warehouse/Distribution	1	1988	N/A
5	Loan	CBBC Industrial Portfolio	GACC	No	Various	Various	Various	Various	Various	Industrial	Cold Storage/Distribution	4	Various	Various
5.01	Property	CBBC - Dallas, TX	GACC	No	5150 Pulaski Street	Dallas	Dallas	TX	75247	Industrial	Cold Storage/Distribution	1	1965/1978	2015
5.02	Property	CBBC - Winter Haven, FL	GACC	No	621 Snively Avenue	Winter Haven	Polk	FL	33880	Industrial	Cold Storage/Distribution	1	1950-2001	2017
5.03	Property	CBBC - Lakeland, FL	GACC	No	330 North Ingraham Avenue	Lakeland	Polk	FL	33801	Industrial	Cold Storage/Distribution	1	1957-1996	2017
5.04	Property	CBBC - Houston, TX	GACC	No	1190 West Loop North	Houston	Harris	TX	77055	Industrial	Cold Storage/Distribution	1	1965/2000	2007
6	Loan	435 Tasso Street	UBS AG	No	435 Tasso Street	Palo Alto	Santa Clara	CA	94301	Office	CBD	1	1984	N/A
7	Loan	Pier 1 Imports Headquarters	Natixis	No	100 Pier 1 Place	Fort Worth	Tarrant	TX	76102	Office	CBD	1	2004	N/A
8	Loan	Princeton Marriott at Forrestal	UBS AG	No	100 College Road East	Princeton	Middlesex	NJ	08540	Hospitality	Full Service	1	1982	2017; 2018
9	Loan	McCreless Market	CIBC	No	4130 South New Braunfels Avenue	San Antonio	Bexar	TX	78223	Retail	Anchored	1	1994, 2008, 2017, 2018	N/A
10	Loan	Woodbury & Cyrene	GACC	No	Various	Olympia	Thurston	WA	98502	Multifamily	Garden	2	Various	N/A
10.01	Property	Woodbury Crossing	GACC	No	530 Greenwood Drive Southwest	Olympia	Thurston	WA	98502	Multifamily	Garden	1	2017-2018	N/A
10.02	Property	Cyrene Duplexes	GACC	No	2602-2624 Tranquil Avenue Northwest, 1500 Cyrene Drive Southwest, 2603-2621 Halcyon Avenue Northwest, 2600-2620 Halcyon Drive Northwest	Olympia	Thurston	WA	98502	Multifamily	Garden	1	2016	N/A
11	Loan	16300 Roscoe Blvd	UBS AG	No	16300-16380 Roscoe Boulevard	Van Nuys	Los Angeles	CA	91406	Office	Suburban	1	1956 & 1985	N/A
12	Loan	Warren Hospitality Portfolio	UBS AG	No	Various	Warren	Macomb	MI	Various	Hospitality	Various	2	Various	Various
12.01	Property	Holiday Inn & Suites - Warren	UBS AG	No	30000 Van Dyke Avenue	Warren	Macomb	MI	48093	Hospitality	Full Service	1	1988	2015
12.02	Property	Holiday Inn Express - Warren	UBS AG	No	11500 East 11 Mile Road	Warren	Macomb	MI	48089	Hospitality	Limited Service	1	1986	2016
13	Loan	Best Western Premier Tides Hotel - Orange Beach	UBS AG	No	26032 Perdido Beach Boulevard	Orange Beach	Baldwin	AL	36561	Hospitality	Limited Service	1	2016	N/A
14	Loan	Regency Properties Portfolio	UBS AG	No	Various	Various	Various	Various	Various	Retail	Various	7	Various	Various
14.01	Property	Vernal Towne Center	UBS AG	No	2000 West Highway 40	Vernal	Uintah	UT	84078	Retail	Anchored	1	2014	N/A
14.02	Property	Monticello Marketplace	UBS AG	No	900 North Main Street	Monticello	White	IN	47960	Retail	Anchored	1	1979, 2003 & 2008	N/A
14.03	Property	Columbia Square	UBS AG	No	621 Countryside Drive	Columbia City	Whitley	IN	46725	Retail	Anchored	1	1981 & 2012	N/A
14.04	Property	Wabash Crossings East	UBS AG	No	1611 North Cass Street	Wabash	Wabash	IN	46992	Retail	Shadow Anchored	1	2008	N/A
14.05	Property	Granville Corners	UBS AG	No	608 Granville Street	Oxford	Granville	NC	27565	Retail	Anchored	1	1990	2016
14.06	Property	Tarpon Heights	UBS AG	No	16245-16273 East Main Street	Cut Off	Lafourche	LA	70345	Retail	Anchored	1	1982	N/A
14.07	Property	Raceway Mall	UBS AG	No	809 Rock Island Way	Knoxville	Marion	IA	50138	Retail	Anchored	1	1988	N/A
15	Loan	Homewood Suites Columbia/Laurel	RMF	No	7531 Montpelier Road	Laurel	Howard	MD	20723	Hospitality	Extended Stay	1	2015	N/A
16	Loan	Food Lion Portfolio	RMF	No	Various	Various	Various	Various	Various	Retail	Anchored	5	Various	Various
16.01	Property	Crowfield Plaza	RMF	No	650 College Park Road	Goose Creek	Berkeley	SC	29445	Retail	Anchored	1	1992	N/A
16.02	Property	Tyler Square	RMF	No	1200 Tyler Avenue	Radford	Radford City	VA	24141	Retail	Anchored	1	1987	N/A
16.03	Property	Hollins Plantation Plaza	RMF	No	4812 Hollins Road	Roanoke	Roanoke	VA	24019	Retail	Anchored	1	1986	N/A
16.04	Property	Dorchester Crossing	RMF	No	7550 Dorchester Road	North Charleston	Charleston	SC	29418	Retail	Anchored	1	1985	1998
16.05	Property	Wildwood Plaza	RMF	No	36-50 Wildwood Road	Salem	Salem City	VA	24014	Retail	Anchored	1	1985	1994
17	Loan	Central City Industrial Park	CIBC	No	5301-5425 Polk Street	Houston	Harris	TX	77023	Industrial	Flex	1	1953-1981	2017
18	Loan	Nebraska Crossing	SG	No	21209-21417 Nebraska Crossing Drive	Gretna	Sarpy	NE	68028	Retail	Outlet Center	1	2013	N/A
19	Loan	345 Flats	UBS AG	No	345 South Depeyster Street	Kent	Portage	OH	44240	Multifamily	Student Housing	1	2016	N/A
20	Loan	Main Street Commons	UBS AG	No	3539-3689 East Main Street and 224 South Kirk Road	St. Charles	Kane	IL	60174	Retail	Anchored	1	2000	N/A
21	Loan	Stop & Shop Manchester	CIBC	No	286 Broad Street	Manchester	Hartford	CT	06040	Retail	Single Tenant	1	1992	2018
22	Loan	Five Points Plaza	SG	No	40 Marietta Street	Atlanta	Fulton	GA	30303	Office	CBD	1	1964	1999
23	Loan	Marina Gardens	GACC	No	129-137 Canal Street	San Rafael	Marin	CA	94901	Multifamily	Garden	1	1962	N/A
24	Loan	Clevelander South Beach	UBS AG	No	1020 Ocean Drive	Miami Beach	Miami-Dade	FL	33139	Hospitality	Full Service	1	1938, 2009	2013-2017
25	Loan	Christiana Mall	SG	No	132 Christiana Mall	Newark	New Castle	DE	19702	Retail	Super Regional Mall	1	1978	2014
26	Loan	Ellsworth Place	RMF	No	8661 Colesville Road; 8645 Colesville Road	Silver Spring	Montgomery	MD	20910	Retail	Anchored	1	1947	2014-2015
27	Loan	Feather River Crossing	UBS AG	No	355 Oro Dam Boulevard	Oroville	Butte	CA	95965	Retail	Anchored	1	1991	2018
28	Loan	Hilton Garden Inn - Killeen, TX	SG	No	2704 O.W. Curry Drive	Killeen	Bell	TX	76542	Hospitality	Select Service	1	2007	N/A
29	Loan	2246-2260 Jerome Avenue	Natixis	No	2246-2260 Jerome Avenue	Bronx	Bronx	NY	10453	Other	Office	1	1927	1968; 2018
30	Loan	Spanish Springs Shopping Center	UBS AG	No	222 Los Altos Parkway	Sparks	Washoe	NV	89436	Retail	Shadow Anchored	1	2006-2009	N/A
31	Loan	Liberty Square	SG	No	105-149 West Hendry Street	Hinesville	Liberty	GA	31313	Retail	Anchored	1	1976	2009
32	Loan	Nacogdoches Self Storage	CIBC	No	2903 South Street	Nacogdoches	Nacogdoches	TX	75964	Self Storage	Self Storage	1	1975, 1980, 1990, 1994	2017
33	Loan	Palm Coast Medical Center	UBS AG	No	57 Town Court	Palm Coast	Flagler	FL	32164	Office	Medical	1	2008	2018
34	Loan	Skyland Towne Center	RMF	No	1856 Hendersonville Road	Asheville	Buncombe	NC	28803	Retail	Anchored	1	1996	N/A
35	Loan	Best Western Plus Lake Lanier Hotel & Suites	UBS AG	No	4535 Oakwood Road	Oakwood	Hall	GA	30566	Hospitality	Limited Service	1	1997	2016-2017
36	Loan	Hampton Inn - Derby	UBS AG	No	1701 East Cambridge Street	Derby	Sedgwick	KS	67037	Hospitality	Limited Service	1	2009	N/A
37	Loan	Marion Plaza	UBS AG	No	1571 North Main Street	Marion	Smyth	VA	24354	Retail	Anchored	1	1971	2017
38	Loan	ExchangeRight Net Leased Portfolio 24	SG	No	Various	Various	Various	Various	Various	Various	Various	24	Various	N/A
38.01	Property	BioLife Plasma Services L.P. - West Des Moines, IA	SG	No	6380 Village View Drive	West Des Moines	Dallas	IA	50266	Office	Medical	1	2016	N/A
38.02	Property	BioLife Plasma Services L.P. - Mt. Juliet, TN	SG	No	540 Pleasant Grove Road	Mount Juliet	Wilson	TN	37122	Office	Medical	1	2017	N/A
38.03	Property	Walgreens - Romeoville, IL	SG	No	347 North Independence Boulevard	Romeoville	Will	IL	60446	Retail	Single Tenant	1	2008	N/A
38.04	Property	Walgreens - Lawrenceville, GA	SG	No	2990 Five Forks Trickum Road	Lawrenceville	Gwinnett	GA	30044	Retail	Single Tenant	1	2000	N/A
38.05	Property	Pick ‘n Save - Wisconsin Rapids, WI	SG	No	900 East Riverview Expressway	Wisconsin Rapids	Wood	WI	54494	Retail	Single Tenant	1	1979	N/A
38.06	Property	Tractor Supply - Albuquerque, NM	SG	No	8100 2nd Street Northwest	Albuquerque	Bernalillo	NM	87114	Retail	Single Tenant	1	2018	N/A
38.07	Property	Walgreens - Sheboygan, WI	SG	No	3320 Business Drive	Sheboygan	Sheboygan	WI	53081	Retail	Single Tenant	1	2000	N/A
38.08	Property	Walgreens - Oswego, IL	SG	No	410 Chicago Road	Oswego	Kendall	IL	60543	Retail	Single Tenant	1	2000	N/A
38.09	Property	Walgreens - Waco, TX	SG	No	4100 Bosque Boulevard	Waco	McLennan	TX	76710	Retail	Single Tenant	1	1998	N/A
38.10	Property	Tractor Supply - Antioch, IL	SG	No	1325 Main Street	Antioch	Lake	IL	60002	Retail	Single Tenant	1	2018	N/A
38.11	Property	Walgreens - Austin, TX	SG	No	11810 Ranch Road 620 North	Cedar Park	Williamson	TX	78613	Retail	Single Tenant	1	1998	N/A
38.12	Property	Walgreens - Flower Mound, TX	SG	No	1101 Cross Timbers Road	Flower Mound	Denton	TX	75028	Retail	Single Tenant	1	1998	N/A
38.13	Property	Tractor Supply - Columbia Station, OH	SG	No	24100 Royalton Road	Columbia Station	Lorain	OH	44028	Retail	Single Tenant	1	2018	N/A
38.14	Property	Fresenius Medical Care - Brownsville, TX	SG	No	2600 North Coria Street	Brownsville	Cameron	TX	78520	Office	Medical	1	1992	N/A
38.15	Property	CVS Pharmacy - Peoria Heights, IL	SG	No	4521 North Prospect Road	Peoria Heights	Peoria	IL	61614	Retail	Single Tenant	1	1998	N/A
38.16	Property	Advance Auto Parts - Grayslake, IL	SG	No	995 East Belvidere Road	Grayslake	Lake	IL	60030	Retail	Single Tenant	1	2012	N/A
38.17	Property	Dollar General - Lancaster, PA	SG	No	3510 Marietta Avenue	Lancaster	Lancaster	PA	17601	Retail	Single Tenant	1	2017	N/A
38.18	Property	Sherwin Williams - Painesville, OH	SG	No	2035 Mentor Avenue	Painesville	Lake	OH	44077	Retail	Single Tenant	1	2018	N/A
38.19	Property	Dollar General - Herminie, PA	SG	No	205 Highland Avenue	Herminie	Westmoreland	PA	15637	Retail	Single Tenant	1	2018	N/A
38.20	Property	Dollar General - Tallahassee, FL	SG	No	4600 Crawfordville Road	Tallahassee	Leon	FL	32305	Retail	Single Tenant	1	2010	N/A
38.21	Property	Dollar General - Gibsonia, PA	SG	No	289 Oak Road	Gibsonia	Allegheny	PA	15044	Retail	Single Tenant	1	2018	N/A
38.22	Property	Dollar General - Mansfield, OH	SG	No	875 Woodville Road	Mansfield	Richland	OH	44907	Retail	Single Tenant	1	2018	N/A
38.23	Property	Advance Auto Parts - McDonough, GA	SG	No	250 Keys Ferry Street	McDonough	Henry	GA	30253	Retail	Single Tenant	1	1998	N/A
38.24	Property	Dollar Tree - Cleveland, OH	SG	No	12709 Bellaire Road	Cleveland	Cuyahoga	OH	44135	Retail	Single Tenant	1	2017	N/A
39	Loan	Sheets Self Storage	UBS AG	No	261 & 262 Hickory Street	Mount Airy	Surry	NC	27030	Self Storage	Self Storage	1	1974	N/A
40	Loan	Bradenton Health Park East	RMF	No	6020 State Road 70 East	Bradenton	Manatee	FL	34203	Office	Medical	1	1994	N/A
41	Loan	820 Industrial Road	CIBC	No	820 Industrial Road	Marshall	Calhoun	MI	49068	Industrial	Warehouse	1	1956, 1995	2008

A-1-3

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Number of Units(24)	Unit of Measure	Cut-off Date Balance Per Unit/SF(3)	Original Balance(3)	Cut-off Date Balance(3)(25)	% of Aggregate Cut-off Date Balance	Maturity Date or Anticipated Repayment Date	Maturity Balance(25)	ARD(31)	Final Maturity Date(31)	Origination Date	First Pay Date(30)	Payment Day	Gross Mortgage Rate	Total Administrative Fee	Net Mortgage Rate	ARD Rate(31)	Interest Accrual Method
1	Loan	Great Value Storage Portfolio	4,103,764	Sq. Ft.	27	55,000,000	55,000,000	8.5%	12/6/2023	55,000,000	No	N/A	11/30/2018	1/6/2019	6	4.139770%	0.016770%	4.123000%	N/A	Actual/360
1.01	Property	GVS - 6250 Westward Lane	124,772	Sq. Ft.		2,172,100	2,172,100	0.3%		2,172,100
1.02	Property	GVS - 9530 Skillman Street	119,935	Sq. Ft.		1,673,915	1,673,915	0.3%		1,673,915
1.03	Property	GVS - 10640 Hempstead Road	96,807	Sq. Ft.		1,275,360	1,275,360	0.2%		1,275,360
1.04	Property	GVS - 2202 North Market Street	83,060	Sq. Ft.		1,195,650	1,195,650	0.2%		1,195,650
1.05	Property	GVS - 4311 Samuell Boulevard	76,124	Sq. Ft.		1,434,785	1,434,785	0.2%		1,434,785
1.06	Property	GVS - 3380 North Post Road	72,914	Sq. Ft.		856,885	856,885	0.1%		856,885
1.07	Property	GVS - 1223, 1235, 1431, 1441, 1451, 1491, 1527, 1543 & 1559 North Nellis Boulevard	131,744	Sq. Ft.		1,713,775	1,713,775	0.3%		1,713,775
1.08	Property	GVS - 4901 South Freeway	78,742	Sq. Ft.		1,036,230	1,036,230	0.2%		1,036,230
1.09	Property	GVS - 15300 Kuykendahl Road	101,400	Sq. Ft.		1,016,305	1,016,305	0.2%		1,016,305
1.10	Property	GVS - 111 North Layfair Drive	83,150	Sq. Ft.		1,175,725	1,175,725	0.2%		1,175,725
1.11	Property	GVS - 1710 North Cunningham Avenue	80,884	Sq. Ft.		1,076,085	1,076,085	0.2%		1,076,085
1.12	Property	GVS - 9984 South Old State Road	74,987	Sq. Ft.		1,295,290	1,295,290	0.2%		1,295,290
1.13	Property	GVS - 5550 Antoine Drive	74,185	Sq. Ft.		916,665	916,665	0.1%		916,665
1.14	Property	GVS - 11702 Beechnut Street	101,160	Sq. Ft.		956,520	956,520	0.1%		956,520
1.15	Property	GVS - 435 Congress Park Drive	80,740	Sq. Ft.		1,175,725	1,175,725	0.2%		1,175,725
1.16	Property	GVS - 7200 Tussing Road	58,213	Sq. Ft.		697,465	697,465	0.1%		697,465
1.17	Property	GVS - 9951 Harwin Road	76,197	Sq. Ft.		1,016,305	1,016,305	0.2%		1,016,305
1.18	Property	GVS - 1330 Georgesville Road	65,290	Sq. Ft.		876,810	876,810	0.1%		876,810
1.19	Property	GVS - 2033 Oak Grove Road	76,755	Sq. Ft.		976,450	976,450	0.2%		976,450
1.20	Property	GVS - 920 Highway 80 East	62,175	Sq. Ft.		1,195,650	1,195,650	0.2%		1,195,650
1.21	Property	GVS - 1661 and 1670 West Government Street	76,450	Sq. Ft.		777,175	777,175	0.1%		777,175
1.22	Property	GVS - 123 South Meridian Road	66,150	Sq. Ft.		876,810	876,810	0.1%		876,810
1.23	Property	GVS - 613 North Freeway	142,714	Sq. Ft.		737,320	737,320	0.1%		737,320
1.24	Property	GVS - 5199 Westerville Road	65,585	Sq. Ft.		1,096,015	1,096,015	0.2%		1,096,015
1.25	Property	GVS - 14318 Highway 249	55,294	Sq. Ft.		697,465	697,465	0.1%		697,465
1.26	Property	GVS - 410 Gulf Freeway	56,000	Sq. Ft.		1,096,015	1,096,015	0.2%		1,096,015
1.27	Property	GVS - 7986 Southern Boulevard	65,695	Sq. Ft.		876,810	876,810	0.1%		876,810
1.28	Property	GVS - 8450 Cook Road	60,275	Sq. Ft.		777,175	777,175	0.1%		777,175
1.29	Property	GVS - 765 South Street	63,137	Sq. Ft.		1,135,870	1,135,870	0.2%		1,135,870
1.30	Property	GVS - 9600 Marion Ridge	70,000	Sq. Ft.		1,036,230	1,036,230	0.2%		1,036,230
1.31	Property	GVS - 580 East Dublin Granville Road	54,481	Sq. Ft.		896,740	896,740	0.1%		896,740
1.32	Property	GVS - 3951 Highway 78	59,550	Sq. Ft.		418,480	418,480	0.1%		418,480
1.33	Property	GVS - 10013 FM 620	30,300	Sq. Ft.		538,045	538,045	0.1%		538,045
1.34	Property	GVS - 9010 Emmett F Lowry Expressway	55,550	Sq. Ft.		1,375,000	1,375,000	0.2%		1,375,000
1.35	Property	GVS - 5301 Tamarack Circle East	49,921	Sq. Ft.		817,030	817,030	0.1%		817,030
1.36	Property	GVS - 7821 Taylor Road	87,860	Sq. Ft.		1,076,085	1,076,085	0.2%		1,076,085
1.37	Property	GVS - 10601 West Fairmont Parkway	45,050	Sq. Ft.		717,390	717,390	0.1%		717,390
1.38	Property	GVS - 1910 25th Avenue North	38,257	Sq. Ft.		697,465	697,465	0.1%		697,465
1.39	Property	GVS - 8501 North Springboro Pike	60,180	Sq. Ft.		657,610	657,610	0.1%		657,610
1.40	Property	GVS - 443 Laredo Street	42,190	Sq. Ft.		797,100	797,100	0.1%		797,100
1.41	Property	GVS - 13825 FM 306	58,695	Sq. Ft.		916,665	916,665	0.1%		916,665
1.42	Property	GVS - 2502 Bay Street	93,150	Sq. Ft.		1,076,085	1,076,085	0.2%		1,076,085
1.43	Property	GVS - 1151 East Expressway 83	46,000	Sq. Ft.		298,915	298,915	0.0%		298,915
1.44	Property	GVS - 3785 Shiloh Springs Road	48,349	Sq. Ft.		597,825	597,825	0.1%		597,825
1.45	Property	GVS - 1585 Lexington Avenue	41,402	Sq. Ft.		557,970	557,970	0.1%		557,970
1.46	Property	GVS - 8801 Boone Road	46,300	Sq. Ft.		418,480	418,480	0.1%		418,480
1.47	Property	GVS - 2150 Wirt Road	70,100	Sq. Ft.		856,885	856,885	0.1%		856,885
1.48	Property	GVS - 426 North Smithville Road	43,300	Sq. Ft.		518,115	518,115	0.1%		518,115
1.49	Property	GVS - 3412 Garth Road	39,150	Sq. Ft.		478,260	478,260	0.1%		478,260
1.50	Property	GVS - 8320 Alabonson Road	50,230	Sq. Ft.		538,045	538,045	0.1%		538,045
1.51	Property	GVS - 2407 South U.S. Highway 183	39,880	Sq. Ft.		518,115	518,115	0.1%		518,115
1.52	Property	GVS - 7273 Kearney Street and 6345 East 78th Avenue	61,330	Sq. Ft.		1,215,580	1,215,580	0.2%		1,215,580
1.53	Property	GVS - 4145 State Route 741	34,025	Sq. Ft.		617,755	617,755	0.1%		617,755
1.54	Property	GVS - 1961 Covington Pike	49,025	Sq. Ft.		597,825	597,825	0.1%		597,825
1.55	Property	GVS - 941 Fairmont Parkway	34,500	Sq. Ft.		458,335	458,335	0.1%		458,335
1.56	Property	GVS - 60 Westpark Road	43,500	Sq. Ft.		518,115	518,115	0.1%		518,115
1.57	Property	GVS - 16530 West Hardy Road	32,300	Sq. Ft.		358,695	358,695	0.1%		358,695
1.58	Property	GVS - 1594 Route 9G	27,725	Sq. Ft.		557,970	557,970	0.1%		557,970
1.59	Property	GVS - 5811 North Houston Rosslyn Road	63,400	Sq. Ft.		518,115	518,115	0.1%		518,115
1.60	Property	GVS - 632 Timkin Road	45,719	Sq. Ft.		458,335	458,335	0.1%		458,335
1.61	Property	GVS - 4806 Marie Lane	25,800	Sq. Ft.		358,695	358,695	0.1%		358,695
1.62	Property	GVS - 16905 Indian Chief Drive	29,390	Sq. Ft.		418,480	418,480	0.1%		418,480
1.63	Property	GVS - 7116 South IH-35 Frontage Road	13,700	Sq. Ft.		119,565	119,565	0.0%		119,565
1.64	Property	GVS - 4641 Production Drive	102,922	Sq. Ft.		1,195,650	1,195,650	0.2%		1,195,650
2	Loan	Heartland Dental Medical Office Portfolio	962,501	Sq. Ft.	187	55,000,000	54,942,030	8.5%	11/6/2028	46,227,735	No	N/A	10/26/2018	12/6/2018	6	5.700000%	0.016770%	5.683230%	N/A	Actual/360
2.001	Property	Heartland Dental Medical Office Portfolio - 1200 Network Centre Drive	84,190	Sq. Ft.		2,624,688	2,621,922	0.4%		2,206,062
2.002	Property	Heartland Dental Medical Office Portfolio - 9150 North East Barry Road	9,727	Sq. Ft.		908,094	907,137	0.1%		763,257
2.003	Property	Heartland Dental Medical Office Portfolio - 11925 Jones Bridge Road	14,860	Sq. Ft.		763,558	762,754	0.1%		641,774
2.004	Property	Heartland Dental Medical Office Portfolio - 200 Brevco Plaza	18,826	Sq. Ft.		745,035	744,250	0.1%		626,205
2.005	Property	Heartland Dental Medical Office Portfolio - 1760 West Virginia Street	10,300	Sq. Ft.		705,466	704,722	0.1%		592,947
2.006	Property	Heartland Dental Medical Office Portfolio - 117 St. Patrick’s Drive	6,699	Sq. Ft.		599,363	598,731	0.1%		503,767
2.007	Property	Heartland Dental Medical Office Portfolio - 1647 County Road 220	8,168	Sq. Ft.		588,640	588,020	0.1%		494,755
2.008	Property	Heartland Dental Medical Office Portfolio - 3500 East Highway 377	6,000	Sq. Ft.		558,206	557,617	0.1%		469,174
2.009	Property	Heartland Dental Medical Office Portfolio - 4112 North Belt Highway	6,000	Sq. Ft.		551,359	550,778	0.1%		463,420
2.010	Property	Heartland Dental Medical Office Portfolio - 3009 Winghaven Boulevard	8,200	Sq. Ft.		511,470	510,930	0.1%		429,892
2.011	Property	Heartland Dental Medical Office Portfolio - 2202 Althoff Drive	42,962	Sq. Ft.		503,687	503,156	0.1%		423,351
2.012	Property	Heartland Dental Medical Office Portfolio - 3820 Wabash Avenue	5,500	Sq. Ft.		490,740	490,223	0.1%		412,469
2.013	Property	Heartland Dental Medical Office Portfolio - 561 East Lincoln Highway	6,810	Sq. Ft.		475,456	474,955	0.1%		399,623
2.014	Property	Heartland Dental Medical Office Portfolio - 508 South 52nd Street	10,000	Sq. Ft.		467,530	467,038	0.1%		392,961
2.015	Property	Heartland Dental Medical Office Portfolio - 1025 Ashley Street	6,520	Sq. Ft.		467,366	466,873	0.1%		392,823
2.016	Property	Heartland Dental Medical Office Portfolio - 440 Erie Parkway	4,150	Sq. Ft.		463,420	462,931	0.1%		389,506
2.017	Property	Heartland Dental Medical Office Portfolio - 1381 Citrus Tower Boulevard	10,014	Sq. Ft.		460,836	460,350	0.1%		387,335
2.018	Property	Heartland Dental Medical Office Portfolio - 1751 Pleasant Road	6,738	Sq. Ft.		456,658	456,177	0.1%		383,823
2.019	Property	Heartland Dental Medical Office Portfolio - 9625 Lake Nona Village Place	4,878	Sq. Ft.		456,351	455,870	0.1%		383,565
2.020	Property	Heartland Dental Medical Office Portfolio - 615 Saint James Avenue	4,100	Sq. Ft.		453,453	452,975	0.1%		381,129
2.021	Property	Heartland Dental Medical Office Portfolio - 13816 Narcoossee Road	4,414	Sq. Ft.		449,422	448,948	0.1%		377,741
2.022	Property	Heartland Dental Medical Office Portfolio - 1695 Wells Road	5,500	Sq. Ft.		436,289	435,829	0.1%		366,702
2.023	Property	Heartland Dental Medical Office Portfolio - 4355 Suwanee Dam Road	11,850	Sq. Ft.		431,194	430,739	0.1%		362,420
2.024	Property	Heartland Dental Medical Office Portfolio - 7310 North Villa Drive	6,880	Sq. Ft.		425,167	424,719	0.1%		357,354
2.025	Property	Heartland Dental Medical Office Portfolio - 299A Indian Lake Boulevard	6,160	Sq. Ft.		424,765	424,317	0.1%		357,016
2.026	Property	Heartland Dental Medical Office Portfolio - 2455 East Main Street	6,464	Sq. Ft.		421,958	421,513	0.1%		354,658
2.027	Property	Heartland Dental Medical Office Portfolio - 630 East Markey Parkway	5,625	Sq. Ft.		414,088	413,651	0.1%		348,042
2.028	Property	Heartland Dental Medical Office Portfolio - 1613 East Pflugerville Parkway	3,883	Sq. Ft.		412,235	411,800	0.1%		346,485
2.029	Property	Heartland Dental Medical Office Portfolio - 782 Belle Terre Parkway	4,955	Sq. Ft.		409,115	408,683	0.1%		343,863
2.030	Property	Heartland Dental Medical Office Portfolio - 11890 Highway 707	4,386	Sq. Ft.		407,219	406,790	0.1%		342,270
2.031	Property	Heartland Dental Medical Office Portfolio - 7551 Osceola Polk Line Road	5,453	Sq. Ft.		403,313	402,888	0.1%		338,986
2.032	Property	Heartland Dental Medical Office Portfolio - 100 Piper Hill Drive	9,943	Sq. Ft.		403,155	402,730	0.1%		338,853
2.033	Property	Heartland Dental Medical Office Portfolio - 8624 Lee Vista Boulevard	5,275	Sq. Ft.		402,862	402,437	0.1%		338,607
2.034	Property	Heartland Dental Medical Office Portfolio - 149 Tuscan Way	4,108	Sq. Ft.		402,566	402,142	0.1%		338,359
2.035	Property	Heartland Dental Medical Office Portfolio - 2740 Prairie Crossing Drive	3,803	Sq. Ft.		398,154	397,735	0.1%		334,650
2.036	Property	Heartland Dental Medical Office Portfolio - 2066 Bruce B. Downs Boulevard	4,194	Sq. Ft.		396,640	396,222	0.1%		333,378
2.037	Property	Heartland Dental Medical Office Portfolio - 209 Latitude Lane	4,079	Sq. Ft.		393,727	393,312	0.1%		330,929
2.038	Property	Heartland Dental Medical Office Portfolio - 4608 South West College Road	5,114	Sq. Ft.		390,534	390,122	0.1%		328,245
2.039	Property	Heartland Dental Medical Office Portfolio - 1315 Bell Road	8,200	Sq. Ft.		390,476	390,064	0.1%		328,196
2.040	Property	Heartland Dental Medical Office Portfolio - 4237 U.S. Highway 1 South	4,000	Sq. Ft.		390,415	390,003	0.1%		328,145
2.041	Property	Heartland Dental Medical Office Portfolio - 1521 East Debbie Lane	5,028	Sq. Ft.		388,230	387,821	0.1%		326,309
2.042	Property	Heartland Dental Medical Office Portfolio - 3152 South Broadway	5,517	Sq. Ft.		386,389	385,982	0.1%		324,762
2.043	Property	Heartland Dental Medical Office Portfolio - 8701 South Garnett Road	7,107	Sq. Ft.		385,006	384,600	0.1%		323,599
2.044	Property	Heartland Dental Medical Office Portfolio - 450 South Weber Road	4,000	Sq. Ft.		383,437	383,033	0.1%		322,280
2.045	Property	Heartland Dental Medical Office Portfolio - 840 Nissan Drive	5,871	Sq. Ft.		383,065	382,661	0.1%		321,968

A-1-4

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Number of Units(24)	Unit of Measure	Cut-off Date Balance Per Unit/SF(3)	Original Balance(3)	Cut-off Date Balance(3)(25)	% of Aggregate Cut-off Date Balance	Maturity Date or Anticipated Repayment Date	Maturity Balance(25)	ARD(31)	Final Maturity Date(31)	Origination Date	First Pay Date(30)	Payment Day	Gross Mortgage Rate	Total Administrative Fee	Net Mortgage Rate	ARD Rate(31)	Interest Accrual Method
2.046	Property	Heartland Dental Medical Office Portfolio - 12222 Route 47	3,569	Sq. Ft.		378,339	377,940	0.1%		317,996
2.047	Property	Heartland Dental Medical Office Portfolio - 3415 Livernois Road	5,661	Sq. Ft.		376,106	375,709	0.1%		316,118
2.048	Property	Heartland Dental Medical Office Portfolio - 5309 Buffalo Gap Road	8,164	Sq. Ft.		375,895	375,499	0.1%		315,942
2.049	Property	Heartland Dental Medical Office Portfolio - 8190 Windfall Lane	8,400	Sq. Ft.		373,113	372,720	0.1%		313,603
2.050	Property	Heartland Dental Medical Office Portfolio - 2620 East Highway 50	5,129	Sq. Ft.		367,952	367,564	0.1%		309,265
2.051	Property	Heartland Dental Medical Office Portfolio - 10670 Southwest Tradition Square	4,000	Sq. Ft.		367,321	366,934	0.1%		308,735
2.052	Property	Heartland Dental Medical Office Portfolio - 4939 Courthouse Street	5,300	Sq. Ft.		367,254	366,867	0.1%		308,678
2.053	Property	Heartland Dental Medical Office Portfolio - 2301 Old Canoe Creek Road	5,050	Sq. Ft.		366,961	366,574	0.1%		308,432
2.054	Property	Heartland Dental Medical Office Portfolio - 507 North Hershey Road	7,690	Sq. Ft.		366,519	366,133	0.1%		308,061
2.055	Property	Heartland Dental Medical Office Portfolio - 242 Southwoods Center	6,790	Sq. Ft.		362,604	362,222	0.1%		304,770
2.056	Property	Heartland Dental Medical Office Portfolio - 3016 Columbia Avenue	4,371	Sq. Ft.		359,465	359,086	0.1%		302,132
2.057	Property	Heartland Dental Medical Office Portfolio - 4120 North 197th Avenue	4,000	Sq. Ft.		358,658	358,280	0.1%		301,453
2.058	Property	Heartland Dental Medical Office Portfolio - 13794 Beach Boulevard	4,929	Sq. Ft.		356,696	356,320	0.1%		299,804
2.059	Property	Heartland Dental Medical Office Portfolio - 3037 Southwest Port St. Lucie Boulevard	4,000	Sq. Ft.		356,409	356,033	0.1%		299,563
2.060	Property	Heartland Dental Medical Office Portfolio - 1840 Dekalb Avenue	6,225	Sq. Ft.		353,612	353,239	0.1%		297,212
2.061	Property	Heartland Dental Medical Office Portfolio - 9100 Highway 119	4,000	Sq. Ft.		352,801	352,430	0.1%		296,531
2.062	Property	Heartland Dental Medical Office Portfolio - 42 Market Square Road	7,305	Sq. Ft.		352,792	352,420	0.1%		296,523
2.063	Property	Heartland Dental Medical Office Portfolio - 2707 Sycamore Road	10,000	Sq. Ft.		352,594	352,223	0.1%		296,357
2.064	Property	Heartland Dental Medical Office Portfolio - 2014 Lime Kiln Road	5,756	Sq. Ft.		347,902	347,535	0.1%		292,413
2.065	Property	Heartland Dental Medical Office Portfolio - 103 Farabee Drive North	5,642	Sq. Ft.		347,240	346,874	0.1%		291,857
2.066	Property	Heartland Dental Medical Office Portfolio - 4999 North Tanner Road	4,063	Sq. Ft.		345,775	345,410	0.1%		290,625
2.067	Property	Heartland Dental Medical Office Portfolio - 674 Lake Joy Road	4,000	Sq. Ft.		344,906	344,543	0.1%		289,895
2.068	Property	Heartland Dental Medical Office Portfolio - 1828 IN-44	6,644	Sq. Ft.		344,583	344,220	0.1%		289,624
2.069	Property	Heartland Dental Medical Office Portfolio - 2950 South Rutherford Boulevard	4,769	Sq. Ft.		343,587	343,225	0.1%		288,786
2.070	Property	Heartland Dental Medical Office Portfolio - 545 East Hunt Highway	4,000	Sq. Ft.		342,764	342,403	0.1%		288,095
2.071	Property	Heartland Dental Medical Office Portfolio - 17810 Pierce Plaza	4,798	Sq. Ft.		341,814	341,453	0.1%		287,296
2.072	Property	Heartland Dental Medical Office Portfolio - 5445 South Williamson Boulevard	3,215	Sq. Ft.		340,397	340,038	0.1%		286,105
2.073	Property	Heartland Dental Medical Office Portfolio - 780 East-West Connector South West	5,989	Sq. Ft.		338,550	338,193	0.1%		284,553
2.074	Property	Heartland Dental Medical Office Portfolio - 16620 West 159th Street	3,569	Sq. Ft.		338,072	337,715	0.1%		284,151
2.075	Property	Heartland Dental Medical Office Portfolio - 13851 North US Highway 441	4,227	Sq. Ft.		337,453	337,098	0.1%		283,631
2.076	Property	Heartland Dental Medical Office Portfolio - 3120 Mahan Drive	4,195	Sq. Ft.		334,705	334,352	0.1%		281,321
2.077	Property	Heartland Dental Medical Office Portfolio - 2000 Veterans Memorial Parkway South	4,000	Sq. Ft.		332,410	332,060	0.1%		279,392
2.078	Property	Heartland Dental Medical Office Portfolio - 1402 U.S. Route 12	4,135	Sq. Ft.		328,205	327,859	0.1%		275,858
2.079	Property	Heartland Dental Medical Office Portfolio - 1776 Blanding Boulevard	4,108	Sq. Ft.		327,541	327,196	0.1%		275,300
2.080	Property	Heartland Dental Medical Office Portfolio - 3012 Anchor Drive	5,493	Sq. Ft.		325,021	324,678	0.1%		273,182
2.081	Property	Heartland Dental Medical Office Portfolio - 1715 West Main Street	5,000	Sq. Ft.		324,174	323,832	0.1%		272,470
2.082	Property	Heartland Dental Medical Office Portfolio - 10389 Big Bend Road	3,830	Sq. Ft.		323,903	323,561	0.1%		272,242
2.083	Property	Heartland Dental Medical Office Portfolio - 7103 Whitestown Parkway	4,100	Sq. Ft.		323,817	323,476	0.1%		272,170
2.084	Property	Heartland Dental Medical Office Portfolio - 2751 Fountain Place	6,590	Sq. Ft.		323,434	323,093	0.0%		271,847
2.085	Property	Heartland Dental Medical Office Portfolio - 2030 Crossing Circle	3,300	Sq. Ft.		323,293	322,953	0.0%		271,729
2.086	Property	Heartland Dental Medical Office Portfolio - 13101 East 96th Street North	4,100	Sq. Ft.		321,532	321,193	0.0%		270,249
2.087	Property	Heartland Dental Medical Office Portfolio - 692 Essington Road	6,030	Sq. Ft.		319,932	319,595	0.0%		268,905
2.088	Property	Heartland Dental Medical Office Portfolio - 240 Blossom Park Drive	6,240	Sq. Ft.		316,078	315,745	0.0%		265,665
2.089	Property	Heartland Dental Medical Office Portfolio - 6005 Watson Boulevard	5,000	Sq. Ft.		315,776	315,443	0.0%		265,411
2.090	Property	Heartland Dental Medical Office Portfolio - 3237 Sixes Road	4,465	Sq. Ft.		313,424	313,093	0.0%		263,434
2.091	Property	Heartland Dental Medical Office Portfolio - 4030 Winder Highway	4,079	Sq. Ft.		312,909	312,579	0.0%		263,001
2.092	Property	Heartland Dental Medical Office Portfolio - 8605 East State Road 70	4,275	Sq. Ft.		312,830	312,500	0.0%		262,935
2.093	Property	Heartland Dental Medical Office Portfolio - 540 West Walnut Street	7,472	Sq. Ft.		305,824	305,502	0.0%		257,047
2.094	Property	Heartland Dental Medical Office Portfolio - 5630 Plank Road	4,829	Sq. Ft.		304,011	303,691	0.0%		255,523
2.095	Property	Heartland Dental Medical Office Portfolio - 10505 Lima Road	5,090	Sq. Ft.		301,333	301,015	0.0%		253,272
2.096	Property	Heartland Dental Medical Office Portfolio - 7485 Vanderbilt Beach Boulevard	3,849	Sq. Ft.		300,748	300,431	0.0%		252,780
2.097	Property	Heartland Dental Medical Office Portfolio - 2701 South Koke Mill Road	5,857	Sq. Ft.		296,351	296,039	0.0%		249,084
2.098	Property	Heartland Dental Medical Office Portfolio - 22329 Greenview Parkway	3,840	Sq. Ft.		290,827	290,520	0.0%		244,441
2.099	Property	Heartland Dental Medical Office Portfolio - 25000 Bernwood Drive	4,213	Sq. Ft.		281,551	281,254	0.0%		236,645
2.100	Property	Heartland Dental Medical Office Portfolio - 3500 Clemson Boulevard	2,815	Sq. Ft.		275,649	275,358	0.0%		231,684
2.101	Property	Heartland Dental Medical Office Portfolio - 2222 Highway 540A East	4,596	Sq. Ft.		274,214	273,925	0.0%		230,478
2.102	Property	Heartland Dental Medical Office Portfolio - 1055 Pine Log Road	3,769	Sq. Ft.		273,693	273,404	0.0%		230,040
2.103	Property	Heartland Dental Medical Office Portfolio - 4315 North Holland Sylvania Road	3,948	Sq. Ft.		273,221	272,933	0.0%		229,643
2.104	Property	Heartland Dental Medical Office Portfolio - 21300 Town Commons Drive	3,820	Sq. Ft.		273,001	272,713	0.0%		229,459
2.105	Property	Heartland Dental Medical Office Portfolio - 1905 Convenience Place	3,770	Sq. Ft.		272,901	272,613	0.0%		229,374
2.106	Property	Heartland Dental Medical Office Portfolio - 3308 Platt Springs Road	5,880	Sq. Ft.		271,045	270,759	0.0%		227,814
2.107	Property	Heartland Dental Medical Office Portfolio - 132 Milestone Way	4,700	Sq. Ft.		267,099	266,817	0.0%		224,498
2.108	Property	Heartland Dental Medical Office Portfolio - 1429 Chester Boulevard	3,920	Sq. Ft.		265,091	264,811	0.0%		222,810
2.109	Property	Heartland Dental Medical Office Portfolio - 1339 North Sumter Boulevard	5,257	Sq. Ft.		262,385	262,108	0.0%		220,536
2.110	Property	Heartland Dental Medical Office Portfolio - 1536 Farm to Market 359 Road	4,900	Sq. Ft.		262,291	262,014	0.0%		220,456
2.111	Property	Heartland Dental Medical Office Portfolio - 3585 North 168th Court	3,269	Sq. Ft.		257,802	257,531	0.0%		216,684
2.112	Property	Heartland Dental Medical Office Portfolio - 1980 U.S. Highway 1 South	4,952	Sq. Ft.		254,810	254,541	0.0%		214,169
2.113	Property	Heartland Dental Medical Office Portfolio - 13328 Metcalf Avenue	4,207	Sq. Ft.		248,122	247,860	0.0%		208,547
2.114	Property	Heartland Dental Medical Office Portfolio - 826 West Lincoln Avenue	4,690	Sq. Ft.		247,466	247,206	0.0%		207,997
2.115	Property	Heartland Dental Medical Office Portfolio - 1515 West 45th Avenue	5,000	Sq. Ft.		242,366	242,110	0.0%		203,709
2.116	Property	Heartland Dental Medical Office Portfolio - 1012 Mill Pond Lane	5,231	Sq. Ft.		238,572	238,321	0.0%		200,521
2.117	Property	Heartland Dental Medical Office Portfolio - 621 Chatham Avenue	6,600	Sq. Ft.		233,627	233,380	0.0%		196,364
2.118	Property	Heartland Dental Medical Office Portfolio - 24940 South Tamiami Trail	3,675	Sq. Ft.		231,317	231,073	0.0%		194,423
2.119	Property	Heartland Dental Medical Office Portfolio - 609 Front Street	3,419	Sq. Ft.		229,065	228,824	0.0%		192,530
2.120	Property	Heartland Dental Medical Office Portfolio - 6190 LBJ Freeway	3,500	Sq. Ft.		225,930	225,692	0.0%		189,895
2.121	Property	Heartland Dental Medical Office Portfolio - 3417 Schofield Avenue	4,535	Sq. Ft.		221,828	221,594	0.0%		186,448
2.122	Property	Heartland Dental Medical Office Portfolio - 330 Park Place	3,800	Sq. Ft.		221,283	221,050	0.0%		185,989
2.123	Property	Heartland Dental Medical Office Portfolio - 1490 North Green Mount Road	4,000	Sq. Ft.		217,584	217,354	0.0%		182,880
2.124	Property	Heartland Dental Medical Office Portfolio - 213 Main Street	3,286	Sq. Ft.		213,921	213,696	0.0%		179,802
2.125	Property	Heartland Dental Medical Office Portfolio - 11119 Hearth Road	4,375	Sq. Ft.		213,906	213,680	0.0%		179,789
2.126	Property	Heartland Dental Medical Office Portfolio - 2362 West Boulevard Street	3,920	Sq. Ft.		211,733	211,510	0.0%		177,963
2.127	Property	Heartland Dental Medical Office Portfolio - 2812 East Main Street	4,875	Sq. Ft.		211,163	210,941	0.0%		177,484
2.128	Property	Heartland Dental Medical Office Portfolio - 1202 South Broad Street	4,600	Sq. Ft.		211,035	210,813	0.0%		177,376
2.129	Property	Heartland Dental Medical Office Portfolio - 8790 Walnut Grove Road	3,697	Sq. Ft.		210,521	210,299	0.0%		176,943
2.130	Property	Heartland Dental Medical Office Portfolio - 10708 East State Road 64	3,818	Sq. Ft.		208,637	208,418	0.0%		175,361
2.131	Property	Heartland Dental Medical Office Portfolio - 2184 FM 3009	3,404	Sq. Ft.		208,583	208,363	0.0%		175,315
2.132	Property	Heartland Dental Medical Office Portfolio - 2210 Boiling Springs Road	4,297	Sq. Ft.		206,252	206,034	0.0%		173,355
2.133	Property	Heartland Dental Medical Office Portfolio - 3105 Kirby Whitten Road	4,250	Sq. Ft.		205,776	205,559	0.0%		172,956
2.134	Property	Heartland Dental Medical Office Portfolio - 716 32nd Street South	4,700	Sq. Ft.		204,570	204,354	0.0%		171,942
2.135	Property	Heartland Dental Medical Office Portfolio - 1010 West U.S. Route 6	3,600	Sq. Ft.		197,625	197,417	0.0%		166,105
2.136	Property	Heartland Dental Medical Office Portfolio - 935 West Exchange Parkway	2,500	Sq. Ft.		190,620	190,419	0.0%		160,217
2.137	Property	Heartland Dental Medical Office Portfolio - 3608 Jeffco Boulevard	3,290	Sq. Ft.		190,078	189,877	0.0%		159,761
2.138	Property	Heartland Dental Medical Office Portfolio - 998 Williford Court	2,556	Sq. Ft.		190,071	189,871	0.0%		159,756
2.139	Property	Heartland Dental Medical Office Portfolio - 4405 Highway 17	4,080	Sq. Ft.		189,148	188,949	0.0%		158,980
2.140	Property	Heartland Dental Medical Office Portfolio - 3003 Twin Rivers Drive	3,994	Sq. Ft.		184,111	183,917	0.0%		154,746
2.141	Property	Heartland Dental Medical Office Portfolio - 12260 Tamiami Trail East	2,700	Sq. Ft.		183,514	183,321	0.0%		154,244
2.142	Property	Heartland Dental Medical Office Portfolio - 1405 South 25th Street	3,984	Sq. Ft.		181,963	181,771	0.0%		152,941
2.143	Property	Heartland Dental Medical Office Portfolio - 12605 Troxler Avenue	3,403	Sq. Ft.		177,825	177,638	0.0%		149,463
2.144	Property	Heartland Dental Medical Office Portfolio - 122 Stone Trace Drive	6,025	Sq. Ft.		169,068	168,890	0.0%		142,102
2.145	Property	Heartland Dental Medical Office Portfolio - 4455 Florida National Drive	3,847	Sq. Ft.		167,980	167,803	0.0%		141,188
2.146	Property	Heartland Dental Medical Office Portfolio - 3645 North Council Road	3,655	Sq. Ft.		167,697	167,520	0.0%		140,950
2.147	Property	Heartland Dental Medical Office Portfolio - 9305 Market Square Drive	4,792	Sq. Ft.		161,764	161,593	0.0%		135,963
2.148	Property	Heartland Dental Medical Office Portfolio - 3420 Bayside Lakes Boulevard Southeast	4,803	Sq. Ft.		155,569	155,405	0.0%		130,757
2.149	Property	Heartland Dental Medical Office Portfolio - 309 West Ogden Avenue	2,600	Sq. Ft.		153,348	153,186	0.0%		128,890
2.150	Property	Heartland Dental Medical Office Portfolio - 456 University Boulevard North	4,788	Sq. Ft.		151,864	151,704	0.0%		127,642
2.151	Property	Heartland Dental Medical Office Portfolio - 1316 McMillan Street	3,600	Sq. Ft.		150,837	150,678	0.0%		126,779
2.152	Property	Heartland Dental Medical Office Portfolio - 6233 Veterans Parkway	2,395	Sq. Ft.		147,175	147,019	0.0%		123,701
2.153	Property	Heartland Dental Medical Office Portfolio - 116 Calumet Center Road	3,198	Sq. Ft.		143,792	143,641	0.0%		120,858
2.154	Property	Heartland Dental Medical Office Portfolio - 828 South Main Street	6,390	Sq. Ft.		143,774	143,622	0.0%		120,843
2.155	Property	Heartland Dental Medical Office Portfolio - 7200 Red Hawk Court	2,918	Sq. Ft.		135,038	134,896	0.0%		113,500
2.156	Property	Heartland Dental Medical Office Portfolio - 303 Ashby Park Lane	3,100	Sq. Ft.		134,630	134,488	0.0%		113,157
2.157	Property	Heartland Dental Medical Office Portfolio - 3106 Professional Plaza	2,500	Sq. Ft.		120,171	120,045	0.0%		101,004
2.158	Property	Heartland Dental Medical Office Portfolio - 1950 Chesley Drive	3,365	Sq. Ft.		119,489	119,363	0.0%		100,431
2.159	Property	Heartland Dental Medical Office Portfolio - 104 South Houston Road	3,386	Sq. Ft.		119,257	119,131	0.0%		100,236

A-1-5

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Number of Units(24)	Unit of Measure	Cut-off Date Balance Per Unit/SF(3)	Original Balance(3)	Cut-off Date Balance(3)(25)	% of Aggregate Cut-off Date Balance	Maturity Date or Anticipated Repayment Date	Maturity Balance(25)	ARD(31)	Final Maturity Date(31)	Origination Date	First Pay Date(30)	Payment Day	Gross Mortgage Rate	Total Administrative Fee	Net Mortgage Rate	ARD Rate(31)	Interest Accrual Method
2.160	Property	Heartland Dental Medical Office Portfolio - 103 East Tatum Avenue	4,500	Sq. Ft.		117,785	117,661	0.0%		98,999
2.161	Property	Heartland Dental Medical Office Portfolio - 165 Juniper Circle	2,400	Sq. Ft.		117,639	117,515	0.0%		98,876
2.162	Property	Heartland Dental Medical Office Portfolio - 135 East Broadway Street	4,570	Sq. Ft.		112,639	112,520	0.0%		94,673
2.163	Property	Heartland Dental Medical Office Portfolio - 9360 Two Notch Road	1,936	Sq. Ft.		111,088	110,971	0.0%		93,370
2.164	Property	Heartland Dental Medical Office Portfolio - 12988 Georgia Highway 9	3,312	Sq. Ft.		104,677	104,566	0.0%		87,981
2.165	Property	Heartland Dental Medical Office Portfolio - 5 Jannell Court	3,270	Sq. Ft.		104,515	104,405	0.0%		87,846
2.166	Property	Heartland Dental Medical Office Portfolio - 1617 East Main Street	2,726	Sq. Ft.		104,271	104,162	0.0%		87,641
2.167	Property	Heartland Dental Medical Office Portfolio - 2116 Vista Oeste North West, Unit 202	2,900	Sq. Ft.		103,821	103,711	0.0%		87,262
2.168	Property	Heartland Dental Medical Office Portfolio - 50 South Kyrene Road, Suite 5	1,892	Sq. Ft.		84,325	84,236	0.0%		70,876
2.169	Property	Heartland Dental Medical Office Portfolio - 101 Rice Bent Way Suite 4	2,255	Sq. Ft.		67,816	67,745	0.0%		57,000
3	Loan	Saint Louis Galleria	465,695	Sq. Ft.	515	45,000,000	45,000,000	7.0%	11/1/2028	41,004,218	No	N/A	11/1/2018	12/1/2018	1	4.996771%	0.018020%	4.978751%	N/A	Actual/360
4	Loan	Staples Strategic Industrial	4,031,127	Sq. Ft.	31	35,000,000	35,000,000	5.4%	10/6/2028	35,000,000	Yes	10/6/2033	9/28/2018	11/6/2018	6	4.918000%	0.018020%	4.899980%	The greater of (i) 4.9180% (or when applicable, the Default Rate) plus 250 basis points or (ii) the Swap Rate on the Anticipated Repayment Date plus 250 basis points	Actual/360
4.01	Property	Staples - Hagerstown, MD	1,022,145	Sq. Ft.		9,714,512	9,714,512	1.5%		9,714,512
4.02	Property	Staples - Montgomery, NY	766,484	Sq. Ft.		7,494,052	7,494,052	1.2%		7,494,052
4.03	Property	Staples - Terre Haute, IN	809,560	Sq. Ft.		5,842,585	5,842,585	0.9%		5,842,585
4.04	Property	Staples - London, OH	496,818	Sq. Ft.		4,302,141	4,302,141	0.7%		4,302,141
4.05	Property	Staples - Beloit, WI	399,652	Sq. Ft.		3,136,400	3,136,400	0.5%		3,136,400
4.06	Property	Staples - Dayville, CT	310,157	Sq. Ft.		2,636,796	2,636,796	0.4%		2,636,796
4.07	Property	Staples - Arden Hills, MN	113,096	Sq. Ft.		971,451	971,451	0.2%		971,451
4.08	Property	Staples - Putnam, CT	113,215	Sq. Ft.		902,062	902,062	0.1%		902,062
5	Loan	CBBC Industrial Portfolio	951,651	Sq. Ft.	56	33,030,000	33,030,000	5.1%	11/6/2028	33,030,000	No	N/A	10/30/2018	12/6/2018	6	5.080000%	0.016770%	5.063230%	N/A	Actual/360
5.01	Property	CBBC - Dallas, TX	284,550	Sq. Ft.		13,335,325	13,335,325	2.1%		13,335,325
5.02	Property	CBBC - Winter Haven, FL	330,000	Sq. Ft.		8,078,429	8,078,429	1.2%		8,078,429
5.03	Property	CBBC - Lakeland, FL	232,127	Sq. Ft.		7,256,261	7,256,261	1.1%		7,256,261
5.04	Property	CBBC - Houston, TX	104,974	Sq. Ft.		4,359,985	4,359,985	0.7%		4,359,985
6	Loan	435 Tasso Street	32,128	Sq. Ft.	934	30,000,000	30,000,000	4.6%	12/6/2028	30,000,000	No	N/A	12/4/2018	1/6/2019	6	4.402500%	0.016770%	4.385730%	N/A	Actual/360
7	Loan	Pier 1 Imports Headquarters	409,977	Sq. Ft.	134	27,000,000	27,000,000	4.2%	9/5/2028	24,851,482	No	N/A	8/15/2018	10/5/2018	5	4.862000%	0.016770%	4.845230%	N/A	Actual/360
8	Loan	Princeton Marriott at Forrestal	302	Rooms	79,470	24,000,000	24,000,000	3.7%	12/6/2028	24,000,000	No	N/A	11/30/2018	1/6/2019	6	5.481500%	0.016770%	5.464730%	N/A	Actual/360
9	Loan	McCreless Market	171,477	Sq. Ft.	119	20,475,000	20,475,000	3.2%	12/1/2028	20,475,000	No	N/A	11/29/2018	1/1/2019	1	4.700000%	0.016770%	4.683230%	N/A	Actual/360
10	Loan	Woodbury & Cyrene	82	Units	231,707	19,000,000	19,000,000	2.9%	11/6/2028	19,000,000	No	N/A	11/6/2018	12/6/2018	6	5.218000%	0.036770%	5.181230%	N/A	Actual/360
10.01	Property	Woodbury Crossing	52	Units		11,895,876	11,895,876	1.8%		11,895,876
10.02	Property	Cyrene Duplexes	30	Units		7,104,124	7,104,124	1.1%		7,104,124
11	Loan	16300 Roscoe Blvd	154,033	Sq. Ft.	170	18,000,000	18,000,000	2.8%	12/6/2028	14,880,942	No	N/A	11/21/2018	1/6/2019	6	5.168500%	0.016770%	5.151730%	N/A	Actual/360
12	Loan	Warren Hospitality Portfolio	250	Rooms	69,200	17,300,000	17,300,000	2.7%	12/6/2028	13,236,801	No	N/A	12/3/2018	1/6/2019	6	5.646000%	0.016770%	5.629230%	N/A	Actual/360
12.01	Property	Holiday Inn & Suites - Warren	127	Rooms		9,200,000	9,200,000	1.4%		7,039,223
12.02	Property	Holiday Inn Express - Warren	123	Rooms		8,100,000	8,100,000	1.3%		6,197,577
13	Loan	Best Western Premier Tides Hotel - Orange Beach	86	Rooms	197,466	17,000,000	16,982,075	2.6%	11/6/2028	14,287,704	No	N/A	10/16/2018	12/6/2018	6	5.698000%	0.016770%	5.681230%	N/A	Actual/360
14	Loan	Regency Properties Portfolio	612,940	Sq. Ft.	58	15,250,000	15,250,000	2.4%	11/6/2028	13,340,136	No	N/A	10/15/2018	12/6/2018	6	5.446000%	0.016770%	5.429230%	N/A	Actual/360
14.01	Property	Vernal Towne Center	159,854	Sq. Ft.		6,597,518	6,597,518	1.0%		5,771,265
14.02	Property	Monticello Marketplace	105,005	Sq. Ft.		2,422,695	2,422,695	0.4%		2,119,284
14.03	Property	Columbia Square	114,369	Sq. Ft.		1,384,397	1,384,397	0.2%		1,211,019
14.04	Property	Wabash Crossings East	22,137	Sq. Ft.		1,297,872	1,297,872	0.2%		1,135,331
14.05	Property	Granville Corners	110,941	Sq. Ft.		1,254,610	1,254,610	0.2%		1,097,486
14.06	Property	Tarpon Heights	57,678	Sq. Ft.		1,211,348	1,211,348	0.2%		1,059,642
14.07	Property	Raceway Mall	42,956	Sq. Ft.		1,081,560	1,081,560	0.2%		946,109
15	Loan	Homewood Suites Columbia/Laurel	114	Rooms	132,312	15,100,000	15,083,565	2.3%	11/6/2028	12,625,652	No	N/A	10/31/2018	12/6/2018	6	5.530000%	0.016770%	5.513230%	N/A	Actual/360
16	Loan	Food Lion Portfolio	238,308	Sq. Ft.	63	15,000,000	15,000,000	2.3%	12/6/2028	12,504,001	No	N/A	11/29/2018	1/6/2019	6	5.430000%	0.016770%	5.413230%	N/A	Actual/360
16.01	Property	Crowfield Plaza	50,367	Sq. Ft.		3,700,000	3,700,000	0.6%		3,084,320
16.02	Property	Tyler Square	57,170	Sq. Ft.		3,700,000	3,700,000	0.6%		3,084,320
16.03	Property	Hollins Plantation Plaza	45,920	Sq. Ft.		2,760,000	2,760,000	0.4%		2,300,736
16.04	Property	Dorchester Crossing	45,271	Sq. Ft.		2,490,000	2,490,000	0.4%		2,075,664
16.05	Property	Wildwood Plaza	39,580	Sq. Ft.		2,350,000	2,350,000	0.4%		1,958,960
17	Loan	Central City Industrial Park	878,448	Sq. Ft.	15	13,500,000	13,500,000	2.1%	12/1/2028	11,041,547	No	N/A	11/27/2018	1/1/2019	1	4.840000%	0.056770%	4.783230%	N/A	Actual/360
18	Loan	Nebraska Crossing	367,047	Sq. Ft.	195	13,000,000	13,000,000	2.0%	11/1/2028	12,028,421	No	N/A	10/31/2018	12/1/2018	1	5.210000%	0.016770%	5.193230%	N/A	Actual/360
19	Loan	345 Flats	288	Beds	44,271	12,750,000	12,750,000	2.0%	12/6/2028	11,794,103	No	N/A	11/29/2018	1/6/2019	6	5.191000%	0.016770%	5.174230%	N/A	Actual/360
20	Loan	Main Street Commons	171,458	Sq. Ft.	73	12,560,000	12,560,000	1.9%	11/6/2028	10,756,858	No	N/A	11/9/2018	12/6/2018	6	5.505000%	0.065520%	5.439480%	N/A	Actual/360
21	Loan	Stop & Shop Manchester	68,509	Sq. Ft.	175	12,000,000	12,000,000	1.9%	1/1/2029	9,955,161	No	N/A	12/4/2018	2/1/2019	1	5.280000%	0.016770%	5.263230%	N/A	Actual/360
22	Loan	Five Points Plaza	123,370	Sq. Ft.	92	11,300,000	11,300,000	1.7%	12/1/2028	8,455,685	No	N/A	11/6/2018	1/1/2019	1	5.020000%	0.016770%	5.003230%	N/A	Actual/360
23	Loan	Marina Gardens	40	Units	271,875	10,875,000	10,875,000	1.7%	12/6/2028	9,030,092	No	N/A	11/16/2018	1/6/2019	6	5.306000%	0.016770%	5.289230%	N/A	Actual/360
24	Loan	Clevelander South Beach	59	Rooms	720,339	10,000,000	10,000,000	1.5%	10/6/2028	9,352,535	No	N/A	10/4/2018	11/6/2018	6	5.970000%	0.016770%	5.953230%	N/A	Actual/360
25	Loan	Christiana Mall	779,084	Sq. Ft.	434	10,000,000	10,000,000	1.5%	8/1/2028	10,000,000	No	N/A	7/12/2018	9/1/2018	1	4.277500%	0.016770%	4.260730%	N/A	Actual/360
26	Loan	Ellsworth Place	347,758	Sq. Ft.	198	10,000,000	10,000,000	1.5%	8/6/2028	8,854,618	No	N/A	7/20/2018	9/6/2018	6	5.010000%	0.016770%	4.993230%	N/A	Actual/360
27	Loan	Feather River Crossing	90,580	Sq. Ft.	108	9,800,000	9,800,000	1.5%	12/6/2028	8,188,135	No	N/A	12/3/2018	1/6/2019	6	5.504000%	0.016770%	5.487230%	N/A	Actual/360
28	Loan	Hilton Garden Inn - Killeen, TX	102	Rooms	80,392	8,200,000	8,200,000	1.3%	12/1/2028	6,337,685	No	N/A	11/29/2018	1/1/2019	1	5.940000%	0.016770%	5.923230%	N/A	Actual/360
29	Loan	2246-2260 Jerome Avenue	34,500	Sq. Ft.	232	8,000,000	8,000,000	1.2%	9/5/2028	8,000,000	No	N/A	9/5/2018	10/5/2018	5	4.951000%	0.016770%	4.934230%	N/A	Actual/360
30	Loan	Spanish Springs Shopping Center	33,905	Sq. Ft.	221	7,500,000	7,500,000	1.2%	12/6/2028	6,174,618	No	N/A	11/16/2018	1/6/2019	6	5.039700%	0.016770%	5.022930%	N/A	Actual/360
31	Loan	Liberty Square	109,268	Sq. Ft.	62	6,730,000	6,730,000	1.0%	12/1/2028	5,611,882	No	N/A	11/29/2018	1/1/2019	1	5.440000%	0.056770%	5.383230%	N/A	Actual/360
32	Loan	Nacogdoches Self Storage	165,625	Sq. Ft.	40	6,600,000	6,600,000	1.0%	12/1/2023	6,600,000	No	N/A	11/21/2018	1/1/2019	1	5.880000%	0.016770%	5.863230%	N/A	Actual/360
33	Loan	Palm Coast Medical Center	27,310	Sq. Ft.	238	6,500,000	6,500,000	1.0%	12/6/2028	5,443,510	No	N/A	11/14/2018	1/6/2019	6	5.579000%	0.016770%	5.562230%	N/A	Actual/360
34	Loan	Skyland Towne Center	56,700	Sq. Ft.	110	6,250,000	6,250,000	1.0%	12/6/2028	5,210,000	No	N/A	11/29/2018	1/6/2019	6	5.430000%	0.016770%	5.413230%	N/A	Actual/360
35	Loan	Best Western Plus Lake Lanier Hotel & Suites	62	Rooms	84,549	5,250,000	5,242,014	0.8%	11/6/2028	4,017,921	No	N/A	11/9/2018	12/6/2018	6	5.655600%	0.016770%	5.638830%	N/A	Actual/360
36	Loan	Hampton Inn - Derby	63	Rooms	79,249	5,000,000	4,992,661	0.8%	11/6/2028	3,857,416	No	N/A	10/12/2018	12/6/2018	6	5.889300%	0.016770%	5.872530%	N/A	Actual/360
37	Loan	Marion Plaza	121,741	Sq. Ft.	35	4,300,000	4,300,000	0.7%	12/6/2028	3,625,202	No	N/A	11/28/2018	1/6/2019	6	5.798200%	0.016770%	5.781430%	N/A	Actual/360
38	Loan	ExchangeRight Net Leased Portfolio 24	337,478	Sq. Ft.	160	4,165,000	4,165,000	0.6%	11/1/2028	4,165,000	No	N/A	10/23/2018	12/1/2018	1	4.550000%	0.016770%	4.533230%	N/A	Actual/360
38.01	Property	BioLife Plasma Services L.P. - West Des Moines, IA	16,637	Sq. Ft.		417,615	417,615	0.1%		417,615
38.02	Property	BioLife Plasma Services L.P. - Mt. Juliet, TN	16,600	Sq. Ft.		361,174	361,174	0.1%		361,174
38.03	Property	Walgreens - Romeoville, IL	14,752	Sq. Ft.		270,823	270,823	0.0%		270,823
38.04	Property	Walgreens - Lawrenceville, GA	14,997	Sq. Ft.		262,211	262,211	0.0%		262,211
38.05	Property	Pick ‘n Save - Wisconsin Rapids, WI	49,580	Sq. Ft.		247,908	247,908	0.0%		247,908
38.06	Property	Tractor Supply - Albuquerque, NM	19,021	Sq. Ft.		242,680	242,680	0.0%		242,680
38.07	Property	Walgreens - Sheboygan, WI	15,046	Sq. Ft.		223,148	223,148	0.0%		223,148
38.08	Property	Walgreens - Oswego, IL	15,005	Sq. Ft.		219,765	219,765	0.0%		219,765
38.09	Property	Walgreens - Waco, TX	13,808	Sq. Ft.		205,924	205,924	0.0%		205,924
38.10	Property	Tractor Supply - Antioch, IL	19,041	Sq. Ft.		205,001	205,001	0.0%		205,001
38.11	Property	Walgreens - Austin, TX	13,826	Sq. Ft.		190,699	190,699	0.0%		190,699
38.12	Property	Walgreens - Flower Mound, TX	13,870	Sq. Ft.		190,699	190,699	0.0%		190,699
38.13	Property	Tractor Supply - Columbia Station, OH	19,028	Sq. Ft.		168,092	168,092	0.0%		168,092
38.14	Property	Fresenius Medical Care - Brownsville, TX	10,325	Sq. Ft.		141,563	141,563	0.0%		141,563
38.15	Property	CVS Pharmacy - Peoria Heights, IL	10,090	Sq. Ft.		124,416	124,416	0.0%		124,416
38.16	Property	Advance Auto Parts - Grayslake, IL	9,418	Sq. Ft.		118,033	118,033	0.0%		118,033
38.17	Property	Dollar General - Lancaster, PA	9,167	Sq. Ft.		81,047	81,047	0.0%		81,047
38.18	Property	Sherwin Williams - Painesville, OH	4,528	Sq. Ft.		76,741	76,741	0.0%		76,741
38.19	Property	Dollar General - Herminie, PA	9,512	Sq. Ft.		76,280	76,280	0.0%		76,280
38.20	Property	Dollar General - Tallahassee, FL	9,221	Sq. Ft.		73,896	73,896	0.0%		73,896
38.21	Property	Dollar General - Gibsonia, PA	9,533	Sq. Ft.		71,512	71,512	0.0%		71,512
38.22	Property	Dollar General - Mansfield, OH	9,226	Sq. Ft.		69,359	69,359	0.0%		69,359
38.23	Property	Advance Auto Parts - McDonough, GA	5,522	Sq. Ft.		65,591	65,591	0.0%		65,591
38.24	Property	Dollar Tree - Cleveland, OH	9,725	Sq. Ft.		60,824	60,824	0.0%		60,824
39	Loan	Sheets Self Storage	144,838	Sq. Ft.	29	4,150,000	4,150,000	0.6%	12/6/2028	4,150,000	No	N/A	11/30/2018	1/6/2019	6	5.300000%	0.016770%	5.283230%	N/A	Actual/360
40	Loan	Bradenton Health Park East	29,141	Sq. Ft.	137	4,000,000	4,000,000	0.6%	12/6/2028	3,705,504	No	N/A	11/29/2018	1/6/2019	6	5.290000%	0.016770%	5.273230%	N/A	Actual/360
41	Loan	820 Industrial Road	250,368	Sq. Ft.	12	3,000,000	3,000,000	0.5%	12/1/2028	2,514,013	No	N/A	11/28/2018	1/1/2019	1	5.600000%	0.016770%	5.583230%	N/A	Actual/360

A-1-6

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Monthly Debt Service Payment(25)	Amortization Type	Original Term to Maturity or ARD(30)(31)	Remaining Term to Maturity or ARD(30)(31)	Original IO Term(30)(31)	Remaining IO Term(30)(31)	Original Amortization Term	Remaining Amortization Term	Seasoning	Prepayment Provisions(5)(6)(30)	Grace Period Default(19)	Grace Period Late	Grace Period at Maturity Default
1	Loan	Great Value Storage Portfolio	192,374.73	Full IO	60	60	60	60	0	0	0	LO(24);DEF(29);O(7)	0	5	0
1.01	Property	GVS - 6250 Westward Lane
1.02	Property	GVS - 9530 Skillman Street
1.03	Property	GVS - 10640 Hempstead Road
1.04	Property	GVS - 2202 North Market Street
1.05	Property	GVS - 4311 Samuell Boulevard
1.06	Property	GVS - 3380 North Post Road
1.07	Property	GVS - 1223, 1235, 1431, 1441, 1451, 1491, 1527, 1543 & 1559 North Nellis Boulevard
1.08	Property	GVS - 4901 South Freeway
1.09	Property	GVS - 15300 Kuykendahl Road
1.10	Property	GVS - 111 North Layfair Drive
1.11	Property	GVS - 1710 North Cunningham Avenue
1.12	Property	GVS - 9984 South Old State Road
1.13	Property	GVS - 5550 Antoine Drive
1.14	Property	GVS - 11702 Beechnut Street
1.15	Property	GVS - 435 Congress Park Drive
1.16	Property	GVS - 7200 Tussing Road
1.17	Property	GVS - 9951 Harwin Road
1.18	Property	GVS - 1330 Georgesville Road
1.19	Property	GVS - 2033 Oak Grove Road
1.20	Property	GVS - 920 Highway 80 East
1.21	Property	GVS - 1661 and 1670 West Government Street
1.22	Property	GVS - 123 South Meridian Road
1.23	Property	GVS - 613 North Freeway
1.24	Property	GVS - 5199 Westerville Road
1.25	Property	GVS - 14318 Highway 249
1.26	Property	GVS - 410 Gulf Freeway
1.27	Property	GVS - 7986 Southern Boulevard
1.28	Property	GVS - 8450 Cook Road
1.29	Property	GVS - 765 South Street
1.30	Property	GVS - 9600 Marion Ridge
1.31	Property	GVS - 580 East Dublin Granville Road
1.32	Property	GVS - 3951 Highway 78
1.33	Property	GVS - 10013 FM 620
1.34	Property	GVS - 9010 Emmett F Lowry Expressway
1.35	Property	GVS - 5301 Tamarack Circle East
1.36	Property	GVS - 7821 Taylor Road
1.37	Property	GVS - 10601 West Fairmont Parkway
1.38	Property	GVS - 1910 25th Avenue North
1.39	Property	GVS - 8501 North Springboro Pike
1.40	Property	GVS - 443 Laredo Street
1.41	Property	GVS - 13825 FM 306
1.42	Property	GVS - 2502 Bay Street
1.43	Property	GVS - 1151 East Expressway 83
1.44	Property	GVS - 3785 Shiloh Springs Road
1.45	Property	GVS - 1585 Lexington Avenue
1.46	Property	GVS - 8801 Boone Road
1.47	Property	GVS - 2150 Wirt Road
1.48	Property	GVS - 426 North Smithville Road
1.49	Property	GVS - 3412 Garth Road
1.50	Property	GVS - 8320 Alabonson Road
1.51	Property	GVS - 2407 South U.S. Highway 183
1.52	Property	GVS - 7273 Kearney Street and 6345 East 78th Avenue
1.53	Property	GVS - 4145 State Route 741
1.54	Property	GVS - 1961 Covington Pike
1.55	Property	GVS - 941 Fairmont Parkway
1.56	Property	GVS - 60 Westpark Road
1.57	Property	GVS - 16530 West Hardy Road
1.58	Property	GVS - 1594 Route 9G
1.59	Property	GVS - 5811 North Houston Rosslyn Road
1.60	Property	GVS - 632 Timkin Road
1.61	Property	GVS - 4806 Marie Lane
1.62	Property	GVS - 16905 Indian Chief Drive
1.63	Property	GVS - 7116 South IH-35 Frontage Road
1.64	Property	GVS - 4641 Production Drive
2	Loan	Heartland Dental Medical Office Portfolio	319,220.23	Amortizing	120	119	0	0	360	359	1	LO(12);YM1(104);O(4)	0	0	0
2.001	Property	Heartland Dental Medical Office Portfolio - 1200 Network Centre Drive
2.002	Property	Heartland Dental Medical Office Portfolio - 9150 North East Barry Road
2.003	Property	Heartland Dental Medical Office Portfolio - 11925 Jones Bridge Road
2.004	Property	Heartland Dental Medical Office Portfolio - 200 Brevco Plaza
2.005	Property	Heartland Dental Medical Office Portfolio - 1760 West Virginia Street
2.006	Property	Heartland Dental Medical Office Portfolio - 117 St. Patrick’s Drive
2.007	Property	Heartland Dental Medical Office Portfolio - 1647 County Road 220
2.008	Property	Heartland Dental Medical Office Portfolio - 3500 East Highway 377
2.009	Property	Heartland Dental Medical Office Portfolio - 4112 North Belt Highway
2.010	Property	Heartland Dental Medical Office Portfolio - 3009 Winghaven Boulevard
2.011	Property	Heartland Dental Medical Office Portfolio - 2202 Althoff Drive
2.012	Property	Heartland Dental Medical Office Portfolio - 3820 Wabash Avenue
2.013	Property	Heartland Dental Medical Office Portfolio - 561 East Lincoln Highway
2.014	Property	Heartland Dental Medical Office Portfolio - 508 South 52nd Street
2.015	Property	Heartland Dental Medical Office Portfolio - 1025 Ashley Street
2.016	Property	Heartland Dental Medical Office Portfolio - 440 Erie Parkway
2.017	Property	Heartland Dental Medical Office Portfolio - 1381 Citrus Tower Boulevard
2.018	Property	Heartland Dental Medical Office Portfolio - 1751 Pleasant Road
2.019	Property	Heartland Dental Medical Office Portfolio - 9625 Lake Nona Village Place
2.020	Property	Heartland Dental Medical Office Portfolio - 615 Saint James Avenue
2.021	Property	Heartland Dental Medical Office Portfolio - 13816 Narcoossee Road
2.022	Property	Heartland Dental Medical Office Portfolio - 1695 Wells Road
2.023	Property	Heartland Dental Medical Office Portfolio - 4355 Suwanee Dam Road
2.024	Property	Heartland Dental Medical Office Portfolio - 7310 North Villa Drive
2.025	Property	Heartland Dental Medical Office Portfolio - 299A Indian Lake Boulevard
2.026	Property	Heartland Dental Medical Office Portfolio - 2455 East Main Street
2.027	Property	Heartland Dental Medical Office Portfolio - 630 East Markey Parkway
2.028	Property	Heartland Dental Medical Office Portfolio - 1613 East Pflugerville Parkway
2.029	Property	Heartland Dental Medical Office Portfolio - 782 Belle Terre Parkway
2.030	Property	Heartland Dental Medical Office Portfolio - 11890 Highway 707
2.031	Property	Heartland Dental Medical Office Portfolio - 7551 Osceola Polk Line Road
2.032	Property	Heartland Dental Medical Office Portfolio - 100 Piper Hill Drive
2.033	Property	Heartland Dental Medical Office Portfolio - 8624 Lee Vista Boulevard
2.034	Property	Heartland Dental Medical Office Portfolio - 149 Tuscan Way
2.035	Property	Heartland Dental Medical Office Portfolio - 2740 Prairie Crossing Drive
2.036	Property	Heartland Dental Medical Office Portfolio - 2066 Bruce B. Downs Boulevard
2.037	Property	Heartland Dental Medical Office Portfolio - 209 Latitude Lane
2.038	Property	Heartland Dental Medical Office Portfolio - 4608 South West College Road
2.039	Property	Heartland Dental Medical Office Portfolio - 1315 Bell Road
2.040	Property	Heartland Dental Medical Office Portfolio - 4237 U.S. Highway 1 South
2.041	Property	Heartland Dental Medical Office Portfolio - 1521 East Debbie Lane
2.042	Property	Heartland Dental Medical Office Portfolio - 3152 South Broadway
2.043	Property	Heartland Dental Medical Office Portfolio - 8701 South Garnett Road
2.044	Property	Heartland Dental Medical Office Portfolio - 450 South Weber Road
2.045	Property	Heartland Dental Medical Office Portfolio - 840 Nissan Drive

A-1-7

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Monthly Debt Service Payment(25)	Amortization Type	Original Term to Maturity or ARD(30)(31)	Remaining Term to Maturity or ARD(30)(31)	Original IO Term(30)(31)	Remaining IO Term(30)(31)	Original Amortization Term	Remaining Amortization Term	Seasoning	Prepayment Provisions(5)(6)(30)	Grace Period Default(19)	Grace Period Late	Grace Period at Maturity Default
2.046	Property	Heartland Dental Medical Office Portfolio - 12222 Route 47
2.047	Property	Heartland Dental Medical Office Portfolio - 3415 Livernois Road
2.048	Property	Heartland Dental Medical Office Portfolio - 5309 Buffalo Gap Road
2.049	Property	Heartland Dental Medical Office Portfolio - 8190 Windfall Lane
2.050	Property	Heartland Dental Medical Office Portfolio - 2620 East Highway 50
2.051	Property	Heartland Dental Medical Office Portfolio - 10670 Southwest Tradition Square
2.052	Property	Heartland Dental Medical Office Portfolio - 4939 Courthouse Street
2.053	Property	Heartland Dental Medical Office Portfolio - 2301 Old Canoe Creek Road
2.054	Property	Heartland Dental Medical Office Portfolio - 507 North Hershey Road
2.055	Property	Heartland Dental Medical Office Portfolio - 242 Southwoods Center
2.056	Property	Heartland Dental Medical Office Portfolio - 3016 Columbia Avenue
2.057	Property	Heartland Dental Medical Office Portfolio - 4120 North 197th Avenue
2.058	Property	Heartland Dental Medical Office Portfolio - 13794 Beach Boulevard
2.059	Property	Heartland Dental Medical Office Portfolio - 3037 Southwest Port St. Lucie Boulevard
2.060	Property	Heartland Dental Medical Office Portfolio - 1840 Dekalb Avenue
2.061	Property	Heartland Dental Medical Office Portfolio - 9100 Highway 119
2.062	Property	Heartland Dental Medical Office Portfolio - 42 Market Square Road
2.063	Property	Heartland Dental Medical Office Portfolio - 2707 Sycamore Road
2.064	Property	Heartland Dental Medical Office Portfolio - 2014 Lime Kiln Road
2.065	Property	Heartland Dental Medical Office Portfolio - 103 Farabee Drive North
2.066	Property	Heartland Dental Medical Office Portfolio - 4999 North Tanner Road
2.067	Property	Heartland Dental Medical Office Portfolio - 674 Lake Joy Road
2.068	Property	Heartland Dental Medical Office Portfolio - 1828 IN-44
2.069	Property	Heartland Dental Medical Office Portfolio - 2950 South Rutherford Boulevard
2.070	Property	Heartland Dental Medical Office Portfolio - 545 East Hunt Highway
2.071	Property	Heartland Dental Medical Office Portfolio - 17810 Pierce Plaza
2.072	Property	Heartland Dental Medical Office Portfolio - 5445 South Williamson Boulevard
2.073	Property	Heartland Dental Medical Office Portfolio - 780 East-West Connector South West
2.074	Property	Heartland Dental Medical Office Portfolio - 16620 West 159th Street
2.075	Property	Heartland Dental Medical Office Portfolio - 13851 North US Highway 441
2.076	Property	Heartland Dental Medical Office Portfolio - 3120 Mahan Drive
2.077	Property	Heartland Dental Medical Office Portfolio - 2000 Veterans Memorial Parkway South
2.078	Property	Heartland Dental Medical Office Portfolio - 1402 U.S. Route 12
2.079	Property	Heartland Dental Medical Office Portfolio - 1776 Blanding Boulevard
2.080	Property	Heartland Dental Medical Office Portfolio - 3012 Anchor Drive
2.081	Property	Heartland Dental Medical Office Portfolio - 1715 West Main Street
2.082	Property	Heartland Dental Medical Office Portfolio - 10389 Big Bend Road
2.083	Property	Heartland Dental Medical Office Portfolio - 7103 Whitestown Parkway
2.084	Property	Heartland Dental Medical Office Portfolio - 2751 Fountain Place
2.085	Property	Heartland Dental Medical Office Portfolio - 2030 Crossing Circle
2.086	Property	Heartland Dental Medical Office Portfolio - 13101 East 96th Street North
2.087	Property	Heartland Dental Medical Office Portfolio - 692 Essington Road
2.088	Property	Heartland Dental Medical Office Portfolio - 240 Blossom Park Drive
2.089	Property	Heartland Dental Medical Office Portfolio - 6005 Watson Boulevard
2.090	Property	Heartland Dental Medical Office Portfolio - 3237 Sixes Road
2.091	Property	Heartland Dental Medical Office Portfolio - 4030 Winder Highway
2.092	Property	Heartland Dental Medical Office Portfolio - 8605 East State Road 70
2.093	Property	Heartland Dental Medical Office Portfolio - 540 West Walnut Street
2.094	Property	Heartland Dental Medical Office Portfolio - 5630 Plank Road
2.095	Property	Heartland Dental Medical Office Portfolio - 10505 Lima Road
2.096	Property	Heartland Dental Medical Office Portfolio - 7485 Vanderbilt Beach Boulevard
2.097	Property	Heartland Dental Medical Office Portfolio - 2701 South Koke Mill Road
2.098	Property	Heartland Dental Medical Office Portfolio - 22329 Greenview Parkway
2.099	Property	Heartland Dental Medical Office Portfolio - 25000 Bernwood Drive
2.100	Property	Heartland Dental Medical Office Portfolio - 3500 Clemson Boulevard
2.101	Property	Heartland Dental Medical Office Portfolio - 2222 Highway 540A East
2.102	Property	Heartland Dental Medical Office Portfolio - 1055 Pine Log Road
2.103	Property	Heartland Dental Medical Office Portfolio - 4315 North Holland Sylvania Road
2.104	Property	Heartland Dental Medical Office Portfolio - 21300 Town Commons Drive
2.105	Property	Heartland Dental Medical Office Portfolio - 1905 Convenience Place
2.106	Property	Heartland Dental Medical Office Portfolio - 3308 Platt Springs Road
2.107	Property	Heartland Dental Medical Office Portfolio - 132 Milestone Way
2.108	Property	Heartland Dental Medical Office Portfolio - 1429 Chester Boulevard
2.109	Property	Heartland Dental Medical Office Portfolio - 1339 North Sumter Boulevard
2.110	Property	Heartland Dental Medical Office Portfolio - 1536 Farm to Market 359 Road
2.111	Property	Heartland Dental Medical Office Portfolio - 3585 North 168th Court
2.112	Property	Heartland Dental Medical Office Portfolio - 1980 U.S. Highway 1 South
2.113	Property	Heartland Dental Medical Office Portfolio - 13328 Metcalf Avenue
2.114	Property	Heartland Dental Medical Office Portfolio - 826 West Lincoln Avenue
2.115	Property	Heartland Dental Medical Office Portfolio - 1515 West 45th Avenue
2.116	Property	Heartland Dental Medical Office Portfolio - 1012 Mill Pond Lane
2.117	Property	Heartland Dental Medical Office Portfolio - 621 Chatham Avenue
2.118	Property	Heartland Dental Medical Office Portfolio - 24940 South Tamiami Trail
2.119	Property	Heartland Dental Medical Office Portfolio - 609 Front Street
2.120	Property	Heartland Dental Medical Office Portfolio - 6190 LBJ Freeway
2.121	Property	Heartland Dental Medical Office Portfolio - 3417 Schofield Avenue
2.122	Property	Heartland Dental Medical Office Portfolio - 330 Park Place
2.123	Property	Heartland Dental Medical Office Portfolio - 1490 North Green Mount Road
2.124	Property	Heartland Dental Medical Office Portfolio - 213 Main Street
2.125	Property	Heartland Dental Medical Office Portfolio - 11119 Hearth Road
2.126	Property	Heartland Dental Medical Office Portfolio - 2362 West Boulevard Street
2.127	Property	Heartland Dental Medical Office Portfolio - 2812 East Main Street
2.128	Property	Heartland Dental Medical Office Portfolio - 1202 South Broad Street
2.129	Property	Heartland Dental Medical Office Portfolio - 8790 Walnut Grove Road
2.130	Property	Heartland Dental Medical Office Portfolio - 10708 East State Road 64
2.131	Property	Heartland Dental Medical Office Portfolio - 2184 FM 3009
2.132	Property	Heartland Dental Medical Office Portfolio - 2210 Boiling Springs Road
2.133	Property	Heartland Dental Medical Office Portfolio - 3105 Kirby Whitten Road
2.134	Property	Heartland Dental Medical Office Portfolio - 716 32nd Street South
2.135	Property	Heartland Dental Medical Office Portfolio - 1010 West U.S. Route 6
2.136	Property	Heartland Dental Medical Office Portfolio - 935 West Exchange Parkway
2.137	Property	Heartland Dental Medical Office Portfolio - 3608 Jeffco Boulevard
2.138	Property	Heartland Dental Medical Office Portfolio - 998 Williford Court
2.139	Property	Heartland Dental Medical Office Portfolio - 4405 Highway 17
2.140	Property	Heartland Dental Medical Office Portfolio - 3003 Twin Rivers Drive
2.141	Property	Heartland Dental Medical Office Portfolio - 12260 Tamiami Trail East
2.142	Property	Heartland Dental Medical Office Portfolio - 1405 South 25th Street
2.143	Property	Heartland Dental Medical Office Portfolio - 12605 Troxler Avenue
2.144	Property	Heartland Dental Medical Office Portfolio - 122 Stone Trace Drive
2.145	Property	Heartland Dental Medical Office Portfolio - 4455 Florida National Drive
2.146	Property	Heartland Dental Medical Office Portfolio - 3645 North Council Road
2.147	Property	Heartland Dental Medical Office Portfolio - 9305 Market Square Drive
2.148	Property	Heartland Dental Medical Office Portfolio - 3420 Bayside Lakes Boulevard Southeast
2.149	Property	Heartland Dental Medical Office Portfolio - 309 West Ogden Avenue
2.150	Property	Heartland Dental Medical Office Portfolio - 456 University Boulevard North
2.151	Property	Heartland Dental Medical Office Portfolio - 1316 McMillan Street
2.152	Property	Heartland Dental Medical Office Portfolio - 6233 Veterans Parkway
2.153	Property	Heartland Dental Medical Office Portfolio - 116 Calumet Center Road
2.154	Property	Heartland Dental Medical Office Portfolio - 828 South Main Street
2.155	Property	Heartland Dental Medical Office Portfolio - 7200 Red Hawk Court
2.156	Property	Heartland Dental Medical Office Portfolio - 303 Ashby Park Lane
2.157	Property	Heartland Dental Medical Office Portfolio - 3106 Professional Plaza
2.158	Property	Heartland Dental Medical Office Portfolio - 1950 Chesley Drive
2.159	Property	Heartland Dental Medical Office Portfolio - 104 South Houston Road

A-1-8

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Monthly Debt Service Payment(25)	Amortization Type	Original Term to Maturity or ARD(30)(31)	Remaining Term to Maturity or ARD(30)(31)	Original IO Term(30)(31)	Remaining IO Term(30)(31)	Original Amortization Term	Remaining Amortization Term	Seasoning	Prepayment Provisions(5)(6)(30)	Grace Period Default(19)	Grace Period Late	Grace Period at Maturity Default
2.160	Property	Heartland Dental Medical Office Portfolio - 103 East Tatum Avenue
2.161	Property	Heartland Dental Medical Office Portfolio - 165 Juniper Circle
2.162	Property	Heartland Dental Medical Office Portfolio - 135 East Broadway Street
2.163	Property	Heartland Dental Medical Office Portfolio - 9360 Two Notch Road
2.164	Property	Heartland Dental Medical Office Portfolio - 12988 Georgia Highway 9
2.165	Property	Heartland Dental Medical Office Portfolio - 5 Jannell Court
2.166	Property	Heartland Dental Medical Office Portfolio - 1617 East Main Street
2.167	Property	Heartland Dental Medical Office Portfolio - 2116 Vista Oeste North West, Unit 202
2.168	Property	Heartland Dental Medical Office Portfolio - 50 South Kyrene Road, Suite 5
2.169	Property	Heartland Dental Medical Office Portfolio - 101 Rice Bent Way Suite 4
3	Loan	Saint Louis Galleria	247,181.83	Partial IO	120	119	60	59	360	359	1	LO(25);DEF(90);O(5)	0, 1 grace period of 1 day once every 12 month period	0, late payment charges should be waived for the first 3 late payments.	0
4	Loan	Staples Strategic Industrial	145,433.91	Full IO	120	118	120	118	0	0	2	LO(26);DEF(89);O(5)	0	0	0
4.01	Property	Staples - Hagerstown, MD
4.02	Property	Staples - Montgomery, NY
4.03	Property	Staples - Terre Haute, IN
4.04	Property	Staples - London, OH
4.05	Property	Staples - Beloit, WI
4.06	Property	Staples - Dayville, CT
4.07	Property	Staples - Arden Hills, MN
4.08	Property	Staples - Putnam, CT
5	Loan	CBBC Industrial Portfolio	141,769.04	Full IO	120	119	120	119	0	0	1	LO(23);YM1(2);DEF/YM1(90);O(5)	0	0	0
5.01	Property	CBBC - Dallas, TX
5.02	Property	CBBC - Winter Haven, FL
5.03	Property	CBBC - Lakeland, FL
5.04	Property	CBBC - Houston, TX
6	Loan	435 Tasso Street	111,591.15	Full IO	120	120	120	120	0	0	0	LO(24);DEF(89);O(7)	0	0	0
7	Loan	Pier 1 Imports Headquarters	142,673.25	Partial IO	120	117	60	57	360	360	3	LO(27);DEF/YM1(89);O(4)	0	0	0
8	Loan	Princeton Marriott at Forrestal	111,152.64	Full IO	120	120	120	120	0	0	0	LO(24);DEF(89);O(7)	0	0	0
9	Loan	McCreless Market	81,307.55	Full IO	120	120	120	120	0	0	0	LO(24);YM1(94);O(2)	7	7	0
10	Loan	Woodbury & Cyrene	83,765.81	Full IO	120	119	120	119	0	0	1	LO(25);DEF(90);O(5)	0	0	0
10.01	Property	Woodbury Crossing
10.02	Property	Cyrene Duplexes
11	Loan	16300 Roscoe Blvd	98,489.99	Amortizing	120	120	0	0	360	360	0	LO(24);DEF(92);O(4)	0	0	0
12	Loan	Warren Hospitality Portfolio	107,750.80	Amortizing	120	120	0	0	300	300	0	LO(24);DEF(89);O(7)	0	0	0
12.01	Property	Holiday Inn & Suites - Warren
12.02	Property	Holiday Inn Express - Warren
13	Loan	Best Western Premier Tides Hotel - Orange Beach	98,646.53	Amortizing	120	119	0	0	360	359	1	LO(25);DEF(91);O(4)	0	0	0
14	Loan	Regency Properties Portfolio	86,071.86	Partial IO	120	119	24	23	360	360	1	LO(25);DEF(90);O(5)	0	0	0
14.01	Property	Vernal Towne Center
14.02	Property	Monticello Marketplace
14.03	Property	Columbia Square
14.04	Property	Wabash Crossings East
14.05	Property	Granville Corners
14.06	Property	Tarpon Heights
14.07	Property	Raceway Mall
15	Loan	Homewood Suites Columbia/Laurel	86,020.57	Amortizing	120	119	0	0	360	359	1	LO(25);DEF(91);O(4)	0	0	0
16	Loan	Food Lion Portfolio	84,510.74	Amortizing	120	120	0	0	360	360	0	LO(23);YM1(93);O(4)	0	0	0
16.01	Property	Crowfield Plaza
16.02	Property	Tyler Square
16.03	Property	Hollins Plantation Plaza
16.04	Property	Dorchester Crossing
16.05	Property	Wildwood Plaza
17	Loan	Central City Industrial Park	71,156.59	Amortizing	120	120	0	0	360	360	0	LO(24);YM1(94);O(2)	7	7	0
18	Loan	Nebraska Crossing	71,464.74	Partial IO	120	119	60	59	360	360	1	LO(25);DEF(88);O(7)	5	0	0
19	Loan	345 Flats	69,940.77	Partial IO	120	120	60	60	360	360	0	LO(24);DEF(91);O(5)	0	0	0
20	Loan	Main Street Commons	71,353.71	Partial IO	120	119	12	11	360	360	1	LO(25);DEF(88);O(7)	0	0	0
21	Loan	Stop & Shop Manchester	66,487.60	Amortizing	121	121	1	1	360	360	0	LO(24);DEF(94);O(3)	7	7	0
22	Loan	Five Points Plaza	66,190.42	Amortizing	120	120	0	0	300	300	0	LO(24);DEF(92);O(4)	5	5	0
23	Loan	Marina Gardens	60,429.91	Amortizing	120	120	0	0	360	360	0	LO(24);DEF(89);O(7)	0	0	0
24	Loan	Clevelander South Beach	59,762.31	Partial IO	120	118	60	58	360	360	2	LO(26);DEF(90);O(4)	0	5	0
25	Loan	Christiana Mall	36,140.91	Full IO	120	116	120	116	0	0	4	LO(28);DEF(85);O(7)	0, 1 grace period of 1 day once every 12 month period	0, late payment charges should be waived for the first 3 late payments.	0
26	Loan	Ellsworth Place	53,743.29	Partial IO	120	116	36	32	360	360	4	LO(23);YM1(90);O(7)	0	0	0
27	Loan	Feather River Crossing	55,667.92	Amortizing	120	120	0	0	360	360	0	LO(12);YM1(104);O(4)	0	0	0
28	Loan	Hilton Garden Inn - Killeen, TX	52,532.37	Amortizing	120	120	0	0	300	300	0	LO(24);DEF(92);O(4)	0	0	0
29	Loan	2246-2260 Jerome Avenue	33,465.09	Full IO	120	117	120	117	0	0	3	LO(27);DEF(90);O(3)	0	0	0
30	Loan	Spanish Springs Shopping Center	40,443.79	Amortizing	120	120	0	0	360	360	0	LO(24);DEF(92);O(4)	0	0	0
31	Loan	Liberty Square	37,959.24	Amortizing	120	120	0	0	360	360	0	LO(24);DEF(92);O(4)	5	5	0
32	Loan	Nacogdoches Self Storage	32,789.17	Full IO	60	60	60	60	0	0	0	LO(24);DEF(34);O(2)	7	10	0
33	Loan	Palm Coast Medical Center	37,229.11	Amortizing	120	120	0	0	360	360	0	LO(24);DEF(92);O(4)	0	0	0
34	Loan	Skyland Towne Center	35,212.81	Amortizing	120	120	0	0	360	360	0	LO(23);YM1(93);O(4)	0	0	0
35	Loan	Best Western Plus Lake Lanier Hotel & Suites	32,729.26	Amortizing	120	119	0	0	300	299	1	LO(25);DEF(91);O(4)	0	0	0
36	Loan	Hampton Inn - Derby	31,877.58	Amortizing	120	119	0	0	300	299	1	LO(25);DEF(91);O(4)	0	0	0
37	Loan	Marion Plaza	25,225.45	Amortizing	120	120	0	0	360	360	0	LO(24);DEF(92);O(4)	0	0	0
38	Loan	ExchangeRight Net Leased Portfolio 24	16,011.63	Full IO	120	119	120	119	0	0	1	LO(25);DEF(91);O(4)	0	0	0
38.01	Property	BioLife Plasma Services L.P. - West Des Moines, IA
38.02	Property	BioLife Plasma Services L.P. - Mt. Juliet, TN
38.03	Property	Walgreens - Romeoville, IL
38.04	Property	Walgreens - Lawrenceville, GA
38.05	Property	Pick ‘n Save - Wisconsin Rapids, WI
38.06	Property	Tractor Supply - Albuquerque, NM
38.07	Property	Walgreens - Sheboygan, WI
38.08	Property	Walgreens - Oswego, IL
38.09	Property	Walgreens - Waco, TX
38.10	Property	Tractor Supply - Antioch, IL
38.11	Property	Walgreens - Austin, TX
38.12	Property	Walgreens - Flower Mound, TX
38.13	Property	Tractor Supply - Columbia Station, OH
38.14	Property	Fresenius Medical Care - Brownsville, TX
38.15	Property	CVS Pharmacy - Peoria Heights, IL
38.16	Property	Advance Auto Parts - Grayslake, IL
38.17	Property	Dollar General - Lancaster, PA
38.18	Property	Sherwin Williams - Painesville, OH
38.19	Property	Dollar General - Herminie, PA
38.20	Property	Dollar General - Tallahassee, FL
38.21	Property	Dollar General - Gibsonia, PA
38.22	Property	Dollar General - Mansfield, OH
38.23	Property	Advance Auto Parts - McDonough, GA
38.24	Property	Dollar Tree - Cleveland, OH
39	Loan	Sheets Self Storage	18,583.74	Full IO	120	120	120	120	0	0	0	LO(24);DEF(92);O(4)	0	0	0
40	Loan	Bradenton Health Park East	22,187.35	Partial IO	120	120	60	60	360	360	0	LO(24);DEF(92);O(4)	0	0	0
41	Loan	820 Industrial Road	17,222.37	Amortizing	120	120	0	0	360	360	0	LO(24);DEF(92);O(4)	7	7	0

A-1-9

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Appraised Value(4)	Appraisal Date(4)	U/W NOI DSCR(3)(25)	U/W NCF DSCR(3)(23)(25)	Cut-off Date LTV Ratio(3)(4)	LTV Ratio at Maturity(3)(4)	U/W NOI Debt Yield(3)	U/W NCF Debt Yield(3)(23)	U/W EGI	U/W Expenses	U/W NOI(22)	U/W Replacement	U/W TI/LC	U/W NCF(4)	Occupancy Rate(9)(20)	Occupancy as-of Date	Most Recent Operating Statement Date	Most Recent EGI	Most Recent Expenses	Most Recent NOI (22)	Second Most Recent Operating Statement Date
1	Loan	Great Value Storage Portfolio	376,000,000	10/10/2018	4.79	4.69	29.3%	29.3%	20.1%	19.7%	35,706,011	13,600,995	22,105,016	434,016	0	21,671,000	87.0%	9/16/2018	TTM 9/30/2018	34,441,385	13,510,843	20,930,541	12/31/2017
1.01	Property	GVS - 6250 Westward Lane	13,400,000	10/10/2018							1,307,842	476,662	831,181	13,196	0	817,985	81.7%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.02	Property	GVS - 9530 Skillman Street	10,300,000	10/10/2018							1,015,601	362,188	653,413	12,684	0	640,728	83.8%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.03	Property	GVS - 10640 Hempstead Road	7,700,000	10/10/2018							839,385	348,340	491,045	10,238	0	480,807	87.6%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.04	Property	GVS - 2202 North Market Street	6,800,000	10/10/2018							673,112	192,605	480,508	8,785	0	471,723	63.6%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.05	Property	GVS - 4311 Samuell Boulevard	8,300,000	10/10/2018							816,388	260,814	555,574	8,051	0	547,523	91.6%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.06	Property	GVS - 3380 North Post Road	5,510,000	10/10/2018							555,065	222,583	332,482	7,711	0	324,771	81.0%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.07	Property	GVS - 1223, 1235, 1431, 1441, 1451, 1491, 1527, 1543 & 1559 North Nellis Boulevard	9,200,000	10/10/2018							925,530	251,144	674,386	13,933	0	660,453	99.5%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.08	Property	GVS - 4901 South Freeway	6,000,000	10/10/2018							641,551	237,244	404,307	8,328	0	395,980	87.5%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.09	Property	GVS - 15300 Kuykendahl Road	6,700,000	10/10/2018							716,992	323,527	393,465	10,724	0	382,741	84.5%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.10	Property	GVS - 111 North Layfair Drive	6,850,000	10/24/2018							651,846	198,127	453,719	8,794	0	444,925	92.1%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.11	Property	GVS - 1710 North Cunningham Avenue	6,100,000	10/10/2018							621,789	192,428	429,361	8,554	0	420,807	63.0%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.12	Property	GVS - 9984 South Old State Road	7,650,000	10/10/2018							811,114	305,549	505,565	7,931	0	497,634	95.1%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.13	Property	GVS - 5550 Antoine Drive	5,400,000	10/10/2018							638,533	290,675	347,858	7,846	0	340,012	88.3%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.14	Property	GVS - 11702 Beechnut Street	6,200,000	10/10/2018							693,476	326,031	367,445	10,699	0	356,746	81.7%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.15	Property	GVS - 435 Congress Park Drive	6,310,000	10/10/2018							734,067	238,476	495,591	8,539	0	487,051	85.8%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.16	Property	GVS - 7200 Tussing Road	4,700,000	10/10/2018							553,496	277,235	276,261	6,157	0	270,104	89.6%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.17	Property	GVS - 9951 Harwin Road	6,300,000	10/10/2018							692,179	302,054	390,125	8,059	0	382,067	85.6%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.18	Property	GVS - 1330 Georgesville Road	4,730,000	10/10/2018							584,906	219,191	365,715	6,905	0	358,810	94.1%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.19	Property	GVS - 2033 Oak Grove Road	5,650,000	10/25/2018							564,718	186,365	378,353	8,118	0	370,235	78.5%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.20	Property	GVS - 920 Highway 80 East	6,900,000	10/10/2018							691,918	230,766	461,152	6,576	0	454,576	91.0%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.21	Property	GVS - 1661 and 1670 West Government Street	5,050,000	10/24/2018							511,574	205,008	306,566	8,085	0	298,481	79.4%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.22	Property	GVS - 123 South Meridian Road	4,690,000	10/10/2018							589,091	171,346	417,745	6,996	0	410,749	89.9%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.23	Property	GVS - 613 North Freeway	4,400,000	10/10/2018							603,793	297,921	305,872	15,093	0	290,779	95.4%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.24	Property	GVS - 5199 Westerville Road	5,870,000	10/10/2018							678,764	228,193	450,571	6,936	0	443,634	95.6%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.25	Property	GVS - 14318 Highway 249	4,600,000	10/10/2018							511,826	242,717	269,109	5,848	0	263,261	77.4%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.26	Property	GVS - 410 Gulf Freeway	7,500,000	10/10/2018							678,105	258,312	419,793	5,923	0	413,870	84.8%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.27	Property	GVS - 7986 Southern Boulevard	4,780,000	10/10/2018							585,019	214,066	370,953	6,948	0	364,005	80.3%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.28	Property	GVS - 8450 Cook Road	4,300,000	10/10/2018							543,930	249,127	294,802	6,375	0	288,428	82.1%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.29	Property	GVS - 765 South Street	6,100,000	10/10/2018							865,667	386,712	478,954	6,677	0	472,277	90.3%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.30	Property	GVS - 9600 Marion Ridge	6,700,000	10/10/2018							650,515	245,940	404,575	7,403	0	397,172	87.7%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.31	Property	GVS - 580 East Dublin Granville Road	4,830,000	10/10/2018							624,440	192,686	431,753	5,762	0	425,991	95.3%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.32	Property	GVS - 3951 Highway 78	2,725,000	10/10/2018							311,214	142,911	168,302	6,298	0	162,004	87.1%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.33	Property	GVS - 10013 FM 620	2,870,000	10/10/2018							489,398	188,691	300,707	3,205	0	297,502	85.9%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.34	Property	GVS - 9010 Emmett F Lowry Expressway	9,000,000	10/10/2018							788,643	264,990	523,653	5,875	0	517,778	88.8%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.35	Property	GVS - 5301 Tamarack Circle East	4,390,000	10/10/2018							527,269	192,314	334,955	5,280	0	329,676	97.2%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.36	Property	GVS - 7821 Taylor Road	5,830,000	10/10/2018							733,257	260,966	472,291	9,292	0	462,999	90.0%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.37	Property	GVS - 10601 West Fairmont Parkway	4,400,000	10/10/2018							491,504	209,746	281,758	4,765	0	276,993	88.0%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.38	Property	GVS - 1910 25th Avenue North	4,000,000	10/10/2018							400,727	129,292	271,435	4,046	0	267,389	91.2%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.39	Property	GVS - 8501 North Springboro Pike	3,650,000	10/10/2018							468,019	210,866	257,153	6,365	0	250,788	85.3%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.40	Property	GVS - 443 Laredo Street	5,100,000	10/10/2018							442,034	128,886	313,147	4,462	0	308,685	84.7%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.41	Property	GVS - 13825 FM 306	6,100,000	10/10/2018							523,758	164,732	359,027	6,208	0	352,819	84.2%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.42	Property	GVS - 2502 Bay Street	6,700,000	10/10/2018							576,031	161,500	414,531	9,852	0	404,679	82.0%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.43	Property	GVS - 1151 East Expressway 83	1,925,000	10/10/2018							245,311	122,283	123,028	4,865	0	118,163	84.9%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.44	Property	GVS - 3785 Shiloh Springs Road	3,240,000	10/10/2018							418,387	174,002	244,384	5,113	0	239,271	85.5%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.45	Property	GVS - 1585 Lexington Avenue	3,030,000	10/10/2018							391,018	157,629	233,389	4,379	0	229,010	98.9%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.46	Property	GVS - 8801 Boone Road	3,300,000	10/10/2018							371,440	207,839	163,601	4,897	0	158,705	76.5%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.47	Property	GVS - 2150 Wirt Road	5,200,000	10/10/2018							565,023	230,932	334,091	7,414	0	326,677	93.1%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.48	Property	GVS - 426 North Smithville Road	2,980,000	10/10/2018							345,787	143,580	202,206	4,579	0	197,627	91.8%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.49	Property	GVS - 3412 Garth Road	3,000,000	10/10/2018							353,288	169,118	184,170	4,141	0	180,030	87.5%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.50	Property	GVS - 8320 Alabonson Road	3,350,000	10/10/2018							368,915	161,406	207,509	5,312	0	202,197	90.9%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.51	Property	GVS - 2407 South U.S. Highway 183	2,750,000	10/10/2018							392,302	166,985	225,316	4,218	0	221,099	83.8%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.52	Property	GVS - 7273 Kearney Street and 6345 East 78th Avenue	6,600,000	10/10/2018							744,748	177,502	567,247	6,486	0	560,760	95.0%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.53	Property	GVS - 4145 State Route 741	3,370,000	10/10/2018							424,480	139,463	285,018	3,598	0	281,419	99.0%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.54	Property	GVS - 1961 Covington Pike	3,550,000	10/10/2018							432,180	199,305	232,875	5,185	0	227,690	96.2%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.55	Property	GVS - 941 Fairmont Parkway	3,300,000	10/10/2018							318,516	144,145	174,371	3,649	0	170,722	82.2%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.56	Property	GVS - 60 Westpark Road	2,880,000	10/10/2018							353,772	148,521	205,251	4,601	0	200,650	78.4%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.57	Property	GVS - 16530 West Hardy Road	2,300,000	10/10/2018							250,708	112,411	138,296	3,416	0	134,880	91.1%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.58	Property	GVS - 1594 Route 9G	3,000,000	10/10/2018							416,437	173,626	242,811	2,932	0	239,879	89.1%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.59	Property	GVS - 5811 North Houston Rosslyn Road	2,900,000	10/10/2018							369,348	170,081	199,267	6,705	0	192,562	91.9%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.60	Property	GVS - 632 Timkin Road	2,690,000	10/10/2018							307,215	128,906	178,309	4,835	0	173,474	90.7%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.61	Property	GVS - 4806 Marie Lane	2,200,000	10/10/2018							239,209	102,539	136,669	2,729	0	133,941	87.8%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.62	Property	GVS - 16905 Indian Chief Drive	2,260,000	10/10/2018							256,442	84,692	171,750	3,108	0	168,642	90.7%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.63	Property	GVS - 7116 South IH-35 Frontage Road	890,000	10/10/2018							124,171	75,120	49,051	1,449	0	47,602	88.1%	9/16/2018	N/A	N/A	N/A	N/A	N/A
1.64	Property	GVS - 4641 Production Drive	7,000,000	10/10/2018							693,229	221,982	471,247	10,885	0	460,362	84.0%	9/16/2018	N/A	N/A	N/A	N/A	N/A
2	Loan	Heartland Dental Medical Office Portfolio	325,235,000	Various	1.68	1.59	55.4%	46.6%	11.7%	11.1%	27,234,364	6,069,986	21,164,378	199,135	962,501	20,002,741	96.8%	9/13/2018	TTM 6/30/2018	24,897,214	4,445,794	20,451,419	12/31/2017
2.001	Property	Heartland Dental Medical Office Portfolio - 1200 Network Centre Drive	16,700,000	8/29/2018							1,333,239	231,794	1,101,445	2,590	84,190	1,014,665	100.0%	9/13/2018	TTM 6/30/2018	1,227,088	98,228	1,128,860	12/31/2017
2.002	Property	Heartland Dental Medical Office Portfolio - 9150 North East Barry Road	5,050,000	8/30/2018							475,299	126,938	348,361	5,708	9,727	332,925	100.0%	9/13/2018	TTM 6/30/2018	462,144	113,134	349,009	12/31/2017
2.003	Property	Heartland Dental Medical Office Portfolio - 11925 Jones Bridge Road	4,500,000	8/31/2018							356,652	67,131	289,521	2,340	14,860	272,320	86.5%	9/13/2018	TTM 6/30/2018	289,431	37,530	251,900	12/31/2017
2.004	Property	Heartland Dental Medical Office Portfolio - 200 Brevco Plaza	3,700,000	8/28/2018							467,642	176,246	291,396	2,773	18,826	269,797	91.2%	9/13/2018	TTM 6/30/2018	394,677	163,334	231,344	12/31/2017
2.005	Property	Heartland Dental Medical Office Portfolio - 1760 West Virginia Street	4,530,000	8/27/2018							345,195	77,648	267,547	648	10,300	256,599	77.7%	9/13/2018	TTM 6/30/2018	306,328	66,854	239,474	12/31/2017
2.006	Property	Heartland Dental Medical Office Portfolio - 117 St. Patrick’s Drive	2,810,000	9/4/2018							287,637	39,601	248,036	2,824	6,699	238,513	100.0%	9/13/2018	TTM 6/30/2018	275,169	30,991	244,178	12/31/2017
2.007	Property	Heartland Dental Medical Office Portfolio - 1647 County Road 220	3,700,000	8/28/2018							334,162	108,674	225,488	847	8,168	216,473	100.0%	9/13/2018	TTM 6/30/2018	337,203	95,821	241,382	12/31/2017
2.008	Property	Heartland Dental Medical Office Portfolio - 3500 East Highway 377	3,110,000	8/27/2018							248,673	40,384	208,289	128	6,000	202,161	100.0%	9/13/2018	TTM 6/30/2018	246,218	34,720	211,498	12/31/2017
2.009	Property	Heartland Dental Medical Office Portfolio - 4112 North Belt Highway	2,900,000	8/29/2018							266,456	57,430	209,027	1,413	6,000	201,613	100.0%	9/13/2018	TTM 6/30/2018	254,702	49,184	205,518	12/31/2017
2.010	Property	Heartland Dental Medical Office Portfolio - 3009 Winghaven Boulevard	2,750,000	8/28/2018							267,872	71,074	196,798	841	8,200	187,757	100.0%	9/13/2018	TTM 6/30/2018	246,944	42,726	204,218	12/31/2017
2.011	Property	Heartland Dental Medical Office Portfolio - 2202 Althoff Drive	3,120,000	8/29/2018							271,047	52,795	218,252	11,938	42,962	163,351	100.0%	9/13/2018	TTM 6/30/2018	272,943	43,666	229,278	12/31/2017
2.012	Property	Heartland Dental Medical Office Portfolio - 3820 Wabash Avenue	2,950,000	8/28/2018							229,800	49,391	180,409	386	5,500	174,523	100.0%	9/13/2018	TTM 6/30/2018	0	851	-851	N/A
2.013	Property	Heartland Dental Medical Office Portfolio - 561 East Lincoln Highway	2,750,000	8/31/2018							247,437	68,548	178,889	580	6,810	171,499	100.0%	9/13/2018	TTM 6/30/2018	244,564	61,136	183,428	12/31/2017
2.014	Property	Heartland Dental Medical Office Portfolio - 508 South 52nd Street	2,660,000	9/4/2018							200,337	25,050	175,287	2,190	10,000	163,097	100.0%	9/13/2018	TTM 6/30/2018	199,511	24,918	174,593	12/31/2017
2.015	Property	Heartland Dental Medical Office Portfolio - 1025 Ashley Street	2,530,000	8/30/2018							204,662	17,445	187,217	2,101	6,520	178,596	100.0%	9/13/2018	TTM 6/30/2018	201,143	11,435	189,708	12/31/2017
2.016	Property	Heartland Dental Medical Office Portfolio - 440 Erie Parkway	2,770,000	8/29/2018							210,772	39,265	171,507	661	4,150	166,696	100.0%	9/13/2018	TTM 6/30/2018	105,786	1,230	104,556	N/A
2.017	Property	Heartland Dental Medical Office Portfolio - 1381 Citrus Tower Boulevard	2,640,000	7/31/2018							241,051	65,780	175,272	618	10,014	164,639	100.0%	9/13/2018	TTM 6/30/2018	241,410	58,107	183,303	12/31/2017
2.018	Property	Heartland Dental Medical Office Portfolio - 1751 Pleasant Road	2,600,000	8/28/2018							246,695	76,401	170,294	437	6,738	163,118	100.0%	9/13/2018	TTM 6/30/2018	229,389	58,490	170,899	12/31/2017
2.019	Property	Heartland Dental Medical Office Portfolio - 9625 Lake Nona Village Place	2,620,000	8/30/2018							213,944	43,921	170,023	1,384	4,878	163,761	100.0%	9/13/2018	TTM 6/30/2018	210,559	36,146	174,413	12/31/2017
2.020	Property	Heartland Dental Medical Office Portfolio - 615 Saint James Avenue	2,840,000	9/5/2018							201,093	32,877	168,216	770	4,100	163,346	100.0%	9/13/2018	TTM 6/30/2018	196,308	24,308	171,999	12/31/2017
2.021	Property	Heartland Dental Medical Office Portfolio - 13816 Narcoossee Road	2,600,000	8/30/2018							246,944	79,064	167,880	1,368	4,414	162,098	100.0%	9/13/2018	TTM 6/30/2018	236,265	71,351	164,914	12/31/2017
2.022	Property	Heartland Dental Medical Office Portfolio - 1695 Wells Road	2,470,000	8/28/2018							196,957	31,658	165,298	0	5,500	159,798	100.0%	9/13/2018	TTM 6/30/2018	194,012	24,446	169,565	12/31/2017
2.023	Property	Heartland Dental Medical Office Portfolio - 4355 Suwanee Dam Road	2,600,000	8/31/2018							222,571	54,546	168,025	3,427	11,850	152,748	100.0%	9/13/2018	TTM 6/30/2018	201,803	35,269	166,534	12/31/2017
2.024	Property	Heartland Dental Medical Office Portfolio - 7310 North Villa Drive	2,170,000	8/28/2018							210,427	50,402	160,025	2,663	6,880	150,483	81.1%	9/13/2018	TTM 6/30/2018	168,386	27,721	140,665	12/31/2017
2.025	Property	Heartland Dental Medical Office Portfolio - 299A Indian Lake Boulevard	2,630,000	8/28/2018							221,914	59,012	162,902	772	6,160	155,969	100.0%	9/13/2018	TTM 6/30/2018	208,366	52,545	155,821	12/31/2017
2.026	Property	Heartland Dental Medical Office Portfolio - 2455 East Main Street	2,570,000	8/28/2018							241,485	78,925	162,560	1,306	6,464	154,790	100.0%	9/13/2018	TTM 6/30/2018	243,486	65,610	177,876	12/31/2017
2.027	Property	Heartland Dental Medical Office Portfolio - 630 East Markey Parkway	2,000,000	8/30/2018							212,165	54,855	157,310	1,067	5,625	150,618	57.0%	9/13/2018	TTM 6/30/2018	133,856	48,019	85,836	12/31/2017
2.028	Property	Heartland Dental Medical Office Portfolio - 1613 East Pflugerville Parkway	2,100,000	9/4/2018							204,862	50,034	154,828	189	3,883	150,756	100.0%	9/13/2018	TTM 6/30/2018	268,704	37,856	230,848	12/31/2017
2.029	Property	Heartland Dental Medical Office Portfolio - 782 Belle Terre Parkway	2,450,000	8/29/2018							212,818	60,500	152,318	245	4,955	147,118	100.0%	9/13/2018	TTM 6/30/2018	187,090	50,565	136,525	12/31/2017
2.030	Property	Heartland Dental Medical Office Portfolio - 11890 Highway 707	2,700,000	8/30/2018							183,997	31,399	152,598	539	4,386	147,673	100.0%	9/13/2018	TTM 6/30/2018	149,840	8,928	140,912	N/A
2.031	Property	Heartland Dental Medical Office Portfolio - 7551 Osceola Polk Line Road	2,600,000	9/5/2018							212,045	57,274	154,771	1,500	5,453	147,818	100.0%	9/13/2018	TTM 6/30/2018	192,483	39,666	152,816	12/31/2017
2.032	Property	Heartland Dental Medical Office Portfolio - 100 Piper Hill Drive	2,500,000	8/28/2018							210,345	52,067	158,278	3,340	9,943	144,995	100.0%	9/13/2018	TTM 6/30/2018	217,862	46,082	171,780	12/31/2017
2.033	Property	Heartland Dental Medical Office Portfolio - 8624 Lee Vista Boulevard	2,500,000	8/30/2018							209,287	58,240	151,047	1,635	5,275	144,136	100.0%	9/13/2018	TTM 6/30/2018	200,527	50,336	150,191	12/31/2017
2.034	Property	Heartland Dental Medical Office Portfolio - 149 Tuscan Way	2,210,000	8/28/2018							188,033	35,627	152,406	1,112	4,108	147,185	100.0%	9/13/2018	TTM 6/30/2018	190,458	26,642	163,815	12/31/2017
2.035	Property	Heartland Dental Medical Office Portfolio - 2740 Prairie Crossing Drive	2,130,000	8/28/2018							184,234	38,007	146,227	678	3,803	141,745	100.0%	9/13/2018	TTM 6/30/2018	240,276	23,056	217,219	12/31/2017
2.036	Property	Heartland Dental Medical Office Portfolio - 2066 Bruce B. Downs Boulevard	2,400,000	8/30/2018							189,096	42,664	146,432	580	4,194	141,658	100.0%	9/13/2018	TTM 6/30/2018	187,774	34,730	153,043	12/31/2017
2.037	Property	Heartland Dental Medical Office Portfolio - 209 Latitude Lane	2,500,000	8/28/2018							190,686	44,981	145,705	358	4,079	141,268	100.0%	9/13/2018	TTM 6/30/2018	245,787	27,822	217,965	12/31/2017
2.038	Property	Heartland Dental Medical Office Portfolio - 4608 South West College Road	2,420,000	9/4/2018							194,895	50,002	144,893	887	5,114	138,893	100.0%	9/13/2018	TTM 6/30/2018	182,612	38,230	144,382	12/31/2017
2.039	Property	Heartland Dental Medical Office Portfolio - 1315 Bell Road	2,500,000	8/28/2018							196,150	39,459	156,691	4,817	8,200	143,674	100.0%	9/13/2018	TTM 6/30/2018	202,850	33,847	169,003	12/31/2017
2.040	Property	Heartland Dental Medical Office Portfolio - 4237 U.S. Highway 1 South	2,300,000	8/28/2018							177,023	29,590	147,433	455	4,000	142,978	100.0%	9/13/2018	TTM 6/30/2018	0	18	-18	N/A
2.041	Property	Heartland Dental Medical Office Portfolio - 1521 East Debbie Lane	2,390,000	8/27/2018							186,658	37,937	148,722	328	5,028	143,365	100.0%	9/13/2018	TTM 6/30/2018	180,465	32,344	148,122	12/31/2017
2.042	Property	Heartland Dental Medical Office Portfolio - 3152 South Broadway	2,510,000	8/27/2018							178,988	32,939	146,050	834	5,517	139,698	100.0%	9/13/2018	TTM 6/30/2018	177,841	27,826	150,015	12/31/2017
2.043	Property	Heartland Dental Medical Office Portfolio - 8701 South Garnett Road	2,120,000	8/30/2018							183,405	38,652	144,753	2,169	7,107	135,477	100.0%	9/13/2018	TTM 6/30/2018	189,842	33,483	156,360	12/31/2017
2.044	Property	Heartland Dental Medical Office Portfolio - 450 South Weber Road	2,170,000	8/27/2018							197,537	53,011	144,525	434	4,000	140,091	100.0%	9/13/2018	TTM 6/30/2018	152,017	17,922	134,095	N/A
2.045	Property	Heartland Dental Medical Office Portfolio - 840 Nissan Drive	2,400,000	8/28/2018							184,519	36,526	147,994	1,535	5,871	140,587	100.0%	9/13/2018	TTM 6/30/2018	180,979	31,867	149,112	12/31/2017

A-1-10

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Appraised Value(4)	Appraisal Date(4)	U/W NOI DSCR(3)(25)	U/W NCF DSCR(3)(23)(25)	Cut-off Date LTV Ratio(3)(4)	LTV Ratio at Maturity(3)(4)	U/W NOI Debt Yield(3)	U/W NCF Debt Yield(3)(23)	U/W EGI	U/W Expenses	U/W NOI(22)	U/W Replacement	U/W TI/LC	U/W NCF(4)	Occupancy Rate(9)(20)	Occupancy as-of Date	Most Recent Operating Statement Date	Most Recent EGI	Most Recent Expenses	Most Recent NOI (22)	Second Most Recent Operating Statement Date
2.046	Property	Heartland Dental Medical Office Portfolio - 12222 Route 47	2,370,000	8/29/2018							176,122	33,709	142,413	699	3,569	138,145	100.0%	9/13/2018	TTM 6/30/2018	241,772	26,237	215,535	12/31/2017
2.047	Property	Heartland Dental Medical Office Portfolio - 3415 Livernois Road	2,000,000	9/4/2018							169,204	27,226	141,977	1,693	5,661	134,623	100.0%	9/13/2018	TTM 6/30/2018	161,443	21,110	140,333	12/31/2017
2.048	Property	Heartland Dental Medical Office Portfolio - 5309 Buffalo Gap Road	2,010,000	9/6/2018							195,378	47,078	148,300	1,426	8,164	138,709	68.6%	9/13/2018	TTM 6/30/2018	182,153	41,439	140,713	12/31/2017
2.049	Property	Heartland Dental Medical Office Portfolio - 8190 Windfall Lane	2,270,000	8/28/2018							198,287	47,991	150,295	5,427	8,400	136,469	75.0%	9/13/2018	TTM 6/30/2018	142,124	41,992	100,133	12/31/2017
2.050	Property	Heartland Dental Medical Office Portfolio - 2620 East Highway 50	2,700,000	7/31/2018							196,240	58,099	138,142	651	5,129	132,361	100.0%	9/13/2018	TTM 6/30/2018	241,480	50,298	191,183	12/31/2017
2.051	Property	Heartland Dental Medical Office Portfolio - 10670 Southwest Tradition Square	2,170,000	9/4/2018							183,611	47,943	135,668	444	4,000	131,224	100.0%	9/13/2018	TTM 6/30/2018	170,294	29,235	141,058	N/A
2.052	Property	Heartland Dental Medical Office Portfolio - 4939 Courthouse Street	2,150,000	8/24/2018							153,129	15,942	137,187	585	5,300	131,302	100.0%	9/13/2018	TTM 6/30/2018	85,220	10,149	75,071	N/A
2.053	Property	Heartland Dental Medical Office Portfolio - 2301 Old Canoe Creek Road	2,100,000	8/30/2018							182,056	44,404	137,652	1,549	5,050	131,053	100.0%	9/13/2018	TTM 6/30/2018	177,326	37,821	139,505	12/31/2017
2.054	Property	Heartland Dental Medical Office Portfolio - 507 North Hershey Road	2,080,000	8/28/2018							179,797	41,183	138,614	1,900	7,690	129,024	100.0%	9/13/2018	TTM 6/30/2018	177,645	35,262	142,383	12/31/2017
2.055	Property	Heartland Dental Medical Office Portfolio - 242 Southwoods Center	1,700,000	9/1/2018							173,560	30,386	143,174	2,163	6,790	134,221	58.8%	9/13/2018	TTM 6/30/2018	130,472	25,371	105,100	12/31/2017
2.056	Property	Heartland Dental Medical Office Portfolio - 3016 Columbia Avenue	2,150,000	8/28/2018							163,004	26,473	136,531	834	4,371	131,325	100.0%	9/13/2018	TTM 6/30/2018	161,964	21,649	140,315	12/31/2017
2.057	Property	Heartland Dental Medical Office Portfolio - 4120 North 197th Avenue	2,340,000	8/28/2018							156,565	22,809	133,756	465	4,000	129,291	100.0%	9/13/2018	TTM 6/30/2018	0	2,517	-2,517	N/A
2.058	Property	Heartland Dental Medical Office Portfolio - 13794 Beach Boulevard	2,200,000	8/28/2018							186,295	50,731	135,564	931	4,929	129,704	100.0%	9/13/2018	TTM 6/30/2018	186,664	43,712	142,952	12/31/2017
2.059	Property	Heartland Dental Medical Office Portfolio - 3037 Southwest Port St. Lucie Boulevard	2,130,000	9/4/2018							164,939	33,620	131,319	499	4,000	126,820	100.0%	9/13/2018	TTM 6/30/2018	25,443	9,580	15,863	N/A
2.060	Property	Heartland Dental Medical Office Portfolio - 1840 Dekalb Avenue	1,980,000	8/31/2018							184,053	47,095	136,959	3,738	6,225	126,995	100.0%	9/13/2018	TTM 6/30/2018	183,362	41,246	142,116	12/31/2017
2.061	Property	Heartland Dental Medical Office Portfolio - 9100 Highway 119	2,120,000	8/28/2018							147,810	17,555	130,255	860	4,000	125,395	100.0%	9/13/2018	TTM 6/30/2018	127,968	12,450	115,518	N/A
2.062	Property	Heartland Dental Medical Office Portfolio - 42 Market Square Road	1,790,000	8/29/2018							148,100	16,811	131,289	385	7,305	123,599	100.0%	9/13/2018	TTM 6/30/2018	147,803	13,611	134,193	12/31/2017
2.063	Property	Heartland Dental Medical Office Portfolio - 2707 Sycamore Road	2,500,000	8/31/2018							204,221	66,620	137,601	1,850	10,000	125,752	100.0%	9/13/2018	TTM 6/30/2018	86,483	28,475	58,008	N/A
2.064	Property	Heartland Dental Medical Office Portfolio - 2014 Lime Kiln Road	1,920,000	8/21/2018							173,680	40,494	133,186	367	5,756	127,063	100.0%	9/13/2018	TTM 6/30/2018	182,173	34,965	147,208	12/31/2017
2.065	Property	Heartland Dental Medical Office Portfolio - 103 Farabee Drive North	1,870,000	8/28/2018							168,232	32,341	135,891	2,901	5,642	127,348	70.9%	9/13/2018	TTM 6/30/2018	149,011	25,760	123,250	12/31/2017
2.066	Property	Heartland Dental Medical Office Portfolio - 4999 North Tanner Road	2,450,000	8/30/2018							169,055	40,522	128,533	674	4,063	123,797	100.0%	9/13/2018	TTM 6/30/2018	227,796	33,983	193,813	N/A
2.067	Property	Heartland Dental Medical Office Portfolio - 674 Lake Joy Road	2,020,000	8/29/2018							145,700	18,068	127,632	367	4,000	123,264	100.0%	9/13/2018	TTM 6/30/2018	95,258	10,168	85,091	N/A
2.068	Property	Heartland Dental Medical Office Portfolio - 1828 IN-44	2,370,000	8/27/2018							204,522	70,172	134,351	839	6,644	126,867	100.0%	9/13/2018	TTM 6/30/2018	113,435	62,593	50,842	12/31/2017
2.069	Property	Heartland Dental Medical Office Portfolio - 2950 South Rutherford Boulevard	2,050,000	8/28/2018							160,216	28,762	131,454	920	4,769	125,766	100.0%	9/13/2018	TTM 6/30/2018	166,118	24,216	141,902	12/31/2017
2.070	Property	Heartland Dental Medical Office Portfolio - 545 East Hunt Highway	2,420,000	8/29/2018							147,547	19,313	128,234	690	4,000	123,544	100.0%	9/13/2018	TTM 6/30/2018	184,016	5,029	178,986	12/31/2017
2.071	Property	Heartland Dental Medical Office Portfolio - 17810 Pierce Plaza	2,140,000	9/10/2018							194,851	67,435	127,416	241	4,798	122,377	100.0%	9/13/2018	TTM 6/30/2018	146,265	47,039	99,226	N/A
2.072	Property	Heartland Dental Medical Office Portfolio - 5445 South Williamson Boulevard	2,000,000	9/5/2018							175,634	48,081	127,554	917	3,215	123,421	100.0%	9/13/2018	TTM 6/30/2018	165,066	32,940	132,127	12/31/2017
2.073	Property	Heartland Dental Medical Office Portfolio - 780 East-West Connector South West	2,120,000	8/28/2018							158,598	32,174	126,424	1,204	5,989	119,232	53.6%	9/13/2018	TTM 6/30/2018	95,843	25,283	70,559	12/31/2017
2.074	Property	Heartland Dental Medical Office Portfolio - 16620 West 159th Street	2,280,000	8/27/2018							185,169	57,508	127,661	427	3,569	123,665	100.0%	9/13/2018	TTM 6/30/2018	229,409	40,307	189,102	12/31/2017
2.075	Property	Heartland Dental Medical Office Portfolio - 13851 North US Highway 441	2,100,000	7/31/2018							151,994	26,706	125,288	619	4,227	120,442	100.0%	9/13/2018	TTM 6/30/2018	149,878	21,119	128,759	12/31/2017
2.076	Property	Heartland Dental Medical Office Portfolio - 3120 Mahan Drive	2,250,000	9/4/2018							143,409	19,863	123,546	234	4,195	119,117	100.0%	9/13/2018	TTM 6/30/2018	150,432	14,181	136,251	N/A
2.077	Property	Heartland Dental Medical Office Portfolio - 2000 Veterans Memorial Parkway South	2,300,000	8/28/2018							155,093	28,981	126,112	641	4,000	121,471	100.0%	9/13/2018	TTM 6/30/2018	216,962	10,384	206,578	12/31/2017
2.078	Property	Heartland Dental Medical Office Portfolio - 1402 U.S. Route 12	2,070,000	9/7/2018							161,083	34,405	126,678	2,431	4,135	120,112	100.0%	9/13/2018	TTM 6/30/2018	1,532	14,638	-13,106	N/A
2.079	Property	Heartland Dental Medical Office Portfolio - 1776 Blanding Boulevard	2,030,000	8/29/2018							155,584	30,373	125,210	1,096	4,108	120,006	100.0%	9/13/2018	TTM 6/30/2018	154,074	23,010	131,064	12/31/2017
2.080	Property	Heartland Dental Medical Office Portfolio - 3012 Anchor Drive	1,790,000	8/30/2018							156,296	33,770	122,526	834	5,493	116,199	100.0%	9/13/2018	TTM 6/30/2018	165,325	27,558	137,767	12/31/2017
2.081	Property	Heartland Dental Medical Office Portfolio - 1715 West Main Street	1,920,000	8/28/2018							154,501	30,090	124,411	656	5,000	118,755	100.0%	9/13/2018	TTM 6/30/2018	129,020	25,588	103,431	12/31/2017
2.082	Property	Heartland Dental Medical Office Portfolio - 10389 Big Bend Road	1,970,000	8/30/2018							158,270	38,083	120,187	1,022	3,830	115,335	100.0%	9/13/2018	TTM 6/30/2018	156,457	30,691	125,767	12/31/2017
2.083	Property	Heartland Dental Medical Office Portfolio - 7103 Whitestown Parkway	1,940,000	8/28/2018							152,458	29,282	123,176	626	4,100	118,450	100.0%	9/13/2018	TTM 6/30/2018	119,272	379	118,893	N/A
2.084	Property	Heartland Dental Medical Office Portfolio - 2751 Fountain Place	2,400,000	8/28/2018							176,774	55,127	121,647	144	6,590	114,914	100.0%	9/13/2018	TTM 6/30/2018	273,318	50,102	223,215	12/31/2017
2.085	Property	Heartland Dental Medical Office Portfolio - 2030 Crossing Circle	1,800,000	8/28/2018							139,112	17,428	121,684	420	3,300	117,964	100.0%	9/13/2018	TTM 6/30/2018	135,611	11,127	124,483	12/31/2017
2.086	Property	Heartland Dental Medical Office Portfolio - 13101 East 96th Street North	1,750,000	8/30/2018							135,238	16,739	118,499	486	4,100	113,913	100.0%	9/13/2018	TTM 6/30/2018	135,887	12,714	123,173	12/31/2017
2.087	Property	Heartland Dental Medical Office Portfolio - 692 Essington Road	1,950,000	8/27/2018							183,869	57,998	125,871	1,611	6,030	118,231	100.0%	9/13/2018	TTM 6/30/2018	184,745	37,898	146,847	12/31/2017
2.088	Property	Heartland Dental Medical Office Portfolio - 240 Blossom Park Drive	1,630,000	9/4/2018							163,128	42,357	120,770	1,058	6,240	113,472	65.1%	9/13/2018	TTM 6/30/2018	144,048	37,288	106,761	12/31/2017
2.089	Property	Heartland Dental Medical Office Portfolio - 6005 Watson Boulevard	2,030,000	8/29/2018							139,700	22,748	116,952	232	5,000	111,720	100.0%	9/13/2018	TTM 6/30/2018	146,504	19,009	127,495	12/31/2017
2.090	Property	Heartland Dental Medical Office Portfolio - 3237 Sixes Road	2,030,000	8/28/2018							130,458	14,331	116,127	773	4,465	110,889	100.0%	9/13/2018	TTM 6/30/2018	129,649	9,484	120,166	12/31/2017
2.091	Property	Heartland Dental Medical Office Portfolio - 4030 Winder Highway	2,800,000	8/31/2018							130,249	13,773	116,475	366	4,079	112,031	100.0%	9/13/2018	TTM 6/30/2018	187,988	10,001	177,987	12/31/2017
2.092	Property	Heartland Dental Medical Office Portfolio - 8605 East State Road 70	1,800,000	8/28/2018							147,850	31,690	116,161	884	4,275	111,001	100.0%	9/13/2018	TTM 6/30/2018	143,827	24,036	119,792	12/31/2017
2.093	Property	Heartland Dental Medical Office Portfolio - 540 West Walnut Street	1,840,000	8/27/2018							164,396	44,127	120,269	141	7,472	112,656	100.0%	9/13/2018	TTM 6/30/2018	163,191	39,414	123,777	12/31/2017
2.094	Property	Heartland Dental Medical Office Portfolio - 5630 Plank Road	1,675,000	8/27/2018							130,884	17,048	113,836	300	4,829	108,707	100.0%	9/13/2018	TTM 6/30/2018	144,561	14,279	130,282	12/31/2017
2.095	Property	Heartland Dental Medical Office Portfolio - 10505 Lima Road	1,780,000	8/28/2018							151,189	35,512	115,678	117	5,090	110,471	100.0%	9/13/2018	TTM 6/30/2018	149,898	30,141	119,757	12/31/2017
2.096	Property	Heartland Dental Medical Office Portfolio - 7485 Vanderbilt Beach Boulevard	1,410,000	8/30/2018							143,117	29,684	113,433	651	3,849	108,933	100.0%	9/13/2018	TTM 6/30/2018	136,713	21,309	115,404	12/31/2017
2.097	Property	Heartland Dental Medical Office Portfolio - 2701 South Koke Mill Road	1,550,000	8/28/2018							136,036	25,458	110,578	341	5,857	104,380	100.0%	9/13/2018	TTM 6/30/2018	136,121	20,895	115,226	12/31/2017
2.098	Property	Heartland Dental Medical Office Portfolio - 22329 Greenview Parkway	1,490,000	9/4/2018							126,383	16,068	110,315	792	3,840	105,683	100.0%	9/13/2018	TTM 6/30/2018	119,825	12,118	107,708	12/31/2017
2.099	Property	Heartland Dental Medical Office Portfolio - 25000 Bernwood Drive	1,320,000	8/30/2018							176,227	28,930	147,298	726	4,213	142,359	100.0%	9/13/2018	TTM 6/30/2018	170,302	20,105	150,196	12/31/2017
2.100	Property	Heartland Dental Medical Office Portfolio - 3500 Clemson Boulevard	1,700,000	8/27/2018							140,451	36,733	103,718	899	2,815	100,005	100.0%	9/13/2018	TTM 6/30/2018	134,848	27,391	107,458	12/31/2017
2.101	Property	Heartland Dental Medical Office Portfolio - 2222 Highway 540A East	1,400,000	9/5/2018							176,665	66,003	110,661	1,322	4,596	104,744	100.0%	9/13/2018	TTM 6/30/2018	163,917	58,462	105,455	12/31/2017
2.102	Property	Heartland Dental Medical Office Portfolio - 1055 Pine Log Road	1,700,000	9/5/2018							122,139	18,293	103,846	1,181	3,769	98,896	100.0%	9/13/2018	TTM 6/30/2018	122,098	14,609	107,490	12/31/2017
2.103	Property	Heartland Dental Medical Office Portfolio - 4315 North Holland Sylvania Road	1,450,000	8/31/2018							121,021	17,501	103,520	1,755	3,948	97,817	100.0%	9/13/2018	TTM 6/30/2018	132,271	13,504	118,768	12/31/2017
2.104	Property	Heartland Dental Medical Office Portfolio - 21300 Town Commons Drive	1,420,000	8/30/2018							131,025	31,600	99,425	584	3,820	95,020	100.0%	9/13/2018	TTM 6/30/2018	124,326	23,392	100,934	12/31/2017
2.105	Property	Heartland Dental Medical Office Portfolio - 1905 Convenience Place	1,620,000	8/29/2018							123,988	21,184	102,804	2,178	3,770	96,856	100.0%	9/13/2018	TTM 6/30/2018	109,206	16,260	92,946	12/31/2017
2.106	Property	Heartland Dental Medical Office Portfolio - 3308 Platt Springs Road	1,530,000	8/28/2018							121,252	17,865	103,388	430	5,880	97,078	100.0%	9/13/2018	TTM 6/30/2018	120,395	14,389	106,006	12/31/2017
2.107	Property	Heartland Dental Medical Office Portfolio - 132 Milestone Way	1,500,000	8/27/2018							126,854	24,896	101,958	1,157	4,700	96,101	100.0%	9/13/2018	TTM 6/30/2018	125,938	16,558	109,380	12/31/2017
2.108	Property	Heartland Dental Medical Office Portfolio - 1429 Chester Boulevard	1,490,000	8/27/2018							117,276	14,086	103,190	2,188	3,920	97,082	100.0%	9/13/2018	TTM 6/30/2018	114,720	10,869	103,851	12/31/2017
2.109	Property	Heartland Dental Medical Office Portfolio - 1339 North Sumter Boulevard	1,345,000	8/31/2018							163,710	64,214	99,496	1,517	5,257	92,722	100.0%	9/13/2018	TTM 6/30/2018	126,494	57,086	69,408	12/31/2017
2.110	Property	Heartland Dental Medical Office Portfolio - 1536 Farm to Market 359 Road	1,480,000	9/4/2018							126,997	27,530	99,467	439	4,900	94,128	100.0%	9/13/2018	TTM 6/30/2018	34,891	0	34,891	N/A
2.111	Property	Heartland Dental Medical Office Portfolio - 3585 North 168th Court	1,480,000	9/10/2018							131,026	35,307	95,719	179	3,269	92,271	100.0%	9/13/2018	TTM 6/30/2018	120,847	30,571	90,277	12/31/2017
2.112	Property	Heartland Dental Medical Office Portfolio - 1980 U.S. Highway 1 South	1,500,000	8/28/2018							125,241	25,878	99,363	749	4,952	93,662	100.0%	9/13/2018	TTM 6/30/2018	117,629	18,190	99,439	12/31/2017
2.113	Property	Heartland Dental Medical Office Portfolio - 13328 Metcalf Avenue	1,400,000	8/30/2018							145,396	44,029	101,368	2,633	4,207	94,528	100.0%	9/13/2018	TTM 6/30/2018	139,218	39,919	99,299	12/31/2017
2.114	Property	Heartland Dental Medical Office Portfolio - 826 West Lincoln Avenue	1,260,000	8/29/2018							130,250	37,459	92,791	825	4,690	87,276	100.0%	9/13/2018	TTM 6/30/2018	119,349	23,462	95,887	12/31/2017
2.115	Property	Heartland Dental Medical Office Portfolio - 1515 West 45th Avenue	1,420,000	8/28/2018							126,893	30,184	96,710	2,573	5,000	89,137	100.0%	9/13/2018	TTM 6/30/2018	121,391	22,277	99,114	12/31/2017
2.116	Property	Heartland Dental Medical Office Portfolio - 1012 Mill Pond Lane	1,490,000	8/28/2018							130,396	37,011	93,385	320	5,231	87,834	65.7%	9/13/2018	TTM 6/30/2018	88,104	31,172	56,932	12/31/2017
2.117	Property	Heartland Dental Medical Office Portfolio - 621 Chatham Avenue	1,230,000	8/28/2018							145,875	53,743	92,132	1,273	6,600	84,259	100.0%	9/13/2018	TTM 6/30/2018	126,159	57,186	68,973	12/31/2017
2.118	Property	Heartland Dental Medical Office Portfolio - 24940 South Tamiami Trail	1,120,000	8/30/2018							111,310	27,204	84,106	433	3,675	79,997	100.0%	9/13/2018	TTM 6/30/2018	71,079	15,939	55,140	N/A
2.119	Property	Heartland Dental Medical Office Portfolio - 609 Front Street	1,260,000	8/31/2018							108,907	23,687	85,221	875	3,419	80,927	100.0%	9/13/2018	TTM 6/30/2018	108,249	22,696	85,553	12/31/2017
2.120	Property	Heartland Dental Medical Office Portfolio - 6190 LBJ Freeway	1,270,000	8/27/2018							109,811	24,210	85,601	683	3,500	81,418	100.0%	9/13/2018	TTM 6/30/2018	106,019	18,690	87,329	12/31/2017
2.121	Property	Heartland Dental Medical Office Portfolio - 3417 Schofield Avenue	1,040,000	8/28/2018							121,856	24,085	97,771	2,070	4,535	91,166	100.0%	9/13/2018	TTM 6/30/2018	120,578	20,545	100,033	12/31/2017
2.122	Property	Heartland Dental Medical Office Portfolio - 330 Park Place	1,380,000	8/28/2018							110,557	24,552	86,006	1,053	3,800	81,153	100.0%	9/13/2018	TTM 6/30/2018	114,554	16,299	98,256	12/31/2017
2.123	Property	Heartland Dental Medical Office Portfolio - 1490 North Green Mount Road	1,200,000	9/1/2018							102,092	19,465	82,627	475	4,000	78,152	100.0%	9/13/2018	TTM 6/30/2018	106,322	16,369	89,953	12/31/2017
2.124	Property	Heartland Dental Medical Office Portfolio - 213 Main Street	1,370,000	8/28/2018							107,800	26,172	81,628	1,168	3,286	77,174	100.0%	9/13/2018	TTM 6/30/2018	106,123	22,974	83,149	12/31/2017
2.125	Property	Heartland Dental Medical Office Portfolio - 11119 Hearth Road	1,310,000	8/30/2018							105,434	24,058	81,376	1,989	4,375	75,012	100.0%	9/13/2018	TTM 6/30/2018	97,487	18,231	79,256	12/31/2017
2.126	Property	Heartland Dental Medical Office Portfolio - 2362 West Boulevard Street	1,230,000	8/28/2018							101,271	16,772	84,499	2,820	3,920	77,759	100.0%	9/13/2018	TTM 6/30/2018	101,067	13,213	87,854	12/31/2017
2.127	Property	Heartland Dental Medical Office Portfolio - 2812 East Main Street	990,000	8/28/2018							112,990	28,998	83,991	506	4,875	78,610	100.0%	9/13/2018	TTM 6/30/2018	119,318	25,741	93,578	12/31/2017
2.128	Property	Heartland Dental Medical Office Portfolio - 1202 South Broad Street	1,090,000	8/28/2018							105,068	24,914	80,154	1,686	4,600	73,868	100.0%	9/13/2018	TTM 6/30/2018	105,668	21,760	83,909	12/31/2017
2.129	Property	Heartland Dental Medical Office Portfolio - 8790 Walnut Grove Road	1,350,000	8/23/2018							113,863	27,431	86,432	627	3,697	82,108	100.0%	9/13/2018	TTM 6/30/2018	39,435	241	39,193	N/A
2.130	Property	Heartland Dental Medical Office Portfolio - 10708 East State Road 64	1,200,000	8/28/2018							111,761	33,517	78,244	1,032	3,818	73,395	100.0%	9/13/2018	TTM 6/30/2018	99,265	21,717	77,548	12/31/2017
2.131	Property	Heartland Dental Medical Office Portfolio - 2184 FM 3009	1,290,000	9/4/2018							97,850	17,919	79,930	544	3,404	75,983	100.0%	9/13/2018	TTM 6/30/2018	98,908	16,962	81,946	12/31/2017
2.132	Property	Heartland Dental Medical Office Portfolio - 2210 Boiling Springs Road	1,150,000	8/27/2018							102,083	23,177	78,906	722	4,297	73,887	100.0%	9/13/2018	TTM 6/30/2018	98,111	17,004	81,108	12/31/2017
2.133	Property	Heartland Dental Medical Office Portfolio - 3105 Kirby Whitten Road	1,100,000	8/23/2018							106,556	23,207	83,349	287	4,250	78,812	100.0%	9/13/2018	TTM 6/30/2018	96,495	20,334	76,162	12/31/2017
2.134	Property	Heartland Dental Medical Office Portfolio - 716 32nd Street South	1,190,000	8/28/2018							89,206	11,653	77,552	1,404	4,700	71,449	100.0%	9/13/2018	TTM 6/30/2018	88,014	9,110	78,904	12/31/2017
2.135	Property	Heartland Dental Medical Office Portfolio - 1010 West U.S. Route 6	1,220,000	8/27/2018							92,573	15,984	76,589	555	3,600	72,434	100.0%	9/13/2018	TTM 6/30/2018	90,723	12,452	78,271	12/31/2017
2.136	Property	Heartland Dental Medical Office Portfolio - 935 West Exchange Parkway	1,040,000	8/27/2018							87,811	16,426	71,385	19	2,500	68,865	100.0%	9/13/2018	TTM 6/30/2018	87,555	13,382	74,174	12/31/2017
2.137	Property	Heartland Dental Medical Office Portfolio - 3608 Jeffco Boulevard	1,050,000	8/28/2018							97,689	23,871	73,818	555	3,290	69,973	100.0%	9/13/2018	TTM 6/30/2018	111,493	21,052	90,442	12/31/2017
2.138	Property	Heartland Dental Medical Office Portfolio - 998 Williford Court	1,180,000	8/28/2018							82,042	9,680	72,362	290	2,556	69,516	100.0%	9/13/2018	TTM 6/30/2018	93,785	7,226	86,559	12/31/2017
2.139	Property	Heartland Dental Medical Office Portfolio - 4405 Highway 17	1,170,000	8/30/2018							88,156	15,944	72,213	403	4,080	67,730	100.0%	9/13/2018	TTM 6/30/2018	79,557	9,134	70,423	12/31/2017
2.140	Property	Heartland Dental Medical Office Portfolio - 3003 Twin Rivers Drive	1,010,000	8/29/2018							77,933	8,916	69,017	980	3,994	64,043	100.0%	9/13/2018	TTM 6/30/2018	78,889	6,655	72,233	12/31/2017
2.141	Property	Heartland Dental Medical Office Portfolio - 12260 Tamiami Trail East	920,000	8/30/2018							87,350	20,554	66,797	327	2,700	63,770	100.0%	9/13/2018	TTM 6/30/2018	77,065	11,518	65,548	12/31/2017
2.142	Property	Heartland Dental Medical Office Portfolio - 1405 South 25th Street	1,130,000	9/6/2018							95,718	27,241	68,477	853	3,984	63,640	67.4%	9/13/2018	TTM 6/30/2018	66,750	19,956	46,794	12/31/2017
2.143	Property	Heartland Dental Medical Office Portfolio - 12605 Troxler Avenue	1,050,000	9/1/2018							92,421	22,303	70,118	421	3,403	66,294	100.0%	9/13/2018	TTM 6/30/2018	92,189	20,297	71,892	12/31/2017
2.144	Property	Heartland Dental Medical Office Portfolio - 122 Stone Trace Drive	930,000	9/4/2018							80,578	14,337	66,241	423	6,025	59,793	100.0%	9/13/2018	TTM 6/30/2018	86,258	10,933	75,325	N/A
2.145	Property	Heartland Dental Medical Office Portfolio - 4455 Florida National Drive	800,000	9/5/2018							84,488	16,747	67,742	987	3,847	62,907	100.0%	9/13/2018	TTM 6/30/2018	81,927	13,112	68,816	12/31/2017
2.146	Property	Heartland Dental Medical Office Portfolio - 3645 North Council Road	1,090,000	9/1/2018							75,786	11,122	64,665	933	3,655	60,077	100.0%	9/13/2018	TTM 6/30/2018	77,529	4,304	73,225	12/31/2017
2.147	Property	Heartland Dental Medical Office Portfolio - 9305 Market Square Drive	910,000	8/31/2018							77,634	13,626	64,008	1,784	4,792	57,432	100.0%	9/13/2018	TTM 6/30/2018	7,666	6,326	1,341	N/A
2.148	Property	Heartland Dental Medical Office Portfolio - 3420 Bayside Lakes Boulevard Southeast	1,590,000	9/5/2018							99,469	38,955	60,514	688	4,803	55,023	70.7%	9/13/2018	TTM 6/30/2018	113,486	33,066	80,420	12/31/2017
2.149	Property	Heartland Dental Medical Office Portfolio - 309 West Ogden Avenue	940,000	9/6/2018							81,448	22,398	59,049	245	2,600	56,204	100.0%	9/13/2018	TTM 6/30/2018	26,300	870	25,430	N/A
2.150	Property	Heartland Dental Medical Office Portfolio - 456 University Boulevard North	1,030,000	8/28/2018							85,950	23,917	62,033	832	4,788	56,413	100.0%	9/13/2018	TTM 6/30/2018	82,948	19,027	63,922	12/31/2017
2.151	Property	Heartland Dental Medical Office Portfolio - 1316 McMillan Street	950,000	9/4/2018							88,128	29,187	58,941	2,419	3,600	52,922	100.0%	9/13/2018	TTM 6/30/2018	78,697	17,584	61,113	12/31/2017
2.152	Property	Heartland Dental Medical Office Portfolio - 6233 Veterans Parkway	690,000	8/29/2018							75,173	11,040	64,133	1,382	2,395	60,356	100.0%	9/13/2018	TTM 6/30/2018	76,928	8,648	68,280	12/31/2017
2.153	Property	Heartland Dental Medical Office Portfolio - 116 Calumet Center Road	810,000	8/29/2018							63,035	9,234	53,801	346	3,198	50,256	100.0%	9/13/2018	TTM 6/30/2018	64,031	7,714	56,317	12/31/2017
2.154	Property	Heartland Dental Medical Office Portfolio - 828 South Main Street	750,000	9/4/2018							66,359	8,399	57,960	932	6,390	50,637	100.0%	9/13/2018	TTM 6/30/2018	66,106	6,390	59,716	12/31/2017
2.155	Property	Heartland Dental Medical Office Portfolio - 7200 Red Hawk Court	820,000	8/27/2018							68,132	16,726	51,406	164	2,918	48,323	100.0%	9/13/2018	TTM 6/30/2018	69,963	14,693	55,270	12/31/2017
2.156	Property	Heartland Dental Medical Office Portfolio - 303 Ashby Park Lane	775,000	8/27/2018							67,098	14,550	52,548	1,232	3,100	48,216	100.0%	9/13/2018	TTM 6/30/2018	13,012	396	12,616	N/A
2.157	Property	Heartland Dental Medical Office Portfolio - 3106 Professional Plaza	650,000	8/23/2018							63,792	14,822	48,970	467	2,500	46,003	100.0%	9/13/2018	TTM 6/30/2018	61,112	12,981	48,131	12/31/2017
2.158	Property	Heartland Dental Medical Office Portfolio - 1950 Chesley Drive	710,000	9/4/2018							60,738	13,460	47,278	1,432	3,365	42,481	100.0%	9/13/2018	N/A	N/A	N/A	N/A	N/A
2.159	Property	Heartland Dental Medical Office Portfolio - 104 South Houston Road	690,000	8/29/2018							53,599	6,618	46,981	2,243	3,386	41,352	100.0%	9/13/2018	TTM 6/30/2018	53,685	4,974	48,711	12/31/2017

A-1-11

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Appraised Value(4)	Appraisal Date(4)	U/W NOI DSCR(3)(25)	U/W NCF DSCR(3)(23)(25)	Cut-off Date LTV Ratio(3)(4)	LTV Ratio at Maturity(3)(4)	U/W NOI Debt Yield(3)	U/W NCF Debt Yield(3)(23)	U/W EGI	U/W Expenses	U/W NOI(22)	U/W Replacement	U/W TI/LC	U/W NCF(4)	Occupancy Rate(9)(20)	Occupancy as-of Date	Most Recent Operating Statement Date	Most Recent EGI	Most Recent Expenses	Most Recent NOI (22)	Second Most Recent Operating Statement Date
2.160	Property	Heartland Dental Medical Office Portfolio - 103 East Tatum Avenue	700,000	8/28/2018							55,722	8,983	46,739	758	4,500	41,481	100.0%	9/13/2018	TTM 6/30/2018	55,431	7,433	47,998	12/31/2017
2.161	Property	Heartland Dental Medical Office Portfolio - 165 Juniper Circle	730,000	8/28/2018							54,472	6,940	47,532	1,753	2,400	43,379	100.0%	9/13/2018	TTM 6/30/2018	53,276	5,253	48,022	12/31/2017
2.162	Property	Heartland Dental Medical Office Portfolio - 135 East Broadway Street	675,000	8/31/2018							56,222	6,914	49,308	2,349	4,570	42,389	76.6%	9/13/2018	TTM 6/30/2018	40,608	5,072	35,535	12/31/2017
2.163	Property	Heartland Dental Medical Office Portfolio - 9360 Two Notch Road	680,000	8/28/2018							63,263	19,579	43,684	1,522	1,936	40,226	100.0%	9/13/2018	TTM 6/30/2018	54,139	15,584	38,555	12/31/2017
2.164	Property	Heartland Dental Medical Office Portfolio - 12988 Georgia Highway 9	1,800,000	8/31/2018							54,262	13,543	40,719	690	3,312	36,717	100.0%	9/13/2018	TTM 6/30/2018	121,661	12,783	108,878	12/31/2017
2.165	Property	Heartland Dental Medical Office Portfolio - 5 Jannell Court	490,000	9/6/2018							59,733	13,391	46,343	1,250	3,270	41,823	65.1%	9/13/2018	TTM 6/30/2018	47,753	11,552	36,202	12/31/2017
2.166	Property	Heartland Dental Medical Office Portfolio - 1617 East Main Street	575,000	8/27/2018							50,539	9,575	40,963	1,035	2,726	37,203	100.0%	9/13/2018	TTM 6/30/2018	46,725	5,801	40,925	12/31/2017
2.167	Property	Heartland Dental Medical Office Portfolio - 2116 Vista Oeste North West, Unit 202	620,000	8/24/2018							49,221	6,997	42,224	882	2,900	38,443	100.0%	9/13/2018	TTM 6/30/2018	48,743	5,052	43,691	12/31/2017
2.168	Property	Heartland Dental Medical Office Portfolio - 50 South Kyrene Road, Suite 5	550,000	8/28/2018							39,615	6,197	33,418	431	1,892	31,095	100.0%	9/13/2018	TTM 6/30/2018	39,354	4,580	34,773	12/31/2017
2.169	Property	Heartland Dental Medical Office Portfolio - 101 Rice Bent Way Suite 4	360,000	8/28/2018							37,774	10,406	27,368	713	2,255	24,400	100.0%	9/13/2018	TTM 6/30/2018	29,126	5,976	23,150	N/A
3	Loan	Saint Louis Galleria	465,600,000	9/24/2018	1.72	1.67	51.5%	47.0%	11.3%	11.0%	37,642,385	10,481,622	27,160,764	116,424	560,043	26,484,297	96.9%	9/30/2018	TTM 8/31/2018	37,310,336	10,000,986	27,309,350	12/31/2017
4	Loan	Staples Strategic Industrial	201,450,000	Various	1.91	1.72	62.6%	62.6%	9.5%	8.6%	12,403,200	372,096	12,031,104	403,113	800,822	10,827,169	100.0%	12/1/2018	N/A	N/A	N/A	N/A	N/A
4.01	Property	Staples - Hagerstown, MD	54,700,000	8/29/2018							N/A	N/A	N/A	N/A	N/A	N/A	100.0%	12/1/2018	N/A	N/A	N/A	N/A	N/A
4.02	Property	Staples - Montgomery, NY	40,000,000	8/31/2018							N/A	N/A	N/A	N/A	N/A	N/A	100.0%	12/1/2018	N/A	N/A	N/A	N/A	N/A
4.03	Property	Staples - Terre Haute, IN	38,750,000	8/31/2018							N/A	N/A	N/A	N/A	N/A	N/A	100.0%	12/1/2018	N/A	N/A	N/A	N/A	N/A
4.04	Property	Staples - London, OH	24,100,000	8/31/2018							N/A	N/A	N/A	N/A	N/A	N/A	100.0%	12/1/2018	N/A	N/A	N/A	N/A	N/A
4.05	Property	Staples - Beloit, WI	18,700,000	9/4/2018							N/A	N/A	N/A	N/A	N/A	N/A	100.0%	12/1/2018	N/A	N/A	N/A	N/A	N/A
4.06	Property	Staples - Dayville, CT	14,300,000	8/29/2018							N/A	N/A	N/A	N/A	N/A	N/A	100.0%	12/1/2018	N/A	N/A	N/A	N/A	N/A
4.07	Property	Staples - Arden Hills, MN	5,600,000	9/4/2018							N/A	N/A	N/A	N/A	N/A	N/A	100.0%	12/1/2018	N/A	N/A	N/A	N/A	N/A
4.08	Property	Staples - Putnam, CT	5,300,000	8/29/2018							N/A	N/A	N/A	N/A	N/A	N/A	100.0%	12/1/2018	N/A	N/A	N/A	N/A	N/A
5	Loan	CBBC Industrial Portfolio	85,880,000	Various	2.02	1.77	61.7%	61.7%	10.4%	9.1%	5,678,349	170,350	5,507,998	512,536	169,827	4,825,635	100.0%	12/1/2018	N/A	N/A	N/A	N/A	N/A
5.01	Property	CBBC - Dallas, TX	34,680,000	9/18/2018							N/A	N/A	N/A	N/A	N/A	N/A	100.0%	12/1/2018	N/A	N/A	N/A	N/A	N/A
5.02	Property	CBBC - Winter Haven, FL	21,000,000	9/19/2018							N/A	N/A	N/A	N/A	N/A	N/A	100.0%	12/1/2018	N/A	N/A	N/A	N/A	N/A
5.03	Property	CBBC - Lakeland, FL	19,300,000	9/19/2018							N/A	N/A	N/A	N/A	N/A	N/A	100.0%	12/1/2018	N/A	N/A	N/A	N/A	N/A
5.04	Property	CBBC - Houston, TX	10,900,000	9/18/2018							N/A	N/A	N/A	N/A	N/A	N/A	100.0%	12/1/2018	N/A	N/A	N/A	N/A	N/A
6	Loan	435 Tasso Street	67,900,000	11/9/2018	2.66	2.57	44.2%	44.2%	11.9%	11.5%	4,399,826	832,750	3,567,076	5,783	123,396	3,437,898	100.0%	9/13/2018	TTM 9/30/2018	3,591,711	603,974	2,987,737	12/31/2017
7	Loan	Pier 1 Imports Headquarters	86,000,000	6/22/2018	1.51	1.38	64.0%	58.9%	9.6%	8.7%	11,042,494	5,762,480	5,280,014	61,497	409,977	4,808,540	99.5%	6/30/2018	TTM 6/30/2018	12,303,151	5,829,988	6,473,163	12/31/2017
8	Loan	Princeton Marriott at Forrestal	37,900,000	9/21/2018	3.08	2.30	63.3%	63.3%	17.1%	12.8%	20,807,509	16,699,198	4,108,310	1,040,375	0	3,067,935	68.5%	TTM 9/30/2018	TTM 9/30/2018	20,843,033	16,697,128	4,145,904	12/31/2017
9	Loan	McCreless Market	36,000,000	10/17/2018	2.67	2.56	56.9%	56.9%	12.7%	12.2%	3,798,621	1,195,657	2,602,965	19,788	89,168	2,494,008	96.6%	11/28/2018	N/A	N/A	N/A	N/A	N/A
10	Loan	Woodbury & Cyrene	29,580,000	9/20/2018	1.47	1.45	64.2%	64.2%	7.8%	7.7%	2,013,619	537,204	1,476,415	20,500	0	1,455,915	96.3%	10/31/2018	TTM 10/31/2018	1,405,079	299,906	1,105,173	12/31/2017
10.01	Property	Woodbury Crossing	18,520,000	9/20/2018							N/A	N/A	N/A	N/A	N/A	N/A	94.2%	10/31/2018	N/A	N/A	N/A	N/A	N/A
10.02	Property	Cyrene Duplexes	11,060,000	9/20/2018							N/A	N/A	N/A	N/A	N/A	N/A	100.0%	10/31/2018	N/A	N/A	N/A	N/A	N/A
11	Loan	16300 Roscoe Blvd	35,000,000	7/12/2018	1.58	1.55	75.0%	62.0%	10.4%	10.2%	4,253,913	1,531,223	2,722,689	30,807	24,530	2,667,353	100.0%	11/1/2018	TTM 8/31/2018	4,357,739	1,623,501	2,734,237	12/31/2017
12	Loan	Warren Hospitality Portfolio	28,700,000	9/12/2018	2.11	1.84	60.3%	46.1%	15.7%	13.7%	6,986,179	4,262,797	2,723,383	349,309	0	2,374,074	72.5%	TTM 8/31/2018	TTM 8/31/2018	6,986,179	4,176,911	2,809,268	12/31/2017
12.01	Property	Holiday Inn & Suites - Warren	14,700,000	9/12/2018							3,592,980	2,165,397	1,427,583	179,649	0	1,247,934	71.6%	TTM 8/31/2018	TTM 8/31/2018	3,592,980	2,169,244	1,423,735	12/31/2017
12.02	Property	Holiday Inn Express - Warren	14,000,000	9/12/2018							3,393,200	2,097,399	1,295,800	169,660	0	1,126,140	73.5%	TTM 8/31/2018	TTM 8/31/2018	3,393,200	2,007,666	1,385,533	12/31/2017
13	Loan	Best Western Premier Tides Hotel - Orange Beach	25,600,000	8/3/2018	1.83	1.66	66.3%	55.8%	12.8%	11.6%	5,143,608	2,975,576	2,168,032	205,744	0	1,962,288	71.8%	TTM 8/31/2018	TTM 8/31/2018	5,143,608	2,964,365	2,179,243	12/31/2017
14	Loan	Regency Properties Portfolio	47,330,000	Various	1.59	1.39	74.5%	65.1%	10.8%	9.4%	5,380,925	1,586,409	3,794,516	124,909	352,265	3,317,343	89.4%	8/31/2018	TTM 7/31/2018	3,612,053	949,238	2,662,815	12/31/2017
14.01	Property	Vernal Towne Center	20,200,000	7/30/2018							2,102,966	521,430	1,581,536	23,978	129,375	1,428,183	86.5%	8/31/2018	TTM 7/31/2018	2,230,640	463,002	1,767,638	12/31/2017
14.02	Property	Monticello Marketplace	7,800,000	7/24/2018							861,703	239,496	622,207	21,001	93,146	508,060	94.4%	8/31/2018	N/A	N/A	N/A	N/A	N/A
14.03	Property	Columbia Square	5,100,000	7/24/2018							559,804	252,127	307,678	32,023	35,995	239,659	86.7%	8/31/2018	N/A	N/A	N/A	N/A	N/A
14.04	Property	Wabash Crossings East	3,920,000	7/24/2018							456,223	114,339	341,884	3,321	17,456	321,107	93.0%	8/31/2018	N/A	N/A	N/A	N/A	N/A
14.05	Property	Granville Corners	3,710,000	8/3/2018							506,051	181,236	324,816	22,188	25,838	276,789	85.0%	8/31/2018	TTM 7/31/2018	551,893	205,836	346,057	12/31/2017
14.06	Property	Tarpon Heights	3,500,000	7/3/2018							459,815	127,697	332,117	8,652	25,345	298,121	95.6%	8/31/2018	TTM 7/31/2018	434,946	142,245	292,701	12/31/2017
14.07	Property	Raceway Mall	3,100,000	7/20/2018							434,363	150,084	284,279	13,746	25,109	245,424	96.7%	8/31/2018	TTM 7/31/2018	394,574	138,155	256,419	12/31/2017
15	Loan	Homewood Suites Columbia/Laurel	23,100,000	8/27/2018	1.82	1.65	65.3%	54.7%	12.5%	11.3%	4,428,037	2,545,834	1,882,202	177,121	0	1,705,081	82.7%	TTM 8/31/2018	TTM 8/31/2018	4,428,037	2,543,385	1,884,651	12/31/2017
16	Loan	Food Lion Portfolio	22,240,000	Various	1.54	1.40	67.4%	56.2%	10.4%	9.5%	2,169,724	609,743	1,559,981	35,746	100,000	1,424,235	91.6%	11/15/2018	TTM 10/31/2018	2,205,748	621,499	1,584,249	12/31/2017
16.01	Property	Crowfield Plaza	5,310,000	8/13/2018							632,366	228,886	403,481	7,555	21,136	374,790	97.0%	11/15/2018	TTM 10/31/2018	654,851	232,004	422,847	12/31/2017
16.02	Property	Tyler Square	5,470,000	8/8/2018							491,346	99,875	391,471	8,576	23,990	358,906	85.2%	9/1/2018	TTM 10/31/2018	487,896	100,173	387,723	12/31/2017
16.03	Property	Hollins Plantation Plaza	4,230,000	8/8/2018							351,736	74,940	276,796	6,888	19,270	250,638	81.2%	9/1/2018	TTM 10/31/2018	351,270	77,310	273,961	12/31/2017
16.04	Property	Dorchester Crossing	3,700,000	8/13/2018							387,000	134,515	252,485	6,791	18,996	226,698	96.7%	9/1/2018	TTM 10/31/2018	380,798	138,717	242,081	12/31/2017
16.05	Property	Wildwood Plaza	3,530,000	8/8/2018							307,276	71,528	235,748	5,937	16,608	213,203	100.0%	9/1/2018	TTM 10/31/2018	330,932	73,296	257,636	12/31/2017
17	Loan	Central City Industrial Park	31,700,000	10/2/2018	2.31	2.06	42.6%	34.8%	14.6%	13.0%	3,659,606	1,683,727	1,975,879	87,845	131,767	1,756,267	91.4%	11/1/2018	TTM 9/30/2018	3,301,128	1,677,676	1,623,452	12/31/2017
18	Loan	Nebraska Crossing	150,000,000	5/18/2018	1.92	1.82	47.7%	44.1%	12.7%	12.0%	12,895,891	3,834,058	9,061,833	55,057	444,680	8,562,096	99.0%	10/10/2018	TTM 6/30/2018	12,847,061	3,936,265	8,910,796	12/31/2017
19	Loan	345 Flats	27,600,000	11/8/2018	1.90	1.82	46.2%	42.7%	12.5%	12.0%	2,656,020	1,064,983	1,591,037	64,172	0	1,526,865	91.3%	10/30/2018	TTM 9/30/2018	2,410,932	1,010,781	1,400,151	12/31/2017
20	Loan	Main Street Commons	17,500,000	10/1/2018	1.49	1.43	71.8%	61.5%	10.2%	9.7%	2,119,965	844,323	1,275,642	41,150	11,433	1,223,059	84.6%	10/31/2018	TTM 9/30/2018	1,388,834	894,743	494,091	12/31/2017
21	Loan	Stop & Shop Manchester	19,600,000	9/20/2018	1.41	1.34	61.2%	50.8%	9.4%	8.9%	1,154,459	31,545	1,122,914	10,276	44,531	1,068,107	100.0%	12/1/2018	N/A	N/A	N/A	N/A	N/A
22	Loan	Five Points Plaza	21,000,000	9/25/2018	2.55	2.37	53.8%	40.3%	17.9%	16.6%	3,294,468	1,267,157	2,027,312	24,674	123,370	1,879,268	100.0%	12/1/2018	TTM 8/31/2018	2,699,863	1,245,880	1,453,983	12/31/2017
23	Loan	Marina Gardens	14,500,000	9/27/2018	1.32	1.30	75.0%	62.3%	8.8%	8.7%	1,328,982	375,125	953,857	12,000	0	941,857	100.0%	10/31/2018	T-1 Annualized 10/31/2018	1,400,338	312,119	1,088,218	N/A
24	Loan	Clevelander South Beach	66,500,000	8/1/2018	2.08	2.00	63.9%	59.8%	14.9%	14.4%	22,399,553	16,055,127	6,344,426	238,650	0	6,105,776	80.4%	TTM 8/31/2018	TTM 8/31/2018	22,399,553	15,252,903	7,146,650	12/31/2017
25	Loan	Christiana Mall	1,040,000,000	6/5/2018	3.19	3.15	32.5%	32.5%	13.8%	13.6%	56,260,022	9,514,932	46,745,090	106,754	533,772	46,104,564	98.3%	5/31/2018	TTM 5/31/2018	54,029,729	10,479,303	43,550,426	12/31/2017
26	Loan	Ellsworth Place	95,900,000	6/21/2018	1.56	1.46	71.9%	63.7%	10.0%	9.4%	10,153,983	3,226,042	6,927,941	86,940	330,370	6,510,631	91.6%	7/1/2018	TTM 5/31/2018	9,643,551	3,258,188	6,385,363	12/31/2017
27	Loan	Feather River Crossing	15,700,000	6/29/2018	1.48	1.40	62.4%	52.2%	10.1%	9.6%	1,330,695	344,333	986,362	9,058	39,422	937,883	100.0%	9/30/2018	N/A	N/A	N/A	N/A	N/A
28	Loan	Hilton Garden Inn - Killeen, TX	11,600,000	9/27/2018	1.88	1.69	70.7%	54.6%	14.5%	13.0%	2,931,734	1,746,640	1,185,093	117,269	0	1,067,824	70.7%	10/4/2018	TTM 9/30/2018	2,931,734	1,738,722	1,193,012	12/31/2017
29	Loan	2246-2260 Jerome Avenue	14,700,000	5/23/2018	2.05	2.04	54.4%	54.4%	10.3%	10.2%	889,611	66,997	822,614	5,336	0	817,278	100.0%	12/1/2018	YTD 10/31/2018 Annualized	836,625	36,000	800,625	N/A
30	Loan	Spanish Springs Shopping Center	18,000,000	9/17/2018	2.26	2.12	41.7%	34.3%	14.6%	13.7%	1,266,879	169,843	1,097,036	13,343	56,949	1,026,743	92.4%	11/13/2018	TTM 8/31/2018	1,234,375	132,519	1,101,856	12/31/2017
31	Loan	Liberty Square	9,025,000	9/27/2018	1.65	1.48	74.6%	62.2%	11.1%	10.0%	981,603	232,252	749,351	21,311	54,634	673,406	93.7%	11/7/2018	TTM 8/31/2018	817,762	201,255	616,507	12/31/2017
32	Loan	Nacogdoches Self Storage	11,380,000	10/28/2018	1.60	1.55	58.0%	58.0%	9.5%	9.2%	986,715	357,862	628,853	19,460	0	609,393	71.2%	10/26/2018	TTM 10/31/2018	974,357	366,186	608,171	12/31/2017
33	Loan	Palm Coast Medical Center	12,150,000	10/25/2018	1.56	1.47	53.5%	44.8%	10.7%	10.1%	821,032	123,664	697,368	9,285	32,740	655,342	100.0%	10/31/2018	N/A	N/A	N/A	N/A	N/A
34	Loan	Skyland Towne Center	8,390,000	8/12/2018	1.43	1.32	74.5%	62.1%	9.7%	8.9%	775,985	170,869	605,116	14,175	32,734	558,207	100.0%	11/1/2018	TTM 10/31/2018	776,245	169,703	606,543	12/31/2017
35	Loan	Best Western Plus Lake Lanier Hotel & Suites	8,000,000	10/11/2018	2.19	2.01	65.5%	50.2%	16.4%	15.0%	1,808,792	948,680	860,112	72,352	0	787,761	73.6%	TTM 9/30/2018	TTM 9/30/2018	1,808,792	995,584	813,209	12/31/2017
36	Loan	Hampton Inn - Derby	7,150,000	8/28/2018	1.73	1.56	69.8%	53.9%	13.2%	11.9%	1,629,060	968,025	661,035	65,162	0	595,873	66.1%	8/31/2018	TTM 8/31/2018	1,629,060	958,500	670,560	12/31/2017
37	Loan	Marion Plaza	6,700,000	8/1/2018	1.60	1.44	64.2%	54.1%	11.2%	10.1%	658,079	174,712	483,367	10,957	37,388	435,022	90.9%	11/30/2018	TTM 9/30/2018	781,936	205,208	576,728	12/31/2017
38	Loan	ExchangeRight Net Leased Portfolio 24	87,335,000	Various	2.07	2.04	62.0%	62.0%	9.5%	9.4%	5,625,154	462,350	5,162,804	21,633	48,973	5,092,198	100.0%	12/1/2018	N/A	N/A	N/A	N/A	N/A
38.01	Property	BioLife Plasma Services L.P. - West Des Moines, IA	8,760,000	10/5/2018							557,944	22,406	535,538	0	0	535,538	100.0%	12/1/2018	N/A	N/A	N/A	N/A	N/A
38.02	Property	BioLife Plasma Services L.P. - Mt. Juliet, TN	7,575,000	10/5/2018							479,694	20,437	459,257	0	0	459,257	100.0%	12/1/2018	N/A	N/A	N/A	N/A	N/A
38.03	Property	Walgreens - Romeoville, IL	5,680,000	10/3/2018							344,350	10,331	334,020	1,475	0	332,544	100.0%	12/1/2018	N/A	N/A	N/A	N/A	N/A
38.04	Property	Walgreens - Lawrenceville, GA	5,500,000	7/20/2018							321,860	9,656	312,204	1,500	0	310,704	100.0%	12/1/2018	N/A	N/A	N/A	N/A	N/A
38.05	Property	Pick ‘n Save - Wisconsin Rapids, WI	5,200,000	10/1/2018							315,564	9,467	306,097	0	0	306,097	100.0%	12/1/2018	N/A	N/A	N/A	N/A	N/A
38.06	Property	Tractor Supply - Albuquerque, NM	5,090,000	10/3/2018							289,751	10,319	279,432	3,043	0	276,388	100.0%	12/1/2018	N/A	N/A	N/A	N/A	N/A
38.07	Property	Walgreens - Sheboygan, WI	4,680,000	10/1/2018							281,261	8,438	272,823	1,505	0	271,319	100.0%	12/1/2018	N/A	N/A	N/A	N/A	N/A
38.08	Property	Walgreens - Oswego, IL	4,610,000	10/3/2018							276,760	10,123	266,638	1,501	0	265,137	100.0%	12/1/2018	N/A	N/A	N/A	N/A	N/A
38.09	Property	Walgreens - Waco, TX	4,320,000	10/3/2018							261,900	7,857	254,043	1,381	0	252,662	100.0%	12/1/2018	N/A	N/A	N/A	N/A	N/A
38.10	Property	Tractor Supply - Antioch, IL	4,300,000	9/29/2018							254,600	9,608	244,992	1,904	0	243,088	100.0%	12/1/2018	N/A	N/A	N/A	N/A	N/A
38.11	Property	Walgreens - Austin, TX	4,000,000	10/3/2018							232,750	6,983	225,768	1,383	9,678	214,707	100.0%	12/1/2018	N/A	N/A	N/A	N/A	N/A
38.12	Property	Walgreens - Flower Mound, TX	4,000,000	10/3/2018							240,240	9,801	230,439	1,387	9,709	219,343	100.0%	12/1/2018	N/A	N/A	N/A	N/A	N/A
38.13	Property	Tractor Supply - Columbia Station, OH	3,525,000	10/1/2018							209,000	8,121	200,879	1,903	0	198,977	100.0%	12/1/2018	N/A	N/A	N/A	N/A	N/A
38.14	Property	Fresenius Medical Care - Brownsville, TX	2,970,000	10/4/2018							203,222	6,097	197,126	0	7,208	189,918	100.0%	12/1/2018	N/A	N/A	N/A	N/A	N/A
38.15	Property	CVS Pharmacy - Peoria Heights, IL	2,610,000	10/3/2018							158,122	4,744	153,378	0	0	153,378	100.0%	12/1/2018	N/A	N/A	N/A	N/A	N/A
38.16	Property	Advance Auto Parts - Grayslake, IL	2,475,000	9/29/2018							193,069	54,023	139,046	942	6,051	132,054	100.0%	12/1/2018	N/A	N/A	N/A	N/A	N/A
38.17	Property	Dollar General - Lancaster, PA	1,700,000	10/5/2018							111,915	8,293	103,622	0	0	103,622	100.0%	12/1/2018	N/A	N/A	N/A	N/A	N/A
38.18	Property	Sherwin Williams - Painesville, OH	1,610,000	10/3/2018							102,121	4,092	98,029	453	3,150	94,426	100.0%	12/1/2018	N/A	N/A	N/A	N/A	N/A
38.19	Property	Dollar General - Herminie, PA	1,600,000	10/1/2018							115,956	15,949	100,007	0	0	100,007	100.0%	12/1/2018	N/A	N/A	N/A	N/A	N/A
38.20	Property	Dollar General - Tallahassee, FL	1,550,000	10/3/2018							134,188	27,176	107,012	1,568	6,370	99,074	100.0%	12/1/2018	N/A	N/A	N/A	N/A	N/A
38.21	Property	Dollar General - Gibsonia, PA	1,500,000	10/1/2018							132,217	40,529	91,688	0	0	91,688	100.0%	12/1/2018	N/A	N/A	N/A	N/A	N/A
38.22	Property	Dollar General - Mansfield, OH	1,455,000	7/2/2018							129,738	43,892	85,846	0	0	85,846	100.0%	12/1/2018	N/A	N/A	N/A	N/A	N/A
38.23	Property	Advance Auto Parts - McDonough, GA	1,350,000	10/1/2018							140,764	62,133	78,631	718	0	77,914	100.0%	12/1/2018	N/A	N/A	N/A	N/A	N/A
38.24	Property	Dollar Tree - Cleveland, OH	1,275,000	10/3/2018							138,168	51,878	86,290	973	6,808	78,510	100.0%	12/1/2018	N/A	N/A	N/A	N/A	N/A
39	Loan	Sheets Self Storage	6,500,000	11/1/2018	1.91	1.85	63.8%	63.8%	10.3%	9.9%	660,174	233,595	426,579	14,484	0	412,095	97.5%	9/30/2018	TTM 10/31/2018	630,455	241,677	388,778	12/31/2017
40	Loan	Bradenton Health Park East	6,300,000	11/26/2018	1.80	1.67	63.5%	58.8%	12.0%	11.1%	670,359	190,924	479,434	4,371	30,000	445,063	94.7%	11/29/2018	TTM 9/30/2018	441,840	136,342	305,497	12/31/2017
41	Loan	820 Industrial Road	5,100,000	11/6/2018	1.93	1.65	58.8%	49.3%	13.3%	11.4%	549,811	150,711	399,100	25,037	32,085	341,978	100.0%	12/1/2018	N/A	N/A	N/A	N/A	N/A

A-1-12

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Second Most Recent EGI	Second Most Recent Expenses	Second Most Recent NOI	Third Most Recent Operating Statement Date	Third Most Recent EGI	Third Most Recent Expenses	Third Most Recent NOI	Largest Tenant Name(9)(10)(11)	Largest Tenant Sq. Ft.	Largest Tenant % of NRA	Largest Tenant Exp. Date(2)	Second Largest Tenant Name(9)(10)(12)	Second Largest Tenant Sq. Ft.	Second Largest Tenant % of NRA	Second Largest Tenant Exp. Date(2)
1	Loan	Great Value Storage Portfolio	32,295,038	13,000,855	19,294,182	12/31/2016	30,067,746	12,153,326	17,914,420	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.01	Property	GVS - 6250 Westward Lane	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.02	Property	GVS - 9530 Skillman Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.03	Property	GVS - 10640 Hempstead Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.04	Property	GVS - 2202 North Market Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.05	Property	GVS - 4311 Samuell Boulevard	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.06	Property	GVS - 3380 North Post Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.07	Property	GVS - 1223, 1235, 1431, 1441, 1451, 1491, 1527, 1543 & 1559 North Nellis Boulevard	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.08	Property	GVS - 4901 South Freeway	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.09	Property	GVS - 15300 Kuykendahl Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.10	Property	GVS - 111 North Layfair Drive	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.11	Property	GVS - 1710 North Cunningham Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.12	Property	GVS - 9984 South Old State Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.13	Property	GVS - 5550 Antoine Drive	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.14	Property	GVS - 11702 Beechnut Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.15	Property	GVS - 435 Congress Park Drive	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.16	Property	GVS - 7200 Tussing Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.17	Property	GVS - 9951 Harwin Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.18	Property	GVS - 1330 Georgesville Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.19	Property	GVS - 2033 Oak Grove Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.20	Property	GVS - 920 Highway 80 East	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.21	Property	GVS - 1661 and 1670 West Government Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.22	Property	GVS - 123 South Meridian Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.23	Property	GVS - 613 North Freeway	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.24	Property	GVS - 5199 Westerville Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.25	Property	GVS - 14318 Highway 249	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.26	Property	GVS - 410 Gulf Freeway	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.27	Property	GVS - 7986 Southern Boulevard	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.28	Property	GVS - 8450 Cook Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.29	Property	GVS - 765 South Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.30	Property	GVS - 9600 Marion Ridge	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.31	Property	GVS - 580 East Dublin Granville Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.32	Property	GVS - 3951 Highway 78	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.33	Property	GVS - 10013 FM 620	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.34	Property	GVS - 9010 Emmett F Lowry Expressway	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.35	Property	GVS - 5301 Tamarack Circle East	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.36	Property	GVS - 7821 Taylor Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.37	Property	GVS - 10601 West Fairmont Parkway	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.38	Property	GVS - 1910 25th Avenue North	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.39	Property	GVS - 8501 North Springboro Pike	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.40	Property	GVS - 443 Laredo Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.41	Property	GVS - 13825 FM 306	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.42	Property	GVS - 2502 Bay Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.43	Property	GVS - 1151 East Expressway 83	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.44	Property	GVS - 3785 Shiloh Springs Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.45	Property	GVS - 1585 Lexington Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.46	Property	GVS - 8801 Boone Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.47	Property	GVS - 2150 Wirt Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.48	Property	GVS - 426 North Smithville Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.49	Property	GVS - 3412 Garth Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.50	Property	GVS - 8320 Alabonson Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.51	Property	GVS - 2407 South U.S. Highway 183	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.52	Property	GVS - 7273 Kearney Street and 6345 East 78th Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.53	Property	GVS - 4145 State Route 741	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.54	Property	GVS - 1961 Covington Pike	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.55	Property	GVS - 941 Fairmont Parkway	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.56	Property	GVS - 60 Westpark Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.57	Property	GVS - 16530 West Hardy Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.58	Property	GVS - 1594 Route 9G	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.59	Property	GVS - 5811 North Houston Rosslyn Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.60	Property	GVS - 632 Timkin Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.61	Property	GVS - 4806 Marie Lane	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.62	Property	GVS - 16905 Indian Chief Drive	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.63	Property	GVS - 7116 South IH-35 Frontage Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1.64	Property	GVS - 4641 Production Drive	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
2	Loan	Heartland Dental Medical Office Portfolio	21,166,775	3,738,057	17,428,719	12/31/2016	17,386,169	3,426,047	13,960,122	Various	Various	N/A	Various	Various	Various	N/A	Various
2.001	Property	Heartland Dental Medical Office Portfolio - 1200 Network Centre Drive	1,200,840	110,612	1,090,228	12/31/2016	1,203,371	141,524	1,061,847	HD Home Office	84,190	100.0%	5/31/2028	N/A	N/A	N/A	N/A
2.002	Property	Heartland Dental Medical Office Portfolio - 9150 North East Barry Road	412,979	83,684	329,295	12/31/2016	315,967	83,290	232,677	AT&T - Kansas City, MO	3,850	39.6%	1/31/2022	Liberty Dental Care	3,077	31.6%	11/30/2021
2.003	Property	Heartland Dental Medical Office Portfolio - 11925 Jones Bridge Road	226,433	23,908	202,525	N/A	N/A	N/A	N/A	Jones Bridge Dental Care	9,950	67.0%	8/31/2026	Chandra Dance Academy	1,560	10.5%	7/31/2021
2.004	Property	Heartland Dental Medical Office Portfolio - 200 Brevco Plaza	450,150	143,743	306,407	12/31/2016	448,812	149,506	299,306	Mercy Clinic East Communities Endo	5,877	31.2%	11/30/2023	DVA Healthcare Renal Care, Inc. (DaVita)	5,514	29.3%	11/16/2021
2.005	Property	Heartland Dental Medical Office Portfolio - 1760 West Virginia Street	283,172	62,339	220,833	12/31/2016	288,748	76,696	212,052	McKinneyDentist.com	8,000	77.7%	1/31/2025	N/A	N/A	N/A	N/A
2.006	Property	Heartland Dental Medical Office Portfolio - 117 St. Patrick’s Drive	268,602	27,827	240,775	12/31/2016	270,900	33,931	236,970	Neibauer Dental - Waldorf	6,699	100.0%	9/30/2021	N/A	N/A	N/A	N/A
2.007	Property	Heartland Dental Medical Office Portfolio - 1647 County Road 220	342,249	103,312	238,938	12/31/2016	320,336	85,709	234,627	Island Walk Dental	4,311	52.8%	2/28/2022	Tijuana Flats	2,046	25.0%	10/31/2022
2.008	Property	Heartland Dental Medical Office Portfolio - 3500 East Highway 377	242,778	40,488	202,290	12/31/2016	249,229	51,063	198,166	Granbury Dental Center	6,000	100.0%	3/31/2022	N/A	N/A	N/A	N/A
2.009	Property	Heartland Dental Medical Office Portfolio - 4112 North Belt Highway	262,803	48,577	214,225	12/31/2016	263,066	50,755	212,311	Cook Crossing Dental Care	2,400	40.0%	12/31/2022	Verizon Wireless - St. Joseph, MO (T-Mobile Sublease)	1,800	30.0%	2/28/2023
2.010	Property	Heartland Dental Medical Office Portfolio - 3009 Winghaven Boulevard	248,816	40,191	208,625	12/31/2016	253,330	48,293	205,037	Regional Eyecare Associates, Inc	4,000	48.8%	12/31/2027	Creative Smiles - Winghaven	2,100	25.6%	12/31/2021
2.011	Property	Heartland Dental Medical Office Portfolio - 2202 Althoff Drive	268,131	43,897	224,233	12/31/2016	293,889	74,050	219,839	HD PSR Center	42,962	100.0%	4/30/2026	N/A	N/A	N/A	N/A
2.012	Property	Heartland Dental Medical Office Portfolio - 3820 Wabash Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Heartland Dental - Springfield	5,500	100.0%	12/31/2028	N/A	N/A	N/A	N/A
2.013	Property	Heartland Dental Medical Office Portfolio - 561 East Lincoln Highway	234,512	53,006	181,506	12/31/2016	133,653	49,588	84,065	Hickory Creek Family Dentistry	3,585	52.6%	6/30/2025	America’s Best	3,225	47.4%	6/30/2026
2.014	Property	Heartland Dental Medical Office Portfolio - 508 South 52nd Street	193,276	15,118	178,158	12/31/2016	195,197	19,872	175,325	Metro Park Dental Arts	10,000	100.0%	4/30/2024	N/A	N/A	N/A	N/A
2.015	Property	Heartland Dental Medical Office Portfolio - 1025 Ashley Street	196,965	13,838	183,127	12/31/2016	203,002	23,682	179,320	Bowling Green Family Dentistry	2,740	42.0%	7/31/2022	Heartland Family Dental Care	1,890	29.0%	5/31/2022
2.016	Property	Heartland Dental Medical Office Portfolio - 440 Erie Parkway	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Coal Creek Family	4,150	100.0%	12/31/2032	N/A	N/A	N/A	N/A
2.017	Property	Heartland Dental Medical Office Portfolio - 1381 Citrus Tower Boulevard	231,027	51,460	179,567	12/31/2016	229,809	52,950	176,859	Citrust Tower Family Dental	2,778	27.7%	6/30/2022	State Farm - Clermont, FL	2,557	25.5%	11/30/2020
2.018	Property	Heartland Dental Medical Office Portfolio - 1751 Pleasant Road	232,228	56,797	175,431	12/31/2016	227,157	53,467	173,689	West Town Dental Care	3,273	48.6%	4/30/2024	Moe’s Southwestern Grill	2,200	32.7%	8/31/2024
2.019	Property	Heartland Dental Medical Office Portfolio - 9625 Lake Nona Village Place	212,097	41,896	170,200	12/31/2016	204,830	38,033	166,796	Lake Nona Family Dentistry	4,878	100.0%	8/31/2023	N/A	N/A	N/A	N/A
2.020	Property	Heartland Dental Medical Office Portfolio - 615 Saint James Avenue	186,641	15,995	170,646	12/31/2016	44,953	16,595	28,358	Smiles at Goose Creek	4,100	100.0%	4/30/2028	N/A	N/A	N/A	N/A
2.021	Property	Heartland Dental Medical Office Portfolio - 13816 Narcoossee Road	229,123	59,463	169,660	12/31/2016	223,712	59,142	164,570	Modern Smiles Dentistry	3,084	69.9%	11/30/2028	Stirling Sotheby’s International Realty	1,330	30.1%	12/31/2019
2.022	Property	Heartland Dental Medical Office Portfolio - 1695 Wells Road	188,304	23,247	165,058	12/31/2016	184,327	23,396	160,931	The Dentist Place	5,500	100.0%	12/31/2022	N/A	N/A	N/A	N/A
2.023	Property	Heartland Dental Medical Office Portfolio - 4355 Suwanee Dam Road	188,446	33,334	155,112	12/31/2016	174,556	29,462	145,094	Suwanee Dental Care	10,850	91.6%	6/30/2022	Edward Jones - Suwanee	1,000	8.4%	1/31/2022
2.024	Property	Heartland Dental Medical Office Portfolio - 7310 North Villa Drive	164,891	40,093	124,799	12/31/2016	175,425	41,318	134,108	Willow Knolls Family Dental	1,890	27.5%	11/30/2022	Smile Design Dental Center	1,890	27.5%	11/30/2022
2.025	Property	Heartland Dental Medical Office Portfolio - 299A Indian Lake Boulevard	217,631	45,697	171,933	12/31/2016	171,182	39,942	131,240	Indian Lake Family Dental	4,213	68.4%	12/31/2024	Nothing Bundt Cakes	1,947	31.6%	1/31/2026
2.026	Property	Heartland Dental Medical Office Portfolio - 2455 East Main Street	200,542	30,467	170,075	12/31/2016	147,485	19,477	128,008	IU Health Urgent Care	3,246	50.2%	11/30/2025	Dental Care of Plainfield Crossing	3,218	49.8%	11/1/2025
2.027	Property	Heartland Dental Medical Office Portfolio - 630 East Markey Parkway	131,668	60,058	71,610	12/31/2016	54,201	10,171	44,030	Belton Family Dental Care	3,206	57.0%	12/31/2025	N/A	N/A	N/A	N/A
2.028	Property	Heartland Dental Medical Office Portfolio - 1613 East Pflugerville Parkway	191,211	22,426	168,785	N/A	N/A	N/A	N/A	Dental Care of Pflugerville	3,883	100.0%	8/31/2026	N/A	N/A	N/A	N/A
2.029	Property	Heartland Dental Medical Office Portfolio - 782 Belle Terre Parkway	141,126	35,987	105,139	12/31/2016	66,008	26,427	39,581	Palm Coast Dental Care	3,214	64.9%	1/31/2026	Marco’s Pizza	1,741	35.1%	9/30/2027
2.030	Property	Heartland Dental Medical Office Portfolio - 11890 Highway 707	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Prince Creek Dental Care	4,386	100.0%	9/30/2030	N/A	N/A	N/A	N/A
2.031	Property	Heartland Dental Medical Office Portfolio - 7551 Osceola Polk Line Road	142,849	31,976	110,874	12/31/2016	91,477	18,556	72,920	Dental Care of Davenport	3,395	62.3%	9/30/2025	Marco’s Pizza	2,058	37.7%	4/30/2027
2.032	Property	Heartland Dental Medical Office Portfolio - 100 Piper Hill Drive	208,428	48,197	160,232	12/31/2016	175,089	48,409	126,680	My St. Peter’s Dentist	3,823	38.4%	6/30/2019	Appelman Eye Associates, LLC	2,720	27.4%	4/30/2026
2.033	Property	Heartland Dental Medical Office Portfolio - 8624 Lee Vista Boulevard	192,745	62,959	129,786	12/31/2016	194,830	58,977	135,853	Lee Vista Dental	3,396	64.4%	6/30/2021	Prixus Medical	1,879	35.6%	12/31/2019
2.034	Property	Heartland Dental Medical Office Portfolio - 149 Tuscan Way	188,296	33,123	155,173	12/31/2016	192,279	40,209	152,069	Mill Creek Dental Care	4,108	100.0%	10/31/2024	N/A	N/A	N/A	N/A
2.035	Property	Heartland Dental Medical Office Portfolio - 2740 Prairie Crossing Drive	179,247	20,497	158,750	N/A	N/A	N/A	N/A	Dental Care at Prairie Crossing	3,803	100.0%	9/30/2026	N/A	N/A	N/A	N/A
2.036	Property	Heartland Dental Medical Office Portfolio - 2066 Bruce B. Downs Boulevard	182,278	32,046	150,232	12/31/2016	188,087	40,859	147,228	Wiregrass Family Dental Care	4,194	100.0%	7/31/2024	N/A	N/A	N/A	N/A
2.037	Property	Heartland Dental Medical Office Portfolio - 209 Latitude Lane	131,349	14,486	116,863	N/A	N/A	N/A	N/A	Dental Care of Lake Wylie	4,079	100.0%	12/31/2026	N/A	N/A	N/A	N/A
2.038	Property	Heartland Dental Medical Office Portfolio - 4608 South West College Road	140,732	34,829	105,904	12/31/2016	61,059	15,402	45,657	Smiles at Healthbrook	3,297	64.5%	12/31/2025	Marco’s Pizza	1,817	35.5%	4/30/2027
2.039	Property	Heartland Dental Medical Office Portfolio - 1315 Bell Road	196,604	36,050	160,554	12/31/2016	204,722	47,756	156,965	Cane Ridge Dentist	5,660	69.0%	3/31/2020	Subway - Antioch, TN	1,350	16.5%	12/22/2020
2.040	Property	Heartland Dental Medical Office Portfolio - 4237 U.S. Highway 1 South	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Heartland Dental - St. Augustine, FL	4,000	100.0%	12/31/2028	N/A	N/A	N/A	N/A
2.041	Property	Heartland Dental Medical Office Portfolio - 1521 East Debbie Lane	176,269	27,844	148,425	12/31/2016	187,570	42,056	145,514	Complete Dental Care of Mansfield	5,028	100.0%	10/31/2023	N/A	N/A	N/A	N/A
2.042	Property	Heartland Dental Medical Office Portfolio - 3152 South Broadway	175,028	21,383	153,644	12/31/2016	174,717	22,651	152,065	Cross Timbers Family Dental	3,060	55.5%	11/30/2024	AT&T - Edmond, OK	2,457	44.5%	3/31/2022
2.043	Property	Heartland Dental Medical Office Portfolio - 8701 South Garnett Road	184,964	40,256	144,708	12/31/2016	176,171	34,222	141,948	Berkshire Dental Group	5,756	81.0%	3/31/2021	State Farm - Broken Arrow, OK	1,351	19.0%	11/30/2014
2.044	Property	Heartland Dental Medical Office Portfolio - 450 South Weber Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Romeoville Smiles Dentistry	4,000	100.0%	8/31/2027	N/A	N/A	N/A	N/A
2.045	Property	Heartland Dental Medical Office Portfolio - 840 Nissan Drive	116,076	22,140	93,936	12/31/2016	70,618	12,140	58,477	Family Dental Care of Smyrna	3,363	57.3%	11/30/2025	Marco’s Pizza	2,508	42.7%	7/31/2027

A-1-13

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Second Most Recent EGI	Second Most Recent Expenses	Second Most Recent NOI	Third Most Recent Operating Statement Date	Third Most Recent EGI	Third Most Recent Expenses	Third Most Recent NOI	Largest Tenant Name(9)(10)(11)	Largest Tenant Sq. Ft.	Largest Tenant % of NRA	Largest Tenant Exp. Date(2)	Second Largest Tenant Name(9)(10)(12)	Second Largest Tenant Sq. Ft.	Second Largest Tenant % of NRA	Second Largest Tenant Exp. Date(2)
2.046	Property	Heartland Dental Medical Office Portfolio - 12222 Route 47	227,140	15,448	211,692	N/A	N/A	N/A	N/A	Dental Care of Huntley	3,569	100.0%	6/30/2026	N/A	N/A	N/A	N/A
2.047	Property	Heartland Dental Medical Office Portfolio - 3415 Livernois Road	130,852	14,094	116,758	N/A	N/A	N/A	N/A	Cosmetic Dentistry Institute	5,661	100.0%	8/31/2026	N/A	N/A	N/A	N/A
2.048	Property	Heartland Dental Medical Office Portfolio - 5309 Buffalo Gap Road	178,353	48,558	129,796	12/31/2016	178,555	52,559	125,996	Abilene Dental	5,600	68.6%	12/31/2023	N/A	N/A	N/A	N/A
2.049	Property	Heartland Dental Medical Office Portfolio - 8190 Windfall Lane	193,876	33,906	159,970	12/31/2016	201,401	38,310	163,090	Heartland Crossing Dental Care	2,100	25.0%	9/30/2025	Camby Family Dentistry	2,100	25.0%	9/30/2025
2.050	Property	Heartland Dental Medical Office Portfolio - 2620 East Highway 50	157,204	29,123	128,081	N/A	N/A	N/A	N/A	Citrus Grove Dental Care	3,329	64.9%	8/31/2026	Marco’s Pizza	1,800	35.1%	7/31/2027
2.051	Property	Heartland Dental Medical Office Portfolio - 10670 Southwest Tradition Square	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Tradition Parkway Dental Care	4,000	100.0%	7/31/2027	N/A	N/A	N/A	N/A
2.052	Property	Heartland Dental Medical Office Portfolio - 4939 Courthouse Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	New Town Dental Arts	5,300	100.0%	1/31/2028	N/A	N/A	N/A	N/A
2.053	Property	Heartland Dental Medical Office Portfolio - 2301 Old Canoe Creek Road	126,765	30,130	96,635	12/31/2016	46,418	13,318	33,100	Canoe Creek Family Dental	3,101	61.4%	1/31/2026	Marco’s Pizza	1,949	38.6%	4/30/2027
2.054	Property	Heartland Dental Medical Office Portfolio - 507 North Hershey Road	177,070	35,449	141,621	12/31/2016	174,709	34,365	140,344	Redbird Dental Care	3,250	42.3%	7/31/2021	Heshey Plaza Dental Center	1,560	20.3%	9/30/2020
2.055	Property	Heartland Dental Medical Office Portfolio - 242 Southwoods Center	126,646	20,890	105,757	12/31/2016	136,949	19,540	117,410	ADT - Columbia	3,990	58.8%	5/31/2019	N/A	N/A	N/A	N/A
2.056	Property	Heartland Dental Medical Office Portfolio - 3016 Columbia Avenue	158,807	19,025	139,782	12/31/2016	155,382	18,395	136,987	Franklin Dental Care	4,371	100.0%	1/31/2024	N/A	N/A	N/A	N/A
2.057	Property	Heartland Dental Medical Office Portfolio - 4120 North 197th Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Heartland - Buckeye	4,000	100.0%	7/31/2028	N/A	N/A	N/A	N/A
2.058	Property	Heartland Dental Medical Office Portfolio - 13794 Beach Boulevard	189,513	48,714	140,799	12/31/2016	180,469	44,549	135,919	Smiles on Beach Boulevard	3,353	68.0%	8/31/2023	Batteris Plus Bulbs	1,576	32.0%	7/31/2019
2.059	Property	Heartland Dental Medical Office Portfolio - 3037 Southwest Port St. Lucie Boulevard	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Darwin Family Dental Care	4,000	100.0%	12/31/2028	N/A	N/A	N/A	N/A
2.060	Property	Heartland Dental Medical Office Portfolio - 1840 Dekalb Avenue	186,394	37,782	148,612	12/31/2016	188,925	41,683	147,242	Family Dental Care of Sycamore	2,732	43.9%	4/30/2025	Hari Sycamore Donuts Inc.	1,953	31.4%	12/31/2027
2.061	Property	Heartland Dental Medical Office Portfolio - 9100 Highway 119	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Buck Creek Family Dental	4,000	100.0%	9/30/2030	N/A	N/A	N/A	N/A
2.062	Property	Heartland Dental Medical Office Portfolio - 42 Market Square Road	144,880	13,163	131,717	12/31/2016	151,429	22,295	129,134	Wheat Family Dental	7,305	100.0%	3/31/2021	N/A	N/A	N/A	N/A
2.063	Property	Heartland Dental Medical Office Portfolio - 2707 Sycamore Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Fifth Third Bank	5,500	55.0%	12/31/2027	DeKalb Dental Group	4,500	45.0%	12/31/2027
2.064	Property	Heartland Dental Medical Office Portfolio - 2014 Lime Kiln Road	173,788	35,073	138,715	12/31/2016	173,091	36,071	137,020	Dental Care of Bellevue	3,206	55.7%	8/31/2024	AT&T - Bellevue, WI	2,550	44.3%	7/31/2020
2.065	Property	Heartland Dental Medical Office Portfolio - 103 Farabee Drive North	160,098	26,412	133,686	12/31/2016	161,269	29,942	131,326	Farabee Family Dental	4,000	70.9%	9/30/2022	N/A	N/A	N/A	N/A
2.066	Property	Heartland Dental Medical Office Portfolio - 4999 North Tanner Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Econ River Family Dental	4,063	100.0%	11/30/2026	N/A	N/A	N/A	N/A
2.067	Property	Heartland Dental Medical Office Portfolio - 674 Lake Joy Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Lake Joy Dental Care	4,000	100.0%	12/31/2027	N/A	N/A	N/A	N/A
2.068	Property	Heartland Dental Medical Office Portfolio - 1828 IN-44	58,980	16,954	42,026	12/31/2016	46,947	14,595	32,352	JPMorgan Chase Bank	3,621	54.5%	2/28/2028	Dental Care of Shelbyville	3,023	45.5%	10/31/2025
2.069	Property	Heartland Dental Medical Office Portfolio - 2950 South Rutherford Boulevard	161,861	27,972	133,889	12/31/2016	156,286	24,301	131,985	Creative Smiles Dental Care	3,241	68.0%	1/31/2023	Advanced Financial	1,528	32.0%	11/30/2018
2.070	Property	Heartland Dental Medical Office Portfolio - 545 East Hunt Highway	79,957	1,957	78,000	N/A	N/A	N/A	N/A	San Tan Mountain Dental	4,000	100.0%	1/31/2027	N/A	N/A	N/A	N/A
2.071	Property	Heartland Dental Medical Office Portfolio - 17810 Pierce Plaza	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Spring Ridge Dental Care	3,200	66.7%	7/31/2030	Smoothie King	1,598	33.3%	11/30/2024
2.072	Property	Heartland Dental Medical Office Portfolio - 5445 South Williamson Boulevard	163,347	34,856	128,491	12/31/2016	87,137	23,441	63,696	Lifetime Dentistry of Port Orange	3,215	100.0%	12/31/2027	N/A	N/A	N/A	N/A
2.073	Property	Heartland Dental Medical Office Portfolio - 780 East-West Connector South West	84,884	13,049	71,835	12/31/2016	45,068	12,138	32,930	Austell Family Dental Care	3,213	53.6%	12/31/2025	N/A	N/A	N/A	N/A
2.074	Property	Heartland Dental Medical Office Portfolio - 16620 West 159th Street	214,043	20,504	193,539	N/A	N/A	N/A	N/A	Porter Dental Center	3,569	100.0%	6/30/2026	N/A	N/A	N/A	N/A
2.075	Property	Heartland Dental Medical Office Portfolio - 13851 North US Highway 441	146,267	20,922	125,345	12/31/2016	150,817	27,979	122,838	Lifetime Dentistry of Lady Lake	4,227	100.0%	8/31/2023	N/A	N/A	N/A	N/A
2.076	Property	Heartland Dental Medical Office Portfolio - 3120 Mahan Drive	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Mahan Village Dental Care	4,195	100.0%	8/31/2030	N/A	N/A	N/A	N/A
2.077	Property	Heartland Dental Medical Office Portfolio - 2000 Veterans Memorial Parkway South	106,978	7,878	99,099	N/A	N/A	N/A	N/A	Regal Valley Dental Care	4,000	100.0%	12/31/2026	N/A	N/A	N/A	N/A
2.078	Property	Heartland Dental Medical Office Portfolio - 1402 U.S. Route 12	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Heartland Dental - Fox Lake	4,130	99.9%	9/30/2028	5/3 (ATM machine)	5	0.1%	12/31/2019
2.079	Property	Heartland Dental Medical Office Portfolio - 1776 Blanding Boulevard	157,005	33,007	123,998	12/31/2016	157,609	36,491	121,118	Middleburg Family Dental Care	4,108	100.0%	11/30/2024	N/A	N/A	N/A	N/A
2.080	Property	Heartland Dental Medical Office Portfolio - 3012 Anchor Drive	146,715	30,650	116,065	N/A	N/A	N/A	N/A	Dental Care at Fairfield	3,193	58.1%	7/31/2026	Town Square Bank	2,300	41.9%	4/30/2025
2.081	Property	Heartland Dental Medical Office Portfolio - 1715 West Main Street	111,521	29,732	81,789	12/31/2016	108,580	28,662	79,918	Lebanon Dental Care	3,300	66.0%	12/31/2024	Optometric Physicians of Middle Tennessee, PLC	1,700	34.0%	10/31/2027
2.082	Property	Heartland Dental Medical Office Portfolio - 10389 Big Bend Road	153,615	21,434	132,181	12/31/2016	151,236	21,654	129,582	Riverview Smiles Dental	3,830	100.0%	12/1/2024	N/A	N/A	N/A	N/A
2.083	Property	Heartland Dental Medical Office Portfolio - 7103 Whitestown Parkway	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Parkway Dental Care	4,100	100.0%	10/31/2027	N/A	N/A	N/A	N/A
2.084	Property	Heartland Dental Medical Office Portfolio - 2751 Fountain Place	254,943	60,596	194,347	12/31/2016	260,411	68,152	192,259	MyWildwoodDentist.com	3,971	60.3%	4/30/2021	Wildwood Vision Specialists, LLC	2,619	39.7%	6/30/2022
2.085	Property	Heartland Dental Medical Office Portfolio - 2030 Crossing Circle	132,964	10,377	122,587	12/31/2016	129,208	9,074	120,135	Dental Care of Spring Hill	3,300	100.0%	5/31/2025	N/A	N/A	N/A	N/A
2.086	Property	Heartland Dental Medical Office Portfolio - 13101 East 96th Street North	132,620	14,636	117,985	12/31/2016	133,802	18,131	115,671	Family Dental Care of Owasso	4,100	100.0%	8/31/2024	N/A	N/A	N/A	N/A
2.087	Property	Heartland Dental Medical Office Portfolio - 692 Essington Road	182,026	56,692	125,333	12/31/2016	178,390	58,055	120,335	Hanger Prosthetics and Orthotics East, Inc.	2,500	41.5%	12/31/2019	Essington Family Dental Care	1,765	29.3%	1/31/2022
2.088	Property	Heartland Dental Medical Office Portfolio - 240 Blossom Park Drive	150,065	23,688	126,377	12/31/2016	146,814	25,318	121,496	Blossom Park Family Dental Care	2,030	32.5%	12/31/2024	Lifetime Family Dental Care	2,030	32.5%	12/31/2024
2.089	Property	Heartland Dental Medical Office Portfolio - 6005 Watson Boulevard	135,969	21,532	114,437	12/31/2016	66,667	14,787	51,880	Byron Family Dental Care	3,200	64.0%	8/31/2025	Southwest Georgia Health Care, Inc.	1,800	36.0%	6/30/2026
2.090	Property	Heartland Dental Medical Office Portfolio - 3237 Sixes Road	127,115	10,595	116,521	12/31/2016	125,756	11,519	114,237	Family Dental Care of Canton	4,465	100.0%	4/30/2024	N/A	N/A	N/A	N/A
2.091	Property	Heartland Dental Medical Office Portfolio - 4030 Winder Highway	151,402	2,812	148,590	N/A	N/A	N/A	N/A	Mulberry Creek Dental Care	4,079	100.0%	8/31/2026	N/A	N/A	N/A	N/A
2.092	Property	Heartland Dental Medical Office Portfolio - 8605 East State Road 70	139,690	24,190	115,500	12/31/2016	142,324	29,712	112,612	Bradenton Smiles Dentistry	4,275	100.0%	4/30/2023	N/A	N/A	N/A	N/A
2.093	Property	Heartland Dental Medical Office Portfolio - 540 West Walnut Street	159,542	39,079	120,462	12/31/2016	164,989	47,463	117,527	Alliance Dental Group	7,472	100.0%	9/30/2024	N/A	N/A	N/A	N/A
2.094	Property	Heartland Dental Medical Office Portfolio - 5630 Plank Road	257,593	14,699	242,894	12/31/2016	251,181	14,211	236,970	Neibauer - Harrison Crossing	4,829	100.0%	9/30/2031	N/A	N/A	N/A	N/A
2.095	Property	Heartland Dental Medical Office Portfolio - 10505 Lima Road	145,950	29,827	116,123	12/31/2016	129,036	15,190	113,846	North Pointe Dental Care	5,090	100.0%	8/31/2024	N/A	N/A	N/A	N/A
2.096	Property	Heartland Dental Medical Office Portfolio - 7485 Vanderbilt Beach Boulevard	133,203	20,313	112,890	12/31/2016	130,733	20,383	110,350	Mission Hills Dentistry	3,849	100.0%	7/31/2023	N/A	N/A	N/A	N/A
2.097	Property	Heartland Dental Medical Office Portfolio - 2701 South Koke Mill Road	133,102	20,861	112,241	12/31/2016	121,718	11,741	109,977	Dental Group of Springfield	5,857	100.0%	1/31/2022	N/A	N/A	N/A	N/A
2.098	Property	Heartland Dental Medical Office Portfolio - 22329 Greenview Parkway	117,423	9,470	107,953	12/31/2016	117,135	11,815	105,320	Great Mills Family Dental	3,840	100.0%	9/30/2021	N/A	N/A	N/A	N/A
2.099	Property	Heartland Dental Medical Office Portfolio - 25000 Bernwood Drive	163,633	17,971	145,663	12/31/2016	161,340	20,048	141,293	Bonita Dental Arts	4,213	100.0%	11/30/2019	N/A	N/A	N/A	N/A
2.100	Property	Heartland Dental Medical Office Portfolio - 3500 Clemson Boulevard	132,509	27,807	104,702	12/31/2016	130,101	27,452	102,649	Electric City Dental Care	2,815	100.0%	6/30/2024	N/A	N/A	N/A	N/A
2.101	Property	Heartland Dental Medical Office Portfolio - 2222 Highway 540A East	162,402	53,360	109,042	12/31/2016	152,602	45,203	107,400	Dental Designs of Lakeland	3,396	73.9%	6/30/2021	Edward Jones - Lakeland, FL	1,200	26.1%	2/28/2019
2.102	Property	Heartland Dental Medical Office Portfolio - 1055 Pine Log Road	119,599	14,979	104,620	12/31/2016	116,989	14,774	102,216	Dental Care of South Aiken	3,769	100.0%	4/30/2024	N/A	N/A	N/A	N/A
2.103	Property	Heartland Dental Medical Office Portfolio - 4315 North Holland Sylvania Road	17,437	0	17,437	N/A	N/A	N/A	N/A	Oaks Openings Dental	3,948	100.0%	4/30/2027	N/A	N/A	N/A	N/A
2.104	Property	Heartland Dental Medical Office Portfolio - 21300 Town Commons Drive	120,941	21,246	99,695	12/31/2016	125,525	28,322	97,203	Complete Dentistry of Estero	3,820	100.0%	1/31/2023	N/A	N/A	N/A	N/A
2.105	Property	Heartland Dental Medical Office Portfolio - 1905 Convenience Place	124,331	15,867	108,463	12/31/2016	121,988	16,171	105,818	Creative Smiles of Champaign	3,770	100.0%	5/31/2028	N/A	N/A	N/A	N/A
2.106	Property	Heartland Dental Medical Office Portfolio - 3308 Platt Springs Road	116,493	15,183	101,310	12/31/2016	114,501	15,662	98,839	West Columbia Family Dentistry	5,880	100.0%	9/30/2024	N/A	N/A	N/A	N/A
2.107	Property	Heartland Dental Medical Office Portfolio - 132 Milestone Way	25,850	0	25,850	N/A	N/A	N/A	N/A	Carolina Dental Group	4,700	100.0%	3/31/2027	N/A	N/A	N/A	N/A
2.108	Property	Heartland Dental Medical Office Portfolio - 1429 Chester Boulevard	117,242	15,895	101,347	12/31/2016	125,143	26,268	98,875	Richmond Family Dentistry	1,960	50.0%	7/31/2022	Whitewater Valley Dental	1,960	50.0%	7/31/2022
2.109	Property	Heartland Dental Medical Office Portfolio - 1339 North Sumter Boulevard	121,757	38,830	82,927	12/31/2016	119,397	38,709	80,688	Sumter Dental Care	3,811	72.5%	1/31/2023	North Port Area Chamber of Commerce	1,446	27.5%	5/31/2023
2.110	Property	Heartland Dental Medical Office Portfolio - 1536 Farm to Market 359 Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Cook Dental	4,900	100.0%	3/31/2028	N/A	N/A	N/A	N/A
2.111	Property	Heartland Dental Medical Office Portfolio - 3585 North 168th Court	131,714	36,065	95,649	12/31/2016	118,013	22,580	95,433	Maple Ridge Dental Care	3,269	100.0%	1/31/2025	N/A	N/A	N/A	N/A
2.112	Property	Heartland Dental Medical Office Portfolio - 1980 U.S. Highway 1 South	114,299	16,371	97,928	12/31/2016	113,301	17,821	95,480	St. Augustine Family Dentistry	4,952	100.0%	8/31/2022	N/A	N/A	N/A	N/A
2.113	Property	Heartland Dental Medical Office Portfolio - 13328 Metcalf Avenue	133,622	42,334	91,288	12/31/2016	132,204	43,142	89,062	Deer Creek Family Dental	3,333	79.2%	6/30/2019	White Buffalo Trading Co	874	20.8%	4/30/2019
2.114	Property	Heartland Dental Medical Office Portfolio - 826 West Lincoln Avenue	118,499	24,157	94,342	12/31/2016	114,297	25,015	89,282	My Charleston Dentist	3,250	69.3%	7/31/2021	Central Illinois Vision Associates	1,440	30.7%	12/31/2018
2.115	Property	Heartland Dental Medical Office Portfolio - 1515 West 45th Avenue	117,360	21,999	95,361	12/31/2016	114,135	21,042	93,094	Parkside Dental Care	5,000	100.0%	9/30/2021	N/A	N/A	N/A	N/A
2.116	Property	Heartland Dental Medical Office Portfolio - 1012 Mill Pond Lane	70,854	11,378	59,476	12/31/2016	66,964	7,347	59,617	Dental Care of Greencastle	3,435	65.7%	9/30/2025	N/A	N/A	N/A	N/A
2.117	Property	Heartland Dental Medical Office Portfolio - 621 Chatham Avenue	113,049	19,464	93,585	12/31/2016	36,454	1,541	34,913	Devine Dentistry	3,400	51.5%	2/28/2026	TRC Environmental Corp.	2,400	36.4%	3/31/2020
2.118	Property	Heartland Dental Medical Office Portfolio - 24940 South Tamiami Trail	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Bonita Estero Dental Group	3,675	100.0%	10/31/2027	N/A	N/A	N/A	N/A
2.119	Property	Heartland Dental Medical Office Portfolio - 609 Front Street	104,852	30,735	74,117	12/31/2016	106,125	26,700	79,425	Front Street Family Dentistry	3,419	100.0%	6/30/2021	N/A	N/A	N/A	N/A
2.120	Property	Heartland Dental Medical Office Portfolio - 6190 LBJ Freeway	103,015	16,921	86,093	12/31/2016	103,170	19,177	83,993	Crossroads Dental	3,500	100.0%	11/30/2020	N/A	N/A	N/A	N/A
2.121	Property	Heartland Dental Medical Office Portfolio - 3417 Schofield Avenue	126,421	29,719	96,702	12/31/2016	114,637	20,524	94,114	Quirt Family Dentistry - Schofield	4,535	100.0%	3/31/2022	N/A	N/A	N/A	N/A
2.122	Property	Heartland Dental Medical Office Portfolio - 330 Park Place	48,947	12,531	36,417	N/A	N/A	N/A	N/A	Park Place Dental at Edison Lakes	3,800	100.0%	1/31/2027	N/A	N/A	N/A	N/A
2.123	Property	Heartland Dental Medical Office Portfolio - 1490 North Green Mount Road	110,892	15,712	95,180	12/31/2016	108,616	15,758	92,858	Green Mount Family Dentistry	2,000	50.0%	8/31/2028	Cambridge Dental Care	2,000	50.0%	8/31/2028
2.124	Property	Heartland Dental Medical Office Portfolio - 213 Main Street	103,406	23,706	79,699	12/31/2016	102,245	24,867	77,378	Premier Dentistry of Blythewood	3,286	100.0%	7/31/2023	N/A	N/A	N/A	N/A
2.125	Property	Heartland Dental Medical Office Portfolio - 11119 Hearth Road	97,515	16,846	80,668	12/31/2016	92,832	14,180	78,652	Nature Coast Dental Care	4,375	100.0%	6/30/2025	N/A	N/A	N/A	N/A
2.126	Property	Heartland Dental Medical Office Portfolio - 2362 West Boulevard Street	98,685	14,227	84,458	12/31/2016	106,453	24,055	82,398	Dixon Park Dental Care	1,960	50.0%	12/31/2022	Perfect Smiles Dental Care	1,960	50.0%	12/31/2022
2.127	Property	Heartland Dental Medical Office Portfolio - 2812 East Main Street	119,117	30,104	89,013	12/31/2016	115,891	31,652	84,239	Quirt Family Dentistry - Merrill	3,875	79.5%	3/31/2022	Edward Jones - Merrill, WI	1,000	20.5%	5/31/2020
2.128	Property	Heartland Dental Medical Office Portfolio - 1202 South Broad Street	99,382	19,966	79,416	12/31/2016	95,756	18,131	77,625	Bigelow Family Dentistry	2,300	50.0%	6/30/2025	Tuesday Bigelow - Plastic Surgeon	2,300	50.0%	6/30/2020
2.129	Property	Heartland Dental Medical Office Portfolio - 8790 Walnut Grove Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Dentsitry at Walnut Grove	3,697	100.0%	2/28/2028	N/A	N/A	N/A	N/A
2.130	Property	Heartland Dental Medical Office Portfolio - 10708 East State Road 64	96,522	17,637	78,884	12/31/2016	95,241	20,078	75,163	Lifetime Dentistry of Bradenton	3,818	100.0%	1/31/2023	N/A	N/A	N/A	N/A
2.131	Property	Heartland Dental Medical Office Portfolio - 2184 FM 3009	96,238	17,096	79,142	12/31/2016	94,909	17,698	77,211	Schertz Family Dental	3,404	100.0%	4/30/2023	N/A	N/A	N/A	N/A
2.132	Property	Heartland Dental Medical Office Portfolio - 2210 Boiling Springs Road	94,889	17,265	77,625	12/31/2016	93,808	19,726	74,082	Dental Care of Boiling Springs	4,297	100.0%	10/31/2022	N/A	N/A	N/A	N/A
2.133	Property	Heartland Dental Medical Office Portfolio - 3105 Kirby Whitten Road	93,640	10,915	82,726	12/31/2016	91,685	11,028	80,658	Bartlett Dental Associates	4,250	100.0%	5/31/2024	N/A	N/A	N/A	N/A
2.134	Property	Heartland Dental Medical Office Portfolio - 716 32nd Street South	85,493	8,959	76,534	12/31/2016	6,365	0	6,365	Clairmont Cosmetics & Family Dentistry	4,700	100.0%	5/31/2026	N/A	N/A	N/A	N/A
2.135	Property	Heartland Dental Medical Office Portfolio - 1010 West U.S. Route 6	88,648	12,373	76,275	12/31/2016	88,591	14,176	74,415	Praire Place Family Dental	3,600	100.0%	10/31/2024	N/A	N/A	N/A	N/A
2.136	Property	Heartland Dental Medical Office Portfolio - 935 West Exchange Parkway	83,365	13,634	69,730	12/31/2016	82,321	14,621	67,699	Master’s Hand Dental	2,500	100.0%	5/31/2021	N/A	N/A	N/A	N/A
2.137	Property	Heartland Dental Medical Office Portfolio - 3608 Jeffco Boulevard	106,748	13,088	93,660	12/31/2016	109,101	16,726	92,376	Family Dentistry - Arnold	3,290	100.0%	5/31/2030	N/A	N/A	N/A	N/A
2.138	Property	Heartland Dental Medical Office Portfolio - 998 Williford Court	92,278	7,301	84,978	12/31/2016	90,291	7,386	82,905	Tanyard Springs Family Dentistry	2,556	100.0%	5/31/2028	N/A	N/A	N/A	N/A
2.139	Property	Heartland Dental Medical Office Portfolio - 4405 Highway 17	35,969	1,093	34,876	N/A	N/A	N/A	N/A	Murrells Inlet Dentistry	3,080	75.5%	1/31/2027	Patton Hospitality Management, Inc.	1,000	24.5%	7/31/2020
2.140	Property	Heartland Dental Medical Office Portfolio - 3003 Twin Rivers Drive	76,368	7,621	68,747	12/31/2016	33,949	0	33,949	Arkadelphia Dental Care	3,994	100.0%	12/31/2025	N/A	N/A	N/A	N/A
2.141	Property	Heartland Dental Medical Office Portfolio - 12260 Tamiami Trail East	75,495	10,055	65,440	12/31/2016	79,941	16,464	63,477	Renaissance Aesthetic Denistry	2,700	100.0%	5/31/2022	N/A	N/A	N/A	N/A
2.142	Property	Heartland Dental Medical Office Portfolio - 1405 South 25th Street	28,962	2,986	25,975	N/A	N/A	N/A	N/A	Family Oral Health Associates	2,684	67.4%	11/30/2026	N/A	N/A	N/A	N/A
2.143	Property	Heartland Dental Medical Office Portfolio - 12605 Troxler Avenue	90,560	18,447	72,113	12/31/2016	92,463	22,247	70,216	Highland Family Dentistry	3,403	100.0%	11/30/2022	N/A	N/A	N/A	N/A
2.144	Property	Heartland Dental Medical Office Portfolio - 122 Stone Trace Drive	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Mt. Sterling Smiles	4,291	71.2%	6/30/2027	Edward Jones - Mt. Sterling, KY	1,734	28.8%	9/30/2023
2.145	Property	Heartland Dental Medical Office Portfolio - 4455 Florida National Drive	78,322	11,561	66,761	12/31/2016	67,691	13,192	54,499	Family Dental Care of South Lakeland	3,847	100.0%	8/31/2025	N/A	N/A	N/A	N/A
2.146	Property	Heartland Dental Medical Office Portfolio - 3645 North Council Road	27,227	0	27,227	N/A	N/A	N/A	N/A	Center of Exceptional Dentistry	3,655	100.0%	1/31/2027	N/A	N/A	N/A	N/A
2.147	Property	Heartland Dental Medical Office Portfolio - 9305 Market Square Drive	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Layman, Shirman, & Associates	4,792	100.0%	6/30/2028	N/A	N/A	N/A	N/A
2.148	Property	Heartland Dental Medical Office Portfolio - 3420 Bayside Lakes Boulevard Southeast	109,792	30,069	79,723	12/31/2016	109,784	34,973	74,811	Smile Today Dentistry	3,396	70.7%	4/30/2021	N/A	N/A	N/A	N/A
2.149	Property	Heartland Dental Medical Office Portfolio - 309 West Ogden Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Premier Dental Center	2,600	100.0%	3/31/2028	N/A	N/A	N/A	N/A
2.150	Property	Heartland Dental Medical Office Portfolio - 456 University Boulevard North	80,963	20,520	60,443	12/31/2016	17,594	1,136	16,459	Arlington River Family Dental	4,788	100.0%	3/31/2026	N/A	N/A	N/A	N/A
2.151	Property	Heartland Dental Medical Office Portfolio - 1316 McMillan Street	76,295	16,886	59,409	12/31/2016	67,889	9,929	57,960	Friendly Dental	3,600	100.0%	3/31/2025	N/A	N/A	N/A	N/A
2.152	Property	Heartland Dental Medical Office Portfolio - 6233 Veterans Parkway	49,648	7,496	42,152	N/A	N/A	N/A	N/A	North Columbus Dental Care	2,395	100.0%	10/31/2026	N/A	N/A	N/A	N/A
2.153	Property	Heartland Dental Medical Office Portfolio - 116 Calumet Center Road	22,773	120	22,653	N/A	N/A	N/A	N/A	Calumet Family Dentistry	3,198	100.0%	1/31/2027	N/A	N/A	N/A	N/A
2.154	Property	Heartland Dental Medical Office Portfolio - 828 South Main Street	63,450	6,617	56,833	12/31/2016	62,379	6,933	55,447	London Dental Center of Excellence	6,390	100.0%	8/31/2024	N/A	N/A	N/A	N/A
2.155	Property	Heartland Dental Medical Office Portfolio - 7200 Red Hawk Court	43,759	9,716	34,043	N/A	N/A	N/A	N/A	Harris Southwest Dental	2,918	100.0%	10/31/2026	N/A	N/A	N/A	N/A
2.156	Property	Heartland Dental Medical Office Portfolio - 303 Ashby Park Lane	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Ashby Park Restorative & Cosmetic Dentistry	3,100	100.0%	4/30/2028	N/A	N/A	N/A	N/A
2.157	Property	Heartland Dental Medical Office Portfolio - 3106 Professional Plaza	59,268	11,071	48,196	12/31/2016	51,166	4,146	47,021	Great Southern Smiles	2,500	100.0%	10/31/2024	N/A	N/A	N/A	N/A
2.158	Property	Heartland Dental Medical Office Portfolio - 1950 Chesley Drive	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Dental Implant Institute	3,365	100.0%	7/31/2028	N/A	N/A	N/A	N/A
2.159	Property	Heartland Dental Medical Office Portfolio - 104 South Houston Road	59,379	13,679	45,701	12/31/2016	51,908	6,696	45,212	Warner Robbins Family Dentist	3,386	100.0%	5/31/2024	N/A	N/A	N/A	N/A

A-1-14

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Second Most Recent EGI	Second Most Recent Expenses	Second Most Recent NOI	Third Most Recent Operating Statement Date	Third Most Recent EGI	Third Most Recent Expenses	Third Most Recent NOI	Largest Tenant Name(9)(10)(11)	Largest Tenant Sq. Ft.	Largest Tenant % of NRA	Largest Tenant Exp. Date(2)	Second Largest Tenant Name(9)(10)(12)	Second Largest Tenant Sq. Ft.	Second Largest Tenant % of NRA	Second Largest Tenant Exp. Date(2)
2.160	Property	Heartland Dental Medical Office Portfolio - 103 East Tatum Avenue	53,930	7,805	46,125	12/31/2016	53,147	8,147	45,000	Palmetto Dental Health Associates	4,500	100.0%	6/30/2025	N/A	N/A	N/A	N/A
2.161	Property	Heartland Dental Medical Office Portfolio - 165 Juniper Circle	39,779	4,679	35,100	N/A	N/A	N/A	N/A	Seaside Lifetime Dentistry	2,400	100.0%	9/30/2026	N/A	N/A	N/A	N/A
2.162	Property	Heartland Dental Medical Office Portfolio - 135 East Broadway Street	39,246	5,785	33,461	12/31/2016	37,318	4,673	32,645	Broadway Dental Arts	3,500	76.6%	2/28/2025	N/A	N/A	N/A	N/A
2.163	Property	Heartland Dental Medical Office Portfolio - 9360 Two Notch Road	59,989	15,969	44,021	12/31/2016	51,850	8,903	42,947	Family Dental Care of Spring Valley	1,936	100.0%	3/31/2025	N/A	N/A	N/A	N/A
2.164	Property	Heartland Dental Medical Office Portfolio - 12988 Georgia Highway 9	118,902	7,902	111,001	12/31/2016	117,103	8,279	108,824	Milton Family Dental Care	3,312	100.0%	2/28/2024	N/A	N/A	N/A	N/A
2.165	Property	Heartland Dental Medical Office Portfolio - 5 Jannell Court	42,343	12,069	30,274	12/31/2016	14,438	891	13,547	Rockingham Dental Group - Epping	2,130	65.1%	1/31/2026	N/A	N/A	N/A	N/A
2.166	Property	Heartland Dental Medical Office Portfolio - 1617 East Main Street	45,255	4,424	40,831	12/31/2016	16,838	0	16,838	Dental Care on East Main	2,726	100.0%	1/31/2026	N/A	N/A	N/A	N/A
2.167	Property	Heartland Dental Medical Office Portfolio - 2116 Vista Oeste North West, Unit 202	47,632	5,844	41,788	12/31/2016	49,871	9,102	40,769	Alegre Dental at Petrohlyphs	2,900	100.0%	4/30/2025	N/A	N/A	N/A	N/A
2.168	Property	Heartland Dental Medical Office Portfolio - 50 South Kyrene Road, Suite 5	38,153	4,705	33,449	12/31/2016	39,642	7,344	32,298	Desert Family Dentistry	1,892	100.0%	11/30/2024	N/A	N/A	N/A	N/A
2.169	Property	Heartland Dental Medical Office Portfolio - 101 Rice Bent Way Suite 4	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Rice Creek Family Dentistry	2,255	100.0%	10/31/2027	N/A	N/A	N/A	N/A
3	Loan	Saint Louis Galleria	37,193,781	10,197,175	26,996,606	12/31/2016	37,373,498	10,525,998	26,847,500	Galleria 6 Cinemas	19,624	4.2%	8/31/2023	H&M	12,913	2.8%	1/31/2021
4	Loan	Staples Strategic Industrial	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Various	Various	100.0%	9/30/2038	N/A	N/A	N/A	N/A
4.01	Property	Staples - Hagerstown, MD	N/A	N/A	N/A	N/A	N/A	N/A	N/A	US Retail Inc	1,022,145	100.0%	9/30/2038	N/A	N/A	N/A	N/A
4.02	Property	Staples - Montgomery, NY	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Staples Inc.	766,484	100.0%	9/30/2038	N/A	N/A	N/A	N/A
4.03	Property	Staples - Terre Haute, IN	N/A	N/A	N/A	N/A	N/A	N/A	N/A	US Retail Inc	809,560	100.0%	9/30/2038	N/A	N/A	N/A	N/A
4.04	Property	Staples - London, OH	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Staples Inc.	496,818	100.0%	9/30/2038	N/A	N/A	N/A	N/A
4.05	Property	Staples - Beloit, WI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Staples Inc.	399,652	100.0%	9/30/2038	N/A	N/A	N/A	N/A
4.06	Property	Staples - Dayville, CT	N/A	N/A	N/A	N/A	N/A	N/A	N/A	US Retail Inc	310,157	100.0%	9/30/2038	N/A	N/A	N/A	N/A
4.07	Property	Staples - Arden Hills, MN	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Staples Inc.	113,096	100.0%	9/30/2038	N/A	N/A	N/A	N/A
4.08	Property	Staples - Putnam, CT	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Staples Inc.	113,215	100.0%	9/30/2038	N/A	N/A	N/A	N/A
5	Loan	CBBC Industrial Portfolio	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Colorado Boxed Beef Company	951,651	100.0%	10/31/2038	N/A	N/A	N/A	N/A
5.01	Property	CBBC - Dallas, TX	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Colorado Boxed Beef Company	284,550	100.0%	10/31/2038	N/A	N/A	N/A	N/A
5.02	Property	CBBC - Winter Haven, FL	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Colorado Boxed Beef Company	330,000	100.0%	10/31/2038	N/A	N/A	N/A	N/A
5.03	Property	CBBC - Lakeland, FL	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Colorado Boxed Beef Company	232,127	100.0%	10/31/2038	N/A	N/A	N/A	N/A
5.04	Property	CBBC - Houston, TX	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Colorado Boxed Beef Company	104,974	100.0%	10/31/2038	N/A	N/A	N/A	N/A
6	Loan	435 Tasso Street	3,805,089	592,178	3,212,911	12/31/2016	2,465,168	567,327	1,897,841	Science Exchange	10,289	32.0%	10/31/2022	Danhua Capital	5,499	17.1%	2/28/2022
7	Loan	Pier 1 Imports Headquarters	12,232,783	5,827,748	6,405,035	12/31/2016	11,644,457	5,754,759	5,889,698	Pier 1 Imports (U.S), Inc.	408,037	99.5%	6/30/2027	N/A	N/A	N/A	N/A
8	Loan	Princeton Marriott at Forrestal	20,193,203	16,728,606	3,464,597	12/31/2016	21,800,393	17,858,326	3,942,067	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
9	Loan	McCreless Market	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Cinemark	30,425	17.7%	10/31/2023	Marshalls	28,000	16.3%	8/31/2023
10	Loan	Woodbury & Cyrene	911,102	151,496	759,606	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
10.01	Property	Woodbury Crossing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
10.02	Property	Cyrene Duplexes	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
11	Loan	16300 Roscoe Blvd	4,138,648	1,523,462	2,615,186	12/31/2016	3,936,002	1,485,058	2,450,944	MGA	94,370	61.3%	12/31/2033	Alfred Publishing Company	28,616	18.6%	7/31/2019
12	Loan	Warren Hospitality Portfolio	6,627,158	3,900,757	2,726,401	12/31/2016	6,196,313	3,814,033	2,382,280	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
12.01	Property	Holiday Inn & Suites - Warren	3,489,836	2,070,957	1,418,879	12/31/2016	3,355,112	2,037,319	1,317,793	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
12.02	Property	Holiday Inn Express - Warren	3,137,322	1,829,800	1,307,522	12/31/2016	2,841,201	1,776,714	1,064,487	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
13	Loan	Best Western Premier Tides Hotel - Orange Beach	5,042,162	2,896,453	2,145,709	12/31/2016	2,022,528	1,274,680	747,848	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
14	Loan	Regency Properties Portfolio	2,475,021	646,199	1,828,822	N/A	N/A	N/A	N/A	Various	Various	N/A	Various	Various	Various	N/A	Various
14.01	Property	Vernal Towne Center	1,332,358	249,788	1,082,570	N/A	N/A	N/A	N/A	Sportsman’s Warehouse	30,676	19.2%	6/30/2024	T.J. Maxx	23,000	14.4%	8/31/2024
14.02	Property	Monticello Marketplace	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Kroger - Monticello Marketplace	65,146	62.0%	5/31/2019	Ace Hardware	14,506	13.8%	5/31/2020
14.03	Property	Columbia Square	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Kroger - Columbia Square	56,874	49.7%	11/30/2023	Goody’s	16,650	14.6%	1/31/2023
14.04	Property	Wabash Crossings East	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Parkview Wabash Health	9,330	42.1%	5/31/2024	AT&T	3,500	15.8%	8/31/2021
14.05	Property	Granville Corners	583,520	199,328	384,193	N/A	N/A	N/A	N/A	Roses	57,000	51.4%	5/31/2019	Peebles	15,134	13.6%	1/31/2023
14.06	Property	Tarpon Heights	391,293	144,921	246,372	N/A	N/A	N/A	N/A	Stage	16,464	28.5%	1/31/2021	Dollar General	11,628	20.2%	12/31/2023
14.07	Property	Raceway Mall	167,850	52,162	115,688	N/A	N/A	N/A	N/A	Hy-Vee Food Stores	30,473	70.9%	6/6/2023	Hy-Vee Wine & Spirits	2,800	6.5%	6/6/2023
15	Loan	Homewood Suites Columbia/Laurel	4,279,821	2,637,559	1,642,262	12/31/2016	3,539,618	2,393,634	1,145,984	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
16	Loan	Food Lion Portfolio	2,088,919	611,871	1,477,048	12/31/2016	2,095,374	630,245	1,465,129	Food Lion	158,491	N/A	Various	Various	Various	N/A	Various
16.01	Property	Crowfield Plaza	633,786	229,999	403,787	12/31/2016	615,764	234,837	380,927	Food Lion	29,000	57.6%	12/31/2028	Two Key’s Tavern	6,720	13.3%	10/31/2020
16.02	Property	Tyler Square	476,333	96,032	380,301	12/31/2016	480,522	101,278	379,244	Food Lion	33,800	59.1%	7/5/2027	BMA New River Valley Dialysis	5,700	10.0%	10/31/2021
16.03	Property	Hollins Plantation Plaza	312,872	77,026	235,846	12/31/2016	305,365	77,463	227,902	Food Lion	30,280	65.9%	11/30/2023	Domino’s Pizza	4,200	9.1%	11/30/2027
16.04	Property	Dorchester Crossing	335,913	135,971	199,942	12/31/2016	362,363	143,814	218,549	Food Lion	30,271	66.9%	12/31/2028	Souls Restaurant	3,010	6.6%	9/30/2021
16.05	Property	Wildwood Plaza	330,015	72,842	257,173	12/31/2016	331,360	72,853	258,507	Food Lion	35,140	88.8%	10/31/2019	Italiano’s Family Restaurant	2,040	5.2%	MTM
17	Loan	Central City Industrial Park	3,225,853	1,529,493	1,696,360	12/31/2016	3,041,295	1,347,541	1,693,754	Lincoln Manufacturing	228,133	26.0%	12/31/2021	Campo Sheet Metal Works	130,134	14.8%	6/30/2026
18	Loan	Nebraska Crossing	12,504,678	3,760,438	8,744,240	12/31/2016	12,905,473	3,417,961	9,487,512	H&M	24,000	6.5%	1/31/2028	Under Armour	16,082	4.4%	1/31/2024
19	Loan	345 Flats	2,571,489	943,849	1,627,639	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
20	Loan	Main Street Commons	1,027,215	950,213	77,002	12/31/2016	1,086,277	851,516	234,761	Stein Mart	34,000	19.8%	11/30/2020	Ross	24,859	14.5%	12/31/2028
21	Loan	Stop & Shop Manchester	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Stop & Shop	68,509	100.0%	7/8/2028	N/A	N/A	N/A	N/A
22	Loan	Five Points Plaza	2,627,275	1,245,749	1,381,526	12/31/2016	2,638,007	1,210,495	1,427,512	GSA-HUD	123,370	100.0%	3/19/2023	N/A	N/A	N/A	N/A
23	Loan	Marina Gardens	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
24	Loan	Clevelander South Beach	21,385,517	14,914,452	6,471,065	12/31/2016	24,892,591	18,666,756	6,225,835	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
25	Loan	Christiana Mall	54,058,534	10,544,365	43,514,169	12/31/2016	54,140,474	10,182,915	43,957,559	Target (Ground Lease)	145,312	18.7%	12/31/2036	Cabela’s (Ground Lease)	100,000	12.8%	1/31/2035
26	Loan	Ellsworth Place	9,190,096	3,237,469	5,952,628	12/31/2016	5,736,257	2,719,704	3,016,553	Burlington Coat Factory	65,096	18.7%	2/28/2026	Dave & Buster’s	41,975	12.1%	1/31/2032
27	Loan	Feather River Crossing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Smart and Final	29,580	32.7%	8/31/2033	Fit Republic	28,000	30.9%	8/31/2033
28	Loan	Hilton Garden Inn - Killeen, TX	2,916,715	1,761,943	1,154,772	12/31/2016	2,945,816	1,856,102	1,089,714	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
29	Loan	2246-2260 Jerome Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	The New York City School Construction Authority	34,500	100.0%	10/30/2032	N/A	N/A	N/A	N/A
30	Loan	Spanish Springs Shopping Center	1,258,700	122,039	1,136,661	12/31/2016	1,338,309	136,266	1,202,043	U.S. Bank	5,000	14.7%	10/31/2036	Moneytree, Inc	3,000	8.8%	10/31/2026
31	Loan	Liberty Square	822,983	219,417	603,566	12/31/2016	824,506	248,682	575,824	Planet Fitness	23,020	21.1%	4/30/2031	Goody’s	20,000	18.3%	1/31/2023
32	Loan	Nacogdoches Self Storage	876,681	398,730	477,951	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
33	Loan	Palm Coast Medical Center	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Omega Research Consultants, LLC	13,051	47.8%	6/30/2025	West Orange Nephrology, LLC	8,221	30.1%	5/28/2028
34	Loan	Skyland Towne Center	703,716	174,026	529,691	12/31/2016	710,994	176,559	534,435	Earth Fare	38,000	67.0%	12/31/2037	Pet Supplies Plus	7,800	13.8%	12/31/2022
35	Loan	Best Western Plus Lake Lanier Hotel & Suites	1,682,824	952,470	730,354	12/31/2016	1,579,391	944,657	634,734	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
36	Loan	Hampton Inn - Derby	1,643,223	964,460	678,763	12/31/2016	1,703,523	986,268	717,256	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
37	Loan	Marion Plaza	596,395	183,940	412,455	12/31/2016	579,784	185,005	394,779	Tractor Supply	42,172	34.6%	12/31/2025	Ollies Bargain Outlet	26,181	21.5%	11/30/2024
38	Loan	ExchangeRight Net Leased Portfolio 24	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Various	Various	100.0%	Various	N/A	N/A	N/A	N/A
38.01	Property	BioLife Plasma Services L.P. - West Des Moines, IA	N/A	N/A	N/A	N/A	N/A	N/A	N/A	BioLife Plasma Services L.P.	16,637	100.0%	10/31/2031	N/A	N/A	N/A	N/A
38.02	Property	BioLife Plasma Services L.P. - Mt. Juliet, TN	N/A	N/A	N/A	N/A	N/A	N/A	N/A	BioLife Plasma Services L.P.	16,600	100.0%	8/31/2032	N/A	N/A	N/A	N/A
38.03	Property	Walgreens - Romeoville, IL	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Walgreens	14,752	100.0%	1/31/2033	N/A	N/A	N/A	N/A
38.04	Property	Walgreens - Lawrenceville, GA	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Walgreens	14,997	100.0%	8/31/2030	N/A	N/A	N/A	N/A
38.05	Property	Pick ‘n Save - Wisconsin Rapids, WI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Pick ‘n Save	49,580	100.0%	11/30/2028	N/A	N/A	N/A	N/A
38.06	Property	Tractor Supply - Albuquerque, NM	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Tractor Supply	19,021	100.0%	9/30/2033	N/A	N/A	N/A	N/A
38.07	Property	Walgreens - Sheboygan, WI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Walgreens	15,046	100.0%	8/31/2030	N/A	N/A	N/A	N/A
38.08	Property	Walgreens - Oswego, IL	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Walgreens	15,005	100.0%	12/31/2030	N/A	N/A	N/A	N/A
38.09	Property	Walgreens - Waco, TX	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Walgreens	13,808	100.0%	10/31/2029	N/A	N/A	N/A	N/A
38.10	Property	Tractor Supply - Antioch, IL	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Tractor Supply	19,041	100.0%	10/31/2033	N/A	N/A	N/A	N/A
38.11	Property	Walgreens - Austin, TX	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Walgreens	13,826	100.0%	12/31/2023	N/A	N/A	N/A	N/A
38.12	Property	Walgreens - Flower Mound, TX	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Walgreens	13,870	100.0%	8/31/2028	N/A	N/A	N/A	N/A
38.13	Property	Tractor Supply - Columbia Station, OH	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Tractor Supply	19,028	100.0%	10/31/2033	N/A	N/A	N/A	N/A
38.14	Property	Fresenius Medical Care - Brownsville, TX	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Fresenius Medical Care	10,325	100.0%	10/31/2027	N/A	N/A	N/A	N/A
38.15	Property	CVS Pharmacy - Peoria Heights, IL	N/A	N/A	N/A	N/A	N/A	N/A	N/A	CVS Pharmacy	10,090	100.0%	1/31/2029	N/A	N/A	N/A	N/A
38.16	Property	Advance Auto Parts - Grayslake, IL	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Advance Auto Parts	9,418	100.0%	8/31/2027	N/A	N/A	N/A	N/A
38.17	Property	Dollar General - Lancaster, PA	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Dollar General	9,167	100.0%	2/29/2032	N/A	N/A	N/A	N/A
38.18	Property	Sherwin Williams - Painesville, OH	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Sherwin Williams	4,528	100.0%	5/31/2028	N/A	N/A	N/A	N/A
38.19	Property	Dollar General - Herminie, PA	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Dollar General	9,512	100.0%	6/30/2033	N/A	N/A	N/A	N/A
38.20	Property	Dollar General - Tallahassee, FL	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Dollar General	9,221	100.0%	8/31/2028	N/A	N/A	N/A	N/A
38.21	Property	Dollar General - Gibsonia, PA	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Dollar General	9,533	100.0%	7/31/2033	N/A	N/A	N/A	N/A
38.22	Property	Dollar General - Mansfield, OH	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Dollar General	9,226	100.0%	6/30/2033	N/A	N/A	N/A	N/A
38.23	Property	Advance Auto Parts - McDonough, GA	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Advance Auto Parts	5,522	100.0%	12/31/2028	N/A	N/A	N/A	N/A
38.24	Property	Dollar Tree - Cleveland, OH	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Dollar Tree	9,725	100.0%	1/31/2028	N/A	N/A	N/A	N/A
39	Loan	Sheets Self Storage	615,097	234,248	380,849	12/31/2016	596,211	256,302	339,909	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
40	Loan	Bradenton Health Park East	382,774	127,495	255,279	12/31/2016	322,733	139,803	182,930	MCR Health Services	7,447	25.6%	2/28/2021	Synergy Medical	4,050	13.9%	2/14/2029
41	Loan	820 Industrial Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Tenneco Automotive Operating Company, Inc.	250,368	100.0%	9/30/2023	N/A	N/A	N/A	N/A

A-1-15

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Third Largest Tenant Name(10)(12)	Third Largest Tenant Sq. Ft.	Third Largest Tenant % of NRA	Third Largest Tenant Exp. Date(2)	Fourth Largest Tenant Name(10)(11)	Fourth Largest Tenant Sq. Ft.	Fourth Largest Tenant % of NRA	Fourth Largest Tenant Exp. Date(2)	Fifth Largest Tenant Name(10)	Fifth Largest Tenant Sq. Ft.	Fifth Largest Tenant % of NRA	Fifth Largest Tenant Exp. Date(2)	Engineering Report Date
1	Loan	Great Value Storage Portfolio	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Various
1.01	Property	GVS - 6250 Westward Lane	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/10/2018
1.02	Property	GVS - 9530 Skillman Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/10/2018
1.03	Property	GVS - 10640 Hempstead Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/14/2018
1.04	Property	GVS - 2202 North Market Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/10/2018
1.05	Property	GVS - 4311 Samuell Boulevard	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/10/2018
1.06	Property	GVS - 3380 North Post Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/10/2018
1.07	Property	GVS - 1223, 1235, 1431, 1441, 1451, 1491, 1527, 1543 & 1559 North Nellis Boulevard	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/10/2018
1.08	Property	GVS - 4901 South Freeway	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/10/2018
1.09	Property	GVS - 15300 Kuykendahl Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/10/2018
1.10	Property	GVS - 111 North Layfair Drive	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/14/2018
1.11	Property	GVS - 1710 North Cunningham Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/10/2018
1.12	Property	GVS - 9984 South Old State Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/10/2018
1.13	Property	GVS - 5550 Antoine Drive	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/14/2018
1.14	Property	GVS - 11702 Beechnut Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/10/2018
1.15	Property	GVS - 435 Congress Park Drive	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/10/2018
1.16	Property	GVS - 7200 Tussing Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/24/2018
1.17	Property	GVS - 9951 Harwin Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/10/2018
1.18	Property	GVS - 1330 Georgesville Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/24/2018
1.19	Property	GVS - 2033 Oak Grove Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/10/2018
1.20	Property	GVS - 920 Highway 80 East	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/10/2018
1.21	Property	GVS - 1661 and 1670 West Government Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/10/2018
1.22	Property	GVS - 123 South Meridian Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/18/2018
1.23	Property	GVS - 613 North Freeway	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/10/2018
1.24	Property	GVS - 5199 Westerville Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/10/2018
1.25	Property	GVS - 14318 Highway 249	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/10/2018
1.26	Property	GVS - 410 Gulf Freeway	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/10/2018
1.27	Property	GVS - 7986 Southern Boulevard	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/18/2018
1.28	Property	GVS - 8450 Cook Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/10/2018
1.29	Property	GVS - 765 South Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/10/2018
1.30	Property	GVS - 9600 Marion Ridge	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/10/2018
1.31	Property	GVS - 580 East Dublin Granville Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
1.32	Property	GVS - 3951 Highway 78	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/14/2018
1.33	Property	GVS - 10013 FM 620	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/10/2018
1.34	Property	GVS - 9010 Emmett F Lowry Expressway	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/10/2018
1.35	Property	GVS - 5301 Tamarack Circle East	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/10/2018
1.36	Property	GVS - 7821 Taylor Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/18/2018
1.37	Property	GVS - 10601 West Fairmont Parkway	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/10/2018
1.38	Property	GVS - 1910 25th Avenue North	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/14/2018
1.39	Property	GVS - 8501 North Springboro Pike	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/10/2018
1.40	Property	GVS - 443 Laredo Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/10/2018
1.41	Property	GVS - 13825 FM 306	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/10/2018
1.42	Property	GVS - 2502 Bay Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/12/2018
1.43	Property	GVS - 1151 East Expressway 83	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/10/2018
1.44	Property	GVS - 3785 Shiloh Springs Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/10/2018
1.45	Property	GVS - 1585 Lexington Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/10/2018
1.46	Property	GVS - 8801 Boone Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/10/2018
1.47	Property	GVS - 2150 Wirt Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/10/2018
1.48	Property	GVS - 426 North Smithville Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/10/2018
1.49	Property	GVS - 3412 Garth Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/10/2018
1.50	Property	GVS - 8320 Alabonson Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/10/2018
1.51	Property	GVS - 2407 South U.S. Highway 183	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/10/2018
1.52	Property	GVS - 7273 Kearney Street and 6345 East 78th Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/17/2018
1.53	Property	GVS - 4145 State Route 741	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/14/2018
1.54	Property	GVS - 1961 Covington Pike	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/14/2018
1.55	Property	GVS - 941 Fairmont Parkway	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/10/2018
1.56	Property	GVS - 60 Westpark Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/10/2018
1.57	Property	GVS - 16530 West Hardy Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/12/2018
1.58	Property	GVS - 1594 Route 9G	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/14/2018
1.59	Property	GVS - 5811 North Houston Rosslyn Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/10/2018
1.60	Property	GVS - 632 Timkin Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/10/2018
1.61	Property	GVS - 4806 Marie Lane	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/10/2018
1.62	Property	GVS - 16905 Indian Chief Drive	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/10/2018
1.63	Property	GVS - 7116 South IH-35 Frontage Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/10/2018
1.64	Property	GVS - 4641 Production Drive	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/10/2018
2	Loan	Heartland Dental Medical Office Portfolio	Various	Various	N/A	Various	Various	Various	N/A	Various	N/A	N/A	N/A	N/A	Various
2.001	Property	Heartland Dental Medical Office Portfolio - 1200 Network Centre Drive	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.002	Property	Heartland Dental Medical Office Portfolio - 9150 North East Barry Road	Noodles & Company	2,800	28.8%	9/30/2031	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.003	Property	Heartland Dental Medical Office Portfolio - 11925 Jones Bridge Road	Family Physical Therapy Wellness	1,350	9.1%	4/30/2019	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.004	Property	Heartland Dental Medical Office Portfolio - 200 Brevco Plaza	Total Renal Care, Inc.	3,089	16.4%	11/15/2021	Mercy Clinic East Communities Digestive	2,696	14.3%	11/30/2023	N/A	N/A	N/A	N/A	9/19/2018
2.005	Property	Heartland Dental Medical Office Portfolio - 1760 West Virginia Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.006	Property	Heartland Dental Medical Office Portfolio - 117 St. Patrick’s Drive	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.007	Property	Heartland Dental Medical Office Portfolio - 1647 County Road 220	Jersey Mike’s	1,811	22.2%	12/31/2018	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.008	Property	Heartland Dental Medical Office Portfolio - 3500 East Highway 377	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.009	Property	Heartland Dental Medical Office Portfolio - 4112 North Belt Highway	Starbucks - St. Joseph, MO	1,800	30.0%	4/30/2023	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.010	Property	Heartland Dental Medical Office Portfolio - 3009 Winghaven Boulevard	Family Dental Care at Winghaven	2,100	25.6%	12/31/2021	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.011	Property	Heartland Dental Medical Office Portfolio - 2202 Althoff Drive	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.012	Property	Heartland Dental Medical Office Portfolio - 3820 Wabash Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.013	Property	Heartland Dental Medical Office Portfolio - 561 East Lincoln Highway	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.014	Property	Heartland Dental Medical Office Portfolio - 508 South 52nd Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.015	Property	Heartland Dental Medical Office Portfolio - 1025 Ashley Street	Crosswinds Dental Care	1,890	29.0%	6/30/2022	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.016	Property	Heartland Dental Medical Office Portfolio - 440 Erie Parkway	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.017	Property	Heartland Dental Medical Office Portfolio - 1381 Citrus Tower Boulevard	Robert Ogden, DDS	2,358	23.5%	6/30/2020	Orlando Foot & Ankle Clinic	2,321	23.2%	1/31/2023	N/A	N/A	N/A	N/A	9/19/2018
2.018	Property	Heartland Dental Medical Office Portfolio - 1751 Pleasant Road	The Joint of York County	1,265	18.8%	8/31/2019	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.019	Property	Heartland Dental Medical Office Portfolio - 9625 Lake Nona Village Place	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.020	Property	Heartland Dental Medical Office Portfolio - 615 Saint James Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.021	Property	Heartland Dental Medical Office Portfolio - 13816 Narcoossee Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.022	Property	Heartland Dental Medical Office Portfolio - 1695 Wells Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.023	Property	Heartland Dental Medical Office Portfolio - 4355 Suwanee Dam Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.024	Property	Heartland Dental Medical Office Portfolio - 7310 North Villa Drive	Dr. Flynn Orthodontics	1,800	26.2%	2/28/2024	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.025	Property	Heartland Dental Medical Office Portfolio - 299A Indian Lake Boulevard	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.026	Property	Heartland Dental Medical Office Portfolio - 2455 East Main Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.027	Property	Heartland Dental Medical Office Portfolio - 630 East Markey Parkway	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.028	Property	Heartland Dental Medical Office Portfolio - 1613 East Pflugerville Parkway	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.029	Property	Heartland Dental Medical Office Portfolio - 782 Belle Terre Parkway	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.030	Property	Heartland Dental Medical Office Portfolio - 11890 Highway 707	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.031	Property	Heartland Dental Medical Office Portfolio - 7551 Osceola Polk Line Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.032	Property	Heartland Dental Medical Office Portfolio - 100 Piper Hill Drive	Lutheran Family	2,000	20.1%	10/31/2021	Edward Jones - St. Peter’s, MO	1,400	14.1%	1/31/2026	N/A	N/A	N/A	N/A	9/19/2018
2.033	Property	Heartland Dental Medical Office Portfolio - 8624 Lee Vista Boulevard	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.034	Property	Heartland Dental Medical Office Portfolio - 149 Tuscan Way	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/10/2018
2.035	Property	Heartland Dental Medical Office Portfolio - 2740 Prairie Crossing Drive	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.036	Property	Heartland Dental Medical Office Portfolio - 2066 Bruce B. Downs Boulevard	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.037	Property	Heartland Dental Medical Office Portfolio - 209 Latitude Lane	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.038	Property	Heartland Dental Medical Office Portfolio - 4608 South West College Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.039	Property	Heartland Dental Medical Office Portfolio - 1315 Bell Road	Regional Finance	1,190	14.5%	5/31/2022	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.040	Property	Heartland Dental Medical Office Portfolio - 4237 U.S. Highway 1 South	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	10/5/2018
2.041	Property	Heartland Dental Medical Office Portfolio - 1521 East Debbie Lane	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.042	Property	Heartland Dental Medical Office Portfolio - 3152 South Broadway	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.043	Property	Heartland Dental Medical Office Portfolio - 8701 South Garnett Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.044	Property	Heartland Dental Medical Office Portfolio - 450 South Weber Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.045	Property	Heartland Dental Medical Office Portfolio - 840 Nissan Drive	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018

A-1-16

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Third Largest Tenant Name(10)(12)	Third Largest Tenant Sq. Ft.	Third Largest Tenant % of NRA	Third Largest Tenant Exp. Date(2)	Fourth Largest Tenant Name(10)(11)	Fourth Largest Tenant Sq. Ft.	Fourth Largest Tenant % of NRA	Fourth Largest Tenant Exp. Date(2)	Fifth Largest Tenant Name(10)	Fifth Largest Tenant Sq. Ft.	Fifth Largest Tenant % of NRA	Fifth Largest Tenant Exp. Date(2)	Engineering Report Date
2.046	Property	Heartland Dental Medical Office Portfolio - 12222 Route 47	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.047	Property	Heartland Dental Medical Office Portfolio - 3415 Livernois Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.048	Property	Heartland Dental Medical Office Portfolio - 5309 Buffalo Gap Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.049	Property	Heartland Dental Medical Office Portfolio - 8190 Windfall Lane	Caliber Home Loans	2,100	25.0%	3/31/2021	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.050	Property	Heartland Dental Medical Office Portfolio - 2620 East Highway 50	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.051	Property	Heartland Dental Medical Office Portfolio - 10670 Southwest Tradition Square	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.052	Property	Heartland Dental Medical Office Portfolio - 4939 Courthouse Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.053	Property	Heartland Dental Medical Office Portfolio - 2301 Old Canoe Creek Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.054	Property	Heartland Dental Medical Office Portfolio - 507 North Hershey Road	Hair Stadium, Inc.	1,560	20.3%	5/31/2021	Edward Jones - Bloomington, IL	1,320	17.2%	2/28/2023	N/A	N/A	N/A	N/A	9/19/2018
2.055	Property	Heartland Dental Medical Office Portfolio - 242 Southwoods Center	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.056	Property	Heartland Dental Medical Office Portfolio - 3016 Columbia Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.057	Property	Heartland Dental Medical Office Portfolio - 4120 North 197th Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.058	Property	Heartland Dental Medical Office Portfolio - 13794 Beach Boulevard	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.059	Property	Heartland Dental Medical Office Portfolio - 3037 Southwest Port St. Lucie Boulevard	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.060	Property	Heartland Dental Medical Office Portfolio - 1840 Dekalb Avenue	Giordano’s Enterprises, Inc.	1,540	24.7%	10/31/2022	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.061	Property	Heartland Dental Medical Office Portfolio - 9100 Highway 119	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.062	Property	Heartland Dental Medical Office Portfolio - 42 Market Square Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.063	Property	Heartland Dental Medical Office Portfolio - 2707 Sycamore Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.064	Property	Heartland Dental Medical Office Portfolio - 2014 Lime Kiln Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.065	Property	Heartland Dental Medical Office Portfolio - 103 Farabee Drive North	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.066	Property	Heartland Dental Medical Office Portfolio - 4999 North Tanner Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.067	Property	Heartland Dental Medical Office Portfolio - 674 Lake Joy Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.068	Property	Heartland Dental Medical Office Portfolio - 1828 IN-44	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.069	Property	Heartland Dental Medical Office Portfolio - 2950 South Rutherford Boulevard	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.070	Property	Heartland Dental Medical Office Portfolio - 545 East Hunt Highway	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.071	Property	Heartland Dental Medical Office Portfolio - 17810 Pierce Plaza	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.072	Property	Heartland Dental Medical Office Portfolio - 5445 South Williamson Boulevard	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.073	Property	Heartland Dental Medical Office Portfolio - 780 East-West Connector South West	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.074	Property	Heartland Dental Medical Office Portfolio - 16620 West 159th Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.075	Property	Heartland Dental Medical Office Portfolio - 13851 North US Highway 441	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.076	Property	Heartland Dental Medical Office Portfolio - 3120 Mahan Drive	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.077	Property	Heartland Dental Medical Office Portfolio - 2000 Veterans Memorial Parkway South	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.078	Property	Heartland Dental Medical Office Portfolio - 1402 U.S. Route 12	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.079	Property	Heartland Dental Medical Office Portfolio - 1776 Blanding Boulevard	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.080	Property	Heartland Dental Medical Office Portfolio - 3012 Anchor Drive	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.081	Property	Heartland Dental Medical Office Portfolio - 1715 West Main Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.082	Property	Heartland Dental Medical Office Portfolio - 10389 Big Bend Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.083	Property	Heartland Dental Medical Office Portfolio - 7103 Whitestown Parkway	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.084	Property	Heartland Dental Medical Office Portfolio - 2751 Fountain Place	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.085	Property	Heartland Dental Medical Office Portfolio - 2030 Crossing Circle	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.086	Property	Heartland Dental Medical Office Portfolio - 13101 East 96th Street North	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.087	Property	Heartland Dental Medical Office Portfolio - 692 Essington Road	Rock Run Family Dentistry	1,765	29.3%	1/31/2022	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.088	Property	Heartland Dental Medical Office Portfolio - 240 Blossom Park Drive	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.089	Property	Heartland Dental Medical Office Portfolio - 6005 Watson Boulevard	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.090	Property	Heartland Dental Medical Office Portfolio - 3237 Sixes Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.091	Property	Heartland Dental Medical Office Portfolio - 4030 Winder Highway	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.092	Property	Heartland Dental Medical Office Portfolio - 8605 East State Road 70	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.093	Property	Heartland Dental Medical Office Portfolio - 540 West Walnut Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.094	Property	Heartland Dental Medical Office Portfolio - 5630 Plank Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.095	Property	Heartland Dental Medical Office Portfolio - 10505 Lima Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.096	Property	Heartland Dental Medical Office Portfolio - 7485 Vanderbilt Beach Boulevard	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.097	Property	Heartland Dental Medical Office Portfolio - 2701 South Koke Mill Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.098	Property	Heartland Dental Medical Office Portfolio - 22329 Greenview Parkway	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.099	Property	Heartland Dental Medical Office Portfolio - 25000 Bernwood Drive	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.100	Property	Heartland Dental Medical Office Portfolio - 3500 Clemson Boulevard	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.101	Property	Heartland Dental Medical Office Portfolio - 2222 Highway 540A East	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.102	Property	Heartland Dental Medical Office Portfolio - 1055 Pine Log Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.103	Property	Heartland Dental Medical Office Portfolio - 4315 North Holland Sylvania Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.104	Property	Heartland Dental Medical Office Portfolio - 21300 Town Commons Drive	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.105	Property	Heartland Dental Medical Office Portfolio - 1905 Convenience Place	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.106	Property	Heartland Dental Medical Office Portfolio - 3308 Platt Springs Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.107	Property	Heartland Dental Medical Office Portfolio - 132 Milestone Way	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/20/2018
2.108	Property	Heartland Dental Medical Office Portfolio - 1429 Chester Boulevard	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.109	Property	Heartland Dental Medical Office Portfolio - 1339 North Sumter Boulevard	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.110	Property	Heartland Dental Medical Office Portfolio - 1536 Farm to Market 359 Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.111	Property	Heartland Dental Medical Office Portfolio - 3585 North 168th Court	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.112	Property	Heartland Dental Medical Office Portfolio - 1980 U.S. Highway 1 South	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.113	Property	Heartland Dental Medical Office Portfolio - 13328 Metcalf Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.114	Property	Heartland Dental Medical Office Portfolio - 826 West Lincoln Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.115	Property	Heartland Dental Medical Office Portfolio - 1515 West 45th Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.116	Property	Heartland Dental Medical Office Portfolio - 1012 Mill Pond Lane	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.117	Property	Heartland Dental Medical Office Portfolio - 621 Chatham Avenue	Americare	800	12.1%	3/31/2019	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.118	Property	Heartland Dental Medical Office Portfolio - 24940 South Tamiami Trail	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.119	Property	Heartland Dental Medical Office Portfolio - 609 Front Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.120	Property	Heartland Dental Medical Office Portfolio - 6190 LBJ Freeway	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.121	Property	Heartland Dental Medical Office Portfolio - 3417 Schofield Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.122	Property	Heartland Dental Medical Office Portfolio - 330 Park Place	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.123	Property	Heartland Dental Medical Office Portfolio - 1490 North Green Mount Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.124	Property	Heartland Dental Medical Office Portfolio - 213 Main Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.125	Property	Heartland Dental Medical Office Portfolio - 11119 Hearth Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.126	Property	Heartland Dental Medical Office Portfolio - 2362 West Boulevard Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.127	Property	Heartland Dental Medical Office Portfolio - 2812 East Main Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.128	Property	Heartland Dental Medical Office Portfolio - 1202 South Broad Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.129	Property	Heartland Dental Medical Office Portfolio - 8790 Walnut Grove Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.130	Property	Heartland Dental Medical Office Portfolio - 10708 East State Road 64	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.131	Property	Heartland Dental Medical Office Portfolio - 2184 FM 3009	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.132	Property	Heartland Dental Medical Office Portfolio - 2210 Boiling Springs Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.133	Property	Heartland Dental Medical Office Portfolio - 3105 Kirby Whitten Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.134	Property	Heartland Dental Medical Office Portfolio - 716 32nd Street South	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.135	Property	Heartland Dental Medical Office Portfolio - 1010 West U.S. Route 6	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.136	Property	Heartland Dental Medical Office Portfolio - 935 West Exchange Parkway	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.137	Property	Heartland Dental Medical Office Portfolio - 3608 Jeffco Boulevard	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.138	Property	Heartland Dental Medical Office Portfolio - 998 Williford Court	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.139	Property	Heartland Dental Medical Office Portfolio - 4405 Highway 17	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.140	Property	Heartland Dental Medical Office Portfolio - 3003 Twin Rivers Drive	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.141	Property	Heartland Dental Medical Office Portfolio - 12260 Tamiami Trail East	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.142	Property	Heartland Dental Medical Office Portfolio - 1405 South 25th Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.143	Property	Heartland Dental Medical Office Portfolio - 12605 Troxler Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.144	Property	Heartland Dental Medical Office Portfolio - 122 Stone Trace Drive	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.145	Property	Heartland Dental Medical Office Portfolio - 4455 Florida National Drive	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.146	Property	Heartland Dental Medical Office Portfolio - 3645 North Council Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.147	Property	Heartland Dental Medical Office Portfolio - 9305 Market Square Drive	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.148	Property	Heartland Dental Medical Office Portfolio - 3420 Bayside Lakes Boulevard Southeast	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.149	Property	Heartland Dental Medical Office Portfolio - 309 West Ogden Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.150	Property	Heartland Dental Medical Office Portfolio - 456 University Boulevard North	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.151	Property	Heartland Dental Medical Office Portfolio - 1316 McMillan Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.152	Property	Heartland Dental Medical Office Portfolio - 6233 Veterans Parkway	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.153	Property	Heartland Dental Medical Office Portfolio - 116 Calumet Center Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.154	Property	Heartland Dental Medical Office Portfolio - 828 South Main Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.155	Property	Heartland Dental Medical Office Portfolio - 7200 Red Hawk Court	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.156	Property	Heartland Dental Medical Office Portfolio - 303 Ashby Park Lane	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.157	Property	Heartland Dental Medical Office Portfolio - 3106 Professional Plaza	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.158	Property	Heartland Dental Medical Office Portfolio - 1950 Chesley Drive	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.159	Property	Heartland Dental Medical Office Portfolio - 104 South Houston Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018

A-1-17

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Third Largest Tenant Name(10)(12)	Third Largest Tenant Sq. Ft.	Third Largest Tenant % of NRA	Third Largest Tenant Exp. Date(2)	Fourth Largest Tenant Name(10)(11)	Fourth Largest Tenant Sq. Ft.	Fourth Largest Tenant % of NRA	Fourth Largest Tenant Exp. Date(2)	Fifth Largest Tenant Name(10)	Fifth Largest Tenant Sq. Ft.	Fifth Largest Tenant % of NRA	Fifth Largest Tenant Exp. Date(2)	Engineering Report Date
2.160	Property	Heartland Dental Medical Office Portfolio - 103 East Tatum Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.161	Property	Heartland Dental Medical Office Portfolio - 165 Juniper Circle	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.162	Property	Heartland Dental Medical Office Portfolio - 135 East Broadway Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.163	Property	Heartland Dental Medical Office Portfolio - 9360 Two Notch Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.164	Property	Heartland Dental Medical Office Portfolio - 12988 Georgia Highway 9	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.165	Property	Heartland Dental Medical Office Portfolio - 5 Jannell Court	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.166	Property	Heartland Dental Medical Office Portfolio - 1617 East Main Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.167	Property	Heartland Dental Medical Office Portfolio - 2116 Vista Oeste North West, Unit 202	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.168	Property	Heartland Dental Medical Office Portfolio - 50 South Kyrene Road, Suite 5	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
2.169	Property	Heartland Dental Medical Office Portfolio - 101 Rice Bent Way Suite 4	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
3	Loan	Saint Louis Galleria	Victoria’s Secret	12,892	2.8%	1/31/2026	Urban Outfitters	12,623	2.7%	1/31/2021	Forever 21	11,798	2.5%	1/31/2020	8/28/2018
4	Loan	Staples Strategic Industrial	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Various
4.01	Property	Staples - Hagerstown, MD	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/20/2018
4.02	Property	Staples - Montgomery, NY	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/20/2018
4.03	Property	Staples - Terre Haute, IN	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/20/2018
4.04	Property	Staples - London, OH	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/20/2018
4.05	Property	Staples - Beloit, WI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/20/2018
4.06	Property	Staples - Dayville, CT	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/19/2018
4.07	Property	Staples - Arden Hills, MN	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/20/2018
4.08	Property	Staples - Putnam, CT	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/20/2018
5	Loan	CBBC Industrial Portfolio	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	7/24/2018
5.01	Property	CBBC - Dallas, TX	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	7/24/2018
5.02	Property	CBBC - Winter Haven, FL	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	7/24/2018
5.03	Property	CBBC - Lakeland, FL	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	7/24/2018
5.04	Property	CBBC - Houston, TX	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	7/24/2018
6	Loan	435 Tasso Street	Vulcan, Inc.	4,449	13.8%	11/30/2023	Takeda Ventures, Inc.	4,134	12.9%	1/31/2021	Qlik Technologies	3,644	11.3%	10/31/2023	11/21/2018
7	Loan	Pier 1 Imports Headquarters	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	7/3/2018
8	Loan	Princeton Marriott at Forrestal	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	10/3/2018
9	Loan	McCreless Market	Bealls	26,460	15.4%	1/31/2024	Shoe Carnival	8,194	4.8%	7/31/2023	Discount Tire	7,300	4.3%	9/30/2035	10/18/2018
10	Loan	Woodbury & Cyrene	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	10/25/2018
10.01	Property	Woodbury Crossing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	10/25/2018
10.02	Property	Cyrene Duplexes	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	10/25/2018
11	Loan	16300 Roscoe Blvd	Mental Health Center, Inc. (SFVC)	15,677	10.2%	7/31/2020	US Healthworks of California	12,703	8.2%	12/31/2018	Spondylitis Associates of America	2,667	1.7%	8/31/2020	7/26/2018
12	Loan	Warren Hospitality Portfolio	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/26/2018
12.01	Property	Holiday Inn & Suites - Warren	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/26/2018
12.02	Property	Holiday Inn Express - Warren	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/26/2018
13	Loan	Best Western Premier Tides Hotel - Orange Beach	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	8/15/2018
14	Loan	Regency Properties Portfolio	Various	Various	N/A	Various	Various	Various	N/A	Various	Various	Various	N/A	Various	7/31/2018
14.01	Property	Vernal Towne Center	Ross Dress For Less	20,064	12.6%	1/31/2025	Jo-Ann Fabrics	15,032	9.4%	1/31/2025	Petco	10,498	6.6%	1/31/2025	7/31/2018
14.02	Property	Monticello Marketplace	Label Shopper	8,000	7.6%	3/31/2024	Anytime Fitness	6,400	6.1%	12/31/2027	King Buffet	2,755	2.6%	12/31/2023	7/31/2018
14.03	Property	Columbia Square	Goodwill	10,800	9.4%	7/31/2020	Rent-A-Center	7,584	6.6%	3/31/2022	Tires Plus	7,200	6.3%	10/31/2025	7/31/2018
14.04	Property	Wabash Crossings East	Ladd Dental	2,760	12.5%	10/31/2021	BMV	2,200	9.9%	3/17/2026	Sky Nails	1,400	6.3%	10/31/2021	7/31/2018
14.05	Property	Granville Corners	Hibbett Sporting Goods	4,795	4.3%	10/31/2022	Top Beauty	3,200	2.9%	6/30/2023	A Unique Perception 2	2,800	2.5%	2/28/2021	7/31/2018
14.06	Property	Tarpon Heights	Hibbett Sporting Goods	5,550	9.6%	5/31/2019	Geaux Fish	4,780	8.3%	4/30/2027	Fastenal	4,415	7.7%	6/30/2020	7/31/2018
14.07	Property	Raceway Mall	Finish Line Laundry	2,173	5.1%	12/31/2022	United Community Services	1,960	4.6%	6/30/2020	Precision Chiropractic Clinic	1,400	3.3%	12/31/2020	7/31/2018
15	Loan	Homewood Suites Columbia/Laurel	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/7/2018
16	Loan	Food Lion Portfolio	Various	Various	N/A	Various	Various	Various	N/A	Various	Various	Various	N/A	Various	Various
16.01	Property	Crowfield Plaza	Ultra Tan	2,100	4.2%	9/30/2019	Academy of Martial Arts	2,000	4.0%	1/31/2021	J&D The Liquor Store	1,620	3.2%	3/31/2022	10/2/2018
16.02	Property	Tyler Square	University Tanning	3,900	6.8%	6/30/2022	Papa John’s Pizza	1,500	2.6%	12/31/2019	Shentel Cable (Local Provider)	1,400	2.4%	1/31/2021	9/12/2018
16.03	Property	Hollins Plantation Plaza	China Star Restaurant	1,400	3.0%	11/30/2022	Angel Nails	1,400	3.0%	12/31/2021	N/A	N/A	N/A	N/A	10/2/2018
16.04	Property	Dorchester Crossing	Youngs Beauty	3,010	6.6%	12/31/2023	Super Wok	1,505	3.3%	5/31/2020	Coastal Laundries	1,505	3.3%	2/28/2023	8/16/2018
16.05	Property	Wildwood Plaza	Custom Kitchen Distributors	1,200	3.0%	MTM	Polish Spa Nails	1,200	3.0%	5/31/2018	N/A	N/A	N/A	N/A	8/16/2018
17	Loan	Central City Industrial Park	5301 Polk Warehousing (dba CustomSpace Houston)	113,152	12.9%	8/31/2028	SNAPP LLC	82,980	9.4%	9/30/2019	Rio Marine	75,922	8.6%	5/31/2020: 62,000 SF; MTM: 13,992 SF	10/9/2018
18	Loan	Nebraska Crossing	Old Navy	15,231	4.1%	4/30/2024	Forever 21	15,114	4.1%	1/31/2024	Nike	15,001	4.1%	1/31/2024	6/1/2018
19	Loan	345 Flats	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	7/19/2018
20	Loan	Main Street Commons	TJ Maxx	24,666	14.4%	10/31/2027	Cost Plus World Market	18,300	10.7%	1/31/2022	Ulta	10,394	6.1%	5/31/2028	9/18/2018
21	Loan	Stop & Shop Manchester	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	11/16/2018
22	Loan	Five Points Plaza	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	10/2/2018
23	Loan	Marina Gardens	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	10/4/2018
24	Loan	Clevelander South Beach	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	8/9/2018
25	Loan	Christiana Mall	Cinemark	50,643	6.5%	11/30/2029	Barnes & Noble Booksellers	36,803	4.7%	1/31/2020	Forever 21	27,300	3.5%	1/31/2020	6/11/2018
26	Loan	Ellsworth Place	Marshalls	27,771	8.0%	6/30/2020	Ross Dress For Less, Inc.	25,716	7.4%	1/31/2027	TJ Maxx	24,000	6.9%	11/30/2025	6/26/2018
27	Loan	Feather River Crossing	Ross	18,000	19.9%	10/31/2028	Harbor Freight	15,000	16.6%	11/30/2028	N/A	N/A	N/A	N/A	7/3/2018
28	Loan	Hilton Garden Inn - Killeen, TX	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	10/9/2018
29	Loan	2246-2260 Jerome Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	6/12/2018
30	Loan	Spanish Springs Shopping Center	Instant Lube	2,933	8.7%	6/30/2029	KFC	2,900	8.6%	9/30/2026	Chin Chin	2,602	7.7%	2/29/2020	9/20/2018
31	Loan	Liberty Square	Goodwill	12,500	11.4%	8/31/2023	Heritage Bank	10,840	9.9%	7/31/2022	Dollar General	7,748	7.1%	6/30/2025	10/10/2018
32	Loan	Nacogdoches Self Storage	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	11/2/2018
33	Loan	Palm Coast Medical Center	Halifax Clinical Intergration, Inc	2,241	8.2%	11/2/2022	Estate Ventures, LLC (McGreevy Neurohealth)	2,190	8.0%	11/2/2022	Amnion Florida, LLC	1,607	5.9%	5/23/2023	10/23/2018
34	Loan	Skyland Towne Center	Divine Living	5,500	9.7%	12/31/2019	Noire the Nail Bar	3,200	5.6%	12/31/2027	Barberitos Southwestern Grille and Cantina	2,200	3.9%	10/31/2022	10/24/2018
35	Loan	Best Western Plus Lake Lanier Hotel & Suites	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	10/18/2018
36	Loan	Hampton Inn - Derby	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/4/2018
37	Loan	Marion Plaza	Dollar Tree	10,991	9.0%	7/31/2020	Marion Family Pharmacy	9,715	8.0%	12/31/2022	DaVita Dialysis	6,400	5.3%	10/14/2027	10/18/2018
38	Loan	ExchangeRight Net Leased Portfolio 24	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Various
38.01	Property	BioLife Plasma Services L.P. - West Des Moines, IA	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/25/2018
38.02	Property	BioLife Plasma Services L.P. - Mt. Juliet, TN	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/25/2018
38.03	Property	Walgreens - Romeoville, IL	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	10/10/2018
38.04	Property	Walgreens - Lawrenceville, GA	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	4/5/2018
38.05	Property	Pick ‘n Save - Wisconsin Rapids, WI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	10/9/2018
38.06	Property	Tractor Supply - Albuquerque, NM	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/17/2018
38.07	Property	Walgreens - Sheboygan, WI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	8/10/2018
38.08	Property	Walgreens - Oswego, IL	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/25/2018
38.09	Property	Walgreens - Waco, TX	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	10/10/2018
38.10	Property	Tractor Supply - Antioch, IL	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	10/5/2018
38.11	Property	Walgreens - Austin, TX	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/24/2018
38.12	Property	Walgreens - Flower Mound, TX	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	8/10/2018
38.13	Property	Tractor Supply - Columbia Station, OH	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/24/2018
38.14	Property	Fresenius Medical Care - Brownsville, TX	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	10/10/2018
38.15	Property	CVS Pharmacy - Peoria Heights, IL	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	10/10/2018
38.16	Property	Advance Auto Parts - Grayslake, IL	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	10/11/2018
38.17	Property	Dollar General - Lancaster, PA	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	7/12/2018
38.18	Property	Sherwin Williams - Painesville, OH	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	10/10/2018
38.19	Property	Dollar General - Herminie, PA	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/14/2018
38.20	Property	Dollar General - Tallahassee, FL	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	10/9/2018
38.21	Property	Dollar General - Gibsonia, PA	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9/14/2018
38.22	Property	Dollar General - Mansfield, OH	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	7/5/2018
38.23	Property	Advance Auto Parts - McDonough, GA	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	10/9/2018
38.24	Property	Dollar Tree - Cleveland, OH	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	8/10/2018
39	Loan	Sheets Self Storage	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	11/6/2018
40	Loan	Bradenton Health Park East	Blue Wave Dental Group	3,863	13.3%	6/30/2028	LabCorp	2,507	8.6%	1/31/2024	Erasers Body Enhancement Centers	2,170	7.4%	12/31/2019	10/11/2018
41	Loan	820 Industrial Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	11/7/2018

A-1-18

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Environmental Report Date (Phase I)(16)(17)	Environmental Report Date (Phase II)(16)(17)	Seismic Report Date	Seismic PML %(23)	Loan Purpose	Engineering Reserve / Deferred Maintenance(17)	Initial Tax Reserve	Monthly Tax Reserve(28)	Initial Insurance Reserve	Monthly Insurance Reserve(29)	Initial Replacement Reserve(4)(15)(26)	Monthly Replacement Reserve(13)(15)(26)	Replacement Reserve Cap(26)	Initial TI/LC Reserve	Monthly TI/LC Reserve(13)(27)	TI/LC Reserve Cap(13)(27)
1	Loan	Great Value Storage Portfolio	Various	N/A	Various	Various	Refinance	536,017	525,978	328,736	807,323	93,875		34,198	N/A			N/A
1.01	Property	GVS - 6250 Westward Lane	9/11/2018	N/A	N/A	N/A
1.02	Property	GVS - 9530 Skillman Street	9/24/2018	N/A	N/A	N/A
1.03	Property	GVS - 10640 Hempstead Road	9/12/2018	N/A	N/A	N/A
1.04	Property	GVS - 2202 North Market Street	9/14/2018	N/A	N/A	N/A
1.05	Property	GVS - 4311 Samuell Boulevard	9/11/2018	N/A	N/A	N/A
1.06	Property	GVS - 3380 North Post Road	9/11/2018	N/A	N/A	N/A
1.07	Property	GVS - 1223, 1235, 1431, 1441, 1451, 1491, 1527, 1543 & 1559 North Nellis Boulevard	9/24/2018	N/A	N/A	N/A
1.08	Property	GVS - 4901 South Freeway	9/11/2018	N/A	N/A	N/A
1.09	Property	GVS - 15300 Kuykendahl Road	9/13/2018	N/A	N/A	N/A
1.10	Property	GVS - 111 North Layfair Drive	9/14/2018	N/A	N/A	N/A
1.11	Property	GVS - 1710 North Cunningham Avenue	9/14/2018	N/A	N/A	N/A
1.12	Property	GVS - 9984 South Old State Road	9/10/2018	N/A	N/A	N/A
1.13	Property	GVS - 5550 Antoine Drive	9/12/2018	N/A	N/A	N/A
1.14	Property	GVS - 11702 Beechnut Street	9/14/2018	N/A	N/A	N/A
1.15	Property	GVS - 435 Congress Park Drive	9/10/2018	N/A	N/A	N/A
1.16	Property	GVS - 7200 Tussing Road	9/14/2018	N/A	N/A	N/A
1.17	Property	GVS - 9951 Harwin Road	9/11/2018	N/A	N/A	N/A
1.18	Property	GVS - 1330 Georgesville Road	9/14/2018	N/A	N/A	N/A
1.19	Property	GVS - 2033 Oak Grove Road	9/14/2018	N/A	N/A	N/A
1.20	Property	GVS - 920 Highway 80 East	9/10/2018	N/A	N/A	N/A
1.21	Property	GVS - 1661 and 1670 West Government Street	9/14/2018	N/A	N/A	N/A
1.22	Property	GVS - 123 South Meridian Road	9/14/2018	N/A	N/A	N/A
1.23	Property	GVS - 613 North Freeway	9/11/2018	N/A	N/A	N/A
1.24	Property	GVS - 5199 Westerville Road	9/13/2018	N/A	N/A	N/A
1.25	Property	GVS - 14318 Highway 249	9/10/2018	N/A	N/A	N/A
1.26	Property	GVS - 410 Gulf Freeway	9/14/2018	N/A	N/A	N/A
1.27	Property	GVS - 7986 Southern Boulevard	9/14/2018	N/A	N/A	N/A
1.28	Property	GVS - 8450 Cook Road	9/10/2018	N/A	N/A	N/A
1.29	Property	GVS - 765 South Street	9/24/2018	N/A	N/A	N/A
1.30	Property	GVS - 9600 Marion Ridge	9/24/2018	N/A	N/A	N/A
1.31	Property	GVS - 580 East Dublin Granville Road	9/14/2018	N/A	N/A	N/A
1.32	Property	GVS - 3951 Highway 78	9/24/2018	N/A	11/27/2018	8.0%
1.33	Property	GVS - 10013 FM 620	9/14/2018	N/A	N/A	N/A
1.34	Property	GVS - 9010 Emmett F Lowry Expressway	9/24/2018	N/A	N/A	N/A
1.35	Property	GVS - 5301 Tamarack Circle East	9/14/2018	N/A	N/A	N/A
1.36	Property	GVS - 7821 Taylor Road	9/14/2018	N/A	N/A	N/A
1.37	Property	GVS - 10601 West Fairmont Parkway	9/11/2018	N/A	N/A	N/A
1.38	Property	GVS - 1910 25th Avenue North	9/14/2018	N/A	N/A	N/A
1.39	Property	GVS - 8501 North Springboro Pike	9/13/2018	N/A	N/A	N/A
1.40	Property	GVS - 443 Laredo Street	9/14/2018	N/A	N/A	N/A
1.41	Property	GVS - 13825 FM 306	9/10/2018	N/A	N/A	N/A
1.42	Property	GVS - 2502 Bay Street	9/14/2018	N/A	N/A	N/A
1.43	Property	GVS - 1151 East Expressway 83	9/10/2018	N/A	N/A	N/A
1.44	Property	GVS - 3785 Shiloh Springs Road	9/14/2018	N/A	N/A	N/A
1.45	Property	GVS - 1585 Lexington Avenue	9/14/2018	N/A	N/A	N/A
1.46	Property	GVS - 8801 Boone Road	9/10/2018	N/A	N/A	N/A
1.47	Property	GVS - 2150 Wirt Road	9/14/2018	N/A	N/A	N/A
1.48	Property	GVS - 426 North Smithville Road	9/14/2018	N/A	N/A	N/A
1.49	Property	GVS - 3412 Garth Road	9/11/2018	N/A	N/A	N/A
1.50	Property	GVS - 8320 Alabonson Road	9/13/2018	N/A	N/A	N/A
1.51	Property	GVS - 2407 South U.S. Highway 183	9/10/2018	N/A	N/A	N/A
1.52	Property	GVS - 7273 Kearney Street and 6345 East 78th Avenue	9/24/2018	N/A	N/A	N/A
1.53	Property	GVS - 4145 State Route 741	9/24/2018	N/A	N/A	N/A
1.54	Property	GVS - 1961 Covington Pike	9/24/2018	N/A	11/29/2018	7.0%
1.55	Property	GVS - 941 Fairmont Parkway	9/14/2018	N/A	N/A	N/A
1.56	Property	GVS - 60 Westpark Road	9/10/2018	N/A	N/A	N/A
1.57	Property	GVS - 16530 West Hardy Road	9/14/2018	N/A	N/A	N/A
1.58	Property	GVS - 1594 Route 9G	10/24/2018	N/A	N/A	N/A
1.59	Property	GVS - 5811 North Houston Rosslyn Road	9/14/2018	N/A	N/A	N/A
1.60	Property	GVS - 632 Timkin Road	9/13/2018	N/A	N/A	N/A
1.61	Property	GVS - 4806 Marie Lane	9/14/2018	N/A	N/A	N/A
1.62	Property	GVS - 16905 Indian Chief Drive	9/14/2018	N/A	N/A	N/A
1.63	Property	GVS - 7116 South IH-35 Frontage Road	9/11/2018	N/A	N/A	N/A
1.64	Property	GVS - 4641 Production Drive	9/10/2018	N/A	N/A	N/A
2	Loan	Heartland Dental Medical Office Portfolio	Various	N/A	N/A	N/A	Refinance	316,121	250,000		384,109			16,042	$0.40 per square foot of gross leasable area at the Properties.		80,208	$2.00 per square foot of gross leasable area at the Properties.
2.001	Property	Heartland Dental Medical Office Portfolio - 1200 Network Centre Drive	9/12/2018	N/A	N/A	N/A
2.002	Property	Heartland Dental Medical Office Portfolio - 9150 North East Barry Road	9/19/2018	N/A	N/A	N/A
2.003	Property	Heartland Dental Medical Office Portfolio - 11925 Jones Bridge Road	9/20/2018	N/A	N/A	N/A
2.004	Property	Heartland Dental Medical Office Portfolio - 200 Brevco Plaza	9/19/2018	N/A	N/A	N/A
2.005	Property	Heartland Dental Medical Office Portfolio - 1760 West Virginia Street	9/19/2018	N/A	N/A	N/A
2.006	Property	Heartland Dental Medical Office Portfolio - 117 St. Patrick’s Drive	9/19/2018	N/A	N/A	N/A
2.007	Property	Heartland Dental Medical Office Portfolio - 1647 County Road 220	9/12/2018	N/A	N/A	N/A
2.008	Property	Heartland Dental Medical Office Portfolio - 3500 East Highway 377	9/19/2018	N/A	N/A	N/A
2.009	Property	Heartland Dental Medical Office Portfolio - 4112 North Belt Highway	9/19/2018	N/A	N/A	N/A
2.010	Property	Heartland Dental Medical Office Portfolio - 3009 Winghaven Boulevard	9/19/2018	N/A	N/A	N/A
2.011	Property	Heartland Dental Medical Office Portfolio - 2202 Althoff Drive	9/12/2018	N/A	N/A	N/A
2.012	Property	Heartland Dental Medical Office Portfolio - 3820 Wabash Avenue	9/19/2018	N/A	N/A	N/A
2.013	Property	Heartland Dental Medical Office Portfolio - 561 East Lincoln Highway	9/19/2018	N/A	N/A	N/A
2.014	Property	Heartland Dental Medical Office Portfolio - 508 South 52nd Street	9/12/2018	N/A	N/A	N/A
2.015	Property	Heartland Dental Medical Office Portfolio - 1025 Ashley Street	9/19/2018	N/A	N/A	N/A
2.016	Property	Heartland Dental Medical Office Portfolio - 440 Erie Parkway	9/19/2018	N/A	N/A	N/A
2.017	Property	Heartland Dental Medical Office Portfolio - 1381 Citrus Tower Boulevard	9/12/2018	N/A	N/A	N/A
2.018	Property	Heartland Dental Medical Office Portfolio - 1751 Pleasant Road	9/19/2018	N/A	N/A	N/A
2.019	Property	Heartland Dental Medical Office Portfolio - 9625 Lake Nona Village Place	9/19/2018	N/A	N/A	N/A
2.020	Property	Heartland Dental Medical Office Portfolio - 615 Saint James Avenue	9/19/2018	N/A	N/A	N/A
2.021	Property	Heartland Dental Medical Office Portfolio - 13816 Narcoossee Road	9/12/2018	N/A	N/A	N/A
2.022	Property	Heartland Dental Medical Office Portfolio - 1695 Wells Road	9/12/2018	N/A	N/A	N/A
2.023	Property	Heartland Dental Medical Office Portfolio - 4355 Suwanee Dam Road	9/12/2018	N/A	N/A	N/A
2.024	Property	Heartland Dental Medical Office Portfolio - 7310 North Villa Drive	9/19/2018	N/A	N/A	N/A
2.025	Property	Heartland Dental Medical Office Portfolio - 299A Indian Lake Boulevard	9/19/2018	N/A	N/A	N/A
2.026	Property	Heartland Dental Medical Office Portfolio - 2455 East Main Street	9/19/2018	N/A	N/A	N/A
2.027	Property	Heartland Dental Medical Office Portfolio - 630 East Markey Parkway	9/19/2018	N/A	N/A	N/A
2.028	Property	Heartland Dental Medical Office Portfolio - 1613 East Pflugerville Parkway	9/19/2018	N/A	N/A	N/A
2.029	Property	Heartland Dental Medical Office Portfolio - 782 Belle Terre Parkway	9/12/2018	N/A	N/A	N/A
2.030	Property	Heartland Dental Medical Office Portfolio - 11890 Highway 707	9/19/2018	N/A	N/A	N/A
2.031	Property	Heartland Dental Medical Office Portfolio - 7551 Osceola Polk Line Road	9/12/2018	N/A	N/A	N/A
2.032	Property	Heartland Dental Medical Office Portfolio - 100 Piper Hill Drive	9/19/2018	N/A	N/A	N/A
2.033	Property	Heartland Dental Medical Office Portfolio - 8624 Lee Vista Boulevard	9/12/2018	N/A	N/A	N/A
2.034	Property	Heartland Dental Medical Office Portfolio - 149 Tuscan Way	9/10/2018	N/A	N/A	N/A
2.035	Property	Heartland Dental Medical Office Portfolio - 2740 Prairie Crossing Drive	9/19/2018	N/A	N/A	N/A
2.036	Property	Heartland Dental Medical Office Portfolio - 2066 Bruce B. Downs Boulevard	9/10/2018	N/A	N/A	N/A
2.037	Property	Heartland Dental Medical Office Portfolio - 209 Latitude Lane	9/19/2018	N/A	N/A	N/A
2.038	Property	Heartland Dental Medical Office Portfolio - 4608 South West College Road	9/12/2018	N/A	N/A	N/A
2.039	Property	Heartland Dental Medical Office Portfolio - 1315 Bell Road	9/19/2018	N/A	N/A	N/A
2.040	Property	Heartland Dental Medical Office Portfolio - 4237 U.S. Highway 1 South	9/19/2018	N/A	N/A	N/A
2.041	Property	Heartland Dental Medical Office Portfolio - 1521 East Debbie Lane	9/19/2018	N/A	N/A	N/A
2.042	Property	Heartland Dental Medical Office Portfolio - 3152 South Broadway	9/19/2018	N/A	N/A	N/A
2.043	Property	Heartland Dental Medical Office Portfolio - 8701 South Garnett Road	9/19/2018	N/A	N/A	N/A
2.044	Property	Heartland Dental Medical Office Portfolio - 450 South Weber Road	9/19/2018	N/A	N/A	N/A
2.045	Property	Heartland Dental Medical Office Portfolio - 840 Nissan Drive	9/19/2018	N/A	N/A	N/A

A-1-19

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Environmental Report Date (Phase I)(16)(17)	Environmental Report Date (Phase II)(16)(17)	Seismic Report Date	Seismic PML %(23)	Loan Purpose	Engineering Reserve / Deferred Maintenance(17)	Initial Tax Reserve	Monthly Tax Reserve(28)	Initial Insurance Reserve	Monthly Insurance Reserve(29)	Initial Replacement Reserve(4)(15)(26)	Monthly Replacement Reserve(13)(15)(26)	Replacement Reserve Cap(26)	Initial TI/LC Reserve	Monthly TI/LC Reserve(13)(27)	TI/LC Reserve Cap(13)(27)
2.046	Property	Heartland Dental Medical Office Portfolio - 12222 Route 47	9/19/2018	N/A	N/A	N/A
2.047	Property	Heartland Dental Medical Office Portfolio - 3415 Livernois Road	9/19/2018	N/A	N/A	N/A
2.048	Property	Heartland Dental Medical Office Portfolio - 5309 Buffalo Gap Road	9/19/2018	N/A	N/A	N/A
2.049	Property	Heartland Dental Medical Office Portfolio - 8190 Windfall Lane	9/19/2018	N/A	N/A	N/A
2.050	Property	Heartland Dental Medical Office Portfolio - 2620 East Highway 50	9/12/2018	N/A	N/A	N/A
2.051	Property	Heartland Dental Medical Office Portfolio - 10670 Southwest Tradition Square	9/12/2018	N/A	N/A	N/A
2.052	Property	Heartland Dental Medical Office Portfolio - 4939 Courthouse Street	9/19/2018	N/A	N/A	N/A
2.053	Property	Heartland Dental Medical Office Portfolio - 2301 Old Canoe Creek Road	9/12/2018	N/A	N/A	N/A
2.054	Property	Heartland Dental Medical Office Portfolio - 507 North Hershey Road	9/19/2018	N/A	N/A	N/A
2.055	Property	Heartland Dental Medical Office Portfolio - 242 Southwoods Center	9/19/2018	N/A	N/A	N/A
2.056	Property	Heartland Dental Medical Office Portfolio - 3016 Columbia Avenue	9/19/2018	N/A	N/A	N/A
2.057	Property	Heartland Dental Medical Office Portfolio - 4120 North 197th Avenue	9/19/2018	N/A	N/A	N/A
2.058	Property	Heartland Dental Medical Office Portfolio - 13794 Beach Boulevard	9/12/2018	N/A	N/A	N/A
2.059	Property	Heartland Dental Medical Office Portfolio - 3037 Southwest Port St. Lucie Boulevard	9/12/2018	N/A	N/A	N/A
2.060	Property	Heartland Dental Medical Office Portfolio - 1840 Dekalb Avenue	9/19/2018	N/A	N/A	N/A
2.061	Property	Heartland Dental Medical Office Portfolio - 9100 Highway 119	9/19/2018	N/A	N/A	N/A
2.062	Property	Heartland Dental Medical Office Portfolio - 42 Market Square Road	9/12/2018	N/A	N/A	N/A
2.063	Property	Heartland Dental Medical Office Portfolio - 2707 Sycamore Road	9/19/2018	N/A	N/A	N/A
2.064	Property	Heartland Dental Medical Office Portfolio - 2014 Lime Kiln Road	9/19/2018	N/A	N/A	N/A
2.065	Property	Heartland Dental Medical Office Portfolio - 103 Farabee Drive North	9/19/2018	N/A	N/A	N/A
2.066	Property	Heartland Dental Medical Office Portfolio - 4999 North Tanner Road	9/12/2018	N/A	N/A	N/A
2.067	Property	Heartland Dental Medical Office Portfolio - 674 Lake Joy Road	9/12/2018	N/A	N/A	N/A
2.068	Property	Heartland Dental Medical Office Portfolio - 1828 IN-44	9/19/2018	N/A	N/A	N/A
2.069	Property	Heartland Dental Medical Office Portfolio - 2950 South Rutherford Boulevard	9/19/2018	N/A	N/A	N/A
2.070	Property	Heartland Dental Medical Office Portfolio - 545 East Hunt Highway	9/12/2018	N/A	N/A	N/A
2.071	Property	Heartland Dental Medical Office Portfolio - 17810 Pierce Plaza	9/19/2018	N/A	N/A	N/A
2.072	Property	Heartland Dental Medical Office Portfolio - 5445 South Williamson Boulevard	9/19/2018	N/A	N/A	N/A
2.073	Property	Heartland Dental Medical Office Portfolio - 780 East-West Connector South West	9/19/2018	N/A	N/A	N/A
2.074	Property	Heartland Dental Medical Office Portfolio - 16620 West 159th Street	9/19/2018	N/A	N/A	N/A
2.075	Property	Heartland Dental Medical Office Portfolio - 13851 North US Highway 441	9/12/2018	N/A	N/A	N/A
2.076	Property	Heartland Dental Medical Office Portfolio - 3120 Mahan Drive	9/12/2018	N/A	N/A	N/A
2.077	Property	Heartland Dental Medical Office Portfolio - 2000 Veterans Memorial Parkway South	9/19/2018	N/A	N/A	N/A
2.078	Property	Heartland Dental Medical Office Portfolio - 1402 U.S. Route 12	9/19/2018	N/A	N/A	N/A
2.079	Property	Heartland Dental Medical Office Portfolio - 1776 Blanding Boulevard	9/12/2018	N/A	N/A	N/A
2.080	Property	Heartland Dental Medical Office Portfolio - 3012 Anchor Drive	9/19/2018	N/A	N/A	N/A
2.081	Property	Heartland Dental Medical Office Portfolio - 1715 West Main Street	9/19/2018	N/A	N/A	N/A
2.082	Property	Heartland Dental Medical Office Portfolio - 10389 Big Bend Road	9/19/2018	N/A	N/A	N/A
2.083	Property	Heartland Dental Medical Office Portfolio - 7103 Whitestown Parkway	9/19/2018	N/A	N/A	N/A
2.084	Property	Heartland Dental Medical Office Portfolio - 2751 Fountain Place	9/19/2018	N/A	N/A	N/A
2.085	Property	Heartland Dental Medical Office Portfolio - 2030 Crossing Circle	9/19/2018	N/A	N/A	N/A
2.086	Property	Heartland Dental Medical Office Portfolio - 13101 East 96th Street North	9/19/2018	N/A	N/A	N/A
2.087	Property	Heartland Dental Medical Office Portfolio - 692 Essington Road	9/19/2018	N/A	N/A	N/A
2.088	Property	Heartland Dental Medical Office Portfolio - 240 Blossom Park Drive	9/19/2018	N/A	N/A	N/A
2.089	Property	Heartland Dental Medical Office Portfolio - 6005 Watson Boulevard	9/12/2018	N/A	N/A	N/A
2.090	Property	Heartland Dental Medical Office Portfolio - 3237 Sixes Road	9/17/2018	N/A	N/A	N/A
2.091	Property	Heartland Dental Medical Office Portfolio - 4030 Winder Highway	9/12/2018	N/A	N/A	N/A
2.092	Property	Heartland Dental Medical Office Portfolio - 8605 East State Road 70	9/19/2018	N/A	N/A	N/A
2.093	Property	Heartland Dental Medical Office Portfolio - 540 West Walnut Street	9/19/2018	N/A	N/A	N/A
2.094	Property	Heartland Dental Medical Office Portfolio - 5630 Plank Road	9/19/2018	N/A	N/A	N/A
2.095	Property	Heartland Dental Medical Office Portfolio - 10505 Lima Road	9/19/2018	N/A	N/A	N/A
2.096	Property	Heartland Dental Medical Office Portfolio - 7485 Vanderbilt Beach Boulevard	9/12/2018	N/A	N/A	N/A
2.097	Property	Heartland Dental Medical Office Portfolio - 2701 South Koke Mill Road	9/14/2018	N/A	N/A	N/A
2.098	Property	Heartland Dental Medical Office Portfolio - 22329 Greenview Parkway	9/19/2018	N/A	N/A	N/A
2.099	Property	Heartland Dental Medical Office Portfolio - 25000 Bernwood Drive	9/12/2018	N/A	N/A	N/A
2.100	Property	Heartland Dental Medical Office Portfolio - 3500 Clemson Boulevard	9/19/2018	N/A	N/A	N/A
2.101	Property	Heartland Dental Medical Office Portfolio - 2222 Highway 540A East	9/19/2018	N/A	N/A	N/A
2.102	Property	Heartland Dental Medical Office Portfolio - 1055 Pine Log Road	9/19/2018	N/A	N/A	N/A
2.103	Property	Heartland Dental Medical Office Portfolio - 4315 North Holland Sylvania Road	9/19/2018	N/A	N/A	N/A
2.104	Property	Heartland Dental Medical Office Portfolio - 21300 Town Commons Drive	9/12/2018	N/A	N/A	N/A
2.105	Property	Heartland Dental Medical Office Portfolio - 1905 Convenience Place	9/19/2018	N/A	N/A	N/A
2.106	Property	Heartland Dental Medical Office Portfolio - 3308 Platt Springs Road	9/19/2018	N/A	N/A	N/A
2.107	Property	Heartland Dental Medical Office Portfolio - 132 Milestone Way	9/19/2018	N/A	N/A	N/A
2.108	Property	Heartland Dental Medical Office Portfolio - 1429 Chester Boulevard	9/19/2018	N/A	N/A	N/A
2.109	Property	Heartland Dental Medical Office Portfolio - 1339 North Sumter Boulevard	9/12/2018	N/A	N/A	N/A
2.110	Property	Heartland Dental Medical Office Portfolio - 1536 Farm to Market 359 Road	9/19/2018	N/A	N/A	N/A
2.111	Property	Heartland Dental Medical Office Portfolio - 3585 North 168th Court	9/19/2018	N/A	N/A	N/A
2.112	Property	Heartland Dental Medical Office Portfolio - 1980 U.S. Highway 1 South	9/12/2018	N/A	N/A	N/A
2.113	Property	Heartland Dental Medical Office Portfolio - 13328 Metcalf Avenue	9/19/2018	N/A	N/A	N/A
2.114	Property	Heartland Dental Medical Office Portfolio - 826 West Lincoln Avenue	9/19/2018	N/A	N/A	N/A
2.115	Property	Heartland Dental Medical Office Portfolio - 1515 West 45th Avenue	9/19/2018	N/A	N/A	N/A
2.116	Property	Heartland Dental Medical Office Portfolio - 1012 Mill Pond Lane	9/19/2018	N/A	N/A	N/A
2.117	Property	Heartland Dental Medical Office Portfolio - 621 Chatham Avenue	9/12/2018	N/A	N/A	N/A
2.118	Property	Heartland Dental Medical Office Portfolio - 24940 South Tamiami Trail	9/12/2018	N/A	N/A	N/A
2.119	Property	Heartland Dental Medical Office Portfolio - 609 Front Street	9/12/2018	N/A	N/A	N/A
2.120	Property	Heartland Dental Medical Office Portfolio - 6190 LBJ Freeway	9/19/2018	N/A	N/A	N/A
2.121	Property	Heartland Dental Medical Office Portfolio - 3417 Schofield Avenue	9/19/2018	N/A	N/A	N/A
2.122	Property	Heartland Dental Medical Office Portfolio - 330 Park Place	9/19/2018	N/A	N/A	N/A
2.123	Property	Heartland Dental Medical Office Portfolio - 1490 North Green Mount Road	9/19/2018	N/A	N/A	N/A
2.124	Property	Heartland Dental Medical Office Portfolio - 213 Main Street	9/19/2018	N/A	N/A	N/A
2.125	Property	Heartland Dental Medical Office Portfolio - 11119 Hearth Road	9/12/2018	N/A	N/A	N/A
2.126	Property	Heartland Dental Medical Office Portfolio - 2362 West Boulevard Street	9/19/2018	N/A	N/A	N/A
2.127	Property	Heartland Dental Medical Office Portfolio - 2812 East Main Street	9/19/2018	N/A	N/A	N/A
2.128	Property	Heartland Dental Medical Office Portfolio - 1202 South Broad Street	9/13/2018	N/A	N/A	N/A
2.129	Property	Heartland Dental Medical Office Portfolio - 8790 Walnut Grove Road	9/19/2018	N/A	N/A	N/A
2.130	Property	Heartland Dental Medical Office Portfolio - 10708 East State Road 64	9/10/2018	N/A	N/A	N/A
2.131	Property	Heartland Dental Medical Office Portfolio - 2184 FM 3009	9/19/2018	N/A	N/A	N/A
2.132	Property	Heartland Dental Medical Office Portfolio - 2210 Boiling Springs Road	9/19/2018	N/A	N/A	N/A
2.133	Property	Heartland Dental Medical Office Portfolio - 3105 Kirby Whitten Road	9/19/2018	N/A	N/A	N/A
2.134	Property	Heartland Dental Medical Office Portfolio - 716 32nd Street South	9/19/2018	N/A	N/A	N/A
2.135	Property	Heartland Dental Medical Office Portfolio - 1010 West U.S. Route 6	9/19/2018	N/A	N/A	N/A
2.136	Property	Heartland Dental Medical Office Portfolio - 935 West Exchange Parkway	9/19/2018	N/A	N/A	N/A
2.137	Property	Heartland Dental Medical Office Portfolio - 3608 Jeffco Boulevard	9/19/2018	N/A	N/A	N/A
2.138	Property	Heartland Dental Medical Office Portfolio - 998 Williford Court	9/19/2018	N/A	N/A	N/A
2.139	Property	Heartland Dental Medical Office Portfolio - 4405 Highway 17	9/19/2018	N/A	N/A	N/A
2.140	Property	Heartland Dental Medical Office Portfolio - 3003 Twin Rivers Drive	9/12/2018	N/A	N/A	N/A
2.141	Property	Heartland Dental Medical Office Portfolio - 12260 Tamiami Trail East	9/12/2018	N/A	N/A	N/A
2.142	Property	Heartland Dental Medical Office Portfolio - 1405 South 25th Street	9/12/2018	N/A	N/A	N/A
2.143	Property	Heartland Dental Medical Office Portfolio - 12605 Troxler Avenue	9/19/2018	N/A	N/A	N/A
2.144	Property	Heartland Dental Medical Office Portfolio - 122 Stone Trace Drive	9/19/2018	N/A	N/A	N/A
2.145	Property	Heartland Dental Medical Office Portfolio - 4455 Florida National Drive	9/12/2018	N/A	N/A	N/A
2.146	Property	Heartland Dental Medical Office Portfolio - 3645 North Council Road	9/19/2018	N/A	N/A	N/A
2.147	Property	Heartland Dental Medical Office Portfolio - 9305 Market Square Drive	9/19/2018	N/A	N/A	N/A
2.148	Property	Heartland Dental Medical Office Portfolio - 3420 Bayside Lakes Boulevard Southeast	9/19/2018	N/A	N/A	N/A
2.149	Property	Heartland Dental Medical Office Portfolio - 309 West Ogden Avenue	9/19/2018	N/A	N/A	N/A
2.150	Property	Heartland Dental Medical Office Portfolio - 456 University Boulevard North	9/12/2018	N/A	N/A	N/A
2.151	Property	Heartland Dental Medical Office Portfolio - 1316 McMillan Street	9/19/2018	N/A	N/A	N/A
2.152	Property	Heartland Dental Medical Office Portfolio - 6233 Veterans Parkway	9/12/2018	N/A	N/A	N/A
2.153	Property	Heartland Dental Medical Office Portfolio - 116 Calumet Center Road	9/12/2018	N/A	N/A	N/A
2.154	Property	Heartland Dental Medical Office Portfolio - 828 South Main Street	9/19/2018	N/A	N/A	N/A
2.155	Property	Heartland Dental Medical Office Portfolio - 7200 Red Hawk Court	9/19/2018	N/A	N/A	N/A
2.156	Property	Heartland Dental Medical Office Portfolio - 303 Ashby Park Lane	9/19/2018	N/A	N/A	N/A
2.157	Property	Heartland Dental Medical Office Portfolio - 3106 Professional Plaza	9/19/2018	N/A	N/A	N/A
2.158	Property	Heartland Dental Medical Office Portfolio - 1950 Chesley Drive	9/19/2018	N/A	N/A	N/A
2.159	Property	Heartland Dental Medical Office Portfolio - 104 South Houston Road	9/12/2018	N/A	N/A	N/A

A-1-20

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Environmental Report Date (Phase I)(16)(17)	Environmental Report Date (Phase II)(16)(17)	Seismic Report Date	Seismic PML %(23)	Loan Purpose	Engineering Reserve / Deferred Maintenance(17)	Initial Tax Reserve	Monthly Tax Reserve(28)	Initial Insurance Reserve	Monthly Insurance Reserve(29)	Initial Replacement Reserve(4)(15)(26)	Monthly Replacement Reserve(13)(15)(26)	Replacement Reserve Cap(26)	Initial TI/LC Reserve	Monthly TI/LC Reserve(13)(27)	TI/LC Reserve Cap(13)(27)
2.160	Property	Heartland Dental Medical Office Portfolio - 103 East Tatum Avenue	9/19/2018	N/A	N/A	N/A
2.161	Property	Heartland Dental Medical Office Portfolio - 165 Juniper Circle	9/19/2018	N/A	N/A	N/A
2.162	Property	Heartland Dental Medical Office Portfolio - 135 East Broadway Street	9/19/2018	N/A	N/A	N/A
2.163	Property	Heartland Dental Medical Office Portfolio - 9360 Two Notch Road	9/12/2018	N/A	N/A	N/A
2.164	Property	Heartland Dental Medical Office Portfolio - 12988 Georgia Highway 9	8/31/2018	N/A	N/A	N/A
2.165	Property	Heartland Dental Medical Office Portfolio - 5 Jannell Court	9/19/2018	N/A	N/A	N/A
2.166	Property	Heartland Dental Medical Office Portfolio - 1617 East Main Street	9/19/2018	N/A	N/A	N/A
2.167	Property	Heartland Dental Medical Office Portfolio - 2116 Vista Oeste North West, Unit 202	9/19/2018	N/A	N/A	N/A
2.168	Property	Heartland Dental Medical Office Portfolio - 50 South Kyrene Road, Suite 5	9/12/2018	N/A	N/A	N/A
2.169	Property	Heartland Dental Medical Office Portfolio - 101 Rice Bent Way Suite 4	9/19/2018	N/A	N/A	N/A
3	Loan	Saint Louis Galleria	8/29/2018	N/A	N/A	N/A	Refinance								236,181			1,889,448
4	Loan	Staples Strategic Industrial	Various	N/A	N/A	N/A	Acquisition								N/A			N/A
4.01	Property	Staples - Hagerstown, MD	9/20/2018	N/A	N/A	N/A
4.02	Property	Staples - Montgomery, NY	9/20/2018	N/A	N/A	N/A
4.03	Property	Staples - Terre Haute, IN	9/20/2018	N/A	N/A	N/A
4.04	Property	Staples - London, OH	9/20/2018	N/A	N/A	N/A
4.05	Property	Staples - Beloit, WI	9/20/2018	N/A	N/A	N/A
4.06	Property	Staples - Dayville, CT	9/19/2018	N/A	N/A	N/A
4.07	Property	Staples - Arden Hills, MN	9/20/2018	N/A	N/A	N/A
4.08	Property	Staples - Putnam, CT	9/20/2018	N/A	N/A	N/A
5	Loan	CBBC Industrial Portfolio	Various	N/A	N/A	N/A	Acquisition								190,330			666,156
5.01	Property	CBBC - Dallas, TX	7/24/2018	N/A	N/A	N/A
5.02	Property	CBBC - Winter Haven, FL	7/27/2018	N/A	N/A	N/A
5.03	Property	CBBC - Lakeland, FL	7/25/2018	N/A	N/A	N/A
5.04	Property	CBBC - Houston, TX	7/24/2018	N/A	N/A	N/A
6	Loan	435 Tasso Street	11/21/2018	N/A	11/16/2018	10.0%	Refinance								N/A			N/A
7	Loan	Pier 1 Imports Headquarters	7/3/2018	N/A	N/A	N/A	Acquisition		1,597,614	199,702	14,653			5,125	N/A	5,000,000		N/A
8	Loan	Princeton Marriott at Forrestal	10/3/2018	N/A	N/A	N/A	Acquisition		97,960	48,980	99,000	7,500			N/A			N/A
9	Loan	McCreless Market	10/22/2018	N/A	N/A	N/A	Acquisition		47,766	47,766	23,727	6,678	50,000		50,000	500,000		500,000
10	Loan	Woodbury & Cyrene	10/25/2018	N/A	10/24/2018	6.0%	Refinance		35,034	17,517	4,330	2,165		1,708	41,000			N/A
10.01	Property	Woodbury Crossing	10/25/2018	N/A	10/24/2018	6.0%
10.02	Property	Cyrene Duplexes	10/25/2018	N/A	10/24/2018	6.0%
11	Loan	16300 Roscoe Blvd	7/26/2018	N/A	7/26/2018	12.0%	Recapitalization		80,971	26,990	47,442	3,527		2,567	N/A	3,750,000		N/A
12	Loan	Warren Hospitality Portfolio	9/26/2018	N/A	N/A	N/A	Refinance		47,852	8,772	73,075			29,109	N/A			N/A
12.01	Property	Holiday Inn & Suites - Warren	9/26/2018	N/A	N/A	N/A
12.02	Property	Holiday Inn Express - Warren	9/26/2018	N/A	N/A	N/A
13	Loan	Best Western Premier Tides Hotel - Orange Beach	8/15/2018	N/A	N/A	N/A	Refinance		13,835	8,647	66,106	9,082		16,990	N/A			N/A
14	Loan	Regency Properties Portfolio	Various	N/A	N/A	N/A	Refinance	159,825	118,297	47,196	171,349			7,662	275,823	750,000		643,587
14.01	Property	Vernal Towne Center	7/31/2018	N/A	N/A	N/A
14.02	Property	Monticello Marketplace	7/27/2018	N/A	N/A	N/A
14.03	Property	Columbia Square	7/31/2018	N/A	N/A	N/A
14.04	Property	Wabash Crossings East	7/31/2018	N/A	N/A	N/A
14.05	Property	Granville Corners	7/31/2018	N/A	N/A	N/A
14.06	Property	Tarpon Heights	8/9/2018	N/A	N/A	N/A
14.07	Property	Raceway Mall	7/31/2018	N/A	N/A	N/A
15	Loan	Homewood Suites Columbia/Laurel	9/7/2018	N/A	N/A	N/A	Refinance		43,848	20,880	27,516	5,241		14,760	N/A			N/A
16	Loan	Food Lion Portfolio	Various	N/A	N/A	N/A	Refinance	257,313	40,154	19,121	4,862	4,631		3,972	N/A	300,000	8,333	500,000
16.01	Property	Crowfield Plaza	8/16/2018	N/A	N/A	N/A
16.02	Property	Tyler Square	8/14/2018	N/A	N/A	N/A
16.03	Property	Hollins Plantation Plaza	8/16/2018	N/A	N/A	N/A
16.04	Property	Dorchester Crossing	8/16/2018	N/A	N/A	N/A
16.05	Property	Wildwood Plaza	8/16/2018	N/A	N/A	N/A
17	Loan	Central City Industrial Park	10/8/2018	N/A	N/A	N/A	Recapitalization			53,192	213,622	19,420		7,320	N/A		7,320	255,000
18	Loan	Nebraska Crossing	6/1/2018	N/A	N/A	N/A	Refinance		536,831	134,208	17,831	8,916	4,588	4,588	120,000	37,057	37,057	N/A
19	Loan	345 Flats	7/19/2018	N/A	N/A	N/A	Acquisition		70,445	10,674	27,353	3,181		7,200	N/A			N/A
20	Loan	Main Street Commons	9/17/2018	N/A	N/A	N/A	Acquisition	27,188	132,891	36,914	4,338	2,712		3,429	77,156	600,000		400,000
21	Loan	Stop & Shop Manchester	11/19/2018	N/A	N/A	N/A	Refinance				4,168	2,084		856	N/A			N/A
22	Loan	Five Points Plaza	10/2/2018	N/A	N/A	N/A	Refinance	19,125	22,629	11,315				2,056	N/A		10,281	350,000
23	Loan	Marina Gardens	10/4/2018	N/A	10/3/2018	26.0%	Refinance	18,688	25,027	8,342	15,151	7,575	650,153	1,000	N/A			N/A
24	Loan	Clevelander South Beach	8/9/2018	N/A	N/A	N/A	Acquisition		275,528	22,961				1,800	N/A			N/A
25	Loan	Christiana Mall	6/11/2018	N/A	N/A	N/A	Refinance								241,565			1,449,387
26	Loan	Ellsworth Place	6/22/2018	N/A	N/A	N/A	Acquisition	16,875		41,858	61,994	6,560		7,245	N/A	2,000,000		2,000,000
27	Loan	Feather River Crossing	2/23/2018	N/A	7/5/2018	5.0%	Refinance		21,320	5,922				1,132	40,761		3,774	181,160
28	Loan	Hilton Garden Inn - Killeen, TX	10/9/2018	N/A	N/A	N/A	Acquisition	365,922		14,722	8,246	4,123		9,772	N/A			N/A
29	Loan	2246-2260 Jerome Avenue	6/12/2018	N/A	N/A	N/A	Refinance		61,032		24,218	3,460		445	N/A			N/A
30	Loan	Spanish Springs Shopping Center	9/20/2018	N/A	9/20/2018	4.0%	Refinance		25,597	6,399	8,278	862			N/A			N/A
31	Loan	Liberty Square	10/9/2018	N/A	N/A	N/A	Acquisition	18,025		7,786	4,805	2,403	1,821	1,821	N/A	7,133	7,133	N/A
32	Loan	Nacogdoches Self Storage	11/2/2018	N/A	N/A	N/A	Refinance	145,905		5,477	20,930	3,488		2,688	N/A			N/A
33	Loan	Palm Coast Medical Center	10/22/2018	N/A	N/A	N/A	Refinance	15,279	6,275	2,414	4,290	1,650			N/A			N/A
34	Loan	Skyland Towne Center	8/16/2018	N/A	N/A	N/A	Refinance	36,479	5,242	4,992	696	663		945	N/A	200,000		200,000
35	Loan	Best Western Plus Lake Lanier Hotel & Suites	10/18/2018	N/A	N/A	N/A	Refinance		4,043	2,527	4,104	1,140	350,000	6,029	N/A			N/A
36	Loan	Hampton Inn - Derby	8/30/2018	N/A	N/A	N/A	Refinance				12,037	3,344	150,000	8,141	N/A			N/A
37	Loan	Marion Plaza	10/18/2018	N/A	N/A	N/A	Refinance		5,062	3,164	4,562	1,267		913	N/A	100,000	5,073	725,000
38	Loan	ExchangeRight Net Leased Portfolio 24	Various	N/A	N/A	N/A	Acquisition	17,645	73,329	14,411			468,128	1,803	N/A	500,000		N/A
38.01	Property	BioLife Plasma Services L.P. - West Des Moines, IA	9/25/2018	N/A	N/A	N/A
38.02	Property	BioLife Plasma Services L.P. - Mt. Juliet, TN	9/25/2018	N/A	N/A	N/A
38.03	Property	Walgreens - Romeoville, IL	10/10/2018	N/A	N/A	N/A
38.04	Property	Walgreens - Lawrenceville, GA	7/30/2018	N/A	N/A	N/A
38.05	Property	Pick ‘n Save - Wisconsin Rapids, WI	10/11/2018	N/A	N/A	N/A
38.06	Property	Tractor Supply - Albuquerque, NM	7/27/2018	N/A	N/A	N/A
38.07	Property	Walgreens - Sheboygan, WI	8/10/2018	N/A	N/A	N/A
38.08	Property	Walgreens - Oswego, IL	9/26/2018	N/A	N/A	N/A
38.09	Property	Walgreens - Waco, TX	10/9/2018	N/A	N/A	N/A
38.10	Property	Tractor Supply - Antioch, IL	10/5/2018	N/A	N/A	N/A
38.11	Property	Walgreens - Austin, TX	9/24/2018	N/A	N/A	N/A
38.12	Property	Walgreens - Flower Mound, TX	8/10/2018	N/A	N/A	N/A
38.13	Property	Tractor Supply - Columbia Station, OH	9/25/2018	N/A	N/A	N/A
38.14	Property	Fresenius Medical Care - Brownsville, TX	10/10/2018	N/A	N/A	N/A
38.15	Property	CVS Pharmacy - Peoria Heights, IL	10/9/2018	N/A	N/A	N/A
38.16	Property	Advance Auto Parts - Grayslake, IL	10/11/2018	N/A	N/A	N/A
38.17	Property	Dollar General - Lancaster, PA	7/16/2018	N/A	N/A	N/A
38.18	Property	Sherwin Williams - Painesville, OH	10/9/2018	N/A	N/A	N/A
38.19	Property	Dollar General - Herminie, PA	9/14/2018	N/A	N/A	N/A
38.20	Property	Dollar General - Tallahassee, FL	10/9/2018	N/A	N/A	N/A
38.21	Property	Dollar General - Gibsonia, PA	9/14/2018	N/A	N/A	N/A
38.22	Property	Dollar General - Mansfield, OH	4/11/2018	N/A	N/A	N/A
38.23	Property	Advance Auto Parts - McDonough, GA	10/9/2018	N/A	N/A	N/A
38.24	Property	Dollar Tree - Cleveland, OH	8/10/2018	N/A	N/A	N/A
39	Loan	Sheets Self Storage	11/6/2018	N/A	N/A	N/A	Refinance	23,563	11,991	3,363	27,589	2,355		1,811	N/A			N/A
40	Loan	Bradenton Health Park East	10/12/2018	N/A	N/A	N/A	Acquisition	3,750			2,296	2,296		364	N/A	100,000		200,000
41	Loan	820 Industrial Road	9/27/2018	9/7/2018	N/A	N/A	Recapitalization		18,720	9,360	6,850	907			N/A			N/A

A-1-21

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Other Reserve Reserve Description(4)(12)(14)(21)	Initial Other Reserve(4)(12)(14)(21)	Monthly Other Reserve(14)(21)	Other Reserve Cap	Ownership Interest(7)(8)	Ground Lease Initial Expiration Date(7)(8)
1	Loan	Great Value Storage Portfolio	N/A			N/A	Fee Simple	N/A
1.01	Property	GVS - 6250 Westward Lane					Fee Simple	N/A
1.02	Property	GVS - 9530 Skillman Street					Fee Simple	N/A
1.03	Property	GVS - 10640 Hempstead Road					Fee Simple	N/A
1.04	Property	GVS - 2202 North Market Street					Fee Simple	N/A
1.05	Property	GVS - 4311 Samuell Boulevard					Fee Simple	N/A
1.06	Property	GVS - 3380 North Post Road					Fee Simple	N/A
1.07	Property	GVS - 1223, 1235, 1431, 1441, 1451, 1491, 1527, 1543 & 1559 North Nellis Boulevard					Fee Simple	N/A
1.08	Property	GVS - 4901 South Freeway					Fee Simple	N/A
1.09	Property	GVS - 15300 Kuykendahl Road					Fee Simple	N/A
1.10	Property	GVS - 111 North Layfair Drive					Fee Simple	N/A
1.11	Property	GVS - 1710 North Cunningham Avenue					Fee Simple	N/A
1.12	Property	GVS - 9984 South Old State Road					Fee Simple	N/A
1.13	Property	GVS - 5550 Antoine Drive					Fee Simple	N/A
1.14	Property	GVS - 11702 Beechnut Street					Fee Simple	N/A
1.15	Property	GVS - 435 Congress Park Drive					Fee Simple	N/A
1.16	Property	GVS - 7200 Tussing Road					Fee Simple	N/A
1.17	Property	GVS - 9951 Harwin Road					Fee Simple	N/A
1.18	Property	GVS - 1330 Georgesville Road					Fee Simple	N/A
1.19	Property	GVS - 2033 Oak Grove Road					Fee Simple	N/A
1.20	Property	GVS - 920 Highway 80 East					Fee Simple	N/A
1.21	Property	GVS - 1661 and 1670 West Government Street					Fee Simple	N/A
1.22	Property	GVS - 123 South Meridian Road					Fee Simple	N/A
1.23	Property	GVS - 613 North Freeway					Fee Simple	N/A
1.24	Property	GVS - 5199 Westerville Road					Fee Simple	N/A
1.25	Property	GVS - 14318 Highway 249					Fee Simple	N/A
1.26	Property	GVS - 410 Gulf Freeway					Fee Simple	N/A
1.27	Property	GVS - 7986 Southern Boulevard					Fee Simple	N/A
1.28	Property	GVS - 8450 Cook Road					Fee Simple	N/A
1.29	Property	GVS - 765 South Street					Fee Simple	N/A
1.30	Property	GVS - 9600 Marion Ridge					Fee Simple	N/A
1.31	Property	GVS - 580 East Dublin Granville Road					Fee Simple	N/A
1.32	Property	GVS - 3951 Highway 78					Fee Simple	N/A
1.33	Property	GVS - 10013 FM 620					Fee Simple	N/A
1.34	Property	GVS - 9010 Emmett F Lowry Expressway					Fee Simple	N/A
1.35	Property	GVS - 5301 Tamarack Circle East					Fee Simple	N/A
1.36	Property	GVS - 7821 Taylor Road					Fee Simple	N/A
1.37	Property	GVS - 10601 West Fairmont Parkway					Fee Simple	N/A
1.38	Property	GVS - 1910 25th Avenue North					Fee Simple	N/A
1.39	Property	GVS - 8501 North Springboro Pike					Fee Simple	N/A
1.40	Property	GVS - 443 Laredo Street					Fee Simple	N/A
1.41	Property	GVS - 13825 FM 306					Fee Simple	N/A
1.42	Property	GVS - 2502 Bay Street					Fee Simple	N/A
1.43	Property	GVS - 1151 East Expressway 83					Fee Simple	N/A
1.44	Property	GVS - 3785 Shiloh Springs Road					Fee Simple	N/A
1.45	Property	GVS - 1585 Lexington Avenue					Fee Simple	N/A
1.46	Property	GVS - 8801 Boone Road					Fee Simple	N/A
1.47	Property	GVS - 2150 Wirt Road					Fee Simple	N/A
1.48	Property	GVS - 426 North Smithville Road					Fee Simple	N/A
1.49	Property	GVS - 3412 Garth Road					Fee Simple	N/A
1.50	Property	GVS - 8320 Alabonson Road					Fee Simple	N/A
1.51	Property	GVS - 2407 South U.S. Highway 183					Fee Simple	N/A
1.52	Property	GVS - 7273 Kearney Street and 6345 East 78th Avenue					Fee Simple	N/A
1.53	Property	GVS - 4145 State Route 741					Fee Simple	N/A
1.54	Property	GVS - 1961 Covington Pike					Fee Simple	N/A
1.55	Property	GVS - 941 Fairmont Parkway					Fee Simple	N/A
1.56	Property	GVS - 60 Westpark Road					Fee Simple	N/A
1.57	Property	GVS - 16530 West Hardy Road					Fee Simple	N/A
1.58	Property	GVS - 1594 Route 9G					Fee Simple	N/A
1.59	Property	GVS - 5811 North Houston Rosslyn Road					Fee Simple	N/A
1.60	Property	GVS - 632 Timkin Road					Fee Simple	N/A
1.61	Property	GVS - 4806 Marie Lane					Fee Simple	N/A
1.62	Property	GVS - 16905 Indian Chief Drive					Fee Simple	N/A
1.63	Property	GVS - 7116 South IH-35 Frontage Road					Fee Simple	N/A
1.64	Property	GVS - 4641 Production Drive					Fee Simple	N/A
2	Loan	Heartland Dental Medical Office Portfolio	Rent Concession Funds ($62,050); Tenant Allowance, Tenant Improvement and Leaing Commission Funds ($109,315)	171,365		N/A	Fee Simple	N/A
2.001	Property	Heartland Dental Medical Office Portfolio - 1200 Network Centre Drive					Fee Simple	N/A
2.002	Property	Heartland Dental Medical Office Portfolio - 9150 North East Barry Road					Fee Simple	N/A
2.003	Property	Heartland Dental Medical Office Portfolio - 11925 Jones Bridge Road					Fee Simple	N/A
2.004	Property	Heartland Dental Medical Office Portfolio - 200 Brevco Plaza					Fee Simple	N/A
2.005	Property	Heartland Dental Medical Office Portfolio - 1760 West Virginia Street					Fee Simple	N/A
2.006	Property	Heartland Dental Medical Office Portfolio - 117 St. Patrick’s Drive					Fee Simple	N/A
2.007	Property	Heartland Dental Medical Office Portfolio - 1647 County Road 220					Fee Simple	N/A
2.008	Property	Heartland Dental Medical Office Portfolio - 3500 East Highway 377					Fee Simple	N/A
2.009	Property	Heartland Dental Medical Office Portfolio - 4112 North Belt Highway					Fee Simple	N/A
2.010	Property	Heartland Dental Medical Office Portfolio - 3009 Winghaven Boulevard					Fee Simple	N/A
2.011	Property	Heartland Dental Medical Office Portfolio - 2202 Althoff Drive					Fee Simple	N/A
2.012	Property	Heartland Dental Medical Office Portfolio - 3820 Wabash Avenue					Fee Simple	N/A
2.013	Property	Heartland Dental Medical Office Portfolio - 561 East Lincoln Highway					Fee Simple	N/A
2.014	Property	Heartland Dental Medical Office Portfolio - 508 South 52nd Street					Fee Simple	N/A
2.015	Property	Heartland Dental Medical Office Portfolio - 1025 Ashley Street					Fee Simple	N/A
2.016	Property	Heartland Dental Medical Office Portfolio - 440 Erie Parkway					Fee Simple	N/A
2.017	Property	Heartland Dental Medical Office Portfolio - 1381 Citrus Tower Boulevard					Fee Simple	N/A
2.018	Property	Heartland Dental Medical Office Portfolio - 1751 Pleasant Road					Fee Simple	N/A
2.019	Property	Heartland Dental Medical Office Portfolio - 9625 Lake Nona Village Place					Fee Simple	N/A
2.020	Property	Heartland Dental Medical Office Portfolio - 615 Saint James Avenue					Fee Simple	N/A
2.021	Property	Heartland Dental Medical Office Portfolio - 13816 Narcoossee Road					Fee Simple	N/A
2.022	Property	Heartland Dental Medical Office Portfolio - 1695 Wells Road					Fee Simple	N/A
2.023	Property	Heartland Dental Medical Office Portfolio - 4355 Suwanee Dam Road					Fee Simple	N/A
2.024	Property	Heartland Dental Medical Office Portfolio - 7310 North Villa Drive					Fee Simple	N/A
2.025	Property	Heartland Dental Medical Office Portfolio - 299A Indian Lake Boulevard					Fee Simple	N/A
2.026	Property	Heartland Dental Medical Office Portfolio - 2455 East Main Street					Fee Simple	N/A
2.027	Property	Heartland Dental Medical Office Portfolio - 630 East Markey Parkway					Fee Simple	N/A
2.028	Property	Heartland Dental Medical Office Portfolio - 1613 East Pflugerville Parkway					Fee Simple	N/A
2.029	Property	Heartland Dental Medical Office Portfolio - 782 Belle Terre Parkway					Fee Simple	N/A
2.030	Property	Heartland Dental Medical Office Portfolio - 11890 Highway 707					Fee Simple	N/A
2.031	Property	Heartland Dental Medical Office Portfolio - 7551 Osceola Polk Line Road					Fee Simple	N/A
2.032	Property	Heartland Dental Medical Office Portfolio - 100 Piper Hill Drive					Fee Simple	N/A
2.033	Property	Heartland Dental Medical Office Portfolio - 8624 Lee Vista Boulevard					Fee Simple	N/A
2.034	Property	Heartland Dental Medical Office Portfolio - 149 Tuscan Way					Fee Simple	N/A
2.035	Property	Heartland Dental Medical Office Portfolio - 2740 Prairie Crossing Drive					Fee Simple	N/A
2.036	Property	Heartland Dental Medical Office Portfolio - 2066 Bruce B. Downs Boulevard					Fee Simple	N/A
2.037	Property	Heartland Dental Medical Office Portfolio - 209 Latitude Lane					Fee Simple	N/A
2.038	Property	Heartland Dental Medical Office Portfolio - 4608 South West College Road					Fee Simple	N/A
2.039	Property	Heartland Dental Medical Office Portfolio - 1315 Bell Road					Fee Simple	N/A
2.040	Property	Heartland Dental Medical Office Portfolio - 4237 U.S. Highway 1 South					Fee Simple	N/A
2.041	Property	Heartland Dental Medical Office Portfolio - 1521 East Debbie Lane					Fee Simple	N/A
2.042	Property	Heartland Dental Medical Office Portfolio - 3152 South Broadway					Fee Simple	N/A
2.043	Property	Heartland Dental Medical Office Portfolio - 8701 South Garnett Road					Fee Simple	N/A
2.044	Property	Heartland Dental Medical Office Portfolio - 450 South Weber Road					Fee Simple	N/A
2.045	Property	Heartland Dental Medical Office Portfolio - 840 Nissan Drive					Fee Simple	N/A

A-1-22

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Other Reserve Reserve Description(4)(12)(14)(21)	Initial Other Reserve(4)(12)(14)(21)	Monthly Other Reserve(14)(21)	Other Reserve Cap	Ownership Interest(7)(8)	Ground Lease Initial Expiration Date(7)(8)
2.046	Property	Heartland Dental Medical Office Portfolio - 12222 Route 47					Fee Simple	N/A
2.047	Property	Heartland Dental Medical Office Portfolio - 3415 Livernois Road					Fee Simple	N/A
2.048	Property	Heartland Dental Medical Office Portfolio - 5309 Buffalo Gap Road					Fee Simple	N/A
2.049	Property	Heartland Dental Medical Office Portfolio - 8190 Windfall Lane					Fee Simple	N/A
2.050	Property	Heartland Dental Medical Office Portfolio - 2620 East Highway 50					Fee Simple	N/A
2.051	Property	Heartland Dental Medical Office Portfolio - 10670 Southwest Tradition Square					Fee Simple	N/A
2.052	Property	Heartland Dental Medical Office Portfolio - 4939 Courthouse Street					Fee Simple	N/A
2.053	Property	Heartland Dental Medical Office Portfolio - 2301 Old Canoe Creek Road					Fee Simple	N/A
2.054	Property	Heartland Dental Medical Office Portfolio - 507 North Hershey Road					Fee Simple	N/A
2.055	Property	Heartland Dental Medical Office Portfolio - 242 Southwoods Center					Fee Simple	N/A
2.056	Property	Heartland Dental Medical Office Portfolio - 3016 Columbia Avenue					Fee Simple	N/A
2.057	Property	Heartland Dental Medical Office Portfolio - 4120 North 197th Avenue					Fee Simple	N/A
2.058	Property	Heartland Dental Medical Office Portfolio - 13794 Beach Boulevard					Fee Simple	N/A
2.059	Property	Heartland Dental Medical Office Portfolio - 3037 Southwest Port St. Lucie Boulevard					Fee Simple	N/A
2.060	Property	Heartland Dental Medical Office Portfolio - 1840 Dekalb Avenue					Fee Simple	N/A
2.061	Property	Heartland Dental Medical Office Portfolio - 9100 Highway 119					Fee Simple	N/A
2.062	Property	Heartland Dental Medical Office Portfolio - 42 Market Square Road					Fee Simple	N/A
2.063	Property	Heartland Dental Medical Office Portfolio - 2707 Sycamore Road					Fee Simple	N/A
2.064	Property	Heartland Dental Medical Office Portfolio - 2014 Lime Kiln Road					Fee Simple	N/A
2.065	Property	Heartland Dental Medical Office Portfolio - 103 Farabee Drive North					Fee Simple	N/A
2.066	Property	Heartland Dental Medical Office Portfolio - 4999 North Tanner Road					Fee Simple	N/A
2.067	Property	Heartland Dental Medical Office Portfolio - 674 Lake Joy Road					Fee Simple	N/A
2.068	Property	Heartland Dental Medical Office Portfolio - 1828 IN-44					Fee Simple	N/A
2.069	Property	Heartland Dental Medical Office Portfolio - 2950 South Rutherford Boulevard					Fee Simple	N/A
2.070	Property	Heartland Dental Medical Office Portfolio - 545 East Hunt Highway					Fee Simple	N/A
2.071	Property	Heartland Dental Medical Office Portfolio - 17810 Pierce Plaza					Fee Simple	N/A
2.072	Property	Heartland Dental Medical Office Portfolio - 5445 South Williamson Boulevard					Fee Simple	N/A
2.073	Property	Heartland Dental Medical Office Portfolio - 780 East-West Connector South West					Fee Simple	N/A
2.074	Property	Heartland Dental Medical Office Portfolio - 16620 West 159th Street					Fee Simple	N/A
2.075	Property	Heartland Dental Medical Office Portfolio - 13851 North US Highway 441					Fee Simple	N/A
2.076	Property	Heartland Dental Medical Office Portfolio - 3120 Mahan Drive					Fee Simple	N/A
2.077	Property	Heartland Dental Medical Office Portfolio - 2000 Veterans Memorial Parkway South					Fee Simple	N/A
2.078	Property	Heartland Dental Medical Office Portfolio - 1402 U.S. Route 12					Fee Simple	N/A
2.079	Property	Heartland Dental Medical Office Portfolio - 1776 Blanding Boulevard					Fee Simple	N/A
2.080	Property	Heartland Dental Medical Office Portfolio - 3012 Anchor Drive					Fee Simple	N/A
2.081	Property	Heartland Dental Medical Office Portfolio - 1715 West Main Street					Fee Simple	N/A
2.082	Property	Heartland Dental Medical Office Portfolio - 10389 Big Bend Road					Fee Simple	N/A
2.083	Property	Heartland Dental Medical Office Portfolio - 7103 Whitestown Parkway					Fee Simple	N/A
2.084	Property	Heartland Dental Medical Office Portfolio - 2751 Fountain Place					Fee Simple	N/A
2.085	Property	Heartland Dental Medical Office Portfolio - 2030 Crossing Circle					Fee Simple	N/A
2.086	Property	Heartland Dental Medical Office Portfolio - 13101 East 96th Street North					Fee Simple	N/A
2.087	Property	Heartland Dental Medical Office Portfolio - 692 Essington Road					Fee Simple	N/A
2.088	Property	Heartland Dental Medical Office Portfolio - 240 Blossom Park Drive					Fee Simple	N/A
2.089	Property	Heartland Dental Medical Office Portfolio - 6005 Watson Boulevard					Fee Simple	N/A
2.090	Property	Heartland Dental Medical Office Portfolio - 3237 Sixes Road					Fee Simple	N/A
2.091	Property	Heartland Dental Medical Office Portfolio - 4030 Winder Highway					Fee Simple	N/A
2.092	Property	Heartland Dental Medical Office Portfolio - 8605 East State Road 70					Fee Simple	N/A
2.093	Property	Heartland Dental Medical Office Portfolio - 540 West Walnut Street					Fee Simple	N/A
2.094	Property	Heartland Dental Medical Office Portfolio - 5630 Plank Road					Fee Simple	N/A
2.095	Property	Heartland Dental Medical Office Portfolio - 10505 Lima Road					Fee Simple	N/A
2.096	Property	Heartland Dental Medical Office Portfolio - 7485 Vanderbilt Beach Boulevard					Fee Simple	N/A
2.097	Property	Heartland Dental Medical Office Portfolio - 2701 South Koke Mill Road					Fee Simple	N/A
2.098	Property	Heartland Dental Medical Office Portfolio - 22329 Greenview Parkway					Fee Simple	N/A
2.099	Property	Heartland Dental Medical Office Portfolio - 25000 Bernwood Drive					Fee Simple	N/A
2.100	Property	Heartland Dental Medical Office Portfolio - 3500 Clemson Boulevard					Fee Simple	N/A
2.101	Property	Heartland Dental Medical Office Portfolio - 2222 Highway 540A East					Fee Simple	N/A
2.102	Property	Heartland Dental Medical Office Portfolio - 1055 Pine Log Road					Fee Simple	N/A
2.103	Property	Heartland Dental Medical Office Portfolio - 4315 North Holland Sylvania Road					Fee Simple	N/A
2.104	Property	Heartland Dental Medical Office Portfolio - 21300 Town Commons Drive					Fee Simple	N/A
2.105	Property	Heartland Dental Medical Office Portfolio - 1905 Convenience Place					Fee Simple	N/A
2.106	Property	Heartland Dental Medical Office Portfolio - 3308 Platt Springs Road					Fee Simple	N/A
2.107	Property	Heartland Dental Medical Office Portfolio - 132 Milestone Way					Fee Simple	N/A
2.108	Property	Heartland Dental Medical Office Portfolio - 1429 Chester Boulevard					Fee Simple	N/A
2.109	Property	Heartland Dental Medical Office Portfolio - 1339 North Sumter Boulevard					Fee Simple	N/A
2.110	Property	Heartland Dental Medical Office Portfolio - 1536 Farm to Market 359 Road					Fee Simple	N/A
2.111	Property	Heartland Dental Medical Office Portfolio - 3585 North 168th Court					Fee Simple	N/A
2.112	Property	Heartland Dental Medical Office Portfolio - 1980 U.S. Highway 1 South					Fee Simple	N/A
2.113	Property	Heartland Dental Medical Office Portfolio - 13328 Metcalf Avenue					Fee Simple	N/A
2.114	Property	Heartland Dental Medical Office Portfolio - 826 West Lincoln Avenue					Fee Simple	N/A
2.115	Property	Heartland Dental Medical Office Portfolio - 1515 West 45th Avenue					Fee Simple	N/A
2.116	Property	Heartland Dental Medical Office Portfolio - 1012 Mill Pond Lane					Fee Simple	N/A
2.117	Property	Heartland Dental Medical Office Portfolio - 621 Chatham Avenue					Fee Simple	N/A
2.118	Property	Heartland Dental Medical Office Portfolio - 24940 South Tamiami Trail					Fee Simple	N/A
2.119	Property	Heartland Dental Medical Office Portfolio - 609 Front Street					Fee Simple	N/A
2.120	Property	Heartland Dental Medical Office Portfolio - 6190 LBJ Freeway					Fee Simple	N/A
2.121	Property	Heartland Dental Medical Office Portfolio - 3417 Schofield Avenue					Fee Simple	N/A
2.122	Property	Heartland Dental Medical Office Portfolio - 330 Park Place					Fee Simple	N/A
2.123	Property	Heartland Dental Medical Office Portfolio - 1490 North Green Mount Road					Fee Simple	N/A
2.124	Property	Heartland Dental Medical Office Portfolio - 213 Main Street					Fee Simple	N/A
2.125	Property	Heartland Dental Medical Office Portfolio - 11119 Hearth Road					Fee Simple	N/A
2.126	Property	Heartland Dental Medical Office Portfolio - 2362 West Boulevard Street					Fee Simple	N/A
2.127	Property	Heartland Dental Medical Office Portfolio - 2812 East Main Street					Fee Simple	N/A
2.128	Property	Heartland Dental Medical Office Portfolio - 1202 South Broad Street					Fee Simple	N/A
2.129	Property	Heartland Dental Medical Office Portfolio - 8790 Walnut Grove Road					Fee Simple	N/A
2.130	Property	Heartland Dental Medical Office Portfolio - 10708 East State Road 64					Fee Simple	N/A
2.131	Property	Heartland Dental Medical Office Portfolio - 2184 FM 3009					Fee Simple	N/A
2.132	Property	Heartland Dental Medical Office Portfolio - 2210 Boiling Springs Road					Fee Simple	N/A
2.133	Property	Heartland Dental Medical Office Portfolio - 3105 Kirby Whitten Road					Fee Simple	N/A
2.134	Property	Heartland Dental Medical Office Portfolio - 716 32nd Street South					Fee Simple	N/A
2.135	Property	Heartland Dental Medical Office Portfolio - 1010 West U.S. Route 6					Fee Simple	N/A
2.136	Property	Heartland Dental Medical Office Portfolio - 935 West Exchange Parkway					Fee Simple	N/A
2.137	Property	Heartland Dental Medical Office Portfolio - 3608 Jeffco Boulevard					Fee Simple	N/A
2.138	Property	Heartland Dental Medical Office Portfolio - 998 Williford Court					Fee Simple	N/A
2.139	Property	Heartland Dental Medical Office Portfolio - 4405 Highway 17					Fee Simple	N/A
2.140	Property	Heartland Dental Medical Office Portfolio - 3003 Twin Rivers Drive					Fee Simple	N/A
2.141	Property	Heartland Dental Medical Office Portfolio - 12260 Tamiami Trail East					Fee Simple	N/A
2.142	Property	Heartland Dental Medical Office Portfolio - 1405 South 25th Street					Fee Simple	N/A
2.143	Property	Heartland Dental Medical Office Portfolio - 12605 Troxler Avenue					Fee Simple	N/A
2.144	Property	Heartland Dental Medical Office Portfolio - 122 Stone Trace Drive					Fee Simple	N/A
2.145	Property	Heartland Dental Medical Office Portfolio - 4455 Florida National Drive					Fee Simple	N/A
2.146	Property	Heartland Dental Medical Office Portfolio - 3645 North Council Road					Fee Simple	N/A
2.147	Property	Heartland Dental Medical Office Portfolio - 9305 Market Square Drive					Fee Simple	N/A
2.148	Property	Heartland Dental Medical Office Portfolio - 3420 Bayside Lakes Boulevard Southeast					Fee Simple	N/A
2.149	Property	Heartland Dental Medical Office Portfolio - 309 West Ogden Avenue					Fee Simple	N/A
2.150	Property	Heartland Dental Medical Office Portfolio - 456 University Boulevard North					Fee Simple	N/A
2.151	Property	Heartland Dental Medical Office Portfolio - 1316 McMillan Street					Fee Simple	N/A
2.152	Property	Heartland Dental Medical Office Portfolio - 6233 Veterans Parkway					Fee Simple	N/A
2.153	Property	Heartland Dental Medical Office Portfolio - 116 Calumet Center Road					Fee Simple	N/A
2.154	Property	Heartland Dental Medical Office Portfolio - 828 South Main Street					Fee Simple	N/A
2.155	Property	Heartland Dental Medical Office Portfolio - 7200 Red Hawk Court					Fee Simple	N/A
2.156	Property	Heartland Dental Medical Office Portfolio - 303 Ashby Park Lane					Fee Simple	N/A
2.157	Property	Heartland Dental Medical Office Portfolio - 3106 Professional Plaza					Fee Simple	N/A
2.158	Property	Heartland Dental Medical Office Portfolio - 1950 Chesley Drive					Fee Simple	N/A
2.159	Property	Heartland Dental Medical Office Portfolio - 104 South Houston Road					Fee Simple	N/A

A-1-23

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Other Reserve Reserve Description(4)(12)(14)(21)	Initial Other Reserve(4)(12)(14)(21)	Monthly Other Reserve(14)(21)	Other Reserve Cap	Ownership Interest(7)(8)	Ground Lease Initial Expiration Date(7)(8)
2.160	Property	Heartland Dental Medical Office Portfolio - 103 East Tatum Avenue					Fee Simple	N/A
2.161	Property	Heartland Dental Medical Office Portfolio - 165 Juniper Circle					Fee Simple	N/A
2.162	Property	Heartland Dental Medical Office Portfolio - 135 East Broadway Street					Fee Simple	N/A
2.163	Property	Heartland Dental Medical Office Portfolio - 9360 Two Notch Road					Fee Simple	N/A
2.164	Property	Heartland Dental Medical Office Portfolio - 12988 Georgia Highway 9					Fee Simple	N/A
2.165	Property	Heartland Dental Medical Office Portfolio - 5 Jannell Court					Fee Simple	N/A
2.166	Property	Heartland Dental Medical Office Portfolio - 1617 East Main Street					Fee Simple	N/A
2.167	Property	Heartland Dental Medical Office Portfolio - 2116 Vista Oeste North West, Unit 202					Fee Simple	N/A
2.168	Property	Heartland Dental Medical Office Portfolio - 50 South Kyrene Road, Suite 5					Fee Simple	N/A
2.169	Property	Heartland Dental Medical Office Portfolio - 101 Rice Bent Way Suite 4					Fee Simple	N/A
3	Loan	Saint Louis Galleria	Outstanding Tenant Improvements Reserve ($1,593,050); Bridge Rent Reserve ($82,295)	1,675,345		N/A	Fee Simple	N/A
4	Loan	Staples Strategic Industrial	N/A			N/A	Fee Simple	N/A
4.01	Property	Staples - Hagerstown, MD					Fee Simple	N/A
4.02	Property	Staples - Montgomery, NY					Fee Simple	N/A
4.03	Property	Staples - Terre Haute, IN					Fee Simple	N/A
4.04	Property	Staples - London, OH					Fee Simple	N/A
4.05	Property	Staples - Beloit, WI					Fee Simple	N/A
4.06	Property	Staples - Dayville, CT					Fee Simple	N/A
4.07	Property	Staples - Arden Hills, MN					Fee Simple	N/A
4.08	Property	Staples - Putnam, CT					Fee Simple	N/A
5	Loan	CBBC Industrial Portfolio	N/A			N/A	Fee Simple	N/A
5.01	Property	CBBC - Dallas, TX					Fee Simple	N/A
5.02	Property	CBBC - Winter Haven, FL					Fee Simple	N/A
5.03	Property	CBBC - Lakeland, FL					Fee Simple	N/A
5.04	Property	CBBC - Houston, TX					Fee Simple	N/A
6	Loan	435 Tasso Street	Rent Concession Funds ($415,486.84); TATILC Funds ($33,072.00)	448,559		N/A	Fee Simple	N/A
7	Loan	Pier 1 Imports Headquarters	N/A			N/A	Fee Simple	N/A
8	Loan	Princeton Marriott at Forrestal	N/A			N/A	Fee Simple	N/A
9	Loan	McCreless Market	Grandpa’s Pizza TI Reserve: $52,800; Luxx Nail Bar TI Reserve: $46,000; Arby’s TI Reserve: $58,000; Taco Bell LC Reserve: $23,000	179,800		N/A	Fee Simple	N/A
10	Loan	Woodbury & Cyrene	N/A			N/A	Fee Simple	N/A
10.01	Property	Woodbury Crossing					Fee Simple	N/A
10.02	Property	Cyrene Duplexes					Fee Simple	N/A
11	Loan	16300 Roscoe Blvd	N/A			N/A	Fee Simple	N/A
12	Loan	Warren Hospitality Portfolio	PIP Funds	2,229,862		N/A	Fee Simple	N/A
12.01	Property	Holiday Inn & Suites - Warren					Fee Simple	N/A
12.02	Property	Holiday Inn Express - Warren					Fee Simple	N/A
13	Loan	Best Western Premier Tides Hotel - Orange Beach	Seasonality Funds	675,000		N/A	Fee Simple	N/A
14	Loan	Regency Properties Portfolio	Material Tenant Rollover Funds	600,000		N/A	Fee Simple	N/A
14.01	Property	Vernal Towne Center					Fee Simple	N/A
14.02	Property	Monticello Marketplace					Fee Simple	N/A
14.03	Property	Columbia Square					Fee Simple	N/A
14.04	Property	Wabash Crossings East					Fee Simple	N/A
14.05	Property	Granville Corners					Fee Simple	N/A
14.06	Property	Tarpon Heights					Fee Simple	N/A
14.07	Property	Raceway Mall					Fee Simple	N/A
15	Loan	Homewood Suites Columbia/Laurel	N/A			N/A	Fee Simple	N/A
16	Loan	Food Lion Portfolio	Hollis & Wildwood Lease Renewal ($500,000); Crowfield & Dorchester - Renewal Capex ($356,550)	856,550		N/A	Fee Simple	N/A
16.01	Property	Crowfield Plaza					Fee Simple	N/A
16.02	Property	Tyler Square					Fee Simple	N/A
16.03	Property	Hollins Plantation Plaza					Fee Simple	N/A
16.04	Property	Dorchester Crossing					Fee Simple	N/A
16.05	Property	Wildwood Plaza					Fee Simple	N/A
17	Loan	Central City Industrial Park	N/A			N/A	Fee Simple	N/A
18	Loan	Nebraska Crossing	Outstanding Tenant Improvements Reserve	500,000		N/A	Fee Simple	N/A
19	Loan	345 Flats	N/A			N/A	Fee Simple	N/A
20	Loan	Main Street Commons	TATILC Funds	22,050		N/A	Fee Simple	N/A
21	Loan	Stop & Shop Manchester	N/A			N/A	Fee Simple	N/A
22	Loan	Five Points Plaza	GSA-HUD Rollover Reserve	1,000,000		N/A	Fee Simple	N/A
23	Loan	Marina Gardens	N/A			N/A	Fee Simple	N/A
24	Loan	Clevelander South Beach	N/A			N/A	Fee Simple	N/A
25	Loan	Christiana Mall	Outstanding TI/LC Reserve	1,804,093		N/A	Fee Simple / Leasehold	12/31/2028
26	Loan	Ellsworth Place	Five Below Rent Reserve ($382,926.58); Five Below TI Reserve ($313,155.00); Five Below LC Reserve ($104,737.00); Metro PCS TI Reserve ($152,100.00); Panadian TI Reserve ($32,164.00); Burlington TI Reserve ($22,519.39)	1,007,602		N/A	Fee Simple	N/A
27	Loan	Feather River Crossing	Ross Funds	225,000		N/A	Fee Simple	N/A
28	Loan	Hilton Garden Inn - Killeen, TX	PIP Reserve	700,000		N/A	Fee Simple	N/A
29	Loan	2246-2260 Jerome Avenue	N/A			N/A	Fee Simple	N/A
30	Loan	Spanish Springs Shopping Center	EDD Tax Liens Reserve Funds	1,000,000		N/A	Fee Simple	N/A
31	Loan	Liberty Square	Rent Concession Reserve (Planet Fitness)	104,210		N/A	Fee Simple	N/A
32	Loan	Nacogdoches Self Storage	N/A			N/A	Fee Simple	N/A
33	Loan	Palm Coast Medical Center	N/A			N/A	Fee Simple	N/A
34	Loan	Skyland Towne Center	N/A			N/A	Fee Simple	N/A
35	Loan	Best Western Plus Lake Lanier Hotel & Suites	N/A			N/A	Fee Simple	N/A
36	Loan	Hampton Inn - Derby	N/A			N/A	Fee Simple	N/A
37	Loan	Marion Plaza	N/A			N/A	Fee Simple	N/A
38	Loan	ExchangeRight Net Leased Portfolio 24	N/A			N/A	Fee Simple	N/A
38.01	Property	BioLife Plasma Services L.P. - West Des Moines, IA					Fee Simple	N/A
38.02	Property	BioLife Plasma Services L.P. - Mt. Juliet, TN					Fee Simple	N/A
38.03	Property	Walgreens - Romeoville, IL					Fee Simple	N/A
38.04	Property	Walgreens - Lawrenceville, GA					Fee Simple	N/A
38.05	Property	Pick ‘n Save - Wisconsin Rapids, WI					Fee Simple	N/A
38.06	Property	Tractor Supply - Albuquerque, NM					Fee Simple	N/A
38.07	Property	Walgreens - Sheboygan, WI					Fee Simple	N/A
38.08	Property	Walgreens - Oswego, IL					Fee Simple	N/A
38.09	Property	Walgreens - Waco, TX					Fee Simple	N/A
38.10	Property	Tractor Supply - Antioch, IL					Fee Simple	N/A
38.11	Property	Walgreens - Austin, TX					Fee Simple	N/A
38.12	Property	Walgreens - Flower Mound, TX					Fee Simple	N/A
38.13	Property	Tractor Supply - Columbia Station, OH					Fee Simple	N/A
38.14	Property	Fresenius Medical Care - Brownsville, TX					Fee Simple	N/A
38.15	Property	CVS Pharmacy - Peoria Heights, IL					Fee Simple	N/A
38.16	Property	Advance Auto Parts - Grayslake, IL					Fee Simple	N/A
38.17	Property	Dollar General - Lancaster, PA					Fee Simple	N/A
38.18	Property	Sherwin Williams - Painesville, OH					Fee Simple	N/A
38.19	Property	Dollar General - Herminie, PA					Fee Simple	N/A
38.20	Property	Dollar General - Tallahassee, FL					Fee Simple	N/A
38.21	Property	Dollar General - Gibsonia, PA					Fee Simple	N/A
38.22	Property	Dollar General - Mansfield, OH					Fee Simple	N/A
38.23	Property	Advance Auto Parts - McDonough, GA					Fee Simple	N/A
38.24	Property	Dollar Tree - Cleveland, OH					Fee Simple	N/A
39	Loan	Sheets Self Storage	Extended Environmental Coverage Funds	22,515		N/A	Fee Simple	N/A
40	Loan	Bradenton Health Park East	Synergy Construction Reserve ($374,614); Blue Wave TI Reserve ($130,283.47); Caretenders Construction Reserve ($102,790); Free Rent Reserve - Synergy ($45,803.20); Free Rent Reserve - Caretenders ($15,450.40)	668,941		N/A	Fee Simple	N/A
41	Loan	820 Industrial Road	N/A			N/A	Fee Simple	N/A

A-1-24

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Ground Lease Extension Options(8)	Lockbox	Cash Management	Cut-off Date Pari Passu Mortgage Debt Balance	Cut-off Date Subord. Mortgage Debt Balance	Total Mortgage Debt Cut-off Date LTV Ratio	Total Mortgage Debt UW NCF DSCR	Total Mortgage Debt UW NOI Debt Yield	Cut-off Date Mezzanine Debt Balance(18)	Total Debt Cut-off Date LTV Ratio	Total Debt UW NCF DSCR	Total Debt UW NOI Debt Yield	Future Secured Subordinate Debt (Y/N)
1	Loan	Great Value Storage Portfolio	N/A	Hard	Springing	55,000,000	N/A	N/A	N/A	N/A	166,000,000	73.4%	1.41	8.0%	No
1.01	Property	GVS - 6250 Westward Lane	N/A
1.02	Property	GVS - 9530 Skillman Street	N/A
1.03	Property	GVS - 10640 Hempstead Road	N/A
1.04	Property	GVS - 2202 North Market Street	N/A
1.05	Property	GVS - 4311 Samuell Boulevard	N/A
1.06	Property	GVS - 3380 North Post Road	N/A
1.07	Property	GVS - 1223, 1235, 1431, 1441, 1451, 1491, 1527, 1543 & 1559 North Nellis Boulevard	N/A
1.08	Property	GVS - 4901 South Freeway	N/A
1.09	Property	GVS - 15300 Kuykendahl Road	N/A
1.10	Property	GVS - 111 North Layfair Drive	N/A
1.11	Property	GVS - 1710 North Cunningham Avenue	N/A
1.12	Property	GVS - 9984 South Old State Road	N/A
1.13	Property	GVS - 5550 Antoine Drive	N/A
1.14	Property	GVS - 11702 Beechnut Street	N/A
1.15	Property	GVS - 435 Congress Park Drive	N/A
1.16	Property	GVS - 7200 Tussing Road	N/A
1.17	Property	GVS - 9951 Harwin Road	N/A
1.18	Property	GVS - 1330 Georgesville Road	N/A
1.19	Property	GVS - 2033 Oak Grove Road	N/A
1.20	Property	GVS - 920 Highway 80 East	N/A
1.21	Property	GVS - 1661 and 1670 West Government Street	N/A
1.22	Property	GVS - 123 South Meridian Road	N/A
1.23	Property	GVS - 613 North Freeway	N/A
1.24	Property	GVS - 5199 Westerville Road	N/A
1.25	Property	GVS - 14318 Highway 249	N/A
1.26	Property	GVS - 410 Gulf Freeway	N/A
1.27	Property	GVS - 7986 Southern Boulevard	N/A
1.28	Property	GVS - 8450 Cook Road	N/A
1.29	Property	GVS - 765 South Street	N/A
1.30	Property	GVS - 9600 Marion Ridge	N/A
1.31	Property	GVS - 580 East Dublin Granville Road	N/A
1.32	Property	GVS - 3951 Highway 78	N/A
1.33	Property	GVS - 10013 FM 620	N/A
1.34	Property	GVS - 9010 Emmett F Lowry Expressway	N/A
1.35	Property	GVS - 5301 Tamarack Circle East	N/A
1.36	Property	GVS - 7821 Taylor Road	N/A
1.37	Property	GVS - 10601 West Fairmont Parkway	N/A
1.38	Property	GVS - 1910 25th Avenue North	N/A
1.39	Property	GVS - 8501 North Springboro Pike	N/A
1.40	Property	GVS - 443 Laredo Street	N/A
1.41	Property	GVS - 13825 FM 306	N/A
1.42	Property	GVS - 2502 Bay Street	N/A
1.43	Property	GVS - 1151 East Expressway 83	N/A
1.44	Property	GVS - 3785 Shiloh Springs Road	N/A
1.45	Property	GVS - 1585 Lexington Avenue	N/A
1.46	Property	GVS - 8801 Boone Road	N/A
1.47	Property	GVS - 2150 Wirt Road	N/A
1.48	Property	GVS - 426 North Smithville Road	N/A
1.49	Property	GVS - 3412 Garth Road	N/A
1.50	Property	GVS - 8320 Alabonson Road	N/A
1.51	Property	GVS - 2407 South U.S. Highway 183	N/A
1.52	Property	GVS - 7273 Kearney Street and 6345 East 78th Avenue	N/A
1.53	Property	GVS - 4145 State Route 741	N/A
1.54	Property	GVS - 1961 Covington Pike	N/A
1.55	Property	GVS - 941 Fairmont Parkway	N/A
1.56	Property	GVS - 60 Westpark Road	N/A
1.57	Property	GVS - 16530 West Hardy Road	N/A
1.58	Property	GVS - 1594 Route 9G	N/A
1.59	Property	GVS - 5811 North Houston Rosslyn Road	N/A
1.60	Property	GVS - 632 Timkin Road	N/A
1.61	Property	GVS - 4806 Marie Lane	N/A
1.62	Property	GVS - 16905 Indian Chief Drive	N/A
1.63	Property	GVS - 7116 South IH-35 Frontage Road	N/A
1.64	Property	GVS - 4641 Production Drive	N/A
2	Loan	Heartland Dental Medical Office Portfolio	N/A	Hard	Springing	125,367,722	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
2.001	Property	Heartland Dental Medical Office Portfolio - 1200 Network Centre Drive	N/A
2.002	Property	Heartland Dental Medical Office Portfolio - 9150 North East Barry Road	N/A
2.003	Property	Heartland Dental Medical Office Portfolio - 11925 Jones Bridge Road	N/A
2.004	Property	Heartland Dental Medical Office Portfolio - 200 Brevco Plaza	N/A
2.005	Property	Heartland Dental Medical Office Portfolio - 1760 West Virginia Street	N/A
2.006	Property	Heartland Dental Medical Office Portfolio - 117 St. Patrick’s Drive	N/A
2.007	Property	Heartland Dental Medical Office Portfolio - 1647 County Road 220	N/A
2.008	Property	Heartland Dental Medical Office Portfolio - 3500 East Highway 377	N/A
2.009	Property	Heartland Dental Medical Office Portfolio - 4112 North Belt Highway	N/A
2.010	Property	Heartland Dental Medical Office Portfolio - 3009 Winghaven Boulevard	N/A
2.011	Property	Heartland Dental Medical Office Portfolio - 2202 Althoff Drive	N/A
2.012	Property	Heartland Dental Medical Office Portfolio - 3820 Wabash Avenue	N/A
2.013	Property	Heartland Dental Medical Office Portfolio - 561 East Lincoln Highway	N/A
2.014	Property	Heartland Dental Medical Office Portfolio - 508 South 52nd Street	N/A
2.015	Property	Heartland Dental Medical Office Portfolio - 1025 Ashley Street	N/A
2.016	Property	Heartland Dental Medical Office Portfolio - 440 Erie Parkway	N/A
2.017	Property	Heartland Dental Medical Office Portfolio - 1381 Citrus Tower Boulevard	N/A
2.018	Property	Heartland Dental Medical Office Portfolio - 1751 Pleasant Road	N/A
2.019	Property	Heartland Dental Medical Office Portfolio - 9625 Lake Nona Village Place	N/A
2.020	Property	Heartland Dental Medical Office Portfolio - 615 Saint James Avenue	N/A
2.021	Property	Heartland Dental Medical Office Portfolio - 13816 Narcoossee Road	N/A
2.022	Property	Heartland Dental Medical Office Portfolio - 1695 Wells Road	N/A
2.023	Property	Heartland Dental Medical Office Portfolio - 4355 Suwanee Dam Road	N/A
2.024	Property	Heartland Dental Medical Office Portfolio - 7310 North Villa Drive	N/A
2.025	Property	Heartland Dental Medical Office Portfolio - 299A Indian Lake Boulevard	N/A
2.026	Property	Heartland Dental Medical Office Portfolio - 2455 East Main Street	N/A
2.027	Property	Heartland Dental Medical Office Portfolio - 630 East Markey Parkway	N/A
2.028	Property	Heartland Dental Medical Office Portfolio - 1613 East Pflugerville Parkway	N/A
2.029	Property	Heartland Dental Medical Office Portfolio - 782 Belle Terre Parkway	N/A
2.030	Property	Heartland Dental Medical Office Portfolio - 11890 Highway 707	N/A
2.031	Property	Heartland Dental Medical Office Portfolio - 7551 Osceola Polk Line Road	N/A
2.032	Property	Heartland Dental Medical Office Portfolio - 100 Piper Hill Drive	N/A
2.033	Property	Heartland Dental Medical Office Portfolio - 8624 Lee Vista Boulevard	N/A
2.034	Property	Heartland Dental Medical Office Portfolio - 149 Tuscan Way	N/A
2.035	Property	Heartland Dental Medical Office Portfolio - 2740 Prairie Crossing Drive	N/A
2.036	Property	Heartland Dental Medical Office Portfolio - 2066 Bruce B. Downs Boulevard	N/A
2.037	Property	Heartland Dental Medical Office Portfolio - 209 Latitude Lane	N/A
2.038	Property	Heartland Dental Medical Office Portfolio - 4608 South West College Road	N/A
2.039	Property	Heartland Dental Medical Office Portfolio - 1315 Bell Road	N/A
2.040	Property	Heartland Dental Medical Office Portfolio - 4237 U.S. Highway 1 South	N/A
2.041	Property	Heartland Dental Medical Office Portfolio - 1521 East Debbie Lane	N/A
2.042	Property	Heartland Dental Medical Office Portfolio - 3152 South Broadway	N/A
2.043	Property	Heartland Dental Medical Office Portfolio - 8701 South Garnett Road	N/A
2.044	Property	Heartland Dental Medical Office Portfolio - 450 South Weber Road	N/A
2.045	Property	Heartland Dental Medical Office Portfolio - 840 Nissan Drive	N/A

A-1-25

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Ground Lease Extension Options(8)	Lockbox	Cash Management	Cut-off Date Pari Passu Mortgage Debt Balance	Cut-off Date Subord. Mortgage Debt Balance	Total Mortgage Debt Cut-off Date LTV Ratio	Total Mortgage Debt UW NCF DSCR	Total Mortgage Debt UW NOI Debt Yield	Cut-off Date Mezzanine Debt Balance(18)	Total Debt Cut-off Date LTV Ratio	Total Debt UW NCF DSCR	Total Debt UW NOI Debt Yield	Future Secured Subordinate Debt (Y/N)
2.046	Property	Heartland Dental Medical Office Portfolio - 12222 Route 47	N/A
2.047	Property	Heartland Dental Medical Office Portfolio - 3415 Livernois Road	N/A
2.048	Property	Heartland Dental Medical Office Portfolio - 5309 Buffalo Gap Road	N/A
2.049	Property	Heartland Dental Medical Office Portfolio - 8190 Windfall Lane	N/A
2.050	Property	Heartland Dental Medical Office Portfolio - 2620 East Highway 50	N/A
2.051	Property	Heartland Dental Medical Office Portfolio - 10670 Southwest Tradition Square	N/A
2.052	Property	Heartland Dental Medical Office Portfolio - 4939 Courthouse Street	N/A
2.053	Property	Heartland Dental Medical Office Portfolio - 2301 Old Canoe Creek Road	N/A
2.054	Property	Heartland Dental Medical Office Portfolio - 507 North Hershey Road	N/A
2.055	Property	Heartland Dental Medical Office Portfolio - 242 Southwoods Center	N/A
2.056	Property	Heartland Dental Medical Office Portfolio - 3016 Columbia Avenue	N/A
2.057	Property	Heartland Dental Medical Office Portfolio - 4120 North 197th Avenue	N/A
2.058	Property	Heartland Dental Medical Office Portfolio - 13794 Beach Boulevard	N/A
2.059	Property	Heartland Dental Medical Office Portfolio - 3037 Southwest Port St. Lucie Boulevard	N/A
2.060	Property	Heartland Dental Medical Office Portfolio - 1840 Dekalb Avenue	N/A
2.061	Property	Heartland Dental Medical Office Portfolio - 9100 Highway 119	N/A
2.062	Property	Heartland Dental Medical Office Portfolio - 42 Market Square Road	N/A
2.063	Property	Heartland Dental Medical Office Portfolio - 2707 Sycamore Road	N/A
2.064	Property	Heartland Dental Medical Office Portfolio - 2014 Lime Kiln Road	N/A
2.065	Property	Heartland Dental Medical Office Portfolio - 103 Farabee Drive North	N/A
2.066	Property	Heartland Dental Medical Office Portfolio - 4999 North Tanner Road	N/A
2.067	Property	Heartland Dental Medical Office Portfolio - 674 Lake Joy Road	N/A
2.068	Property	Heartland Dental Medical Office Portfolio - 1828 IN-44	N/A
2.069	Property	Heartland Dental Medical Office Portfolio - 2950 South Rutherford Boulevard	N/A
2.070	Property	Heartland Dental Medical Office Portfolio - 545 East Hunt Highway	N/A
2.071	Property	Heartland Dental Medical Office Portfolio - 17810 Pierce Plaza	N/A
2.072	Property	Heartland Dental Medical Office Portfolio - 5445 South Williamson Boulevard	N/A
2.073	Property	Heartland Dental Medical Office Portfolio - 780 East-West Connector South West	N/A
2.074	Property	Heartland Dental Medical Office Portfolio - 16620 West 159th Street	N/A
2.075	Property	Heartland Dental Medical Office Portfolio - 13851 North US Highway 441	N/A
2.076	Property	Heartland Dental Medical Office Portfolio - 3120 Mahan Drive	N/A
2.077	Property	Heartland Dental Medical Office Portfolio - 2000 Veterans Memorial Parkway South	N/A
2.078	Property	Heartland Dental Medical Office Portfolio - 1402 U.S. Route 12	N/A
2.079	Property	Heartland Dental Medical Office Portfolio - 1776 Blanding Boulevard	N/A
2.080	Property	Heartland Dental Medical Office Portfolio - 3012 Anchor Drive	N/A
2.081	Property	Heartland Dental Medical Office Portfolio - 1715 West Main Street	N/A
2.082	Property	Heartland Dental Medical Office Portfolio - 10389 Big Bend Road	N/A
2.083	Property	Heartland Dental Medical Office Portfolio - 7103 Whitestown Parkway	N/A
2.084	Property	Heartland Dental Medical Office Portfolio - 2751 Fountain Place	N/A
2.085	Property	Heartland Dental Medical Office Portfolio - 2030 Crossing Circle	N/A
2.086	Property	Heartland Dental Medical Office Portfolio - 13101 East 96th Street North	N/A
2.087	Property	Heartland Dental Medical Office Portfolio - 692 Essington Road	N/A
2.088	Property	Heartland Dental Medical Office Portfolio - 240 Blossom Park Drive	N/A
2.089	Property	Heartland Dental Medical Office Portfolio - 6005 Watson Boulevard	N/A
2.090	Property	Heartland Dental Medical Office Portfolio - 3237 Sixes Road	N/A
2.091	Property	Heartland Dental Medical Office Portfolio - 4030 Winder Highway	N/A
2.092	Property	Heartland Dental Medical Office Portfolio - 8605 East State Road 70	N/A
2.093	Property	Heartland Dental Medical Office Portfolio - 540 West Walnut Street	N/A
2.094	Property	Heartland Dental Medical Office Portfolio - 5630 Plank Road	N/A
2.095	Property	Heartland Dental Medical Office Portfolio - 10505 Lima Road	N/A
2.096	Property	Heartland Dental Medical Office Portfolio - 7485 Vanderbilt Beach Boulevard	N/A
2.097	Property	Heartland Dental Medical Office Portfolio - 2701 South Koke Mill Road	N/A
2.098	Property	Heartland Dental Medical Office Portfolio - 22329 Greenview Parkway	N/A
2.099	Property	Heartland Dental Medical Office Portfolio - 25000 Bernwood Drive	N/A
2.100	Property	Heartland Dental Medical Office Portfolio - 3500 Clemson Boulevard	N/A
2.101	Property	Heartland Dental Medical Office Portfolio - 2222 Highway 540A East	N/A
2.102	Property	Heartland Dental Medical Office Portfolio - 1055 Pine Log Road	N/A
2.103	Property	Heartland Dental Medical Office Portfolio - 4315 North Holland Sylvania Road	N/A
2.104	Property	Heartland Dental Medical Office Portfolio - 21300 Town Commons Drive	N/A
2.105	Property	Heartland Dental Medical Office Portfolio - 1905 Convenience Place	N/A
2.106	Property	Heartland Dental Medical Office Portfolio - 3308 Platt Springs Road	N/A
2.107	Property	Heartland Dental Medical Office Portfolio - 132 Milestone Way	N/A
2.108	Property	Heartland Dental Medical Office Portfolio - 1429 Chester Boulevard	N/A
2.109	Property	Heartland Dental Medical Office Portfolio - 1339 North Sumter Boulevard	N/A
2.110	Property	Heartland Dental Medical Office Portfolio - 1536 Farm to Market 359 Road	N/A
2.111	Property	Heartland Dental Medical Office Portfolio - 3585 North 168th Court	N/A
2.112	Property	Heartland Dental Medical Office Portfolio - 1980 U.S. Highway 1 South	N/A
2.113	Property	Heartland Dental Medical Office Portfolio - 13328 Metcalf Avenue	N/A
2.114	Property	Heartland Dental Medical Office Portfolio - 826 West Lincoln Avenue	N/A
2.115	Property	Heartland Dental Medical Office Portfolio - 1515 West 45th Avenue	N/A
2.116	Property	Heartland Dental Medical Office Portfolio - 1012 Mill Pond Lane	N/A
2.117	Property	Heartland Dental Medical Office Portfolio - 621 Chatham Avenue	N/A
2.118	Property	Heartland Dental Medical Office Portfolio - 24940 South Tamiami Trail	N/A
2.119	Property	Heartland Dental Medical Office Portfolio - 609 Front Street	N/A
2.120	Property	Heartland Dental Medical Office Portfolio - 6190 LBJ Freeway	N/A
2.121	Property	Heartland Dental Medical Office Portfolio - 3417 Schofield Avenue	N/A
2.122	Property	Heartland Dental Medical Office Portfolio - 330 Park Place	N/A
2.123	Property	Heartland Dental Medical Office Portfolio - 1490 North Green Mount Road	N/A
2.124	Property	Heartland Dental Medical Office Portfolio - 213 Main Street	N/A
2.125	Property	Heartland Dental Medical Office Portfolio - 11119 Hearth Road	N/A
2.126	Property	Heartland Dental Medical Office Portfolio - 2362 West Boulevard Street	N/A
2.127	Property	Heartland Dental Medical Office Portfolio - 2812 East Main Street	N/A
2.128	Property	Heartland Dental Medical Office Portfolio - 1202 South Broad Street	N/A
2.129	Property	Heartland Dental Medical Office Portfolio - 8790 Walnut Grove Road	N/A
2.130	Property	Heartland Dental Medical Office Portfolio - 10708 East State Road 64	N/A
2.131	Property	Heartland Dental Medical Office Portfolio - 2184 FM 3009	N/A
2.132	Property	Heartland Dental Medical Office Portfolio - 2210 Boiling Springs Road	N/A
2.133	Property	Heartland Dental Medical Office Portfolio - 3105 Kirby Whitten Road	N/A
2.134	Property	Heartland Dental Medical Office Portfolio - 716 32nd Street South	N/A
2.135	Property	Heartland Dental Medical Office Portfolio - 1010 West U.S. Route 6	N/A
2.136	Property	Heartland Dental Medical Office Portfolio - 935 West Exchange Parkway	N/A
2.137	Property	Heartland Dental Medical Office Portfolio - 3608 Jeffco Boulevard	N/A
2.138	Property	Heartland Dental Medical Office Portfolio - 998 Williford Court	N/A
2.139	Property	Heartland Dental Medical Office Portfolio - 4405 Highway 17	N/A
2.140	Property	Heartland Dental Medical Office Portfolio - 3003 Twin Rivers Drive	N/A
2.141	Property	Heartland Dental Medical Office Portfolio - 12260 Tamiami Trail East	N/A
2.142	Property	Heartland Dental Medical Office Portfolio - 1405 South 25th Street	N/A
2.143	Property	Heartland Dental Medical Office Portfolio - 12605 Troxler Avenue	N/A
2.144	Property	Heartland Dental Medical Office Portfolio - 122 Stone Trace Drive	N/A
2.145	Property	Heartland Dental Medical Office Portfolio - 4455 Florida National Drive	N/A
2.146	Property	Heartland Dental Medical Office Portfolio - 3645 North Council Road	N/A
2.147	Property	Heartland Dental Medical Office Portfolio - 9305 Market Square Drive	N/A
2.148	Property	Heartland Dental Medical Office Portfolio - 3420 Bayside Lakes Boulevard Southeast	N/A
2.149	Property	Heartland Dental Medical Office Portfolio - 309 West Ogden Avenue	N/A
2.150	Property	Heartland Dental Medical Office Portfolio - 456 University Boulevard North	N/A
2.151	Property	Heartland Dental Medical Office Portfolio - 1316 McMillan Street	N/A
2.152	Property	Heartland Dental Medical Office Portfolio - 6233 Veterans Parkway	N/A
2.153	Property	Heartland Dental Medical Office Portfolio - 116 Calumet Center Road	N/A
2.154	Property	Heartland Dental Medical Office Portfolio - 828 South Main Street	N/A
2.155	Property	Heartland Dental Medical Office Portfolio - 7200 Red Hawk Court	N/A
2.156	Property	Heartland Dental Medical Office Portfolio - 303 Ashby Park Lane	N/A
2.157	Property	Heartland Dental Medical Office Portfolio - 3106 Professional Plaza	N/A
2.158	Property	Heartland Dental Medical Office Portfolio - 1950 Chesley Drive	N/A
2.159	Property	Heartland Dental Medical Office Portfolio - 104 South Houston Road	N/A

A-1-26

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Ground Lease Extension Options(8)	Lockbox	Cash Management	Cut-off Date Pari Passu Mortgage Debt Balance	Cut-off Date Subord. Mortgage Debt Balance	Total Mortgage Debt Cut-off Date LTV Ratio	Total Mortgage Debt UW NCF DSCR	Total Mortgage Debt UW NOI Debt Yield	Cut-off Date Mezzanine Debt Balance(18)	Total Debt Cut-off Date LTV Ratio	Total Debt UW NCF DSCR	Total Debt UW NOI Debt Yield	Future Secured Subordinate Debt (Y/N)
2.160	Property	Heartland Dental Medical Office Portfolio - 103 East Tatum Avenue	N/A
2.161	Property	Heartland Dental Medical Office Portfolio - 165 Juniper Circle	N/A
2.162	Property	Heartland Dental Medical Office Portfolio - 135 East Broadway Street	N/A
2.163	Property	Heartland Dental Medical Office Portfolio - 9360 Two Notch Road	N/A
2.164	Property	Heartland Dental Medical Office Portfolio - 12988 Georgia Highway 9	N/A
2.165	Property	Heartland Dental Medical Office Portfolio - 5 Jannell Court	N/A
2.166	Property	Heartland Dental Medical Office Portfolio - 1617 East Main Street	N/A
2.167	Property	Heartland Dental Medical Office Portfolio - 2116 Vista Oeste North West, Unit 202	N/A
2.168	Property	Heartland Dental Medical Office Portfolio - 50 South Kyrene Road, Suite 5	N/A
2.169	Property	Heartland Dental Medical Office Portfolio - 101 Rice Bent Way Suite 4	N/A
3	Loan	Saint Louis Galleria	N/A	Hard	Springing	195,000,000	N/A	N/A	N/A	N/A	24,688,302	56.8%	1.55	10.3%	No
4	Loan	Staples Strategic Industrial	N/A	Hard	In Place	91,100,000	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
4.01	Property	Staples - Hagerstown, MD	N/A
4.02	Property	Staples - Montgomery, NY	N/A
4.03	Property	Staples - Terre Haute, IN	N/A
4.04	Property	Staples - London, OH	N/A
4.05	Property	Staples - Beloit, WI	N/A
4.06	Property	Staples - Dayville, CT	N/A
4.07	Property	Staples - Arden Hills, MN	N/A
4.08	Property	Staples - Putnam, CT	N/A
5	Loan	CBBC Industrial Portfolio	N/A	Hard	Springing	20,000,000	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
5.01	Property	CBBC - Dallas, TX	N/A
5.02	Property	CBBC - Winter Haven, FL	N/A
5.03	Property	CBBC - Lakeland, FL	N/A
5.04	Property	CBBC - Houston, TX	N/A
6	Loan	435 Tasso Street	N/A	Springing	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
7	Loan	Pier 1 Imports Headquarters	N/A	Hard	In Place	28,000,000	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
8	Loan	Princeton Marriott at Forrestal	N/A	Hard	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
9	Loan	McCreless Market	N/A	Springing	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
10	Loan	Woodbury & Cyrene	N/A	Springing	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
10.01	Property	Woodbury Crossing	N/A
10.02	Property	Cyrene Duplexes	N/A
11	Loan	16300 Roscoe Blvd	N/A	Hard	Springing	8,250,000	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
12	Loan	Warren Hospitality Portfolio	N/A	Springing	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
12.01	Property	Holiday Inn & Suites - Warren	N/A
12.02	Property	Holiday Inn Express - Warren	N/A
13	Loan	Best Western Premier Tides Hotel - Orange Beach	N/A	Hard	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
14	Loan	Regency Properties Portfolio	N/A	Hard	Springing	20,000,000	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
14.01	Property	Vernal Towne Center	N/A
14.02	Property	Monticello Marketplace	N/A
14.03	Property	Columbia Square	N/A
14.04	Property	Wabash Crossings East	N/A
14.05	Property	Granville Corners	N/A
14.06	Property	Tarpon Heights	N/A
14.07	Property	Raceway Mall	N/A
15	Loan	Homewood Suites Columbia/Laurel	N/A	Springing	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
16	Loan	Food Lion Portfolio	N/A	Springing	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
16.01	Property	Crowfield Plaza	N/A
16.02	Property	Tyler Square	N/A
16.03	Property	Hollins Plantation Plaza	N/A
16.04	Property	Dorchester Crossing	N/A
16.05	Property	Wildwood Plaza	N/A
17	Loan	Central City Industrial Park	N/A	Springing	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
18	Loan	Nebraska Crossing	N/A	Hard	Springing	58,500,000	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
19	Loan	345 Flats	N/A	Springing	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
20	Loan	Main Street Commons	N/A	Springing	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
21	Loan	Stop & Shop Manchester	N/A	Springing	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
22	Loan	Five Points Plaza	N/A	Hard	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
23	Loan	Marina Gardens	N/A	Springing	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
24	Loan	Clevelander South Beach	N/A	Hard	Springing	32,500,000	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
25	Loan	Christiana Mall	No	Hard	Springing	328,000,000	212,000,000	52.9%	1.93	8.5%	N/A	N/A	N/A	N/A	No
26	Loan	Ellsworth Place	N/A	Hard	Springing	59,000,000	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
27	Loan	Feather River Crossing	N/A	Springing	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
28	Loan	Hilton Garden Inn - Killeen, TX	N/A	Springing	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
29	Loan	2246-2260 Jerome Avenue	N/A	Hard	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
30	Loan	Spanish Springs Shopping Center	N/A	Hard	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
31	Loan	Liberty Square	N/A	Hard	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
32	Loan	Nacogdoches Self Storage	N/A	Springing	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
33	Loan	Palm Coast Medical Center	N/A	Hard	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
34	Loan	Skyland Towne Center	N/A	Springing	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
35	Loan	Best Western Plus Lake Lanier Hotel & Suites	N/A	Springing	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
36	Loan	Hampton Inn - Derby	N/A	Springing	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
37	Loan	Marion Plaza	N/A	Hard	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
38	Loan	ExchangeRight Net Leased Portfolio 24	N/A	Hard	Springing	50,000,000	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
38.01	Property	BioLife Plasma Services L.P. - West Des Moines, IA	N/A
38.02	Property	BioLife Plasma Services L.P. - Mt. Juliet, TN	N/A
38.03	Property	Walgreens - Romeoville, IL	N/A
38.04	Property	Walgreens - Lawrenceville, GA	N/A
38.05	Property	Pick ‘n Save - Wisconsin Rapids, WI	N/A
38.06	Property	Tractor Supply - Albuquerque, NM	N/A
38.07	Property	Walgreens - Sheboygan, WI	N/A
38.08	Property	Walgreens - Oswego, IL	N/A
38.09	Property	Walgreens - Waco, TX	N/A
38.10	Property	Tractor Supply - Antioch, IL	N/A
38.11	Property	Walgreens - Austin, TX	N/A
38.12	Property	Walgreens - Flower Mound, TX	N/A
38.13	Property	Tractor Supply - Columbia Station, OH	N/A
38.14	Property	Fresenius Medical Care - Brownsville, TX	N/A
38.15	Property	CVS Pharmacy - Peoria Heights, IL	N/A
38.16	Property	Advance Auto Parts - Grayslake, IL	N/A
38.17	Property	Dollar General - Lancaster, PA	N/A
38.18	Property	Sherwin Williams - Painesville, OH	N/A
38.19	Property	Dollar General - Herminie, PA	N/A
38.20	Property	Dollar General - Tallahassee, FL	N/A
38.21	Property	Dollar General - Gibsonia, PA	N/A
38.22	Property	Dollar General - Mansfield, OH	N/A
38.23	Property	Advance Auto Parts - McDonough, GA	N/A
38.24	Property	Dollar Tree - Cleveland, OH	N/A
39	Loan	Sheets Self Storage	N/A	Hard	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
40	Loan	Bradenton Health Park East	N/A	Springing	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
41	Loan	820 Industrial Road	N/A	Springing	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No

A-1-27

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Conditions for Future Secured Subordinate Debt	Lender Consent Required for Future Secured Subordinate Debt (Y/N)	Future Mezzanine Debt Permitted (Y/N)(18)	Conditions for Future Mezzanine Debt(18)
1	Loan	Great Value Storage Portfolio	N/A	N/A	Yes	During the period prior to November 30, 2020, a newly-formed SPE that owns 100% of the direct equity interests of Mezzanine Borrower shall have a one-time right to pledge all or any portion of its LLC interests in Mezzanine 2 Borrower to secure a loan up to a maximum principal amount of $19,000,000 to such SPE, provided that the following conditions precendent are satisfied: (i) Lender shall have reasonably determined the DSCR shall be equal to or greater than 1.20:1.00, provided, that if the Permitted Mezzanine Loan is obtained within 6 months of the note date, the DSCR shall be calculated based on the NOI as of the Closing Date; (ii) The LTV Ratio shall not exceed 79% (based on the lesser of (a) the appraised value of the Property from the appraisals received by Lender in connection with the closing of the Loan and (b) the appraised value of the Property based on new appraisals to be delivered in connection with such Permitted Mezzanine Loan); (iii) Lender shall have reasonably determined that the Debt Yield (after giving effect to such Permitted Mezzanine Loan) shall be no less than 7.30%; provided, that if the Permitted Mezzanine Loan is obtained within 6 months of the date hereof, the Debt Yield shall be calculated based on the NOI as of the Closing Date.
1.01	Property	GVS - 6250 Westward Lane
1.02	Property	GVS - 9530 Skillman Street
1.03	Property	GVS - 10640 Hempstead Road
1.04	Property	GVS - 2202 North Market Street
1.05	Property	GVS - 4311 Samuell Boulevard
1.06	Property	GVS - 3380 North Post Road
1.07	Property	GVS - 1223, 1235, 1431, 1441, 1451, 1491, 1527, 1543 & 1559 North Nellis Boulevard
1.08	Property	GVS - 4901 South Freeway
1.09	Property	GVS - 15300 Kuykendahl Road
1.10	Property	GVS - 111 North Layfair Drive
1.11	Property	GVS - 1710 North Cunningham Avenue
1.12	Property	GVS - 9984 South Old State Road
1.13	Property	GVS - 5550 Antoine Drive
1.14	Property	GVS - 11702 Beechnut Street
1.15	Property	GVS - 435 Congress Park Drive
1.16	Property	GVS - 7200 Tussing Road
1.17	Property	GVS - 9951 Harwin Road
1.18	Property	GVS - 1330 Georgesville Road
1.19	Property	GVS - 2033 Oak Grove Road
1.20	Property	GVS - 920 Highway 80 East
1.21	Property	GVS - 1661 and 1670 West Government Street
1.22	Property	GVS - 123 South Meridian Road
1.23	Property	GVS - 613 North Freeway
1.24	Property	GVS - 5199 Westerville Road
1.25	Property	GVS - 14318 Highway 249
1.26	Property	GVS - 410 Gulf Freeway
1.27	Property	GVS - 7986 Southern Boulevard
1.28	Property	GVS - 8450 Cook Road
1.29	Property	GVS - 765 South Street
1.30	Property	GVS - 9600 Marion Ridge
1.31	Property	GVS - 580 East Dublin Granville Road
1.32	Property	GVS - 3951 Highway 78
1.33	Property	GVS - 10013 FM 620
1.34	Property	GVS - 9010 Emmett F Lowry Expressway
1.35	Property	GVS - 5301 Tamarack Circle East
1.36	Property	GVS - 7821 Taylor Road
1.37	Property	GVS - 10601 West Fairmont Parkway
1.38	Property	GVS - 1910 25th Avenue North
1.39	Property	GVS - 8501 North Springboro Pike
1.40	Property	GVS - 443 Laredo Street
1.41	Property	GVS - 13825 FM 306
1.42	Property	GVS - 2502 Bay Street
1.43	Property	GVS - 1151 East Expressway 83
1.44	Property	GVS - 3785 Shiloh Springs Road
1.45	Property	GVS - 1585 Lexington Avenue
1.46	Property	GVS - 8801 Boone Road
1.47	Property	GVS - 2150 Wirt Road
1.48	Property	GVS - 426 North Smithville Road
1.49	Property	GVS - 3412 Garth Road
1.50	Property	GVS - 8320 Alabonson Road
1.51	Property	GVS - 2407 South U.S. Highway 183
1.52	Property	GVS - 7273 Kearney Street and 6345 East 78th Avenue
1.53	Property	GVS - 4145 State Route 741
1.54	Property	GVS - 1961 Covington Pike
1.55	Property	GVS - 941 Fairmont Parkway
1.56	Property	GVS - 60 Westpark Road
1.57	Property	GVS - 16530 West Hardy Road
1.58	Property	GVS - 1594 Route 9G
1.59	Property	GVS - 5811 North Houston Rosslyn Road
1.60	Property	GVS - 632 Timkin Road
1.61	Property	GVS - 4806 Marie Lane
1.62	Property	GVS - 16905 Indian Chief Drive
1.63	Property	GVS - 7116 South IH-35 Frontage Road
1.64	Property	GVS - 4641 Production Drive
2	Loan	Heartland Dental Medical Office Portfolio	N/A	N/A	No	N/A
2.001	Property	Heartland Dental Medical Office Portfolio - 1200 Network Centre Drive
2.002	Property	Heartland Dental Medical Office Portfolio - 9150 North East Barry Road
2.003	Property	Heartland Dental Medical Office Portfolio - 11925 Jones Bridge Road
2.004	Property	Heartland Dental Medical Office Portfolio - 200 Brevco Plaza
2.005	Property	Heartland Dental Medical Office Portfolio - 1760 West Virginia Street
2.006	Property	Heartland Dental Medical Office Portfolio - 117 St. Patrick’s Drive
2.007	Property	Heartland Dental Medical Office Portfolio - 1647 County Road 220
2.008	Property	Heartland Dental Medical Office Portfolio - 3500 East Highway 377
2.009	Property	Heartland Dental Medical Office Portfolio - 4112 North Belt Highway
2.010	Property	Heartland Dental Medical Office Portfolio - 3009 Winghaven Boulevard
2.011	Property	Heartland Dental Medical Office Portfolio - 2202 Althoff Drive
2.012	Property	Heartland Dental Medical Office Portfolio - 3820 Wabash Avenue
2.013	Property	Heartland Dental Medical Office Portfolio - 561 East Lincoln Highway
2.014	Property	Heartland Dental Medical Office Portfolio - 508 South 52nd Street
2.015	Property	Heartland Dental Medical Office Portfolio - 1025 Ashley Street
2.016	Property	Heartland Dental Medical Office Portfolio - 440 Erie Parkway
2.017	Property	Heartland Dental Medical Office Portfolio - 1381 Citrus Tower Boulevard
2.018	Property	Heartland Dental Medical Office Portfolio - 1751 Pleasant Road
2.019	Property	Heartland Dental Medical Office Portfolio - 9625 Lake Nona Village Place
2.020	Property	Heartland Dental Medical Office Portfolio - 615 Saint James Avenue
2.021	Property	Heartland Dental Medical Office Portfolio - 13816 Narcoossee Road
2.022	Property	Heartland Dental Medical Office Portfolio - 1695 Wells Road
2.023	Property	Heartland Dental Medical Office Portfolio - 4355 Suwanee Dam Road
2.024	Property	Heartland Dental Medical Office Portfolio - 7310 North Villa Drive
2.025	Property	Heartland Dental Medical Office Portfolio - 299A Indian Lake Boulevard
2.026	Property	Heartland Dental Medical Office Portfolio - 2455 East Main Street
2.027	Property	Heartland Dental Medical Office Portfolio - 630 East Markey Parkway
2.028	Property	Heartland Dental Medical Office Portfolio - 1613 East Pflugerville Parkway
2.029	Property	Heartland Dental Medical Office Portfolio - 782 Belle Terre Parkway
2.030	Property	Heartland Dental Medical Office Portfolio - 11890 Highway 707
2.031	Property	Heartland Dental Medical Office Portfolio - 7551 Osceola Polk Line Road
2.032	Property	Heartland Dental Medical Office Portfolio - 100 Piper Hill Drive
2.033	Property	Heartland Dental Medical Office Portfolio - 8624 Lee Vista Boulevard
2.034	Property	Heartland Dental Medical Office Portfolio - 149 Tuscan Way
2.035	Property	Heartland Dental Medical Office Portfolio - 2740 Prairie Crossing Drive
2.036	Property	Heartland Dental Medical Office Portfolio - 2066 Bruce B. Downs Boulevard
2.037	Property	Heartland Dental Medical Office Portfolio - 209 Latitude Lane
2.038	Property	Heartland Dental Medical Office Portfolio - 4608 South West College Road
2.039	Property	Heartland Dental Medical Office Portfolio - 1315 Bell Road
2.040	Property	Heartland Dental Medical Office Portfolio - 4237 U.S. Highway 1 South
2.041	Property	Heartland Dental Medical Office Portfolio - 1521 East Debbie Lane
2.042	Property	Heartland Dental Medical Office Portfolio - 3152 South Broadway
2.043	Property	Heartland Dental Medical Office Portfolio - 8701 South Garnett Road
2.044	Property	Heartland Dental Medical Office Portfolio - 450 South Weber Road
2.045	Property	Heartland Dental Medical Office Portfolio - 840 Nissan Drive

A-1-28

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Conditions for Future Secured Subordinate Debt	Lender Consent Required for Future Secured Subordinate Debt (Y/N)	Future Mezzanine Debt Permitted (Y/N)(18)	Conditions for Future Mezzanine Debt(18)
2.046	Property	Heartland Dental Medical Office Portfolio - 12222 Route 47
2.047	Property	Heartland Dental Medical Office Portfolio - 3415 Livernois Road
2.048	Property	Heartland Dental Medical Office Portfolio - 5309 Buffalo Gap Road
2.049	Property	Heartland Dental Medical Office Portfolio - 8190 Windfall Lane
2.050	Property	Heartland Dental Medical Office Portfolio - 2620 East Highway 50
2.051	Property	Heartland Dental Medical Office Portfolio - 10670 Southwest Tradition Square
2.052	Property	Heartland Dental Medical Office Portfolio - 4939 Courthouse Street
2.053	Property	Heartland Dental Medical Office Portfolio - 2301 Old Canoe Creek Road
2.054	Property	Heartland Dental Medical Office Portfolio - 507 North Hershey Road
2.055	Property	Heartland Dental Medical Office Portfolio - 242 Southwoods Center
2.056	Property	Heartland Dental Medical Office Portfolio - 3016 Columbia Avenue
2.057	Property	Heartland Dental Medical Office Portfolio - 4120 North 197th Avenue
2.058	Property	Heartland Dental Medical Office Portfolio - 13794 Beach Boulevard
2.059	Property	Heartland Dental Medical Office Portfolio - 3037 Southwest Port St. Lucie Boulevard
2.060	Property	Heartland Dental Medical Office Portfolio - 1840 Dekalb Avenue
2.061	Property	Heartland Dental Medical Office Portfolio - 9100 Highway 119
2.062	Property	Heartland Dental Medical Office Portfolio - 42 Market Square Road
2.063	Property	Heartland Dental Medical Office Portfolio - 2707 Sycamore Road
2.064	Property	Heartland Dental Medical Office Portfolio - 2014 Lime Kiln Road
2.065	Property	Heartland Dental Medical Office Portfolio - 103 Farabee Drive North
2.066	Property	Heartland Dental Medical Office Portfolio - 4999 North Tanner Road
2.067	Property	Heartland Dental Medical Office Portfolio - 674 Lake Joy Road
2.068	Property	Heartland Dental Medical Office Portfolio - 1828 IN-44
2.069	Property	Heartland Dental Medical Office Portfolio - 2950 South Rutherford Boulevard
2.070	Property	Heartland Dental Medical Office Portfolio - 545 East Hunt Highway
2.071	Property	Heartland Dental Medical Office Portfolio - 17810 Pierce Plaza
2.072	Property	Heartland Dental Medical Office Portfolio - 5445 South Williamson Boulevard
2.073	Property	Heartland Dental Medical Office Portfolio - 780 East-West Connector South West
2.074	Property	Heartland Dental Medical Office Portfolio - 16620 West 159th Street
2.075	Property	Heartland Dental Medical Office Portfolio - 13851 North US Highway 441
2.076	Property	Heartland Dental Medical Office Portfolio - 3120 Mahan Drive
2.077	Property	Heartland Dental Medical Office Portfolio - 2000 Veterans Memorial Parkway South
2.078	Property	Heartland Dental Medical Office Portfolio - 1402 U.S. Route 12
2.079	Property	Heartland Dental Medical Office Portfolio - 1776 Blanding Boulevard
2.080	Property	Heartland Dental Medical Office Portfolio - 3012 Anchor Drive
2.081	Property	Heartland Dental Medical Office Portfolio - 1715 West Main Street
2.082	Property	Heartland Dental Medical Office Portfolio - 10389 Big Bend Road
2.083	Property	Heartland Dental Medical Office Portfolio - 7103 Whitestown Parkway
2.084	Property	Heartland Dental Medical Office Portfolio - 2751 Fountain Place
2.085	Property	Heartland Dental Medical Office Portfolio - 2030 Crossing Circle
2.086	Property	Heartland Dental Medical Office Portfolio - 13101 East 96th Street North
2.087	Property	Heartland Dental Medical Office Portfolio - 692 Essington Road
2.088	Property	Heartland Dental Medical Office Portfolio - 240 Blossom Park Drive
2.089	Property	Heartland Dental Medical Office Portfolio - 6005 Watson Boulevard
2.090	Property	Heartland Dental Medical Office Portfolio - 3237 Sixes Road
2.091	Property	Heartland Dental Medical Office Portfolio - 4030 Winder Highway
2.092	Property	Heartland Dental Medical Office Portfolio - 8605 East State Road 70
2.093	Property	Heartland Dental Medical Office Portfolio - 540 West Walnut Street
2.094	Property	Heartland Dental Medical Office Portfolio - 5630 Plank Road
2.095	Property	Heartland Dental Medical Office Portfolio - 10505 Lima Road
2.096	Property	Heartland Dental Medical Office Portfolio - 7485 Vanderbilt Beach Boulevard
2.097	Property	Heartland Dental Medical Office Portfolio - 2701 South Koke Mill Road
2.098	Property	Heartland Dental Medical Office Portfolio - 22329 Greenview Parkway
2.099	Property	Heartland Dental Medical Office Portfolio - 25000 Bernwood Drive
2.100	Property	Heartland Dental Medical Office Portfolio - 3500 Clemson Boulevard
2.101	Property	Heartland Dental Medical Office Portfolio - 2222 Highway 540A East
2.102	Property	Heartland Dental Medical Office Portfolio - 1055 Pine Log Road
2.103	Property	Heartland Dental Medical Office Portfolio - 4315 North Holland Sylvania Road
2.104	Property	Heartland Dental Medical Office Portfolio - 21300 Town Commons Drive
2.105	Property	Heartland Dental Medical Office Portfolio - 1905 Convenience Place
2.106	Property	Heartland Dental Medical Office Portfolio - 3308 Platt Springs Road
2.107	Property	Heartland Dental Medical Office Portfolio - 132 Milestone Way
2.108	Property	Heartland Dental Medical Office Portfolio - 1429 Chester Boulevard
2.109	Property	Heartland Dental Medical Office Portfolio - 1339 North Sumter Boulevard
2.110	Property	Heartland Dental Medical Office Portfolio - 1536 Farm to Market 359 Road
2.111	Property	Heartland Dental Medical Office Portfolio - 3585 North 168th Court
2.112	Property	Heartland Dental Medical Office Portfolio - 1980 U.S. Highway 1 South
2.113	Property	Heartland Dental Medical Office Portfolio - 13328 Metcalf Avenue
2.114	Property	Heartland Dental Medical Office Portfolio - 826 West Lincoln Avenue
2.115	Property	Heartland Dental Medical Office Portfolio - 1515 West 45th Avenue
2.116	Property	Heartland Dental Medical Office Portfolio - 1012 Mill Pond Lane
2.117	Property	Heartland Dental Medical Office Portfolio - 621 Chatham Avenue
2.118	Property	Heartland Dental Medical Office Portfolio - 24940 South Tamiami Trail
2.119	Property	Heartland Dental Medical Office Portfolio - 609 Front Street
2.120	Property	Heartland Dental Medical Office Portfolio - 6190 LBJ Freeway
2.121	Property	Heartland Dental Medical Office Portfolio - 3417 Schofield Avenue
2.122	Property	Heartland Dental Medical Office Portfolio - 330 Park Place
2.123	Property	Heartland Dental Medical Office Portfolio - 1490 North Green Mount Road
2.124	Property	Heartland Dental Medical Office Portfolio - 213 Main Street
2.125	Property	Heartland Dental Medical Office Portfolio - 11119 Hearth Road
2.126	Property	Heartland Dental Medical Office Portfolio - 2362 West Boulevard Street
2.127	Property	Heartland Dental Medical Office Portfolio - 2812 East Main Street
2.128	Property	Heartland Dental Medical Office Portfolio - 1202 South Broad Street
2.129	Property	Heartland Dental Medical Office Portfolio - 8790 Walnut Grove Road
2.130	Property	Heartland Dental Medical Office Portfolio - 10708 East State Road 64
2.131	Property	Heartland Dental Medical Office Portfolio - 2184 FM 3009
2.132	Property	Heartland Dental Medical Office Portfolio - 2210 Boiling Springs Road
2.133	Property	Heartland Dental Medical Office Portfolio - 3105 Kirby Whitten Road
2.134	Property	Heartland Dental Medical Office Portfolio - 716 32nd Street South
2.135	Property	Heartland Dental Medical Office Portfolio - 1010 West U.S. Route 6
2.136	Property	Heartland Dental Medical Office Portfolio - 935 West Exchange Parkway
2.137	Property	Heartland Dental Medical Office Portfolio - 3608 Jeffco Boulevard
2.138	Property	Heartland Dental Medical Office Portfolio - 998 Williford Court
2.139	Property	Heartland Dental Medical Office Portfolio - 4405 Highway 17
2.140	Property	Heartland Dental Medical Office Portfolio - 3003 Twin Rivers Drive
2.141	Property	Heartland Dental Medical Office Portfolio - 12260 Tamiami Trail East
2.142	Property	Heartland Dental Medical Office Portfolio - 1405 South 25th Street
2.143	Property	Heartland Dental Medical Office Portfolio - 12605 Troxler Avenue
2.144	Property	Heartland Dental Medical Office Portfolio - 122 Stone Trace Drive
2.145	Property	Heartland Dental Medical Office Portfolio - 4455 Florida National Drive
2.146	Property	Heartland Dental Medical Office Portfolio - 3645 North Council Road
2.147	Property	Heartland Dental Medical Office Portfolio - 9305 Market Square Drive
2.148	Property	Heartland Dental Medical Office Portfolio - 3420 Bayside Lakes Boulevard Southeast
2.149	Property	Heartland Dental Medical Office Portfolio - 309 West Ogden Avenue
2.150	Property	Heartland Dental Medical Office Portfolio - 456 University Boulevard North
2.151	Property	Heartland Dental Medical Office Portfolio - 1316 McMillan Street
2.152	Property	Heartland Dental Medical Office Portfolio - 6233 Veterans Parkway
2.153	Property	Heartland Dental Medical Office Portfolio - 116 Calumet Center Road
2.154	Property	Heartland Dental Medical Office Portfolio - 828 South Main Street
2.155	Property	Heartland Dental Medical Office Portfolio - 7200 Red Hawk Court
2.156	Property	Heartland Dental Medical Office Portfolio - 303 Ashby Park Lane
2.157	Property	Heartland Dental Medical Office Portfolio - 3106 Professional Plaza
2.158	Property	Heartland Dental Medical Office Portfolio - 1950 Chesley Drive
2.159	Property	Heartland Dental Medical Office Portfolio - 104 South Houston Road

A-1-29

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Conditions for Future Secured Subordinate Debt	Lender Consent Required for Future Secured Subordinate Debt (Y/N)	Future Mezzanine Debt Permitted (Y/N)(18)	Conditions for Future Mezzanine Debt(18)
2.160	Property	Heartland Dental Medical Office Portfolio - 103 East Tatum Avenue
2.161	Property	Heartland Dental Medical Office Portfolio - 165 Juniper Circle
2.162	Property	Heartland Dental Medical Office Portfolio - 135 East Broadway Street
2.163	Property	Heartland Dental Medical Office Portfolio - 9360 Two Notch Road
2.164	Property	Heartland Dental Medical Office Portfolio - 12988 Georgia Highway 9
2.165	Property	Heartland Dental Medical Office Portfolio - 5 Jannell Court
2.166	Property	Heartland Dental Medical Office Portfolio - 1617 East Main Street
2.167	Property	Heartland Dental Medical Office Portfolio - 2116 Vista Oeste North West, Unit 202
2.168	Property	Heartland Dental Medical Office Portfolio - 50 South Kyrene Road, Suite 5
2.169	Property	Heartland Dental Medical Office Portfolio - 101 Rice Bent Way Suite 4
3	Loan	Saint Louis Galleria	N/A	N/A	No	N/A
4	Loan	Staples Strategic Industrial	N/A	N/A	No	N/A
4.01	Property	Staples - Hagerstown, MD
4.02	Property	Staples - Montgomery, NY
4.03	Property	Staples - Terre Haute, IN
4.04	Property	Staples - London, OH
4.05	Property	Staples - Beloit, WI
4.06	Property	Staples - Dayville, CT
4.07	Property	Staples - Arden Hills, MN
4.08	Property	Staples - Putnam, CT
5	Loan	CBBC Industrial Portfolio	N/A	N/A	No	N/A
5.01	Property	CBBC - Dallas, TX
5.02	Property	CBBC - Winter Haven, FL
5.03	Property	CBBC - Lakeland, FL
5.04	Property	CBBC - Houston, TX
6	Loan	435 Tasso Street	N/A	N/A	No	N/A
7	Loan	Pier 1 Imports Headquarters	N/A	N/A	No	N/A
8	Loan	Princeton Marriott at Forrestal	N/A	N/A	No	N/A
9	Loan	McCreless Market	N/A	N/A	No	N/A
10	Loan	Woodbury & Cyrene	N/A	N/A	No	N/A
10.01	Property	Woodbury Crossing
10.02	Property	Cyrene Duplexes
11	Loan	16300 Roscoe Blvd	N/A	N/A	No	N/A
12	Loan	Warren Hospitality Portfolio	N/A	N/A	No	N/A
12.01	Property	Holiday Inn & Suites - Warren
12.02	Property	Holiday Inn Express - Warren
13	Loan	Best Western Premier Tides Hotel - Orange Beach	N/A	N/A	No	N/A
14	Loan	Regency Properties Portfolio	N/A	N/A	No	N/A
14.01	Property	Vernal Towne Center
14.02	Property	Monticello Marketplace
14.03	Property	Columbia Square
14.04	Property	Wabash Crossings East
14.05	Property	Granville Corners
14.06	Property	Tarpon Heights
14.07	Property	Raceway Mall
15	Loan	Homewood Suites Columbia/Laurel	N/A	N/A	Yes	(i) no Event of Default; (ii) DSCR greater or equal to 1.65x; (iii) LTV equal to or less than 65.4%; (iv) if required by the lender following a securitization, Borrower shall deliver a Rating Agency Confirmation; (v) Intercreditor Agreement
16	Loan	Food Lion Portfolio	N/A	N/A	No	N/A
16.01	Property	Crowfield Plaza
16.02	Property	Tyler Square
16.03	Property	Hollins Plantation Plaza
16.04	Property	Dorchester Crossing
16.05	Property	Wildwood Plaza
17	Loan	Central City Industrial Park	N/A	N/A	No	N/A
18	Loan	Nebraska Crossing	N/A	N/A	No	N/A
19	Loan	345 Flats	N/A	N/A	No	N/A
20	Loan	Main Street Commons	N/A	N/A	No	N/A
21	Loan	Stop & Shop Manchester	N/A	N/A	No	N/A
22	Loan	Five Points Plaza	N/A	N/A	No	N/A
23	Loan	Marina Gardens	N/A	N/A	No	N/A
24	Loan	Clevelander South Beach	N/A	N/A	No	N/A
25	Loan	Christiana Mall	N/A	N/A	Yes	Borrower has one time right, subject to, amongst other things, (i) no Event of Default shall be continuing; (ii) aggregate LTV must not be greater than 95% of 52.9%; (iii) DSCR no less than 105% of 1.82x; (iv) can only occur on or after the date of final securitization; (v) must be interest-only and coterminus with senior mortgage; (vi) enter into an Intercreditor Agreement and Rating Agency approval; (vii) must obtain a rate cap or swap agreement if floating rate
26	Loan	Ellsworth Place	N/A	N/A	No	N/A
27	Loan	Feather River Crossing	N/A	N/A	Yes	Lender shall permit the holders of the direct or indirect interests in Borrower to pledge 100% of their equity interests in Borrower to a Qualified Transferee in connection with a mezzanine loan, provided that each of the following conditions are satisfied: (i) The conbined LTV Ratio, based on the OPB of the Loan and the Permitted Mezzanine Loan, shall not exceed 62.4%; (ii) The combined DSCR, based on the original OPB of the loan and the Permitted Mezzanine Loan, shall nto be less than 1.40 to 1.00; (iii) The combined Debt Yield, based on the OPB of the Loan and the Permitted Mezzanine Loan, shall not be less than 9.6%; (iv) The interest rate on the proposed Permitted Mezzanine Loan will be fixed for the term of the Permitted Mezzanine Loan.
28	Loan	Hilton Garden Inn - Killeen, TX	N/A	N/A	No	N/A
29	Loan	2246-2260 Jerome Avenue	N/A	N/A	No	N/A
30	Loan	Spanish Springs Shopping Center	N/A	N/A	N/A	N/A
31	Loan	Liberty Square	N/A	N/A	No	N/A
32	Loan	Nacogdoches Self Storage	N/A	N/A	No	N/A
33	Loan	Palm Coast Medical Center	N/A	N/A	N/A	N/A
34	Loan	Skyland Towne Center	N/A	N/A	No	N/A
35	Loan	Best Western Plus Lake Lanier Hotel & Suites	N/A	N/A	No	N/A
36	Loan	Hampton Inn - Derby	N/A	N/A	No	N/A
37	Loan	Marion Plaza	N/A	N/A	No	N/A
38	Loan	ExchangeRight Net Leased Portfolio 24	N/A	N/A	No	N/A
38.01	Property	BioLife Plasma Services L.P. - West Des Moines, IA
38.02	Property	BioLife Plasma Services L.P. - Mt. Juliet, TN
38.03	Property	Walgreens - Romeoville, IL
38.04	Property	Walgreens - Lawrenceville, GA
38.05	Property	Pick ‘n Save - Wisconsin Rapids, WI
38.06	Property	Tractor Supply - Albuquerque, NM
38.07	Property	Walgreens - Sheboygan, WI
38.08	Property	Walgreens - Oswego, IL
38.09	Property	Walgreens - Waco, TX
38.10	Property	Tractor Supply - Antioch, IL
38.11	Property	Walgreens - Austin, TX
38.12	Property	Walgreens - Flower Mound, TX
38.13	Property	Tractor Supply - Columbia Station, OH
38.14	Property	Fresenius Medical Care - Brownsville, TX
38.15	Property	CVS Pharmacy - Peoria Heights, IL
38.16	Property	Advance Auto Parts - Grayslake, IL
38.17	Property	Dollar General - Lancaster, PA
38.18	Property	Sherwin Williams - Painesville, OH
38.19	Property	Dollar General - Herminie, PA
38.20	Property	Dollar General - Tallahassee, FL
38.21	Property	Dollar General - Gibsonia, PA
38.22	Property	Dollar General - Mansfield, OH
38.23	Property	Advance Auto Parts - McDonough, GA
38.24	Property	Dollar Tree - Cleveland, OH
39	Loan	Sheets Self Storage	N/A	N/A	No	N/A
40	Loan	Bradenton Health Park East	N/A	N/A	No	N/A
41	Loan	820 Industrial Road	N/A	N/A	No	N/A

A-1-30

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Lender Consent Required for Future Mezzanine Debt (Y/N)(18)	Future Unsecured Debt Permitted (Y/N)	Conditions for Future Unsecured Debt	Lender Consent Required for Future Unsecured Debt (Y/N)	Sponsor(9)	Guarantor(9)	Affiliated Sponsors
1	Loan	Great Value Storage Portfolio	Yes	No	N/A	N/A	Natin Paul	Natin Paul	No
1.01	Property	GVS - 6250 Westward Lane
1.02	Property	GVS - 9530 Skillman Street
1.03	Property	GVS - 10640 Hempstead Road
1.04	Property	GVS - 2202 North Market Street
1.05	Property	GVS - 4311 Samuell Boulevard
1.06	Property	GVS - 3380 North Post Road
1.07	Property	GVS - 1223, 1235, 1431, 1441, 1451, 1491, 1527, 1543 & 1559 North Nellis Boulevard
1.08	Property	GVS - 4901 South Freeway
1.09	Property	GVS - 15300 Kuykendahl Road
1.10	Property	GVS - 111 North Layfair Drive
1.11	Property	GVS - 1710 North Cunningham Avenue
1.12	Property	GVS - 9984 South Old State Road
1.13	Property	GVS - 5550 Antoine Drive
1.14	Property	GVS - 11702 Beechnut Street
1.15	Property	GVS - 435 Congress Park Drive
1.16	Property	GVS - 7200 Tussing Road
1.17	Property	GVS - 9951 Harwin Road
1.18	Property	GVS - 1330 Georgesville Road
1.19	Property	GVS - 2033 Oak Grove Road
1.20	Property	GVS - 920 Highway 80 East
1.21	Property	GVS - 1661 and 1670 West Government Street
1.22	Property	GVS - 123 South Meridian Road
1.23	Property	GVS - 613 North Freeway
1.24	Property	GVS - 5199 Westerville Road
1.25	Property	GVS - 14318 Highway 249
1.26	Property	GVS - 410 Gulf Freeway
1.27	Property	GVS - 7986 Southern Boulevard
1.28	Property	GVS - 8450 Cook Road
1.29	Property	GVS - 765 South Street
1.30	Property	GVS - 9600 Marion Ridge
1.31	Property	GVS - 580 East Dublin Granville Road
1.32	Property	GVS - 3951 Highway 78
1.33	Property	GVS - 10013 FM 620
1.34	Property	GVS - 9010 Emmett F Lowry Expressway
1.35	Property	GVS - 5301 Tamarack Circle East
1.36	Property	GVS - 7821 Taylor Road
1.37	Property	GVS - 10601 West Fairmont Parkway
1.38	Property	GVS - 1910 25th Avenue North
1.39	Property	GVS - 8501 North Springboro Pike
1.40	Property	GVS - 443 Laredo Street
1.41	Property	GVS - 13825 FM 306
1.42	Property	GVS - 2502 Bay Street
1.43	Property	GVS - 1151 East Expressway 83
1.44	Property	GVS - 3785 Shiloh Springs Road
1.45	Property	GVS - 1585 Lexington Avenue
1.46	Property	GVS - 8801 Boone Road
1.47	Property	GVS - 2150 Wirt Road
1.48	Property	GVS - 426 North Smithville Road
1.49	Property	GVS - 3412 Garth Road
1.50	Property	GVS - 8320 Alabonson Road
1.51	Property	GVS - 2407 South U.S. Highway 183
1.52	Property	GVS - 7273 Kearney Street and 6345 East 78th Avenue
1.53	Property	GVS - 4145 State Route 741
1.54	Property	GVS - 1961 Covington Pike
1.55	Property	GVS - 941 Fairmont Parkway
1.56	Property	GVS - 60 Westpark Road
1.57	Property	GVS - 16530 West Hardy Road
1.58	Property	GVS - 1594 Route 9G
1.59	Property	GVS - 5811 North Houston Rosslyn Road
1.60	Property	GVS - 632 Timkin Road
1.61	Property	GVS - 4806 Marie Lane
1.62	Property	GVS - 16905 Indian Chief Drive
1.63	Property	GVS - 7116 South IH-35 Frontage Road
1.64	Property	GVS - 4641 Production Drive
2	Loan	Heartland Dental Medical Office Portfolio	N/A	No	N/A	N/A	Richard Eugene Workman	Richard Eugene Workman	No
2.001	Property	Heartland Dental Medical Office Portfolio - 1200 Network Centre Drive
2.002	Property	Heartland Dental Medical Office Portfolio - 9150 North East Barry Road
2.003	Property	Heartland Dental Medical Office Portfolio - 11925 Jones Bridge Road
2.004	Property	Heartland Dental Medical Office Portfolio - 200 Brevco Plaza
2.005	Property	Heartland Dental Medical Office Portfolio - 1760 West Virginia Street
2.006	Property	Heartland Dental Medical Office Portfolio - 117 St. Patrick’s Drive
2.007	Property	Heartland Dental Medical Office Portfolio - 1647 County Road 220
2.008	Property	Heartland Dental Medical Office Portfolio - 3500 East Highway 377
2.009	Property	Heartland Dental Medical Office Portfolio - 4112 North Belt Highway
2.010	Property	Heartland Dental Medical Office Portfolio - 3009 Winghaven Boulevard
2.011	Property	Heartland Dental Medical Office Portfolio - 2202 Althoff Drive
2.012	Property	Heartland Dental Medical Office Portfolio - 3820 Wabash Avenue
2.013	Property	Heartland Dental Medical Office Portfolio - 561 East Lincoln Highway
2.014	Property	Heartland Dental Medical Office Portfolio - 508 South 52nd Street
2.015	Property	Heartland Dental Medical Office Portfolio - 1025 Ashley Street
2.016	Property	Heartland Dental Medical Office Portfolio - 440 Erie Parkway
2.017	Property	Heartland Dental Medical Office Portfolio - 1381 Citrus Tower Boulevard
2.018	Property	Heartland Dental Medical Office Portfolio - 1751 Pleasant Road
2.019	Property	Heartland Dental Medical Office Portfolio - 9625 Lake Nona Village Place
2.020	Property	Heartland Dental Medical Office Portfolio - 615 Saint James Avenue
2.021	Property	Heartland Dental Medical Office Portfolio - 13816 Narcoossee Road
2.022	Property	Heartland Dental Medical Office Portfolio - 1695 Wells Road
2.023	Property	Heartland Dental Medical Office Portfolio - 4355 Suwanee Dam Road
2.024	Property	Heartland Dental Medical Office Portfolio - 7310 North Villa Drive
2.025	Property	Heartland Dental Medical Office Portfolio - 299A Indian Lake Boulevard
2.026	Property	Heartland Dental Medical Office Portfolio - 2455 East Main Street
2.027	Property	Heartland Dental Medical Office Portfolio - 630 East Markey Parkway
2.028	Property	Heartland Dental Medical Office Portfolio - 1613 East Pflugerville Parkway
2.029	Property	Heartland Dental Medical Office Portfolio - 782 Belle Terre Parkway
2.030	Property	Heartland Dental Medical Office Portfolio - 11890 Highway 707
2.031	Property	Heartland Dental Medical Office Portfolio - 7551 Osceola Polk Line Road
2.032	Property	Heartland Dental Medical Office Portfolio - 100 Piper Hill Drive
2.033	Property	Heartland Dental Medical Office Portfolio - 8624 Lee Vista Boulevard
2.034	Property	Heartland Dental Medical Office Portfolio - 149 Tuscan Way
2.035	Property	Heartland Dental Medical Office Portfolio - 2740 Prairie Crossing Drive
2.036	Property	Heartland Dental Medical Office Portfolio - 2066 Bruce B. Downs Boulevard
2.037	Property	Heartland Dental Medical Office Portfolio - 209 Latitude Lane
2.038	Property	Heartland Dental Medical Office Portfolio - 4608 South West College Road
2.039	Property	Heartland Dental Medical Office Portfolio - 1315 Bell Road
2.040	Property	Heartland Dental Medical Office Portfolio - 4237 U.S. Highway 1 South
2.041	Property	Heartland Dental Medical Office Portfolio - 1521 East Debbie Lane
2.042	Property	Heartland Dental Medical Office Portfolio - 3152 South Broadway
2.043	Property	Heartland Dental Medical Office Portfolio - 8701 South Garnett Road
2.044	Property	Heartland Dental Medical Office Portfolio - 450 South Weber Road
2.045	Property	Heartland Dental Medical Office Portfolio - 840 Nissan Drive

A-1-31

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Lender Consent Required for Future Mezzanine Debt (Y/N)(18)	Future Unsecured Debt Permitted (Y/N)	Conditions for Future Unsecured Debt	Lender Consent Required for Future Unsecured Debt (Y/N)	Sponsor(9)	Guarantor(9)	Affiliated Sponsors
2.046	Property	Heartland Dental Medical Office Portfolio - 12222 Route 47
2.047	Property	Heartland Dental Medical Office Portfolio - 3415 Livernois Road
2.048	Property	Heartland Dental Medical Office Portfolio - 5309 Buffalo Gap Road
2.049	Property	Heartland Dental Medical Office Portfolio - 8190 Windfall Lane
2.050	Property	Heartland Dental Medical Office Portfolio - 2620 East Highway 50
2.051	Property	Heartland Dental Medical Office Portfolio - 10670 Southwest Tradition Square
2.052	Property	Heartland Dental Medical Office Portfolio - 4939 Courthouse Street
2.053	Property	Heartland Dental Medical Office Portfolio - 2301 Old Canoe Creek Road
2.054	Property	Heartland Dental Medical Office Portfolio - 507 North Hershey Road
2.055	Property	Heartland Dental Medical Office Portfolio - 242 Southwoods Center
2.056	Property	Heartland Dental Medical Office Portfolio - 3016 Columbia Avenue
2.057	Property	Heartland Dental Medical Office Portfolio - 4120 North 197th Avenue
2.058	Property	Heartland Dental Medical Office Portfolio - 13794 Beach Boulevard
2.059	Property	Heartland Dental Medical Office Portfolio - 3037 Southwest Port St. Lucie Boulevard
2.060	Property	Heartland Dental Medical Office Portfolio - 1840 Dekalb Avenue
2.061	Property	Heartland Dental Medical Office Portfolio - 9100 Highway 119
2.062	Property	Heartland Dental Medical Office Portfolio - 42 Market Square Road
2.063	Property	Heartland Dental Medical Office Portfolio - 2707 Sycamore Road
2.064	Property	Heartland Dental Medical Office Portfolio - 2014 Lime Kiln Road
2.065	Property	Heartland Dental Medical Office Portfolio - 103 Farabee Drive North
2.066	Property	Heartland Dental Medical Office Portfolio - 4999 North Tanner Road
2.067	Property	Heartland Dental Medical Office Portfolio - 674 Lake Joy Road
2.068	Property	Heartland Dental Medical Office Portfolio - 1828 IN-44
2.069	Property	Heartland Dental Medical Office Portfolio - 2950 South Rutherford Boulevard
2.070	Property	Heartland Dental Medical Office Portfolio - 545 East Hunt Highway
2.071	Property	Heartland Dental Medical Office Portfolio - 17810 Pierce Plaza
2.072	Property	Heartland Dental Medical Office Portfolio - 5445 South Williamson Boulevard
2.073	Property	Heartland Dental Medical Office Portfolio - 780 East-West Connector South West
2.074	Property	Heartland Dental Medical Office Portfolio - 16620 West 159th Street
2.075	Property	Heartland Dental Medical Office Portfolio - 13851 North US Highway 441
2.076	Property	Heartland Dental Medical Office Portfolio - 3120 Mahan Drive
2.077	Property	Heartland Dental Medical Office Portfolio - 2000 Veterans Memorial Parkway South
2.078	Property	Heartland Dental Medical Office Portfolio - 1402 U.S. Route 12
2.079	Property	Heartland Dental Medical Office Portfolio - 1776 Blanding Boulevard
2.080	Property	Heartland Dental Medical Office Portfolio - 3012 Anchor Drive
2.081	Property	Heartland Dental Medical Office Portfolio - 1715 West Main Street
2.082	Property	Heartland Dental Medical Office Portfolio - 10389 Big Bend Road
2.083	Property	Heartland Dental Medical Office Portfolio - 7103 Whitestown Parkway
2.084	Property	Heartland Dental Medical Office Portfolio - 2751 Fountain Place
2.085	Property	Heartland Dental Medical Office Portfolio - 2030 Crossing Circle
2.086	Property	Heartland Dental Medical Office Portfolio - 13101 East 96th Street North
2.087	Property	Heartland Dental Medical Office Portfolio - 692 Essington Road
2.088	Property	Heartland Dental Medical Office Portfolio - 240 Blossom Park Drive
2.089	Property	Heartland Dental Medical Office Portfolio - 6005 Watson Boulevard
2.090	Property	Heartland Dental Medical Office Portfolio - 3237 Sixes Road
2.091	Property	Heartland Dental Medical Office Portfolio - 4030 Winder Highway
2.092	Property	Heartland Dental Medical Office Portfolio - 8605 East State Road 70
2.093	Property	Heartland Dental Medical Office Portfolio - 540 West Walnut Street
2.094	Property	Heartland Dental Medical Office Portfolio - 5630 Plank Road
2.095	Property	Heartland Dental Medical Office Portfolio - 10505 Lima Road
2.096	Property	Heartland Dental Medical Office Portfolio - 7485 Vanderbilt Beach Boulevard
2.097	Property	Heartland Dental Medical Office Portfolio - 2701 South Koke Mill Road
2.098	Property	Heartland Dental Medical Office Portfolio - 22329 Greenview Parkway
2.099	Property	Heartland Dental Medical Office Portfolio - 25000 Bernwood Drive
2.100	Property	Heartland Dental Medical Office Portfolio - 3500 Clemson Boulevard
2.101	Property	Heartland Dental Medical Office Portfolio - 2222 Highway 540A East
2.102	Property	Heartland Dental Medical Office Portfolio - 1055 Pine Log Road
2.103	Property	Heartland Dental Medical Office Portfolio - 4315 North Holland Sylvania Road
2.104	Property	Heartland Dental Medical Office Portfolio - 21300 Town Commons Drive
2.105	Property	Heartland Dental Medical Office Portfolio - 1905 Convenience Place
2.106	Property	Heartland Dental Medical Office Portfolio - 3308 Platt Springs Road
2.107	Property	Heartland Dental Medical Office Portfolio - 132 Milestone Way
2.108	Property	Heartland Dental Medical Office Portfolio - 1429 Chester Boulevard
2.109	Property	Heartland Dental Medical Office Portfolio - 1339 North Sumter Boulevard
2.110	Property	Heartland Dental Medical Office Portfolio - 1536 Farm to Market 359 Road
2.111	Property	Heartland Dental Medical Office Portfolio - 3585 North 168th Court
2.112	Property	Heartland Dental Medical Office Portfolio - 1980 U.S. Highway 1 South
2.113	Property	Heartland Dental Medical Office Portfolio - 13328 Metcalf Avenue
2.114	Property	Heartland Dental Medical Office Portfolio - 826 West Lincoln Avenue
2.115	Property	Heartland Dental Medical Office Portfolio - 1515 West 45th Avenue
2.116	Property	Heartland Dental Medical Office Portfolio - 1012 Mill Pond Lane
2.117	Property	Heartland Dental Medical Office Portfolio - 621 Chatham Avenue
2.118	Property	Heartland Dental Medical Office Portfolio - 24940 South Tamiami Trail
2.119	Property	Heartland Dental Medical Office Portfolio - 609 Front Street
2.120	Property	Heartland Dental Medical Office Portfolio - 6190 LBJ Freeway
2.121	Property	Heartland Dental Medical Office Portfolio - 3417 Schofield Avenue
2.122	Property	Heartland Dental Medical Office Portfolio - 330 Park Place
2.123	Property	Heartland Dental Medical Office Portfolio - 1490 North Green Mount Road
2.124	Property	Heartland Dental Medical Office Portfolio - 213 Main Street
2.125	Property	Heartland Dental Medical Office Portfolio - 11119 Hearth Road
2.126	Property	Heartland Dental Medical Office Portfolio - 2362 West Boulevard Street
2.127	Property	Heartland Dental Medical Office Portfolio - 2812 East Main Street
2.128	Property	Heartland Dental Medical Office Portfolio - 1202 South Broad Street
2.129	Property	Heartland Dental Medical Office Portfolio - 8790 Walnut Grove Road
2.130	Property	Heartland Dental Medical Office Portfolio - 10708 East State Road 64
2.131	Property	Heartland Dental Medical Office Portfolio - 2184 FM 3009
2.132	Property	Heartland Dental Medical Office Portfolio - 2210 Boiling Springs Road
2.133	Property	Heartland Dental Medical Office Portfolio - 3105 Kirby Whitten Road
2.134	Property	Heartland Dental Medical Office Portfolio - 716 32nd Street South
2.135	Property	Heartland Dental Medical Office Portfolio - 1010 West U.S. Route 6
2.136	Property	Heartland Dental Medical Office Portfolio - 935 West Exchange Parkway
2.137	Property	Heartland Dental Medical Office Portfolio - 3608 Jeffco Boulevard
2.138	Property	Heartland Dental Medical Office Portfolio - 998 Williford Court
2.139	Property	Heartland Dental Medical Office Portfolio - 4405 Highway 17
2.140	Property	Heartland Dental Medical Office Portfolio - 3003 Twin Rivers Drive
2.141	Property	Heartland Dental Medical Office Portfolio - 12260 Tamiami Trail East
2.142	Property	Heartland Dental Medical Office Portfolio - 1405 South 25th Street
2.143	Property	Heartland Dental Medical Office Portfolio - 12605 Troxler Avenue
2.144	Property	Heartland Dental Medical Office Portfolio - 122 Stone Trace Drive
2.145	Property	Heartland Dental Medical Office Portfolio - 4455 Florida National Drive
2.146	Property	Heartland Dental Medical Office Portfolio - 3645 North Council Road
2.147	Property	Heartland Dental Medical Office Portfolio - 9305 Market Square Drive
2.148	Property	Heartland Dental Medical Office Portfolio - 3420 Bayside Lakes Boulevard Southeast
2.149	Property	Heartland Dental Medical Office Portfolio - 309 West Ogden Avenue
2.150	Property	Heartland Dental Medical Office Portfolio - 456 University Boulevard North
2.151	Property	Heartland Dental Medical Office Portfolio - 1316 McMillan Street
2.152	Property	Heartland Dental Medical Office Portfolio - 6233 Veterans Parkway
2.153	Property	Heartland Dental Medical Office Portfolio - 116 Calumet Center Road
2.154	Property	Heartland Dental Medical Office Portfolio - 828 South Main Street
2.155	Property	Heartland Dental Medical Office Portfolio - 7200 Red Hawk Court
2.156	Property	Heartland Dental Medical Office Portfolio - 303 Ashby Park Lane
2.157	Property	Heartland Dental Medical Office Portfolio - 3106 Professional Plaza
2.158	Property	Heartland Dental Medical Office Portfolio - 1950 Chesley Drive
2.159	Property	Heartland Dental Medical Office Portfolio - 104 South Houston Road

A-1-32

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Lender Consent Required for Future Mezzanine Debt (Y/N)(18)	Future Unsecured Debt Permitted (Y/N)	Conditions for Future Unsecured Debt	Lender Consent Required for Future Unsecured Debt (Y/N)	Sponsor(9)	Guarantor(9)	Affiliated Sponsors
2.160	Property	Heartland Dental Medical Office Portfolio - 103 East Tatum Avenue
2.161	Property	Heartland Dental Medical Office Portfolio - 165 Juniper Circle
2.162	Property	Heartland Dental Medical Office Portfolio - 135 East Broadway Street
2.163	Property	Heartland Dental Medical Office Portfolio - 9360 Two Notch Road
2.164	Property	Heartland Dental Medical Office Portfolio - 12988 Georgia Highway 9
2.165	Property	Heartland Dental Medical Office Portfolio - 5 Jannell Court
2.166	Property	Heartland Dental Medical Office Portfolio - 1617 East Main Street
2.167	Property	Heartland Dental Medical Office Portfolio - 2116 Vista Oeste North West, Unit 202
2.168	Property	Heartland Dental Medical Office Portfolio - 50 South Kyrene Road, Suite 5
2.169	Property	Heartland Dental Medical Office Portfolio - 101 Rice Bent Way Suite 4
3	Loan	Saint Louis Galleria	N/A	No	N/A	N/A	BPR OP, LP (f/k/a GGP Operating Partnership, LP)	BPR OP, LP (f/k/a GGP Operating Partnership, LP)	Group 1
4	Loan	Staples Strategic Industrial	N/A	No	N/A	No	LCN North American Fund II REIT	LCN North American Fund II REIT	No
4.01	Property	Staples - Hagerstown, MD
4.02	Property	Staples - Montgomery, NY
4.03	Property	Staples - Terre Haute, IN
4.04	Property	Staples - London, OH
4.05	Property	Staples - Beloit, WI
4.06	Property	Staples - Dayville, CT
4.07	Property	Staples - Arden Hills, MN
4.08	Property	Staples - Putnam, CT
5	Loan	CBBC Industrial Portfolio	N/A	No	N/A	No	New Mountain Net Lease Corporation; New Mountain Net Lease Partners Corporation	New Mountain Net Lease Corporation; New Mountain Net Lease Partners Corporation	No
5.01	Property	CBBC - Dallas, TX
5.02	Property	CBBC - Winter Haven, FL
5.03	Property	CBBC - Lakeland, FL
5.04	Property	CBBC - Houston, TX
6	Loan	435 Tasso Street	N/A	No	N/A	N/A	N/A	N/A	No
7	Loan	Pier 1 Imports Headquarters	N/A	No	N/A	N/A	Sarah Rachel Gordon; Isaac Hertz; William Z. Hertz	Sarah Rachel Gordon; Isaac Hertz; William Z. Hertz	No
8	Loan	Princeton Marriott at Forrestal	N/A	No	N/A	N/A	Seryl Kushner	Seryl Kushner	No
9	Loan	McCreless Market	N/A	No	N/A	N/A	Jeffrey Lindenberger; Todd Mason; J. Fred Baca; David Kayle; Zachary Kayle	Jeffrey Lindenberger; Todd Mason; J. Fred Baca; David Kayle; Zachary Kayle	No
10	Loan	Woodbury & Cyrene	N/A	No	N/A	N/A	Ronald D. Newman; L. Brandon Smith	Ronald D. Newman; L. Brandon Smith	No
10.01	Property	Woodbury Crossing
10.02	Property	Cyrene Duplexes
11	Loan	16300 Roscoe Blvd	N/A	No	N/A	N/A	Isaac E. Larian	Isaac E. Larian	No
12	Loan	Warren Hospitality Portfolio	N/A	No	N/A	N/A	Ronnie Boji; Nabhan Mekani; Hani Mio	Ronnie Boji; Nabhan Mekani; Hani Mio	No
12.01	Property	Holiday Inn & Suites - Warren
12.02	Property	Holiday Inn Express - Warren
13	Loan	Best Western Premier Tides Hotel - Orange Beach	N/A	No	N/A	N/A	Wesley Spruill; Donna Spruill	Wesley Spruill; Donna Spruill	No
14	Loan	Regency Properties Portfolio	N/A	No	N/A	N/A	Regency Commercial Associates LLC	Regency Commercial Associates LLC	No
14.01	Property	Vernal Towne Center
14.02	Property	Monticello Marketplace
14.03	Property	Columbia Square
14.04	Property	Wabash Crossings East
14.05	Property	Granville Corners
14.06	Property	Tarpon Heights
14.07	Property	Raceway Mall
15	Loan	Homewood Suites Columbia/Laurel	Yes	No	N/A	N/A	Mukesh Majmudar; Varsha Majmudar	Mukesh Majmudar; Varsha Majmudar	No
16	Loan	Food Lion Portfolio	N/A	No	N/A	N/A	Victory Real Estate Investments, LLC	Victory Real Estate Investments, LLC	Group 2
16.01	Property	Crowfield Plaza
16.02	Property	Tyler Square
16.03	Property	Hollins Plantation Plaza
16.04	Property	Dorchester Crossing
16.05	Property	Wildwood Plaza
17	Loan	Central City Industrial Park	N/A	No	N/A	N/A	John E. Frantz	John E. Frantz	No
18	Loan	Nebraska Crossing	N/A	No	N/A	N/A	Rod Yates	Rod Yates	No
19	Loan	345 Flats	N/A	No	N/A	N/A	Brian Nelson	Brian Nelson	No
20	Loan	Main Street Commons	N/A	No	N/A	N/A	Todd M. Gordon	Todd M. Gordon	No
21	Loan	Stop & Shop Manchester	N/A	No	N/A	N/A	Solomon Hartman	Solomon Hartman	No
22	Loan	Five Points Plaza	N/A	No	N/A	N/A	Ralph Nakash	Ralph Nakash	No
23	Loan	Marina Gardens	N/A	No	N/A	N/A	Mahr Elder; Fairuke Elder	Mahr Elder; Fairuke Elder	No
24	Loan	Clevelander South Beach	N/A	No	N/A	N/A	Elliott Aintabi; Gilbert Bitton	Elliott Aintabi; Gilbert Bitton	No
25	Loan	Christiana Mall	Yes	No	N/A	N/A	GGP Inc.; PPF Retail, LLC	GGP Nimbus, LP; PPF Retail, LLC	Group 1
26	Loan	Ellsworth Place	N/A	No	N/A	N/A	George B. Tomlin, Jr.	George B. Tomlin, Jr.	No
27	Loan	Feather River Crossing	Yes	No	N/A	N/A	Sanjiv Chopra	Sanjiv Chopra	No
28	Loan	Hilton Garden Inn - Killeen, TX	N/A	No	N/A	N/A	Vui Van Le	Vui Van Le	No
29	Loan	2246-2260 Jerome Avenue	N/A	No	N/A	N/A	Adam Melnick; Bruce Cohen; Aaron Segal	Adam Melnick; Bruce Cohen; Aaron Segal	No
30	Loan	Spanish Springs Shopping Center	N/A	No	N/A	N/A	Howard Misle	Howard Misle	No
31	Loan	Liberty Square	N/A	No	N/A	N/A	S. John Hajjar; S. John Hajjar, as Trustee of the S. John Hajjar Trust - 2005	S. John Hajjar; S. John Hajjar, as Trustee of the S. John Hajjar Trust - 2005	No
32	Loan	Nacogdoches Self Storage	N/A	No	N/A	N/A	Robert E. Dunn III; John Manes	Robert E. Dunn III; John Manes	No
33	Loan	Palm Coast Medical Center	N/A	No	N/A	N/A	Chaim Yoseph Bialostozky	Chaim Yoseph Bialostozky	No
34	Loan	Skyland Towne Center	N/A	No	N/A	N/A	Victory Real Estate Investments, LLC	Victory Real Estate Investments, LLC	Group 2
35	Loan	Best Western Plus Lake Lanier Hotel & Suites	N/A	No	N/A	N/A	Mayur Patel	Mayur Patel	No
36	Loan	Hampton Inn - Derby	N/A	No	N/A	N/A	Johnson S. Parmar; Swayam P. Parmar	Johnson S. Parmar; Swayam P. Parmar	No
37	Loan	Marion Plaza	N/A	No	N/A	N/A	Joshua S. Peck	Joshua S. Peck	No
38	Loan	ExchangeRight Net Leased Portfolio 24	N/A	No	N/A	N/A	ExchangeRight Real Estate, LLC; David Fisher; Joshua Ungerecht; Warren Thomas	ExchangeRight Real Estate, LLC; David Fisher; Joshua Ungerecht; Warren Thomas	No
38.01	Property	BioLife Plasma Services L.P. - West Des Moines, IA
38.02	Property	BioLife Plasma Services L.P. - Mt. Juliet, TN
38.03	Property	Walgreens - Romeoville, IL
38.04	Property	Walgreens - Lawrenceville, GA
38.05	Property	Pick ‘n Save - Wisconsin Rapids, WI
38.06	Property	Tractor Supply - Albuquerque, NM
38.07	Property	Walgreens - Sheboygan, WI
38.08	Property	Walgreens - Oswego, IL
38.09	Property	Walgreens - Waco, TX
38.10	Property	Tractor Supply - Antioch, IL
38.11	Property	Walgreens - Austin, TX
38.12	Property	Walgreens - Flower Mound, TX
38.13	Property	Tractor Supply - Columbia Station, OH
38.14	Property	Fresenius Medical Care - Brownsville, TX
38.15	Property	CVS Pharmacy - Peoria Heights, IL
38.16	Property	Advance Auto Parts - Grayslake, IL
38.17	Property	Dollar General - Lancaster, PA
38.18	Property	Sherwin Williams - Painesville, OH
38.19	Property	Dollar General - Herminie, PA
38.20	Property	Dollar General - Tallahassee, FL
38.21	Property	Dollar General - Gibsonia, PA
38.22	Property	Dollar General - Mansfield, OH
38.23	Property	Advance Auto Parts - McDonough, GA
38.24	Property	Dollar Tree - Cleveland, OH
39	Loan	Sheets Self Storage	N/A	No	N/A	N/A	John Lindsey; Alan Lindsey	John Lindsey; Alan Lindsey	No
40	Loan	Bradenton Health Park East	N/A	No	N/A	N/A	Kevin Lurie	Kevin Lurie	No
41	Loan	820 Industrial Road	N/A	No	N/A	N/A	Granite Companies LLC	Granite Companies LLC	No

A-1-33

UBS 2018-C15
Footnotes to Annex A-1

(1)	UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (“UBS AG”), Société Générale (“SG”), German American Capital Corporation (“GACC”), Natixis Real Estate Capital LLC (“Natixis”), CIBC Inc. (“CIBC”) and Rialto Mortgage Finance, LLC (“RMF”).

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations—Terminations” for information regarding certain lease termination options affecting the 5 largest tenants at Mortgaged Properties securing the 15 largest Mortgage Loans.

(3)	The Original Balance and Cut-off Date Balance represent only the Mortgage Loan included in the issuing entity. The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Cut-off Date Balance Per Unit/SF are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate. For more information regarding the Mortgage Loans secured by the Mortgaged Properties identified under the column heading in this Annex A-1 as Great Value Storage Portfolio, Heartland Dental Medical Office Portfolio, Saint Louis Galleria, Staples Strategic Industrial, CBBC Industrial Portfolio, Pier 1 Imports Headquarters, 16300 Roscoe Blvd, Regency Properties Portfolio, Nebraska Crossing, Clevelander South Beach, Christiana Mall, Ellsworth Place and ExchangeRight Net Leased Portfolio 24 see the charts titled “Whole Loan Summary” and “Whole Loan Control Notes and Non-Control Notes” in “Description of the Mortgage Pool—The Whole Loans”.

(4)	Loan No. 1 – Great Value Storage Portfolio – The Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, and Appraised Value with respect to the Whole Loan are based on the “As-Portfolio” Appraised Value of $376,000,000 as of October 10, 2018, which reflects an approximate 15.3% premium attributed to the aggregate sum of the “As-Is” Appraised Values, as applicable, for each of the Mortgaged Properties on an individual basis. On a portfolio basis, the Mortgaged Properties have an “As-Stabilized” Appraised Value of $392,000,000 as of October 10, 2019. On a standalone basis, the Mortgaged Properties have an aggregate “As-Is” Appraised Value of $326,000,000. The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD based on the Whole Loan and the aggregate standalone “As-Is” Appraised Value of $326,000,000 are 33.7% and 33.7%, respectively. The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD based on the Whole Loan and the portfolio basis “As-Stabilized” Appraised Value of $392,000,000 are 28.1% and 28.1%, respectively.

Loan No. 12 – Warren Hospitality Portfolio – The Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, and Appraised Value with respect to the Mortgage Loan include the “As-Complete” Appraised Value of $14,000,000 for the Holiday Inn Express - Warren Mortgaged Property as of September 12, 2018, which assumes the completion of an estimated $1,939,010 property improvement plan. At origination, the borrower deposited $2,229,862 into a PIP Reserve to cover the cost of such property improvement plan. The “As-Is” Appraised Value for the Holiday Inn Express - Warren Mortgaged Property is $12,500,000. The Appraised Value for the Mortgaged Properties assuming the “As-Is” Appraised Value is $27,200,000 as of September 12, 2018. The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD assuming the “As-Is” Appraised Value for the Mortgaged Properties are 63.6% and 48.7%, respectively.

Loan No. 15 – Homewood Suites Columbia/Laurel – The Appraised Value is subject to the assumption that the onsite restaurant space will be leased out by mid-year 2019, and that following a six-month buildout/rent-free concession period, rental income and common area maintenance fee revenue should commence by January 2020. No rental income related to this onsite restaurant space was included in the U/W NCF.

Loan No. 23 – Marina Gardens – The Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, and Appraised Value with respect to the Mortgage Loan includes the “As-Complete” Appraised Value of $14,500,000 as of September 27, 2018, which assumes the completion of approximately $560,100 in renovations for which the lender reserved 115.0% of the estimated cost at origination. The “As-Is” Appraised Value is $13,900,000 as of September 27, 2018. The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD assuming the “As-Is” Appraised Value for the Mortgaged Property are 78.2% and 65.0%, respectively.

Loan No. 28 – Hilton Garden Inn - Killeen, TX – The Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, and Appraised Value with respect to the Mortgage Loan includes the “As-Renovated” Appraised Value of $11,600,000 for the Mortgaged Property as of September 27, 2018, which assumes the completion of approximately $700,000 in renovations, the cost of which the lender reserved at origination into a PIP Reserve. The Appraised Value for the Mortgaged Property assuming the “As-Is” Appraised Value is $11,000,000 as of September 27, 2018. The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD assuming the “As-Is” Appraised Value for the Mortgaged Property are 74.5% and 57.6%, respectively.

Loan No. 36 – Hampton Inn - Derby – The Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, and the Appraised Value are based on the “as complete” value, which assumes that the estimated $150,000 in planned capital improvements is completed. The borrower reserved $150,000 (an amount equal to 100.0% of the estimated costs to complete the planned capital improvements) at origination.

Loan No. 40 – Bradenton Health Park East – The Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, and Appraised Value are based on the “As-Stabilized” Appraised Value of $6,300,000 as of February 15, 2019, which assumes that construction at building 6020 is completed and each of Synergy Medical (“Synergy”), Mederi Caretenders (“Caretenders”) and Blue Wave Dental Group (“Blue Wave”) is in occupancy and paying rents. The Appraised Value for the Mortgaged Property based on the “As-Is” Appraised Value is

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$5,700,000 as of November 26, 2018. The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD based on the “As-Is” Appraised Value for the Mortgaged Property are 70.2% and 65.0%, respectively. At origination, the borrower deposited $374,614 into the Synergy Construction Reserve, $102,790 into the Caretenders Construction Reserve and $130,283 into the Blue Wave Construction Reserve to cover the cost of approved tenant improvement expenses. Additionally, at origination, the borrower deposited $45,803 into the Synergy Free Rent Reserve, and $15,450 into the Caretenders Free Rent Reserve.

(5)	Loan No. 1 – Great Value Storage Portfolio – The Whole Loan can be defeased, in whole or in part, in connection with a permitted release of an individual Mortgaged Property at any time after two years after the closing date of the securitization that includes the last note to be securitized. The lockout period for defeasance will be at least 24 payment dates beginning with and including the first payment date of January 6, 2019. For the purposes of this prospectus, the assumed lockout period of 24 months is based on the expected UBS 2018-C15 securitization closing date in December 2018. The actual lockout period may be longer. If the defeasance lockout expiration date has not occurred on or before January 6, 2021, prepayment is permitted thereafter subject to payment of a yield maintenance premium.

Loan No. 3 – Saint Louis Galleria – The Whole Loan can be defeased at any time after the date that is the earlier of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) November 1, 2021. The lockout period for defeasance will be at least 25 payment dates beginning with and including the first payment date of December 1, 2018. For the purposes of this prospectus, the assumed lockout period of 25 months is based on the expected UBS 2018-C15 securitization closing date in December 2018. The actual lockout period may be longer.

Loan No. 4 – Staples Strategic Industrial – The Whole Loan can be defeased at any time after the date that is the earlier of (i) September 28, 2021 or (ii) the date that is two years from the closing date of the securitization that includes the last note to be securitized. The lockout period will be at least 26 payment dates beginning with and including the first payment date of November 6, 2018. The assumed lockout period of 26 months is based on the expected UBS 2018-C15 securitization closing date in December 2018. The actual lockout period may be longer.

Loan No. 5 – CBBC Industrial Portfolio – The Whole Loan can be defeased at any time after the date that is the earlier to occur of (i) October 30, 2021 or (ii) the date that is two years from the closing date of the securitization that includes the last note to be securitized. The defeasance lockout period will be at least 25 payment dates beginning with and including the first payment date of December 6, 2018. The assumed defeasance lockout period of 25 months is based on the expected UBS 2018-C15 securitization closing date in December 2018. The actual lockout period may be longer. The borrower is also permitted to prepay the Whole Loan on or after the payment date in November 2020 with a payment of a yield maintenance premium. In addition, in connection with the release of an individual Mortgaged Property as to which an event of default is continuing, the related Whole Loan may be prepaid at any time, even if prior to the expiration of the lockout period, in an amount equal to the related release amount, together with payment of a yield maintenance premium. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Releases; Partial Release”.

Loan No. 11 – 16300 Roscoe Blvd – The Whole Loan can be defeased at any time after two years after the closing date of the securitization that includes the last note to be securitized. The lockout period for defeasance will be at least 24 payment dates beginning with and including the first payment date of January 6, 2019. For the purposes of this prospectus, the assumed lockout period of 24 months is based on the expected UBS 2018-C15 securitization closing date in December 2018. The actual lockout period may be longer. If the defeasance lockout expiration date has not occurred on or before January 6, 2021, prepayment is permitted thereafter subject to payment of a yield maintenance premium.

Loan No. 18 – Nebraska Crossing – The Whole Loan can be defeased at any time after the date that is the earlier of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) October 31, 2021. The lockout period for defeasance will be at least 25 payment dates beginning with and including the first payment date of December 1, 2018. For the purposes of this prospectus, the assumed lockout period of 25 months is based on the expected UBS 2018-C15 securitization closing date in December 2018. The actual lockout period may be longer.

Loan No. 25 – Christiana Mall – The Whole Loan can be defeased at any time after the date that is the earlier of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) July 12, 2021. The lockout period for defeasance will be at least 28 payment dates beginning with and including the first payment date of September 1, 2018. For the purposes of this prospectus, the assumed lockout period of 28 months is based on the expected UBS 2018-C15 securitization closing date in December 2018. The actual lockout period may be longer.

Loan No. 38 – ExchangeRight Net Leased Portfolio 24 – The Whole Loan can be defeased at any time after the date that is the earlier of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) October 23, 2021. The lockout period for defeasance will be at least 25 payment dates beginning with and including the first payment date of December 1, 2018. For the purposes of this prospectus, the assumed lockout period of 25 months is based on the expected UBS 2018-C15 securitization closing date in December 2018. The actual lockout period may be longer.

(6)	Loan Nos. 1, 2, 3, 5, 9, 12, 14, 16 and 25 – Great Value Storage Portfolio, Heartland Dental Medical Office Portfolio, Saint Louis Galleria, CBBC Industrial Portfolio, McCreless Market, Warren Hospitality Portfolio, Regency Properties Portfolio, Food Lion Portfolio and Christiana Mall – The related borrower may obtain the release of a portion of the related Mortgaged Property, subject to the satisfaction of conditions set forth in the related Mortgage Loan documents. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Releases; Partial Releases”.

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(7)	Loan No. 36 – Hampton Inn - Derby – The Mortgaged Property is currently subject to a ground lease with the City of Derby, Kansas (the “City”), as ground lessor. The City issued taxable industrial revenue bonds for the construction of the related hotel in 2009 as a development incentive. In connection with the origination of the Mortgage Loan, the City pledged and assigned its fee interest in the Mortgaged Property to the lender, and delivered a recorded subjection of fee interest and subordination agreement, whereby the City (a) subordinated the ground lease and the totality of the related bond documents to the Mortgage Loan documents; and (b) subjected its fee interest in the Mortgaged Property to the lien, terms and provisions of the Mortgage Loan documents. As a benefit of the taxable revenue bond structure, the hotel operator receives an exemption on property taxes and a sales tax rebate for the ten-year period following the opening of the hotel (through December 31, 2019, the ending of the tenth tax year). The borrower is not required to pay any ground rent to the City. The term of the ground lease expires by its terms in 2024; the ground lease grants the borrower an option to purchase the fee interest in the Mortgaged Property and the related Mortgage Loan documents require the borrower to exercise this purchase option no later than December 31, 2019 (the date upon which the tax abatement ends). The related Mortgage Loan documents contain necessary cooperation provisions for the borrower to deliver updated opinions and document modifications to reflect the borrower’s ownership of, and the lender’s first priority security interest in, fee title to the Mortgaged Property. The borrower’s failure to effectuate the fee transfer would result in full recourse to the borrower and guarantors.

(8)	Loan No. 25 – Christiana Mall – The Whole Loan is secured in part by the borrower’s leasehold interest in a portion of the Mortgaged Property improved by a surface parking lot and in part by its fee simple interest in the remaining Mortgaged Property. The term of the related ground lease between the borrower, as ground lessee, and Macy’s, as ground lessor, expires on December 31, 2028 (which is less than twenty years beyond the stated maturity date of the related Mortgage Loan), provided, however, that Macy’s may terminate the ground lease at any time with at least 12 months’ prior written notice. There is no annual rent due under the ground lease. The related ground lease does not contain customary mortgagee protection provisions, such as the right to enter into a new lease in the event the ground lease is rejected or terminated. See “Description of the Mortgage Pool— Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases”.

(9)	Loan No. 2 – Heartland Dental Medical Office Portfolio – Heartland Dental, LLC and its affiliates, leasing approximately 82.7% of the NRA in the portfolio to operate medical offices and corporate offices, is an affiliate of the borrower sponsor. The borrower sponsor and non-recourse carve-out guarantor is Richard Eugene Workman, who founded Heartland Dental in 1997 and currently retains a 4.28% ownership interest in the company.

Loan No. 11 – 16300 Roscoe Blvd – The largest tenant at the Mortgaged Property, MGA, is a wholly owned affiliate of the borrower sponsor. The borrower sponsor and non-recourse carve-out guarantor is Isaac E. Larian, who founded MGA Entertainment in 1979.

Loan No. 27 – Feather River Crossing – The second largest tenant at the Mortgaged Property, Fit Republic, is a wholly owned affiliate of the borrower sponsor.

(10)	Loan No. 2 – Heartland Dental Medical Office Portfolio – The largest tenant at the Heartland Dental Medical Office Portfolio – 200 Brevco Plaza Mortgaged Property, Mercy Clinic East Communities Endo, leasing approximately 31.2% of the NRA at such Mortgaged Property, may terminate its lease beginning December 1, 2019 with 180 days’ notice and payment of a termination fee equal to unamortized tenant improvements, rent abatement and leasing commissions. The third largest tenant at the Heartland Dental Medical Office Portfolio – 200 Brevco Plaza Mortgaged Property, Total Renal Care, Inc., leasing approximately 16.4% of the NRA at such Mortgaged Property, may terminate its lease at any time with notice and payment of a termination fee equal to half of its monthly base rental obligations for the remaining portion of the then current term. The fourth largest tenant at the Heartland Dental Medical Office Portfolio – 200 Brevco Plaza Mortgaged Property, Mercy Clinic East Communities Digestive, leasing approximately 14.3% of the NRA at such Mortgaged Property, may terminate its lease at any time after December 1, 2019 with 180 days’ notice and payment of a termination fee equal to the cost of unamortized tenant improvements, rent abatement and leasing commissions. The second largest tenant at the Heartland Dental Medical Office Portfolio – 4355 Suwanee Dam Road Mortgaged Property, Edward Jones - Suwanee, leasing approximately 8.4% of the NRA at such Mortgaged Property, may terminate its lease at any time with 90 days’ notice and payment of a termination fee equal to six months of base rent. The fourth largest tenant at the Heartland Dental Medical Office Portfolio – 100 Piper Hill Drive Mortgaged Property, Edward Jones - St. Peter’s, MO, leasing approximately 14.1% of the NRA at such Mortgaged Property, may terminate its lease after each of March 31, 2021 and March 31, 2023 with 90 days’ notice and payment of a termination fee equal to six months base rent plus any unamortized tenant improvements and leasing commissions paid on initial term. The total amount to be amortized will not exceed $46,160. The fourth largest tenant at the Heartland Dental Medical Office Portfolio – 507 North Hershey Road Mortgaged Property, Edward Jones - Bloomington, IL, leasing approximately 17.2% of the NRA at such Mortgaged Property, may terminate its lease at any time after February 28, 2021 with 30 days’ notice and payment of a termination fee equal to six months base rent. The second largest tenant at the Heartland Dental Medical Office Portfolio – 2751 Fountain Place Mortgaged Property, Wildwood Vision Specialists, LLC, leasing approximately 39.7% of the NRA at such Mortgaged Property, may terminate its lease, provided that such tenant is not it default, with 180 days’ notice and payment of a termination fee in the amount of $37,500. The largest tenant at the Heartland Dental Medical Office Portfolio - 692 Essington Road Mortgaged Property, Hanger Prosthetics and Orthotics East, Inc., leasing approximately 41.5% of the NRA at such Mortgaged Property, may terminate its lease, provided that such tenant has not been in default on more than three occasions in a lease year and has satisfied all rent payments for five years, with nine months’ notice and payment of a termination fee equal to the unamortized portion of the remaining balance of its tenant improvement allowance. The second largest tenant at the Heartland Dental Medical Office Portfolio – 2222 Highway 540A East Mortgaged Property, Edward Jones - Lakeland, FL, leasing approximately 26.1% of the NRA at such Mortgaged Property, may terminate its lease at any time with 60 days’ notice and payment of a termination fee equal to two months base rent plus any unamortized leasing commissions paid on the initial term of the lease. The total amount to be amortized will not exceed $5,000. The second largest tenant at the Heartland Dental Medical Office Portfolio – 2812 East Main Street Mortgaged Property, Edward Jones -

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Merrill, WI, leasing approximately 20.5% of the NRA at such Mortgaged Property, may terminate its lease at any time with 90 days’ notice and payment of a termination fee equal to three months base rent plus any unamortized tenant improvements and leasing commissions paid on the initial term of the lease. The second largest tenant at the Heartland Dental Medical Office Portfolio – 122 Stone Trace Drive Mortgaged Property, Edward Jones - Mt. Sterling, KY, leasing approximately 28.8% of the NRA at such Mortgaged Property, may terminate its lease at any time after March 31, 2021 with 30 days’ notice and payment of a termination fee equal to two months base rent plus any unamortized tenant improvements and leasing commissions paid on the initial term.

Loan No. 14 – Regency Properties Portfolio – The fourth largest tenant at the Wabash Crossings East Mortgaged Property, BMV, representing approximately 9.9% of the NRA at the Wabash Crossings East Mortgaged Property, has the option to terminate its lease at any time by giving 60 days’ prior written notice and payment of a termination fee equal to unamortized tenant improvements.

Loan No. 18 – Nebraska Crossing – The largest tenant at the Mortgaged Property, H&M, representing approximately 6.5% of the NRA at the Mortgaged Property, has the option to terminate its lease by giving notice within 180 days of the fourth full calendar year of the term of its lease if its gross sales at the Mortgaged Property are less than or equal to $5,000,000 during such period. In the event H&M terminates its lease, H&M will pay to the landlord 50.0% of the unamortized portion of the construction allowance actually paid to H&M (excluding any credited amounts) within 10 days of the effective date of the termination of the lease. The second largest tenant at the Mortgaged Property, Under Armour, representing approximately 4.4% of the NRA at the Mortgaged Property, has the option to terminate its lease by giving notice within 60 days of its fourth lease year if its gross sales at the Mortgaged Property are less than or equal to $350.00 PSF during such period. The fourth largest tenant at the Mortgaged Property, Forever 21, representing approximately 4.1% of the NRA at the Mortgaged Property, may terminate its lease at any time on or after November 15, 2018, but prior to January 15, 2019, by providing written notice, which termination will be effective 90 days after written notice is provided. Additionally, the fourth largest tenant at the Mortgaged Property, Forever 21, also has the option to terminate its lease by giving notice 60 days after the fifth full rental year of its lease if its gross sales at the Mortgaged Property are less than or equal to $2,750,000 during any lease year during such period.

Loan No. 22 – Five Points Plaza – The sole tenant at the Mortgaged Property, GSA-HUD, representing approximately 100.0% of the NRA at the Mortgaged Property, may (i) terminate its lease any time after March 19, 2021, by giving at least 120 days’ prior written notice and (ii) vacate its space in whole or in part at any time and, after 30 days’ prior notice, pay an adjusted rental rate reduced by that portion of costs PSF of operating expenses no longer required to maintain such space until the lease expires or is terminated with respect to such space.

Loan No. 25 – Christiana Mall – The second largest tenant at the Mortgaged Property, Cabela’s (Ground Lease) (“Cabela’s”), representing approximately 12.8% of the NRA at the Mortgaged Property, has the right to raze its leased premises, so long as Cabela’s restores the building pad to its condition at the time the leased premises were delivered to Cabela’s, caps utilities at their in-place levels and otherwise leaves its leased premises in a good, clean and attractive condition. Upon substantial completion of such razing, Cabela’s lease will terminate (provided, however, that this provision does not apply in connection with any remodeling or rebuilding by Cabela’s).

Loan No. 26 – Ellsworth Place – The fourth largest tenant at the Mortgaged Property, Ross Dress For Less, Inc., representing approximately 7.4% of the NRA at the Mortgaged Property, has a one-time option to terminate its lease during the third full lease year (February 1, 2018 to January 31, 2019) if gross sales do not exceed $7,500,000 ($291.65 PSF). The termination date will occur no later than 12 months and no earlier than 120 days following the date of the tenant’s termination notice.

Loan No. 27 – Feather River Crossing – The fourth largest tenant at the Mortgaged Property, Harbor Freight, representing approximately 16.6% of the NRA at the Mortgaged Property, has a one-time right to terminate its lease by providing written notice by January 31, 2023 with an effective termination date of November 30, 2023. If elected, the tenant will reimburse the landlord for any unamortized leasing commissions paid by the landlord.

Loan No. 29 – 2246-2260 Jerome Avenue – The sole tenant at the Mortgaged Property, The New York City School Construction Authority, representing approximately 100.0% of the NRA at the Mortgaged Property, may terminate its lease at any time after November 1, 2019, upon 90 days’ prior written notice with no termination fee.

Loan No. 37 – Marion Plaza – The third largest tenant at the Mortgaged Property, Dollar Tree, and the borrower may terminate the storage space lease for such tenant (representing approximately 0.6% of the NRA at the Mortgaged Property) at any time upon not less than 10 business days’ notice to the other party. The fifth largest tenant at the Mortgaged Property, DaVita Dialysis, representing approximately 5.3% of the NRA at the Mortgaged Property, may terminate its lease at any time by giving written notice and paying a termination fee equal to 1/4th of tenant’s base rental obligation for the remaining term.

(11)	Loan No. 7 – Pier 1 Imports Headquarters – The Mortgaged Property is 99.5% leased to Pier 1 Imports (U.S), Inc. (“Pier 1 Imports”). Pier 1 Imports subleases (i) 22,414 SF on the 19th floor to Burns & McDonnell Engineering Company, Inc. under a sublease that expires in August 2022 for $25.00 PSF, (ii) 10,773 SF on the 20th floor to CQuentia NGS, LLC under a sublease that expires in June 2027 for $20.00 PSF, (iii) 10,183 SF on the 20th floor to Cotten Schmidt & Abbott, L.L.P. under a sublease that expires in December 2023 for $24.00 PSF, and (iv) 10,000 SF on the 18th floor to Ulrich Barn Builders under a sublease that expires in June 2027 for $25.00 PSF. Cotten Schmidt & Abbott, L.L.P. has a one-time option to terminate the lease, before December 31, 2021, by providing six months’ prior written notice and paying a termination fee equal to the sum of (i) three months of base rent, (ii) three months of its pro rata share of operating expense and (iii) landlord’s unamortized cost defined under the lease. Under its sublease, Ulrich Barn Builders is required to expand to 16,000 SF in August 2019 and the entire 18th floor totaling 22,930 SF in August 2020. The subleased

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space was underwritten to the lesser of sublease rent and rent under the Pier 1 Imports lease of $27.60 PSF, for a weighted average underwritten sublease rent of $23.80 PSF.

Loan No. 17 – Central City Industrial Park – The fourth largest tenant at the Mortgaged Property, SNAPP LLC, occupies (a) 46,980 SF pursuant to a sublease with MC Tubular Products, Inc. expiring January 31, 2019 and (b) 36,000 SF pursuant to a prime lease expiring January 31, 2019. SNAPP LLC executed a prime lease for the combined square footage of 82,980 SF commencing February 1, 2019 and expiring September 30, 2019.

(12)	Occupancy reflects tenants that have signed leases, but are not yet in occupancy or may not be paying rent.

Loan No. 6 – 435 Tasso Street – The second largest tenant at the Mortgaged Property, Danhua Capital, is expected to take full occupancy on January 15, 2019 and will begin paying rent on January 15, 2019.

Loan No. 27 – Feather River Crossing – The third largest tenant at the Mortgaged Property, Ross, has a lease that will commence 150 days after the date that the landlord delivers the premises to Ross pursuant to terms set forth in the lease, at which point Ross will take occupancy and commence paying rent. At origination, $225,000 was deposited into a reserve account, which will be released upon the lender’s receipt from Ross of (a) an estoppel certificate stating, among other things, that Ross has accepted the premises, or (b) an acknowledgment of commencement confirming, among other things, the landlord’s delivery date and the lease commencement date.

Loan No. 40 – Bradenton Health Park East – The second largest tenant at the Mortgaged Property, Synergy Medical, is expected to take occupancy after the borrower completes renovation, which is expected to be February 15, 2019 and commence paying rent two months after lease commencement. At origination, the borrower deposited $374,614 into a construction reserve for the tenant and approximately $45,803 into a free rent reserve for the tenant.

(13)	Loan No. 21 – Stop & Shop Manchester – Beginning on February 1, 2024, and on each payment date until the related Mortgage Loan is paid in full, the related borrower will make deposits in the amount of approximately $7,421 per month into the TI/LC escrow.

Loan No. 24 – Clevelander South Beach – Beginning on November 6, 2021, and on each payment date thereafter, the borrower is required to deposit 1/12th of 4.0% of the aggregate gross annual income (excluding food and beverage) for FF&E.

Loan No. 33 – Palm Coast Medical Center – Beginning on January 6, 2020, and all payment dates thereafter, the borrower will be required to make monthly deposits into both (a) a capital expenditures reserve, in an amount equal to approximately $0.20 PSF per annum, and (b) a TI/LC Reserve equal to approximately $1.00 PSF per annum.

Loan No. 40 – Bradenton Health Park East – On each payment day following the payment date on December 6, 2020, the borrower will deposit with the lender $2,500 into the rollover account up to a cap of $200,000.

(14)	Loan No. 8 – Princeton Marriott at Forrestal – Ongoing seasonality payments are required to be deposited on each monthly payment date in June, July and November of each year. Seasonality reserve deposits are waived so long as (i) no event of default have occurred and is continuing, (ii) the borrower delivers written evidence satisfactory to the lender in all respects confirming liquidity of borrower at least equal to the monthly net cash flow shortfall for the seasonality shortfall month immediately succeeding the date of such determination. In lieu of making monthly seasonality deposits, the borrower has the right to deliver to the lender a letter of credit equal to the seasonality T-12 shortfall amount for the related seasonality shortfall calculation period.

Loan No. 13 – Best Western Premier Tides Hotel - Orange Beach – The borrower deposited $675,000 at origination into a seasonality reserve. In April of each year, the reserve amount will be recalculated to equal the total shortfall of the previous year. The total shortfall is equal to the sum of the monthly shortfall amounts for the previous 12 months (April through March).

Loan No. 24 – Clevelander South Beach – At origination, the borrower provided a guarantee for any debt service shortfall during the months of July, August, September and October in lieu of a seasonality reserve.

Loan No. 35 – Best Western Plus Lake Lanier Hotel & Suites – The borrower is required to deposit seasonality reserve funds in the months of July, August and September of each year in an amount equal to 1/3 of the product of (i) 120.0% and (ii) the product of (a) -1 and (b) monthly net cash flow for any month where monthly net cash flow is less than zero in the twelve month period commencing April 1 for the calendar year in which such determination is made.

(15)	Loan No. 36 – Hampton Inn - Derby – The borrower deposited $150,000 at origination into an FF&E reserve. A monthly escrow for FF&E and Replacement Reserves equal to the greater of (a) 1/12th of 6.0% of total revenues and (b) 1/12th of the aggregate amount required by the management agreement and the franchise agreement required through the monthly payment date occurring in December 2023. Beginning on the monthly payment date in January 2024, the ongoing FF&E reserve will be the greater of (a) 1/12th of 4.0% of total revenues and (b) 1/12th of the aggregate required by the management agreement and the franchise agreement.

(16)	Loan No. 8 – Princeton Marriott at Forrestal – The Phase I ESA identified no evidence of recognized environmental conditions in connection with the Mortgaged Property; however, the following historical recognized environmental conditions (“HRECs”) were identified. The Mortgaged Property was previously equipped with one 20,000-gallon No.2 heating oil underground storage tank (“UST”) and one 1,000-gallon diesel UST. The two tanks were reportedly installed at the Mortgaged Property in 1981. The 20,000-gallon No.2 fuel oil UST was reportedly removed from the Mortgaged Property in December 2005 and the 1,000-gallon diesel fuel UST was reported abandoned-in-place at the Mortgaged Property in December 2005. The former USTs do not represent an environmental concern, are considered a HREC, and no further action was recommended. Several spills incidents were reported at the Mortgaged

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Property. Based on the nature of the reported incidents and resolved regulatory status, the spills incidents do not represent an environmental concern, are considered a HREC, and no further action was recommended. A limited visual screening survey was conducted for the presence of asbestos-containing materials (“ACM”) at the Mortgaged Property. Based on the condition of suspect ACM, these materials do not currently pose a significant environmental threat to the occupants of the Mortgaged Property. The continued implementation of the currently in-place ACM operations and maintenance plan is recommended.

Loan No. 19 - 345 Flats - The Phase I ESA revealed no evidence of recognized environmental conditions in connection with the Mortgaged Property; however, an environmental issue was identified. The following was identified: radon is a colorless, odorless, naturally occurring, radioactive, inert, gaseous element formed by radioactive decay of radium atoms. Review of the Environmental Protection Agency (“EPA”) map of radon zones places the Mortgaged Property in zone 2, where average predicted radon levels are between 2.0 and 4.0 picoCuries per Liter (pCi/L), which is below the EPA’s action level of 4.0 pCi/L. Sampling activities were commenced on July 3, 2018 and completed on July 5, 2018. A total of 14 charcoal canisters were placed throughout the Mortgaged Property and subsequently retrieved and forwarded to AccuStar Laboratories for radon analysis. According to the analytical results, none of the samples obtained/analyzed revealed elevated concentrations of radon above the EPA action level; and therefore, radon is not considered a significant environmental concern. Based on this conclusion, no further investigation was recommended.

Loan No. 41 – 820 Industrial Road – The Phase I ESA identified three recognized environmental conditions on the related Mortgaged Property, arising from: (i) a lack of documentation regarding the cleanup of previously documented historical staining and spills in the vicinity of a former railroad spur; (ii) a lack of closure documentation relating to the 1987 removal of six underground storage tanks; and (iii) the past detection on the Mortgaged Property of trichloroethylene in groundwater above residential standards. Phase II and vapor intrusion investigations were performed in September 2018, and a baseline environmental assessment was submitted to the Michigan Department of Environmental Quality on September 27, 2018 by the borrower, as new owner of the Mortgaged Property. The September 2018 investigations found no vapor intrusion condition or underground storage tank-related anomalies. As a result, no further action was recommended.

(17)	Loan No. 2 – Heartland Dental Medical Office Portfolio – The Phase I ESA for the Heartland Dental Medical Office Portfolio - 149 Tuscan Way, Heartland Dental Medical Office Portfolio - 2222 Highway 540A East and Heartland Dental Medical Office Portfolio - 1012 Mill Pond Lane Mortgaged Properties noted the following recognized environmental conditions (“REC”) below. Given the history identified, as a mitigant, the borrower sponsor provided an environmental insurance policy issued by Great American Insurance Group for a 10-year policy term with combined single limit of $4,000,000 and a deductible of $50,000 naming the lender as an additional insured party.

- Heartland Dental Medical Office Portfolio - 149 Tuscan Way – Dyke’s Riverside Cleaners is located on the eastern adjoining property, about 50 feet from the Mortgaged Property. In 1997, this facility reported a release of chlorinated solvents and as a result was enrolled in the state assisted Dry Cleaners Solvent Cleanup Program (DCSCP) with a priority cleanup score of 31. An adjoining dry cleaner with a reported release may represent a vapor intrusion concern, and is considered a REC. The facility is located down-gradient to the Mortgaged Property and is enrolled in a state assisted cleanup program that will provide funding and oversight for assessment and cleanup activities.

- Heartland Dental Medical Office Portfolio - 2222 Highway 540A East – Historic aerial photographs indicate that the Mortgaged Property was developed as a storage area and scrap yard with debris piles as part of a larger parcel to the north and east starting circa 1968 through at least 1971. The nature of the debris is unknown, and may have impacted the subsurface. Therefore, the historic use of the Mortgaged Property as a scrap yard represents a REC.

- Heartland Dental Medical Office Portfolio - 1012 Mill Pond Lane – The Mortgaged Property and the area have a long history of industrial use as a zinc and lumber mill. The long history of industrial use of the Mortgaged Property is considered a REC.

Loan No. 4 – Staples Strategic Industrial – The related Phase I ESA for the Staples - Dayville, CT Mortgaged Property identified a recognized environmental condition in connection with suspected groundwater and soil pollution and recommended further sampling in accordance with the Connecticut Property Transfer Act’s assessment requirements to determine if long-term monitoring or remediation is necessary. The first round of sampling was completed in April 2018 and results indicated that additional delineation and characterization was needed at five of the areas of concern at the Staples - Dayville, CT Mortgaged Property. On July 31, 2018 and August 1, 2018, a second round of investigation was conducted including 16 soil borings and the installation of two additional monitoring wells. The results of the second round of sampling concluded that additional delineation was still required for three remaining areas of concern at the Staples - Dayville, CT Mortgaged Property. At origination, the borrower sponsor provided an environmental insurance policy for the Staples - Dayville, CT Mortgaged Property. The environmental insurance policy was issued by Steadfast Insurance Company for a term of 13 years through September 29, 2031, with limits of $1,000,000 per occurrence and $1,000,000 in the aggregate. The borrower is required, on or prior to the ARD date in October 2028, to obtain a new secured lender’s policy (on terms and with limits substantially similar to the policy in place at origination) with a term of no less than eight years unless, prior to the ARD date, the borrower delivers (i) a “no further action” letter from the applicable governmental authority indicating that no additional monitoring or remediation is required and (ii) a clean Phase I ESA. The related tenant, Staples Inc., also purchased a premises pollution liability policy that named the lender as an additional insured.

Loan No. 16 – Food Lion Portfolio – In lieu of an environmental indemnitor, the borrower sponsor provided an environmental insurance policy for the Dorchester Crossing Mortgaged Property. The environmental insurance policy was issued by Beazley Eclipse (Lloyd’s of London Syndicates 623/2623), which has an A.M. Best rating of “AXV” and an S&P rating of “A+”, with limits of $2,000,000 per occurrence, $2,000,000 in the aggregate, and a deductible of $50,000. The policy provides coverage from November 29, 2018 to

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December 29, 2028. The policy also has an optional extended reporting period of 36 months, and the borrower escrowed with the lender $30,064, for purchase of an additional three years of coverage in the event of a maturity default.

Loan No. 28 – Hilton Garden Inn - Killeen, TX – The related Phase I ESA did not identify any recognized environmental conditions; however, it did identify as an environmental consideration suspect mold growth or conditions conducive for suspect mold growth in certain portions of the Mortgaged Property including, among other areas, the laundry room. At origination, the borrower reserved $365,922 with the lender, representing approximately 125.0% of the estimated cost to remediate the mold. In lieu of a Phase II ESA, the borrower sponsor provided an environmental insurance policy for the Mortgaged Property. The environmental insurance policy was issued by Great American Insurance Company, which has an A.M. Best rating of A+ or better, with limits of $1,000,000 per occurrence and $1,000,000 in the aggregate. The policy provides coverage during the term of the Loan plus an optional 31 days.

Loan No. 31 – Liberty Square – The related Phase I ESA identified a recognized environmental condition in connection with the ongoing operations of a dry cleaning facility at the Mortgaged Property using chlorinated solvents, including tetrachloroethylene (PCE), in its cleaning process. According to the Phase I ESA, soil and groundwater sampling have identified subsurface impacts that may present vapor intrusion risks at the Mortgaged Property. In lieu of a Phase II ESA, the borrower sponsor provided an environmental insurance policy for the Mortgaged Property. The environmental insurance policy was issued by Great American Insurance Company, which has an A.M. Best rating of A+ or better, with limits of $1,000,000 per occurrence and $1,000,000 in the aggregate. The policy provides coverage during the term of the Loan and an optional three-year tail.

Loan No. 39 – Sheets Self Storage – The Phase I ESA did not identify any recognized environmental conditions in connection with the Mortgaged Property, but did identify historical recognized environmental conditions and business environmental risks at the Mortgaged Property. At origination, an environmental impairment Liability (“EIL”) insurance policy from Beazley (Lloyd’s of London Syndicates 2623 and 623) in the form of an Enviro Covered Location Insurance Policy (Site Environmental) (ECLIPSE) with per incident and aggregate limits of $1,000,000 with a deductible of $50,000 for a policy period of 121 months was put in place. The premium was paid in full at origination and the lender is an additional named insured with its successors, assigns and/or affiliates ATIMA. The borrower was also required to escrow $15,625, which is equal to 125.0% of the potential remediation costs per the opinions of probable cost prepared in connection with origination, and $22,515.30, for purchase of an additional three years of coverage in the event of a maturity default. In addition to the foregoing, the Phase I ESA also recommended an asbestos containing material operations and maintenance plan, which was incorporated into the Mortgage Loan documents for implementation by the borrower moving forward.

(18)	For more information see “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness”.

(19)	Loan No. 3 – Saint Louis Galleria – The borrower is permitted a grace period of one business day for monthly debt service payments, which grace period may be utilized once in every 12-month period.

Loan No. 25 – Christiana Mall – The borrower is permitted a grace period of one business day for monthly debt service payments, which grace period may be utilized once in every 12-month period.

(20)	Loan No. 3 – Saint Louis Galleria – The Occupancy Rate includes five temporary tenants that collectively occupy 5,449 SF, as well as one tenant that has a signed lease and has yet to take occupancy that accounts for 2,442 SF. The Occupancy Rate excludes three tenants vacating in the near term and one dark tenant, which collectively occupy 6,979 SF.

Loan No. 7 – Pier 1 Imports Headquarters – Pier 1 Imports is currently dark but current on rent in 40,895 SF, comprised of 26,507 SF on the 17th floor, 12,930 SF on the 18th floor and 1,458 SF on the 20th floor. The dark space was underwritten as vacant.

Loan No. 8 – Princeton Marriott at Forrestal – The Occupancy Rate is adjusted for offline room nights due to renovations. Approximately 370 room nights were offline for the trailing twelve-month period ending September 30, 2018.

Loan No. 32 – Nacogdoches Self Storage – The calculation of the Occupancy Rate and historical occupancy is based on the total number of units of 997, which consists of 973 self-storage units, one apartment unit, two office units and 21 surface parking spots.

(21)	Loan No. 4 – Staples Strategic Industrial – For so long as the tenants pay rent on a quarterly basis, quarterly rent reserves are required to be maintained. An amount necessary to fund all outstanding reserves and pay monthly debt service on the related Whole Loan for the month in which the quarterly rent payment is made (the “Monthly Required Payment Amount”) is required to be applied to such outstanding reserves and monthly debt service for such month, an amount equal to two times the Monthly Required Payment Amount is required to be held in a quarterly rent reserve account (to be applied on the next two succeeding monthly payment dates) and the excess is required to be disbursed to the borrower; provided that no trigger period is continuing.

Loan No. 9 – McCreless Market – Excess cash will be swept into a reserve to be held for re-tenanting the Cinemark space after an occurrence of any of the following: (i) Cinemark, any direct or indirect parent of Cinemark or any guarantor of Cinemark’s lease filing for bankruptcy; (ii) Cinemark surrendering, canceling or terminating its lease prior to its then current expiration date; (iii) the date that is six months prior to Cinemark’s then-current lease expiration date or Cinemark failing to exercise the next renewal or extension option contained in its lease prior to the deadline for it to do so; or (iv) Cinemark going dark, vacating its premises or giving notice that it intends to discontinue its business at its premises.

Loan No. 9 – McCreless Market – Excess cash will be swept into a reserve to be held for re-tenanting the Marshalls space after an occurrence of any of the following if a cash sweep is already in effect with respect to the Cinemark space: (i) Marshalls, any direct or indirect parent of Marshalls or any guarantor of Marshalls’ lease filing for bankruptcy; (ii) Marshalls surrendering, canceling or terminating its lease prior to its then current expiration date; (iii) Marshalls failing to exercise the next renewal or extension option

A-1-40

contained in its lease prior to the deadline for it to do so; or (iv) Marshalls going dark, vacating its premises or giving notice that it intends to discontinue its business at its premises.

Loan No. 17 – Central City Industrial Park – Excess cash will be swept into a reserve to be held for re-tenanting the Lincoln Manufacturing space after an occurrence of any of the following: (i) Lincoln Manufacturing, any direct or indirect parent of Lincoln Manufacturing or any guarantor of Lincoln Manufacturing’s lease filing for bankruptcy; (ii) Lincoln Manufacturing surrendering, canceling or terminating its lease prior to its then current expiration date; (iii) the date that is six months prior to Lincoln Manufacturing’s then-current lease expiration date or Lincoln Manufacturing failing to exercise the next renewal or extension option contained in the its lease prior to the deadline for it to do so; or (iv) Lincoln Manufacturing going dark, vacating its premises or giving notice that it intends to discontinue its business at its premises.

Loan No. 21 – Stop & Shop Manchester – Excess cash will be swept into a reserve to be held for re-tenanting the Stop & Shop space after an occurrence of any of the following: (i) Stop & Shop, any direct or indirect parent of Stop & Shop or any guarantor of Stop & Shop’s lease filing for bankruptcy; (ii) Stop & Shop surrendering, canceling or terminating its lease prior to its then current expiration date; (iii) the date that is 12 months prior to Stop & Shop’s then-current lease expiration date or Stop & Shop failing to exercise the next renewal or extension option contained in its lease prior to the deadline for it to do so; or (iv) Stop & Shop going dark, vacating its premises or giving notice that it intends to discontinue its business at its premises.

Loan No. 30 – Spanish Springs Shopping Center – The borrower deposited $1,000,000 at origination into an EDD Tax Liens Reserve. The State of California Employment Development Department (“EDD”) holds 15 state tax liens against HNM Properties, Inc., the sole member of the borrower, in the approximate original aggregate amount of $927,000 (exclusive of any current interest and penalties) for the alleged failure of HNM Properties, Inc. to make payments of employment and payroll taxes. The tax liens remained open and unsatisfied as of the date of origination of the Mortgage Loan, but have not been recorded against the Mortgaged Property. As such, the borrower reserved $1,000,000 in a reserve account with the lender at origination, and such reserve will be disbursed upon satisfaction of the following conditions: (i) the lender has not commenced an enforcement action against the Mortgaged Property or accelerated the payment in full of the Mortgage Loan, and (ii) the borrower has delivered to the lender a final, non-appealable, unconditional release of the EDD tax liens executed by the EDD or other evidence acceptable to the lender with respect to the satisfactory resolution and disposition of any and all EDD tax liens. Any EDD Tax Liens Reserve funds remaining after the payment in full of the EDD liens or the Mortgage Loan will be returned to the borrower subject to the terms and conditions set forth in the Mortgage Loan documents. Upon the commencement of an enforcement action, the lender may apply the EDD Tax Lien Reserve funds to the payment of the Mortgage Loan in any order, priority and proportion as the lender may determine.

Loan No. 41 – 820 Industrial Road – Excess cash will be swept into a reserve to be held for re-tenanting the Tenneco Automotive Operating Company, Inc. (“Tenneco”) space after an occurrence of any of the following: (i) Tenneco, any direct or indirect parent of Tenneco or any guarantor of Tenneco’s lease filing for bankruptcy; (ii) Tenneco surrendering, canceling or terminating its lease prior to its then current expiration date; (iii) the date that is six months prior to Tenneco’s then-current lease expiration date or Tenneco failing to exercise the next renewal or extension option contained in the its lease prior to the deadline for it to do so; or (iv) Tenneco going dark, vacating its premises or giving notice that it intends to discontinue its business at its premises.

(22)	Loan No. 10 – Woodbury & Cyrene – The U/W NOI is over 10.0% higher than Most Recent NOI primarily due to lease up of the Woodbury Apartments Mortgaged Property from June 2017 to October 2018 as phases of construction were completed. The Woodbury Apartments Mortgaged Property reached stabilization in October 2018.

(23)	Loan No. 23 – Marina Gardens – The Mortgaged Property has a PML of 26.0%, however, underwritten net cash flows exclude earthquake insurance because the $34,032 premium for earthquake insurance for the first year of the loan term was paid at origination and the borrower is required to complete specified seismic retrofit work within 12 months of the origination date. In the event that the borrower completes all seismic retrofit work required to bring the SEL below 20.0% and delivers a seismic report to the lender confirming that the SEL is below such threshold, the borrower is not required to maintain earthquake insurance for the remainder of the Mortgage Loan term. In the event such seismic retrofit work does not bring the SEL below 20.0%, earthquake insurance is required to continue to be maintained in accordance with the terms of the Mortgage Loan documents. Including the earthquake insurance premium of $34,032, the underwritten net cash flow of the Mortgage Loan would be $907,825, resulting in an U/W NCF DSCR of 1.25x and an U/W NCF Debt Yield of 8.3%.

(24)	Loan No. 3 – Saint Louis Galleria – The borrower may, in its sole discretion, obtain an expansion parcel (which expressly includes any anchor premises or any part thereof) (an “Acquired Expansion Parcel”) acquired in accordance with the terms and conditions in the Mortgage Loan documents, provided that, among other conditions, the borrower (i) provides at least 20 days’ prior written notice, (ii) pays the lender a fee in the amount of $10,000, along with any reasonable out-of-pocket expenses incurred by the lender, and (iii) delivers a satisfactory environmental report relating to the Acquired Expansion Parcel. In the event that the borrower obtains an Acquired Expansion Parcel, such Acquired Expansion Parcel will also become collateral for the Mortgage Loan.

(25)	Loan No. 3 – Saint Louis Galleria – The Monthly Debt Service Payment is calculated based on the sum of the first 12 principal and interest payments commencing on December 1, 2023 based on the assumed principal and interest payment schedule set forth in Annex F. Accordingly, Cut-Off Date Balance, Maturity Balance, Monthly Debt Service Payment, U/W NOI DSCR and U/W NCF DSCR all reflect this payment schedule and a fixed interest rate of 4.99677083333333%.

(26)	Loan No. 9 – McCreless Market – In the event that the amount in the capital expenditures reserve falls below $50,000, the related borrower is required to make monthly deposits of approximately $2,143, subject to a cap of $50,000.

A-1-41

Loan No. 41 – 820 Industrial Road – At origination, the borrower sponsor provided a guaranty (the TI/LC and Replacement Guaranty) for (i) leasing costs required in connection with renewing the Tenneco lease or re-tenanting the Tenneco space up to $500,000 and (ii) for the aggregate amount required to have been deposited into the Replacement Reserve (if the related borrower had been required to make deposits into such reserve in lieu of this guaranty). Upon the occurrence of (i) an event of default under the related Mortgage Loan or (ii) an event of default under the TI/LC and Replacement Guaranty occurs and if for any reason the TI/LC and Replacement Guaranty is terminated or is no longer in full force and effect, the related borrower will commence paying approximately $2,086 per month to be held in the capital expenditures reserve.

(27)	Loan No. 9 – McCreless Market – In the event that the amount in the TI/LC Reserve falls below $500,000, the related borrower is required to make monthly deposits of approximately $14,290, subject to a cap of $500,000.

(28)	Loan No. 41 – 820 Industrial Road – If at any time during the term of the related Mortgage Loan that each and all of the following are satisfied and remain satisfied, the related borrower will not be required to fund the Tax Reserve: (i) no event of default exists; (ii) no material payment default beyond applicable notice and cure periods, occurs under the Tenneco lease; (iii) no cash sweep period related to Tenneco is continuing; (iv) Tenneco is obligated to pay all real estate taxes and other charges under the Tenneco lease; (v) the related borrower will cause to be paid all real estate taxes and other charges to be paid as required under the related Mortgage Loan agreement; and (vi) furnish the lender with receipts or other evidence showing payment of such taxes and other charges prior to the applicable due date therefor.

(29)	Loan No. 41 – 820 Industrial Road – If at any time during the term of the related Mortgage Loan that each and all of the following are satisfied and remain satisfied, the related borrower will not be required to fund the Insurance Reserve: (i) no event of default exists; (ii) no material payment default beyond applicable notice and cure periods, occurs under the Tenneco lease; (iii) no cash sweep period related to Tenneco is continuing; (iv) Tenneco is obligated to maintain the required insurance under the Tenneco lease; (v) the related borrower will cause to be maintained the insurance as required under the related Mortgage Loan agreement; and (vi) at least 30 days prior to the expiration date of all insurance policies, provides the lender with evidence that all such insurance policies have been renewed or replaced.

(30)	Loan No. 21 – Stop & Shop Manchester – The first payment date for the Mortgage Loan is February 1, 2019. On the closing date of the UBS 2018-C15 securitization, CIBC will deposit sufficient funds to pay the amount of interest that would be due with respect to a January 1, 2019 payment for the Mortgage Loan. Original Term to Maturity or ARD, Remaining Term to Maturity or ARD, Original IO Term, Remaining IO Term and Prepayment Provisions are inclusive of the additional January 1, 2019 interest-only payment funded by CIBC on the closing date.

(31)	Loan No. 4 – Staples Strategic Industrial – The Whole Loan has an ARD feature with an Anticipated Repayment Date of October 6, 2028 (the “Anticipated Repayment Date” or “ARD”), with an increased interest rate equal to the sum of (i) 4.9180% (or when applicable, the default rate) plus 2.5000% or (ii) the swap rate calculated by the linear interpolation of mid-market swap yields, as reported on Reuters Capital Markets screen 19901 (SEMI-BOND column), with maturities most nearly approximating the Final Maturity Date plus 2.5000% (the “Adjusted Interest Rate”); however, interest accrued at the excess of the Adjusted Interest Rate over the initial interest rate (the “Accrued Interest”) will be deferred. From and after the ARD, all excess cash flow from the Mortgaged Properties after the payment of reserves, interest calculated at the initial interest rate and operating expenses will be applied (i) first to repay the principal balance of the Whole Loan and (ii) second to the payment of Accrued Interest.

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ANNEX A-2

MORTGAGE POOL INFORMATION (TABLES)

(THIS PAGE INTENTIONALLY LEFT BLANK)

UBS 2018-C15

OVERVIEW OF MORTGAGE POOL CHARACTERISTICS

Distribution of Cut-off Date Balances

						Weighted Averages(1)
Range of Cut-off Date Balances			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance(1)	Mortgage Rate	Stated Remaining Term (Mos.)(5)	U/W NCF DSCR(2)(3)		Cut-off Date LTV Ratio(2)(3)	Maturity Date or ARD LTV Ratio(2)(3)(5)
$3,000,000	-	$5,000,000	6	$24,607,661	3.8%	5.415%	120	1.70	x	64.1%	57.2%
$5,000,001	-	$10,000,000	12	$94,822,014	14.7%	5.356%	114	1.84	x	59.7%	52.3%
$10,000,001	-	$15,000,000	8	$100,985,000	15.6%	5.225%	120	1.69	x	58.0%	49.0%
$15,000,001	-	$20,000,000	6	$101,615,640	15.7%	5.443%	119	1.59	x	67.5%	58.0%
$20,000,001	-	$25,000,000	2	$44,475,000	6.9%	5.122%	120	2.42	x	60.4%	60.4%
$25,000,001	-	$30,000,000	2	$57,000,000	8.8%	4.620%	119	2.01	x	53.6%	51.2%
$30,000,001	-	$35,000,000	2	$68,030,000	10.5%	4.997%	118	1.74	x	62.2%	62.2%
$35,000,001	-	$45,000,000	1	$45,000,000	7.0%	4.997%	119	1.67	x	51.5%	47.0%
$45,000,001	-	$55,000,000	2	$109,942,030	17.0%	4.919%	89	3.14	x	42.3%	37.9%
Total/Weighted Average			41	$646,477,345	100.0%	5.133%	114	2.03	x	57.1%	51.5%

Distribution of Mortgage Rates
						Weighted Averages(1)
Range of Mortgage Rates			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance(1)	Mortgage Rate	Stated Remaining Term (Mos.)(5)	U/W NCF DSCR(2)(3)		Cut-off Date LTV Ratio(2)(3)	Maturity Date or ARD LTV Ratio(2)(3)(5)
4.1398%	-	4.5000%	3	$95,000,000	14.7%	4.237%	85	3.86	x	34.3%	34.3%
4.5001%	-	4.7000%	2	$24,640,000	3.8%	4.675%	120	2.47	x	57.8%	57.8%
4.7001%	-	4.9000%	2	$40,500,000	6.3%	4.855%	118	1.61	x	56.9%	50.9%
4.9001%	-	5.1000%	7	$149,830,000	23.2%	4.999%	119	1.78	x	57.5%	54.3%
5.1001%	-	5.3000%	7	$82,900,000	12.8%	5.218%	120	1.60	x	60.7%	55.0%
5.3001%	-	5.5000%	6	$78,105,000	12.1%	5.433%	120	1.66	x	69.8%	62.0%
5.5001%	-	5.7000%	9	$141,409,684	21.9%	5.635%	119	1.62	x	60.7%	50.3%
5.7001%	-	5.9700%	5	$34,092,661	5.3%	5.912%	108	1.70	x	65.3%	56.6%
Total/Weighted Average			41	$646,477,345	100.0%	5.133%	114	2.03	x	57.1%	51.5%

Property Type Distribution
					Weighted Averages(1)
Property Type	Number of Mortgaged Properties	Aggregate Cut-Off Date Balance	% of Initial Outstanding Pool Balance(1)	Number of Units/Rooms/Pads/ NRA/Beds	Cut-off Date Balance per Unit/Room/Pad NRA(2)	Mortgage Rate	Stated Remaining Term (Mos.)(5)	Occupancy	U/W NCF DSCR(2)(3)		Cut-off Date LTV Ratio(2)(3)	Maturity Date or ARD LTV Ratio(2)(3)(5)
Retail	45	$191,109,648	29.6%	3,928,386	$229	5.131%	119	95.1%	1.75	x	59.1%	52.5%
Anchored	18	$99,067,128	15.3%	1,898,093	$95	5.272%	119	92.9%	1.65	x	67.5%	59.3%
Super Regional Mall	2	$55,000,000	8.5%	1,244,779	$501	4.866%	118	97.2%	1.94	x	48.0%	44.4%
Single Tenant	22	$15,244,648	2.4%	362,425	$172	5.125%	121	100.0%	1.49	x	61.4%	53.2%
Outlet Center	1	$13,000,000	2.0%	367,047	$195	5.210%	119	99.0%	1.82	x	47.7%	44.1%
Shadow Anchored	2	$8,797,872	1.4%	56,042	$197	5.100%	120	92.5%	2.01	x	46.5%	38.8%
Office	155	$142,866,727	22.1%	1,640,297	$325	5.124%	119	99.0%	1.81	x	57.2%	50.2%
CBD	3	$68,300,000	10.6%	565,475	$478	4.686%	119	99.8%	2.07	x	53.6%	49.4%
Medical	151	$56,566,727	8.7%	920,789	$189	5.638%	119	97.6%	1.59	x	55.9%	47.5%
Suburban	1	$18,000,000	2.8%	154,033	$170	5.169%	120	100.0%	1.55	x	75.0%	62.0%
Hospitality	9	$101,800,316	15.7%	1,038	$168,517	5.667%	119	73.3%	1.89	x	64.7%	55.7%
Full Service	3	$43,200,000	6.7%	488	$225,632	5.630%	120	71.9%	2.13	x	62.8%	58.8%
Limited Service	4	$35,316,750	5.5%	334	$134,575	5.707%	119	71.7%	1.74	x	65.3%	52.5%
Extended Stay	1	$15,083,565	2.3%	114	$132,312	5.530%	119	82.7%	1.65	x	65.3%	54.7%
Select Service	1	$8,200,000	1.3%	102	$80,392	5.940%	120	70.7%	1.69	x	70.7%	54.6%
Industrial	14	$84,530,000	13.1%	6,111,594	$38	4.993%	119	98.6%	1.79	x	58.9%	57.3%
Warehouse/Distribution	8	$35,000,000	5.4%	4,031,127	$31	4.918%	118	100.0%	1.72	x	62.6%	62.6%
Cold Storage/Distribution	4	$33,030,000	5.1%	951,651	$56	5.080%	119	100.0%	1.77	x	61.7%	61.7%
Flex	1	$13,500,000	2.1%	878,448	$15	4.840%	120	91.4%	2.06	x	42.6%	34.8%
Warehouse	1	$3,000,000	0.5%	250,368	$12	5.600%	120	100.0%	1.65	x	58.8%	49.3%
Self Storage	66	$65,750,000	10.2%	4,414,227	$28	4.388%	64	86.2%	4.20	x	34.4%	34.4%
Multifamily	4	$42,625,000	6.6%	410	$185,889	5.232%	120	95.8%	1.52	x	61.6%	57.3%
Garden	3	$29,875,000	4.6%	122	$246,329	5.250%	119	97.7%	1.39	x	68.1%	63.5%
Student Housing	1	$12,750,000	2.0%	288	$44,271	5.191%	120	91.3%	1.82	x	46.2%	42.7%
Mixed Use	23	$9,795,656	1.5%	141,725	$187	5.700%	119	95.5%	1.59	x	55.4%	46.6%
Medical/Retail	23	$9,795,656	1.5%	141,725	$187	5.700%	119	95.5%	1.59	x	55.4%	46.6%
Other	1	$8,000,000	1.2%	34,500	$232	4.951%	117	100.0%	2.04	x	54.4%	54.4%
Office	1	$8,000,000	1.2%	34,500	$232	4.951%	117	100.0%	2.04	x	54.4%	54.4%
Total/Weighted Average	317	$646,477,345	100.0%			5.133%	114	92.2%	2.03	x	57.1%	51.5%

Please see footnotes on page A-2-4.

A-2-1

UBS 2018-C15

OVERVIEW OF MORTGAGE POOL CHARACTERISTICS

Geographic Distribution
				Weighted Averages(1)
State/Location	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance(1)	Mortgage Rate	Stated Remaining Term (Mos.)(5)	U/W NCF DSCR(2)(3)		Cut-off Date LTV Ratio(2)(3)	Maturity Date or ARD LTV Ratio(2)(3)(5)
Texas	55	$125,975,068	19.5%	4.846%	103	2.48	x	52.3%	49.1%
California	4	$68,675,000	10.6%	4.904%	120	1.93	x	59.7%	52.9%
California - Northern(4)	3	$50,675,000	7.8%	4.809%	120	2.07	x	54.3%	49.6%
California - Southern(4)	1	$18,000,000	2.8%	5.169%	120	1.55	x	75.0%	62.0%
Missouri	10	$50,078,676	7.7%	5.036%	118	1.73	x	51.4%	46.6%
Florida	45	$48,590,652	7.5%	5.508%	119	1.72	x	59.6%	54.9%
Maryland	5	$35,687,329	5.5%	5.222%	118	1.61	x	66.2%	59.2%
Other	198	$317,470,621	49.1%	5.245%	114	2.00	x	57.9%	51.7%
Total/Weighted Average	317	$646,477,345	100.0%	5.133%	114	2.03	x	57.1%	51.5%

Distribution of Cut-off Date LTV Ratios(2)(3)
						Weighted Averages(1)
Range of Cut-off Date LTV Ratios			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance(1)	Mortgage Rate	Stated Remaining Term (Mos.)(5)	U/W NCF DSCR(2)(3)		Cut-off Date LTV Ratio(2)(3)	Maturity Date or ARD LTV Ratio(2)(3)(5)
29.3%	-	45.0%	5	$116,000,000	17.9%	4.359%	91	3.54	x	35.8%	34.4%
45.1%	-	50.0%	2	$25,750,000	4.0%	5.201%	119	1.82	x	47.0%	43.4%
50.1%	-	55.0%	4	$70,800,000	11.0%	5.049%	119	1.81	x	52.4%	46.6%
55.1%	-	60.0%	4	$85,017,030	13.2%	5.470%	115	1.82	x	56.1%	50.1%
60.1%	-	65.0%	13	$203,745,000	31.5%	5.220%	119	1.71	x	62.7%	59.2%
65.1%	-	70.0%	5	$57,300,316	8.9%	5.596%	119	1.61	x	66.6%	54.9%
70.1%	-	75.0%	8	$87,865,000	13.6%	5.375%	119	1.46	x	73.6%	62.0%
Total/Weighted Average			41	$646,477,345	100.0%	5.133%	114	2.03	x	57.1%	51.5%

Distribution of Maturity Date or ARD LTV Ratios(2)(3)(5)
						Weighted Averages(1)
Range of LTV Ratios at Maturity or ARD			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance(1)	Mortgage Rate	Stated Remaining Term (Mos.)(5)	U/W NCF DSCR(2)(3)		Cut-off Date LTV Ratio(2)(3)	Maturity Date or ARD LTV Ratio(2)(3)(5)
29.3%	-	40.0%	4	$86,000,000	13.3%	4.344%	81	3.87	x	32.8%	31.0%
40.1%	-	50.0%	9	$193,792,030	30.0%	5.219%	119	1.86	x	52.0%	45.5%
50.1%	-	55.0%	8	$67,618,240	10.5%	5.516%	119	1.62	x	63.8%	53.2%
55.1%	-	60.0%	7	$100,057,075	15.5%	5.251%	115	1.76	x	63.0%	57.6%
60.1%	-	65.1%	13	$199,010,000	30.8%	5.201%	119	1.67	x	67.2%	62.8%
Total/Weighted Average			41	$646,477,345	100.0%	5.133%	114	2.03	x	57.1%	51.5%

Distribution of Underwritten NCF Debt Service Coverage Ratios(2)(3)
						Weighted Averages(1)
Range of Underwritten NCF Debt Service Coverage Ratios			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance(1)	Mortgage Rate	Stated Remaining Term (Mos.)(5)	U/W NCF DSCR(2)(3)		Cut-off Date LTV Ratio(2)(3)	Maturity Date or ARD LTV Ratio(2)(3)(5)
1.30x	-	1.30x	1	$10,875,000	1.7%	5.306%	120	1.30	x	75.0%	62.3%
1.31x	-	1.40x	6	$85,300,000	13.2%	5.240%	119	1.38	x	66.7%	57.9%
1.41x	-	1.50x	6	$59,090,000	9.1%	5.351%	119	1.45	x	67.1%	60.4%
1.51x	-	1.60x	4	$84,534,691	13.1%	5.612%	115	1.58	x	60.6%	51.2%
1.61x	-	1.70x	6	$92,265,640	14.3%	5.329%	119	1.67	x	58.9%	51.1%
1.71x	-	1.80x	2	$68,030,000	10.5%	4.997%	118	1.74	x	62.2%	62.2%
1.81x	-	1.90x	4	$47,200,000	7.3%	5.373%	120	1.83	x	53.3%	46.2%
1.91x	-	2.00x	1	$10,000,000	1.5%	5.970%	118	2.00	x	63.9%	59.8%
2.01x	-	2.25x	5	$38,407,014	5.9%	4.982%	119	2.06	x	50.1%	43.8%
2.26x	-	2.50x	2	$35,300,000	5.5%	5.334%	120	2.32	x	60.3%	55.9%
2.51x	-	4.69x	4	$115,475,000	17.9%	4.319%	91	3.63	x	38.3%	38.3%
Total/Weighted Average			41	$646,477,345	100.0%	5.133%	114	2.03	x	57.1%	51.5%

Please see footnotes on page A-2-4.

A-2-2

UBS 2018-C15

OVERVIEW OF MORTGAGE POOL CHARACTERISTICS

Distribution of Original Terms to Maturity or ARD(5)
						Weighted Averages(1)
Original Terms to Maturity or ARD			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance(1)	Mortgage Rate	Stated Remaining Term (Mos.)(5)	U/W NCF DSCR(2)(3)		Cut-off Date LTV Ratio(2)(3)	Maturity Date or ARD LTV Ratio(2)(3)(5)
60	-		2	$61,600,000	9.5%	4.326%	60	4.35	x	32.4%	32.4%
120		121	39	$584,877,345	90.5%	5.218%	119	1.78	x	59.7%	53.6%
Total/Weighted Average			41	$646,477,345	100.0%	5.133%	114	2.03	x	57.1%	51.5%

Distribution of Remaining Terms to Maturity or ARD(5)
						Weighted Averages(1)
Range of Remaining Terms to Maturity or ARD			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance(1)	Mortgage Rate	Stated Remaining Term (Mos.)(5)	U/W NCF DSCR(2)(3)		Cut-off Date LTV Ratio(2)(3)	Maturity Date or ARD LTV Ratio(2)(3)(5)
60			2	$61,600,000	9.5%	4.326%	60	4.35	x	32.4%	32.4%
116	-	121	39	$584,877,345	90.5%	5.218%	119	1.78	x	59.7%	53.6%
Total/Weighted Average			41	$646,477,345	100.0%	5.133%	114	2.03	x	57.1%	51.5%

Distribution of Underwritten NOI Debt Yields(2)(3)
						Weighted Averages(1)
Range of Underwritten NOI Debt Yields			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance(1)	Mortgage Rate	Stated Remaining Term (Mos.)(5)	U/W NCF DSCR(2)(3)		Cut-off Date LTV Ratio(2)(3)	Maturity Date or ARD LTV Ratio(2)(3)(5)
7.8%	-	9.5%	6	$87,640,000	13.6%	5.136%	115	1.56	x	63.9%	60.9%
9.6%	-	10.0%	3	$43,250,000	6.7%	4.978%	117	1.39	x	67.3%	60.5%
10.1%	-	10.5%	7	$100,540,000	15.6%	5.241%	119	1.62	x	65.8%	59.5%
10.6%	-	11.0%	2	$21,750,000	3.4%	5.486%	119	1.41	x	68.2%	59.0%
11.1%	-	11.5%	3	$56,030,000	8.7%	5.112%	119	1.63	x	55.2%	49.4%
11.6%	-	12.0%	3	$88,942,030	13.8%	5.244%	119	1.92	x	52.0%	46.3%
12.1%	-	12.5%	2	$27,833,565	4.3%	5.375%	119	1.73	x	56.6%	49.2%
12.6%	-	13.0%	3	$50,457,075	7.8%	5.167%	119	2.07	x	57.7%	53.2%
13.1%	-	13.5%	2	$7,992,661	1.2%	5.781%	119	1.59	x	65.7%	52.2%
13.6%	-	14.0%	1	$10,000,000	1.5%	4.278%	116	3.15	x	32.5%	32.5%
14.1%	-	14.5%	1	$8,200,000	1.3%	5.940%	120	1.69	x	70.7%	54.6%
14.6%	-	20.1%	8	$143,842,014	22.3%	4.909%	97	3.10	x	46.2%	41.5%
Total/Weighted Average			41	$646,477,345	100.0%	5.133%	114	2.03	x	57.1%	51.5%

Amortization Types
				Weighted Averages(1)
Amortization Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance(1)	Mortgage Rate	Stated Remaining Term (Mos.)(5)	U/W NCF DSCR(2)(3)		Cut-off Date LTV Ratio(2)(3)	Maturity Date or ARD LTV Ratio(2)(3)(5)
Full IO	12	$249,420,000	38.6%	4.766%	104	2.66	x	51.1%	51.1%
Amortizing	20	$247,497,345	38.3%	5.482%	120	1.64	x	61.6%	50.6%
Partial IO	9	$149,560,000	23.1%	5.170%	118	1.60	x	59.5%	53.9%
Total/Weighted Average	41	$646,477,345	100.0%	5.133%	114	2.03	x	57.1%	51.5%

Loan Purposes
				Weighted Averages(1)
Loan Purpose	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance(1)	Mortgage Rate	Stated Remaining Term (Mos.)(5)	U/W NCF DSCR(2)(3)		Cut-off Date LTV Ratio(2)(3)	Maturity Date or ARD LTV Ratio(2)(3)(5)
Refinance	25	$404,067,345	62.5%	5.133%	110	2.15	x	53.7%	47.5%
Acquisition	13	$207,910,000	32.2%	5.144%	119	1.82	x	62.9%	59.7%
Recapitalization	3	$34,500,000	5.3%	5.077%	120	1.76	x	60.9%	50.3%
Total/Weighted Average	41	$646,477,345	100.0%	5.133%	114	2.03	x	57.1%	51.5%

Please see footnotes on page A-2-4.

A-2-3

UBS 2018-C15

OVERVIEW OF MORTGAGE POOL CHARACTERISTICS

(1)	All numerical information concerning the mortgage loans is approximate and, in the case of mortgage loans secured by multiple properties, is based on allocated loan amounts with respect to such properties. All weighted average information regarding the mortgage loans reflects the weighting of the mortgage loans based on their outstanding principal balances as of the Cut-off Date or, in the case of mortgage loans secured by multiple properties, allocated loan amounts. The sum of numbers and percentages in columns may not match the “Total/Weighted Average” due to rounding.

(2)	With respect to any mortgage loan that is part of a whole loan, unless otherwise indicated, Balance per Unit/Room/Pad/NRA, LTV, DSCR and Debt Yield calculations in this Term Sheet include any related pari passu companion loans and exclude any subordinate companion loans, as applicable. Additionally, Balance per Unit/Room/Pad/NRA, LTV, DSCR and Debt Yield figures in this Term Sheet are calculated for mortgage loans without regard to any additional indebtedness that may be incurred at a future date.

(3)	The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD for the following mortgage loans are based on an Appraised Value for one or more mortgaged properties that is not an “As-Is” Appraised Value.

With respect to the mortgage loan secured by the portfolio of mortgaged properties identified on Annex A-1 to the Preliminary Prospectus as Great Value Storage Portfolio, the Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, and Appraised Value with respect to the whole loan are based on the “As-Portfolio” Appraised Value of $376,000,000 as of October 10, 2018, which reflects a 15.3% premium attributed to the aggregate sum of the “As-Is” Appraised Values, as applicable, for each of the Great Value Storage Portfolio mortgaged properties on an individual basis. On a portfolio basis, the Great Value Storage Portfolio mortgaged properties have an “As Stabilized” Appraised Value of $392,000,000 as of October 10, 2019. On a standalone basis, the Great Value Storage Portfolio mortgaged properties have an aggregate “As-Is” Appraised Value of $326,000,000. The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD based on the whole loan and the aggregate standalone “As-Is” Appraised Value of $326,000,000 are 33.7% and 33.7%, respectively. The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD based on the whole loan and the portfolio basis “As Stabilized” Appraised Value of $392,000,000 are 28.1% and 28.1%, respectively.

With respect to the mortgage loan secured by the portfolio of mortgaged properties identified on Annex A-1 to the Preliminary Prospectus as Warren Hospitality Portfolio, the Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, and the Appraised Value are based on the “As Is (PIP Extraordinary Assumption)” Appraised value of $14,000,000 for the Holiday Inn Express - Warren mortgaged property as of September 12, 2018, which assumes the completion of an estimated $1,939,010 property improvement plan, for which the borrower reserved $2,229,862 at origination. The Appraised Value for the Holiday Inn Express – Warren mortgaged property assuming the “As-Is” Appraised Value is $12,500,000 as of September 12, 2018. The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD assuming the “As-Is” Appraised Value for the mortgaged property are 63.6% and 48.7%, respectively.

With respect to the mortgage loan secured by the mortgaged property identified on Annex A-1 to the Preliminary Prospectus as Marina Gardens, the Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, and Appraised Value with respect to the mortgage loan are based on the "As Complete" Appraised Value of $14,500,000 as of September 27, 2018, which assumes the completion of $616,110 in renovation, for which the lender reserved $650,153 at origination. The Appraised Value for the mortgaged property assuming the “As-Is” Appraised Value is $13,900,000 as of September 27, 2018. The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD assuming the “As-Is” Appraised Value for the mortgaged property are 78.2% and 65.0%, respectively.

With respect to the mortgage loan secured by the mortgaged property identified on Annex A-1 to the Preliminary Prospectus as Hilton Garden Inn – Killeen, TX, the Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, and Appraised Value with respect to the mortgage loan are based on the "As-Renovated" Appraised Value of $11,600,000 as of September 27, 2018, which assumes the completion of $700,000 in PIP renovations, the cost of which the lender reserved at origination. The Appraised Value for the mortgaged property assuming the “As-Is” Appraised Value is $11,000,000 as of September 27, 2018. The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD assuming the “As-Is” Appraised Value for the mortgaged properties are 74.5% and 57.6%, respectively.

With respect to the mortgage loan secured by the mortgaged property identified on Annex A-1 to the Preliminary Prospectus as Hampton Inn - Derby, the Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, and the Appraised Value are based on the "As-Is" Appraised Value of $7,000,000 as of August 28, 2018 along with a $150,000 FF&E reserve credit. A $472,500 property improvement plan is expected to be completed sometime in the future as the Mortgaged property is currently in compliance, but an initial reserve along with monthly escrows were required at origination. The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD assuming the “As-Is” Appraised Value for the mortgaged property are 71.3% and 55.1%, respectively.

With respect to the mortgage loan secured by the mortgaged property identified on Annex A-1 to the Preliminary Prospectus as Bradenton Health Park East, the Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, and Appraised Value are based on the "As Stabilized" Appraised Value of $6,300,000 as of February 15, 2019, which assumes that construction at building 6020 is completed and all three tenants at building 6020 occupy their spaces and pay rents. The Appraised Value for the mortgaged property based on the “As-Is” Appraised Value is $5,700,000 as of November 26, 2018. The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD based on the “As-Is” Appraised Value for the mortgaged property are 70.2% and 65.0%, respectively. At origination, the borrower deposited $374,614 into the Synergy Construction Reserve, $102,790 into the Caretenders Construction Reserve, $130,283 into the Blue Wave TI Reserve, $45,803 into the Free Rent Reserve - Synergy, and $15,450 into the Free Rent Reserve – Caretenders.

(4)	“California—Northern” includes zip codes above 93600, and “California—Southern” includes zip codes at or below 93600.

(5)	With respect to an ARD loan, refers to the term through the related anticipated repayment date.

A-2-4

ANNEX A-3

SUMMARIES OF THE FIFTEEN LARGEST MORTGAGE LOANS

A-3-1

Various	Collateral Asset Summary – Loan No. 1 Great Value Storage Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$55,000,000 29.3% 4.69x 20.1%

A-3-2

Various	Collateral Asset Summary – Loan No. 1 Great Value Storage Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$55,000,000 29.3% 4.69x 20.1%

Lake Superior
Duluth
ONTARIO
MINNESOTA
Marquette
Sault Ste. Marie
Escanaba
MINNEAPOLIS
ST. PAUL
WISCONSIN
Wausau
Green Bay
Traverse City
Lake Huron
Mankato
Rochester
MICHIGAN
Saginaw
Grand Rapids
Flint
Port Huron
Lansing
MILWAUKEE
Lake Michigan
IOWA
Cedar Falls
Madison
Cedar Rapids
Rockford
DETROIT
Lake Erie
Toledo
CHICAGO
CLEVELAND
Iowa City
Davenport
Des Moines
Ft. Wayne
OHIO
Mansfield
Peoria
INDIANA
ILLINOIS
Champaign
Dayton
MISSOURI
COLUMBUS
KANSAS CITY
Springfield
INDIANAPOLIS
Columbia
CINCINNATI
Charleston
ST. LOUIS
Jefferson City
LOUISVILLE
Frankfort
WV
Evansville
Lexington
KENTUCKY
Springfield
VA
Joplin
Paducah
Bowling Green
Johnson City

Amsterdam
Saratoga Springs
VERMONT
Bennington
Brattleboro
Schenectady
Troy
Albany Intl. Airport
Albany
Rensselaer
North Adams
Greenfield
Oneonta
Pittsfield
NEW YORK
MASSACHUSETTS
Northampton
CATSKILL MOUNTAINS
Holyoke
Hudson
SPRINGFIELD
CATSKILL STATE PARK
Kingston
Torrington
Hyde Park
HARTFORD
Liberty
New Paltz
Poughkeepsie
CONN.
Monticello
Highland
Waterbury
Newburgh
Middletown
Beacon
Naugatuck
Middletown
Carmel
NEW HAVEN
West Point
Danbury
PENN.
Peekskill
Warwick
BRIDGEPORT
NEW JERSEY
Spring Valley
White Plains
East Stroudsburg
Stamford
Long Island Sound
YONKERS
Glen Cove
Riverhead
Morristown
NEW YORK

Great Value Storage Portfolio

Facility	Location
GVS - 6258 Westward St	Houston, TX
GVS - 8536 Skillman Street	Dallas, TX
GVS - 10540 Hempstead Rd	Houston, TX
GVS - 2202 N Market St	Champaign, IL
GVS - 4511 Samuell Blvd	Dallas, TX
GVS - 3186 N. Post Rd	Indianapolis, IN
GVS - 1441 N Nellis Blvd	Las Vegas, NV
GVS - 4601 South Fwy	Fort Worth, TX
GVS - 15360 Kuykendahl	Houston, TX
GVS - 111 N Layfair Dr	Flowood, MS
GVS - 1716 N Cunningham	Urbana, IL
GVS - 8684 Old State Rd	Lewis Center, OH
GVS - 9596 Antoine Dr	Houston, TX
GVS - 11702 Beechnut St.	Houston, TX
GVS - 435 Congress Park Dr	Dayton, OH
GVS - 7206 Tussing Rd	Reynoldsburg, OH
GVS - 8591 Hanvin Rd	Houston, TX
GVS - 1538 Georgesville Rd	Columbus, OH
GVS - 2033 Oak Grove Rd	Hattiesburg, MS
GVS - 820 Highway 80 East	Mesquite, TX
GVS - 1681 W Government Cove	Brandon, MS
GVS - 123 S Meridian Rd	Youngstown, OH
GVS - 613 North Fwy	Fort Worth, TX
GVS - 3199 Westerville Road	Columbus, OH
GVS - 14318 Highway 249	Houston, TX
GVS - 410 North IH-45/Gulf Fwy	Texas City, TX
GVS - 7995 Southern Blvd	Boardman, OH
GVS - 8450 Cook Rd	Houston, TX
GVS - 765 South Street	Newburgh, NY
GVS - 9600 Marion Ridge	Kansas City, MO
GVS - 580 East Dublin-Granville Rd	Worthington, OH
GVS - 3951 Lamar Ave (US Hwy 78)	Memphis, TN
GVS - 10013 RR FM 620 N	Austin, TX
GVS - 9910 E.F. Lowry Expressway	Texas City, TX
GVS - 5301 E Tamarack Circle	Columbus, OH
GVS - 7821 Taylor Road SW	Reynoldsburg, OH
GVS - 10631 W. Fairmont Parkway	La Porte, TX
GVS - 1910 25th Ave N	Texas City, TX
GVS - 8901 North Springboro Pike	Miamisburg, OH
GVS - 441 Laredo St	Aurora, CO
GVS - 13825 FM 306	Canyon Lake, TX
GVS - 2502 Bay Street	Texas City, TX
GVS - 1151 E Expressway 83	San Benito, TX
GVS - 3785 Shiloh Springs Rd	Trotwood, OH
GVS - 1565 Lexington Avenue	Mansfield, OH
GVS - 6861 Bourne Rd.	Houston, TX
GVS - 2150 Wirt Rd.	Houston, TX
GVS - 428 N Smithville Rd.	Dayton, OH
GVS - 3412 Garth	Baytown, TX
GVS - 8120 Alabonson Rd.	Houston, TX
GVS - 2467 S. 183	Leander, TX
GVS - 7273 Kearney St	Commerce City, CO
GVS - 4145 State Route 741 S	Mason, OH
GVS - 1061 Covington Pike	Memphis, TN
GVS - 541 Fairmont Parkway	Pasadena, TX
GVS - 60 Westpark Dr	Dayton, OH
GVS - 16530 West Hardy Street	Houston, TX
GVS - 1584 Route 9G	Hyde Park, NY
GVS - 5811 North Houston Rosslyn Road	Houston, TX
GVS - 632 Timkin Road	Tomball, TX
GVS - 4805 Mona Lane	Deer Park, TX
GVS - 16905 Indian Chief Drive	Cedar Park, TX
GVS - 7116 S IH 35	Austin, TX
GVS - 4641 Production Dr	Dallas, TX

Nampa
Boise
Idaho Falls
Riverton
IDAHO
Casper
OREGON
Pocatello
WYOMING
Rock Springs
Cheyenne
Elko
Ogden
Great Salt Lake
Spring Creek
Salt Lake City
Commerce City
Reno
Provo
NEVADA
DENVER
Carson City
UTAH
AURORA
Ely
Grand Junction
COLORADO SPRINGS
COLORADO
Cedar City
St. George
Durango
LAS VEGAS
Farmington
Henderson
CALIFORNIA
Santa Fe
ARIZONA
Bakersfield
Flagstaff
ALBUQUERQUE
NEW MEXICO
San Bernardino
LOS ANGELES
PHOENIX
MESA
SAN DIEGO
TIJUANA
Yuma
Las Cruces
Pacific Ocean
MEXICO
TUCSON
EL PASO
TX
Nogales

OKLAHOMA CITY
Muskogee
Jonesboro
Jackson
ARKANSAS
MEMPHIS
TN
Norman
Fort Smith
Lawton
OKLAHOMA
Little Rock
Ardmore
Hot Springs
Tupelo
Wichita Falls
Pine Bluff
MISSISSIPPI
Sherman
Greenville
FORT WORTH
Plano
Texarkana
DALLAS
Arlington
Shreveport
Monroe
Jackson
Tyler
Meridian
Corsicana
TEXAS
LOUISIANA
Waco
Nacogdoches
Killeen
Temple
Lufkin
Alexandria
Hattiesburg
College Station
Baton Rouge
Gulfport
AUSTIN
HOUSTON
Lake Charles
Beaumont
Lafayette
NEW ORLEANS
SAN ANTONIO
Port Arthur
Houma
Victoria
Galveston
Corpus Christi
Laredo
Gulf of Mexico
McAllen
MEXICO
Brownsville

A-3-3

Various	Collateral Asset Summary – Loan No. 1 Great Value Storage Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$55,000,000 29.3% 4.69x 20.1%

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	UBS AG			Single Asset/Portfolio:	Portfolio
				Location:	Various
				General Property Type:	Self Storage
Original Balance(1):	$55,000,000			Detailed Property Type:	Self Storage
Cut-off Date Balance(1):	$55,000,000			Title Vesting(2):	Fee Simple
% of Initial Pool Balance:	8.5%			Year Built/Renovated:	Various/Various
Loan Purpose:	Refinance			Size(3):	4,103,764 SF
Borrower Sponsor:	Natin Paul			Cut-off Date Balance per SF(1):	$27
Mortgage Rate:	4.13977%			Maturity Date Balance per SF(1):	$27
Note Date:	11/30/2018			Property Manager:	Great Value Storage, LLC (borrower-related)
First Payment Date:	1/6/2019
Maturity Date:	12/6/2023
Original Term to Maturity:	60 months
Original Amortization Term:	0 months			Underwriting and Financial Information
IO Period:	60 months			UW NOI(5):	$22,105,016
Seasoning:	0 months			UW NOI Debt Yield(1):	20.1%
Prepayment Provisions:	LO (24); DEF (29); O (7)			UW NOI Debt Yield at Maturity(1):	20.1%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NCF DSCR(1):	4.69x
Additional Debt Type(1)(4):	Pari Passu/Mezzanine			Most Recent NOI(5):	$20,930,541 (9/30/2018 TTM)
Additional Debt Balance(1)(4):	$55,000,000/$166,000,000			2nd Most Recent NOI(5):	$19,294,182 (12/31/2017)
Future Debt Permitted (Type)(4):	Yes (Mezzanine)			3rd Most Recent NOI(5):	$17,914,420 (12/31/2016)
Reserves(6)				Most Recent Occupancy(5):	87.0% (9/16/2018)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy(5):	82.7% (12/31/2017)
RE Tax:	$525,978	$328,736	N/A	3rd Most Recent Occupancy(5):	84.8% (12/31/2016)
Insurance:	$807,323	$93,875	N/A	Appraised Value (as of)(7):	$376,000,000 (10/10/2018)
Replacements:	$0	$34,198	N/A	Cut-off Date LTV Ratio(1)(7):	29.3%
Deferred Maintenance:	$536,017	$0	N/A	Maturity Date LTV Ratio(1)(7):	29.3%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$110,000,000	39.9%	Loan Payoff(8):	$253,809,659	92.0%
Mezzanine Loans(4):	$166,000,000	60.1%	Reserves:	$1,869,318	0.7%
			Closing Costs:	$6,019,566	2.2%
			Return of Equity:	$14,301,457	5.2%
Total Sources:	$276,000,000	100.0%	Total Uses:	$276,000,000	100.0%

(1)	The Great Value Storage Portfolio Mortgage Loan (as defined below) is part of the Great Value Storage Portfolio Whole Loan (as defined below), which is comprised of six pari passu promissory notes with an aggregate original principal balance of $110,000,000. The Great Value Storage Portfolio Whole Loan was originated concurrently with the Great Value Storage Portfolio Mezzanine Loans (as defined below) with an aggregate original principal balance of $166,000,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio presented above are based on the aggregate principal balance of the promissory notes comprising the Great Value Storage Portfolio Whole Loan. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio based on the Great Value Storage Portfolio Whole Loan and the Great Value Storage Portfolio Mezzanine Loans are $67, $67, 8.0%, 8.0%, 1.41x, 73.4% and 73.4%, respectively.

(2)	A strip of land bisecting the GVS - 4901 South Freeway property is owned by a utility company and is not collateral for the Great Value Store Portfolio Whole Loan. As of May 2011, the utility company, as licensor, has granted a license to the Great Value Storage Portfolio Borrower (as defined below) for use of the strip of land for parking. The strip of land has several power lines and electrical transmission towers, but is not improved by any other buildings, and the two portions of the GVS - 4901 South Freeway property have separate access. All income and expenses attributed to the strip of land have been excluded from the valuation and underwriting.

(3)	The Great Value Storage Portfolio (as defined below) has 30,811 units totaling 4,103,764 SF.

(4)	See “The Mortgage Loan”, “Additional Secured Indebtedness (not including trade debts)” and “Mezzanine Loans and Preferred Equity” below for further discussion of additional and permitted additional debt.

(5)	The Great Value Storage Portfolio Borrowers acquired two properties, GVS - 2502 Bay Street and GVS - 410 Gulf Freeway, in 2016 and two additional properties, GVS - 443 Laredo Street and GVS - 7273 Kearney Street and 6345 East 78th Avenue, in 2017. As such, 2016 historical performance does not include GVS - 2502 Bay Street and GVS - 410 Gulf Freeway and 2017 historical performance does not include GVS - 443 Laredo Street and GVS - 7273 Kearney Street and 6345 East 78th Avenue. The increase in NOI is primarily due to the inclusion of the acquired additions. UW NOI is based on the underwritten rent roll.

(6)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(7)	On a portfolio basis, the Great Value Storage Portfolio has an “as-is” appraised value of $376,000,000 as of October 10, 2018 and an “as stabilized” appraised value of $392,000,000 as of October 10, 2019. On a stand-alone basis, the 64 Great Value Storage Portfolio Properties (as defined below) have an aggregate “as-is” appraised value of $326,000,000. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio based on the Great Value Storage Portfolio Whole Loan and the aggregate stand-alone “as-is” appraised value of $326,000,000 are 33.7% and 33.7%, respectively. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio based on the Great Value Storage Portfolio Whole Loan and the portfolio “as stabilized” appraised value of $392,000,000 are 28.1% and 28.1%, respectively.

(8)	Payoff includes defeasance costs of approximately $527,879.

The Mortgage Loan. The largest mortgage loan (the “Great Value Storage Portfolio Mortgage Loan”) is part of a whole loan (the “Great Value Storage Portfolio Whole Loan”) evidenced by six promissory notes with an aggregate original principal balance of $110,000,000. The Great Value Storage Portfolio Whole Loan is secured by a first priority fee mortgage encumbering a 4,103,764 SF, 30,811-unit portfolio of 64 self storage properties located across 10

A-3-4

Various	Collateral Asset Summary – Loan No. 1 Great Value Storage Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$55,000,000 29.3% 4.69x 20.1%

states (each a “Great Value Storage Portfolio Property”, and collectively, the “Great Value Storage Portfolio Properties” or “Great Value Storage Portfolio”). Promissory Notes A-1 and A-3, with an aggregate original principal balance of $55,000,000, represent the Great Value Storage Portfolio Mortgage Loan and will be included in the UBS 2018-C15 Trust. The below table summarizes the Great Value Storage Portfolio Whole Loan, including the remaining promissory notes, which are currently held by UBS AG and are expected to be contributed to one or more future securitization transactions or may otherwise be transferred at any time. The Great Value Storage Portfolio Whole Loan will be serviced pursuant to the pooling and servicing agreement for the UBS 2018-C15 Trust until the controlling pari passu Note A-2 is securitized, whereupon the Great Value Storage Portfolio Whole Loan will be serviced pursuant to the pooling and servicing agreement for such future securitization. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

Great Value Storage Portfolio Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Anticipated Note Holder	Controlling Piece
Note A-1	$35,000,000	$35,000,000	UBS 2018-C15	No
Note A-2	$35,000,000	$35,000,000	UBS AG	Yes
Note A-3	$20,000,000	$20,000,000	UBS 2018-C15	No
Note A-4	$10,000,000	$10,000,000	UBS AG	No
Note A-5	$5,000,000	$5,000,000	UBS AG	No
Note A-6	$5,000,000	$5,000,000	UBS AG	No
Total	$110,000,000	$110,000,000

The proceeds of the Great Value Storage Portfolio Mortgage Loan, together with the proceeds of two mezzanine loans (collectively, the “Great Value Storage Portfolio Mezzanine Loans”) of $166.0 million, were used to pay off existing debt on the Great Value Storage Portfolio Properties, fund reserves, pay closing costs, and return equity to the borrower sponsor.

The Borrowers and the Borrower Sponsor. The borrowers are 12 Delaware special purpose entities (each individually, a “Great Value Storage Portfolio Borrower”, and collectively, the “Great Value Storage Portfolio Borrowers”), which are controlled and owned, directly and indirectly by World Class Holding Company, LLC. Each borrowing entity is structured to be bankruptcy remote with two independent directors in its organizational structure. Legal counsel to the Great Value Storage Portfolio Borrowers delivered a non-consolidation opinion in connection with the origination of the Great Value Storage Portfolio Whole Loan. The borrower sponsor and non-recourse guarantor of the Great Value Storage Portfolio Mortgage Loan is Natin Paul (the “Great Value Storage Portfolio Sponsor”), who is the sole owner of 100% of the common units in World Class Holding Company, LLC.

The Great Value Storage Portfolio Sponsor is the Founder, President, and CEO of World Class, a holding company that owns a diverse portfolio of real estate assets and operating companies, including real estate investment platforms, World Class Property Company, World Class Equity, and Great Value Storage. World Class Property Company, headquartered in Austin, Texas, owns and operates a portfolio of over 150 properties across 16 states, in addition to a portfolio of development sites entitled for over 50 million SF of potential development. The existing portfolio includes office buildings, retail properties, apartment communities, mixed-use assets, industrial warehouses, parking facilities, hospitality properties, marina, and land located throughout the nation. Founded in 2008, Great Value Storage (“GVS”) owns and operates 83 self storage facilities comprising 6.5 million SF of rentable space across 11 states.

The Properties. The Great Value Storage Portfolio Mortgage Loan is secured by 64 self storage properties located across ten states with an aggregate of 30,811 units totaling 4,103,764 SF. The Great Value Storage Portfolio Sponsor acquired the Great Value Storage Portfolio Properties over the past ten years at a total cost basis of approximately $310.0 million. Since August 2016, the Great Value Storage Portfolio Sponsor has invested approximately $4.4 million in non-reoccurring capital improvements, which included uniformity in branding across the properties, full repainting of the exteriors and interiors of properties, new awnings, new signage, new unit doors, access improvements, office construction, and LED light installation.

Excluding four properties not owned prior to January 2016, the Great Value Storage Portfolio’s net operating income has increased 2.6% from 2016 to 2017 and 6.7% from 2017 to the trailing twelve-months ending in September 30, 2018. The Great Value Storage Portfolio has average quarterly portfolio occupancy between 83.0% and 87.9% since the first quarter of 2015 and as of the underwritten rent roll dated September 16, 2018, the portfolio occupancy based on SF and units was 87.0% and 85.7%, respectively.

The Great Value Storage Portfolio includes 3,758 climate-controlled units totaling 403,764 SF, 25,560 non-climate-controlled units totaling 3,537,581 SF and 87 other office/warehouse/retail storage units totaling 125,562 SF. The non-climate-controlled units average 237 SF and range in unit size from 9 SF to 4,428 SF. The climate-controlled units average 122 SF and range in unit size from 13 SF to 375 SF. The office/warehouse/retail storage units average 1,125 SF and range in unit size from 160 SF to 7,020 SF. The storage units account for 99.1% of net rentable square footage and 95.9% of UW base rent.

In addition to conventional storage units, the Great Value Storage Portfolio includes 1,380 covered and uncovered vehicle parking units, 13 office/warehouse/retail commercial spaces, four campsites, seven billboard and two cell tower leases. Five of the Great Value Storage Portfolio Properties lease 34,457 SF to 11 commercial tenants, accounting for UW base rent of $291,303 (0.9% of annual UW base rent). The commercial tenants include Jack Williams Tire Company (16,065 SF, 32.6% of commercial UW base rent), which utilizes its space as a tire repair shop, JJ Auto Sales (4,800 SF, 12.8% of commercial UW base rent), which utilizes its space as a used car dealership, and West Licking Joint Fire Department (2,404, SF, 6.6% of commercial UW base rent), which utilizes its space as the city fire department. Six of the Great Value Storage Portfolio Properties lease seven billboards and two of the Great Value Storage Portfolio Properties lease two cell towers, accounting for UW base rent of $37,854 (0.2% of annual UW base rent) in the aggregate. Additionally, the GVS - 10013 FM 620 property leases four open area campsites totaling 2,400 SF.

A-3-5

Various	Collateral Asset Summary – Loan No. 1 Great Value Storage Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$55,000,000 29.3% 4.69x 20.1%

The following table presents certain information relating to the Great Value Storage Portfolio Properties:

Portfolio Summary
State	Average Year Built	Average Year Renovated	No. of Properties	Net Rentable Area (SF)(1)	Net Rentable Area (Units)(1)	Occupancy(1)(2)	Allocated Cut-off Date Balance(3)	% of Allocated Cut-off Date Balance	Appraised Value(4)	LTV(3)(4)	UW NCF
Texas	1981	1996	34	2,186,173	15,947	86.5%	$56,634,060	51.5%	$174,135,000	32.5%	$10,861,717
Ohio	1985	1991	16	939,677	7,567	90.4%	$26,304,340	23.9%	$72,930,000	36.1%	$5,449,419
Mississippi	1988	NAP	3	236,355	1,801	83.6%	$5,858,700	5.3%	$17,550,000	33.4%	$1,113,642
Illinois	2001	2004	2	163,944	1,387	63.3%	$4,543,470	4.1%	$12,900,000	35.2%	$892,530
Colorado	1984	NAP	2	103,520	717	90.8%	$4,025,360	3.7%	$11,700,000	34.4%	$869,445
Nevada	1954	NAP	1	131,744	694	99.5%	$3,427,550	3.1%	$9,200,000	37.3%	$660,453
New York	1966	NAP	2	90,862	736	89.9%	$3,387,680	3.1%	$9,100,000	37.2%	$712,156
Missouri	1997	NAP	1	70,000	480	87.7%	$2,072,460	1.9%	$6,700,000	30.9%	$397,172
Tennessee	1979	NAP	2	108,575	766	91.2%	$2,032,610	1.8%	$6,275,000	32.4%	$389,694
Indiana	1985	NAP	1	72,914	716	81.0%	$1,713,770	1.6%	$5,510,000	31.1%	$324,771
Total/Wtd. Avg.			64	4,103,764	30,811	87.0%	$110,000,000	100.0%	$376,000,000	29.3%	$21,671,000

(1)	Information is based on the underwritten rent roll.

(2)	Occupancy is based on the net rentable square footage at each Great Value Storage Portfolio Property. The weighted average occupancy of the Great Value Storage Portfolio, based on net rentable units, is 85.7%.

(3)	Allocated Cut-off Date Balance and LTV are based on the Great Value Storage Portfolio Whole Loan.

(4)	The aggregate Appraised Value for each state represents the “as-is” appraised value on a stand-alone basis. Total Appraised Value and Wtd Avg. LTV are based on the portfolio “as-is” appraised value of $376,000,000 as of October 10, 2018. Wtd. Avg. LTV based on the aggregate stand-alone “as-is” appraised value of $326,000,000 is 33.7%.

The following table presents certain information relating to the unit mix at the Great Value Storage Portfolio Properties:

Portfolio Unit Mix(1)
Unit Type	Net Rentable Area (SF)	% of Net Rentable Area (SF)	Net Rentable Area (Units)	% of Net Rentable Area (Units)	Occupancy (%)(2)	Annual UW Base Rent	% of Annual UW Base Rent
Storage Units (Conventional)(3)	4,066,907	99.1%	29,405	95.4%	85.5%	$31,736,047	95.9%
Parking Spaces (Covered)	N/A	N/A	97	0.3%	95.9%	$128,282	0.4%
Parking Spaces (Uncovered)	N/A	N/A	249	0.8%	90.8%	$177,023	0.5%
Parking Spaces (Other)	N/A	N/A	1,034	3.4%	87.6%	$708,962	2.1%
Commercial Units	34,457	0.8%	13	0.0%	100.0%	$291,303	0.9%
Campsite	2,400	0.1%	4	0.0%	75.0%	$16,800	0.1%
Billboard	N/A	N/A	7	0.0%	100.0%	$20,745	0.1%
Cell Tower	N/A	N/A	2	0.0%	100.0%	$17,109	0.1%
Total	4,103,764	100.0%	30,811	100.0%	85.7%	$33,096,271	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Occupancy is based on the net rentable units at each Great Value Storage Portfolio Property. The weighted average occupancy of the Great Value Storage Portfolio, based on net rentable square footage, is 87.0%.

(3)	Includes non-climate-controlled, climate-controlled, and office/warehouse/retail storage space.

The Market. The Great Value Storage Portfolio benefits from geographical diversity with properties located across ten states and 39 cities. Of these, 34 properties are located across six statistical metropolitan areas (“SMAs”) in Texas (53.3% of net rental square footage, 51.5% of the allocated cut-off date balance). Additionally, 16 properties are located across five SMAs in Ohio (22.9% of net rentable square footage, 23.9% of the allocated cut-off date balance). No individual property represents more than 3.5% of net rentable square footage or 3.9% of the allocated cut-off date balance.

The weighted average estimated 2018 population and average household income within a three-mile radius and five-mile radius of the Great Value Storage Portfolio Properties is 102,474 and $71,294 and 237,731 and $75,872, respectively. The Great Value Storage Portfolio Properties are primarily located in accessible urban and suburban areas along commercial roadways, in which the weighted average traffic count, based on the nearest major intersection to the Great Value Storage Portfolio Properties, is 18,875.

According to a third party research report, there are approximately 52,747 self storage facilities across the United States, which represents an increase of 1.1% over 2017. National occupancy rates have continued to improve from 82.8% in 2011 to 88.5% as of 2018. Within the Great Value Storage Portfolio, 28 properties are located within the Southwest division of the self storage market, which exhibited a national average occupancy rate of 87.3% for 2018. Additionally, 19 properties are located within the East North Central division of the self storage market, which exhibited a national average occupancy rate of 88.2% for 2018. According to the appraisal, 2018 nationwide non-climate-controlled storage units and climate-controlled storage units have an average rental rate of $15.42 PSF and $19.11 PSF, respectively. Non-climate-controlled storage units and climate-controlled storage units at the Great Value Storage Portfolio Properties have an average rental rate of $7.58 PSF and $11.32 PSF, respectively.

A-3-6

Various	Collateral Asset Summary – Loan No. 1 Great Value Storage Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$55,000,000 29.3% 4.69x 20.1%

Distribution by SMA
SMA	# of Properties	Net Rentable Area (SF)(1)	UW NCF	% of UW NCF	Traffic Count(2)	2018 Population - 5-Mile Radius(3)	Allocated Cut-off Date Balance(4)	Appraised Value(5)	LTV(4)(5)
Houston-The Woodlands-Sugar Land, TX	22	1,385,596	$6,865,943	31.7%	11,308	302,438	$36,467,390	$114,440,000	31.9%
Dallas-Fort Worth-Arlington, TX	6	582,612	$2,789,948	12.9%	43,739	334,063	$14,547,100	$42,900,000	33.9%
Columbus, OH	7	456,336	$2,788,848	12.9%	15,829	240,262	$13,510,870	$38,000,000	35.6%
Dayton, OH	5	276,069	$1,375,388	6.3%	13,286	144,025	$6,934,780	$19,060,000	36.4%
Other, OH(6)	4	207,272	$1,285,183	5.9%	12,168	97,731	$5,858,690	$15,870,000	36.9%
Champaign-Urbana, IL	2	163,944	$892,530	4.1%	38,100	129,539	$4,543,470	$12,900,000	35.2%
Denver-Aurora-Lakewood, CO	2	103,520	$869,445	4.0%	9,597	264,542	$4,025,360	$11,700,000	34.4%
Jackson, MS	2	159,600	$743,406	3.4%	29,765	75,818	$3,905,800	$11,900,000	32.8%
Las Vegas-Henderson-Paradise, NV	1	131,744	$660,453	3.0%	38,000	415,102	$3,427,550	$9,200,000	37.3%
Austin-Round Rock, TX	4	113,270	$734,845	3.4%	2,929	173,371	$3,188,410	$8,770,000	36.4%
Other, TX(7)	2	104,695	$470,982	2.2%	3,035	31,574	$2,431,160	$8,025,000	30.3%
Orange-Rockland-Westchester, NY	1	63,137	$472,277	2.2%	18,300	108,334	$2,271,740	$6,100,000	37.2%
Kansas City, MO-KS	1	70,000	$397,172	1.8%	2,824	154,766	$2,072,460	$6,700,000	30.9%
Memphis, TN-AR-MS	2	108,575	$389,694	1.8%	31,612	196,642	$2,032,610	$6,275,000	32.4%
Hattiesburg, MS	1	76,755	$370,236	1.7%	10,000	66,649	$1,952,900	$5,650,000	34.6%
Indianapolis-Carmel-Anderson, IN	1	72,914	$324,771	1.5%	19,774	187,001	$1,713,770	$5,510,000	31.1%
Poughkeepsie-Newburgh-Middletown NY	1	27,725	$239,879	1.1%	9,180	22,489	$1,115,940	$3,000,000	37.2%
Total/Wtd. Avg.	64	4,103,764	$21,671,000	100.0%	18,875	237,731	$110,000,000	$376,000,000	29.3%

(1)	Information is based on the underwritten rent roll.

(2)	Information is based on third party market research reports.

(3)	Information is based on the appraisals.

(4)	Allocated Cut-off Date Balance and LTV are based on the Great Value Storage Portfolio Whole Loan.

(5)	The aggregate Appraised Value for each SMA represents the “as-is” appraised value on a stand-alone basis. Total Appraised Value and Wtd Avg. LTV are based on the portfolio “as-is” appraised value of $376,000,000 as of October 10, 2018. Wtd. Avg. LTV based on the aggregate stand-alone “as-is” appraised value of $326,000,000 is 33.7%.

(6)	Includes two properties in the Youngstown-Warren-Boardman, OH-PA SMA, one property in the Mansfield, OH SMA and one property in the Cincinnati, OH-KY-IN SMA.

(7)	Includes one property in the Brownsville-Harlingen, TX SMA and one property in the San Antonio-New Braunfels, TX SMA.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Great Value Storage Portfolio Properties:

Cash Flow Analysis
	2015	2016	2017	9/30/2018 TTM	UW	UW PSF
Gross Potential Rent(1)	$21,899,319	$32,785,852	$34,642,967	$35,352,553	$36,811,708	$8.97
Other Income(2)	$1,517,842	$3,982,911	$4,227,152	$4,573,337	$4,573,337	$1.11
Less Vacancy & Credit Loss	($4,423,818)	($6,701,017)	($6,575,081)	($5,484,505)	($5,679,034)	($1.38)
Effective Gross Income	$18,993,343	$30,067,746	$32,295,038	$34,441,385	$35,706,011	$8.70
Total Operating Expenses	$8,683,039	$12,153,326	$13,000,855	$13,510,843	$13,600,995	$3.31
Net Operating Income	$10,310,304	$17,914,420	$19,294,182	$20,930,541	$22,105,016	$5.39
Capital Expenditures	$0	$0	$0	$0	$434,016	$0.11
Net Cash Flow	$10,310,304	$17,914,420	$19,294,182	$20,930,541	$21,671,000	$5.28

Occupancy %(3)	86.0%	84.8%	82.7%	84.6%	84.6%
NOI DSCR(4)	2.23x	3.88x	4.18x	4.53x	4.79x
NCF DSCR(4)	2.23x	3.88x	4.18x	4.53x	4.69x
NOI Debt Yield(4)	9.4%	16.3%	17.5%	19.0%	20.1%
NCF Debt Yield(4)	9.4%	16.3%	17.5%	19.0%	19.7%

(1)	The Great Value Storage Portfolio Borrower acquired two properties, GVS - 2502 Bay Street and GVS - 410 Gulf Freeway, in 2016 and two additional properties, GVS - 443 Laredo Street and GVS - 7273 Kearney Street and 6345 East 78th Avenue, in 2017. As such, the 2016 historical performance does not include GVS - 2502 Bay Street and GVS - 410 Gulf Freeway and the 2017 historical performance does not include GVS - 443 Laredo Street and GVS - 7273 Kearney Street and 6345 East 78th Avenue. The increase in Gross Potential Rent is primarily due to the inclusion of the acquired properties. UW Gross Potential Rent is based on the underwritten rent roll and includes base rental revenue from conventional self storage units, vehicle parking spaces, commercial units, campsites, billboards, and cell towers.

(2)	Other Income includes personal property protection reimbursement, late fees, lien fees, admin fees, merchandise sales, miscellaneous income and other fees.

(3)	UW Occupancy % is based on the economic occupancy of 15.4%. As of September 16, 2018, the Great Value Storage Portfolio had physical occupancy of 87.0%, based on net rentable square footage, and 85.7%, based on net rentable units.

(4)	Debt service coverage ratios and debt yields are based on the Great Value Storage Portfolio Whole Loan.

A-3-7

Various	Collateral Asset Summary – Loan No. 1 Great Value Storage Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$55,000,000 29.3% 4.69x 20.1%

Escrows and Reserves. The Great Value Storage Portfolio Borrower deposited in escrow at origination (i) $525,978 for annual real estate taxes, (ii) $807,323 for annual insurance premiums, and (iii) $536,017 for immediate repairs. The Great Value Storage Portfolio Borrower is required to escrow monthly (i) 1/12 of the annual estimated tax payments, currently equal to $328,736, (ii) 1/12 of the annual estimated insurance premiums, currently equal to $93,875 and (iii) $34,198 for replacement reserves.

Lockbox and Cash Management. The Great Value Storage Portfolio Whole Loan has a hard lockbox with springing cash management upon the occurrence and continuance of a Cash Management Trigger Event (as defined below). Pursuant to the Great Value Storage Portfolio Whole Loan documents, during the continuance of a Cash Management Trigger Event, all excess funds on deposit in the cash management account (after payment of required monthly reserve deposits, debt service payment and cash management bank fees) will be applied as follows: (i) to the debt service payment of the Great Value Storage Portfolio Mezzanine A Loan (as defined below), (ii) if no event of default is continuing under the Great Value Storage Portfolio Mezzanine A Loan, to the debt service payment of the Great Value Storage Portfolio Mezzanine B Loan (as defined below), (iii) if a Cash Sweep Trigger Event (as defined below) is continuing, to an excess cash reserve, or (a) if a Cash Sweep Trigger Event has occurred as a result of an event of default under the Great Value Storage Portfolio Mezzanine A Loan, to the lender of the Great Value Storage Portfolio Mezzanine A Loan, or (b) if no event of default is continuing under the Great Value Storage Portfolio Mezzanine A Loan, but an event of default is continuing under the Great Value Storage Portfolio Mezzanine B Loan, to the lender of the Great Value Storage Portfolio Mezzanine B Loan, and (iv) if a Cash Sweep Trigger Event is not continuing, to the Great Value Storage Portfolio Borrower.

A “Cash Management Trigger Event” will occur upon (i) an event of default, (ii) any bankruptcy action involving the Great Value Storage Portfolio Borrower, the Great Value Storage Portfolio Sponsor, the guarantor, or the property manager, (iii) the trailing 12-month period debt service coverage ratio, based on the Great Value Storage Portfolio Whole Loan and Great Value Storage Portfolio Mezzanine Loans (the “Cumulative DSCR”), falling below 1.34x, or if the Permitted Mezzanine Loan (as defined below) is then outstanding, the trailing 12-month period debt service coverage ratio, based on the Great Value Storage Portfolio Whole Loan, Great Value Storage Portfolio Mezzanine Loans and the Permitted Mezzanine Loan (the “Fully Funded Cumulative DSCR”), falling below 1.16x, (iv) any indictment for fraud or misappropriation of funds by the Great Value Storage Portfolio Borrower, the Great Value Storage Portfolio Sponsor, the guarantor, or the property manager, or any officer of the aforementioned, or (v) notice of an event of default under any of the Great Value Storage Portfolio Mezzanine Loans. A Cash Management Trigger Event will continue until, in regard to clause (i) above, the cure of such event of default and acceptance of such cure by the lender, in regard to clause (ii) above, the filing being discharged, stayed or dismissed within 60 days for the Great Value Storage Portfolio Borrower, the Great Value Storage Portfolio Sponsor, or guarantor, or within 120 days for the property manager, and the lender’s determination that such filing does not materially affect the obligations of the Great Value Storage Portfolio Borrower, the Great Value Storage Portfolio Sponsor, the guarantor, or the property manager under the applicable the Great Value Storage Portfolio Whole Loan documents or management agreement, as applicable, in regard to clause (iii) above, either (a) the Cumulative DSCR is at least 1.39x for two consecutive calendar quarters or if the Permitted Mezzanine Loan is then outstanding, the Fully Funded Cumulative DSCR is at least 1.21x for two consecutive calendar quarters, or (b) the Great Value Storage Portfolio Borrower deposits with the lender, either in cash or letter of credit, an amount that if applied to the reduction of the outstanding principal balances of the Great Value Storage Portfolio Whole Loan and the Great Value Storage Portfolio Mezzanine Loans, would result in a Cumulative DSCR of at least 1.34x or if the Permitted Mezzanine Loan is then outstanding, would result in a Fully Funded Cumulative DSCR of 1.16x, in regard to clause (iv) above, the dismissal of the applicable indictment with prejudice or the acquittal of the applicable person with respect to the related charge or the replacement of the property manager with a qualified manager pursuant to the Great Value Storage Portfolio Whole Loan documents, or in regard to clause (v) above, the lender receives notice of the cure of such event of default and acceptance of such cure by the applicable lender of the Great Value Storage Portfolio Mezzanine Loan.

A “Cash Sweep Trigger Event” will occur upon (i) an event of default, (ii) any bankruptcy action involving the Great Value Storage Portfolio Borrower, the Great Value Storage Portfolio Sponsor, the guarantor, or the property manager, (iii) the Cumulative DSCR falling below 1.34x, or if the Permitted Mezzanine Loan is then outstanding, the Fully Funded Cumulative DSCR falling below 1.16x, or (iv) notice of an event of default under any of the Great Value Storage Portfolio Mezzanine Loans. A Cash Sweep Trigger Event will continue until, in regard to clause (i) above, the cure of such event of default and acceptance of such cure by the lender, in regard to clause (ii) above, the filing being discharged, stayed or dismissed within 60 days for the Great Value Storage Portfolio Borrower, the Great Value Storage Portfolio Sponsor, or guarantor, or within 120 days for the property manager, and the lender’s determination that such filing does not materially affect the obligations of the Great Value Storage Portfolio Borrower, the Great Value Storage Portfolio Sponsor, the guarantor, or the property manager under the applicable the Great Value Storage Portfolio Whole Loan documents or management agreement, as applicable, in regard to clause (iii) above, either (a) the Cumulative DSCR is at least 1.39x for two consecutive calendar quarters or if the Permitted Mezzanine Loan is then outstanding, the Fully Funded Cumulative DSCR is at least 1.21x for two consecutive calendar quarters, or (b) the Great Value Storage Portfolio Borrower deposits with the lender, either in cash or letter of credit, an amount that if applied to the reduction of the outstanding principal balances of the Great Value Storage Portfolio Whole Loan and the Great Value Storage Portfolio Mezzanine Loans, would result in a Cumulative DSCR of at least 1.34x or if the Permitted Mezzanine Loan is then outstanding, would result in a Fully Funded Cumulative DSCR of 1.16x, or in regard to clause (iv) above, the lender receives notice of the cure of such event of default and acceptance of such cure by the applicable lender of the Great Value Storage Portfolio Mezzanine Loan.

Additional Secured Indebtedness (not including trade debts). Prior to November 30, 2020, a newly-formed single-purpose entity that owns 100% of the direct equity interests of the borrower of the Great Value Storage Portfolio Mezzanine B Loan has a one-time right to pledge all or any portion of its limited liability company interests to secure an additional mezzanine loan up to a maximum principal amount of $19,000,000 (the “Permitted Mezzanine Loan”), provided that the following conditions, among others, are satisfied: (i) the debt yield, including the Great Value Storage Portfolio Whole Loan, the Great Value Storage Portfolio Mezzanine Loans and the Permitted Mezzanine Loan, is not less than 7.3%, (ii) the debt service coverage ratio, including the Great Value Storage Portfolio Whole Loan, the Great Value Storage Portfolio Mezzanine Loans and the Permitted Mezzanine Loan, is not less than 1.20x, (iii) the loan-to-value ratio, including the Great Value Storage Portfolio Whole Loan, the Great Value Storage Portfolio Mezzanine Loans and the Permitted Mezzanine Loan, is not greater than 79.0%, and (iv) the Permitted Mezzanine Loan is coterminous with the Great Value Storage Portfolio Whole Loan and provides for a fixed rate of interest. The lender has been informed by the current holder of the Great Value Storage Portfolio Mezzanine B Loan that such mezzanine B lender intends to provide the mezzanine financing contemplated under the Permitted Mezzanine Loan described above in the amount of $19,000,000; provided that such additional mezzanine financing may be effected through an amendment to the existing Great Value Storage Portfolio Mezzanine B Loan in lieu of a new separate mezzanine loan contemplated above.

Mezzanine Loans and Preferred Equity. The Great Value Storage Portfolio Mezzanine Loans are comprised of a mezzanine loan in the original principal amount of $103.0 million (the “Great Value Storage Portfolio Mezzanine A Loan”), which is secured by the direct equity ownership in the Great Value Storage Portfolio Borrower, and a mezzanine loan in the original principal amount of $63.0 million (the “Great Value Storage Portfolio Mezzanine B Loan”),

A-3-8

Various	Collateral Asset Summary – Loan No. 1 Great Value Storage Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$55,000,000 29.3% 4.69x 20.1%

which is subordinate to the Great Value Storage Portfolio Mezzanine A Loan. The Great Value Storage Portfolio Mezzanine A Loan and Great Value Storage Portfolio Mezzanine B Loan have a coupon of 5.5000% per annum and 7.8750% per annum, respectively, and are coterminous with the Great Value Storage Portfolio Whole Loan. Including the Great Value Storage Portfolio Whole Loan and the Great Value Storage Portfolio Mezzanine Loans, the cumulative Cut-off Date LTV Ratio, cumulative UW NCF DSCR and cumulative UW NOI Debt Yield are 73.4%, 1.41x and 8.0%, respectively. The lenders of the Great Value Storage Portfolio Whole Loan and Great Value Storage Portfolio Mezzanine Loans have entered into an intercreditor agreement.

Release of Property. The Great Value Storage Portfolio Borrower may partially defease the Great Value Storage Portfolio Whole Loan and obtain the release of any of the Great Value Storage Portfolio Properties securing the Great Value Storage Portfolio Whole Loan, at any time after the lockout period, provided that, among other things, (i) no event of default has occurred and is continuing, (ii) the Great Value Storage Portfolio Borrower prepays a portion of the Great Value Storage Portfolio Whole Loan equal to 110% of the allocated loan amount of the property being released, (iii) the Cumulative DSCR for the remaining properties following the release based on the trailing 12 months is no less than the greater of (a) the Cumulative DSCR immediately preceding such release and (b) the Cumulative DSCR (or the Fully Funded Cumulative DSCR, if applicable) as of the origination date, (iv) the debt yield for the remaining properties is no less than the greater of (a) the debt yield immediately preceding such release and (b) the debt yield at origination of the Great Value Storage Portfolio Whole Loan, (v) the loan-to-value ratio for the remaining properties is no greater than the lesser of (a) the loan-to-value ratio (based on the appraisals obtained in connection with the origination of the Great Value Storage Portfolio Whole Loan) immediately preceding such release and (b) the loan-to-value ratio at origination of the Great Value Storage Portfolio Whole Loan, (vi) the property or properties being released will be conveyed to a third party that is not an affiliate of the Great Value Storage Portfolio Borrower, (vii) the aggregate net operating income (“NOI”) of the remaining properties located in the Houston, Texas metropolitan area will not exceed 40% of the aggregate NOI of the remaining properties and the aggregate NOI of the remaining properties located in the Dallas, Texas metropolitan area will not exceed 20% of the aggregate NOI of the remaining properties, (viii) the Great Value Storage Portfolio Borrower delivers a REMIC opinion, (ix) the lender has obtained a rating agency confirmation, and (x) if any Great Value Storage Portfolio Mezzanine Loan is outstanding, the applicable borrower prepays a portion of the Great Value Storage Portfolio Mezzanine Loan equal to 110% of the allocated loan amount of the property being released. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Releases; Partial Releases” in the Preliminary Prospectus.

Terrorism Insurance. The Great Value Storage Portfolio Borrower is required to obtain and maintain property insurance, commercial general liability insurance, and business income or rental loss insurance that covers perils of terrorism and acts of terrorism, both foreign and domestic.

A-3-9

Various	Collateral Asset Summary – Loan No. 2 Heartland Dental Medical Office Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$54,942,030 55.4% 1.59x 11.7%

A-3-10

Various	Collateral Asset Summary – Loan No. 2 Heartland Dental Medical Office Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$54,942,030 55.4% 1.59x 11.7%

A-3-11

Various	Collateral Asset Summary – Loan No. 2 Heartland Dental Medical Office Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$54,942,030 55.4% 1.59x 11.7%

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	UBS AG			Single Asset/Portfolio:	Portfolio
				Location:	Various
				General Property Type:	Various
Original Balance(1):	$55,000,000			Detailed Property Type:	Various
Cut-off Date Balance(1):	$54,942,030			Title Vesting:	Fee Simple
% of Initial Pool Balance:	8.5%			Year Built/Renovated:	Various
Loan Purpose:	Refinance			Size:	962,501 SF
Borrower Sponsor:	Richard Eugene Workman			Cut-off Date Balance per SF(1):	$187
Mortgage Rate:	5.7000%			Maturity Date Balance per SF(1):	$158
Note Date:	10/26/2018			Property Manager:	Self-managed
First Payment Date:	12/6/2018
Maturity Date:	11/6/2028
Original Term to Maturity:	120 months
Original Amortization Term:	360 months
IO Period:	0 months
Seasoning:	1 month			Underwriting and Financial Information
Prepayment Provisions(2):	LO (12); YM1 (104); O (4)			UW NOI:	$21,164,378
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NOI Debt Yield(1):	11.7%
Additional Debt Type(1):	Pari Passu			UW NOI Debt Yield at Maturity(1):	14.0%
Additional Debt Balance(1):	$125,367,722			UW NCF DSCR(1):	1.59x
Future Debt Permitted (Type):	No (N/A)			Most Recent NOI(4):	$20,451,419 (6/30/2018 TTM)
Reserves(3)				2nd Most Recent NOI(4):	$17,428,719 (12/31/2017)
Type	Initial	Monthly	Cap	3rd Most Recent NOI(4):	$13,960,122 (12/31/2016)
RE Tax:	$250,000	Springing	N/A	Most Recent Occupancy:	96.8% (9/13/2018)
Insurance:	$384,109	Springing	N/A	2nd Most Recent Occupancy:	97.0% (12/31/2017)
Replacements:	$0	$16,042	$385,000	3rd Most Recent Occupancy:	97.0% (12/31/2016)
Deferred Maintenance:	$316,121	$0	N/A	Appraised Value (as of):	$325,235,000 (Various)
TI/LC:	$109,315	$80,208	$1,925,002	Cut-off Date LTV Ratio(1):	55.4%
Rent Concession:	$62,050	$0	N/A	Maturity Date LTV Ratio(1):	46.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$180,500,000	100.0%	Loan Payoff:	$149,277,510	82.7%
			Reserves:	$1,121,595	0.6%
			Closing Costs:	$8,087,845	4.5%
			Return of Equity:	$22,013,050	12.2%
Total Sources:	$180,500,000	100.0%	Total Uses:	$180,500,000	100.0%

(1)	The Heartland Dental Medical Office Portfolio Mortgage Loan (as defined below) is part of the Heartland Dental Medical Office Portfolio Whole Loan (as defined below), which is comprised of ten pari passu promissory notes with an aggregate original principal balance of $180,500,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio presented above are based on the aggregate principal balance of the promissory notes comprising the Heartland Dental Medical Office Portfolio Whole Loan.

(2)	Partial Release is permitted. See “Release of Property” below for further discussion of release requirements.

(3)	See “Escrows and Reserves” below for further discussion of reserve requirements and caps.

(4)	Several of the Heartland Dental Medical Office Portfolio Properties (as defined below) were acquired/developed by the borrower sponsor in 2016 (18 properties), 2017 (25 properties) and 2018 (10 properties); as such, the 3rd Most Recent NOI includes full-year financial reporting for only 121 of the 169 Heartland Dental Medical Office Portfolio Properties and the 2nd Most Recent NOI includes full-year financial reporting for only 143 of the 169 Heartland Dental Medical Office Portfolio Properties. Most Recent NOI includes full-year financial reporting for 168 of the 169 Heartland Dental Medical Office Portfolio Properties.

The Mortgage Loan. The second largest mortgage loan (the “Heartland Dental Medical Office Portfolio Mortgage Loan”) is part of a whole loan (the “Heartland Dental Medical Office Portfolio Whole Loan”) evidenced by ten pari passu promissory notes with an aggregate original principal balance of $180,500,000. The Heartland Dental Medical Office Portfolio Whole Loan is secured by the fee interests in a 169-property portfolio totaling 962,501 SF, geographically distributed throughout 24 states, with the largest concentrations in Illinois (237,545 SF; 24.7% of NRA), Florida (179,190 SF; 18.6% of NRA) and Georgia (72,239 SF; 7.5% of NRA) (collectively, the “Heartland Dental Medical Office Portfolio Properties” or “Heartland Dental Medical Office Portfolio”). Promissory Notes A-4, A-5 and A-6, with an aggregate original principal balance of $55,000,000, represent the Heartland Dental Medical Office Portfolio Mortgage Loan and will be included in the UBS 2018-C15 Trust. The Heartland Dental Medical Office Portfolio Whole Loan will be serviced pursuant to the pooling and servicing agreement for the UBS 2018-C14 Trust until the controlling pari passu Promissory Note A-2 is securitized, whereupon the Heartland Dental Medical Office Portfolio Whole Loan will be serviced pursuant to the pooling and servicing agreement for such future securitization. The below table summarizes the Heartland Dental Medical Office Portfolio Whole Loan, including the remaining promissory notes, which are currently held by UBS AG and are expected to be contributed to one or more future securitization transactions or may otherwise be transferred at any time. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans“ and “Pooling and Servicing Agreement”.

A-3-12

Various	Collateral Asset Summary – Loan No. 2 Heartland Dental Medical Office Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$54,942,030 55.4% 1.59x 11.7%

Heartland Dental Medical Office Portfolio Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Anticipated Note Holder	Controlling Piece
Note A-1	$40,000,000	$39,957,840	UBS 2018-C14(1)	No
Note A-2	$30,000,000	$29,968,380	UBS AG	Yes
Note A-3	$20,000,000	$19,978,920	UBS AG	No
Note A-4	$20,000,000	$19,978,920	UBS 2018-C15	No
Note A-5	$20,000,000	$19,978,920	UBS 2018-C15	No
Note A-6	$15,000,000	$14,984,190	UBS 2018-C15	No
Note A-7	$15,000,000	$14,984,190	UBS AG	No
Note A-8	$10,000,000	$9,989,460	UBS AG	No
Note A-9	$6,500,000	$6,493,149	UBS AG	No
Note A-10	$4,000,000	$3,995,784	UBS 2018-C14(1)	No
Total	$180,500,000	$180,309,752

(1)	Notes A-1 and A-10 are currently held by UBS AG and are expected to be contributed to the UBS 2018-C14 securitization transaction, which is expected to close on or about December 12, 2018.

The proceeds of the Heartland Dental Medical Office Portfolio Whole Loan were used to refinance existing debt on the Heartland Dental Medical Office Portfolio Properties, fund reserves, pay closing costs, and return equity to the borrower sponsor.

The Borrower and the Borrower Sponsor. The borrower is PRD Owner, LLC (the “Heartland Dental Medical Office Portfolio Borrower”), a single-purpose Delaware limited liability company structured to be bankruptcy remote with two independent directors. A non-consolidation opinion was delivered in connection with the origination of the Heartland Dental Medical Office Portfolio Whole Loan. The Heartland Dental Medical Office Portfolio Borrower is wholly owned by PRD Mezz Owner, LLC, which is wholly owned by Professional Resource Development, Inc. (“PRDI”). PRDI is owned by Richard E. Workman 2001 Trust with Richard, Angela, Jordan, Jared, Meredith, and Madison Workman as the beneficiaries (33.33%), Workman Irrevocable Trust, with Jordan M. Workman as the beneficiary (16.66%), Workman Irrevocable Trust, with Jared R. Workman as the beneficiary (16.66%), Workman Irrevocable Trust, with Meredith A. Workman as the beneficiary (16.66%), and Workman Irrevocable Trust, with Madison A. Workman as the beneficiary (16.66%). The borrower sponsor and non-recourse carveout guarantor is Dr. Richard Eugene Workman.

Richard Eugene Workman founded PRDI in 2003 and currently serves as its President. PRDI, based in Effingham, Illinois, is a full-service real estate investment and development company that owns and develops commercial real estate throughout the United States. PRDI’s services include market analysis, site selection, site acquisition, site planning and design, leasing, permitting and zoning approvals, construction management, build-to-suits, and acquisition of existing assets and notes. As of December 31, 2017, PRDI reported total assets of approximately $298.4 million and stockholders’ equity of approximately $24.4 million. PRDI’s investment portfolio includes 212 single and multitenant medical office properties primarily occupied by dental offices affiliated with Heartland Dental, LLC (“Heartland Dental”) and its affiliates. Heartland Dental is 100.0% beneficially owned by Heartland Dental Holding Corporation, a Delaware corporation, which is majority-owned and controlled by affiliates of KKR & Co. LP.

Richard Eugene Workman founded Heartland Dental in 1997 and currently retains a 4.28% ownership interest in the company. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” in the Preliminary Prospectus. Heartland Dental is a dental service organization (“DSO”) that develops and manages the administrative functions of dental practices through Administrative Service Agreements (“ASAs”) with multiple professional corporations (“PCs”) located throughout the United States. Heartland Dental, through its wholly owned subsidiaries and supported PCs, is a dental practice management and dental practice operating company that develops, consolidates, and manages multispecialty dental practices throughout the United States. See “Major Tenant” below for more information on Heartland Dental.

The Properties. The Heartland Dental Medical Office Portfolio Properties are comprised of 169 properties totaling 962,501 SF of space across 24 states, with no state representing more than 24.7% of NRA or 23.0% of UW NCF. Sixty-two (62) of the Heartland Dental Medical Office Portfolio Properties, representing 284,718 SF (29.6% of NRA), were built between 2013 and 2018 and 134 of the Heartland Dental Medical Office Portfolio Properties, representing 680,377 SF (70.7% of NRA), were built between 2000 and 2018. Eleven (11) of the 169 Heartland Dental Medical Office Portfolio Properties, totaling approximately 42,782 SF or 4.4% of NRA, are subject to condominium structures and represent approximately $8.1 million (4.5%) of the Allocated Original Balance (as shown in the Portfolio Summary table below) of the Heartland Dental Medical Office Portfolio Whole Loan. See “Description of the Mortgage Pool—Condominium Interests” in the Preliminary Prospectus.

A-3-13

Various	Collateral Asset Summary – Loan No. 2 Heartland Dental Medical Office Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$54,942,030 55.4% 1.59x 11.7%

The following table presents certain information relating to the Heartland Dental Medical Office Portfolio Properties:

Portfolio Summary
State	No. of Properties	Net Rentable Area (SF)(1)	Approximate % of SF	UW NCF	% of UW NCF	Allocated Original Balance(2)	% of Whole Loan Original Balance	Appraised Value	Allocated Original Balance LTV Ratio(2)
Florida	39	179,190	18.6%	$4,609,359	23.0%	$41,664,150	23.1%	$75,565,000	55.1%
Illinois	23	237,545	24.7%	$3,646,754	18.2%	$32,720,160	18.1%	$59,600,000	54.9%
South Carolina	17	69,247	7.2%	$1,502,059	7.5%	$13,708,420	7.6%	$25,080,000	54.7%
Missouri	8	68,201	7.1%	$1,472,593	7.4%	$13,280,570	7.4%	$22,350,000	59.4%
Georgia	13	72,239	7.5%	$1,357,863	6.8%	$12,489,450	6.9%	$24,610,000	50.7%
Indiana	12	62,211	6.5%	$1,328,830	6.6%	$11,891,670	6.6%	$22,110,000	53.8%
Texas	10	50,597	5.3%	$1,260,308	6.3%	$11,363,270	6.3%	$20,040,000	56.7%
Tennessee	11	50,674	5.3%	$1,210,481	6.1%	$10,749,150	6.0%	$19,730,000	54.5%
Oklahoma	5	24,949	2.6%	$491,555	2.5%	$4,506,800	2.5%	$8,145,000	55.3%
Kentucky	4	25,175	2.6%	$402,499	2.0%	$3,597,810	2.0%	$5,840,000	61.6%
Maryland	2	10,539	1.1%	$344,196	1.7%	$2,921,440	1.6%	$4,300,000	67.9%
Arizona	3	9,892	1.0%	$283,930	1.4%	$2,578,680	1.4%	$5,310,000	48.6%
Wisconsin	3	15,166	1.6%	$296,839	1.5%	$2,562,750	1.4%	$3,950,000	64.9%
Alabama	3	13,300	1.4%	$270,712	1.4%	$2,521,770	1.4%	$4,400,000	57.3%
Ohio	3	14,233	1.5%	$271,449	1.4%	$2,494,200	1.4%	$4,150,000	60.1%
Virginia	2	10,129	1.1%	$240,010	1.2%	$2,202,970	1.2%	$3,825,000	57.6%
Arkansas	2	13,994	1.5%	$227,141	1.1%	$2,138,570	1.2%	$3,670,000	58.3%
Nebraska	2	8,067	0.8%	$214,648	1.1%	$1,967,830	1.1%	$3,620,000	54.4%
Michigan	2	9,026	0.9%	$177,105	0.9%	$1,626,450	0.9%	$2,710,000	60.0%
Colorado	1	4,150	0.4%	$166,696	0.8%	$1,520,860	0.8%	$2,770,000	54.9%
Kansas	1	4,207	0.4%	$94,528	0.5%	$814,290	0.5%	$1,400,000	58.2%
Minnesota	1	3,600	0.4%	$52,922	0.3%	$495,020	0.3%	$950,000	52.1%
New Hampshire	1	3,270	0.3%	$41,823	0.2%	$343,000	0.2%	$490,000	70.0%
New Mexico	1	2,900	0.3%	$38,443	0.2%	$340,720	0.2%	$620,000	55.0%
Total/Wtd. Avg.	169	962,501	100.0%	$20,002,741	100.0%	$180,500,000	100.0%	$325,235,000	55.5%

(1)	Information is based on the underwritten rent roll.

(2)	Allocated Original Balance is based on the Heartland Dental Medical Office Portfolio Whole Loan.

As of September 13, 2018 the Heartland Dental Medical Office Portfolio Properties were 96.8% occupied across 244 leases. A total of 104 Heartland Dental Medical Office Portfolio Properties, representing approximately 544,419 SF (56.6% of NRA) of space at the Heartland Dental Medical Office Portfolio, are single tenant and 100.0% leased by Heartland Dental and its affiliates. In total, Heartland Dental and its affiliates lease approximately 796,231 SF (82.7% of NRA) of space at 168 Heartland Dental Medical Office Portfolio Properties, 166 of which are medical offices and two of which are corporate offices located in Effingham, Illinois. The remainder of the Heartland Dental Medical Office Portfolio’s net rentable area is leased by unaffiliated medical office tenants (14.1% of NRA).

Eighty-nine (89) of the Heartland Dental Medical Office Portfolio Properties (44.9% of NRA) were originally built and leased by Heartland Dental (built-to-suit for Heartland Dental as the intended user and tenant and first generation space in under-serviced areas) (collectively, the “De Novo Properties”). Seventy-seven (77) of the Heartland Dental Medical Office Portfolio Properties (39.9% of NRA) were acquired with existing medical office practices in place and have since been leased by Heartland Dental and its affiliates (collectively, the “Affiliate Properties”). Twenty-seven (27) of the De Novo Properties (11.9% of NRA) are newly constructed with operations commencing after January 1, 2016 and therefore are represented with non-stabilized operations (collectively, the “De Novo Model Properties”). Sixty-two (62) of the De Novo Properties (32.9% of NRA) are properties with operations commencing prior to January 1, 2016 and therefore are represented with stabilized operations (collectively, the “De Novo Base Properties”).

The 166 De Novo Properties and Affiliate Properties collectively generate total revenues of approximately $321.9 million with EBITDAR of approximately $79.2 million and average EBITDAR margins of 24.6% as of June 30, 2018, all of which are related to Heartland Dental leased buildings and units. Excluding the 27 recently opened De Novo Model Properties, the 139 De Novo Base Properties and Affiliate Properties collectively generate total revenues of approximately $293.8 million with EBITDAR of $76.8 million and average EBITDAR margins of 26.1% as of June 30, 2018. The De Novo Base Properties have a weighted average EBITDAR margin of 25.9% and a weighted average revenue of $555 PSF as of the June 30, 2018 trailing 12-month period.

A-3-14

Various	Collateral Asset Summary – Loan No. 2 Heartland Dental Medical Office Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$54,942,030 55.4% 1.59x 11.7%

The following tables present certain information relating to the tenant type distributions at the Heartland Dental Medical Office Portfolio Properties:

Distribution by Tenant Type(1)
Tenant Type	No. of Properties	Net Rentable Area (SF)(2)	Approximate % of SF	UW NOI	% of UW NOI	UW NOI Debt Yield(3)	Allocated Original Balance(3)	% of Whole Loan Original Balance	Appraised Value
De Novo Base	62	317,104	32.9%	$8,115,799	38.3%	11.6%	$69,957,170	38.8%	$126,055,000
Affiliate	77	384,489	39.9%	$7,732,434	36.5%	11.8%	$65,338,670	36.2%	$113,440,000
De Novo Model	27	114,930	11.9%	$3,705,053	17.5%	11.4%	$32,492,330	18.0%	$62,220,000
Corporate	2	127,152	13.2%	$1,319,696	6.2%	12.9%	$10,266,760	5.7%	$19,820,000
Other	1	18,826	2.0%	$291,396	1.4%	11.9%	$2,445,070	1.4%	$3,700,000
Total/Wtd. Avg.	169	962,501	100.0%	$21,164,378	100.0%	11.7%	$180,500,000	100.0%	$325,235,000

(1)	Tenant Type is based on the profile of the space leased to Heartland Dental at each related property.

(2)	Information is based on the underwritten rent roll.

(3)	Allocated Original Balance and UW NOI Debt Yield are based on the Heartland Dental Medical Office Portfolio Whole Loan.

Distribution by Tenant Type(1)
Tenant Type	Allocated Original Balance(2)	UW Base Rent(3)	% of UW Base Rent	UW Base Rent PSF(4)	6/30/2018 TTM Revenue(5)	6/30/2018 EBITDAR(5)	EBITDAR %(5)	UW Total Rent(5)	EBITDAR/ UW Base Rent(5)(6)	EBITDAR/ UW Total Rent(5)(6)
De Novo Base	$69,957,170	$8,426,917	37.8%	$28.21	$124,307,274	$32,240,003	25.9%	$8,313,624	4.90x	3.88x
Affiliate	$65,338,670	$8,163,101	36.6%	$21.82	$169,530,613	$44,574,432	26.3%	$9,122,128	5.98x	4.89x
De Novo Model	$32,492,330	$3,962,543	17.8%	$34.48	$28,014,107	$2,392,341	8.5%	$3,872,166	0.77x	0.62x
Corporate	$10,266,760	$1,404,132	6.3%	$11.04	N/A	N/A	N/A	N/A	N/A	N/A
Other	$2,445,070	$363,222	1.6%	$21.15	N/A	N/A	N/A	N/A	N/A	N/A
Total/Wtd. Avg.	$180,500,000	$22,319,914	100.0%	$23.95	$321,851,994	$79,206,776	24.6%	$21,307,918	4.62x	3.72x

(1)	Tenant Type is based on the profile of the space leased to Heartland Dental at each related property.

(2)	Allocated Original Balance is based on the Heartland Dental Medical Office Portfolio Whole Loan.

(3)	UW Base Rent includes all spaces leased to affiliated and unaffiliated third party tenants at the Heartland Dental Medical Office Portfolio Properties.

(4)	Wtd. Avg. UW Base Rent PSF excludes vacant space.

(5)	Information excludes spaces leased to unaffiliated third party tenants.

(6)	De Novo Model properties are newly constructed with operations commencing after January 1, 2016 and are represented with non-stabilized operations. EBITDAR/UW Base Rent and EBITDAR/UW Total Rent excluding the De Novo Model tenants is 5.47x and 4.41x, respectively.

The borrower sponsor acquired or constructed the Heartland Dental Medical Office Portfolio Properties at various times since November 1999 with land acquisition costs totaling approximately $61.5 million, building costs totaling approximately $162.3 million, and total costs totaling approximately $223.8 million as of June 30, 2018.

Major Tenant.

Heartland Dental (796,231 SF, 82.7% of NRA, 86.8% of underwritten base rent). Heartland Dental (Moody’s/S&P: B3/B-), through its wholly owned subsidiaries and supported PCs, is a dental practice management and dental practice operating company that develops, consolidates, and manages multispecialty dental practices throughout the United States. Heartland Dental provides a full range of management and financial services to its supported PCs in the multispecialty dental services system and has ASAs with 67 PCs located in 35 different states. The ASAs represent Heartland Dental’s right to manage the administrative functions of the supported PCs and their dental group practices during the five- to 25-year terms of the agreements, which enable Heartland Dental to control substantially all nonprofessional activities of each dental practice. The ASAs also provide PCs with the right to operate in space leased directly by Heartland Dental.

Heartland Dental’s competitors include American Dental Partners, Great Expressions, InterDent, Aspen Dental, and Western Dental, which are regionally-or nationally-branded DSOs or health maintenance organization dental providers. In comparison to its competitors, Heartland Dental operates and supports locally-branded dental offices, lending to a doctor-centric and neighborhood-provider approach.

Heartland Dental has an integration team that leverages the Heartland Dental platform and expertise to maximize the success of its De Novo (new offices in under-serviced areas) strategy. When considering potential locations, Heartland Dental’s De Novo team uses demographic analyses to optimize locations within its existing markets. Heartland Dental utilizes its network of brokers and developers to seek out potential locations. In addition, Heartland Dental utilizes a healthcare site selection analytics firm to assist in continuing to identify site locations. Heartland Dental’s analytics include patient demographics, population statistics, recruiting conditions, and competitive environment. Heartland Dental supports a network of over 1,300 dentists and the company has approximately 11,000 team members in more than 875 supported dental practices across 37 states.

As of June 30, 2018, Heartland Dental Holding Corporation reported total assets of approximately $3.0 billion, total shareholders’ equity of approximately $1.4 billion, and cash of approximately $19.2 million, compared to December 31, 2017, when Heartland Dental Holding Corporation reported total assets of approximately $1.6 billion, total shareholders’ equity of approximately $428.2 million, and cash of approximately $11.0 million. Heartland Dental, as a subsidiary of Heartland Dental Holding Corporation, only has annual financial statements available as part of the parent company’s annual audited financials/supplemental schedules. As of December 31, 2017, Heartland Dental reported total assets of approximately $1.7 billion, total shareholders’ equity of $493.3 million, and cash of approximately $6.6 million.

A-3-15

Various	Collateral Asset Summary – Loan No. 2 Heartland Dental Medical Office Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$54,942,030 55.4% 1.59x 11.7%

On April 30, 2018, KKR & Co. Inc. (“KKR”) acquired a majority interest in Heartland Dental from Ontario Teachers’ Pension Plan, while Ontario Teachers’ Pension Plan retained a significant minority stake in Heartland Dental. KKR, founded in 1976 and led by Henry Kravis and George Roberts, is a global investment firm that manages multiple alternative asset classes, including private equity, energy, infrastructure, real estate, credit, and hedge funds worldwide. As of June 30, 2018, KKR reported $191.3 billion of assets under management.

The Heartland Dental Medical Office Portfolio Properties are subject to individual leases between PRDI, as landlord, and Heartland Dental and its affiliates, as tenant. The dental practice leases are unaffiliated with one another apart from their relationship to Heartland Dental. The leases with Heartland Dental are primarily structured with an initial lease term of 10 years, with two, 10-year renewal options with annual base rent increasing annually by the greater of (i) 2.5% or (ii) the percentage change in the CPI factor from the lease commencement date to the anniversary date. At the commencement of each renewal period, rent resets to fair market value.

The following table presents certain information relating to the lease rollover schedule at the Heartland Dental Medical Office Portfolio Properties:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	UW Base Rent PSF Rolling(3)	Total UW Base Rent Rolling	Approx. % of Total Base Rent Rolling	Approx. Cumulative % of Total Base Rent Rolling
MTM	2	2,879	0.3%	0.3%	$20.39	$58,702	0.3%	0.3%
2018	2	3,251	0.3%	0.6%	$18.82	$61,197	0.3%	0.5%
2019	14	28,138	2.9%	3.6%	$27.01	$760,078	3.4%	3.9%
2020	11	26,235	2.7%	6.3%	$18.91	$496,029	2.2%	6.2%
2021	22	78,278	8.1%	14.4%	$25.58	$2,002,576	9.0%	15.1%
2022	32	101,830	10.6%	25.0%	$25.59	$2,606,067	11.7%	26.8%
2023	21	71,584	7.4%	32.4%	$27.03	$1,934,828	8.7%	35.5%
2024	30	116,242	12.1%	44.5%	$24.92	$2,896,366	13.0%	48.5%
2025	27	90,934	9.4%	54.0%	$24.67	$2,243,051	10.0%	58.5%
2026	29	141,688	14.7%	68.7%	$20.69	$2,931,606	13.1%	71.6%
2027	26	85,443	8.9%	77.6%	$24.67	$2,107,904	9.4%	81.1%
2028	20	154,705	16.1%	93.6%	$20.59	$3,184,638	14.3%	95.4%
2029 & Beyond	8	30,850	3.2%	96.8%	$33.61	$1,036,873	4.6%	100.0%
Vacant	0	30,444	3.2%	100.0%	$0.00	$0	0.0%	100.0%
Total/Wtd. Avg.	244	962,501	100.0%		$23.95	$22,319,914	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.

(3)	Wtd. Avg. UW Base Rent PSF Rolling excludes vacant space.

The Markets. The Heartland Dental Medical Office Portfolio Properties are located across the United States, with the three largest property concentrations, based on UW NOI, in the Orlando, Florida metropolitan statistical area (“MSA”), the Chicago-Naperville-Elgin, IL-IN-WI MSA, and the Effingham, Illinois MSA.

The following tables present certain market information relating to the Heartland Dental Medical Office Portfolio Properties’ major MSAs:

Distribution by MSA
MSA	No. of Prop	NRA (SF)(1)	% of SF	UW NOI	% of UW NOI	6/30/2018 TTM Revenue	6/30/2018 EBITDAR(2)	Appraised Value	Allocated Original Balance(3)	UW NOI Debt Yield(3)
Orlando, FL	10	51,922	5.4%	$1,433,828	6.8%	$20,107,920	$4,734,341	$23,570,000	$12,536,510	11.4%
Chicago-Naperville-Elgin, IL-IN-WI	11	55,538	5.8%	$1,352,945	6.4%	$17,572,995	$3,964,218	$21,650,000	$11,561,800	11.7%
Effingham, IL	2	127,152	13.2%	$1,319,696	6.2%	N/A	N/A	$19,820,000	$10,266,760	12.9%
St. Louis, MO-IL	8	61,042	6.3%	$1,137,858	5.4%	$14,964,631	$4,406,835	$16,350,000	$9,619,610	11.8%
Jacksonville, FL	8	40,553	4.2%	$1,112,796	5.3%	$14,814,522	$3,998,083	$17,440,000	$9,546,220	11.7%
Nashville-Davidson-Murfreesboro-Franklin, TN	8	40,227	4.2%	$1,054,028	5.0%	$14,880,713	$3,947,235	$16,630,000	$8,988,560	11.7%
Dallas-Fort Worth-Arlington, TX	6	30,246	3.1%	$832,949	3.9%	$19,983,508	$4,798,324	$13,160,000	$7,231,450	11.5%
Atlanta-Sandy Springs-Roswell, GA	7	50,979	5.3%	$925,905	4.4%	$19,581,993	$4,335,894	$15,650,000	$8,033,850	11.5%
Indianapolis-Carmel-Anderson, IN	5	30,839	3.2%	$663,767	3.1%	$7,102,490	$842,781	$10,640,000	$5,585,800	11.9%
Kansas City, MO-KS	3	19,559	2.0%	$607,038	2.9%	$4,400,935	$1,011,673	$8,450,000	$5,153,450	11.8%
Other	101	454,444	47.2%	$10,723,567	50.7%	$188,442,287	$47,167,392	$161,875,000	$91,975,990	11.7%
Total/Wtd. Avg.	169	962,501	100.0%	$21,164,378	100.0%	$321,851,994	$79,206,776	$325,235,000	$180,500,000	11.7%

(1)	Information is based on the underwritten rent roll.

(2)	Total 6/30/2018 EBITDAR excludes spaces leased to unaffiliated third party tenants.

(3)	Allocated Original Balance and UW NOI Debt Yield are based on the Heartland Dental Medical Office Portfolio Whole Loan.

A-3-16

Various	Collateral Asset Summary – Loan No. 2 Heartland Dental Medical Office Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$54,942,030 55.4% 1.59x 11.7%

Distribution by MSA
MSA	No. of Prop	NRA (SF)(1)	% of SF	Allocated Original Balance(2)	% of Whole Loan Original Balance	Wtd. Avg. Market Rent PSF	Wtd. Avg. Market Vacancy	Wtd. Avg. UW Base Rent PSF(1)(3)	Wtd. Avg. Vacancy
Orlando, FL	10	51,922	5.4%	$12,536,510	6.9%	$29.95	4.2%	$30.01	0.0%
Chicago-Naperville-Elgin, IL-IN-WI	11	55,538	5.8%	$11,561,800	6.4%	$26.62	2.4%	$26.65	0.0%
Effingham, IL	2	127,152	13.2%	$10,266,760	5.7%	$11.13	0.0%	$11.04	0.0%
St. Louis, MO-IL	8	61,042	6.3%	$9,619,610	5.3%	$23.83	7.2%	$22.14	7.3%
Jacksonville, FL	8	40,553	4.2%	$9,546,220	5.3%	$29.62	5.6%	$29.79	0.0%
Nashville-Davidson-Murfreesboro-Franklin, TN	8	40,227	4.2%	$8,988,560	5.0%	$28.78	3.3%	$28.25	0.0%
Dallas-Fort Worth-Arlington, TX	6	30,246	3.1%	$7,231,450	4.0%	$30.59	1.2%	$30.62	7.6%
Atlanta-Sandy Springs-Roswell, GA	7	50,979	5.3%	$8,033,850	4.5%	$23.25	5.0%	$19.75	9.4%
Indianapolis-Carmel-Anderson, IN	5	30,839	3.2%	$5,585,800	3.1%	$23.93	2.0%	$24.08	12.6%
Kansas City, MO-KS	3	19,559	2.0%	$5,153,450	2.9%	$33.58	4.0%	$35.00	12.4%
Other	101	454,444	47.2%	$91,975,990	51.0%	$25.03	3.3%	$25.49	2.8%
Total/Wtd. Avg.	169	962,501	100.0%	$180,500,000	100.0%	$24.05	3.2%	$23.95	3.2%

(1)	Information is based on the underwritten rent roll.

(2)	Allocated Original Balance is based on the Heartland Dental Medical Office Portfolio Whole Loan.

(3)	Wtd. Avg. UW Base Rent PSF excludes vacant space.

Orlando, FL MSA:

There are 10 Heartland Dental Medical Office Portfolio Properties located in the Orlando, Florida MSA totaling approximately 51,922 SF (5.4% of NRA) in the aggregate, which collectively generate $1,433,828 in UW NOI (6.8% of UW NOI).

The following table presents certain market information relating to the Heartland Dental Medical Office Portfolio Properties located in the Orlando, Florida MSA:

Orlando, FL - Competitive Property Overview(1)
Property	Location	Population(2)	Average Household Income(2)	# of Comp Properties	Year Built Range(3)	NRA Range / Total(3)	Occupancy Range / Average(3)	Base Rent Range / Average(3)
Heartland Dental Medical Office Portfolio - 9625 Lake Nona Village Place	9625 Lake Nona Village Place Orlando, FL	70,364	$78,212	5	2008 - 2017	5,050 - 46,400 / 71,848	100.0% - 100.0% / 100.0%	$28.75 - $37.00 / $32.95
Heartland Dental Medical Office Portfolio - 4999 North Tanner Road	4999 North Tanner Road Orlando, FL	166,275	$77,161	5	2008 - 2017	5,050 - 46,400 / 71,848	100.0% - 100.0% / 100.0%	$28.75 - $37.00 / $32.95
Heartland Dental Medical Office Portfolio - 7551 Osceola Polk Line Road	7551 Osceola Polk Line Road Davenport, FL	36,483	$75,278	6	2003 - 2017	4,596 - 6,576 / 34,165	100.0% - 100.0% / 100.0%	$22.00 - $39.00 / $31.17
Heartland Dental Medical Office Portfolio - 13816 Narcoossee Road	13816 Narcoossee Road Orlando, FL	56,686	$87,701	5	2008 - 2017	5,050 - 46,400 / 71,848	100.0% - 100.0% / 100.0%	$28.75 - $37.00 / $32.95
Heartland Dental Medical Office Portfolio - 8624 Lee Vista Boulevard	8624 Lee Vista Boulevard Orlando, FL	155,636	$63,549	5	2008 - 2017	5,050 - 46,400 / 71,848	100.0% - 100.0% / 100.0%	$28.75 - $37.00 / $32.95
Heartland Dental Medical Office Portfolio - 609 Front Street	609 Front Street Celebration, FL	39,321	$76,952	4	1994 - 2018	4,838 - 8,782 / 29,411	100.0% - 100.0% / 100.0%	$21.50 - $31.50 / $26.30
Heartland Dental Medical Office Portfolio - 2301 Old Canoe Creek Road	2301 Old Canoe Creek Road St. Cloud, FL	60,366	$64,892	4	2008 - 2017	6,070 - 10,392 / 32,443	100.0% - 100.0% / 100.0%	$26.00 - $35.00 / $31.81
Heartland Dental Medical Office Portfolio - 13851 North US Highway 441	13851 North US Highway 441 Lady Lake, FL	81,304	$63,831	6	2004 - 2017	3,600 - 14,894 / 43,911	100.0% - 100.0% / 100.0%	$28.00 - $36.00 / $32.76
Heartland Dental Medical Office Portfolio - 2620 East Highway 50	2620 East Highway 50 Clermont, FL	80,483	$81,197	6	2015 - 2017	3,600 - 46,400 / 71,817	100.0% - 100.0% / 100.0%	$28.00 - $36.00 / $32.76
Heartland Dental Medical Office Portfolio - 1381 Citrus Tower Boulevard	1381 Citrus Tower Boulevard Clermont, FL	84,471	$80,640	6	2008 - 2018	5,243 - 85,500 / 138,346	67.0% - 100.0% / 97.3%	$17.50 - $31.55 / $23.76

(1)	Information is based on the appraisals.

(2)	Based on the five-mile radius as of 2017.

(3)	Year Built Range, NRA Range / Total, Occupancy Range / Average and Base Rent Range / Average are based on the appraisals’ rent comparables.

A-3-17

Various	Collateral Asset Summary – Loan No. 2 Heartland Dental Medical Office Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$54,942,030 55.4% 1.59x 11.7%

Chicago-Naperville-Elgin, IL-IN-WI MSA:

There are 11 Heartland Dental Medical Office Portfolio Properties located in the Chicago-Naperville-Elgin, IL-IN-WI MSA totaling approximately 55,538 SF (5.8% of NRA) in the aggregate, which collectively generate $1,352,945 in UW NOI (6.4% of UW NOI).

The following table presents certain market information relating to the Heartland Dental Medical Office Portfolio Properties located in the Chicago-Naperville-Elgin, IL-IN-WI MSA:

Chicago-Naperville-Elgin, IL-IN-WI - Competitive Property Overview(1)
Property	Location	Population(2)	Average Household Income(2)	# of Comp Properties	Year Built Range(3)	NRA Range / Total(3)	Occupancy Range / Average(3)	Base Rent Range / Average(3)
Heartland Dental Medical Office Portfolio - 1010 West U.S. Route 6	1010 West U.S. Route 6 Morris, IL	18,648	$80,981	5	1950 - 2007	4,000 - 70,023 / 100,734	4.0% - 50.0% / 15.1%	$18.00 - $24.00 / $22.00 - $22.80
Heartland Dental Medical Office Portfolio - 12222 Route 47	12222 Route 47 Huntley, IL	71,343	$114,601	5	2004 - 2017	7,420 - 70,122 / 126,632	41.1% - 100.0% / 75.3%	$24.00 - $33.00 / $26.20 - $27.20
Heartland Dental Medical Office Portfolio - 450 South Weber Road	450 South Weber Road Romeoville, IL	154,985	$86,159	5	1977 - 2014	12,329 - 115,000 / 237,510	84.0% - 100.0% / 95.5%	$22.00 - $36.00 / $25.80 - $28.80
Heartland Dental Medical Office Portfolio - 16620 West 159th Street	16620 West 159th Street Lockport, IL	97,516	$92,356	5	1977 - 2014	12,329 - 115,000 / 237,510	84.0% - 100.0% / 95.5%	$22.00 - $36.00 / $25.80 - $28.80
Heartland Dental Medical Office Portfolio - 561 East Lincoln Highway	561 East Lincoln Highway New Lenox, IL	90,036	$114,628	6	2005 - 2014	3,732 - 15,088 / 60,717	71.2% - 100.0% / 94.4%	$16.00 - $20.00 / $16.00 - $20.00
Heartland Dental Medical Office Portfolio - 692 Essington Road	692 Essington Road Joilet, IL	90,036	$114,628	6	1979 - 2009	6,026 - 70,023 / 164,128	80.0% - 100.0% / 90.0%	$17.00 - $28.00 / $19.50 - $22.67
Heartland Dental Medical Office Portfolio - 1840 Dekalb Avenue	1840 Dekalb Avenue Sycamore, IL	69,156	$66,213	9	1968 - 2017	4,533 - 15,848 / 89,368	43.3% - 100.0% / 93.7%	$21.00 - $25.00 / $21.00 - $25.00
Heartland Dental Medical Office Portfolio - 1402 U.S. Route 12	1402 U.S. Route 12 Fox Lake, IL	99,785	$85,485	4	1949 - 2007	2,700 - 22,440 / 46,066	80.0% - 100.0% / 89.9%	$18.00 - $38.00 / $21.50 - $26.50
Heartland Dental Medical Office Portfolio - 2707 Sycamore Road	2707 Sycamore Road DeKalb, IL	69,156	$66,213	5	1995 - 2017	5,000 - 12,950 / 36,591	65.7% - 100.0% / 87.9%	$16.00 - $16.00 / $16.00 - $16.00
Heartland Dental Medical Office Portfolio - 309 West Ogden Avenue	309 West Ogden Avenue Naperville, IL	207,802	$127,038	4	1954 - 2005	1,900 - 11,790 / 23,690	91.5% - 100.0% / 95.8%	$17.00 - $32.80 / $21.69 - $27.20
Heartland Dental Medical Office Portfolio - 1515 West 45th Avenue	1515 West 45th Avenue Griffith, IN	144,526	$54,876	4	1982 - 2018	14,000 - 30,000 / 92,484	90.0% - 100.0% / 96.8%	$17.00 - $26.00 / $19.25 - $22.75

(1)	Information is based on the appraisals.

(2)	Based on the five-mile radius as of 2017.

(3)	Year Built Range, NRA Range / Total, Occupancy Range / Average and Base Rent Range / Average are based on the appraisals’ rent comparables.

Effingham, IL MSA:

There are two Heartland Dental Medical Office Portfolio Properties located in the Effingham, Illinois MSA totaling approximately 127,152 SF (13.2% of NRA) in the aggregate, which collectively generate $1,319,696 in UW NOI (6.2% of UW NOI).

The following table presents certain market information relating to the Heartland Dental Medical Office Portfolio Properties located in the Effingham, Illinois MSA:

Effingham, IL - Competitive Property Overview(1)
Property	Location	Population(2)	Average Household Income(2)	# of Comp Properties	Year Built Range(3)	NRA Range / Total(3)	Occupancy Range / Average(3)	Base Rent Range / Average(3)
Heartland Dental Medical Office Portfolio - 2202 Althoff Drive	2202 Althoff Drive Effingham, IL	19,097	$70,177	7	1890 - 2011	11,646 - 79,000 / 292,841	100.0% - 100.0% / 100.0%	N/A
Heartland Dental Medical Office Portfolio - 1200 Network Centre Drive	1200 Network Centre Drive Effingham, IL	19,097	$70,177	7	1890 - 2011	11,646 - 79,000 / 292,841	100.0% - 100.0% / 100.0%	N/A

(1)	Information is based on the appraisals.

(2)	Based on the five-mile radius as of 2017.

(3)	Year Built Range, NRA Range / Total, Occupancy Range / Average and Base Rent Range / Average are based on the appraisals’ rent comparables.

A-3-18

Various	Collateral Asset Summary – Loan No. 2 Heartland Dental Medical Office Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$54,942,030 55.4% 1.59x 11.7%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Heartland Dental Medical Office Portfolio Properties:

Cash Flow Analysis
	2015(1)	2016(1)	2017(1)	6/30/2018 TTM(1)	UW	UW PSF
Gross Potential Rent(2)	N/A	$14,283,247	$17,803,474	$20,739,670	$22,884,716	$23.78
Total Recoveries	N/A	$3,102,923	$3,363,302	$4,157,544	$5,783,035	$6.01
Other Income	N/A	$0	$0	$0	$0	$0.00
Less Vacancy & Credit Loss	N/A	$0	$0	$0	($1,433,388)	($1.49)
Effective Gross Income	N/A	$17,386,169	$21,166,775	$24,897,214	$27,234,364	$28.30
Total Operating Expenses	N/A	$3,426,047	$3,738,057	$4,445,794	$6,069,986	$6.31
Net Operating Income	N/A	$13,960,122	$17,428,719	$20,451,419	$21,164,378	$21.99
Tenant Improvements	N/A	$0	$0	$0	$481,251	$0.50
Leasing Commissions	N/A	$0	$0	$0	$481,251	$0.50
Replacement Reserves	N/A	$0	$0	$0	$199,135	$0.21
Net Cash Flow	N/A	$13,960,122	$17,428,719	$20,451,419	$20,002,741	$20.78

Occupancy %(3)	N/A	97.0%	97.0%	97.0%	95.0%
NOI DSCR(4)	N/A	1.11x	1.39x	1.63x	1.68x
NCF DSCR(4)	N/A	1.11x	1.39x	1.63x	1.59x
NOI Debt Yield(4)	N/A	7.7%	9.7%	11.3%	11.7%
NCF Debt Yield(4)	N/A	7.7%	9.7%	11.3%	11.1%

(1)	Several of the Heartland Dental Medical Office Portfolio Properties were acquired/developed by the borrower sponsor in 2016 (18 properties), 2017 (25 properties) and 2018 (10 properties); as such, 2015 cash flow figures are not available, 2016 includes full-year financial reporting for only 121 of the 169 Heartland Dental Medical Office Portfolio Properties and 2017 includes full-year financial reporting for only 143 of the 169 Heartland Dental Medical Office Portfolio Properties. 6/30/2018 TTM includes full-year financial reporting for 168 of the 169 Heartland Dental Medical Office Portfolio Properties.

(2)	UW Gross Potential Rent is based on the underwritten rent roll and includes (i) rent steps of $401,117 through November 2019 and (ii) vacancy gross up of $564,802.

(3)	UW Occupancy % is based on underwritten economic vacancy of 5.0%. The Heartland Dental Medical Office Portfolio Properties were 96.8% occupied as of September 13, 2018.

(4)	Debt service coverage ratios and debt yields are based on the Heartland Dental Medical Office Portfolio Whole Loan.

Escrows and Reserves. At origination of the Heartland Dental Medical Office Portfolio Whole Loan, the Heartland Dental Medical Office Portfolio Borrower deposited (i) $250,000 for real estate taxes (the “Closing Tax Deposit”), (ii) $384,109 for insurance premiums, (iii) $316,121 for deferred maintenance, (iv) $109,315 for tenant allowances, tenant improvements and leasing commissions (“TI/LC”) and (v) $62,050 for outstanding free rents, rent abatements or other rent concessions under the North Port Area Chamber of Commerce lease ($12,050) and the Mercy Clinic East Communities leases ($50,000). On a monthly basis, the Heartland Dental Medical Office Portfolio Borrower is required to deposit (i) an amount equal to 1/12 of the product of $0.20 and the aggregate net rentable SF in the Heartland Dental Medical Office Portfolio, initially equal to $16,042, into a replacement reserve, subject to a cap of an amount equal to $0.40 per the aggregate net rentable SF in the Heartland Dental Medical Office Portfolio, initially equal to $385,000 and (ii) an amount equal to 1/12 of the product of $1.00 and the aggregate net rentable SF in the Heartland Dental Medical Office Portfolio, initially equal to $80,208, into a TI/LC reserve, subject to a cap of an amount equal to $2.00 per the aggregate net rentable SF in the Heartland Dental Medical Office Portfolio, initially equal to $1,925,002. Monthly escrows for real estate taxes are waived, provided that (i) no Cash Management Trigger Event (as defined below) has occurred, (ii) an amount equal to the Closing Tax Deposit is on deposit in a real estate tax reserve and (iii) the Heartland Dental Medical Office Portfolio Borrower provides evidence of payment of taxes and other charges for each of the Heartland Dental Medical Office Portfolio Properties no later than 20 days prior to the date of delinquency (collectively, the “Monthly Tax Waiver Conditions”). If at any time any of the Monthly Tax Waiver Conditions are not satisfied with respect to any individual property, then (i) for the first five individual properties where such conditions are not satisfied, the Heartland Dental Medical Office Portfolio Borrower is required to make all monthly tax escrows for such individual properties and (ii) for any individual property where such Monthly Tax Waiver Conditions are not satisfied thereafter, the Heartland Dental Medical Office Portfolio Borrower is required to make all monthly tax escrows for all Heartland Dental Medical Office Portfolio Properties. Monthly escrows for insurance premiums are waived, provided that the Heartland Dental Medical Office Portfolio Properties are insured under an acceptable blanket insurance policy.

Lockbox and Cash Management. The Heartland Dental Medical Office Portfolio Whole Loan is structured with a hard lockbox and springing cash management. The Heartland Dental Medical Office Portfolio Borrower is required to cause all rents from Material Tenants (as defined below) to be delivered directly to the lockbox account, or if received by the Heartland Dental Medical Office Portfolio Borrower or property manager, the rents are required to be deposited into the lockbox account within two business days after receipt. Upon the occurrence and continuance of a Cash Management Trigger Event, the Heartland Dental Medical Office Portfolio Borrower is required to cause all rents from all tenants to be delivered directly to the lockbox account or if received by the Heartland Dental Medical Office Portfolio Borrower or property manager, the rents are required to be deposited into the lockbox account within two business days after receipt. Pursuant to the Heartland Dental Medical Office Portfolio Whole Loan documents, all excess funds on deposit (after payment of monthly reserve deposits, debt service payment and cash management bank fees) will be applied as follows: (a) if a Material Tenant Trigger Event (as defined below) is continuing, to the Material Tenant rollover reserve, subject to a cap of $15,000,000, (b) if a Cash Sweep Trigger Event (as defined below) is continuing, to the lender-controlled excess cash flow account and (c) if neither a Material Tenant Trigger Event nor a Cash Sweep Trigger Event exists, to the Heartland Dental Medical Office Portfolio Borrower.

A “Cash Management Trigger Event” will commence upon (i) the occurrence of an event of default and continue until such event of default is cured or waived, (ii) the occurrence of any bankruptcy action of the Heartland Dental Medical Office Portfolio Borrower, the borrower sponsor or the property manager and continue until any such bankruptcy action is discharged or dismissed, or in the case of the property manager, such property manager is replaced with a qualified property manager under a replacement agreement or the bankruptcy action is discharged or dismissed, (iii) the date the debt service coverage ratio for the immediately preceding 12-month period is less than 1.25x and will continue until such time as (x) the debt service coverage

A-3-19

Various	Collateral Asset Summary – Loan No. 2 Heartland Dental Medical Office Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$54,942,030 55.4% 1.59x 11.7%

ratio for the immediately preceding 12-month period is at least 1.30x for two consecutive calendar quarters or (y) the Heartland Dental Medical Office Portfolio Borrower deposits with the lender in the form of cash or a letter of credit in an amount, as calculated by the lender, equal to an amount that if applied to repay the Heartland Dental Medical Office Portfolio Whole Loan would result in a debt service coverage ratio of 1.25x (the “DSCR Cash Management Trigger Cure Deposit”), (iv) an indictment for fraud or misappropriation of funds by the Heartland Dental Medical Office Portfolio Borrower, borrower sponsor or property manager or a director or an officer of the Heartland Dental Medical Office Portfolio Borrower, borrower sponsor or property manager and continue until (a) the dismissal of the applicable indictment, (b) the acquittal of each applicable person with respect to the related charge(s) or (c) with respect to a third party manager, such third party manager is replaced with a qualified manager under a replacement agreement, or (v) the occurrence of a Material Tenant Trigger Event and continue until such event is cured.

A “Cash Sweep Trigger Event” will commence upon (i) the occurrence of an event of default and continue until such event of default is cured, (ii) the occurrence of any bankruptcy action of the Heartland Dental Medical Office Portfolio Borrower, the borrower sponsor or the affiliated property manager and continue until any such bankruptcy action is discharged or dismissed, or in the case of the affiliated property manager, such affiliated property manager is replaced with a qualified property manager under a replacement agreement or the bankruptcy action is discharged or dismissed, or (iii) the date the debt service coverage ratio for the immediately preceding 12-month period is less than 1.20x and will continue until such time as (x) the debt service coverage ratio for the immediately preceding 12-month period is at least 1.25x for two consecutive calendar quarters or (y) the Heartland Dental Medical Office Portfolio Borrower deposits with the lender in the form of cash or a letter of credit in an amount, as calculated by the lender, equal to either (A) without duplication, the DSCR Cash Management Trigger Cure Deposit or (B) that if applied to repay the Heartland Dental Medical Office Portfolio Whole Loan would result in a debt service coverage ratio greater than 1.20x.

A “Material Tenant Trigger Event” will commence upon (i) any Material Tenant or any guarantor of the applicable Material Tenant lease becoming insolvent or a debtor in any bankruptcy action, (ii) any time when the adjusted Material Tenant EBITDA is not positive in the lender’s reasonable determination, provided that the Heartland Dental Medical Office Portfolio Borrower may suspend such Material Tenant Trigger Event for 12 months by depositing $7,500,000 with the lender for each such 12-month period (such deposit to be returned to the Heartland Dental Medical Office Portfolio Borrower upon a cure of the Material Tenant Trigger Event without such deposit being taken into effect), (iii) the lender determining based on the applicable annual HD Entity Reporting Items (as defined below) (x) the net worth of Heartland Dental, Neibauer Dental Corporation, Inc. or any of their respective affiliates (collectively, the “HD Tenant”) for the prior calendar year is less than $443,987,100 and (y) the Material Tenant does not have at least 90% of the total assets and total revenues that Heartland Dental had for the prior calendar year or (iv) the lender failing to receive the applicable HD Entity Reporting Items within (A) five business days of the Heartland Dental Medical Office Portfolio Borrower’s failure to deliver a financial statement including a balance sheet, statement of cash flows, reconciliation of net loss to EBITDA and adjusted EBITDA, profit and loss statement, and statement of changes of Heartland Dental and its subsidiaries and affiliates (collectively, the “HD Entity Reporting Items”) or (B) 30 calendar days of the Heartland Dental Medical Office Portfolio Borrower’s failure to deliver such items required in (A) above, if the Heartland Dental Medical Office Portfolio Borrower fails to deliver, as the result of the Material Tenant’s failure to deliver, such items to the Heartland Dental Medical Office Portfolio Borrower. A Material Tenant Trigger Event will continue until, in regard to clause (i) above, after an affirmation of the Material Tenant lease in the applicable bankruptcy proceeding and confirmation that the Material Tenant is actually paying all rents and other amounts under its lease (or, if applicable, the discharge or dismissal of the applicable Material Tenant lease guarantor from the applicable bankruptcy proceeding), provided that such bankruptcy (after dismissal or discharge) does not have an adverse effect on such Material Tenant lease guarantor’s ability to perform its obligations under its lease guaranty, in regard to clause (ii) above, the adjusted Material Tenant EBITDA is positive in the lender’s reasonable determination for two consecutive quarters, in regard to clause (iii) above, if (A) on the next applicable annual HD Entity Reporting Items the net worth of the HD Tenant for the prior calendar year is greater than $443,987,100 and/or the Material Tenant has at least 90% of the total assets and total net revenues that Heartland Dental had for the prior calendar year or (B) the Heartland Dental Medical Office Portfolio Borrower provides other evidence acceptable to the lender that the tenant has achieved the net worth and/or total assets and total net revenue thresholds set forth above in clause (A) for two consecutive calendar quarters, in regard to clause (iv) above, the delivery of all HD Entity Reporting Items that are due and outstanding, or in regard to clause (i), (ii) or (iii) above, the leasing of all the applicable Material Tenant space to a replacement tenant reasonably acceptable to the lender, which lease is comparable in terms to the existing Material Tenant lease being replaced, provided that such lease is a triple net lease and has an initial term of no less than five years.

A “Material Tenant” means (i) each HD Tenant or (ii) any lease which, either individually or when taken together with any other lease with the same tenant, and assuming the exercise of all expansion rights and preferential rights to lease additional space contained in such lease or leases (x) covers no less than 10% of the NRA at the Heartland Dental Medical Office Portfolio Properties or (y) requires the payment of base rent that is no less than 10% of the total in-place base rent at the Heartland Dental Medical Office Portfolio Properties.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. The Heartland Dental Medical Office Portfolio Borrower may obtain the release of any of the Heartland Dental Medical Office Portfolio Properties included in the Heartland Dental Medical Office Portfolio Whole Loan, at any time on or after December 6, 2019, provided that, among other things, (i) no event of default has occurred and is continuing, (ii) the Heartland Dental Medical Office Portfolio Borrower prepays a portion of the Heartland Dental Medical Office Portfolio Whole Loan equal to or exceeding 120% of the allocated loan amount of the property being released to a third party (the “Release Amount”) along with the applicable yield maintenance premium (or 130% of the allocated loan amount of the property being released to an affiliate under specified circumstances under the Heartland Dental Medical Office Portfolio Whole Loan documents in connection with specified condominium, title or zoning defaults that can be cured by releasing such property), (iii) the debt service coverage ratio for the remaining properties following the release based on the trailing 12 months is no less than the greater of (a) the debt service coverage ratio immediately preceding such release and (b) 1.54x, and (iv) if as of the date of its calculation, the ratio of (i) the sum of the outstanding principal amount of the Heartland Dental Medical Office Portfolio Whole Loan as of the date of such calculation to (ii) the fair market value of the Heartland Dental Medical Office Portfolio Properties (the “REMIC LTV”) exceeds 125% immediately after the property being released, no release will be permitted unless the balance of the Heartland Dental Medical Office Portfolio Whole Loan is paid down by the greater of (a) the Release Amount or (b) the least of the following amounts: (x) if the released property is sold, the net proceeds of the sale of the released property, (y) the fair market value of the released property at the time of such release, or (z) an amount such that the REMIC LTV after such release is not greater than the REMIC LTV of the Heartland Dental Medical Office Portfolio Properties immediately prior to such release.

A-3-20

Various	Collateral Asset Summary – Loan No. 2 Heartland Dental Medical Office Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$54,942,030 55.4% 1.59x 11.7%

Terrorism Insurance. The Heartland Dental Medical Office Portfolio Borrower is required to obtain and maintain property insurance, commercial general liability insurance, and business income insurance that covers perils of terrorism and acts of terrorism, both foreign and domestic, provided, if the Terrorism Risk Insurance Program Reauthorization Act of 2015 or a subsequent statute is not in effect, the Heartland Dental Medical Office Portfolio Borrower will not be required to pay annual premiums in excess of two times the premium in an amount equal to the property and business interruption insurance required under the Heartland Dental Medical Office Portfolio Whole Loan documents. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

A-3-21

1155 Saint Louis Galleria St. Louis, MO 63117	Collateral Asset Summary – Loan No. 3 Saint Louis Galleria	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$45,000,000 51.5% 1.67x 11.3%

A-3-22

1155 Saint Louis Galleria St. Louis, MO 63117	Collateral Asset Summary – Loan No. 3 Saint Louis Galleria	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$45,000,000 51.5% 1.67x 11.3%

A-3-23

1155 Saint Louis Galleria St. Louis, MO 63117	Collateral Asset Summary – Loan No. 3 Saint Louis Galleria	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$45,000,000 51.5% 1.67x 11.3%

LEVEL 2

macy's
URBAN OUTFITTERS
NORDSTROM
Prime Jewelers
ALDO
AVEDA
Vacant
AKIRA
west elm
BANANA REPUBLIC
Free People
J.CREW
Tommy Bahama
ANN TAYLOR
Vacant
chico's
LUSH
The Cheesecake Factory
ANTHROPOLOGIE
Helzberg Diamonds
Vacant
Z GALLERIE
Vacant
GAP
Dillard's
Eddie Bauer
Brow Spa
C&C Market Research
RESTORATION HARDWARE
JoS. A. BANK
Anchor / Major
Non Anchor / In-line
Vacant
Not Part of Collateral

Site plan based on information provided by the borrower.

A-3-24

1155 Saint Louis Galleria St. Louis, MO 63117	Collateral Asset Summary – Loan No. 3 Saint Louis Galleria	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$45,000,000 51.5% 1.67x 11.3%

Saint Louis Galleria
1155 Saint Louis Galleria
St. Louis, MO 63117
Lambert-St. Louis International Airport
Berkeley
Ferguson
Bridgeton
Kinloch
St. Ann
Woodson Terrace
Breckenridge Hills
St. John
Bellerive
Bel-Ridge
Normandy
Bel-Nor
Overland
ST. LOUIS COUNTY
Greendale
Pine Lawn
Vinita Park
Hillsdale
Pagedale
Wellston
Wells-Goodfellow
Olivette
University City
West End
The Ville
ST. LOUIS
Ladue
Clayton
Forest Park
Central West End
Richmond Heights
Maplewood
Brentwood
The Hill
Compton Heights
Rock Hill
Warson Woods
Southwest Garden
Tower Grove Park
Tower Grove South
Glendale
Webster Groves
Shrewsbury
Kirkwood
St. Louis Hills
Holly Hills
O'Fallon
St. Charles
St. Peters
Chesterfield
Wildwood
ILLINOIS
MISSOURI

A-3-25

1155 Saint Louis Galleria St. Louis, MO 63117	Collateral Asset Summary – Loan No. 3 Saint Louis Galleria	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$45,000,000 51.5% 1.67x 11.3%

Mortgage Loan Information				Mortgaged Property Information
Mortgage Loan Seller:	Société Générale			Single Asset/Portfolio:	Single Asset
				Location:	St. Louis, MO 63117
				General Property Type:	Retail
Original Balance(1):	$45,000,000			Detailed Property Type:	Super Regional Mall
Cut-off Date Balance(1):	$45,000,000			Title Vesting:	Fee Simple
% of Initial Pool Balance:	7.0%			Year Built/Renovated:	1986/2011
Loan Purpose:	Refinance			Size:	465,695 SF
Borrower Sponsor:	BPR OP, LP (f/k/a GGP Operating Partnership, LP)			Cut-off Date Balance per SF(1):	$515
				Maturity Date Balance per SF(1):	$470
Mortgage Rate:	4.99677083333333%			Property Manager:	General Growth Services, Inc. (borrower-related)
Note Date:	11/1/2018
First Payment Date:	12/1/2018
Maturity Date:	11/1/2028
Original Term to Maturity:	120 months
Original Amortization Term:	360 months
IO Period:	60 months			Underwriting and Financial Information
Seasoning:	1 month			UW NOI:	$27,160,764
Prepayment Provisions(2):	LO (25); DEF (90); O (5)			UW NOI Debt Yield(1):	11.3%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NOI Debt Yield at Maturity(1):	12.4%
Additional Debt Type(1)(3)(4):	Pari Passu/Mezzanine			UW NCF DSCR(1):	2.18x (IO)	1.67x (P&I)
Additional Debt Balance(1)(3)(4):	$195,000,000/$25,000,000			Most Recent NOI:	$27,309,350 (8/31/2018 TTM)
Future Debt Permitted (Type):	No (N/A)			2nd Most Recent NOI:	$26,996,606 (12/31/2017)
Reserves(5)				3rd Most Recent NOI:	$26,847,500 (12/31/2016)
Type	Initial	Monthly	Cap	Most Recent Occupancy(6):	96.9% (9/30/2018)
RE Tax:	$0	Springing	N/A	2nd Most Recent Occupancy:	97.4% (12/31/2017)
Insurance:	$0	Springing	N/A	3rd Most Recent Occupancy:	96.7% (12/31/2016)
Other:	$1,675,345	$0	N/A	Appraised Value (as of):	$465,600,000 (9/24/2018)
Replacements:	$0	Springing	$236,181	Cut-off Date LTV Ratio(1):	51.5%
TI/LC:	$0	Springing	$1,889,448	Maturity Date LTV Ratio(1):	47.0%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$240,000,000	90.6%	Loan Payoff:	$215,000,000	81.1%
Mezzanine Loan(1):	$25,000,000	9.4%	Reserves:	$1,675,345	0.6%
			Closing Costs:	$1,440,523	0.5%
			Return of Equity:	$46,884,132	17.7%
Total Sources:	$265,000,000	100.0%	Total Uses:	$265,000,000	100.0%

(1)	The Saint Louis Galleria Mortgage Loan (as defined below) is part of the Saint Louis Galleria Whole Loan (as defined below), which is comprised of ten pari passu promissory notes with an aggregate original principal balance of $240,000,000. The Saint Louis Galleria Whole Loan was originated concurrently with the Saint Louis Galleria Mezzanine Loan (as defined below) with an aggregate original principal balance of $25,000,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate principal balance of the Saint Louis Galleria Whole Loan and exclude the Saint Louis Galleria Mezzanine Loan. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio based on the Saint Louis Galleria Whole Loan and the Saint Louis Galleria Mezzanine Loan are $569, $470, 10.3%, 12.4%, 1.55x, 56.8% and 47.0%, respectively.

(2)	The lockout period will be at least 25 payments, beginning with and including the first payment date of December 1, 2018. Defeasance of the Saint Louis Galleria Whole Loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized or (ii) November 1, 2021. The assumed lockout period of 25 payments is based on the expected UBS 2018-C15 securitization trust closing date in December 2018.

(3)	See “The Mortgage Loan” and “Mezzanine Loan” below for further discussion of additional debt.

(4)	The Saint Louis Galleria Whole Loan accrues interest and amortizes pursuant to a fixed amortization schedule as set forth in Annex F.

(5)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(6)	Most Recent Occupancy includes temporary tenants at the Saint Louis Galleria Property (as defined below), which collectively occupy 5,449 SF, and excludes three tenants vacating in the near term and one dark tenant, which four tenants collectively occupy 6,979 SF.

The Mortgage Loan. The third largest mortgage loan (the “Saint Louis Galleria Mortgage Loan”) is part of a whole loan (the “Saint Louis Galleria Whole Loan”) evidenced by ten pari passu promissory notes with an aggregate original balance of $240,000,000. The Saint Louis Galleria Whole Loan is secured by a first mortgage encumbering the fee interest in 465,695 SF of a 1,179,747 SF super-regional mall located in St. Louis, Missouri (the “Saint Louis Galleria Property”). The Saint Louis Galleria Whole Loan was co-originated on November 1, 2018 by Société Générale Financial Corporation (“SGFC”) and Deutsche Bank AG, New York Branch (“DBNY”). Promissory Notes A-2-A1 and A-2-A3, with an aggregate original principal balance of $45,000,000, collectively represent the Saint Louis Galleria Mortgage Loan, and will be included in the UBS 2018-C15 Trust. The Saint Louis Galleria Whole Loan will be serviced pursuant to the pooling and servicing agreement for the Benchmark 2018-B8 Trust until the controlling pari passu Promissory Note A-1-A1 is securitized, whereupon the Saint Louis Galleria Whole Loan will be serviced pursuant to the pooling and servicing agreement for such future securitization. The below table summarizes the Saint Louis Galleria Whole Loan, including the remaining promissory notes, which are currently held by DBNY and SGFC

A-3-26

1155 Saint Louis Galleria St. Louis, MO 63117	Collateral Asset Summary – Loan No. 3 Saint Louis Galleria	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$45,000,000 51.5% 1.67x 11.3%

and are expected to be contributed to one or more future securitization transactions or may otherwise be transferred at any time. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

Saint Louis Galleria Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Anticipated Note Holder	Controlling Piece
Note A-1-A1	$60,000,000	$60,000,000	DBNY	Yes
Note A-1-A2(1)	$55,000,000	$55,000,000	Benchmark 2018-B8	No
Note A-1-A3	$20,000,000	$20,000,000	DBNY	No
Note A-1-A4	$20,000,000	$20,000,000	DBNY	No
Note A-1-A5	$6,479,245	$6,479,245	DBNY	No
Note A-2-A1	$30,000,000	$30,000,000	UBS 2018-C15	No
Note A-2-A2	$20,000,000	$20,000,000	SGFC	No
Note A-2-A3	$15,000,000	$15,000,000	UBS 2018-C15	No
Note A-2-A4	$10,000,000	$10,000,000	SGFC	No
Note A-2-A5	$3,520,755	$3,520,755	SGFC	No
Total	$240,000,000	$240,000,000

(1)	Note A-1-A2 is currently held by DBNY and is expected to be contributed to the Benchmark 2018-B8 securitization transaction. The Benchmark 2018-B8 securitization transaction is scheduled to close on or about December 27, 2018.

The proceeds of the Saint Louis Galleria Whole Loan, together with a mezzanine loan with an aggregate original principal balance of $25,000,000 (the “Saint Louis Galleria Mezzanine Loan”), were used to refinance the Saint Louis Galleria Property, fund reserves, pay closing costs and return equity to the borrower sponsor.

The Borrower and the Borrower Sponsor. The borrower is Saint Louis Galleria L.L.C. (the “Saint Louis Galleria Borrower”) a single-purpose Delaware limited liability company structured to be bankruptcy remote with two independent directors. Legal counsel to the Saint Louis Galleria Borrower delivered a non-consolidation opinion in connection with the origination of the Saint Louis Galleria Whole Loan. The borrower sponsor and nonrecourse carve-out guarantor of the Saint Louis Galleria Whole Loan is BPR OP, LP (f/k/a GGP Operating Partnership, LP) (“BPR”).

The Saint Louis Galleria Property has historically been owned by General Growth Properties Inc. (“GGP Inc.”). In August 2018, GGP Inc. was acquired by Brookfield Property Partners L.P. (“BPY”), a commercial real estate company, with approximately $90.0 billion in total assets and a diversified portfolio of office and retail assets, as well as interests in multifamily, triple net lease, industrial, hospitality, self storage, student housing and manufactured housing assets. As a result of the acquisition, BPR was created as a public security intended to offer the economic equivalence to an investment in BPY in the form of a U.S. REIT stock. BPR is the successor of GGP Inc., which along with the Rouse Properties portfolio which BPY acquired in 2016, contains over $285 billion in assets under management within a portfolio of 163 shopping malls, across 41 states, comprising of approximately 148.0 million SF of gross leasable area across the United States. In addition to the Saint Louis Galleria Property, other BPR malls include Ala Moana Center in Honolulu, Hawaii, Tyson’s Galleria in Washington, D.C., Glendale Galleria in Glendale, California and Water Tower Place in Chicago, Illinois.

The Property. The Saint Louis Galleria Property consists of 465,695 collateral SF of a 1,179,747 SF, three-story, super-regional mall that is located approximately eight miles west of downtown St. Louis, Missouri. The approximately 1.2 million SF Saint Louis Galleria Mall is anchored by non-collateral tenants Dillard’s, Macy’s and Nordstrom that each independently own their respective spaces and comprise in the aggregate approximately 714,052 SF. As of September 30, 2018, the Saint Louis Galleria Property was 96.9% occupied by 125 retailers including nationally recognized retail tenants such as Apple, Forever 21, GAP/GAPKIDS/BABYGAP/GAPBO, H&M, Microsoft and Victoria’s Secret as well as restaurants including The Cheesecake Factory, Weber Grill Restaurant and Five Guys Burgers & Fries, which is complemented by a food court. Additionally, the Saint Louis Galleria Property includes a boutique-style movie theater (Galleria 6 Cinemas).

The Saint Louis Galleria Mall was constructed in 1986 and renovated in 2011. Since January 1, 2018, 11 leases were signed at the Saint Louis Galleria Property (excluding temporary tenants), totaling 46,625 SF (10.0% of collateral NRA) and accounting for approximately $2.1 million underwritten base rent (9.0% of underwritten base rent) at an average rent of $48.95 PSF.

A-3-27

1155 Saint Louis Galleria St. Louis, MO 63117	Collateral Asset Summary – Loan No. 3 Saint Louis Galleria	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$45,000,000 51.5% 1.67x 11.3%

The following table presents certain information relating to the tenancy at the Saint Louis Galleria Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(2)	Tenant SF	% of SF	Annual UW Base Rent(3)	% of Total Annual UW Base Rent	Annual UW Base Rent PSF(4)	8/31/2018 TTM Sales(5)			Lease Expiration Date(6)
							$	PSF	Occ. Cost
Major Tenants
Galleria 6 Cinemas	NR/NR/NR	19,624	4.2%	$454,992	2.0%	$23.19	$2,543,725	$423,954(7)	20.0%	8/31/2023
H&M	NR/NR/NR	12,913	2.8%	(8)	(8)	(8)	$3,910,706	$303	(8)	1/31/2021
Victoria’s Secret	NR/Ba1/BB	12,892	2.8%	$593,032	2.6%	$46.00	$3,339,800	$259	29.9%	1/31/2026
Urban Outfitters	NR/NR/NR	12,623	2.7%	$592,435	2.6%	$46.93	$2,515,122	$199	23.6%	1/31/2021
Forever 21	NR/NR/NR	11,798	2.5%	$737,647	3.2%	$62.52	$3,155,808	$267	24.2%	1/31/2020
Helium Comedy Club(9)	NR/NR/NR	11,477	2.5%	$159,135	0.7%	$13.87	$1,798,630	N/A	N/A	1/31/2026
Express Men	NR/NR/NR	11,467	2.5%	$399,060	1.8%	$34.80	$2,411,332	$210	38.6%	1/31/2024
Footaction USA(10)	NR/Ba1/BB+	11,114	2.4%	$742,860	3.3%	$66.84	$4,695,512	N/A	N/A	1/31/2026
The Cheesecake Factory	NR/NR/NR	10,104	2.2%	$404,160	1.8%	$40.00	$10,028,824	$993	7.4%	1/31/2023
GAP/GAPKIDS/BABYGAP/GAPBO	NR/Baa2/BB+	10,068	2.2%	$649,313	2.9%	$64.49	$3,369,478	$335	33.8%	5/31/2025
Total Major Tenants		124,080	26.6%	$4,732,634	20.8%	$42.57
Other Tenants(11)		327,038	70.2%	$18,019,199(8)	79.2%(8)	$56.94(8)
Vacant		14,577	3.1%	$0	0.0%	$0.00
Total/Wtd. Avg.		465,695	100.0%	$22,751,833	100.0%	$53.20

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Annual UW Base Rent PSF and Annual UW Base Rent reflects in-place leases based on the September 30, 2018 rent roll and excludes rent for three tenants vacating in the near term and one dark tenant, which collectively occupy 6,979 SF.

(4)	Wtd. Avg. Annual UW Base Rent PSF excludes vacant space, five temporary tenants that collectively occupy 5,449 SF and tenants expected to pay percent in lieu rent (H&M and J Crew).

(5)	8/31/2018 TTM Sales were provided by the borrower sponsor and include tenants reporting an entire 12-months of sales as of August 31, 2018. Occ. Cost excludes utilities reimbursement. Based on a percentage of collateral SF, approximately 70.5% of in-line tenants (<10,000 SF) and 69.9% of total collateral tenants reported sales for the period.

(6)	Certain tenants may have termination or contraction options due to co-tenancy provisions in the related leases (which may become exercisable prior to the originally stated expiration date of the tenant lease).

(7)	Galleria 6 Cinemas sales PSF reflect sales per screen (six screens).

(8)	H&M expressed interest in expanding at the Saint Louis Galleria Property into approximately 21,000 SF. While the expansion is being negotiated, the borrower sponsor plans to convert them to a percent in lieu of approximately 15.0% of gross sales through January 31, 2021, which is being negotiated. Negotiations are also ongoing with J Crew (5,119 SF) to convert the tenant to percent in lieu of approximately 10.0% of gross sales through January 31, 2020.

(9)	Helium Comedy Club, which took occupancy in January 2016, does not report sales information.

(10)	Footaction USA, which took occupancy in September 2015, does not report sales information.

(11)	Other Tenants includes five temporary tenants that collectively occupy 5,449 SF, as well as two tenants that have signed leases and have yet to take occupancy that account for 2,442 SF. Other Tenants excludes three tenants vacating in the near term and one dark tenant, which collectively occupy 6,979 SF.

A-3-28

1155 Saint Louis Galleria St. Louis, MO 63117	Collateral Asset Summary – Loan No. 3 Saint Louis Galleria	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$45,000,000 51.5% 1.67x 11.3%

The following table presents certain information relating to the lease rollover schedule at the Saint Louis Galleria Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	UW Base Rent PSF Rolling(3)	Total UW Base Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2018	3	5,229	1.1%	1.1%	$57.40	$300,169	1.3%	1.3%
2019	16	46,347	10.0%	11.1%	$38.44	$1,781,810	7.8%	9.2%
2020	12	38,634	8.3%	19.4%	$44.48	$1,718,583	7.6%	16.7%
2021	27	87,106	18.7%	38.1%	$52.11	$4,539,431	20.0%	36.7%
2022	12	18,244	3.9%	42.0%	$67.09	$1,224,075	5.4%	42.0%
2023	16	66,618	14.3%	56.3%	$46.64	$3,107,300	13.7%	55.7%
2024	7	32,542	7.0%	63.3%	$48.77	$1,587,181	7.0%	62.7%
2025	8	31,495	6.8%	70.0%	$71.91	$2,264,926	10.0%	72.6%
2026	12	73,919	15.9%	85.9%	$47.67	$3,524,025	15.5%	88.1%
2027	7	25,214	5.4%	91.3%	$63.31	$1,596,388	7.0%	95.1%
2028	3	16,101	3.5%	94.8%	$45.04	$725,124	3.2%	98.3%
2029 & Beyond	3	9,669	2.1%	96.9%	$39.59	$382,820	1.7%	100.0%
Vacant	0	14,577	3.1%	100.0%	$0.00	$0	0.0%	100.0%
Total/Wtd. Avg.	126	465,695	100.0%		$53.20	$22,751,833	100.0%

(1)	Information obtained from the underwritten rent roll for leases in place as of September 30, 2018.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Rollover Schedule.

(3)	Wtd. Avg. UW Base Rent PSF Rolling excludes vacant space, five temporary tenants that collectively occupy 5,449 SF and tenants expected to pay percent in lieu rent (H&M and J Crew).

The following table presents historical occupancy percentages at the Saint Louis Galleria Property:

Historical Occupancy
12/31/2015(1)	12/31/2016(1)	12/31/2017(1)	9/30/2018(1)(2)
94.0%	96.7%	97.4%	96.9%

(1)	Historical occupancy of the Saint Louis Galleria Mall including the non-collateral anchors for 12/31/2015, 12/31/2016, 12/31/2017 and 9/30/2018 was 97.6%, 98.7%, 99.0%, and 98.8% respectively.

(2)	Information obtained from the underwritten rent roll.

The following table presents historical anchor sales at the Saint Louis Galleria Mall:

Historical Sales for Non-Collateral Anchors(1)
			Sales Volume ($ in millions)			Sales Volume (PSF)			National Average
Tenant	Ratings	Net Rentable Area (SF)	2015	2016	2017	2015	2016	2017		Sales Volume ($ in millions)	Sales Volume (PSF)
	Fitch/Moody’s/S&P(2)								Size
Dillard’s	NR/NR/NR	313,913	$22.5	$22.6	$22.0	$72.0	$72.0	$70.0	168,493	$20.6	$127.0
Macy's	BBB/Baa3/BBB-	262,139	$52.0	$50.0	$50.0	$198.0	$191.0	$191.0	160,000	$23.0	$165.0
Nordstrom	BBB+/Baa1/BBB+	138,000	$35.0	$32.5	$28.7	$254.0	$236.0	$208.0	175,000	$43.3	$337.0
Total		714,052	$109.5	$105.1	$100.7	$153.0	$147.0	$141.0

Source: Industry Research Report

(1)	Sales figures are based on estimates provided by the borrower sponsor.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

A-3-29

1155 Saint Louis Galleria St. Louis, MO 63117	Collateral Asset Summary – Loan No. 3 Saint Louis Galleria	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$45,000,000 51.5% 1.67x 11.3%

The following table presents historical anchor sales at Saint Louis Galleria Property:

Historical Sales PSF for Collateral Tenants(1)
				8/31/2018 TTM
	2015	2016	2017	Sales PSF	Occ. Cost
Major Tenants (>10,000 SF)	$386	$380	$321	$304	19.8%
Galleria 6 Cinemas(2)	$396,459	$419,059	$416,955	$423,954	20.0%
In-line Tenants (<10,000 SF) (including Apple)(3)	$682	$672	$650	$647	13.0%
Apple	$5,427	$5,373	$5,520	$6,172	1.2%
In-line Tenants (<10,000 SF) (excluding Apple)(3)	$574	$565	$537	$520	16.3%

(1)	Historical Sales PSF is based on the figures provided by the borrower sponsor historical sales reports. The borrower sponsor defines comp in-line as tenants that have been open for more than 12-months as of the sales report date. The lender completed a separate analysis of tenant sales, in which “same-store” sales or tenants that have been at the Saint Louis Galleria Property since 2015 and have reported sales figures through the trailing 12-month ending August 31, 2018. Based on the lender’s “same store” sales analysis, the Saint Louis Galleria Property generated same store in-line (<10,000 SF) sales of $734 PSF with an occupancy cost ratio of 11.7% as of the trailing 12-month period ending August 31, 2018. Excluding the Apple store, the Saint Louis Galleria Property generated same-store in-line (<10,000 SF) sales of $581 PSF with an occupancy cost ratio of 14.9% as of the trailing 12-month period ending August 31, 2018.

(2)	Sales information represents sales per screen and is based on six screens.

(3)	Approximately 95.8%, 88.6%, 94.6 % and 87.8% of in-line tenants by collateral SF reported sales in 2015, 2016, 2017 and trailing 12-month ending August 31, 2018, respectively.

The Market. The Saint Louis Galleria Mall is located approximately eight miles west of downtown St. Louis along Interstate 64 in an in-fill location that contains a minimal amount of developable land. According to the appraisal, the Saint Louis Galleria Mall is the closest mall to downtown St. Louis and is home to approximately 7.0 million SF of office space (over 35,000 employees) within the nearby neighborhood. Additionally, Washington University in St. Louis and St. Louis University are located within a seven-mile radius, with a combined student population of approximately 28,000 students.

According to the appraisal, the primary trade area of the Saint Louis Galleria Mall is considered to be a seven-mile radius, which had a 2017 population of 598,543, and an average household income of $80,012. The Saint Louis metropolitan statistical area is home to nine of the nation’s Fortune 500 corporations, with employment most heavily concentrated in trade, education, health services and professional and business services.

Saint Louis Galleria Mall 2017 Demographic Summary
	5-mile Trade Area	7-mile Trade Area	10-mile Trade Area	Saint Louis CBSA	State of Missouri	USA
2017 Population	293,260	598,543	948,538	2,838,426	6,158,933	325,372,858
2017 Estimated # of Households	130,617	258,686	404,750	1,128,197	2,434,861	123,183,573
2017 Average Household Income	$93,375	$80,012	$77,741	$80,927	$69,400	$81,217

Source: Appraisal

The chart below summarizes the Saint Louis Galleria Mall’s competitive set. The appraisal concluded that Saint Louis Galleria Mall is the most dominant mall in the region followed by West County Center. The appraisal also deemed Plaza Frontenac, which is owned by the borrower sponsor, to be a minimal competitive threat to the Saint Louis Galleria Mall due to its different targeted customer base, smaller size and shared ownership. According to the appraisal, the other enclosed malls in the area, South County Center and Chesterfield Mall, are inferior to Saint Louis Galleria Mall.

The table below presents certain information relating to six comparable properties to the Saint Louis Galleria Mall identified by the appraisal:

Comparable Properties(1)
Property	Location	Year Built/ Renovated	Size (SF)	Occ. %	Sales (PSF)(2)	Anchor Tenants	Distance to Subject (mi.)
Saint Louis Galleria Mall	St. Louis, MO	1986/2011	465,695(3)	96.9%(4)	$520	Dillard's, Macy's, Nordstrom(3)	N/A
St. Clair Square Mall	Fairview Heights, IL	1974/2003	1,109,349	95.0%	$378	Dillard's, JC Penney, Macy’s, Sears	20.0
West County Center	Des Peres, MO	2002	1,197,210	95.0%	$400	Nordstrom, JC Penney, Macy's, Dick's Sporting Goods	6.0
South County Center	St. Louis, MO	1963/2002	1,044,146	80.0%	$250	Dillard's, JC Penney, Macy's, Sears (vacant)	9.0
Plaza Frontenac	St. Louis, MO	1974/2013	485,004	95.0%	$730	Neiman Marcus, Saks Fifth Avenue	3.0
St. Louis Premium Outlets	Chesterfield, MO	2013	350,000	98.0%	$485	Saks Off 5th	17.0
Chesterfield Mall	Chesterfield, MO	1976/2005	1,264,857	70.0%	$250	Dillard's, Macy's, Sears (vacant)	12.0

Source: Appraisal

(1)	Information obtained from the appraisal and underwritten rent roll.

(2)	Sales (PSF) is based on collateral of 465,695 SF as of the September 30, 2018 rent roll. Sales PSF figures reflect sales for In-line Tenants (<10,000 SF) and excluding Apple, where applicable.

(3)	Size (SF) is based on collateral of 465,695 SF as of the September 30, 2018 rent roll. The Saint Louis Galleria Mall is comprised of approximately 1.2 million SF, including Dillard’s (313,913 SF), Macy’s (262,139 SF) and Nordstrom (138,000 SF), which do not serve as collateral for the Saint Louis Galleria Whole Loan.

(4)	Occ. % includes temporary tenants at the Saint Louis Galleria Property, which collectively occupy 5,449 SF, as well as one tenant that has a signed lease and has yet to take occupancy that accounts for 2,442 SF. Occ. % excludes three tenants vacating in the near term and one dark tenant, which collectively occupy 6,979 SF. The Saint Louis Galleria Mall is 98.8% occupied.

A-3-30

1155 Saint Louis Galleria St. Louis, MO 63117	Collateral Asset Summary – Loan No. 3 Saint Louis Galleria	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$45,000,000 51.5% 1.67x 11.3%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Saint Louis Galleria Property:

Cash Flow Analysis
	2015	2016	2017	8/31/2018 TTM	UW	UW PSF
Base Rent(1)	$21,642,225	$22,648,675	$23,352,079	$23,505,051	$23,292,468	$50.02
Vacant Space	$0	$0	$0	$0	$1,140,069	$2.45
Percentage Rent(2)	$97,128	$35,290	$56,473	$78,668	$755,659	$1.62
Total Recoveries	$10,986,639	$11,020,889	$10,498,671	$9,701,744	$9,981,597	$21.43
Specialty Leasing	$2,089,966	$2,055,726	$1,994,393	$2,026,772	$2,026,772	$4.35
Other Income(3)	$1,065,181	$1,706,586	$1,385,382	$2,091,610	$1,585,889	$3.41
Less Vacancy	($89,703)	($93,668)	($93,217)	($93,510)	($1,140,069)	($2.45)
Effective Gross Income	$35,791,437	$37,373,498	$37,193,781	$37,310,336	$37,642,385	$80.83
Total Operating Expenses	$10,624,571	$10,525,998	$10,197,175	$10,000,986	$10,481,622	$22.51
Net Operating Income	$25,166,866	$26,847,500	$26,996,606	$27,309,350	$27,160,764	$58.32
Capital Expenditures	$0	$0	$0	$0	$116,424	$0.25
TI/LC	$0	$0	$0	$0	$560,043	$1.20
Net Cash Flow	$25,166,866	$26,847,500	$26,996,606	$27,309,350	$26,484,297	$56.87

Occupancy %(4)	94.0%	96.7%	97.4%	96.9%	97.1%
NOI DSCR (P&I)(5)	1.59x	1.70x	1.71x	1.73x	1.72x
NCF DSCR (P&I)(5)	1.59x	1.70x	1.71x	1.73x	1.67x
NOI Debt Yield(5)	10.5%	11.2%	11.2%	11.4%	11.3%
NCF Debt Yield(5)	10.5%	11.2%	11.2%	11.4%	11.0%

(1)	UW Base Rent includes contractual rent steps of $540,635 taken through September 2019. UW Base Rent excludes Chipotle (616 SF) which is currently dark and Brow Art 23 (681 SF), Passport Luggage (3,178 SF) and Hyperactive by Jimmy Jazz (2,504 SF), each of which are vacating in the near term and were underwritten as vacant.

(2)	UW Percentage Rent includes the anticipated percentage rent from H&M and J Crew. H&M expressed interest in expanding at the Saint Louis Galleria Property into approximately 21,000 SF. While the expansion is being negotiated, the borrower sponsor plans to convert H&M to a percent in lieu of approximately 15.0% of gross sales through January 31, 2021, which is being negotiated. Negotiations are also ongoing with J Crew (5,119 SF) to convert the tenant to percent in lieu of approximately 10.0% of gross sales through January 31, 2020.

(3)	Other Income includes leasing termination fees, miscellaneous revenue and other income.

(4)	UW Occupancy % is based on the underwritten economic vacancy of 2.9%. The Saint Louis Galleria Property was 96.9% occupied as of September 30, 2018.

(5)	The debt service coverage ratios and debt yields shown are based on the Saint Louis Galleria Whole Loan.

Escrows and Reserves. The Saint Louis Galleria Whole Loan documents provide for upfront reserves of $1,593,050 for outstanding tenant improvements and/or leasing commissions. The Saint Louis Galleria Borrower also deposited $82,295 for free rent associated for tenants with executed leases that have not yet commenced paying rent. During a Cash Sweep Period (as defined below) the Saint Louis Galleria Borrower is required to deposit monthly (i) 1/12 of the estimated annual real estate taxes, (ii) 1/12 of the estimated annual insurance premiums (except to the extent that the insurance required is maintained under a blanket insurance policy), (iii) $9,841 for replacement reserves subject to a cap of $236,181 and (iv) $78,727 for tenant improvements and leasing commissions subject to a cap of $1,889,448.

Lockbox and Cash Management. The Saint Louis Galleria Whole Loan is structured with a hard lockbox and springing cash management. All rents and other payments are required to be deposited directly into a clearing account controlled by the lender and are then transferred to an account controlled by the Saint Louis Galleria Borrower until the occurrence of a Cash Sweep Period. During the continuance of a Cash Sweep Period, all excess cash will remain in the lender controlled account and held as additional collateral for the Saint Louis Galleria Whole Loan; provided, however, that if a Major Anchor Sweep Period (as defined below) is then continuing the excess cash will be deposited into a separate reserve account to be applied pursuant to the Saint Louis Galleria Whole Loan documents.

A “Cash Sweep Period” will occur upon (i) an event of default under the loan documents or mezzanine loan documents, (ii) during a bankruptcy action of the Saint Louis Galleria Borrower, guarantor or property manager, (iii) during any Low DSCR Trigger Period (as defined below), or (iv) during the continuance of a Major Anchor Sweep Period (as defined below), and continue until such time that borrower has cured the applicable cause of the Cash Sweep Period in accordance with the terms of the Saint Louis Galleria Whole Loan documents.

A “Low DSCR Trigger Period” will occur in the event that, as of the end of any calendar quarter, upon (i) the debt service coverage ratio (“DSCR”) based on the Saint Louis Galleria Whole Loan is less than 1.45x or (ii) the combined debt service coverage ratio based on the Saint Louis Galleria Whole Loan and Saint Louis Galleria Mezzanine Loan is less than 1.30x. A Low DSCR Trigger Period will end if (i) the debt service coverage ratio based on the Saint Louis Galleria Whole Loan is at least 1.45x or the combined debt service coverage ratio based on the Saint Louis Whole Loan and Saint Louis Galleria Mezzanine Loan is at least 1.30x as of the end of any calendar quarter as determined by the lender.

A “Major Anchor Sweep Period” will commence upon the earliest to occur of (a) the early termination, early cancellation or early surrender of the Major Anchor (as defined below) premises or upon the Saint Louis Galleria Borrower’s receipt of notice by a Major Anchor of its intent to effect an early termination, early cancellation or early surrender with respect its respective premises, (b) (i) Nordstrom failing to continue to operate its business in at least 130,000 SF of its 138,000 SF of space or (ii) Macy’s fails to continue to operate its business in at least 210,000 SF of its 262,139 SF, or (c) a bankruptcy action of any major anchor or its direct or indirect parent. A Major Anchor Sweep Period will end if (a) such Major Anchor premises is owned by the Saint Louis Galleria Borrower or an affiliate of the Saint Louis Galleria Borrower (i) at least (x) if a Major Anchor Sweep Event in is effect with respect to an Occupancy Threshold (as defined below) has been re-tenanted or renewed pursuant to their respective terms , or (ii) a portion of the Major Anchor premises

A-3-31

1155 Saint Louis Galleria St. Louis, MO 63117	Collateral Asset Summary – Loan No. 3 Saint Louis Galleria	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$45,000,000 51.5% 1.67x 11.3%

equal to at least the Occupancy Threshold has been redeveloped and/or is being operated for a retail or related use and in a manner which is not inconsistent with the operation of the balance of the Saint Louis Galleria Property and such Major Anchor premises have been re-tenanted pursuant to Saint Louis Galleria Whole Loan documents, or (iii) a portion of the Major Anchor premises equal to at least the Occupancy Threshold has been redeveloped and is open and being operated for a nonretail use in a manner which is complementary to the use of the balance of Saint Louis Galleria Property, but only if permitted by the lender in its sole and absolute discretion, (b) if such Major Anchor premises is not owned by the Saint Louis Galleria Borrower or an affiliate of the Saint Louis Galleria Borrower, (i) such Major Anchor premises is otherwise occupied and open for business with one or more retail operators in at least the applicable Occupancy Threshold, (ii) such Major Anchor premises has been redeveloped and/or is being operated in a manner which is not inconsistent with the operation of the balance of the Saint Louis Galleria Property, as determined by the lender and open for business with one or more retail operators in at least the Occupancy Threshold, or (iii) a portion of the Major Anchor premises equal to at least the Occupancy Threshold has been redeveloped and is open and being operated for a non-retail use in a manner which is not inconsistent with the use of the balance of Saint Louis Galleria Property, but only if approved by the lender.

A “Major Anchor” is any of (a) Nordstrom, (b) Macy’s, or (c) any other owner, operator or tenant with respect to substantially all of any space occupied by such anchor tenants.

A “Occupancy Threshold” is 125,000 SF of the 138,000 SF Nordstrom space (90.6%) and 157,000 SF of the 262,139 SF Macy’s space (60.0%).

Additional Secured Indebtedness (not including trade debts). Not permitted.

Mezzanine Loan. Concurrent with the origination of the Saint Louis Galleria Whole Loan, SGFC and DBNY originated the Saint Louis Galleria Mezzanine Loan, which is secured by the direct equity ownership in the Saint Louis Galleria Borrower. The Saint Louis Galleria Mezzanine Loan has an aggregate original principal balance of $25,000,000, has a coupon of 6.2500% per annum and is coterminous with the Saint Louis Galleria Whole Loan. The Saint Louis Galleria Mezzanine Loan requires interest and principal payments and fully amortizes by the November 1, 2028 maturity date pursuant to a fixed amortization schedule as set forth in Annex F of the Preliminary Prospectus. Including the Saint Louis Galleria Whole Loan and the Saint Louis Galleria Mezzanine Loan, the cumulative Cut-off Date LTV Ratio, cumulative UW NCF DSCR and cumulative UW NOI Debt Yield are 56.8%, 1.55x, and 10.3%, respectively. The Saint Louis Galleria Mezzanine Loan is expected to be sold to a third party.

Real Estate Substitution/Expansion. If no event of default is continuing, the Saint Louis Galleria Borrower may substitute the fee or leasehold interest to a parcel of real property at or adjacent to the related mall (each, an “Acquired Parcel”) in connection with the release of one or more parcels of the Saint Louis Galleria Property (each, an “Exchange Parcel”), provided that, among other conditions, (i) the Saint Louis Galleria Borrower provides at least 20 days’ prior written notice, (ii) the Acquired Parcel is reasonably equivalent in value to the Exchange Parcel, (iii) the Exchange Parcel is vacant, non-income producing and unimproved or improved only by landscaping facilities that are readily relocatable or surface parking areas, (iv) the Saint Louis Galleria Borrower pays the lender a fee in the amount of $10,000, along with any reasonable out-of-pocket expenses incurred by the lender, (v) the Saint Louis Galleria Borrower delivers a satisfactory environmental report relating to the Acquired Parcel and (vi) after giving effect to such substitution, the loan-to-value ratio is less than or equal to 125%, provided that the Saint Louis Galleria Borrower may prepay the “qualified amount” in order to meet such loan-to-value ratio. In addition, the Saint Louis Galleria Borrower may, in its sole discretion, obtain an expansion parcel (which expressly includes any anchor premises or any part thereof) (an “Acquired Expansion Parcel”) acquired in accordance with the terms and conditions in the Saint Louis Galleria Whole Loan documents, provided that, among other conditions, (i) the Saint Louis Galleria Borrower satisfies the requirements in clauses (i), (iv) and (v) above. In the event that the Saint Louis Galleria Borrower obtains an Acquired Expansion Parcel, such Acquired Expansion Parcel will also become collateral for the Saint Louis Galleria Whole Loan. See “Description of the Mortgage Pool—Releases; Partial Releases” in the Preliminary Prospectus.

Release of Property. If no event of default is continuing, the Saint Louis Galleria Borrower is permitted to release from the lien of the mortgage (i) one or more parcels (including “air rights” parcels) or outlots, or (ii) one or more Acquired Expansion Parcels (including, if applicable, any anchor premises) (each a “Release Parcel”) in connection with the transfer of the fee simple interest in such outlot parcel (or portion thereof) to a transferee which is not an affiliate of Saint Louis Galleria Borrower, upon the Saint Louis Galleria Borrower’s satisfaction of certain conditions, including, among other things: (a) the Saint Louis Galleria Borrower delivers at least 10 days’ prior written notice, (b) the Saint Louis Galleria Borrower delivers to the lender satisfactory evidence that the Release Parcel is (x) not necessary for the Saint Louis Galleria Borrower’s operation or use of the Saint Louis Galleria Property for its then-current use and (y) may be readily separated from the Saint Louis Galleria Property without a material diminution in the value of the Saint Louis Galleria Property, (c) the Release Parcel is vacant, non-income producing and unimproved (or improved only by landscaping or readily re-locatable facilities), (d) after giving effect to such release, the loan-to-value ratio immediately is less than or equal to 125%, and the borrower prepays the “qualified amount” necessary in order to satisfy such ratio, (e) the Saint Louis Galleria Borrower pays to the lender a fee in the amount of $10,000, along with any related out-of-pocket expenses, and (f) the Saint Louis Galleria Borrower delivers a rating agency confirmation from each applicable rating agency for any such release and (g) either (I) no reserve funds have been expended with respect to such Acquired Expansion Parcel or (II) with the lender’s consent, the Saint Louis Galleria Borrower has replenished such reserve prior to such release; provided, however, that conditions (e) and (f) will not apply to an Acquired Expansion Parcel. In addition, with respect to an Acquired Expansion Parcel that is an anchor parcel, such anchor parcel may only be released with the reasonable consent of the lender to another retail operator that has agreed in writing to open and operate the anchor parcel for retail use within twenty-four (24) months from the date of release and no reserve have been expended with respect to such anchor parcel. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Releases; Partial Releases” in the Preliminary Prospectus.

Terrorism Insurance. The Saint Louis Galleria Borrower is required to obtain and maintain property insurance for full replacement cost, public liability insurance, and rental loss and/or business interruption insurance for 36 months plus 12 months of extended indemnity that covers perils of terrorism and acts of terrorism, provided, in the event that the Terrorism Risk Insurance Program Reauthorization Act of 2007 or a similar statute is not in effect, the Saint Louis Galleria Borrower will only be obligated to carry terrorism insurance if commercially available and, in such event, subject to a cap equal to two times the premium for the Saint Louis Galleria Property and business interruption coverage.

A-3-32

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A-3-33

Various	Collateral Asset Summary – Loan No. 4 Staples Strategic Industrial	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$35,000,000 62.6% 1.72x 9.5%

A-3-34

Various	Collateral Asset Summary – Loan No. 4 Staples Strategic Industrial	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$35,000,000 62.6% 1.72x 9.5%

Staples Strategic Industrial
1 Staples - Hagerstown, MD | Hagerstown, MD
2 Staples - Arden Hills, MN | Arden Hills, MN
3 Staples - London, OH | London, OH
4 Staples - Montgomery, NY | Montgomery, NY
5 Staples - Beloit, WI | Beloit, WI
6 Staples - Terre Haute, IN | Terre Haute, IN
7 Staples - Putnam, CT | Putnam, CT
8 Staples - Dayville, CT | Dayville, CT
OTTAWA
ONTARIO
MICHIGAN
TORONTO
LONDON
DETROIT
CLEVELAND
PITTSBURGH
COLUMBUS
INDIANAPOLIS
CINCINNATI
LOUISVILLE
BALTIMORE
ST. PAUL
MINNEAPOLIS
Woodbury
Bloomington
Eagan
WISCONSIN
Green Bay
MILWAUKEE
Rockford
CHICAGO
MICHIGAN
TOLEDO
INDIANA
OHIO
INDIANAPOLIS
CINCINNATI
LOUISVILLE
LEXINGTON
VERMONT
BOSTON
WORCESTER
SPRINGFIELD
PROVIDENCE
Hartford
NEW YORK
Bridgeport
PHILADELPHIA
Atlantic Ocean

A-3-35

Various	Collateral Asset Summary – Loan No. 4 Staples Strategic Industrial	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$35,000,000 62.6% 1.72x 9.5%

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	GACC			Single Asset/Portfolio:	Portfolio
				Location:	Various
				General Property Type:	Industrial
Original Balance(1):	$35,000,000			Detailed Property Type:	Warehouse/Distribution
Cut-off Date Balance(1):	$35,000,000			Title Vesting:	Fee Simple
% of Initial Pool Balance:	5.4%			Year Built/Renovated:	Various
Loan Purpose:	Acquisition			Size:	4,031,127 SF
Borrower Sponsors(2):	Edward V. LaPuma; Bryan York Colwell			Cut-off Date Balance per SF(1):	$31
Mortgage Rate(3):	4.9180%			Maturity Date Balance per SF(1):	$31
Note Date:	9/28/2018			Property Manager:	Self-managed
First Payment Date:	11/6/2018
Anticipated Repayment Date(3):	10/6/2028
Maturity Date(3):	10/6/2033
Original Term to ARD:	120 months
Original Amortization Term:	0 months			Underwriting and Financial Information
IO Period:	120 months			UW NOI(6):	$12,031,104
Seasoning:	2 months			UW NOI Debt Yield(1):	9.5%
Prepayment Provisions(4):	LO (26); DEF (89); O (5)			UW NOI Debt Yield at Maturity(1):	9.5%
Lockbox/Cash Mgmt Status:	Hard/In Place			UW NCF DSCR(1):	1.72x
Additional Debt Type(1):	Pari Passu			Most Recent NOI(7):	N/A
Additional Debt Balance(1):	$91,100,000			2nd Most Recent NOI(7):	N/A
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI(7):	N/A
Reserves(5)				Most Recent Occupancy:	100.0% (12/1/2018)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	100.0% (12/31/2017)
RE Tax:	$0	Springing	N/A	3rd Most Recent Occupancy:	100.0% (12/31/2016)
Insurance:	$0	Springing	N/A	Appraised Value (as of)(8)(9):	$201,450,000 (Various)
Replacements:	$0	Springing	N/A	Cut-off Date LTV Ratio(1)(9):	62.6%
TI/LC:	$0	$0	N/A	Maturity Date LTV Ratio(1)(9):	62.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$126,100,000	65.2%	Purchase Price:	$192,000,000	99.3%
Borrower Equity:	$67,286,309	34.8%	Closing Costs:	$1,386,309	0.7%
Total Sources:	$193,386,309	100.0%	Total Uses:	$193,386,309	100.0%

(1)	The Staple Strategic Industrial Mortgage Loan (as defined below) is part of the Staples Strategic Industrial Whole Loan (as defined below), which is comprised of seven pari passu promissory notes with an aggregate original principal balance of $126,100,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate principal balance of the Staples Strategic Industrial Whole Loan.

(2)	The non-recourse carveout guarantor is LCN North American Fund II REIT.

(3)	The Staples Strategic Industrial Whole Loan is structured with an anticipated repayment date (“ARD”) of October 6, 2028, a final maturity date of October 6, 2033 and will be interest-only for the entire term of the Staples Strategic Industrial Whole Loan. From and after the ARD, the Staples Strategic Industrial Whole Loan accrues interest at a fixed rate that is equal to the greater of (i) 4.9180% (or, when applicable, the default rate) plus 2.5000% and (ii) the swap rate calculated by the linear interpolation of mid-market swap yields, as reported on Reuters Capital Markets screen 19901 (SEMI-BOND column), with maturities most nearly approximating the maturity date plus 2.5000% (the “Adjusted Interest Rate”); however, interest accrued at the excess of the Adjusted Interest Rate over the Staples Strategic Industrial Whole Loan initial interest rate (the “Accrued Interest”) will be deferred. In addition, from and after the ARD, all excess cash flow from the Staples Strategic Industrial Properties (as defined below) after the payment of tax and insurance reserves, interest calculated at the Staples Strategic Industrial Whole Loan initial interest rate and operating expenses will be applied (i) first to repay the principal balance of the Staples Strategic Industrial Whole Loan until paid in full and (ii) second to the payment of accrued interest. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans”.

(4)	The lockout period will be at least 26 payment dates beginning with and including the first payment date of November 6, 2018. Defeasance of the full $126,100,000 Staples Strategic Industrial Whole Loan is permitted after the date that is the earlier to occur of (i) September 28, 2021 or (ii) the date that is two years from the closing date of the securitization that includes the last note to be securitized. The assumed lockout period of 26 payments is based on the expected UBS 2018-C15 securitization closing date in December 2018. The actual lockout period may be longer.

(5)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(6)	The UW NOI is based on projected income based on the contractual terms of the Staples Strategic Industrial 20-year triple-net (“NNN”) leases.

(7)	The Staples Strategic Industrial Properties were owned and operated by two of three core business units of the former Staples, Inc. company, for approximately 17 years, on average, at each of the Staples Strategic Industrial Properties prior to the execution of two new 20-year leases as part of a sale-leaseback acquisition in October 2018. As such, historical NOI is not available

(8)	The appraisal date for each of the Staples Strategic Industrial Properties is between August 29, 2018 and September 4, 2018. See Annex A-1 to the Preliminary Prospectus.

(9)	The appraiser concluded a "go-dark" value for the Staples Strategic Industrial Properties equal to $179,020,000, which equates to a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 70.4% and 70.4%, respectively.

The Mortgage Loan. The fourth largest mortgage loan (the “Staples Strategic Industrial Mortgage Loan”) is part of a whole loan (the “Staples Strategic Industrial Whole Loan”) evidenced by seven pari passu promissory notes with an aggregate original principal balance of $126,100,000. The Staples Strategic Industrial Whole Loan is secured by the fee interests in an approximately 4.0 million SF portfolio of eight warehouse/distribution facilities that are 100.0% occupied by two of the three core business units of the former Staples, Inc. company pursuant to two new, 20-year NNN leases (collectively, the “Staples Strategic Industrial Properties” and each individually the “Staples Strategic Industrial Property”). Promissory Notes A-2-1 and A-2-2, with an aggregate original principal balance of $35,000,000, represent the Staples Strategic Industrial Mortgage Loan and will be included in the UBS 2018-C15 Trust. The Staples Strategic Industrial Whole Loan will be serviced pursuant to the pooling and servicing agreement of the Benchmark 2018-B8 Trust. The

A-3-36

Various	Collateral Asset Summary – Loan No. 4 Staples Strategic Industrial	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$35,000,000 62.6% 1.72x 9.5%

below table summarizes the remaining promissory notes, which are currently held by Deutsche Bank AG, acting through its New York Branch (“DBNY”) and are expected to be contributed to one or more future securitization transactions or may be otherwise transferred at any time. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

Staples Strategic Industrial Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Anticipated Note Holder	Controlling Piece
Note A-1-1(1)	$30,000,000	$30,000,000	Benchmark 2018-B8	Yes
Note A-1-2	$20,000,000	$20,000,000	DBNY	No
Note A-2-1	$30,000,000	$30,000,000	UBS 2018-C15	No
Note A-2-2	$5,000,000	$5,000,000	UBS 2018-C15	No
Note A-2-3	$5,000,000	$5,000,000	DBNY	No
Note A-3(1)	$26,100,000	$26,100,000	Benchmark 2018-B8	No
Note A-4	$10,000,000	$10,000,000	DBNY	No
Total	$126,100,000	$126,100,000

(1)	Note A-1-1 and Note A-3 are currently held by DBNY and are expected to be contributed to the Benchmark 2018-B8 securitization transaction. The Benchmark 2018-B8 securitization transaction is scheduled to close on or about December 27, 2018.

Loan proceeds were used in the sale leaseback transaction to acquire the Staples Strategic Industrial Properties and pay closing costs. The Staples Strategic Industrial Properties have been occupied by the respective tenants for approximately 17 years on average and represent mission critical distribution and fulfillment centers within various East Coast and Midwest markets for the tenants according to the borrower sponsors.

The Borrower and the Borrower Sponsors. The borrower for the Staples Strategic Industrial Mortgage Loan is LCN STP Hagerstown (Multi) LLC (the “Staples Strategic Industrial Borrower”), a single purpose Delaware limited liability company structured to be bankruptcy-remote with two independent directors. Legal counsel to the Staples Strategic Industrial Borrower delivered a non-consolidation opinion in connection with the origination of the Staples Strategic Industrial Whole Loan. The borrower sponsors for the Staples Strategic Industrial Whole Loan are Edward V. LaPuma and Bryan York Colwell, the co-founders and managing partners of LCN Capital Partners (“LCN”). The non-recourse carveout guarantor is LCN North America Fund II REIT, an affiliate fund of LCN. LCN is a private equity firm with offices in New York, London and Luxembourg that specializes in sale-leaseback, built-to-suit and select net lease investments that range from $20 million to $200 million across North America and Europe. LCN currently has over $1.2 billion in discretionary equity capital committed and has over $2 billion in real estate assets under management.

The Properties. The Staples Strategic Industrial Properties include eight industrial facilities, including five fulfilment centers and three distribution centers, across seven states within East Coast and Midwest markets, including Connecticut (2), Indiana (1), New York (1), Ohio (1), Maryland (1), Minnesota (1) and Wisconsin (1). The Staples Strategic Industrial Properties were built between 1969 and 2006, have 34-foot clear ceiling heights on average, feature 18 to 132 loading dock doors and encompass approximately 5- to 118-acres of land per site. The current tenants have occupied each of the Staples Strategic Industrial Properties for an average of approximately 17 years prior to the sale leaseback to the borrower sponsor at loan origination.

Portfolio Summary
Property	Center Type	Lease Guarantor	Net Rentable Area (SF)(1)	Allocated Whole Loan Cut-off Date Balance	% of Allocated Whole Loan Cut-off Date Balance	Appraised Value	Annual Rent(1)
Staples - Hagerstown, MD	Distribution	USR Parent Inc.	1,022,145	$35,000,000	27.8%	$54,700,000	$3,580,000
Staples - Montgomery, NY	Fulfillment	Staples, Inc.	766,484	$27,000,000	21.4%	$40,000,000	$2,490,000
Staples - Terre Haute, IN	Distribution	USR Parent Inc.	809,560	$21,050,000	16.7%	$38,750,000	$2,020,000
Staples - London, OH	Fulfillment	Staples, Inc.	496,818	$15,500,000	12.3%	$24,100,000	$1,370,000
Staples - Beloit, WI	Fulfillment	Staples, Inc.	399,652	$11,300,000	9.0%	$18,700,000	$1,300,000
Staples - Dayville, CT	Distribution	USR Parent Inc.	310,157	$9,500,000	7.5%	$14,300,000	$1,160,000
Staples - Arden Hills, MN	Fulfillment	Staples, Inc.	113,096	$3,500,000	2.8%	$5,600,000	$340,000
Staples - Putnam, CT	Fulfillment	Staples, Inc.	113,215	$3,250,000	2.6%	$5,300,000	$540,000
Total/Wtd. Avg.			4,031,127	$126,100,000	100.0%	$201,450,000	$12,800,000

(1)	Information is based on the underwritten rent roll.

A-3-37

Various	Collateral Asset Summary – Loan No. 4 Staples Strategic Industrial	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$35,000,000 62.6% 1.72x 9.5%

Each of the Staples Strategic Industrial Properties features warehouse build out, with five of the facilities built to suit for and by Staples, Inc. at an aggregate cost of approximately $224.1 million. Since 2014, the tenants have invested over $38.7 million of their own capital into each of the eight properties, with investments ranging from $2.8 million to $7.2 million as illustrated below. In addition, according to the borrower sponsors, the tenant plans to invest approximately $17.0 million in the Staples - Montgomery, NY property for robotics implementation planned in 2019. The appraisal concluded a “go-dark” value for the Staples Strategic Industrial Properties equal to $179,020,000, which equates to a Cut-off Date LTV Ratio and Maturity Date LTV ratio of 70.4% and 70.4%, respectively.

CapEx Overview(1)
Property	Net Rentable Area (SF)	Year Built/ Renovated	Clear Height (feet)	Land Area (acres)	Loading Docks	Built to Suit	Development Cost ($ million)	2014 – 2018 YTD Historical Capital Expenses	2014 – 2018 YTD Historical Capital Expenses PSF
Staples - Hagerstown, MD	1,022,145	1996/2005	35	118	103	Yes	$73,600,000	$4,300,000	$4.21
Staples - Montgomery, NY	766,484	1985/2001	31	80	132	No(2)	N/A	$6,200,000	$8.09
Staples - Terre Haute, IN	809,560	2000/2006	35	70	116	Yes	$34,500,000	$3,800,000	$4.69
Staples - London, OH	496,818	2001/N/A	35	55	76	Yes	$36,900,000	$6,600,000	$13.28
Staples - Beloit, WI	399,652	2006/N/A	35	45	50	Yes	$49,900,000	$3,700,000	$9.26
Staples - Dayville, CT	310,157	1997/N/A	36	54	46	Yes	$29,200,000	$4,100,000	$13.22
Staples - Arden Hills, MN	113,096	1969/N/A	34	5	15	No(3)	N/A	$2,800,000	$24.76
Staples - Putnam, CT	113,215	1988/N/A	27	19	17	No(4)	N/A	$7,200,000	$63.60
Total / Wt. Avg.	4,031,127		34	446	555		$224,100,000	$38,700,000	$9.60

(1)	Based on Staples Strategic Industrial Borrower provided information.

(2)	Formerly Service Merchandise; Staples took occupancy in 2001.

(3)	Built to suit for Corporate Express, which Staples acquired in 2008. Formerly St. Paul Book and Stationary Company & Corporate Express.

(4)	This was an existing building that Staples took occupancy of in 1998.

Major Tenants. The Staples Strategic Industrial Properties are master leased and are guaranteed by two of the three core divisions of the company that formerly operated together under Staples, Inc. The leases with the two tenants, namely Office Superstore East LLC and Staples Contract & Commercial LLC (collectively, the “Staples Tenants”), are guaranteed by USR Parent Inc. (“US Retail Inc” or “USR”) and Staples, Inc. (“Staples North American Delivery” or “Staples NAD”), respectively.

As of September 2017 Staples, Inc. was taken private by Sycamore Partners in a $6.8 billion acquisition, at which time Staples, Inc. was split into three distinct and independent companies, including Staples NAD (as the remaining business unit under the Staples, Inc. name) as well as USR and Staples Canadian Retail (as independent operators). Although each company is independently capitalized, separately owned with dedicated management teams and separate supply chains, the companies share back office functions such as IT and combined purchasing. Sycamore Partners is a private equity firm founded in 2011 that specializes in retail and consumer investments and has over $3.5 billion of equity under management. Sycamore Partners investments include Belk, Hot Topic, Stuart Weitzman, Talbots and The Limited among others.

US Retail Inc / USR (2,141,862 SF, 53.1% of NRA, 52.8% of underwritten base rent). USR is the guarantor for the master lease covering the three Staples Strategic Industrial Properties leased to Office Superstore East LLC (see “Tenant Summary” table below) that supply merchandise to the brick and mortar Staples stores in the United States. USR has 1,182 stores across 47 states as of 2017, with revenues in excess of $4.7 billion with approximately $261 million of free cash flow.

Staples, Inc. / Staples NAD (1,889,265 SF, 46.9% of NRA, 47.2% of underwritten base rent). Staples NAD is the guarantor for the master lease covering the five Staples Strategic Industrial Properties leased to Staples Contract & Commercial LLC (see “Tenant Summary” below) that supply merchandise to the business to business (“B2B”) distributor of office supplies and extended categories in North America. Staples NAD is comprised of three online platforms including Staples Business Advantage (contract B2B sales), Quill.com (higher touch supplier to small businesses) and Staples.com (online retailer). Staples NAD is the largest office supply distributor in the E-commerce market, the fifth largest E-commerce merchant in the United States and is utilized by 65% of Fortune 100 companies. Additionally, Staples NAD has a 95% annual sales retention of large accounts since 2014, which contributed to their approximately $10.3 billion of revenue in 2017. The Staples NAD business is served by 41 fulfillment centers totaling approximately 12.0 million SF and 95% of customers are covered by free next-day delivery. Staples NAD sales are nearly two times that of their closest competitor, Office Depot.

A-3-38

Various	Collateral Asset Summary – Loan No. 4 Staples Strategic Industrial	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$35,000,000 62.6% 1.72x 9.5%

The following table presents certain information relating to the leases at the Staples Strategic Industrial Properties:

Tenant Summary(1)
Lease Guarantor	Property	Ratings (Moody’s/Fitch/S&P)(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
US Retail Inc / USR(3)	Staples - Hagerstown, MD	NR/NR/NR	1,022,145	25.4%	$3.50	28.0%	9/30/2038
	Staples - Terre Haute, IN	NR/NR/NR	809,560	20.1%	$2.50	15.8%	9/30/2038
	Staples - Dayville, CT	NR/NR/NR	310,157	7.7%	$3.74	9.1%	9/30/2038
US Retail Inc Total			2,141,862	53.1%	$3.16	52.8%
Staples, Inc. / Staples NAD(3)	Staples - Montgomery, NY	B1/NR/B+	766,484	19.0%	$3.25	19.5%	9/30/2038
	Staples - London, OH	B1/NR/B+	496,818	12.3%	$2.76	10.7%	9/30/2038
	Staples - Beloit, WI	B1/NR/B+	399,652	9.9%	$3.25	10.2%	9/30/2038
	Staples - Putnam, CT	B1/NR/B+	113,215	2.8%	$4.77	4.2%	9/30/2038
	Staples - Arden Hills, MN	B1/NR/B+	113,096	2.8%	$3.01	2.7%	9/30/2038
Staples, Inc. Total			1,889,265	46.9%	$3.20	47.2%
Total Occupied			4,031,127	100.0%	$3.18	100.0%
Vacant			0	0.0%	$0.00
Total/Wtd. Avg.			4,031,127	100.0%	$3.18

(1)	Based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	The tenants signed two new 20-year NNN lease with no termination options and three, approximately 10-year extension options that have rent escalations of 2% per year.

The following table presents certain information relating to the lease rollover schedule at the Staples Strategic Industrial Properties:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	UW Base Rent PSF Rolling	Total UW Base Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2018	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2019	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2020	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2021	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2022	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2023	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2024	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2025	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2026	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2027	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2028	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2029 & Beyond	2	4,031,127	100.0%	100.0%	$3.18	$12,800,000	100.0%	100.0%
Vacant	0	0	0.0%	100.0%	$0.00	$0	0.0%	100.0%
Total/Wtd. Avg.	2	4,031,127	100.0%		$3.18	$12,800,000	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.

The Market. The Staples Strategic Industrial Properties are located in a mix of secondary and tertiary industrial markets including Baltimore/DC, Greater NYC, Greater Indianapolis, Columbus, Greater Chicago, Greater Boston and Minneapolis. These markets were selected by Staples, Inc. senior leadership for their access to skilled labor pools, proximity to logistics corridors and nearness to customers. The Staples Strategic Industrial Properties are within industrial markets that report market vacancy rates below 5.5% and submarket vacancy ranging from 0.0% to 7.2%. According to the appraisals’ concluded market rents, the Staples Strategic Industrial Properties’ in-place rents are below market by 17.8% on a weighted average basis.

A-3-39

Various	Collateral Asset Summary – Loan No. 4 Staples Strategic Industrial	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$35,000,000 62.6% 1.72x 9.5%

Market Summary
Property Location	Net Rentable Area (SF)(1)	% of Allocated Whole Loan Amount	Market	5-Mile Radius Est. 2018 Population	5-Mile Radius Est. 2018 Household Income	Industrial Market	Industrial Submarket	Rent			Vacancy
								Market / Submarket as of Q2 2018	Appraisal Concluded	In Place(1)	Market / Submarket as of Q2 2018
Hagerstown, MD	1,022,145	27.8%	Baltimore/DC	61,542	$50,119	NAV	Washington County	NAV / $4.81	$3.75	$3.50	NAV / 2.6%
Montgomery, NY	766,484	21.4%	Greater NYC	28,583	$82,328	Northern New Jersey	Orange County	$7.87 / $6.81	$5.25	$3.25	3.9% / 5.0%
Terre Haute, IN	809,560	16.7%	Greater Indianapolis	14,249	$59,287	Vigo County	NAV	$2.07 / NAV	$3.15	$2.50	4.6% / NAV
London, OH	496,818	12.3%	Columbus	17,139	$50,544	Columbus	Madison County	$3.66 / $6.23	$3.20	$2.76	4.1% / 0.0%
Beloit, WI	399,652	9.0%	Greater Chicago	59,938	$47,466	Madison	Rock County	$4.90 / $4.15	$3.50	$3.25	3.5% / 5.2%
Dayville, CT	310,157	7.5%	Greater Boston	25,383	$57,992	Hartford	Windham County	$4.60 / $3.83	$4.25	$3.74	5.4% / 7.2%
Arden Hills, MN	113,096	2.8%	Minneapolis	198,195	$68,851	Minneapolis/ St. Paul	North Central	$6.72 / $6.79	$4.00	$3.01	3.6% / 3.5%
Putnam, CT	113,215	2.6%	Greater Boston	22,735	$60,123	Hartford	Windham County	$4.60 / $3.83	$4.00	$4.77	5.4% / 7.2%
Total/Wtd. Avg.	4,031,127	100.0%							$3.87	$3.18

Source: Appraisal

(1)	Information is based on the underwritten rent roll.

Staples - Hagerstown, MD (27.8% of Allocated Loan Amount (“ALA”)): Staples - Hagerstown, MD, encompassing over 1.0 million SF on approximately 118 acres, is USR’s largest distribution center serving 300 stores throughout the eastern seaboard and handling nearly $1.7 billion in sales volume. Staples - Hagerstown, MD is located in the Washington County industrial market. According to the appraisal, Hagerstown’s central location and ease of access to Interstate 81 and Interstate 70, provides an ideal location for shipping and logistics companies in the area. As such, the concentration of transportation and warehousing employment in the area is more than twice that of the state and nation and has risen considerably over the past five years. Top employers in the area include national companies such as FedEx and smaller companies such as Bowman Logistics. Developers have entered the market and are building industrial properties speculatively. According to the appraisal, vacancies have been at or below 5.0% for the past five years for this market. The market will deliver a 504,000 SF warehouse later this year, which is likely to raise vacancy levels to 5.0% from 2.6% as of the second quarter 2018.

Staples - Montgomery, NY (21.4% of ALA): Staples - Montgomery, NY is located within a 75-mile radius of New York City, in the Northern New Jersey industrial market and services the New York Department of Education as well as the general New York City market. According to an industry report and the appraisal, vacancy in the Northern New Jersey Industrial Market declined for eight consecutive years, following the economic downturn in 2008. Additionally, in the first half of 2018 nearly 9.3 million SF of space has been absorbed.

Staples - Terre Haute, IN (16.7% of ALA): Staples - Terre Haute, IN is located in a rural community of southwestern Indiana, approximately 75 miles from the Indianapolis central business district. Staples - Terre Haute, IN is located within the Greater Indianapolis market and services 300 stores and handles more than $1.0 billion in sales volume in the Midwest and Texas.

Staples - London, OH (12.3% of ALA): Staples - London, OH is located in the Columbus Industrial market, approximately 25 miles west of Columbus and services 100% business customers and moves nearly 15 million cartons annually and generates approximately $756 million in sales volume. According to the appraisal, the Columbus metro area population has grown over the past decade and exhibits both a higher rate of GDP growth and a higher level of GDP per capita than the nation overall. The Columbus Industrial market also exhibited net absorption totaling approximately 2.4 million SF in the second quarter of 2018.

Staples - Beloit, WI (9.0% of ALA): Staples - Beloit, WI is located in south central Wisconsin and services the Chicago and Milwaukee markets that are located within a 75-mile radius. The Staples - Beloit, WI property moves more than 9.5 million cartons annually and generates over $500 million in sales volume.

Staples - Dayville, CT (7.5% of ALA) and Staples - Putnam, CT (2.6% ALA): Staples - Dayville, CT and Staples - Putnam, CT are located within the Windham County industrial submarket within a two-mile radius. Staples - Dayville, CT features a distribution center buildout and is complimentary to the fulfillment center buildout of Staples - Putnam, CT. Windham County is situated along Interstate 395, and is within a 70-mile radius of Worchester, Hartford and Boston. Staples - Dayville, CT is located in proximity to the Boston and New York City markets and serves over 100 of USR’s stores. Staples - Putnam, CT services the Northeastern US and handles approximately $384 million of sales volume annually.

Staples - Arden Hills, MN (2.8% of ALA): Staples - Arden Hills, MN, is located within a 15-mile radius of the Minneapolis CBD and enables next day service to enterprise customer accounts that produce approximately $86 million in annual sales and features newly invested robotics that help move more than two million cartons annually.

A-3-40

Various	Collateral Asset Summary – Loan No. 4 Staples Strategic Industrial	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$35,000,000 62.6% 1.72x 9.5%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Staples Strategic Industrial Properties:

Cash Flow Analysis(1)
	2015	2016	2017	UW	UW PSF
Rents in Place	N/A	N/A	N/A	$12,800,000	$3.18
Contractual Rent Steps(2)	N/A	N/A	N/A	$256,000	$0.06
Total Reimbursements	N/A	N/A	N/A	$0	$0.00
Net Rental Income	N/A	N/A	N/A	$13,056,000	$3.24
Less Vacancy/Credit Loss	N/A	N/A	N/A	($652,800)	($0.16)
Effective Gross Income	N/A	N/A	N/A	$12,403,200	$3.08
Total Operating Expenses(3)	N/A	N/A	N/A	$372,096	$0.09
Net Operating Income	N/A	N/A	N/A	$12,031,104	$2.98
Total TI/LC, Capital Expenditures	N/A	N/A	N/A	$1,203,935	$0.30
Net Cash Flow	N/A	N/A	N/A	$10,827,169	$2.69

Occupancy %	100.0%	100.0%	100.0%	95.0%
NOI DSCR(4)	N/A	N/A	N/A	1.91x
NCF DSCR(4)	N/A	N/A	N/A	1.72x
NOI Debt Yield(4)	N/A	N/A	N/A	9.5%
NCF Debt Yield(4)	N/A	N/A	N/A	8.6%

(1)	Historical cash flow figures were not provided by the Staples Strategic Industrial Borrower as the Staples Strategic Industrial Properties were owned and operated by the tenant prior to the execution of two new 20-year leases as part of a sale-leaseback in October 2018.

(2)	UW Contractual Rent Steps are underwritten through September 2019.

(3)	UW Total Operating Expenses includes an unrecoverable 3.0% management fee.

(4)	Debt service coverage ratios and debt yields are based on the Staples Strategic Industrial Whole Loan.

Escrows and Reserves.

Tax Escrows - Real estate tax escrows are waived so long as (i) no Trigger Period (as defined below) is continuing (ii) the Staples Tenants or any replacement NNN lease are obligated to pay (and are paying) all real estate taxes directly to the applicable governmental authority, and (iii) the Staples Tenants’ leases or any replacement NNN lease remain in full force and effect and no event of default beyond the expiration of any applicable notice and cure period is continuing thereunder. If such conditions are no longer satisfied, the Staples Strategic Industrial Borrower is required to deposit an amount equal to 1/12 of the estimated annual real estate taxes into a tax reserve.

Insurance Escrows - Insurance escrows are waived so long as (i) no Trigger Period is continuing, (ii) the Staples Tenants or any replacement NNN lease are obligated to obtain and pay for (and are paying for) all insurance coverages required under the Staples Strategic Industrial loan documents, and (iii) the Staples Tenants’ leases or any replacement NNN lease, respectively, remain in full force and effect and no event of default beyond the expiration of any applicable notice and cure period is continuing thereunder. If such conditions are no longer satisfied, on each due date, the Staples Strategic Industrial Borrower will be required to fund an insurance reserve in a monthly amount equal to 1/12 of the amount that the lender estimates will be necessary to pay the annual insurance premiums.

Replacement Reserves - On a monthly basis, during the continuance of (i) a Lease Sweep Period (as defined below) or (ii) any period when the entirety of the Staples Strategic Industrial Properties are not leased pursuant to the respective leases or a replacement NNN lease which, in either case, requires such tenant to pay for all capital expenditures at each of the Staples Strategic Industrial Properties, the Staples Strategic Industrial Borrower is required to escrow an amount equal to approximately $50,389 per month into a capital expenditure reserve.

Quarterly Rent Reserves - For so long as the respective lessees pay rent to the Staples Strategic Industrial Borrower on a quarterly basis, quarterly rent reserves will be maintained to hold such full quarterly rent payments. An amount necessary to fund all outstanding reserves and pay monthly debt service on the Staples Strategic Industrial Loan for the month in which the quarterly rent payment is made (the “Monthly Required Payment Amount”) is applied to such outstanding reserves and monthly debt service for such month, an amount equal to two times the Monthly Required Payment Amount is held in a quarterly rent reserve account (to be applied on the next two succeeding monthly payment dates) and the excess is disbursed to the Staples Strategic Industrial Borrower, provided that no Trigger Period is continuing. During a Trigger Period, each quarterly rental payment is transferred into the quarterly rent reserves, and on each monthly payment date, one third of the rent is applied in accordance with the loan documents.

Lockbox and Cash Management. The Staples Strategic Industrial Whole Loan is structured with a hard lockbox and in-place cash management. The Staples Strategic Industrial Borrower is required to cause all rents to be deposited directly into the lender-controlled lockbox account. All funds received by the Staples Strategic Industrial Borrower or the manager are required to be deposited in the lockbox account within two business days following receipt. Funds on deposit in the lockbox account are required to be swept on each business day into a lender-controlled cash management account and applied on each payment date to the payment of debt service, the funding of required reserves and budgeted monthly operating expenses. Provided that no Trigger Period (as defined below) is continuing, except as provided above under "Escrows and Reserves-Quarterly Rent Reserves," excess cash in the deposit account will be disbursed to the Staples Strategic Industrial Borrower in accordance with the Staples Strategic Industrial Whole Loan documents. If a Trigger Period is continuing (and no Lease Sweep Period is continuing), except as provided above under "Escrows and Reserves-Quarterly Rent Reserves," excess cash in the deposit account will be transferred to an account held by the lender as additional collateral for the Staples Strategic Industrial Whole Loan. If a Lease Sweep Period is continuing, except as provided above under "Escrows and Reserves-Quarterly Rent Reserves," excess cash will be transferred to a lease sweep reserve account.

A-3-41

Various	Collateral Asset Summary – Loan No. 4 Staples Strategic Industrial	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$35,000,000 62.6% 1.72x 9.5%

A “Trigger Period” occurs on the date that any of the following has occurred: (i) the ARD, (ii) any event of default, (iii) the date that the debt service coverage ratio, as calculated in the loan documents at the end of each calendar quarter, falls below 1.20x and (iv) the commencement of a Lease Sweep Period and may be cured (a) with respect to clause (i) above, if the debt is paid in full (b) with respect to clause (ii) above, upon the acceptance by the lender of a cure of such event of default, (c) with respect to clause (iii) above, upon the achievement of a debt service coverage ratio of 1.25x or greater for one calendar quarter and (d) with respect to clause (iv), such Lease Sweep Period has ended pursuant to the terms of the Staples Strategic Industrial Whole Loan documents.

A “Lease Sweep Period” commences upon the first monthly payment date (if prior to the ARD) following the occurrence of any of the following: (a) the date by which the related tenant is required under the Sweep Lease (as defined below) to give notice of its exercise of a renewal option thereunder (and such renewal has not been so exercised); (b) upon the early termination, early cancellation or early surrender of a Sweep Lease (or any material portion thereof) or the Staples Strategic Industrial Borrower’s receipt of notice by the related tenant of its intent to effect an early termination, early cancellation or early surrender of its Sweep Lease (or any material portion thereof); (c) a tenant under a Sweep Lease (as defined below) ceasing to operate its business at 40% or more of the space guaranteed by USR or 40% or more of the space guaranteed by Staples NAD or 40% or more of the aggregate square footage of all Staples Strategic Industrial Properties (i.e., “going dark”); (d) upon a monetary or material non-monetary default under a Sweep Lease by a tenant beyond any applicable notice and cure period or (e) upon a bankruptcy or insolvency proceeding of a tenant under a Sweep Lease or its parent.

A Lease Sweep Period ends when (1) in the case of clauses (a), (b) or (c) above, the Staples Strategic Industrial Properties (or applicable portion thereof) have been leased pursuant to one or more “qualified leases” (as such term is defined in the Staples Strategic Industrial loan documents) and, in the lender’s reasonable judgment, sufficient funds have accumulated in the lease sweep reserve account (during the continuance of the subject Lease Sweep Period) to cover all anticipated approved leasing expenses, free rent periods and/or rent abatement periods set forth in all such “qualified leases” and any shortfalls in required payments under the loan documents or operating expenses as a result of any anticipated down time prior to the commencement of payments under such qualified leases, (2) in the case of clause (a) above, the tenant exercises its renewal option and in the lender’s reasonable judgment, sufficient funds have accumulated in the lease sweep reserve account (during the continuance of the subject Lease Sweep Period) to cover all anticipated approved leasing expenses, free rent periods and/or rent abatement periods in connection with such renewal or extension, (3) in the case of clause (c) above, either (x) funds in an amount equal to the applicable Go Dark Event Sweep Cap (defined below) have accumulated in the lease sweep reserve account or (y) the Staples Strategic Industrial Borrower has delivered an acceptable letter of credit to lender with a face amount at least equal to the applicable Go Dark Event Sweep Cap, (4) in the case of clause (d) above, the subject default has been cured and (5) in the case of clause (e) above, the applicable bankruptcy has terminated and the applicable Sweep Lease has been affirmed, assumed or assigned in a manner reasonably satisfactory to the lender.

Under the leases to the Staples Tenants, if the tenant thereunder goes dark (by either vacating or subleasing) in 40% or more of the total square footage demised under such lease, the tenant thereunder will be required to post a letter of credit with the Staples Strategic Industrial Borrower, in an amount equal to (i) 12 months’ base rent due under the applicable lease (if the tenant goes dark in 40% or more but less than 60% of such space) or (ii) 24 months’ base rent due under the applicable lease (if the tenant goes dark in more than 60% of such leased space). Upon receipt of any such letter of credit, the Staples Strategic Industrial Borrower is required to immediately assign such letter of credit to the lender and, if a Lease Sweep Period is continuing pursuant to clause (c) above, the Staples Strategic Industrial Borrower is expected to offer such letter of credit to the lender to stop the applicable Lease Sweep Period, provided such letter of credit is at least equal to the portion of rent payable with respect to the dark space in question for the following twelve months and such letter of credit otherwise meets the definition of an approved letter of credit (as set forth in the loan agreement), as determined by the lender. For so long as the lender is holding a letter of credit, the lender is required to hold such letter of credit in accordance with the terms of the applicable lease, except that, from and after an event of default under such lease, the lender will have the right to immediately draw on such letter of credit in full and deposit such drawn amount into the lease sweep reserve. To the extent that the lender is unable to draw on such letter of credit after the occurrence of an event of default under the loan or an event of default under the applicable lease, the amount of such letter of credit (up to the portion of rent payable with respect to the dark space in question for the following twelve months) will be recourse to the guarantor.

A “Sweep Lease” means (i) the leases with Staples Contract & Commercial LLC and/or Office Superstore East LLC as applicable, and (ii) any replacement lease at the Staples Strategic Industrial Properties which covers (x) the entire rentable space at an individual Staples Strategic Industrial Property or (y) 250,000 or more rentable SF at the Staples Strategic Industrial Properties.

A “Go Dark Event Sweep Cap” means an amount equal to a portion of the rent payable under the Lease Sweep Lease in question and allocated to the dark space, for the 12 months following the tenant under the Sweep Lease going dark.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. The Staples Strategic Industrial Whole Loan is structured with no releases or substitutions, except for a 0.97-acre vacant strip of land located on the edge of the 80-acre Staples - Montgomery, NY property, which the Staples Strategic Industrial Borrower is currently under contract to sell to the adjacent landowner. In connection with such sale, the Staples Strategic Industrial Borrower will be permitted to obtain the release of such strip of land from the lien without payment of any consideration for the release, provided that (i) no event of default is continuing, (ii) such strip of land is legally subdivided and on a separate tax parcel from the remainder of the Staples - Montgomery, NY property, (iii) the release does not adversely affect the use or operation of, or access to or from, the remaining portion of the Staples - Montgomery, NY property, (iv) after giving effect to such release, the loan-to-value ratio of the remaining Staples Strategic Industrial Properties is no more than 125% (v) the lender has received and approved all applicable release documents and evidence of tax parcel separation and (v) the Staples Strategic Industrial Borrower pays all of the lender’s costs and expenses.

Environmental Matters. According to the Phase I environmental assessment dated September 19, 2018 for the Staples - Dayville, CT property (the “Dayville Property”) identified a recognized environmental condition in connection with suspected groundwater and soil pollution and recommended further sampling in accordance with the Connecticut Property Transfer Act’s assessment requirements to determine if long-term monitoring or remediation is necessary. The first round of sampling was completed in April 2018 and results indicated that additional delineation and characterization was needed at five of the areas of concern at the Dayville Property. On July 31, 2018 and August 1, 2018 a second round of investigation was conducted including 16 soil borings and the installation of two additional monitoring wells. The results of the second round of sampling concluded that additional delineation was still required for three remaining areas of concern at the Dayville Property. At origination, the Staples Strategic Industrial Borrower obtained a Lender Environmental Collateral Protection and Liability Insurance Policy from Steadfast Insurance Company, with a term of 13 years. The Staples Strategic Industrial Borrower is required, on or prior to the ARD date, to obtain a new secured lender’s policy (on terms and with limits substantially similar to the policy in place at origination) with a term of no less than eight years unless, prior to the ARD date, the Staples Strategic Industrial Borrower delivers (i) a

A-3-42

Various	Collateral Asset Summary – Loan No. 4 Staples Strategic Industrial	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$35,000,000 62.6% 1.72x 9.5%

“no further action” letter from the applicable governmental authority indicating that no additional monitoring or remediation is required and (ii) a clean Phase I. The related tenant also purchased a premises pollution liability policy (the “Dayville PPL Policy”) that named the lender as an additional insured. The lender agreed pursuant to the loan agreement to look to the Dayville PPL Policy first before making a claim under the environmental indemnity agreement.

Terrorism Insurance. The Staples Strategic Industrial Borrowers are required to obtain insurance against acts of terrorism for loss resulting from perils and acts of terrorism in amounts and with terms and conditions applicable to commercial property, general liability, business income and umbrella liability insurance required pursuant to the Staples Strategic Industrial Mortgage Whole Loan documents.

A-3-43

Various	Collateral Asset Summary – Loan No. 5 CBBC Industrial Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$33,030,000 61.7% 1.77x 10.4%

A-3-44

Various	Collateral Asset Summary – Loan No. 5 CBBC Industrial Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$33,030,000 61.7% 1.77x 10.4%

Allen
Plano
Lewisville
Flower Mound
Carrollton
Coppell
Richardson
Farmers Branch
Garland
Rowlett
Irving
DALLAS
Grand Prairie
Mesquite
DeSoto
Lancaster
LAKELAND
Winter Haven
Crystal Lake
Auburndale
Polk City
Bartow
HOUSTON
The Woodlands
Spring
Atascocita
Katy
Sugar Land
Missouri City
Pearland
Pasadena
Baytown
La Porte
League City
Texas City
CBBC Industrial Portfolio
1 CBBC - Dallas, TX Dallas, TX
2 CBBC - Winter Haven, FL Winter Haven, FL
3 CBBC - Lakeland, FL Lakeland, FL
4 CBBC - Houston, TX Houston, TX

A-3-45

Various	Collateral Asset Summary – Loan No. 5 CBBC Industrial Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$33,030,000 61.7% 1.77x 10.4%

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	GACC			Single Asset/Portfolio:	Portfolio
				Location:	Various
				General Property Type:	Industrial
Original Balance(1):	$33,030,000			Detailed Property Type:	Cold Storage/Distribution
Cut-off Date Balance(1):	$33,030,000			Title Vesting:	Fee Simple
% of Initial Pool Balance:	5.1%			Year Built/Renovated:	Various/Various
Loan Purpose(2):	Acquisition			Size:	951,651 SF
Borrower Sponsors:	New Mountain Net Lease Corporation; New Mountain Net Lease Partners Corporation			Cut-off Date Balance per SF(1):	$56
				Maturity Date Balance per SF(1):	$56
Mortgage Rate:	5.0800%			Property Manager:	Self-managed
Note Date:	10/30/2018
First Payment Date:	12/6/2018
Maturity Date:	11/6/2028
Original Term to Maturity:	120 months
Original Amortization Term:	0 months			Underwriting and Financial Information
IO Period:	120 months			UW NOI:	$5,507,998
Seasoning:	1 month			UW NOI Debt Yield(1):	10.4%
Prepayment Provisions(3)(4):	LO (23); YM1 (2); DEF/YM1 (90); O (5)			UW NOI Debt Yield at Maturity(1):	10.4%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NCF DSCR(1):	1.77x
Additional Debt Type(1):	Pari Passu			Most Recent NOI(6):	N/A
Additional Debt Balance(1):	$20,000,000			2nd Most Recent NOI(6):	N/A
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI(6):	N/A
Reserves(5)				Most Recent Occupancy:	100.0% (12/1/2018)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	100.0% (12/31/2017)
RE Tax:	$0	Springing	N/A	3rd Most Recent Occupancy:	100.0% (12/31/2016)
Insurance:	$0	Springing	N/A	Appraised Value (as of)(7):	$85,880,000 (Various)
Replacements:	$0	Springing	$190,330	Cut-off Date LTV Ratio(1)(7):	61.7%
TI/LC:	$0	Springing	$666,156	Maturity Date LTV Ratio(1)(7):	61.7%

Sources and Uses(2)
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$53,030,000	64.7%	Purchase Price(2):	$81,287,081	99.2%
Borrower Equity:	$28,878,758	35.3%	Closing Costs:	$621,677	0.8%
Total Sources:	$81,908,758	100.0%	Total Uses:	$81,908,758	100.0%

(1)	The CBBC Industrial Portfolio Mortgage Loan (as defined below) is part of the CBBC Industrial Portfolio Whole Loan (as defined below), which is comprised of two pari passu promissory notes with an aggregate original principal balance of $53,030,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio presented above are based on the aggregate principal balance of the promissory notes comprising the CBBC Industrial Portfolio Whole Loan.

(2)	On October 12, 2018, the borrower sponsors purchased the CBBC Industrial Portfolio Properties (as defined below) in an all-cash sale leaseback transaction for approximately $81.3 million, which therefore was unencumbered at the origination of the CBBC Industrial Portfolio Whole Loan on October 30, 2018.

(3)	See “Release of Property” and “Substitution” below for discussion of partial release provisions.

(4)	The defeasance lockout period will be at least 25 payment dates beginning with and including the first payment date of December 6, 2018. Defeasance of the full $53.03 million CBBC Industrial Whole Loan is permitted after the date that is the earlier to occur of (i) October 30, 2021 or (ii) the date that is two years from the closing date of the securitization that includes the last note to be securitized. The assumed defeasance lockout period of 25 payments is based on the expected UBS 2018-C15 securitization closing date in December 2018. The actual lockout period may be longer. The CBBC Industrial Portfolio Borrower (as defined below) is also permitted to prepay the CBBC Industrial Portfolio Whole Loan on or after the payment date in November 2020 with a payment of a yield maintenance premium.

(5)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(6)	The borrower sponsors purchased the CBBC Industrial Portfolio Properties on October 12, 2018. As a result, the historical financial information is unavailable.

(7)	The appraiser concluded a “go dark” value as of September 2018 equal to $65,500,000, which equates to a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 81.0% and 81.0%, respectively.

The Mortgage Loan. The fifth largest mortgage loan (the “CBBC Industrial Portfolio Mortgage Loan”) is part of a whole loan (the “CBBC Industrial Portfolio Whole Loan”) evidenced by two pari passu promissory notes with an aggregate original principal amount of $53,030,000. The CBBC Industrial Portfolio Whole Loan is secured by the fee interests in a portfolio of four industrial properties totaling 951,651 SF located in Texas and Florida (collectively, the “CBBC Industrial Portfolio Properties” and individually each a “CBBC Industrial Portfolio Property”). Promissory Note A-1, with an original principal balance of $33,030,000, represents the CBBC Industrial Portfolio Mortgage Loan and will be included in the UBS 2018-C15 Trust. The CBBC Industrial Mortgage Loan is expected to be serviced pursuant to the pooling and servicing agreement for the UBS 2018-C15 Trust. The below table summarizes the remaining promissory note, which is currently held by DBNY and is expected to be contributed to a future securitization transaction or may be otherwise transferred at any time. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement”.

A-3-46

Various	Collateral Asset Summary – Loan No. 5 CBBC Industrial Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$33,030,000 61.7% 1.77x 10.4%

CBBC Industrial Portfolio Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Anticipated Note Holder	Controlling Piece
Note A-1	$33,030,000	$33,030,000	UBS 2018-C15	Yes
Note A-2	$20,000,000	$20,000,000	DBNY	No
Total	$53,030,000	$53,030,000

The proceeds of the CBBC Industrial Portfolio Whole Loan, together with approximately $28.9 million of borrower sponsors’ equity, were used to acquire the CBBC Industrial Portfolio Properties and pay closing costs. The borrower sponsors acquired the CBBC Industrial Portfolio Properties in October 2018 in a sale leaseback transaction. In conjunction with the sale, CBBC Opco, LLC executed a new 20-year absolute triple net lease relating to all CBBC Industrial Portfolio Properties through October 2038.

The Borrower and the Borrower Sponsors. The borrower is NM BXBF, L.P. (the “CBBC Industrial Portfolio Borrower”), a Delaware limited partnership structured to be bankruptcy remote with two independent directors. Legal counsel to the CBBC Industrial Portfolio Borrower delivered a non-consolidation opinion in connection with the origination of the CBBC Industrial Portfolio Whole Loan. The borrower sponsors and non-recourse carveout guarantors of the CBBC Industrial Portfolio Whole Loan are New Mountain Net Lease Corporation and New Mountain Net Lease Partners Corporation, affiliates of New Mountain Capital, LLC (“New Mountain Capital”).

New Mountain Capital is an alternative investment manager with private equity, public equity and private credit strategies. New Mountain Capital's public equity arm, Vantage, takes non-control positions in publicly traded companies. New Mountain Capital, together with its affiliates, manages private equity, public equity and credit capital with aggregate assets under management totaling more than $20.0 billion. The liability of the non-recourse carveout guarantor under the environmental indemnity is capped at 110% of the original principal balance of the CBBC Industrial Portfolio Mortgage Loan.

The Properties. The CBBC Industrial Portfolio Properties consist of four industrial properties located in Florida (2) and Texas (2) with a total net rentable area of 951,651 SF. The total net rentable area includes cooler/freezer space (748,323 SF, 78.6% of NRA), warehouse space (161,950 SF, 17.0% of NRA), and office space (41,379 SF, 4.3% of NRA). The CBBC Industrial Portfolio Properties range from 104,974 SF to 330,000 SF. On October 12, 2018, the tenant, CBBC Opco, LLC, commenced a 20-year absolute triple net lease on all four of the CBBC Industrial Portfolio Properties (the “CBBC Lease”). The CBBC Opco, LLC lease is guaranteed by CBBC Holdings, Inc., an affiliate of Colorado Beef Boxed Company (“CBBC”). CBBC has a total of 10 assets, and the four properties in the CBBC Industrial Portfolio are an important part of CBBC’s food distribution and third party cold storage businesses, representing 61.9% of the total SF of the CBBC’s total assets. Additionally, the Lakeland Property is the distribution headquarters for CBBC. Over the past four years, CBBC has invested approximately $11.9 million in capital improvements across the four properties. The appraiser concluded a “go dark” value as of September 2018 equal to $65,500,000, which equates to a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 81.0% and 81.0%, respectively.

Portfolio Summary
Property	Net Rentable Area (SF)	Allocated Whole Loan Amount	% of Allocated Whole Loan Amount	Appraised Value	Annual UW Base Rent(1)	% of Annual UW Base Rent(1)
CBBC - Dallas, TX	284,550	$21,410,000	40.4%	$34,680,000	$2,276,400	40.0%
CBBC - Winter Haven, FL	330,000	$12,970,000	24.5%	$21,000,000	$1,402,500	24.7%
CBBC - Lakeland, FL	232,127	$11,650,000	22.0%	$19,300,000	$1,271,441	22.4%
CBBC - Houston, TX	104,974	$7,000,000	13.2%	$10,900,000	$735,690	12.9%
Total / Wt. Avg.	951,651	$53,030,000	100.0%	$85,880,000	$5,686,031	100.0%

(1)	Information is based on the underwritten rent roll.

CBBC - Dallas, TX. The CBBC - Dallas, TX property (“Dallas Property”) is a 284,550 SF single-tenant industrial warehouse building located in Dallas, Texas, approximately 6.2 miles northwest of the Dallas central business district. The Dallas Property is 100.0% occupied by CBBC which has been at the Dallas Property since July 2015. The improvements include four connected one-story buildings constructed in 1965 and 1978, which are situated on a 9.34-acre site. The Dallas Property was most recently renovated in 2015 when CBBC replaced the roof and spent approximately $4.0 million to convert/retrofit 70,000 SF to freezer space and added a new glycol system in the flooring. In addition, CBBC added LED lighting and motion detectors around the Dallas Property. The Dallas Property contains 92% freezer/cold storage space, has 26 loading docks and two drive-in doors with a clearance height of 28 feet. There are 85 surface parking spaces which equates to a parking ratio of approximately 0.3 spaces per 1,000 SF.

CBBC - Winter Haven, FL. The CBBC - Winter Haven, FL property (“Winter Haven Property”) consists of 11 one-story industrial warehouse/distribution buildings, totaling 330,000 SF, located in Winter Haven, Florida. The Winter Haven Property is 100.0% occupied by CBBC and operated by Phoenix Industries, a CBBC subsidiary and third-party cold storage provider. The improvements were constructed in phases between 1950 and 2001 and are situated on a 17.28-acre site. The Winter Haven Property was most recently renovated in 2017 when the cold storage equipment was upgraded. Additional capital expenditures in recent years include approximately $4.2 million to convert 35,000 SF of dry space to freezer space, the building of a fourth engine room with a brand new, ammonia-based system, and installing new LED lights. Furthermore, there are eight new freezer doors being installed throughout the facility. The Winter Haven Property consists of approximately 87% ammonia-based freezer/cold storage space, with 21 dock high doors and two drive-in overhead doors, including three rail-served loading doors. The freezer area contains 6-7 main freezer/cooler rooms with ammonia refrigeration system. The building sizes range from 10,232 SF to 68,690 SF and the clear heights range from 15 feet to 32 feet. There are 42 surface parking spaces which equates to a parking ratio of approximately 0.13 spaces per 1,000 SF. The Winter Haven Property is served by CSX rail services and offers 1,800 feet of rail sliding capable of holding 20 plus cars.

CBBC - Lakeland, FL. The CBBC - Lakeland, FL property (“Lakeland Property”) consists of 10 one- and two-story industrial warehouse/distribution buildings, totaling 232,127 SF, located in Lakeland, Florida. The Lakeland Property is 100.0% occupied by CBBC and is the company’s distribution headquarters. The improvements were constructed in phases between 1957 and 1996 and are situated on a 16.06-acre site. The Lakeland Property was most recently renovated in 2017, which included $3 million for refrigeration upgrades, including the conversion of 30,000 SF to freezer space. The Lakeland Property consists of approximately 52% of ammonia-based freezer/cold storage space, 12% office space, 30 dock-high doors and two drive-in doors. A

A-3-47

Various	Collateral Asset Summary – Loan No. 5 CBBC Industrial Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$33,030,000 61.7% 1.77x 10.4%

15,400 SF, two-story office building is located across the street from the primary warehouse area and also includes a small, 800 SF guard house. The Lakeland Property features 116 surface parking spaces which equates to a parking ratio of 0.50 spaces per 1,000 SF. The Lakeland Property accounts for approximately a third of CBBC’s overall weekly shipping capacity, distributing 4.5 million to 5.5 million points of volume per week.

CBBC - Houston, TX. The CBBC - Houston, TX property ("Houston Property") is a 104,974 SF, single tenant industrial warehouse located in Houston, Texas, approximately six miles northwest of the Houston central business district. The Houston Property is 100.0% occupied by CBBC. The improvements include one, one-story building constructed in 1965 and 2000 and most recently renovated in 2007, and situated on a 4.87-acre lot. Prior to the most recent sale of the Houston Property, CBBC spent $150,000 to upgrade the dock doors and levelers. The Houston Property consists of 75% freezer/cold storage space with 23 docks and clear heights of 28 feet. The warehouse holds on average 20-22 million pounds of inventory at any one time. The location allows the facilities to service the Galleria submarket, which has mixed-use real estate projects. CBBC is currently using the warehouse as its primary distribution and third party cold storage. Primary distribution areas outside of the immediate Houston area consist primarily of Austin and Waco, Texas. The Houston Property distributes an average of 2.7-3.0 million pounds of volume a week.

Major Tenant.

CBBC Opco, LLC (951,651 SF, 100.0% of NRA, 100.0% of underwritten base rent). The CBBC Industrial Portfolio Properties are leased to CBBC Opco, LLC and occupied by CBBC. CBBC was founded in 1975 and engages in the distribution of refrigerated and frozen food products. Its distribution portfolio includes beef, pork, poultry, seafood, lamb and veal, ethnic products, specialty food items, deli products, grocery products, and packaged food products, as well as packing supplies in various colors and sizes. The company also supplies cheese, vegetables, lunch meat, and various dry products. It serves independent and chain retailers/grocery stores, cruise lines, food service distributors, restaurants, the United States military, amusement/theme parks, and various other food outlets/purveyors in the United States and internationally. CBBC goes to market both directly to end consumers, and through distributors and wholesalers (approximately 30% via distributors / retailers). CBBC is a diversified business with the top 5 customers representing less than 7% of CBBC’s total revenue. CBBC has gradually increased volume over the past several years from 574 million pounds in 2013 to 697 million pounds in 2017.

In June 2017, Altamont Capital Partners (“ACP”) acquired CBBC. ACP is a private equity firm with over $2.5 billion of capital under management, focused primarily on making long term, control investments in middle market businesses. APC has a diverse portfolio that includes consumer products, industrials, retail, restaurants & franchising, financial services, and healthcare.

The CBBC Lease provides that the tenant has the right to require the CBBC Industrial Portfolio Borrower to substitute up to one property under the CBBC Lease during the initial ten years of the lease term (which ends October 31, 2028), and up to two properties under the CBBC Lease during the subsequent ten years, provided that certain conditions are satisfied. If such conditions are satisfied, the CBBC Industrial Portfolio Borrower is required to sell the substituted-for CBBC Industrial Portfolio Property to CBBC or a third party designated by it and purchase the property to be substituted from CBBC or a third party designated by it, and the CBBC Lease is deemed to be automatically amended to add the substitute property and terminate the substituted-for property. See “Substitution” below and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans-Releases; Partial Releases” in the Preliminary Prospectus.

The following table presents certain information relating to the leases at the CBBC Industrial Portfolio Properties:

Tenant Summary(1)(2)
Tenant Name	Individual Property	Credit Rating (Fitch/Moody's/S&P)	Tenant SF	Approximate % of SF	Annual UW Base Rent(2)	% of Total Annual UW Base Rent	Annual UW Base Rent PSF	Lease Expiration
CBBC	Dallas Property	NR/NR/NR	284,550	29.9%	$2,276,400	40.0%	$8.00	10/31/2038
CBBC	Winter Haven Property	NR/NR/NR	330,000	34.7%	$1,402,500	24.7%	$4.25	10/31/2038
CBBC	Lakeland Property	NR/NR/NR	232,127	24.4%	$1,271,441	22.4%	$5.48	10/31/2038
CBBC	Houston Property	NR/NR/NR	104,974	11.0%	$735,690	12.9%	$7.01	10/31/2038
Subtotal/Wtd. Avg.			951,651	100.0%	$5,686,031	100.0%	$5.97
Vacant			0	0.0%	$0	0.0%	$0.00
Total/Wtd. Avg.			951,651	100.0%	$5,686,031	100.0%	$5.97

(1)	Information is based on the underwritten rent roll.

(2)	The CBBC Industrial Portfolio Properties are leased under a single lease, which allocates separate rental rates to each of the CBBC Industrial Portfolio Properties.

A-3-48

Various	Collateral Asset Summary – Loan No. 5 CBBC Industrial Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$33,030,000 61.7% 1.77x 10.4%

The following table presents certain information relating to the lease rollover schedule at the CBBC Industrial Portfolio Properties:

Lease Rollover Schedule(1)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	UW Base Rent PSF Rolling	Total UW Base Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2018	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2019	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2020	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2021	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2022	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2023	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2024	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2025	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2026	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2027	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2028	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2029 & Beyond	1	951,651	100.0%	100.0%	$5.97	$5,686,031	100.0%	100.0%
Vacant	0	0	0.0%	100.0%	$0.00	$0	0.0%	100.0%
Total/Wtd. Avg.	1	951,651	100.0%		$5.97	$5,686,031	100.0%

(1)	Information is based on the underwritten rent roll.

The Market. The CBBC Industrial Portfolio Properties are located in a mix of industrial markets including Dallas, Tampa/St. Petersburg and Houston. The CBBC Industrial Portfolio Properties are within industrial submarkets that reported vacancy rates ranging from 4.3% to 8.3% and average asking rental rates ranging from $4.73 - $7.33 PSF.

Market Summary
Property Name	Net Rentable Area(1)	% of Allocated Whole Loan Amount	Population (5-Mile Radius)(2)	Appraiser Concluded Market Rent PSF(3)	Submarket	Submarket Rent PSF	Submarket Vacancy
CBBC - Dallas, TX	284,550	40.4%	308,285	$8.00	South Stemmons	$5.38	4.3%
CBBC - Winter Haven, FL	330,000	24.5%	95,631	$4.25	Polk County	$4.73	8.3%
CBBC - Lakeland, FL	232,127	22.0%	138,595	$5.48	Polk County	$4.73	8.3%
CBBC - Houston, TX	104,974	13.2%	465,931	$7.01	Northwest Corridor	$7.33	5.4%
Total/Wtd. Avg.	951,651	100.0%

Source: Appraisals

(1)	Information is based on the underwritten rent roll.

(2)	Population is based on estimated 2018 figures, excluding the Dallas Property, which are from 2017.

(3)	The Appraiser Concluded Market Rent PSF is based on analysis of comparable properties, as well as asking and recent leases at the CBBC Industrial Portfolio Properties.

CBBC - Dallas, TX: The Dallas Property is located in Dallas, Texas, approximately 6.2 miles northwest of the Dallas central business district. The location provides access to Dallas’ transportation network including access to Interstate 35E, Interstate 30, and State Highway 12. The Dallas Fort Worth Airport is approximately 14 miles from the Dallas Property. The major employers in the area include Southwest Airlines, Dallas Love Field Airport, FedEx and AT&T.

CBBC - Winter Haven, FL: The Winter Haven Property is located in Winter Haven, Florida, approximately 2.8 miles southwest of the Winter Haven central business district, and centrally located between the Tampa central business district (49.7 miles) and Orlando central business district (49.5 miles). Primary regional access to the area is provided by Interstate 4 (13.0 miles northeast), which is the main east/west arterial highway connecting Tampa to Orlando and the east coast. Additional access is provided by County Highway 60, U.S. Highway 17, and U.S. Highway 27. U.S. Highway 17 and County Highway 60 are major arterials that cross the Lakeland MSA in both the north/south and east/west direction. Located approximately 8 miles southeast of the Winter Haven Property is the CSX Integrated Logistics Center that opened in Winter Haven in 2014. This terminal serves domestic intermodal freight with the following products available: UMAX, Private Containers and RailPlus. The terminal can process up to 300,000 containers a year. The area surrounding the facility includes 932-acres dubbed the Central Florida Intermodel Logistics Center and according to the appraisal is expected to slowly fill with industrial warehouse developments. This area is located approximately nine miles south of the Winter Haven Property.

CBBC - Lakeland, FL: The Lakeland Property is located in Lakeland, Florida, approximately 1.0 mile northeast of the Lakeland central business district, and is centrally located between the Tampa central business district (34.5 miles) and Orlando central business district (54.2 miles). The Lakeland Property is located within Polk County along Interstate 4, which is the main east/west arterial highway connecting Tampa to Orlando and the east coast. In 2015, Amazon added a 1.02 million SF fulfillment center that added an estimated 2,000 jobs to the Lakeland area. Walmart also recently opened their two building, 2 million SF distribution center in Davenport, bringing an additional 550 jobs. Additionally, IKEA is opening a 325,000 SF distribution center off Allen K Breed Highway.

A-3-49

Various	Collateral Asset Summary – Loan No. 5 CBBC Industrial Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$33,030,000 61.7% 1.77x 10.4%

CBBC - Houston, TX: The Houston Property is located in Houston, Texas, approximately eight miles northwest of the Houston central business district. The Houston Property is accessed by West Loop Parkway to the west and West 11th Street to the north, northwest of Downtown Houston. Access to the local area is provided by Interstate 610, a 38 mile six-lane highway extending around Houston, which experiences daily traffic volume of nearly 285,948 vehicles daily. 1.1 miles north of the Houston Property I-610 intersects with State Route 290, which travels northwest for 141 miles to Austin, TX. Additionally, Interstate 10, which is 0.6 miles southeast of the Houston Property, provides direct eastern access to the Houston central business district and continues all the way to the east coast where it ends in Jacksonville, FL, as well as, extending west to San Antonio, TX. Most recently, Amazon and FedEx each completed distribution facilities exceeding 800,000 SF in September 2017, and Amazon completed a 1 million SF facility in early 2018 in the area. A few of the metro's largest leases over the past two years have been in logistics facilities, including IKEA (1,000,000 SF), Emser Tile (600,000 SF), Kuraray America (465,000 SF) and Advance Auto Parts (440,000 SF), among others.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the CBBC Industrial Portfolio Properties:

Cash Flow Analysis
	2015(1)	2016(1)	2017(1)	UW	UW PSF
Gross Potential Rent(2)	N/A	N/A	N/A	$5,806,859	$6.10
Total Recoveries	N/A	N/A	N/A	$170,350	$0.18
Less Vacancy & Credit Loss	N/A	N/A	N/A	($298,860)	($0.31)
Effective Gross Income	N/A	N/A	N/A	$5,678,349	$5.97
Total Operating Expenses	N/A	N/A	N/A	$170,350	$0.18
Net Operating Income	N/A	N/A	N/A	$5,507,998	$5.79
Capital Expenditures	N/A	N/A	N/A	$512,536	$0.54
TI/LC	N/A	N/A	N/A	$169,827	$0.18
Net Cash Flow	N/A	N/A	N/A	$4,825,635	$5.07

Occupancy %(3)	100.0%	100.0%	100.0%	95.0%
NOI DSCR(4)	N/A	N/A	N/A	2.02x
NCF DSCR(4)	N/A	N/A	N/A	1.77x
NOI Debt Yield(4)	N/A	N/A	N/A	10.4%
NCF Debt Yield(4)	N/A	N/A	N/A	9.1%

(1)	The borrower sponsors purchased the CBBC Industrial Portfolio Properties on October 12, 2018. As a result, the historical financial information is unavailable.

(2)	UW Gross Potential Rent is based on the underwritten rent roll and includes $120,828 of rent steps.

(3)	UW Occupancy % is based on the appraisal’s concluded stabilized vacancy of 5.0%. As of December 1, 2018, the CBBC Industrial Portfolio Properties were 100.0% occupied.

(4)	Debt service coverage ratios and debt yields are based on the CBBC Industrial Portfolio Whole Loan.

Escrows and Reserves. So long as the Reserve Waiver Conditions (as defined below) are met, all of the monthly escrow deposits will be suspended. If the Reserve Waiver Conditions are not met, the CBBC Industrial Portfolio Borrower is required to escrow monthly (i) 1/12 of the annual estimated tax payments, (ii) 1/12 of the annual insurance premiums, (iii) $7,930 for capital expenditures, subject to a cap of $190,330 and (iv) $27,756 for tenant improvements and leasing commissions, subject to a cap of $666,156. In addition to the Reserve Waiver Conditions, the requirement of the CBBC Industrial Portfolio Borrower to escrow monthly insurance premiums is waived so long as the CBBC Industrial Portfolio Properties are covered under a blanket insurance policy and evidence satisfactory to the lender is provided.

The “Reserve Waiver Conditions” mean (i) the CBBC Lease or a replacement lease is in full force and effect, the entirety of each of the CBBC Industrial Portfolio Properties is demised pursuant to said lease, and the applicable lease is a “triple net” lease, (ii) no Trigger Period (as defined below) has occurred and is continuing, (iii) the tenant under the CBBC Lease or a replacement lease is obligated to, pursuant to its lease, (w) pay all taxes directly to the applicable governmental authority, (x) maintain insurance on all of the CBBC Industrial Portfolio Properties pursuant to an acceptable insurance policy under the loan documents, (y) perform and pay for all capital expenditures at the CBBC Industrial Portfolio Properties and (z) perform and pay for all other ongoing recurring property-related operating expenses, (iv) all of such obligations are performed in a timely manner and (v) upon lender’s request, the CBBC Industrial Portfolio Borrower provides evidence of such timely performance of the tenant to the lender in a form acceptable to the lender in its reasonable discretion.

Lockbox and Cash Management. The CBBC Industrial Portfolio Whole Loan has a hard lockbox with springing cash management upon the occurrence and continuance of a Trigger Period (as defined below).

A “Trigger Period” will commence upon the lender giving notice to the clearing bank of the occurrence of any of the following: (i) an event of default, (ii) the debt service coverage ratio falling below 1.15x, or (iii) the commencement of a Lease Sweep Period (as defined below), and will end upon the lender giving notice to the clearing bank that the sweeping of funds into the deposit account may cease, (a) with respect to the matters described in clause (i) above, if such event of default has been cured and no other event of default has occurred and is continuing, (b) with respect to the matter described in clause (ii) above, if the debt service coverage ratio is at least 1.20x for two consecutive calendar quarters, or (c) with respect to the matter described in clause (iii) above, if such Lease Sweep Period has ended.

A “Lease Sweep Period” will occur upon any of the following: (i) the date under a Lease Sweep Lease (as defined below) by which the applicable Major Tenant (as defined below) is required to give notice of its exercise of a renewal option thereunder (and such renewal has not been so exercised), (ii) any Lease Sweep Lease (or any material portion thereof) is surrendered, cancelled or terminated prior to its then current expiration date, (iii) any Major Tenant discontinues its business at its premises (i.e., “goes dark”) or gives notice that it intends to discontinue its business, (iv) the occurrence and continuance (beyond any applicable notice and cure periods) of a material default under any Lease Sweep Lease by the applicable Major Tenant thereunder, or (v) the occurrence of a Major Tenant insolvency proceeding and will end upon (a) with respect to the occurrence of a Lease Sweep Period caused by a matter

A-3-50

Various	Collateral Asset Summary – Loan No. 5 CBBC Industrial Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$33,030,000 61.7% 1.77x 10.4%

described in clause (i) above, upon the date on which the Major Tenant irrevocably exercises its renewal or extension option (or otherwise enters into an extension agreement with the CBBC Industrial Portfolio Borrower that is acceptable to the lender in its reasonable discretion) with respect to all of the space demised under its Lease Sweep Lease, and in the lender's judgment, sufficient funds have been accumulated in the special rollover reserve subaccount (during the continuance of the subject Lease Sweep Period) to pay for all anticipated major leasing expenses and free rent or rent abatement periods in connection with such renewal or extension, (b) in the case of a Lease Sweep Period caused by a matter described in clause (iii) above, either (x) the tenant opens for business in its space and continuously operates for a least 30 days and irrevocably rescinds any notice of going dark or (y) the date on which the funds in the special rollover reserve (including related lease termination payments) are equal to the total rentable square feet of the applicable Lease Sweep Lease multiplied by $6.00, unless the applicable Major Tenant space has been relet and the replacement leases require the CBBC Industrial Portfolio Borrower to incur expenses and/or free rent or rent abatement periods which the lender determines exceed such amount, in which case the Lease Sweep Period will continue until such additional amounts are reserved, (c) in the case of a Lease Sweep Period caused by a matter described in clause (i), (ii) or (iii) above, the date on which all of the space demised under the Lease Sweep Lease (or portion thereof) that gave rise to the Lease Sweep Period has been fully leased pursuant to a replacement lease or replacement leases (which meet certain requirements in the loan documents), and in the lender's judgment, sufficient funds have been accumulated in the special rollover reserve subaccount (during the continuance of the subject Lease Sweep Period) to pay for all anticipated major leasing expenses, free rent or rent abatement periods, and any shortfalls in loan payments or operating expenses as a result of any down time prior to the commencement of payments under such leases, (d) with respect to a Lease Sweep Period caused by a matter described in clause (iv) above, if the subject Major Tenant default has been cured, and (e) with respect to a Lease Sweep Period caused by a matter described in clause (v) above, if the applicable Major Tenant insolvency proceeding has terminated and the applicable Lease Sweep Lease has been affirmed, assumed or assigned in a manner reasonably satisfactory to the lender.

A “Lease Sweep Lease” means (i) the CBBC Lease, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the loan documents or (ii) any replacement lease that either individually, or when taken together with any other lease with the same tenant or its affiliates, and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in such lease, covers 100,000 or more rentable SF or covers the entirety of an individual CBBC Industrial Portfolio Property.

A “Major Tenant” means any tenant under a Lease Sweep Lease.

Additional Secured Indebtedness (not including trade debts). Not permitted.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. The CBBC Industrial Portfolio Borrower is permitted to obtain the release of any individual CBBC Industrial Portfolio Property after the expiration of the related defeasance lockout period, except that a release of a Defaulted Individual Property (as defined below) as to which prepayment, not defeasance, is made may occur at any time, even if prior to the expiration of the lockout period, provided that, among other conditions: (i) the sale of such CBBC Industrial Portfolio Property is pursuant to an arm's-length agreement with an unaffiliated third party, except in the case of a Defaulted Individual Property or a sale related to a default by the sole tenant of the CBBC Industrial Portfolio Properties, which may be made to a CBBC Industrial Portfolio Borrower affiliate; (ii) the related CBBC Industrial Portfolio Borrower (a) defeases or (b) prepays, together with, if prior to the open period, a prepayment fee equal to the greater of 1.00% of the amount prepaid and a yield maintenance premium, the Release Amount (as defined below); (iii) after giving effect to such release, (a) the debt service coverage ratio for the remaining CBBC Industrial Portfolio Properties will not be less than the greater of (x) the debt service coverage ratio immediately preceding such release and (y) 1.367x; and (b) the loan-to-value ratio for the remaining CBBC Industrial Portfolio Properties will be no greater than the lesser of (x) the loan-to-value ratio for the CBBC Industrial Portfolio Properties immediately preceding the release and (y) 61.75%; (iv) after giving effect to such release, the loan-to-value ratio of the CBBC Industrial Portfolio Loan (with value to be determined by the lender in its reasonable discretion based on a commercially reasonable valuation method permitted to a REMIC trust and which will exclude the value of personal property or going concern value, if any) is not more than 125%, (v) the sole tenant's lease is amended to remove the released CBBC Industrial Portfolio Property, and (vi) after giving effect to the release, the portion of the CBBC Industrial Portfolio Properties in which the tenant has gone dark does not represent more than 10% of the total rent of the CBBC Industrial Portfolio Properties. See "Description of the Mortgage Pool-Certain Terms of the Mortgage Loans-Releases; Partial Releases" in the Preliminary Prospectus.

The “Release Amount” is the greater of (i) 90% of the net sales proceeds with respect to such CBBC Industrial Portfolio Property and (ii) 110.0% of the allocated loan amount for such CBBC Industrial Portfolio Property.

A “Defaulted Individual Property” means a CBBC Industrial Portfolio Property as to which (i) an event of default is continuing relating solely to such individual CBBC Industrial Portfolio Property, (ii) the lender has delivered notice of such event of default or commenced exercising remedies, (iii) the CBBC Industrial Portfolio Borrower has demonstrated to the lender’s reasonable satisfaction that it has promptly and diligently pursued a cure of such event of default but has been unable to effect such cure, (iv) after giving effect to a partial prepayment or defeasance with respect to such CBBC Industrial Portfolio Property, no event of default or material default will be continuing and (v) the CBBC Industrial Portfolio Borrower will not be subject to any material contingent liabilities relating to such CBBC Industrial Portfolio Property after its release.

Substitution. The CBBC Industrial Portfolio Borrower is permitted obtain a one-time release of any one CBBC Industrial Portfolio Property (the "Release Property") by providing a substitute property (the "Substitute Property"), provided that among other things, (i) no event of default is continuing, (ii) the lender is satisfied the Substitute Property is of like kind and quality as the Release Property, including with respect to age and location, (iii) the CBBC Industrial Portfolio Borrower will own the fee simple interest in the Substitute Property, (iv) the sale of the Release Property is (i) pursuant to an arm's length agreement to a third party not affiliated with the CBBC Industrial Portfolio Borrower or the guarantor or (ii) to an affiliate of the CBBC Industrial Portfolio Borrower and/or guarantor (other than the CBBC Industrial Portfolio Borrower or any CBBC Industrial Portfolio Borrower SPC party) pursuant to terms and conditions that would be set forth in a bona fide arm's length third-party transaction, (v) the lender receives an appraisal showing a fair market value of the Substitute Property that is no less than the fair market value of the Release Property as of such date, (vi) the underwritten net cash flow of the Substitute Property is no less than that of the Release Property as of the origination date and immediately preceding substitution, whichever is greater, (vii) the loan-to-value ratio for the CBBC Industrial Properties, including the Substitute Property is no more than the lesser of (a) the loan-to-value ratio immediately preceding such substitution and (b) 61.75%, (viii) the debt service coverage ratio for the CBBC Industrial Portfolio Properties, including the Substitute Property is no less than the greater of (a) the debt service coverage ratio immediately preceding such substitution and (b) 1.367x, (ix) after giving effect to the substitution, the loan-to-value ratio (with value to be determined by the lender in its reasonable discretion based on a commercially reasonable valuation method permitted to a REMIC trust and which excludes the value of personal property or going concern value, if any) is not more than 125%, (x) the sole tenant's lease is amended to remove the Release Property and add the Substitute Property (with the same terms and conditions,

A-3-51

Various	Collateral Asset Summary – Loan No. 5 CBBC Industrial Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$33,030,000 61.7% 1.77x 10.4%

including remaining term and expiration date, except for adjustment of rent in accordance with the following clause), (xi) rent under the lease at the Substitute Property is not materially greater than rent for comparable space in the market in which it is located, and (xii) rating agency confirmation, and other documents reasonably acceptable to a prudent lender, are provided with respect to the substitution. As noted above under “Major Tenant”, the CBBC Lease provides that the tenant has the right to require the CBBC Industrial Portfolio Borrower to substitute up to one property under the CBBC Lease during the initial ten years of the lease term (which ends October 31, 2028), and up to two properties under the CBBC Lease during the subsequent ten years, provided that certain conditions are satisfied. If such conditions are satisfied, the CBBC Industrial Portfolio Borrower is required to sell the substituted-for the property to CBBC or a third party designated by it and purchase the property to be substituted from CBBC or a third party designated by it, and the CBBC Lease is deemed to be automatically amended to add the substitute property and terminate the substituted-for property. The conditions to substitution in the CBBC Lease require that any customary and commercially reasonable requirements of the CBBC Industrial Portfolio Borrower’s mortgagee are satisfied in all respects, but do not include all of the conditions in the CBBC Industrial Portfolio Whole Loan documents. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans-Releases; Partial Releases” in the Preliminary Prospectus.

Terrorism Insurance. The CBBC Industrial Portfolio Borrower is required to obtain insurance against acts of terrorism for loss resulting from perils and acts of terrorism in amounts and with terms and conditions applicable to commercial property, general liability, business income and umbrella liability insurance required pursuant to the CBBC Industrial Portfolio Whole Loan documents.

A-3-52

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A-3-53

435 Tasso Street Palo Alto, CA 94301	Collateral Asset Summary – Loan No. 6 435 Tasso Street	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$30,000,000 44.2% 2.57x 11.9%

A-3-54

435 Tasso Street Palo Alto, CA 94301	Collateral Asset Summary – Loan No. 6 435 Tasso Street	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$30,000,000 44.2% 2.57x 11.9%

435 Tasso Street
435 Tasso Street
Palo Alto, CA 94301
Atherton
Holbrook Palmer Park
East Palo Alto
San Francisco Intl. Airport 17 miles
101
Bayshore Freeway
VA Healthcare Menlo Park
Coleman Ave.
O'Keefe St.
IKEA
Ravenswood Shopping Center
Amazon
University Circle
Middlefield Rd.
Ringwood Ave.
Glenwood Ave.
Oak Grove Ave.
St. Patrick's Seminary & University
Willow Oaks Park
Menalto Ave.
SRI International Headquarters
US Geological Survey
Willow Rd.
Menlo College
82
El Camino Real
MENLO PARK
Laurel St.
Valparaiso Ave.
CALTRAIN
El Camino Park
University Ave.
Hamilton Ave.
Lincoln Ave.
Santa Cruz Ave.
Menlo Park
Hawthorne Ave.
Johnson Park
Middlefield Rd.
Eleanor Pardee Park
Channing Ave.
Cowper St.
PALO ALTO
SAN MATEO COUNTY
Downtown Palo Alto
Museum of American Heritage
Channing Ave.
Palo Alto Children's Theatre
Newell Rd.
City of Palo Alto Main Library
A9.com
City Hall
PALO ALTO
Emerson St.
Downtown Library
Rinconada Park
Palo Alto Art Center
Stanford Shopping Center
Hewlett Packard Garage
Palo Alto Junior Museum & Zoo
Embarcadero Rd.
Olive St.
Middle Ave.
Nordstrom Shopping Ctr.
Palm Dr.
Palo Alto Medical Foundation
STANFORD
Middlefield Rd.
Lucile Packard Children's Hospital
Quarry Rd.
Waverley St.
Seale Ave.
Town & Country Village
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Stanford Cancer Ctr.
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SANTA CLARA COUNTY
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Alma St.
Sand Hill Rd.
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Bing Concert Hall
Angell Field
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CALTRAIN
Oregon Expwy.
California Ave.
Frost Amphitheater
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Peers Park
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Campus Dr.
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Stanford Maples Pavilion
Stanford University
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Serra St.
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Stanford Law School
Escondido Rd.
Stanford Ave.
Stanford Music Library
Lagunita Lake
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Bowdoin St.
Ventura
El Camino Real
Merck & Co.
California Ave.
Page Mill Rd.
Genencor Intl.
Communications & Power Industries
Mercedes-Benz Research
Varian Medical Systems
Junipero Serra Blvd.
Stanford Ave.
HP
Barron Park
Lockheed Martin
Stanford Univ. Procurement
Stanford Genome Tech. Ctr.
Page Mill Rd.
Jazz Pharma.
Skype
FX Palo Alto Laboratory
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VA Palo Alto Health Care System
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Union City
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Santa Clara
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SAN JOSE
Cupertino
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Los Gatos

A-3-55

435 Tasso Street Palo Alto, CA 94301	Collateral Asset Summary – Loan No. 6 435 Tasso Street	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$30,000,000 44.2% 2.57x 11.9%

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	UBS AG			Single Asset/Portfolio:	Single Asset
				Location:	Palo Alto, CA 94301
				General Property Type:	Office
Original Balance:	$30,000,000			Detailed Property Type:	CBD
Cut-off Date Balance:	$30,000,000			Title Vesting:	Fee Simple
% of Initial Pool Balance:	4.6%			Year Built/Renovated:	1984/N/A
Loan Purpose:	Refinance			Size:	32,128 SF
Borrower Sponsor:	N/A			Cut-off Date Balance per SF:	$934
Mortgage Rate:	4.4025%			Maturity Date Balance per SF:	$934
Note Date:	12/4/2018			Property Manager:	Orchard Commercial, Inc.
First Payment Date:	1/6/2019
Maturity Date:	12/6/2028
Original Term to Maturity:	120 months
Original Amortization Term:	0 months
IO Period:	120 months
Seasoning:	0 months			Underwriting and Financial Information
Prepayment Provisions:	LO (24); DEF (89); O (7)			UW NOI(2):	$3,567,076
Lockbox/Cash Mgmt Status:	Springing/Springing			UW NOI Debt Yield:	11.9%
Additional Debt Type:	N/A			UW NOI Debt Yield at Maturity:	11.9%
Additional Debt Balance:	N/A			UW NCF DSCR:	2.57x
Future Debt Permitted (Type):	No (N/A)			Most Recent NOI(2):	$2,987,737 (9/30/2018 TTM)
Reserves(1)				2nd Most Recent NOI:	$3,212,911 (12/31/2017)
Type	Initial	Monthly	Cap	3rd Most Recent NOI:	$1,897,841 (12/31/2016)
RE Tax:	$0	Springing	N/A	Most Recent Occupancy:	100.0% (9/13/2018)
Insurance:	$0	Springing	N/A	2nd Most Recent Occupancy:	98.8% (12/31/2017)
Replacements:	$0	Springing	N/A	3rd Most Recent Occupancy(3):	82.7% (12/31/2016)
TI/LC:	$0	Springing	N/A	Appraised Value (as of):	$67,900,000 (11/9/2018)
Unfunded Obligations:	$33,072	$0	N/A	Cut-off Date LTV Ratio:	44.2%
Rent Concession Funds:	$415,487	$0	N/A	Maturity Date LTV Ratio:	44.2%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$30,000,000	100.0%	Loan Payoff:	$9,382,758	31.3%
			Reserves:	$448,559	1.5%
			Closing Costs:	$548,238	1.8%
			Return of Equity:	$19,620,445	65.4%
Total Sources:	$30,000,000	100.0%	Total Uses:	$30,000,000	100.0%

(1)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(2)	The increase in UW NOI from Most Recent NOI is primarily attributed to Danhua Capital’s expansion into an additional 2,896 SF of space at the 435 Tasso Street Property (as defined below) with a lease commencement date of January 15, 2019. Danhua Capital is the second largest tenant by net rentable area and annual underwritten base rent.

(3)	Occupancy dropped in 2016, due to Magnet Systems vacating from its 10,289 SF space in October 2015. Additionally, the Chan Zuckerberg Initiative ("CZI") lease commenced in August 2016 and was originally scheduled to expire in October 2019. CZI vacated early and the borrower sponsor immediately filled its space with the current tenant, Science Exchange, with no downtime and no tenant allowances.

The Mortgage Loan. The sixth largest mortgage loan (the “435 Tasso Street Mortgage Loan”) is evidenced by a promissory note with an original principal balance of $30,000,000, which is secured by a first priority fee deed of trust encumbering a three-story Class A/B office building totaling 32,128 SF located in Palo Alto, California (the “435 Tasso Street Property”). The proceeds of the 435 Tasso Street Mortgage Loan were used to refinance existing debt on the 435 Tasso Street Property, fund reserves, pay closing costs and return approximately $19.6 million in equity to the borrower sponsor.

The Borrower and Borrower Sponsor. The borrower is Recore, LLC (the “435 Tasso Street Borrower”), a single purpose Delaware limited liability company structured to be bankruptcy remote with one independent director. The 435 Tasso Street Borrower is wholly-owned by Bantenova Unlimited, which is wholly owned by Bantenova Trust. Bantenova Trust is 100% owned and controlled by the widow and descendants of late Dr. Cha Chi Ming (“Cha Family”) and managed by their U.S. based investment arm, CM Capital Corporation (“CMC”), the borrower sponsor of the 435 Tasso Street Mortgage Loan.

CMC is a member of the Cha Group of companies, which is owned and operated by the Cha Family. The Cha Group was founded in 1949 as China Dyeing Works, a textile manufacturer, by Dr. Cha Chi Ming. Since its founding, the Cha Group has grown into a global conglomerate with diversified businesses in textiles, property development, technology, financial services, and healthcare. CMC was created by the Cha Group in 1969 to provide investment insight and opportunities to the Cha Family and the Cha Group of affiliated companies. CMC invests in real estate and, through its subsidiary C.M. Capital Advisors, alternative asset classes including venture capital, private equity and hedge funds.

A-3-56

435 Tasso Street Palo Alto, CA 94301	Collateral Asset Summary – Loan No. 6 435 Tasso Street	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$30,000,000 44.2% 2.57x 11.9%

The Property. The 435 Tasso Street Property is comprised of a three-story Class A/B office building totaling 32,128 SF in the central business district of Palo Alto, California. The 435 Tasso Street Property was constructed in 1984 and is situated on an approximately 0.32-acre site. In addition, the 435 Tasso Street Property has a subterranean parking garage with 28 parking spaces resulting in a parking ratio of 0.9 spaces per 1,000 SF. According to the appraisal, the 435 Tasso Street Property was awarded an Energy Star designation for its operating efficiency in 2007. Since 2010, the borrower sponsor has spent approximately $1.1 million in capital improvements and approximately $1.4 million in tenant improvements on the 435 Tasso Street Property.

The 435 Tasso Street Property was 100.0% leased as of September 13, 2018 to eight tenants under nine leases, with approximately 12.9% of NRA and 12.6% of underwritten base rent leased to an investment grade tenant, Takeda Ventures, Inc. (Moody’s/S&P: A2/A-). Historically, the 435 Tasso Street Property has averaged 93.1% occupancy over the past 10 years and has averaged 92.7% occupancy over the past 20 years. The top three tenants at the 435 Tasso Street Property are Science Exchange (32.0% of NRA), Danhua Capital (17.1% of NRA) and Vulcan, Inc. (13.8% of NRA). No other tenant at the 435 Tasso Street Property represents more than 12.9% of NRA or 12.6% of underwritten base rent. New or renewed leases were executed with six tenants totaling 28,970 SF of office space (90.2% of NRA; 90.0% of underwritten base rent) in 2017 and 2018 at a weighted average rent of $117.09 PSF NNN.

Major Tenants.

Science Exchange (10,289 SF, 32.0% of NRA, 31.9% of underwritten base rent). Founded in 2011, Science Exchange is an online marketplace of research services, enabling scientists to outsource their research and development ("R&D”) to scientific institutions such as university facilities or commercial contract research organizations. In addition, Science Exchange maintains enterprise-level agreements with R&D-focused organizations to provide a private marketplace of research services to streamline procurement processes, investments and contracts for outsourced services. Science Exchange's enterprise clients including major drug and biotechnology companies, such as Merck, Amgen, Gilead Sciences, and Genentech. Science Exchange has additional offices in San Francisco, Boston, New Zealand, and Europe. Science Exchange currently occupies 10,289 SF with a lease that commenced in November 2018 and expires in October 2022 and requires a base rent of $111.00 PSF NNN with annual increases for the remainder of the term. Science Exchange has one, three-year renewal option remaining and no termination options.

Danhua Capital (5,499 SF, 17.1% of NRA, 17.5% of underwritten base rent). Danhua Capital is a venture capital firm specializing in seed, early, and growth stage investments. Danhua Capital invests in information industry, big databases, cloud computing, new materials, new energy, mobile internet, artificial intelligence, robotics and wearable devices industry. Danhua Capital was founded in 2013 and is headquartered at the 435 Tasso Street Property. Danhua Capital occupies two suites at the 435 Tasso Street Property for a total of 5,499 SF. Danhua Capital initially signed a lease in January 2015 for 2,603 SF (“Suite 305”) expiring in February 2022 and recently expanded into an additional 2,896 SF (“Suite 315”) commencing in January 2019 and expiring in December 2019. Danhua Capital’s leases have a current average underwritten base rent of $120.00 PSF, which increases to $123.60 PSF in 2020 and $127.31 PSF in 2021 for Suite 305. Danhua Capital has no renewal options or termination options.

Vulcan, Inc. (4,449 SF, 13.8% of NRA, 13.1% of underwritten base rent). Vulcan, Inc. is a privately held company and is the engine behind philanthropist and Microsoft cofounder Paul G. Allen's network of organizations and initiatives. Vulcan, Inc. oversees and manages a broad compilation of projects, investments and companies all over the world. In addition, Vulcan, Inc. is an umbrella company under which a host of Allen family entities fall under, including Vulcan Real Estate, the Allen Institute for Brain Science, the Flying Heritage Collection and the Seattle Seahawks. Vulcan, Inc. initially leased its 4,449 SF space from April 2013 through September 2018. Vulcan, Inc. recently executed an amendment extending its term through November 2023. Vulcan, Inc. currently pays base rent of $108.00 PSF, which increases to $111.24 PSF in October 2019, $114.60 PSF in October 2020, $118.08 PSF in October 2021, $121.68 PSF in October 2022, and $125.28 PSF in October 2023. Vulcan, Inc. has no renewal options or termination options.

The following table presents certain information relating to the leases at the 435 Tasso Street Property:

Tenant Summary
Tenant Name	Credit Rating (Fitch/Moody's/S&P)(1)	Tenant SF	Approximate % of SF	Annual UW Base Rent	% of Total Annual UW Base Rent	Annual UW Base Rent PSF	Lease Expiration
Science Exchange	NR/NR/NR	10,289	32.0%	$1,203,813	31.9%	$117.00	10/31/2022
Danhua Capital	NR/NR/NR	5,499	17.1%	$659,880	17.5%	$120.00	Various(2)
Vulcan, Inc.	NR/NR/NR	4,449	13.8%	$494,907	13.1%	$111.24	11/30/2023
Takeda Ventures, Inc.	NR/A2/A-	4,134	12.9%	$473,674	12.6%	$114.58	1/31/2021
Qlik Technologies	NR/NR/NR	3,644	11.3%	$443,839	11.8%	$121.80	10/31/2023
Boies, Schiller & Flexner LLP	NR/NR/NR	1,641	5.1%	$198,102	5.3%	$120.72	6/30/2020
CSC Group	NR/NR/NR	1,517	4.7%	$179,028	4.7%	$118.01	12/20/2020
Oxford Finance, LLC	NR/NR/NR	955	3.0%	$115,861	3.1%	$121.32	4/30/2023
Vacant		0	0.0%	$0	0.0%	$0.00
Total/Wtd. Avg.		32,128	100.0%	$3,769,103	100.0%	$117.32

(1)	Certain ratings are those of the parent company or government entity whether or not the parent guarantees the lease.

(2)	Danhua Capital occupies two suites at the 435 Tasso Street Property for a total of 5,499 SF. The lease for Suite 305 (2,603 SF) expires February 28, 2022 and the lease for Suite 315 (2,896 SF) expires December 31, 2019.

A-3-57

435 Tasso Street Palo Alto, CA 94301	Collateral Asset Summary – Loan No. 6 435 Tasso Street	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$30,000,000 44.2% 2.57x 11.9%

The following table presents certain information relating to the lease rollover schedule at the 435 Tasso Street Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	UW Base Rent PSF Rolling	Total UW Base Rent Rolling	Approx. % of Total Base Rent Rolling	Approx. Cumulative % of Total Base Rent Rolling
MTM	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2018	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2019	1	2,896	9.0%	9.0%	$120.00	$347,520	9.2%	9.2%
2020	2	3,158	9.8%	18.8%	$119.42	$377,130	10.0%	19.2%
2021	1	4,134	12.9%	31.7%	$114.58	$473,674	12.6%	31.8%
2022	2	12,892	40.1%	71.8%	$117.61	$1,516,173	40.2%	72.0%
2023	3	9,048	28.2%	100.0%	$116.56	$1,054,607	28.0%	100.0%
2024	0	0	0.0%	100.0%	$0.00	$0	0.0%	100.0%
2025	0	0	0.0%	100.0%	$0.00	$0	0.0%	100.0%
2026	0	0	0.0%	100.0%	$0.00	$0	0.0%	100.0%
2027	0	0	0.0%	100.0%	$0.00	$0	0.0%	100.0%
2028	0	0	0.0%	100.0%	$0.00	$0	0.0%	100.0%
2029 & Beyond	0	0	0.0%	100.0%	$0.00	$0	0.0%	100.0%
Vacant	0	0	0.0%	100.0%	$0.00	$0	0.0%	100.0%
Total/Wtd. Avg.	9	32,128	100.0%		$117.32	$3,769,103	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.

The Market. The 435 Tasso Street Property is located along University Avenue in the central business district of Palo Alto, Santa Clara County, California. The 435 Tasso Street Property is approximately 20.0 miles north of downtown San Jose and approximately 32.0 miles south of San Francisco. The neighborhood surrounding the 435 Tasso Street Property consists primarily of a mixture of retail and office development. According to the appraisal, the city of Palo Alto is one of the most sought-after areas in the bay area. Downtown Palo Alto includes numerous restaurants, boutiques, professional office buildings, cafes, bars, and banks in its pedestrian-friendly shopping district. The area has easy access to Caltrain, with the closest Caltrain Station located approximately 0.5 miles from the 435 Tasso Street Property near Alma Street and University Avenue.

Palo Alto is one of the nation’s top performing and highest barrier to entry markets. According to the appraisal, Palo Alto’s development provisions are some of the most restrictive in the San Francisco Bay Area in terms of site area, setbacks, FAR, and parking. When combined with the lack of available land, Palo Alto represents one of the most challenging markets in which to build, and, therefore, is one of a few markets in the San Francisco Bay Area where new supply is of little concern. In addition to the natural and political barriers of the past, Palo Alto city officials recently announced they are poised to make a 2015 cap on new office developments in the immediate area permanent. The cap limits annual office deliveries to 50,000 SF per year.

Palo Alto is home to Nobel Prize winners, Silicon Valley CEOs, the world’s largest concentration of venture capital firms, Hewlett-Packard and one of the most renowned universities and medical centers in the world, Stanford University. Stanford University is located approximately 0.7 miles southwest of the 435 Tasso Street Property, which includes the world-renowned Stanford Hospital, and is one of the biggest visitor attractions in the area. Stanford University is one of the world’s leading research universities, with an endowment of $24.8 billion as of August 2017. The campus has nearly 700 major buildings, a faculty of 2,219, and a Fall 2017-2018 enrollment of 7,056 undergraduates and 7,965 graduate students.

Although University Avenue has an abundance of shopping, the single largest retail use in the neighborhood is the Stanford Shopping Mall located at the intersection of El Camino Real and Sand Hill Road. The super-regional mall was constructed in 1956, was renovated and expanded in 2001, and contains approximately 1.4 million SF. Anchor tenants include Macy’s, Bloomingdales, Neiman Marcus, Nordstrom and Macy’s. Other prominent tenants include Louis Vuitton, Tiffany & Co., Burberry, MaxMara, and Hermes, along with dining options such as Fleming’s Prime Steakhouse & Wine Bar, P.F. Chang’s China Bistro, True Foods Kitchen and The Melt. Additional national retailers within close proximity of the 435 Tasso Street Property include Whole Foods Market, Staples, Trader Joe’s, Safeway, Goodwill, Starbucks, CVS, Walgreens. Ravenswood Shopping Center, 2.1 miles northeast of the 435 Tasso Street Property, is anchored by The Home Depot, Target, and Nordstrom Rack.

According to a third party market research report, the 435 Tasso Street Property is located in the South Bay/San Jose office market and the Palo Alto office submarket. The South Bay/San Jose office market contains approximately 128.7 million SF of office space with a vacancy rate of 9.2% and average asking rental rate of $42.59 PSF as of the third quarter of 2018. The South Bay/San Jose office market experienced positive year to date net absorption of 737,562 SF at the end of the third quarter of 2018. The Palo Alto submarket contains approximately 3.4 million SF of office space with a vacancy rate of 2.4% and an average asking rental rate of $99.15 PSF as of the third quarter of 2018. The Palo Alto office submarket experienced positive year to date net absorption of 21,308 SF at the end of the third quarter of 2018. According to a third party market research report, the estimated 2018 population within a one-, three- and five-mile radius of the 435 Tasso Street Property was 20,923, 150,278 and 275,021, respectively, and the 2018 estimated average household income within the same one-, three- and five-mile radius was $224,663, $196,830 and $182,026, respectively.

The appraisal identified eight competitive properties built between 1910 and 2016 ranging in size from approximately 6,818 SF to 97,000 SF. The appraisal’s competitive set reported rent from $95.40 PSF to $132.00 PSF, with an average rent of $119.42 PSF. The appraisal concluded a market rent of $120.00 PSF for office space.

A-3-58

435 Tasso Street Palo Alto, CA 94301	Collateral Asset Summary – Loan No. 6 435 Tasso Street	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$30,000,000 44.2% 2.57x 11.9%

The following table presents recent leasing data at competitive office buildings with respect to the 435 Tasso Street Property:

Comparable Office Leases
Property Name/Address	Year Built/ Renovated	Size (SF)	Tenant Name	Lease Size (SF)	Lease Date	Lease Term (Yrs.)	Rent/SF	Lease Type
435 Tasso Street Property 435 Tasso Street Palo Alto, CA	1984/N/A	32,128(1)	Science Exchange(1)	10,289(1)	Nov 2018(1)	4.0(1)	$111.00	NNN
437 Lytton Avenue 437 Lytton Avenue Palo Alto, CA	1970/NAV	6,818	Avid Bank	2,986	Jan 2018	10.0	$111.00	NNN
Mixed-Use Retail/Office Building 180 University Avenue Palo Alto, CA	1910/NAV	36,920	Ascendis Pharma, Inc.	12,209	April 2018	4.1	$114.84	NNN
Multi Tenant Office 550 High Street Palo Alto, CA	2016/NAV	22,586	Foundation Capital Rothschild & Co.	7,444 8,024	May 2018 Dec 2017	10.6 12.0	$132.00 $127.80	NNN NNN
An Office Building 537 Hamilton Avenue Palo Alto, CA	2014/NAV	17,150	next47	9,395	May 2017	5.0	$114.00	NNN
245 Lytton Avenue 245 Lytton Avenue Palo Alto, CA	1996/NAV	58,952	Sageview Capital, LLC Consulate General of Canada	4,990 3,071	Nov 2017 Feb 2017	7.5 5.0	$120.00 $126.00	NNN NNN
Office/Retail Building 310 University Avenue Palo Alto, CA	2009/NAV	36,466	JP Morgan	9,975	Feb 2018	5.0	$129.00	NNN
Multi-Tenant Office Building 524 Hamilton Avenue Palo Alto, CA	2012/NAV	11,300	Bain Financial Services	2,963	April 2018	4.0	$132.00	NNN
Office Property 400 Hamilton Avenue Palo Alto, CA	1984/NAV	97,000	Hercules Technology Growth Capital East West Bank Altamont Capital	8,325 9,320 5,084	Oct 2018 May 2018 Feb 2018	5.0 1.9 5.0	$111.00 $95.40 $120.00	NNN NNN NNN

Source: Appraisal

(1)	Based on the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 435 Tasso Street Property:

Cash Flow Analysis
	2015(1)	2016(1)	2017(1)	9/30/2018 TTM	UW	UW PSF
Gross Potential Rent(2)(3)	$2,321,923	$1,990,537	$3,161,311	$2,987,252	$3,776,213	$117.54
Total Recoveries	$511,531	$468,665	$633,431	$583,148	$832,750	$25.92
Other Income	$296	$5,966	$10,347	$21,311	$21,311	$0.66
Less Vacancy & Credit Loss	$0	$0	$0	$0	($230,448)	($7.17)
Effective Gross Income	$2,833,750	$2,465,168	$3,805,089	$3,591,711	$4,399,826	$136.95
Total Operating Expenses	$560,359	$567,327	$592,178	$603,974	$832,750	$25.92
Net Operating Income	$2,273,391	$1,897,841	$3,212,911	$2,987,737	$3,567,076	$111.03
Capital Expenditures	$0	$0	$0	$0	$5,783	$0.18
TI/LC	$0	$0	$0	$0	$123,396	$3.84
Net Cash Flow	$2,273,391	$1,897,841	$3,212,911	$2,987,737	$3,437,898	$107.01

Occupancy %(4)	92.0%	82.7%	98.8%	100.0%	95.0%
NOI DSCR	1.70x	1.42x	2.40x	2.23x	2.66x
NCF DSCR	1.70x	1.42x	2.40x	2.23x	2.57x
NOI Debt Yield	7.6%	6.3%	10.7%	10.0%	11.9%
NCF Debt Yield	7.6%	6.3%	10.7%	10.0%	11.5%

(1)	The decrease in Gross Potential Rent and Occupancy % in 2016 is attributable to Magnet Systems vacating from its 10,289 SF space in October 2015. The CZI lease commenced in August 2016 and was originally scheduled to expire in October 2019. CZI vacated early and the borrower sponsor immediately filled its space with the current tenant, Science Exchange, with no downtime and no tenant allowances.

(2)	UW Gross Potential Rent includes (i) contractual rent steps through December 2019 totaling $179,899 and (ii) straight line rent for investment grade tenant, Takeda Ventures, Inc., totaling $7,110.

(3)	The increase in UW Gross Potential Rent from 9/30/2018 TTM Gross Potential Rent is primarily attributed to Danhua Capital’s expansion into an additional 2,896 SF of space at the 435 Tasso Street Property (as defined below) with a lease commencement date of January 15, 2019. Danhua Capital is the second largest tenant by net rentable area and annual underwritten base rent.

(4)	UW Occupancy % is based on underwritten economic vacancy of 5.0%. The 435 Tasso Street Property was 100.0% physically occupied as of September 13, 2018.

A-3-59

435 Tasso Street Palo Alto, CA 94301	Collateral Asset Summary – Loan No. 6 435 Tasso Street	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$30,000,000 44.2% 2.57x 11.9%

Escrows and Reserves. The 435 Tasso Street Borrower deposited in escrow at origination (i) $33,072 for outstanding tenant improvements with respect to the Takeda Ventures, Inc. lease and (ii) approximately $415,487 for prepaid rent with respect to the CSC Group lease ($363,427) and free rent with respect to the Danhua Capital lease ($52,060). During the continuation of a Cash Management Trigger Event (as defined below), the 435 Tasso Street Borrower is required to escrow monthly (i) 1/12 of the annual real estate taxes, (ii) 1/12 of the annual insurance premiums, (iii) approximately $482 for replacement reserves and (iv) approximately $2,677 for tenant improvements and leasing commissions.

Lockbox and Cash Management. The 435 Tasso Street Mortgage Loan is structured with a springing hard lockbox and springing cash management upon the occurrence and continuance of a Cash Management Trigger Event. Additionally, during the continuance of a Cash Sweep Trigger Event (as defined below), all excess cash flow is required to be swept into a lender controlled excess cash flow account.

A “Cash Management Trigger Event” will commence upon (i) the occurrence of an event of default under the 435 Tasso Street Mortgage Loan documents and continue until such event of default is cured or waived, (ii) the occurrence of any bankruptcy action of the 435 Tasso Street Borrower, the guarantor (if any), the affiliated property manager or the property manager that is not an affiliated property manager and will continue until any such bankruptcy action is dismissed within 60 days of such filing, or in the case of the property manager, such property manager is replaced with a qualified property manager under a replacement property management agreement or the bankruptcy action is dismissed within 120 days of such filing, (iii) the date the debt service coverage ratio for the immediately preceding 12-month period is less than 1.25x and continue until such time as the debt service coverage ratio for the immediately preceding 12-month period is at least 1.30x for two consecutive calendar quarters, or (iv) an indictment for fraud or misappropriation of funds by the 435 Tasso Street Borrower, guarantor (if any) or affiliated property manager or a director or an officer of the 435 Tasso Street Borrower, guarantor (if any) or affiliated property manager and continue until (a) the dismissal of the applicable indictment, (b) the acquittal of each applicable person with respect to the related charge(s) or (c) with respect to such Management Trigger Event triggered by the affiliated property manager, the property manager is replaced with a qualified manager under a replacement property management agreement.

A “Cash Sweep Trigger Event” will commence upon (i) the occurrence of an event of default under the 435 Tasso Street Mortgage Loan documents and continue until such event of default is cured or waived, (ii) the occurrence of any bankruptcy action of the 435 Tasso Street Borrower, the guarantor (if any), the affiliated property manager and continue until any such bankruptcy action is dismissed within 60 days of such filing, or in the case of the property manager, such property manager is replaced with a qualified property manager under a replacement property management agreement or the bankruptcy action is dismissed within 120 days of such filing, or (iii) the date the debt service coverage ratio for the immediately preceding 12-month period is less than 1.20x and continue until such time as the debt service coverage ratio for the immediately preceding 12-month period is at least 1.25x for two consecutive calendar quarters.

Additional Secured Indebtedness (not including trade debts). Not permitted.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Not permitted.

Terrorism Insurance. The 435 Tasso Street Borrower is required to obtain and maintain property insurance, commercial general liability insurance, and business income insurance that covers perils of terrorism and acts of terrorism, both foreign and domestic.

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A-3-61

100 Pier 1 Place Fort Worth, TX 76102	Collateral Asset Summary – Loan No. 7 Pier 1 Imports Headquarters	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$27,000,000 64.0% 1.38x 9.6%

A-3-62

100 Pier 1 Place Fort Worth, TX 76102	Collateral Asset Summary – Loan No. 7 Pier 1 Imports Headquarters	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$27,000,000 64.0% 1.38x 9.6%

A-3-63

100 Pier 1 Place Fort Worth, TX 76102	Collateral Asset Summary – Loan No. 7 Pier 1 Imports Headquarters	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$27,000,000 64.0% 1.38x 9.6%

Pier 1 Imports
100 Pier 1 Place
Fort Worth, TX 76102
FORT WORTH
Downtown
DENTON
McKinney
Prosper
FRISCO
PLANO
Allen
Flower Mound
Lewisville
Carrollton
Coppell
Farmers Branch
RICHARDSON
GARLAND
Grapevine
N. Richland Hills
IRVING
Euless
DALLAS
GRAND PRAIRIE
MESQUITE
ARLINGTON
Duncanville
DeSoto
Lancaster
Mansfield
Burleson
Midlothian
Alvarado
Cleburne
Waxahachie
Northlake
Keller
Trail Drivers Park
MT. OLIVET CEMETERY
Stockyards Museum
STOCKYARDS NATL. HISTORIC DISTRICT
NE 28th St
AMTRAK
Scenic Bluff
Yucca Ave
North Frwy
Greenway
Dallas-Ft. Worth Intl. Airport 20 miles
Airport Frwy
United Riverside
Trinity River
LaGrave Field
OAKWOOD CEMETERY
Rockwood Park Mun. Golf Course
Rockwood Park
W. Fork Trinity R.
Topgolf
TRINITY RAIL EXPRESS (TRE)
Harmon Field Park
Tarrant Co. College - Trinity River Campus East
Tarrant County College - Trinity River Campus
DR Horton Tower
Sundance Square
Central Library
Bass Perf. Hall
White Settlement Rd
University Park
Montgomery Plaza
W. 7th St
West 7th
CULTURAL DISTRICT
Modern Art Museum of Ft. Worth
Kimbell Art Museum
University of North Texas Health Science Center
River Crest Country Club
Ft. Worth Mus. of Science and History
Casa Manana
Farrington Field
National Cowgirl Museum and Hall of Fame
W.R. Watt Arena
Will Rogers Memorial Center
Botanical Research Inst. of Texas
Ft. Worth Botanic Garden
Japanese Garden
Trinity Park
Forest Park Blvd
Burnett Plaza
City Hall
Ft. Worth Convention Center
W. Lancaster Ave
T&P STATION
TRE
Dallas 30 miles
Lancaster Ave
Historic Southside
Sycamore Creek Golf Course
Arlington Heights
Camp Bowie Blvd
Clover Ln
Pennsylvania Ave
Hattie St
Medical City Ft. Worth
Cook Children's Medical Ctr.
Texas Health Harris Methodist Hospital Ft. Worth
Glenwood Park
Rosedale St
Baylor Scott & White All Saints Medical Ctr.
John Peter Smith Hospital
Hillside Park
Chisholm Trail Pkwy
University Park Village
Fairmount
Allen Ave
TARRANT COUNTY
Clear Fork Trinity River
Ft. Worth Zoo
Colonial Country Club
South Frwy
The Stonegate Mansion
Amon Carter Stadium
Ed Landreth Auditorium
TCU Art Gallery
Texas Christian University
Ed & Rae Schollmaier Arena
Tucker Technology Center
Berry St
Worth Heights
Southtown Shopping Center
Cobb Park
University Dr
Summit Ave
Henderson St
Main St
8th Ave
Hemphill St
Evans Ave
Riverside Dr
Sylvania Ave
Decatur Ave
Northside Dr
W. Belknap St
E. 3rd St
35W
30
287
377
121
183
199

A-3-64

100 Pier 1 Place Fort Worth, TX 76102	Collateral Asset Summary – Loan No. 7 Pier 1 Imports Headquarters	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$27,000,000 64.0% 1.38x 9.6%

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	Natixis			Single Asset/Portfolio:	Single Asset
				Location:	Fort Worth, TX 76102
				General Property Type:	Office
Original Balance(1):	$27,000,000			Detailed Property Type:	CBD
Cut-off Date Balance(1):	$27,000,000			Title Vesting:	Fee Simple
% of Initial Pool Balance:	4.2%			Year Built/Renovated:	2004/N/A
Loan Purpose:	Acquisition			Size:	409,977 SF
Borrower Sponsors:	Sarah Rachel Gordon; Isaac Hertz; William Z. Hertz			Cut-off Date Balance per SF(1):	$134
				Maturity Date Balance per SF(1):	$123
Mortgage Rate:	4.8620%			Property Manager:	Hertz Investment Group, LLC (borrower-related)
Note Date:	8/15/2018
First Payment Date:	10/5/2018
Maturity Date:	9/5/2028
Original Term to Maturity:	120 months
Original Amortization Term:	360 months
IO Period:	60 months			Underwriting and Financial Information
Seasoning:	3 months			UW NOI(4):	$5,280,014
Prepayment Provisions(2):	LO (27); DEF/YM1 (89); O (4)			UW NOI Debt Yield(1):	9.6%
Lockbox/Cash Mgmt Status:	Hard/In Place			UW NOI Debt Yield at Maturity(1):	10.4%
Additional Debt Type(1):	Pari Passu			UW NCF DSCR(1):	1.77x (IO)	1.38x (P&I)
Additional Debt Balance(1):	$28,000,000			Most Recent NOI(4):	$6,473,163 (6/30/2018 TTM)
Future Debt Permitted (Type):	No (N/A)			2nd Most Recent NOI:	$6,405,035 (12/31/2017)
Reserves(3)				3rd Most Recent NOI:	$5,889,698 (12/31/2016)
Type	Initial	Monthly	Cap	Most Recent Occupancy(5):	99.5% (6/30/2018)
RE Tax:	$1,597,614	$199,702	N/A	2nd Most Recent Occupancy:	99.3% (12/31/2017)
Insurance:	$14,653	Springing	N/A	3rd Most Recent Occupancy:	100.0% (12/31/2016)
Replacements:	$0	$5,125	N/A	Appraised Value (as of):	$86,000,000 (6/22/2018)
TI/LC:	$5,000,000	Springing	N/A	Cut-off Date LTV Ratio(1):	64.0%
Free Rent Reserve:	$0	Springing	N/A	Maturity Date LTV Ratio(1):	58.9%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$55,000,000	57.7%	Purchase Price:	$86,000,000	90.2%
Borrower Equity:	$40,345,512	42.3%	Reserves:	$6,612,267	6.9%
			Closing Costs:	$2,733,245	2.9%
Total Sources:	$95,345,512	100.0%	Total Uses:	$95,345,512	100.0%

(1)	The Pier 1 Imports Headquarters Mortgage Loan (as defined below) is part of the Pier 1 Imports Headquarters Whole Loan (as defined below), which is comprised of six pari passu promissory notes with an aggregate original principal balance of $55,000,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio presented above are based on the aggregate principal balance of the promissory notes comprising the Pier 1 Imports Headquarters Whole Loan.

(2)	After the lockout period, defeasance is permitted in whole, or in part, on or after the date that is the earlier to occur of (i) two years after the closing date of UBS 2018-C15 and (ii) August 15, 2022. Open prepayment is permitted on or after June 5, 2028. In addition, after the lockout period and prior to the open prepayment date, the Pier 1 Imports Headquarters Whole Loan can be prepaid in whole, or in part, with yield maintenance.

(3)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(4)	The decrease in UW NOI over Most Recent NOI is attributed to the 40,895 SF of dark space being underwritten as vacant.

(5)	The Pier 1 Imports Headquarters Property (as defined below) is 99.5% SF leased to Pier 1 Services Company (“Pier 1 Imports”). As of June 30, 2018, Pier 1 Imports (i) occupies 313,772 SF, (ii) subleases 53,370 SF of space to four tenants and (iii) has dark space of 40,895 SF, but is current on rent. The 53,370 SF of subleased space was underwritten to the lesser of sublease rent and rent under the Pier 1 Imports lease of $27.60 PSF, for a weighted average underwritten sublease rent of $23.80 PSF.

The Mortgage Loan. The seventh largest mortgage loan (the “Pier 1 Imports Headquarters Mortgage Loan”) is part of a whole loan (the “Pier 1 Imports Headquarters Whole Loan”) evidenced by six pari passu promissory notes with an aggregate original principal balance of $55,000,000. The Pier 1 Imports Headquarters Whole Loan is secured by a first priority fee mortgage encumbering a 19-story Class A+ office building totaling 409,977 SF located in Fort Worth, Texas (the “Pier 1 Imports Headquarters Property”). Promissory Notes A-2, A-4, A-5, and A-6, with an aggregate original principal balance of $27,000,000, represent the Pier 1 Imports Headquarters Mortgage Loan and will be included in the UBS 2018-C15 Trust. The Pier 1 Imports Headquarters Whole Loan is being serviced pursuant to the pooling and servicing agreement for the UBS 2018-C13 Trust. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, and “Pooling and Servicing Agreement”.

A-3-65

100 Pier 1 Place Fort Worth, TX 76102	Collateral Asset Summary – Loan No. 7 Pier 1 Imports Headquarters	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$27,000,000 64.0% 1.38x 9.6%

Pier 1 Imports Headquarters Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Anticipated Note Holder	Controlling Piece
Note A-1	$20,000,000	$20,000,000	UBS 2018-C13	Yes
Note A-2	$12,000,000	$12,000,000	UBS 2018-C15	No
Note A-3	$8,000,000	$8,000,000	UBS 2018-C13	No
Note A-4	$5,000,000	$5,000,000	UBS 2018-C15	No
Note A-5	$5,000,000	$5,000,000	UBS 2018-C15	No
Note A-6	$5,000,000	$5,000,000	UBS 2018-C15	No
Total	$55,000,000	$55,000,000

The proceeds of the Pier 1 Imports Headquarters Whole Loan and borrower sponsors’ contribution of $40,345,512 were used to acquire the Pier 1 Imports Headquarters Property for $86.0 million, fund reserves, and pay closing costs.

The Borrower and the Borrower Sponsors. The borrower is Hertz Fort Worth Energy Way, LP (the “Pier 1 Imports Headquarters Borrower”), a single purpose Delaware limited partnership with two independent directors. A non-consolidation opinion was delivered in connection with the origination of the Pier 1 Imports Headquarters Whole Loan. Sarah Rachel Gordon, Isaac Hertz and William Z. Hertz are the borrower sponsors and the guarantors of certain non-recourse carveouts under the Pier 1 Imports Headquarters Whole Loan. The borrower sponsors are heirs of Judah Hertz, the founder of Hertz Investment Group (“Hertz”).

Founded in 1977 by Judah Hertz, Hertz is a fully integrated national real estate investment firm specializing in the acquisition, management and marketing of properties throughout the United States. Its investment model is to acquire best-in-class high-rise office buildings in the central business district of mid-sized cities throughout the U.S. Currently, Hertz owns 65 buildings consisting of a total of approximately 20.0 million SF across 23 cities in 17 states, along with six parking facilities containing a total of 5,518 spaces.

The Property. The Pier 1 Imports Headquarters Property is comprised of a 19-story Class A+ office building totaling 409,977 SF situated on approximately 11.9 acres in Fort Worth, Texas, within the central business district. The Pier 1 Imports Headquarters Property was built-to-suit as the corporate headquarters of Pier 1 Imports, Inc. (NYSE: PIR) (S&P: B-) in 2004 for approximately $98.0 million. The Pier 1 Imports Headquarters Property underwent capital improvements of approximately $3.3 million, including upgrades to the parking garage and management office space, that were completed between 2014 and 2017. Parking is provided by a four-level subterranean parking garage and surface parking totaling 1,098 parking spaces, resulting in a parking ratio of 2.7 spaces per 1,000 SF. Amenities at the Pier 1 Imports Headquarters Property include a fully-equipped fitness center with lockers and showers, a yoga studio, multi-media conference and training rooms, 24-hour security, and a full-service corporate cafeteria. The Pier 1 Imports Headquarters Property includes floor-to-ceiling glass with 16-foot ceiling heights, a two-story lobby finished with marble floors, and provides unobstructed, panoramic views of downtown Fort Worth, the Trinity River, the West 7th District and the Fort Worth Cultural District.

The Pier 1 Imports Headquarters Property was 99.5% leased as of June 30, 2018 to Pier 1 Imports, whose lease is guaranteed by Pier 1 Imports, Inc. Pier 1 Imports currently (i) occupies a portion of the lobby, the entire mezzanine floor, and floors five through 16, (ii) subleases portions of the 18th and 20th floors and the entire 19th floor, and (iii) is dark in the entire 17th floor and portions of the 18th and 20th floors. The borrower sponsors expect to re-negotiate the Pier 1 Imports lease to decrease the tenant’s footprint at the Pier 1 Imports Headquarters Property and subsequently release this space to create a multi-tenant Class A+ office building. At loan origination, $5.0 million was reserved into a tenant improvements and leasing commissions reserve to release the space, in addition to monthly tenant improvements and leasing commissions collections upon the reserve balance falling below $1.0 million.

Major Tenant.

Pier 1 Imports (408,037 SF, 99.5% of NRA, 100.0% of underwritten base rent). Pier 1 is a global retailer of imported home furnishings, décor, furniture, accessories and gifts. Established in 1962, Pier 1 operates more than 1,000 stores across the United States and Canada, and supplies merchandise to be sold in select Sears department stores in Mexico and El Salvador. According to its 2018 annual report, Pier 1 is focused on offering customers a hyper-personalized experience across its brick-and-mortar stores and e-commerce channels, delivering curated, personalized product recommendations to its customers via web, mobile and email. In the fiscal year ending March 3, 2018, Pier 1 had net sales of $1.8 billion, approximately 65% of which is derived from the sale of decor accessories such as textiles and ceramics, and approximately 35% of which is derived from the sale of furniture, and EBITDA of $82.7 million. As of March 3, 2018, Pier 1 had total assets and cash equivalents of $772.3 million and $135.4 million, respectively. In April 2018, Pier 1 introduced its “A New Day” initiative, a three-year plan to re-launch the Pier 1 brand and generate benefits from sourcing and supply chain transformation, and according to Pier 1, the initiative is projected to lead to an increase net sales revenue, EBITDA margin, and earnings per share. Pier 1 plans to invest $33 million in marketing, sourcing, pricing, promotions and supply chain.

Since lease commencement, Pier 1 Imports has expanded its footprint at the Pier 1 Imports Headquarters Property four times and extended its lease for a current lease expiration of June 30, 2027 with one, five-year renewal option and no termination options. Pier 1 Imports pays UW base rent of $27.60 PSF, which steps to $30.00 PSF in July 2022 and $32.50 PSF in July 2024. Pier 1 Imports subleases (i) 22,414 SF on the 19th floor to Burns & McDonnell Engineering Company, Inc. under a sublease that expires in August 2022 for $25.00 PSF, (ii) 10,773 SF on the 20th floor to CQuentia NGS, LLC under a sublease that expires in June 2027 for $20.00 PSF, (iii) 10,183 SF on the 20th floor to Cotten Schmidt & Abbott, L.L.P. under a sublease that expires in December 2023 for $24.00 PSF, and (iv) 10,000 SF on the 18th floor to Ulrich Barn Builders under a sublease that expires in June 2027 for $25.00 PSF. Under its sublease, Ulrich Barn Builders is required to expand to 16,000 SF in August 2019 and the entire 18th floor totaling 22,930 SF in August 2020. The subleased space was underwritten to the lesser of sublease rent and rent under the Pier 1 Imports lease of $27.60 PSF, for a weighted average underwritten sublease rent of $23.80 PSF.

A-3-66

100 Pier 1 Place Fort Worth, TX 76102	Collateral Asset Summary – Loan No. 7 Pier 1 Imports Headquarters	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$27,000,000 64.0% 1.38x 9.6%

The following table presents certain information relating to the leases at the Pier 1 Imports Headquarters Property:

Tenant Summary
Tenant Name	Credit Rating (Fitch/Moody's/S&P)(1)	Tenant SF	Approximate % of SF	Annual UW Base Rent	% of Total Annual UW Base Rent	Annual UW Base Rent PSF(2)	Lease Expiration
Pier 1 Imports(3)(4)	NR/NR/B-	408,037	99.5%	$11,059,011	100.0%	$27.10	6/30/2027
Subtotal/Wtd. Avg.		408,037	99.5%	$11,059,011	100.0%	$27.10
Vacant(5)		1,940	0.5%	$0	0.0%	$0.00
Total/Wtd. Avg.		409,977	100.0%	$11,059,011	100.0%	$27.10

(1)	Credit ratings are those of the parent company, Pier 1 Imports, Inc., who guarantees the Pier 1 Imports lease.

(2)	Wtd. Avg. Annual UW Base Rent PSF excludes vacant space.

(3)	Pier 1 Imports subleases (i) 22,414 SF on the 19th floor to Burns & McDonnell Engineering Company, Inc. under a sublease that expires in August 2022 for $25.00 PSF, (ii) 10,773 SF on the 20th floor to CQuentia NGS, LLC under a sublease that expires in June 2027 for $20.00 PSF, (iii) 10,183 SF on the 20th floor to Cotten Schmidt & Abbott, L.L.P. under a sublease that expires in December 2023 for $24.00 PSF, and (iv) 10,000 SF on the 18th floor to Ulrich Barn Builders under a sublease that expires in June 2027 for $25.00 PSF. Under its sublease, Ulrich Barn Builders is required to expand to 16,000 SF on August 15, 2019 and the entire 18th floor totaling 22,930 SF on August 15, 2020. The subleased space was underwritten to the lesser of sublease rent and rent under the Pier 1 Imports lease of $27.60 PSF, for a weighted average underwritten sublease rent of $23.80 PSF.

(4)	Pier 1 Imports has dark space of 40,895 SF (but is current on rent), which is comprised of 26,507 SF on the 17th floor, 12,930 SF on the 18th floor and 1,458 SF on the 20th floor. According to the borrower sponsors, CQuentia NGS, LLC has expressed interest in expanding to half of the 17th floor.

(5)	Includes 999 SF of management office space.

The following table presents certain information relating to the lease rollover schedule at the Pier 1 Imports Headquarters Property:

Lease Rollover Schedule(1)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	UW Base Rent PSF Rolling(2)	Total UW Base Rent Rolling	Approx. % of Total Base Rent Rolling	Approx. Cumulative % of Total Base Rent Rolling
MTM	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2018	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2019	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2020	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2021	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2022	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2023	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2024	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2025	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2026	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2027(3)(4)	1	408,037	99.5%	99.5%	$27.10	$11,059,011	100.0%	100.0%
2028	0	0	0.0%	99.5%	$0.00	$0	0.0%	100.0%
2029 & Beyond	0	0	0.0%	99.5%	$0.00	$0	0.0%	100.0%
Vacant(5)	0	1,940	0.5%	100.0%	$0.00	$0	0.0%	100.0%
Total/Wtd. Avg.	1	409,977	100.0%		$27.10	$11,059,011	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Wtd. Avg. UW Base Rent PSF Rolling excludes vacant space.

(3)	Pier 1 Imports subleases (i) 22,414 SF on the 19th floor to Burns & McDonnell Engineering Company, Inc. under a sublease that expires in August 2022 for $25.00 PSF, (ii) 10,773 SF on the 20th floor to CQuentia NGS, LLC under a sublease that expires in June 2027 for $20.00 PSF, (iii) 10,183 SF on the 20th floor to Cotten Schmidt & Abbott, L.L.P. under a sublease that expires in December 2023 for $24.00 PSF, and (iv) 10,000 SF on the 18th floor to Ulrich Barn Builders under a sublease that expires in June 2027 for $25.00 PSF. Under its sublease, Ulrich Barn Builders is required to expand to 16,000 SF on August 15, 2019 and the entire 18th floor totaling 22,930 SF on August 15, 2020. The subleased space was underwritten to the lesser of sublease rent and rent under the Pier 1 Imports lease of $27.60 PSF, for a weighted average underwritten sublease rent of $23.80 PSF.

(4)	Pier 1 Imports is dark, but current on rent in 40,895 SF, comprised of 26,507 SF on the 17th floor, 12,930 SF on the 18th floor and 1,458 SF on the 20th floor. According to the borrower sponsors, CQuentia NGS, LLC has expressed interest in expanding to half of the 17th floor.

(5)	Includes 999 SF of management office space.

A-3-67

100 Pier 1 Place Fort Worth, TX 76102	Collateral Asset Summary – Loan No. 7 Pier 1 Imports Headquarters	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$27,000,000 64.0% 1.38x 9.6%

The Market. The Pier 1 Imports Headquarters Property is located in Fort Worth, Texas, situated on the Trinity River. Overlooking the Clear Fork Trinity River and the Trinity Park hike and bike trails, the Pier 1 Imports Headquarters Property is the eighth tallest building in Fort Worth. The Pier 1 Imports Headquarters Property is located within the Fort Worth central business district, and is located 1.1 miles west of the Fort Worth Convention Center and approximately 24.9 miles southwest of the Dallas/Fort Worth International Airport. According to the Fort Worth Chamber of Commerce, the Dallas/Fort Worth metropolitan statistical area has the fourth highest concentration of Fortune 500 headquarters in the United States. Major employers in the area include American Airlines, Lockheed Martin, University of Texas at Arlington, and Texas Health Resources. Regional access to the neighborhood is provided by Interstate 30 (approximately 0.8 miles south) and Interstate 35 (1.8 miles east). Additionally, the Pier 1 Imports Headquarters Property’s location offers proximate access to Fort Worth’s commercial, residential, entertainment, and shopping districts, which includes world-class hotels, upscale restaurants, boutique retail, and lively entertainment destinations, such as Sundance Square, a 35-block area with over 3 million SF of mixed use space which attracts over 10 million visitors annually, according to the appraisal.

The area around the Pier 1 Imports Headquarters Property includes two mixed-use developments under construction known as the Left Bank development and the Trinity River Vision and Panther Island developments. According to the appraisal, the Left Bank development is a 1.5 million SF mixed-use development in the heart of the West 7th Street Urban Village, which will boast an urban grocer, high-end specialty retail and restaurants, 1,500 high-end residential units, a full-service national brand hotel, premier office space and a park. The Trinity River Vision and Panther Island master plan encompasses 88 miles of the Trinity River and its greenbelts and tributaries throughout the Fort Worth area. The project is expected to create new recreational amenities, improved infrastructure, environmental enhancements, and event programming on Panther Island, a previous industrial area that will become an 800-acre development with miles of waterfront property. According to the Trinity River Vision Authority, the project is expected to include 3 million SF of commercial space and 10,000 mixed-income households. Additionally, a mid-rise multifamily development is under way directly adjacent to the Pier 1 Imports Headquarters Property, which is expected to bring 345 modern luxury residential units.

According to a third party market research report, the Pier 1 Imports Headquarters Property is located in the Fort Worth central business district office submarket, which contains approximately 12.1 million SF of office space with a vacancy rate of 10.9% and an average asking rental rate of $28.37 PSF as of the second quarter of 2018. The Class A submarket contained approximately 6.2 million SF of office space with a vacancy rate of 15.2% and an average asking rental rate of $30.52 PSF as of the second quarter of 2018. According to a third party market research report, the estimated 2018 population within a one-, three- and five-mile radius of the Pier 1 Imports Headquarters Property was 8,594, 82,302 and 267,281, respectively, and the 2018 estimated average household income within the same one-, three- and five-mile radius was $95,604, $83,203 and $73,177, respectively.

The following table presents recent leasing data at competitive office buildings with respect to the Pier 1 Imports Headquarters Property:

Comparable Office Leases
Property Name/Address	Year Built	Size (SF)	Occupancy	Tenant Name	Lease Size (SF)	Lease Term (Yrs.)	Rent/SF	Lease Type
Pier 1 Imports Headquarters Property 100 Pier 1 Place Fort Worth, TX	2004	409,977(1)	99.5%(1)	Pier 1 Imports(1)	408,037(1)	19.0(1)(2)	$27.60(1)(2)	Modified Gross
The Westbrook Building 425 Houston Street Fort Worth, TX	2013	70,746	95.0%	Quoted	N/A	N/A	$29.50	Modified Gross
Bank of America Tower 301 Commerce Street South Fort Worth, TX	1984	820,509	77.0%	Bank of America Quoted	65,000 N/A	12.0 N/A	$30.37 $28.80	Modified Gross
777 Main 777 Main Street Fort Worth, TX	1982	961,536	81.0%	Confidential Virtuoso Insperity Support Services Quoted	13,000 23,723 5,165 N/A	10.0 11.0 5.25 N/A	$29.00 $27.00 $28.50 $28.50	Modified Gross
Wells Fargo Tower 201 Main Street Fort Worth, TX	1982	716,533	98.0%	Quoted	16,736	5.0	$30.00	Modified Gross
The Carnegie Office 421 West 3rd Street Fort Worth, TX	2008	280,785	86.0%	Quoted	N/A	N/A	$27.50	Modified Gross

Source: Appraisal

(1)	Based on the underwritten rent roll.

(2)	Pier 1 Imports’ Lease Term (Yrs.) is based on its original lease commencement date and the current lease expiration date and Rent/SF is based on its lease agreement, excluding the subleased spaces.

A-3-68

100 Pier 1 Place Fort Worth, TX 76102	Collateral Asset Summary – Loan No. 7 Pier 1 Imports Headquarters	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$27,000,000 64.0% 1.38x 9.6%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Pier 1 Imports Headquarters Property:

Cash Flow Analysis
	2015	2016	2017	6/30/2018 TTM	UW	UW PSF
Gross Potential Rent(1)	$10,572,172	$10,616,614	$10,907,135	$10,942,818	$11,114,786	$27.11
Total Recoveries	$1,364,536	$987,138	$1,293,103	$1,360,333	$1,112,185	$2.71
Other Income	$25,612	$40,705	$32,545	$0	$0	$0.00
Less Vacancy & Credit Loss	$0	$0	$0	$0	($1,184,477)	($2.89)
Effective Gross Income	$11,962,320	$11,644,457	$12,232,783	$12,303,151	$11,042,494	$26.93
Total Operating Expenses	$5,948,881	$5,754,759	$5,827,748	$5,829,988	$5,762,480	$14.06
Net Operating Income(2)	$6,013,439	$5,889,698	$6,405,035	$6,473,163	$5,280,014	$12.88
Capital Expenditures	$0	$0	$0	$0	$61,497	$0.15
TI/LC	$0	$0	$0	$0	$409,977	$1.00
Net Cash Flow	$6,013,439	$5,889,698	$6,405,035	$6,473,163	$4,808,540	$11.73

Occupancy %(3)	99.1%	100.0%	99.3%	99.5%	90.3%
NOI DSCR (P&I)(4)	1.72x	1.69x	1.84x	1.86x	1.51x
NCF DSCR (P&I)(4)	1.72x	1.69x	1.84x	1.86x	1.38x
NOI Debt Yield(4)	10.9%	10.7%	11.6%	11.8%	9.6%
NCF Debt Yield(4)	10.9%	10.7%	11.6%	11.8%	8.7%

(1)	UW Gross Potential Rent is based on the underwritten rent roll and includes rent steps of $411,541 and vacancy gross up of $55,775. The 53,370 SF of subleased space was underwritten to the lesser of sublease rent and rent under the Pier 1 Imports lease of $27.60 PSF, for a weighted average underwritten sublease rent of $23.80 PSF.

(2)	Pier 1 Imports has dark space of 40,895 SF, but is current on rent. The decrease in UW NOI over Most Recent NOI is attributed to the 40,895 SF of dark space being underwritten as vacant.

(3)	UW Occupancy % is based on underwritten economic vacancy of 9.7%. The Pier 1 Imports Headquarters Property was 99.5% leased based on the underwritten rent roll dated June 30, 2018.

(4)	The debt service coverage ratios and debt yields are based on the Pier 1 Imports Headquarters Whole Loan.

Escrows and Reserves. The Pier 1 Imports Headquarters Borrower deposited in escrow at origination (i) $1,597,614 for real estate taxes, (ii) $14,653 for insurance premiums and (iii) $5,000,000 for tenant improvements and leasing commissions. The Pier 1 Imports Headquarters Borrower is required to escrow monthly (i) 1/12 of the real estate taxes, currently $199,702 (ii) 1/12 of the insurance premiums, provided, however, that such obligation will be suspended so long as: (a) no event of default is continuing, (b) a blanket or umbrella insurance policy is in place, (c) the Pier 1 Imports Headquarters Borrower provides the lender with evidence of renewal of such policy no later than 10 days prior to the expiration of the policy and 30 days prior to the delinquency of payment on such policy, as applicable, and (d) the Pier 1 Imports Headquarters Borrower has deposited and at all times maintained, an amount equal to 1/4 of the annual insurance premiums the lender estimates would be payable to maintain all policies covered by the blanket or umbrella policy approved by the lender, and (iii) $5,125 for replacement reserves. In addition, the Pier 1 Imports Headquarters Borrower is required to escrow approximately $34,165 monthly into a TI/LC reserve in the event the balance of the TI/LC reserve falls below $1,000,000. In addition, at any time during the term of the Pier 1 Imports Headquarters Whole Loan, the Pier 1 Imports Headquarters Borrower may voluntarily deposit with the lender, amounts sufficient to cover a period of free or abated rent in connection with a new lease or a modification of an existing lease.

Lockbox and Cash Management. A hard lockbox and cash management are each in place with respect to the Pier 1 Imports Headquarters Whole Loan. Pursuant to the Pier 1 Imports Headquarters Whole Loan documents, all excess funds on deposit (after payment of monthly reserve deposits, debt service payment, and cash management bank fees) will be applied as follows: (a) during the continuation of a Cash Trap Period (as defined below), to a lender-controlled excess cash flow subaccount as additional collateral, (b) during the continuation of a Primary Tenant Sweep Period (as defined below), to the Primary Tenant (as defined below) reserve account, and (c) if neither a Primary Tenant Sweep Period nor a Cash Trap Period is continuing, all excess cash flow in the lockbox account after payment of all sums due and payable under the Pier 1 Imports Headquarters Whole Loan documents will be remitted to the Pier 1 Imports Headquarters Borrower.

A “Primary Tenant” is either (i) Pier 1 Imports, unless the space under the applicable Pier 1 Imports lease or leases demise, in the aggregate, less than 30.0% of the Pier 1 Imports Headquarters Property’s net rentable area, or (ii) any tenant occupying 30.0% or more of the Pier 1 Imports Headquarters Property.

A “Cash Trap Period” will occur upon (i) an event of default until a cure of the applicable event of default is accepted by the lender, (ii) the debt service coverage ratio, based on the trailing 12-month period, falling below 1.15x at the end of any calendar quarter until the debt service coverage ratio is no less than 1.15x for one calendar quarter, or (iii) a Primary Tenant Sweep Period until a Primary Tenant Sweep Period cure.

A “Primary Tenant Sweep Period” will occur upon (i) any Primary Tenant giving written notice of its intent to terminate its lease or any termination of such lease, (ii) any Primary Tenant becoming insolvent or a debtor in any bankruptcy action, (iii) Pier 1 Imports “going dark” for a period of 90 days of more with respect to five full floors or more of its space at the Pier 1 Imports Headquarters Property, provided, however, that any such portion of the Pier 1 Imports Headquarters Property that has been (A) sublet to a sublessee which is not in default under its applicable sublease for which either (a) such sublessee has commenced payment of full, unabated rent or (b) in the event that any sublessee has not yet commenced payment of full, unabated rent, (x) such sublessee has taken possession of the space and is open for business and (y) either (1) the Pier 1 Imports Headquarters Borrower has separately escrowed with the lender funds sufficient to cover any free rent or rent abatement period for such sublessee; or (2) notwithstanding any free rent period granted by Pier 1 to such sublessee, Pier 1 continues to pay rent directly to the Pier 1 Imports Headquarters Borrower for the portion of the Pier 1 Imports Headquarters Property demised to such sublessee under the applicable sublease, or (B) leased by the Pier 1 Imports Headquarters Borrower to an acceptable replacement tenant, will, in either case, be excluded from the Pier 1 premises for the purposes of this clause (iii), (iv) a monetary or material non-monetary event of default beyond applicable notice and cure periods under the applicable Primary Tenant’s lease, (v) the earlier of 15 months prior to the expiration date of a Primary Tenant lease or the date under any Primary Tenant lease by which the applicable Primary Tenant is required to give

A-3-69

100 Pier 1 Place Fort Worth, TX 76102	Collateral Asset Summary – Loan No. 7 Pier 1 Imports Headquarters	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$27,000,000 64.0% 1.38x 9.6%

notice of its exercise of a renewal option thereunder, or (vi) any Primary Tenant (other than Pier 1 Imports) “going dark” in all or substantially all of the applicable Primary Tenant premises.

A Primary Tenant Sweep Period will continue until, in regard to clause (i) above, (a) the applicable Primary Tenant has revoked or rescinded its notice of termination, (b) the Pier 1 Imports Headquarters Borrower enters into one or more new leases with an acceptable replacement tenant or tenants for all or a portion of all the Primary Tenant space, provided, the lender determines that the base rent payable under the replacement lease or leases give effect to a debt service coverage ratio of not less than 1.15x (a “Primary Tenant Replacement Event”), or (c) if a Primary Tenant Sweep Period commenced as a result of Pier 1 Imports terminating its lease, (x) the Pier 1 Imports Headquarters Borrower and Pier 1 Imports modify the lease to reduce space leased to Pier 1 Imports, (y) either (1) the Pier 1 Imports Headquarters Borrower enters into one or more new leases with an acceptable replacement tenant or tenants with a credit rating equal to or exceeding B- by S&P or has not received a rating from rating agencies, or (2) the Pier 1 Imports Headquarters Borrower enters into one or more direct leases with one or more sublessees at the Pier 1 Imports Headquarters Property (for avoidance of doubt the space leased pursuant to (1) and (2) above must be equal to the aggregate amount of space vacated), and (z) the base rent payable under the leases then in place give effect to a debt service coverage ratio of not less than 1.15x (a “Primary Tenant Downsizing Event”); in regard to clause (ii) above, the bankruptcy action is dismissed and the applicable Primary Tenant lease is affirmed or a Primary Tenant Replacement Event occurs; in regard to clause (iii) above, (a) Pier 1 Imports re-opens for business in a portion of its premises sufficient to reduce its dark space to less than five full floors for a continuous period of no less than 90 days, (b) a Primary Tenant Replacement Event occurs, or (c) solely with regards to Pier 1 Imports going dark in five full floors, a Primary Tenant Downsizing Event occurs to reduce its dark space to less than five full floors for a continuous period of no less than 90 days, or (d) (x) Pier 1 Imports enters into one or more subleases each for a term not less than three years, upon terms reasonably acceptable to the lender, for a portion of its premises sufficient to reduce its dark space to less than five full floors for a continuous period of no less than 90 days and (y) either (1) the sublessee or sublessees have commenced payment of sublease rent, or (2) if a sublessee is in possession of its space, is open for business and has not commenced rent, (A) Pier 1 Imports continues to pay rent directly to the Pier 1 Imports Headquarters Borrower for the subleased spaces, or (B) the Pier 1 Imports Headquarters Borrower escrows with the lender funds to cover any free rent or rent abatement period under the subleases (a “Primary Tenant Sublease Event”); in regard to clause (iv) above, the monetary or material non-monetary event of default is cured or a Primary Tenant Replacement Event occurs; in regards to clause (v) above, either (a) the applicable Primary Tenant’s lease is renewed in accordance with its terms (provided that such renewal need only apply to 80% of it space) for a term of no less than three years, (b) a Primary Tenant Replacement Event occurs, or (c) if a Primary Tenant Sweep Period commenced as a result of Pier 1 Imports, a Primary Tenant Downsizing Event occurs and Pier 1 Imports extends or renews its lease, with regards to a portion of its space not previously subject to a Primary Tenant Downsizing Event, for a term of no less than three years; or in regards to clause (vi) above, (a) the applicable Primary Tenant re-opens for business in all or substantially all of its applicable premises for a continuous period of no less than 90 days, (b) a Primary Tenant Replacement Event occurs, or (c) the lender determines that the debt service coverage ratio is no less than 1.15x.

Additional Secured Indebtedness (not including trade debts). Not permitted.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Not permitted.

Terrorism Insurance. The Pier 1 Imports Headquarters Borrower is required to obtain and maintain property insurance, commercial general liability insurance, and business income insurance that covers perils of terrorism and acts of terrorism, both foreign and domestic.

A-3-70

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A-3-71

100 College Road East Princeton, NJ 08540	Collateral Asset Summary – Loan No. 8 Princeton Marriott at Forrestal	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$24,000,000 63.3% 2.30x 17.1%

A-3-72

100 College Road East Princeton, NJ 08540	Collateral Asset Summary – Loan No. 8 Princeton Marriott at Forrestal	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$24,000,000 63.3% 2.30x 17.1%

Princeton Marriott at Forrestal
100 College Road East
Princeton, NJ 08540
North Brunswick Township
Franklin Park
Kendall Park
SOMERSET COUNTY
Rocky Hill
Princeton Airport
Kingston
Monmouth Junction
South Brunswick Township
Hopewell Township
Princeton
Carnegie Lake
MIDDLESEX COUNTY
Plainsboro Township
Princeton Junction
Lawrence Township
West Windsor Township
MERCER COUNTY
Slackwood
Mercer County Park
Mercer Lake
TRENTON
Mercerville
Hamilton Township
Princeton University
Princeton Plasma Physics Laboratory
PENNSYLVANIA
NEW JERSEY
PHILADELPHIA
CAMDEN
NEW YORK
NEWARK

A-3-73

100 College Road East Princeton, NJ 08540	Collateral Asset Summary – Loan No. 8 Princeton Marriott at Forrestal	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$24,000,000 63.3% 2.30x 17.1%

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	UBS AG			Single Asset/Portfolio:	Single Asset
				Location:	Princeton, NJ 08540
				General Property Type:	Hospitality
Original Balance:	$24,000,000			Detailed Property Type:	Full Service
Cut-off Date Balance:	$24,000,000			Title Vesting:	Fee Simple
% of Initial Pool Balance:	3.7%			Year Built/Renovated:	1982/2017, 2018
Loan Purpose:	Acquisition			Size:	302 Rooms
Borrower Sponsor:	Seryl Kushner			Cut-off Date Balance per Room:	$79,740
Mortgage Rate:	5.4815%			Maturity Date Balance per Room:	$79,740
Note Date:	11/30/2018			Property Manager:	Marriott Hotel Services, Inc.
First Payment Date:	1/6/2019
Maturity Date:	12/6/2028
Original Term:	120 months
Original Amortization Term:	0 months			Underwriting and Financial Information
IO Period:	120 months			UW NOI(1):	$4,108,310
Seasoning:	0 months			UW NOI Debt Yield:	17.1%
Prepayment Provisions:	LO (24); DEF (89); O (7)			UW NOI Debt Yield at Maturity:	17.1%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NCF DSCR:	2.30x
Additional Debt Type:	N/A			Most Recent NOI(1):	$4,145,904 (9/30/2018 TTM)
Additional Debt Balance:	N/A			2nd Most Recent NOI(1):	$3,464,597 (12/31/2017)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI:	$3,942,067 (12/31/2016)
Reserves(2)				Most Recent Occupancy(3):	68.5% (9/30/2018)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy(3):	66.8% (12/31/2017)
RE Tax:	$97,960	$48,980	N/A	3rd Most Recent Occupancy:	67.7% (12/31/2016)
Insurance:	$99,000	$7,500	N/A	Appraised Value (as of):	$37,900,000 (9/21/2018)
FF&E:	$0	Springing	N/A	Cut-off Date LTV Ratio:	63.3%
Seasonality:	$0	Springing	N/A	Maturity Date LTV Ratio:	63.3%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$24,000,000	62.8%	Purchase Price:	$37,600,000	98.7%
Borrower Equity:	$14,228,810	37.2%	Reserves:	$196,960	0.5%
			Closing Costs:	$431,849	1.1%
Total Sources:	$38,228,810	100.0%	Total Uses:	$38,228,810	100.0%

(1)	In 2017 and 2018, the Princeton Marriott at Forrestal Property (as defined below) underwent major renovations. The increase in UW NOI over Most Recent NOI is primarily as a result of the renovations and improved amenities and meeting spaces and the fact that 370 room nights were offline for the 9/30/2018 TTM for such renovations. The increase in Most Recent NOI from 2nd Most Recent NOI is due to approximately 2,483 room nights being offline in 2017 for such renovations.
(2)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(3)	Most Recent Occupancy and 2nd Most Recent Occupancy are adjusted for offline room nights due to renovations. Approximately 2,483 room nights were offline in 2017 and 370 room nights were offline for the 9/30/2018 TTM.

The Mortgage Loan. The eighth largest mortgage loan (the “Princeton Marriott at Forrestal Mortgage Loan”) is evidenced by three pari passu promissory notes with an aggregate original principal balance of $24,000,000, which is secured by a first priority fee mortgage encumbering a 302-room full service hospitality property located in Princeton, New Jersey (the “Princeton Marriott at Forrestal Property”). The proceeds of the Princeton Marriott at Forrestal Mortgage Loan, along with approximately $14.2 million in borrower sponsor’s equity, were used to acquire the Princeton Marriott at Forrestal Property, fund reserves, and pay closing costs.

The Borrower and the Borrower Sponsor. The borrower is Princeton Forrestal LLC (the “Princeton Marriott at Forrestal Borrower”), a Delaware limited liability company structured to be bankruptcy remote with one independent director. Princeton Forrestal LLC is owned by The Dara Orbach GST Trust (10.0%), The Seryl LLC (10.0%), The Nicole Meyer GST Trust (10.0%), The Joshua Kushner GST Trust (10.0%), Seryl Kushner (10.0%), Laurent Morali (5%), and George Gellert (45.0%). The borrower sponsor and non-recourse carveout guarantor of the Princeton Marriott at Forrestal Mortgage Loan is Seryl Kushner.

Seryl Kushner is Principal of Kushner Companies (“Kushner”), a diversified real estate organization responsible for the ownership, management, development, and redevelopment of properties throughout the United States. Kushner's portfolio comprises over 20,000 multifamily apartments, as well as 13 million SF of office, hotel, industrial and retail space throughout the Northeast and Mid-Atlantic regions. Headquartered in New York City, Kushner has completed more than $7.0 billion in acquisitions since 2007 with $2.5 billion in transactions in 2017. Kushner currently has 12 million SF under development in New York and New Jersey.

The Property. The Princeton Marriott at Forrestal Property consists of a three-story, 302-room full service hotel situated on an approximately 24.18-acre site located in Princeton, New Jersey. Constructed in 1982, the Princeton Marriott at Forrestal Property was renovated in 2017 and 2018 and contains 494

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100 College Road East Princeton, NJ 08540	Collateral Asset Summary – Loan No. 8 Princeton Marriott at Forrestal	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$24,000,000 63.3% 2.30x 17.1%

parking spaces approximately (1.6 spaces per room). The Princeton Marriott at Forrestal Property’s guestroom configuration consists of 149 king rooms, 141 double/double rooms, eight junior suites, two bridal suites, and two parlor suites. Updated in 2014, each guestroom features a 32” flat screen TV, high speed Wi-Fi, coffee maker, refrigerator, work desk with ergonomic chair, ironing set, and granite countertops. Amenities at the Princeton Marriott at Forrestal Property include an indoor swimming pool, fitness center, business center, meeting rooms totaling 34,941 SF (which can accommodate up to 550 people), a tennis center with four indoor courts, Iron & Ivy restaurant, the M Club lounge, The Spa at Forrestal (a full-service 15,000 SF spa), room service, sundry/convenience shop, a game room (which features a pool table, foosball table, and shuffleboard), and an outdoor garden.

The meeting and event space is spread across 33 rooms with a range of layouts from boardroom style to exhibition, allowing for various accommodations and combinations of groups. The largest meeting space is a 4,956 SF ballroom, which features 19-foot ceilings, natural light, state-of-the-art digital lighting and additional audio/visual service.

In addition to an indoor pool, fitness center, outdoor volleyball court, outdoor half-court basketball court, and biking/walking trails, the Princeton Marriott at Forrestal Property includes four indoor tennis courts situated in a separate facility on-site. Tennis operations are currently leased to a third party, managed by Winning Touch Tennis, Inc. The lease, which commenced in November 2000, has a current expiration date in April 2026 and requires annual rent of $44,400, which increases to $46,800 annually in November 2019. The Spa at Forrestal, located on the first floor of the Princeton Marriott at Forrestal Property, is equipped with eight treatment rooms, a steam room and sauna, an indoor pool & whirlpool, and individual men's and women's locker room facilities and offers typical spa services such as facials, massages, body wraps, and salon treatments.

The Princeton Marriott at Forrestal Property features a restaurant and bar, Iron & Ivy, which serves breakfast, lunch and dinner daily. The space has a contemporary iron and wood aesthetic, with an abundance of natural light and high ceilings, in addition to an outdoor patio. The M Club Lounge, located adjacent to the Iron & Ivy restaurant, opened in March 2018 and caters to the Princeton Marriott at Forrestal Property’s premier Marriott Reward members. The M Club lounge offers Marriott Platinum Elite guests complimentary access to comfortable seating areas, complimentary breakfast and evening hors d’oeuvres, complimentary 24/7 Grab & Go Station, and cocktail service. All other guests can gain access to the M Club lounge for an additional fee.

The Princeton Marriott at Forrestal Property operates under a manchise agreement with Marriott Hotel Services, Inc. (the “Marriott Manager”), which is a subsidiary of Marriott International, Inc. (“Marriott”). The manchise agreement expires in December 2026, has two, five-year renewals at the option of the property manager, and requires a base management fee of 3.0% of total revenues, with a provision for an incentive fee. Marriott is a global hotel company, operating in 127 countries and territories under 30 brand names. As of year-end 2017, Marriott had 1,959 company-operated properties (554,642 rooms), 4,432 franchised and licensed properties (685,365 rooms), and 129 unconsolidated joint venture properties (17,659 rooms), for a total of 6,520 properties (1,257,666 rooms). Marriott’s portfolio of global brands includes: JW Marriott, The Ritz-Carlton, W Hotels, The Luxury Collection, St. Regis, EDITION, Bulgari, Marriott Hotels, Sheraton, Westin, Renaissance, Le Méridien, Autograph Collection, Delta Hotels, Gaylord Hotels, Marriott Executive Apartments, Marriott Vacation Club, Tribute Portfolio, Design Hotels, Courtyard, Residence Inn, Fairfield Inn & Suites, SpringHill Suites, Four Points, TownePlace Suites, Aloft, AC Hotels by Marriott, Protea Hotels, Element, and Moxy.

According to the appraisal, the Princeton Marriott at Forrestal Property received approximately $14.9 million ($49,422 per room) in capital improvements since 2012. Major renovations to guestrooms were last completed in 2014, including updates to its furnishings, mattresses, and bathrooms. In 2017 and 2018, the Princeton Marriott at Forrestal Property underwent major renovations to its amenity spaces, including its meeting rooms, the Iron & Ivy restaurant and bar area, and M Club Lounge.

A summary of the Princeton Marriott at Forrestal Property historical performance is provided below:

Princeton Marriott at Forrestal Property Historical Occupancy, ADR, RevPAR(1)
Year	Princeton Marriott at Forrestal Property			Competitive Set(2)			Penetration Factor
	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2010	53.9%	$148.73	$80.11	50.4%	$128.83	$64.97	106.8%	115.4%	123.3%
2011	59.0%	$145.73	$86.02	51.8%	$133.93	$69.33	114.0%	108.8%	124.1%
2012	61.3%	$152.61	$93.62	47.5%	$143.94	$68.33	129.2%	106.0%	137.0%
2013	60.7%	$157.53	$95.62	50.9%	$156.73	$79.84	119.2%	100.5%	119.8%
2014(3)	59.7%	$159.06	$95.01	60.1%	$152.58	$91.64	99.5%	104.2%	103.7%
2015	65.4%	$159.87	$104.51	61.6%	$147.20	$90.73	106.1%	108.6%	115.2%
2016	67.7%	$160.59	$108.67	64.1%	$148.01	$94.89	105.5%	108.5%	114.5%
2017(3)	65.3%	$157.64	$102.92	62.9%	$148.64	$93.57	103.7%	106.1%	110.0%
9/30/2018 TTM(3)	68.3%	$159.82	$109.11	65.5%	$149.91	$98.14	104.3%	106.6%	111.2%

Source: Industry Report

(1)	The variances between the underwriting, the industry report and the appraisal with respect to Occupancy, ADR and RevPAR at the Princeton Marriott at Forrestal Property are attributable to variances in reporting methodologies and/or timing differences.

(2)	The Competitive Set includes Hyatt Regency Princeton, Doubletree Princeton, Crowne Plaza Princeton Conference Center, Nassau Inn, and Westin Princeton at Forrestal Village.

(3)	The Princeton Marriott at Forrestal Property underwent guestroom renovations in 2014. Approximately 2,483 room nights were offline in 2017 and 370 room nights were offline for the trailing twelve-month period ending September 30, 2018.

The Market. The Princeton Marriott at Forrestal Property is located in Princeton, New Jersey, approximately 47.7 miles southwest of New York City and approximately 48.1 miles northeast of Philadelphia, Pennsylvania. The Princeton Marriott at Forrestal Property is located approximately 0.6 miles east of U.S. Highway 1 (“US 1”) on College Road East, and approximately 2.3 miles southeast of State Road 27 (“SR 27”). According to a third party market research report, the Princeton Marriott at Forrestal Property is near the intersection of College Road West and US 1 to the west, which experiences an average daily traffic count of 64,557 vehicles. The average 2018 estimated household income within a one-, three- and five-mile radius is $201,823, $167,226 and $170,956, respectively, compared to the average 2018 estimated household income for Middlesex County, New York-Newark-Jersey City SMA, and the State of New Jersey of $112,063, $111,285, and $112,273, respectively.

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100 College Road East Princeton, NJ 08540	Collateral Asset Summary – Loan No. 8 Princeton Marriott at Forrestal	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$24,000,000 63.3% 2.30x 17.1%

The market is diversified among philanthropic, pharmaceutical, healthcare, government, and education institutions, including Princeton University, approximately 3.8 miles southwest of the Princeton Marriot at Forrestal Property. Chartered in 1746, Princeton is the fourth-oldest college in the United States. Princeton is an independent, coeducational, nondenominational institution that provides undergraduate and graduate instruction in the arts and humanities, social sciences, natural sciences, and engineering. Other colleges and universities in the Princeton area include The College of New Jersey, Thomas Edison State College, Rider University, Princeton Theological, and Mercer County Community College. Headquartered in Princeton, the Robert Wood Johnson Foundation (“RWJF”) is the nation's largest healthcare philanthropy, according to the appraisal. Established in 1972 and named after the founder of Johnson & Johnson, the foundation has over $11 billion in assets, generating grants of roughly $500 million per year. Bristol-Myers Squibb, a pharmaceutical company, has a manufacturing and research and development facility in Princeton. Bristol-Meyers Squibb recently invested over $4.7 billion into research and development.

Forrestal Village, adjacent to the Princeton Marriott at Forrestal Property, is a 720,000 SF mixed-use retail and office complex situated on a 52-acre site. Forrestal Village features retail stores, food and beverage options, including Salt Creek Grille and Ruth's Chris Steakhouse, office space for healthcare and professional service businesses, as well as the Westin Princeton. Palmer Square, located approximately 4.8 miles from the Princeton Marriott at Forrestal Property, boasts a collection of shopping and dining in the heart of downtown Princeton. Located along Nassau Street and Princeton University, the development is home to retail anchors including J. Crew, Brooks Brothers, Lululemon, Kate Spade and Ralph Lauren. In total, Palmer Square features 42 retail outlets and numerous dining options, and hosts local events, celebrations, and festivals throughout the year.

According to an industry report as of September 2018, the Princeton Marriott at Forrestal Property is located in the Central New Jersey hospitality market, which consists of 211 hotel properties with a total of 25,578 rooms. The overall market has shown growth in occupancy, ADR and RevPAR over the trailing 12-month period, reporting 3.0%, 2.5% and 5.6% growth, respectively. According to an industry report as of September 2018, the Princeton Marriott at Forrestal Property is located in the Princeton/Central, New Jersey hospitality submarket, which consists of 59 hotel properties with a total of 6,669 rooms. The overall submarket has shown growth in occupancy, ADR and RevPAR over the trailing 12-month period reporting 3.5%, 1.6% and 5.1% growth, respectively. According to the appraisal, no new hotels are planned or are expected to be delivered within the Princeton Marriott at Forrestal Property’s competitive submarket at this time.

A summary of demand segmentation and recent performance of the Princeton Marriott at Forrestal Property is below:

Princeton Marriott at Forrestal Property Summary
Property Name	# Rooms	Commercial Demand	Meeting & Group Demand	Leisure Demand	Est. 2017 Occupancy	Est. 2017 ADR	Est. 2017 RevPAR
Princeton Marriott at Forrestal(1)	302	50%	35%	15%	65.3%	$157.64	$102.92
Hyatt Regency Princeton	330	40%	45%	15%	70.0%-75.0%	$150.00-$160.00	$110.00-$115.00
Westin Princeton at Forrestal Village	296	55%	30%	15%	65.0%-70.0%	$150.00-$160.00	$100.00-$105.00
Subtotal/Wtd. Avg.	928	48%	37%	15%	67.5%	$156.52	$105.72
Secondary Competitors	899	53%	28%	19%	58.6%	$125.45	$73.51
Total/Wtd. Avg.	1,827	50%	34%	16%	63.9%	$144.82	$92.50

Source: Appraisal

(1)	The variances between the underwriting, the industry report and the appraisal with respect to Occupancy, ADR and RevPAR at the Princeton Marriott at Forrestal Property are attributable to variances in reporting methodologies and/or timing differences.

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100 College Road East Princeton, NJ 08540	Collateral Asset Summary – Loan No. 8 Princeton Marriott at Forrestal	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$24,000,000 63.3% 2.30x 17.1%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Princeton Marriott at Forrestal Property:

Cash Flow Analysis
	2015	2016	2017	9/30/2018 TTM	UW	UW per Room
Occupancy(1)	65.4%	67.7%	66.8%	68.5%	68.5%
ADR	$159.87	$160.59	$157.64	$159.82	$159.82
RevPAR	$104.51	$108.67	$105.29	$109.48	$109.48

Rooms Revenue	$11,519,645	$12,011,123	$11,344,369	$12,027,491	$12,027,491	$39,826
Other Income	$8,341,495	$9,789,270	$8,848,834	$8,815,541	$8,780,017	$29,073
Total Revenue	$19,861,140	$21,800,393	$20,193,203	$20,843,033	$20,807,509	$68,899
Total Expenses	$16,925,550	$17,858,326	$16,728,606	$16,697,128	$16,699,198	$55,295
Net Operating Income(2)	$2,935,590	$3,942,067	$3,464,597	$4,145,904	$4,108,310	$13,604
FF&E	$993,057	$1,090,020	$1,009,660	$1,042,152	$1,040,375	$3,445
Net Cash Flow	$1,942,533	$2,852,047	$2,454,937	$3,103,753	$3,067,935	$10,159

NOI DSCR	2.2x	2.96x	2.60x	3.11x	3.08x
NCF DSCR	1.46x	2.14x	1.84x	2.33x	2.30x
NOI Debt Yield	12.2%	16.4%	14.4%	17.3%	17.1%
NCF Debt Yield	8.1%	11.9%	10.2%	12.9%	12.8%

(1)	2017 Occupancy and 9/30/2018 TTM Occupancy are adjusted for offline room nights due to renovations. Approximately 2,483 room nights were offline in 2017 and 370 room nights were offline for the trailing twelve-month period ending September 30, 2018.

(2)	The increase in UW Net Operating Income over 9/30/2018 TTM Net Operating Income is primarily as a result of the renovations and improved amenities and meeting spaces and the fact that 370 room nights were offline for the 9/30/2018 TTM for such renovations. The increase in 9/30/2018 TTM Net Operating Income from 2017 Net Operating Income is due to approximately 2,483 room nights being offline in 2017 for such renovations.

Escrows and Reserves. At origination of the Princeton Marriott at Forrestal Mortgage Loan, the Princeton Marriott at Forrestal Borrower deposited (i) $97,960 in reserve for real estate taxes and (ii) $99,000 in reserve for insurance premiums. On a monthly basis, the Princeton Marriott at Forrestal Borrower is required to deposit (i) 1/12 of the annual estimated tax payments, which currently equates to $48,980 per month and (ii) 1/12 of the annual estimated insurance premiums, which currently equates to $7,500 per month. In addition, on each monthly payment date, the Princeton Marriott at Forrestal Borrower is required to deposit an amount equal to the greater of 1/12 of (i) 4% of the aggregate gross annual income of the Princeton Marriott at Forrestal Property for FF&E and (ii) the aggregate amount, if applicable, required to be reserved pursuant to the manchise agreement for the calendar year; provided, however, that such monthly capital expenditures will be waived as long as (a) no event of default has occurred and is continuing, (b) the manchise agreement is in full force and effect, (c) the Marriott Manager maintains the Princeton Marriott at Forrestal Property in a condition reasonably accepted by the lender according to the manchise agreement, or if the Marriott Manager fails to do so, the Princeton Marriott at Forrestal Borrower diligently exercises its rights to cause Marriott to perform its obligations, and (d) the Marriott Manager establishes and maintains a FF&E reserve. During the months of June, July, and November (the “Seasonality Funds Deposit Months”) of each calendar year during the Princeton Marriott at Forrestal Mortgage Loan term, the Princeton Marriott at Forrestal Borrower is required to deposit into the seasonality reserve an amount equal to 1/3 of the product of (A) 120% and (B) aggregate of the monthly net cash flow shortfall for the twelve-month period commencing on April 1 of the immediately preceding calendar year (the “Monthly Seasonality Deposit”); provided, however, that such monthly deposit will not be less than $0.00 and on each of (i) June 6, 2019, (ii) July 6, 2019, and (iii) November 6, 2019 such monthly deposit will be $100,658. In lieu of making the Monthly Seasonality Deposit, the Princeton Marriott at Forrestal Borrower has the option to deliver a letter of credit equal to the aggregate of the Monthly Seasonality Deposits for the calendar year.

Lockbox and Cash Management. The Princeton Marriott at Forrestal Mortgage Loan is structured with a hard lockbox and springing cash management. During the term of the Princeton Marriott at Forrestal Mortgage Loan term, provided that the Marriott manchise agreement remains in full force and effect, the Marriott Manager will collect all revenue generated by the Princeton Marriott at Forrestal Property, maintain the operating accounts, pay all other costs/fees/expenses due under and pursuant to the terms of the Marriott manchise agreement, and deposit into the lockbox all amounts payable to the Princeton Marriott at Forrestal Borrower pursuant to the Marriott manchise agreement. From and after the date that (i) the Marriott Manager, pursuant to the Marriott manchise agreement, elects not to maintain the operating accounts, (ii) the Marriott manchise agreement is no longer in full force and effect, or (iii) the Marriott manchise agreement with Marriott is replaced with a replacement franchise agreement or replacement manchise agreement, the Princeton Marriott at Forrestal Borrower is required to deposit or cause the property manager to deposit all revenue generated by the Princeton Marriott at Forrestal Property into the lockbox. Upon the occurrence and continuance of a Cash Management Trigger Event (as defined below), all sums on deposit in the lockbox account are required to be swept into a cash management account for the payment of, among other things, monthly escrows, debt service and property operating expenses pursuant to an annual approved budget, and the remaining amount, if any, will be swept (i) during the continuance of a PIP Trigger Event (as defined below), to a PIP account, provided, however, that if a PIP Trigger Event is solely caused by clause (v) of its definition below, the funds in the account will not exceed 120% of the estimated PIP work, (ii) during the continuance of a Cash Sweep Trigger Event (as defined below), to an excess cash flow account; provided, however, that if a Cash Sweep Trigger Event is solely caused by clause (iii) of its definition below and the debt service coverage ratio is equal to or greater than 1.40x, the funds in the account will not exceed $800,000, or (iii) if no PIP Trigger Event or Cash Sweep Trigger Event is then continuing, to an account designated by the Princeton Marriott at Forrestal Borrower.

A “Cash Management Trigger Event” will commence upon (i) the occurrence of an event of default under the Princeton Marriott at Forrestal Mortgage Loan documents and continue until such event of default is cured or waived, (ii) the occurrence of any bankruptcy action of the Princeton Marriott at Forrestal Borrower, the guarantor, or the Marriott Manager (or replacement) and continue until any such bankruptcy action is dismissed within 60 days of such filing, or in the case of the Marriott Manager (or replacement), the Marriott Manager (or replacement) is replaced with a qualified manager under a replacement agreement or the bankruptcy action is dismissed within 120 days of such filing, (iii) the date the debt service coverage ratio for the immediately

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100 College Road East Princeton, NJ 08540	Collateral Asset Summary – Loan No. 8 Princeton Marriott at Forrestal	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$24,000,000 63.3% 2.30x 17.1%

preceding 12-month period is less than 1.60x and continue until such time as the debt service coverage ratio for the immediately preceding 12-month period is at least 1.60x for two consecutive calendar quarters, (iv) an indictment for fraud or misappropriation of funds by the Princeton Marriott at Forrestal Borrower, guarantor, or the Marriott Manager (or replacement) or a director or an officer of the Princeton Marriott at Forrestal Borrower, guarantor, or the Marriott Manager (or replacement) related to the Princeton Marriott at Forrestal Property and continue until (a) the dismissal of the applicable indictment, (b) the acquittal of each applicable person with respect to the related charge(s) or (c) the Marriott Manager is replaced with a qualified manager under a replacement agreement, or (v) the occurrence of a PIP Trigger Event and continue until such event is cured.

A “Cash Sweep Trigger Event” will commence upon (i) the occurrence of an event of default under the Princeton Marriott at Forrestal Mortgage Loan documents and continue until such event of default is cured, (ii) the occurrence of any bankruptcy action of the Princeton Marriott at Forrestal Borrower, the guarantor, or the Marriott Manager (or replacement) and continue until any such bankruptcy action is dismissed within 60 days of such filing, or in the case of the Marriott Manager (or replacement), the Marriott Manager (or replacement) is replaced with a qualified manager under a replacement agreement or the bankruptcy action is dismissed within 120 days of such filing, or (iii) the date the debt service coverage ratio for the immediately preceding 12-month period is less than 1.60x and will continue until such time as the debt service coverage ratio for the immediately preceding 12-month period is at least 1.60x for three consecutive calendar quarters.

A “PIP Trigger Event” will commence upon (i) any franchisor or manager giving notice of its intention to terminate or cancel or not to extend or renew a franchise or manchise agreement, as applicable, (ii) the date that is 12 months prior to the expiration of a franchise agreement or 300 days prior to the expiration of a manchise agreement, as applicable, if the franchise or manchise agreement is not extended or renewed, (iii) the occurrence of an event of default by the Princeton Marriott at Forrestal Borrower, or franchisor under the franchise agreement or manager under the manchise agreement, as applicable, (iv) any bankruptcy action of any franchisor or manager under the franchise agreement or manchise agreement, as applicable, or (v) if any franchisor under a franchise agreement or manager under the manchise agreement, as applicable, requires the Princeton Marriott at Forrestal Borrower to perform or otherwise satisfy any PIP work, the earlier of (a) the date that is 12 months prior to the date any PIP work is scheduled to commence and (b) the date on which the Princeton Marriott at Forrestal Borrower and franchisor or manager, as applicable, finalize the budget and scope of the PIP work. A PIP Trigger Event will continue until, with regard to clause (i) above, the unconditional revocation or rescission of the termination or cancellation notice by the franchisor or manager, as applicable, or the applicable franchisor or manager is replaced with a replacement franchise agreement with a qualified franchisor or replacement manchise agreement with a qualified manager, with regard to clause (ii) above, the applicable franchisor or manager is replaced with a replacement franchise agreement with a qualified franchisor or replacement manchise agreement with a qualified manager, with regard to clause (iii) above, (a) relating to an event of default by the Princeton Marriott at Forrestal Borrower, such event of default is cured and is accepted by the lender and franchisor or manager, as applicable, or (b) relating to an event of default by the franchisor or manager, as applicable, such event of default is cured or the applicable franchisor or manager is replaced with a replacement franchise agreement with a qualified franchisor or replacement manchise agreement with a qualified manager, with regard to clause (iv) above, such bankruptcy action is dismissed within 120 days of such filing, or with regard to clause (v) above, (a) the completion of all PIP work to the satisfaction of the franchisor or manager under the franchise agreement or manchise agreement, as applicable, (b) the Princeton Marriott at Forrestal Borrower pays all costs and expenses and (c) the Princeton Marriott at Forrestal Borrower delivers to the lender evidence of the satisfaction of the foregoing conditions.

Additional Secured Indebtedness (not including trade debts). Not permitted.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Not permitted.

Terrorism Insurance. The Princeton Marriott at Forrestal Borrower is required to obtain and maintain property insurance, commercial general liability insurance, and business income or rental loss insurance that covers perils of terrorism and acts of terrorism, both foreign and domestic.

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4130 South New Braunfels Avenue San Antonio, TX 78223	Collateral Asset Summary – Loan No. 9 McCreless Market	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$20,475,000 56.9% 2.56x 12.7%

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4130 South New Braunfels Avenue San Antonio, TX 78223	Collateral Asset Summary – Loan No. 9 McCreless Market	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$20,475,000 56.9% 2.56x 12.7%

SOUTH NEW BRAUNFELS AVENUE
Inline
Vacant
Frost
PLACE
rue21
T-Mobile
bealls outlet
SHOE CARNIVAL
Marshalls
Rainbow
boostmobile
FUTURE PAD
DISCOUNT TIRE
IHOP
ups
H-E-B plus!
SOUTH GEVERS STREET

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4130 South New Braunfels Avenue San Antonio, TX 78223	Collateral Asset Summary – Loan No. 9 McCreless Market	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$20,475,000 56.9% 2.56x 12.7%

McCreless Market
4130 South New Braunfels Avenue
San Antonio, TX 78223
SAN ANTONIO
Downtown
Near East Side
Denver Heights
BEXAR COUNTY
Arena District
East Side
Hot Wells
Fort Sam Houston
Beacon Hill
Brooks City Base
Lucian Adams Frwy
José Lopez Frwy
PanAm Expwy
AMTRAK
San Antonio Intl. Airport 5 miles

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4130 South New Braunfels Avenue San Antonio, TX 78223	Collateral Asset Summary – Loan No. 9 McCreless Market	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$20,475,000 56.9% 2.56x 12.7%

Mortgage Loan Information				Mortgaged Property Information
Mortgage Loan Seller:	CIBC			Single Asset/Portfolio:	Single Asset
				Location:	San Antonio, TX 78223
				General Property Type:	Retail
Original Balance:	$20,475,000			Detailed Property Type:	Anchored
Cut-off Date Balance:	$20,475,000			Title Vesting:	Fee Simple
% of Initial Pool Balance:	3.2%			Year Built/Renovated:	1994, 2008, 2017, 2018/N/A
Loan Purpose:	Acquisition			Size:	171,477 SF
Borrower Sponsors:	Jeffrey Lindenberger; Todd Mason; J. Fred Baca; David Kayle; Zachary Kayle			Cut-off Date Balance per SF:	$119
				Maturity Date Balance per SF:	$119
Mortgage Rate:	4.7000%			Property Manager:	MLB Capital Partners Management Services L.L.C. (borrower-related)
Note Date:	11/29/2018
First Payment Date:	1/1/2019
Maturity Date:	12/1/2028
Original Term to Maturity:	120 months
Original Amortization Term:	0 months
IO Period:	120 months
Seasoning:	0 months
Prepayment Provisions:	LO (24); YM1 (94); O (2)
Lockbox/Cash Mgmt Status:	Springing/Springing
Additional Debt Type:	N/A
Additional Debt Balance:	N/A			Underwriting and Financial Information
Future Debt Permitted (Type):	No (N/A)			UW NOI:	$2,602,965
Reserves(1)				UW NOI Debt Yield:	12.7%
Type	Initial	Monthly	Cap	UW NOI Debt Yield at Maturity:	12.7%
RE Tax:	$47,766	$47,766	N/A	UW NCF DSCR:	2.56x
Insurance:	$23,727	$6,678	N/A	Most Recent NOI(2):	N/A
Replacements:	$50,000	Springing	$50,000	2nd Most Recent NOI(2):	N/A
TI/LC:	$500,000	Springing	$500,000	3rd Most Recent NOI(2):	N/A
Grandpa's Pizza TI:	$52,800	$0	N/A	Most Recent Occupancy:	96.6% (11/28/2018)
Luxx Nail Bar TI:	$46,000	$0	N/A	2nd Most Recent Occupancy(2):	N/A
Arby's TI:	$58,000	$0	N/A	3rd Most Recent Occupancy(2):	N/A
Taco Bell LC:	$23,000	$0	N/A	Appraised Value (as of):	$36,000,000 (10/17/2018)
Cinemark Lease Trigger:	$0	Springing	N/A	Cut-off Date LTV Ratio:	56.9%
Marshalls Lease Trigger:	$0	Springing	N/A	Maturity Date LTV Ratio:	56.9%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$20,475,000	62.3%	Purchase Price:	$30,750,000	93.6%
Borrower Equity:	$12,375,615	37.7%	Reserves:	$801,292	2.4%
			Closing Costs:	$1,299,323	4.0%
Total Sources:	$32,850,615	100.0%	Total Uses:	$32,850,615	100.0%

(1)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(2)	Prior to the McCreless Market Borrower’s (as defined below) acquisition of the McCreless Market Property (as defined below), it was owned and operated by a third party as part of a larger development and as such, historical NOI and occupancy is unavailable.

The Mortgage Loan. The ninth largest mortgage loan (the “McCreless Market Mortgage Loan”) is evidenced by a promissory note with an original principal balance of $20,475,000, which is secured by a first priority fee mortgage encumbering a 171,477 SF anchored retail property located in San Antonio, Texas (the “McCreless Market Property”). Proceeds of the McCreless Market Mortgage Loan, together with $12,375,615 in borrower equity, were used to purchase the McCreless Market Property, pay closing costs, and fund reserves.

The Borrower and the Borrower Sponsors. The borrower is McCreless Market, LLC (the “McCreless Market Borrower”), a single-purpose Delaware limited liability company. Jeffrey Lindenberger, Todd Mason, J. Fred Baca, David Kayle and Zachary Kayle are the non-recourse carveout guarantors and borrower sponsors of the McCreless Market Mortgage Loan. The McCreless Market Borrower is 100.0% owned by McCreless SC, LP which is 20.0% owned by the general partner, McCreless SC GP, LLC and 80.0% owned by limited partners. McCreless SC GP, LLC is owned 50.0% by MLB Capital Partners, LLC and 50.0% by Outlier Capital, LLC. MLB Capital Partners, LLC is owned 37.5% by Mr. Lindenberger, 37.5% by Mr. Mason and 25% by Mr. Baca. Outlier Capital, LLC is owned equally by David Kayle and Zachary Kayle.

Todd Mason, Jeffrey Lindenberger, and J. Fred Baca are principals at MLB Capital Partners, LLC with 80 years of collective real estate experience. MLB Capital Partners, LLC has a portfolio that includes office, retail and lifestyle properties. Todd Mason has 25 years of real estate experience as a principal

A-3-83

4130 South New Braunfels Avenue San Antonio, TX 78223	Collateral Asset Summary – Loan No. 9 McCreless Market	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$20,475,000 56.9% 2.56x 12.7%

and consultant with experience in land and investment sales, property acquisition, asset management, and brokerage. In December of 2012, Todd Mason sold his brokerage operation, Mason Partners, to Avison Young. Jeffrey Lindenberger has 13 years of commercial real estate experience. Jeffrey Lindenberger was a broker and shareholder with McDade, Smith, Gould, Johnston, Mason + Company from 2004 to 2010. Since 2004, Jeffrey Lindenberger and Todd Mason has closed more than $1 billion in transactions together. J. Fred Baca has over 40 years of commercial real estate experience, including as president of Colliers International in Houston from 2001 until 2009. David Kayle and Zachary Kayle are principals at Outlier Capital, LLC. David Kayle has over 30 years of real estate experience, including as director of real estate at HEB for 11 years until 2007. David Kayle also spent six years at Boxer Property in acquisitions.

The Property. The McCreless Market Property is a 171,477 SF anchored retail property located in San Antonio, Texas, within Bexar County, approximately 4.5 miles south of downtown San Antonio. The McCreless Market Property is anchored by Cinemark, Marshalls and Bealls and shadow anchored by an approximately 142,000 SF corporate-owned HEB Plus. The McCreless Market Property is situated on a 26.8-acre site with seven curb-cut access points, including two signalized intersections along South New Braunfels Avenue and direct access from and frontage along Highway 281 (Interstate 37) (125,797 vehicles per day), in addition to access and visibility along East South Cross (21,762 vehicles per day) and South New Braunfels Avenue (8,731 vehicles per day).

An affiliate of HEB, a family owned regional supermarket chain founded in 1905 with 340 stores in Texas and 55 in Mexico and 2017 sales of approximately $25 billion, purchased the retail development formerly known as McCreless Mall in 2006 with plans for a retail development anchored by its HEB Plus concept, a one-stop shop for groceries, electronics, toys, housewares, grilling and outdoor equipment, and party supplies. The completed development includes the McCreless Market Property and the following improvements which are not part of the collateral for the McCreless Market Mortgage Loan: (i) the HEB Plus store and its connected in-line spaces, (ii) a HEB gas station and (iii) a pad building occupied by Golden Chick. According to HEB, the grand opening of the HEB Plus location in August 2008 resulted in the single largest sales day and week for any store in HEB company history. The McCreless Market Borrower acquired the McCreless Market Property for $30,750,000 from the HEB affiliate at loan origination.

The McCreless Market Property was built in phases in 2008, 2017 and 2018 and also includes one pad building retained from the original development built in 1994. The McCreless Market Property consists of 5 one-story, multi-tenant buildings totaling 144,346 SF, one pad site with a 3,500 SF free-standing single tenant building, 5 pad sites ground leased to single-tenants totaling 22,785 SF and two vacant land parcels available for future pad sites, each approximately 0.80 acres. The total square footage at the McCreless Market Property of 171,477 SF also includes 846 SF of non-leasable space that does not have access to utilities. The McCreless Market Property includes 1,104 surface parking spots.

As of November 28, 2018, the McCreless Market Property is 96.6% leased to a diverse mix of 30 local, regional and national tenants (excludes a lease for zero SF to Via Bus for the municipality to have bus stop at the McCreless Market Property). The McCreless Market Property is anchored by a 10-screen Cinemark (17.7% of NRA, 16.7% of underwritten base rent), Marshalls (16.3% of NRA, 9.2% of underwritten base rent) and Bealls (15.4% of NRA, 8.0% of underwritten base rent). No other tenant comprises more than 4.8% of NRA. For the 2017 calendar year, Cinemark reported sales of $385,011 per screen (occupancy cost of 13.6%), Marshalls reported sales of $328 PSF (occupancy cost of 5.0%), and Bealls reported sales of $116 PSF (occupancy cost of 13.1%).

Major Tenants.

Cinemark (30,425 SF, 17.7% of NRA, 16.7% of underwritten base rent). Headquartered in Plano, TX, Cinemark (NYSE: CNK) operates 541 theaters with 6,014 screens in the United States and Latin America as of September 30, 2018. Cinemark has been a tenant at the McCreless Market Property since 2008 under a lease dated May 23, 2007. Prior to the construction of its existing premises, Cinemark (as successor to Santikos Theatres) had occupied space at the subject location but in a different space since 1990. On April 19, 2018, Cinemark extended its lease through October 31, 2023 and two 5-year options remain with no termination options. Cinemark reported sales in 2017 of $3,850,109 which equates to $127 PSF and a 13.6% occupancy cost compared to the national chain average of approximately $112 PSF.

Marshalls (28,000 SF, 16.3% of NRA, 9.2% of underwritten base rent). Marshalls is owned by the TJX Companies, Inc. (NYSE: TJX), the leading off-price apparel and home fashions retailer in the United States and worldwide. TJX Companies, Inc. offers a changing assortment of brand name and designer merchandise generally at discounted prices. TJ Maxx and Marshalls chains are collectively the largest off-price retailer in the United States with a total of 2,285 stores, which includes 1,062 Marshalls stores at the end of fiscal year 2018. Marshalls has been a tenant at the McCreless Market Property since 2008 under a lease dated December 21, 2007. On February 13, 2018, Marshalls extended its lease through August 31, 2023 and three 5-year options remain with no termination options. Marshalls reported sales in 2017 of $9,194,012 which equates to $328 PSF and a 5.0% occupancy cost. Marshalls’ reported sales has increased each year from 2014 to 2017.

Bealls (26,460 SF, 15.4% of NRA, 8.0% of underwritten base rent). Bealls is a chain of department stores owned by Stage Stores Inc. and headquartered in Houston, TX. Bealls specializes in retailing brand name apparel, accessories, cosmetics, footwear and housewares. Stages Stores operates approximately 800 stores across 42 states under the Bealls, Palais Royal, Peebles, Stage and Goody’s nameplates. Bealls has been a tenant at the McCreless Market Property since 2008 under a lease dated June 7, 2007. Prior to the construction of the existing premises, Bealls (as successor to Palais Royal, Inc.) had occupied space at the subject location but in a different space since 1995. On April 19, 2018, Bealls extended its lease through January 31, 2024 and one 5-year option remains with no termination options. Bealls reported sales in 2017 of $3,065,865 which equates to $116 PSF and a 13.1% occupancy cost compared to the national chain average of approximately $102 PSF.

A-3-84

4130 South New Braunfels Avenue San Antonio, TX 78223	Collateral Asset Summary – Loan No. 9 McCreless Market	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$20,475,000 56.9% 2.56x 12.7%

The following table presents a summary regarding the largest tenants at the McCreless Market Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(2)	Tenant SF	% of Collateral SF	Annual UW Rent	% of Annual UW Rent	Annual UW Rent PSF(3)	2017 Sales		Occ. Cost %(4)	Lease Expiration
							$	PSF
Anchor Tenants
Cinemark	NR/NR/BB	30,425	17.7%	$493,189	16.7%	$16.21	$3,850,109	$385,011(5)	13.6%	10/31/2023
Marshalls	NR/A2/A+	28,000	16.3%	$273,000	9.2%	$9.75	$9,194,012	$328	5.0%	8/31/2023
Bealls	NR/NR/NR	26,460	15.4%	$238,140	8.0%	$9.00	$3,065,865	$116	13.1%	1/31/2024
Total Anchor Tenants		84,885	49.5%	$1,004,329	33.9%	$11.83

Other Tenants(6)		80,686	47.1%	$1,956,836	66.1%	$24.25
Non-Leasable		846	0.5%	$0	0.0%	$0.00
Vacant		5,060	3.0%	$0	0.0%	$0.00
Total/Wtd. Avg.		171,477	100.0%	$2,961,165	100.0%	$17.88

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Wtd. Avg. Annual UW Rent PSF excludes non-leasable and vacant space.

(4)	Occ. Cost % is based on contractual rent and underwritten reimbursements divided by 2017 sales.

(5)	Sales PSF information for Cinemark represents sales per screen and is based on ten screens.

(6)	Includes Taco Bell, which has taken possession of its pad site and has commenced paying rent, but has not yet completed its build-out.

The following table presents historical sales information for major tenants at the McCreless Market Property:

Historical Sales Summary(1)
	2014 Sales			2015 Sales			2016 Sales			2017 Sales
Tenant	Sales ($)	Sales (PSF)	Occ. Cost(2)	Sales ($)	Sales (PSF)	Occ. Cost(2)	Sales ($)	Sales (PSF)	Occ. Cost(2)	Sales ($)	Sales (PSF)	Occ. Cost(2)
Cinemark(3)	$3,708,637	$370,864	14.1%	$3,822,413	$382,241	13.7%	$3,886,896	$388,690	13.4%	$3,850,109	$385,011	13.6%
Marshalls	$6,499,307	$232	7.1%	$7,441,487	$266	6.2%	$8,415,907	$301	5.5%	$9,194,012	$328	5.0%
Bealls	$3,859,110	$146	10.4%	$3,578,917	$135	11.2%	$3,185,457	$120	12.6%	$3,065,865	$116	13.1%
Shoe Carnival	$1,051,595	$128	19.8%	$2,203,859	$269	9.5%	$2,420,205	$295	8.6%	N/A	N/A	N/A
Rue 21	$958,800	$213	12.3%	$977,392	$217	12.0%	$976,317	$217	12.0%	N/A	N/A	N/A
Children’s Place	$1,209,602	$302	8.4%	$1,178,623	$294	8.6%	$1,325,417	$331	7.7%	$1,473,886	$368	6.9%
Taco Cabana	$3,581,996	$968	5.3%	$3,887,440	$1,051	4.9%	$4,100,077	$1,108	4.7%	$3,874,902	$1,047	4.9%
Eyemart Express	$1,251,098	$357	9.2%	$1,299,323	$371	8.8%	$1,382,005	$395	8.3%	N/A	N/A	N/A
Fantasy Nails	$395,743	$170	14.6%	N/A	N/A	N/A	N/A	N/A	N/A	$520,701	$224	11.1%
Great Clips	$351,817	$293	13.5%	$368,736	$307	12.9%	$354,857	296	13.4%	$408,745	$341	11.6%
Total/Wtd. Avg.(4)	$22,867,705	$234	9.7%	$24,758,190	$263	8.7%	$26,047,138	$279	8.3%	$22,388,220	$282	8.0%

(1)	Information is based on the underwritten rent roll.

(2)	Occ. Cost is based on contractual rent and underwritten reimbursements divided by the respective year’s reported sales.

(3)	Sales (PSF) information for Cinemark represents sales per screen and is based on ten screens.

(4)	Wtd. Avg. Sales (PSF) excludes Cinemark, which shows Sales PSF information as sales per screen.

A-3-85

4130 South New Braunfels Avenue San Antonio, TX 78223	Collateral Asset Summary – Loan No. 9 McCreless Market	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$20,475,000 56.9% 2.56x 12.7%

The following table presents certain information relating to the lease rollover at the McCreless Market Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	UW Base Rent PSF Rolling(3)	Total UW Base Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2018	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2019	5	14,672	8.6%	8.6%	$24.92	$365,680	12.3%	12.3%
2020	1	4,500	2.6%	11.2%	$18.50	$83,250	2.8%	15.2%
2021	3	7,538	4.4%	15.6%	$19.12	$144,156	4.9%	20.0%
2022	1	3,700	2.2%	17.7%	$50.54	$186,990	6.3%	26.3%
2023	11	79,891	46.6%	64.3%	$15.93	$1,272,647	43.0%	69.3%
2024	2	29,260	17.1%	81.4%	$10.72	$313,740	10.6%	79.9%
2025	2	4,825	2.8%	84.2%	$19.10	$92,138	3.1%	83.0%
2026	0	0	0.0%	84.2%	$0.00	$0	0.0%	83.0%
2027	0	0	0.0%	84.2%	$0.00	$0	0.0%	83.0%
2028	3	10,885	6.3%	90.5%	$31.01	$337,564	11.4%	94.4%
2029 & Beyond	2	10,300	6.0%	96.6%	$16.02	$165,000	5.6%	100.0%
Non-Leasable	0	846	0.5%	97.0%	$0.00	$0	0.0%	100.0%
Vacant	0	5,060	3.0%	100.0%	$0.00	$0	0.0%	100.0%
Total/Wtd. Avg.	30	171,477	100.0%		$17.88	$2,961,165	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration date of the subject lease or leases which are not considered in the lease rollover schedule.
(3)	Wtd. Avg. UW Base Rent PSF Rolling excludes non-leasable and vacant space.

The Market. The McCreless Market Property is located in San Antonio, Texas. According to the appraisal, San Antonio is the seventh largest city by population (within the city limits) in the nation and is the center of economic activity for the South Texas area. San Antonio, the county seat of Bexar County, is located 150 miles north of the Mexico border, 70 miles south of Austin, 190 miles west of Houston and 250 miles south of Dallas. San Antonio lies within an eight-county area known as the San Antonio metropolitan statistical area (“San Antonio MSA”). As of 2015, the San Antonio MSA had a population of approximately 2.38 million. The San Antonio MSA experienced significant population growth over the last several decades, with increases of 21.7% between 1980 and 1990, 20.2% between 1990 and 2000, and 20.1% between 2000 and 2010. The San Antonio MSA benefits from a diverse array of major industries including tourism, insurance, healthcare/biotechnology, military, telecommunications/telemarketing, and oil.

The neighborhood area surrounding the McCreless Market Property is suburban in nature with a mixture of commercial/retail, multi-family residential, and special purpose developments along major arteries, and single-family developments along secondary arteries. The neighborhood area has experienced limited growth in commercial and residential developments over the past several years, as much of the area has long-standing developments. The main anchor in this area of San Antonio is the retail development of which the McCreless Market Property is a part of as well as The Republic Golf Club in the southern portion of the surrounding neighborhood.

Property uses immediately surrounding the McCreless Market Property include a retail power center anchored by Dollar Tree to the north and single-family residences to the east, west and south. To the immediate northeast of the McCreless Market Property is the retail development anchored by HEB Plus that shadow anchors the McCreless Market Property. The majority of the commercial development in the neighborhood area lies along South New Braunfels Avenue and Goliad Road. These developments mainly consist of free-standing restaurants, smaller strip-retail developments, and smaller in-line retail developments. The McCreless Market Property is one of the newest retail developments in the area and is the only large retail center of its kind in the neighborhood area. According to a third party market research report, the 2018 estimated population within a one-, three-, and five-mile radius of the McCreless Market Property is 18,660, 119,094 and 279,301, respectively. The 2018 estimated average household income within the same radii was $44,983, $46,739, and $46,375, respectively.

According to a third party market research report, the McCreless Market Property is located within the San Antonio retail market, which contained approximately 133.4 million SF of retail space as of the third quarter of 2018. The San Antonio retail market reported a vacancy rate of 3.7% with an average rental rate of $15.97 PSF as of the third quarter of 2018. According to a third party market research report, the McCreless Market Property is located within the South retail submarket, which contained approximately 16.7 million SF of retail space as of the third quarter of 2018. The South retail submarket reported a vacancy rate of 2.6% with an average rental rate of $14.06 PSF.

The appraisal surveyed comparable leases in the area and concluded to the following market rents at the McCreless Market Property: (i) $25.00 PSF NNN for EyeMart, (ii) $28.00 PSF NNN for small in-line tenants (< 3,000 SF), (iii) $18.50 PSF NNN for large in-line tenants (> 3,000 SF), (iv) $9.50 PSF NNN for anchor tenants and (v) $16.20 PSF base year for the movie theater tenant. The appraiser concluded to a stabilized vacancy and credit loss of 5.0%.

A-3-86

4130 South New Braunfels Avenue San Antonio, TX 78223	Collateral Asset Summary – Loan No. 9 McCreless Market	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$20,475,000 56.9% 2.56x 12.7%

The following tables presents recent leasing data at competitive retail properties with respect to the McCreless Market Property:

Comparable Retail Leases
Property Name/ Location	Year Built/ Renovated	Size (SF)	Tenant Type	Tenant Name	Lease Size (SF)	Lease Date	Lease Term (Years)	Rent PSF (NNN)
McCreless Market San Antonio, TX	1994, 2008, 2017, 2018/N/A	171,477(1)	Movie Theater Anchor In-Line > 3,000 SF In-Line < 3,000 SF	Cinemark(1) Marshalls, Bealls Various Various	30,425(1) 26,460-28,000 Various Various	2008 2008 Various Various	15 15-15.75 Various Various	$16.21(1) $9.00-$9.75 $17.50-$25.00 $17.00-$31.75
Studio Movie Grill Lewisville, TX	1997/2007	35,278	Movie Theater	Studio Movie Grill	35,278	2007	20	$13.00
Regal Cinemas Fort Worth, TX	1996/2015	50,766	Movie Theater	Regal Cinemas	50,766	2015	15	$14.77
Cinemark Movie Theater San Antonio, TX	1988/N/A	44,904	Movie Theater	Cinemark	44,904	1998	20	$9.66
Creekside Cinemas New Braunfels, TX	2010/N/A	45,324	Movie Theater	Creekside Cinemas	45,324	2012	20	$17.00
Crosstowne Mercado San Antonio, TX	1975/N/A	203,033	Anchor In-Line	Goodwill Payless Shoe	18,068 3,000	2018 2010	10 10	$13.00 $20.40
Bandera Oak Plaza San Antonio, TX	1984/2017	99,151	Anchor	Conn’s	39,222	2017	10	$8.25
Ingram Festival Shopping Center San Antonio, TX	1995/N/A	196,772	Anchor	Forever 21 Red	22,253	2016	10	$13.25
Huebner Commons San Antonio, TX	2015/N/A	8,824	In-Line	N/A	2,206	2016	5	$28.00
Mattress Firm San Antonio, TX	2015/N/A	3,920	In-Line	Mattress Firm	3,920	2015	11	$36.00
Hausman Village San Antonio, TX	2007/N/A	42,820	In-Line	N/A	3,002	2018	5	$24.00
Additional In-Line Retail San Antonio, Texas	N/A/N/A	N/A	In-Line In-Line	Ulta Salon Dress Barn	12,600 8,500	2014 2018	10 4	$20.00 $19.25

Source: Appraisal

(1)	Based on the underwritten rent roll.

Comparable Retail Ground Leases
Property Name/ Location	Year Built	Tenant Type	Tenant Name	Lease Size (Land SF)	Lease Size (Building SF)	Lease Date	Lease Term (Years)	Rent PSF (Land)
McCreless Market San Antonio, TX	1994, 2008, 2017, 2018	Ground Lease	Discount Tire(1), Chick-Fil-A, Frost Bank, Taco Cabana, Taco Bell	41,486-66,224	3,000-7,300(1)	Various	Various	$1.31-$4.16
Texas Dow Employees Credit Union Dickinson, TX	N/A	Ground Lease	Texas Dow Employees Credit Union	60,113	2,362	N/A	29	$2.46
Compass Bank San Antonio, TX	1997	Ground Lease	Compass Bank	39,204	3,087	N/A	N/A	$1.45
Natural Grocers Corpus Christi, TX	N/A	Ground Lease	Natural Grocers	66,211	N/A	N/A	15	$4.62
Nicha’s Restaurant San Antonio, TX	N/A	Ground Lease	Nicha’s Restaurant	50,268	N/A	N/A	N/A	$1.67
BJ’s Restaurant McAllen, TX	N/A	Ground Lease	BJ’s Restaurant	75,185	N/A	N/A	20	$4.18
Advance Auto Parts San Marcos, TX	N/A	Ground Lease	Advance Auto Parts	33,541	N/A	2016	15	$3.92
Chase Bank San Antonio, TX	2006	Ground Lease	Chase Bank	42,776	4,381	N/A	20	$4.79
McDonald’s Brownsville, TX	N/A	Ground Lease	McDonald’s	33,106	N/A	N/A	20	$2.29
Harlingen Corners Harlingen, TX	2008	Ground Lease Ground Lease	Logan’s Roadhouse CEC Entertainment	70,567 80,555	N/A N/A	N/A N/A	20 10	$1.84 $1.37

Source: Appraisal

(1)	Based on the underwritten rent roll.

A-3-87

4130 South New Braunfels Avenue San Antonio, TX 78223	Collateral Asset Summary – Loan No. 9 McCreless Market	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$20,475,000 56.9% 2.56x 12.7%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the McCreless Market Property:

Cash Flow Analysis(1)
	2015	2016	2017	TTM	UW	UW PSF
Rents In Place(2)	N/A	N/A	N/A	N/A	$2,961,165	$17.27
Vacant Rent(3)	N/A	N/A	N/A	N/A	$141,680	$0.83
Total Recoveries(4)	N/A	N/A	N/A	N/A	$889,177	$5.19
Vacancy & Credit Loss(5)	N/A	N/A	N/A	N/A	($199,601)	($1.16)
Other Income(6)	N/A	N/A	N/A	N/A	$6,200	$0.04
Effective Gross Income	N/A	N/A	N/A	N/A	$3,798,621	$22.15
Total Expenses	N/A	N/A	N/A	N/A	$1,195,657	$6.97
Net Operating Income	N/A	N/A	N/A	N/A	$2,602,965	$15.18
Capital Expenditures	N/A	N/A	N/A	N/A	$19,788	$0.12
TI/LC	N/A	N/A	N/A	N/A	$89,168	$0.52
Net Cash Flow	N/A	N/A	N/A	N/A	$2,494,008	$14.54

Occupancy %	N/A	N/A	N/A	N/A	95.0%
NOI DSCR	N/A	N/A	N/A	N/A	2.67x
NCF DSCR	N/A	N/A	N/A	N/A	2.56x
NOI Debt Yield	N/A	N/A	N/A	N/A	12.7%
NCF Debt Yield	N/A	N/A	N/A	N/A	12.2%

(1)	Prior to the McCreless Market Borrower’s acquisition of the McCreless Market Property, it was owned and operated by a third party as part of a larger development and as such, no historical NOI or occupancy is available.

(2)	Rents in Place is based on leases in place including rent steps for Bealls (February 2019), FastMed (November 2019), T-Mobile (February 2019) and Arby’s (September 2019).

(3)	Vacant Rent is based on the appraisal’s concluded market rent.

(4)	Total Recoveries is based on the contractual leases in-place which are triple net reimbursement structures, except for Cinemark which reimburses over a base year. Eligible expenses include real estate taxes, property insurance and CAM. Most tenants also pay an administrative fee equal to 10% or 15%.

(5)	UW Vacancy & Credit Loss is based on the appraiser’s concluded vacancy and credit loss of 5% which is higher than the in-place economic vacancy.

(6)	Other Income is based on the appraiser’s conclusions which consists of pylon signage income.

Escrows and Reserves. The McCreless Market Borrower deposited into escrow at origination (i) $47,766 for annual estimated real estate taxes, (ii) $23,727 for annual insurance premiums, (iii) $50,000 for replacements and (iv) $500,000 for tenant improvement and leasing commissions (“TI/LC”). The McCreless Market Borrower is required to escrow monthly (i) 1/12 of the annual estimated tax payments, (ii) 1/12 of the annual estimated insurance premiums, (iii) approximately $2,143 for replacements, subject to a cap of $50,000 and (iv) approximately $14,290 for TI/LCs, subject to a cap of $500,000. In addition, at loan origination, the McCreless Market Borrower deposited (i) $52,800, $46,000 and $58,000 into reserve accounts for tenant improvement obligations owed to Grandpa’s Pizza, Luxx Nail Bar and Arby’s, respectively, and (ii) $23,000 for leasing commissions owed for the Taco Bell lease.

During the occurrence and continuation of a Cinemark Lease Trigger Period (as defined below), excess cash will be deposited into a reserve, the “Cinemark Lease Trigger Reserve” to be held for leasing costs for the Cinemark space. During the occurrence and continuation of a Marshalls Lease Trigger Period (as defined below), excess cash will be deposited into a reserve, the “Marshalls Lease Trigger Reserve” to be held for leasing costs for the Marshalls space.

Lockbox and Cash Management. The McCreless Market Mortgage Loan has a springing lockbox with springing cash management upon the commencement of a Cash Management Period (as defined below). Upon the first occurrence of a Cash Management Period, the McCreless Market Borrower is required to establish a lockbox and direct tenants, pursuant to tenant direction letters, to deposit all rents and other amounts due under their respective leases directly into the lockbox. During any Cash Management Period, funds in the lockbox will be applied on each monthly payment date in the order set forth in the McCreless Market Mortgage Loan agreement to pay debt service on the McCreless Market Mortgage Loan, to fund the required reserves deposits as described above under “Escrows and Reserves”, to pay monthly operating expenses and capital expenses referenced in the annual budget approved by the lender, to pay extraordinary operating expenses approved by the lender, and to disburse the remainder to an account to be held by the lender (during the continuance of a (i) Cinemark Lease Trigger Period, to a reserve held by the lender for re-tenanting the Cinemark space or (ii) Marshalls Lease Trigger Period, to a reserve held by the lender for re-tenanting the Marshalls space) as additional security for the McCreless Market Mortgage Loan. If during the continuance of a Cash Management Period an event of default exists under the McCreless Market Mortgage Loan, the lender may apply the amounts in the lockbox in any order or manner in its sole discretion.

A “Cash Management Period” will commence upon the occurrence of (i) an event of default under the McCreless Mortgage Loan documents and will continue until such event of default has been cured and such cure has been accepted by the lender; (ii) the debt service coverage ratio (based on a 30-year amortization) being less than 1.15x and will continue until the debt service coverage ratio (based on a 30-year amortization) is at least 1.20x for two consecutive calendar quarters; (iii) the commencement of a Cinemark Lease Trigger Period and will continue until the Cinemark Lease Trigger Period has ended; or (iv) the commencement of a Marshalls Lease Trigger Period and will continue until the Marshalls Lease Trigger Period has ended.

A “Cinemark Lease Trigger Period” will commence upon the occurrence of (i) Cinemark, any direct or indirect parent of Cinemark or any guarantor of Cinemark’s lease filing for bankruptcy; (ii) Cinemark surrendering, canceling or terminating its lease prior to its then current expiration date; (iii) the date that is six months prior to Cinemark’s then-current lease expiration date or Cinemark failing to exercise the next renewal or extension option contained in the Cinemark lease prior to the deadline for Cinemark to do so; or (iv) Cinemark going dark, vacating its premises or giving notice that it intends to discontinue its business at its premises. A Cinemark Lease Trigger Period will continue until (A) in the case of clause (i) above, either (a) such bankruptcy

A-3-88

4130 South New Braunfels Avenue San Antonio, TX 78223	Collateral Asset Summary – Loan No. 9 McCreless Market	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$20,475,000 56.9% 2.56x 12.7%

has terminated and Cinemark’s lease has been affirmed, assumed or assigned in a manner reasonably satisfactory to the lender, or (b) at least 75% of Cinemark’s leased premises is leased to a replacement tenant and the tenant is in occupancy of its premises, paying full, unabated rent, and all landlord obligations have been performed (together, a “Cinemark Lease Retenanting Event”); (B) in the case of clause (ii) above, the occurrence of a Cinemark Lease Retenanting Event; (C) in the case of clauses (iii) above, either (a) the occurrence of a Cinemark Lease Retenanting Event, or (b) the renewal or extension of the Cinemark lease on terms reasonably acceptable to the lender; or (D) in the case of clause (iv) above, either (a) the occurrence of a Cinemark Lease Retenanting Event, or (b) Cinemark re-opens for business with the public in substantially all of its space for not less than 60 consecutive days, the Cinemark lease is in full force and effect under the same terms and conditions as when it went dark, and Cinemark is not in default under its lease; or (E) in the case of clause (i), (ii), (iii) and (iv) above, the date on which the aggregate amount of funds in the Cinemark Lease Trigger Reserve and the TI/LC reserve is equal to $912,750, provided, however, that if the Cinemark space has been leased to one or more leases, which, in aggregate, require the McCreless Market Borrower to incur leasing costs which, in the lender’s determination, exceed $912,750.

A “Marshalls Lease Trigger Period” will commence upon the occurrence of any of the following if a Cinemark Lease Trigger Period occurs and is continuing: (i) Marshalls, any direct or indirect parent of Marshalls or any guarantor of Marshalls’ lease filing for bankruptcy; (ii) Marshalls surrendering, canceling or terminating its lease prior to its then current expiration date; (iii) Marshalls failing to exercise the next renewal or extension option contained in the Marshalls lease prior to the deadline for Marshalls to do so; or (iv) Marshalls going dark, vacating its premises or giving notice that it intends to discontinue its business at its premises. A Marshalls Lease Trigger Period will continue until (A) in the case of clause (i) above, either (a) such bankruptcy has terminated and Marshalls’ lease has been affirmed, assumed or assigned in a manner reasonably satisfactory to the lender, or (b) at least 75% of Marshalls’ leased premises is leased to a replacement tenant and the tenant is in occupancy of its premises, paying full, unabated rent, and all landlord obligations have been performed (together, a “Marshalls Lease Retenanting Event”); (B) in the case of clause (ii) above, the occurrence of a Marshalls Lease Retenanting Event; (C) in the case of clauses (iii) above, either (a) the occurrence of a Marshalls Lease Retenanting Event, or (b) the renewal or extension of the Marshalls lease on terms reasonably acceptable to the lender; or (D) in the case of clause (iv) above, either (a) the occurrence of a Marshalls Lease Retenanting Event, or (b) Marshalls re-opens for business with the public in substantially all of its space for not less than 60 consecutive days, the Marshalls lease is in full force and effect under the same terms and conditions as when it went dark, and Marshalls is not in default under its lease; or (E) in the case of clause (i), (ii), (iii) and (iv) above, the date on which the aggregate amount of funds in the Marshalls Lease Trigger Reserve and the TI/LC reserve is equal to $840,000, provided, however, that if the Marshalls space has been leased to one or more leases, which, in aggregate, require the McCreless Market Borrower to incur leasing costs which, in the lender’s determination, exceed $840,000.

Additional Secured Indebtedness (not including trade debts). Not permitted.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. The McCreless Market Borrower may obtain a release of any of six pad site parcels and two vacant land parcels from the lien of the McCreless Market Mortgage Loan, subject to prepayment lockout and yield maintenance provisions, by prepaying a portion of the McCreless Market Mortgage Loan equal to the greater of (x) 110% of the allocated loan amount of the parcel to be released, or (y) 100% of the net sales proceeds of such release parcel, and subject to terms and conditions set forth in the McCreless Market Mortgage Loan documents, including but not limited to: (i) the DSCR of the remaining McCreless Market Property after giving effect to such release is at least the greater of (x) 1.96x and (y) the aggregate DSCR for all of the McCreless Market Property immediately prior to such sale; (ii) the LTV of the remaining McCreless Market Property after giving effect to such release is no more than the lesser of (x) 56.88% and (y) the aggregate LTV for all of the McCreless Market Property immediately prior to such release; (iii) delivery of a rating agency confirmation; (iv) delivery of a REMIC opinion; and (v) no event of default under the McCreless Market Mortgage Loan is continuing.

Terrorism Insurance. The McCreless Market Borrower is required to obtain and maintain property insurance, commercial general liability insurance, and business income or rental loss insurance that covers perils of terrorism and acts of terrorism, both foreign and domestic.

A-3-89

Various Olympia, WA 98502	Collateral Asset Summary – Loan No. 10 Woodbury & Cyrene	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$19,000,000 64.2% 1.45x 7.8%

A-3-90

Various Olympia, WA 98502	Collateral Asset Summary – Loan No. 10 Woodbury & Cyrene	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$19,000,000 64.2% 1.45x 7.8%

Woodbury & Cyrene
1 Woodbury Crossing Olympia, WA
2 Cyrene Duplexes Olympia, WA
Totten Inlet
Squaxin Passage
Nisqually Reach
Anderson Island
Boston Harbor
81st Ave NE
Zangle Rd NE
Libby Rd NE
Henderson Inlet
Johnson Point Rd
63rd Ave NE
Hogum Bay
Tolmie State Park
Fry Cove County Park
Eld Inlet
Budd Inlet
Marvin Rd NE
Hawks Prairie Rd
36th Ave NE
Olympia Country & Golf Club
The Evergreen State College
Priest Point Park
Thurston County
Tacoma 22 miles
Division St
S Bay Rd NE
26th Ave
Britton Pkwy
Evergreen Pkwy NW
Cooper Point Rd
Grass Lake Park
E. Bay Dr.
Providence St Peter Hospital
Hawks Prairie Village Mall
Martin Way
Mud Bay Rd
Capital Village Shopping Ctr.
Historic District
Steilacoom Rd
Capital Mall
State Capitol
Downtown Olympia
St. Martin's University
Tanglewilde
South Sound Center
Regional Athletic Complex
Capital Medical Ctr.
Deschutes Pkwy
18th Ave
OLYMPIA
Marvin Rd
Capitol State Forest
Delphi Rd
South Puget Sound Comm. College
Watershed Trail Park
Ruddell Rd
Chambers Lake
Hicks Lake
Long Lake
Tumwater Hill Park
North St
Black Lake Blvd
Boulevard Rd
College St SE
Lacey
Black Hills
54th Ave SW
Tumwater Valley Golf Course
Henderson Blvd
Yelm Hwy
Mullen Rd SE
Tumwater
Amtrak
Capitol City Golf Club
Patterson Lake
Black Lake
Israel Rd
Centennial Amtrak
Yelm Hwy
Rich Rd
Olympia Regional Airport
Old Hwy 99
88th Ave
93rd Ave SE
Littlerock Rd SW
Delphi Rd
McCorkle Rd SE
Millersylvania State Park
Littlerock
128th Ave SE
Maytown
Portland 105 miles
Vancouver
British Columbia
Nanaimo
Surrey
Richmond
Abbotsford
Canada
U.S.
Bellingham
Victoria
Marysville
Port Angeles
Everett
Seattle
Bremerton
Bellevue
Washington
Spokane
Boston
Kent
Coeur d'Alene
Olympia
Tacoma
Pacific Ocean
Yakima
Lewiston
Richland
Pasco
Kennewick
Longview
Vancouver
Portland
Oregon
Beaverton
Gresham

A-3-91

Various Olympia, WA 98502	Collateral Asset Summary – Loan No. 10 Woodbury & Cyrene	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$19,000,000 64.2% 1.45x 7.8%

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	GACC			Single Asset/Portfolio:	Portfolio
				Location:	Olympia, WA 98502
				General Property Type:	Multifamily
Original Balance:	$19,000,000			Detailed Property Type:	Garden
Cut-off Date Balance:	$19,000,000			Title Vesting:	Fee Simple
% of Initial Pool Balance:	2.9%			Year Built/Renovated:	Various/N/A
Loan Purpose:	Refinance			Size:	82 Units
Borrower Sponsors:	Ronald D. Newman; L. Brandon Smith			Cut-off Date Balance per Unit:	$231,707
Mortgage Rate:	5.2180%			Maturity Date Balance per Unit:	$231,707
Note Date:	11/6/2018			Property Manager:	Milestone Investment Properties, LLC
First Payment Date:	12/6/2018
Maturity Date:	11/6/2028
Original Term to Maturity:	120 months			Underwriting and Financial Information
Original Amortization Term:	0 months			UW NOI:	$1,476,415
IO Period:	120 months			UW NOI Debt Yield:	7.8%
Seasoning:	1 month			UW NOI Debt Yield at Maturity:	7.8%
Prepayment Provisions:	LO (25); DEF (90); O (5)			UW NCF DSCR:	1.45x
Lockbox/Cash Mgmt Status:	Springing/Springing			Most Recent NOI(2):	$1,105,173 (10/31/2018 TTM)
Additional Debt Type:	N/A			2nd Most Recent NOI(2):	$759,606 (12/31/2017)
Additional Debt Balance:	N/A			3rd Most Recent NOI(2):	N/A
Future Debt Permitted (Type):	No (N/A)			Most Recent Occupancy(2):	96.3% (10/31/2018)
Reserves(1)				2nd Most Recent Occupancy(2):	N/A
Type	Initial	Monthly	Cap	3rd Most Recent Occupancy(2):	N/A
RE Tax:	$35,034	$17,517	N/A	Appraised Value (as of):	$29,580,000 (9/20/2018)
Insurance:	$4,330	$2,165	N/A	Cut-off Date LTV Ratio:	64.2%
Replacements:	$0	$1,708	$41,000	Maturity Date LTV Ratio:	64.2%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$19,000,000	100.0%	Loan Payoff:	$16,540,410	87.1%
			Reserves:	$39,364	0.2%
			Closing Costs:	$531,752	2.8%
			Return of Equity:	$1,888,474	9.9%
Total Sources:	$19,000,000	100.0%	Total Uses:	$19,000,000	100.0%

(1)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(2)	The Woodbury Crossing property was built between 2017 and 2018, with the first units delivered in June of 2017 and the subsequent constructed units leased in phases thereafter. As of October 31, 2018, all units were delivered and the occupancy at the Woodbury Crossing property was 94.2%.

The Mortgage Loan. The tenth largest mortgage loan (the “Woodbury & Cyrene Mortgage Loan”) is evidenced by a promissory note with an original principal balance of $19,000,000, secured by a first priority fee mortgage encumbering a portfolio of two garden multifamily properties known as Woodbury & Cyrene located in Olympia, Washington (collectively, the “Woodbury & Cyrene Property”). The proceeds of the Woodbury & Cyrene Mortgage Loan were used to refinance the Woodbury & Cyrene Property, pay closing costs, fund reserves and return equity to the borrower sponsors.

The Borrower and the Borrower Sponsors. The borrower for the Woodbury & Cyrene Mortgage Loan is Woodbury Crossing 2, LLC, (the “Woodbury & Cyrene Borrower”) a single purpose Delaware limited liability company structured to be bankruptcy-remote with one independent director. The borrower sponsors and non-recourse carveout guarantors for the Woodbury & Cyrene Mortgage Loan are Ronald D. Newman and L. Brandon Smith, both managing members of The Milestone Companies, which was formed in 2005 and focuses on the ownership and operation of residential properties in the Puget Sound area. Including the Woodbury & Cyrene Property, the borrower sponsors have over 500 units under management. Ronald D. Newman was subject to a Chapter 7 bankruptcy and to a cease and desist order by, and consent order with, State of Washington securities regulators. See
“Description of the Mortgage Pool—Litigation and Other Considerations” and “—Default History, Bankruptcy Issues and Other Proceedings”.

The Properties. The Woodbury & Cyrene Property is comprised of the Woodbury Crossing property and the Cyrene Duplexes property, each recently developed in 2017-2018 and 2016, respectively. The Woodbury Crossing property is located at 530 Greenwood Drive Southwest, Olympia, Washington just north of US-101, and the Cyrene Duplexes property is located approximately two miles northeast at 2602-2624 Tranquil Avenue Northwest, 1500 Cyrene Drive Southwest, and 2603-2621 and 2600-2620 Halcyon Drive Northwest, Olympia, Washington. The total unit mix consists of 20 two-bedroom units, 48 three-bedroom units, and 14 four-bedroom units. As of October 31, 2018, the Woodbury & Cyrene Property was 96.3% occupied.

The Woodbury & Cyrene Borrower purchased the Woodbury Crossing property vacant land in February 2016 for $1,500,000 and subsequently developed the improvements for approximately $15,395,000. In May 2015, the Woodbury & Cyrene Borrower purchased the Cyrene Duplexes vacant land and

A-3-92

Various Olympia, WA 98502	Collateral Asset Summary – Loan No. 10 Woodbury & Cyrene	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$19,000,000 64.2% 1.45x 7.8%

subsequently developed the Cyrene Duplexes property for approximately $8,348,000, resulting in a total cost basis for the Woodbury & Cyrene Property of $23,743,000 ($289,549 per unit).

Woodbury Crossing. The Woodbury Crossing property is a 52-unit newly constructed multifamily property consisting of a mix of two-story triplex style buildings and two-story attached townhouse buildings located in Olympia, Washington. The Woodbury Crossing property is Phase I of a larger 180-unit multifamily complex currently being developed across approximately 9.7 acres on six lots. Complex amenities will be included in Phase II development and will be comprised of a leasing office, clubhouse building containing a great room, restrooms and fitness room, swimming pool, playground and picnic area. Easements are in place that grant the Woodbury Crossing property access to all the amenities. Unit amenities include open concept floor plans with eating bars, fully equipped kitchens with stainless steel appliances, walk-in pantries in most units with the remainder having pantry closets and walk-in closets in the master bedrooms. All units also have private decks or patios, as well as washers and dryers in-unit. Phase II is expected to compete with the Woodbury Crossing property. The loan agreement provides that with respect to any multi-family apartment project constructed by the non-recourse carveout guarantors or their affiliates within any past or future phase of Woodbury Crossing ("Affiliate Property"), neither Woodbury & Cyrene Borrower, guarantor nor their affiliates may (i) solicit any tenant to lease space at any Affiliate Property if such leasing of space would result in such tenant vacating its space at the Woodbury Crossing property, or (ii) offer any units at any Affiliate Property at lower rental rates or with greater concessions than are offered for comparable units at the Woodbury Crossing property.

Woodbury Crossing
Unit Type	No. of Units	% of Total Units	Avg. Unit Size (SF)	Total Occupied Units	Occupancy (%)	Avg. Monthly Rent per Unit	Total Size (SF)
2BR/2BA	11	21.2%	1,040	10	90.9%	$1,810	11,443
2BR/2.5BA	9	17.3%	1,126	7	77.8%	$1,900	10,134
3BR/2.5BA	32	61.5%	1,639	32	100.0%	$1,974	52,446
Total/Wtd. Avg.	52	100.0%	1,424	49	94.2%	$1,930	74,023

Cyrene Duplexes. The Cyrene Duplexes property is a 30-unit newly constructed multifamily property consisting of two-story townhouse buildings located in Olympia, Washington. All units feature open kitchen concepts with wood cabinets, granite countertops and tile backsplash, washers and dryers in-unit. In addition, each unit includes a two-car garage and an outdoor patio. The three-bedroom units have three bedrooms and two and a half bathrooms including master with ensuite bathroom and laundry room on the second floor. The four-bedroom units have four bedrooms and two and a half bathrooms including master with ensuite bathroom and laundry room on the second floor. The unit mix at the Woodbury Crossing property is detailed below.

Cyrene Duplexes
Unit Type	No. of Units	% of Total Units	Avg. Unit Size (SF)	Total Occupied Units	Occupancy (%)	Avg. Monthly Rent per Unit	Total Size (SF)
3BR/2.5BA	16	53.3%	1,780	16	100.0%	$1,921	28,480
4BR/2.5BA	14	46.7%	2,200	14	100.0%	$2,089	30,800
Total/Wtd. Avg.	30	100.0%	1,976	30	100.0%	$2,000	59,280

The Market. The Woodbury Crossing property and Cyrene Duplexes property are located approximately three miles northwest and five miles northwest, respectively, of the Olympia CBD. The Woodbury & Cyrene Property benefits from its close proximity to US-101 (daily traffic count of 54,000 vehicles), a major northwest/southeast thoroughfare that intersects with Interstate 5 providing additional access north to Seattle or south to Portland. The prominent shopping center in the area, Capital Mall, is located 1.1 and 0.8 miles from the Woodbury Crossing property and Cyrene Duplexes property, respectively. Capital Mall features tenants such as Old Navy, GNC, REI, Total Wine, Chipotle, Chuck E. Cheese’s, JCPenney, Dick’s Sporting Goods, and Best Buy. Within the same shopping center is a Century Multiplex Cinema movie theater, Target, and many other national retailers and restaurants. Additional amenities in the immediate area include Yauger Park, green space with amenities such as a playground, skateboard area, horseshoe pits and athletic fields and the Grass Lake Nature Reserve, a wetland wildlife preserve and education center with hundreds of species of native plants and animals. The Woodbury & Cyrene Property is within 2.0 miles of the local elementary, middle, and high schools. The Olympia population and median household income is 52,307 and $60,971, respectively.

According to the appraisal, the Woodbury & Cyrene Property is part of the Olympia multifamily market, which consists of 8,879 units across 259 properties. As of the second quarter of 2018, the vacancy rate was 2.9%, with a five-year vacancy rate of 4.6%. Over the same period, average asking rent was $1,150 per unit, which has been steadily increasing at a rate of 6.0% annually over the past five years.

A-3-93

Various Olympia, WA 98502	Collateral Asset Summary – Loan No. 10 Woodbury & Cyrene	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$19,000,000 64.2% 1.45x 7.8%

Comparable rental properties to the Woodbury & Cyrene Property are detailed in the table below:

Woodbury & Cyrene Property Comparable Rentals Summary
Property Name/Location	Year Built	Occupancy	Number of Units	Unit Type	Avg. Unit Size (SF)1)	Avg. Monthly Rent per Unit
Woodbury Crossing	2017-2018	94.2%	52	2BR/2BA	1,040	$1,810
530 Greenwood Drive Southwest				2BR/2.5BA	1,126	$1,900
Olympia, WA				3BR/2.5BA	1,639	$1,974
Cyrene Duplexes	2016	100.0%	30	3BR/2.5BA	1,780	$1,921
Various				4BR/2.5BA	2,200	$2,089
Olympia, WA
Britton Place	2016	100.0%	264	1BR/1BA	718	$1,372
6655 Britton Parkway Northeast				2BR/2BA	1,005	$1,580
Lacey, WA				3BR/2BA	1,079	$1,688
Dakota	2007	100.0%	156	1BR/1BA	778	$1,448
6205 Pacific Avenue Southeast				2BR/2BA	1,087	$1,470
Lacey, WA
Milestone at Stonebrook	2017/2018	Lease Up	224	1BR/1BA	737	$1,363
4820 Rural Road Southwest				2BR/1BA	943	$1,483
Tumwater, WA				2BR/2.5BA	1,264	$1,483
				3BR/2BA	1,310	$1,763
Tribeca	2011	94.9%	79	1BR/1BA	745	$1,295
3236 18th Avenue Southeast				2BR/1BA	967	$1,449
Olympia, WA				2BR/2BA	985	$1,525
				3BR/2BA	1,275	$1,749
Parkview	2012	98.6%	72	1BR/1BA	788	$1,360
4523 Briggs Drive Southeast				2BR/2BA	1,083	$1,555
Olympia, WA				3BR/2BA	1,243	$1,760
Red Leaf Townhomes	2011	96.4%	56	2BR/1.5BA	1,345	$1,525
1330 Fones Road Southeast				3BR/2.5BA	1,842	$1,855
Olympia, WA
Yauger Park Villas	2010	100.0%	80	2BR/2BA	1,224	$1,960
322 Lachman Lane Southwest
Olympia, WA

Source: Appraisal

A-3-94

Various Olympia, WA 98502	Collateral Asset Summary – Loan No. 10 Woodbury & Cyrene	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$19,000,000 64.2% 1.45x 7.8%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Woodbury & Cyrene Property:

Cash Flow Analysis(1)
	2015	2016	2017	10/31/2018 TTM	UW	UW Per Unit
Gross Potential Rent(2)	N/A	N/A	$864,344	$1,313,589	$1,925,388	$23,480
Total Other Income(3)	N/A	N/A	$46,758	$91,940	$184,500	$2,250
Less Vacancy	N/A	N/A	$0	$0	($96,269)	($1,174)
Effective Gross Income	N/A	N/A	$911,102	$1,405,079	$2,013,619	$24,556
Total Operating Expenses	N/A	N/A	$151,496	$299,906	$537,204	$6,551
Net Operating Income	N/A	N/A	$759,606	$1,105,173	$1,476,415	$18,005
Capital Expenditures	N/A	N/A	$0	$0	$20,500	$250
Net Cash Flow	N/A	N/A	$759,606	$1,105,173	$1,455,915	$17,755

Occupancy%(4)	N/A	N/A	N/A	96.3%	95.0%
NOI DSCR	N/A	N/A	0.76x	1.10x	1.47x
NCF DSCR	N/A	N/A	0.76x	1.10x	1.45x
NOI Debt Yield	N/A	N/A	4.0%	5.8%	7.8%
NCF Debt Yield	N/A	N/A	4.0%	5.8%	7.7%

(1)	The Woodbury Crossing property was built between 2017 and 2018, with the first units delivered in June of 2017 and the subsequent constructed units leased in phases thereafter. As of October 31, 2018, all units were delivered and the occupancy at the Woodbury Crossing property was 94.2%.

(2)	UW Gross Potential Rent is underwritten to the October 31, 2018 rent roll, which reflects physical occupancy of 96.3% and includes the gross up of vacant space based on the appraisal’s concluded market rents. The increase in Gross Potential Rent and Net Operating Income from 10/31/18 TTM to UW reflects the lease-up of the Woodbury Crossing property and the gross up of vacant space, and in the case of Net Operating Income, the inclusion of Other Income.

(3)	Total Other Income represents move in/move out charges, late fees and miscellaneous income.

(4)	UW Occupancy % is based on the underwritten economic vacancy of 5.0%. The Woodbury & Cyrene Property was 96.3% leased as of October 31, 2018.

Escrows and Reserves. At origination, the Woodbury & Cyrene Borrower deposited (i) $35,034 into a tax reserve and (ii) $4,330 into an insurance reserve. The Woodbury & Cyrene Borrower is required to escrow monthly (i) 1/12 of the annual estimated tax payments, currently estimated to be $17,517 and (ii) 1/12 of the annual insurance premiums, currently estimated to be $2,165. In addition, the Woodbury & Cyrene Borrower is required to escrow monthly replacement reserves of approximately $1,708, subject to a cap of $41,000.

Lockbox and Cash Management. The Woodbury & Cyrene Mortgage Loan is structured with a springing lockbox and springing cash management. Upon the first occurrence of a Cash Management Trigger Period (as defined below), the Woodbury & Cyrene Borrower will be required to establish a trust account at an eligible institution approved by the lender, which is required to be maintained by the Woodbury & Cyrene Borrower. Following a Trigger Period (as defined below), all rents, revenues and receipts from the Woodbury & Cyrene Property are required to be deposited directly by the tenants or by the Woodbury & Cyrene Borrower or property manager within one business day of receipt and all sums deposited in the lockbox account is required to be transferred daily to a lender controlled account at a financial institution selected by the lender, to be applied to payment of, among other things, debt service, monthly escrows and property operating expenses.

A “Cash Management Trigger Period” will commence (i) upon the occurrence of an event of default or (ii) if the debt service coverage ratio falls below 1.40x on the last day of any calendar quarter. A Cash Management Trigger Period will cease to exist upon (a) with respect to clause (i) above, such event of default has been cured and (b) with respect to clause (ii) above, the debt service coverage ratio equals or exceeds 1.45x for two consecutive quarters. The Woodbury & Cyrene Borrower has the right to cure a Cash Management Trigger Period and cease to maintain a lockbox account no more than three times during the Woodbury & Cyrene Loan term.

A “Trigger Period” will commence (i) upon the occurrence of an event of default or (ii) if the debt service coverage ratio falls below 1.40x on the last day of any calendar quarter. A Trigger Period will cease to exist upon (a) with respect to clause (i) above, such event of default has been cured and (b) with respect to clause (ii) above, the debt service coverage ratio equals or exceeds 1.45x for two consecutive quarters.

Additional Secured Indebtedness (not including trade debts). Not permitted.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Not permitted.

Terrorism Insurance. The Woodbury & Cyrene Borrower is required to obtain insurance against acts of terrorism for loss resulting from perils and acts of terrorism in amounts and with terms and conditions applicable to commercial property, general liability, business income and umbrella liability insurance required pursuant to the Woodbury & Cyrene Mortgage Loan documents.

A-3-95

16300-16380 Roscoe Boulevard, Van Nuys, CA 91406	Collateral Asset Summary – Loan No. 11 16300 Roscoe Blvd	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$18,000,000 75.0% 1.55x 10.4%

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	UBS AG			Single Asset/Portfolio:	Single Asset
				Location:	Van Nuys, CA 91406
				General Property Type:	Office
Original Balance(1):	$18,000,000			Detailed Property Type:	Suburban
Cut-off Date Balance(1):	$18,000,000			Title Vesting:	Fee Simple
% of Initial Pool Balance:	2.8%			Year Built/Renovated:	1956/1985/N/A
Loan Purpose:	Recapitalization			Size:	154,033 SF
Borrower Sponsor:	Isaac E. Larian			Cut-off Date Balance per SF(1):	$170
Mortgage Rate:	5.1685%			Maturity Date Balance per SF(1):	$141
Note Date:	11/21/2018			Property Manager:	Bedrock Properties Group LLC (borrower-related)
First Payment Date:	1/6/2019
Maturity Date:	12/6/2028
Original Term to Maturity:	120 months
Original Amortization Term:	360 months			Underwriting and Financial Information
IO Period:	0 months			UW NOI:	$2,722,689
Seasoning:	0 months			UW NOI Debt Yield(1):	10.4%
Prepayment Provisions:	LO (24); DEF (92); O (4)			UW NOI Debt Yield at Maturity(1):	12.5%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NCF DSCR(1):	1.55x
Additional Debt Type(1):	Pari Passu			Most Recent NOI:	$2,734,237 (8/31/2018 TTM)
Additional Debt Balance(1):	$8,250,000			2nd Most Recent NOI:	$2,615,186 (12/31/2017)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI:	$2,450,944 (12/31/2016)
Reserves				Most Recent Occupancy:	100.0% (11/1/2018)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	100.0% (12/31/2017)
RE Tax:	$80,971	$26,990	N/A	3rd Most Recent Occupancy:	100.0% (12/31/2016)
Insurance:	$47,442	$3,527	N/A	Appraised Value (as of):	$35,000,000 (7/12/2018)
Replacements:	$0	$2,567	N/A	Cut-off Date LTV Ratio(1):	75.0%
TI/LC(2):	$3,750,000	Springing	N/A	Maturity Date LTV Ratio(1):	62.0%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$26,250,000	100.0%	Reserves(2):	$128,414	0.5%
			Closing Costs:	$428,251	1.6%
			Return of Equity:	$25,693,336	97.9%
Total Sources:	$26,250,000	100.0%	Total Uses:	$26,250,000	100.0%

(1)	The 16300 Roscoe Blvd Mortgage Loan (as defined below) is part of the 16300 Roscoe Blvd Whole Loan (as defined below), which is comprised of two pari passu promissory notes with an aggregate original principal balance of $26,250,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio presented above are based on the aggregate principal balance of the promissory notes comprising the 16300 Roscoe Blvd Whole Loan.

(2)	At closing, the 16300 Roscoe Blvd Borrower (as defined below) delivered to the lender a letter of credit in the amount of $3,750,000 in lieu of cash into the upfront TI/LC reserve. At any time that the notional amount of the letter of credit is less than $1,000,000, the 16300 Roscoe Blvd Borrower is required to escrow approximately $42,359 on a monthly basis for TI/LCs.

The Mortgage Loan. The eleventh largest mortgage loan (the “16300 Roscoe Blvd Mortgage Loan”) is part of a whole loan (the “16300 Roscoe Blvd Whole Loan”) evidenced by two pari passu promissory notes with an aggregate original principal balance of $26,250,000, which is secured by a first priority fee mortgage encumbering a five-building office complex totaling 154,033 SF located in Van Nuys, California (the “16300 Roscoe Blvd Property”). Promissory Note A-1, with an original principal balance of $18,000,000, represents the 16300 Roscoe Blvd Mortgage Loan and will be included in the UBS 2018-C15 Trust. The 16300 Roscoe Blvd Whole Loan will be serviced pursuant to the pooling and servicing agreement for the UBS 2018-C15 Trust. The below table summarizes the 16300 Roscoe Blvd Whole Loan, including the remaining promissory note, which is currently held by UBS AG and is expected to be contributed to one or more future securitization transactions or may otherwise be transferred at any time. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement”.

16300 Roscoe Blvd Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Anticipated Note Holder	Controlling Piece
Note A-1	$18,000,000	$18,000,000	UBS 2018-C15	Yes
Note A-2	$8,250,000	$8,250,000	UBS AG	No
Total	$26,250,000	$26,250,000

The proceeds of the 16300 Roscoe Blvd Mortgage Loan were used to recapitalize the borrower sponsor, fund reserves, and pay closing costs.

A-3-96

16300-16380 Roscoe Boulevard, Van Nuys, CA 91406	Collateral Asset Summary – Loan No. 11 16300 Roscoe Blvd	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$18,000,000 75.0% 1.55x 10.4%

The Borrower and Borrower Sponsor. The borrower is 16300 Roscoe Blvd., LLC (the “16300 Roscoe Blvd Borrower”), a single purpose Delaware limited liability company structured to be bankruptcy remote with no independent directors in its organizational structure. A non-consolidation opinion was delivered in connection with the origination of the 16300 Roscoe Blvd Whole Loan. The 16300 Roscoe Blvd Borrower is 81.818% owned by The Larian Living Trust Dated November 12, 1998 and 18.182% by The Makabi Living Trust Dated November 12, 1999. The 16300 Roscoe Blvd Borrower is controlled by the borrower sponsor of the 16300 Roscoe Blvd Whole Loan, Isaac E. Larian (the “16300 Roscoe Blvd Sponsor”).

Isaac E. Larian is the founder and CEO of MGA, one of the largest privately-held toy and family entertainment companies in the world. MGA’s portfolio is comprised of over 30 brands including Bratz®, L.O.L. Surprise™, Little Tikes®, Num Noms™, Project Mc2™, and Crate Creatures Surprise™ and its diverse product line features interactive dolls, electronic handheld games, girl's lifestyle products and smart toys, ride-ons, outdoor playsets, including robots and interactive plush toys. In 1984, MGA became the first official distributor of Nintendo handheld LCD games in the United States. In addition to industry awards, Isaac E. Larian was the 2007 U.S. winner of the Ernst & Young Entrepreneur of the Year Award. The 16300 Roscoe Blvd Sponsor disclosed a discounted payoff on the 16300 Roscoe Blvd Property, related to a lawsuit involving MGA, the largest tenant at the property. See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings”.

The Property. The 16300 Roscoe Blvd Property is comprised of five one- and two-story Class B office buildings totaling 154,033 SF in Van Nuys, California. The 16300 Roscoe Blvd Property buildings were constructed in 1956 and 1985 on an approximately 7.46-acre site and provide for 458 surface parking spots (approximately 3.0 spaces/1,000 SF). The buildings are constructed with architectural aggregate panels and spandrel glass glazing with aluminum-framed storefront windows. Since acquisition of the 16300 Roscoe Blvd Property in 2003, the 16300 Roscoe Blvd Borrower has invested approximately $4.1 million ($26.56 PSF) in capital improvements. The 16300 Roscoe Blvd Property was 100.0% leased as of November 1, 2018 to five tenants under five leases. The 16300 Roscoe Blvd Property has averaged occupancy of 98.6% over the last five years and the tenants have a weighted average length of occupancy of 15.6 years.

Major Tenants.

MGA (94,370 SF, 61.3% of NRA, 61.5% of underwritten base rent). Founded in 1979, MGA is a privately-held toy and family entertainment company. MGA creates proprietary and licensed products including toys and games, dolls, consumer electronics, home décor, stationery and sporting goods. MGA’s toys are sold around the world and can be purchased at numerous retail outlets including Target, Walmart, Kohl's, Amazon.com, Kmart and Michaels. MGA utilizes its space at the 16300 Roscoe Blvd Property as its company headquarters and showroom and has four other offices located in United Kingdom, The Netherlands, Canada, and Poland. MGA has been in occupancy at the 16300 Roscoe Blvd Property since 2003 and has invested approximately $3.8 million in its space. MGA currently occupies 94,370 SF, across four of the five buildings at the 16300 Roscoe Blvd Property, with a lease that expires in December 2033 and requires a base rent of $27.00 PSF with 3% annual increases for the remainder of the term. In the event that, on one or more occasions, MGA no longer needs a portion its leased premises, MGA has the right and option to procure a substitute tenant for such space that is acceptable to the 16300 Roscoe Blvd Borrower and upon the execution of a substitute lease, MGA will be relieved of its obligations for such space and will have no further liability. MGA has no renewal and termination options remaining. The 16300 Roscoe Blvd Sponsor is the founder and CEO of MGA and the guarantor under the MGA lease. Pursuant to the 16300 Roscoe Blvd Whole Loan documents, the guarantor under the MGA lease is required to maintain a net worth of no less than $150.0 million and liquidity of no less than $15.0 million. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”.

Alfred Publishing Company (28,616 SF, 18.6% of NRA, 16.8% of underwritten base rent). Alfred Publishing Company (“Alfred Music”) is a music education company, with products such as performance sheet music and reference and method books and was founded in 1922 in New York. Alfred Music has over 150,000 active titles and represents a wide range of well-known publications from methods like Alfred’s Basic Guitar, Alfred’s Basic Piano Library, Premier Piano Course, Sound Innovations, and Suzuki, to artists like Led Zeppelin, The Rolling Stones, and The Who, to brands like Harry Potter, Lord of the Rings, The Wizard of Oz, Rolling Stone magazine, and Billboard. Alfred Music utilizes its space at the 16300 Roscoe Blvd Property as its company headquarters and has been in occupancy since April 1998. Alfred Music occupies 28,616 SF on a lease with a current expiration date in July 2019. Alfred Music has a current base rent of $24.34 PSF, which increases to $25.08 PSF in April 2019. Alfred Music has one, five-year renewal option remaining and no termination options.

Mental Health Center, Inc. (SFVC) (15,677 SF, 10.2% of NRA, 10.3% of underwritten base rent). Mental Health Center, Inc. (SFVC) (“SFVC Mental Health”) is a private, non-profit agency dedicated to improving the mental health of individuals and families within the Great San Fernando Valley community. Established in 1970, SFVC Mental Health offers over 40 programs across 22 program sites, and serves clients of all ages from infants to older adults. SFVC Mental Health occupies 15,677 SF at the 16300 Roscoe Blvd Property and utilizes its space as the agency’s headquarters. Patients are not seen at the leased premises. SFVC Mental Health has a current base rent of $27.12 PSF, which increases to $27.96 PSF in August 2019. SFVC Mental Health has two, five-year renewal options remaining and no termination options.

The following table presents certain information relating to the leases at the 16300 Roscoe Blvd Property:

Tenant Summary
Tenant Name	Credit Rating (Fitch/Moody's/S&P)	Tenant SF	Approximate % of SF	Annual UW Base Rent	% of Total Annual UW Base Rent	Annual UW Base Rent PSF	Lease Expiration
MGA	NR/NR/NR	94,370	61.3%	$2,627,261	61.5%	$27.84	12/31/2033
Alfred Publishing Company	NR/NR/NR	28,616	18.6%	$717,689	16.8%	$25.08	7/31/2019
Mental Health Center, Inc. (SFVC)	NR/NR/NR	15,677	10.2%	$438,329	10.3%	$27.96	7/31/2020
US Healthworks of California(1)	NR/NR/NR	12,703	8.2%	$409,537	9.6%	$32.24	12/31/2018
Spondylitis Associates of America	NR/NR/NR	2,667	1.7%	$79,237	1.9%	$29.71	8/31/2020
Vacant		0	0.0%	$0	0.0%	$0.00
Total/Wtd. Avg.		154,033	100.0%	$4,272,053	100.0%	$27.73

(1)	The 16300 Roscoe Blvd Borrower received approval of a letter of intent for US Healthworks of California to lease its space for a seven-year term commencing on January 1, 2019 with annual base rent of $33.24 PSF and 3% annual rent bumps.

A-3-97

16300-16380 Roscoe Boulevard, Van Nuys, CA 91406	Collateral Asset Summary – Loan No. 11 16300 Roscoe Blvd	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$18,000,000 75.0% 1.55x 10.4%

The following table presents certain information relating to the lease rollover schedule at the 16300 Roscoe Blvd Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	UW Base Rent PSF Rolling	Total UW Base Rent Rolling	Approx. % of Total Base Rent Rolling	Approx. Cumulative % of Total Base Rent Rolling
MTM	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2018	1	12,703	8.2%	8.2%	$32.24	$409,537	9.6%	9.6%
2019	1	28,616	18.6%	26.8%	$25.08	$717,689	16.8%	26.4%
2020	2	18,344	11.9%	38.7%	$28.21	$517,565	12.1%	38.5%
2021	0	0	0.0%	38.7%	$0.00	$0	0.0%	38.5%
2022	0	0	0.0%	38.7%	$0.00	$0	0.0%	38.5%
2023	0	0	0.0%	38.7%	$0.00	$0	0.0%	38.5%
2024	0	0	0.0%	38.7%	$0.00	$0	0.0%	38.5%
2025	0	0	0.0%	38.7%	$0.00	$0	0.0%	38.5%
2026	0	0	0.0%	38.7%	$0.00	$0	0.0%	38.5%
2027	0	0	0.0%	38.7%	$0.00	$0	0.0%	38.5%
2028	0	0	0.0%	38.7%	$0.00	$0	0.0%	38.5%
2029 & Beyond	1	94,370	61.3%	100.0%	$27.84	$2,627,261	61.5%	100.0%
Vacant	0	0	0.0%	100.0%	$0.00	$0	0.0%	100.0%
Total/Wtd. Avg.	5	154,033	100.0%		$27.73	$4,272,053	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.

The Market. The 16300 Roscoe Blvd Property is located in Van Nuys, Los Angeles County, California, within the Los Angeles-Long Beach-Santa Ana, CA core based statistical area (“Los Angeles CBSA”). According to the appraisal, the Los Angeles CBSA has a 2018 estimated population of approximately 13.4 million, which makes it the second most populated and most populated CBSA in the United States and California, respectively. International trade is the largest industry in the Los Angeles metropolitan area, with the Ports of Los Angeles and Long Beach ranked the busiest and second busiest container ports in the country, respectively. Other notable industries in the Los Angeles metropolitan area include manufacturing, aerospace, entertainment, fashion, biomedical services, consumer products, tourism, and financial services. Los Angeles International Airport, located approximately 22.7 miles south of the 16300 Roscoe Blvd Property, served approximately 39.6 million passengers in 2016 and Van Nuys Airport, located just south of the 16300 Roscoe Blvd Property, is one of busiest general aviation airports in the world with 220,000 takeoffs and landings in 2016, according to the appraisal.

Regional access to the 16300 Roscoe Blvd Property is provided by Interstate 405 (1 mile west), State Route 170 (5.1 miles west), Interstate 5 (5.5 miles west), U.S. Route 101 (4.7 miles south), and State Route 207 (6.9 miles east). According to the appraisal, the 16300 Roscoe Blvd Property’s immediate area is developed with 355 industrial developments containing a total of approximately 10.7 million SF, 25 office properties containing a total of 918,153 SF, 72 retail properties containing a total of approximately 1.0 million SF, and 42 multifamily properties totaling approximately 1.67 million SF.

According to a third party market research report, the 16300 Roscoe Blvd Property is located in the Los Angeles office market and the Eastern San Fernando Valley office submarket. The Los Angeles market contains approximately 440.0 million SF of office space with a vacancy rate of 10.5% and average asking rental rate of $35.48 PSF as of the second quarter of 2018. The Los Angeles office market experienced positive year to date net absorption of 539,343 SF at the end of the second quarter of 2018. The Eastern San Fernando Valley office submarket contains approximately 8.8 million SF of office space with a vacancy rate of 5.3% and average asking rental rate of $26.93 PSF as of the second quarter of 2018. The Eastern San Fernando Valley office submarket experienced positive year to date net absorption of 0.3% at the end of the second quarter of 2018. Over the past four quarters the Eastern San Fernando Valley office submarket has experienced no growth of supply. According to a third party market research report, the estimated 2018 population within a one-, three- and five-mile radius of the 16300 Roscoe Blvd Property was 13,360, 305,365, and 733,037, respectively, and the 2018 estimated average household income within the same one-, three- and five-mile radius was $91,093, $75,011, and $85,116, respectively.

The appraisal identified five competitive properties built between 1980 and 2016 ranging in size from approximately 24,856 SF to 143,300 SF. The appraisal’s competitive set reported rent from $24.00 PSF to $35.40 PSF with a weighted average rent of $30.56 PSF. The appraisal concluded a market rent of $27.00 PSF for office spaces under 10,000 SF and $25.80 PSF for office spaces greater than 10,000 SF.

A-3-98

16300-16380 Roscoe Boulevard, Van Nuys, CA 91406	Collateral Asset Summary – Loan No. 11 16300 Roscoe Blvd	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$18,000,000 75.0% 1.55x 10.4%

The following table presents recent leasing data at competitive office buildings with respect to the 16300 Roscoe Blvd Property:

Comparable Office Leases
Property Name/Address	Year Built/ Renovated	Size (SF)	Tenant Name	Lease Size (SF)	Lease Date	Lease Term (Yrs.)	Rent PSF	Lease Type
16300 Roscoe Blvd Property 16300-16380 Roscoe Boulevard Van Nuys, CA	1956/1985/ N/A	154,033(1)	MGA(1)	94,370(1)	Jan 2016(1)	18.0(1)	$27.84(1)	Full Service Gross
Corporate Pointe at West Hills 8511 Fallbrook Avenue West Hills, CA	2000/N/A	136,456	IPB Healthcare, Inc.	51,290	Jan 2019	6.0	$27.00	Full Service Gross
Platnum Portfolio 16921 Parthenia Street Northridge, CA	1986/N/A	24,856	Office Tenant	1,533	July 2018	5.0	$24.00	Full Service Gross
Multi Tenant Office 5990 Sepulveda Blvd Sherman Oaks, CA	1990/N/A	143,300	Entertainment Group	12,000	June 2018	4.0	$33.60	Full Service Gross
Republic Center 1 16600 Sherman Way Van Nuys, CA	1980/N/A	78,750	Real Estate Mortgage Co.	7,000	June 2018	5.0	$25.20	Full Service Gross
The Mix at Harman Campus 8500 Balboa Blvd Northridge, CA	2016/N/A	142,420	Hema Care	40,000	March 2018	10.0	$35.40	Full Service Gross

Source: Appraisal

(1)	Based on the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 16300 Roscoe Blvd Property:

Cash Flow Analysis
	2015	2016	2017	8/31/2018 TTM	UW	UW PSF
Gross Potential Rent(1)	$3,745,639	$3,674,259	$3,869,610	$4,065,192	$4,272,053	$27.73
Total Recoveries	$119,586	$75,848	$97,253	$104,871	$10,466	$0.07
Other Income	$180,360	$185,895	$173,690	$189,580	$185,520	$1.20
Less Vacancy & Credit Loss(2)	$0	$0	($1,904)	($1,904)	($214,126)	($1.39)
Effective Gross Income	$4,045,586	$3,936,002	$4,138,648	$4,357,739	$4,253,913	$27.62
Total Operating Expenses	$1,489,835	$1,485,058	$1,523,462	$1,623,501	$1,531,223	$9.94
Net Operating Income	$2,555,751	$2,450,944	$2,615,186	$2,734,237	$2,722,689	$17.68
Capital Expenditures	$424,346	$17,531	$0	$0	$30,807	$0.20
TI/LC	$0	$0	$0	$0	$24,530	$0.16
Net Cash Flow	$2,131,405	$2,433,413	$2,615,186	$2,734,237	$2,667,353	$17.32

Occupancy %(2)	100.0%	100.0%	100.0%	100.0%	95.0%
NOI DSCR(3)	1.48x	1.42x	1.52x	1.59x	1.58x
NCF DSCR(3)	1.24x	1.41x	1.52x	1.59x	1.55x
NOI Debt Yield(3)	9.7%	9.3%	10.0%	10.4%	10.4%
NCF Debt Yield(3)	8.1%	9.3%	10.0%	10.4%	10.2%

(1)	UW Gross Potential Rent includes rent steps of $115,780 through August 1, 2019.

(2)	UW Occupancy % is based on underwritten economic vacancy of 5.0%. The 16300 Roscoe Blvd Property was 100.0% physically occupied as of November 1, 2018.

(3)	Debt service coverage ratios and debt yields are based on the 16300 Roscoe Blvd Whole Loan.

A-3-99

Various	Collateral Asset Summary – Loan No. 12 Warren Hospitality Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$17,300,000 60.3% 1.84x 15.7%

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	UBS AG			Single Asset/Portfolio:	Portfolio
				Location:	Warren, MI
				General Property Type:	Hospitality
Original Balance:	$17,300,000			Detailed Property Type:	Various
Cut-off Date Balance:	$17,300,000			Title Vesting:	Fee Simple
% of Initial Pool Balance:	2.7%			Year Built/Renovated:	Various/Various
Loan Purpose:	Refinance			Size:	250 Rooms
Borrower Sponsors:	Ronnie Boji; Nabhan Mekani; Hani Mio			Cut-off Date Balance per Room:	$69,200
Mortgage Rate:	5.6460%			Maturity Date Balance per Room:	$52,947
Note Date:	12/3/2018			Property Manager:	Self-managed
First Payment Date:	1/6/2019
Maturity Date:	12/6/2028
Original Term:	120 months
Original Amortization Term:	300 months			Underwriting and Financial Information
IO Period:	0 months			UW NOI:	$2,723,383
Seasoning:	0 months			UW NOI Debt Yield:	15.7%
Prepayment Provisions:	LO (24); DEF (89); O (7)			UW NOI Debt Yield at Maturity:	20.6%
Lockbox/Cash Mgmt Status:	Springing/Springing			UW NCF DSCR:	1.84x
Additional Debt Type:	N/A			Most Recent NOI:	$2,809,268 (8/31/2018 TTM)
Additional Debt Balance:	N/A			2nd Most Recent NOI:	$2,726,401 (12/31/2017)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI:	$2,382,280 (12/31/2016)
Reserves				Most Recent Occupancy:	72.5% (8/31/2018)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	69.1% (12/31/2017)
RE Tax:	$47,852	$8,772	N/A	3rd Most Recent Occupancy:	66.6% (12/31/2016)
Insurance(1):	$73,075	Springing	N/A	Appraised Value (as of)(4):	$28,700,000 (9/12/2018)
FF&E(2):	$0	$29,109	N/A	Cut-off Date LTV Ratio(4):	60.3%
PIP Funds(3):	$2,229,862	Springing	N/A	Maturity Date LTV Ratio(4):	46.1%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$17,300,000	100.0%	Payoff:	$10,287,251	59.5%
			Reserves:	$2,350,789	13.6%
			Closing Costs:	$357,609	2.1%
			Return of Equity:	$4,304,350	24.9%
Total Sources:	$17,300,000	100.0%	Total Uses:	$17,300,000	100.0%

(1)	During the occurrence and continuance of a Cash Management Trigger Event (as defined below) or Cash Sweep Event (as defined below), the Warren Hospitality Portfolio Borrowers (as defined below) will deposit into a lender controlled account 1/12 of the insurance premiums that the lender reasonably estimates will be payable during the ensuing 12 months. A “Cash Management Trigger Event” will commence upon (i) an event of default, (ii) the bankruptcy action of the Warren Hospitality Portfolio Borrowers (as defined below), guarantor, key principal, or manager, (iii) the indictment for fraud or misappropriation of funds by the Warren Hospitality Portfolio Borrowers (as defined below), guarantor, key principal, or affiliated manager, (iv) a PIP Trigger Event (as defined below), or (v) the debt service coverage ratio falling below 1.30x. A “Cash Sweep Event” will commence upon (i) an event of default, (ii) the bankruptcy action of the Warren Hospitality Portfolio Borrowers, guarantor, key principal, or manager, or (iii) the debt service coverage ratio falling below 1.25x.

(2)	On each monthly payment date, the Warren Hospitality Portfolio Borrowers are required to deposit in escrow an amount equal to the greater of (i) 1/12 of 5% of the gross income from operations at the Warren Hospitality Portfolio Properties (as defined below) (based on the prior year’s performance) and (ii) 1/12 of the aggregate amount, if any, required to be reserved pursuant to the management agreement and the franchise agreement for capital expenditures, including expenditures for furniture, fixtures and equipment, replacements, building improvements, major repairs and alterations during the calendar year such monthly payment date occurs.

(3)	On each monthly payment date during a PIP Trigger Event, the Warren Hospitality Portfolio Borrowers are required to deposit with the lender all excess cash flow for costs and expenses that may be incurred in connection with (a) the performance of the applicable property improvement plan (“PIP”) work and/or (b) the cure of such PIP Trigger Event. A “PIP Trigger Event” will commence upon (i) the franchisor giving written notice of its intent to terminate, cancel or not extend or renew the franchise agreement and will continue until (a) the revocation or rescission by the franchisor of all termination or cancellation notices with respect to the franchise agreement, (b) an acceptable franchise extension or (c) an acceptable franchise replacement, (ii)(y) on or prior to the date that is 18 months prior to the then-applicable franchise agreement expiration date, the franchise agreement is not extended or renewed or (z) on the date that is 18 months prior to December 6, 2028, the Holiday Inn Express - Warren Property (as defined below) franchise agreement is not extended or renewed and will continue until (a) an acceptable franchise extension or (b) an acceptable franchise replacement, (iii) an event of default by the Warren Hospitality Portfolio Borrowers or an affiliate of the Warren Hospitality Portfolio Borrowers under the franchise agreement and will continue until such event of default is cured, (iv) an event of default by the franchisor under the franchise agreement and will continue until (a) such event of default is cured or (b) an acceptable franchise replacement, (v) any bankruptcy action of the franchisor under the franchise agreement and will continue until (a) an acceptable franchise replacement or (b) such bankruptcy action is dismissed within 120 days of such filing or (vi) if the franchisor under the franchise agreement requires the Warren Hospitality Portfolio Borrowers to perform or otherwise satisfy any other PIP work.

(4)	The Appraised Value (as of), Cut-off Date LTV Ratio and Maturity Date LTV Ratio are based on the “As-Complete” Appraised Value for the Holiday Inn Express - Warren Property (as defined below) of $14,000,000, which assumes the completion of $2,229,862 in renovations, the cost of which the lender reserved at origination. The “As-Is” Appraised Value for the Holiday Inn Express - Warren Property is $12,500,000. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio assuming the “As-Is” Appraised Value for the Holiday Inn Express - Warren Property are 63.6% and 48.7%, respectively.

The Mortgage Loan. The twelfth largest mortgage loan (the “Warren Hospitality Portfolio Mortgage Loan”) is evidenced by a promissory note with an original principal balance of $17,300,000, which is secured by a first priority fee mortgage encumbering a 250-room hospitality portfolio consisting of a 127-room full service hospitality property (the “Holiday Inn & Suites - Warren Property”) and a 123-room limited service hospitality property (the “Holiday Inn Express - Warren Property”), each of which are located in Warren, Michigan (collectively, the “Warren Hospitality Portfolio Properties”). The proceeds

A-3-100

Various	Collateral Asset Summary – Loan No. 12 Warren Hospitality Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$17,300,000 60.3% 1.84x 15.7%

of the Warren Hospitality Portfolio Mortgage Loan were used to refinance existing debt on the Warren Hospitality Portfolio Properties, fund reserves, pay closing costs and return approximately $4.3 million of equity to the borrower sponsors.

The Borrowers and the Borrower Sponsors. The borrowers are United Hospitality Group, LLC and Four Towers, LLC (collectively, the “Warren Hospitality Portfolio Borrowers”), each a Michigan limited liability company structured to be bankruptcy remote. United Hospitality Group, LLC is owned by the following entities and individuals: UHG SPE, Inc (0.50%), Eliya Boji (20.00%), Hani Mio (14.50%), Tahsyn Mekani (10.00%), Nabhan and Karla Mekani JTWROS (10.00%), Ronnie Boji (10.00%), OBI Investments, LLC (5.00%), Janan Bahoura (4.37%), Jamal Bahoura (4.37%), Sami Bahoura (4.38%), Naji Bahoura (4.38%), Namir Zoma (4.16%), Nadeem Zoma (4.17%) and Nawar Zoma (4.17%). Four Towers, LLC is owned by the following entities and individuals: FT SPE, Inc. (0.50%), Eliya Boji (20.00%), Hani Mio (14.25%), Tahsyn Mekani (9.75%), Nabhan and Karla Mekani JTWROS (10.00%), Ronnie Boji (10.00%), OBI Investments, LLC (5.00%), Four Towers of Warren, Inc. (1.00%), Janan Bahoura (4.12%), Jamal Bahoura (4.37%), Sami Bahoura (4.38%), Naji Bahoura (4.38%), Namir Zoma (3.91%), Nadeem Zoma (4.17%) and Nawar Zoma (4.17%). The borrower sponsors and non-recourse guarantors of the Warren Hospitality Portfolio Mortgage Loan are Ronnie Boji, Nabhan Mekani and Hani Mio.

The Properties. The following table provides a summary of the individual Warren Hospitality Portfolio Properties:

Portfolio Summary
Property	City, State	Rooms	Year Built/ Renovated	Occupancy(1)	Allocated Cut-off Date Balance Loan Amount	% of Allocated Loan Amount	UW NCF	% of UW NCF	Appraised Value	Current Franchise Expiration Date
Holiday Inn & Suites - Warren	Warren, MI	127	1988/2015	71.6%	$9,200,000	53.2%	$1,247,934	52.6%	$14,700,000	Mar 2028
Holiday Inn Express - Warren	Warren, MI	123	1986/2016	73.5%	$8,100,000	46.8%	$1,126,140	47.4%	$14,000,000(2)	Jan 2030
Total/Wtd. Avg.		250		72.5%	$17,300,000	100.0%	$2,374,074	100.0%	$28,700,000

(1)	Based on trailing twelve months ending August 31, 2018.

(2)	The Appraised Value is based on the “As-Complete” Appraised Value for the Holiday Inn Express - Warren Property of $14,000,000, which assumes the completion of $2,229,862 in renovations, the cost of which the lender reserved at origination. The “As-Is” Appraised Value for the Holiday Inn Express - Warren Property is $12,500,000.

The Holiday Inn & Suites - Warren Property is a six-story, 127-room full service hotel situated on an approximately 2.8-acre site located at 30000 Van Dyke Avenue in the central business district of Warren, Michigan. The Holiday Inn & Suites - Warren Property’s guestroom configuration consists of 49 double/double rooms, 44 king rooms, 21 one-bedroom suites, seven accessible king rooms, and six whirlpool suites. Each guestroom features a work desk, 37-inch TV, free Wi-Fi, iron/ironing board, mini refrigerator, coffee maker and tea maker. The suites have an 880 SF floor plan with separate living room and bedroom, with two 37-inch TVs and a sleeper sofa. Amenities at the Holiday Inn & Suites - Warren Property include a concierge’s desk, business center, indoor heated pool, fitness center, a restaurant and cocktail lounge, sundry shop, and approximately 2,076 SF of dedicated meeting space. In addition, the Holiday Inn & Suites - Warren Property has 183 parking spaces along the perimeter of the Holiday Inn & Suites - Warren Property.

The Holiday Inn & Suites - Warren Property was originally constructed in 1988 and purchased by the borrower sponsors in 1994 for $2.8 million. In 2015, approximately $1.9 million was spent on renovations of the hotel guestrooms and public areas, according to the borrower sponsors. In total, the borrower sponsors have invested approximately $8.0 million in capital expenditures along with approximately $250,000 in other/soft costs over its 24-year ownership at the Holiday Inn & Suites - Warren Property. In October 2018, a franchise agreement with Holiday Hospitality Franchising, LLC was extended and currently expires in March 2028.

The Holiday Inn Express - Warren Property is a two-story, 123-room limited service hotel situated on an approximately 3.5-acre site located at 11500 East 11 Mile Road in Warren, Michigan. The Holiday Inn Express - Warren Property’s guestroom configuration consists of 55 king rooms, 47 queen/queen rooms, and 21 whirlpool suites. Each guestroom features a work desk, flat-screen TV, free Wi-Fi, iron/ironing board, coffee maker and tea maker. Amenities at the Holiday Inn Express - Warren Property include a breakfast dining area with complimentary breakfast, lobby workstation, outdoor swimming pool, fitness center, vending areas, guest laundry area, and approximately 1,000 SF of dedicated meeting space. In addition, the Holiday Inn Express - Warren Property has 190 parking spaces.

The Holiday Inn Express - Warren Property was originally constructed in 1986 and converted to a Holiday Inn Express in 1993. The borrower sponsors purchased the Holiday Inn Express - Warren Property in 2006 for $6.25 million and subsequently invested approximately $3.0 million in capital expenditures along with approximately $1.6 million in other/soft costs. In 2016, approximately $1.9 million was spent on renovations of the hotel guestrooms and public areas, according to the borrower sponsors. The borrower sponsors are expected to complete a $1,939,010 ($15,764 per room) PIP that will primarily incorporate Holiday Inn Express’ latest design standard known as “Formula Blue”. Renovations include updates to guest rooms, front entrance, breakfast bar, public restrooms, kitchen and pantry, corridor, and front desk. A franchise agreement with Holiday Hospitality Franchising, LLC was recently extended and currently expires in January 2030.

Both of the Warren Hospitality Portfolio Properties operate under separate franchise agreements with Holiday Hospitality Franchising, LLC, which is a subsidiary of InterContinental Hotel Group PLC (“IHG”). Holiday Hospitality Franchising, LLC operates as a franchisor and licensor of most IHG brand names and marks. IHG is a global hotel company, operating 13 brands internationally. In 2017, IHG franchised, managed, owned and leased approximately 5,348 hotels and approximately 798,075 guest rooms in nearly 100 countries. IHG’s portfolio of global brands includes InterContinental Hotels and Resorts, Kimpton Hotels and Restaurants, Hotel Indigo, HUALUXE Hotels and Resorts, Crowne Plaza Hotels and Resorts, Holiday Inn, Holiday Inn Resorts, Holiday Inn Club Vacations, Holiday Inn Express, Staybridge Suites, Candlewood Suites, EVEN hotels, and Avid hotels.

A-3-101

Various	Collateral Asset Summary – Loan No. 12 Warren Hospitality Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$17,300,000 60.3% 1.84x 15.7%

A summary of the Holiday Inn & Suites - Warren Property’s historical performance is provided below:

Holiday Inn & Suites - Warren Property Historical Occupancy, ADR, RevPAR(1)
Year	Holiday Inn & Suites - Warren Property			Competitive Set(2)(3)			Penetration Factor
	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2014	71.2%	$93.86	$66.80	52.9%	$80.59	$42.64	134.5%	116.5%	156.7%
2015	67.0%	$96.72	$64.77	49.4%	$82.48	$40.71	134.7%	117.3%	159.1%
2016	69.2%	$102.96	$71.22	52.2%	$82.11	$42.85	132.6%	125.4%	166.2%
2017	69.4%	$107.01	$74.26	58.2%	$79.62	$46.35	119.2%	134.4%	160.2%
9/30/2018 TTM	71.3%	$107.59	$76.71	58.0%	$83.45	$48.43	122.9%	128.9%	158.4%

Source: Industry Report

(1)	The variances between the underwriting, the industry report and the appraisal with respect to Occupancy, ADR and RevPAR at the Holiday Inn & Suites - Warren Property are attributable to variances in reporting methodologies and/or timing differences.

(2)	The Competitive Set for 2014, 2015, 2016 and 2017 includes Wyndham Garden Hotel Sterling Heights, Baymont Inn & Suites Warren, Courtyard Detroit Warren, Quality Inn & Suites Warren Detroit, Days Inn & Suites Warren and Hawthorn Suites by Wyndham Detroit Warren.

(3)	The Competitive Set for 9/30/2018 TTM includes Wyndham Garden Hotel Sterling Heights, Best Western Warren Hotel, Courtyard Detroit Warren, Quality Inn & Suites Warren Detroit, Days Inn & Suites Warren, Hawthorn Suites by Wyndham Detroit Warren and Hampton Inn & Suites Detroit Warren.

A summary of the Holiday Inn Express - Warren Property’s historical performance is provided below:

Holiday Inn Express - Warren Property Historical Occupancy, ADR, RevPAR(1)
Year	Holiday Inn Express - Warren Property			Competitive Set(2)(3)			Penetration Factor
	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2014	63.2%	$85.39	$53.98	53.8%	$75.52	$40.65	117.4%	113.1%	132.8%
2015	61.2%	$91.12	$55.77	53.5%	$80.44	$43.00	114.5%	113.3%	129.7%
2016	64.3%	$95.45	$61.41	57.2%	$80.09	$45.80	112.5%	119.2%	134.1%
2017	68.7%	$98.87	$67.88	62.9%	$80.92	$50.92	109.1%	122.2%	133.3%
9/30/2018 TTM	74.3%	$100.41	$74.62	63.0%	$81.05	$51.06	118.0%	123.9%	146.1%

Source: Industry Report

(1)	The variances between the underwriting, the industry report and the appraisal with respect to Occupancy, ADR and RevPAR at the Holiday Inn Express - Warren Property are attributable to variances in reporting methodologies and/or timing differences.

(2)	The Competitive Set for 2014, 2015, 2016 and 2017 includes Baymont Inn & Suites Warren, Courtyard Detroit Warren, Quality Inn & Suites Warren and Days Inn & Suites Warren.

(3)	The Competitive Set for 9/30/2018 TTM includes Best Western Warren Hotel, Courtyard Detroit Warren, Quality Inn & Suites Warren Detroit and Days Inn & Suites Warren.

The Markets. The Warren Hospitality Portfolio Properties are located in Warren, Macomb County, Michigan. Macomb County is part of the Detroit-Warren-Dearborn, Michigan metropolitan statistical area and are located just north of downtown Detroit. Detroit is known as the world's traditional automotive center, as the city was the home of the invention of the automobile and its mass production, headed by Henry Ford. Detroit and the surrounding region are home to the General Motors, Ford Motor Company, and Chrysler’s American headquarters. Metro Detroit ranks among the nation’s top five financial districts, with major financial service employers including Quicken Loans, KPMG, Fifth Third Bank, Comerica, Deloitte, Ernst & Young, and PricewaterhouseCoopers. Detroit is home to more than half of the healthcare-related businesses in Michigan, contributing over $36 billion to the local economy annually. Within the city of Detroit, there are over a dozen major hospitals, including the Detroit Medical Center, the Henry Ford Health System hospitals, the St. John Hospitals, and the John D. Dingell V Medical Center.

According to a third party market research report, the Warren Hospitality Portfolio Properties are located in the Detroit, Michigan hotel market and the Warren/Northeast hotel submarket. As of September 2018, the Detroit, Michigan market contained a total of 404 properties with a lodging inventory of 44,410 rooms. Over the 12-month period ending September 2018, the market achieved an aggregate occupancy of 67.2% with an ADR of $104.12, reflecting a RevPAR of $69.93. Within the Detroit, Michigan market, there has been a growth in occupancy of 1.2% and a growth in ADR of 3.2%, resulting in RevPAR increasing by 4.4% over the same prior year period. As of September 2018, the Warren/Northeast submarket contained a total of 74 properties with a lodging inventory of 6,246 rooms. Over the 12-month period ending September 2018, the submarket achieved an aggregate occupancy of 69.0% with an ADR of $82.22, reflecting a RevPAR of $56.72. Within the Warren/Northeast submarket, there has been a growth in occupancy of 0.5% and a growth in ADR of 4.5%, resulting in RevPAR increasing by 5.0% over the same period.

A summary of demand segmentation and recent performance of the Holiday Inn & Suites - Warren Property and its competitive set is below:

Holiday Inn & Suites - Warren Property Summary
Property Name	# Rooms	Commercial Demand	Meeting & Group Demand	Leisure Demand	Est. 2017 Occupancy	Est. 2017 ADR	Est. 2017 RevPAR
Holiday Inn & Suites - Warren Property	127	65%	20%	15%	69.4%	$106.98	$74.25
Wyndham Garden Sterling Heights	189	60%	20%	20%	45.0%-50.0%	$70.00-$75.00	$30.00-$35.00
Courtyard by Marriott Detroit Warren	147	65%	20%	15%	70.0%-75.0%	$105.00-$110.00	$75.00-$80.00
Subtotal/Wtd. Avg.	463	63%	20%	17%	61.8%	$95.64	$59.11
Secondary Competitors	612	65%	15%	20%	65.0%	$93.97	$61.10
Total/Wtd. Avg.	1,075	64%	17%	19%	63.4%	$94.80	$60.09

Source: Appraisal

A-3-102

Various	Collateral Asset Summary – Loan No. 12 Warren Hospitality Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$17,300,000 60.3% 1.84x 15.7%

A summary of demand segmentation and recent performance of the Holiday Inn Express - Warren Property and its competitive set is below:

Holiday Inn Express - Warren Property Summary
Property Name	# Rooms	Commercial Demand	Meeting & Group Demand	Leisure Demand	Est. 2017 Occupancy	Est. 2017 ADR	Est. 2017 RevPAR
Holiday Inn Express - Warren Property	123	65%	15%	20%	68.7%	$99.42	$68.30
Comfort Inn Warren	97	65%	15%	20%	65.0%-70.0%	$80.00-$85.00	$55.00-$60.00
Hampton Inn & Suites Sterling Heights	76	70%	15%	15%	80.0%-85.0%	$120.00-$125.00	$100.00-$105.00
Holiday Inn Express & Suites Sterling Heights Detroit Area	94	65%	15%	20%	65.0%-70.0%	$110.00-$115.00	$75.00-$80.00
Subtotal/Wtd. Avg.	390	66%	15%	19%	71.0%	$103.47	$73.47
Secondary Competitors	685	61%	18%	20%	58.5%	$86.76	$50.72
Total/Wtd. Avg.	1,075	64%	17%	20%	63.8%	$94.70	$60.44

Source: Appraisal

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Warren Hospitality Portfolio Properties:

Cash Flow Analysis
	2015	2016	2017	8/31/2018 TTM	UW	UW per Room
Occupancy	64.2%	66.6%	69.1%	72.5%	72.5%
ADR	$94.15	$100.03	$103.29	$103.65	$103.65
RevPAR	$60.41	$66.62	$71.33	$75.18	$75.18

Rooms Revenue	$5,512,414	$6,096,143	$6,508,682	$6,860,469	$6,860,469	$27,442
Other Income	$102,583	$100,170	$118,476	$125,710	$125,710	$503
Total Revenue	$5,614,997	$6,196,313	$6,627,158	$6,986,179	$6,986,179	$27,945
Total Expenses	$3,665,922	$3,814,033	$3,900,757	$4,176,911	$4,262,797	$17,051
Net Operating Income	$1,949,075	$2,382,280	$2,726,401	$2,809,268	$2,723,383	$10,894
FF&E	$0	$0	$0	$0	$349,309	$1,397
Net Cash Flow	$1,949,075	$2,382,280	$2,726,401	$2,809,268	$2,374,074	$9,496

NOI DSCR	1.51x	1.84x	2.11x	2.17x	2.11x
NCF DSCR	1.51x	1.84x	2.11x	2.17x	1.84x
NOI Debt Yield	11.3%	13.8%	15.8%	16.2%	15.7%
NCF Debt Yield	11.3%	13.8%	15.8%	16.2%	13.7%

A-3-103

26032 Perdido Beach Boulevard Orange Beach, AL 36561	Collateral Asset Summary – Loan No. 13 Best Western Premier Tides Hotel - Orange Beach	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$16,982,075 66.3% 1.66x 12.8%

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	UBS AG			Single Asset/Portfolio:	Single Asset
				Location:	Orange Beach, AL 36561
				General Property Type:	Hospitality
Original Balance:	$17,000,000			Detailed Property Type:	Limited Service
Cut-off Date Balance:	$16,982,075			Title Vesting:	Fee Simple
% of Initial Pool Balance:	2.6%			Year Built/Renovated:	2016/N/A
Loan Purpose:	Refinance			Size:	86 Rooms
Borrower Sponsors:	Wesley Spruill; Donna Spruill			Cut-off Date Balance per Room:	$197,466
Mortgage Rate:	5.6980%			Maturity Date Balance per Room:	$166,136
Note Date:	10/16/2018			Property Manager:	Innisfree Hotels Inc.
First Payment Date:	12/6/2018
Maturity Date:	11/6/2028
Original Term:	120 months
Original Amortization Term:	360 months			Underwriting and Financial Information
IO Period:	0 months			UW NOI:	$2,168,032
Seasoning:	1 month			UW NOI Debt Yield:	12.8%
Prepayment Provisions:	LO (25); DEF (91); O (4)			UW NOI Debt Yield at Maturity:	15.2%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NCF DSCR:	1.66x
Additional Debt Type:	N/A			Most Recent NOI:	$2,179,243 (8/31/2018 TTM)
Additional Debt Balance:	N/A			2nd Most Recent NOI:	$2,145,709 (12/31/2017)
Future Debt Permitted (Type):	No			3rd Most Recent NOI(1):	$747,848 (12/31/2016)
Reserves				Most Recent Occupancy:	71.8% (8/31/2018)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	73.8% (12/31/2017)
RE Tax:	$13,835	$8,647	N/A	3rd Most Recent Occupancy(1):	70.6% (12/31/2016)
Insurance:	$66,106	$9,082	N/A	Appraised Value (as of):	$25,600,000 (8/3/2018)
FF&E:	$0	$16,990	N/A	Cut-off Date LTV Ratio:	66.3%
Seasonality(2):	$675,000	Springing	N/A	Maturity Date LTV Ratio:	55.8%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$17,000,000	100.0%	Loan Payoff:	$12,638,384	74.3%
			Reserves:	$754,941	4.4%
			Closing Costs:	$426,033	2.5%
			Return of Equity:	$3,180,642	18.7%
Total Sources:	$17,000,000	100.0%	Total Uses:	$17,000,000	100.0%

(1)	The Best Western Premier Tides Hotel - Orange Beach Property (as defined below) was constructed and opened in July 2016. As a result, 2016 operating performance represents partial-year performance during the ramp-up period.

(2)	During the months of May through and including August of each calendar year, the Best Western Premier Tides Hotel - Orange Beach Borrower (as defined below) is required to deposit into the seasonality reserve an amount equal to 1/4 of the product of (A) 125% and (B) the aggregate of the monthly net cash flow shortfall for the twelve-month period prior.

The Mortgage Loan. The thirteenth largest mortgage loan (the “Best Western Premier Tides Hotel - Orange Beach Mortgage Loan”) is evidenced by a promissory note with an original principal balance of $17,000,000, which is secured by a first priority fee mortgage encumbering an 86-room limited service hospitality property located in Orange Beach, Alabama (the “Best Western Premier Tides Hotel - Orange Beach Property”). The proceeds of the Best Western Premier Tides Hotel - Orange Beach Mortgage Loan were used to pay off existing debt on the Best Western Premier Tides Hotel - Orange Beach Property, fund reserves, pay closing costs, and return equity to the borrower sponsors.

The Borrowers and the Borrower Sponsors. The borrowers are Rock Point Village II, LLC and Rock Point Beach II, LLC, each a Delaware limited liability company (collectively, the “Best Western Premier Tides Hotel - Orange Beach Borrower”). The tenant-in-common ownership structure consists of the following: Rock Point Village II, LLC (63.68%) and Rock Point Beach II, LLC (36.32%), each structured to be bankruptcy-remote and each with one independent director. The Best Western Premier Tides Hotel - Orange Beach Borrower is indirectly owned by Wesley Spruill (49.5%), Donna Spruill (49.5%), and Julian B. McQueen (1.0%). The borrower sponsors and non-recourse carveout guarantors of the Best Western Premier Tides Hotel - Orange Beach Mortgage Loan is Wesley Spruill and Donna Spruill, joint and severally. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership”.

Dr. Wesley Spruill, who is also a practicing physician, started his real estate business in 1992. Dr. Wesley Spruill’s real estate transactions include redeveloping beach condominiums, waterfront properties, student-housing near the University of Alabama campus, and assembling land for development. According to their combined personal financial statement dated June 30, 2018, Dr. Wesley Spruill and Mrs. Donna Spruill reported total assets of approximately $53.4 million and net worth of approximately $46.8 million.

The Property. The Best Western Premier Tides Hotel - Orange Beach Property consists of a seven-story, 86-room limited service hotel situated on an approximately 1.579-acre site located on the oceanfront in Ocean Beach, Alabama. Recently constructed and opened in July 2016, the bottom three floors

A-3-104

26032 Perdido Beach Boulevard Orange Beach, AL 36561	Collateral Asset Summary – Loan No. 13 Best Western Premier Tides Hotel - Orange Beach	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$16,982,075 66.3% 1.66x 12.8%

are dedicated to a parking garage with 108 spaces and the top four floors are dedicated to hotel accommodations. Amenities include a heated outdoor swimming pool with sundeck and pool bar, an outdoor whirlpool, hot tub, fitness center, 24-hour business center, a lobby with front desk and lounge, sundry shop, guest laundry facility, a 598-SF meeting room, fire pit, community grills, barbecue area, beach service attendants, and free Wi-Fi. Other amenities include free breakfast, a grab and go Deli market pantry, ice machines located throughout the hotel, and vending machines. The Best Western Premier Tides Hotel - Orange Beach Property’s guestroom configuration consists of 64 queen/queen rooms, 18 king rooms, two king suite and kid’s bunk bed rooms, and two queen/queen and kid’s bunk bed rooms. Guestrooms feature either one king-sized bed or two queen-sized beds, sleeper sofa, work desk and chair, flat-screen television, wireless high speed internet, clock radio, Keurig coffee maker, mini refrigerator, microwave, and an electronic safe. In addition, beachfront rooms offer private balconies. Guestrooms with twin bunk beds are available for a premium and offer a slightly larger living space, as well as additional amenities such as an Xbox game system.

The Best Western Premier Tides Hotel - Orange Beach Property operates under a franchise agreement with Best Western International, Inc. The franchise agreement expires in November 2020. Best Western Hotels & Resorts is a global family of hotels located in over 100 countries and territories operating under 13 hotel brands consisting of Best Western, Best Western Plus, Best Western Premier, Vīb, Glō, Executive Residency by Best Western, Sadie HotelSM, Aiden HotelSM, BW Premier Collection, and BW Signature Collection by Best Western; as well as Best Western's recently launched franchise offerings SureStay Hotel by Best Western, SureStay Plus Hotel by Best Western, and SureStay Collection by Best Western. Each brand is independently owned and operated.

According to the appraisal, the Best Western Premier Tides Hotel - Orange Beach Property generates approximately 95% of its room revenue from leisure demand and approximately 5% of its room revenue from group demand.

A summary of the Best Western Premier Tides Hotel - Orange Beach Property historical performance is provided below:

Best Western Premier Tides Hotel - Orange Beach Property Historical Occupancy, ADR, RevPAR(1)
Year	Best Western Premier Tides Hotel - Orange Beach Property			Competitive Set(2)		Penetration Factor
	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2016(3)	73.2%	$175.26	$128.38	69.5%	$177.86	$123.68	105.3%	98.5%	103.8%
2017	73.7%	$208.78	$153.79	64.8%	$174.94	$113.40	113.6%	119.3%	135.6%
8/31/2018 TTM	72.4%	$213.19	$154.28	67.3%	$174.06	$117.12	107.6%	122.5%	131.7%

Source: Industry Report

(1)	The variances between the underwriting, the industry report and the appraisal with respect to Occupancy, ADR and RevPAR at the Best Western Premier Tides Hotel - Orange Beach Property are attributable to variances in reporting methodologies and/or timing differences.

(2)	The Competitive Set includes Holiday Inn Express Orange Beach on the Beach, Hilton Garden Inn Orange Beach Beachfront, Fairfield Inn & Suites Orange Beach. Hampton Inn Suites Orange Beach Gulf Front, and Springhill Suites Orange Beach at the Wharf.

(3)	The Best Western Premier Tides Hotel - Orange Beach Property was constructed and opened in July 2016. As a result, 2016 operating performance represents partial-year performance during the ramp-up period.

The Market. The Best Western Premier Tides Hotel - Orange Beach Property is located in Orange Beach, Baldwin County, Alabama, on the beachfront of the Gulf of Mexico, approximately 26.8 miles southwest of Pensicola, 254 miles east of Baton Rouge and 225 miles west of Tallahassee. Direct access to the Best Western Premier Tides Hotel - Orange Beach Property is provided by State Route 182, which is located immediately north of the property site. Regional access to Baldwin county is provided by Interstate 10 (29.2 miles north), Interstate 65 (60.6 miles northwest), and State Route 59 (7.2 miles west). The Alabama Gulf Coast area is a 60-mile shoreline and a popular vacation destination favored for its sandy white beaches and ambience. According to the Gulf Shores and Orange Beach Tourism Board, the area attracted more than 6.4 million visitors in 2017, and recorded $4.4 billion in visitor spending. Of the more than 6.1 million visitors traveling to Baldwin County, nearly 1.6 million visitors stayed in hotel and motel accommodations. The tourism industry creates over 50,000 jobs and generates approximately $2 billion in revenue annually.

Orange Beach is one of two seaside resort cities between New Orleans and Florida, the other being Gulf Shores. According to the appraisal, Orange Beach is more popular with populations in Alabama, Mississippi, and Louisiana than resorts in Florida, which tend to be dominated by international visitors and travelers from other regions of the county. The neighborhood is a beach community characterized by condominiums, restaurants, retail shopping centers, and other locally owned businesses along the primary thoroughfares, with residential areas located along the secondary roadways. According to the appraisal, the neighborhood is in the growth stage of its life cycle with recent development including the construction of Phoenix Orange Beach II, a 27-story, 114-unit condominium along Perdido Beach Boulevard as well as retail and food and beverage outlets. In April 2018, the City of Gulf Shores completed Phase II of its $15-million revitalization of Gulf Place, a public beach with recreational facilities.

The Best Western Premier Tides Hotel - Orange Beach Property is part of the Daphne-Fairhope-Foley metropolitan statistical area (“Daphne MSA”). According to a third party market research report, the Daphne MSA has an estimated 2018 population of 215,273, which represents a compounded annual growth rate of 1.7% since 2010, compared to Alabama and the United States’ compounded annual growth rate of 0.2% and 0.6%, respectively, over the same period. Other notable industries in Baldwin County include manufacturing and aerospace. In August 2017, UTC Aerospace Systems opened a $30 million, 80,000 SF facility to supply jet engine systems to the Airbus A320 assembly line in Mobile which is expected to create 260 additional jobs over a year.

The appraisal identified a 60-room Comfort Inn & Suites that is currently under construction, located approximately 5.9 miles west, which is expected to be 60% competitive to the Best Western Premier Tides Hotel - Orange Beach Property due to its beachside location, but lower service-profile and price point. Additionally, The Lodge at Gulf State Park, a Hilton hotel, located approximately 5.3 miles west, recently opened as a part of the larger Gulf State Park revitalization project. According to the appraisal, the development will include a 40,000 SF convention center and is expected to focus on new leisure and group demand. The appraisal also identified two hotels that have been approved for development, one of which is proposed as part of the revitalization of Gulf Place, a public beach with recreational facilities along the West Beach Boulevard. According to the appraisal, the proposed 229-room hotel development is not expected to compete with the Best Western Premier Tides Hotel - Orange Beach Property due to its full-service offering and higher price point.

A-3-105

26032 Perdido Beach Boulevard Orange Beach, AL 36561	Collateral Asset Summary – Loan No. 13 Best Western Premier Tides Hotel - Orange Beach	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$16,982,075 66.3% 1.66x 12.8%

A summary of demand segmentation and recent performance of the Best Western Premier Tides Hotel - Orange Beach Property is below:

Best Western Premier Tides Hotel - Orange Beach Property Summary(1)
Property Name	# Rooms	Leisure Demand	Group Demand	Est. 2017 Occupancy	Est. 2017 ADR	Est. 2017 RevPAR
Best Western Premier Tides Hotel - Orange Beach	86	95%	5%	73.8%	$209.30	$154.37
Hampton Inn & Suites Orange Beach	160	85%	15%	72.5%	$190-$200	$140-$150
Holiday Inn Express Orange Beach	119	90%	10%	57.5%	$180-$190	$105-$110
Fairfield Inn & Suites Orange Beach	116	95%	5%	57.5%	$140-$150	$80-$85
Subtotal/Wtd. Avg.	481	90%	9.6%	65.4%	$183.02	$122.33
Secondary Competitors	579	89%	11%	59.3%	$180.58	$107.15
Total/Wtd. Avg.	1,060	89.7%	10.3%	62.1%	$181.69	$114.04

Source: Appraisal

(1)	The variances between the underwriting, the industry report and the appraisal with respect to Occupancy, ADR and RevPAR at the Best Western Premier Tides Hotel - Orange Beach Property are attributable to variances in reporting methodologies and/or timing differences.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Best Western Premier Tides Hotel - Orange Beach Property:

Cash Flow Analysis
	2015(1)	2016(1)	2017	8/31/2018 TTM	UW	UW per Room
Occupancy	N/A	70.6%	73.8%	71.8%	71.8%
ADR	N/A	$173.68	$209.30	$217.87	$217.87
RevPAR	N/A	$122.55	$154.37	$156.42	$156.42

Rooms Revenue	N/A	$1,939,180	$4,845,750	$4,910,125	$4,910,125	$57,094
Other Income	N/A	$83,348	$196,412	$233,483	$233,483	$2,715
Total Revenue	N/A	$2,022,528	$5,042,162	$5,143,608	$5,143,608	$59,809
Total Expenses	N/A	$1,274,680	$2,896,453	$2,964,365	$2,975,576	$34,600
Net Operating Income	N/A	$747,848	$2,145,709	$2,179,243	$2,168,032	$25,210
FF&E	N/A	$0	$0	$0	$205,744	$2,392
Net Cash Flow	N/A	$747,848	$2,145,709	$2,179,243	$1,962,288	$22,817

NOI DSCR	N/A	0.63x	1.81x	1.84x	1.83x
NCF DSCR	N/A	0.63x	1.81x	1.84x	1.66x
NOI Debt Yield	N/A	4.4%	12.6%	12.8%	12.8%
NCF Debt Yield	N/A	4.4%	12.6%	12.8%	11.6%

(1)	The Best Western Premier Tides Hotel - Orange Beach Property was constructed and opened in July 2016; as such, prior historical operating performance is not applicable and 2016 operating performance represents partial-year performance during the ramp-up period.

A-3-106

Various	Collateral Asset Summary – Loan No. 14 Regency Properties Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$15,250,000 74.5% 1.39x 10.8%

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	UBS AG			Single Asset/Portfolio:	Portfolio
				Location:	Various
				General Property Type:	Retail
Original Balance(1):	$15,250,000			Detailed Property Type:	Various
Cut-off Date Balance(1):	$15,250,000			Title Vesting:	Fee Simple
% of Initial Pool Balance:	2.4%			Year Built/Renovated:	Various/Various
Loan Purpose:	Refinance			Size:	612,940 SF
Borrower Sponsor:	Regency Commercial Associates LLC			Cut-off Date Balance per SF(1):	$58
Mortgage Rate:	5.4460%			Maturity Date Balance per SF(1):	$50
Note Date:	10/15/2018			Property Manager:	Regency Property Services LLC (borrower-related)
First Payment Date:	12/6/2018
Maturity Date:	11/6/2028
Original Term to Maturity:	120 months
Original Amortization Term:	360 months
IO Period:	24 months
Seasoning:	1 month			Underwriting and Financial Information
Prepayment Provisions(2):	LO (25); DEF (90); O (5)			UW NOI(5):	$3,794,516
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NOI Debt Yield(1):	10.8%
Additional Debt Type(1):	Pari Passu			UW NOI Debt Yield at Maturity(1):	12.3%
Additional Debt Balance(1):	$20,000,000			UW NCF DSCR(1):	1.70x (IO)	1.39x (P&I)
Future Debt Permitted (Type):	No (N/A)			Most Recent NOI(5):	$2,662,815 (7/31/2018 TTM)
Reserves				2nd Most Recent NOI(5):	$1,828,822 (12/31/2017)
Type	Initial	Monthly	Cap	3rd Most Recent NOI(5):	N/A
RE Tax:	$118,297	$47,196	N/A	Most Recent Occupancy:	89.4% (8/31/2018)
Insurance(3):	$171,349	Springing	N/A	2nd Most Recent Occupancy:	83.0% (12/31/2017)
Replacements:	$0	$7,662	$275,823	3rd Most Recent Occupancy:	N/A
Deferred Maintenance:	$159,825	$0	N/A	Appraised Value (as of)(6):	$47,330,000 (Various)
TI/LC(4):	$750,000	Springing	$643,587	Cut-off Date LTV Ratio(1)(6):	74.5%
Material Tenant Rollover:	$600,000	$0	N/A	Maturity Date LTV Ratio(1)(6):	65.1%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$35,250,000	100.0%	Loan Payoff:	$29,806,622	84.6%
			Reserves:	$1,799,470	5.1%
			Closing Costs:	$1,004,869	2.9%
			Return of Equity:	$2,639,039	7.5%
Total Sources:	$35,250,000	100.0%	Total Uses:	$35,250,000	100.0%

(1)	The Regency Properties Portfolio Mortgage Loan (as defined below) is part of the Regency Properties Portfolio Whole Loan (as defined below), which is comprised of two pari passu promissory notes with an aggregate original principal balance of $35,250,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio presented above are based on the aggregate principal balance of the promissory notes comprising the Regency Properties Portfolio Whole Loan.

(2)	The Regency Properties Portfolio Borrowers (as defined below) may obtain the release of any of the Regency Properties Portfolio Properties (as defined below) securing the Regency Properties Portfolio Whole Loan, at any time on or after the first monthly payment date following the end of the two-year period commencing on the closing date of the UBS 2018-C15 Trust, provided that, among other things, (i) no event of default has occurred and is continuing, (ii) the Regency Properties Portfolio Borrowers prepay a portion of the Regency Properties Portfolio Whole Loan equal to 120% of the allocated loan amount of the property being released, (iii) the debt service coverage ratio for the remaining properties following the release based on the trailing 12 months is no less than the greater of (a) the debt service coverage ratio immediately preceding such release and (b) the debt service coverage ratio as of the origination date, (iv) the debt yield for the remaining properties is no less than the greater of (a) the debt yield immediately preceding such release and (b) the debt yield at origination of the Regency Properties Portfolio Whole Loan, and (v) the loan-to-value ratio for the remaining properties is no greater than the lesser of (a) the loan-to-value ratio immediately preceding such release and (b) the loan-to-value ratio at origination of the Regency Properties Portfolio Whole Loan.

(3)	On a monthly basis, the Regency Properties Portfolio Borrowers are required to deposit 1/12 of annual estimated insurance premiums, provided, however, that such obligation will be suspended so long as a blanket insurance policy is in full force and effect, except for required flood insurance, for which the Regency Properties Portfolio Borrowers will be required to make monthly escrows.

(4)	On a monthly basis, the Regency Properties Portfolio Borrowers are required to deposit approximately $17,877 into a TI/LC reserve, subject to a cap of $643,587.

(5)	The 3rd Most Recent NOI is not available as the Regency Properties Portfolio Properties were acquired between December 2016 and January 2018. The Most Recent NOI and 2nd Most Recent NOI include full-year financial reporting for only four of the seven Regency Properties Portfolio Properties, which comprise 60.6% of the portfolio NRA. UW NOI is based on the underwritten rent rolls dated August 31, 2018 for all seven Regency Properties Portfolio Properties.

(6)	Appraised Value, Cut-off Date LTV Ratio, and Maturity Date LTV Ratio are based on the aggregate “as-is” appraised values of the Regency Properties Portfolio Properties. The appraiser concluded an “as stabilized” appraised value as of August 1, 2021 for the Monticello Marketplace property of $9.08 million, which assumes a stabilized occupancy of 100.0%. Based on the “as stabilized” appraised value of $9.08 million for the Monticello Marketplace property, such property has an allocated Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 61.7% and 54.0%, respectively. Based on the “as stabilized” appraised value of $9.08 million for the Monticello Marketplace property, the Regency Properties Portfolio (as defined below) has an aggregate Appraised Value of $48.61 million and a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 72.5% and 63.4%, respectively.

A-3-107

Various	Collateral Asset Summary – Loan No. 14 Regency Properties Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$15,250,000 74.5% 1.39x 10.8%

The Mortgage Loan. The fourteenth largest mortgage loan (the “Regency Properties Portfolio Mortgage Loan”) is part of a whole loan (the “Regency Properties Portfolio Whole Loan”) evidenced by two pari passu promissory notes with an aggregate original principal balance of $35,250,000. The Regency Properties Portfolio Whole Loan is secured by the fee interests in a seven-property portfolio of retail properties totaling 612,940 SF located in Indiana, Iowa, Louisiana, North Carolina, and Utah (collectively, the “Regency Properties Portfolio Properties” or “Regency Properties Portfolio”). Promissory Note A-2, with an original principal balance of $15,250,000, represents the Regency Properties Portfolio Mortgage Loan and will be included in the UBS 2018-C15 Trust. The Regency Properties Portfolio Whole Loan will be serviced pursuant to the pooling and servicing agreement for the UBS 2018-C14 Trust. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement”.

Regency Properties Portfolio Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Anticipated Note Holder	Controlling Piece
Note A-1	$20,000,000	$20,000,000	UBS 2018-C14	Yes
Note A-2	$15,250,000	$15,250,000	UBS 2018-C15	No
Total	$35,250,000	$35,250,000

The proceeds of the Regency Properties Portfolio Whole Loan were used to refinance existing debt on the Regency Properties Portfolio, fund reserves, pay closing costs, and return equity to the borrower sponsor.

The Borrowers and the Borrower Sponsor. The borrowers are Regency Vernal LLC, Regency Oxford II LLC, Regency Cut Off LLC, Regency Wabash East LLC, Regency Monticello LLC, Regency Columbia City LLC, and Regency Knoxville LLC (collectively, the “Regency Properties Portfolio Borrowers”), each a single-purpose Delaware limited liability company structured to be bankruptcy remote with one independent director. A non-consolidation opinion has been delivered in connection with the origination of the Regency Properties Portfolio Whole Loan. All of the Regency Properties Portfolio Borrowers are 100% owned by Regency CSP III LLC, which is 100% owned by the nonrecourse carve-out guarantor, Regency Commercial Associates LLC (the “Regency Properties Portfolio Sponsor”).

The Regency Properties Portfolio Sponsor is a privately-owned Indiana limited liability real estate investment company headquartered in Evansville, Indiana committed to service and investment in county seat communities that serve as the hub for business, local government, recreation, and shopping for surrounding rural regions. Founded in 1949, the Regency Properties Portfolio Sponsor owns and operates a portfolio of 64 properties located in 18 states throughout various regions of the United States, totaling 6.28 million SF of commercial real estate. According to its balance sheet dated December 31, 2017, the Regency Properties Portfolio Sponsor has total assets and a net worth of approximately $255.8 million and $48.4 million, respectively.

The Properties.

The Regency Properties Portfolio consists of seven retail centers totaling 612,940 SF located in seven different cities throughout Indiana, Iowa, Louisiana, North Carolina, and Utah. The Regency Properties Portfolio Properties range in size from 42,956 SF to 159,854 SF and are situated on sites ranging from 3.40 acres to 18.71 acres. As of the August 31, 2018 rent rolls, the Regency Properties Portfolio is approximately 89.4% occupied by a mix of 66 national, regional, and local tenants, with individual property occupancies ranging from 85.0% to 96.7%. The following table presents certain information relating to the Regency Properties Portfolio Properties:

Portfolio Summary
Property Name	Location	Year Built	Net Rentable Area (SF)(1)	Occupancy (%)(1)	UW NCF	% of UW NCF	Allocated Cut-off Date Balance(2)	% of Whole Loan Cut-off Date Balance	Appraised Value(3)	Allocated Cut-off Date LTV Ratio(2)(3)
Vernal Towne Center	Vernal, UT	2014	159,854	86.5%	$1,428,183	43.1%	$15,250,000	43.3%	$20,200,000	75.5%
Monticello Marketplace	Monticello, IN	1979, 2003, 2008	105,005	94.4%	$508,060	15.3%	$5,600,000	15.9%	$7,800,000	71.8%
Columbia Square	Columbia City, IN	1981, 2012	114,369	86.7%	$239,659	7.2%	$3,200,000	9.1%	$5,100,000	62.7%
Wabash Crossings East	Wabash, IN	2008	22,137	93.0%	$321,107	9.7%	$3,000,000	8.5%	$3,920,000	76.5%
Granville Corners	Oxford, NC	1990	110,941	85.0%	$276,789	8.3%	$2,900,000	8.2%	$3,710,000	78.2%
Tarpon Heights	Cut Off, LA	1982	57,678	95.6%	$298,121	9.0%	$2,800,000	7.9%	$3,500,000	80.0%
Raceway Mall	Knoxville, IA	1988	42,956	96.7%	$245,424	7.4%	$2,500,000	7.1%	$3,100,000	80.6%
Total/Wtd. Avg.			612,940	89.4%	$3,317,343	100.0%	$35,250,000	100.0%	$47,330,000	74.5%

(1)	Information is based on the underwritten rent rolls.

(2)	Allocated Cut-off Date Balance is based on the Regency Properties Portfolio Whole Loan.

(3)	The appraiser concluded an “as stabilized” appraised value as of August 1, 2021 for the Monticello Marketplace property of $9.08 million, which assumes a stabilized occupancy of 100.0%. Based on the “as stabilized” appraised value of $9.08 million for the Monticello Marketplace property, such property has an Allocated Cut-off Date LTV Ratio of 61.7%, the aggregate Appraised Value of the Regency Properties Portfolio is $48.61 million, and the Regency Properties Portfolio Whole Loan has a Cut-off Date LTV Ratio of 72.5%.

The Regency Properties Portfolio Sponsor acquired the Regency Properties Portfolio Properties between December 2016 and January 2018 for a total acquisition cost of approximately $45.0 million, and has since invested approximately $1.9 million in capital improvements and other soft costs. Based on a total cost of $46.9 million, the Regency Properties Portfolio Sponsor has approximately $14.4 million cash equity remaining in the Regency Properties Portfolio.

Three of the Regency Properties Portfolio Properties are anchored by grocer tenants: Kroger at the Monticello Marketplace property and Columbia Square property, and Hy-Vee Food Stores at the Raceway Mall property, which is located directly across from the Knoxville Raceway and Marion County fairgrounds. The Vernal Towne Center property is shadow anchored by Lowe’s Home Improvement and Walmart Supercenter, which are located on adjacent lots along northbound US Route 40, in addition to anchor tenants such as Sportsman’s Warehouse and T.J. Maxx. The Wabash Crossings East property is shadow anchored by Walmart Supercenter, which is located on an adjacent lot on westbound Cass Street. Two of the Regency Properties Portfolio Properties are anchored by discount retailers: Roses and Peebles at the Granville Corners property, and Stage and Dollar General at the Tarpon

A-3-108

Various	Collateral Asset Summary – Loan No. 14 Regency Properties Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$15,250,000 74.5% 1.39x 10.8%

Heights property. The weighted average length of tenancy for all tenants of the Regency Properties Portfolio is currently 16.8 years. The top five tenants have been in occupancy for a weighted average of 25.8 years, with three of the top five tenants having been in occupancy for over 30 years. The Regency Properties Portfolio Properties are neighborhood shopping retail centers primarily located in county seat community hubs.

Portfolio Property Anchors
Property Name	Anchor Type	County Seat	Anchors / Additional Shadow Anchors	Wtd. Avg. Length of Anchor Tenancy
Vernal Towne Center	Retail Anchor	Yes	Sportsman’s Warehouse, T. J. Maxx (anchors) / Lowe’s Home Improvement, Walmart Supercenter (shadow anchors)	4.3 yrs / N/A
Monticello Marketplace	Grocery Anchor	Yes	Kroger - Monticello Marketplace	37.2 yrs
Columbia Square	Grocery Anchor	Yes	Kroger - Columbia Square	40.1 yrs
Wabash Crossings East	Retail Shadow Anchor	Yes	Walmart Supercenter (shadow anchor)	N/A
Granville Corners	Discount Retail Anchor	Yes	Roses, Peebles	7.1 yrs
Tarpon Heights	Discount Retail Anchor	No	Stage, Dollar General	15.0 yrs
Raceway Mall	Grocery Anchor	Yes	Hy-Vee Food Stores	30.4 yrs

Major Tenants.

The Regency Properties Portfolio has nine investment grade tenants across the seven properties, comprising 30.0% of the portfolio NRA, and 29.1% of the portfolio UW base rent. The five largest tenants of the Regency Properties Portfolio collectively make up approximately 39.2% of the Regency Properties Portfolio’s NRA and 30.4% of the Regency Properties Portfolio’s underwritten base rent. The five largest tenants are summarized below:

Kroger (122,020 SF, 19.9% of NRA, 15.5% of underwritten base rent). Founded in 1883 and incorporated in 1902, The Kroger Co. (“Kroger”) (NYSE: KR) (Moody’s/S&P: Baa1/BBB) operates 2,782 supermarkets across the United States and has 60 million household customers, according to its 2017 annual report. During the fiscal year ending February 3, 2018, Kroger completed sales of $122.7 billion, a 6.4% increase over the previous fiscal year’s sales. Kroger occupies 65,146 SF at the Monticello Marketplace property (62.0% of property NRA) and 56,874 SF at the Columbia Square property (49.7% of property NRA), under two separate leases, and has occupied its spaces for 40.1 years and 37.2 years, respectively. At the Monticello Marketplace property, Kroger pays base rent of $6.73 PSF through its lease expiration in May 2019 and percentage rent of 1% of sales over $42.6 million (capped at $30,000 per annum) and has six, five-year renewal options remaining and no termination options. At the Columbia Square property, Kroger pays base rent of $4.23 PSF through its lease expiration in November 2023 and percentage rent of 1% of sales over $38.0 million (capped at $60,000 per annum) and has six, five-year renewal options remaining and no termination options.

Roses (57,000 SF, 9.3% of NRA, 2.7% of underwritten base rent). Roses operates 248 stores across Midwestern and Southern United States. Founded in 1915, Roses offers an assortment of discount retail merchandise, including toys, health and beauty aids, housewares, furniture, sporting goods, and snacks as well as clothing, accessories, jewelry, and shoes. Roses occupies 57,000 SF at the Granville Corners property (51.4% of NRA) and pays base rent of $2.11 PSF through its lease expiration in May 2019 and percentage rent of 4% of sales over $3.0 million. Its lease provides for two, five-year renewal options with 10% rent steps and no termination options.

Hy-Vee Food Stores (30,473 SF, 5.0% of NRA, 4.1% of underwritten base rent). Hy-Vee Food Stores (“Hy-Vee”) is an employee-owned supermarket company founded in 1930. Hy-Vee operates 246 stores across eight states concentrated in the Midwestern United States and has over 84,000 employees. According to its company website, Hy-Vee has sales of $10 billion annually. Hy-Vee occupies 30,473 SF at the Raceway Mall property (70.9% of property NRA), and has been in occupancy of its space for approximately 30 years. Hy-Vee pays base rent of $5.91 PSF through its lease expiration in June 2023 and percentage rent of 0.75% of sales over $18.0 million, less fixed rent and reductions and has three, five-year renewal options remaining and no termination options. Additionally, Hy-Vee Wine & Spirits occupies 2,800 SF at the Raceway Mall property.

Sportsman’s Warehouse (30,676 SF, 5.0% of NRA, 8.0% of underwritten base rent). Sportsman's Warehouse is an outdoor sporting goods retailer, which operates across 22 states within the United States, including Alaska. Sportsman's Warehouse sells apparel, footwear, and gear, which caters to sportsmen and sportswomen with interests in hunting, shooting, reloading, camping, fishing, and other outdoor recreational activities. Founded in 1986, Sportsman’s Warehouse has approximately 5,000 employees across all locations supporting its 87 stores. During the fiscal year ending February 3, 2018, Sportsman’s Warehouse completed sales of $809.7 million, a 3.8% increase over the previous fiscal year’s sales. Sportsman’s Warehouse occupies 30,676 SF at the Vernal Towne Center property under a lease that commenced in July 2014 and expires in June 2024, with four, five-year renewal options remaining. Under its current lease, Sportsman’s Warehouse has the right to terminate its lease if gross sales do not exceed $7.0 million for the trailing 12-month period ending June 30, 2019, along with written notice between June 30, 2019 and August 31, 2019.

A-3-109

Various	Collateral Asset Summary – Loan No. 14 Regency Properties Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$15,250,000 74.5% 1.39x 10.8%

The following table presents certain information relating to the major leases at the Regency Properties Portfolio Properties:

Tenant Summary(1)
Tenant Name	Property	Credit Rating (Fitch/ Moody's/ S&P)(2)	Tenant SF	Approximate % of SF	Annual UW Base Rent	% of Total Annual UW Base Rent	TTM Sales			Lease Expiration Date
							$	PSF	Occ. Cost
Kroger	Monticello Marketplace	NR/Baa1/BBB	65,146	10.6%	$438,312	10.0%	$32,549,800(3)	$500	1.5%	5/31/2019
Roses	Granville Corners	NR/NR/NR	57,000	9.3%	$120,000	2.7%	$2,917,183(4)	$51	4.1%	5/31/2019
Kroger	Columbia Square	NR/Baa1/BBB	56,874	9.3%	$240,672	5.5%	$28,947,499(5)	$509	0.9%	11/30/2023
Sportsman's Warehouse(6)	Vernal Towne Center	NR/NR/NR	30,676	5.0%	$352,500	8.0%	N/A	N/A	N/A	6/30/2024
Hy-Vee Food Stores(7)	Raceway Mall	NR/NR/NR	30,473	5.0%	$180,000	4.1%	$16,846,453(8)	$553	1.6%	6/6/2023
T.J. Maxx	Vernal Towne Center	NR/A2/A+	23,000	3.8%	$212,750	4.9%	$4,509,291(9)	$196	5.7%	8/31/2024
Ross Dress For Less	Vernal Towne Center	NR/A3/A-	20,064	3.3%	$190,608	4.4%	N/A	N/A	N/A	1/31/2025
Goody's	Columbia Square	NR/NR/NR	16,650	2.7%	$75,000	1.7%	N/A	N/A	N/A	1/31/2023
Stage	Tarpon Heights	NR/NR/NR	16,464	2.7%	$67,500	1.5%	$1,097,052(10)	$67	8.7%	1/31/2021
Peebles	Granville Corners	NR/NR/NR	15,134	2.5%	$45,402	1.0%	$997,860(11)	$66	6.2%	1/31/2023
Subtotal/Wtd. Avg.			331,481	54.1%	$1,922,744	43.9%
Remaining Tenants			216,571	35.3%	$2,456,650	56.1%
Vacant			64,888	10.6%	$0	0.0%
Total/Wtd. Avg.			612,940	100.0%	$4,379,394	100.0%

(1)	Information is based on the underwritten rent rolls.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant Name” field whether or not the parent company guarantees the lease.

(3)	As of the trailing 12-month period ending May 31, 2018.

(4)	As of the trailing 12-month period ending June 30, 2018.

(5)	As of the trailing 12-month period ending November 30, 2017.

(6)	Sportsman’s Warehouse has the right to terminate its lease if gross sales for the trailing 12-month period ending June 30, 2019 do not exceed $7.0 million and notice is given prior to August 31, 2019.

(7)	Excludes Hy-Vee Wine & Spirits, which leases 2,800 SF at the Raceway Mall property for $5.50 PSF through June 6, 2023.

(8)	As of the trailing 12-month period ending September 30, 2017.

(9)	As of the trailing 12-month period ending January 31, 2018.

(10)	As of the trailing 12-month period ending January 31, 2018.

(11)	As of the trailing 12-month period ending February 28, 2018.

The following table presents certain information relating to the lease rollover schedule at the Regency Properties Portfolio Properties:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	UW Base Rent PSF Rolling(3)	Total UW Base Rent Rolling	Approx. % of Total Base Rent Rolling	Approx. Cumulative % of Total Base Rent Rolling
MTM	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2018	3	2,676	0.4%	0.4%	$11.64	$31,160	0.7%	0.7%
2019	12	143,211	23.4%	23.8%	$5.89	$843,733	19.3%	20.0%
2020	9	38,745	6.3%	30.1%	$7.63	$295,774	6.8%	26.7%
2021	7	28,664	4.7%	34.8%	$9.27	$265,829	6.1%	32.8%
2022	4	16,793	2.7%	37.5%	$7.01	$117,747	2.7%	35.5%
2023	14	153,922	25.1%	62.7%	$5.80	$893,433	20.4%	55.9%
2024	9	91,085	14.9%	77.5%	$12.61	$1,148,922	26.2%	82.1%
2025	6	59,576	9.7%	87.2%	$10.57	$629,821	14.4%	96.5%
2026	1	2,200	0.4%	87.6%	$16.00	$35,200	0.8%	97.3%
2027	2	11,180	1.8%	89.4%	$10.53	$117,775	2.7%	100.0%
2028	0	0	0.0%	89.4%	$0.00	$0	0.0%	100.0%
2029 & Beyond	0	0	0.0%	89.4%	$0.00	$0	0.0%	100.0%
Vacant	0	64,888	10.6%	100.0%	$0.00	$0	0.0%	100.0%
Total/Wtd. Avg.	67	612,940	100.0%		$7.99	$4,379,394	100.0%

(1)	Information is based on the underwritten rent rolls.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.

(3)	Wtd. Avg. UW Base Rent PSF Rolling excludes vacant space.

A-3-110

Various	Collateral Asset Summary – Loan No. 14 Regency Properties Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$15,250,000 74.5% 1.39x 10.8%

The Markets. The Regency Properties Portfolio Properties are located in seven different cities throughout Indiana, Iowa, Louisiana, North Carolina, and Utah. The following tables present certain information relating to the competitive sets of the three largest Regency Properties Portfolio Properties by Allocated Cut-off Date Balance:

Vernal, Utah: According to a third party market research report, the estimated 2018 population and estimated average household income within a three- and five-mile radius of the Vernal Towne Center property was 19,136 and 26,483, respectively, and $87,271 and $86,548, respectively.

Vernal Towne Center Property Competitive Set
Property	Distance from Subject (miles)	Year Built	Net Rentable Area (SF)	Occupancy (%)	Asking Rent (PSF)
Vernal Towne Center	—	2014	159,854(1)	86.5%(1)	$12.52(1)
Diamond Mountain Shopping Center - Warehouse Space	1.5	1990	88,433	91.9%	$3.33
Uintah Plaza Shopping Center	1.6	1983	128,133	30.1%	NAV
Vernal Plaza	1.7	2005	16,037	82.3%	$12.00 - $22.00
Vernal Marketplace	0.1	2005	27,275	80.6%	$13.00 - $16.00
Vernal Towne Center - Gardner	0.1	2016	10,300	63.1%	$16.00 - $25.00

Source: Appraisal

(1)	Information is based on the underwritten rent roll.

Monticello, Indiana: According to a third party market research report, the estimated 2018 population and estimated average household income within a three- and five-mile radius of the Monticello Marketplace property was 8,553 and 11,564, respectively, and $62,834 and $65,268, respectively.

Monticello Marketplace Property Competitive Set
Property	Distance from Subject (miles)	Year Built	Net Rentable Area (SF)	Occupancy (%)	Asking Rent (PSF)
Monticello Marketplace	—	1979, 2003, 2008	105,005(1)	94.4%(1)	$7.02(1)
Wal-Mart	1.9	NAV	150,000	100.0%	NAV
Monticello Plaza	0.2	1984	81,836	100.0%	NAV
Monticello Shops	0.2	NAV	19,410	100.0%	$7.00 - $9.00
Shoppes at Monticello	1.5	2004	10,000	100.0%	NAV
Monticello Suites	1.7	2001	14,184	41.2%	$11.00 - $12.00
R&J Plaza	0.7	2000	27,200	89.0%	$8.00

Source: Appraisal

(1)	Information is based on the underwritten rent roll.

Columbia City, Indiana: According to a third party market research report, the estimated 2018 population and estimated average household income within a three- and five-mile radius of the Columbia Square property was 11,570 and 14,800, respectively, and $69,707 and $71,560, respectively.

Columbia Square Property Competitive Set
Property	Distance from Subject (miles)	Year Built	Net Rentable Area (SF)	Occupancy (%)	Asking Rent (PSF)
Columbia Square	—	1981, 2012	114,369(1)	86.7%(1)	$4.54(1)
Town & Country Center	1.3	1996	58,155	95.8%	$15.00
Town & Country Plaza	0.9	1989	50,000	100.0%	NAV
Columbia Commons	1.2	2005	12,000	100.0%	NAV
Wal-mart Supercenter	0.9	1989	147,558	100.0%	$9.00

Source: Appraisal

(1)	Information is based on the underwritten rent roll.

A-3-111

Various	Collateral Asset Summary – Loan No. 14 Regency Properties Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$15,250,000 74.5% 1.39x 10.8%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Regency Properties Portfolio Properties:

Cash Flow Analysis
	2015(1)	2016(1)	2017(2)	7/31/2018 TTM(2)	UW	UW PSF
Gross Potential Rent(3)	N/A	N/A	$1,993,169	$2,852,344	$4,908,851	$8.01
Total Recoveries	N/A	N/A	$481,293	$716,807	$919,842	$1.50
Other Income	N/A	N/A	$12,995	$38,071	$17,000	$0.03
Less Vacancy & Credit Loss	N/A	N/A	($12,436)	$4,831	($464,767)	($0.76)
Effective Gross Income	N/A	N/A	$2,475,021	$3,612,053	$5,380,925	$8.78
Total Operating Expenses	N/A	N/A	$646,199	$949,238	$1,586,409	$2.59
Net Operating Income	N/A	N/A	$1,828,822	$2,662,815	$3,794,516	$6.19
Tenant Improvements	N/A	N/A	$0	$0	$243,387	$0.40
Leasing Commissions	N/A	N/A	$0	$0	$108,878	$0.18
Replacement Reserves	N/A	N/A	$0	$0	$124,909	$0.20
Net Cash Flow	N/A	N/A	$1,828,822	$2,662,815	$3,317,343	$5.41

Occupancy %	N/A	N/A	83.0%	83.0%	89.4%
NOI DSCR (P&I)(4)	N/A	N/A	0.77x	1.12x	1.59x
NCF DSCR (P&I)(4)	N/A	N/A	0.77x	1.12x	1.39x
NOI Debt Yield(4)	N/A	N/A	5.2%	7.6%	10.8%
NCF Debt Yield(4)	N/A	N/A	5.2%	7.6%	9.4%

(1)	Historical operating performance prior to 2017 is not available as the Regency Properties Portfolio Properties were acquired between December 2016 and January 2018.

(2)	Operating performance for 2017 and 7/31/2018 TTM include full-year financial reporting for only four of the seven Regency Properties Portfolio Properties, which comprise 60.6% of the portfolio NRA.

(3)	UW Gross Potential Rent is based on the underwritten rent rolls as of August 31, 2018 for all seven Regency Properties Portfolio Properties and includes (i) vacancy gross up of $449,631, (ii) percentage rent of $79,826, and (iii) rent steps of $67,629.

(4)	Debt service coverage ratios and debt yields are based on the Regency Properties Portfolio Whole Loan.

A-3-112

7531 Montpelier Road Laurel, MD 20723	Collateral Asset Summary – Loan No. 15 Homewood Suites Columbia/Laurel	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$15,083,565 65.3% 1.65x 12.5%

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	Rialto Mortgage Finance, LLC			Single Asset/Portfolio:	Single Asset
				Location:	Laurel, MD 20723
				General Property Type:	Hospitality
Original Balance:	$15,100,000			Detailed Property Type:	Extended Stay
Cut-off Date Balance:	$15,083,565			Title Vesting:	Fee Simple
% of Initial Pool Balance:	2.3%			Year Built/Renovated:	2015/N/A
Loan Purpose:	Refinance			Size:	114 Rooms
Borrower Sponsors:	Mukesh Majmudar; Varsha Majmudar			Cut-off Date Balance per Room:	$132,312
Mortgage Rate:	5.5300%			Maturity Date Balance per Room:	$110,751
Note Date:	10/31/2018			Property Manager:	Star Management Group LLC (borrower-related)
First Payment Date:	12/6/2018
Maturity Date:	11/6/2028
Original Term to Maturity:	120 months			Underwriting and Financial Information
Original Amortization Term:	360 months			UW NOI:	$1,882,202
IO Period:	0 months			UW NOI Debt Yield:	12.5%
Seasoning:	1 month			UW NOI Debt Yield at Maturity:	14.9%
Prepayment Provisions:	LO (25); DEF (91); O (4)			UW NCF DSCR:	1.65x
Lockbox/Cash Mgmt Status:	Springing/Springing			Most Recent NOI:	$1,884,651 (8/31/2018 TTM)
Additional Debt Type:	N/A			2nd Most Recent NOI:	$1,642,262 (12/31/2017)
Additional Debt Balance:	N/A			3rd Most Recent NOI:	$1,145,984 (12/31/2016)
Future Debt Permitted (Type)(1):	Yes (Mezzanine)			Most Recent Occupancy:	82.7% (8/31/2018)
Reserves				2nd Most Recent Occupancy:	77.7% (12/31/2017)
Type	Initial	Monthly	Cap	3rd Most Recent Occupancy:	66.5% (12/31/2016)
RE Tax:	$43,848	$20,880	N/A	Appraised Value (as of):	$23,100,000 (8/27/2018)
Insurance:	$27,516	$5,241	N/A	Cut-off Date LTV Ratio:	65.3%
FF&E(2):	$0	$14,760	N/A	Maturity Date LTV Ratio:	54.7%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$15,100,000	100.0%	Loan Payoff:	$13,512,960	89.5%
			Reserves:	$71,364	0.5%
			Closing Costs:	$479,885	3.2%
			Return of Equity:	$1,035,791	6.9%
Total Sources:	$15,100,000	100.0%	Total Uses:	$15,100,000	100.0%

(1)	The Homewood Suites Columbia/Laurel Borrower (as defined below) is permitted to obtain a mezzanine loan provided no event of default has occurred, upon satisfaction of certain terms and conditions including, among others, (i) the mezzanine loan is junior and subordinate to the Homewood Suites Columbia/Laurel Mortgage Loan (as defined below), (ii) the combined loan-to-value ratio does not exceed 65.4%, (iii) the combined debt service coverage ratio based on the trailing twelve month period immediately preceding the date of determination, is not less than 1.65x, (iv) the mezzanine lender enters into an intercreditor agreement acceptable to the lender, (v) the Homewood Suites Columbia/Laurel Borrower delivers a rating agency confirmation.

(2)	Monthly FF&E reserve deposits are equal to the greater of (a) an amount equal to 1/12 of 4.0% of gross income from operations during the calendar year immediately preceding the calendar year in which the payment date occurs, and (b) the aggregate amount, if any, required to be reserved under the management agreement and the franchise agreement.

The Mortgage Loan. The fifteenth largest mortgage loan (the “Homewood Suites Columbia/Laurel Mortgage Loan”) is evidenced by a promissory note with an original principal balance of $15,100,000 and secured by a first priority fee mortgage encumbering an extended stay hospitality property known as the Homewood Suites Columbia/Laurel, located in Laurel, Maryland (the “Homewood Suites Columbia/Laurel Property”). The proceeds of the Homewood Suites Columbia/Laurel Mortgage Loan, were used to pay off existing debt on the Homewood Suites Columbia/Laurel Property, fund reserves, pay closing costs and return equity to the borrower sponsors.

The Borrower and the Borrower Sponsors. The borrower is Hopkins Hospitality Investors LLC (the “Homewood Suites Columbia/Laurel Borrower”), a Maryland limited liability company, with one independent director. The non-recourse carveout guarantors and borrower sponsors for the Homewood Suites Columbia/Laurel Mortgage Loan are Mukesh Majmudar and Varsha Majmudar on a joint and several basis. The Homewood Suites Columbia/Laurel Borrower is managed by Hopkins Management, Inc. which is owned 100% by Mukesh Majmudar. Mukesh Majmudar owns approximately 60% interest in the Homewood Suites Columbia/Laurel Property, and 11 other individuals own in aggregate approximately 40.0%, none with more than 8.0% interest in the Homewood Suites Columbia/Laurel Property.

Mukesh Majmudar is the founder, president and CEO of Star Global Ventures, a commercial real estate development and hospitality management company. With over 20 years of experience in development, investment, and asset management, Star Global Ventures is composed of three primary subsidiaries, Star Development Group, Star Capital Group and Star Management Group. In addition to the Homewood Suites Columbia/Laurel Property, Mr. Majmudar’s hotel portfolio includes a Hampton Inn in College Park, MD; a Hilton Garden Inn in Columbia, MD; a Best Western in Dallas, TX; and a Days Inn in Alexandria, VA. Mr. Majmuda also reported ownership interests in a student housing property located in College Park, MD.

A-3-113

7531 Montpelier Road Laurel, MD 20723	Collateral Asset Summary – Loan No. 15 Homewood Suites Columbia/Laurel	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$15,083,565 65.3% 1.65x 12.5%

The Property. The Homewood Suites Columbia/Laurel Property is comprised of a 114-room, six-story, extended stay hotel located in Laurel, Maryland, at the intersection of Montpelier Road and John Hopkins Road, in southern Howard County. The Homewood Suites Columbia/Laurel Property was constructed in 2015 and is situated on a 3.19-acre site. Amenities include a breakfast dining area, 3,720 SF of meeting space, heated indoor pool, fitness room, lobby workstation, guest laundry room, sport court, an outdoor patio and barbecue area. Additional amenities include complimentary breakfast. The Homewood Suites Columbia/Laurel Property’s guestroom mix consists of 45 king studio suites, 45 king one-bedroom suites, 10 queen one-bedroom suites, four king and double queen two bedroom suites, and 10 ADA suites. All guestrooms feature fully-equipped kitchens comprising a refrigerator, microwave, two-burner stove, dishwasher, and 32-inch LCD flat panel televisions. All suites feature a full-size sleeper sofa. One-bedroom and two-bedroom suites feature a larger living space, as well as a separate sleeping area. Additionally, the Homewood Suites Columbia/Laurel Property offers complimentary wireless internet access in all guestrooms. Parking is provided by 180 parking spaces or 1.58 spaces per key. There is a 5,326 SF restaurant space in shell condition connected to the hotel building. The restaurant space features a separate main entrance.

The Homewood Suites Columbia/Laurel Property operates under a license agreement with Homewood Suites Franchise LLC, a subsidiary of Hilton Hotels Corporation, which has an expiration date of April 30, 2030. The franchise agreement stipulates a monthly royalty fee of 4.0% of gross room revenue and a monthly program fee of 4.0% of gross room revenue. The program fee is subject to increase, but such increase is limited to 1.0% of the gross room revenue, and the program fee will not exceed 5% of gross room revenue.

According to the appraisal, the Homewood Suites Columbia/Laurel Property generates approximately 70% of its room revenue from commercial & government demand, 25% form leisure demand and approximately 5% from group demand.

More specific information about the Homewood Suites Columbia/Laurel Property and the related competitive set is set forth in the following table:

Historical Occupancy, ADR, RevPAR(1)
	Homewood Suites Columbia/Laurel Property			Competitive Set(2)			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
8/30/2016 TTM	66.5%	$122.91	$81.73	73.0%	$112.44	$82.09	91.1%	109.3%	99.6%
8/30/2017 TTM	77.7%	$124.32	$96.65	72.0%	$114.09	$82.15	108.0%	109.0%	117.7%
8/30/2018 TTM	82.7%	$123.24	$101.97	73.0%	$114.34	$83.42	113.4%	107.8%	122.2%

Source: Industry Report

(1)	The variances between the underwriting, the appraisal and the industry report data with respect to Occupancy, ADR and RevPAR at the Homewood Suites Columbia/Laurel Property are attributable to differing reporting methodologies, and/or timing differences.

(2)	The competitive set includes Holiday Inn Columbia Jessup, Courtyard Columbia, Holiday Inn Express & Suites Laurel, Springhill Suites Columbia, and Hampton Inn Suites Columbia South.

The Market. The Homewood Suites Columbia/Laurel Property is located in Laurel, Maryland within the Washington-Baltimore-Arlington, DC-MD-VA-WV-PA combined statistical area (the “Washington CSA”). According to the appraisal, the Homewood Suites Columbia/Laurel Property is located in the unincorporated area of Fulton and the county of Howard. Howard County’s economic base is diverse, with employers in the government-defense, healthcare, education sectors, as well as technology, manufacturing, and agricultural industries. Major companies such as Cisco Systems, Oracle, W. R. Grace & Co., Leidos, and Intralox maintain a strong presence, while multiple universities and hospitals further support the local economy. According to the appraisal, the June 2018 unemployment rate was 3.6% for Howard County. In comparison, the unemployment rate for the state and the U.S. was 4.5% and 4.0%, respectively, for the same period.

The Homewood Suites Columbia/Laurel Property's neighborhood is defined by Middle Patuxent River to the north, Columbia Pike/U.S. Highway 29 to the east, Scaggsville Road/U.S. Highway 216 to the south, and Sanner Road to the west. The neighborhood is characterized by offices, laboratories, retail establishments, and restaurants along the primary thoroughfares, with residential areas located along the secondary roadways. The Homewood Suites Columbia/Laurel Property is served by the Baltimore Washington International Thurgood Marshall Airport, located approximately 17 miles northeast of the Homewood Suites Columbia/Laurel Property. Primary attractions in the area include the downtown Baltimore and Inner Harbor Area, which include museums, art galleries, and educational venues, such as the Port Discovery Children’s Museum, The Gallery at Harborplace, American Visionaries Art Museum, Maryland Science Center, and the National Aquarium. Arundel Mills, which opened in 2000, is the second largest shopping mall in the state of Maryland and located approximately 17 miles east of the Homewood Suites Columbia/Laurel Property. This outlet mall features 17 anchor department stores and over 225 specialty stores, as well as the Medieval Times dinner theater and the Egyptian-themed 24-screen megaplex theater. Restaurants located within walking distance of the Homewood Suites Columbia/Laurel Property include La Palapa Too Mexican Grill, Kloby's Smokehouse, Ginza of Tokyo, Tandor Grill, Facci Ristorante, and Chick-fil-A. Regional access through the area is provided by Interstate 95, which extends to Baltimore to the northeast and Washington, D.C. to the southwest.

According to a third party market research report, the estimated 2018 population within a one-, three- and five-mile radius of the Homewood Suites Columbia/Laurel Property is 4,725, 43,703 and 168,138, respectively. Estimated 2018 median household income within a one-, three- and five-mile radius of the Homewood Suites Columbia/Laurel Property is $185,511, $173,236 and $135,633, respectively.

A-3-114

7531 Montpelier Road Laurel, MD 20723	Collateral Asset Summary – Loan No. 15 Homewood Suites Columbia/Laurel	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$15,083,565 65.3% 1.65x 12.5%

Primary and secondary competitive properties to the Homewood Suites Columbia/Laurel Property are shown in the table below:

Competitive Property Summary
Property Name	No. of Rooms	Commercial/ Government Demand	Leisure Demand	Group Demand	2017 Occupancy	2017 ADR	2017 RevPAR
Homewood Suites Columbia/Laurel Property	114	70%	25%	5%	77.7%	$127.60	$99.14
Homewood Suites by Hilton Columbia	150	70%	25%	5%	80.0%-85.0%	$120.00-$125.00	$100.00-$105.00
Residence Inn by Marriott Columbia	108	70%	25%	5%	70.0%-75.0%	$115.00-$120.00	$85.00-$90.00
Residence Inn by Marriott Arundel Mills BWI Airport	131	65%	30%	5%	85.0%-90.0%	$125.00-$130.00	$110.00-$115.00
Home2 Suites by Hilton Arundel Mills BWI Airport	80	65%	30%	5%	75.0%-80.0%	$115.00-$120.00	$90.00-$95.00
Homewood Suites by Hilton Baltimore BWI Airport	147	75%	20%	5%	80.0%-85.0%	$110.00-$115.00	$95.00-$100.00
Element Arundel Mills	147	65%	30%	5%	75.0%-80.0%	$100.00-$105.00	$80.00-$85.00
TownePlace Suites by Marriott Arundel Mills BWI Airport	109	65%	30%	5%	80.0%-85.0%	$115.00-$120.00	$95.00-$100.00
Sonesta ES Suites Columbia Baltimore	118	60%	35%	5%	70.0%-75.0%	$100.00-$105.00	$70.00-$75.00
TownePlace Suites by Marriott Baltimore Fort Meade	94	70%	25%	5%	65.0%-70.0%	$100.00-$105.00	$70.00-$75.00
Candlewood Suites Arundel Mills/BWI Airport	100	70%	25%	5%	85.0%-90.0%	$90.00-$95.00	$75.00-$80.00
Hampton Inn Laurel (Fort Meade Area)	80	70%	25%	5%	70.0%-75.0%	$100.00-$105.00	$75.00-$80.00
DoubleTree by Hilton Columbia	152	70%	20%	10%	65.0%-70.0%	$120.00-$125.00	$85.00-$90.00
DoubleTree by Hilton Laurel	208	70%	20%	10%	60.0%-65.0%	$100.00-$105.00	$60.00-$65.00
Holiday Inn Express Hotel & Suites Laurel	119	70%	25%	5%	70.0%-75.0%	$100.00-$105.00	$70.00-$75.00
Fairfield Inn by Marriott Laurel	109	70%	25%	5%	80.0%-85.0%	$90.00-$95.00	$75.00-$80.00
Holiday Inn Columbia East Jessup	171	70%	15%	15%	65.0%-70.0%	$100.00-$105.00	$65.00-$70.00
Total/Wtd. Avg. of Primary/Secondary Competition	2,137	70%	25%	6%	75.4%	$109.99	$84.04

Source: Appraisal

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Homewood Suites Columbia/Laurel Property:

Cash Flow Analysis
	2015(1)	2016	2017	8/31/2018 TTM	UW	UW per Room
Occupancy	43.9%	66.5%	77.7%	82.7%	82.7%
ADR	$125.46	$122.91	$124.39	$123.20	$123.20
RevPAR	$55.08	$81.73	$96.65	$101.89	$101.89

Rooms Revenue	$860,184	$3,410,274	$4,021,516	$4,239,563	$4,239,563	$37,189
Food & Beverage	$22,059	$82,352	$191,711	$124,206	$124,206	$1,090
Other Income(2)	$1,075	$46,992	$66,593	$64,268	$64,268	$564
Total Revenue	$883,318	$3,539,618	$4,279,821	$4,428,037	$4,428,037	$38,842
Total Expenses	$550,255	$2,393,634	$2,637,559	$2,543,385	$2,545,834	$22,332
Net Operating Income	$333,063	$1,145,984	$1,642,262	$1,884,651	$1,882,202	$16,511
FF&E	$0	$0	$0	$177,121	$177,121	$1,554
Net Cash Flow	$333,063	$1,145,984	$1,642,262	$1,707,530	$1,705,081	$14,957

NOI DSCR	0.32x	1.11x	1.59x	1.83x	1.82x
NCF DSCR	0.32x	1.11x	1.59x	1.65x	1.65x
NOI Debt Yield	2.2%	7.6%	10.9%	12.5%	12.5%
NCF Debt Yield	2.2%	7.6%	10.9%	11.3%	11.3%

(1)	The Homewood Suites Columbia/Laurel Property opened in 2015; therefore, 2015 operating history represents August 2015 through December 2015.

(2)	Other Income includes telephone revenue, fax & copies, internet, movies & videos, valet laundry, vending income, pantry income, and miscellaneous revenue.

A-3-115

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX B

FORM OF DISTRIBUTION DATE STATEMENT

(THIS PAGE INTENTIONALLY LEFT BLANK)

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	UBS Commercial Mortgage Trust 2018-C15 Commercial Mortgage Pass-Through Certificates Series 2018-C15	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/19
		Record Date:	12/31/18
		Determination Date:	1/11/19

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)
Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7 - 9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15 - 16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Loss Reconciliation	20
Interest Shortfall Reconciliation Detail	21 - 22
Supplemental Reporting	23

Depositor	Master Servicer	Special Servicer	Asset Representations Reviewer/Operating Advisor

UBS Commercial Mortgage Securitization Corp.	Midland Loan Services, a Division of PNC	Midland Loan Services, a Division of PNC	Pentalpha Surveillance LLC
	Bank, National Association	Bank, National Association
1285 Avenue of the Americas	10851 Mastin Street	10851 Mastin Street	375 North French Road
New York, NY 10019	Building 82, Suite 300	Building 82, Suite 300	Suite 100
	Overland Park, KS 66210	Overland Park, KS 66210	Amherst, NY 14228

Contact: General Information	Contact: Heather Wagner	Contact: Heather Wagner	Contact: Don Simon
Phone Number: (212) 713-2000	Phone Number: (913) 253-9570	Phone Number: (913) 253-9570	Phone Number: (203) 660-6100

This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	UBS Commercial Mortgage Trust 2018-C15 Commercial Mortgage Pass-Through Certificates Series 2018-C15	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/19
		Record Date:	12/31/18
		Determination Date:	1/11/19

Certificate Distribution Detail

Class	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
NR-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Z		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	UBS Commercial Mortgage Trust 2018-C15 Commercial Mortgage Pass-Through Certificates Series 2018-C15	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/19
		Record Date:	12/31/18
		Determination Date:	1/11/19

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
NR-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
Z		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	UBS Commercial Mortgage Trust 2018-C15 Commercial Mortgage Pass-Through Certificates Series 2018-C15	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/19
		Record Date:	12/31/18
		Determination Date:	1/11/19

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Interest Shortfall/(Excess)	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
NR-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Z	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	UBS Commercial Mortgage Trust 2018-C15 Commercial Mortgage Pass-Through Certificates Series 2018-C15	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/19
		Record Date:	12/31/18
		Determination Date:	1/11/19

Other Required Information

Available Distribution Amount (1)	0.00

Appraisal Reduction Amount

		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Reduction
			Effected	Amount	Date

Total

(1) The Available Distribution Amount includes any Prepayment Fees.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	UBS Commercial Mortgage Trust 2018-C15 Commercial Mortgage Pass-Through Certificates Series 2018-C15	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/19
		Record Date:	12/31/18
		Determination Date:	1/11/19

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed

Interest:			Fees:
Scheduled Interest	0.00		Master Servicing Fee - Midland Loan Services	0.00
Interest reductions due to Nonrecoverability Determinations	0.00		Trustee Fee - Wells Fargo Bank, N.A.	0.00
Interest Adjustments	0.00		Certificate Administrator Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC® License Fee	0.00
ARD Interest	0.00		Operating Advisor Fee - Pentalpha Surveillance LLC	0.00
Default Interest and Late Payment Charges	0.00		Asset Representations Reviewer Fee - Pentalpha Surveillance LLC	0.00
Net Prepayment Interest Shortfall	0.00		Total Fees		0.00
Net Prepayment Interest Excess	0.00
Extension Interest	0.00
Interest Reserve Withdrawal	0.00
Total Interest Collected		0.00	Additional Trust Fund Expenses:
			Reimbursement for Interest on Advances	0.00
Principal:			ASER Amount	0.00
Scheduled Principal	0.00		Special Servicing Fee	0.00
Unscheduled Principal	0.00		Attorney Fees & Expenses	0.00
Principal Prepayments	0.00		Bankruptcy Expense	0.00
Collection of Principal after Maturity Date	0.00		Taxes Imposed on Trust Fund	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Non-Recoverable Advances	0.00
Excess of Prior Principal Amounts paid	0.00		Workout-Delayed Reimbursement Amounts	0.00
Curtailments	0.00		Other Expenses	0.00
Negative Amortization	0.00		Total Additional Trust Fund Expenses		0.00
Principal Adjustments	0.00
Total Principal Collected		0.00	Interest Reserve Deposit		0.00

			Payments to Certificateholders & Others:
Other:			Interest Distribution	0.00
Prepayment Penalties/Yield Maintenance Charges	0.00		Principal Distribution	0.00
Repayment Fees	0.00		Prepayment Penalties/Yield Maintenance Charges	0.00
Borrower Option Extension Fees	0.00		Borrower Option Extension Fees	0.00
Excess Liquidation Proceeds	0.00		Net Swap Counterparty Payments Received	0.00
Net Swap Counterparty Payments Received	0.00		Total Payments to Certificateholders & Others		0.00
Total Other Collected		0.00	Total Funds Distributed		0.00
Total Funds Collected		0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	UBS Commercial Mortgage Trust 2018-C15 Commercial Mortgage Pass-Through Certificates Series 2018-C15	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/19
		Record Date:	12/31/18
		Determination Date:	1/11/19

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals
See footnotes on last page of this section.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	UBS Commercial Mortgage Trust 2018-C15 Commercial Mortgage Pass-Through Certificates Series 2018-C15	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/19
		Record Date:	12/31/18
		Determination Date:	1/11/19

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	UBS Commercial Mortgage Trust 2018-C15 Commercial Mortgage Pass-Through Certificates Series 2018-C15	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/19
		Record Date:	12/31/18
		Determination Date:	1/11/19

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used.

To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-Off Date balance of each property as disclosed in the offering document.

The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the “State” and “Property” stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The “State” and “Property” stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a “hope note”) of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

Note: There are no Hyper-Amortization Loans included in the Mortgage Pool.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	UBS Commercial Mortgage Trust 2018-C15 Commercial Mortgage Pass-Through Certificates Series 2018-C15	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/19
		Record Date:	12/31/18
		Determination Date:	1/11/19

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	SS	-	Self Storage	1	-	Modification	7	-	REO	11	-	Full Payoff	1	-	Maturity Date Extension	6	-	Capitalization on Interest
RT	-	Retail	98	-	Other	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties	2	-	Amortization Change	7	-	Capitalization on Taxes
HC	-	Health Care	SE	-	Securities	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD	3	-	Principal Write-Off	8	-	Other
IN	-	Industrial	CH	-	Cooperative Housing	4	-	Extension			to Master Servicer	98	-	Other	4	-	Blank	9	-	Combination
MH	-	Mobile Home Park	WH	-	Warehouse	5	-	Note Sale	10	-	Deed in Lieu Of				5	-	Temporary Rate Reduction	10	-	Forbearance
OF	-	Office	ZZ	-	Missing Information	6	-	DPO			Foreclosure
MU	-	Mixed Use	SF	-	Single Family
LO	-	Lodging

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	UBS Commercial Mortgage Trust 2018-C15 Commercial Mortgage Pass-Through Certificates Series 2018-C15	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/19
		Record Date:	12/31/18
		Determination Date:	1/11/19

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI (1)	Most Recent NOI (1)	Most Recent NOI Start Date	Most Recent NOI End Date

Total

(1) The Most Recent Fiscal NOI and Most Recent NOI fields correspond to the financial data reported by the Master Servicer. An NOI of 0.00 means the Master Servicer did not report NOI figures in their loan level reporting.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	UBS Commercial Mortgage Trust 2018-C15 Commercial Mortgage Pass-Through Certificates Series 2018-C15	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/19
		Record Date:	12/31/18
		Determination Date:	1/11/19

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document	Principal Prepayment Amount		Prepayment Penalties
		Cross-Reference	Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Charge

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	UBS Commercial Mortgage Trust 2018-C15 Commercial Mortgage Pass-Through Certificates Series 2018-C15	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/19
		Record Date:	12/31/18
		Determination Date:	1/11/19

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.		WAM
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Amount	#	Amount	Coupon	Remit

Note: Foreclosure and REO Totals are excluded from the delinquencies.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	UBS Commercial Mortgage Trust 2018-C15 Commercial Mortgage Pass-Through Certificates Series 2018-C15	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/19
		Record Date:	12/31/18
		Determination Date:	1/11/19

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Performing Matured Balloon	1	-	Modification	7	-	REO	11	-	Full Payoff
		But Still in Grace Period	1	- 30-59 Days Delinquent	5	-	Non Performing Matured Balloon	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties
		Or Not Yet Due	2	- 60-89 Days Delinquent	6	-	121+ Days Delinquent	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD
B	-	Late Payment But Less	3	- 90-120 Days Delinquent				4	-	Extension			to Master Servicer	98	-	Other
		Than 30 Days Delinquent						5	-	Note Sale	10	-	Deed In Lieu Of
								6	-	DPO			Foreclosure
** Outstanding P & I Advances include the current period advance.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	UBS Commercial Mortgage Trust 2018-C15 Commercial Mortgage Pass-Through Certificates Series 2018-C15	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/19
		Record Date:	12/31/18
		Determination Date:	1/11/19

Specially Serviced Loan Detail - Part 1

Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	DSCR Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	UBS Commercial Mortgage Trust 2018-C15 Commercial Mortgage Pass-Through Certificates Series 2018-C15	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/19
		Record Date:	12/31/18
		Determination Date:	1/11/19

Specially Serviced Loan Detail - Part 2

Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment from Special Servicer

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	UBS Commercial Mortgage Trust 2018-C15 Commercial Mortgage Pass-Through Certificates Series 2018-C15	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/19
		Record Date:	12/31/18
		Determination Date:	1/11/19

Advance Summary

Loan Group	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	UBS Commercial Mortgage Trust 2018-C15 Commercial Mortgage Pass-Through Certificates Series 2018-C15	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/19
		Record Date:	12/31/18
		Determination Date:	1/11/19

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	UBS Commercial Mortgage Trust 2018-C15 Commercial Mortgage Pass-Through Certificates Series 2018-C15	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/19
		Record Date:	12/31/18
		Determination Date:	1/11/19

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	UBS Commercial Mortgage Trust 2018-C15 Commercial Mortgage Pass-Through Certificates Series 2018-C15	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/19
		Record Date:	12/31/18
		Determination Date:	1/11/19

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	UBS Commercial Mortgage Trust 2018-C15 Commercial Mortgage Pass-Through Certificates Series 2018-C15	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/19
		Record Date:	12/31/18
		Determination Date:	1/11/19

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	UBS Commercial Mortgage Trust 2018-C15 Commercial Mortgage Pass-Through Certificates Series 2018-C15	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/19
		Record Date:	12/31/18
		Determination Date:	1/11/19

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	UBS Commercial Mortgage Trust 2018-C15 Commercial Mortgage Pass-Through Certificates Series 2018-C15	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/19
		Record Date:	12/31/18
		Determination Date:	1/11/19

Supplemental Reporting

Disclosable Special Servicer Fees, Loan Event of Default, Servicer Termination Event or Special Servicer Termination Event information would be disclosed here.

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: This report will be delivered annually no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of December 1, 2018 (the “Pooling and Servicing Agreement”).
Transaction: UBS Commercial Mortgage Trust 2018-C15, Commercial Mortgage Pass-Through Certificates Series 2018-C15
Operating Advisor: Pentalpha Surveillance LLC
Special Servicer: Midland Loan Services, a Division of PNC Bank, National Association
Directing Certificateholder: KKR Real Estate Credit Opportunity Partners Aggregator I L.P.

I.       Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

(a)	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of an Asset Status Report.

(b)	Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which an Asset Status Report has been issued. The Asset Status Reports may not yet be fully implemented.

2.

Prior to an Operating Advisor Consultation Event, if one Mortgage Loan is in special servicing and if the Special Servicer has subsequently completed a Major Decision with respect to such Specially Serviced Loan, the Special Servicer has provided the applicable fully executed Major Decision Reporting Package approved or deemed approved by the Directing Certificateholder to the Operating Advisor concurrently with delivery to the Directing Certificateholder.

3.	After an Operating Advisor Consultation Event, the Special Servicer has provided to the Operating Advisor:

(a)	with respect to each Major Decision for the following non-Specially Serviced Loans, the related Major Decision Reporting Package and the opportunity to consult with respect to such Major Decision and recommended action:

___________

___________

___________

___________

1 This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

(b)	with respect to following Specially Serviced Loans, each related Asset Status Report and the opportunity to consult with respect to such recommended action:

___________

___________

II.       Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s actions under the Pooling and Servicing Agreement on the loans identified in this report. Based solely on such limited review of the items listed below, and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement during the prior calendar year on a “platform-level” basis. [The Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer has failed to comply with the Servicing Standard, as a result of the following material deviations.]

[LIST OF ANY MATERIAL DEVIATION ITEMS]

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

III.       List of Items that Were Considered in Compiling this Report

In rendering our assessment herein, we examined and relied upon the accuracy and completeness of the items listed below:

1.	Any Major Decision Reporting Package that is delivered or made available to the Operating Advisor by the Special Servicer pursuant to the Pooling and Servicing Agreement.

2.	Reports by the Special Servicer made available to Privileged Persons that are posted on the certificate administrator’s website that is relevant to the Operating Advisor’s obligations under the Pooling and Servicing Agreement, each Asset Status Report (after an Operating Advisor Consultation Event), and each Final Asset Status Report, in each case, delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement.

3.	The Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations and net present value calculations and Appraisal Reduction Amount calculations delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement.

4.	[LIST OTHER REVIEWED INFORMATION].

5.	[INSERT IF AFTER AN OPERATING ADVISOR CONSULTATION EVENT: Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement on Asset Status Reports for a Specially Serviced Loan delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement and with respect to Major Decisions processed by the Special Servicer.]

NOTE: The Operating Advisor’s review of the above materials should be considered a limited review and not be considered a full or limited audit, legal review or legal conclusion. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), review underlying lease agreements or similar underlying documents, re-engineer the quantitative aspects of their net present value calculator, visit any related property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and Appraisal Reduction calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

IV.       Assumptions, Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report

1.	As provided in the Pooling and Servicing Agreement, the Operating Advisor (i) is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial and (ii) will not be required to provide or obtain a legal opinion, legal review or legal conclusion.

2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.

3.	Other than the receipt of any Major Decision Reporting Package or any Asset Status Report that is delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Certificateholder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Certificateholder directly. As such, the Operating Advisor relied solely upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.

4.	The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loan pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth in the Pooling and Servicing Agreement or the actions of the Special Servicer.

5.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communication held between it and the Special Servicer regarding any Specially Serviced Loan and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

6.	There are many tasks that the Special Servicer undertakes on an ongoing basis related to Specially Serviced Loans. These include, but are not limited to, assumptions, ownership changes, collateral substitutions, capital reserve changes, etc. The Operating Advisor does not participate in any discussions regarding such actions. As such, Operating Advisor has not assessed the Special Servicer’s operational compliance with respect to those types of actions.

7.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.

8.	This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above. The Operating Advisor does not have a fiduciary relationship with any Certificateholder or any other party or individual. Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.

Terms used but not defined in this report have the meaning set forth in the Pooling and Servicing Agreement.

ANNEX D-1

MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

As of the date specified in the MLPA or such other date as set forth below, each mortgage loan seller (other than GACC) will make, with respect to each mortgage loan sold by it that we include in the issuing entity, representations and warranties generally to the effect set forth below in this Annex D-1. Solely for purposes of this Annex D-1 and Annex D-3, the term “Mortgage Loans” will refer to such mortgage loans sold by the applicable mortgage loan seller (other than GACC). The exceptions to the representations and warranties set forth below are set forth on Annex D-3 attached to this prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the applicable MLPA or the Pooling and Servicing Agreement.

Each MLPA, together with the related representations and warranties, serves to contractually allocate risk between the mortgage loan seller, on the one hand, and the issuing entity, on the other. Disclosure regarding the representations and warranties is set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the mortgage loans, the mortgaged properties or other matters. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that we present below.

1.    Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. At the time of the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to Seller), participation or pledge, and Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

2.    Mortgage Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

D-1-1

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

3.    Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Standard Qualifications.

4.    Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers consented to by Seller on or after the Cut-off Date that could be reasonably expected to have a material adverse effect on such Mortgage Loan.

5.    Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases from Seller constitutes a legal, valid and binding assignment from Seller. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or with respect to those Mortgage Loans described in paragraph (34) hereof, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth on Annex D-3 attached to this prospectus (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to Seller’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements is required in order to effect such perfection.

D-1-2

6.    Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan constitutes a Crossed Mortgage Loan, the lien of the Mortgage for the related Crossed Mortgage Loan or Crossed Mortgage Loans; provided that none of such items (a) through (f), individually or in the aggregate, materially and adversely interfere with the value or current use of the Mortgaged Property, the security intended to be provided by such Mortgage, or the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related Mortgage Loan, or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). For purposes of clause (a) of the immediately preceding sentence, any such taxes, assessments and other charges shall not be considered due and payable until the date on which interest and/or penalties would be payable thereon. Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid, no claims have been made by Seller thereunder and no claims have been paid thereunder. Neither Seller nor, to Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

7.    Junior Liens. It being understood that Subordinate Companion Loans secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loans, there are, as of origination, and to Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics’ and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on Schedule D-1 to this Annex D-1, Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.

8.    Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to

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applicable law and the Standard Qualifications, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

9.    UCC Filings. If the related Mortgaged Property is operated as a hospitality property, Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, has submitted or caused to be submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

10. Condition of Property. Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) deferred maintenance for which escrows were established at origination and (ii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

11. Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

12. Condemnation. As of the date of origination and to Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

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13. Actions Concerning Mortgage Loan. As of the date of origination and to Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mortgage Loan documents or (f) the current principal use of the Mortgaged Property.

14. Escrow Deposits. All escrow deposits and escrow payments required to be escrowed with lender pursuant to each Mortgage Loan (including any capital improvements and environmental remediation reserves) are in the possession, or under the control, of Seller or its servicer, and there are no deficiencies or delinquencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Mortgage Loan documents are being conveyed by Seller to Purchaser or its servicer.

15. No Holdbacks. The principal amount of the Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by Seller to merit such holdback).

16. Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s or “A-” from S&P (collectively the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan or Whole Loan, as applicable, and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary, or containing such endorsements as are necessary, to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in an amount at least equal to the least of (A) the maximum amount available under the National Flood Insurance Program plus any such additional excess flood coverage in an amount as is generally required by prudent institutional commercial mortgage

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lenders originating mortgage loans for securitization, (B) the outstanding principal amount of the Mortgage Loan and (C) the insurable value of the Mortgaged Property.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms by an insurer meeting the Insurance Rating Requirements, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by Seller for similar commercial and multifamily loans intended for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss or scenario expected loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s or “A-” by S&P in an amount not less than 100% of the PML.

The Mortgage Loan documents require insurance proceeds (or an amount equal to such insurance proceeds) in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan or Whole Loan, as applicable, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan or Whole Loan, as applicable, together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section that are required by the related Mortgage Loan documents to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee. Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising

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because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Seller.

17. Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are adequate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

18. No Encroachments. To Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

19. No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by Seller.

20. REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in the U.S. Department of Treasury regulations (the “Treasury Regulations”) Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and distinct structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof,

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the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Section 1.860G-2(a)(1)(ii) of the Treasury Regulations). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Section 1.860G-1(b)(2) of the Treasury Regulations. All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

21. Compliance with Certain Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

22. Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

23. Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee, and, except in connection with a trustee’s sale after a default by the related Mortgagor or in connection with any full or partial release of the related Mortgaged Property or security for the related Mortgage Loan, no fees are payable to such trustee except for de minimis fees paid or such fees as required by the applicable jurisdiction which are to be paid by such Mortgagor in accordance with the related Mortgage Loan documents.

24. Local Law Compliance. To Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial and multifamily mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) are insured by the Title Policy or a law and ordinance insurance policy or (ii) would not have a material adverse effect on the Mortgage Loan. The terms of the Mortgage Loan documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

25. Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits and applicable governmental authorizations

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necessary for its operation of the Mortgaged Property in full force and effect, and to Seller’s knowledge based upon a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

26. Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan provide that such Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events (or negotiated provisions of substantially similar effect): (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by the Mortgagor; (ii) the Mortgagor or guarantor shall have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) voluntary transfers of either the Mortgaged Property or equity interests in the Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of the following (or negotiated provisions of substantially similar effect): (i) the Mortgagor’s misappropriation of rents during the continuation of an event of default under the Mortgage Loan; (ii) the Mortgagor’s misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits or, alternatively, the failure of any security deposits to be delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (iii) the Mortgagor’s fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) the Mortgagor’s commission of intentional material physical waste at the Mortgaged Property.

27. Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32) below), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan or Whole Loan, as applicable, (b) upon payment in full of such Mortgage Loan or Whole Loan, as applicable, (c) upon a Defeasance (as defined in paragraph (32) below), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (I) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (II) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect

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specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan or Whole Loan, as applicable, outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan or Whole Loan, as applicable, in an amount not less than the amount required by the loan-to-value ratio and other requirements of the REMIC Provisions and, to such extent, condemnation awards may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan or Whole Loan, as applicable.

No Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with loan-to-value ratio and other requirements of the REMIC Provisions.

28. Financial Reporting and Rent Rolls. The Mortgage Loan documents require the Mortgagor to provide the owner or holder of the Mortgage Loan with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements (i) with respect to each Mortgage Loan with more than one Mortgagor are in the form of either an individual or combined annual balance sheet of the Mortgagor entities (and no other entities), together with the related combined or individual statements of operations, members’ capital and cash flows, including a combined or individual balance sheet and statement of income for the Mortgaged Properties on a combined or individual basis and (ii) with respect to each Mortgage Loan with an original principal balance greater than $50 million shall be audited by an independent certified public accountant upon the request of the owner or holder of the Mortgage Loan.

29. Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, and to Seller’s knowledge with respect to each Mortgage Loan of $20 million or less, as of origination, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms;

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provided that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Mortgage Loan, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

30. Due-on-Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) herein or the exceptions thereto set forth on Annex D-3 attached to this prospectus, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule D-1 to this Annex D-1, or future permitted mezzanine debt as set forth on Schedule D-2 to this Annex D-1 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Serviced Companion Loan or Non-Serviced Companion Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan, as set forth on Annex A-1 attached to this prospectus or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

31. Single-Purpose Entity. The Mortgage Loan documents require the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the Mortgagor with respect to each Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Balance of $30 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents)

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provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Mortgaged Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Mortgaged Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

32. Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for Defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Mortgage Loan or Whole Loan, as applicable; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption that results in revenues from such collateral that are insufficient to pay all applicable payments described in clause (iii) above; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the defeasance collateral is sufficient to make all applicable payments described in clause (iii) above; (vi) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

33. Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of ARD loans and situations where default interest is imposed.

34. Ground Leases. For purposes of this Annex D-1, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land (or, with respect to air rights leases, the air) and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and

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improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Seller, its successors and assigns, Seller represents and warrants that:

(a)       The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(b)       The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease or an estoppel or other agreement received from the ground lessor) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by Seller since the origination of the Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)       The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)       The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)       The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable (including pursuant to foreclosure) to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid), and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid);

(f)       Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice,

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would result in a material default under the terms of such Ground Lease and to Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)       The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)       A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)       The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by Seller in connection with the origination of similar commercial or multifamily loans intended for securitization;

(j)       Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)       In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)       Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

35. Servicing. The servicing and collection practices used by Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

36. Origination and Underwriting. The origination practices of Seller (or the related originator if Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex D-1.

37. No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing

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Date. To Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by Seller in this Annex D-1. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

38. Bankruptcy. As of the date of origination of the related Mortgage Loan and to Seller’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

39. Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no Mortgage Loan has a Mortgagor that is an Affiliate of another Mortgagor. An “Affiliate” for purposes of this paragraph (39) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.

40. Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II environmental site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of Recognized Environmental Conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated, abated or contained in all material respects prior to the date hereof, and, if and as appropriate, a no further action, completion or closure letter or its equivalent, was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action or investigation is required); (D) an environmental policy or a lender’s pollution legal liability

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insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Mortgagor was identified as the responsible party for the Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition at the related Mortgaged Property.

41. Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and that (i) was engaged directly by the originator of the Mortgage Loan or Seller, or a correspondent or agent of the originator of the Mortgage Loan or Seller, and (ii) to Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

42. Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the related MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.

43. Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Trust, except (i) as set forth on Schedule D-3 to this Annex D-1 and (ii) any Companion Loan secured by the same Mortgage as the related Mortgage Loan.

44. Advance of Funds by Seller. After origination, no advance of funds has been made by Seller to the related Mortgagor other than in accordance with the Mortgage Loan documents, and, to Seller’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Mortgage Loan documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Mortgage Loan documents). Neither Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.

45. Compliance with Anti-Money Laundering Laws. Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.

For purposes of these representations and warranties, the phrases “Seller’s knowledge” or “Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual state of knowledge or belief of Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth herein in each case without having conducted any independent inquiry into such matters and without any obligation to have done so (except (i) having sent to the servicers servicing the Mortgage Loans on behalf

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of Seller, if any, specific inquiries regarding the matters referred to and (ii) as expressly set forth in these representations and warranties). All information contained in documents which are part of or required to be part of a Mortgage File, as specified in the PSA (to the extent such documents exist) shall be deemed within Seller’s knowledge.

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ANNEX D-2

GERMAN AMERICAN CAPITAL CORPORATION
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

GACC will in its Mortgage Loan Purchase Agreement make, with respect to each Mortgage Loan it is selling to the Depositor (each, a “GACC Mortgage Loan”), representations and warranties generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth in Annex D-3 to this prospectus. Prior to the execution of the related final Mortgage Loan Purchase Agreement, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex D-2 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement.

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the related Mortgage Loan Seller, on the one hand, and the issuing entity, on the other. We present the representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the GACC Mortgage Loans, the related Mortgaged Properties or other matters. We cannot assure you that the GACC Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

1.    Whole Loan; Ownership of Mortgage Loans. Except with respect to a GACC Mortgage Loan that is part of a Whole Loan, each GACC Mortgage Loan is a whole loan and not a participation interest in a GACC Mortgage Loan. Each GACC Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced Mortgage Loan, to the trustee for the related Non-Serviced Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each GACC Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such GACC Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each GACC Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such GACC Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such GACC Mortgage Loan.

2.    Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases, Rents and Profits (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Borrower, guarantor or other obligor in connection with such GACC Mortgage Loan is the legal, valid and binding obligation of the related Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of

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creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the GACC Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

3.    Mortgage Provisions. The Loan Documents for each GACC Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

4.    Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Loan Documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Borrower nor the related guarantor has been released from its material obligations under the GACC Mortgage Loan. With respect to each GACC Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such GACC Mortgage Loan consented to by the Mortgage Loan Seller on or after December 5, 2018.

5.    Hospitality Provisions. The Loan Documents for each GACC Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related Borrower and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the Non-Serviced Securitization Trust) against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the seller of the note which is contributed to the Non-Serviced Securitization Trust or its designee providing notice of the transfer of such note to the Non-Serviced Securitization Trust) in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee (except in the case of a Non-Serviced Mortgage Loan) shall provide, or if neither (A) nor (B) is applicable, except in the case of a Non-Serviced Mortgage Loan, the Mortgage Loan Seller or its designee shall apply

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for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each GACC Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

6.    Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases, Rents and Profits to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases, Rents and Profits is freely assignable without the consent of the related Borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related Borrower’s fee or leasehold interest in the Mortgaged Property in the principal amount of such GACC Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (7) set forth in Annex D-3 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in this prospectus to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

7.    Permitted Liens; Title Insurance. Each Mortgaged Property securing a GACC Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer)(the “Title Policy”) in the original principal amount of such GACC Mortgage Loan (or with respect to a GACC Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the

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rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related GACC Mortgage Loan is cross-collateralized and cross-defaulted with another GACC Mortgage Loan or a Whole Loan or is part of a Whole Loan that is cross-collateralized and cross-defaulted with another Whole Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for another GACC Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan or with the Whole Loan of which such Crossed Mortgage Loan is a part, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the GACC Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

8.    Junior Liens. It being understood that B notes secured by the same Mortgage as a GACC Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (6) above), and equipment and other personal property financing). Except as set forth in Annex D-3, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Borrower.

9.    Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases, Rents and Profits constituting security for the entire Whole Loan), each related Assignment of Leases, Rents and Profits creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, Rents and Profits, subject to applicable law, provides that, upon an event of default under the GACC Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

10. UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the GACC Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate

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such Mortgaged Property owned by such Borrower and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

11. Condition of Property. The Mortgage Loan Seller or the originator of the GACC Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the GACC Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each GACC Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the GACC Mortgage Loan.

12. Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

13. Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

14. Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Borrower, guarantor, or Borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Borrower’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s

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ability to perform under the related GACC Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.

15. Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each GACC Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Mortgage Loan Seller to Purchaser or its servicer (or, with respect to any Non-Serviced Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust).

16. No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the GACC Mortgage Loan set forth on the mortgage loan schedule attached as Exhibit A to the MLPA has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the GACC Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Borrower or other considerations determined by Mortgage Loan Seller to merit such holdback).

17. Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating meeting the Insurance Ratings Requirements (as defined below) in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the GACC Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Borrower and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which

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(subject to a customary deductible) covers a period of not less than 12 months (or with respect to each GACC Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Borrower is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Borrower and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL or PML, as applicable.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related GACC Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such GACC Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the GACC Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the

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case of a GACC Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Non-Serviced Trustee). Each related GACC Mortgage Loan obligates the related Borrower to maintain all such insurance and, at such Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such Borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

18. Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the GACC Mortgage Loan requires the Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

19. No Encroachments. To Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each GACC Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such GACC Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

20. No Contingent Interest or Equity Participation. No GACC Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

21. REMIC. The GACC Mortgage Loan is a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(but determined without regard to the rule in the U.S. Department of Treasury Regulations (the “Treasury Regulations”) Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the GACC Mortgage Loan to the related Borrower at origination did not exceed the non-contingent principal amount of the GACC Mortgage Loan and (B) either: (a) such GACC Mortgage Loan is secured by an interest in real property (including buildings and structural

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components thereof, but excluding personal property) having a fair market value (i) at the date the GACC Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the GACC Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the GACC Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the GACC Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the GACC Mortgage Loan; or (b) substantially all of the proceeds of such GACC Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such GACC Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Section 1.860G-2(a)(1)(ii) of the Treasury Regulations). If the GACC Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such GACC Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the GACC Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the GACC Mortgage Loan constitute “customary prepayment penalties” within the meaning of Section 1.860G-1(b)(2) of the Treasury Regulations. All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

22. Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such GACC Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

23. Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such GACC Mortgage Loan by the Trust.

24. Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

25. Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a GACC Mortgage Loan as of the date of origination of such GACC Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect

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the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the GACC Mortgage Loan. The terms of the Loan Documents require the Borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

26. Licenses and Permits. Each Borrower covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The GACC Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

27. Recourse Obligations. The Loan Documents for each GACC Mortgage Loan provide that (a) the related Borrower and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Borrower and/or its principals specified in the related Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the GACC Mortgage Loan shall become full recourse to the related Borrower and at least one individual or entity, if the related Borrower files a voluntary petition under federal or state bankruptcy or insolvency law.

28. Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (33)), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the GACC Mortgage Loan, (b) upon payment in full of such GACC Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (33)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the GACC Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject GACC Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject GACC Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Loan Documents,

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condition such release of collateral on the related Borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the GACC Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the GACC Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the GACC Mortgage Loan (or Whole Loan, as applicable) outstanding after the release, the Borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any GACC Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Borrower can be required to pay down the principal balance of the GACC Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the GACC Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the GACC Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the GACC Mortgage Loan (or Whole Loan, as applicable).

No GACC Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

29. Financial Reporting and Rent Rolls. Each GACC Mortgage Loan requires the Borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.

30. Acts of Terrorism Exclusion. With respect to each GACC Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other GACC Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the GACC Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each GACC Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex D-3; provided, however, that if TRIA or a similar or subsequent statute is

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not in effect, then, provided that terrorism insurance is commercially available, the Borrower under each GACC Mortgage Loan is required to carry terrorism insurance, but in such event the Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

31. Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each GACC Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such GACC Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Borrower, is directly or indirectly pledged, transferred or sold (in each case a “Transfer”), other than as related to (i) family and estate planning Transfers or Transfers upon death or legal incapacity, (ii) Transfers to certain affiliates as defined in the related Loan Documents, (iii) Transfers of less than, or other than, a controlling interest in the related Borrower, (iv) Transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) Transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (28) and (33) in this prospectus or the exceptions thereto set forth in Annex D-3, or (vii) by reason of any mezzanine debt that existed at the origination of the related GACC Mortgage Loan as set forth on Schedule D-1 to Annex D-2, or future permitted mezzanine debt in each case as set forth on Schedule D-2 to Annex D-2 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth on Schedule D-3 to Annex D-2 or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

32. Single-Purpose Entity. Each GACC Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the GACC Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Borrower with respect to each GACC Mortgage Loan with a Cut-off Date Stated Principal Balance in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and each GACC Mortgage Loan with a Cut-off Date Stated Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Borrower. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the GACC Mortgage Loan has a Cut-off Date Stated Principal Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the

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effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the GACC Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

33. Defeasance. With respect to any GACC Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for Defeasance as a unilateral right of the Borrower, subject to satisfaction of conditions specified in the Loan Documents; (ii) the GACC Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Borrower is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the GACC Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium) or, if the GACC Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the GACC Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the GACC Mortgage Loan; (iv) the Borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Borrower would continue to own assets in addition to the Defeasance collateral, the portion of the GACC Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Borrower is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

34. Fixed Interest Rates. Each GACC Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such GACC Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.

35. Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

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With respect to any GACC Mortgage Loan where the GACC Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a)  The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)  The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the GACC Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)  The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related GACC Mortgage Loan, or 10 years past the stated maturity if such GACC Mortgage Loan fully amortizes by the stated maturity (or with respect to a GACC Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)  The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)  The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the GACC Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the GACC Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)  The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)  The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

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(h)  A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)   The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)   Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the GACC Mortgage Loan, together with any accrued interest;

(k)  In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the GACC Mortgage Loan, together with any accrued interest; and

(l)   Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

36. Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the GACC Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

37. Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each GACC Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such GACC Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such GACC Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex D-2.

38. No Material Default; Payment Record. No GACC Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no GACC Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related GACC

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Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the GACC Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex D-2. No person other than the holder of such GACC Mortgage Loan may declare any event of default under the GACC Mortgage Loan or accelerate any indebtedness under the Loan Documents.

39. Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, no Borrower, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

40. Organization of Borrower. With respect to each GACC Mortgage Loan, in reliance on certified copies of the organizational documents of the Borrower delivered by the Borrower in connection with the origination of such GACC Mortgage Loan, the Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no GACC Mortgage Loan has a Borrower that is an Affiliate of another Borrower under another Mortgage Loan. (An “Affiliate” for purposes of this paragraph (40) means, a Borrower that is under direct or indirect common ownership and control with another Borrower.)

41. Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain GACC Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such GACC Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that

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covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Borrower was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

42. Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the GACC Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the GACC Mortgage Loan.

43. Mortgage Loan Schedule. The information pertaining to each GACC Mortgage Loan which is set forth in the mortgage loan schedule attached as Exhibit A to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the MLPA to be contained therein.

44. Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except (i) with respect to any Mortgage Loan that is part of a Whole Loan, any other mortgage loan that is part of such Whole Loan and (ii) with respect to any Crossed Mortgage Loan, any mortgage loan that is part of a Whole Loan that is cross-collateralized and cross-defaulted with such Mortgage Loan or with a Whole Loan of which such Mortgage Loan is a part.

45. Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Borrower other than in accordance with the Loan Documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Borrower or an affiliate for, or on account of, payments due on the GACC Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under a GACC Mortgage Loan, other than contributions made on or prior to the date hereof.

46. Compliance with Anti-Money Laundering Laws. Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the GACC Mortgage Loan, the failure to comply with which would have a material adverse effect on the GACC Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of

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like import shall mean, except where otherwise expressly set forth in this prospectus, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the GACC Mortgage Loans regarding the matters expressly set forth in this prospectus.

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Schedule D-1 to Annex D-1 and Annex D-2

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

UBS AG	Société Générale	German American Capital Corporation	CIBC Inc.	Rialto Mortgage Finance, LLC	Natixis Real Estate Capital LLC
Great Value Storage Portfolio (Loan No. 1)	Saint Louis Galleria (Loan No. 3)	None.	None.	None.	None.

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Schedule D-2 to Annex D-1 and Annex D-2

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT
IS PERMITTED IN THE FUTURE

UBS AG	Société Générale	German American Capital Corporation	CIBC Inc.	Rialto Mortgage Finance, LLC	Natixis Real Estate Capital LLC
Great Value Storage Portfolio (Loan No. 1)	Christiana Mall (Loan No. 25)	None.	None.	Homewood Suites Columbia/Laurel (Loan No. 15)	None.
Feather River Crossing (Loan No. 27)

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Schedule D-3 to Annex D-1 and Annex D-2

CROSS-COLLATERALIZED MORTGAGE LOANS

None.

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(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX D-3

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

UBS AG

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
(6) Permitted Liens	Great Value Storage Portfolio (Loan No. 1)	A tenant at the GVS - 10013 RR FM 620 N Mortgaged Property, Adventures Outback, has a right of first refusal to purchase the related Mortgaged Property in the event of a proposed sale of such Mortgaged Property to any third party. The right of first refusal does not apply to (a) the grant of a fee mortgage, (b) any transfer by exercise of remedies under such a fee mortgage, or (c) any subsequent transfer(s) by anyone whose title derives directly or indirectly from any transfer in clause “(b)”.
(6) Permitted Liens	Heartland Dental Medical Office Portfolio (Loan No. 2)	A tenant at each of the Heartland Dental Medical Office Portfolio - Heartland Dental Medical Office Portfolio – 507 North Hershey Road (Suites A & B), Heartland Dental Medical Office Portfolio – 826 West Lincoln Avenue (Suite B), Heartland Dental Medical Office Portfolio - 692 Essington Road (Suite A & B), Heartland Dental Medical Office Portfolio – 7310 North Villa Lake Drive (Suite A & B), Heartland Dental Medical Office Portfolio – 242 Southwoods Center (Suite A), Heartland Dental Medical Office Portfolio – 1429 Chester Boulevard (Suite A & B), Heartland Dental Medical Office Portfolio - 103 Farabee Drive North (Suites B & C), Heartland Dental Medical Office Portfolio – 2362 West Boulevard Street (Suite A & B), Heartland Dental Medical Office Portfolio – 1025 Ashley Street (Suite A, B & C) and Heartland Dental Medical Office Portfolio – 3608 Jeffco Boulevard Mortgaged Properties, Heartland Dental, LLC, has a right of first refusal to purchase the related Mortgaged Property in the event of a proposed sale of such Mortgaged Property to any third party. Pursuant to a subordination, non-disturbance and attornment agreement with respect to each of the related Heartland Dental, LLC leases, Heartland Dental, LLC subordinated to the Heartland Dental Medical Office Portfolio Mortgage Loan all purchase option rights and waived all such purchase options with respect to the lender and any successor in interest to the lender.
(6) Permitted Liens	Regency Properties Portfolio (Loan No. 14)	A tenant at the Vernal Towne Center Mortgaged Property, Petco, has a right of first refusal to purchase the related Mortgaged Property in the event of a proposed sale of such Mortgaged Property to any third party. The right of first refusal has been subordinated to the Mortgage Loan documents and does not apply to a transfer of the Mortgaged Property pursuant to a foreclosure or deed-in-lieu of foreclosure.
(13) Actions Concerning the Mortgage Loan	Spanish Springs Shopping Center (Loan No. 30)	The State of California Employment Development Department (the “EDD”) holds 15 state tax liens (the “EDD Tax Liens”) against HNM Properties, Inc. (the “Sole Member” of the related Mortgagor) in the approximate original aggregate amount of $927,000 (exclusive of any current interest and penalties) for, according to the borrower sponsor, the Sole Member’s alleged failure to make payment of employment and payroll taxes. The EDD Tax Liens remained open and unsatisfied as of the date of origination of the Mortgage Loan. As such, the Mortgagor reserved $1,000,000 in a reserve account with the lender at

D-3-1

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
origination, and such reserve will be disbursed upon satisfaction of the following conditions: (i) the lender has not commenced an enforcement action against the Mortgaged Property or accelerated the payment in full of the Mortgage Loan, and (ii) the Mortgagor has delivered to the lender a final, non-appealable, unconditional release of the EDD Tax Liens executed by the EDD or other evidence acceptable to the lender in its sole and absolute discretion with respect to the satisfactory resolution and disposition of any and all EDD Tax Liens. Any EDD Tax Liens reserve funds remaining after the payment in full of the EDD Liens or the Mortgage Loan will be returned to the Mortgagor subject to the terms and conditions set forth in the Mortgage Loan documents.
(16) Insurance	Princeton Marriott at Forrestal (Loan No. 8)	The Mortgage Loan documents permit the Mortgagor to maintain property insurance coverage with a deductible of up to $250,000 (which deductible may not be customary). The Mortgage Loan documents provide recourse to the borrower and guarantor for an amount equal to any insured property loss in excess of $25,000 up to $250,000.
(16) Insurance	Clevelander South Beach (Loan No. 24)	The Mortgage Loan documents permit the Mortgagor to have a deductible of up $100,000 for each of property insurance coverage and broad form commercial general liability insurance coverage, which deductible may not be considered customary.
(16) Insurance	Regency Properties Portfolio (Loan No. 14)	A portion of the Tarpon Heights Mortgaged Property is located in a special flood hazard area. The Mortgagor is required to maintain insurance under the National Flood Insurance Program satisfying the requirements of this Representation and Warranty No. (16), except that the Mortgagor is not required to maintain excess flood insurance for the Tarpon Heights Mortgaged Property. The Mortgage Loan documents do provide recourse to the guarantor and Mortgagor for losses to the lender in excess of the maximum amount available under the National Flood Insurance Program related to such Mortgaged Property.
(17) Access; Utilities; Separate tax Lots	Feather River Crossing (Loan No. 27)	The Mortgaged Property is a part of a larger tax parcel that includes an adjacent outparcel. The Mortgaged Property has already been assigned a separate assessor’s parcel number (the “APN”) by the County of Butte, California, but the APN will not become effective until the start of the 2019-2020 tax year on July 1, 2019. The Mortgagor has paid or caused to be paid all taxes through and including the end of the 2018-2019 tax year ending on June 30, 2019 for the currently existing tax parcel of which the Mortgaged Property is a part.
(24) Local Law Compliance	Great Value Storage Portfolio (Loan No. 1)	One or more of the related Mortgaged Properties in the portfolio constitutes a legal non-conforming use or structure which, following a casualty or destruction, may not be restored or repaired to the full extent necessary to maintain the pre-casualty/pre-destruction use of the subject structure/property if the replacement cost exceeds a specified threshold and/or the restoration or repair is not completed or the pre-casualty/ pre-destruction use is not restored (or certain key steps in connection therewith are not taken) within a specified time frame. In each case, law and ordinance insurance coverage was obtained, but such insurance only covers (i) the loss to the subject structure when it must be demolished to comply with code requirements, (ii) the cost to demolish and clear the site of the undamaged portions of the covered structure, where the law requires its demolition, and

D-3-2

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
(iii) increased cost of construction, to the extent such cost is a consequence of the enforcement of an ordinance or law.
(24) Local Law Compliance	Heartland Dental Medical Office Portfolio (Loan No. 2.128) – 1202 South Broad Street	The use of the 1202 South Broad Street Mortgaged Property as medical offices is legal non-conforming as to use as such use is no longer permitted under the current zoning code. If a non-conforming structure is damaged or destroyed in excess of 50%, such structure may only be restored in accordance with the current zoning code.
(24) Local Law Compliance	Warren Hospitality Portfolio (Loan No. 12)	The use of the Holiday Inn & Suites - Warren Mortgaged Property as a hotel is legal non-conforming as to use as such use is no longer permitted under the current zoning code. If a non-conforming structure is damaged or destroyed in excess of 60%, or the use is discontinued for a year or more, the Mortgaged Property would require a use variance to operate as a hotel in accordance with the current zoning code.
(24) Local Law Compliance	Sheets Self Storage (Loan No. 39)	The use of a portion of the Mortgaged Property as a church is legal non-conforming as to use as such use is not permitted under the current zoning code. If a non-conforming structure is damaged or destroyed in excess of 60%, such structure may only be restored in accordance with the current zoning code.
(25) Licenses and Permits	Clevelander South Beach (Loan No. 24)	In connection with the acquisition of the Mortgaged Property, the Mortgagor obtained a temporary liquor license and filed an application for a permanent liquor license. The Mortgage Loan documents require the Mortgagor to comply with all requirements relating to the temporary liquor license and to diligently pursue the issuance of the permanent liquor license.
(26) Recourse Obligations	435 Tasso Street (Loan No. 6)	There is no separate nonrecourse carve-out guarantor and no environmental indemnitor other than the Mortgagor.
(28) Financial Reporting and Rent Rolls	Great Value Storage Portfolio (Loan No. 1)	The Mortgage Loan documents require the Mortgagor to provide audited financial statements only during the continuance of a cash management trigger period.
(28) Financial Reporting and Rent Rolls	Clevelander South Beach (Loan No. 24)	The Mortgage Loan documents require the Mortgagor to provide audited financial statements only if an event of default has occurred and is continuing.
(31) Single- Purpose Entity	Regency Properties Portfolio (Loan No. 14)	Certain of the related Mortgagors are recycled Single-Purpose Entities that previously owned certain parcels adjacent to the Monticello Marketplace or Wabash Crossings East Mortgaged Properties that were transferred to an affiliate of the Mortgagor prior to the origination of the Mortgage Loan.
(31) Single Purpose Entity	Marion Plaza (Loan No. 37)	The related Mortgagor is a recycled Single Purpose Entity that previously owned a vacant lot adjacent to the Mortgaged Property that was transferred to an affiliate prior to the origination of the Mortgage Loan. The Mortgaged Property and the deeded outparcel are two separate tax parcels.

D-3-3

Société Générale

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
(6) Permitted Liens; Title Insurance	ExchangeRight Net Leased Portfolio 24 (Loan No. 38)	The sole tenant at each of the Mortgaged Properties identified on Annex A-1 as BioLife Plasma Services L.P. - West Des Moines, IA, BioLife Plasma Services L.P. - Mt. Juliet, TN, Walgreens - Romeoville, IL, Walgreens - Lawrenceville, GA, Tractor Supply - Albuquerque, NM, Walgreens - Oswego, IL, Walgreens - Sheboygan, WI, Walgreens - Waco , TX, Tractor Supply - Antioch, IL, Walgreens - Austin, TX, Walgreens - Flower Mound, TX and Tractor Supply - Columbia Station, OH, each have a right of first refusal to purchase the related Mortgaged Property in the event of a proposed sale of such Mortgaged Property to an unaffiliated third party. Each right of first refusal has been subordinated to the Mortgage Loan documents and does not apply to a transfer in connection with a foreclosure or deed-in-lieu of foreclosure.
(6) Permitted Liens; Title Insurance	Christiana Mall (Loan No. 25)	A tenant, Target, has the right to purchase its ground leased parcel (the “Target Parcel”) at any time provided, among other conditions, Target pays the Mortgagor the fair market value for the Target Parcel (excluding the value of any improvements constructed on such parcel by Target). The Mortgage Loan documents permit the Mortgagor to obtain a release of the Target Parcel in the event Target exercises its purchase option, provided certain terms and conditions in the Mortgage Loan documents are satisfied. The right to purchase has not been subordinated to the Mortgage Loan documents and will remain in effect following a foreclosure or deed-in-lieu of foreclosure.
(16) Insurance	Saint Louis Galleria (Loan No. 3)	The Mortgage Loan Documents require insurance proceeds in respect of a property loss to be applied to repair or restoration of the Mortgaged Property with respect to insurance proceeds equal to or greater than $13,750,000, which is greater than 5% of the outstanding principal balance of the related Whole Loan.
(16) Insurance	ExchangeRight Net Leased Portfolio 24 (Loan No. 38)	The Mortgage Loan documents permit the Mortgagor to rely upon the insurance maintained by any of the tenants at the related Mortgaged Properties, provided such insurance meets the requirements in the Mortgage Loan documents.
(24) Local Law Compliance	Liberty Square (Loan No. 31)	The Mortgaged Property is legal non-conforming as to site requirements as the related zoning code no longer permits maximum lot areas greater than 25,000 square feet, whereas the Mortgaged Property is 454,581 square feet, resulting in a 429,581 square feet difference, among other legal non-conformities. If the related structure is damaged or destroyed by less than or equal to 60% of its reasonable fair market value, the Mortgaged Property may be restored to its prior non-conforming size. If the Mortgaged Property is damaged or destroyed beyond 60% of its reasonable fair market value, the Mortgaged Property may be restored only in accordance with the current zoning code. Additionally, the Mortgage Loan documents become fully recourse to the Mortgagor and guarantor (net of insurance proceeds received by the lender) if the Mortgaged Property cannot be restored to its prior nonconforming size. Law and ordinance insurance is required to be maintained for the Mortgaged Property pursuant to the Mortgage Loan documents.

D-3-4

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
(26) Recourse Obligations	Saint Louis Galleria (Loan No. 3)	The Mortgage Loan documents do not provide full recourse for transfers of the Mortgaged Property or equity interests in the Mortgagor made in violation of the Mortgage Loan documents, unless such transfers (i) result in a change in control of the Mortgagor or mezzanine borrower, (ii) involve a transfer of the Mortgaged Property by deed of trust or (iii) involve a transfer of over 49% of the equity interests in the Mortgagor or the related mezzanine borrower; however, the Mortgage Loan documents do provide recourse for losses to the lender in connection with any transfers made in violation of the Mortgage Loan documents other than those described in (i), (ii) and (iii) above.
(26) Recourse Obligations	Christiana Mall (Loan No. 25)

The Mortgage Loan documents do not provide full recourse for transfers of either the Mortgaged Property or equity interests in the Mortgagor made in violation of the Mortgage Loan documents; however, they do provide recourse for losses to the lender in connection with such transfers.

In addition, the guarantors’ liability for any guaranteed obligations for which the Mortgage Loan documents provide full recourse is limited to an amount equal to 20% of the outstanding principal balance of the Mortgage Loan as of the date of occurrence of any full recourse trigger event.

(27) Mortgage Releases	Saint Louis Galleria (Loan No. 3)

In connection with the expansion or other development of the Mortgaged Property, the Mortgagor is permitted to obtain the release of one or more parcels acquired after origination without the payment of a release price premium subject to the satisfaction of certain conditions, including, but not limited to: (i) no event of default has occurred or is continuing and (ii) the loan-to-value ratio immediately following the release is less than or equal to 125%.

In addition, the Mortgagor is permitted to obtain the release of one or more portions of the Mortgaged Property (an “Exchange Parcel”) without the payment of a release price in connection with the substitution of such portion of the Mortgaged Property with real property reasonably equivalent in value to the Exchange Parcel located at or adjacent to the shopping center in which the Exchange Parcel is located (an “Acquired Parcel”), provided that, among other conditions, (i) no event of default has occurred or is continuing (ii) the Exchange Parcel is vacant, non-income-producing and unimproved (unless these requirements are waived by lender) or improved only by landscaping, utility facilities that are readily relocatable or surface parking areas and the Exchange Parcel is not necessary for the Mortgaged Property to comply with any zoning, building, land use or parking or other applicable legal requirements, (iii) Mortgagor delivers or causes to be delivered to lender a copy of the deed or ground lease conveying to Mortgagor all right, title and fee or leasehold interest, as applicable, in and to the Acquired Parcel, (iv) Mortgagor delivers an opinion of counsel stating that the substitution would not constitute a “significant modification” of the Mortgage Loan under Section 1001 of the Code or otherwise cause a tax to be imposed on a “prohibited transaction” by any REMIC trust and (v) the LTV ratio immediately after the substitution is less than or equal to 125%.

(32) Defeasance	Saint Louis Galleria (Loan No. 3)	The Mortgage Loan Documents require the Mortgagor to pay for all reasonable out-of-pocket costs and expenses incurred

D-3-5

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
by the lender in connection with defeasance (but accountants’ fees and opinions of counsel are not expressly enumerated in the provision).
(32) Defeasance	Christiana Mall (Loan No. 25)	The Mortgagor is not required to pay for any accountant’s fees or opinions of counsel associated with a Defeasance.
(34) Ground Lease	Christiana Mall (Loan No. 25)	A portion of the Mortgaged Property improved by a surface parking lot is comprised of the Mortgagor’s leasehold interest pursuant to a ground lease between the Mortgagor, as ground lessee, and Macy’s, as ground lessor. The related ground lease does not comply with clauses (b), (c), (d), (e), (f), (g), (i), (j), (k) or (l) of this Representation and Warranty No. 34.
(39) Organization of Mortgagor	Saint Louis Galleria (Loan No. 3) and Christiana Mall (Loan No. 25)	The Mortgagors are affiliated entities.

D-3-6

German American Capital Corporation

Rep. No. on Annex D-2	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
(7) Permitted Liens; Title Insurance	CBBC Industrial Portfolio (Loan No. 5)	The sole tenant at the Mortgaged Properties has a right of first offer to purchase the Mortgaged Properties. Pursuant to subordination, non-disturbance and attornment agreements, the tenant has agreed that such right of first offer shall not be exercisable in connection with any exercise of remedies pursuant to the Mortgage, including a purchase of a Mortgaged Property at a foreclosure sale, a transfer of a Mortgaged Property to lender or its designee pursuant to a deed in lieu of foreclosure or any subsequent sale by lender or its designee.
(7) Permitted Liens; Title Insurance	Staples Strategic Industrial (Loan No. 4)	The two tenants at the Mortgaged Properties have a right of first offer to purchase any individual Mortgaged Property in the event of a proposed sale of any individual Mortgaged Property to a third party. Pursuant to the related lease, each tenant has agreed to subordinate its right of first offer to the related Mortgage and the right of first offer does not apply to a transfer of the Mortgaged Property in connection with a foreclosure or deed-in-lieu of foreclosure or to the first transfer from any lender if such lender succeeds to Borrower’s interest.
(17) Insurance	Staples Strategic Industrial (Loan No. 4)	The Mortgage Loan documents allow the borrower to rely on self-insurance by the sole tenant of each related Mortgaged Property provided that such sole tenant maintains a rating of “A-“ or better by S&P and certain other conditions in the Mortgage Loan documents are satisfied, including without limitation that the sole tenant’s lease which covers such Mortgaged Property is in full force and effect and will remain in full force and effect following a casualty and the tenant thereunder is obligated per the terms of such lease to rebuild and restore the Mortgaged Property at its sole cost and expense and is entitled to no period of abatement.
(25) Local Law Compliance	Staples Strategic Industrial (Loan No. 4)	The Staples—Putnam, CT Mortgaged Property is legal non-conforming as to use, in that warehouse use is not permitted under the related zoning regulation and requires a special use permit, which has been obtained. The related zoning regulation provides that any structure containing a nonconforming use which is destroyed or damaged in any manner or from any cause whatsoever, to the extent of seventy-five percent of its current market value at the time such damage, as determined by the zoning enforcement officer, shall not be repaired or rebuilt unless the proposed use shall be in conformance with the provisions of the zoning regulations. In determining restoration cost, the cost of the land or factors other than the cost of the structure itself shall not be included. The prior nonconforming use may be rebuilt if a special use permit is granted by the zoning commission.
(27) Recourse Obligations	CBBC Industrial Portfolio (Loan No. 5)	The liability of the Borrower and the guarantors under the environmental indemnity is capped at an amount equal to 110% of the original principal balance of the Mortgage Loan.
(28) Mortgage Releases	CBBC Industrial Portfolio (Loan No. 5)	The Borrower is permitted to obtain a release of any one of the four Mortgaged Properties upon the substitution of another property for the released Mortgaged Property, subject to conditions set forth in the Mortgage Loan documents, including, but not limited to (i) the lender is satisfied the substitute property is of like kind and quality as

D-3-7

Rep. No. on Annex D-2	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
the released property, (ii) the borrower owns the substitute property in fee, (iii) (a) the debt service coverage ratio for the Mortgaged Properties after the substitution will not be less than the greater of (x) the debt service coverage ratio immediately preceding the substitution and (y) 1.367x; and (b) the loan-to-value ratio for the Mortgaged Properties after the substitution will be no greater than the lesser of (x) the loan-to-value ratio immediately preceding the substitution and (y) 61.75%; (iv) after giving effect to the substitution, the ratio of the upaid principal balance of the Mortgage Loan to the value of the Mortgaged Properties (such value to be determined by the lender in its reasonable discretion based on a commercially reasonable valuation method permitted to a REMIC trust and which shall exclude the value of personal property or going concern value, if any) is not more than 125%, and (v) the lender obtains, at the borrower’s sole cost and expense, a rating agency confirmation with respect to the substitution.
(30) Acts of Terrorism Exclusion	All GACC Mortgage Loans	All exceptions to Representation 17 are also exceptions to this Representation 30.

D-3-8

CIBC Inc.

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
(10) Condition of the Property	Central City Industrial Park (Loan No. 17)

The property condition assessment for the related Mortgaged Property identified deferred maintenance items having an estimated cost for completion of $12,000.00. The related Mortgage Loan documents do not require a reserve or holdback for those costs.

(16) Insurance	McCreless Market (Loan No. 9)

With respect to insurance for wind coverage, the related Mortgage Loan documents permit a deductible for such coverage in an amount equal to $150,000.00. The amount of such deductible may be considered higher than customary.

(16) Insurance	Central City Industrial Park (Loan No. 17)

With respect to insurance for Named Storm coverage, the related Mortgage Loan documents permit a deductible for such coverage in an amount equal to two percent (2%) of the total insurable value of the related Mortgaged Property, with a minimum deductible of $100,000.00. The amount of such deductible may be considered higher than customary.

(16) Insurance	Nacogdoches Self Storage (Loan No. 32)

With respect to insurance for Named Storm coverage, the related Mortgage Loan documents permit a deductible for such coverage in an amount equal to two percent (2%) of the total insurable value of the related Mortgaged Property, with a minimum deductible of $25,000.00. The amount of such deductible may be considered higher than customary.

(17) Access; Utilities; Separate Tax Lots.	Central City Industrial Park (Loan No. 17)

As of the origination of the related Mortgage Loan, only a portion of the utilities serving the related Mortgaged Property enter the related Mortgaged Property via public access. Pursuant to a recourse carveout in the related Mortgage Loan documents, the Mortgagor and the related guarantor are liable for losses due to the failure of the Mortgaged Property to have such uninhibited access rights for adequate utilities.

(24) Local Law Compliance	McCreless Market (Loan No. 9)

As of the origination of the related Mortgage Loan, a zoning consultant’s report determined that the use of the Mortgaged Property as (i) a bank, and (ii) a theatre with more than 2 screens is not permitted under the current zoning code and is considered legal non-conforming. The related Mortgage Loan documents require the related Mortgagor to maintain a down zoning endorsement throughout the term of the related Mortgage Loan, and the related Mortgage Loan documents contain a recourse carve out for losses to the Guarantor in the event the related Mortgagor cannot restore the related Mortgaged Property to the same use as of the date of the origination of the related Mortgage Loan.

(24) Local Law Compliance	Central City Industrial Park (Loan No. 17)	As of the origination of the related Mortgage Loan, five (5) units (three (3) occupied by tenants and two (2) occupied by an affiliate of the related Mortgagor) lacked a certificate of occupancy. The related Mortgage Loan documents require the Mortgagor to use commercially reasonably efforts obtain a certificate of occupancy for those units lacking a certificate of occupancy. Pursuant to a recourse carveout in the related Mortgage Loan documents, the Mortgagor and the related guarantor are liable for losses due to Mortgagor’s failure to

D-3-9

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
comply with the foregoing requirements and for failure of any tenant space to have a certificate of occupancy.

D-3-10

Rialto Mortgage Finance, LLC

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
(13) Actions Concerning Mortgage Loan	Homewood Suites Columbia/Laurel (Loan No. 15)

Star Development Group, LLC (“SDG”), a guarantor-owned entity, which developed the Mortgaged Property, is involved in a dispute with Constructure Management, Inc. (“Constructure”), a general contractor regarding the construction of the Mortgaged Property.  SDG filed a claim seeking damages for delays and Constructure filed a claim seeking the unpaid contract balance plus the cost of change orders.  The claims were submitted to arbitration which resulted in a judgment against SDG in the amount of approximately $1.85 million plus interest at 10% per annum until paid, which currently amounts to approximately $2.1 million.  SDG has filed an appeal which remains pending.  Prior to commencement pf the action, Constructure filed a mechanic’s lien action against the Mortgaged Property in which a consent order established a maximum lien of $1 million.  The lien was bonded over and as security for the bond, the Mortgagor posted a letter of credit collateralized by a $1 million deposit account of SDG.

(31) Single Purpose Entity	Homewood Suites Columbia/Laurel (Loan No. 15)

The Mortgagor, a recycled Single Purpose Entity, previously owned 100% of the equity interests in Hopkins Investors, LLC, a Maryland limited liability company (“HI”), the prior owner of an adjacent parcel, which parcel was transferred to the Mortgagor at the origination of the Mortgage Loan and is part of the Mortgaged Property. HI was dissolved pursuant to articles of cancellation filed in October 2018. According to the Mortgagor, HI never owned any property other than the adjacent parcel. In addition, the Mortgagor posted a letter of credit as security for a mechanic’s lien filed against the Mortgaged Property, which letter of credit is collateralized by a $1 million deposit account owned by SDG, an affiliate of the Mortgagor.

(39) Organization of Mortgagor	Food Lion Portfolio (Loan No. 16) Skyland Towne Center (Loan No. 34)	The Mortgagors under each of the related Mortgage Loans are affiliates of each other.

D-3-11

Natixis Real Estate Capital LLC

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
(26) Recourse Obligations	All Natixis Mortgage Loans

The carveout for section (b)(v) may be limited to occurrences in which (a) the physical waste was caused by the intentional or willful acts or omissions of the Mortgagor, guarantor or any of their affiliates, (b) there is sufficient cash flow from the operation of the Mortgaged Property to prevent such waste at the Mortgaged Property, (c) the lender did not fail to released reserve funds which would have allowed the borrower to prevent such waste, and/or (d) no other person is responsible to cure or repair the physical waste.

(26) Recourse Obligations	2246-226 Jerome Avenue (Loan No. 29)	The carveout for section (b)(i) and (b)(ii) is for misapplication or conversion and does not specifically state misappropriation.
(27) Mortgage Releases	All Natixis Mortgage Loans	If the loan-to-value ratio of the related Mortgaged Property following a condemnation exceeds 125%, the related Mortgagor may be able to avoid having to pay down the subject Mortgage Loan if it delivers an opinion of counsel to the effect that the failure to make such pay down will not cause such REMIC to fail to qualify as such.

D-3-12

ANNEX E

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Class A-SB Planned Principal Balance
1/15/2019	$34,111,000.00
2/15/2019	$34,111,000.00
3/15/2019	$34,111,000.00
4/15/2019	$34,111,000.00
5/15/2019	$34,111,000.00
6/15/2019	$34,111,000.00
7/15/2019	$34,111,000.00
8/15/2019	$34,111,000.00
9/15/2019	$34,111,000.00
10/15/2019	$34,111,000.00
11/15/2019	$34,111,000.00
12/15/2019	$34,111,000.00
1/15/2020	$34,111,000.00
2/15/2020	$34,111,000.00
3/15/2020	$34,111,000.00
4/15/2020	$34,111,000.00
5/15/2020	$34,111,000.00
6/15/2020	$34,111,000.00
7/15/2020	$34,111,000.00
8/15/2020	$34,111,000.00
9/15/2020	$34,111,000.00
10/15/2020	$34,111,000.00
11/15/2020	$34,111,000.00
12/15/2020	$34,111,000.00
1/15/2021	$34,111,000.00
2/15/2021	$34,111,000.00
3/15/2021	$34,111,000.00
4/15/2021	$34,111,000.00
5/15/2021	$34,111,000.00
6/15/2021	$34,111,000.00
7/15/2021	$34,111,000.00
8/15/2021	$34,111,000.00
9/15/2021	$34,111,000.00
10/15/2021	$34,111,000.00
11/15/2021	$34,111,000.00
12/15/2021	$34,111,000.00
1/15/2022	$34,111,000.00
2/15/2022	$34,111,000.00
3/15/2022	$34,111,000.00
4/15/2022	$34,111,000.00
5/15/2022	$34,111,000.00
6/15/2022	$34,111,000.00
7/15/2022	$34,111,000.00
8/15/2022	$34,111,000.00
9/15/2022	$34,111,000.00
10/15/2022	$34,111,000.00
11/15/2022	$34,111,000.00
12/15/2022	$34,111,000.00
1/15/2023	$34,111,000.00
2/15/2023	$34,111,000.00
3/15/2023	$34,111,000.00
4/15/2023	$34,111,000.00
5/15/2023	$34,111,000.00
6/15/2023	$34,111,000.00
7/15/2023	$34,111,000.00
8/15/2023	$34,111,000.00
9/15/2023	$34,111,000.00
10/15/2023	$34,111,000.00
11/15/2023	$34,111,000.00
Distribution Date	Class A-SB Planned Principal Balance
12/15/2023	$34,110,687.62
1/15/2024	$33,596,796.10
2/15/2024	$33,080,455.63
3/15/2024	$32,449,486.70
4/15/2024	$31,927,693.53
5/15/2024	$31,347,507.34
6/15/2024	$30,820,471.82
7/15/2024	$30,235,188.81
8/15/2024	$29,702,862.88
9/15/2024	$29,168,002.35
10/15/2024	$28,575,111.57
11/15/2024	$28,034,888.93
12/15/2024	$27,436,784.91
1/15/2025	$26,891,151.02
2/15/2025	$26,342,920.69
3/15/2025	$25,626,930.12
4/15/2025	$25,072,704.15
5/15/2025	$24,460,985.54
6/15/2025	$23,901,219.98
7/15/2025	$23,284,115.56
8/15/2025	$22,718,759.63
9/15/2025	$22,150,715.61
10/15/2025	$21,525,562.54
11/15/2025	$20,951,852.28
12/15/2025	$20,321,190.28
1/15/2026	$19,741,761.83
2/15/2026	$19,159,579.90
3/15/2026	$18,412,780.83
4/15/2026	$17,824,302.28
5/15/2026	$17,179,281.96
6/15/2026	$16,584,949.84
7/15/2026	$15,934,238.44
8/15/2026	$15,333,999.11
9/15/2026	$14,730,909.55
10/15/2026	$14,071,683.81
11/15/2026	$13,462,606.75
12/15/2026	$12,797,559.72
1/15/2027	$12,182,440.27
2/15/2027	$11,564,401.42
3/15/2027	$10,785,064.93
4/15/2027	$10,160,411.55
5/15/2027	$9,480,220.58
6/15/2027	$8,849,381.99
7/15/2027	$8,163,177.52
8/15/2027	$7,526,097.02
9/15/2027	$6,885,995.03
10/15/2027	$6,190,784.29
11/15/2027	$5,544,355.44
12/15/2027	$4,842,993.49
1/15/2028	$4,190,179.78
2/15/2028	$3,534,271.43
3/15/2028	$2,772,132.15
4/15/2028	$2,109,512.73
5/15/2028	$1,392,409.63
6/15/2028	$723,256.88
7/15/2028 and thereafter	$0.00

E-1

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ANNEX F

SAINT LOUIS GALLERIA AMORTIZATION SCHEDULE

Monthly Payment Date	Mortgage Loan Principal Balance ($)	Mortgage Loan Interest Payment ($)	Mortgage Loan Principal Payment ($)	Mezzanine Loan Principal Balance ($)	Mezzanine Loan Interest Payment ($)	Mezzanine Loan Principal Payment ($)
11/1/2018	$240,000,000	$0	$0	$25,000,000	$0	$0
12/1/2018	$240,000,000	$999,354	$0	$24,688,302	$130,208	$311,698
1/1/2019	$240,000,000	$1,032,666	$0	$24,412,883	$132,871	$275,419
2/1/2019	$240,000,000	$1,032,666	$0	$24,136,252	$131,389	$276,632
3/1/2019	$240,000,000	$932,731	$0	$23,745,813	$117,329	$390,438
4/1/2019	$240,000,000	$1,032,666	$0	$23,466,243	$127,799	$279,570
5/1/2019	$240,000,000	$999,354	$0	$23,148,008	$122,220	$318,236
6/1/2019	$240,000,000	$1,032,666	$0	$22,865,805	$124,581	$282,203
7/1/2019	$240,000,000	$999,354	$0	$22,545,010	$119,093	$320,795
8/1/2019	$240,000,000	$1,032,666	$0	$22,260,151	$121,336	$284,859
9/1/2019	$240,000,000	$1,032,666	$0	$21,974,037	$119,803	$286,114
10/1/2019	$240,000,000	$999,354	$0	$21,649,441	$114,448	$324,596
11/1/2019	$240,000,000	$1,032,666	$0	$21,360,637	$116,516	$288,804
12/1/2019	$240,000,000	$999,354	$0	$21,033,427	$111,253	$327,211
1/1/2020	$240,000,000	$1,032,666	$0	$20,741,910	$113,201	$291,517
2/1/2020	$240,000,000	$1,032,666	$0	$20,449,109	$111,632	$292,801
3/1/2020	$240,000,000	$966,042	$0	$20,081,007	$102,956	$368,102
4/1/2020	$240,000,000	$1,032,666	$0	$19,785,295	$108,075	$295,712
5/1/2020	$240,000,000	$999,354	$0	$19,451,370	$103,048	$333,926
6/1/2020	$240,000,000	$1,032,666	$0	$19,152,885	$104,686	$298,485
7/1/2020	$240,000,000	$999,354	$0	$18,816,263	$99,755	$336,621
8/1/2020	$240,000,000	$1,032,666	$0	$18,514,981	$101,268	$301,283
9/1/2020	$240,000,000	$1,032,666	$0	$18,212,371	$99,647	$302,610
10/1/2020	$240,000,000	$999,354	$0	$17,871,741	$94,856	$340,630
11/1/2020	$240,000,000	$1,032,666	$0	$17,566,298	$96,185	$305,443
12/1/2020	$240,000,000	$999,354	$0	$17,222,914	$91,491	$343,384
1/1/2021	$240,000,000	$1,032,666	$0	$16,914,614	$92,693	$308,301
2/1/2021	$240,000,000	$1,032,666	$0	$16,604,955	$91,034	$309,659
3/1/2021	$240,000,000	$932,731	$0	$16,184,555	$80,719	$420,400
4/1/2021	$240,000,000	$1,032,666	$0	$15,871,680	$87,104	$312,874
5/1/2021	$240,000,000	$999,354	$0	$15,521,073	$82,665	$350,607
6/1/2021	$240,000,000	$1,032,666	$0	$15,205,277	$83,534	$315,797
7/1/2021	$240,000,000	$999,354	$0	$14,851,829	$79,194	$353,448
8/1/2021	$240,000,000	$1,032,666	$0	$14,533,084	$79,932	$318,744
9/1/2021	$240,000,000	$1,032,666	$0	$14,212,936	$78,216	$320,148
10/1/2021	$240,000,000	$999,354	$0	$13,855,258	$74,026	$357,678
11/1/2021	$240,000,000	$1,032,666	$0	$13,532,125	$74,568	$323,134
12/1/2021	$240,000,000	$999,354	$0	$13,171,545	$70,480	$360,580
1/1/2022	$240,000,000	$1,032,666	$0	$12,845,400	$70,889	$326,145
2/1/2022	$240,000,000	$1,032,666	$0	$12,517,818	$69,133	$327,582
3/1/2022	$240,000,000	$932,731	$0	$12,081,158	$60,851	$436,660
4/1/2022	$240,000,000	$1,032,666	$0	$11,750,210	$65,020	$330,948
5/1/2022	$240,000,000	$999,354	$0	$11,382,035	$61,199	$368,175
6/1/2022	$240,000,000	$1,032,666	$0	$11,048,007	$61,257	$334,027
7/1/2022	$240,000,000	$999,354	$0	$10,676,839	$57,542	$371,168
8/1/2022	$240,000,000	$1,032,666	$0	$10,339,706	$57,462	$337,133
9/1/2022	$240,000,000	$1,032,666	$0	$10,001,087	$55,648	$338,618
10/1/2022	$240,000,000	$999,354	$0	$9,625,457	$52,089	$375,631
11/1/2022	$240,000,000	$1,032,666	$0	$9,283,692	$51,804	$341,764
12/1/2022	$240,000,000	$999,354	$0	$8,905,004	$48,353	$378,689
1/1/2023	$240,000,000	$1,032,666	$0	$8,560,066	$47,926	$344,938
2/1/2023	$240,000,000	$1,032,666	$0	$8,213,609	$46,070	$346,457
3/1/2023	$240,000,000	$932,731	$0	$7,759,825	$39,927	$453,784
4/1/2023	$240,000,000	$1,032,666	$0	$7,409,844	$41,763	$349,982
5/1/2023	$240,000,000	$999,354	$0	$7,023,168	$38,593	$386,676
6/1/2023	$240,000,000	$1,032,666	$0	$6,669,942	$37,798	$353,226
7/1/2023	$240,000,000	$999,354	$0	$6,280,112	$34,739	$389,830
8/1/2023	$240,000,000	$1,032,666	$0	$5,923,613	$33,799	$356,499
9/1/2023	$240,000,000	$1,032,666	$0	$5,565,543	$31,881	$358,069
10/1/2023	$240,000,000	$999,354	$0	$5,171,006	$28,987	$394,537
11/1/2023	$240,000,000	$1,032,666	$0	$4,809,622	$27,830	$361,384
12/1/2023	$239,682,401	$999,354	$317,599	$4,729,462	$25,050	$80,160
1/1/2024	$239,397,833	$1,031,299	$284,568	$4,649,301	$25,454	$80,160
2/1/2024	$239,111,659	$1,030,075	$286,174	$4,569,141	$25,022	$80,160

F-1

Monthly Payment Date	Mortgage Loan Principal Balance ($)	Mortgage Loan Interest Payment ($)	Mortgage Loan Principal Payment ($)	Mezzanine Loan Principal Balance ($)	Mezzanine Loan Interest Payment ($)	Mezzanine Loan Principal Payment ($)
3/1/2024	$238,754,626	$962,467	$357,034	$4,488,980	$23,004	$80,160
4/1/2024	$238,464,912	$1,027,307	$289,713	$4,408,820	$24,159	$80,160
5/1/2024	$238,139,062	$992,962	$325,851	$4,328,660	$22,963	$80,160
6/1/2024	$237,845,931	$1,024,659	$293,131	$4,248,499	$23,297	$80,160
7/1/2024	$237,516,758	$990,385	$329,173	$4,168,339	$22,128	$80,160
8/1/2024	$237,220,181	$1,021,981	$296,578	$4,088,179	$22,434	$80,160
9/1/2024	$236,921,943	$1,020,705	$298,237	$4,008,018	$22,002	$80,160
10/1/2024	$236,587,807	$986,537	$334,136	$3,927,858	$20,875	$80,160
11/1/2024	$236,286,078	$1,017,984	$301,729	$3,847,698	$21,140	$80,160
12/1/2024	$235,948,549	$983,889	$337,530	$3,767,537	$20,040	$80,160
1/1/2025	$235,643,298	$1,015,233	$305,251	$3,687,377	$20,277	$80,160
2/1/2025	$235,336,350	$1,013,920	$306,948	$3,607,216	$19,845	$80,160
3/1/2025	$234,925,847	$914,606	$410,503	$3,527,056	$17,535	$80,160
4/1/2025	$234,615,033	$1,010,833	$310,814	$3,446,896	$18,982	$80,160
5/1/2025	$234,268,672	$976,931	$346,361	$3,366,735	$17,953	$80,160
6/1/2025	$233,954,257	$1,008,005	$314,415	$3,286,575	$18,120	$80,160
7/1/2025	$233,604,396	$974,180	$349,861	$3,206,415	$17,118	$80,160
8/1/2025	$233,286,349	$1,005,147	$318,047	$3,126,254	$17,257	$80,160
9/1/2025	$232,966,548	$1,003,779	$319,801	$3,046,094	$16,825	$80,160
10/1/2025	$232,611,451	$970,067	$355,096	$2,965,934	$15,865	$80,160
11/1/2025	$232,287,972	$1,000,875	$323,480	$2,885,773	$15,962	$80,160
12/1/2025	$231,929,300	$967,241	$358,672	$2,805,613	$15,030	$80,160
1/1/2026	$231,602,109	$997,940	$327,191	$2,725,452	$15,100	$80,160
2/1/2026	$231,273,124	$996,532	$328,985	$2,645,292	$14,668	$80,160
3/1/2026	$230,842,630	$898,815	$430,495	$2,565,132	$12,859	$80,160
4/1/2026	$230,509,594	$993,264	$333,036	$2,484,971	$13,805	$80,160
5/1/2026	$230,141,633	$959,836	$367,961	$2,404,811	$12,943	$80,160
6/1/2026	$229,804,803	$990,248	$336,830	$2,324,651	$12,943	$80,160
7/1/2026	$229,433,155	$956,902	$371,648	$2,244,490	$12,108	$80,160
8/1/2026	$229,092,498	$987,199	$340,657	$2,164,330	$12,080	$80,160
9/1/2026	$228,749,988	$985,733	$342,510	$2,084,169	$11,648	$80,160
10/1/2026	$228,372,819	$952,509	$377,169	$2,004,009	$10,855	$80,160
11/1/2026	$228,026,433	$982,637	$346,386	$1,923,849	$10,785	$80,160
12/1/2026	$227,645,496	$949,497	$380,937	$1,843,688	$10,020	$80,160
1/1/2027	$227,295,200	$979,507	$350,296	$1,763,528	$9,923	$80,160
2/1/2027	$226,943,008	$978,000	$352,192	$1,683,368	$9,491	$80,160
3/1/2027	$226,491,460	$881,986	$451,548	$1,603,207	$8,183	$80,160
4/1/2027	$226,135,022	$974,542	$356,438	$1,523,047	$8,628	$80,160
5/1/2027	$225,744,315	$941,621	$390,708	$1,442,887	$7,933	$80,160
6/1/2027	$225,383,880	$971,327	$360,435	$1,362,726	$7,766	$80,160
7/1/2027	$224,989,287	$938,493	$394,593	$1,282,566	$7,098	$80,160
8/1/2027	$224,624,820	$968,078	$364,467	$1,202,405	$6,903	$80,160
9/1/2027	$224,258,395	$966,510	$366,425	$1,122,245	$6,471	$80,160
10/1/2027	$223,857,980	$933,807	$400,415	$1,042,085	$5,845	$80,160
11/1/2027	$223,487,471	$963,210	$370,509	$961,924	$5,608	$80,160
12/1/2027	$223,083,087	$930,596	$404,384	$881,764	$5,010	$80,160
1/1/2028	$222,708,458	$959,876	$374,628	$801,604	$4,746	$80,160
2/1/2028	$222,331,827	$958,264	$376,631	$721,443	$4,314	$80,160
3/1/2028	$221,889,799	$894,925	$442,028	$641,283	$3,632	$80,160
4/1/2028	$221,508,856	$954,742	$380,943	$561,123	$3,451	$80,160
5/1/2028	$221,094,329	$922,357	$414,527	$480,962	$2,923	$80,160
6/1/2028	$220,709,176	$951,319	$385,153	$400,802	$2,589	$80,160
7/1/2028	$220,290,557	$919,028	$418,619	$320,641	$2,088	$80,160
8/1/2028	$219,901,158	$947,861	$389,400	$240,481	$1,726	$80,160
9/1/2028	$219,509,690	$946,185	$391,468	$160,321	$1,294	$80,160
10/1/2028	$219,084,933	$914,033	$424,757	$80,160	$835	$80,160
11/1/2028	$0	$942,673	$219,084,933	$0	$431	$80,160

F-2

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	16
Important Notice About Information Presented in this Prospectus	17
Summary of Terms	24
Risk Factors	62
Description of the Mortgage Pool	151
Transaction Parties	246
Credit Risk Retention	305
Description of the Certificates	319
Description of the Mortgage Loan Purchase Agreements	361
Pooling and Servicing Agreement	371
Certain Legal Aspects of Mortgage Loans	493
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	512
Pending Legal Proceedings Involving Transaction Parties	514
Use of Proceeds	514
Yield and Maturity Considerations	514
Material Federal Income Tax Considerations	527
Certain State and Local Tax Considerations	542
Method of Distribution (Underwriter)	543
Incorporation of Certain Information by Reference	546
Where You Can Find More Information	547
Financial Information	547
Certain ERISA Considerations	547
Legal Investment	552
Legal Matters	553
Ratings	553
Index of Defined Terms	556

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

$574,556,000
(Approximate)

UBS Commercial Mortgage
Securitization Corp.
Depositor

UBS Commercial Mortgage
Trust 2018-C15
Issuing Entity

Commercial Mortgage Pass-Through
Certificates,
Series 2018-C15

Class A-1	$20,496,000
Class A-2	$62,148,000
Class A-SB	$34,111,000
Class A-3	$125,000,000	-
	$175,000,000
Class A-4	$160,779,000	-
	$210,779,000
Class X-A	$452,534,000
Class X-B	$122,022,000
Class A-S	$63,839,000
Class B	$30,708,000
Class C	$27,475,000

PROSPECTUS

UBS Securities LLC

Co-Lead Manager and Joint Bookrunner

Deutsche Bank Securities

Co-Lead Manager and Joint Bookrunner

Société Générale

Co-Lead Manager and Joint Bookrunner

Natixis

Co-Lead Manager and Joint Bookrunner

CIBC World Markets

Co-Manager

Drexel Hamilton

Co-Manager

Academy Securities

Co-Manager

December          , 2018